Form 10-K405, Exhibit 13
period 1995-12-31
OMEGA FINANCIAL CORP /PA/
filed 1996-03-28
CIK 705671

Exhibit 13.1
                          Annual Report to Shareholders

[LOGO]
OMEGA
FINANCIAL
CORPORATION
1995 ANNUAL REPORT

                        TO OUR SHAREHOLDERS AND FRIENDS:

        1995 was another successful year for Omega Financial Corporation. We are pleased to report that Omega finished the year at $14.07 million in net income, a 10% increase over the $12.79 million in earnings we reported for 1994.

        Among our key profitability ratios, Omega's return on average assets
(ROA) for the year was 1.47%, up 8.1% from 1994's figure of 1.36%. Based on the latest available ROA figures for financial institutions, this performance continues to rank Omega in the top 20% of its peer group. With exceptional earnings adding to our equity each year, it is a constant challenge to keep our return on equity (ROE) growing. Yet, in 1995, we met that challenge. Return on average equity increased by 1.3% to 11.90%.

        A pattern that has remained consistent throughout the year for Omega is our ability to generate increased earnings through increased income from credit activities and wider net interest margins. The net interest margin for the year increased to 5.05% on a fully tax-equivalent basis, up 3.1%, compared to 1994.

        As reported during the 1995 year, the increased net interest margin was largely due to a shift in our emphasis to higher-yielding loan products from investment securities. The effect of this shift was enhanced by a higher interest rate environment. As of December 31, 1995, total assets were $994.8 million, a 5.8% increase for the year, largely attributed to increased lending. Net loans were up 8.5% for the year, and that rise led to 5.9% higher income from credit activities.

        Another success of our loan programs has been our effort to maintain a high-quality portfolio. Our pursuit of loan growth is aggressive, but so is our attention to credit quality. Omega added $713,000 to its provision for loan losses in 1995, compared to $623,000 in 1994. Our loan loss reserve to loans ratio at year-end was a sound 1.65%.

        We also maintain a constant focus on total non-interest income and expense. Non-interest income increased by 2.8% to $8.02 million in 1995 while the Corporation's expenses remained within budgeted projections.

        With an eye to continuing our control of expenses in 1995, we began an ambitious project to centralize loan administration for our banking affiliates. Investments in state-of-the-art equipment will allow us to convert cumbersome and expensive manual filing systems to easily accessible, computerized images. At the same time, we will link our offices through high-speed, digital communication lines to assure prompt, efficient and personal service for our customers.

        Success in managing our earnings and assets leads to increased shareholder value. Market value per share of Omega stock was $31.50 at year-end, a 28.6% increase over 1994's $24.50. Primary per share earnings for the year were $2.28, up 9.6% from $2.08 in 1994. Common stock dividends per share for the year were up by 9.1%.

        The company's marketing program concluded the year with multi-media fourth quarter product promotions. We are using radio, newspapers and billboards and have recently added TV coverage to help us tell the story of what our banks have to offer. Our latest campaign emphasizes a choice of special rates on home equity and personal installment loans to meet a variety of borrowing needs. This campaign was promoted in all of our banks' markets and continues in the first quarter of 1996.

        We are proud to announce that, this year, banking affiliate Penn Central National joined sister banks, Hollidaysburg Trust Company and Omega Bank, with an "outstanding" rating in community reinvestment from the Office of the Comptroller of the Currency. This is the highest Community Reinvestment Act ranking a bank can receive. The designation is based on a set of 12 factors which measure a bank's commitment to assessing and meeting the credit needs of the communities it serves.

        We take pride in the recognition this CRA rating represents for Penn Central because it reflects the strong tradition of local involvement that people expect from our hometown banks. Our banks take leadership roles in their community affairs. Our investment includes corporate support of regional organizations and events as well as the personal involvement of our directors, officers and staff members.

        Omega Financial's strong performance does not occur by chance. It represents our commitment as hometown bankers, serving our central Pennsylvania customers. Omega's 1995 performance also reflects our focus on combining solid revenue growth with effective expense control. We believe that this philosophy and these strategies will pay off during future years, as they have in 1995.

                Sincerely,

                David B. Lee                            D. Stephen Martz
                Chairman & CEO                          President & COO

                        CORPORATE DIRECTORS AND OFFICERS

        The lists on this page and the following two pages present the directors, officers and affiliates of Omega Financial Corporation as of December 31, 1995.

BOARD OF DIRECTORS
Raymond F.  Agostinelli
      President and owner
      McLanahan Drug Store Management Co., Inc.
Merle K. Evey, Esq.
      Attorney at Law
Robert T. Gentry
      Executive officer of Omega Financial Corporation
Philip E. Gingerich
      Self employed Real Estate Appraiser and Consultant
David K. Goodman, Sr.
      President
      D.C. Goodman and Sons, Inc.
William E. Henry, O.D., Vice Chairman
      Optometrist
David B. Lee, Chairman
      Executive officer of Omega Financial Corporation
George R. Lovette
      Retired
      Former V.P.  for Business and Operations
      The Pennsylvania State University
D. Stephen Martz
      Executive officer of Omega Financial Corporation
Don C. Meyer
      President and owner
      Autoport Motel and Restaurant, Inc.
Robert N. Oliver
      Owner, Oliver Farms
James W. Powers, Sr.
      President, Polestar Plastics
      Manufacturing Company
Stanton R. Sheetz
      President and C.E.O.
      Sheetz, Inc.
      Retail Convenience Stores
Robert A. Szeyller
      Managing partner, Pennsylvania Financial Group, Inc.
      Pension and Insurance consulting firm
Samuel D. Zeiders, Jr., D.D.S.
      Retired dentist

DIRECTORS EMERITI
Ned C. Cummings
Albert N. Masood
John R. Miller, Jr., Esq.
Mervin B. Krentzman

                                    OFFICERS

David B. Lee................................Chairman and Chief Executive Officer
D. Stephen Martz...........................President and Chief Operating Officer
Daniel L. Warfel, CPA.......Executive Vice President and Chief Financial Officer
Robert T. Gentry........................................Executive Vice President
JoAnn N. McMinn...................Senior Vice President and Corporate Controller
David N. Thiel...............................Senior Vice President and Secretary
Donita R. Koval.....................Senior Vice President, Credit Administration
Teresa M. Ciambotti.............................Vice President, Funds Management
John A. Cook...................Vice President and Director of Sales and Training
Ronald A. Donaldson........................Vice President and Operations Officer
Robert A. Frederick.....................Vice President and Director of Marketing
William F. Frey............................Vice President and Compliance Officer
Faye L. Maring....................Vice President and Director of Human Resources
Lowell I. Rohrer...................Vice President and Manager of Data Processing
R. Keith Sipe...................................Vice President and Chief Auditor
Robin R. Weikel...........................Vice President and Regional Controller

                                CORPORATE ADDRESS
                                366 Walker Drive
                                  P.O. Box 619
                     State College, Pennsylvania 16804-0619

              PRINCIPAL SUBSIDIARIES OF OMEGA FINANCIAL CORPORATION

Omega Bank, N.A.
P.O. Box 298
State College, PA 16804

Hollidaysburg Trust Company
224 Allegheny Street
Hollidaysburg, PA 16648

Penn Central National Bank
431 Penn Street
Huntingdon, PA 16652

Montour Bank
1519 Bloom Road
Danville, PA 17821

Central Pennsylvania Investment Company
1409 Foulk Rd., Suite 102
Wilmington, DE  19803

Central Pennsylvania Life Insurance Company
1421 E. Thomas Road
Phoenix, AZ  85014

                           BANK DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

OMEGA BANK, N.A.
--------------------------------

Board Of Directors
------------------
Raymond F.  Agostinelli                   Stephen M. Krentzman
Richard L. Campbell, Esq.                 David B. Lee
Mary Jane Crain                           George R. Lovette
Philip E. Gingerich                       Don C. Meyer
Herbert C. Graves                         James W. Powers, Sr.
Darl H. Heller                            Richard B. Roush
William E. Henry, O.D.                    Robert A. Szeyller
Frederick J. Kissinger                    Samuel D. Zeiders, Jr.,D.D.S.
                                          Charles H. Zendt, Jr.

Directors Emeriti
-----------------
David D. Borland                          Mervin B. Krentzman
J.  Harold Boyer                          Nathan H. Krauss
Ned C. Cummings                           John R. Miller, Jr., Esq.
John L. Dillon                            D. Ronald L. Robison
H. Richard Ishler, M.D.                   George R. Smith
Jonas B. Kauffman, Jr.                    John A. R. Welsh, Esq.

Officers
--------
George R. Lovette.....................................Chairman
David B. Lee.............President and Chief Executive Officer
Charles H. Zendt, Jr..................Executive Vice President
Donita R. Koval..........................Senior Vice President
C. Leonard Eby, Jr..............Senior Vice President, Lending
Dennis E. Hampton.................Senior Vice President, Trust
William D. Karch................Senior Vice President, Lending
David N. Thiel.............Senior Vice President and Secretary
Stephen R. Crawford......Vice President, Regional Loan Officer
John E. Gravish..........Vice President, Regional Loan Officer
Ronald S. Haring.......Vice President, Commercial Loan Officer
Robert C. Snyder..........Vice President, Branch Administrator
Jesse Weaver.....................Vice President, Trust Officer

Regional Bank Boards
--------------------
Centre/Clinton Region
Larry R. Breon                            Daniel C. Schrack
Charles L. Frazier                        Kenneth Teaman
Jay R. Montgomery                         William E. Young, D.O.
C. Guy Rudy

Mifflin/Juniata Region
Thomas G. Clark                           Roy A. Leister
C. Richard Dimm                           Steven L. Palm
Ralph A. Germak                           Kenneth O. Stuck, D. Ed.
Sherman L. Glick                          William S. Taylor, III
Jerry Leach                               Mervin R. Zendt

Directors Emeriti
-----------------
William Bamat                             E. J. Straley, V.M.D.
Raymond S. Carlin                         Jay Struble
Miles X. Clevenstine                      Peter Swistock, Sr.
James G. Corman                           Elwood A. Way
Robert L. Homan                           Gail K. Weaver
Lawrence L. Hoverter                      Carl D. Vogt
Garver McNitt                             R. Lee Ziegler, Esq.
Lee E. Sausman                            Warren K. Zook

MONTOUR BANK
--------------------------------

Board Of Directors
------------------
M. Ralph Campbell                         Francis C. Moyer
James P. Garman                           George A. Park
Carol Houk                                Hasu P. Shah
Charles I. Keiter                         Larry Underkoffler
David B. Lee                              Daniel L. Warfel, C.P.A.
Thomas N. Mertz

Officers
--------
M. Ralph Campbell.....................................Chairman
David B. Lee.............President and Chief Executive Officer
Francis C. Moyer................................Vice President

                           BANK DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

HOLLIDAYSBURG TRUST COMPANY
--------------------------------

Board Of Directors
------------------
Merle K. Evey, Esq.                       D. Stephen Martz
Rex W. Hershberger                        Dorothea D. Nelson
David C. Hileman                          Stanton R. Sheetz
John P. Kinney                            Joseph Tanner, Jr.
Charles I. Kreider                        Vincent C. Turiano

Directors Emeriti
-----------------
John S. Clapper                           Lester E. Plank
Joseph R. Good                            Roy F. Rumbaugh
James J. Madden

Officers
--------
D. Stephen Martz......................Chairman, President,
                                   Chief Executive Officer
Rex W. Hershberger...........................Vice Chairman
Vincent C. Turiano...............Executive Vice President,
                                   Chief Operating Officer
Bruce R. Erb..................Senior Vice President, Trust
Richard A. Scholton.........Senior Vice President, Lending
Steven C. Lewis............................Vice President,
                              Community Banking, Treasurer
Robert K. Howsare..........................Vice President,
                                         Credit Department
Dennis C. O'Conner.........................Vice President,
                                       Commercial Services
Roger W. Oswald............................Vice President,
                                      Agricultural Manager

Advisory Commitee
-----------------
Darl E. Bechtel                           Allan G. Hancock
E. Emile Dilling                          Harold R. Mallow
Louis K. Elliott                          G. Reid Shaffer
Allen E. Gibboney                         A. Lloyd Steele
Robert M. Greenleaf                       Joseph Tanner, Jr.

Emeriti
-------
A. Dean Fay                               Ruth B. Weaver
John A. Loose

PENN CENTRAL NATIONAL BANK
--------------------------------


Board Of Directors
------------------
Edward J.  Anderson                       Ralph B. Everhart
Phyllis J. Bard                           Robert T. Gentry
Carl H. Baxter                            David K. Goodman, Sr.
Robert W. Black                           Samuel L. Hinish
Harry M. Enyeart                          Robert N. Oliver

Directors Emeriti
-----------------
John R. Gates                             Albert N. Masood
J. Melvin Isett                           William E. Swigart, Jr.

Officers
--------
Samuel L. Hinish................................Chairman
Robert T. Gentry............................. President,
                                 Chief Executive Officer
John R. Franks....................Senior Vice President,
                                 Chief Operating Officer
James D. Howard...........Senior Vice President, Lending
William J. Bishop.........................Vice President
Ronald A. Casner..........................Vice President
Thomas C. Landis..........................Vice President
Susan B. Rumbaugh..................Vice President, Trust

Advisory Board
--------------
John B. Eberle                            W. Donald Talasky
Glenn E. Casner                           Daniel R. Vaughn
John E. Miller

                   COMMON STOCK MARKET PRICESS AND DIVIDENDS
--------------------------------------------------------------------------------

The common stock of Omega Financial Corporation is traded on the Nasdaq Stock Market under the symbol OMEF. As of December 31, 1995, the number of shareholders of the Corporation's common stock was 2,882.

The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) cash dividends:

                                  1995                         1994
                     ----------------------------- -----------------------------
                                           Cash                         Cash
                                         Dividends                    Dividends
Quarter Ended           High      Low      Paid      High      Low      Paid
                     --------- --------- --------  --------- --------- --------
March 31 ........    $   27.00 $   24.50 $   0.17  $  26.75  $  24.50  $  0.16
June 30 .........        27.00     25.50     0.18     26.50     24.00     0.16
September 30 ....        30.00     25.75     0.18     26.25     24.50     0.17
December 31 .....        33.50     29.00     0.19     26.25     24.50     0.17

While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a continued strong financial condition, future earnings and capital and regulatory requirements. See "Shareholders Equity and Capital Requirements" and Note 18 of the Notes to Consolidated Financial Statements. Dividends on the common stock are also subject to the prior payment of dividends on the Corporation's Series A ESOP Preferred Stock. See Note 15 of the Notes to Consolidated Financial Statements.

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Legg Mason Wood Walker, Inc.   Janney Montgomery Scott, Inc.
141 West Beaver Avenue         1801 Market Street
State College, PA  16801       Philadelphia, PA  19103
(814-234-7300)                 (800-526-6397)

F. J. Morrissey & Co.          Ryan Beck & Co.
1700 Market St. Suite 1420     80 Main Street
Philadelphia, PA  19103-3913   West Orange, NJ  07052
(800-842-8928)                 (800-342-2325)

Herzog, Heine, & Geduld, Inc.  The Chicago Corporation
26 Broadway                    208 S. LaSalle Street
New York, NY  10004            Chicago, IL  60604
(212-908-4000)                 (800-621-0686)

Sandler O'Neill & Partners
Two World Trade Center - 104th Floor
New York, NY  10048
(212-466-7740)

Ferris, Baker Watts, Inc.
6 Bird Cage Walk
Hollidaysburg, PA  16648
(800-343-5149)

                                    FORM 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1995 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

                           INVESTMENT CONSIDERATIONS

In analyzing whether to make, or to continue, an investment in Omega, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more particularly described in Omega's Annual Report on Form 10-K for the year ended December 31, 1995, a copy of which can be obtained as described above.

                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Tuesday, April 23, 1996 at the Penn State Scanticon Conference Center, 215 Innovation Boulevard, Penn State Research Park, State College, PA 16803.

                          REGISTRAR AND TRANSFER AGENT

                                Omega Bank, N.A.
                                Trust Department
                   P.O. Box 298, State College, PA 16804-0298
                                 (814-237-7641)

                            SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 1995 should be read in conjunction with the consolidated financial statements of Omega and the notes thereto, which are set forth elsewhere in the Annual Report.

Five-Year Financial Summary

                                                      1995          1994          1993          1992          1991
                                                    ---------     ---------     ---------     ---------     ---------
                                                               (In thousands of dollars, except share data)
BALANCE SHEET INFORMATION
at December 31

Assets .........................................   $  994,840    $  939,953    $  934,119    $  915,749    $  892,138
   Deposits ....................................      850,182       801,736       809,778       805,065       787,514
   Loans, net ..................................      703,125       647,933       635,961       622,803       602,815
   Investment securities .......................      219,708       227,822       236,750       190,081       189,804
   Long term debt (including ESOP debt) ........       10,073         5,568         5,699         6,200         6,961
   Shareholders' equity ........................      124,171       113,109       102,312        92,018        82,897
   Number of shares outstanding - common * .....    6,022,966     5,985,735     5,931,165     5,857,949     5,830,820
   Number of shares outstanding - preferred ....      219,781       219,781       219,781       219,781       219,781

INCOME STATEMENT INFORMATION
Years Ended December 31

   Total interest income .......................   $   72,973    $   65,090    $   66,741    $   72,286    $   79,183
   Net interest income .........................       43,956        41,443        40,614        40,268        36,246
   Provision for loan losses ...................          713           623         1,133         4,634         4,718
   Income before income taxes and cummulative
      effect of change in accounting principle .       19,802        17,662        16,172        15,452        10,381
   Income tax expense ..........................        5,733         4,877         4,240         3,545         2,077
   Net income  ** ..............................       14,069        12,785        12,679        11,907         8,304

PER COMMON SHARE DATA*

   Net income - primary *** ....................   $     2.28    $     2.08    $     2.07    $     1.98    $     1.36
   Net income - fully diluted *** ..............         2.21          2.02          2.01          1.92          1.33
   Cash dividends - common * ...................         0.72          0.66          0.60          0.53          0.53
   Book value ..................................        20.62         18.90         17.25         15.71         14.22

                                FINANCIAL RATIOS

                                                         1995          1994          1993          1992          1991
                                                        --------------------------------------------------------------
Return on average equity **** ..................        11.90%        11.75%        12.91%        13.55%        10.07%
Return on average assets **** ..................         1.47          1.36          1.38          1.32          0.94
Dividend payout - common .......................        30.65         30.80         28.00         25.44         36.22
Average equity to average assets ...............        12.35         11.61         10.71          9.77          9.33


* 1991 has been restated to give effect to a 5% stock dividend in November of 1992.
** Net income for 1993 includes a $747 favorable impact from the cumulative effect of adoption of SFAS 109, Accounting for Income Taxes.
*** 1993 primary and fully diluted net income per share includes a $.12 per share favorable impact from the adoption of SFAS 109.
**** Ratios for return on average equity and return on average assets in 1993 are 12.15% and 1.30%, respectively, before the cumulative effect of accounting changes as a result of SFAS 109.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


This discussion concerns Omega Financial Corporation and the consolidated results of its six active subsidiaries ("Omega" or the "Corporation"), Omega Bank, N.A. ("Omega Bank"), Hollidaysburg Trust Company ("Hollidaysburg"), Penn Central National Bank ("Penn Central"), Montour Bank ("Montour"), Central Pennsylvania Investment Company ("CPI") and Central Pennsylvania Life Insurance Company ("CPLI"). The purpose is to focus on information concerning Omega's financial condition and results of operations which is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.

                           FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements as to trends or management's beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 1995, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

                              NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in Central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of four banks and two non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 41 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford and Montour counties. Omega's banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection, credit cards and student loans. The banking affiliates also provide a variety of trust services. The Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of its commercial customers are small and mid-sized businesses in Central Pennsylvania.

                            MERGERS AND ACQUISITIONS

On January 11, 1995, Omega entered into an Agreement and Plan of Reorganization with Montour, a bank incorporated under the Pennsylvania Banking Code of 1965. This merger was approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking of the Commonwealth of Pennsylvania, as well as the stockholders of Montour, and was consummated on July 31, 1995.

The transaction was accounted for under the purchase method. For each share of Montour, shareholders received, at their election and subject to certain adjustments, one-half share of Omega common stock or $12.00 in cash, or a combination of stock and cash, with 43.1% of the total outstanding shares being converted to cash. Warrant holders received $2.00 per warrant. Total consideration for the acquisition was $5,727,000 in the aggregate, with 123,957 shares of Omega stock issued and $2,442,000 paid in cash. Montour's assets at July 31, 1995 were $44,641,000.

On January 28, 1994, Penn Central Bancorp was merged with and into Omega. This transaction was accounted for as a pooling of interests for financial reporting purposes, and as a result, all prior period financial information in the following discussion has been restated to reflect the combination.

On September 24, 1993, the Corporation acquired two branches. The accompanying financial statements reflect the results of these branches from the acquisition date. The deposits acquired of $7,600,000 affected the average deposits by $1,906,000 for 1993.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued


                               FINANCIAL CONDITION

Omega functions as a financial intermediary and therefore its financial condition should be viewed in terms of changes in its uses and sources of funds. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

                                                                               TABLE 1
                                                               Changes in Uses and Sources of Funds
                                                                          ( $ in thousands)

                                             1995       Increase (Decrease)      1994      Increase (Decrease)      1993
                                            Average     -------------------    Average     -------------------    Average
                                            Balance     Amount          %      Balance     Amount           %     Balance
                                           ---------    ----------  --------  ---------    ----------  -------   ---------
              Funding Uses:
Loans ...................................  $ 673,812    $  41,391       6.5%  $ 632,421    $     646       0.1%  $ 631,775
Investment securities ...................    171,286       (7,214)     (4.0)    178,500       24,346      15.8     154,154
Tax-exempt investment securities ........     43,546      (12,694)    (22.6)     56,240        1,071       1.9      55,169
Interest bearing deposits ...............      1,673       (1,467)    (46.7)      3,140       (3,010)    (48.9)      6,150
Federal funds sold ......................     12,490         (388)     (3.0)     12,878       (4,726)    (26.8)     17,604
                                           ---------    ---------     -----   ---------    ---------     -----   ---------
Total interest earning assets ...........    902,807       19,628       2.2     883,179       18,327       2.1     864,852
Non-interest earning assets .............     66,376        1,486       2.3      64,890        1,284       2.0      63,606
Less: Allowance for loan losses .........    (11,368)        (139)      1.2     (11,229)         409      (3.5)    (11,638)
                                           ---------    ---------     -----   ---------    ---------     -----   ---------
Total uses ..............................  $ 957,815    $  20,975       2.2%  $ 936,840    $  20,020       2.2%  $ 916,820
                                           =========    =========     =====   =========    =========     =====   =========

              Funding Sources:
              ----------------
Interest bearing demand deposits ........  $ 220,460    $ (17,860)     (7.5%) $ 238,320    $   7,961       3.5%  $ 230,359
Savings deposits ........................    105,858       (9,453)     (8.2)    115,311        7,258       6.7     108,053
Time deposits ...........................    382,682       32,955       9.4     349,727      (13,254)     (3.7)    362,981
Other ...................................      6,585        2,327      54.7       4,258         (206)     (4.6)      4,464
                                           ---------    ---------     -----   ---------    ---------     -----   ---------
Total interest bearing liabilities ......    715,585        7,969       1.1     707,616        1,759       0.2     705,857
Demand deposits .........................    110,687        2,081       1.9     108,606        8,988       9.0      99,618
Other liabilities .......................     13,275        1,445      12.2      11,830       (1,300)     (9.9)     13,130
Shareholders' equity ....................    118,268        9,480       8.7     108,788       10,573      10.8      98,215
                                           ---------    ---------     -----   ---------    ---------     -----   ---------
Total sources ...........................  $ 957,815    $  20,975       2.2%  $ 936,840    $  20,020       2.2%  $ 916,820
                                           =========    =========     =====   =========    =========     =====   =========

Omega's funding sources have increased over the last two years at approximately 2.2%. This growth was achieved in 1995 primarily through market expansion, specifically the purchase of Montour. Omega experienced a change in types of deposit growth from 1994 to 1995 from transaction type deposits (demand, interest-bearing demand and savings) to time deposits.

Uses of available funds also shifted from investment securities, which grew by $24.3 million, or 15.8%, in 1994 to loans in 1995, which experienced a $41.4 million, or 6.5% increase, to average $673.8 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

[Graphic Omitted. In the printed document there is a stacked bar graph depicting the following:]

                            Average Balances (in millions)
                      Investments        Loans          Deposits        Assets
      1991             232.5            600.0            781.0         883.9
      1992             225.4            621.3            792.4         899.1
      1993             233.1            631.8            801.0         916.8
      1994             250.8            632.4            812.0         936.8
      1995             231.2            673.8            819.7         957.8


                                    OVERVIEW

Referencing the average balances chart over the past five years, it is clear that Omega has enjoyed steady growth in all major areas of the balance sheet, with loan growth out-pacing total asset growth each year from 1991 through 1995, with the exception of 1994 when loan growth slowed to 0.1% while assets averaged 2.2% higher than in 1993.

Total deposits continued to grow in modest proportions each of the previous five years with excess funds not required for loans being employed in various investment instruments. For purposes of these charts, investments are defined to include all interest earning assets except loans (i.e. investment securities available for sale and held to maturity, federal funds sold and interest bearing deposits).

As average loans leveled off in 1994, average investments increased by $17.7 million, or 7.6%. In 1995, loan growth surged, requiring the use of all deposit growth and funds from investment maturities. 1995 was the strongest of the last five years in terms of average loan volumes, which translates to the strongest net interest yield, since higher yields can be realized on loans than investments (See Table 5 on page 24). The average asset mix change chart (below) depicts the percentage of loans and investments to total assets.

More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.


                                      LOANS

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]


               Average Asset Mix Change
                       Average          Average
                        Loans         Investments
      1991              67.9%            26.3%
      1992              69.1%            25.1%
      1993              68.9%            25.4%
      1994              67.5%            26.8%
      1995              70.3%            24.1%


In 1995, total average loans were $673.8 million as compared to $632.4 million in 1994, an increase of $41.4 million, or 6.5%. As was expected, the personal consumer loan portfolio experienced healthy growth in 1995, as a result of aggressive marketing targeted to this sector, along with the addition of Montour into Omega's organization. Commercial real estate lending also increased in 1995, particularly in the State College and Hollidaysburg regions of Omega's market. The demand for these commercial loans began in late 1994 and continued throughout 1995. Average loans in 1994 were $632.4 million, compared to $631.8 million in 1993. The following information should be considered when analyzing the seemingly weak loan demand in 1994 and 1993 (growing 0.1% and 1.7% on average in 1994 and 1993, respectively). In mid-1993,

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

approximately $14 million of long-term fixed rate mortgages were sold in the secondary market in order to reduce interest rate risk associated with a rising rate environment. Since then, on an on-going basis, some long-term fixed rate mortgage originations have been sold in the secondary market on an individual basis. Despite this fact, Omega's consumer mortgage portfolio has continued to grow steadily since 1993. As has been reported, the national economy began to expand in 1994 and continued to expand through 1995. Although Omega's market lagged this expansion until the fourth quarter of 1994, it is evident that the loan growth in 1995 reflects the effects of the expansion.

Omega's lending strategy stresses quality growth, diversified by product and industry. A common credit policy is in place throughout the Corporation, and a special credit committee reviews all large loan requests prior to approval. Omega's commercial and consumer lenders make credit judgments based on a customer's existing debt obligations, ability to pay and general economic trends.

The loan portfolio as of December 31, 1995 was comprised of 60% consumer loans and 40% commercial loans (including construction), as compared to 61% and 39%, respectively, at December 31, 1994. In January of 1996, the state of Pennsylvania had most of its counties declared disaster areas by the President of the United States, as a result of a series of blizzards, cold weather and devastating flooding. These counties included all eight of the counties in central Pennsylvania where Omega focuses its business activities. Management expects that this will slow down some of the consumer lending activity in 1996. Despite this, commercial lending, particularly commercial real estate lending, has been very active in the first part of 1996, and although no assurances can be given, management believes this will continue throughout the year.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega manages this risk through credit approval standards as discussed above.

Loan loss reserves have been established in order to absorb potential future loan losses. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 1995 was 1.65% of total loans, net of unearned discount, as compared to 1.70% of total loans at the end of 1994. The allowance increased $611,000 from 1994 as the provision of $713,000 exceeded net charge-offs of $518,000. The remainder of the increase was due to the Montour acquisition (See Note 6 of Notes to Consolidated Financial Statements). Net charge-offs for 1995 were 0.08% of average loans as compared to 0.12% in 1994. The majority of charge-offs related to personal loans in both years. The allowance for loan loss reserves had been built to a high point of 1.82% of loans in 1992 when non-performing loans were trending upward to 0.92% of loans. Since then, non-performing loans have been significantly reduced, as have net charge-offs. Therefore, management had cautiously and gradually been able to reduce the allowance through a lower provision for loan losses charged to earnings through 1994. With the increase of non-performing loans in 1995, management likewise increased the provision for loan losses. Even though non-performing loans are only 0.66% of net loans at December 31, 1995, this ratio has increased from 0.43% at December 31, 1994. The largest component of non-performing loans is "accruing loans past due 90 days or more" (see Table 2) at December 31, 1995, which is unusual for Omega. Management's intent is to reduce this category in 1996 to more traditional levels, while continuing to minimize loans carried as non-accrual.

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

               Allowance for Losses to Loans
                        at Year End
            1991                         1.34%
            1992                         1.82%
            1993                         1.75%
            1994                         1.70%
            1995                         1.65%


Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

At December 31, 1995, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 39.7% as compared to 26.7% at December 31, 1994. Of the $4,629,000 of non-performing loans at December 31, 1995, $2,943,000 was collateralized with real estate, $1,608,000 with other assets, and $79,000 was unsecured.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

                                     TABLE 2
                              Non-Performing Loans

                                                         December 31,
                                           1995     1994     1993     1992     1991
                                          ------   ------   ------   ------   ------
                                                        (In thousands)
Non-accrual loans .....................   $1,932   $1,596   $1,849   $4,542   $2,766
Accruing loans past due 90 days or more    2,697    1,317      952    1,009    2,228
Restructured loans ....................       --       44       --      152      153
                                          ------   ------   ------   ------   ------
Total non-performing loans ............   $4,629   $2,957   $2,801   $5,703   $5,147
                                          ======   ======   ======   ======   ======

Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 1996 follows (in thousands):

     Commercial, financial and agricultural.....       $43
     Real estate - commercial...................        --
     Real estate - mortgage.....................        28
     Personal...................................       389
                                                      ----
     Total......................................      $460
                                                      ====

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

               Non-Performing Loans to Loans
                        at Year End
            1991                         0.85%
            1992                         0.92%
            1993                         0.45%
            1994                         0.43%
            1995                         0.66%


[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

             Net Charge-Offs to Average Loans
            1991                         0.47%
            1992                         0.22%
            1993                         0.21%
            1994                         0.12%
            1995                         0.08%


                                   INVESTMENTS

Average investments (as defined above) decreased by $19.6 million, or 7.8%, during 1995, after increasing by $17.7 million, or 7.6% during 1994. The decrease in 1995 is a result of healthy loan growth, but modest deposit growth. Funds from maturing invesments were used to fund loans rather than re-investing in other investment securities. The increase in 1994 was a result of increased funds available from deposits and shareholders' equity and reduced loan funding needs. Primarily, the purpose of the investment function of Omega is to assure liquidity and to try to manage the interest rate risk incurred by customer demands while at the same time maintaining the loan to deposit ratio within acceptable funds management guidelines. Therefore, these investments are generally of a shorter term, lower yield and are more liquid.

The investment area is managed according to internally established guidelines and quality standards. As a result of the adoption of Statement of Financial Accounting Standard No. 115 on January 1, 1994, Omega was required to segregate its investment securities portfolio into two classifications: those held to maturity and those available for sale. The determination of which portfolio to hold each security is made at the time of purchase, based on management's intent. Omega classifies all marketable equity investments as available for sale. Debt securities are classified as available for sale when the intent is for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities are classified as held to maturity

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

when it is management's intent to hold these securities until maturity, for matching against longer term funding. In December of 1995, the Corporation reclassified approximately $93 million of investment securities from held to maturity to available for sale. In order to provide management with additional liquidity and flexibility for funding loan growth, $55,000,000 of U.S. Treasury and Agency securities were reclassified. Also, approximately $38,000,000 in tax exempt state and municipal securities were reclassified in order to provide management with the ability to respond to implications of possible tax law changes. This reclassification was allowed under Financial Accounting Standards Board guidance which permitted institutions to make a one-time reassessment of the appropriateness of investment security classifications. As a result of this reclassification, the unrealized gain on securities recorded as a component of shareholders' equity decreased approximately $59,000, net of tax. Note 4 to the Consolidated Financial Statements analyzes the investment securities (including the tax-exempt investment securities). At December 31, 1995, the market value of the entire securities portfolio exceeded amortized cost by $3,731,000 as compared to December 31, 1994 when market value was under amortized cost by $5,228,000. Rates have fallen slightly, causing a general increase in market value of debt securities since 1994. The weighted average maturity of the investment portfolio is 2 years and 4 months as of December 31, 1995 as compared to 2 years and 6 months at the end of 1994. The weighted average maturity has remained short in order to assure liquidity and to take advantage of the changing rate environment. Table 4 (located on page 20) shows the remaining maturity or earliest possible repricing for investment securities.

                           NON-INTEREST EARNING ASSETS

Non-interest earning assets increased $1,486,000, or 2.3%, on average in 1995 as compared to $1,284,000, or 2.0%, in 1994. These modest increases were the result of normal operating activities.

                                    DEPOSITS

Since 1991, Omega has seen limited growth in the deposit area. As reflected in Table 3, average total deposits rose by 1.0%, or $7,723,000, in 1995. This followed a year where average deposits increased by only 1.4%. The banking industry in total continues to experience slow growth in deposits, due primarily to the flow of funds into mutual funds and other investment options that compete with bank deposits. Internally, from 1992 to 1994, customers had shifted their deposits from longer term time deposits to more liquid transaction type deposits such as interest-bearing demand and savings accounts (defined as core accounts). This trend had helped reduce Omega's funding costs, as time deposits generally command higher rates than the core deposits. Management believed that this shift was a result of the relatively low rate environment that was in place over most of that time period, leading many of our customers to avoid long-term commitments, keeping funds in more liquid accounts until they perceived a more investment-friendly environment. In 1995, however, as time deposit rates were higher than in previous years, Omega experienced the beginning of a reversal of this trend, as time deposits increased on average by $33.0 million, or 9.4% (partly due to the Montour acquisition), and core transaction accounts averaged $25.2 million, or 5.5% less than in 1994.

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

              Average Deposit Mix Change
                       Average        Average
                   Core Deposits    Time Deposits
      1991              46.2%            53.8%
      1992              50.1%            49.9%
      1993              54.7%            45.3%
      1994              56.9%            43.1%
      1995              53.3%            46.7%


Management has been closely watching deposit activity during 1994 and 1995, but because management believes that the level of the loan to deposit ratio is satisfactory (averaging 82.2% in 1995 and 77.9% in 1994), has not felt the need to boost rates beyond local markets in the time deposit products. Increasing rates paid on time deposits would have had the likely effect of increasing deposits and thereby lowering the loan to deposit ratio and decreasing the net interest margin.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued


                                     TABLE 3
                               Changes in Deposits
                                ($ in thousands)

                                     1995                           1994                           1993
                                    Average    Increase (Decrease) Average    Increase (Decrease) Average
                                               -------------------            -------------------
                                    Balance    Amount         %    Balance    Amount         %    Balance
                                    ----------------------------------------------------------------------
Interest bearing demand deposits    $220,460   $(17,860)    (7.5)% $238,320   $  7,961      3.5%  $230,359
Savings deposits ................    105,858     (9,453)    (8.2)   115,311      7,258      6.7    108,053
Demand deposits .................    110,687      2,081      1.9    108,606      8,988      9.0     99,618
                                    --------   --------     ----   --------   --------     ----   --------
Total core (transaction) accounts    437,005    (25,232)    (5.5)   462,237     24,207      5.5    438,030
Time deposits ...................    382,682     32,955      9.4    349,727    (13,254)    (3.7)   362,981
                                    --------   --------     ----   --------   --------     ----   --------
Total deposits ..................   $819,687   $  7,723      1.0%  $811,964   $ 10,953      1.4%  $801,011
                                    ========   ========     ====   ========   ========     ====   ========


                       OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities on average increased $2,327,000, or 54.7%, as compared to a decrease of $206,000, or less than 1%, in 1994. The increase in 1995 is a result of some long-term debt assumed at one of Omega's banks in 1995 (See Note 9 of Notes to Consolidated Financial Statements).

                              SHAREHOLDERS' EQUITY

Shareholders' equity was once again an important funding source during 1995, providing an average funding source of $118,268,000, an increase of $9,480,000, or 8.7%, from the $108,788,000 provided in 1994. In spite of increased dividends, Omega continued a strong rate of internal capital generation. This rate was 8.3% in 1995 and 1994. This internal capital generation is dependent on high earnings performance which is reflected by a return on average assets of 1.47% in 1995 and 1.36% in 1994, in conjunction with a prudent dividend policy that is represented by payout ratios on the common stock of 33.5% for 1995 and 30.8% for 1994. Capital has also increased as a result of employee stock option and purchase plans. The adoption of FAS No. 115 in January of 1994 has had the effect of increasing shareholders' equity for the amount of unrealized gains (net of tax) on securities available for sale. In 1995, Omega instituted a Board-approved common stock buy-back plan allowing up to $1,000,000 for purchasing treasury stock. As a result, at December 31, 1995, Omega owned 26,000 shares of stock in treasury at a cost of $822,000. In January of 1996, the Board approved an additional $2,000,000 to be available for use in the buy-back program.

Omega increased the return to shareholders this year by increasing its dividend 9.1% to $.72 per share. Cash dividends per share in prior years were $.66 and $.60 in 1994 and 1993, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years 1995, 1994 and 1993. See Note 18 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

                   Equity to Asset Ratio
                        at Year End
            1991                         9.29%
            1992                        10.05%
            1993                        10.95%
            1994                        12.03%
            1995                        12.48%


Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in total capital (Tier I and Tier II capital). As of December 31, 1995 and 1994, Omega's Tier I capital ratio was 17.2% and 17.6%, respectively, and its total capital ratio was 18.5% and 18.8%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

                  Book Value per Share
            1991                       $14.22
            1992                       $15.71
            1993                       $17.25
            1994                       $18.90
            1995                       $20.62

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued


to 200 basis points above the minimum depending on their financial condition. At December 31, 1995 and 1994, Omega's leverage ratio was 11.9% and 11.8%, respectively, against a required leverage ratio of 4%.

                           ASSET/LIABILITY MANAGEMENT

The process by which financial institutions manage their assets and liabilities is called asset/liability management. This has become very important in an industry undergoing an ever changing interest rate environment. The goals of Omega's asset/liability management are increasing net interest income without taking undue interest rate risk or material loss of net market value of its equity, and maintaining adequate liquidity. Net interest income is increased by widening the interest spread and increasing earning assets.

Liquidity is measured by the ability to meet both depositors' and credit customers' requirements.

                   NET INTEREST INCOME AND INTEREST RATE RISK

Omega has experienced an increase in net interest income in each of the last five years. Omega believes that it has prudently managed interest rate sensitivity in achieving these levels of net interest income. Management utilizes two methodologies to aid in the management of interest rate risk: gap analysis and economic simulation.

                                  GAP ANALYSIS

Gap is defined as the volume difference between interest rate sensitive assets and liabilities. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 20) shows the period and cumulative static gaps for various time intervals as of December 31, 1995. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits, certain savings accounts and checking accounts with interest, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis over the next twelve months, Omega is in a positive gap position of $14,299,000 at December 31, 1995, indicating more interest earning assets than interest bearing liabilities will reprice during that period. Should rates rise, Omega's net interest income should be favorably impacted. Conversely, if rates should fall, Omega would experience a decline in its net interest income.

                               ECONOMIC SIMULATION

Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks. For example, at December 31, 1995, should interest rates rise by 100 basis points immediately and Omega's balances did not grow and the mix did not change, net interest income would increase over the next twelve months by $1,348,000, and conversely, decrease if interest rates declined, as shown in the table that follows.

Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet, management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, since 1990, Omega has executed a number of interest rate swap agreements (notional balance of $20,000,000 as of December 31, 1995, see Note 13 of Notes to the Consolidated Financial Statements) in order to hedge certain prime interest rate loans against declining rates. Omega is receiving a fixed rate on the national balance with a weighted average maturity of 14 months at a weighted rate of 8.65% and is paying the U.S. prime rate. Therefore, if the prime rate falls, Omega will see an increase to the margin as a result of these contracts. At the same time, the prime based loans that Omega owns will drop, offsetting the increase from the interest rate swaps. This will maintain the margin on $20,000,000 of prime-related loans that was in place at the time of entering into the swap agreements. If prime were to rise, the opposite would be true, maintaining the margin in place before the rate movement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued


To determine the need for these hedges, simulated rate shocks were run as previously described. For example, if the simulated rate shocks were run against Omega's balance sheet at December 31, 1995, with and without the $20,000,000 of interest rate swap agreements, the following results would occur over the next twelve months (in thousands):

    ----------------------------------------------------------------------
        Change in                         Change in Net Interest Income
     Interest Rates                             Interest Rate Swap
                                       -----------------------------------
    (Basis Points)                     With                       Without
    ----------------------------------------------------------------------
            400                        $5,368                       $6,168
            300                         4,067                        4,667
            200                         2,705                        3,105
            100                         1,348                        1,548
              0                             0                            0
           (100)                       (1,325)                      (1,525)
           (200)                       (2,636)                      (3,036)
           (300)                       (3,947)                      (4,547)
           (400)                       (5,255)                      (6,055)
    ----------------------------------------------------------------------

Omega is exposed to a loss of income if interest rates fall. Management felt that the Corporation was exposed to higher than acceptable rate risk and decided to enter into the hedging agreements in order to mitigate the risk. Of even greater importance is that the dispersion in the margin movement was reduced by $200,000 for a 100 basis point decline in rates and by $400,000 for a 200 basis point drop, thus reducing Omega's risk to interest rate movements.
The same effects could be obtained in the cash market by investing funds for a longer term. However, this would reduce liquidity and require more capital.
In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings which can cause more volatility in the short term.

At December 31, 1995, Omega's net interest income and MVE were within the guidelines established by management. However, during 1993, management was faced with Omega's MVE becoming too volatile to rate movements. In order to reduce this volatility, management decided to sell approximately $14,000,000 of fixed rate mortgages and reinvest the funds into shorter term securities at much lower rates. This had the effect of reducing the volatility in the MVE to rising rates, but at the same time reduced net interest income.

The gap analysis and rate shock simulation described above are performed in a static environment. In reality Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques to projected future volumes and various interest rate scenarios prior to making any hedging decision or decisions that involve the acquiring or investing of funds.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

                                    LIQUIDITY


[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

              Average Loan to Deposit Ratio
            1991                        76.8%
            1992                        78.4%
            1993                        78.9%
            1994                        77.9%
            1995                        82.2%


There is no standardized formula for measuring liquidity. Past methods do not apply because of the complexity of today's balance sheet. Omega's management has adopted a liquidity measurement that answers the following three questions:

1. How much cash is on hand and can be raised over the next thirty days without any principal loss on the assets?

2. If adverse publicity was released about the industry or the Corporation, what is the ability of Omega to meet depositor needs? This would be the run on the bank or worst case scenario.

3.      What are the funding requirements through the next ninety days?

First, total liquid assets are determined. This includes cash on hand, federal funds sold, market value of U.S. Treasury and agency securities not pledged, loans that could be sold within thirty days, cash from maturities within thirty days and any other readily marketable asset.

Second, total short-term liabilities are determined. This includes federal funds purchased, repurchase agreements, certificates of deposit over $100,000 scheduled to mature within thirty days, and an estimated amount of the retail deposits.

The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 1995, total liquid assets were $162,133,000 while the short-term liabilities were $36,252,000. This left a surplus of liquid assets of $125,881,000, or 12.7% of total assets. Management believes that a surplus of not less than 5% to 7% is adequate.

Another measure of liquidity is the average loan to deposit ratio. This ratio was 82.2% and 77.9% at December 31, 1995 and 1994, respectively. Management's target range for this ratio is 70% to 85%.

If required due to unforeseen circumstances, Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 2 of Notes to the Consolidated Financial Statements, most of Omega's financial assets have a fair value in excess of their aggregate book value, therefore some of these instruments could be sold if needed for liquidity purposes, and their sale would not negatively affect current earnings and capital.

As to off-balance sheet liquidity, Omega has federal funds lines totaling $20,000,000 at December 31, 1995. At December 31, 1995, Omega had no amount outstanding against these federal funds lines. Omega's banks are members of the Federal Home Loan Bank of Pittsburgh which provides overnight and term funding to the banks in the amounts of $93,000,000 and $40,000,000, respectively, as of December 31, 1995. At December 31, 1995, Omega had $6,125,000 outstanding against the term line and no overnight advances (See Note 8 of Notes to the Consolidated Financial Statements).

            ECONOMIC, REGULATORY AND FINANCIAL REPORTING ENVIRONMENT

Omega's market is generally in central Pennsylvania and primarily in the counties of Centre, Mifflin, Blair, Huntingdon, Bedford, Juniata and Montour. The economy in this market experienced growth during 1995 as did all of Pennsylvania, as evidenced by Omega's banks' increase in demand for consumer and commercial loans in the latter part of 1994 and all of 1995.

The FDIC, Federal Reserve Board and the Office of the Comptroller have issued their final rule on revising risk-based capital for exposure to interest rate risk as directed under the Federal Deposit Insurance Corporation Improvement Act (FDICIA) - Section 305. This rule was effective September 1, 1995. This action by the regulators is basically a two step process, with the first step being implemented currently and the second step still being in the proposal process.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued


When assessing the adequacy of a banks capital, regulators are now required to explicitly include a bank's exposure to declines in the market value of equity as a result of changes in interest rates. The final rule does not include a measurement framework for assessing the level of a banks interest rate risk exposure nor does it specify a level of exposure above which a bank will be required to hold more capital. The rule does indicate that a bank may be required to hold additional capital if it has a significant exposure (again not defined) or a weak interest rate risk management process. Management believes that this new requirement will not have a material impact on Omega's risk based capital adequacy.

Still to be finalized is the proposal which establishes a uniform framework for measuring and monitoring a banks' interest rate risk exposure. The measurement of rate risk will be only one factor used by regulators to measure capital adequacy. Other factors include: the bank's interest rate risk management process, the overall financial condition of the bank, and the level of other risks at the bank for which capital is needed. Based on our current understanding, management believes that this new requirement will not have a material impact on Omega's risk based capital adequacy.


[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

                                     Net Income
                                   (in thousands)

                           1991                    $8,304
                           1992                   $11,907
                           1993                  *$11,932
                           1994                   $12,785
                           1995                   $14,069

*(1993 net income shown before favorable effect of accounting charge of $747)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

                                     TABLE 4
                              MATURITY DISTRIBUTION
                             AS OF DECEMBER 31, 1995
                                 (In thousands)
                 Remaining Maturity/Earliest Possible Repricing

                                                          Over Three   Over Six   Over One
                                             Three        Months But  Months But  Year But      Over
                                            Months        Within Six  Within One Within Five    Five
                                            or Less         Months       Year      Years        Years     Total
                                           ---------      ----------  ---------- ---------    --------   --------
Interest Earning Assets
   Interest bearing deposits ...........   $     843    $    --      $    --     $    --     $    --     $     843
   Federal funds sold ..................      12,460         --           --          --          --        12,460
   Investment securities:
      U.S. Treasury securities and
      obligations of other U.S.
      Government agencies and
      corporations .....................      17,231        9,031        8,794      40,652         633      76,341
      Corporate and other securities ...       1,848        2,730        9,006      26,457       5,039      45,080
      Obligations of state and political
      subdivisions .....................       5,619        2,945        6,065      10,382         150      25,161
      Mortgage backed securities .......       3,419        3,562        7,950      41,283       5,289      61,503
      Stocks ...........................        --           --           --          --         8,236       8,236
   Loans:
      Commercial, financial and
        agricultural ...................     101,147        2,572        1,971      10,572      20,275     136,537
      Interest rate swap agreements
        (notional amount) ..............     (20,000)        --         10,000      10,000        --          --
      Real estate - commercial .........      63,141        4,712        5,275      22,423      31,911     127,462
      Real estate - construction .......      13,677          417          306       1,576       2,370      18,346
      Real estate - mortgage ...........      40,726       16,678       32,507      73,301      64,825     228,037
      Personal (net of unearned
        interest) ......................      40,274       11,916       23,034      98,349      15,235     188,808
      Lease financing (net of
        unearned interest) .............         211          191          392       3,141        --         3,935
                                           ---------    ---------    ---------   ---------   ---------   ---------
Total Interest Earning Assets ..........     280,596       54,754      105,300     338,136     153,963     932,749
                                           ---------    ---------    ---------   ---------   ---------   ---------
Interest Bearing Liabilities
   Demand deposits .....................      22,821         --           --       129,312        --       152,133
   Savings deposits ....................     110,036         --         20,968      40,339        --       171,343
   Certificates of deposits
   over $100,000 .......................      15,848        8,517        7,177      11,426         326      43,294
   Time deposits .......................     105,156       69,950       58,165     132,206       1,205     366,682
   Short-term borrowings ...............       1,545         --           --          --          --         1,545
   Long-term debt ......................       5,350          350         --          --          --         5,700
   Other interest bearing liabilities ..         468         --           --          --         4,435       4,903
                                           ---------    ---------    ---------   ---------   ---------   ---------
Total Interest Bearing Liabilities .....     261,224       78,817       86,310     313,283       5,966     745,600
                                           ---------    ---------    ---------   ---------   ---------   ---------
Gap ....................................   $  19,372    $ (24,063)   $  18,990   $  24,853   $ 147,997   $ 187,149
                                           =========    =========    =========   =========   =========   =========
Cumulative Gap .........................   $  19,372    $  (4,691)   $  14,299   $  39,152   $ 187,149   $ 187,149
                                           =========    =========    =========   =========   =========   =========
Cumulative sensitivity ratio ...........        1.07         0.99        1.03        1.05        1.25
Commercial, financial and agricultural
loans maturing after one year with:
   Fixed interest rates ................                                         $  10,572   $  20,275   $  30,847
   Variable interest rates .............                                            22,174      24,795      46,969
                                                                                 ---------   ---------   ---------
   Total ...............................                                         $  32,746   $  45,070   $  77,816
                                                                                 =========   =========   =========


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

                              RESULTS OF OPERATIONS
                                    OVERVIEW

1995

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

     Return on Average Assets
     1991                0.94%
     1992                1.32%
     1993                1.30%
     1994                1.36%
     1995                1.47%


Omega again reports record earnings in 1995 of $14,069,000, an increase of 10.0% over 1994. On a fully diluted basis, net income per share continues to improve, reaching $2.21 in 1995, an increase of 9.4%, or $.19, over 1994. Several important occurrences took place in 1995 which helped to define the operating results and in management's opinion, positioned the Corporation for potential future earnings improvement. They are as follows:

o     increased net interest margin
o     increased fee income on traditional services
o     significant reduction in FDIC insurance premiums
o     staffing reductions
o     increase in certain depreciation and amortization
o     acquisition of Montour Bank

Assets were $994,840,000 at December 31, 1995, representing a $54,887,000, or 5.8%, increase over year end 1994. Loans (net of unearned discount) were $703,125,000 compared to $647,933,000 at December 31, 1994, an increase of 8.5%, or $55,192,000. Deposits increased by $48,446,000, or 6.0%, at December 31,1995 when compared to December 31, 1994.

Return on average equity increased from 11.75% to 11.90% in 1995, while return on average assets increased to 1.47% from 1.36% in 1995. Omega's performance can be compared to its national peers with consolidated assets of $500 million to $1 billion (using the most current data for September 30, 1995).

                                             Omega           Peers
                                             ------          ------
         Return on average assets.......      1.47%           1.13%
         Return on average equity.......     11.94           13.15

1994

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

     Return on Average Equity
     1991               10.07%
     1992               13.55%
     1993               12.15%
     1994               11.75%
     1995               11.90%


Omega reported earnings of $12,785,000 in 1994, an increase of 0.8% over 1993 which included a $747,000 cumulative effect of change in accounting principle. On a truly comparative basis, (ignoring the one time cumulative change) net income improved by $853,000, or 7.1%. For the remainder of this management discussion and analysis, all references made to net income in 1993 will represent income before the change in accounting principle.

Net income per share on a fully diluted basis in 1994 was $2.02 as compared to $1.89 in 1993, an increase of 6.9%. All historical financial data have been restated to reflect the merger of Penn Central Bancorp, Inc. into Omega, as discussed above.

The 1994 earnings improvement resulted from:

o       reduction of loan loss provision
o       securities gains
o       overhead expense cost containment through efficiencies of consolidation

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

Factors that had a negative effect on Omega's earnings were:

o       slow loan growth
o       increase in corporate income tax rate

Assets were $939,953,000 at December 31, 1994, representing a $5,834,000, or 0.6%, increase over year end 1993. Loans (net of unearned discount) were $647,933,000 compared to $635,961,000 at December 31, 1993, an increase of 1.9%, or $11,972,000. Deposits decreased by $8,042,000, or 1.0%, at December 31,1994 when compared to December 31, 1993.

Return on average equity decreased from 12.15% to 11.75% in 1994, while return on average assets increased to 1.36% from 1.30% in 1993. Omega's performance can be compared to its national peers with consolidated assets of $500 million to $1 billion, as of December 31, 1994.

                                           Omega            Peers
                                           -----            -----
         Return on average assets........   1.36%            1.12%
         Return on average equity........  11.75            12.96


                               NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. Since some interest earning assets are tax exempt, an adjustment is made for analytical purposes to place all assets on a fully tax equivalent basis.

Table 5 (located on page 24) shows average asset and liability balances, average interest rates and interest income and expense for the period 1993-1995. In addition, it shows the changes attributable to the volume and rate components of net interest income.

1995

Total average loans were $673,812,000 in 1995 at a yield of 8.99% that produced $60,605,000 in interest income. This represented a $41,391,000, or 6.5%, increase in average volumes from 1994. The yield increased 69 basis points from 8.30% in 1994 causing an increase of $4,481,000 in interest income, adding to an increase of $3,611,000 of favorable mix and volume changes for a total increase of $8,092,000, or 15.4%, when compared to 1994. In addition to a higher rate environment in 1995 than in 1994, another key factor that contributed to the increase in income from loans in 1995 was the addition of Montour's loan portfolio consisting mainly of consumer loans.

Investment securities averaged $214,832,000 for a decrease of $19,908,000, or 8.5%. The yield increased to 5.37% from 5.07% in 1994. Interest income from securities decreased a total of $365,000, with $980,000 attributable to lower volumes, partially offset by an increase of $615,000 due to higher yields. Interest bearing deposits decreased $1,467,000, or 46.7%, and federal funds sold decreased 3.0%, or $388,000. The net decrease in average volumes of $21,763,000 on the above three assets was a result of increased funding needs of the loan demand.

Total interest earning assets averaged $902,807,000 at a yield of 8.08% and produced total interest income of $72,973,000 for 1995. Compared to 1994, the average volumes increased $19,628,000, or 2.2%. The yield increased 71 basis points from 7.37% during a higher rate environment in 1995, where prime averaged 8.75% as compared to 7.14% in 1994 as the mix of earning assets shifted from 67.5% loans in 1994 to 70.3% loans in 1995 (See Average Asset Mix Change chart on page 10). Interest income increased $2,540,000 from volume and mix changes and $5,343,000 from generally higher yields producing a net increase of 12.1%, or $7,883,000.

Total interest bearing liabilities averaged $715,585,000 at a cost of $29,017,000 for a composite rate of 4.06%. This represented an increase in interest bearing liabilities of 1.1%, or $7,969,000, over 1994. The composite rate increased from 3.34% in 1994, or 72 basis points. Interest expense increased $4,219,000 due to higher rates and $1,151,000 due to favorable volume and mix changes as discussed in the Financial Condition section. These changes resulted in a total increase of $5,370,000, or 22.7%, in interest expense.

Non-interest bearing liabilities averaged $242,230,000 in 1995, compared to $229,224,000 in 1994, for an increase of $13,006,000, or 5.7%. This resulted in an increase of 53 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 2.68% in 1994 to 3.21% in 1995.

Net interest income was $43,956,000 for 1995, an increase of $2,513,000, or 6.1%, from 1994. This increase was the result of an increase of $1,389,000 in favorable volume and mix changes and $1,124,000 as a result of interest rate effects. Net yield increased 18 basis points to 4.87% from 4.69% in 1994. On a fully tax equivalent basis, the net yield increased from 4.90% to 5.05% in 1995.

Following is a schedule comparing Omega's margin performance to the average of its national peers as of September 30, 1995:

      Percent of average earning assets              Omega            Peers
      ---------------------------------              -----            -----
      Interest income-tax equivalent..........       8.21%            8.34%
      Interest expense........................       3.16             3.64
      Net interest income - tax equivalent....       5.05             4.70

1994

Total average loans were $632,421,000 in 1994 at a yield of 8.30% that produced $52,513,000 in interest income. This represented a $646,000, or 0.1%, increase in average volumes from 1993. The yield dropped 31 basis points from 8.61% in 1993 causing a decrease of $2,064,000 in interest income, offset partially by an increase of $161,000 of favorable mix and volume changes for a net decrease of $1,903,000, or 3.5%, when compared to 1993. In addition to a lower rate environment in 1994 than in 1993, two other key factors that contributed to the decrease in income from loans in 1994 were the sale of long-term fixed rate residential mortgage loans in 1993 and decreased interest income from interest rate hedge maturities.

Investment securities averaged $234,740,000 for an increase of $25,417,000, or 12.1%. The yield decreased to 5.07% from 5.53% in 1993. Interest income from securities increased a total of $329,000, with $1,370,000 attributable to higher volumes, partially offset by a reduction of $1,041,000 due to lower yields. Interest bearing deposits decreased $3,010,000, or 48.9%, and federal funds sold decreased 26.8%, or $4,726,000. The net increase in average volumes of $17,681,000 on the above three assets was a result of funding available in excess of the loan demand in 1994.

Total interest earning assets averaged $883,179,000 at a yield of 7.37% and produced total interest income of $65,090,000 for 1994. Compared to 1993, the average volumes increased $18,327,000, or 2.1%. The yield decreased 35 basis points from 7.72% in spite of a higher rate environment in 1994, where prime averaged 7.14% as compared to 6.00% in 1993 as the mix of earning assets shifted from 68.9% loans in 1993 to 67.5% loans in 1994 (See Average Asset Mix Change chart on page 11). Interest income increased $1,242,000 from volume and mix changes while decreasing $2,893,000 from generally lower yields producing a net decrease of 2.5%, or $1,651,000.

Total interest bearing liabilities averaged $707,616,000 at a cost of $23,647,000 for a composite rate of 3.34%. This represented an increase in interest bearing liabilities of 0.2%, or $1,759,000, over 1993. The composite rate dropped from 3.70% in 1993, or 36 basis points. Interest expense decreased $2,244,000 due to lower rates and $236,000 due to favorable volume and mix changes as discussed in the Financial Condition section. These changes resulted in a net decrease of $2,480,000, or 9.5%, in interest expense.

Non-interest bearing liabilities averaged $229,224,000 in 1994, compared to $210,963,000 in 1993, for an increase of $18,261,000, or 8.7%. This resulted in a reduction of 34 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 3.02% in 1993 to 2.68% in 1994. Net interest income was $41,443,000 for 1994, an increase of $829,000, or 2.0% from 1993. This increase was the result of an increase of $1,478,000 in favorable volume and mix changes and a decrease of $649,000 as a result of interest rate effects. Net yield decreased 1 basis point to 4.69% from 4.70% in 1993. On a fully tax equivalent basis, the net yield decreased from 4.93% to 4.90% in 1994.

Following is a schedule comparing Omega's margin performance to the average of its national peers as of December 31, 1994:

     Percent of average earning assets              Omega            Peers
     ---------------------------------              -----            -----
     Interest income - tax equivalent.........      7.58%            7.65%
     Interest expense.........................      2.68             2.90
     Net interest income - tax equivalent.....      4.90             4.75

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $713,000 in 1995 and $623,000 in 1994 for an increase of $90,000 that was precipitated by the increase in the loan portfolio. The provision for loan losses exceeded net charge-offs by $195,000 in 1995 and was $111,000 less than net charge-offs in 1994. Net charge-offs in 1995 and 1994 were .08% and .12%, respectively, of average loans outstanding, the lowest levels since 1990. In addition, non-performing loans as a ratio to the allowance for loan losses was 39.7% at year end 1995 and 26.7% at the end of 1994. The allowance for loan losses as a ratio to net loans was 1.65% and 1.70% for December 31, 1995 and 1994, respectively. The ratio of net charge-offs to average loans compared to our national peers is as follows:

                                              Omega            Peers
                                              -----            -----
        September 30, 1995..............      .07%             .21%
        December 31, 1994...............      .12              .25

Management believes that the allowance for loan losses at December 31, 1995 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical and anticipated losses, the status of non-performing delinquent loans, prevailing and anticipated economic conditions and industry standards.

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

                               Net Interest Yield
                          Yield on           Cost to Fund        Net Interest
                         Earning Assets     Earning Assets           Yield
        1991                 9.51%               5.16%               4.35%
        1992                 8.54%               3.78%               4.76%
        1993                 7.72%               3.02%               4.70%
        1994                 7.37%               2.68%               4.69%
        1995                 8.08%               3.21%               4.87%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

                               NON-INTEREST INCOME

1995
Non-interest income grew to $8,021,000 during 1995 for a 2.8%, or $219,000, increase when compared to $7,802,000 for 1994. Substantial improvement in the traditional revenue generation areas of trust fees and service fees on deposit accounts were primarily responsible for the increase. As compared to 1994, trust fees increased by $277,000, or 13.3%, while fees relating to deposit accounts grew $244,000, or 10.1%, in 1995. This was offset by a decrease of $166,000 in net gains from investment and loan transactions, and a $136,000 reduction in other income. In 1994, other income included a one-time $211,000 gain recorded from the disposition of an asset carried as other real estate, explaining the reduction in 1995.

As a percentage of average assets, non-interest income (excluding securities gains) was .77% for 1995, as compared to .75% in 1994. When compared to our national peers (most current data of September 30, 1995), Omega's ratio was .78% and the peer average was 1.10%.

1994
[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

               Non-Interest Income to Average Assets
                    (excluding security gains)
              1991                             0.71%
              1992                             0.81%
              1993                             0.77%
              1994                             0.75%
              1995                             0.77%

Non-interest income grew to $7,802,000 during 1994 for a 2.8%, or $212,000, increase when compared to $7,590,000 for 1993. The primary reason for the growth in this area is income recorded from the disposition of an asset carried as other real estate of $211,000. Investment securities net gains were $284,000, or 56.8%, greater in 1994 than 1993, but this was offset by a reduction in net gains from loan sales of $415,000, or 92.6%. Otherwise, non-interest income remained at generally the same levels in 1994 as in 1993, with trust fees and service fees on deposit accounts increasing modestly at 2.2% and 3.5%, respectively.

As a percentage of average assets, non-interest income (excluding securities gains) was .75% for 1994, as compared to .77% in 1993. When compared to our national peers, Omega's ratio was .72% and the peer average was 1.13%.

                              NON-INTEREST EXPENSE

1995
Omega's operating expenses were $31,462,000 for 1995 as compared to $30,960,000 for 1994, representing an increase of $502,000, or 1.6%. Salaries and employee benefits were held to a 1.8% increase over 1994. This was achieved by management's efforts to reduce staffing through attrition. Equipment expense and data processing service costs were both successfully reduced in 1995 by a total of $192,000. The most significant decrease in expenses in 1995 came in the reduction of deposit insurance premiums. The FDIC reduced the base rate on insurance premiums from 23 cents per hundred dollars of deposits to 4 cents effective April 1995. This resulted in a reduction in expense of $917,000. Going forward, Omega believes that these reduced premiums will continue until the Bank Insurance Fund drops to levels deemed appropriate by the FDIC. Net occupancy and other expense increased in 1995 by $287,000 and $1,037,000, respectively, primarily as a result of increased depreciation and amortization, respectively.

[Graphic Omitted. In the printed document there is a bar graph depicting the following:]

               Non-Interest Expense to Average Assets

              1991                             3.10%
              1992                             3.25%
              1993                             3.37%
              1994                             3.30%
              1995                             3.28%

At September 30, 1995, Omega's ratio of non-interest expense to average assets was 3.30%, compared to a national peer average of 3.45%.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS--Continued

1994
Omega's operating expenses were $30,960,000 for 1994 as compared to $30,899,000 for 1993 representing an increase of 0.2%, or $61,000. Salaries and employee benefits were held to a 3.0% increase over 1993, while net occupancy expense increased by 5.7%. Occupancy expense increased as a result of consolidation-related office space and equipment needs at the corporate administrative center. With a new contract with our data processing service provider, consolidation-related reductions were negotiated, resulting in a 5.2% decrease in these costs in 1994. Other operating expense was reduced by 5.6% from $8,191,000 to $7,733,000 in 1994, a decrease of $458,000. Merger related legal and accounting expenses of $324,000 were included in the 1993 total. When excluding these non-recurring costs, other operating expense was reduced by $134,000, or 1.7%. This reduction took place through management's efforts at efficiencies through consolidations of operating functions.

At December 31, 1994, Omega's ratio of non-interest expense to average assets was 3.30%, compared to a national peer average of 3.59%.

                                  INCOME TAXES

Income taxes for 1995 amounted to $5,733,000 compared to $4,877,000 in 1994. The effective tax rate increased from 27.6% in 1994 to 29.0% in 1995, due mostly to a change in the mix of tax-exempt investments and loans. Omega's mix of average tax-exempt investments and average tax-exempt loans decreased $14,262,000 in 1995. Average tax-exempt investments and loans were 5.9% of total average assets for 1995 and 7.6% for 1994. Tax-exempt income as a percentage of income before income tax decreased to 15.1% from 19.8%. In 1993 the effective income tax rate was 26.2% and the increase in 1994 was due to the same trend as experienced in 1995. See Note 11 of Notes to Consolidated Financial Statements for further information on income taxes. Additionally, Omega's corporate tax rate has increased in the last two years. In 1994, a phase-in period began, which raised the rate from 34% to 34.3%. In 1995 Omega was fully phased in to the 35% corporate tax rate. This rate is based on levels of pre-tax income.

The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", was adopted in 1993 resulting in a $747,000 gain from the cumulative effect of a change in accounting method.

                    ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

The Financial Accounting Standards Board ("FASB") has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is required to be adopted as of January 1, 1996. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Management has reviewed its assets and believes that the adoption of this standard will not have a material effect on the Corporation's financial condition or results of operations.

The FASB issued Statement No. 122, "Accounting for Mortgage Servicing Rights", requiring its adoption as of January 1, 1996. This statement prescribes a single procedure for the capitalization of mortgage servicing rights acquired either through loan origination or through purchase transactions. Based upon current and predicted levels of mortgage loan sales, management believes that adoption of this statement will not materially affect the Corporation's financial condition or results of operations.

The FASB has also issued Statement No. 123, "Accounting for Stock-Based Compensation", which is required to be adopted as of January 1, 1996. This standard establishes a fair value-based method of accounting for stock options. It requires the use of that method for transactions with non-employees and encourages its use for transactions with employees. Upon adoption on January 1, 1996, management plans to adopt this method of accounting for only its Director Stock Option Plan, which is not expected to have a material effect on the Corporation's financial condition or results of operations.

                           CONSOLIDATED BALANCE SHEETS

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                        December 31,
                                                                   ----------------------
ASSETS                                                                1995         1994
                                                                   ---------    ---------

Cash and due from banks (Notes 1 and 3) ........................   $  38,796    $  42,151
Interest bearing deposits with other financial institutions ....         843        4,182
Federal funds sold .............................................      12,460          350
Investment securities held to maturity
(market value-$98,207 and $195,107 respectively) (Notes 1 and 4)      97,863      202,212
Investment securities available for sale (Notes 1 and 4) .......     121,845       25,610
Total loans (Notes 1, 5, 6 and 17) .............................     706,640      648,711
Less:  Unearned discount .......................................      (3,515)        (778)
       Allowance for loan losses ...............................     (11,668)     (11,057)
                                                                   ---------    ---------
                                                                     691,457      636,876

Premises and equipment, net (Notes 1 and 7) ....................      17,153       16,520
Other assets (Note 1) ..........................................      14,423       12,052
                                                                   ---------    ---------
TOTAL ASSETS ...................................................   $ 994,840    $ 939,953
                                                                   =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Non-interest bearing ........................................   $ 116,729    $ 118,439
   Interest bearing ............................................     733,453      683,297
                                                                   ---------    ---------
                                                                     850,182      801,736

Short-term borrowings (Note 8) .................................       1,545       11,868
Other liabilities ..............................................       8,339        7,204
ESOP debt (Note 12) ............................................       4,373        4,518
Long-term debt (Note 9) ........................................       5,700        1,050
Other interest bearing liabilities .............................         530          468
                                                                   ---------    ---------
TOTAL LIABILITIES ..............................................     870,669      826,844

Commitments and Contingent Liabilities (Notes 10, 13 and 14)

Shareholders' Equity (Note 15)
Preferred stock, par value $5.00 per share:
   Authorized - 5,000,000 shares;
   Issued and outstanding -
     219,781 shares Series A Convertible .......................       5,000        5,000
Unearned compensation related to ESOP debt .....................      (4,373)      (4,518)
Common stock, par value $5.00 per share:
   Authorized - 25,000,000 shares;
   Issued -
     6,048,966 shares at December 31, 1995;
     5,985,735 shares at December 31, 1994
   Outstanding -
     6,022,966 shares at December 31, 1995;
     5,985,735 shares at December 31, 1994 .....................      30,245       29,929
Capital surplus ................................................       5,134        4,211
Retained earnings ..............................................      86,778       77,263
Cost of common stock in treasury:
   26,000 shares at December 31, 1995 ..........................        (822)          --
Net unrealized gain on securities available for sale ...........       2,209        1,224
                                                                   ---------    ---------
TOTAL SHAREHOLDERS' EQUITY .....................................     124,171      113,109
                                                                   ---------    ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................   $ 994,840    $ 939,953
                                                                   =========    =========
The accompanying notes are an integral part of these statements


                       CONSOLIDATED STATEMENTS OF INCOME

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)


                                                                       Years Ended December 31,
                                                                    -------------------------------
                                                                      1995        1994       1993
                                                                    --------    --------   --------
INTEREST INCOME:
Interest and fees on loans ......................................   $ 60,605    $ 52,513   $ 54,416
Interest and dividends on investment securities:
   Taxable interest income ......................................      9,054       8,911      8,457
   Tax-exempt interest income ...................................      2,035       2,583      2,723
   Dividend income ..............................................        444         404        389
Other interest income ...........................................        835         679        756
                                                                    --------    --------   --------
TOTAL INTEREST INCOME ...........................................     72,973      65,090     66,741

INTEREST EXPENSE:
Interest on deposits ............................................     28,610      23,466     25,963
Interest on short-term borrowings ...............................        243         120         89
Interest on long-term debt and
   other interest bearing liabilities ...........................        164          61         75
                                                                    --------    --------   --------
TOTAL INTEREST EXPENSE ..........................................     29,017      23,647     26,127
                                                                    --------    --------   --------
NET INTEREST INCOME .............................................     43,956      41,443     40,614
Provision for loan losses (Note 6) ..............................        713         623      1,133
                                                                    --------    --------   --------
INCOME FROM CREDIT ACTIVITIES ...................................     43,243      40,820     39,481

OTHER INCOME:
Trust fees ......................................................      2,355       2,078      2,034
Service fees on deposit accounts ................................      2,668       2,424      2,341
Investment securities gains and (losses), net: (Note 4)

   Investment securities held to maturity .......................        (85)          4         81
   Investment securities available for sale .....................        695         780        419
Gain on sale of loans ...........................................         41          33        448
Other ...........................................................      2,347       2,483      2,267
                                                                    --------    --------   --------
TOTAL OTHER INCOME ..............................................      8,021       7,802      7,590

OTHER EXPENSE:
Salaries and employee benefits (Note 12) ........................     16,134      15,847     15,389
Net occupancy expense ...........................................      2,374       2,087      1,974
Equipment expense ...............................................      1,805       1,865      1,844
Data processing service .........................................      1,446       1,578      1,664
FDIC insurance premiums .........................................        933       1,850      1,837
Other ...........................................................      8,770       7,733      8,191
                                                                    --------    --------   --------
TOTAL OTHER EXPENSE .............................................     31,462      30,960     30,899
                                                                    --------    --------   --------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING PRINCIPLE ...............................     19,802      17,662     16,172
Income tax expense (Notes 1 and 11) .............................      5,733       4,877      4,240
Income before cumulative effect of change in accounting principle     14,069      12,785     11,932
                                                                    --------    --------   --------
Cumulative effect of change in accounting principle (Note 11) ...         --          --        747
NET INCOME ......................................................   $ 14,069    $ 12,785   $ 12,679
                                                                    ========    ========   ========

EARNINGS PER SHARE (Notes 1 and 19)
Primary:
Income before cumulative effect of change in accounting principle   $   2.28    $   2.08   $   1.95
Cumulative effect of change in accounting principle .............         --          --        .12
                                                                    --------    --------   --------
Net income ......................................................   $   2.28    $   2.08   $   2.07
                                                                    ========    ========   ========
Fully diluted:
Income before cumulative effect of change in accounting principle   $   2.21    $   2.02   $   1.89
Cumulative effect of change in accounting principle .............         --          --         12
                                                                    --------    --------   --------
Net income ......................................................   $   2.21    $   2.02   $   2.01
                                                                    ========    ========   ========
Weighted average shares and equivalents:
Primary .........................................................      6,049       6,015      5,977
Fully diluted ...................................................      6,296       6,246      6,211

The accompanying notes are an integral part of these statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)

                                                         Years Ended December 31, 1993, 1994 and 1995
                                   --------------------------------------------------------------------------------------
                                                                                             Cost of      Net
                                               Unearned                                      Common   Unrealized
                                   Preferred     Comp-     Common     Capital   Retained      Stock   Securities
                                     Stock     ensation     Stock     Surplus   Earnings   In Treasury   Gains     Total
                                   --------   --------    -------    --------   --------   ----------- ---------- -------
Balance at January 1, 1993.......  $  5,000   $ (4,770)   $29,304    $  2,823   $ 59,699   $     (38)  $     --   $92,018
Net income.......................                                                 12,679                           12,679
Cash dividends, common-
   $.60 per share................                                                 (3,550)                          (3,550)
Cash dividends, preferred-
   $1.80 per share...............                                                   (396)                            (396)
Principal payment by ESOP
   under guaranteed loan.........                  121                                                                121
Tax benefit from employee
   stock options.................                                                    124                              124
Tax benefit from preferred
   stock dividends paid to ESOP..                                                    117                              117
Common stock issued - 73,216 shares                           366         833                                       1,199
                                   --------   --------    -------    --------   --------   ----------- ---------- -------
Balance at December 31, 1993.....     5,000     (4,649)    29,670       3,656     68,673          (38)        --  102,312
Net income.......................                                                 12,785                           12,785
Cash dividends, common -
   $.66 per share................                                                 (3,938)                          (3,938)
Cash dividends, preferred -
   $1.80 per share...............                                                   (396)                            (396)
Principal payment by ESOP
   under guaranteed loan.........                  131                                                                131
Cumulative effect of change in
   accounting principle..........                                                                         2,061     2,061
Net unrealized losses on securities                                                                        (837)     (837)
Tax benefit from employee
   stock options.................                                                     27                               27
Tax benefit from preferred stock
   dividends paid to ESOP........                                                    112                              112
Exercised employee stock options -
   63,099 shares.................                             259         555                     38                  852
                                   --------   --------    -------    --------   --------   ----------- ---------- -------
Balance at December 31, 1994.....     5,000     (4,518)    29,929       4,211     77,263         --       1,224   113,109
Net income.......................                                                 14,069                           14,069
Cash dividends, common -
   $.72 per share................                                                 (4,312)                          (4,312)
Cash dividends, preferred -
   $1.80 per share...............                                                   (396)                            (396)
Principal payment by ESOP
   under guaranteed loan.........                  145                                                                145
Net unrealized gains on securities                                                                          985       985
Tax benefit from employee
   stock options.................                                                     47                               47
Tax benefit from preferred stock
   dividends paid to ESOP........                                                    107                              107
Purchase of treasury stock -
   143,393 shares................                                                             (3,925)              (3,925)
Montour acquisition - retirement of
     Omega stock - 3,000 shares..                             (15)        (46)                                        (61)
Montour acquisition - 14,038 shares
     issued, 109,919 from treasury                             70         337                  2,878                3,285
Exercised employee stock options -
     59,667 shares...............                             261         632                    225                1,118
                                   --------   --------    -------    --------   --------   ---------   --------  --------
Balance at December 31, 1995.....  $  5,000   $ (4,373)   $30,245    $  5,134   $ 86,778   $    (822)  $  2,209  $124,171
                                   ========   ========    =======    ========   ========   =========   ========  ========

The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                      Years Ended December 31,
                                                                               -----------------------------------
                                                                                  1995        1994         1993
                                                                               ---------    ---------    ---------
Cash flows from operating activities:
   Net income ..............................................................   $  14,069    $  12,785    $  12,679
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization .........................................       3,416        3,190        2,709
     Provision for loan losses .............................................         713          623        1,133
     Effect of change in accounting principle ..............................        --           --           (747)
     Gain on sale of investment securities .................................        (610)        (784)        (500)
     Gain on sale of fixed assets and other property owned .................         (13)        (187)         (44)
     Gain on sale of loans .................................................         (41)         (33)        (448)
     Increase in tax asset .................................................        (175)        (418)        (532)
     Decrease  in interest receivable and other assets .....................       2,334          368          300
     Increase (decrease) in interest payable ...............................         332       (1,557)        (357)
     Decrease in taxes payable .............................................        (134)        (101)        (341)
     Amortization of deferred net loan fees ................................        (362)        (345)         (77)
     Deferral of net loan fees .............................................         180          123           61
     Increase (decrease) in accounts payable and accrued expenses ..........          36          561          (94)
                                                                               ---------    ---------    ---------
       Total adjustments ...................................................       5,676        1,440        1,063
                                                                               ---------    ---------    ---------
Net cash provided by operating activities ..................................      19,745       14,225       13,742

Cash flows from investing activities: Proceeds from the sale or maturity of:
     Interest bearing deposits with other financial institutions ...........       5,755        1,306        4,480
     Investment securities available for sale - sales and maturities*  .....      11,189       26,235        3,206
     Investment securities held to maturity - maturities ...................      64,931       47,170       87,904
   Purchase of:
     Interest bearing deposits with other financial institutions ...........      (1,515)      (1,888)      (2,861)
     Investment securities available for sale ..............................     (11,986)     (20,501)        --
     Investment securities held to maturity ................................     (54,293)     (42,593)    (137,884)
   Increase in loans .......................................................     (27,714)     (14,117)     (16,959)
   Gross proceeds from sale of loans .......................................       8,175        1,666       15,369
   Capital expenditures ....................................................      (1,546)      (1,495)      (1,805)
   Sale of fixed assets and other property owned ...........................         237        1,036          497
   Decrease (increase) in federal funds sold ...............................     (12,051)       3,954       20,358
   Acquisition of bank, net of cash acquired of $562 .......................      (1,880)        --           --
   Acquisition of branches, net of cash acquired ...........................        --           --          7,269
                                                                               ---------    ---------    ---------
Net cash provided by (used in) investing activities ........................     (20,698)         773      (20,426)

Cash flows from financing activities:
   Increase (decrease) in deposits, net ....................................      13,520       (8,042)      (2,875)
   Increase (decrease) in short-term borrowings, net .......................     (13,273)       4,317        4,393
   Principal payment on long-term debt .....................................        (350)        --         (1,430)
   Proceeds from long-term debt ............................................       5,000         --          1,050
   Net change in other interest bearing liabilities ........................          62           53           22
   Dividends paid ..........................................................      (4,708)      (4,334)      (3,927)
   Tax benefit from preferred stock dividend and stock option activity .....         154          139          242
   Issuance of common stock ................................................         893          814        1,199
   Acquisition of treasury stock ...........................................      (3,925)        --           --
   Proceeds from sale of treasury stock ....................................         225           38         --
                                                                               ---------    ---------    ---------
Net cash used in financing activities ......................................      (2,402)      (7,015)      (1,326)
                                                                               ---------    ---------    ---------
Net increase (decrease) in cash and due from banks .........................   $  (3,355)   $   7,983    $  (8,010)
                                                                               =========    =========    =========
Cash and due from banks at beginning of period .............................   $  42,151    $  34,168    $  42,178
Cash and due from banks at end of period ...................................      38,796       42,151       34,168
                                                                               ---------    ---------    ---------
Net increase (decrease) in cash and due from banks .........................   $  (3,355)   $   7,983    $  (8,010)
                                                                               =========    =========    =========
Interest paid ..............................................................   $  28,685    $  25,204    $  25,162
Income taxes paid ..........................................................       5,927        5,108        5,201


* Prior to the adoption of SFAS No. 115, no securities were classified as available for sale. However, for comparative purposes, the amounts shown in 1993 as sales and maturities of securities available for sale represent sales of equity securities.


The accompanying notes are an integral part of these statements.

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in Central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of four banks and two non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 41 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford and Montour counties. Its banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection, credit cards and student loans. The bank subsidiaries also provide a variety of trust services. Omega Financial Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of Omega's commercial customers are small and mid-sized businesses in Central Pennsylvania.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Omega Financial Corporation and its wholly owned subsidiaries conform to generally accepted accounting principles and to general industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as "Omega" or the "Corporation"): Omega Bank, N.A. ("Omega Bank"), Hollidaysburg Trust Company ("Hollidaysburg"), Penn Central National Bank ("Penn Central"), Montour Bank ("Montour"), Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc. and Central Pennsylvania Real Estate, Inc. All significant intercompany transactions and accounts have been eliminated.

In the first quarter of 1995, four of Omega's banking subsidiaries were consolidated into two, as Peoples National Bank of Central Pennsylvania and The Russell National Bank were merged and named Omega Bank, N.A., and the First National Bank of Saxton was merged into Penn Central National Bank.

Investment securities

Omega adopted Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", as of January 1, 1994, which required segregation of certain types of securities within the Corporation's investment portfolio. As a result, all securities were classified as available for sale or held to maturity. The determination as to which portfolio to hold each security is made at the time of purchase, based on management's intent. All equity investments are classified as available for sale. Debt securities are classified as available for sale when the intent is for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk, or liquidity needs. Securities are classified as investment securities held to maturity when it is management's intent to hold such securities until maturity.

Securities available for sale are stated at market value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity, until realized. The effect of adoption of SFAS No. 115 resulted in an increase to shareholders' equity of $2,061,000 on January 1, 1994. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the specific securities sold (See Note 4).

Derivative financial instruments

Omega uses interest rate swaps to achieve interest rate risk management objectives. These contracts are accounted for on an accrual basis and the net interest differential is recognized as an adjustment to interest income (See
Note 2). The market value of these financial instruments represents the amount Omega would receive or pay to terminate the agreements and is determined through dealer quotes.

Loans

Interest on all loans is accrued over the term of the loans based on the amount of principal outstanding, except on certain installment loans granted at Omega Bank and Montour, on which interest is recognized as income under a method that approximates the interest method.

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are offset and the net amount is deferred and amortized over the life of the loan as an adjustment to interest income.

Statements of cash flows

For the purposes of the Statements of Cash Flows, the Corporation considers Cash and due from banks as "Cash and Cash Equivalents".

Allowance for loan losses

For financial reporting purposes, the provision for loan losses charged to current operating income is based on management's estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known. The adequacy of the level of the reserve is determined by a continuing review of the composition and growth of the loan portfolio, overall portfolio quality, specific problem loans, prior loan loss experience and current and prospective economic conditions that may affect a borrower's ability to pay. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.

On January 1, 1995 the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118. This statement addresses the accounting by creditors for impairment of certain loans, and generally requires that impaired loans that are within the scope of the statement be measured on either (a) the present value of expected future cash flows discounted at the loans' effective interest rates or (b) the fair value of the collateral if the loan is collateral dependent. A loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Prior to adoption of SFAS No. 114, the allowance for loan losses related to impaired loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans. There was no material effect on the Corporation's financial condition or results of operations upon adoption of this pronouncement.

Other real estate owned and held for investment

Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 1995 and 1994, the carrying value of other real estate owned and held for investment was $552,000 and $354,000, respectively.

Bank premises and equipment and depreciation

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 7).

Income taxes

Omega and its subsidiaries, except for Central Pennsylvania Life Insurance Company, file a consolidated federal income tax return. The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this accounting standard, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate(s). Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

The Corporation chose not to restate prior periods in its adoption of this statement but rather to record the cumulative effect of this adoption on its financial position at January 1, 1993, as a change in accounting principle. The recognition of this cumulative effect resulted in an increase in earnings of $747,000, or $.12 per share, during the year ended December 31, 1993. The adoption of SFAS 109 (exclusive of the cumulative effect adjustment) did not have a material effect on the earnings of Omega during 1995, 1994 or 1993.

Earnings per share

Primary earnings per share is computed based on the weighted average number of common shares and common share equivalents outstanding during each year. Primary earnings per share is computed by dividing net earnings after preferred stock dividends by the weighted average number of common shares and dilutive common share equivalents outstanding. The outstanding preferred stock is not a common share equivalent. On a fully diluted basis, both earnings and shares outstanding are adjusted to assume the conversion of convertible preferred stock as of the beginning of the year (See Note 19).

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting pronouncements not yet adopted

The Financial Accounting Standards Board ("FASB") has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is required to be adopted as of January 1, 1996. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Management has reviewed its assets and believes that the adoption of this standard will not have a material effect on the Corporation's financial condition or results of operations.

The FASB issued Statement No. 122, "Accounting for Mortgage Servicing Rights" amending SFAS 65, "Accounting for Certain Banking Activities", requiring its adoption as of January 1, 1996. This statement prescribes a single procedure for the capitalization of mortgage servicing rights acquired either through loan origination or through purchase transactions. Based upon current and predicted level of mortgage loan sales, management believes that adoption of this statement will not materially affect the Corporation's financial condition or results of operations.

The FASB has also issued Statement No. 123, "Accounting for Stock-Based Compensation", which is required to be adopted as of January 1, 1996. This standard establishes a fair value based method of accounting for stock-based compensation plans. It requires the use of that method for transactions with non-employees and encourages entities to adopt that method in place of the provisions of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees". Upon adoption on January 1, 1996, management plans to adopt this method of accounting for only its Director Stock Option Plan, which is not expected to have a material effect on the Corporation's financial condition or results of operations.

2.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of estimated fair values of Omega's financial instruments. The following describes the estimated fair value of the Corporation's financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.

The fair value disclosures are made based on relevant market information for similar credit risk and management assumptions. The estimated values do not reflect any premium or discount that may be realized from offering for sale at one time Omega's entire holdings of a particular financial instrument. In addition, the fair value estimates do not consider the potential income taxes or other expenses that would be incurred in the actual sale of an asset or settlement of a liability.

Cash and due from banks, Interest bearing deposits with other financial institutions and Federal funds sold - The carrying amounts approximate fair value due to the short maturity of these instruments.

Investment securities - The fair value of investment securities is determined by reference to quoted market prices or dealer quotes (See Note 4).

Commercial, financial and agricultural loans - These loans are made on either a floating or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity. The discount rate utilized at December 31, 1995 and 1994 would approximate prime plus 100 - 200 basis points. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the above commercial loans.

Real estate mortgage loans - This category is comprised primarily of residential mortgages that are adjustable rate (ARMs) or fixed. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows at the current market rate for these loans. No prepayment or acceleration of the cash flows is assumed. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term with a spread of approximately 125 - 150 basis points at December 31, 1995 and a spread of 200 - 250 basis points at December 31, 1994. The current market rate for the fixed rate mortgages ranged from 7.50% to 8.00% at December 31, 1995 and from 9.00% to 9.50% at December 31, 1994.

Personal loans and lease financing - All loans are of a fixed rate nature. The fair value is estimated by discounting the future contractual cash flows. The discount factor is a 48 month auto loan as published by the Board of Governors of the Federal Reserve System Banking Section, Statistical Release G.19. This rate was 9.05% and 9.23% on December 31, 1995 and 1994, respectively.

Demand and savings accounts - The fair value of these deposits is the amount payable on demand.

Time deposits - The estimated fair value is determined by discounting the contractual cash flows, using the rates currently offered for deposits of similar remaining maturities. These rates are generally equivalent to the U.S. Treasury rate for the same term.

All other interest bearing liabilities' carrying values approximate fair value. Short-term borrowings are on a floating basis and approximate current market rates. Long-term debt consists of fixed rate loans. The estimated fair value is determined by discounting the contractual cash flows, using rates currently offered by the FHLB. Other interest bearing liabilities are at fixed rates that approximate current market rates.

At December 31, 1995, Omega had existing interest rate swap agreements with a total notional balance of $20,000,000. These agreements had a favorable fair value of $150,000 based on dealer quotes on that date. At December 31, 1994, existing interest rate swap agreements had a total notional balance of $15,000,000 and an unfavorable fair value of $(293,000) (See Note 13).

Commitments to extend credit and standby letters of credit - The fair value of loan commitments and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present credit worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rate. As of December 31, 1995 and 1994, the carrying amount approximated fair value for these financial instruments.

                                                           (in thousands)
                                               December 31, 1995       December 31, 1994
                                            ----------------------   ----------------------
                                              Book         Fair        Book         Fair
                                              Value        Value       Value        Value
                                            ---------    ---------   ---------    ---------
Interest bearing deposits ...............   $     843    $     843   $   4,182    $   4,182
Federal funds sold ......................      12,460       12,460         350          350
Investment securities held to maturity ..      97,863       98,207     202,212      195,107
Investment securities available for sale      121,845      121,845      25,610       25,610
Loans (net of unearned interest):

   Commercial, financial and agricultural     136,537      133,618     138,256      135,764
   Real estate - commercial .............     127,462      127,637     103,892      101,000
   Real estate - construction ...........      18,346       18,417      12,252       12,180
   Real estate - mortgage ...............     228,037      236,585     225,179      220,304
   Personal .............................     188,808      190,994     164,821      164,864
   Lease financing ......................       3,935        3,826       3,533        3,457
   Allowance for loan losses ............     (11,668)        --       (11,057)        --
                                            ---------    ---------   ---------    ---------
Total loans .............................     691,457      711,077     636,876      637,569
Interest receivable .....................       7,747        7,747       7,061        7,061
                                            ---------    ---------   ---------    ---------
Total financial assets ..................   $ 932,215    $ 952,179   $ 876,291    $ 869,879
                                            =========    =========   =========    =========

Demand deposits .........................   $ 268,861    $ 268,861   $ 268,389    $ 268,389
Savings deposits ........................     171,343      171,373     186,674      186,674
Time deposits ...........................     409,978      414,213     346,673      325,576
Short-term borrowings ...................       1,545        1,545      11,868       11,868
Long-term debt ..........................       5,700        5,700       1,050        1,026
Other interest bearing liabilities ......       4,903        4,903       4,986        4,986
Interest payable ........................       2,929        2,929       2,361        2,361
                                            ---------    ---------   ---------    ---------
Total financial liabilities .............   $ 865,259    $ 869,524   $ 822,001    $ 800,880
                                            =========    =========   =========    =========

3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

Omega's banking subsidiaries are required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $5,281,000 and $4,739,000, as of December 31, 1995 and 1994, respectively.

4.  INVESTMENT SECURITIES (in thousands)

                                                                                               December 31, 1995
                                                                  ------------------------------------------------------------------
Securities classified as Held to Maturity                                                                     Gross         Gross
                                                                  Amortized       Market       Weighted     Unrealized    Unrealized
Type and maturity                                                   Cost           Value      Avg. Yield      Gains         Losses
-----------------------------------------------------------       --------       --------     ----------    ----------    ----------
U.S. Treasury securities and obligations of
   other U.S. Government agencies
   and corporations
-----------------------------------------------------------
   Within one year ........................................       $    235       $    235          4.28%    $     --       $     --
   After one year but within five years ...................             75             76          6.50            1             --
   After five years but within ten years ..................             --             --           --            --             --
   After ten years ........................................             --             --           --            --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
   Within one year ........................................            790            789          5.14            1             (2)
   After one year but within five years ...................          2,929          2,970          6.67           42             (1)
   After five years but within ten years ..................            966            981          6.35           15             --
   After ten years ........................................          2,076          2,068          6.31           --             (8)

Corporate and other securities
-----------------------------------------------------------
   Within one year ........................................          6,525          6,529          5.57           16            (12)
   After one year but within five years ...................         18,281         18,297          5.61          152           (136)
   After five years but within ten years ..................            205            205          6.51           --             --
   After ten years ........................................            150            152          8.03            2             --

Mortgage-backed securities
-----------------------------------------------------------
   Within one year ........................................             --             --           --            --             --
   After one year but within five years ...................         22,091         22,200          6.06          193            (84)
   After five years but within ten years ..................         17,419         17,641          6.19          223             (1)
   After ten years ........................................         21,993         21,936          5.57          112           (169)

Investment in low-income housing ..........................            387            387           N/M           --             --

Common stock ..............................................          3,741          3,741           N/M           --             --
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $ 97,863       $ 98,207          5.87%    $    757       $   (413)
                                                                  ========       ========          ====     ========       ========

                                                                                               December 31, 1995
                                                                  ------------------------------------------------------------------
Securities classified as Available for Sale                                                                   Gross         Gross
                                                                  Amortized       Market       Weighted     Unrealized    Unrealized
Type and maturity                                                   Cost           Value      Avg. Yield      Gains        Losses
-----------------------------------------------------------       --------       --------     ----------    ----------    ----------
U.S. Treasury securities and obligations of
   other U.S. Government agencies
   and corporations
-----------------------------------------------------------
   Within one year ........................................       $ 25,833       $ 25,878          5.25%    $     80       $    (35)
   After one year but within five years ...................         50,198         50,277          5.56          322           (243)
   After five years but within ten years ..................             --             --           --            --             --
   After ten years ........................................             --             --           --            --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
   Within one year ........................................          7,529          7,564          7.57           46            (11)
   After one year but within five years ...................         15,791         15,916          7.24          184            (59)
   After five years but within ten years ..................          4,954          4,920          7.13           40            (74)
   After ten years ........................................         10,045          9,899          7.06           58           (204)

Common stock ..............................................          4,108          7,391           N/M        3,322            (39)
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $118,458       $121,845          6.03%    $  4,052       $   (665)
                                                                  ========       ========          ====     ========       ========

                                                                                               December 31, 1994
                                                                  ------------------------------------------------------------------
Securities classified as Held to Maturity                                                                     Gross         Gross
                                                                  Amortized       Market       Weighted     Unrealized    Unrealized
Type and maturity                                                   Cost           Value      Avg. Yield      Gains         Losses
-----------------------------------------------------------       --------       --------     ----------    ----------    ----------
U.S. Treasury securities and obligations of
   other U.S. Government agencies
   and corporations
-----------------------------------------------------------
   Within one year ........................................       $ 21,359       $ 21,130          5.38%    $      8       $   (237)
   After one year but within five years ...................         50,600         47,686          5.40            7         (2,921)
   After five years but within ten years ..................          7,777          7,648          7.99           10           (139)
   After ten years ........................................             --             --           --            --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
   Within one year ........................................         10,122         10,103          7.91           40            (59)
   After one year but within five years ...................         33,859         33,138          8.56          197           (918)
   After five years but within ten years ..................          3,985          3,741          7.54            4           (248)
   After ten years ........................................          6,822          6,689          8.63           46           (179)

Corporate and other securities
-----------------------------------------------------------
   Within one year ........................................          7,257          7,206          7.01           17            (68)
   After one year but within five years ...................         23,420         22,388          5.76           11         (1,043)
   After five years but within ten years ..................          3,311          3,247          5.76           --            (64)
   After ten years ........................................            150            145          4.51            1             (6)

Mortgage-backed securities
-----------------------------------------------------------
   Within one year ........................................             --             --           --            --             --
   After one year but within five years ...................          8,906          8,417          5.66           --           (489)
   After five years but within ten years ..................          8,831          8,598          5.38            1           (234)
   After ten years ........................................         11,766         10,924          5.41            8           (850)

Investment in low-income housing ..........................            313            313           N/M           --             --

Common stock ..............................................          3,734          3,734           N/M           --             --
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $202,212       $195,107          6.44%    $    350       $ (7,455)
                                                                  ========       ========          ====     ========       ========

                                                                                                 December 31, 1994
                                                                  ------------------------------------------------------------------
Securities classified as Available for Sale                                                                   Gross          Gross
                                                                  Amortized       Market        Weighted    Unrealized    Unrealized
Type and maturity                                                   Cost           Value       Avg. Yield     Gains         Losses
-----------------------------------------------------------       --------       --------     ----------    ----------    ----------
U.S. Treasury securities and obligations of
   other U.S. Government agencies
   and corporations
-----------------------------------------------------------
   Within one year ........................................       $  9,004       $  8,924          5.13%    $     --       $    (80)
   After one year but within five years ...................         10,310         10,064          6.13           --           (246)
   After five years but within ten years ..................             --             --           --            --             --
   After ten years ........................................             --             --           --            --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
   Within one year ........................................             --             --           --            --             --
   After one year but within five years ...................              5              5          6.17           --             --
   After five years but within ten years ..................            182            143          6.60           --            (39)
   After ten years ........................................             82             69          6.41           --            (13)

Common stock ..............................................          4,150          6,405           N/M        2,333            (78)
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $ 23,733       $ 25,610          5.68%    $  2,333       $   (456)
                                                                  ========       ========          ====     ========       ========


                                       40

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued


                                                                                               December 31, 1993
                                                                 ------------------------------------------------------------------
Securities classified as Held to Maturity                                                                     Gross         Gross
                                                                  Amortized       Market       Weighted     Unrealized    Unrealized
Type and maturity                                                   Cost           Value      Avg. Yield      Gains         Losses
-----------------------------------------------------------       --------       --------     ----------    ----------    ----------
U.S. Treasury securities and obligations of
   other U.S. Government agencies
   and corporations
-----------------------------------------------------------
   Within one year ........................................       $ 25,252       $ 25,496          6.01%    $    251       $     (7)
   After one year but within five years ...................         62,136         62,231          5.13          435           (340)
   After five years but within ten years ..................          5,091          5,233          7.43          153            (11)
   After ten years ........................................             --             --           --            --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
   Within one year ........................................         13,680         13,753          8.53           84            (11)
   After one year but within five years ...................         41,061         41,819          8.45          940           (182)
   After five years but within ten years ..................          8,010          7,990          8.33           94           (114)
   After ten years ........................................          6,057          6,163         10.24          157            (51)

Corporate and other securities
-----------------------------------------------------------
   Within one year ........................................          1,808          1,833          7.56           25             --
   After one year but within five years ...................         27,408         27,505          5.61          224           (127)
   After five years but within ten years ..................          6,521          6,538          4.68           54            (37)
   After ten years ........................................          1,607          1,629          5.50           22             --

Mortgage-backed securities
-----------------------------------------------------------
   Within one year ........................................             12             12          6.26           --             --
   After one year but within five years ...................          8,993          8,956          5.60           28            (65)
   After five years but within ten years ..................          8,584          8,660          5.78           89            (13)
   After ten years ........................................         13,870         13,940          5.62          138            (68)

Investment in low-income housing ..........................             95             95           N/M           --             --

Common stock ..............................................          6,565          9,413           N/M        2,884            (36)
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $236,750       $241,266          6.45%    $  5,578       $ (1,062)
                                                                  ========       ========          ====     ========       ========

N/M = Not meaningful


Investment yields were computed on a tax equivalent basis (using a 35% tax rate for 1995 and a 34% tax rate for 1994 and 1993) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

In December of 1995, the Corporation reclassified approximately $93 million of investment securities from held to maturity to available for sale. In order to provide management with additional liquidity and flexibility for funding loan growth, certain U.S. Treasury and Agency securities were reclassified. Also, certain tax exempt state and municipal securities were reclassified in order to provide management with the ability to respond to implications of possible tax law changes. This reclassification was allowed under Financial Accounting Standards Board guidance which permitted institutions to make a one-time reassessment of the appropriateness of investment security classifications. As a result of this reclassification, the unrealized gain on securities recorded as a component of shareholders' equity decreased approximately $59,000, net of tax. The following details the types and balances transferred (in thousands):

                                                             Amortized    Market
                                                               Cost       Value
                                                             --------    -------
U.S. Treasury securities and obligations of other U.S
    Government agencies and corporations .................    $54,985    $54,921
Obligations of state and political subdivisions ..........     38,231     38,204
                                                              -------    -------
                                                              $93,216    $93,125
                                                              =======    =======

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $68,225,000, $65,500,000 and $74,657,000 at December 31, 1995, 1994 and 1993, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                       Years Ended December 31,
                                                     --------------------------
                                                       1995      1994      1993
                                                     -------   -------   -------
Gross proceeds from securities transactions ......   $76,120   $73,405   $91,110
Securities available for sale:
  Realized gains .................................       700       810      --
  Realized losses ................................         5      --        --
Securities held to maturity:

  Realized gains .................................        35         8       584
  Realized losses ................................       120        34        84


5. LOANS

Loans outstanding at the end of each year consisted of the following (in thousands):

                                                            December 31,
                                         ----------------------------------------------------
                                           1995       1994       1993       1992       1991
                                         --------   --------   --------   --------   --------
Commercial, financial and agricultural   $136,537   $138,267   $147,600   $159,624   $174,880
Real estate - commercial .............    127,462    103,892    110,895     97,519    105,524
Real estate - construction ...........     18,346     12,252     12,394     16,284     17,277
Real estate - mortgage ...............    228,037    225,179    215,389    222,253    162,596
Personal .............................    191,772    165,050    147,484    137,750    150,841
Lease financing ......................      4,486      4,071      2,932      2,677      4,110
                                         --------   --------   --------   --------   --------
   Total .............................   $706,640   $648,711   $636,694   $636,107   $615,228
                                         ========   ========   ========   ========   ========

Non-accrual loans at December 31, 1995 and 1994 were $1,932,000 and $1,596,000, respectively, representing .27% and .25% of loans. Interest income not recorded on non-accrual loans in 1995, 1994 and 1993 was $110,000, $100,000 and $165,000,
respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $208,000 in 1995, of which $98,000 was included in interest income for the year ended December 31, 1995.

6.  ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                      Years Ended December 31,
                                                        ---------------------------------------------------
                                                          1995       1994       1993       1992       1991
                                                        -------    -------    -------    -------    -------
Balance of allowance - beginning of period ..........   $11,057    $11,168    $11,338    $ 8,100    $ 6,213
Loans charged off:
   Commercial, financial and agricultural ...........       149        480        674        927        876
   Real estate -
      Commercial ....................................        --          5        148        144        392
      Mortgage ......................................       119        130         62         39        117
   Personal .........................................       585        485        807        815      1,951
                                                        -------    -------    -------    -------    -------
      Total charge-offs .............................       853      1,100      1,691      1,925      3,336

Recoveries of loans previously charged off:
   Commercial, financial and agricultural ...........       101        160         73        238         49
   Real estate -
      Commercial ....................................        --         17         21         --        141
      Mortgage ......................................        87         45         19         28        169
   Personal .........................................       147        144        275        263        146
                                                        -------    -------    -------    -------    -------
        Total recoveries ............................       335        366        388        529        505
                                                        -------    -------    -------    -------    -------
Net charge-offs .....................................       518        734      1,303      1,396      2,831
Provision for loan losses ...........................       713        623      1,133      4,634      4,718
Allowance acquired through bank purchase.............       416         --         --         --         --
                                                        -------    -------    -------    -------    -------
Balance of allowance - end of period ................   $11,668    $11,057    $11,168    $11,338    $ 8,100
                                                        =======    =======    =======    =======    =======

Ratio of net charge-offs during period to
average loans outstanding ...........................      0.08%      0.12%      0.21%      0.22%      0.47%
                                                        =======    =======    =======    =======    =======

As of December 31, 1995, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 is $849,000. The total allowance for loan losses related to those impaired loans is $419,000. It is the policy of the corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

                                               Estimated       December 31,
                                              Useful Life    1995        1994
                                              ----------   --------    --------
Land ......................................       --       $  2,192    $  2,061
Premises and leasehold improvements .......   5-40 years     18,901      17,540
Furniture, computer software
   and equipment ..........................   3-20 years     14,514      13,504
Construction in progress ..................       --            339         281
                                                           --------    --------
                                                             35,946      33,386
Less accumulated depreciation .............                 (18,793)    (16,866)
                                                           --------    --------
                                                           $ 17,153    $ 16,520
                                                           ========    ========

Depreciation expense on premises and equipment charged to operations was $1,987,000 in 1995, $1,798,000 in 1994 and $1,762,000 in 1993.

8.  SHORT-TERM BORROWINGS

Short-term borrowings consist of the following (in thousands):

                                                                  December 31,
                                                               -----------------
                                                                1995       1994
                                                               -------   -------
Notes payable to the U.S. Treasury Department, interest pay-
 able at 1/4 to 1% less than the average federal funds rate $ 1,120 $ 1,568 Federal funds purchased from Federal Reserve Bank
 at daily federal funds rate ...............................      --         900
Federal funds purchased from correspondent financial
 institutions at daily federal funds rate ..................      --       5,400
Federal Home Loan Bank advances, interest payable at
 5.22% on December 31, 1995, and at daily federal funds
 rate on December 31, 1994 .................................       425     4,000
                                                               -------   -------
                                                               $ 1,545   $11,868
                                                               =======   =======

Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total of $20,000,000 and $23,000,000 in 1995 and 1994, respectively, with interest payable at the daily federal funds rate. There were borrowings of $5,400,000 on December 31, 1994 under these credit facilities. Additionally, Omega has a $92,964,000 line of credit with the Federal Home Loan Bank of Pittsburgh for overnight funding needs.

Omega also has a term line of credit with the Federal Home Loan Bank of Pittsburgh with a borrowing capacity of $40,469,000. Long-term debt outstanding against this line was $5,700,000 and $1,050,000 as of December 31, 1995 and 1994, respectively (See Note 9). The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

9.  LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                                   December 31,
                                                                 ---------------
                                                                   1995    1994
                                                                 ------   ------
Notes payable to Federal Home Loan Bank, with fixed rates
 payable between 4.10% and 5.13% .............................   $  700   $1,050
Note payable to Federal Home Loan Bank, with variable rate
 payable at Libor plus 2 basis points ........................    5,000     --
                                                                 ------   ------
                                                                 $5,700   $1,050
                                                                 ======   ======

The notes payable in the amount of $5,700,000 at December 31, 1995 with the Federal Home Loan Bank have staggered maturities over the next three years as shown below. Omega must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

The outstanding long-term debt matures as follows (in thousands):

     1996..............................      $  700
     1997..............................          --
     1998..............................       5,000
                                             ------
                                             $5,700
                                             ======

10. OPERATING LEASE OBLIGATIONS

The Corporation has entered into a number of leasing arrangements which are classified as operating leases. The operating leases are for several branch locations, automatic teller machines (ATM), computer equipment and automobiles. The majority of the branch location and ATM leases are renewable at the Corporation's option. In addition, future rental payments on many of the branch and ATM leases are subject to change in relation to fluctuations in the Consumer Price Index. Future minimum lease commitments are based on current rental payments.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1995 (in thousands):

     Years ending December 31,
        1996.......................................       $       290
        1997.......................................               261
        1998.......................................               234
        1999.......................................               174
        2000.......................................               124
        Later years................................             1,203
                                                          -----------
        Total minimum payments required............       $     2,286
                                                          ===========

Rental expense charged to operations, net of sublease income, was $60,000, $44,000 and $85,000 in 1995, 1994 and 1993, respectively, which includes short-term cancellable leases.

11.  INCOME TAXES

The components of income tax expense for the three years ended December 31, 1995 were (in thousands):

                                            1995           1994           1993
                                          -------        -------        -------
Current tax expense ...............       $ 5,947        $ 5,123        $ 4,464
Deferred tax expense ..............          (214)          (246)          (224)
                                          -------        -------        -------
Total tax expense .................       $ 5,733        $ 4,877        $ 4,240
                                          =======        =======        =======

Income tax expense related to realized securities gains was $213,000 in 1995, $269,000 in 1994 and $170,000 in 1993.

The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                 Years Ended December 31,
                                             ------------------------------
                                             1995         1994         1993
                                             ----         ----         ----
Federal tax at statutory rate ...........    35.0%        34.3%        34.0%
Tax-exempt income .......................    (4.6)        (6.1)        (7.7)
Low income housing credits ..............    (0.8)        (0.1)          --
Other, net ..............................    (0.6)        (0.5)        (0.1)
                                             -----        -----        -----
Effective rate ..........................    29.0%        27.6%        26.2%
                                             =====        =====        =====

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 1995 and 1994. The components giving rise to the net deferred tax assets are detailed below (in thousands):

                                                               December 31,
                                                           1995          1994
                                                         -------        -------
Deferred Tax Assets
   Loan loss reserve .............................       $ 3,774        $ 3,490
   Deferred compensation .........................           530            474
   Net deferred loan costs and fees ..............          --               89
   Employee benefits .............................            23             19
   Other .........................................            69            102
                                                         -------        -------
     Total .......................................         4,396          4,174

   Deferred Tax Liabilities
   Depreciation ..................................          (347)          (356)
   Unrealized net gains on securities ............        (1,177)          (649)
   Intangibles ...................................          (570)          --
   Auto leases, net ..............................          (439)          (233)
   Other .........................................          (340)          (419)
                                                         -------        -------
     Total .......................................        (2,873)        (1,657)

Net deferred tax asset                                   -------        -------
   included in other assets ......................       $ 1,523        $ 2,517
                                                         =======        =======

Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and through expected future taxable income.

12.  EMPLOYEE BENEFIT PLANS
Omega Retirement Plan - Defined Benefit

Omega has a defined benefit retirement plan covering substantially all its employees at Omega Bank, Penn Central and the parent company. Formerly, Omega and Penn Central Bancorp had separate defined benefit plans. During 1994, the plans were merged.

During 1994, management developed a plan to terminate the combined defined benefit plan and transfer the plan's assets and obligations at the settlement date to a defined contribution plan. In anticipation of the execution of management's plan, Omega froze the accrual of benefits under the Omega defined benefit plan effective April 15, 1994. Effective December 31, 1993, the accrual of benefits under the Penn Central Bancorp plan was frozen. No pension expense or income was recognized in 1995 or 1994 as a result of this planned termination.

The freezing of benefit accrual reduced the projected benefit obligation under Omega's defined benefit plan. This reduction was offset by a reduction in the fair value of plan assets which occurred as a result of changes in the prevailing interest rate environment. The termination was approved by Omega's board of directors during 1995 and the Corporation is awaiting approval from the IRS and ERISA. Omega has purchased an annuity contract which effectively settled the Corporation's obligations to retired employees receiving benefits. Management expects to complete the termination of the combined defined benefit plan in 1996. In completing the remaining settlement of the defined benefit plan and the transferring of assets and obligations to a defined contribution plan, any shortfall between the then fair value of plan assets and the final settlement amount of plan obligations will be charged against earnings. However, management does not believe the net impact of the termination of Omega's defined benefit plan will have a material effect on Omega's financial position or results of operations.

The merged plan is noncontributory and benefits are based on years of service and lifetime average level of compensation before retirement. The funding policy of Omega is to contribute annually the maximum amount deductible for federal income tax purposes.

Pension expense (income) for 1993 included the following components based on an actuarial valuation as of January 1, 1993 (in thousands):

                                                                    1993
                                                                    -----
     Service cost - benefits earned during the year ..............  $ 340
     Interest cost on projected benefit obligation ...............    515
     Return on plan assets .......................................   (655)
     Net amortization and deferral ...............................    (94)
                                                                    -----
                                                                    $ 106
                                                                    =====

     The funded status of the plan at December 31, 1994 is set forth below (in thousands). Plan assets consist primarily of liquid U.S. government securities; at December 31, 1994, investments in common stock of Omega represent 4.7% of plan assets.

                                                                     1994
                                                                   -------
     Actuarial present value of vested benefit obligation .......  $ 5,656
                                                                   =======
     Accumulated benefit obligation .............................  $ 5,710
                                                                   =======
     Projected benefit obligation ...............................  $ 5,710
     Plan assets at fair value ..................................    7,383
                                                                   -------
     Excess of assets over projected benefit obligation .........    1,673
     Unrecognized net assets at January 1, 1994 .................   (2,592)
     Unrecognized net 1994 loss .................................      887
                                                                   -------
     Net pension liability at December 31, 1994 .................  $   (32)
                                                                   =======

The discount rate, rate of compensation increase and rate of return on plan asset assumptions used in the determination of the benefit obligations and expenses depicted above are as follows:

                                                          1994           1993
                                                         -----          -----
     Discount rate ..................................     7.5%          7.3%
     Long-term rate of compensation increase ........     N/A           4.7
     Long-term rate of return on plan assets ........     N/A           8.0

Omega Retirement Plan - Defined Contribution

Omega maintains two defined contribution plans for eligible employees as defined. Contributions to the plans totaled $135,000, $143,000 and $383,000, for the years ended 1995, 1994 and 1993, respectively.

Omega Stock Plans
The activity in options under the stock purchase and stock option plans follow:

                                            Employee            Employee           Director
                                       Stock Purchase Plan  Stock Option Plan  Stock Option Plan
                                       -------------------  -----------------  -----------------
                                       Number               Number             Number
                                       of Shares  Price     of Shares  Price   of Shares    Price
                                       ---------  -----     ---------  -----   ---------    -----
Balance December 31, 1992 .........    135,521              148,517
Exercised 1993 ....................    (62,307)             (10,853)
Expired 1993 ......................    (15,922)
Granted in 1993 ...................     33,862    22.05      30,000    18.50
                                       -------              -------
Balance December 31, 1993 .........     91,154              167,664
Exercised 1994 ....................    (24,391)             (38,764)
Expired 1994 ......................    (11,419)              (4,000)
Granted in 1994 ...................     57,251    22.05      31,500    24.50    2,600       24.50
                                       -------              -------            ------
Balance December 31, 1994 .........    112,595              156,400             2,600
Exercised 1995 ....................    (37,435)             (22,232)
Expired 1995 ......................    (11,493)                --
Granted in 1995 ...................     56,572    28.35      44,700    24.50    2,600       25.75
                                       -------              -------            ------
Balance December 31, 1995 .........    120,239              178,868             5,200

Exercisable as of December 31, 1995    120,239              134,168             2,600
                                       =======              =======            ======
Available for Grant as of
December 31, 1995 .................    467,027              495,865            14,800
                                       =======              =======            ======

The Employee Stock Purchase Plan ("Plan") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the Plan. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. These options are scheduled to expire through December 31, 2000. The aggregate number of shares which may be issued upon the exercise of options under this plan is 750,000 shares. Options exercised in 1995 ranged in price from $16.65 to $23.85.

The Stock Option Plan ("SOP") is administered by the Committee, whose members are not eligible to receive options under the SOP. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2005. The aggregate number of shares which may be issued upon the exercise of options under this plan is 750,000 shares. Options exercised in 1995 ranged in price from $15.00 to $16.50.

The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted at the discretion of the Board to non-employee directors of Omega. Options are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2005. The aggregate number of shares which may be issued upon the exercise of options under this plan is 20,000.

Omega Employee Stock Ownership Plan

Omega has an employee stock ownership plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 1995, 1994 and 1993, expenses incurred under this plan were $1,250,000, $1,173,000 and $527,000, respectively. Of the expense incurred in 1995, the amount attributable to the leveraged ESOP transaction corresponds to the proportion of the number of preferred shares allocated to participants annually. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 1995, 37,534 shares of Omega common stock were acquired (none from Omega treasury) at a cost of $1,072,000, and $141,000 was applied to debt service. In 1994, 45,841 shares of Omega common stock were acquired (none from Omega treasury) at a cost of $1,159,000, and $141,000 was applied to debt service. At December 31, 1995 the ESOP holds 237,117 shares of Omega common stock and 219,781 shares of preferred stock. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

On July 1, 1990, the ESOP entered into a $5,000,000 leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. On July 1, 1992, this loan was refinanced at a fixed rate of 8.80%, with all other terms remaining the same. The loan is collateralized by the Corporation's administration center and guarantee.

In order to meet the future annual debt service of $537,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 1995, the debt service required $537,000, of which $393,000 represented interest expense incurred by the ESOP. In 1994, the ESOP paid $537,000 in debt service, of which $405,000 represented interest. Outstanding ESOP debt as of December 31, 1995 was $4,373,000. Scheduled principal repayments on the ESOP debt are as follows:

               1996.........................      $    157,000
               1997.........................           171,000
               1998.........................           187,000
               1999.........................           204,000
               2000.........................           222,000
               Later years..................         3,433,000

Executive Supplemental Income Plan

The executive supplemental income benefit plan ("ESI") provides executive life insurance and supplemental retirement benefits for certain officers of Omega Bank. The present value of the supplemental retirement benefits to be paid under the ESI program is being accrued over the estimated remaining service period of the officers designated to receive these benefits. At December 31, 1995, six officers and former officers were designated to be paid these supplemental retirement benefits. The liability for these future ESI obligations was $983,000 and $886,000 at December 31, 1995 and 1994, respectively. For the years ended December 31, 1995, 1994 and 1993, $128,000, $128,000 and $97,000, respectively, were charged to operations in connection with this program.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, financial guarantees, financial options and interest exchange agreements. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements.

Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making these commitments as it does for on-balance sheet instruments. The Corporation controls the credit risk of its financial options and interest exchange agreements through credit approvals, limits and monitoring procedures; however, it does not generally require collateral for such financial instruments since there is no principal credit risk.

The Corporation had outstanding loan origination commitments aggregating $44,673,000 and $12,264,000 at December 31, 1995 and 1994, respectively. In addition, the Corporation had $63,709,000 and $83,893,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 1995 and 1994, respectively.

There were no financial guarantees or options outstanding at December 31, 1995. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

Standby letters of credit are instruments issued by the Corporation which guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1995 and 1994, standby letters of credit issued and outstanding amounted to $15,770,000 and $10,327,000, respectively.

Omega enters into interest rate swap contracts in managing its interest rate risk associated with its commercial loans whose rates float with the prime rate. Under interest rate swaps, Omega agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At December 31, 1995 and 1994 the Corporation had the following interest rate swap agreements in place:

                                                             Notional Amount
                                                             (in thousands)
                                                             --------------

           Matures                      Fixed Rate       1995              1994
           -------                      ----------       ----              ----
         10/23/95 ....................     6.75        $  --             $ 5,000
          8/01/96 ....................     8.52         10,000            10,000
          8/15/97 ....................     8.78         10,000              --

On these agreements the Corporation pays the prime rate and receives the fixed rate. The notional amounts of interest rate swap agreements do not represent amounts exchanged by the parties and, thus, are not a measure of Omega's exposure through this use of derivatives. The amounts exchanged are determined by reference to the notional amounts. Omega is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations, given their high credit ratings. The fair value of these interest rate swap contracts reflects the estimated amounts that Omega would receive or pay to terminate the contracts at the reporting date and are based upon dealer quotes (See Note 2).

As of December 31, 1995, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in Central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton, Montour and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in Central Pennsylvania.

14. COMMITMENTS AND CONTINGENT LIABILITIES

In 1994, the Corporation entered into a six year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if it is canceled prior to the end of the commitment period by the Corporation.

In 1995, the Corporation committed to various capital expenditures projected for completion in 1996. They include certain information technology purchases which in the aggregate total $521,000, and certain new facilities which total $342,000.

The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business, and in management's opinion, the financial position and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings.

 15. SHAREHOLDERS' EQUITY

Five million shares of preferred stock with a par value of $5.00 per share are authorized for issuance. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series.

There are 219,781 shares of Class A cumulative convertible preferred stock issued to Omega's Employee Stock Ownership Plan (ESOP) for a total of $5,000,000. The preferred stock is convertible into Omega's common stock at the current rate of 1.05 common shares for one preferred share in certain events. The preferred stock is restricted to the ESOP and can be redeemed by the Corporation at any time with a decreasing premium over the first ten years. Dividends on the preferred stock are fixed at $1.80 per share per year, and are required to be paid prior to any dividend payments on the common stock. The preferred stock has preference in liquidation over the common stock in the amount of $22.75 per share, plus all dividend arrearages, prior to payments to common shareholders. Full voting rights are held by the preferred stock owner.

16. ACQUISITION

On July 31, 1995, the Corporation completed the acquisition of Montour Bank, a bank incorporated under the Pennsylvania Banking Code of 1965. The transaction was accounted for under the purchase method. In accordance with the Agreement and Plan of Reorganization, the Corporation purchased all of the outstanding shares of Montour common stock. For each share of Montour common stock, shareholders received, at their election and subject to certain adjustment, one-half share of Omega common stock or $12.00 in cash, or a combination of stock and cash, with 43.1% of the total outstanding shares being converted to cash. Warrant holders received $2.00 per warrant. Total consideration for the acquisition was $5.727 million in the aggregate, with 123,957 shares of Omega stock issued and $2.442 million paid in cash. Montour's assets at July 31, 1995 were $44.641 million.

17. RELATED-PARTY TRANSACTIONS

Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $14,641,000, $13,428,000 and $17,843,000 at
December 31, 1995, 1994 and 1993, respectively. During 1995, $6,035,000 of new loans were made and repayments totaled $4,822,000. None of these loans were past due, in non-accrual status or restructured at December 31, 1995.

18. OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)
Financial information (in thousands):

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                                               December 31,
                                                          ----------------------
                                                            1995          1994
                                                          --------      --------
ASSETS:
   Cash ............................................      $    921      $  2,356
   Investment in bank subsidiaries .................       114,106       100,937
   Investment in non-bank subsidiaries .............         6,613         6,786
   Premises and equipment, net .....................         6,444         6,683
   Other assets ....................................         1,317         1,695
                                                          --------      --------
TOTAL ASSETS .......................................      $129,401      $118,457
                                                          ========      ========

LIABILITIES:
   Accounts payable and other liabilities ..........      $    857      $    830
   ESOP debt .......................................         4,373         4,518
                                                          --------      --------
TOTAL LIABILITIES ..................................         5,230         5,348
SHAREHOLDERS' EQUITY ...............................       124,171       113,109
                                                          --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........      $129,401      $118,457
                                                          ========      ========


                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                               Years ended December 31,
                                                             1995        1994        1993
                                                          --------    --------    --------
INCOME:
Dividends from:
      Bank subsidiaries ...............................   $  6,736    $  4,252    $  5,143
      Non-bank subsidiaries ...........................      1,000       1,061        --
Management fees from subsidiaries .....................      7,486       6,693       4,981
                                                          --------    --------    --------
TOTAL INCOME ..........................................     15,222      12,006      10,124

EXPENSE:
      Interest expense ................................          2        --            25
      Other ...........................................      7,486       6,693       5,471
                                                          --------    --------    --------
TOTAL EXPENSE .........................................      7,488       6,693       5,496
                                                          --------    --------    --------
INCOME BEFORE INCOME TAXES AND EQUITY
IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ...........      7,734       5,313       4,628
Income tax benefit ....................................        (27)        (19)        (68)
                                                          --------    --------    --------
                                                             7,761       5,332       4,696
Equity in undistributed net income of subsidiaries ....      6,308       7,453       8,215
                                                          --------    --------    --------
Income before cumulative change in accounting principle     14,069      12,785      12,911
Cumulative effect of change in accounting principle ...       --          --          (232)
                                                          --------    --------    --------
NET INCOME ............................................   $ 14,069    $ 12,785    $ 12,679
                                                          ========    ========    ========

                                    CONDENSED
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                 Years ended December 31,
                                                                 ------------------------
                                                               1995        1994        1993
                                                             --------    --------    --------
Cash flows from operating activities:
   Net income ............................................   $ 14,069    $ 12,785    $ 12,679
      Adjustments to reconcile net income to net cash
        provided by operating activities:

      Depreciation .......................................        652         615         564
      Effect of change in accounting principle ...........       --          --           232
      Decrease (increase) in tax receivable ..............       (168)         13        (125)
      (Increase) decrease in interest and other receivable        546        (574)       (166)
      Increase (decrease) in taxes payable ...............         18        (177)         29
      Decrease in accounts payable and accrued expenses ..        (23)       (269)       (184)
      Undistributed earnings of subsidiaries .............     (6,284)     (8,575)     (8,295)
                                                             --------    --------    --------
      Total adjustments ..................................     (5,259)     (8,967)     (7,945)
                                                             --------    --------    --------
Net cash provided by operating activities ................      8,810       3,818       4,734

Cash flows from investing activities:
   Acquisition of bank ...................................     (2,442)       --          --
   Capital expenditures ..................................       (413)       (432)       (463)
Net cash used in investing activites .....................     (2,855)       (432)       (463)
                                                             --------    --------    --------
Cash flows from financing activities:
   Principal payment on long-term debt ...................       --          --        (1,400)
   Dividends paid ........................................     (4,708)     (4,334)     (3,926)
   Net change in interest bearing liabilities ............         32          30        --
   Tax benefit from preferred stock dividend
      and stock option activity ..........................        154         139         241
   Issuance of common stock, net of retirement
      of common stock ....................................        832         814       1,199
   Issuance, acquisition and sale of treasury stock, net .     (3,700)         38        --
                                                             --------    --------    --------
Net cash used in financing activities ....................     (7,390)     (3,313)     (3,886)
                                                             --------    --------    --------
Net increase (decrease) in cash and due from banks .......   $ (1,435)   $     73    $    385
                                                             ========    ========    ========

Cash and due from banks at beginning of period ...........   $  2,356    $  2,283    $  1,898
Cash and due from banks at end of period .................        921       2,356       2,283
                                                             --------    --------    --------
Net increase (decrease) in cash and due from banks .......   $ (1,435)   $     73    $    385
                                                             ========    ========    ========

Interest paid ............................................   $   --      $   --      $     25
Income taxes paid ........................................      5,891       5,108       3,470

REGULATORY MATTERS

Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 1995, the total dividends which could be paid to Omega without permission from the Comptroller of the Currency was $26,459,000.

Under Federal Reserve restrictions, the banking subsidiaries are limited to the amount they may loan to their affiliates, including Omega. At December 31, 1995, Omega's banks had an aggregate lending limit to affiliates of $14,913,000 and no amount was outstanding with Omega.

19. CALCULATION OF EARNINGS PER SHARE

The following table shows the calculation of earnings per share for the years ended December 31, 1995, 1994 and 1993.

                                                (in thousands, except per share data)
                                                    1995        1994         1993
                                                  --------    --------    --------
Primary earnings per share
Net income before effect of accounting change ..   $ 14,069    $ 12,785    $ 11,932
Dividend requirements for preferred stock,
   net of tax benefits .........................       (288)       (285)       (278)
                                                   --------    --------    --------
Net earnings applicable to common stock
   before effect of accounting change ..........     13,781      12,500      11,654
Effect of accounting change ....................       --          --           747
                                                   --------    --------    --------
Net earnings applicable to common stock
   after effect of accounting change ...........   $ 13,781    $ 12,500    $ 12,401
                                                   ========    ========    ========
Shares and equivalents outstanding:
Weighted average number of common
   shares outstanding ..........................      5,989       5,957       5,905
Common stock equivalents - options .............         60          58          72
                                                   --------    --------    --------
Weighted average of common shares
   outstanding and equivalents .................      6,049       6,015       5,977
                                                   ========    ========    ========
Primary earnings per common share
   before effect of accounting change ..........   $   2.28    $   2.08    $   1.95
Primary earnings per common share
   applicable to effect of accounting change ...       --          --            12
                                                   --------    --------    --------
Primary earnings per common share
   after effect of accounting change ...........   $   2.28    $   2.08    $   2.07
                                                   ========    ========    ========
Fully diluted earnings per share
Net income before effect of accounting change ..   $ 14,069    $ 12,785    $ 11,932
Additional cash contribution required to service
   debt on assumed conversion of preferred
   stock (tax effected) ........................       (180)       (184)       (171)
                                                   --------    --------    --------
Net earnings applicable to common stock
   before effect of accounting change ..........     13,889      12,601      11,761
Effect of accounting change ....................       --          --           747
                                                   --------    --------    --------
Net earnings applicable to common stock
   after effect of accounting change ...........   $ 13,889    $ 12,601    $ 12,508
                                                   ========    ========    ========
Shares and equivalents outstanding:
Weighted average number of common
   shares outstanding ..........................      5,989       5,957       5,905
Common stock equivalents - options .............         77          59          76
Assumed conversion of preferred stock
   outstanding and equivalents .................        230         230         230
                                                   --------    --------    --------
Weighted average of common shares
   outstanding and equivalents .................      6,296       6,246       6,211
                                                   ========    ========    ========
Fully diluted earnings per common share
   before effect of accounting change ..........   $   2.21    $   2.02    $   1.89
Fully diluted earnings per common share
   applicable to effect of accounting change ...       --          --            12
                                                   --------    --------    --------
Fully diluted earnings per common share
   after effect of accounting change ...........   $   2.21    $   2.02    $   2.01
                                                   ========    ========    ========

20.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 1995 and 1994 follow (in thousands, except per share data):

                                              1995 Quarter ended
                                   ---------------------------------------------
                                   March 31  June 30   September 30  December 31
                                   --------  -------   ------------  -----------
Total interest income ..........   $17,041   $17,761   $19,000       $19,171
Net interest income ............    10,483    10,733    11,380        11,360
Provision for loan losses ......       100       248       109           256
Income before income taxes .....     4,406     5,048     5,292         5,056
Applicable income taxes ........     1,271     1,514     1,532         1,416
Net income .....................     3,135     3,534     3,760         3,640
Primary earnings per share .....   $   .51   $   .57   $   .61       $   .59
Fully diluted earnings per share       .49       .56       .59           .57

                                              1994 Quarter ended
                                   ---------------------------------------------
                                   March 31  June 30   September 30  December 31
                                   --------  -------   ------------  -----------
Total interest income ..........   $15,875   $16,049   $16,500       $16,666
Net interest income ............    10,077    10,256    10,574        10,536
Provision for loan losses ......       262       137        75           149
Income before income taxes .....     4,120     4,318     4,930         4,294
Applicable income taxes ........     1,089     1,149     1,336         1,303
Net income .....................     3,031     3,169     3,594         2,991
Primary earnings per share .....   $   .49   $   .52   $   .58       $   .49
Fully diluted earnings per share       .48       .50       .57           .47

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Omega Financial Corporation:

We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1993 financial statements of Penn Central Bancorp, Inc., a company acquired during 1994 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Omega Financial Corporation and reflect total interest income of 44 percent of the related consolidated total in 1993. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included in 1993 for Penn Central Bancorp, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, effective January 1, 1993, the Corporation changed its method of accounting for income taxes.


/s/Arthur Andersen LLP

Lancaster, Pa.
January 23, 1996