Form 10-K, Exhibit 13
period 1996-12-31
OMEGA FINANCIAL CORP /PA/
filed 1997-03-28
CIK 705671

TO OUR SHAREHOLDERS AND FRIENDS,

      We are pleased to report that 1996 was Omega Financial Corporation's best year ever. We finished 1996 with a 15.3% growth in net income over 1995, and we announced a share repurchase program to buy back up to $10 million of our common stock.

      Our goal has always been to provide increased shareholder value through improved performance. Our continued strong earnings growth makes this the right time for the stock repurchase program. Additionally, the stock we purchase will fund employee stock options and stock purchase plans, incentive programs that have and will continue to contribute to our success.

      In financial highlights, the year's net income figure was $16.2 million. Primary earnings per common share for the year were $2.61, up 14.5% from $2.28 in 1995. The corporation's Return on Average Assets (ROA) was 1.61%, an increase of 9.5%, while the Return on Average Equity (ROE) was 12.51%, up 5.1%. Income from credit activities was $45.4 million, up 5% versus last year.

      Our interest rate spread was favorable throughout the year, our banks delivered further growth in credit activities, and we continued our cost-control efforts. The consolidation of our banks' credit administration functions, completed in 1996, allows us to retrieve loan documents and files more quickly and efficiently for our customers. At the same time, this move, teamed with new imaging technology, means savings in storage costs throughout our banking system.

      The standardization of pricing among Omega's affiliate banks and common product marketing are two other ongoing initiatives that generate savings. We further developed common marketing of products in 1996, with projects such as the promotion of the advantages of The Club and Golden Choice across all of our banks' market areas. In 1997, we will complete standardization of products in all of our banks so that our customer service staff will not only be more efficient, dealing with the same product features at each of our banks, but also will be able to offer better prices than most of our competitors.

                                    [GRAPHIC]

                            Picture of David B. Lee

--------------------------------------------------------------------------------
2

      In other moves that will save costs and serve customers better, final merger approvals were received during the fourth quarter and, as of the close of business December 31, 1996, Montour Bank merged into Omega Bank and became Omega Bank's twenty-fifth office and its first in Montour County. Also during the quarter, Omega Bank began renovations of its Bellefonte office, and the corporation opened its World Wide Web site.

      We care about the towns we serve and how these communities view our offices. An important goal of the Bellefonte renovations is to more closely match the office's design with the town's historic architecture. Like the Williamsburg office of Hollidaysburg Trust, which was completely rebuilt in 1996, the renovated Bellefonte office will symbolize our commitment to serve our customers where they live and work.

      Establishing our new Web site, http://www.yourhometownbank.com, is just another aspect of this service strategy. As well as maintaining a competitive edge, offering the latest technology is another way to make sure that we can deliver service at the times and in the places best suited to our customers' needs. Whether at noon in a bank lobby with a teller's help, in the evening at a Mac location, or at mid-night on a computer screen, our goal is to be there.

      Many other initiatives to improve customer service are under way. You will hear about 24-hour on-line banking, computer and telephone bill paying services, and Omega's VISA(R) check card. These are just a few of the new ways we will speed customer transactions in 1997.

      We believe that our customer service strategy drives our earnings. As a result of our record year and our commitment to provide shareholder value, we have increased our stock dividends by 16.7% over the prior year.

      In addition, our book value per share is up 9.2% over last year. This improved performance appears to be fueling our stock's market value.

      Through the dedicated efforts of our staff and good management, we plan to continue to deliver these results for 1997 and into the future.

                                    [GRAPHIC]

                           Picture of D. Stephen Martz


      Sincerely,

      David B. Lee                                D. Stephen Martz
      Chairman & CEO                              President & COO


--------------------------------------------------------------------------------
                                                                               3

                        CORPORATE DIRECTORS AND OFFICERS
                        --------------------------------



The lists on this page and the following two pages present the directors, officers and affiliates of Omega Financial Corporation as of December 31, 1996.

BOARD OF DIRECTORS
Raymond F. Agostinelli
     President and owner
     McLanahan Drug Store Management Co., Inc.

Merle K. Evey, Esq.
     Attorney at Law

Robert T. Gentry
     President of Penn Central National Bank

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

David B. Lee, Chairman
     Executive officer of Omega Financial Corporation

George R. Lovette
     Retired
     Former V.P. for Business and Operations
     The Pennsylvania State University

D. Stephen Martz
     Executive officer of Omega Financial Corporation

Don C. Meyer
     President and owner
     Autoport Motel and Restaurant, Inc.

Robert N. Oliver
     Owner, Oliver Farms

James W. Powers, Sr.
     Retired president, Polestar Plastics
     Manufacturing Company

Stanton R. Sheetz
     President and C.E.O.
     Sheetz, Inc.
     Retail Convenience Stores

Robert A. Szeyller
     Managing partner, Pennsylvania Financial Group, Inc.
     Pension and Insurance consulting firm

Samuel D. Zeiders, Jr., D.D.S.
     Retired dentist

DIRECTORS EMERITI

Ned C. Cummings
Albert N. Masood
John R. Miller, Jr., Esq.

                                    OFFICERS


David B. Lee................................Chairman and Chief Executive Officer
D. Stephen Martz...........................President and Chief Operating Officer
Daniel L. Warfel, CPA.......Executive Vice President and Chief Financial Officer
JoAnn N. McMinn...................Senior Vice President and Corporate Controller
David N. Thiel...............................Senior Vice President and Secretary
Donita R. Koval.....................Senior Vice President, Credit Administration
Teresa M. Ciambotti.............................Vice President, Funds Management
Ronald A. Donaldson........................Vice President and Operations Officer
Robert A. Frederick.....................Vice President and Director of Marketing
William F. Frey............................Vice President and Compliance Officer
Faye L. Maring....................Vice President and Director of Human Resources
Lowell I. Rohrer...................Vice President and Manager of Data Processing
R. Keith Sipe...................................Vice President and Chief Auditor
Robin R. Weikel...........................Vice President and Regional Controller

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


--------------------------------------------------------------------------------
4

                          BANK DIRECTORS AND OFFICERS
                          ---------------------------

OMEGA BANK, N.A.
--------------------------------------------------------------------------------

Board of Directors,
------------------
Raymond F. Agostinelli        Stephen M. Krentzman
Richard L. Campbell, Esq.     David B. Lee
Mary Jane Crain               George R. Lovette
Philip E. Gingerich           Don C. Meyer
Herbert C. Graves             James W. Powers, Sr.
Darl H. Heller                Richard B. Roush
William E. Henry, O.D.        Robert A. Szeyller
Frederick J. Kissinger        Samuel D. Zeiders, Jr., D.D.S.
                              Charles H. Zendt, Jr.

Directors Emeriti
-----------------
David D. Borland              Jonas B. Kauffman, Jr.
J. Harold Boyer               Nathan H. Krauss
Ned C. Cummings               John R. Miller, Jr., Esq.
John L. Dillon                George R. Smith
H. Richard Ishler, M.D.

Officers
--------
George R. Lovette...................................Chairman
David B. Lee...................................President and
                                     Chief Executive Officer
Charles H. Zendt, Jr. ..............Executive Vice President
Donita R. Koval........................Senior Vice President
C. Leonard Eby, Jr. ..........Senior Vice President, Lending
Dennis E. Hampton...............Senior Vice President, Trust
William D. Karch..............Senior Vice President, Lending
David N. Thiel.....................Senior Vice President and
                                                   Secretary
Stephen R. Crawford..........................Vice President,
                                       Regional Loan Officer
John E. Gravish..............................Vice President,
                                       Regional Loan Officer
Ann K. Guss..................................Vice President,
                                            Mortgage Lending
Ronald S. Haring.............................Vice President,
                                     Commercial Loan Officer
Robert C. Snyder.............................Vice President,
                                        Branch Administrator
Jesse Weaver...................Vice President, Trust Officer

Regional Bank Boards
--------------------
Centre/Clinton Region
Larry R. Breon                C. Guy Rudy
Charles L. Frazier            Daniel C. Schrack
Jay R. Montgomery             William E. Young, D.O.

Mifflin/Juniata Region
Thomas G. Clark               Roy A. Leister
Jeffrey K. Creighton          Steven L. Palm
C. Richard Dimm               Kenneth O. Stuck, D. Ed.
Ralph A. Germak               William S. Taylor, III
Jerry Leach                   Mervin R. Zendt

Montour Region
James P. Garman               Thomas N. Mertz
Carol Houk                    George A. Park
Charles I. Keiter             Hasu P. Shah

Directors Emeriti
-----------------
William Bamat                 E. J. Straley, V.M.D.
Miles X. Clevenstine          Jay Struble
James G. Corman               Peter Swistock, Sr.
Robert L. Homan               Elwood A. Way
Lawrence L. Hoverter          R. Lee Ziegler, Esq.
Garver McNitt                 Warren K. Zook
Lee E. Sausman


--------------------------------------------------------------------------------
                                                                               5

                          BANK DIRECTORS AND OFFICERS
                          ---------------------------

HOLLIDAYSBURG TRUST COMPANY
--------------------------------------------------------------------------------
Board of Directors
------------------
Ralph W. Arthur, Jr.          Charles I. Kreider
Merle K. Evey, Esq.           D. Stephen Martz
Rex W. Hershberger            Stanton R. Sheetz
David C. Hileman              Joseph Tanner, Jr.
John P. Kinney                Vincent C. Turiano

Directors Emeriti
-----------------
John S. Clapper               Dorothea D. Nelson
Joseph R. Good                Lester E. Plank
James J. Madden               Roy F. Rumbaugh

Officers
--------
D. Stephen Martz........................Chairman, President,
                                     Chief Executive Officer
Rex W. Hershberger.............................Vice Chairman
Vincent C. Turiano.................Executive Vice President,
                                     Chief Operating Officer
Bruce R. Erb....................Senior Vice President, Trust
Richard A. Scholton...........Senior Vice President, Lending
Steven C. Lewis..............................Vice President,
                                Community Banking, Treasurer
Robert K. Howsare..........Vice President, Credit Department
Dennis C. O'Connor.......Vice President, Commercial Services
Roger W. Oswald.........Vice President, Agricultural Manager

Advisory Committee
------------------
Darl E. Bechtel               Allan G. Hancock
E. Emile Dilling              Harold R. Mallow
Louis K. Elliott              G. Reid Shaffer
Allen E. Gibboney             A. Lloyd Steele
Robert M. Greenleaf

Emeriti
-------
A. Dean Fay                   Ruth B. Weaver
John A. Loose

PENN CENTRAL NATIONAL BANK
--------------------------

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

Directors Emeriti
-----------------
John R. Gates                 Albert N. Masood
J. Melvin Isett               William E. Swigart, Jr.

Officers
--------
Samuel L. Hinish....................................Chairman
Robert T. Gentry..................................President,
                                     Chief Executive Officer
John R. Franks.....................Executive Vice President,
                                     Chief Operating Officer
James D. Howard...............Senior Vice President, Lending
William J. Bishop.............................Vice President
Ronald A. Casner..............................Vice President
Thomas C. Landis..............................Vice President
Susan B. Rumbaugh......................Vice President, Trust

Advisory Board
--------------
John B. Eberle                W. Donald Talasky
Glenn E. Casner               Daniel R. Vaughn
John E. Miller

--------------------------------------------------------------------------------
6

                    COMMON STOCK MARKET PRICES AND DIVIDENDS
                    ----------------------------------------

The common stock of Omega Financial Corporation is traded on the Nasdaq Stock Market under the symbol OMEF. As of December 31, 1996, the number of shareholders of record of the Corporation's common stock was 2,854.

The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) cash dividends:

                                1996                         1995
                   -------------------------------  ---------------------------
                                           Cash                         Cash
                                         Dividends                    Dividends
Quarter Ended         High       Low       Paid     High      Low       Paid
                      ----       ---       ----     ----      ---       ----
March 31 .......   $   33.75 $   31.50 $   0.19 $   27.00 $   24.50 $   0.17
June 30 ........       33.75     31.00     0.21     27.00     25.50     0.18
September 30 ...       33.25     31.00     0.21     30.00     25.75     0.18
December 31 ....       36.50     31.75     0.23     33.50     29.00     0.19

While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. See "Shareholders' Equity and Capital Requirements" and Note 18 of the Notes to Consolidated Financial Statements. Dividends on the common stock are also subject to the prior payment of dividends on the Corporation's Series A ESOP Preferred Stock. See Note 15 of the Notes to Consolidated Financial Statements.

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Legg Mason Wood Walker, Inc.            Ryan Beck & Co.
141 West Beaver Avenue                  80 Main Street
State College, PA  16801                West Orange, NJ  07052
(814-234-7300)                          (800-342-2325)

F. J. Morrissey & Co.                   ABN AMRO Chicago Corporation
1700 Market St. Suite 1420              208 S. LaSalle Street
Philadelphia, PA  19103-3913            Chicago, IL  60604
(800-842-8928)                          (800-621-0686)

Herzog, Heine, & Geduld, Inc.           Ferris, Baker Watts, Inc.
26 Broadway                             6 Bird Cage Walk
New York, NY  10004                     Hollidaysburg, PA  16648
(212-908-4000)                          (800-343-5149)

Janney Montgomery Scott, Inc.
1801 Market Street
Philadelphia, PA  19103
(800-526-6397)


                                    FORM 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1996 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

                            INVESTMENT CONSIDERATIONS

In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more particularly described in Omega's Annual Report on Form 10-K for the year ended December 31, 1996, a copy of which can be obtained as described above.

                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Tuesday, April 29, 1997 at The Penn State Scanticon Conference Center, 215 Innovation Boulevard, Penn State Research Park, State College, PA 16803.

                          REGISTRAR AND TRANSFER AGENT

                Omega Bank, N.A., Trust Department, P.O. Box 298,
                  State College, PA 16804-0298 (814-237-7641)

                            INFORMATION AVAILABILITY

Omega Financial Corporation news releases are available by fax 24 hours a day from Company News On-Call at (800) 758-5804, extension 653250. Quarterly and annual reports, a corporate profile, stock quotes and other financial data can be accessed via PR Newswire on the World Wide Web, http://www.prnewswire.com, or through the new Omega Financial Corporation web site at http://yourhometownbank.com.


--------------------------------------------------------------------------------

                            SELECTED FINANCIAL DATA
                            -----------------------

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 1996 should be read in conjunction with the consolidated financial statements of Omega and the notes thereto, which are set forth elsewhere in the Annual Report.

Five-Year Financial Summary


BALANCE SHEET INFORMATION                                        1996           1995           1994           1993          1992
at December 31                                                ----------------------------------------------------------------------
                                                              (In thousands of dollars, except share and per share data)

Assets ..................................................     $1,007,345     $  994,840     $  939,953     $  934,119     $  915,749
  Deposits ..............................................        846,030        850,182        801,736        809,778        805,065
  Loans, net ............................................        696,597        703,125        647,933        635,961        622,803
  Investment securities .................................        241,846        219,708        227,822        236,750        190,081
  Long term debt (including ESOP debt) ..................          9,213         10,073          5,568          5,699          6,200
  Shareholders' equity ..................................        135,885        124,171        113,109        102,312         92,018
  Number of shares outstanding - common .................      6,033,926      6,022,966      5,985,735      5,931,165      5,857,949
  Number of shares outstanding - preferred ..............        219,781        219,781        219,781        219,781        219,781

INCOME STATEMENT INFORMATION
Years Ended December 31
  Total interest income .................................     $   76,720     $   72,973     $   65,090     $   66,741     $   72,286
  Net interest income ...................................         46,400         43,956         41,443         40,614         40,268
  Provision for loan losses .............................            979            713            623          1,133          4,634
  Income before income taxes and cumulative
    effect of change in accounting principle ............         23,354         19,802         17,662         16,172         15,452
  Income tax expense ....................................          7,127          5,733          4,877          4,240          3,545
  Net income* ...........................................         16,227         14,069         12,785         12,679         11,907

PER COMMON SHARE DATA
  Net income - primary** ................................     $     2.61      $    2.28     $     2.08     $     2.07     $     1.98
  Net income - fully diluted** ..........................           2.53           2.21           2.02           2.01           1.92
  Cash dividends - common ...............................           0.84           0.72           0.66           0.60           0.53
  Book value ............................................          22.52          20.62          18.90          17.25          15.71

                                FINANCIAL RATIOS


                                                             1996            1995            1994            1993            1992
                                                             -----------------------------------------------------------------------
Return on average equity*** ........................         12.51%          11.90%          11.75%          12.91%          13.55%
Return on average assets*** ........................          1.61            1.47            1.36            1.38            1.32
Dividend payout - common ...........................         31.26           30.65           30.80           28.00           25.44
Average equity to average assets ...................         12.85           12.35           11.61           10.71            9.77


* Net income for 1993 includes a $747 favorable impact from the cumulative effect of adoption of SFAS 109, Accounting for Income Taxes.

** 1993 primary and fully diluted net income per share includes a $.12 per share favorable impact from the adoption of SFAS 109.

*** Ratios for return on average equity and return on average assets in 1993 are 12.15% and 1.30%, respectively, before the cumulative effect of accounting changes as a result of SFAS 109.

--------------------------------------------------------------------------------
8

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                           -------------------------

This discussion concerns Omega Financial Corporation and the consolidated results of its five active subsidiaries ("Omega" or the "Corporation"), Omega Bank, N.A. ("Omega Bank"), Hollidaysburg Trust Company ("Hollidaysburg"), Penn Central National Bank ("Penn Central"), Central Pennsylvania Investment Company ("CPI") and Central Pennsylvania Life Insurance Company ("CPLI"). The purpose is to focus on information concerning Omega's financial condition and results of operations which is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.

                           FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements as to trends or management's beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 1996, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

                              NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of three banks and two active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 41 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford and Montour counties. Omega's banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection, credit cards and student loans. The banking affiliates also provide a variety of trust services. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

                            MERGERS AND ACQUISITIONS

On January 11, 1995, Omega entered into an Agreement and Plan of Reorganization with Montour Bank ("Montour"), a bank incorporated under the Pennsylvania Banking Code of 1965. This merger was approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking of the Commonwealth of Pennsylvania, as well as the stockholders of Montour, and was consummated on July 31, 1995.

The transaction was accounted for under the purchase method. For each share of Montour, shareholders received, at their election and subject to certain adjustments, one-half share of Omega common stock or $12.00 in cash, or a combination of stock and cash, with 43.1% of the total outstanding shares being converted to cash. Warrant holders received $2.00 per warrant. Total consideration for the acquisition was $5,727,000 in the aggregate, with 123,957 shares of Omega stock issued and $2,442,000 paid in cash. Montour's assets at July 31, 1995 were $44,641,000. On December 31, 1996, Montour was merged into Omega Bank.

On January 28, 1994, Penn Central Bancorp was merged with and into Omega. This transaction was accounted for as a pooling of interests for financial reporting purposes, and as a result, all prior period financial information in this Annual Report has been restated to reflect the combination.

--------------------------------------------------------------------------------
                                                                               9

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                               FINANCIAL CONDITION

Omega functions as a financial intermediary and therefore its financial condition should be viewed in terms of changes in its uses and sources of funds. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

                                     TABLE 1
                       Changes in Uses and Sources of Fund
                                ($ in thousands)


                                            1996          Increase(Decrease)      1995           Increase(Decrease)       1994
                                                        ---------------------    Average       ---------------------     Average
                                           Balance        Amount          %      Balance         Amount          %       Balance
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
----------------------------------------
              Funding Uses:
----------------------------------------
Loans ................................   $   704,259    $    30,447       4.5%  $   673,812    $    41,391       6.5%  $   632,421
Investment securities ................       192,489         21,203      12.4       171,286         (7,214)     (4.0)      178,500
Tax-exempt investment securities .....        34,613         (8,933)    (20.5)       43,546        (12,694)    (22.6)       56,240
Interest bearing deposits ............           657         (1,016)    (60.7)        1,673         (1,467)    (46.7)        3,140
Federal funds sold ...................        21,492          9,002      72.1        12,490           (388)     (3.0)       12,878
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
    Total interest earning assets ....       953,510         50,703       5.6       902,807         19,628       2.2       883,179
Non-interest earning assets ..........        67,928          1,552       2.3        66,376          1,486       2.3        64,890
Less:  Allowance for loan losses .....       (11,795)          (427)      3.8       (11,368)          (139)      1.2       (11,229)
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
    Total uses .......................   $ 1,009,643    $    51,828       5.4%  $   957,815    $    20,975       2.2%  $   936,840
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
                                         -----------    -----------      ----   -----------    -----------      ----   -----------

----------------------------------------
            Funding Sources:
----------------------------------------
Interest bearing demand deposits .....   $   221,904    $     1,444       0.7%  $   220,460    $   (17,860)     (7.5)% $   238,320
Savings deposits .....................       104,257         (1,601)     (1.5)      105,858         (9,453)     (8.2)      115,311
Time deposits ........................       418,006         35,324       9.2       382,682         32,955       9.4       349,727
Other ................................         8,727          2,142      32.5         6,585          2,327      54.7         4,258
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
    Total interest bearing liabilities       752,894         37,309       5.2       715,585          7,969       1.1       707,616
Demand deposits ......................       113,046          2,359       2.1       110,687          2,081       1.9       108,606
Other liabilities ....................        14,011            736       5.5        13,275          1,445      12.2        11,830
Shareholders' equity .................       129,692         11,424       9.7       118,268          9,480       8.7       108,788
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
    Total sources ....................   $ 1,009,643    $    51,828       5.4%  $   957,815    $    20,975       2.2%  $   936,840
                                         -----------    -----------      ----   -----------    -----------      ----   -----------
                                         -----------    -----------      ----   -----------    -----------      ----   -----------

Omega's funding sources have increased over the last two years at rates of 2.2% and 5.4% in 1995 and 1996, respectively. Market expansion, through the acquisition of Montour Bank in 1995, accounts for most of the growth in 1995, but only about half of the growth in 1996. While transaction type deposits (demand, interest bearing demand and savings) maintained similar balances in 1996 as in 1995, increases in time deposits were largely responsible for the growth in deposits used as funding sources.

Available funds were utilized primarily for funding loans and investment securities, while 15% of the 1996 increase was kept in short term, more liquid vehicles (interest bearing deposits and federal funds sold).


--------------------------------------------------------------------------------
10

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                Average Balances

                                 (in millions)

                                    [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:



               1992      1993      1994      1995      1996
               ----      ----      ----      ----      ----
Investments    225.4     233.1     250.8     231.2     252.2
Loans          621.3     631.8     632.4     673.8     704.3
Deposits       792.4     801.0     812.0     819.7     857.2
Assets         899.1     916.8     936.8     957.8    1009.6


                                    OVERVIEW

Referencing the average balances chart over the past five years, it is clear that Omega has enjoyed steady growth in all major areas of the balance sheet, with average assets in 1996 exceeding the one billion dollar mark for the first time.

Total deposits continued to grow in modest proportions each of the previous five years, but it should be noted that the 4.6% increase in average deposits in 1996 over 1995 was the largest year on year increase in the last five years. Excess funds not required for loans are employed in various investment instruments. For purposes of these charts, investments are defined to include all interest earning assets except loans (i.e. investment securities available for sale and held to maturity, federal funds sold and interest bearing deposits).

As average loans leveled off in 1994, average investments increased by $17.7 million, or 7.6%. In 1995, loan growth surged, requiring the use of all deposit growth and funds from investment maturities. 1995 and 1996 were the strongest of the last five years in terms of average loan volumes, with increases of 6.5% and 4.5%, respectively, which translates to the strongest net interest yield, since higher yields can be realized on loans than investments (See Table 5 on page
24). The average asset mix change chart (below) depicts the percentage of loans and investments to total assets.

More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                            Average Asset Mix Change


                        1992       1993      1994      1995      1996
                        ----       ----      ----      ----      ----
Average Investments    25.1%       25.4%     26.8%     23.9%     24.7%
Average Loans          69.1%       68.9%     67.5%     70.3%     69.8%


                                      LOANS

In 1996, total average loans were $704.3 million as compared to $673.8 million in 1995, an increase of $30.5 million, or 4.5%. Despite the growth in total average balances, Omega experienced a decline in each of the broad consumer loan products; from December 31, 1995 to December 31, 1996. In January of 1996, the state of Pennsylvania had most of its counties declared disaster areas by the President of the United States, as a result of a series of blizzards, cold weather and devastating flooding. These counties included all eight of the counties in central Pennsylvania where Omega focuses its business activities. Management believes that this slowed down some of the consumer lending activity in 1996. Within the commercial loan portfolio, commercial mortgages outstanding dropped by $9.1 million from December 31, 1995 to December 31, 1996 due to several large sched-

--------------------------------------------------------------------------------
                                                                              11

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


uled payoffs and competitive pressure. The only area to experience significant increases was the commercial, financial and agricultural category of loans, which increased steadily throughout 1996 in all of the banks. Average loans in 1995 were $673.8 million, compared to $632.4 million in 1994. As was expected, the personal consumer loan portfolio experienced healthy growth in 1995, as a result of aggressive marketing targeted to this sector, along with the addition of Montour into Omega's organization. Commercial real estate lending also increased in 1995, particularly in the State College and Hollidaysburg regions of Omega's market. The demand for these commercial loans began in late 1994 and continued throughout 1995.

The loan portfolio as of December 31, 1996 was comprised of 59% consumer loans and 41% commercial loans (including construction), as compared to 60% and 40%, respectively, at December 31, 1995.

Omega's lending strategy stresses quality growth, diversified by product and industry. A common credit policy is in place throughout the Corporation, and a special credit committee reviews all large loan requests prior to approval. Omega's commercial and consumer lenders make credit judgments based on a customer's existing debt obligations, ability to pay and general economic trends.

Management has been monitoring the activity within the loan portfolio very carefully and intends to agressively pursue growth in each of the loan categories during 1997. A competitive pricing environment may force Omega to lower its pricing structure in order to maintain and build loan volumes.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards as discussed above.

Loan loss reserves have been established in order to absorb potential future loan losses. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 1996 was 1.70% of total loans, net of unearned discount, as compared to 1.66% of total loans at the end of 1995. The allowance increased $152,000 from 1995 as the provision of $979,000 exceeded net charge-offs of $827,000. Net charge-offs for 1996 were 0.12% of average loans as compared to 0.08% in 1995. The majority of charge-offs related to personal loans in both years. The allowance for loan loss reserves had been built to a high point of 1.82% of loans in 1992 when non-performing loans were trending upward to 0.92% of loans. Since then, non-performing loans have been significantly reduced, as have net charge-offs. Therefore, management had cautiously and gradually been able to reduce the allowance through a lower provision for loan losses charged to earnings through 1994. With the increase of non-performing loans in 1995 and the slight increase in net charge-offs in 1996, management likewise increased the provision for loan losses in both years. Non-performing loans have decreased to 0.48% of loans, as compared to 0.66% at December 31, 1995. Accruing loans past due 90 days or more were significantly decreased in 1996 from the unusually high level in 1995 (See Table 2), while non-accrual loans were near the same level in 1996 as in 1995.

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                          Allowance for Losses to Loans

                                   at Year End


               1992      1993      1994      1995      1996
               ----      ----      ----      ----      ----
               1.82%     1.76%     1.71%     1.66%     1.70%


Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

At December 31, 1996, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 28.2% as compared to 39.7% at December 31, 1995. Of the $3,334,000 of non-performing loans at December 31, 1996, $2,413,000 were collateralized with real estate, $888,000 with other assets, and $33,000 were unsecured.

--------------------------------------------------------------------------------
12

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                     TABLE 2
                              Non-Performing Loans

                                                         December 31,
                                          ------------------------------------------
                                           1996     1995     1994     1993     1992
                                          ------   ------   ------   ------   ------
                                                         (In thousands)

Non-accrual loans .....................   $2,079   $1,932   $1,596   $1,849   $4,542
Accruing loans past due 90 days or more    1,241    2,697    1,317      952    1,009
Restructured loans ....................       14     --         44     --        152
                                          ------   ------   ------   ------   ------
Total non-performing loans ............   $3,334   $4,629   $2,957   $2,801   $5,703
                                          ======   ======   ======   ======   ======

Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 1997 follows (in thousands):

       Commercial, financial and agricultural..............    $    308
       Real estate - commercial............................          --
       Real estate - mortgage..............................          49
       Personal............................................         673
                                                               --------
       Total...............................................     $ 1,030
                                                               ========


                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                          Non-Performing Loans to Loans

                                   at Year End


               1992      1993      1994      1995      1996
               ----      ----      ----      ----      ----
               0.92%     0.45%     0.43%     0.66%     0.48%


                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                        Net Charge-Offs to Average Loans

                                   at Year End


               1992      1993      1994      1995      1996
               ----      ----      ----      ----      ----
               0.22%     0.21%     0.12%     0.08%     0.12%



                                   INVESTMENTS

Average investments (as defined above) increased by $21.0 million, or 9.1%, during 1996, after decreasing by $19.6 million, or 7.8% during 1995. Funds gathered through deposits exceeded the loan demand in 1996, resulting in the excess being used to invest in both short and medium term investments, thus explaining the increase in 1996. This followed a year where the new loan funding needs were greater than the modest deposit growth. Funds from maturing investments in 1995 were used to fund loans rather than re-investing in other investment securities. Primarily, the purpose of the investment function of Omega is to assure liquidity and to try to manage the interest rate risk incurred by customer demands while at the same time maintaining the loan to deposit ratio within acceptable funds management guidelines. Therefore, these instruments are generally short term, low yielding, liquid investments.

The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. The determination of which portfolio to hold each security is made at the time of purchase, based on management's intent. Omega classifies all marketable equity investments as available for sale. Debt securities are classified as available for sale when the intent is for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities are classified as held to maturity when it is management's intent to hold these securities until maturity, for matching against longer term funding. In December of 1995, the Corporation reclassified approximately $93 million of investment securities from held to maturity to available for sale. In order to provide management with additional liquidity and flexibility for funding loan

--------------------------------------------------------------------------------
                                                                              13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


growth, $55,000,000 of U.S. Treasury and Agency securities were reclassified. Also, approximately $38,000,000 in tax exempt state and municipal securities were reclassified in order to provide management with the ability to respond to implications of possible tax law changes. This reclassification was allowed under Financial Accounting Standards Board guidance which permitted institutions to make a one-time reassessment of the appropriateness of investment security classifications. As a result of this reclassification, the unrealized gain on securities recorded as a component of shareholders' equity decreased approximately $59,000, net of tax. Note 4 to the Consolidated Financial Statements analyzes the investment securities (including the tax-exempt investment securities). At December 31, 1996, the market value of the entire securities portfolio exceeded amortized cost by $3,978,000 as compared to December 31, 1995 when market value exceeded amortized cost by $3,731,000. The weighted average maturity of the investment portfolio is 1 year and 10 months as of December 31, 1996 as compared to 2 years and 4 months at the end of 1995. The weighted average maturity has remained short in order to assure liquidity and to take advantage of the changing rate environment. Table 4 (located on page 20) shows the remaining maturity or earliest possible repricing for investment securities.

                           NON-INTEREST EARNING ASSETS

Non-interest earning assets increased $1,125,000, or 2.0% on average in 1996 as compared to $1,486,000, or 2.3% in 1995. These modest increases were the result of normal operating activities.

During 1996, management invested $2.4 million in capital expenditures, as compared to $1.5 million in 1995. Approximately 50% of the investment was used for land, building and renovations of existing buildings. In order to enhance back-room operations, document imaging was added in 1996 and the item processing system was upgraded. These and other technological needs were filled by purchasing new computer software and equipment, which accounts for most of the remaining half of the 1996 capital expenditures.

Additionally, a strategy was designed to systematically replace aging computer equipment throughout the organization, as well as to increase branch office automation through computer access in 1997. It is estimated that these technological advancements will require funds totaling nearly $1.0 million.

                                    DEPOSITS

For the four years prior to 1996, Omega had seen limited growth in the deposit area. As reflected in Table 3, average total deposits rose by 4.6%, or $36,719,000, in 1996. This followed a year where average deposits increased by only 1.0%. The banking industry in total continues to experience slow growth in deposits, due primarily to the flow of funds into mutual funds and other investment options that compete with bank deposits. Internally, from 1992 to 1994, customers had shifted their deposits from longer term time deposits to more liquid transaction type deposits such as interest-bearing demand and savings accounts (defined as core accounts). This shift had helped reduce Omega's funding costs, as time deposits generally command higher rates than the core deposits. Management believed that this shift was a result of the relatively low rate environment that was in place over most of that time period, leading many of our customers to avoid long-term commitments, keeping funds in more liquid accounts until they perceived a more investment-friendly environment. In 1995, however, as time deposit rates were higher than in previous years, Omega experienced the beginning of a reversal of this effect, as time deposits increased on average by $33.0 million, or 9.4% (partly due to the acquisition of Montour), and core transaction accounts averaged $25.2 million, or 5.5% less than in 1994. Continuing in the same direction as 1995, time deposits grew on average by $35.3 million, or 9.2% in 1996, while core transaction accounts grew by only $2.2 million, year on year. Management anticipates that its customers' will continue to drift toward time deposits, as opposed to core accounts in 1997 as well. During 1996, Omega's larger commercial customers needed to better manage their cash, thus prompting Omega to implement a cash management account that sweeps overnight monies into repurchase agreements. This has caused the flow of core account funds into retail repurchase agreements (see Other Interest Bearing Liabilities). This is expected to continue, having the impact of reducing deposit growth and increasing Omega's funding costs.

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                          Average Deposit Mix Change


                         1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----
Average Core Deposits    50.1%     54.7%     56.9%     53.5%     51.2%
Average Time Deposits    49.9%     45.3%     43.1%     46.7%     48.8%


--------------------------------------------------------------------------------
14

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                     TABLE 3
                               Changes in Deposits
                                ($ in thousands)


                                                         1996                              1995                              1994
                                                        Average      Increase(Decrease)   Average     Increase(Decrease)    Average
                                                        Balance      Amount         %     Balance      Amount         %     Balance
                                                        --------    --------       ---    --------    --------       ---    --------
Interest bearing demand deposits ...................    $221,904    $  1,444       0.7%   $220,460    $(17,860)     (7.5)%  $238,320
Savings deposits ...................................     104,257      (1,601)     (1.5)    105,858      (9,453)     (8.2)    115,311
Demand deposits ....................................     113,046       2,359       2.1     110,687       2,081       1.9     108,606
                                                        --------    --------       ---    --------    --------       ---    --------
    Total core (transaction) accounts ..............     439,207       2,202       0.5     437,005     (25,232)
                                                                                                                    (5.5)    462,237
Time deposits ......................................     418,006      35,324       9.2     382,682      32,955       9.4     349,727
                                                        --------    --------       ---    --------    --------       ---    --------
    Total deposits .................................    $857,213    $ 37,526       4.6%   $819,687    $  7,723       1.0%   $811,964
                                                        ========    ========       ===    ========    ========       ===    ========


                       OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities on average increased $2,142,000, or 32.5%, as compared to an increase of $2,327,000, or 54.7% in 1995. The increase in 1996 is due to the addition of $1,813,000 on average of retail repurchase agreements. The increase in 1995 is a result of some long term debt assumed at one of Omega's banks in 1995 (See Note 9 of Notes to Consolidated Financial Statements).

                              SHAREHOLDERS' EQUITY

Shareholders' equity was once again an important funding source during 1996, providing an average of $129,692,000, an increase of $11,424,000 or 9.7% from the $118,268,000 provided in 1995. In spite of increased dividends, Omega continued a strong rate of internal capital generation. This rate was 8.7% in 1996 and 8.3% in 1995. This internal capital generation is dependent on high earnings performance which is reflected by a return on average assets of 1.61% in 1996 and 1.47% in 1995, in conjunction with a prudent dividend policy that is represented by payout ratios on the common stock of 31.3% for 1996 and 30.7% for 1995. Capital has also been increased as a result of employee stock option and purchase plans. The adoption of FAS No. 115 in January of 1994 has had the effect of increasing shareholders' equity for the amount of unrealized gains (net of tax) on securities available for sale. Over the previous two years, Omega instituted a Board-approved common stock repurchase plan allowing up to $3,000,000 for purchasing treasury stock in order to fund the Corporation's stock option and stock purchase plans. As a result, at December 31, 1996, Omega owned 70,320 shares of stock in treasury at a cost of $2,266,000. In January of 1997, the Board approved an additional $10,000,000 to be available for use in the repurchase program.

Omega increased the return to shareholders this year by increasing its dividend 16.7% to $.84 per share. Cash dividends per share in prior years were $.72 and $.66 in 1995 and 1994, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years 1996, 1995 and 1994. See Note 18 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                              Equity to Asset Ratio

                                  at Year End


                    1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----
                    10.05%    10.95%    12.03%    12.48%    13.49%


                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                              Book Value per Share


                    1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----
                    $15.71    $17.25    $18.90    $20.62    $22.52


Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in total capital (Tier I and Tier II capital). As of December 31, 1996 and 1995, Omega's Tier I capital ratio was 19.1% and 17.2%, respectively, and its total capital ratio was 20.3% and 18.5%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 1996 and 1995, Omega's

--------------------------------------------------------------------------------
                                                                              15

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


leverage ratio was 13.0% and 12.4%, respectively, against a required leverage ratio of 4%. See Note 21 of Notes to the Consolidated Financial Statements.

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

                                  GAP ANALYSIS

Gap is defined as the volume difference between interest rate sensitive assets and liabilities. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 20) shows the period and cumulative static gaps for various time intervals as of December 31, 1996. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits, certain savings accounts and checking accounts with interest, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis over the next twelve months, Omega is in a positive gap position of $2,380,000 at December 31, 1996, indicating more interest earning assets than interest bearing liabilities will reprice during that period. Should rates rise, Omega's net interest income should be favorably impacted. Conversely, if rates should fall, Omega would experience a decline in its net interest income.

                               ECONOMIC SIMULATION

Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks. For example, at December 31, 1996, should interest rates rise by 100 basis points immediately and Omega's balances did not grow and the mix did not change, net interest income would increase over the next twelve months by $1,151,000. If interest rates would decline by 100 basis points immediately, net interest income would decrease by $1,043,000 over the next twelve months. There is not a converse relationship between the 100 basis point movement up and 100 basis point movement down because Omega has entered into an interest rate contract which provides a floor of 8.25% on a notional balance of $10,000,000. See Note 13 to the Consolidated Financial Statements. A summary of the rate shocks is shown in the table that follows.

Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet, management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, since 1990, Omega has executed a number of interest rate contracts, including interest rate swaps and floors (notional balance of $50,000,000 as of December 31, 1996, see Note 13 of Notes to the Consolidated Financial Statements) in order to hedge certain prime interest rate loans against declining rates. Omega has a $40,000,000 notional balance in interest rate swap agreements. As part of these agreements, Omega is receiving a fixed rate on the notional balance with a weighted average maturity of 22 months at a weighted rate of 8.47% and is paying the U.S. prime rate. Therefore, if the prime rate falls, Omega will see an increase to the margin as a result of these contracts. At the same time, the yield on prime based loans that Omega owns will drop, offsetting the increase from the interest rate swaps. This will maintain the margin on $40,000,000 of prime-related loans that was in place at the time of entering into the swap agreements. If prime were to rise, the opposite would be true, maintaining the margin in place before the rate movement. In addition to the interest rate swaps, Omega also has an interest rate floor with a notional balance of $10,000,000. Under this contract, a premium is paid to a third party for protection against the effect of interest rates falling below the floor level of 8.25%. This contract has a remaining maturity of 17 months.

--------------------------------------------------------------------------------
16

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


To determine the need for these hedges, simulated rate shocks were run as previously described. For example, if the simulated rate shocks were run against Omega's balance sheet at December 31, 1996, with and without the $50,000,000 of interest rate contracts, the following results would occur over the next twelve months (in thousands):

                                     Change in Net Interest Income
            Change in                   Interest Rate Contracts
          Interest Rates             -----------------------------
          (Basis Points)                With              Without
          --------------             ----------          ---------
                400                    $4,192             $5,792
                300                     3,257              4,457
                200                     2,288              3,088
                100                     1,151              1,551
                  0                         0                  0
               (100)                   (1,043)            (1,543)
               (200)                   (2,069)            (3,069)
               (300)                   (3,032)            (4,532)
               (400)                   (3,911)            (5,911)


Omega is exposed to a loss of income if interest rates fall. Management felt that the Corporation was exposed to higher than acceptable rate risk and decided to enter into the hedging agreements in order to mitigate the risk. Of even greater importance is that the dispersion in the margin movement was reduced by $500,000 for a 100 basis point decline in rates and by $1,000,000 for a 200 basis point drop, thus reducing Omega's risk to interest rate movements.

The same effects could be obtained in the cash market by investing funds for a longer term. However, this would reduce liquidity and require more capital.

In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings which can cause more volatility in the short term. At December 31, 1996, Omega's net interest income and MVE were within the guidelines established by management.

Another source of interest rate risk is known as basis risk. This arises from the difference in movements of interest rates earned as assets and the interest rates paid on liabilities with otherwise similar repricing characteristics. The Corporation analyzed the effects of basis risk on both earnings and capital. This was done through interest rate shocks, which isolate the movements of the treasury rate and prime rate. The following shows the results of these rate shocks:

                  Change in            Change in                 Change in
  Basis        Interest Rates     Net Interest Income     Market Value of Equity
  -----        --------------     -------------------     ----------------------
Prime Risk          -100               $(1,387)                   $ 5,177
Treasury Risk       +100               $(1,039)                   $11,371

The table above indicates the results of a 100 basis point decrease in the prime rate with all other interest rates unchanged. In this scenario, the Corporation's net interest income would decrease by $1,387,000 and market value of equity would increase by $5,177,000. These results support the Corporation's actions in using interest rate swaps and floors to hedge its exposure to a decline in net interest income when the interest rates on prime-based loans decrease. The treasury risk noted above shows that if the treasury curve increased 100 basis points with no other interest rate changes, the Corporation's net interest income would decrease $1,039,000 and market value of equity would increase $11,371,000. In both the prime risk and treasury risk results, only the direction of change in which interest rates would adversely affect earnings is shown. If interest rates were to change in the opposite direction from that indicated, Omega would experience a similar increase in net interest income.

The gap analysis, rate shock simulation and basic risk analysis described above are performed in a static environment. In reality Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques to projected future volumes and various interest rate scenarios prior to making any hedging decision or decisions that involve the acquisition or investment of funds.

--------------------------------------------------------------------------------
                                                                              17

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                  [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                          Average Loan to Deposit Ratio


                    1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----
                   78.4%      78.9%     77.9%     82.2%     82.2%


                                    LIQUIDITY

There is no standardized formula for measuring liquidity. Past methods do not apply due to the complexity of today's balance sheet. Omega's management has adopted a liquidity measurement that answers the following three questions:

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

The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 1996, total liquid assets were $170,388,000 while the short-term liabilities were $41,559,000. This left a surplus of liquid assets of $128,829,000, or 12.8% of total assets. Management believes that a surplus of not less than 5% to 7% is adequate.

Another measure of liquidity is the average loan to deposit ratio. This ratio was 82.2% at both December 31, 1996 and 1995. Management's target range for this ratio is 70% to 85%.

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

As to off-balance sheet liquidity, Omega has federal funds lines totaling $20,000,000 at December 31, 1996. At December 31, 1996, Omega had no amount outstanding against these federal funds lines. Omega's banks are members of the Federal Home Loan Bank of Pittsburgh which provides overnight or term funding to the banks in the amounts of $46,721,000 as of December 31, 1996. At December 31, 1996, Omega had $5,000,000 outstanding against the term line and no overnight advances (See Note 8 of Notes to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
18

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                               MARKET ENVIRONMENT

Omega's market is generally in central Pennsylvania and primarily in the counties of Centre, Clinton, Mifflin, Blair, Huntingdon, Bedford, Juniata and Montour.

                                  [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                                   Net Income

                                 (in thousands)


                    1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----
                  $11,907   $11,932   $12,785   %14,069   $16,227


 * (1993 net income shown before favorable effect of accounting change of $747)

--------------------------------------------------------------------------------
                                                                            19

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                     TABLE 4

                              MATURITY DISTRIBUTION
                             AS OF DECEMBER 31, 1996
                                 (In thousands)
                Remaining Maturity / Earliest Possible Repricing

                                                                      Over Three     Over Six    Over One
                                                          Three       Months But    Months But   Year But       Over
                                                          Months      Within Six    Within One  Within Five     Five
                                                         or Less       Months         Year         Years        Years        Total
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Interest Earning Assets
     Interest bearing deposits .....................    $     512           $--           $--          $--          $--    $     512
     Federal funds sold ............................       18,075            --            --           --           --       18,075
     Investment securities:
          U.S. Treasury securities
               and obligations of other
               U.S. Government agencies
               and corporations ....................       14,291         9,832        14,114       55,173           --       93,410
          Corporate and other securities ...........        2,155         2,252         7,151       21,609        5,891       39,058
          Obligations of state and political
               subdivisions ........................        3,739         4,688         6,403       11,050        2,000       27,880
          Mortgage backed securities ...............        8,187         7,965        16,286       34,844          639       67,921
          Stocks ...................................           --            --            --           --        9,578        9,578
     Loans:
          Commercial, financial, and
          agricultural .............................      101,361         2,742         3,849       14,898       26,166      149,016
          Interest rate swap agreements
               (notional amount) ...................      (40,000)           --        10,000       30,000           --           --
          Real estate - commercial .................       61,797           940         2,967       20,274       32,403      118,381
          Real estate - construction ...............       12,504           747           204          861        5,364       19,680
          Real estate - mortgage ...................       29,578        17,944        30,007       77,666       69,179      224,374
          Personal (net of unearned
               interest) ...........................       37,883        11,353        21,892       92,592       17,182      180,902
          Lease financing (net of
               unearned interest) ..................          217           283           796        2,939            9        4,244
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Total Interest Earning Assets ......................      250,299        58,746       113,669      361,906      168,411      953,031
                                                        ---------     ---------     ---------    ---------    ---------    ---------
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Interest Bearing Liabilities

     Demand deposits ...............................       22,958            --            --      130,104           --      153,062
     Savings deposits ..............................       98,802            --        20,556       39,521           --      158,879
     Certificates of deposit
     over $100,000 .................................       15,323         5,822         9,445       15,394          334       46,318
     Time deposits .................................       98,304        62,757        75,578      135,347          914      372,900
     Short-term borrowings .........................        5,292            --            --           --        5,292
     Long-term debt ................................        5,000            --            --           --           --        5,000
     Other interest bearing liabilities ............          497            --            --           --        4,309        4,806
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Total Interest Bearing Liabilities .................      246,176        68,579       105,579      320,366        5,557      746,257
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Gap ................................................    $   4,123     $  (9,833)    $   8,090    $  41,540    $ 162,854    $ 206,774
                                                        ---------     ---------     ---------    ---------    ---------    ---------
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Cumulative Gap .....................................    $   4,123     $  (5,710)    $   2,380    $  43,920    $ 206,774    $ 413,548
                                                        ---------     ---------     ---------    ---------    ---------    ---------
                                                        ---------     ---------     ---------    ---------    ---------    ---------
Cumulative sensitivity ratio .......................         1.02          0.98          1.01         1.06         1.28

Commercial, financial and agricultural
  loans maturing after one year with:
     Fixed interest rates ..........................                                             $ 13,717    $  25,495     $  39,212
     Variable interest rates .......................                                                9,990       29,873        39,863
                                                                                                 ---------    ---------    ---------
     Total .........................................                                             $ 23,707    $  55,368     $  79,075
                                                                                                 ---------    ---------    ---------
                                                                                                 ---------    ---------    ---------

--------------------------------------------------------------------------------
20

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                              RESULTS OF OPERATIONS
                                    OVERVIEW

1996

Omega reported earnings in 1996 of $16,227,000, an increase of 15.3% over 1995. On a fully diluted basis, net income per common share continues to improve, reaching $2.53 in 1996, an increase of 14.5%, or $.32, over 1995. Several important occurrences took place in 1996 which, in management's belief helped to create these record financial results. They are as follows:

     o    strong net interest margin
     o    increased fee income on traditional banking services
     o    significant reduction in FDIC insurance premiums
     o    termination of defined benefit plan

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                            Return on Average Assets


                  1992      1993      1994      1995      1996
                  ----      ----      ----      ----      ----
                  1.32%     1.30%     1.36%     1.47%     1.61%



Assets were $1,007,345,000 at December 31, 1996, representing a $12,505,000, or 1.3%, increase over year end 1995. Loans (net of unearned discount) were $696,597,000 compared to $703,125,000 at December 31, 1995, a decrease of 0.9%, or $6,528,000. Deposits decreased by $4,152,000, or 0.5%, at December 31,1996 when compared to December 31, 1995.

Return on average equity increased from 11.90% to 12.51% in 1996, while return on average assets increased to 1.61% from 1.47% in 1995. Omega's performance can be compared to its national peers with consolidated assets of $1 billion to $3 billion (using the most current data for September 30, 1996).

                                                Omega    Peers
                                                -----    -----

         Return on average assets ........       1.57%    1.18%
         Return on average equity ........      12.42%   13.55%

The inclusion of Montour Bank for the first full year since its acquisition in the third quarter of 1995 added $246,000 to net income in 1996. This equates to 11.4% of the $2,158,000 increase in net income in 1996 as compared to 1995.

1995

Omega reported earnings in 1995 of $14,069,000, an increase of 10.0% over 1994. On a fully diluted basis, net income per common share continued to improve, reaching $2.21 in 1995, an increase of 9.4%, or $.19, over 1994. Several important occurrences took place in 1995 which helped to define the operating results and, in management's opinion, positioned the Corporation for potential future earnings improvement. They are as follows:

          o increased net interest margin
          o increased fee income on traditional services
          o significant reduction in FDIC insurance premiums
          o staffing reductions
          o increase in certain depreciation and amortization
          o acquisition of Montour Bank


                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                            Return on Average Equity


               1992      1993      1994      1995      1996
               ----      ----      ----      ----      ----
              13.55%    12.15%    11.75%    11.90%    12.51%


Assets were $994,840,000 at December 31, 1995, representing a $54,887,000, or 5.8%, increase over year end 1994. Loans (net of unearned discount) were $703,125,000 compared to $647,933,000 at December 31, 1994, an increase of 8.5%, or $55,192,000. Deposits increased by $48,446,000, or 6.0%, at December 31,1995 when compared to December 31, 1994.

--------------------------------------------------------------------------------
                                                                              21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Return on average equity increased from 11.75% to 11.90% in 1995, while return on average assets increased to 1.47% from 1.36% in 1995. Omega's performance can be compared to its national peers with consolidated assets of $500 million to $1 billion, as of December 31, 1995.

                                                                Omega     Peers
                                                                -----     -----

    Return on average assets .............................       1.47%    1.14%
    Return on average equity .............................      11.90%   12.93%


                               NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. Since some interest earning assets are tax exempt, an adjustment is made for analytical purposes to place all assets on a fully tax equivalent basis.

Table 5 (located on page 24) shows average asset and liability balances, average interest rates and interest income and expense for the period 1994-1996. In addition, it shows the changes attributable to the volume and rate components of net interest income.

1996

Total average loans were $704,259,000 in 1996 at a yield of 8.91% that produced $62,740,000 in interest income. This represented a $30,447,000, or 4.5%, increase in average volumes from 1995. The yield decreased 8 basis points from 8.99% in 1995 causing a decrease of $492,000 in interest income, partially offsetting an increase of $2,627,000 of favorable mix and volume changes for a net increase of $2,135,000, or 3.5%, when compared to 1995. The yield decrease was a direct response to the lower rate environment in 1996 than in 1995.

Investment securities averaged $227,102,000 for an increase of $12,270,000, or 5.7%. The yield increased to 5.64% from 5.37% in 1995. Interest income from securities increased a total of $1,268,000, with $816,000 attributable to higher volumes, and $452,000 due to higher yields. Interest bearing deposits decreased $1,016,000, or 60.7%, and federal funds sold increased 72.1%, or $9,002,000. The net increase in average volumes of $20,256,000 on the above three assets was a result of funds supplied by deposits.

Total interest earning assets averaged $953,510,000 at a yield of 8.05% and produced total interest income of $76,720,000 for 1996. Compared to 1995, the average volumes increased $50,703,000, or 5.6%. The yield decreased 3 basis points from 8.08% during a lower rate environment in 1996, where prime averaged 8.25% as compared to 8.75% in 1995 as the mix of earning assets shifted from 70.3% loans in 1995 to 69.8% loans in 1996 (See Average Asset Mix Change chart on page 11). Interest income increased $3,876,000 from volume and mix changes and decreased $129,000 from generally lower yields producing a net increase of 5.1%, or $3,747,000.

Total interest bearing liabilities averaged $752,894,000 at a cost of $30,320,000 for a composite rate of 4.03%. This represented an increase in interest bearing liabilities of 5.2%, or $37,309,000, over 1995. The composite rate decreased from 4.06% in 1995, or 3 basis points. Interest expense decreased $760,000 due to lower rates and increased $2,063,000 due to favorable volume and mix changes as discussed in the Financial Condition section. These changes resulted in a net increase of $1,303,000, or 4.5%, in interest expense.

Non-interest bearing funding sources, including equity, averaged $256,749,000 in 1996, compared to $242,230,000 in 1995, for an increase of $14,519,000, or 6.0%.
This resulted in a decrease of 3 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 3.21% in 1995 to 3.18% in 1996.

Net interest income was $46,400,000 for 1996, an increase of $2,444,000, or 5.6%, from 1995. This was the result of an increase of $1,813,000 in favorable volume and mix changes and $631,000 as a result of interest rate effects. Net yield was 4.87% in 1996 and 1995. On a fully tax equivalent basis, the net yield decreased from 5.05% to 5.03% in 1996.

--------------------------------------------------------------------------------
22

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Following is a schedule comparing Omega's margin performance to the average of its national peers as of September 30, 1996:

           Percent of average earning assets            Omega   Peers
           ---------------------------------            -----   -----

           Interest income - tax equivalent .......      8.21%   8.34%
           Interest expense .......................      3.16    3.64
           Net interest income - tax equivalent....      5.05    4.70

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

Net interest income was $43,956,000 for 1995, an increase of $2,513,000, or 6.1%, from 1994. This was the result of an increase of $1,389,000 in favorable volume and mix changes and $1,124,000 as a result of interest rate effects. Net yield increased 18 basis points to 4.87% from 4.69% in 1994. On a fully tax equivalent basis, the net yield increased from 4.90% to 5.05% in 1995.

Following is a schedule comparing Omega's margin performance to the average of its national peers as of December 31, 1995:

       Percent of average earning assets             Omega   Peers
       ---------------------------------             -----   -----

       Interest income - tax equivalent ........      8.25%   8.48%
       Interest expense ........................      3.21    3.72
       Net interest income - tax equivalent.....      5.05    4.73

--------------------------------------------------------------------------------
                                                                              23


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                     TABLE 5

             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                 (In thousands)

                                                                                  Years Ended December 31,
                                                           -------------------------------------------------------------------
                                                                            1996                              1995
                                                           ----------------------------------   ------------------------------
                                                             Average                   Yield/    Average                Yield/
                                                            Balance(1)    Interest      Rate    Balance(1)  Interest     Rate
                                                           ----------     --------      ----    --------    --------     ----
ASSETS
Interest earning assets:
  Loans (5),(7) ........................................   $  686,541     $ 61,504      8.96%   $660,560    $ 59,657     9.03%
  Tax-exempt loans .....................................       17,718        1,236      6.98      13,252         948     7.15
                                                           ----------     --------      ----    --------    --------     ----
    Total loans ........................................      704,259       62,740      8.91     673,812      60,605     8.99

  Investment securities ................................      192,489       11,208      5.82     171,286       9,498     5.55
  Tax-exempt investment securities .....................       34,613        1,593      4.60      43,546       2,035     4.67
                                                           ----------     --------      ----    --------    --------     ----
    Total investment securities ........................      227,102       12,801      5.64     214,832      11,533     5.37

  Interest bearing deposits ............................          657           35      5.33       1,673          92     5.50
  Federal funds sold ...................................       21,492        1,144      5.32      12,490         743     5.95
                                                           ----------     --------      ----    --------    --------     ----
Total interest earning assets ..........................      953,510       76,720      8.05     902,807      72,973     8.08

Non-interest earning assets:
  Cash and due from banks ..............................       32,581                             33,636
  Allowance for loan losses ............................      (11,795)                           (11,368)
  Premises and equipment ...............................       17,584                             16,988
  Other assets(8) ......................................       17,763                             15,752
                                                           ----------                           --------
    Total ..............................................   $1,009,643                           $957,815
                                                           ----------                           --------
                                                           ----------                           --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2) ..................   $  221,904        4,496      2.03    $220,460       4,603     2.09
  Savings deposits .....................................      104,257        2,407      2.31     105,858       2,451     2.32
  Time deposits ........................................      418,006       22,960      5.49     382,682      21,556     5.63
  Other, including short-term borrowings, long-term debt
    and other interest bearing liabilities .............        8,727          457      5.24       6,585         407     6.18
                                                           ----------     --------      ----    --------    --------     ----
Total interest bearing liabilities .....................      752,894       30,320      4.03     715,585      29,017     4.06
                                                                          --------                          --------
Non-interest bearing liabilities:
  Demand deposits ......................................      113,046                            110,687
  Other ................................................       14,011                             13,275
Shareholders' equity ...................................      129,692                            118,268
                                                           ----------                           --------
    Total ..............................................   $1,009,643                           $957,815
                                                           ----------                           --------
                                                           ----------                           --------
Net interest income ....................................                  $ 46,400                          $ 43,956
                                                                          --------                          --------
                                                                          --------                          --------
Net yield on interest earning assets(3) ................                                4.87%                            4.87%
                                                                                        ----                             ----
                                                                                        ----                             ----
Net yield -- tax equivalent basis(4)....................                                5.03%                            5.05%
                                                                                        ----                             ----
                                                                                        ----                             ----

--------------------------------------------------------------------------------
24

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                                     TABLE 5

             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
                                 (In thousands)


                                                       1994                1996 Compared to 1995           1995 Compared to 1994
                                        ----------------------------  Increase (Decrease) Due To (6)  Increase (Decrease) Due To (6)
                                         Average              Yield/  ------------------------------  ------------------------------
                                        Balance(1)  Interest   Rate     Volume      Rate     Total    Volume      Rate     Total
                                        ----------  --------   ----     ------      ----     -----    ------      ----     -----
ASSETS
Interest earning assets:
  Loans (5),(7) ........................  $617,601    $51,594    8.35%    $2,315     $(468)    $1,847   $3,714     $4,349    $8,063
  Tax-exempt loans .....................    14,820        919    6.20        312       (24)       288     (103)       132        29
                                          --------    -------    ----     ------     -----     ------   ------     ------    ------
    Total loans ........................   632,421     52,513    8.30      2,627      (492)     2,135    3,611      4,481     8,092
  Investment securities ................   178,500      9,315    5.22      1,228       482      1,710     (388)       571       183
  Tax-exempt investment securities .....    56,240      2,583    4.59       (412)      (30)      (442)    (592)        44      (548)
                                          --------    -------    ----     ------     -----     ------   ------     ------    ------
    Total investment securities ........   234,740     11,898    5.07        816       452      1,268     (980)       615      (365)
  Interest bearing deposits ............     3,140        135    4.30        (54)       (3)       (57)     (74)        31       (43)
  Federal funds sold ...................    12,878        544    4.22        487       (86)       401      (17)       216       199
                                          --------    -------    ----     ------     -----     ------   ------     ------    ------
Total interest earning assets ..........   883,179     65,090    7.37      3,876      (129)     3,747    2,540      5,343     7,883
Non-interest earning assets:
  Cash and due from banks ..............    33,919
  Allowance for loan losses ............   (11,229)
  Premises and equipment ...............    12,287
  Other assets (8) .....................    18,684
                                          --------
    Total ..............................  $936,840
                                          ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) .  $238,320      4,740    1.99         29      (136)      (107)    (367)       230      (137)
  Savings deposits .....................   115,311      2,629    2.28        (34)      (10)       (44)    (223)        45      (178)
  Time deposits ........................   349,727     16,097    4.60      1,950      (546)     1,404    1,617      3,842     5,459
  Other, including short-term
    borrowings, long-term debt and
    other interest bearing liabilities .     4,258        181    4.25        118       (68)        50      124        102       226
                                          --------    -------    ----     ------     -----     ------   ------     ------    ------
Total interest bearing liabilities .....   707,616     23,647    3.34      2,063      (760)     1,303    1,151      4,219     5,370
                                                      -------             ------     -----     ------   ------     ------    ------
Non-interest bearing liabilities:
  Demand deposits ......................   108,606
  Other ................................    11,830
Shareholders' equity ...................   108,788
                                          --------
    Total ..............................  $936,840
                                          ========

Net interest income ....................              $41,443             $1,813     $ 631     $2,444   $1,389     $1,124    $2,513
                                                      =======             ======     =====     ======   ======     ======    ======
Net yield on interest earning
  assets(3) ............................                         4.69%
                                                                 ====
Net yield -- tax equivalent basis(4) ...                         4.90%
                                                                 ====

1)   Average balances were calculated using a daily average.

2)   Includes NOW and money market accounts.

3) Net yield on interest earning assets is net interest income divided by average interest earning assets.

4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35% in 1996 and 1995 and 34% in 1994.

5) Non-accruing loans and investments are included in the above table until they are charged off.

6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

7) Interest on loans includes income/(loss) of $72,000 in 1996, $(71,000) in 1995 and $(10,000) in 1994 from interest rate contracts used to hedge prime interest rate loans.

8)   Includes gross unrealized gains on securities available for sale.

--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $979,000 in 1996 and $713,000 in 1995 for an increase of $266,000 that was precipitated by the increase in the loan portfolio. The provision for loan losses exceeded net charge-offs by $152,000 in 1996 and by $195,000 in 1995. Net charge-offs in 1996 and 1995 were .12% and
 .08%, respectively, of average loans outstanding. In addition, non-performing loans as a ratio to the allowance for loan losses was 28.2% at year end 1996 and 39.7% at the end of 1995. The allowance for loan losses as a ratio to net loans was 1.70% and 1.66% for December 31, 1996 and 1995, respectively. The ratio of net charge-offs to average loans compared to our national peers is as follows:

                                                     Omega     Peers
                                                     -----     -----

      September 30, 1996 ......................      .11%      .24%
      December 31, 1995 .......................      .08       .26

Management believes that the allowance for loan losses at December 31, 1996 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical and anticipated losses, the status of non-performing delinquent loans, prevailing and anticipated economic conditions and industry standards.






                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:


                               Net Interest Yield


                      Yield on        Cost to Fund     Net Interest
                   Earning Assets    Earning Assets       Yield
                   --------------    --------------       -----
      1992               8.54%            3.78%            4.76%
      1993               7.72%            3.02%            4.70%
      1994               7.37%            2.68%            4.69%
      1995               8.08%            3.21%            4.87%
      1996               8.05%            3.18%            4.87%

--------------------------------------------------------------------------------
26

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                               NON-INTEREST INCOME

1996

Non-interest income grew to $9,020,000 during 1996 for a 12.5%, or $999,000, increase when compared to $8,021,000 for 1995. All major categories of non-interest income were improved in 1996, as compared to 1995. As the Corporation continued to place emphasis on traditional banking services by expanding product lines and services, trust fees increased by $155,000, or 6.6%, and fees relating to deposit accounts grew $229,000, or 8.6%, in 1996. Net gains from investment and loan transactions increased by $153,000, or 23.5%, and other income was increased by $462,000, or 19.7%, primarily as a result of a gain on the sale of a property owned by the Corporation as satisfaction of a previous debt.

As a percentage of average assets, non-interest income (excluding securities gains) was .82% for 1996, as compared to .77% in 1995. When compared to our national peers (most current data of September 30, 1996), Omega's ratio was .77% and the peer average was 1.06%.

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

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                      Non-Interest Income to Average Assets
                           (excluding security gains)


                      1992                         0.81%
                      1993                         0.77%
                      1994                         0.75%
                      1995                         0.77%
                      1996                         0.82%

As a percentage of average assets, non-interest income (excluding securities gains) was .77% for 1995, as compared to .75% in 1994. The national peer average for 1995 was 1.07%.



                              NON-INTEREST EXPENSE

1996

Omega's operating expenses were $31,087,000 for 1996 as compared to $31,462,000 for 1995, representing a decrease of $375,000, or 1.2%. Salaries and employee benefits increased by only 1.7% over 1995. During 1996, Omega's defined benefit retirement plan was terminated, which resulted in $284,000 being returned to the Corporation and $107,000 being contributed directly to the Employee Stock Ownership Plan, thereby reducing scheduled benefits expense by a total of $391,000. See Note 12 of Notes to Consolidated Financial Statements. Occupancy and equipment expenses were both successfully reduced in 1996 by a total of $204,000. Data processing service costs were increased in 1996 by 6.0% due to the addition of some new services being provided. It should be noted that the total data processing service costs in 1996 are still lower than the actual costs in 1994. For the second year in a row, the most significant decrease in expenses came in the reduction of deposit insurance premiums. The FDIC reduced the base rate on insurance premiums from 23 cents per hundred dollars of deposits to 4 cents, effective April 1995. This resulted in a reduction in expense of $917,000 from 1994 to 1995. Then in 1996, Omega's FDIC insurance was futher reduced, as Omega's banks were required to pay only the minimum amount of $2,000 per year (per bank). This resulted in a reduction of expense of $925,000 from 1995 to 1996. It is likely that in the future these premiums may be raised, as the level of the Bank Insurance Fund is maintained.

                                   [GRAPHIC]

The printed document contains a bar graph depicting the following plot points:

                     Non-Interest Expense to Average Assets

                      1992                         3.25%
                      1993                         3.37%
                      1994                         3.30%
                      1995                         3.28%
                      1996                         3.08%

As a percentage of average assets, non-interest expense was 3.08% for 1996 as compared to 3.28% in 1995. At September 30, 1996, Omega's ratio of non-interest expense to average assets was 3.10%, compared to a national peer average of 3.25%.
--------------------------------------------------------------------------------
                                                                              27

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

1995

Omega's operating expenses were $31,462,000 for 1995 as compared to $30,960,000 for 1994, representing an increase of $502,000, or 1.6%. Salaries and employee benefits were held to a 1.8% increase over 1994. This was achieved by management's efforts to reduce staffing through attrition. Equipment expense and data processing service costs were both successfully reduced in 1995 by a total of $192,000. The most significant decrease in expenses in 1995 came in the reduction of deposit insurance premiums. The FDIC reduced the base rate on insurance premiums from 23 cents per hundred dollars of deposits to 4 cents, effective April 1995. This resulted in a reduction in expense of $917,000. Net occupancy and other expense increased in 1995 by $287,000 and $1,037,000, respectively, primarily as a result of increased depreciation and amortization, respectively.

At December 31, 1995, Omega's ratio of non-interest expense to average assets was 3.30%, compared to a national peer average of 3.45%.

                                  INCOME TAXES

Income taxes for 1996 amounted to $7,127,000 compared to $5,733,000 in 1995. The effective tax rate increased from 29.0% in 1995 to 30.5% in 1996, due mostly to a change in the mix of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans decreased by 8.5%, or $4,467,000 in 1996. Average tax-exempt investments and loans were 5.2% of total average assets for 1996 and 5.9% for 1995. Tax-exempt income as a percentage of income before income tax decreased to 12.1% from 15.1%. See Note 11 of Notes to Consolidated Financial Statements for further information on income taxes.

                    ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

The Financial Accounting Standards Board ("FASB") has issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which is required to be adopted as of January 1, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on consistent application of a financial-components approach that focuses on control. The FASB has also issued Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", which delays adoption of certain components of Statement No. 125 until January 1, 1998. Management believes that adoption of the statement will not materially affect the Corporation's financial condition or results of operations.

--------------------------------------------------------------------------------
28

                          CONSOLIDATED BALANCE SHEETS

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)


                                                                                                             December 31,
                                                                                                   --------------------------------
                                                                                                      1996                 1995
                                                                                                   -----------          -----------
ASSETS
Cash and due from banks (Notes 1 and 3) ..................................................         $    30,380          $    38,796
Interest bearing deposits with other financial institutions ..............................                 512                  843
Federal funds sold .......................................................................              18,075               12,460
Investment securities held to maturity
  (market value-$114,171 and $98,207 respectively) (Notes 1 and 4) .......................             114,192               97,863
Investment securities available for sale (Notes 1 and 4) .................................             127,654              121,845

Total loans (Notes 1, 5, 6 and 17) .......................................................             698,323              706,640
Less: Unearned discount ..................................................................              (1,726)              (3,515)
  Allowance for loan losses ..............................................................             (11,820)             (11,668)
                                                                                                   -----------          -----------
                                                                                                       684,777              691,457

Premises and equipment, net (Notes 1 and 7) ..............................................              17,638               17,153
Other assets (Note 1) ....................................................................              14,117               14,423
                                                                                                   -----------          -----------
TOTAL ASSETS .............................................................................         $ 1,007,345          $   994,840
                                                                                                   -----------          -----------
                                                                                                   -----------          -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ...................................................................         $   114,870          $   116,729
  Interest bearing .......................................................................             731,160              733,453
                                                                                                   -----------          -----------
                                                                                                       846,030              850,182

Short-term borrowings (Note 8) ...........................................................               5,292                1,545
Other liabilities ........................................................................              10,332                8,339
ESOP debt (Note 12) ......................................................................               4,213                4,373
Long-term debt (Note 9) ..................................................................               5,000                5,700
Other interest bearing liabilities .......................................................                 593                  530
                                                                                                   -----------          -----------
TOTAL LIABILITIES ........................................................................             871,460              870,669

Commitments and Contingent Liabilities (Notes 10, 13 and 14)

Shareholders' Equity (Note 15) Preferred stock, par value $5.00 per share:
  Authorized - 5,000,000 shares;
  Issued and outstanding -
    219,781 shares Series A Convertible ..................................................               5,000                5,000
Unearned compensation related to ESOP debt ...............................................              (3,375)              (4,373)
Common stock, par value $5.00 per share:
  Authorized - 25,000,000 shares;
  Issued -
    6,104,246 shares at December 31, 1996;
    6,048,966 shares at December 31, 1995
  Outstanding -
    6,033,926 shares at December 31, 1996;
    6,022,966 shares at December 31, 1995 ................................................              30,521               30,245
Capital surplus ..........................................................................               5,649                5,134
Retained earnings ........................................................................              97,749               86,778
Cost of common stock in treasury:
  70,320 shares at December 31, 1996;
  26,000 shares at December 31, 1995 .....................................................              (2,266)                (822)
Net unrealized gain on securities available for sale .....................................               2,607                2,209
                                                                                                   -----------          -----------
TOTAL SHAREHOLDERS' EQUITY ...............................................................             135,885              124,171
                                                                                                   -----------          -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................................         $ 1,007,345          $   994,840
                                                                                                   -----------          -----------
                                                                                                   -----------          -----------

        The accompanying notes are an integral part of these statements.
--------------------------------------------------------------------------------
                                                                              29

                        CONSOLIDATED STATEMENTS OF INCOME

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)


                                                             Years Ended December 31,
                                                         -------------------------------
                                                           1996       1995        1994
                                                         --------   --------    --------

INTEREST INCOME:
Interest and fees on loans ...........................   $ 62,740   $ 60,605    $ 52,513
Interest and dividends on investment securities:
  Taxable interest income ............................     10,711      9,054       8,911
  Tax-exempt interest income .........................      1,593      2,035       2,583
  Dividend income ....................................        497        444         404
Other interest income ................................      1,179        835         679
                                                         --------   --------    --------
TOTAL INTEREST INCOME ................................     76,720     72,973      65,090

INTEREST EXPENSE:
Interest on deposits .................................     29,863     28,610      23,466
Interest on short-term borrowings ....................        134        243         120
Interest on long-term debt and
  other interest bearing liabilities .................        323        164          61
                                                         --------   --------    --------
TOTAL INTEREST EXPENSE ...............................     30,320     29,017      23,647
                                                         --------   --------    --------
NET INTEREST INCOME ..................................     46,400     43,956      41,443
Provision for loan losses (Note 6) ...................        979        713         623
                                                         --------   --------    --------
INCOME FROM CREDIT ACTIVITIES ........................     45,421     43,243      40,820

OTHER INCOME:
Trust fees ...........................................      2,510      2,355       2,078
Service fees on deposit accounts .....................      2,897      2,668       2,424
Investment securities gains and (losses), net (Note 4)

  Investment securities held to maturity .............          1        (85)          4
  Investment securities available for sale ...........        788        695         780
Gain on sale of loans ................................         15         41          33
Other ................................................      2,809      2,347       2,483
                                                         --------   --------    --------
TOTAL OTHER INCOME ...................................      9,020      8,021       7,802

OTHER EXPENSE:
Salaries and employee benefits (Note 12) .............     16,403     16,134      15,847
Net occupancy expense ................................      2,189      2,374       2,087
Equipment expense ....................................      1,786      1,805       1,865
Data processing service ..............................      1,533      1,446       1,578
FDIC insurance premiums ..............................          8        933       1,850
Other ................................................      9,168      8,770       7,733
                                                         --------   --------    --------
TOTAL OTHER EXPENSE ..................................     31,087     31,462      30,960
                                                         --------   --------    --------
INCOME BEFORE INCOME TAXES ...........................     23,354     19,802      17,662
Income tax expense  (Notes 1 and 11) .................      7,127      5,733       4,877
                                                         --------   --------    --------
NET INCOME ...........................................   $ 16,227   $ 14,069    $ 12,785
                                                         --------   --------    --------
                                                         --------   --------    --------
EARNINGS PER SHARE (Notes 1 and 19)
Primary ..............................................   $   2.61   $   2.28    $   2.08
Fully diluted ........................................   $   2.53   $   2.21    $   2.02

Weighted average shares and equivalents:
Primary ..............................................      6,106      6,049       6,015
Fully diluted ........................................      6,346      6,296       6,246

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
30

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        (In thousands, except share data)


                                                          Years Ended December 31, 1994, 1995 and 1996
                                          -----------------------------------------------------------------------------------------
                                                                                                    Cost of      Net
                                                      Unearned                                      Common    Unrealized
                                          Preferred      Com-      Common     Capital    Retained    Stock     Securities
                                           Stock     pensation     Stock      Surplus    Earnings  In Treasury   Gains      Total
                                          --------   ---------    --------    --------   --------   --------    --------   --------
Balance at January 1, 1994 .............  $  5,000    $ (4,649)   $ 29,670    $  3,656   $ 68,673   $    (38)   $     --   $102,312
Net income .............................                                                   12,785                            12,785
Cash dividends, common -
  $.66 per share .......................                                                   (3,938)                           (3,938)
Cash dividends, preferred -
  $1.80 per share ......................                                                     (396)                             (396)
Amortization of unearned
  compensation .........................                   131                                                                  131
Cumulative effect of change in
  accounting principle .................                                                                           2,061      2,061
Net unrealized losses on securities ....                                                                            (837)      (837)
Tax benefit from employee
  stock options ........................                                                       27                                27
Tax benefit from preferred stock
  dividends paid to ESOP ...............                                                      112                               112
Exercised employee stock
  options - 63,099 shares ..............                               259         555                    38                    852
                                          --------    --------    --------    --------   --------   --------    --------   --------
Balance at December 31, 1994 ...........     5,000      (4,518)     29,929       4,211     77,263         --       1,224    113,109
Net income .............................                                                   14,069                            14,069
Cash dividends, common -
  $.72 per share .......................                                                   (4,312)                           (4,312)
Cash dividends, preferred -
  $1.80 per share ......................                                                     (396)                             (396)
Amortization of unearned
  compensation .........................                   145                                                                  145
Net unrealized gains on securities .....                                                                             985        985
Tax benefit from employee
  stock options ........................                                                       47                                47
Tax benefit from preferred stock
  dividends paid to ESOP ...............                                                      107                               107
Purchase of treasury stock -
  143,393 shares .......................                                                               (3,925)               (3,925)
Montour acquisition - retirement
  of Omega stock - 3,000 shares ........                               (15)        (46)                                         (61)
Montour acquisition - 14,038 shares
  issued, 109,919 from treasury ........                                70         337                 2,878                  3,285
Exercised employee stock
  options - 59,667 shares ..............                               261         632                   225                  1,118
                                          --------    --------    --------    --------   --------   --------    --------   --------
Balance at December 31, 1995 ...........     5,000      (4,373)     30,245       5,134     86,778       (822)      2,209    124,171
Net income .............................                                                   16,227                            16,227
Cash dividends, common -
  $.84 per share .......................                                                   (5,073)                           (5,073)
Cash dividends, preferred -
  $1.80 per share ......................                                                     (396)                             (396)
Amortization of unearned
  compensation .........................                   998                                                                  998
Net unrealized gains on securities .....                                                                             398        398
Tax benefit from employee stock
  options ..............................                                                      113                               113
Tax benefit from preferred stock
  dividends paid to ESOP ...............                                                      100                               100
Purchase of treasury stock -
  73,241 shares ........................                                                              (2,383)                (2,383)
Exercised employee stock
  options - 84,201 shares ..............                               276         515                   939                  1,730
                                          --------    --------    --------    --------   --------   --------    --------   --------
Balance at December 31, 1996 ...........  $  5,000    $ (3,375)   $ 30,521    $  5,649   $ 97,749   $ (2,266)   $  2,607   $135,885
                                          --------    --------    --------    --------   --------   --------    --------   --------
                                          --------    --------    --------    --------   --------   --------    --------   --------

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
31

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                                       Years Ended December 31,
                                                                              ------------------------------------------
                                                                                1996             1995             1994
                                                                              --------         --------         --------

Cash flows from operating activities:
  Net income ...........................................................      $ 16,227         $ 14,069         $ 12,785
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization ......................................         3,349            3,416            3,190
    Provision for loan losses ..........................................           979              713              623
    Gain on sale of investment securities ..............................          (789)            (610)            (784)
    Gain on sale of fixed assets and other property owned ..............          (304)             (13)            (187)
    Gain on sale of loans ..............................................           (15)             (41)             (33)
    Increase in tax asset ..............................................          (188)            (175)            (418)
    Decrease in interest receivable and other assets ...................            45            2,334              368
    Increase (decrease) in interest payable ............................          (570)             332           (1,557)
    Increase (decrease) in taxes payable ...............................           338             (134)            (101)
    Amortization of deferred net loan fees .............................          (233)            (362)            (345)
    Deferral of net loan fees ..........................................           237              180              123
    Increase in accounts payable and accrued expenses ..................           836               36              561
                                                                              --------         --------         --------
      Total adjustments ................................................         3,685            5,676            1,440
                                                                              --------         --------         --------
Net cash provided by operating activities ..............................        19,912           19,745           14,225

Cash flows from investing activities:
  Proceeds from the sale or maturity of:
    Interest bearing deposits with other financial institutions ........         3,471            5,755            1,306
    Investment  securities available for sale - sales and maturities ...        43,446           11,189           26,235
    Investment  securities held to maturity - maturities ...............        29,974           64,931           47,170
  Purchase of:
    Interest bearing deposits with other financial institutions ........        (3,140)          (1,515)          (1,888)
    Investment securities available for sale ...........................       (47,592)         (11,986)         (20,501)
    Investment securities held to maturity .............................       (47,098)         (54,293)         (42,593)
  Increase in loans ....................................................        (5,207)         (27,714)         (14,117)
  Gross proceeds from sale of loans ....................................        10,919            8,175            1,666

  Capital expenditures .................................................        (2,448)          (1,546)          (1,495)
  Sale of fixed assets and other property owned ........................           524              237            1,036

  Decrease (increase) in federal funds sold ............................        (5,615)         (12,051)           3,954
  Acquisition of bank, net of cash acquired of $562 ....................            --           (1,880)              --
                                                                              --------         --------         --------
Net cash provided by (used in) investing activities ....................       (22,766)         (20,698)             773

Cash flows from financing activities:

  Increase (decrease) in deposits, net .................................        (4,152)          13,520           (8,042)
  Increase (decrease) in short-term borrowings, net ....................         3,747          (13,273)           4,317

  Principal payment on long-term debt ..................................          (700)            (350)              --
  Proceeds from long-term debt .........................................            --            5,000               --
  Net change in other interest bearing liabilities .....................            63               62               53
  Dividends paid .......................................................        (4,080)          (4,708)          (4,334)
  Tax benefit from preferred stock dividend and stock
    option activity ....................................................           213              154              139
  Issuance of common stock .............................................           791              893              814
  Acquisition of treasury stock ........................................        (2,383)          (3,925)              --
  Proceeds from sale of treasury stock .................................           939              225               38
                                                                              --------         --------         --------
Net cash used in financing activities ..................................        (5,562)          (2,402)          (7,015)
                                                                              --------         --------         --------
Net increase (decrease) in cash and due from banks .....................      $ (8,416)        $ (3,355)        $  7,983
                                                                              --------         --------         --------
                                                                              --------         --------         --------
Cash and due from banks at beginning of period .........................      $ 38,796         $ 42,151         $ 34,168
Cash and due from banks at end of period ...............................        30,380           38,796           42,151
                                                                              --------         --------         --------
Net increase (decrease) in cash and due from banks .....................      $ (8,416)        $ (3,355)        $  7,983
                                                                              --------         --------         --------
                                                                              --------         --------         --------
Interest paid ..........................................................      $ 30,890         $ 28,685         $ 25,204
Income taxes paid ......................................................         6,944            5,927            5,108

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
32

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   OMEGA FINANCIAL CORPORATION AND SUBSIDIARES
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in Central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of three banks and four non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 41 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford and Montour counties. Its banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection, credit cards and student loans. The bank subsidiaries also provide a variety of trust services. Management believes that Omega Financial Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in Central Pennsylvania.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Omega Financial Corporation and its wholly owned subsidiaries conform to generally accepted accounting principles and to general industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as "Omega" or the "Corporation"): Omega Bank, N.A. ("Omega Bank"), Hollidaysburg Trust Company ("Hollidaysburg"), Penn Central National Bank ("Penn Central"), Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc. and Central Pennsylvania Real Estate, Inc. All significant intercompany transactions and accounts have been eliminated.

On December 31, 1996, two of Omega's banking subsidiaries were consolidated into one, as Montour Bank was merged into Omega Bank.

In the first quarter of 1995, four of Omega's banking subsidiaries were consolidated into two, as Peoples National Bank of Central Pennsylvania and The Russell National Bank were merged to form Omega Bank, N.A. and the First National Bank of Saxton was merged into Penn Central National Bank.

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

Derivative financial instruments

Omega uses interest rate contracts to achieve interest rate risk management objectives. These contracts are accounted for on an accrual basis and the net interest differential is recognized as an adjustment to interest income (See
Note 2). The market value of these financial instruments represents the amount Omega would receive or pay to terminate the agreements and is determined through dealer quotes.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Loans

Interest on all loans is accrued over the term of the loans based on the amount of principal outstanding, except on certain installment loans granted at Omega Bank, on which interest is recognized as income under a method that approximates the interest method.

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

On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118. This statement addresses the accounting by creditors for impairment of certain loans, and generally requires that impaired loans that are within the scope of the statement be measured on either (a) the present value of expected future cash flows discounted at the loans' effective interest rates or (b) the fair value of the collateral if the loan is collateral dependent. A loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Prior to the adoption of SFAS No. 114, the allowance for loan losses related to impaired loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans. There was no material effect on the Corporation's financial condition or results of operations upon adoption of this pronouncement.

Other real estate owned and held for investment

Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 1996 and 1995, the carrying value of other real estate owned and held for investment was $519,000 and $552,000, respectively.

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

--------------------------------------------------------------------------------
34

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Accounting pronouncements not yet adopted

The Financial Accounting Standards Board ("FASB") has issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which is required to be adopted as of January 1, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on consistent application of a financial-components approach that focuses on control. The FASB has also issued Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", which delays adoption of certain components of Statement No. 125 until January 1, 1998. Management believes that adoption of the statement will not materially affect the Corporation's financial condition or results of operations.

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

Commercial, financial and agricultural loans - These loans are made on either a floating or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity. The discount rate utilized at December 31, 1996 and 1995 would approximate prime plus 100 - 150 basis points. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the above commercial loans.

Real estate mortgage loans - This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows at the current market rate for these loans. No prepayment or acceleration of the cash flows is

--------------------------------------------------------------------------------
                                                                              35

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assumed. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term with a spread of approximately 150 - 200 basis points at December 31, 1996 and a spread of 125 - 150 basis points at December 31, 1995. The current market rate for the fixed rate mortgages ranged from 7.80% to 8.25% at December 31, 1996 and from 7.50% to 8.00% at December 31, 1995.

Personal loans and lease financing - This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value is estimated by discounting the future contractual cash flows. The discount factor for these loans is a 48 month auto loan as published by the Board of Governors of the Federal Reserve System Banking Section, Statistical Release G.19. This rate was 9.36% and 9.05% on December 31, 1996 and 1995, respectively.

Demand and savings accounts - The fair value of these deposits is the amount payable on demand.

Time deposits - The estimated fair value is determined by discounting the contractual cash flows, using the rates currently offered for deposits of similar remaining maturities. These rates are generally 40 - 70 basis points below the U.S. Treasury rate for the same term.

All other interest bearing liabilities' carrying values approximate fair value. Short-term and long-term borrowings are on a floating basis and approximate current market rates. Other interest bearing liabilities reprice annually at current market rates.

At December 31, 1996, Omega had existing interest rate contracts with a total notional balance of $50,000,000. These agreements had a negative fair value of $99,000 based on dealer quotes on that date. At December 31, 1995, existing interest rate swap agreements had a total notional balance of $20,000,000 and a favorable fair value of $150,000. (See Note 13).

Commitments to extend credit and standby letters of credit - The fair value of loan commitments and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present credit worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rate. As of December 31, 1996 and 1995, the commitment amount approximates fair value for these financial instruments.

--------------------------------------------------------------------------------
36

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                (in thousands)

                                                  December 31, 1996       December 31, 1995
                                               ----------------------   ---------------------
                                                 Book         Fair        Book        Fair
                                                 Value        Value       Value       Value
                                               ---------    ---------   ---------   ---------
Cash and due from banks ....................   $  30,380    $  30,380   $  38,796   $  38,796
Interest bearing deposits ..................         512          512         843         843
Federal funds sold .........................      18,075       18,075      12,460      12,460
Investment securities held to maturity .....     114,192      114,171      97,863      98,207
Investment securities available for sale ...     127,654      127,654     121,845     121,845
Loans (net of unearned interest):

   Commercial, financial and agricultural ..     149,016      146,276     136,537     133,618
   Real estate - commercial ................     118,381      116,864     127,462     127,637
   Real estate - construction ..............      19,680       19,597      18,346      18,417
   Real estate - mortgage ..................     224,374      232,946     228,037     236,585
   Personal ................................     180,902      181,455     188,808     190,994
   Lease financing .........................       4,244        4,135       3,935       3,826
   Allowance for loan losses ...............     (11,820)          --     (11,668)         --
                                               ---------    ---------   ---------   ---------
Total loans ................................     684,777      701,273     691,457     711,077
Interest receivable ........................       7,549        7,549       7,747       7,747
                                               ---------    ---------   ---------   ---------
Total financial assets .....................   $ 983,139    $ 999,614   $ 971,011   $ 990,975
                                               ---------    ---------   ---------   ---------
                                               ---------    ---------   ---------   ---------
Demand deposits ............................   $ 267,933    $ 267,933   $ 268,861   $ 268,861
Savings deposits ...........................     158,878      158,878     171,343     171,373
Time deposits ..............................     419,219      422,061     409,978     414,213
Short-term borrowings ......................       5,292        5,292       1,545       1,545
Long-term debt .............................       5,000        5,000       5,700       5,700
Other interest bearing liabilities .........       4,806        4,806       4,903       4,903
Interest payable ...........................       2,339        2,339       2,929       2,929
                                               ---------    ---------   ---------   ---------
Total financial liabilities ................   $ 863,467    $ 866,309   $ 865,259   $ 869,524
                                               ---------    ---------   ---------   ---------
                                               ---------    ---------   ---------   ---------


3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

Omega's banking subsidiaries are required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,004,000 and $5,281,000 as of December 31, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
                                                                              37

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  INVESTMENT SECURITIES (IN THOUSANDS)




                                                                 December 31, 1996
                                                 ----------------------------------------------------
Securities classified as Held to Maturity                                           Gross      Gross
                                                 Amortized   Market    Weighted  Unrealized  Unrealized
Type and maturity                                  Cost      Value    Avg. Yield    Gains      Losses
-----------------                                  ----      -----    ----------    -----      ------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations

  Within one year .............................. $     75   $     75     6.50%      $  --      $   --
  After one year but within five years .........    6,972      6,974     6.12          24         (22)
  After five years but within ten years ........       --         --       --          --          --
  After ten years ..............................       --         --       --          --          --

Obligations of state and political subdivisions
  Within one year ..............................    1,369      1,375     7.14           6          --
  After one year but within five years .........    3,002      3,001     6.06           6          (7)
  After five years but within ten years ........      524        517     6.10          --          (7)
  After ten years ..............................    1,920      1,914     6.80          --          (6)

Corporate and other securities
  Within one year ..............................    3,808      3,800     5.39           3         (11)
  After one year but within five years .........   16,330     16,289     6.04          57         (98)
  After five years but within ten years ........    7,582      7,616     6.13          35          (1)
  After ten years ..............................      160        160     7.84           1          (1)

Mortgage-backed securities
  Within one year ..............................      338        339     6.76           1          --
  After one year but within five years .........   24,063     24,008     6.17          61        (116)
  After five years but within ten years ........   17,381     17,491     6.26         124         (14)
  After ten years ..............................   26,139     26,083     5.73         111        (167)

Investment in low income housing projects ......      438        438      N/M          --          --

Common stock ...................................    4,091      4,091      N/M          --          --
                                                 --------   --------     ----       -----      ------
Total .......................................... $114,192   $114,171     6.05%      $ 429      $ (450)
                                                 --------   --------     ----       -----      ------
                                                 --------   --------     ----       -----      ------

                                                                 December 31, 1996
                                                  -----------------------------------------------------
Securities classified as Available for Sale                                          Gross       Gross
                                                  Amortized    Market   Weighted   Unrealized  Unrealized
Type and maturity                                    Cost      Value   Avg. Yield    Gains       Losses
                                                     ----      -----   ----------    -----       ------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations

  Within one year ...............................  $ 26,774   $ 26,758    5.47%    $     20    $    (36)
  After one year but within five years ..........    59,589     59,434    5.75          122        (277)
  After five years but within ten years .........        --         --      --           --          --
  After ten years ...............................        --         --      --           --          --

Obligations of state and political subdivisions
  Within one year ...............................    10,189     10,088    7.57           38        (139)

  After one year but within five years ..........    18,607     18,684    6.89          126         (49)
  After five years but within ten years .........     1,708      1,716    7.48            8          --
  After ten years ...............................     1,739      1,741    6.79           20         (18)

Common stock ....................................     5,049      9,233     N/M        4,231         (47)
                                                   --------   --------    ----     --------    --------
Total ...........................................  $123,655   $127,654    6.06%    $  4,565    $   (566)
                                                   --------   --------    ----     --------    --------
                                                   --------   --------    ----     --------    --------

--------------------------------------------------------------------------------
38

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                               December 31, 1995
                                                       -----------------------------------------------------------------
Securities classified as Held to Maturity                                                           Gross          Gross
                                                       Amortized      Market         Weighted    Unrealized     Unrealized
Type and maturity                                        Cost          Value        Avg. Yield      Gains         Losses
-----------------                                        ----          -----        ----------      -----         ------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year ..............................       $   235        $   235           4.28%     $    --        $    --
  After one year but within five years .........            75             76           6.50            1             --
  After five years but within ten years ........            --             --          --              --             --
  After ten years ..............................            --             --          --              --             --

Obligations of state and political subdivisions
  Within one year ..............................           790            789           5.14            1             (2)
  After one year but within five years .........         2,929          2,970           6.67           42             (1)
  After five years but within ten years ........           966            981           6.35           15             --
  After ten years ..............................         2,076          2,068           6.31           --             (8)
Corporate and other securities
  Within one year ..............................         6,525          6,529           5.57           16            (12)
  After one year but within five years .........        18,281         18,297           5.61          152           (136)
  After five years but within ten years ........           205            205           6.51           --             --
  After ten years ..............................           150            152           8.03            2             --
Mortgage-backed securities
  Within one year ..............................            --             --             --           --             --
  After one year but within five years .........        22,091         22,200           6.06          193            (84)
  After five years but within ten years ........        17,419         17,641           6.19          223             (1)
  After ten years ..............................        21,993         21,936           5.57          112           (169)

Investment in low income housing projects ......           387            387           N/M            --             --

Common stock ...................................         3,741          3,741           N/M            --             --
                                                       -------        -------           ----      -------        -------
Total ..........................................       $97,863        $98,207           5.87%     $   757        $  (413)
                                                       -------        -------           ----      -------        -------
                                                       -------        -------           ----      -------        -------

                                                                               December 31, 1995
                                                     ------------------------------------------------------------------
Securities classified as Available for Sale                                                       Gross          Gross
                                                     Amortized        Market        Weighted    Unrealized     Unrealized
Type and maturity                                      Cost           Value        Avg. Yield      Gains         Losses
                                                       ----           -----        ----------      -----         ------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year ................................   $ 25,833       $ 25,878          5.25%    $     80       $    (35)

  After one year but within five years ...........     50,198         50,277          5.56          322           (243)
  After five years but within ten years ..........         --             --            --           --             --
  After ten years ................................         --             --            --           --             --

Obligations of state and political subdivisions
  Within one year ................................      7,529          7,564          7.57           46            (11)
  After one year but within five years ...........     15,791         15,916          7.24          184            (59)
  After five years but within ten years ..........      4,954          4,920          7.13           40            (74)
  After ten years ................................     10,045          9,899          7.06           58           (204)

Common stock .....................................      4,108          7,391           N/M        3,322            (39)
                                                     --------       --------          ----     --------       --------
Total ............................................   $118,458       $121,845          6.03%    $  4,052       $   (665)
                                                     --------       --------          ----     --------       --------
                                                     --------       --------          ----     --------       --------

--------------------------------------------------------------------------------
                                                                              39

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                               December 31, 1994
                                                      -----------------------------------------------------------------
Securities classified as Held to Maturity                                                         Gross          Gross
                                                      Amortized      Market         Weighted    Unrealized     Unrealized
Type and maturity                                       Cost          Value        Avg. Yield      Gains         Losses
-----------------                                       ----          -----        ----------      -----         ------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year ................................   $ 21,359       $ 21,130          5.38%    $      8       $   (237)
  After one year but within five years ...........     50,600         47,686          5.40            7         (2,921)
  After five years but within ten years ..........      7,777          7,648          7.99           10           (139)
  After ten years ................................         --             --            --           --             --

Obligations of state and political subdivisions
  Within one year ................................     10,122         10,103          7.91           40            (59)
  After one year but within five years ...........     33,859         33,138          8.56          197           (918)
  After five years but within ten years ..........      3,985          3,741          7.54            4           (248)
  After ten years ................................      6,822          6,689          8.63           46           (179)

Corporate and other securities
  Within one year ................................      7,257          7,206          7.01           17            (68)
  After one year but within five years ...........     23,420         22,388          5.76           11         (1,043)
  After five years but within ten years ..........      3,311          3,247          5.76           --            (64)
  After ten years ................................        150            145          4.51            1             (6)

Mortgage-backed securities
  Within one year ................................         --             --            --           --             --
  After one year but within five years ...........      8,906          8,417          5.66           --           (489)
  After five years but within ten years ..........      8,831          8,598          5.38            1           (234)
  After ten years ................................     11,766         10,924          5.41            8           (850)

Investment in low income housing projects ........        313            313           N/M           --             --

Common stock .....................................      3,734          3,734           N/M           --             --
                                                     --------       --------         -----     --------       --------
Total ............................................   $202,212       $195,107          6.44%    $    350       $ (7,455)
                                                     ========       ========         =====     ========       ========

                                                                               December 31, 1994
                                                      ------------------------------------------------------------------
Securities classified as Available for Sale                                                         Gross          Gross
                                                      Amortized       Market         Weighted    Unrealized     Unrealized
Type and maturity                                       Cost           Value        Avg. Yield      Gains         Losses
                                                        ----           -----        ----------      -----         ------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year ...............................     $ 9,004        $ 8,924           5.13%     $    --        $   (80)

  After one year but within five years ..........      10,310         10,064           6.13           --           (246)
  After five years but within ten years .........          --             --             --           --             --
  After ten years ...............................          --             --             --           --             --

Obligations of state and political subdivisions
  Within one year ...............................          --             --             --           --             --
  After one year but within five years ..........           5              5           6.17           --             --
  After five years but within ten years .........         182            143           6.60           --            (39)
  After ten years ...............................          82             69           6.41           --            (13)

Common stock ....................................       4,150          6,405            N/M        2,333            (78)
                                                      -------        -------          -----      -------        -------
Total ...........................................     $23,733        $25,610           5.68%     $ 2,333        $  (456)
                                                      =======        =======          =====      =======        =======

N/M = Not meaningful
--------------------------------------------------------------------------------
40

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment yields were computed on a tax equivalent basis (using a 35% tax rate for 1996 and 1995 and a 34% tax rate for 1994) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

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

                                                              Amortized   Market
                                                                Cost      Value
                                                                ----      -----
U.S. Treasury securities and obligations of other U.S.
  Government agencies and corporations ...................    $54,985    $54,921
Obligations of state and political subdivisions ..........     38,231     38,204
                                                              -------    -------
                                                              $93,216    $93,125
                                                              -------    -------
                                                              -------    -------

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $80,405,000, $68,225,000 and $65,500,000 at December 31, 1996, 1995 and 1994, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                Years Ended December 31,
                                                ------------------------
                                                1996      1995      1994
                                                ----      ----      ----
Gross proceeds from securities transactions $73,420 $76,120 $73,405 Securities available for sale:
  Realized gains ..........................       842       700       810
  Realized losses .........................        54         5        --
Securities held to maturity:
  Realized gains ..........................         1        35         8
  Realized losses .........................        --       120        34

 5. LOANS

Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                   December 31,
                                             ----------------------------------------------------
                                                1996       1995       1994       1993       1992
                                             --------   --------   --------   --------   --------
Commercial, financial and agricultural....   $149,016   $136,537   $138,267   $147,600   $159,624
Real estate - commercial .................    118,381    127,462    103,892    110,895     97,519
Real estate - construction ...............     19,680     18,346     12,252     12,394     16,284
Real estate - mortgage ...................    224,374    228,037    225,179    215,389    222,253
Personal .................................    182,048    191,772    165,050    147,484    137,750
Lease financing ..........................      4,824      4,486      4,071      2,932      2,677
                                             --------   --------   --------   --------   --------
     Total ...............................   $698,323   $706,640   $648,711   $636,694   $636,107
                                             --------   --------   --------   --------   --------
                                             --------   --------   --------   --------   --------

Non-accrual loans at December 31, 1996 and 1995 were $2,079,000 and $1,932,000, respectively, representing .30% and .27% of loans. Interest income not recorded on non-accrual loans in 1996, 1995 and 1994 was $201,000, $110,000 and $100,000,
respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $273,000 in 1996, of which $72,000 was included in interest income for the year ended December 31, 1996.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):


                                                               Years Ended December 31,
                                                ---------------------------------------------------
                                                  1996       1995       1994       1993       1992
                                                -------    -------    -------    -------    -------
Balance of allowance - beginning of period ..   $11,668    $11,057    $11,168    $11,338    $ 8,100
Loans charged off:
  Commercial, financial and agricultural ....       428        149        480        674        927
  Real estate -
    Commercial ..............................        77         --          5        148        144
    Mortgage ................................        --        119        130         62         39
  Personal ..................................       671        585        485        807        815
                                                -------    -------    -------    -------    -------
      Total charge-offs .....................     1,176        853      1,100      1,691      1,925

Recoveries of loans previously charged off:
  Commercial, financial and agricultural ....       181        101        160         73        238
  Real estate -
    Commercial ..............................        38         --         17         21         --
    Mortgage ................................        --         87         45         19         28
  Personal ..................................       130        147        144        275        263
                                                -------    -------    -------    -------    -------
      Total recoveries ......................       349        335        366        388        529
                                                -------    -------    -------    -------    -------
Net charge-offs .............................       827        518        734      1,303      1,396
Provision for loan losses ...................       979        713        623      1,133      4,634
Allowance acquired through bank purchase ....        --        416         --         --         --
                                                -------    -------    -------    -------    -------
Balance of allowance - end of period ........   $11,820    $11,668    $11,057    $11,168    $11,338
                                                -------    -------    -------    -------    -------
                                                -------    -------    -------    -------    -------
Ratio of net charge-offs during period to
average loans outstanding ...................      0.12%      0.08%      0.12%      0.21%      0.22%
                                                -------    -------    -------    -------    -------
                                                -------    -------    -------    -------    -------


As of December 31, 1996 and 1995, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $931,000 and $849,000, respectively. The total allowance for loan losses related to those impaired loans is $222,000 and $419,000, at December 31, 1996 and 1995, respectively. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

                                             Estimated        December 31,
                                            Useful Life    1996         1995
                                            ----------   --------     --------
Land ...................................          --     $  2,422     $  2,192
Premises and leasehold improvements ....    5-40 years     19,348       18,901
Furniture, computer software
  and equipment ........................    3-20 years     16,175       14,514
Construction in progress ...............          --          212          339
                                                         --------     --------
                                                           38,157       35,946
Less accumulated depreciation ..........                  (20,519)     (18,793)
                                                         --------     --------
                                                         $ 17,638     $ 17,153
                                                         --------     --------
                                                         --------     --------

Depreciation expense on premises and equipment charged to operations was $1,763,000 in 1996, $1,987,000 in 1995 and $1,798,000 in 1994.

--------------------------------------------------------------------------------
42

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  SHORT-TERM BORROWINGS

Short-term borrowings consist of the following (in thousands):

                                                         December 31,
                                                       ---------------
                                                        1996     1995
                                                       ------   ------
Notes payable to the U.S. Treasury
  Department, interest payable at
  1/4 to 1% less than the average federal funds rate   $   --   $1,120
Retail repurchase agreements .......................    5,292       --
Federal Home Loan Bank advances,
  interest payable at 5.22% ........................       --      425
                                                       ------   ------
                                                       $5,292   $1,545
                                                       ------   ------
                                                       ------   ------

During 1996, Omega entered into repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt and are collateralized by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total of $20,000,000 in both 1996 and 1995, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 1996 or December 31, 1995 under these credit facilities. Additionally, Omega has a $29,074,000 line of credit with the Federal Home Loan Bank of Pittsburgh for overnight funding needs.

Omega also has credit with the Federal Home Loan Bank of Pittsburgh with a borrowing capacity of $46,721,000. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $303,653,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. Long-term debt outstanding against this line was $5,000,000 and $5,700,000 as of December 31, 1996 and 1995, respectively (See Note 9). The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

9.  LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                                   December 31,
                                                                 ---------------
                                                                  1996     1995
                                                                 ------   ------
Notes payable to Federal Home Loan Bank, with fixed rates
payable between 4.10% and 5.13% ..............................   $   --   $  700

Note payable to Federal Home Loan Bank, with variable rate
   payable at Libor plus 2 basis points ......................    5,000    5,000
                                                                 ------   ------
                                                                 $5,000   $5,700
                                                                 ------   ------
                                                                 ------   ------

The note payable in the amount of $5,000,000 at December 31, 1996 with the Federal Home Loan Bank will mature in 1998, with the full principal balance payable upon maturity. Omega must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

--------------------------------------------------------------------------------
                                                                              43

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1996 (in thousands):

         Years ending December 31,

                     1997..................................   $    277
                     1998..................................        228
                     1999..................................        163
                     2000..................................        134
                     2001..................................        134
                     Later years...........................      1,122
                                                              --------
                     Total minimum payments required.......   $  2,058
                                                              --------
                                                              --------

Rental expense charged to operations, net of sublease income, was $88,000, $60,000 and $44,000 in 1996, 1995 and 1994, respectively, which includes short-term cancellable leases.

11.  INCOME TAXES

The components of income tax expense for the three years ended December 31, 1996 were (in thousands):

                                            1996           1995           1994
                                          -------        -------        -------
Current tax expense ...............       $ 7,451        $ 5,947        $ 5,123
Deferred tax benefit ..............          (324)          (214)          (246)
                                          -------        -------        -------
Total tax expense .................       $ 7,127        $ 5,733        $ 4,877
                                          -------        -------        -------
                                          -------        -------        -------

Income tax expense related to realized securities gains was $276,000 in 1996, $213,000 in 1995 and $269,000 in 1994.

The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                Years Ended December 31,
                                            --------------------------------
                                            1996          1995          1994
                                            ----          ----          ----
Federal tax at statutory rate ........      35.0%         35.0%         34.3%
Tax exempt income ....................      (3.7)         (4.6)         (6.1)
Low income housing credits ...........      (0.4)         (0.8)         (0.1)
Other, net ...........................      (0.4)         (0.6)         (0.5)
                                            ----          ----          ----
Effective rate .......................      30.5%         29.0%         27.6%
                                            ----          ----          ----
                                            ----          ----          ----
--------------------------------------------------------------------------------
44

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 1996 and 1995. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                              December 31,
                                                         ----------------------
                                                          1996           1995
                                                         -------        -------
Deferred Tax Assets
  Loan loss reserve ..............................       $ 3,957        $ 3,774
  Deferred compensation ..........................           588            530
  Employee benefits ..............................           336             23
  Other ..........................................             6             69
                                                         -------        -------
    Total ........................................         4,887          4,396

Deferred Tax Liabilities
  Depreciation ...................................          (353)          (347)
  Unrealized net gains on securities .............        (1,392)        (1,177)
  Intangibles ....................................          (547)          (570)
  Auto leases, net ...............................          (526)          (439)
  Other ..........................................          (358)          (340)
                                                         -------        -------
    Total ........................................        (3,176)        (2,873)

Net deferred tax asset
                                                         -------        -------
  included in other assets .......................       $ 1,711        $ 1,523
                                                         -------        -------
                                                         -------        -------

Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and through expected future taxable income.

12.  EMPLOYEE BENEFIT PLANS

Omega Stock Compensation Plans

Omega has four stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986), (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan") and the Non-Employee Director Stock Option Plan. The 1996 Plan replaces the 1986 Plan pursuant to which no options were issuable after 1996. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, Omega's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                           1996       1995
                                                         --------   --------
Net income .....................   As reported .......   $ 16,227   $ 14,069
                                   Pro forma .........     15,789     13,739

Primary earnings per share .....   As reported .......   $   2.61   $   2.28
                                   Pro forma .........       2.54       2.23

Fully diluted earnings per
share ..........................   As reported .......   $   2.53   $   2.21
                                   Pro forma .........       2.46       2.16

The FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The above computations were derived using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in 1996 and 1995:


Options Granted in 1996                    Employee                    Employee                 Director
                                      Stock Purchase Plan      Stock Option Plan (1986)     Stock Option Plan
                                      -------------------      ------------------------     -----------------
Expected life of options ..........         1.75 years                5.77 years                 5.77 years
Risk-free interest rate ...........           5.87%                     6.25%                      6.25%
Expected volatility ...............          12.57%                    20.98%                     20.98%
Expected dividend yield ...........           2.80%                     2.80%                      2.80%

Options Granted in 1995                    Employee                    Employee                 Director
                                      Stock Purchase Plan      Stock Option Plan (1986)     Stock Option Plan
                                      -------------------      ------------------------     -----------------
Expected life of options ..........       1.75 years                5.77 years                 5.77 years
Risk-free interest rate ...........         5.15%                     5.41%                      5.41%
Expected volatility ...............         9.41%                    23.10%                     23.10%
Expected dividend yield ...........         2.82%                     2.82%                      2.82%

The Employee Stock Purchase Plan ("Plan") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the Plan. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. All shares granted under the Plan are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2001. The aggregate number of shares which may be issued upon the exercise of options under this plan is 750,000 shares. Plan options outstanding at December 31, 1996 have current exercise prices between $22.05 and $31.50, with a weighted average exercise price of $28.76 and a weighted average remaining contractual life of 4.26 years. All of these options are exercisable.

The 1986 Plan and the 1996 Plan (collectively, the "Plans") are administered by the Committee, whose members are not eligible to receive options under the Plans. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2006. The aggregate number of shares which may be issued upon the exercise of options under the 1996 Plan is 750,000 shares. 1986 Plan options outstanding at December 31, 1996 have exercise prices between $15.00 and $31.50, with a weighted average exercise price of $23.18 and a weighted average remaining contractual life of
6.75 years. 141,531 of these options are exercisable; their weighted average exercise price is $20.40.

The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2006. The aggregate number of shares which may be issued upon the exercise of options under this plan is 20,000. Plan options outstanding at December 31, 1996 have exercise prices between $24.50 and $32.00, with a weighted average exercise price of $27.42 and a weighted average remaining contractual life of 8.3 years. 4,800 of these options are exercisable; their weighted average exercise price is $25.13.

--------------------------------------------------------------------------------
46

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of Omega's three stock-based compensation plans as of December 31, 1994, 1995 and 1996, and changes during the years ending on those dates is presented below:


                                                       1994                          1995                          1996
                                         ----------------------------  ----------------------------  ----------------------------
Employee Stock Purchase Plan                          Weighted-Average              Weighted-Average              Weighted-Average
                                          Shares       Exercise Price   Shares       Exercise Price   Shares       Exercise Price
                                         --------      --------------  --------      --------------  --------      --------------
Outstanding at beginning of year ...       91,154      $        19.66   112,595      $        21.06   120,239      $        25.24
Granted ............................       57,251               22.05    56,572               28.35    56,354               31.50
Exercised ..........................      (24,391)              17.23   (37,435)              20.55   (46,664)              23.23
Forfeited ..........................      (11,419)              21.90   (11,493)              26.04    (5,010)              28.64
                                         --------                      --------                      --------
Outstanding at end of year .........      112,595               21.06   120,239               25.24   124,919               28.76
                                         --------                      --------                      --------
                                         --------                      --------                      --------
Options exercisable at year-end ....      112,595                       120,239                       124,919
Weighted-average fair value of
  options granted during the year ..     $     --                      $   4.25                      $   5.31


                                                       1994                          1995                          1996
                                         ----------------------------  ----------------------------  ----------------------------
Employee Stock Option Plan (1986)                     Weighted-Average              Weighted-Average              Weighted-Average
                                          Shares       Exercise Price   Shares       Exercise Price   Shares       Exercise Price
                                         --------      --------------  --------      --------------  --------      --------------
Outstanding at beginning of year ...      167,664     $        16.34   156,400     $        17.82   178,868     $        19.72
Granted ............................       31,500              24.50    44,700              24.50    47,200              31.50
Exercised ..........................      (38,764)             16.17   (22,232)             15.96   (37,337)             17.14
Forfeited ..........................       (4,000)             24.50        --                 --        --              --
                                         --------                     --------                     --------
Outstanding at end of year .........      156,400              17.82   178,868              19.72   188,731              23.18
                                         --------                     --------                     --------
                                         --------                     --------                     --------
Options exercisable at year-end ....      128,900                      134,168                      141,531
Weighted-average fair value of
  options granted during the year ..    $      --                    $    5.79                     $   7.54


                                                       1994                          1995                          1996
                                         ----------------------------  ----------------------------  ----------------------------
Director Stock Option Plan                            Weighted-Average              Weighted-Average              Weighted-Average
                                          Shares       Exercise Price   Shares       Exercise Price   Shares       Exercise Price
                                         --------      --------------  --------      --------------  --------      --------------
Outstanding at beginning of year ...          --      $         --       2,600       $      24.50       5,200       $      25.10
Granted ............................       2,600             24.50       2,600              25.75       2,400              32.00
Exercised ..........................          --                            --                 --        (200)             24.50
Forfeited ..........................          --                            --                 --        (200)             25.75
                                          ------                        ------                       --------
Outstanding at end of year .........       2,600             24.50       5,200              25.10       7,200              27.42
                                          ------                        ------                       --------
                                          ------                        ------                       --------
Options exercisable at year-end ....          --                         2,600                          4,800
Weighted-average fair value of
     options granted during the year      $   --                        $ 6.08                       $   7.72


Omega Employee Stock Ownership Plan

Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 1996, 1995 and 1994, expenses incurred under this plan were $2,173,000, $1,250,000 and $1,173,000, respectively . Of the expense incurred in 1996, the amount attributable to the leveraged ESOP transaction corresponds to the proportion of the number of preferred shares allocated to participants annually. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 1996, 30,885 shares of Omega common stock were acquired (none from Omega treasury) at a cost of $1,009,000, and $129,000 was applied to debt service. In 1995, 37,534 shares of Omega common stock were acquired (none from Omega treasury) at a cost of $1,072,000, and $141,000 was applied to debt service. At December 31, 1996 the ESOP holds 267,176 shares of Omega common stock and 219,781 shares of preferred stock. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

On July 1, 1990, the ESOP entered into a $5,000,000 leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. On April 1, 1996, this loan was refi-
--------------------------------------------------------------------------------
                                                                              47

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

nanced at a fixed rate of 8.25%, with all other terms remaining the same. The loan is collateralized by the Corporation's administration center and guarantee.

In order to meet the future annual debt service of $520,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 1996, the debt service required $525,000, of which $364,000 represented interest expense incurred by the ESOP. In 1995, the debt service required $537,000, of which $393,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 1996 was $4,213,000. Scheduled principal repayments on the ESOP debt are as follows:

                    1997 .............   $  178,000
                    1998 .............      193,000
                    1999 .............      210,000
                    2000 .............      228,000
                    2001 .............      247,000
                    Later years ......    3,157,000

Defined Contribution Plan

Omega maintains a defined contribution plan for eligible employees as defined. Contributions to the plan totaled $146,000, $135,000 and $143,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Executive Supplemental Income Plan

The Executive Supplemental Income benefit plan ("ESI") provides executive life insurance and supplemental retirement benefits for certain officers of Omega Bank. The present value of the supplemental retirement benefits to be paid under the ESI program is being accrued over the estimated remaining service period of the officers designated to receive these benefits. At December 31, 1996, six officers and former officers were designated to be paid these supplemental retirement benefits. The liability for these future ESI obligations was $1,085,000 and $983,000 at December 31, 1996 and 1995, respectively. For the years ended December 31, 1996, 1995 and 1994, $133,000, $128,000 and $128,000,
respectively, were charged to operations in connection with this program.

Defined Benefit Plan Termination

During 1994, management developed a plan to terminate the Corporation's defined benefit plan and settle the vested benefits of the plan's participants. In anticipation of this termination, Omega froze the accrual of benefits under the defined benefit plan in 1994 and settled the plan's obligations to retired employees receiving benefits in 1995. In 1996, Omega settled the vested benefits of active employees and terminated the plan. The termination resulted in a reversion to the Corporation of $391,000, of which $107,000 was contributed to the ESOP.

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

The Corporation had outstanding loan origination commitments aggregating $53,305,000 and $44,673,000 at December 31, 1996 and 1995, respectively. In addition, the Corporation had $43,726,000 and $63,709,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
48


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There were no financial guarantees or options outstanding at December 31, 1996. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

Standby letters of credit are instruments issued by the Corporation which guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1996 and 1995, standby letters of credit issued and outstanding amounted to $15,197,000 and $15,770,000, respectively.

Omega has entered into interest rate contracts to help manage its interest rate risk associated with its commercial loans whose rates float with the prime rate. These contracts include interest rate swaps and floors.

Under interest rate swaps, Omega agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At December 31, 1996 and 1995, the Corporation had the following interest rate swap agreements in place:

                                                    Notional Amount
                                                    (in thousands)
                                             -----------------------------
    Maturity            Fixed Rate             1996                 1995
    --------            ----------             ----                 ----
    8/01/96                8.52              $    --             $ 10,000
    8/15/97                8.78                10,000              10,000
    2/26/99                8.14                10,000                 --
    3/1/99                 8.47                10,000                 --
    3/4/99                 8.47                10,000                 --

On these agreements the Corporation pays the prime rate and receives the fixed rate.

Under interest rate floors, Omega pays a premium to a third party for interest rate protection on an agreed notional principal amount, to offset the effect of interest rates falling below the floor level during a specified period of time. At December 31, 1996, the Corporation had the following interest rate floor agreement in place:

                                                        (in thousands)
                                              ---------------------------------
Maturity       Floor Rate      Based on       Notional Amount      Premium Paid
--------       ----------      --------       ---------------      ------------
6/11/98           8.25%         Prime            $ 10,000              $  27

Under this agreement, if the prime rate falls below the floor rate of 8.25%, Omega still earns 8.25% on the notional balance of $10,000,000.

The notional amounts of interest rate contracts do not represent amounts exchanged by the parties and, thus, are not a measure of Omega's exposure through this use of derivatives. The amounts exchanged are determined by reference to the notional amounts. Omega is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but does not expect any counterparties to fail to meet their obligations, given their high credit ratings. The fair value of these interest rate swap contracts reflects the estimated amounts that Omega would receive or pay to terminate the contracts at the reporting date and are based upon dealer quotes (See Note 2).

As of December 31, 1996, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in Central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton, Montour and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in Central Pennsylvania.

--------------------------------------------------------------------------------
                                                                              49

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

17.  RELATED-PARTY TRANSACTIONS

Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $13,949,000, $14,641,000 and $13,428,000 at
December 31, 1996, 1995 and 1994, respectively. During 1996, $3,554,000 of new loans were made and repayments totaled $4,246,000. None of these loans were past due, in non-accrual status or restructured at December 31, 1996.

--------------------------------------------------------------------------------
50

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)
Financial information (in thousands):

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)


                                                               December 31,
                                                          ----------------------
ASSETS:                                                     1996          1995
                                                          --------      --------
  Cash .............................................      $  2,925      $    921
  Investment in bank subsidiaries ..................       123,240       114,106
  Investment in non-bank subsidiaries ..............         7,804         6,613
  Premises and equipment, net ......................         6,980         6,444
  Other assets .....................................         1,708         1,317
                                                          --------      --------
TOTAL ASSETS .......................................      $142,657      $129,401
                                                          --------      --------
                                                          --------      --------
LIABILITIES:

  Dividends payable ................................      $  1,389      $     --
  Accounts payable and other liabilities ...........         1,170           857
  ESOP debt ........................................         4,213         4,373
                                                          --------      --------
TOTAL LIABILITIES ..................................         6,772         5,230
SHAREHOLDERS' EQUITY ...............................       135,885       124,171
                                                          --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........      $142,657      $129,401
                                                          --------      --------
                                                          --------      --------

                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)



                                                          Years ended December 31,
                                                     --------------------------------
                                                       1996        1995        1994
                                                     --------    --------    --------
INCOME:
  Dividends from:

    Bank subsidiaries ............................   $  6,292    $  6,736    $  4,252
    Non-bank subsidiaries ........................         --       1,000       1,061

  Management fees from subsidiaries ..............      8,372       7,486       6,693
                                                     --------    --------    --------
TOTAL INCOME .....................................     14,664      15,222      12,006

EXPENSE:

  Interest expense ...............................          3           2          --
  Other ..........................................      8,372       7,486       6,693
                                                     --------    --------    --------
TOTAL EXPENSE ....................................      8,375       7,488       6,693
                                                     --------    --------    --------
INCOME BEFORE INCOME TAXES AND EQUITY

 IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES .....      6,289       7,734       5,313
Income tax benefit ...............................        (12)        (27)        (19)
                                                     --------    --------    --------
                                                        6,301       7,761       5,332

Equity in undistributed net income of subsidiaries      9,926       6,308       7,453
                                                     --------    --------    --------
NET INCOME .......................................   $ 16,227    $ 14,069    $ 12,785
                                                     --------    --------    --------
                                                     --------    --------    --------

--------------------------------------------------------------------------------
                                                                              51

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONDENSED
                            STATEMENTS OF CASH FLOWS

                                   (Unaudited)



                                                                                 Years ended December 31,
                                                                       --------------------------------------------
                                                                         1996              1995              1994
                                                                       --------          --------          --------
Cash flows from operating activities:

  Net income .......................................................   $ 16,227          $ 14,069          $ 12,785
  Adjustments to reconcile net income to net cash
    provided by operating activities:

  Depreciation and amortization ....................................        741               652               615
  Decrease (increase) in tax receivable ............................        280              (168)               13
  (Increase) decrease in interest and other receivable .............       (671)              546              (574)
  Increase (decrease) in taxes payable .............................        144                18              (177)
  Increase (decrease) in accounts payable and accrued expenses .....        135               (23)             (269)
  Undistributed earnings of subsidiaries ...........................     (9,926)           (6,284)           (8,575)
                                                                       --------          --------          --------
    Total adjustments ..............................................     (9,297)           (5,259)           (8,967)
                                                                       --------          --------          --------
Net cash provided by operating activities ..........................      6,930             8,810             3,818

Cash flows from investing activities:

  Acquisition of bank ..............................................         --            (2,442)               --
  Capital expenditures .............................................     (1,240)             (413)             (432)
                                                                       --------          --------          --------
Net cash used in investing activities ..............................     (1,240)           (2,855)             (432)

Cash flows from financing activities:

  Dividends paid ...................................................     (4,080)           (4,708)           (4,334)
  Net change in interest bearing liabilities .......................         34                32                30
  Change in unearned compensation ..................................        800                --                --
  Tax benefit from preferred stock dividend
    and stock option activity ......................................        213               154               139
  Issuance of common stock, net of retirement
    of common stock ................................................        791               832               814
  Issuance, acquisition and sale of treasury stock, net ............     (1,444)           (3,700)               38
                                                                       --------          --------          --------
Net cash used in financing activities ..............................     (3,686)           (7,390)           (3,313)
                                                                       --------          --------          --------
Net increase (decrease) in cash and due from banks .................   $  2,004          $ (1,435)         $     73
                                                                       --------          --------          --------
                                                                       --------          --------          --------
Cash and due from banks at beginning of period .....................   $    921          $  2,356          $  2,283
Cash and due from banks at end of period ...........................      2,925               921             2,356
                                                                       --------          --------          --------
Net increase (decrease) in cash and due from banks .................   $  2,004          $ (1,435)         $     73
                                                                       --------          --------          --------
                                                                       --------          --------          --------
Income taxes paid ..................................................   $  6,922          $  5,891          $  5,108


REGULATORY MATTERS

Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 1996, the total dividends which could be paid to Omega without permission from the Comptroller of the Currency was $28,806,000.

Under Federal Reserve restrictions, the banking subsidiaries are limited to the amount they may loan to their affiliates, including Omega. At December 31, 1996, Omega's banks had an aggregate lending limit to affiliates of $15,806,000 and no amount was outstanding with Omega.

--------------------------------------------------------------------------------
52


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  CALCULATION OF EARNINGS PER SHARE

The following table shows the calculation of earnings per share for the years ended December 31, 1996, 1995 and 1994. (in thousands, except per share data)

                                                                                        (in thousands, except per share data)
                                                                                   1996                 1995                 1994
                                                                                 --------             --------             ---------
Primary earnings per share
Net income ..........................................................            $ 16,227             $ 14,069             $ 12,785
Dividend requirements for preferred stock,
  net of tax benefits ...............................................                (295)                (288)                (285)
                                                                                 --------             --------             ---------
Net earnings applicable to common stock .............................            $ 15,932             $ 13,781             $ 12,500
                                                                                 --------             --------             ---------
                                                                                 --------             --------             ---------
Shares and equivalents outstanding:
Weighted average number of common
  shares outstanding ................................................               6,038                5,989                5,957
Common stock equivalents - options ..................................                  68                   60                   58
                                                                                 --------             --------             ---------
Weighted average of common shares
  outstanding and equivalents .......................................               6,106                6,049                6,015
                                                                                 --------             --------             ---------
                                                                                 --------             --------             ---------
Primary earnings per common share ...................................            $   2.61             $   2.28             $   2.08

Fully diluted earnings per share

Net income ..........................................................            $ 16,227             $ 14,069             $ 12,785
Additional cash contribution required to service
  debt on assumed conversion of preferred
  stock (tax effected) ..............................................                (169)                (180)                (184)
                                                                                 --------             --------             ---------
Net earnings applicable to common stock .............................            $ 16,058             $ 13,889             $ 12,601
                                                                                 --------             --------             ---------
                                                                                 --------             --------             ---------
Shares and equivalents outstanding:
Weighted average number of common
  shares outstanding ................................................               6,038                5,989                5,957
Common stock equivalents - options ..................................                  78                   77
                                                                                                                                 59
Assumed conversion of preferred stock
  outstanding and equivalents .......................................                 230                  230                  230
                                                                                 --------             --------             ---------
Weighted average of common shares
  outstanding and equivalents .......................................               6,346                6,296                6,246
                                                                                 --------             --------             ---------
                                                                                 --------             --------             ---------

Fully diluted earnings per common share .............................            $   2.53             $   2.21             $    2.02
                                                                                 --------             --------             ---------
                                                                                 --------             --------             ---------

--------------------------------------------------------------------------------
                                                                              53

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 1996 and 1995 follow (in thousands, except per share data):


                                                   1996 Quarter ended
                                      ----------------------------------------------
                                      March 31  June 30   September 30   December 31
                                      --------  -------   ------------   -----------
Total interest income .............   $18,904   $19,143     $19,427        $19,246
Net interest income ...............    11,310    11,583      11,790         11,717
Provision for loan losses .........       227       225         302            225

Income before income taxes ........     5,450     5,720       5,847          6,337
Applicable income taxes ...........     1,622     1,745       1,766          1,994
Net income ........................     3,828     3,975       4,081          4,343
Primary earnings per share ........   $   .61   $   .64     $   .66        $   .70
Fully diluted earnings per share ..       .59       .63         .64            .67


                                                   1995 Quarter ended
                                      ----------------------------------------------
                                      March 31  June 30   September 30   December 31
                                      --------  -------   ------------   -----------
Total interest income .............   $17,041   $17,761     $19,000        $19,171
Net interest income ...............    10,483    10,733      11,380         11,360
Provision for loan losses .........       100       248         109            256

Income before income taxes ........     4,406     5,048       5,292          5,056
Applicable income taxes ...........     1,271     1,514       1,532          1,416
Net income ........................     3,135     3,534       3,760          3,640
Primary earnings per share ........   $   .51   $   .57     $   .61        $   .59
Fully diluted earnings per share ..       .49       .56         .59            .57


21.  REGULATORY CAPITAL REQUIREMENT

The Corporation and its bank subsidiaries are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its bank subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's and bank subsidiaries' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and bank subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and bank subsidiaries to each maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that Omega and its bank subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiaries must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institutions' category.

--------------------------------------------------------------------------------
54


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below provides a comparison of Omega and its significant bank subsidiaries risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated:


                                                                                        Minimum Require-      Minimum Regulatory
                                                                                        ment For Capital       Requirements to be
                                                                      Actual            Adequacy Purposes      "Well Capitalized"
                                                              --------------------     -------------------    ---------------------
                                                              Amount         Ratio     Amount        Ratio    Amount          Ratio
                                                              ------         -----     ------        -----    ------          -----
Omega Financial Corporation
As of December 31, 1996:

  Total Capital (to Risk Weighted Assets) ................   $139,411        20.3%    $ 54,898        8.0%    $ 68,622        10.0%
  Tier I Capital (to Risk Weighted Assets) ...............    130,759        19.1%      27,449        4.0%      41,173         6.0%
  Tier I Capital (to Average Assets) .....................    130,759        13.0%      40,363        4.0%      50,453         5.0%

As of December 31, 1995:

  Total Capital (to Risk Weighted Assets) ................   $127,965        18.5%    $ 55,427        8.0%    $ 69,283        10.0%
    Tier I Capital (to Risk Weighted Assets) .............    119,231        17.2%      27,713        4.0%      41,570         6.0%
    Tier I Capital (to Average Assets) ...................    119,231        12.4%      38,313        4.0%      47,891         5.0%


Omega Bank
As of December 31, 1996:

    Total Capital (to Risk Weighted Assets) ..............   $ 73,644        18.9%    $ 28,350        8.0%    $ 35,438        10.0%
    Tier I Capital (to Risk Weighted Assets) .............     68,732        17.6%      14,175        4.0%      21,263         6.0%
    Tier I Capital (to Average Assets) ...................     68,732        12.0%      21,197        4.0%      26,496         5.0%

As of December 31, 1995:

    Total Capital (to Risk Weighted Assets) ..............   $ 64,170        17.7%    $ 28,953        8.0%    $ 36,192        10.0%
    Tier I Capital (to Risk Weighted Assets) .............     59,639        16.5%      14,477        4.0%      21,715         6.0%
    Tier I Capital (to Average Assets) ...................     59,639        11.6%      20,580        4.0%      25,725         5.0%


Hollidaysburg Trust Company
As of December 31, 1996:

    Total Capital (to Risk Weighted Assets) ..............   $ 29,786        17.5%    $ 13,602        8.0%    $ 17,002        10.0%
    Tier I Capital (to Risk Weighted Assets) .............     27,648        16.3%       6,801        4.0%      10,201         6.0%
    Tier I Capital (to Average Assets) ...................     27,648        11.4%       9,687        4.0%      12,108         5.0%

As of December 31, 1995:

    Total Capital (to Risk Weighted Assets) ..............   $ 27,246        16.2%    $ 13,425        8.0%    $ 16,782        10.0%
    Tier I Capital (to Risk Weighted Assets) .............     25,135        15.0%       6,713        4.0%      10,069         6.0%
    Tier I Capital (to Average Assets) ...................     25,135        11.2%       9,002        4.0%      11,253         5.0%


Penn Central National Bank
As of December 31, 1996:

    Total Capital (to Risk Weighted Assets) ..............   $ 24,943        22.2%    $  9,000        8.0%    $ 11,251        10.0%
    Tier I Capital (to Risk Weighted Assets) .............     23,516        20.9%       4,500        4.0%       6,750         6.0%
    Tier I Capital (to Average Assets) ...................     23,516        12.6%       7,444        4.0%       9,306         5.0%

As of December 31, 1995:

    Total Capital (to Risk Weighted Assets) ..............   $ 23,852        20.3%    $  9,405        8.0%    $ 11,756        10.0%
    Tier I Capital (to Risk Weighted Assets) .............     22,361        19.0%       4,703        4.0%       7,054         6.0%
    Tier I Capital (to Average Assets) ...................     22,361        11.8%       7,566        4.0%       9,458         5.0%

--------------------------------------------------------------------------------
                                                                              55

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Omega Financial Corporation:

We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Lancaster, Pa.
January 22, 1997