Form 10-K405, Exhibit 13
period 1997-12-31
OMEGA FINANCIAL CORP /PA/
filed 1998-03-27
CIK 705671

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS,
                   -------------------------------------------


         We are pleased to report that Omega Financial Corporation recorded a net income gain for 1997 of 4.6% over 1996. Omega's net income of $16.968 million was $741,000 higher than our 1996 net income of $16.227 million.
         Diluted earnings per common share for the year were $1.77. This figure represents a 4.7% gain over 1996's earnings of $1.69. Our annual dividends declared rose 16.1% to $0.65 per common share in 1997. These per share figures, along with all other per share information in the accompanying report, have been restated to give effect to the three for two stock split on April 30, 1997, and to reflect the adoption of Statement of Financial Accounting Standard No. 128, "Earnings Per Share".
         Omega's return on average assets (ROA) was 1.67%, an increase of 3.7% over the 1.61% ROA achieved for 1996. The corporation's fully tax equivalent net interest margin rose by 6 basis points to 5.09%. Our loan loss reserve to net loans ratio remained unchanged at 1.70%, while income from credit activities for the year increased 1.5%.
         As the year came to an end, we were impressed to learn that Omega's reputation for good performance is being heralded across the country. The shares of Omega were ranked at the top of a group of bank stocks recommended for purchase by Hilliard Lyons, a regional brokerage firm headquartered in Kentucky.
          We have been able to maintain this kind of momentum because of our dedication to our core strategies of profitable growth, control of expenses, and strong marketing initiatives.
         We began 1997 with the goal of giving customers the options of banking via personal computers, telephone banking and telephone bill paying. We not only achieved this goal, but also added on-line loan applications plus more detailed information about banking products to our World Wide Web site. We are excited about this progress, because serving customers through new electronic approaches can reduce the overall cost of our delivery systems and garner new business.
         Our staff incentive program to reward sales of our fee-based checking products, The Club(R) and Golden Choice Advantage(TM), are paying off as well. The products both contribute to our non-interest income and serve customers with expanded benefits. Also contributing to non-interest income is the Omega CheckCard(SM). Introduced in 1997, this card, which allows purchases to be charged directly to checking accounts, has been well received by customers and is on its way to becoming a high performer.
         Late in 1997, we decided that our investment-planning program needed a new name. We began promoting the service as Asset Manager, more aptly characterizing the planning method that uses mutual funds to help target clients' financial goals. It has been a tool for our trust professionals in serving our customers for several years already and is contributing to the performance of our banks' trust services divisions. The Asset Manager promotion will remind customers that our trust professionals are ready to bring the same skills, knowledge and reliability they apply in estate services to the complex job of planning a family's financial future.
         Each of these products -- The Club, Golden Choice Advantage, the Omega Check Card, and Asset Manager -- are important, of course, in another respect: they generated non-interest income. Omega Financial's ratio of non-interest income to average assets improved by 7.3% from year-end 1996 to year-end 1997.
         Nevertheless, to serve a customer well, we must consider all aspects of the relationship. Loans, deposit services, investment strategies and a solid financial plan are all part of what we want to deliver to every customer; and we believe every customer deserves this sort of attention.
          We also recognize that these needs loom especially large for our business customers. Recognizing the importance of strong relationships with our commercial customers has always been a cornerstone of our success. It requires our continuous renewal of these valued relationships.
         As a result, in 1997, we moved to increase our business out-reach initiative. We have intensified our training, expanded targets for our staff members and increased our efforts to make effective calls on our customers. These calls have proven profitable to them and valuable to us.
         It is with deep regret that we acknowledge the death of George R. Lovette. His record of service spans over 20 years. He will be remembered for his faithful dedication and the leadership contribution he so willingly provided.
         We would also like to recognize the contributions made by the directors and staff of Omega and its subsidiaries during 1997. The guidance, counsel and leadership our directors have provided are extremely important in determining the direction that Omega Financial Corporation will take in establishing its future. Our staff must be recognized for resourcefulness and the ability to react to a constantly changing banking environment. We take pride in our excellent staff members. The organization's performance is a reflection of their ability.
         As we begin 1998, we plan to concentrate on these strong building blocks. We will deliver the service customers expect from us, which is the foundation of continued strong performance in the months and years ahead.


       Sincerely,




       /s/ David B. Lee                           /s/ D. Stephen Martz
      -------------------------                   ------------------------
       David B. Lee                               D. Stephen Martz
       Chairman and Chief                         President and Chief
       Executive Officer                          Operating Officer

                        CORPORATE DIRECTORS AND OFFICERS
                        --------------------------------


The lists on this page and the following two pages present the directors and officers of Omega Financial Corporation as of December 31, 1997.


BOARD OF DIRECTORS
Raymond F. Agostinelli
     President and owner
     McLanahan Drug Store Management Co., Inc.
Merle K. Evey, Esq.
     Attorney at Law
Robert T. Gentry
     President of Penn Central National Bank
Philip E. Gingerich
     Self employed Real Estate Appraiser and Consultant
David K. Goodman, Sr.
     President
     D.C. Goodman and Sons, Inc.
David B. Lee, Chairman
     Chief Executive Officer of Omega Financial Corporation
D. Stephen Martz
     President and Chief Operating Officer of Omega
     Financial Corporation
Robert N. Oliver
     Owner, Oliver Farms
James W. Powers, Sr.
     Retired president, Polestar Plastics
     Manufacturing Company
Stanton R. Sheetz
     President and C.E.O.
     Sheetz, Inc.
     Retail Convenience Stores
Robert A. Szeyller
     Managing partner, Pennsylvania Financial Group, Inc.
     Pension and Insurance Consulting Firm

DIRECTORS EMERITI
Ned C. Cummings
William E. Henry, O.D.
Albert N. Masood
Don C. Meyer
John R. Miller, Jr., Esq.
Samuel D. Zeiders, Jr., D.D.S.


                                    OFFICERS

David B. Lee ..................................Chairman and Chief Executive Officer
D. Stephen Martz .............................President and Chief Operating Officer
Daniel L. Warfel, CPA .........Executive Vice President and Chief Financial Officer
David N. Thiel .................................Senior Vice President and Secretary
JoAnn N. McMinn .....................Senior Vice President and Corporate Controller
Donita R. Koval .......................Senior Vice President, Credit Administration
Teresa M. Ciambotti ...............................Vice President, Funds Management
Ronald A. Donaldson ..........................Vice President and Operations Officer
Robert A. Frederick .......................Vice President and Director of Marketing
William F. Frey ..............................Vice President and Compliance Officer
Faye L. Maring ......................Vice President and Director of Human Resources
Lowell I. Rohrer .....................Vice President and Manager of Data Processing
R. Keith Sipe .....................................Vice President and Chief Auditor
Robin R. Weikel .............................Vice President and Regional Controller


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

                          BANK DIRECTORS AND OFFICERS
                          ---------------------------


OMEGA BANK, N.A.
-----------------

Board of Directors
------------------
Raymond F.  Agostinelli       Stephen M. Krentzman
Richard L. Campbell, Esq.     David B. Lee
Mary Jane Crain               James W. Powers, Sr.
Philip E. Gingerich           Richard B. Roush
Frederick J. Kissinger        Robert A. Szeyller
                              Charles H. Zendt, Jr.

Directors Emeriti
-----------------
David D. Borland              H. Richard Ishler, M.D.
J. Harold Boyer               Jonas B. Kauffman, Jr.
Ned C. Cummings               Nathan H. Krauss
Herbert C. Graves             Don C. Meyer
Darl H. Heller                John R. Miller, Jr., Esq.
William E. Henry, O.D.        George R. Smith
                              Samuel D. Zeiders, Jr., D.D.S.

Officers
--------
David B. Lee ........................Chairman, President and
                                     Chief Executive Officer
Charles H. Zendt, Jr. ..............Executive Vice President
C. Leonard Eby, Jr. ..........Senior Vice President, Lending
Dennis E. Hampton ..............Senior Vice President, Trust
William D. Karch .............Senior Vice President, Lending
David N. Thiel ..........Senior Vice President and Secretary
Kimberly A. Benner ....................Vice President, Trust
John E. Gravish ............Vice President, Regional Lending
Ann K. Guss ................Vice President, Mortgage Lending
Ronald S. Haring .........Vice President, Commercial Lending
Susan Kratzer ...............................Vice President,
                              Regional Branch Administration
Mary Grace Kudey ............................Vice President,
                                          Commercial Lending
Francis C. Moyer .............Vice President, Branch Manager
Robert C. Snyder ............................Vice President,
                                       Branch Administration
Jesse Weaver ..........................Vice President, Trust
Thomas D. Weldon ......................Vice President, Trust


Regional Bank Boards
--------------------

Centre/Clinton Region
Larry R. Breon                C. Guy Rudy
Charles L. Frazier            Daniel C. Schrack
Jay R. Montgomery             William E. Young, D.O.

Mifflin/Juniata Region
Thomas G. Clark               Steven L. Palm
Jeffrey K. Creighton          Ronald C. Shearer
Ralph A. Germak               Kenneth O. Stuck, D. Ed.
Jerry Leach                   William S. Taylor, III
Roy A. Leister                Mervin R. Zendt

Montour Region
James P. Garman               Thomas N. Mertz
Carol Linnet                  George A. Park
Charles I. Keiter


Directors Emeriti
-----------------
William Bamat                 Lee E. Sausman
Miles X. Clevenstine          E. J. Straley, V.M.D.
James G. Corman               Jay Struble
C. Richard Dimm               Peter Swistock, Sr.
Robert L. Homan               Elwood A. Way
Lawrence L. Hoverter          Warren K. Zook

                          BANK DIRECTORS AND OFFICERS
                          ---------------------------

HOLLIDAYSBURG TRUST COMPANY
---------------------------

Board of Directors
------------------

Ralph W.  Arthur, Jr.         D. Stephen Martz
Merle K. Evey, Esq.           Stanton R. Sheetz
Rex W. Hershberger            Joseph Tanner
David C. Hileman              Vincent C. Turiano
John P. Kinney

Directors Emeriti
-----------------

John S. Clapper               Dorothea D. Nelson
Charles I. Kreider            Lester E. Plank
Joseph R. Good                Roy F. Rumbaugh
James J. Madden

Officers
--------

D. Stephen Martz .......................Chairman, President,
                                     Chief Executive Officer
Rex W. Hershberger ............................Vice Chairman
Vincent C. Turiano ................Executive Vice President,
                                     Chief Operating Officer
Bruce R. Erb ...................Senior Vice President, Trust
Richard A. Scholton ..........Senior Vice President, Lending
Steven C. Lewis ...................Vice President, Community
                                          Banking, Treasurer
Dennis C. O'Connor ...............Vice President, Commercial
                                                    Services
Roger W. Oswald ........Vice President, Agricultural Manager

Advisory Committee
------------------
Darl E. Bechtel               Robert M. Greenleaf
E. Emile Dilling              Allan G. Hancock
Louis K. Elliott              A. Lloyd Steele
Allen E. Gibboney

Emeriti
-------
A. Dean Fay                   G. Reid Shaffer
John A. Loose                 Ruth B. Weaver
Harold R. Mallow

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

Directors Emeriti
-----------------

John R. Gates                 Albert N. Masood
J. Melvin Isett               William E. Swigart, Jr.

Officers
--------

Samuel L. Hinish ...................................Chairman
Robert T. Gentry .........President, Chief Executive Officer
John R. Franks ....................Executive Vice President,
                                     Chief Operating Officer
William J. Bishop ............................Vice President
Ronald A. Casner .............................Vice President
Thomas C. Landis .............................Vice President
Susan B. Rumbaugh .....................Vice President, Trust

Advisory Board
--------------

John B. Eberle                W. Donald Talasky
Glenn E. Casner               Daniel R. Vaughn
John E. Miller

                    COMMON STOCK MARKET PRICES AND DIVIDENDS
                   -----------------------------------------

The common stock of Omega Financial Corporation is traded on The Nasdaq Stock Market under the symbol OMEF. As of December 31, 1997, the number of shareholders of record of the Corporation's common stock was 2,820.

The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) cash dividends, restated to give effect of the three for two stock split in April 1997.


                                   1997                             1996
                        -----------------------------     ------------------------------
                                              Cash                               Cash
                                            Dividends                          Dividends
Quarter Ended           High       Low        Paid         High      Low         Paid
                        ----       ---      ---------      ----      ---       ---------
March 31 ...........   $28.00     $23.33      $0.15       $22.50    $20.93       $0.13
June 30 ............    35.50      27.00       0.16        22.50     20.67        0.14
September 30 .......    36.88      34.75       0.16        22.17     20.67        0.14
December 31 ........    36.75      33.13       0.18        24.33     21.17        0.15

While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. See "Shareholders' Equity and Capital Requirements" and Note 18 of the Notes to Consolidated Financial Statements. Dividends on the common stock are also subject to the prior payment of dividends on the Corporation's Series A Preferred Stock. See
Note 15 of the Notes to Consolidated Financial Statements.

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Legg Mason Wood Walker, Inc.            Janney Montgomery Scott, Inc.
141 West Beaver Avenue                  1801 Market Street
State College, PA  16801                Philadelphia, PA  19103
(814-234-7300)                          (800-526-6397)

F. J. Morrissey & Co.                   Ryan Beck & Co.
1700 Market St. Suite 1420              80 Main Street
Philadelphia, PA  19103-3913            West Orange, NJ  07052
(800-842-8928)                          (800-342-2325)

Ferris, Baker Watts, Inc.               ABN AMRO Chicago Corporation
6 Bird Cage Walk                        208 S. LaSalle Street
Hollidaysburg, PA  16648                Chicago, IL  60604
(800-343-5149)                          (800-621-0686)

                                    FORM 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1997 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

                            INVESTMENT CONSIDERATIONS

In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more particularly described in Omega's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which can be obtained as described above.

                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 9:00 a.m., Tuesday, April 28, 1998 at The Penn Stater (formerly Penn State Scanticon), 215 Innovation Blvd., Penn State Research Park, State College, Pennsylvania.

                          REGISTRAR AND TRANSFER AGENT

                Omega Bank, N.A., Trust Department, P.O. Box 298,
                  State College, PA 16804-0298 (814-237-7641)

                            INFORMATION AVAILABILITY

Omega Financial Corporation news releases are available by fax 24 hours a day from Company News On-Call at (800) 758-5804, extension 653250. Quarterly and annual reports, a corporate profile, stock quotes and other financial data can be accessed via PR Newswire on the World Wide Web, http://www.prnewswire.com, or through the Omega Financial Corporation web site at http://yourhometownbank.com.

                            SELECTED FINANCIAL DATA
                            -----------------------

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 1997 should be read in conjunction with the consolidated financial statements of Omega and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY


BALANCE SHEET INFORMATION
at December 31                                      1997            1996           1995          1994           1993
                                                    ----            ----           ----          ----            ----
                                                                 (In thousands of dollars, except share data)
Assets                                           $1,015,903     $1,007,345     $  994,840     $  939,953     $  934,119
  Deposits                                          840,775        846,030        850,182        801,736        809,778
  Loans, net                                        691,893        696,597        703,125        647,933        635,961
  Investment securities                             249,817        241,846        219,708        227,822        236,750
  Long term debt (including ESOP debt)                9,034          9,213         10,073          5,568          5,699
  Shareholders' equity                              142,432        135,885        124,171        113,109        102,312
  Number of shares outstanding - common **        8,879,257      9,050,889      9,034,449      8,978,603      8,896,748
  Number of shares outstanding - preferred          219,781        219,781        219,781        219,781        219,781

INCOME STATEMENT INFORMATION
Years Ended December 31
  Total interest income                          $   76,998     $   76,720     $   72,973     $   65,090     $   66,741
  Net interest income                                47,121         46,400         43,956         41,443         40,614
  Provision for loan losses                           1,030            979            713            623          1,133
  Income before income taxes and cumulative
    effect of change in accounting principle         24,465         23,354         19,802         17,662         16,172
  Income tax expense                                  7,497          7,127          5,733          4,877          4,240
  Net income*                                        16,968         16,227         14,069         12,785         12,679

PER COMMON SHARE DATA**
  Net income - basic                             $     1.85     $     1.75     $     1.52     $     1.39     $     1.39
  Net income - diluted                                 1.77           1.69           1.47           1.34           1.34
  Cash dividends - common                              0.65           0.56           0.48           0.44           0.40
  Book value - common                                 15.83          14.83          13.67          12.54          11.46

                                FINANCIAL RATIOS

                                                    1997           1996          1995           1994          1993
                                                    ----           ----          ----           ----          ----
Return on average equity ***                        12.26%        12.51%         11.90%         11.75%        12.91%
Return on average assets ***                         1.67          1.61           1.47           1.36          1.38
Dividend payout - common                            34.41         31.26          30.65          30.80         28.00
Average equity to average assets                    13.64         12.85          12.35          11.61         10.71


* Net income for 1993 includes a $747 favorable impact from the cumulative effect of adoption of SFAS 109, "Accounting for Income Taxes".
** Prior period per share information has been restated for the effect of the 3 for 2 stock split in the form of a dividend in 1997, as well as the adoption of SFAS No. 128, "Earnings per Share" in 1997. 1993 basic and diluted net income per share includes a favorable impact from the adoption of SFAS 109 of $.09 per share.
*** Ratios for return on average equity and return on average assets in 1993 are 12.15% and 1.30%, respectively, before the cumulative effect of accounting changes as a result of the adoption of SFAS 109.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------

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

                           FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio, Year 2000 compliance and its effect on the Corporation's financial condition or results of operation and other statements as to trends or management's beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation, competition, and the time and expense of addressing the Year 2000 issue. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------

                               FINANCIAL CONDITION

Omega functions as a financial intermediary and therefore its financial condition should be viewed in terms of changes in its uses and sources of funds. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

                                     TABLE 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)


                                             1997         Increase(Decrease)      1996          Increase(Decrease)         1995
                                            Average       ------------------     Average       --------------------       Average
                                            Balance       Amount         %       Balance          Amount        %         Balance
                                          ----------     --------       ----     -------          ------       ---       ---------
          Funding Uses:
Loans ................................    $  693,131     $(11,128)      (1.6%)  $  704,259     $    30,447      4.5%   $   673,812
Investment securities ................       208,943       16,454        8.5       192,489          21,203     12.4        171,286
Tax-exempt investment securities .....        37,726        3,113        9.0        34,613          (8,933)   (20.5)        43,546
Interest bearing deposits ............           605          (52)      (7.9)          657          (1,016)   (60.7)         1,673
Federal funds sold ...................        18,873       (2,619)     (12.2)       21,492           9,002     72.1         12,490
                                          ----------     --------        ---    ----------     -----------      ---    -----------
  Total interest earning assets ......       959,278        5,768        0.6       953,510          50,703      5.6        902,807
Non-interest earning assets ..........        67,084         (844)      (1.2)       67,928           1,552      2.3         66,376
Less: Allowance for loan losses ......       (11,755)          40       (0.3)      (11,795)           (427)     3.8        (11,368)
                                          ----------     --------        ---    ----------     -----------      ---    -----------
  Total uses .........................    $1,014,607     $  4,964        0.5%   $1,009,643     $    51,828      5.4%   $   957,815
                                          ==========     ========        ===    ==========     ===========      ===    ===========


          Funding Sources:
Interest bearing demand deposits .....    $  219,304     $ (2,600)      (1.2%)  $  221,904     $     1,444      0.7%   $   220,460
Savings deposits .....................       102,121       (2,136)      (2.0)      104,257          (1,601)    (1.5)       105,858
Time deposits ........................       417,396         (610)      (0.1)      418,006          35,324      9.2        382,682
Other ................................        13,758        5,031       57.6         8,727           2,142     32.5          6,585
                                          ----------     --------        ---    ----------     -----------      ---    -----------
    Total interest bearing liabilities       752,579         (315)      (0.0)      752,894          37,309      5.2        715,585
Demand deposits ......................       110,520       (2,526)      (2.2)      113,046           2,359      2.1        110,687
Other liabilities ....................        13,148         (863)      (6.2)       14,011             736      5.5         13,275
Shareholders' equity .................       138,360        8,668        6.7       129,692          11,424      9.7        118,268
                                          ----------     --------        ---    ----------     -----------      ---    -----------
    Total sources ....................    $1,014,607     $  4,964        0.5%   $1,009,643     $    51,828      5.4%   $   957,815
                                          ==========     ========        ===    ==========     ===========      ===    ===========

Omega's funding sources have increased over the last two years at rates of 5.4% and 0.5% in 1996 and 1997, respectively. While all types of deposits decreased on average in 1997, short-term borrowings were increased to provide needed funding sources. Available funds were utilized primarily for funding purchases of investment securities during 1997. Approximately half of the overall funds' growth in 1996 was due to market expansion through an acquisition in 1995. These excess funds were used for both loan and investment securities in 1996, while 15% of the 1996 increase was kept in short-term, more liquid investments (interest bearing deposits and federal funds sold).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                                    OVERVIEW

Referencing the average balances chart, it is clear that Omega has enjoyed steady growth in average assets over the past five years, however, during 1997, the balance sheet was slightly restructured, as loan volumes declined.

During 1997, for the first time in 5 years, average loans and deposits balances were lower than the previous year. But it should be noted that the 4.6% increase in average deposits in 1996 over 1995 was the largest year on year increase in the last five years, resulting from an acquisition during 1995. The decreased loan volumes in 1997 (discussed in the Loan section which follows) resulted in less aggressive deposit pricing, as high-costing funding was not needed. Excess funds from loan runoff and from non-deposit funding sources were used to increase levels of investments in 1997. For purposes of these charts, investments are defined to include all interest earning assets except loans (i.e. investment securities available for sale and held to maturity, federal funds sold and interest bearing deposits).

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

                                      LOANS

In 1997, total average loans were $693.1 million as compared to $704.3 million in 1996, a decrease of $11.2 million, or 1.6%. The loan category that contributed the most to this decrease is personal installment loans, specifically indirect auto loans. Balances in this category averaged $13.3 million less in 1997 than in 1996 due to heavy competition from the auto manufacturers' financing plans. Additionally, because of concerns of overall increased levels of consumer debt, Omega has tightened its credit standards. In December of 1997, the Corporation's credit card portfolio was sold. Its outstanding balances were $2.2 million at the time of the sale. This is expected to have a negative effect on growth in 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


Emphasis in the consumer lending area in 1997 was placed on residential mortgages and home-equity products, where balances at year-end 1997 were $276.7 million, or $24.9 million higher than December 31, 1996. Commercial loans and commercial real estate loans in total maintained similar balances on December 31, 1997 as in 1996, however, commercial real estate loans grew as commercial, financial and agricultural loans declined. New loan demands kept pace with pay-offs.

In January of 1996, the state of Pennsylvania had most of its counties declared disaster areas by the President of the United States, as a result of a series of blizzards, cold weather and devastating flooding. These counties included all eight of the counties in central Pennsylvania where Omega focuses its business activities. Management believes that this slowed down some of the consumer lending activity in 1996. Within the commercial loan portfolio, commercial, financial and agricultural loans outstanding dropped by $5.4 million from December 31, 1995 to December 31, 1996 due to several large scheduled pay-offs and competitive pressure. The only area to experience significant increases was the commercial mortgage category of loans, which increased steadily throughout 1996 in all of the banks.

The loan portfolio as of December 31, 1997 was comprised of 58% consumer loans and 42% commercial loans (including construction), as compared to 59% and 41%, respectively, at December 31, 1996.

Omega's lending strategy stresses quality growth, diversified by product and industry. A common credit policy is in place throughout the Corporation, and a special credit committee reviews all large loan requests prior to approval. Omega's commercial and consumer lenders make credit judgments based on a customer's existing debt obligations, ability to pay and general economic trends.

Management has been monitoring the activity within the loan portfolio very carefully and intends to aggressively pursue growth in each of the loan categories during 1998. A competitive pricing environment may force Omega to lower its pricing structure in order to maintain and build loan volumes.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards as discussed above, and aggresive monitoring and collection policies.

Loan loss reserves have been established in order to absorb potential loan losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 1997 was 1.70% of total loans, net of unearned discount, as compared to 1.70% of total loans at the end of 1996. The allowance decreased $27,000 from 1996 as net charge-offs of $1,057,000 exceeded the provision of $1,030,000. Net charge-offs for 1997 were 0.15% of average loans as compared to 0.12% in 1996. The majority of charge-offs related to personal loans in both years. Because of the non-performing loans increase in 1997 and the increase in net charge-offs in both 1997 and 1996, management likewise increased the provision for loan losses in both years. Non-performing loans had decreased to 0.48% of loans, as of December 31, 1996, but have risen to 1.00% of loans as of December 31, 1997 (See Table 2). The increase in non-accrual loans is due primarily to one loan relationship that was classified to non-accrual status during 1997, with an outstanding balance of $2,375,000. Accruing loans past due 90 days or more were significantly decreased in 1996, but have risen as of December 31, 1997 to $2,103,000, an increase of $862,000. Most of the increase is related to one loan to a commercial borrower.

Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

At December 31, 1997, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 58.6% as compared to 28.2% at December 31, 1996. Of the $6,912,000 of non-performing loans at December 31, 1997, $6,277,000 were collateralized with real estate, $453,000 with other assets, and $182,000 were unsecured.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                                     TABLE 2
                              Non-Performing Loans


                                                                     December 31,
                                               -----------------------------------------------------
                                                1997        1996        1995        1994        1993
                                                ----        ----        ----        ----        ----
                                                                    (In thousands)
Non-accrual loans ........................     $4,762      $2,079      $1,932      $1,596      $1,849
Accruing loans past due 90 days or more...      2,103       1,241       2,697       1,317         952
Restructured loans .......................         47          14        --            44        --
                                               ------      ------      ------      ------      ------
Total non-performing loans ...............     $6,912      $3,334      $4,629      $2,957      $2,801
                                               ======      ======      ======      ======      ======



Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 1998 follows (in thousands):

        Commercial, financial and agricultural..............       $ 353
        Real estate - commercial............................          --
        Real estate - mortgage..............................          64
        Personal............................................         553
                                                                   -----
        Total...............................................       $ 970
                                                                   =====


                                   INVESTMENTS

Average investments (as defined above) increased by $18.7 million, or 7.4%, during 1997, after increasing by $21.0 million, or 9.1% during 1996. Because of reduced loan volumes in 1997, funds from loan runoff and pay-offs became available, as did other non-deposit sources of funding (short-term borrowings), for investing opportunities outside the loan market. This accounted for the investment balance increase. It is important to note that $1.9 million of the increase in investments is due to the mark-to-market adjustment necessary on the portion of the portfolio that is classified as available for sale.

Funds gathered through deposits exceeded the loan demand in 1996, resulting in the excess being used to invest in both short and medium term investments, thus explaining the increase in 1996. Primarily, the purpose of the investment function of Omega is to assure liquidity and to try to manage the interest rate risk incurred by customer demands, while at the same time maintaining the loan to deposit ratio within acceptable funds management guidelines. Therefore, these instruments are generally short term, lower yielding, liquid investments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------

The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. The determination of which portfolio to hold each security is made at the time of purchase, based on management's intent. Omega classifies all marketable equity investments as available for sale. Debt securities are classified as available for sale when the intent is for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities are classified as held to maturity when it is management's intent to hold these securities until maturity, for matching against longer term funding. Note 4 to the Consolidated Financial Statements analyzes the investment securities (including the tax-exempt investment securities). At December 31, 1997, the market value of the entire securities portfolio exceeded amortized cost by $7,677,000 as compared to December 31, 1996 when market value was greater than amortized cost. The weighted average maturity of the investment portfolio is 1 year and 8 months as of December 31, 1997 as compared to 1 year and 10 months at the end of 1996. The weighted average maturity has remained short in order to assure liquidity and to take advantage of the changing rate environment. Table 4 (located on page 20) shows the remaining maturity or earliest possible repricing for investment securities.

                           NON-INTEREST EARNING ASSETS

Non-interest earning assets decreased $804,000, or 1.4% on average in 1997 as compared to an increase of $1,125,000, or 2.0% in 1996.Changes occuring in both years were the result of normal operating activities.

A strategy was designed to systematically replace aging computer equipment throughout the organization, as well as to increase branch office automation through computer access in 1997. This goal was achieved during the year, accounting for most of the capital spending. Additionally, further commitment was made to technological advances through updated and new computer software and equipment which will be on-going expenditures over the next several years.

                                    DEPOSITS

The banking industry in general continues to experience limited deposit growth because of fierce competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional bank products. During the past 5 years, Omega has experienced slow deposit growth. As reflected in Table 3, average total deposits actually declined in 1997 by $7.9 million, or 0.9% as compared to 1996. This followed a year where average deposits rose by 4.6%, or $37.5 million, with 94% of the increase in time deposits. This occurred primarily as a result of an acquisition.The bulk of the reduction in deposits in 1997 was evident in the core transaction accounts, accounting for 92% of the decrease. The remaining 8% reduction was attributed to time deposits.

One event that influenced deposit levels somewhat over the last 2 years was the introduction of a new product. During 1996, Omega's larger commercial customers needed to better manage their cash, thus prompting Omega to implement a cash management account that sweeps overnight monies into repurchase agreements. This has caused the flow of core account funds into retail repurchase agreements (see Other Interest Bearing Liabilities). In 1997, average deposits were reduced by $8.1 million as a result of the repurchase agreements, as compared to $1.8 million in 1996. Because this program has been responsive to the needs of our customers, this activity is expected to continue, having the impact of reducing deposit growth and increasing Omega's funding costs in the future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------



                                     TABLE 3
                               Changes in Deposits
                                ($ in thousands)


                                         1997         Increase(Decrease)       1996         Increase(Decrease)        1995
                                        Average       ------------------      Average       -------------------      Average
                                        Balance        Amount         %       Balance       Amount           %       Balance
                                        -------        ------       ----     --------      --------        ----      --------
Interest bearing demand deposits ...    $219,304     $ (2,600)      (1.2)%   $221,904      $  1,444         0.7%     $220,460
Savings deposits ...................     102,121       (2,136)      (2.0)     104,257        (1,601)       (1.5)      105,858
Demand deposits ....................     110,520       (2,526)      (2.2)     113,046         2,359         2.1       110,687
                                        --------     --------       ----     --------      --------         ---      --------
    Total core(transaction) accounts     431,945       (7,262)      (1.7)     439,207         2,202         0.5       437,005
Time deposits ......................     417,396         (610)      (0.1)     418,006        35,324         9.2       382,682
                                        --------     --------       ----     --------      --------         ---      --------
    Total deposits .................    $849,341     $ (7,872)      (0.9)%   $857,213      $ 37,526         4.6%     $819,687
                                        ========     ========       ====     ========      ========         ===      ========



                       OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities on average increased $5,031,000, or 57.6% in 1997, as compared to an increase of $2,142,000, or 32.5% in 1996. The increases in 1997 and 1996 are due to the addition of $6,334,000 and $1,813,000, respectively, in the average balances of retail repurchase agreements (See Note 9 of Notes to Consolidated Financial Statements).

                              SHAREHOLDERS' EQUITY

Shareholders' equity was once again an important funding source during 1997, providing an average of $138,360,000, an increase of $8,668,000 or 6.7% from the $129,692,000 provided in 1996. In spite of increased dividends, Omega continued a strong rate of internal capital generation. This rate was 7.9% in 1997 and 8.7% in 1996. This internal capital generation is dependent on high earnings performance which is reflected by a return on average assets of 1.67% in 1997 and 1.61% in 1996, in conjunction with a prudent dividend policy that is represented by payout ratios on the common stock of 34.4% for 1997 and 31.3% for 1996. Capital has also been increased as a result of employee stock option and purchase plans. The adoption of FAS No. 115 in January of 1994 has had the effect of increasing shareholders' equity for the amount of unrealized gains (net of tax) on securities available for sale. Over the previous two years, Omega instituted a Board-approved common stock repurchase plan allowing up to $23,000,000 for purchasing treasury stock in order to fund the Corporation's stock option and stock purchase plans. As a result, at December 31, 1997, Omega held 171,473 shares of stock in treasury at a cost of $5,947,000.

Omega increased the value to shareholders by issuing a 3 for 2 stock split in the form of a dividend in the second quarter of 1997 (All share and per share information in this report is restated to reflect the effect of the split). Omega also increased the return to shareholders this year by increasing its dividend 16.1% to $.65 per share. Cash dividends per share in prior years were $.56 and $.48 in 1996 and 1995, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years ending 1997, 1996 and 1995. See Note 18 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in total capital (Tier I and Tier II capital). As of December 31, 1997 and 1996, Omega's Tier I capital ratio was 19.9% and 19.1%, respectively, and its total capital ratio was 21.1% and 20.3%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 1997 and 1996, Omega's leverage ratio was 13.3% and 13.0%, respectively, against a required leverage ratio of 4%. (See Note 21 of Notes to the Consolidated Financial Statements).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                           ASSET/LIABILITY MANAGEMENT

The process by which financial institutions manage their assets and liabilities is called asset/liability management. This has become very important in an industry undergoing an ever changing interest rate environment. The goals of Omega's asset/liability management are increasing net interest income without taking undue interest rate risk or material loss of net market value of its equity, while maintaining adequate liquidity. Net interest income is increased by widening the interest spread and increasing earning assets. Liquidity is measured by the ability to meet both depositors' and credit customers' requirements.

                   NET INTEREST INCOME AND INTEREST RATE RISK

Omega has experienced an increase in net interest income in each of the last five years. Omega believes that it has prudently managed interest rate risk in achieving these levels of net interest income. Interest rate risk is the risk to net interest income or capital arising from movement of interest rates. Sources of interest rate risk include; repricing risk, basis risk and yield curve risk. Management utilizes two methodologies to aid in the management of interest rate risk: gap analysis and economic simulation.

                                  GAP ANALYSIS

Gap is defined as the volume difference between interest rate sensitive assets and liabilities. Gap is one of the tools used to manage repricing risk. Repricing risk results from differences in the timing of rate changes and cash flows that occur in the pricing and maturity of assets and liabilities. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 20) shows the period and cumulative static gaps for various time intervals as of December 31, 1997. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits, certain savings accounts and checking accounts with interest, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis over the next twelve months, Omega is in a negative gap position of $40,416,000 at December 31, 1997, indicating more interest bearing liabilities than earning assets will reprice during that period. Over the past year, the level of our gap and interest rate risk positions have been affected by both the extension of our loan portfolio, which reflects our customers preference for fixed rates and the shortening of our certificate of deposit base as customers continue to prefer shorter term certificates.

                               ECONOMIC SIMULATION

Economic simulation is another tool used by management to measure and manage interest rate risk, including repricing, basis and yield curve risk. Management simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks. For example, at December 31, 1997, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, net interest income would increase over the next twelve months by $604,000. If interest rates would decline by 100 basis points immediately, net interest income would decrease by $524,000 over the next twelve months. There is not an inverse relationship between the 100 basis point movement up and 100 basis point movement down because Omega has entered into an interest rate contract which provides a prime-based floor of 8.25% on a notional balance of $10,000,000 (See Note 13 to the Consolidated Financial Statements). A summary of the rate shocks is shown in the table that follows.

Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet, management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, since 1990, Omega has executed a number of interest rate contracts, including interest rate swaps and floors (notional balance of $40,000,000 as of December 31, 1997, see Note 13 of Notes to the Consolidated Financial Statements) in order to hedge certain prime interest rate loans against declining rates. Omega has a $30,000,000 notional balance in interest rate swap agreements. As part of these agreements, Omega is receiving a fixed rate on the notional balance with a weighted average maturity of 14 months at a weighted rate of 8.36% and is paying the U.S. prime rate. Therefore, if the prime rate falls, Omega will see an increase to the margin as a result of these contracts. At the same time, the yield on prime based loans that Omega owns will drop, offsetting the increase from the interest rate swaps. This will maintain the margin on $30,000,000 of prime-related loans that was in place at the time of entering into the swap agreements. If prime were to rise, the opposite would be true, maintaining the margin in place before the rate movement. In addition to the interest rate swaps, Omega also has a prime-based interest rate floor with a notional balance of $10,000,000. Under this contract, a premium is paid to a third party for protection against the effect of interest rates falling below the floor level of 8.25%. This contract has a remaining maturity of 5 months.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------



To determine the need for these hedges, simulated rate shocks were run as previously described. For example, if the simulated rate shocks were run against Omega's balance sheet at December 31, 1997, with and without the $40,000,000 of interest rate contracts, the following results would occur over the next twelve months (in thousands):

                Change in                Change in Net Interest Income
              Interest Rates                Interest Rate Contracts
              (Basis Points)                With              Without

                    400                    $2,224             $3,424
                    300                     1,764              2,664
                    200                     1,224              1,824
                    100                       604                904
                      0                         0                  0
                   (100)                     (568)              (899)
                   (200)                   (1,116)            (1,789)
                   (300)                   (1,630)            (2,644)
                   (400)                   (2,097)            (3,453)



Omega is exposed to a loss of income if interest rates fall. Management felt that the Corporation was exposed to higher than acceptable rate risk and decided to enter into the hedging agreements in order to mitigate the risk. Of even greater importance is that the dispersion in the margin movement was reduced by $331,000 for a 100 basis point decline in rates and by $673,000 for a 200 basis point drop, thus reducing Omega's risk to interest rate movements.

Net interest income at risk for a 100 basis point decrease in rates as of December 31, 1997 was $568,000 compared to $1,043,000 as of December 31, 1996. This reduction in risk is directly related to the preference of our customers for fixed rate loans and shorter term deposits.

The same effects could be obtained in the cash market by investing funds for a longer term; however, this would reduce liquidity and require more capital.

In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings which can cause more volatility in the short term. At December 31, 1997, Omega's net interest income and MVE were within the guidelines established by management.

Basis risk is another source of interest rate risk and arises from the difference in movements of interest rates earned on assets and the interest rates paid on liabilities with otherwise similar repricing characteristics. The Corporation analyzed the effects of basis risk on both net interest income and MVE. This was done through interest rate shocks, which isolate the movements of the treasury rate and prime rate. The following shows the results of these rate shocks:


                            Change in               Change in                    Change in
  Basis                  Interest Rates        Net Interest Income        Market Value of Equity
  -----                  --------------        -------------------        ----------------------
Prime Risk                    -100                  $(1,056)                      $ 7,011
Treasury Risk                 +100                  $(1,137)                      $11,517


The table above indicates the results of a 100 basis point decrease in the prime rate with all other interest rates unchanged. In this scenario, the Corporation's net interest income would decrease by $1,056,000 and market value of equity would increase by $7,011,000. These results support the Corporation's actions in using interest rate swaps and floors to hedge its exposure to a decline in net interest income when the interest rates on prime-based loans decrease. The treasury risk noted above shows that if the treasury curve increased 100 basis points with no other interest rate changes, the Corporation's net interest income would decrease $1,137,000 and market value of equity would increase $11,517,000. In both the prime risk and treasury risk results, only the direction of change in which interest rates would adversely affect earnings is shown. If interest rates were to change in the opposite direction from that indicated, Omega would experience a similar increase in net interest income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


Interest rate risk can also result from yield curve risk. Yield curve risk is the exposure of earnings due to the pricing of assets or liabilities being influenced by the shape of the yield curve. The Corporation analyzed the effects of yield curve risk on both net interest income and MVE. The analysis included the affects of an inverted yield curve, where the thirty year rate was 500 basis points under the one month rate. Results indicate that this type of yield curve would decrease the Corporation's net interest income by $5,359,000, or 11.6%, and market value of equity would increase by $51,146,000, or 25.6%.

The gap analysis, rate shock simulation and basis risk analysis described above are performed in a static environment. In reality, Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques to projected future volumes and various interest rate scenarios prior to making any hedging decision or decisions that involve the acquisition or investment of funds.

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

Second, total short-term liabilities are determined. This includes federal funds purchased, repurchase agreements, certificates of deposit over $100,000 scheduled to mature within thirty days and an estimated amount of the retail deposits.

The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 1997, total liquid assets were $153,779,000 while the short-term liabilities were $54,141,000. This left a surplus of liquid assets of $99,638,000, or 9.8% of total assets. Management believes that a surplus of not less than 5% to 7% is adequate.

Another measure of liquidity is the average loan to deposit ratio. This ratio was 81.6% at December 31, 1997 and 82.2% at December 31, 1996. Management's target range for this ratio is 70% to 85%.

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

As to off-balance sheet liquidity, Omega has federal funds lines totaling $20,000,000 at December 31, 1997. At December 31, 1997, Omega had no amount outstanding against these federal funds lines. Omega's banks are members of the Federal Home Loan Bank of Pittsburgh which provides overnight or term funding to the banks in the amounts of $65,397,000 as of December 31, 1997. At December 31, 1997, Omega had $5,000,000 outstanding against the term line and no overnight advances (See Note 8 of Notes to the Consolidated Financial Statements).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                               MARKET ENVIRONMENT

Omega's market is generally in central Pennsylvania and primarily in the counties of Centre, Clinton, Mifflin, Blair, Huntingdon, Bedford, Juniata and Montour.

In the printed version there appears a bar chart with the following plot points depicted:

                     Net Income
                   (in thousands)
            1993                  *$11,932
            1994                   $12,785
            1995                   $14,069
            1996                   $16,227
            1997                   $16,968


 * (1993 net income shown before favorable effect of accounting change of $747)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                                     TABLE 4
                              MATURITY DISTRIBUTION
                             AS OF DECEMBER 31, 1997
                                 (In thousands)
                Remaining Maturity / Earliest Possible Repricing



                                                             Over Three      Over Six      Over One
                                                  Three      Months But     Months But     Year But       Over
                                                 Months      Within Six     Within One    Within Five     Five
                                                 or Less       Months          Year          Years        Years       Total
                                                 -------     ----------     ----------    -----------    -------     -------
Interest Earning Assets
     Interest bearing deposits .............    $     600     $    --       $    --       $    --      $    --      $     600
     Federal funds sold ....................       22,650          --            --            --           --         22,650
     Investment securities:
          U.S. Treasury securities
               and obligations of other
               U.S. Government agencies
               and corporations ............       27,720        11,101        20,770        43,559         --        103,150
          Corporate and other securities ...        1,661           573         5,407        29,099        9,840       46,580
          Obligations of state and political
              subdivisions .................        4,386         1,906         6,269        24,114          430       37,105
          Mortgage backed securities .......        7,219         6,472        11,747        19,832         --         45,270
          Stocks ...........................         --            --            --            --         10,035       10,035
     Loans:
          Commercial, financial and
              agricultural .................       76,980         5,223         6,397        17,023       21,117      126,740
          Interest rate swap agreements
              (notional amount) ............      (30,000)         --            --          30,000         --           --
          Real estate - commercial .........       48,657         2,349         3,723        29,968       56,788      141,485
          Real estate - construction .......       10,191           392           251         1,908        8,425       21,167
          Real estate - mortgage ...........       13,725        15,409        27,036        79,569       77,041      212,780
          Home equity ......................       18,901         2,178         4,110        25,336       13,380       63,905
          Personal (net of unearned
              interest) ....................       29,318         8,485        15,917        58,377        9,350      121,447
          Lease financing (net of
              unearned interest) ...........          155           226           701         3,281            6        4,369
                                                ---------     ---------     ---------     ---------    ---------    ---------
Total Interest Earning Assets ..............      232,163        54,314       102,328       362,066      206,412      957,283
                                                =========     =========     =========     =========    =========    =========
Interest Bearing Liabilities
     Demand deposits .......................       24,340          --            --         137,925         --        162,265
     Savings deposits ......................       95,393          --          20,287        38,960         --        154,640
     Certificates of deposit
       over $100,000 .......................       22,785         9,976         5,046        14,624          363       52,794
     Time deposits .........................      102,734        63,629        66,185       123,180          571      356,299
     Short-term borrowings .................       13,260          --            --            --           --         13,260
     Long-term debt ........................        5,000          --            --            --           --          5,000
     Other interest bearing liabilities ....          452           134          --            --          4,034        4,620
                                                ---------     ---------     ---------     ---------    ---------    ---------
Total Interest Bearing Liabilities .........      263,964        73,739        91,518       314,689        4,968      748,878
                                                ---------     ---------     ---------     ---------    ---------    ---------
Gap ........................................    $ (31,801)    $ (19,425)    $  10,810     $  47,377    $ 201,444    $ 208,405
                                                =========     =========     =========     =========    =========    =========
Cumulative Gap .............................    $ (31,801)    $ (51,226)    $ (40,416)    $   6,961    $ 208,405
                                                =========     =========     =========     =========    =========
Cumulative sensitivity ratio ...............         0.88          0.85          0.91          1.01         1.28

Commercial, financial and agricultural
  loans maturing after one year with:
     Fixed interest rates ..................                                              $  17,023    $  21,117    $  38,140
     Variable interest rates ...............                                                 13,606       18,860       32,466
                                                                                          ---------    ---------    ---------
     Total .................................                                              $  30,629    $  39,977    $  70,606
                                                                                          =========    =========    =========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                              RESULTS OF OPERATIONS
                                    OVERVIEW

1997

Omega reported earnings in 1997 of $16,968,000, an increase of 4.6% over 1996. On a diluted basis, net income per common share continued to improve, reaching $1.77 in 1997, an increase of 4.7%, or $.08, over 1996. The key factors which, in management's opinion, influenced the operating results in 1997 are as follows:

o  increased net interest margin
o  increased fee income on traditional services
o  increase from gains on securities and loan sales


In the printed version there appears a bar graph with the following plot points depicted:


     Return on Average Assets
     1993                1.30%
     1994                1.36%
     1995                1.47%
     1996                1.61%
     1997                1.67%

Assets were $1,015,903,000 at December 31, 1997, representing an $8,558,000, or 0.8%, increase over year end 1996. Loans (net of unearned discount) were $691,893,000 compared to $696,597,000 at December 31, 1996, a decrease of 0.7%, or $4,704,000. Deposits decreased by $5,255,000, or 0.6%, from December 31,1996 to December 31, 1997.

Return on average equity decreased from 12.51% in 1996 to 12.26% in 1997, while return on average assets increased to 1.67% from 1.61% in 1996. Omega's performance can be compared to its national peers with consolidated assets of $1 billion to $3 billion (using the most current data for September 30, 1997).

                                                      Omega          Peers
                                                      -----          -----
     Return on average assets                          1.64%          1.31%
     Return on average equity                         12.04%         14.78%


1996

Omega reported earnings in 1996 of $16,227,000, an increase of 15.3% over 1995. On a diluted basis, net income per common share continued to improve, reaching $1.69 in 1996, an increase of 15.0%, or $.22, over 1995. Several important occurrences took place in 1996 which, in management's belief helped to create these record financial results. They are as follows:

o  strong net interest margin
o increased fee income on traditional banking services
o significant reduction in FDIC insurance premiums
o termination of defined benefit plan


In the printed version there appears a bar graph with the following plot points depicted:

     Return on Average Equity
     1993               12.15%
     1994               11.75%
     1995               11.90%
     1996               12.51%
     1997               12.26%


Assets were $1,007,345,000 at December 31, 1996, representing a $12,505,000, or 1.3%, increase over year end 1995. Loans (net of unearned discount) were $696,597,000 compared to $703,125,000 at December 31, 1995, a decrease of 0.9%, or $6,528,000. Deposits decreased by $4,152,000, or 0.5%, at December 31,1996 when compared to December 31, 1995.

Return on average equity increased from 11.90% to 12.51% in 1996, while return on average assets increased to 1.61% from 1.47% in 1995. Omega's performance can be compared to its national peers with consolidated assets of $1 billion to $3 billion, as of December 31, 1996.

                                                       Omega          Peers
                                                       -----          -----
     Return on average assets                           1.61%          1.21%
     Return on average equity                          12.51%         13.53%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


The inclusion of Montour Bank for the first full year since its acquisition in the third quarter of 1995 added $246,000 to net income in 1996. This equates to 11.4% of the $2,158,000 increase in net income in 1996 as compared to 1995.

                               NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. Because some interest earning assets are tax exempt, an adjustment is made for analytical purposes to place all assets on a fully tax equivalent basis.

Table 5 (located on page 24) shows average asset and liability balances, average interest rates and interest income and expense for the period 1995-1997. In addition, it shows the changes attributable to the volume and rate components of net interest income.

1997

Total average loans were $693,131,000 in 1997 at a yield of 8.90% that produced $61,683,000 in interest income. This represented an $11,128,000, or 1.6% decrease in average volumes from 1996. The yield decreased 1 basis point from 8.91% in 1996 to 8.90% in 1997. As a result of the decreased average loan volumes, interest income was reduced by $1,034,000. The lower average yield further reduced interest income by $23,000. The volume decrease was caused by a number of factors, including a general tightening of credit standards and increased competition for indirect auto loans, as discussed earlier in the Financial Condition section. The 1997 average balance of investment securities was $246,649,000 for an increase over 1996 of $19,567,000, or 8.6%. The yield increased to 5.77% in 1997 from 5.64% in 1996. Interest income from securities increased a total of $1,440,000, with $1,121,000 attributable to higher volumes, and $319,000 due to higher yields. Average interest bearing deposits decreased $52,000, or 7.9%, and federal funds sold decreased 12.2%, or $2,619,000. The net increase in average volumes of $16,896,000 on the above three types of assets was a result of reduced loan funding needs and improved employment of excess cash.

Total interest earning assets averaged $959,278,000 at a yield of 8.03% and produced total interest income of $76,998,000 for 1997. Compared to 1996, the average volumes increased $5,768,000, or 0.6%. The yield decreased 2 basis points from 8.05% as compared to 8.03% in 1996 as the mix of earning assets shifted from 69.8% loans in 1996 to 68.3% loans in 1997 (See Average Asset Mix Change chart on page 11). Interest income decreased $60,000 from volume and mix changes and increased $338,000 from rate differences producing a net increase of 0.4%, or $278,000.

Total interest bearing liabilities in 1997 averaged $752,579,000 at a cost of $29,877,000 for a composite rate of 3.97%. This represented a decrease in interest bearing liabilities of $315,000, over 1996. The composite rate decreased from 4.03% in 1996, or 6 basis points. In 1997 interest expense decreased $555,000 due to lower rates and increased $112,000 due to favorable volume and mix changes compared to 1996. These changes resulted in a total decrease of $443,000, or 1.5%, in interest expense.

Non-interest bearing funding sources, including equity, averaged $262,028,000 in 1997, compared to $256,749,000 in 1996, for an increase of $5,279,000, or 2.1%.
This resulted in a decrease of 6 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 3.18% in 1996 to 3.12% in 1997.

Net interest income was $47,121,000 for 1997, an increase of $721,000, or 1.6%, from 1996. This was the result of a decrease of $172,000 in volume and mix changes and an increase of $893,000 as a result of interest rate effects. Net yield increased 4 basis points to 4.91% from 4.87% in 1996. On a fully tax equivalent basis, the net yield increased from 5.03% to 5.08% in 1997.

Following is a schedule comparing Omega's margin performance to the average of its national peers as of September 30, 1997:

      Percent of average earning assets                Omega          Peers
      ---------------------------------                -----          -----
      Interest income - tax equivalent                 8.08%          8.44%
      Interest expense                                 3.08           3.92
      Net interest income - tax equivalent             5.00           4.52

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


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

Following is a schedule comparing Omega's margin performance to the average of its national peers as of December 31, 1996:


      Percent of average earning assets                Omega          Peers
      ---------------------------------                -----          -----
      Interest income - tax equivalent                 8.16%          8.28%
      Interest expense                                 3.16           3.76
      Net interest income - tax equivalent             5.00           4.55

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                                     TABLE 5
             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
                                 (In thousands)


                                                                            Years Ended December 31,
                                              -------------------------------------------------------------------------------
                                                                  1997                                      1996
                                              --------------------------------------     ------------------------------------
                                                Average                       Yield/      Average                      Yield/
                                              Balance (1)       Interest       Rate      Balance (1)      Interest      Rate
                                              -----------       --------      ------     -----------      --------     ------
ASSETS
Interest earning assets:
  Loans (5),(7) .........................    $   674,112      $    60,380      8.96%    $   686,541    $    61,504       8.96%
  Tax-exempt loans ......................         19,019            1,303      6.85          17,718          1,236       6.98
                                             -----------      -----------      ----     -----------    -----------       ----
    Total loans .........................        693,131           61,683      8.90         704,259         62,740       8.91

  Investment securities .................        208,943           12,542      6.00         192,489         11,208       5.82
  Tax-exempt investment securities ......         37,726            1,699      4.50          34,613          1,593       4.60
                                             -----------      -----------      ----     -----------    -----------       ----
    Total investment securities .........        246,669           14,241      5.77         227,102         12,801       5.64

  Interest bearing deposits .............            605               34      5.62             657             35       5.33
  Federal funds sold ....................         18,873            1,040      5.51          21,492          1,144       5.32
                                             -----------      -----------      ----     -----------    -----------       ----
Total interest earning assets ...........        959,278           76,998      8.03         953,510         76,720       8.05

Non-interest earning assets:
  Cash and due from banks ...............         29,972                                     32,581
  Allowance for loan losses .............        (11,755)                                   (11,795)
  Premises and equipment ................         17,917                                     17,584
  Other assets (8) ......................         19,195                                     17,763
                                             -----------                                -----------
    Total ...............................    $ 1,014,607                                $ 1,009,643
                                             ===========                                ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) ..    $   219,304            4,109      1.87     $   221,904          4,496       2.03
  Savings deposits ......................        102,121            2,309      2.26         104,257          2,407       2.31
  Time deposits .........................        417,396           22,804      5.46         418,006         22,960       5.49
  Other, including short-term borrowings,
    long-term debt and other interest
    bearing liabilities .................         13,758              655      4.76           8,727            457       5.24
                                             -----------      -----------      ----     -----------    -----------       ----
Total interest bearing liabilities ......        752,579           29,877      3.97         752,894         30,320       4.03
                                                              -----------                              -----------
Non-interest bearing liabilities:
  Demand deposits .......................        110,520                                    113,046
  Other .................................         13,148                                     14,011
Shareholders' equity ....................        138,360                                    129,692
                                             -----------                                -----------
    Total ...............................    $ 1,014,607                                $ 1,009,643
                                             ===========                                ===========
Net interest income .....................                     $    47,121                              $    46,400
                                                              ===========                              ===========
Net yield on interest earning assets (3)                                       4.91%                                     4.87%
                                                                               ====                                      ====
Net yield -- tax equivalent basis (4) ...                                      5.08%                                     5.03%
                                                                               ====                                      ====




                                                                1995
                                              --------------------------------------
                                               Average                        Yield/
                                              Balance (1)     Interest         Rate
                                              -----------     --------        ------
ASSETS
Interest earning assets:
  Loans (5),(7) .........................     $ 660,560       $  59,657        9.03%
  Tax-exempt loans ......................        13,252             948        7.15
                                              ---------       ---------        ----
    Total loans .........................       673,812          60,605        8.99

  Investment securities .................       171,286           9,498        5.55
  Tax-exempt investment securities ......        43,546           2,035        4.67
                                              ---------       ---------        ----
    Total investment securities .........       214,832          11,533        5.37

  Interest bearing deposits .............         1,673              92        5.50
  Federal funds sold ....................        12,490             743        5.95
                                              ---------       ---------        ----
Total interest earning assets ...........       902,807          72,973        8.08

Non-interest earning assets:
  Cash and due from banks ...............        33,636
  Allowance for loan losses .............       (11,368)
  Premises and equipment ................        16,988
  Other assets (8) ......................        15,752
                                              ---------
    Total ...............................     $ 957,815
                                              =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) ..     $ 220,460           4,603        2.09
  Savings deposits ......................       105,858           2,451        2.32
  Time deposits .........................       382,682          21,556        5.63
  Other, including short-term borrowings,
    long-term debt and other interest
    bearing liabilities .................         6,585             407        6.18
                                              ---------       ---------        ----
Total interest bearing liabilities ......       715,585          29,017        4.06
                                                              ---------
Non-interest bearing liabilities:
  Demand deposits .......................       110,687
  Other .................................        13,275
Shareholders' equity ....................       118,268
                                              ---------
    Total ...............................     $ 957,815
                                              =========
Net interest income .....................                     $  43,956
                                                             ==========
Net yield on interest earning assets (3)                                       4.87%
                                                                               ====
Net yield -- tax equivalent basis (4) ...                                      5.05%
                                                                               ====


1)   Average balances were calculated using a daily average.
2)   Includes NOW and money market accounts.
3) Net yield on interest earning assets is net interest income divided by average interest earning assets.
4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.
5) Non-accruing loans and investments are included in the above table until they are charged off.
6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
7) Interest on loans includes income/(loss) of $(13,000) in 1997, $72,000 in 1996 and $(71,000) in 1995 from interest rate contracts used to hedge prime interest rate loans.
8)   Includes gross unrealized gains on securities available for sale.

                                     TABLE 5
             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
                                 (In thousands)


                                                  1997 Compared to 1996                  1996 Compared to 1995
                                               Increase (Decrease) Due To (6)        Increase (Decrease) Due To (6)
                                               -------------------------------       --------------------------------
                                               Volume        Rate        Total       Volume         Rate        Total
                                               ------        ----        -----       ------         ----        -----
ASSETS
Interest earning assets:
  Loans (5),(7) .........................     $(1,124)     $     0      $(1,124)     $ 2,315      $  (468)     $ 1,847
  Tax-exempt loans ......................          90          (23)          67          312          (24)         288
                                              -------      -------      -------      -------      -------      -------
    Total loans .........................      (1,034)         (23)      (1,057)       2,627         (492)       2,135

  Investment securities .................         980          354        1,334        1,228          482        1,710
  Tax-exempt investment securities ......         141          (35)         106         (412)         (30)        (442)
                                              -------      -------      -------      -------      -------      -------
    Total investment securities .........       1,121          319        1,440          816          452        1,268

  Interest bearing deposits .............          (3)           2           (1)         (54)          (3)         (57)
  Federal funds sold ....................        (144)          40         (104)         487          (86)         401
                                              -------      -------      -------      -------      -------      -------
Total interest earning assets ...........         (60)         338          278        3,876         (129)       3,747

Non-interest earning assets:
  Cash and due from banks ...............
  Allowance for loan losses .............
  Premises and equipment ................
  Other assets (8) ......................

    Total ...............................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) ..         (50)        (337)        (387)          29         (136)        (107)
  Savings deposits ......................         (48)         (50)         (98)         (34)         (10)         (44)
  Time deposits .........................         (33)        (123)        (156)       1,950         (546)       1,404
  Other, including short-term borrowings,
    long-term debt and other interest
    bearing liabilities .................         243          (45)         198          118          (68)          50
                                              -------      -------      -------      -------      -------      -------
Total interest bearing liabilities ......         112         (555)        (443)       2,063         (760)       1,303
                                              -------      -------      -------      -------      -------      -------
Non-interest bearing liabilities:
  Demand deposits .......................
  Other .................................
Shareholders' equity ....................

    Total ...............................

Net interest income .....................     $  (172)     $   893      $   721      $ 1,813      $   631      $ 2,444
                                              =======      =======      =======      =======      =======      =======

Net yield on interest earning assets (3).

Net yield -- tax equivalent basis (4) ...

1)   Average balances were calculated using a daily average.
2)   Includes NOW and money market accounts.
3) Net yield on interest earning assets is net interest income divided by average interest earning assets.
4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.
5) Non-accruing loans and investments are included in the above table until they are charged off.
6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
7) Interest on loans includes income/(loss) of $(13,000) in 1997, $72,000 in 1996 and $(71,000) in 1995 from interest rate contracts used to hedge prime interest rate loans.
8)   Includes gross unrealized gains on securities available for sale.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $1,030,000 in 1997 and $979,000 in 1996 for an increase of $51,000 that was precipitated by the increase in the amount of non-performing loans. Net charge-offs exceeded the loan loss provision by $27,000 in 1997 while the loan loss provision in 1996 exceeded net charge-offs by $152,000. Net charge-offs in 1997 and 1996 were .15% and .12%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses was 58.6% at year end 1997 and 28.2% at the end of 1996. The allowance for loan losses as a ratio to net loans was 1.70% at December 31, 1997 and 1996. The ratio of net charge-offs to average loans compared to Omega's national peers is as follows:

                                                    Omega          Peers
                                                    -----          -----
   September 30, 1997                               .16%           .28%
   December 31, 1996                                .12            .29

Management believes that the allowance for loan losses at December 31, 1997 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical and anticipated losses, the status of non-performing delinquent loans, prevailing and anticipated economic conditions and industry standards.



In the printed version there appears a bar graph with the following plot points depicted:



                          Net Interest Yield
                      Yield on        Cost to Fund      Net Interest
                   Earning Assets    Earning Assets        Yield
      1993               7.72%            3.02%            4.70%
      1994               7.37%            2.68%            4.69%
      1995               8.08%            3.21%            4.87%
      1996               8.05%            3.18%            4.87%
      1997               8.03%            3.12%            4.91%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      ------------------------------------


                               NON-INTEREST INCOME

1997

Non-interest income grew to $10,156,000 during 1997 for a 12.6%, or $1,136,000, increase when compared to $9,020,000 for 1996. As has been the case the last few years, the focus in 1997 has been on increasing revenues generated from traditional services, by delivering new products and expanded services to our customer base, such as debit cards and asset managment services. As a result, trust fees increased by $236,000, or 9.4%, while fees relating to deposit accounts grew $384,000, or 13.3%, in 1997. Net gains from investment transactions of $1,218,000 in 1997 represented an increase of $429,000, or 54.4%, over 1996. Also, during 1997, the credit card portfolio was sold, resulting in a gain of $220,000. Total other income in 1997 was $139,000 less than in 1996, however, in 1996 a one-time $300,000 gain was recorded from the disposition of an asset carried as other real estate.

As a percentage of average assets, non-interest income (excluding securities gains) was .88% for 1997, as compared to .82% in 1996. When compared to our national peers (most current data as of September 30, 1997), Omega's ratio was
 .86% and the peer average was 1.19%.

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

As a percentage of average assets, non-interest income (excluding securities gains) was .82% for 1996, as compared to .77% in 1995. The national peer average for 1996 was 1.12%.

In the printed version there appears a bar graph with the following plot points depicted:

        Non-Interest Income to Average Assets
             (excluding security gains)
            1993                         0.77%
            1994                         0.75%
            1995                         0.77%
            1996                         0.82%
            1997                         0.88%



                              NON-INTEREST EXPENSE
1997

Omega's operating expenses were $31,782,000 for 1997 as compared to $31,087,000 for 1996, representing an increase of $695,000, or 2.2%. In order to understand the change, it is important to review some unusual events which affected this area in previous years. For example, during 1996, Omega's defined benefit retirement plan was terminated, resulting in a one-time reduction of employee benefits expense of $391,000 (Refer to the section immediately following, titled 1996 for a detailed explanation). Therefore, it was expected that salaries and employee benefits expense in 1997 would increase by 2.4%, just to replace the normal required benefits costs. The additional increase of 3.6%, or $590,000, was a result of normal staffing adjustments and merit increases. Another area that requires a look back to previous years is FDIC insurance premiums. This has been an expense that has been very erratic over the last several years. Prior to 1995, the base rate on insurance premiums for Omega's banks was 23 cents per hundred dollars of deposits. In April of 1995, the rate was reduced significantly to 4 cents, then further reduced in 1996 to the minimum of $2,000 per year per bank. Then, in 1997, the rate was increased again, causing an increase in expense for FDIC premiums of $96,000, or 1200%. These fluctuations have been the result of the FDIC attempting to maintain the Bank Insurance Fund at reasonable levels. While occupancy expense and data processing service costs remained relatively unchanged, equipment expense rose by $83,000, or 4.6%, resulting primarily from purchases for technology advancement. Other expense decreased in 1997 by $470,000, or 5.1%, bringing this category to approximately the same level as in 1995.

In the printed version there appears a bar graph with the following plot points depicted:



         Non-Interest Expense to Average Assets
            1993                         3.37%
            1994                         3.30%
            1995                         3.28%
            1996                         3.08%
            1997                         3.13%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                      ------------------------------------

At December 31, 1997, Omega's ratio of non-interest expense to average assets was 3.13%, compared to a 3.08% in 1996. At September 30, 1997, Omega's ratio of non-interest expense to average assets was 3.10%, compared to a national peer average of 3.10%.

1996

Omega's operating expenses were $31,087,000 for 1996 as compared to $31,462,000 for 1995, representing a decrease of $375,000, or 1.2%. Salaries and employee benefits increased by only 1.7% over 1995. During 1996, Omega's defined benefit retirement plan was terminated, which resulted in $284,000 being returned to the Corporation and $107,000 being contributed directly to the Employee Stock Ownership Plan, thereby reducing scheduled benefits expense by a total of $391,000. See Note 12 of Notes to Consolidated Financial Statements. Occupancy and equipment expenses were both successfully reduced in 1996 by a total of $204,000. Data processing service costs were increased in 1996 by 6.0% due to the addition of some new services being provided. It should be noted that the total data processing service costs in 1996 are still lower than the actual costs in 1994. For the second year in a row, the most significant decrease in expenses came in the reduction of deposit insurance premiums. The FDIC reduced the base rate on insurance premiums from 23 cents per hundred dollars of deposits to 4 cents, effective April 1995. This resulted in a reduction in expense of $917,000 from 1994 to 1995. Then in 1996, Omega's FDIC insurance was further reduced, as Omega's banks were required to pay only the minimum amount of $2,000 per year (per bank). This resulted in a reduction of expense in 1996 of $925,000 from 1995 to 1996. It is likely that in the future these premiums may be raised, as the level of the Bank Insurance Fund is maintained.

As a percentage of average assets, non-interest expense was 3.08% for 1996 as compared to 3.28% in 1995. The national peer average for 1996 was 3.24%.

                                  INCOME TAXES

Income taxes for 1997 amounted to $7,497,000 compared to $7,127,000 in 1996. The effective tax rate increased from 30.5% in 1996 to 30.6% in 1997, due mostly to a change in the mix of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans decreased by 8.4%, or $4,414,000 in 1997. Average tax-exempt investments and loans were 5.6% of total average assets for 1997 and 5.2% for 1996. Tax-exempt income as a percentage of income before income tax increased to 12.3% from 12.1%. See Note 11 of Notes to Consolidated Financial Statements for further information on income taxes.


                    ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

The Financial Accounting Standards Board ("FASB") has issued Statement No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management believes that adoption of the statement will have no impact on the Corporation's financial condition or results of operations.


                              YEAR 2000 COMPLIANCE

Omega is currently in the process of evaluating its information technology infrastructure for Year 2000 compliance. This involves both an analysis of the readiness of internal software and an assessment of the compliance of external software service providers. A committee, consisting of executive officers and operations personnel from all major divisions of the Corporation, is dedicated to this process. All computer software programs and operating systems (Programs and Systems) are being scrutinized. External service providers are being required to furnish the Corporation with assurances of compliance, and Omega's primary service provider will have an independent audit performed on the Year 2000 compliance efforts. Any internal Programs and Systems found to be non-compliant will be re-programmed or replaced. In addition, Omega is communicating with vendors, business partners and key commercial banking customers to assess their Year 2000 compliance status. Omega plans to complete the evaluation phase of the Year 2000 project by December 31, 1998, with testing to occur throughout 1999. Related costs will be expensed as incurred. There have been no significant costs incurred to date related to this project, and management does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations going forward.

                           CONSOLIDATED BALANCE SHEETS
                       ----------------------------------


                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)



                                                                                 December 31,
                                                                        ---------------------------
ASSETS                                                                      1997             1996
                                                                        -----------      -----------
Cash and due from banks (Notes 1 and 3) ...........................      $   31,938       $   30,380
Interest bearing deposits with other financial institutions .......             600              512
Federal funds sold ................................................          22,650           18,075
Investment securities held to maturity
  (market value-$117,344 and $114,171 respectively) (Notes 1 and 4)         116,802          114,192
Investment securities available for sale (Notes 1 and 4) ..........         133,015          127,654

Total loans (Notes 1, 5, 6 and 17) ................................         692,861          698,323
Less:  Unearned discount ..........................................            (968)          (1,726)
       Allowance for loan losses ..................................         (11,793)         (11,820)
                                                                         ----------       ----------
                                                                            680,100          684,777

Premises and equipment, net (Notes 1 and 7) .......................          17,589           17,638
Other assets (Note 1) .............................................          13,209           14,117
                                                                         ----------       ----------
TOTAL ASSETS ......................................................      $1,015,903       $1,007,345
                                                                         ==========       ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ............................................      $  114,777       $  114,870
  Interest bearing ................................................         725,998          731,160
                                                                         ----------       ----------
                                                                            840,775          846,030

Short-term borrowings (Note 8) ....................................          18,260           10,292
Other liabilities .................................................           9,816           10,332
ESOP debt (Note 12) ...............................................           4,034            4,213
Other interest bearing liabilities ................................             586              593
                                                                         ----------       ----------
TOTAL LIABILITIES .................................................         873,471          871,460

Commitments and Contingent Liabilities (Notes 10, 13 and 14)

Shareholders' Equity (Note 15)
Preferred stock, par value $5.00 per share:
  Authorized - 5,000,000 shares;
  Issued and outstanding -
    219,781 shares Series A Convertible ...........................           5,000            5,000
Unearned compensation related to ESOP debt ........................          (3,125)          (3,375)
Common stock, par value $5.00 per share:
  Authorized - 25,000,000 shares;
  Issued -
    9,050,730 shares at December 31, 1997;
    6,104,246 shares at December 31, 1996
  Outstanding -
    8,879,257 shares at December 31, 1997;
    6,033,926 shares at December 31, 1996 .........................          45,258           30,521
Capital surplus ...................................................           1,822            5,649
Retained earnings .................................................          94,426           97,749
Cost of common stock in treasury:
  171,473 shares at December 31, 1997;
  70,320 shares at December 31, 1996 ..............................          (5,947)          (2,266)
Net unrealized gain on securities available for sale ..............           4,998            2,607
                                                                         ----------       ----------
TOTAL SHAREHOLDERS' EQUITY ........................................         142,432          135,885
                                                                         ----------       ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........................      $1,015,903       $1,007,345
                                                                         ==========       ==========


The accompanying notes are an integral part of these statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)

                                                                Years Ended December 31,
                                                             -------------------------------
                                                             1997          1996         1995
                                                             ----          ----         ----
INTEREST INCOME:
Interest and fees on loans ...........................     $ 61,683     $ 62,740     $ 60,605
Interest and dividends on investment securities:
  Taxable interest income ............................       12,004       10,711        9,054
  Tax-exempt interest income .........................        1,699        1,593        2,035
  Dividend income ....................................          538          497          444
Other interest income ................................        1,074        1,179          835
                                                           --------     --------     --------
TOTAL INTEREST INCOME ................................       76,998       76,720       72,973

INTEREST EXPENSE:
Interest on deposits .................................       29,222       29,863       28,610
Interest on short-term borrowings ....................          342          134          243
Interest on long-term debt and
  other interest bearing liabilities .................          313          323          164
                                                           --------     --------     --------
TOTAL INTEREST EXPENSE ...............................       29,877       30,320       29,017
                                                           --------     --------     --------
NET INTEREST INCOME ..................................       47,121       46,400       43,956
Provision for loan losses (Note 6) ...................        1,030          979          713
                                                           --------     --------     --------
INCOME FROM CREDIT ACTIVITIES ........................       46,091       45,421       43,243

OTHER INCOME:
Trust fees ...........................................        2,746        2,510        2,355
Service fees on deposit accounts .....................        3,281        2,897        2,668
Investment securities gains and (losses), net (Note 4)
  Investment securities held to maturity .............            2            1          (85)
  Investment securities available for sale ...........        1,216          788          695
Gain on sale of loans ................................          241           15           41
Other ................................................        2,670        2,809        2,347
                                                           --------     --------     --------
TOTAL OTHER INCOME ...................................       10,156        9,020        8,021

OTHER EXPENSE:
Salaries and employee benefits (Note 12) .............       17,384       16,403       16,134
Net occupancy expense ................................        2,185        2,189        2,374
Equipment expense ....................................        1,869        1,786        1,805
Data processing service ..............................        1,542        1,533        1,446
FDIC insurance premiums ..............................          104            8          933
Other ................................................        8,698        9,168        8,770
                                                           --------     --------     --------
TOTAL OTHER EXPENSE ..................................       31,782       31,087       31,462
                                                           --------     --------     --------
INCOME BEFORE INCOME TAXES ...........................       24,465       23,354       19,802
Income tax expense (Notes 1 and 11) ..................        7,497        7,127        5,733
                                                           --------     --------     --------
NET INCOME ...........................................     $ 16,968     $ 16,227     $ 14,069
                                                           ========     ========     ========
EARNINGS PER SHARE (Notes 1 and 9)
Basic ................................................     $   1.85     $   1.75     $   1.52
Diluted ..............................................     $   1.77     $   1.69     $   1.47

Weighted average shares and equivalents:
Basic ................................................        8,950        9,057        8,983
Diluted ..............................................        9,476        9,508        9,429


All share and per share information has been restated to give effect to the 3 for 2 stock split on April 30, 1997.
The accompanying notes are an integral part of these statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)




                                                          Years Ended December 31, 1995, 1996 and 1997
                                          --------------------------------------------------------------------------------
                                                                                                                   Cost of
                                                          Unearned                                                 Common
                                          Preferred        Comp-         Common        Capital       Retained       Stock
                                            Stock         ensation        Stock        Surplus       Earnings     In Treasury
                                          ---------      ---------       -------       -------       --------     -----------
Balance at January 1, 1995 .........      $  5,000       $ (4,518)      $ 29,929       $  4,211      $ 77,263       $   --
Net income .........................                                                                   14,069
Common dividends declared -
  $.48 per share ...................                                                                   (4,312)
Cash dividends, preferred -
  $1.80 per share ..................                                                                     (396)
Amortization of
  unearned compensation ............                          145
Net unrealized gains on securities .
Tax benefit from employee
  stock options ....................                                                                       47
Tax benefit from preferred stock
  dividends paid to ESOP ...........                                                                      107
Purchase of treasury stock -
  143,393 shares ...................                                                                                  (3,925)
Montour acquisition - retirement of
  Omega stock - 3,000 shares .......                                         (15)           (46)
Montour acquisition - 14,038 shares
  issued, 109,919 from treasury ....                                          70            337                        2,878
Exercised employee stock options -
  59,667 shares ....................                                         261            632                          225
                                          --------       --------       --------       --------      --------       --------
Balance at December 31, 1995 .......         5,000         (4,373)        30,245          5,134        86,778           (822)
Net income .........................                                                                   16,227
Common dividends declared -
  $.56 per share ...................                                                                   (5,073)
Cash dividends, preferred -
  $1.80 per share ..................                                                                     (396)
Amortization of unearned
  compensation .....................                          998
Net unrealized gains on securities .
Tax benefit from employee
  stock options ....................                                                                      113
Tax benefit from preferred stock
  dividends paid to ESOP ...........                                                                      100
Purchase of treasury stock -
  73,241 shares ....................                                                                                  (2,383)
Exercised employee stock options -
  84,201 shares ....................                                         276            515                          939
                                          --------       --------       --------       --------      --------       --------
Balance at December 31, 1996 .......         5,000         (3,375)        30,521          5,649        97,749         (2,266)
Net income .........................                                                                   16,968
Common dividends declared -
  $.65 per share ...................                                                                   (5,838)
Cash dividends, preferred -
  $1.80 per share ..................                                                                     (396)
Amortization of unearned
  compensation .....................                          250
Net unrealized gains on securities .
Tax benefit from employee
  stock options ....................                                                                      321
Tax benefit from preferred stock
  dividends paid to ESOP ...........                                                                       93
Purchase of treasury stock -
  279,603 shares ...................                                                                                 (10,140)
Exercised employee stock options -
  108,610 shares ...................                                         292            324                        1,712
Issuance of treasury stock to ESOP -
  17,192 shares ....................                                                                                     596
3 for 2 stock split, issued in
  the form of a stock dividend -
  2,999,164 shares .................                                      14,445         (4,151)      (14,471)         4,151
                                          --------       --------       --------       --------      --------       --------
Balance at December 31, 1997 .......      $  5,000       $ (3,125)      $ 45,258       $  1,822      $ 94,426       $ (5,947)
                                          ========       ========       ========       ========      ========       ========




                                                 Net
                                              Unrealized
                                              Securities
                                                 Gains         Total
                                              ----------       -----
 Balance at January 1, 1995 .........          $  1,224      $113,109
 Net income .........................                          14,069
 Common dividends declared -
   $.48 per share ...................                          (4,312)
 Cash dividends, preferred -
   $1.80 per share ..................                            (396)
 Amortization of
   unearned compensation ............                             145
 Net unrealized gains on securities .               985           985
 Tax benefit from employee
   stock options ....................                              47
 Tax benefit from preferred stock
   dividends paid to ESOP ...........                             107
 Purchase of treasury stock -
   143,393 shares ...................                          (3,925)
 Montour acquisition - retirement of
   Omega stock - 3,000 shares .......                             (61)
 Montour acquisition - 14,038 shares
   issued, 109,919 from treasury ....                           3,285
 Exercised employee stock options -
   59,667 shares ....................                           1,118
                                               --------      --------
 Balance at December 31, 1995 .......             2,209       124,171
 Net income .........................                          16,227
 Common dividends declared -
   $.56 per share ...................                          (5,073)
 Cash dividends, preferred -
   $1.80 per share ..................                            (396)
 Amortization of unearned
   compensation .....................                             998
 Net unrealized gains on securities .               398           398
 Tax benefit from employee
   stock options ....................                             113
 Tax benefit from preferred stock
   dividends paid to ESOP ...........                             100
 Purchase of treasury stock -
   73,241 shares ....................                          (2,383)
 Exercised employee stock options -
   84,201 shares ....................                           1,730
                                               --------      --------
 Balance at December 31, 1996 .......             2,607       135,885
 Net income .........................                          16,968
 Common dividends declared -
   $.65 per share ...................                          (5,838)
 Cash dividends, preferred -
   $1.80 per share ..................                            (396)
 Amortization of unearned
   compensation .....................                             250
 Net unrealized gains on securities .             2,391         2,391
 Tax benefit from employee
   stock options ....................                             321
 Tax benefit from preferred stock
   dividends paid to ESOP ...........                              93
 Purchase of treasury stock -
   279,603 shares ...................                         (10,140)
 Exercised employee stock options -
   108,610 shares ...................                           2,328
 Issuance of treasury stock to ESOP -
   17,192 shares ....................                             596
 3 for 2 stock split, issued in
   the form of a stock dividend -
   2,999,164 shares .................                             (26)
                                               --------      --------
 Balance at December 31, 1997 .......          $  4,998      $142,432
                                               ========      ========


Common dividends in 1996 and 1995 have been adjusted to reflect the 3 for 2 stock split on April 30, 1997.

The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                            Years Ended December 31,
                                                                         ------------------------------
                                                                         1997         1996         1995
                                                                         ----         ----         ----
Cash flows from operating activities:
  Net income ......................................................    $ 16,968     $ 16,227     $ 14,069
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization .................................       2,489        3,349        3,416
    Provision for loan losses .....................................       1,030          979          713
    Gain on sale of investment securities .........................      (1,218)        (789)        (610)
    Gain on sale of fixed assets and other property owned .........         (77)        (304)         (13)
    Gain on sale of loans .........................................        (241)         (15)         (41)
    Decrease (increase) in deferred tax asset .....................          26         (188)        (175)
    (Increase) decrease in interest receivable and other assets ...      (1,044)          45        2,334
    (Decrease) increase in interest payable .......................        (179)        (570)         332
    (Decrease) increase in taxes payable ..........................        (689)         338         (134)
    Amortization of deferred net loan fees ........................        (104)        (233)        (362)
    Deferral of net loan fees .....................................         299          237          180
    Increase in accounts payable and accrued expenses .............         741          836           36
                                                                       --------     --------     --------
      Total adjustments ...........................................       1,033        3,685        5,676
                                                                       --------     --------     --------
Net cash provided by operating activities .........................      18,001       19,912       19,745

Cash flows from investing activities:
  Proceeds from the sale or maturity of:
    Interest bearing deposits with other financial institutions ...       1,269        3,471        5,755
    Investment securities available for sale - sales and maturities      44,350       43,446       11,189
    Investment  securities held to maturity - maturities ..........      39,286       29,974       64,931
  Purchase of:
    Interest bearing deposits with other financial institutions ...      (1,357)      (3,140)      (1,515)
    Investment securities available for sale ......................     (45,290)     (47,592)     (11,986)
    Investment securities held to maturity ........................     (41,793)     (47,098)     (54,293)
  Decrease (increase) in loans ....................................         736       (5,207)     (27,714)
  Gross proceeds from sale of loans ...............................       2,957       10,919        8,175
  Capital expenditures ............................................      (1,783)      (2,448)      (1,546)
  Sale of fixed assets and other property owned ...................         502          524          237
  Increase in federal funds sold ..................................      (4,575)      (5,615)     (12,051)
  Acquisition of bank, net of cash acquired of $562 ...............        --           --         (1,880)
                                                                       --------     --------     --------
Net cash used in investing activities .............................      (5,698)     (22,766)     (20,698)

Cash flows from financing activities:
  (Decrease) increase in deposits, net ............................      (5,255)      (4,152)      13,520
  Increase (decrease) in short-term borrowings, net ...............       7,968        3,047       (8,623)
  Net change in other interest bearing liabilities ................          (7)          63           62
  Dividends paid ..................................................      (6,053)      (4,080)      (4,708)
  Tax benefit from preferred stock dividend and
    stock option activity .........................................         414          213          154
  Issuance of common stock ........................................         616          791          893
  Acquisition of treasury stock ...................................     (10,140)      (2,383)      (3,925)
  Proceeds from sale of treasury stock ............................       1,712          939          225
                                                                       --------     --------     --------
Net cash used in financing activities .............................     (10,745)      (5,562)      (2,402)
                                                                       --------     --------     --------
Net increase (decrease) in cash and due from banks ................    $  1,558     $ (8,416)    $ (3,355)
                                                                       ========     ========     ========

Cash and due from banks at beginning of period ....................    $ 30,380     $ 38,796     $ 42,151
Cash and due from banks at end of period ..........................      31,938       30,380       38,796
                                                                       --------     --------     --------
Net increase (decrease) in cash and due from banks ................    $  1,558     $ (8,416)    $ (3,355)
                                                                       ========     ========     ========
Interest paid .....................................................    $ 30,056     $ 30,890     $ 28,685
Income taxes paid .................................................       7,112        6,944        5,927


The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------
                   OMEGA FINANCIAL CORPORATION AND SUBSIDIARES
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


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

Principles of consolidation

The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as "Omega" or the "Corporation"): Omega Bank, N.A. ("Omega Bank"), Hollidaysburg Trust Company ("Hollidaysburg"), Penn Central National Bank ("Penn Central"), Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc. and Central Pennsylvania Real Estate, Inc. All significant intercompany transactions and balances have been eliminated.

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

Investment securities

Investment securities within the Corporation's investment portfolio are classified as available for sale or held to maturity. The determination as to which portfolio to hold each security is made at the time of purchase, based on management's intent. All equity investments are classified as available for sale. Debt securities are classified as available for sale when the intent is for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities are classified as held to maturity when it is management's intent to hold such securities until maturity.

Securities classified as available for sale are stated at market value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity, until realized. Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the specific securities sold (See Note 4).

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------


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


Other real estate owned and held for investment

Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 1997 and 1996, the carrying value of other real estate owned and held for investment was $618,000 and $519,000, respectively.


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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------

Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate(s). Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.


Earnings per share

As of December 31, 1997, Omega adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share", which established standards for computing and presenting earnings per share (EPS). This Statement replaced the presentation of primary EPS with a presentation of basic EPS, and replaced the presentation of fully diluted EPS with a presentation of diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. On a diluted basis, both earnings and shares outstanding are adjusted to assume the conversion of all potentially dilutive securities into the common stock. All prior period EPS data presented in these financial statements has been restated to conform with this data.

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


Accounting pronouncements not yet adopted

The Financial Accounting Standards Board ("FASB") has issued Statement No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management believes that adoption of the statement will have no impact on the Corporation's financial condition or results of operations.


Reclassifications

Certain amounts in prior years' financial statements have been reclassified to conform with current years' presentation.



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

Commercial, financial and agricultural loans - These loans are made on either a floating or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------


period. The discount rates utilized for these loans are equivalent to the national prime rate with a spread of approximately 50-125 basis points at December 31, 1997 and a spread of 100-150 basis points at December 31, 1996. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the above commercial loans.

Real estate mortgage loans - This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows at the current market rate for these loans. No prepayment or acceleration of the cash flows is assumed. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term with a spread of approximately 150 - 250 basis points at December 31, 1997 and a spread of 150 - 200 basis points at December 31, 1996. The current market rate for the fixed rate mortgages ranged from 7.25% to 7.75% at December 31, 1997 and from 7.80% to 8.25% at December 31, 1996.

Home equity - This category is comprised primarily of fixed rate loans, but does include home equity lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. Home equity lines of credit are on a floating basis and approximate current market rates.

Personal loans and lease financing - This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48 month automobile loan plus 25 basis points. This rate was 9.20% and 9.36% on December 31, 1997 and 1996, respectively. Personal lines of credit are on a floating basis and approximate current market rates.

Demand and savings accounts - The fair value of these deposits is the amount payable on demand.

Time deposits - The estimated fair value is determined by discounting the contractual cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term minus a spread of 35-60 basis points at December 31, 1997 and 40-70 basis points at December 31, 1996.

All other interest bearing liabilities' carrying values approximate fair value. Short-term and long-term borrowings are on a floating basis and approximate current market rates. Other interest bearing liabilities reprice semi-annually at current market rates.

At December 31, 1997, Omega had existing interest rate contracts with a total notional balance of $40,000,000. These agreements had a negative fair value of $54,000 based on dealer quotes on that date. At December 31, 1996, existing interest rate swap agreements had a total notional balance of $50,000,000 and a negative fair value of $99,000. (See Note 13).

Commitments to extend credit and standby letters of credit - The fair value of loan commitments and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present credit worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rate. As of December 31, 1997 and 1996, the commitment amount approximates fair value for these financial instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------


                                                                 (in thousands)
                                                 December 31, 1997            December 31, 1996
                                            -------------------------    -------------------------
                                                Book           Fair          Book           Fair
                                                Value          Value         Value         Value
                                            ----------     ----------    ----------     ----------
Cash and due from banks ................    $   31,938     $   31,938    $   30,380     $   30,380
Interest bearing deposits ..............           600            600           512            512
Federal funds sold .....................        22,650         22,650        18,075         18,075
Investment securities held to maturity .       116,802        117,344       114,192        114,171
Investment securities available for sale       133,015        133,015       127,654        127,654
Loans (net of unearned interest):
  Commercial, financial and agricultural       126,740        125,970       149,016        146,276
  Real estate - commercial .............       141,485        140,725       118,381        116,864
  Real estate - construction ...........        21,167         21,182        19,680         19,597
  Real estate - mortgage ...............       212,780        214,226       206,653        215,224
  Home equity ..........................        63,905         64,154        45,182         45,416
  Personal .............................       121,447        121,991       153,441        153,760
  Lease financing ......................         4,369          4,364         4,244          4,135
  Allowance for loan losses ............       (11,793)          --         (11,820)          --
                                            ----------     ----------    ----------     ----------
Total loans ............................       680,100        692,612       684,777        701,272
Interest receivable ....................         7,855          7,855         7,549          7,549
                                            ----------     ----------    ----------     ----------
Total financial assets .................    $  992,960     $1,006,014    $  983,139     $  999,613
                                            ==========     ==========    ==========     ==========
Demand deposits ........................    $  277,042     $  277,042    $  267,933     $  267,933
Savings deposits .......................       154,640        154,640       158,878        158,878
Time deposits ..........................       409,093        411,583       419,219        422,061
Short-term borrowings ..................        13,260         13,260         5,292          5,292
Long-term debt .........................         5,000          4,997         5,000          5,000
Other interest bearing liabilities .....         4,620          4,620         4,806          4,806
Interest payable .......................         2,213          2,213         2,339          2,339
                                            ----------     ----------    ----------     ----------
Total financial liabilities ............    $  865,868     $  868,355    $  863,467     $  866,309
                                            ==========     ==========    ==========     ==========


3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

Omega's banking subsidiaries are required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $2,158,000 and $1,004,000 as of December 31, 1997 and 1996, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4.  INVESTMENT SECURITIES (IN THOUSANDS)


                                                                                  December 31, 1997
                                                     -------------------------------------------------------------------------------
Securities classified as Held to Maturity                                                               Gross               Gross
                                                     Amortized         Market          Weighted      Unrealized           Unrealized
Type and maturity                                       Cost            Value         Avg. Yield        Gains               Losses
-----------------------------------------------      ---------        --------        ----------     ----------           ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year .............................      $  2,993         $  3,003           6.02%         $     13            $    (3)
  After one year but within five years ........        18,014           18,186           6.29               172
  After five years but within ten years .......         3,000            3,011           6.51                11                 --
  After ten years .............................            --               --             --                --                 --

Obligations of state and political subdivisions
  Within one year .............................         1,281            1,284           6.07                 3                 --
  After one year but within five years ........         2,626            2,646           6.26                20                 --
  After five years but within ten years .......         1,892            1,940           6.69                48                 --
   After ten years ............................            --               --             --                --                 --

Corporate and other securities
  Within one year .............................         5,883            5,873           6.04                 5                (15)
  After one year but within five years ........        21,590           21,736           6.32               151                 (5)
   After five years but within ten years ......         9,472            9,514           6.22                44                 (2)
  After ten years .............................           160              162           6.71                 2                 --

Mortgage-backed securities
  Within one year .............................         2,600            2,590           5.52                 1                (11)
  After one year but within five years ........        13,645           13,641           6.34                31                (35)
  After five years but within ten years .......        11,625           11,679           6.26                61                 (7)
  After ten years .............................        17,400           17,458           5.83               113                (55)

Investment in low income housing projects .....           489              489            N/M                --                 --

Common stock ..................................         4,132            4,132            N/M                --                 --
                                                     --------         --------          -----          --------            -------
Total .........................................      $116,802         $117,344           6.19%         $    675            $  (133)
                                                     ========         ========          =====          ========            =======


                                                                                  December 31, 1997
                                                     -------------------------------------------------------------------------------
Securities classified as Available for Sale                                                             Gross               Gross
                                                     Amortized         Market          Weighted      Unrealized           Unrealized
Type and maturity                                       Cost            Value         Avg. Yield        Gains               Losses
                                                     ---------        --------        ----------     ----------           ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year..............................      $ 54,597         $ 54,612           5.66%         $     63            $   (48)
  After one year but within five years.........        24,546           24,629           6.08               113                (30)
  After five years but within ten years........            --               --             --                --                 --
  After ten years..............................            --               --             --                --                 --

Obligations of state and political subdivisions
  Within one year..............................         6,360            6,369           6.05                13                 (4)
  After one year but within five years.........        26,473           26,857           6.72               388                 (4)
  After five years but within ten years........         6,903            6,999           6.72                96                 --
  After ten years..............................         1,045            1,057           7.26                18                 (6)

Common stock...................................         5,414           12,492            N/M             7,078                 --
                                                     --------         --------          -----          --------            -------
Total..........................................      $125,338         $133,015          6.08%          $  7,769            $   (92)
                                                     ========         ========          =====          ========            =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  -------------------------------------------

                                                                                  December 31, 1996
                                                     -------------------------------------------------------------------------------
Securities classified as Held to Maturity                                                               Gross               Gross
                                                     Amortized         Market          Weighted      Unrealized           Unrealized
Type and maturity                                       Cost            Value         Avg. Yield        Gains               Losses
-----------------------------------------------      ---------        --------        ----------     ----------           ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year..............................      $     75         $     75          6.50%                --            $    --
  After one year but within five years.........         6,972            6,974          6.12                 24                (22)
  After five years but within ten years........            --               --            --                 --                 --
  After ten years..............................            --               --            --                 --                 --

Obligations of state and political subdivisions
  Within one year..............................         1,369            1,375          7.14                  6                 --
  After one year but within five years.........         3,002            3,001          6.06                  6                 (7)
  After five years but within ten years........           524              517          6.10                 --                 (7)
  After ten years..............................         1,920            1,914          6.80                 --                 (6)

Corporate and other securities
  Within one year..............................         3,808            3,800          5.39                  3                (11)
  After one year but within five years.........        16,330           16,289          6.04                 57                (98)
  After five years but within ten years........         7,582            7,616          6.13                 35                 (1)
  After ten years..............................           160              160          7.84                  1                 (1)

Mortgage-backed securities
  Within one year..............................           338              339          6.76                  1                 --
  After one year but within five years.........        24,063           24,008          6.17                 61               (116)
  After five years but within ten years........        17,381           17,491          6.26                124                (14)
  After ten years .............................        26,139           26,083          5.73                111               (167)

Investment in low income housing projects......           438              438          N/M                  --                 --

Common stock...................................         4,091            4,091          N/M                  --                 --
                                                     --------         --------          -----          --------            -------
Total                                                $114,192         $114,171          6.05%          $    429            $  (450)
                                                     ========         ========          ====           ========            =======



                                                                                 December 31, 1996
                                                     -------------------------------------------------------------------------------
Securities classified as Available for Sale                                                             Gross               Gross
                                                     Amortized         Market          Weighted      Unrealized           Unrealized
Type and maturity                                       Cost            Value         Avg. Yield        Gains               Losses
-----------------------------------------------      ---------        --------        ----------     ----------           ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------
  Within one year..............................      $ 26,774         $ 26,758          5.47%          $     20            $   (36)
  After one year but within five years.........        59,589           59,434          5.75                122               (277)
  After five years but within ten years........            --               --            --                 --                 --
  After ten years..............................            --               --            --                 --                 --

Obligations of state and political subdivisions
  Within one year..............................        10,189           10,088          7.57                 38               (139)
  After one year but within five years.........        18,607           18,684          6.89                126                (49)
  After five years but within ten years........         1,708            1,716          7.48                  8                 --
  After ten years..............................         1,739            1,741          6.79                 20                (18)

Common stock...................................         5,049            9,233          N/M               4,231                (47)
                                                     --------         --------          -----          --------            -------
Total                                                $123,655         $127,654          6.06%          $  4,565            $  (566)
                                                     ========         ========          ====           ========            =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



                                                                                  December 31, 1995
                                                     -------------------------------------------------------------------------------
Securities classified as Held to Maturity                                                               Gross               Gross
                                                     Amortized         Market          Weighted      Unrealized           Unrealized
Type and maturity                                       Cost            Value         Avg. Yield        Gains               Losses
-----------------------------------------------      ---------        --------        ----------     ----------           ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year .............................      $    235         $    235          4.28%          $     --            $    --
  After one year but within five years ........            75               76           6.50                 1                 --
  After five years but within ten years .......            --               --             --                --                 --
  After ten years .............................            --               --             --                --                 --

Obligations of state and political subdivisions
  Within one year .............................           790              789          5.14                  1                 (2)
  After one year but within five years ........         2,929            2,970          6.67                 42                 (1)
  After five years but within ten years .......           966              981          6.35                 15                 --
  After ten years .............................         2,076            2,068          6.31                 --                 (8)

Corporate and other securities
  Within one year .............................         6,525            6,529          5.57                 16                (12)
  After one year but within five years ........        18,281           18,297          5.61                152               (136)
  After five years but within ten years .......           205              205          6.51                 --                 --
  After ten years .............................           150              152          8.03                  2                 --

Mortgage-backed securities
  Within one year .............................            --               --            --                 --                 --
  After one year but within five years ........        22,091           22,200          6.06                193                (84)
  After five years but within ten years .......        17,419           17,641          6.19                223                 (1)
  After ten years .............................        21,993           21,936          5.57                112               (169)

Investment in low income housing projects .....           387              387           N/M                 --                 --

Common stock ..................................         3,741            3,741           N/M                 --                 --
                                                     --------         --------          -----          --------            -------
Total .........................................      $ 97,863         $ 98,207          5.87%          $    757            $  (413)
                                                     ========         ========          ====           ========            =======



                                                                                 December 31, 1995
                                                     -------------------------------------------------------------------------------
Securities classified as Available for Sale                                                             Gross               Gross
                                                     Amortized         Market          Weighted      Unrealized           Unrealized
Type and maturity                                       Cost            Value         Avg. Yield        Gains               Losses
-----------------------------------------------      ---------        --------        ----------     ----------           ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
  Within one year..............................      $ 25,833         $ 25,878          5.25%          $     80            $   (35)
  After one year but within five years.........        50,198           50,277          5.56                322               (243)
  After five years but within ten years........            --               --            --                 --                 --
  After ten years..............................            --               --            --                 --                 --

Obligations of state and political subdivisions
  Within one year..............................         7,529            7,564          7.57                 46                (11)
  After one year but within five years.........        15,791           15,916          7.24                184                (59)
  After five years but within ten years........         4,954            4,920          7.13                 40                (74)
  After ten years..............................        10,045            9,899          7.06                 58               (204)

Common stock                                            4,108            7,391          N/M               3,322                (39)
                                                     --------         --------          -----          --------            -------
Total                                                $118,458         $121,845          6.03%          $  4,052            $  (665)
                                                     ========         ========          ====           ========            =======

N/M = Not Meaningful

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Investment yields were computed on a tax equivalent basis (using a 35% tax rate) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

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

                                                                                    Amortized          Market
                                                                                      Cost              Value
                                                                                   -----------        ---------
                  U.S. Treasury securities and obligations of other U.S.
                    Government agencies and corporations                           $    54,985        $  54,921
                  Obligations of state and political subdivisions                       38,231           38,204
                                                                                        ------           ------
                                                                                   $    93,216        $  93,125
                                                                                   ===========        =========


Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $85,628,000, $80,405,000 and $68,225,000 at December 31, 1997, 1996 and 1995, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                                          Years Ended December 31,
                                                             -----------------------------------------------
                                                                 1997              1996              1995
                                                             -----------       -----------        ----------
        Gross proceeds from securities transactions ......   $    83,636       $    73,420        $   76,120
        Securities available for sale:
          Realized gains .................................         1,422               842               700
          Realized losses ................................           206                54                 5
        Securities held to maturity:
          Realized gains .................................             2                 1                35
          Realized losses ................................            --                --               120


 5. LOANS

Loans outstanding at the end of each year consisted of the following (in thousands):


                                                                             December 31,
                                                     -------------------------------------------------------
                                                    1997           1996          1995           1994           1993
                                                -----------   -----------   -----------    -----------    -----------
Commercial, financial and agricultural ......   $   126,740   $   131,147   $   136,537    $   138,267    $   147,600
Real estate - commercial ....................       141,485       136,250       127,462        103,892        110,895
Real estate - construction ..................        21,167        19,680        18,346         12,252         12,394
Real estate - mortgage ......................       212,780       206,653       209,453        205,524        199,584
Home equity .................................        63,905        45,182        39,827         35,974         30,694
Personal ....................................       121,813       154,587       170,529        148,731        132,595
Lease financing .............................         4,971         4,824         4,486          4,071          2,932
                                                -----------   -----------   -----------    -----------    -----------
     Total ..................................   $   692,861   $   698,323   $   706,640    $   648,711    $   636,694
                                                ===========   ===========   ===========    ===========    ===========



Non-accrual loans at December 31, 1997 and 1996 were $4,762,000 and $2,079,000, respectively, representing .68% and .30% of loans. Interest income not recorded on non-accrual loans in 1997, 1996 and 1995 was $401,000, $201,000 and $110,000,
respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $532,000 in 1997, of which $131,000 was included in interest income for the year ended December 31, 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



6. ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):


                                                                       Years Ended December 31,
                                                 ---------------------------------------------------------------
                                                   1997          1996          1995          1994         1993
                                                 -------       -------       -------       -------       -------
Balance of allowance - beginning of period       $11,820       $11,668       $11,057       $11,168       $11,338
Loans charged off:
  Commercial, financial and agricultural ..           70           428           149           480           674
  Real estate -
    Commercial ............................          348            77            --             5           148
    Mortgage ..............................           --            --           119           130            62
  Personal ................................          984           671           585           485           807
                                                 -------       -------       -------       -------       -------
      Total charge-offs ...................        1,402         1,176           853         1,100         1,691

Recoveries of loans previously charged off:
  Commercial, financial and agricultural ..          225           181           101           160            73
  Real estate -
    Commercial ............................            6            38            --            17            21
    Mortgage ..............................           --            --            87            45            19
  Personal ................................          114           130           147           144           275
                                                 -------       -------       -------       -------       -------
      Total recoveries ....................          345           349           335           366           388
                                                 -------       -------       -------       -------       -------
Net charge-offs ...........................        1,057           827           518           734         1,303
Provision for loan losses .................        1,030           979           713           623         1,133
Allowance acquired through bank purchase ..           --            --           416            --            --
                                                 -------       -------       -------       -------       -------
Balance of allowance - end of period ......      $11,793       $11,820       $11,668       $11,057       $11,168
                                                 =======       =======       =======       =======       =======

Ratio of net charge-offs during period to
average loans outstanding .................         0.15%         0.12%         0.08%         0.12%         0.21%
                                                 =======       =======       =======       =======       =======


As of December 31, 1997 and 1996, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $3,471,000 and $931,000, respectively. The total allowance for loan losses related to those impaired loans is $585,000 and $222,000, at December 31, 1997 and 1996, respectively. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.

7. PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

                                                                  December 31,
                                              Estimated    -----------------------------
                                             Useful Life       1997              1996
                                             -----------   -----------     -------------
 Land                                            --        $     2,371     $       2,422
 Premises and leasehold improvements         5-40 years         19,809            19,348
 Furniture, computer software
   and equipment                             3-20 years         17,489            16,175
 Construction in progress                        --                221               212
                                                           -----------     -------------
                                                                39,890            38,157
 Less accumulated depreciation                                 (22,301)         (20,519)
                                                           -----------     -------------
                                                          $     17,589      $     17,638
                                                          ============      ============


Depreciation expense on premises and equipment charged to operations was $1,831,000 in 1997, $1,762,000 in 1996 and $1,987,000 in 1995.

8.  SHORT-TERM BORROWINGS

Short-term borrowings consist of the following (in thousands):

                                                         December 31,
                                              ---------------------------------
                                                    1997              1996
                                              --------------   ---------------
  Retail repurchase agreements .............. $       13,260   $         5,292
  Note payable to Federal Home Loan
     Bank, with variable rates
     payable at Libor plus 2 basis points ...          5,000             5,000
                                              --------------    --------------
                                              $       18,260    $       10,292
                                              ==============    ==============


Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt and are collateralized by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

The note payable in the amount of $5,000,000 with the Federal Home Loan Bank will mature in 1998, with the full principal balance payable upon maturity. Omega must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total of $20,000,000 in both 1997 and 1996, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 1997 or December 31, 1996 under these credit facilities. Additionally, Omega has a $29,420,000 line of credit with the Federal Home Loan Bank of Pittsburgh for overnight funding needs.

Omega also has credit with the Federal Home Loan Bank of Pittsburgh with a total borrowing capacity of $65,397,000. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $299,811,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. Long-term debt outstanding against this line was $5,000,000 on December 31, 1997 and 1996 (See Note 9). The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.


9.  CALCULATION OF EARNINGS PER SHARE

The following table shows the calculation of earnings per share for the years ended December 31, 1997, 1996 and 1995. Prior year data has been restated to reflect the 3 for 2 stock split in the form of a dividend in 1997 as well as the adoption of SFAS No. 128, "Earnings per Share".


                                            Year Ended December 31, 1997       Year Ended December 31, 1996
                                         -----------------------------------   ------------------------------
                                                       Shares      Per-Share                Shares  Per-Share
                                          Income       Denom-                   Income      Denom-
                                         Numerator     inator       Amount     Numerator    inator    Amount
                                         -----------------------------------   ------------------------------
Net income ..........................    $ 16,968                              $ 16,227
Less: Preferred stock dividends .....        (396)                                 (396)
                                         --------                              --------
Basic EPS
Income available to common
    shareholders ....................      16,572        8,950     $   1.85      15,831      9,057   $   1.75
                                                                   ========                          ========
Effect of Dilutive Securities
Impact of:
     assumed conversion of preferred
         to common stock ............                      346                                 346
     assumed excercise of outstanding
         options ....................                      180                                 105
     Preferred stock dividends
        available to common
        shareholders ................         396                                   396
     Elimination of tax benefit of
        allocated preferred dividends         (45)                                  (38)
     Additional expense required to
        fund ESOP debt ..............        (111)                                 (131)
                                         --------                              --------
Diluted EPS
Income available to common
     shareholders plus assumed
     conversions ....................    $ 16,812        9,476     $   1.77    $ 16,058      9,508    $   1.69
                                         ========        =====     ========    ========      =====    ========




                                            Year Ended December 31, 1995
                                            -----------------------------
                                                       Shares   Per-Share
                                            Income     Denom-
                                           Numerator   inator    Amount
                                            -----------------------------
Net income ..........................      $ 14,069
Less: Preferred stock dividends .....          (396)
                                           --------
Basic EPS
Income available to common
    shareholders ....................        13,673    8,983   $   1.52
                                                               ========
Effect of Dilutive Securities
Impact of:
     assumed conversion of preferred
         to common stock ............                    346
     assumed excercise of outstanding
         options ....................                    100
     Preferred stock dividends
        available to common
        shareholders ................           396
     Elimination of tax benefit of
        allocated preferred dividends           (31)
     Additional expense required to
        fund ESOP debt ..............          (149)
                                           --------
Diluted EPS
Income available to common
     shareholders plus assumed
     conversions ....................      $ 13,889   9,429    $   1.47
                                           ========   =====    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

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

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997 (in thousands):

          Years ending December 31,
                      1998..................................   $    252
                      1999..................................        177
                      2000..................................        141
                      2001..................................        141
                      2002..................................        138
                      Later years...........................        967
                                                               --------
                      Total minimum payments required.......   $  1,816
                                                               ========

Rental expense charged to operations, net of sublease income, was $73,000, $88,000 and $60,000 in 1997, 1996 and 1995, respectively, which includes short-term cancellable leases.

11.  INCOME TAXES

The components of income tax expense for the three years ended December 31, 1997 were (in thousands):


                                       1997            1996         1995
                                      ------          ------       ------
   Current tax expense .........      $7,625          $7,451       $5,947
   Deferred tax benefit ........        (128)           (324)        (214)
                                      ------          ------       ------
   Total tax expense ...........      $7,497          $7,127       $5,733
                                      ======          ======       ======

Income tax expense related to realized securities gains was $426,000 in 1997, $276,000 in 1996 and $213,000 in 1995.

The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                             Years Ended December 31,
                                        -----------------------------------
                                        1997            1996           1995
                                        ----            ----           ----
   Federal tax at statutory rate ....   35.0%           35.0%          35.0%
   Tax exempt income ................   (3.8)           (3.7)          (4.6)
   Low income housing credits .......   (0.4)           (0.4)          (0.8)
   Other, net .......................   (0.2)           (0.4)          (0.6)
                                        ----            ----           ----
   Effective rate ...................   30.6%           30.5%          29.0%
                                        ====            ====           ====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 1997 and 1996. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                   December 31,
                                             -----------------------
                                              1997            1996
                                            -------         -------
Deferred Tax Assets
  Loan loss reserve ................        $ 4,121         $ 3,957
  Deferred compensation ............            622             588
  Employee benefits ................            414             336
  Interest on non-accrual loans ....            109              82
  Other ............................              3               6
                                            -------         -------
    Total ..........................          5,269           4,969

Deferred Tax Liabilities
  Depreciation .....................           (349)           (353)
  Unrealized net gains on securities         (2,679)         (1,392)
  Intangibles ......................           (543)           (547)
  Auto leases (net) ................           (520)           (526)
  Other ............................           (299)           (361)
                                            -------         -------
    Total ..........................         (4,390)         (3,179)

Net deferred tax asset                      -------         -------
  included in other assets .........        $   879         $ 1,790
                                            =======         =======

Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.


12.  EMPLOYEE BENEFIT PLANS

Omega Stock Compensation Plans
Omega has four stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan") and the Non-Employee Director Stock Option Plan. The 1996 Plan replaces the 1986 Plan pursuant to which no options were issuable after 1996. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the fair value method under FASB Statement No. 123, Omega's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                          1997        1996          1995
                                                        -------      ------        ------
   Net income ....................   As reported ...  $   16,968   $  16,227     $   14,069
                                     Pro forma .....      16,336      15,732         13,686

   Basic earnings per share ......   As reported ...  $     1.85   $    1.75     $     1.52
                                     Pro forma .....        1.78        1.70           1.48

   Diluted earnings per share ....   As reported ...  $     1.77   $    1.69     $     1.47
                                     Pro forma .....        1.70        1.64           1.43

The FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


The above computations were derived using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in 1997, 1996 and 1995:


Options Granted in 1997                   Employee                    Employee                 Director
                                     Stock Purchase Plan      Stock Option Plan (1996)     Stock Option Plan
                                     -------------------      ------------------------     -----------------

Expected life of options .......         .95 years                 5.77 years                 5.77 years
Risk-free interest rate ........            5.53%                     5.75%                      5.75%
Expected volatility ............           11.06%                    19.46%                     19.46%
Expected dividend yield ........            2.73%                     2.73%                      2.73%

Options Granted in 1996                   Employee                    Employee                 Director
                                     Stock Purchase Plan      Stock Option Plan (1986)     Stock Option Plan
                                     -------------------      ------------------------     -----------------
Expected life of options .......         1.75 years                5.77 years                 5.77 years
Risk-free interest rate ........            5.87%                     6.25%                      6.25%
Expected volatility ............           12.57%                    20.98%                     20.98%
Expected dividend yield ........            2.80%                     2.80%                      2.80%

Options Granted in 1995                   Employee                    Employee                 Director
                                     Stock Purchase Plan      Stock Option Plan (1986)     Stock Option Plan
                                     -------------------      ------------------------     -----------------
Expected life of options .......         1.75 years                5.77 years                 5.77 years
Risk-free interest rate ........            5.15%                     5.41%                      5.41%
Expected volatility ............            9.41%                    23.10%                     23.10%
Expected dividend yield ........            2.82%                     2.82%                      2.82%

The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the Plan. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. All shares granted under the plan are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2002. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. Plan options outstanding at December 31, 1997 have current exercise prices between $18.90 and $30.15, with a weighted average exercise price of $25.37 and a weighted average remaining contractual life of 4.31 years. All of these options are exercisable.

The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2007. The aggregate number of shares which may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 1997 have exercise prices between $10.00 and $23.33, with a weighted average exercise price of $17.33 and a weighted average remaining contractual life of 6.66 years. 253,995 of these options are exercisable; their weighted average exercise price is $15.72.

The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2007. The aggregate number of shares which may be issued upon the exercise of options under this plan is 30,000. Plan options outstanding at December 31, 1997 have exercise prices between $16.33 and $28.25, with a weighted average exercise price of $20.77 and a weighted average remaining contractual life of 7.83 years. 8,100 of these options are exercisable; their weighted average exercise price is $18.28.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

A summary of the status of Omega's three stock-based compensation plans as of December 31, 1995, 1996 and 1997, and changes during the years ending on those dates is presented below:


                                                   1995                        1996                        1997
                                           -------------------------   -------------------------   --------------------------
Employee Stock Purchase Plan                        Weighted-Average            Weighted-Average             Weighted-Average
                                           Shares    Exercise Price     Shares   Exercise Price     Shares    Exercise Price
                                           ------   ----------------    ------  ----------------    ------   ----------------
Outstanding at beginning of year ......    168,893     $  14.04        180,359     $ 16.83          187,123     $   19.17
Granted ...............................     84,858        18.90         84,531       21.00           86,603         30.15
Exercised .............................    (56,153)       13.70        (69,996)      15.49         (103,414)        18.33
Forfeited .............................    (17,240)       17.36         (7,771)      19.09           (1,137)        22.37
                                           -------                    --------                     --------
Outstanding at end of year ............    180,359        16.83        187,123       19.17          169,175         25.28
                                           =======                    ========                     ========
Options exercisable at year-end .......    180,359                     187,123                      169,175
Weighted-average fair value of
     options granted during the year ..    $  2.83                    $   3.54                      $  4.18


                                                   1995                        1996                        1997
                                           -------------------------   -------------------------   --------------------------
Employee Stock Option Plans                         Weighted-Average            Weighted-Average             Weighted-Average
                                           Shares    Exercise Price     Shares   Exercise Price     Shares    Exercise Price
                                           ------   ----------------    ------  ----------------    ------   ----------------
Outstanding at beginning of year ......    234,600     $  11.88        268,302     $  13.15        283,090      $   15.45
Granted ...............................     67,050        16.33         70,800        21.00         67,902          23.33
Exercised .............................    (33,348)       10.64        (56,012)       11.43        (29,095)         13.03
                                           -------                    --------                    --------
Outstanding at end of year ............    268,302        13.15        283,090        15.45        321,897          17.33
                                           =======                    ========                    ========
Options exercisable at year-end .......    201,252                     212,297                     253,995
Weighted-average fair value of
     options granted during the year...    $  3.86                     $  5.03                                   $   5.13



                                                   1995                        1996                        1997
                                           -------------------------   -------------------------   --------------------------
Director Stock Option Plan                          Weighted-Average            Weighted-Average             Weighted-Average
                                           Shares    Exercise Price     Shares   Exercise Price     Shares    Exercise Price
                                           ------   ----------------    ------  ----------------    ------   ----------------
Outstanding at beginning of year ...         3,900    $   16.33          7,800     $  16.73         10,800         $  18.28
Granted ............................         3,900        17.17          3,600        21.33          2,700            28.28
Exercised ..........................          --                          (300)       16.33         (2,700)           18.28
Forfeited ..........................          --                          (300)       17.17             --
                                           -------                    --------                     -------
Outstanding at end of year .........         7,800        16.73         10,800        18.28         10,800            20.78
                                           =======                    ========                     =======
Options exercisable at year-end ....         3,900                       7,200                       8,100
Weighted-average fair value of
     options granted during the year         $4.05                      $ 5.15                      $ 5.61



Omega Employee Stock Ownership Plan
Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 1997, 1996 and 1995, expenses incurred under this plan were $1,623,000, $2,173,000 and $1,250,000, respectively. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 1997, 32,049 shares of Omega common stock were acquired at a cost of $944,000, and 17,192 shares were contributed directly to the ESOP from Omega treasury (cost basis of $596,000), and $125,000 was applied to debt service. In 1996, 30,885 shares of Omega common stock were acquired (none from Omega treasury) at a cost of $1,009,000, and $129,000 was applied to debt service. At December 31, 1997 the ESOP holds 445,339 shares of Omega common stock and 219,781 shares of preferred stock. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

On July 1, 1990, the ESOP entered into a $5,000,000 leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. On April 1, 1996, this loan was refinanced at a fixed rate of 8.25%, with all other terms remaining the same. The loan is collateralized by a mortgage on the Corporation's administration center and guarantee.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


In order to meet the future annual debt service of $520,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 1997, the debt service required $520,000, of which $342,000 represented interest expense incurred by the ESOP. In 1996, the debt service required $525,000, of which $364,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 1997 was $4,034,000. Scheduled principal repayments on the ESOP debt are as follows:

                 1998 .....................    $      193,000
                 1999 .....................           210,000
                 2000 .....................           228,000
                 2001 .....................           247,000
                 2002 .....................           268,000
                 Later years ..............         2,888,000


Defined Contribution Plan
Omega maintains a defined contribution plan for eligible employees as defined. Contributions to the plan totaled $142,000, $146,000 and $135,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Executive Supplemental Income Plan
The Executive Supplemental Income benefit plan ("ESI") provides executive life insurance and supplemental retirement benefits for certain officers of Omega Bank. The present value of the supplemental retirement benefits to be paid under the ESI program is being accrued over the estimated remaining service period of the officers designated to receive these benefits. At December 31, 1997, five current or former officers were designated to be paid these supplemental retirement benefits. The liability for these future ESI obligations was $1,190,000 and $1,085,000 at December 31, 1997 and 1996, respectively. For the years ended December 31, 1997, 1996 and 1995, $133,000, $133,000 and $128,000,
respectively, were charged to operations in connection with this program.

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

The Corporation had outstanding loan origination commitments aggregating $24,686,000 and $53,305,000 at December 31, 1997 and 1996, respectively. In addition, the Corporation had $93,895,000 and $43,726,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 1997 and 1996, respectively.

There were no financial guarantees or options outstanding at December 31, 1997. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


Standby letters of credit are instruments issued by the Corporation which guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1997 and 1996, standby letters of credit issued and outstanding amounted to $14,827,000 and $15,197,000, respectively.

Omega has entered into interest rate contracts to help manage its interest rate risk associated with its commercial loans whose rates float with the prime rate. These contracts include interest rate swaps and floors.

Under interest rate swaps, Omega agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At December 31, 1997 and 1996, the Corporation had the following interest rate swap agreements in place:

                                                       Notional Amount
                                                       (in thousands)
                                                 ----------------------------
        Maturity            Fixed Rate              1997                1996
        --------            ----------           --------            --------
        8/15/97                8.78%             $    --             $ 10,000
        2/26/99                8.14                10,000              10,000
        3/1/99                 8.47                10,000              10,000
        3/4/99                 8.47                10,000              10,000

On these agreements the Corporation pays the prime rate and receives the fixed rate.

Under interest rate floors, Omega pays a premium to a third party for interest rate protection on an agreed notional principal amount, to offset the effect of interest rates falling below the floor level during a specified period of time. At December 31, 1997 and December 31, 1996, the Corporation had the following interest rate floor agreement in place:



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

As of December 31, 1997, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in Central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton, Montour and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in Central Pennsylvania.


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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

15. SHAREHOLDERS' EQUITY

Five million shares of preferred stock with a par value of $5.00 per share are authorized for issuance. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series.

There are 219,781 shares of Class A cumulative convertible preferred stock issued to Omega's Employee Stock Ownership Plan (ESOP) for a total of $5,000,000. The preferred stock is convertible into Omega's common stock at the current rate of 1.575 common shares for one preferred share in certain events. The preferred stock is restricted to the ESOP and can be redeemed by the Corporation at any time with a decreasing premium over the first ten years. Dividends on the preferred stock are fixed at $1.80 per share per year, and are required to be paid prior to any dividend payments on the common stock. The preferred stock has preference in liquidation over the common stock in the amount of $22.75 per share, plus all dividend arrearages, prior to payments to common shareholders. Full voting rights are held by the preferred stock owner.


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


17.  RELATED-PARTY TRANSACTIONS

Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $13,020,000, $13,949,000 and $14,641,000 at
December 31, 1997, 1996 and 1995, respectively. During 1997, $4,249,000 of new loans were made and repayments totaled $5,030,000. None of these loans were past due, in non-accrual status or restructured at December 31, 1997.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


18. OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)
Financial information (in thousands):

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                                 December 31,
                                              --------------------
                                                1997        1996
                                              --------    --------
ASSETS:
  Cash ...................................    $  4,660    $  2,925
  Investment in bank subsidiaries ........     125,062     123,240
  Investment in non-bank subsidiaries ....      10,664       7,804
  Premises and equipment, net ............       7,283       6,980
  Other assets ...........................       1,400       1,708
                                              --------    --------
TOTAL ASSETS .............................    $149,069    $142,657
                                              ========    ========

LIABILITIES:
  Dividends payable ......................    $  1,596    $  1,389
  Accounts payable and other liabilities .       1,007       1,170
  ESOP debt ..............................       4,034       4,213
                                              --------    --------
TOTAL LIABILITIES ........................       6,637       6,772
SHAREHOLDERS' EQUITY .....................     142,432     135,885
                                              --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $149,069    $142,657
                                              ========    ========


                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           Years ended December 31,
                                                     ----------------------------------
                                                        1997        1996         1995
                                                     ---------    --------     --------
INCOME:
  Dividends from:
    Bank subsidiaries ............................    $ 14,864    $  6,292     $  6,736
    Non-bank subsidiaries ........................        --          --          1,000
  Management fees from subsidiaries ..............       9,250       8,372        7,486
                                                      --------    --------     --------
TOTAL INCOME .....................................      24,114      14,664       15,222
EXPENSE:
  Interest expense ...............................           4           3            2
  Other ..........................................       9,250       8,372        7,486
                                                      --------    --------     --------
TOTAL EXPENSE ....................................       9,254       8,375        7,488
                                                      --------    --------     --------
INCOME BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ....      14,860       6,289        7,734
Income tax expense (benefit) .....................          33         (12)         (27)
                                                      --------    --------     --------
                                                        14,827       6,301        7,761
Equity in undistributed net income of subsidiaries       2,141       9,926        6,308
                                                      --------    --------     --------
NET INCOME .......................................    $ 16,968    $ 16,227     $ 14,069
                                                      ========    ========     ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                                    CONDENSED
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                        Years ended December 31,
                                                                  ----------------------------------
                                                                    1997         1996          1995
                                                                  --------     --------     --------
Cash flows from operating activities:
  Net income .................................................    $ 16,968     $ 16,227     $ 14,069
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization ..............................         926          741          652
  Decrease (increase) in tax receivable ......................         (80)         280         (168)
  (Increase) decrease in interest and other receivable .......         360         (671)         546
  Increase (decrease) in taxes payable .......................        (246)         144           18
  Increase (decrease) in accounts payable and accrued expenses         642          135          (23)
  Undistributed earnings of subsidiaries .....................      (2,291)      (9,926)      (6,284)
                                                                  --------     --------     --------
    Total adjustments ........................................        (689)      (9,297)      (5,259)
                                                                  --------     --------     --------
Net cash provided by operating activities ....................      16,279        6,930        8,810

Cash flows from investing activities:
  Acquisition of bank ........................................        --           --         (2,442)
  Capital expenditures .......................................      (1,157)      (1,240)        (413)
                                                                  --------     --------     --------
Net cash used in investing activities ........................      (1,157)      (1,240)      (2,855)

Cash flows from financing activities:
  Dividends paid .............................................      (6,027)      (4,080)      (4,708)
  Net change in interest bearing liabilities .................          38           34           32
  Change in unearned compensation ............................        --            800         --
  Tax benefit from preferred stock dividend
    and stock option activity ................................         414          213          154
  Issuance of common stock, net of retirement
    of common stock ..........................................         616          791          832
  Issuance, acquisition and sale of treasury stock, net ......      (8,428)      (1,444)      (3,700)
                                                                  --------     --------     --------
Net cash used in financing activities ........................     (13,387)      (3,686)      (7,390)
                                                                  --------     --------     --------
Net increase (decrease) in cash and due from banks ...........    $  1,735     $  2,004     $ (1,435)
                                                                  ========     ========     ========

Cash and due from banks at beginning of period ...............    $  2,925     $    921     $  2,356
Cash and due from banks at end of period .....................       4,660        2,925          921
                                                                  --------     --------     --------
Net increase (decrease) in cash and due from banks ...........    $  1,735     $  2,004     $ (1,435)
                                                                  ========     ========     ========
Income taxes paid ............................................       7,015        6,922        5,891


REGULATORY MATTERS

Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 1997, the total dividends which could be paid to Omega without permission from the Comptroller of the Currency was $31,173,000.

Under Federal Reserve restrictions, the banking subsidiaries are limited to the amount they may loan to their affiliates, including Omega. At December 31, 1997, Omega's banks had an aggregate lending limit to affiliates of $20,015,000 and no amount was outstanding with Omega.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

19.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 1997 and 1996 follow (in thousands, except per share data). All per share data has been restated to give effect to the three for two stock split on April 30, 1997, and to reflect the adoption of Statement of Financial Accounting Standard No. 128, "Earnings Per Share".


                                                           1997 Quarter ended
                                        ------------------------------------------------------
                                        March 31       June 30     September 30    December 31
                                        --------       -------     ------------    -----------
Total interest income ..............    $18,748        $19,208        $19,495        $19,547
Net interest income ................     11,454         11,794         11,844         12,029
Provision for loan losses ..........        258            257            258            257
Income before income taxes .........      5,670          6,313          5,976          6,506
Applicable income taxes ............      1,769          1,952          1,808          1,968
Net income .........................      3,901          4,361          4,168          4,538
Primary earnings per share .........    $   .42        $   .47        $   .46        $   .50
Fully diluted earnings per share ...        .40            .45            .44            .48



                                                           1996 Quarter ended
                                        ---------------------------------------------------------
                                        March 31        June 30       September 30    December 31
                                        --------        -------       ------------    -----------
Total interest income ...............   $ 18,904        $ 19,143        $ 19,427        $ 15,499
Net interest income .................     11,310          11,583          11,790           9,273
Provision for loan losses ...........        227             225             302             (41)
Income before income taxes ..........      5,450           5,720           5,847           2,785
Applicable income taxes .............      1,622           1,745           1,766             600
Net income ..........................      3,828           3,975           4,081           2,185
Primary earnings per share ..........   $    .41        $    .43        $    .44        $    .47
Fully diluted earnings per share ....        .40             .41             .43             .45

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


20.  REGULATORY CAPITAL REQUIREMENT

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and bank subsidiaries to each maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that Omega and its bank subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiaries must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institutions' category.

The table below provides a comparison of Omega and its significant bank subsidiaries' risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated:



                                                                                  Minimum Require-      Minimum Regulatory
                                                                                  ment For Capital      Requirements to be
                                                                Actual            Adequacy Purposes     "Well Capitalized"
                                                        -------------------      ------------------     ------------------
                                                         Amount       Ratio      Amount       Ratio     Amount       Ratio
                                                        --------      -----      ------       -----     ------       -----
Omega Financial Corporation
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets) ........      $143,673      21.1%     $54,418        8.0%     $68,023      10.0%
  Tier I Capital (to Risk Weighted Assets) .......       135,127      19.9       27,209        4.0       40,814       6.0
  Tier I Capital (to Average Assets) .............       135,127      13.3       40,584        4.0       50,730       5.0

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets) ........      $139,411      20.3%     $54,898        8.0%     $68,622      10.0%
  Tier I Capital (to Risk Weighted Assets) .......       130,759      19.1       27,449        4.0       41,173       6.0
  Tier I Capital (to Average Assets) .............       130,759      13.0       40,363        4.0       50,453       5.0


Omega Bank
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets) ........       $74,430      19.5%     $30,557        8.0%     $38,196      10.0%
  Tier I Capital (to Risk Weighted Assets) .......        69,648      18.2       15,278        4.0       22,918       6.0
  Tier I Capital (to Average Assets) .............        69,648      12.3       22,621        4.0       28,276       5.0

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets) ........       $73,644      18.9%     $31,177        8.0%     $38,971      10.0%
  Tier I Capital (to Risk Weighted Assets) .......        68,732      17.6       15,588        4.0       23,383       6.0
  Tier I Capital (to Average Assets) .............        68,732      12.0       22,902        4.0       28,627       5.0


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------



                                                                                  Minimum Require-      Minimum Regulatory
                                                                                  ment For Capital      Requirements to be
                                                                Actual            Adequacy Purposes     "Well Capitalized"
                                                         ------------------      ------------------     ------------------
                                                         Amount       Ratio      Amount       Ratio     Amount       Ratio
                                                         -------      -----      ------       -----     ------       -----
Hollidaysburg Trust Company
As of December 31, 1997:
    Total Capital (to Risk Weighted Assets) .......      $31,059      18.3%     $13,604        8.0%     $17,005      10.0%
    Tier I Capital (to Risk Weighted Assets) ......       28,920      17.0        6,802        4.0       10,203       6.0
    Tier I Capital (to Average Assets) ............       28,920      11.7        9,849        4.0       12,311       5.0


As of December 31, 1996:
    Total Capital (to Risk Weighted Assets) .......      $29,786      17.5%     $13,602        8.0%     $17,002      10.0%
    Tier I Capital (to Risk Weighted Assets) ......       27,648      16.3        6,801        4.0       10,201       6.0
    Tier I Capital (to Average Assets) ............       27,648      11.4        9,687        4.0       12,108       5.0


Penn Central National Bank
As of December 31, 1997:
    Total Capital (to Risk Weighted Assets) .......      $24,460      22.4%      $8,754        8.0%     $10,943      10.0%
    Tier I Capital (to Risk Weighted Assets) ......       23,070      21.1        4,377        4.0        6,566       6.0
    Tier I Capital (to Average Assets) ............       23,070      12.3        7,474        4.0        9,343       5.0

As of December 31, 1996:
    Total Capital (to Risk Weighted Assets) .......      $24,943      22.2%      $9,000        8.0%     $11,251      10.0%
    Tier I Capital (to Risk Weighted Assets) ......       23,516      20.9        4,500        4.0        6,750       6.0
    Tier I Capital (to Average Assets) ............       23,516      12.6        7,444        4.0        9,306       5.0


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------



To the Shareholders of Omega Financial Corporation:

We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
---------------------------

Lancaster, Pa.
January 23, 1998


56