Form 10-K, Exhibit 13
period 1998-12-31
OMEGA FINANCIAL CORP /PA/
filed 1999-03-24
CIK 705671

Omega Financial Corporation




                            1998 ANNUAL REPORT [LOGO]

                   TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS,
                   -------------------------------------------

                                                                         [PHOTO]

     In a year of narrowing interest spreads, we are pleased to report that Omega Financial Corporation's earnings for 1998 are up 0.7% over 1997. 1998's net income figure of $17.092 million was $124,000 higher than 1997's $16.968 million, and the Corporation's return on average assets of 1.66% was in line with last year's 1.67%.

     Our net interest margin and income from credit activities figures for 1998 did reflect the declining rate environment. Omega's net interest margin for the year declined by 5 basis points from 5.08% to 5.03% on a fully tax equivalent basis, while income from credit activities was down 1.2% to $45.558 million from $46.091 million in 1997.

     Nevertheless, earnings per share were up. The Corporation reported diluted earnings per share of $1.79 for the year, 1.1% over the $1.77 reported in 1997. As a result, average shareholders' equity increased 8.8% over 1997.

     Our increased profitability and our growth in capital affected return on equity. Our return on average equity (ROE) was 11.35%, compared to 1997's figure of 12.26%. In a move to reduce the impact of rising capital on ROE, we pushed up our annual cash dividend again in 1998. We increased the dividend to $0.80 from $0.65 last year, a 23.1% increase.

     On the expense side, despite being faced with technology upgrades, the Corporation did well. The item that had a significant impact on non-interest expenses for the year was the Corporation's decision to write off the remaining goodwill and core deposit intangible from a previous acquisition. The related charge to earnings of $1.9 million before tax was largely offset by our securities gains, minimizing any effect on overall earnings.

     As to our Year 2000 preparedness, by the end of the third quarter of 1998, Omega had achieved the goal of completing the first three phases of our plan. At the end of December, Omega and its vendors had completed more than 75% of the required testing on our mission critical systems. We anticipate that testing should be complete by the end of March 1999. To date, we are very satisfied and believe that the results of our testing assure us a successful transition into the Year 2000.

     With  the  year-end  came  the  news  that  Omega's   reputation  for  good
performance is again being heralded across the country. Based in Portland, Oregon, The Red Chip Review covers small-cap stocks. Its


--------------------------------------------------------------------------------
2
analysts are regularly quoted in the financial press.

     We were very pleased to learn that Omega was profiled in the Review. Characterizing Omega as a Corporation with stringent credit standards, a solid loan strategy, a strong capital ratio and a history of good dividend yields, the article noted that Omega held a tighter rein on expenses than most of the banks the Review follows.

     The Red Chip Review's headline "Happy Valley Bank...Central Pennsylvania worships at the shrine of Penn State football -- while trusting Omega Financial Corporation with a good bit of its money" hints at another secret of our success...service to our communities.

     With Penn State being only one of several fine schools in the market area, the eight central Pennsylvania counties we serve are part of Pennsylvania's academic heartland. Because of the opportunity the area presents, we square off with some of the nation's largest financial institutions.

     To compete and succeed, we must prove to customers each day that being the hometown bank equates to responsiveness and exceptional service. Among the many initiatives in 1998 to support this commitment, we marketed special low-rate residential mortgages and aggressively promoted home equity loans. We expanded our limited-service office locations and added online benefits access for our Club account and Golden Choice Advantage members.

     Through these sorts of initiatives and with the contributions of our directors and of our staff members to our mission, we deliver on our commitment to service. In pursuing our mission, we believe that we will continue to solidify the foundation of our continued strong performance for next year and the years to come.



              Sincerely,

              /s/David B. Lee                            /s/D. Stephen Martz


              David B. Lee                               D. Stephen Martz
              Chairman and Chief                         President and Chief
                Executive Officer                          Operating Officer



--------------------------------------------------------------------------------
                                                                               3

                        CORPORATE DIRECTORS AND OFFICERS
                        --------------------------------


The lists on this page and the following two pages present the directors and officers of Omega Financial Corporation as of December 31, 1998.

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

Robert N. Oliver
     Owner, Oliver Farms

James W. Powers, Sr.
     Retired president, Polestar Plastics
     Manufacturing Company

Stanton R. Sheetz
     President and C.E.O.
     Sheetz, Inc.
     Retail Convenience Stores

Robert A. Szeyller
     Managing partner, Pennsylvania Financial Group, Inc.
     Pension and Insurance Consulting Firm


DIRECTORS EMERITI

Ned C. Cummings
William E. Henry, O.D.
Albert N. Masood
Don C. Meyer
John R. Miller, Jr., Esq.
Samuel D. Zeiders, Jr., D.D.S.
David K. Goodman, Sr.


                                    OFFICERS

David B. Lee ...............................Chairman and Chief Executive Officer
D. Stephen Martz ..........................President and Chief Operating Officer
Daniel L. Warfel, CPA ......Executive Vice President and Chief Financial Officer
David N. Thiel ..............................Senior Vice President and Secretary
JoAnn N. McMinn ..................Senior Vice President and Corporate Controller
Donita R. Koval ....................Senior Vice President, Credit Administration
Teresa M. Ciambotti ............................Vice President, Funds Management
Ronald A. Donaldson .......................Vice President and Operations Officer
Robert A. Frederick ....................Vice President and Director of Marketing
William F. Frey ...........................Vice President and Compliance Officer
Faye L. Maring ...................Vice President and Director of Human Resources
Lowell I. Rohrer ..................Vice President and Manager of Data Processing
R. Keith Sipe ..................................Vice President and Chief Auditor
Robin R. Weikel ..........................Vice President and Regional Controller


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


OMEGA BANK, N.A.
----------------------------

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

Officers
--------
David B. Lee ..........................................Chairman, President and
                                                       Chief Executive Officer
Charles H. Zendt, Jr. ................................Executive Vice President
C. Leonard Eby, Jr. ............................Senior Vice President, Lending
Dennis E. Hampton ................................Senior Vice President, Trust
William D. Karch ...............................Senior Vice President, Lending
David N. Thiel ............................Senior Vice President and Secretary
Kimberly A. Benner ......................................Vice President, Trust
John E. Gravish ..............................Vice President, Regional Lending
Ann K. Guss ..................................Vice President, Mortgage Lending
Steven W. Grim .............................Vice President, Commercial Lending
Ronald S. Haring ...........................Vice President, Commercial Lending
Susan Kratzer .................................................Vice President,
                                                Regional Branch Administration
Eric F. Kraytz .............................Vice President, Commercial Lending
Thomas C. Landis ......................................Vice President, Lending
Mary Grace Kudey ..............................................Vice President,
                                                            Commercial Lending
Francis C. Moyer ...............................Vice President, Branch Manager
Robert C. Snyder ..............................................Vice President,
                                                         Branch Administration
Jesse Weaver ............................................Vice President, Trust
Thomas D. Weldon ........................................Vice President, Trust


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


--------------------------------------------------------------------------------

                           BANK DIRECTORS AND OFFICERS
                           ---------------------------


HOLLIDAYSBURG TRUST COMPANY
----------------------------

Board of Directors
------------------
Ralph W.  Arthur, Jr.         D. Stephen Martz
Merle K. Evey, Esq.           Stanton R. Sheetz
Rex W. Hershberger            Joseph Tanner
David C. Hileman              Vincent C. Turiano
John P. Kinney

Directors Emeriti
-----------------
Charles I. Kreider            Dorothea D. Nelson
Joseph R. Good                Lester E. Plank
James J. Madden               Roy F. Rumbaugh

Officers
--------
D. Stephen Martz ...........................................Chairman, President,
                                                         Chief Executive Officer
Rex W. Hershberger ................................................Vice Chairman
Vincent C. Turiano ....................................Executive Vice President,
                                                         Chief Operating Officer
Bruce R. Erb .......................................Senior Vice President, Trust
Richard A. Scholton ..............................Senior Vice President, Lending
Steven C. Lewis .......................................Vice President, Community
                                                              Banking, Treasurer
Dennis C. O'Connor ...................................Vice President, Commercial
                                                                        Services
Roger W. Oswald ............................Vice President, Agricultural Manager


PENN CENTRAL NATIONAL BANK
----------------------------

Board of Directors
------------------
Edward J. Anderson            Robert T. Gentry
Phyllis J. Bard               Samuel L. Hinish
Carl H. Baxter                Robert N. Oliver
Ralph B. Everhart

Directors Emeriti
-----------------
Harry M. Enyeart              J. Melvin Isett
John R. Gates                 Albert N. Masood
David K. Goodman, Sr.         William E. Swigart, Jr.

Officers
--------
Samuel L. Hinish .....................................................Chairman
Robert T. Gentry ...........................President, Chief Executive Officer
John R. Franks ......................................Executive Vice President,
                                                       Chief Operating Officer
William J. Bishop ..............................................Vice President
Ronald A. Casner ...............................................Vice President
Judith G. Fleming .......................................Vice President, Trust
Daniel P. Nead ........................................Vice President, Lending



--------------------------------------------------------------------------------
6

                    COMMON STOCK MARKET PRICES AND DIVIDENDS
                    ----------------------------------------

The common stock of Omega Financial Corporation is traded on The Nasdaq Stock Market under the symbol OMEF. As of December 31, 1998, the number of shareholders of record of the Corporation's common stock was 2,811.

The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) cash dividends:

                                    1998                       1997
                         ------------------------   ------------------------
                                            Cash                       Cash
                                          Dividends                  Dividends
Quarter Ended              High     Low     Paid      High     Low     Paid
                         -------  -------  ------   -------  -------  ------
March 31 .............   $ 39.00  $ 34.25  $ 0.18   $ 28.00  $ 23.33  $ 0.15
June 30 ..............     39.50    33.75    0.20     35.50    27.00    0.16
September 30 .........     37.00    29.63    0.20     36.88    34.75    0.16
December 31 ..........     34.00    28.63    0.22     36.75    33.13    0.18

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


                                    FORM 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1998 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

                            INVESTMENT CONSIDERATIONS

In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more particularly described in Omega's Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which can be obtained as described above.

                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 19, 1999 at The Penn Stater, 215 Innovation Blvd., Penn State Research Park, State College, Pennsylvania.

                          REGISTRAR AND TRANSFER AGENT

Omega Bank, N.A., Trust Department, P.O. Box 298, State College, PA 16804-0298 (814-237-7641)

                            INFORMATION AVAILABILITY

Omega Financial Corporation news releases are available by fax 24 hours a day from Company News On-Call at (800) 758-5804, extension 653250. Quarterly and annual reports, a corporate profile, stock quotes and other financial data can be accessed through the Omega Financial Corporation web site at www.omegafinancial.com.


--------------------------------------------------------------------------------
                                                                               7

                            SELECTED FINANCIAL DATA
                            -----------------------

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 1998 should be read in conjunction with the consolidated financial statements of Omega Financial
Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY

BALANCE SHEET INFORMATION                                    1998            1997            1996            1995            1994
                                                         --------------------------------------------------------------------------
at December 31                                                           (In thousands of dollars, except share data)
Assets .............................................     $1,062,704      $1,015,903      $1,007,345      $  994,840      $  939,953
  Deposits .........................................        870,660         840,775         846,030         850,182         801,736
  Loans, net .......................................        722,967         691,893         696,597         703,125         647,933
  Investment securities ............................        261,380         249,817         241,846         219,708         227,822
  Long term debt (including ESOP debt) .............          8,837           9,034           9,213          10,073           5,568
  Shareholders' equity .............................        153,980         142,432         135,885         124,171         113,109
  Number of shares outstanding - common * ..........      8,960,197       8,879,257       9,050,889       9,034,449       8,978,603
  Number of shares outstanding - preferred .........        219,781         219,781         219,781         219,781         219,781

INCOME STATEMENT INFORMATION
Years Ended December 31
  Total interest income ............................     $   75,288      $   76,998      $   76,720      $   72,973      $   65,090
  Net interest income ..............................         46,618          47,121          46,400          43,956          41,443
  Provision for loan losses ........................          1,060           1,030             979             713             623
  Income before income taxes .......................         24,714          24,465          23,354          19,802          17,662
  Income tax expense ...............................          7,622           7,497           7,127           5,733           4,877
  Net income .......................................         17,092          16,968          16,227          14,069          12,785

PER COMMON SHARE DATA*
  Net income - basic ...............................     $    11.35      $     1.85      $     1.75      $     1.52      $     1.39
  Net income - diluted .............................           1.79            1.77            1.69            1.47            1.34
  Cash dividends - common ..........................           0.80            0.65            0.56            0.48            0.44
  Book value - common ..............................          16.95           15.83           14.83           13.67           12.54

                                FINANCIAL RATIOS

                                                               1998            1997            1996            1995            1994
                                                         --------------------------------------------------------------------------
Return on average equity ...........................          11.35%          12.26%          12.51%          11.90%          11.75%
Return on average assets ...........................           1.66            1.67            1.61            1.47            1.36
Dividend payout - common ...........................          41.94           34.41           31.26           30.65           30.80
Average equity to average assets ...................          14.67           13.64           12.85           12.35           11.61

* Prior period per share information has been restated for the effect of the 3 for 2 stock split in the form of a dividend in 1997, as well as the adoption of SFAS No. 128, Earnings per Share in 1997.


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


                           FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio, Year 2000 compliance and its effect on the Corporation's financial condition or results of operation and other statements as to trends or management's beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation, competition, and the time and expense of addressing the Year 2000 issue. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).


                              NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of three banks and two active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 44 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford and Montour counties. Omega's banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The banking affiliates also provide a variety of trust services. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.



--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                    OVERVIEW

Omega functions as a financial intermediary and therefore its financial condition should be viewed in terms of changes in its uses and sources of funds. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

                                     TABLE 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)

                                             1998          Increase(Decrease)      1997           Increase(Decrease)       1996
                                           Average      ---------------------     Average      ----------------------     Average
                                           Balance         Amount          %      Balance         Amount           %      Balance
                                         -----------    -----------      ----   -----------    -----------       ----   -----------
          Funding Uses:
          -------------
Loans .................................  $   676,664    $     2,552       0.4%  $   674,112    $   (12,429)      (1.8)% $   686,541
Tax-exempt loans ......................       27,355          8,336      43.8        19,019          1,301        7.3        17,718
Investment securities .................      194,141        (14,802)     (7.1)      208,943         16,454        8.5       192,489
Tax-exempt investment securities ......       52,477         14,751      39.1        37,726          3,113        9.0        34,613
Interest bearing deposits .............          761            156      25.8           605            (52)      (7.9)          657
Federal funds sold ....................       16,256         (2,617)    (13.9)       18,873         (2,619)     (12.2)       21,492
                                         -----------    -----------      ----   -----------    -----------       ----   -----------
     Total interest earning assets ....      967,654          8,376       0.9       959,278          5,768        0.6       953,510
Non-interest earning assets ...........       70,949          3,865       5.8        67,084           (844)      (1.2)       67,928
Less: Allowance for loan losses .......      (11,924)          (169)      1.4       (11,755)            40       (0.3)      (11,795)
                                         -----------    -----------      ----   -----------    -----------       ----   -----------
     Total uses .......................  $ 1,026,679    $    12,072       1.2%  $ 1,014,607    $     4,964        0.5%  $ 1,009,643
                                         ===========    ===========      ====   ===========    ===========       ====   ===========

          Funding Sources:
          ----------------
Interest bearing demand deposits ......  $   229,484    $    10,180       4.6%  $   219,304    $    (2,600)      (1.2)% $   221,904
Savings deposits ......................      102,636            515       0.5       102,121         (2,136)      (2.0)      104,257
Time deposits .........................      396,457        (20,939)     (5.0)      417,396           (610)      (0.1)      418,006
Repurchase agreements .................       14,235          6,088      74.7         8,147          6,334      349.4         1,813
Other borrowed funds ..................        5,867            256       4.6         5,611         (1,303)     (18.8)        6,914
                                         -----------    -----------      ----   -----------    -----------       ----   -----------
     Total interest bearing liabilities      748,679         (3,900)     (0.5)      752,579           (315)      (0.0)      752,894
Demand deposits .......................      114,382          3,862       3.5       110,520         (2,526)      (2.2)      113,046
Other liabilities .....................       13,041           (107)     (0.8)       13,148           (863)      (6.2)       14,011
Shareholders' equity ..................      150,577         12,217       8.8       138,360          8,668        6.7       129,692
                                         -----------    -----------      ----   -----------    -----------       ----   -----------
     Total sources ....................  $ 1,026,679    $    12,072       1.2%  $ 1,014,607    $     4,964        0.5%  $ 1,009,643
                                         ===========    ===========      ====   ===========    ===========       ====   ===========

Omega's funding sources have increased over the last two years at rates of 1.2% and 0.5% in 1998 and 1997, respectively. In 1998, the increased sources of funds came primarily from shareholders' equity, through the income stream, as total deposits and other interest bearing liabilities were essentially flat. The $12,072,000 of increased funds were used primarily for loan production, as 69% of these available funds were invested in tax-exempt loans. During 1997, total average deposits and interest bearing liabilities declined by $2,841,000 from 1996, with funding source increases rising from shareholders' equity. In this year, with average loans declining, the available funds were utilized primarily for funding purchases of investment securities.

More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.


--------------------------------------------------------------------------------
10

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                      LOANS

In 1998, total average loans were $704,000,000 as compared to $693,100,000 in 1997, an increase of $10,900,000, or 1.6%. During the year, the customer's preference was for fixed rate loans as opposed to variable rate. On average, fixed rate loans increased by $62,200,000, or 16.2%, while variable rate loans declined by $51,400,000, or 16.7%.

The fixed rate loan increases were made up of increases of $43,100,000 in taxable commercial loans, $15,300,000 in personal residential loans and $10,200,000 in tax-exempt commercial loans. Other personal fixed rate loans declined by $6,300,000.

                            Average Asset Mix Change

                                    Average           Average
                                     Loans           Investments
                                     -----           -----------
                  1994               67.5%              26.8%
                  1995               70.3%              24.1%
                  1996               69.8%              24.7%
                  1997               68.3%              26.7%
                  1998               68.6%              26.5%

Variable rate loan decreases were made up of decreases of $37,900,000 in taxable commercial loans, $8,000,000 in personal residential loans, $1,800,000 in tax-exempt commercial loans and $2,100,000 in credit card loans outstanding. (The entire credit card portfolio was sold in December of 1997). Management believes that this shift from variable to fixed rate was attributable to the flat yield curve present during the year, and the customers' perception of future rate environments.

In 1997, total average loans were $693,100,000 as compared to $704,300,000 in 1996, a decrease of $11,200,000, or 1.6%. The loan category that contributed the most to this decrease was personal installment loans, specifically indirect auto loans. Balances in this category averaged $13,300,000 less in 1997 than in 1996 due to heavy competition from the auto manufacturers financing plans. Additionally, because of concerns of overall increased levels of consumer debt, Omega tightened its credit standards. In December of 1997, the Corporation's credit card portfolio was sold. Its outstanding balances were $2,200,000 at the time of the sale.

Emphasis in the consumer lending area in 1997 was placed on residential mortgages and home-equity products, where balances at year-end 1997 were $276,700,000, or $24,900,000 higher than December 31, 1996. Commercial loans and commercial real estate loans in total maintained similar balances on December 31, 1997 as in 1996, however, commercial real estate loans grew as commercial, financial and agricultural loans declined. In 1997, new loan demands kept pace with pay-offs.

The loan portfolio as of December 31, 1998 was comprised of 57% consumer loans and 43% commercial loans (including construction), as compared to 58% and 42%, respectively, at December 31, 1997. See Note 5 of Notes to Consolidated Financial Statements.


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

Omega's lending strategy stresses quality growth, diversified by product and industry. A standardized credit policy is in place throughout the Corporation, and a special credit committee reviews all large loan requests prior to approval. Omega's commercial and consumer lenders make credit judgments based on a customer's existing debt obligations, ability to pay and general economic trends.

Management has been monitoring the activity within the loan portfolio very carefully and successfully competed within its market for real estate loans, both commercial and residential. Pricing standards were cautiously lowered in order to attract growth. Omega intends to aggressively pursue growth in each of the loan categories again during 1999. A competitive pricing environment is expected and may force Omega to again lower its pricing structure in order to continue to maintain and build loan volumes.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards as discussed above, and aggressive monitoring and collection policies.

Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 1998 was 1.63% of total loans, net of unearned discount, as compared to 1.70% of total loans at the end of 1997. The allowance decreased $21,000 from 1997 as net charge-offs of $1,081,000 exceeded the provision of $1,060,000. Net charge-offs for 1998 and 1997 were 0.15% of average loans. Commercial loans represented 52% of the loans charged off in 1998, while personal loans represented 70% of the loans charged off in 1997. Because of the level of non-performing loans and the increase in net charge-offs in both 1998 and 1997, management increased the provision for loan losses in both years. Non-performing loans were 0.90% of loans as of December 31, 1998, and 1.00% of loans as of December 31, 1997. (See Table 2). The increase in non-accrual loans is due primarily to two loan relationships that were classified to non-accrual status during 1998, with a combined outstanding balance of $954,000. Accruing loans past due 90 days or more significantly decreased in 1998. Subsequent to year-end 1998, one large loan that had been classified as non-accrual since April 1997 was repaid with full recovery of principal and interest. The balance was $2,116,000 and significantly improves the non-performing loan ratio. Excluding this loan, the year-end 1998 non-performing loan balance would have been $4,406,000, or 0.61% of loans.

Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

At December 31, 1998, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 55.4% as compared to 58.6% at December 31, 1997. Of the $6,522,000 of non-performing loans at December 31, 1998, $4,761,000 were collateralized with real estate, $1,641,000 with other assets, and $120,000 were unsecured.

                          Allowance for Losses to Loans
                                   at Year End
                         ------------------------------

                         1994                     1.71%
                         1995                     1.66%
                         1996                     1.70%
                         1997                     1.70%
                         1998                     1.63%


--------------------------------------------------------------------------------
12

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 2
                              Non-Performing Loans

                                                                            December 31,
                                                   ------------------------------------------------------
                                                     1998        1997        1996        1995        1994
                                                   ------      ------      ------      ------      ------
                                                                       (In thousands)
Non-accrual loans ...............................  $5,627      $4,762      $2,079      $1,932      $1,596
Accruing loans past due 90 days or more .........     682       2,103       1,241       2,697       1,317
Restructured loans ..............................     213          47          14          --          44
                                                   ------      ------      ------      ------      ------
Total non-performing loans ......................  $6,522      $6,912      $3,334      $4,629      $2,957
                                                   ======      ======      ======      ======      ======

Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 1999 follows (in thousands):

           Commercial, financial and agricultural.............. $   311
           Real estate - commercial............................     183
           Real estate - mortgage..............................      --
           Personal............................................     566
                                                                -------
           Total............................................... $ 1,060
                                                                =======


                          Non-Performing Loans to Loans
                                   at Year End
                          -----------------------------

                           1994                 0.43%
                           1995                 0.66%
                           1996                 0.48%
                           1997                 1.00%
                           1998                 0.90%

                        Net Charge-Offs to Average Loans
                        --------------------------------

                           1994                 0.12%
                           1995                 0.08%
                           1996                 0.12%
                           1997                 0.15%
                           1998                 0.15%


                                   INVESTMENTS

Average investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold and interest bearing deposits), increased by $1,300,000, or 0.5%, during 1998, after increasing by $18,700,000, or 7.4% during 1997. Average gross unrealized gains on investment securities increased by $3,800,000 in 1998 as compared to 1997 and interest bearing deposits with other financial institutions remained relatively flat, while average federal funds sold declined by $2,600,000. The federal funds sold were reduced to help fund loan growth. Investment securities in total remained flat in 1998 when compared to 1997, however, funds from maturing taxable securities were used to purchase tax-exempt securities. Although tax-exempt securities carry a lower rate than taxable securities, the tax exemption of interest income increases the yield by lowering the tax expense (see Note 11 to Notes to Consolidated Financial Statements).

During 1997, average investments increased by $18,700,000, or 7.4%. Because of reduced loan volumes in 1997, funds from loan run-off and pay-offs became available, as did other non-deposit sources of funding (short term borrowings),


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

for investing opportunities outside the loan market. This accounted for the investment balance increase. It is important to note that $1,900,000 of the increase in investments is due to the mark-to-market adjustment necessary on the portion of the portfolio that is classified as available for sale.

The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. The determination of which portfolio to hold each security is made at the time of purchase, based on management's intent. Omega classifies all marketable equity investments as available for sale. Debt securities are classified as available for sale when the intent is for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities are classified as held to maturity when it is management's intent to hold these securities until maturity, for matching against longer term funding. Note 4 to the Consolidated Financial Statements analyzes the investment securities (including the tax-exempt investment securities). At December 31, 1998, the market value of the entire securities portfolio exceeded amortized cost by $8,365,000 as compared to December 31, 1997 when market value was greater than amortized cost by $7,677,000. The weighted average maturity of the investment portfolio is 2 years and 1 month as of December 31, 1998 as compared to 1 year and 8 months at the end of 1997. The weighted average maturity has remained short in order to assure liquidity and to take advantage of the changing rate environment. Table 4 (located on page 20) shows the remaining maturity or earliest possible repricing for investment securities.

                           NON-INTEREST EARNING ASSETS

Non-interest earning assets (not including unrealized gains on investment securities) decreased $56,000, or 0.1% on average in 1998 as compared to a decrease of $2,596,000, or 4.9% in 1997. Changes occurring in both years were the result of normal operating activities.

A strategy was designed to systematically replace aging computer equipment throughout the organization, as well as to increase branch office automation through computer access in 1997. This goal was achieved during 1997, accounting for most of the capital spending. Additionally, further commitment was made to technological advances through updated and new computer software and equipment. These upgrades began in 1998 and will be on-going expenditures over the next several years.

                                    DEPOSITS

The banking industry in general continues to experience limited deposit growth because of fierce competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional bank products. During the past 5 years, Omega has experienced slow deposit growth. As reflected in Table 3, average total deposits declined in 1998 and 1997 by $6,300,000 and $7,900,000, respectively. While in 1997, all types of deposits experienced decreases, in 1998, time deposits was the only category to decline with a total reduction on average of $20,900,000, or 5%. Transaction accounts, particularly demand deposit accounts, increased by $14,600,000, or 3.4%.

Deposit levels have been influenced over the last three years by customers' use of cash management accounts that sweep overnight monies into repurchase agreements. This has caused the flow of core account funds into retail repurchase agreements (see Other Interest Bearing Liabilities). In 1998, average deposits were reduced by $6,100,000 as a result of the repurchase agreements, as compared to $8,100,000 in 1997.

                           Average Deposit Mix Change

                                    Average          Average
                                 Core Deposits     Time Deposits
                                 -------------     -------------
                  1993               54.7%             45.3%
                  1994               56.9%             43.1%
                  1995               53.3%             46.7%
                  1996               51.2%             48.8%
                  1997               50.9%             49.1%
                  1998               53.0%             47.0%


--------------------------------------------------------------------------------
14

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 3
                               Changes in Deposits
                                ($ in thousands)

                                                          1998      Increase(Decrease)      1997      Increase(Decrease)      1996
                                                         Average    ------------------     Average    ------------------     Average
                                                         Balance     Amount         %      Balance     Amount         %      Balance
                                                        --------    --------      ----    --------    --------      ----    --------
Interest bearing demand deposits ...................    $229,484    $ 10,180       4.6%   $219,304    $ (2,600)     (1.2)%  $221,904
Savings deposits ...................................     102,636         515       0.5     102,121      (2,136)     (2.0)    104,257
Demand deposits ....................................     114,382       3,862       3.5     110,520      (2,526)     (2.2)    113,046
                                                        --------    --------      ----    --------    --------      ----    --------
    Total core(transaction) accounts ...............     446,502      14,557       3.4     431,945      (7,262)     (1.7)    439,207
Time deposits ......................................     396,457     (20,939)     (5.0)    417,396        (610)     (0.1)    418,006
                                                        --------    --------      ----    --------    --------      ----    --------
    Total deposits .................................    $842,959    $ (6,382)     (0.8)%  $849,341    $ (7,872)     (0.9)%  $857,213
                                                        ========    ========      ====    ========    ========      ====    ========


                       OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities on average increased $6,344,000, or 46.1% in 1998, as compared to an increase of $5,031,000, or 57.6% in 1997. The increases in 1998 and 1997 are due to the addition of $6,088,000 and $8,147,000, respectively, in the average balances of retail repurchase agreements (see Note 8 of Notes to Consolidated Financial Statements).

                              SHAREHOLDERS' EQUITY

Shareholders' equity continued to be an important funding source during 1998, providing an average balance of $150,577,000, an increase of $12,217,000 or 8.8% from the $138,360,000 provided in 1997. In spite of increased dividends, Omega continued a strong rate of internal capital generation. This rate was 6.7% in 1998 and 7.9% in 1997. This internal capital generation is dependent on high earnings performance which is reflected by a return on average assets of 1.66% in 1998 and 1.67% in 1997, in conjunction with a prudent dividend policy that is represented by payout ratios on the common stock of 41.9% for 1998 and 34.4% for 1997. Capital has also been increased as a result of employee stock option and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $2,440,000 and $1,163,000 in 1998 and 1997, respectively. At December 31, 1998, Omega held 177,073 shares of stock in treasury at a cost of $6,038,000.

Omega increased the value to shareholders by issuing a 3 for 2 stock split in the form of a dividend in the second quarter of 1997. Omega also increased the return to shareholders in 1998 by increasing its dividend 23.1% to $.80 per common share. Cash dividends per common share in prior years were $.65 and $.56 in 1997 and 1996, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years ending 1998, 1997 and 1996. See Note 18 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

                              Equity to Asset Ratio
                                   at Year End
                                   -----------

                      1994                         12.03%
                      1995                         12.48%
                      1996                         13.49%
                      1997                         14.02%
                      1998                         14.49%

                           Common Book Value per Share
                           ---------------------------

                      1994                         $12.54
                      1995                         $13.67
                      1996                         $14.83
                      1997                         $15.83
                      1998                         $16.95

Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in total capital (Tier I and Tier II capital). As of December 31, 1998 and 1997, Omega's Tier I capital ratio was 20.8% and 19.9%, respectively, and its total capital ratio was 22.1% and 21.1%, respectively.
Additionally, banking organizations must maintain a minimum Tier I capital to total asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 1998 and 1997, Omega's leverage ratio was 14.5% and 13.3%, respectively, against a required leverage ratio of 4% (see Note 20 of Notes to the Consolidated Financial Statements).


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

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

                   NET INTEREST INCOME AND INTEREST RATE RISK

Omega believes that it has managed interest rate risk in achieving optimal levels of net interest income. Interest rate risk is the risk to net interest income or capital arising from movement of interest rates. Sources of interest rate risk include; repricing risk, basis risk and yield curve risk. Management utilizes two methodologies to aid in the management of interest rate risk: gap analysis and economic simulation.

                                  GAP ANALYSIS

Gap is defined as the volume difference between interest rate sensitive assets and liabilities. Gap is one of the tools used to manage repricing risk. Repricing risk results from differences in the timing of rate changes and cash flows that occur in the pricing and maturity of assets and liabilities. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 20) shows the period and cumulative static gaps for various time intervals as of December 31, 1998. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits, certain savings accounts and checking accounts with interest, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis over the next twelve months, Omega is in a negative gap position of $55,687,000 at December 31, 1998, indicating more interest bearing liabilities than earning assets will reprice during that period. Over the past year, the level of our gap and interest rate risk positions have been affected by both the extension of our loan portfolio, which reflects our customers preference for fixed rates and the shortening of our certificate of deposit base as customers continue to prefer shorter term certificates.

                               ECONOMIC SIMULATION

Economic simulation is another tool used by management to measure and manage interest rate risk, including repricing, basis and yield curve risk. Management simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks. For example, at December 31, 1998, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, net interest income would increase over the next twelve months by $523,000. If interest rates would decline by 100 basis points immediately, net interest income would decrease by $515,000 over the next twelve months. The table below summarizes the results of the rate shocks for the twelve month period following December 31, 1998 (in thousands).

                       -----------------------------------
                          Change in             Change in
                       Interest Rates         Net Interest
                        (Basis Points)           Income
                       -----------------------------------
                            400                  $2,022
                            300                   1,580
                            200                   1,058
                            100                     523
                              0                       0
                           (100)                   (515)
                           (200)                 (1,016)
                           (300)                 (1,494)
                           (400)                 (1,924)
                       -----------------------------------


--------------------------------------------------------------------------------
16

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet, management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, since 1990, Omega has executed a number of interest rate contracts, including interest rate swaps and floors (notional balance of $30,000,000 as of December 31, 1998, see Note 13 of Notes to the Consolidated Financial Statements) in order to hedge certain prime interest rate loans against declining rates. As part of these agreements, Omega is receiving a fixed rate on the notional balance with a weighted average maturity of 2 months at a weighted rate of 8.36% and is paying the U.S. prime rate. Since Omega entered into these agreements in 1996, the prime rate has decreased from 8.25% to the current rate of 7.75%. The interest rate swaps have allowed Omega to maintain a steady margin on $30,000,000 of prime-related loans over the past 3 years, despite changes in the prime rate.

As the rate shocks indicate, the Corporation is exposed to a loss of income if interest rates fall. Net interest income at risk for a 100 basis point decrease in rates as of December 31, 1998 was $515,000, or 1.12%, of net interest income, compared to $568,000, or 1.23%, as of December 31, 1997. Omega's rate risk policies provide for maximum limits on net interest income which can be at risk for 100 through 400 basis point changes in interest rates. During 1998, Omega's rate risk position was consistently within policy limits.

Omega's low level of interest rate risk is directly related to the preference of our customers for fixed rate loans and shorter term deposits. If customer preferences change, the same effects could be obtained in the cash market by investing funds for a longer term; however, this would reduce liquidity and require more capital.

In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates have on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings which can cause more volatility in the short term. At December 31, 1998, Omega's net interest income and MVE were within the guidelines established by management.

Basis risk is another source of interest rate risk and arises from the difference in movements of interest rates earned on assets and the interest rates paid on liabilities with otherwise similar repricing characteristics. The Corporation analyzed the effects of basis risk on both net interest income and MVE. This was done through interest rate shocks, which isolate the movements of the treasury rate and prime rate. The following shows the results of these rate shocks (in thousands):

                   Change in            Change in               Change in
  Basis          Interest Rates    Net Interest Income    Market Value of Equity
  -----          --------------    -------------------    ----------------------
Prime Risk           -100                $(1,299)               $  7,315
Treasury Risk        +100                $(1,255)               $ 11,229

The table above indicates the results of a 100 basis point decrease in the prime rate with all other interest rates unchanged. In this scenario, the Corporation's net interest income would decrease by $1,299,000 and market value of equity would increase by $7,315,000. These results support the Corporation's actions in using interest rate swaps and floors to hedge its exposure to a decline in net interest income when the interest rates on prime-based loans decrease. The treasury risk noted above shows that if the treasury curve increased 100 basis points with no other interest rate changes, the Corporation's net interest income would decrease $1,255,000 and market value of equity would increase $11,229,000. In both the prime risk and treasury risk results, only the direction of change in which interest rates would adversely affect earnings is shown. If interest rates were to change in the opposite direction from that indicated, Omega would experience a similar increase in net interest income.

Interest rate risk can also result from yield curve risk. Yield curve risk is the exposure of earnings due to the pricing of assets or liabilities being influenced by the shape of the yield curve. The Corporation analyzed the effects of yield curve risk on both net interest income and MVE. The analysis included the affects of an inverted yield curve, where the thirty year rate was 500 basis points under the one month rate. Results indicate that this type of yield curve would decrease the Corporation's net interest income by $5,693,000, or 12.38%, and market value of equity would increase by $56,712,000, or 28.88%.


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

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

                          Average Loan to Deposit Ratio
                          -----------------------------

                        1994                         77.9%
                        1995                         82.2%
                        1996                         82.2%
                        1997                         81.6%
                        1998                         83.5%

The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 1998, total liquid assets were $153,963,000 while the short-term liabilities were $56,422,000. This left a surplus of liquid assets of $97,541,000, or 9.2% of total assets. Management believes that a surplus of not less than 5% to 7% is adequate.

Another measure of liquidity is the average loan to deposit ratio. This ratio was 83.5% at December 31, 1998 and 81.6% at December 31, 1997. Management's target range for this ratio is 70% to 85%.

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

As to off-balance sheet liquidity, Omega has federal funds lines totaling $18,000,000 at December 31, 1998. At December 31, 1998, Omega had no amount outstanding against these federal funds lines. Omega's banks are members of the Federal Home Loan Bank of Pittsburgh which provides overnight or term funding to the banks of $62,572,000. This borrowing limit could be increased to a maximum amount of $282,733,000 with the purchase of additional FHLB stock. At December 31, 1998, Omega had $5,000,000 outstanding against the term line and no overnight advances (See Note 8 of Notes to the Consolidated Financial Statements). Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to the amount of collateral pledged, which as of December 31, 1998 was $11,737,000.


--------------------------------------------------------------------------------
18

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------


                               MARKET ENVIRONMENT

Omega's market is generally in central Pennsylvania and primarily in the counties of Centre, Clinton, Mifflin, Blair, Huntingdon, Bedford, Juniata and Montour.

                            Net Income (in thousands)
                            -------------------------

                        1994                    $12,785
                        1995                    $14,069
                        1996                    $16,227
                        1997                    $16,968
                        1998                    $17,092


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------


                                     TABLE 4
                              MATURITY DISTRIBUTION
                             AS OF DECEMBER 31, 1998
                                 (In thousands)
                Remaining Maturity / Earliest Possible Repricing

-----------------------------------------------------------------------------------------------------------------------------------
                                                                Over Three     Over Six       Over One
                                                  Three         Months But     Months But     Year But        Over
                                                  Months        Within Six     Within One    Within Five      Five
                                                  or Less         Months          Year          Years         Years          Total
                                                 ---------      ---------      ---------      ---------     ---------     ---------
Interest Earning Assets
     Interest bearing deposits .............     $   1,455      $      --      $      --      $      --     $      --     $   1,455
     Federal funds sold ....................        18,350             --             --             --            --        18,350
     Investment securities:
          U.S. Treasury securities:
               and obligations of other
               U.S. Government agencies
               and corporations ............           999          2,003         32,055         49,640            --        84,697
          Corporate and other securities ...           789            590          3,417         64,426         9,094        78,316
          Obligations of state and political
               subdivisions ................         4,022          2,912          9,165         35,961           991        53,051
          Mortgage backed securities .......         6,008          6,069         11,480          3,997            --        27,554
          Stocks ...........................            --             --             --             --        10,522        10,522
     Loans:
          Commercial, financial, and
               agricultural ................        55,521          4,328         10,232         17,702        10,118        97,901
          Real estate - commercial .........        61,511         13,373         11,339         53,503        59,261       198,987
          Real estate - construction .......         5,362            122            364          2,149         7,893        15,890
          Real estate - mortgage ...........        12,614         12,116         22,001         84,094        97,021       227,846
          Home equity ......................        16,811          3,174          6,264         38,259        19,292        83,800
          Personal (net of
               unearned interest) ..........        26,076          6,214         11,562         41,725         9,410        94,987
          Lease financing (net of
               unearned interest) ..........           214            217            578          2,539             8         3,556
                                                 ---------      ---------      ---------      ---------     ---------     ---------
Total Interest Earning Assets ..............       209,732         51,118        118,457        393,995       223,610       996,912
                                                 ---------      ---------      ---------      ---------     ---------     ---------
Interest Bearing Liabilities
     Demand deposits .......................        28,226             --             --        159,944            --       188,170
     Savings deposits ......................        93,410             --         21,375         40,925            --       155,710
     Certificates of deposit
               over $100,000 ...............        14,572         10,152          6,465         16,835           273        48,297
     Time deposits .........................       110,518         60,065         66,988        108,521           100       346,192
     Short-term borrowings .................        17,638             --             --             --            --        17,638
     Long-term debt ........................         5,000             --             --             --            --         5,000
     Other interest bearing liabilities ....           585             --             --             --         3,837         4,422
                                                 ---------      ---------      ---------      ---------     ---------     ---------
Total Interest Bearing Liabilities .........       269,949         70,217         94,828        326,225         4,210       765,429
                                                 ---------      ---------      ---------      ---------     ---------     ---------
Gap ........................................     $ (60,217)     $ (19,099)     $  23,629      $  67,770     $ 219,400     $ 231,483
                                                 =========      =========      =========      =========     =========     =========
Cumulative Gap .............................     $ (60,217)     $ (79,316)     $ (55,687)     $  12,083     $ 231,483
                                                 =========      =========      =========      =========     =========
Cumulative sensitivity ratio ...............          0.78           0.77           0.87           1.02          1.30

Commercial, financial and agricultural
     loans maturing after one year with:
     Fixed interest rates ..................                                                  $   7,331      $   8,278     $  15,609
     Variable interest rates ...............                                                     15,404         16,135        31,539
                                                                                              ---------     ---------      ---------
     Total .................................                                                  $  22,735      $  24,413     $  47,148
                                                                                              =========      =========     =========


--------------------------------------------------------------------------------
20

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------


                              RESULTS OF OPERATIONS
                                    OVERVIEW

1998

Omega reported earnings in 1998 of $17,092,000, an increase of 0.7% over 1997. On a diluted basis, net income per common share improved, reaching $1.79 in 1998, an increase of 1.1%, or $.02, over 1997. Several occurrences took place in 1998 which management believes significantly affected the year's financial performance. They are as follows:

o    solid net interest margin

o    increased  fee income on  traditional  banking  services and new products

o    increase from gains on securities

o    write off of intangibles from a prior acquisition

                            Return on Average Assets
                            ------------------------

                           1994                 1.36%
                           1995                 1.47%
                           1996                 1.61%
                           1997                 1.67%
                           1998                 1.66%

Assets were $1,062,704,000 at December 31, 1998, representing a $46,801,000, or 4.6%, increase over year-end 1997. Loans (net of unearned discount) were $722,967,000 compared to $691,893,000 at December 31, 1997, an increase of 4.5%, or $31,074,000.  Deposits increased by $29,885,000, or 3.6%, at December 31,1998 when compared to December 31, 1997.

Return on average equity decreased from 12.26% to 11.35% in 1998, while return on average assets decreased to 1.66% from 1.67% in 1997. Omega's performance can be compared to its national peers with consolidated assets of $1 billion to $3 billion (using the most current data for September 30, 1998).

                                               Omega           Peers
                                               -----           -----
         Return on average assets ..........    1.66%           1.26%
         Return on average equity ..........   11.37           13.97


1997

Omega reported earnings in 1997 of $16,968,000, an increase of 4.6% over 1996. On a diluted basis, net income per common share continued to improve, reaching $1.77 in 1997, an increase of 4.7%, or $.08, over 1996. The key factors which, in management's opinion, influenced the operating results in 1997 are as follows:

o    increased net interest margin

o    increased fee income on traditional services

o    increase from gains on securities and loan sales

                            Return on Average Equity
                            ------------------------

                            1994                11.75%
                            1995                11.90%
                            1996                12.51%
                            1997                12.26%
                            1998                11.35%


Assets were $1,015,903,000 at December 31, 1997, representing an $8,558,000, or 0.8%, increase over year-end 1996. Loans (net of unearned discount) were $691,893,000 compared to $696,597,000 at December 31, 1996, a decrease of 0.7%, or $4,704,000. Deposits decreased by $5,255,000, or 0.6%, from December 31,1996 to December 31, 1997.

Return on average equity decreased from 12.51% in 1996 to 12.26% in 1997, while return on average assets increased to 1.67% from 1.61% in 1996. Omega's performance can be compared to its national peers with consolidated assets of $1 billion to $3 billion as of December 31, 1997.

                                               Omega           Peers
                                               -----           -----
         Return on average assets ..........    1.67%           1.28%
         Return on average equity ..........   12.26           14.17


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------


                               NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Because some interest earning assets are tax exempt, an adjustment is made for analytical purposes to place all assets on a fully tax equivalent basis.

Table 5 (located on page 24) shows average asset and liability balances, average interest rates and interest income and expense for the period 1996-1998. In addition, it shows the changes attributable to the volume and rate components of net interest income.

1998
----

Total average loans were $704,019,000 in 1998 at an average weighted yield of 8.56% that produced $60,266,000 in interest income. This represented a $10,888,000, or 1.6%, increase in average volumes from 1997. The yield decreased 34 basis points from 8.90% in 1997 causing a decrease of $2,147,000 in interest income, partially offsetting an increase of $730,000 of favorable mix and volume changes for a net decrease of $1,417,000, or 2.3%, when compared to 1997. The yield decrease of 34 basis points from 8.90% to 8.56% was partially a result of approximately $43,000,000 of variable rate loans tied to prime converting to fixed rate, priced off the Treasury curve. Additionally, most new loans in 1998 were fixed rate loans.

Investment securities averaged $246,618,000 for a decrease of $51,000. The average weighted yield decreased to 5.71% from 5.77% in 1997. Interest income from securities decreased a total of $170,000, with $252,000 attributable to the replacement of approximately $15,000,000 of maturing taxable investment securities with tax exempt investment securities that carry a lower rate, but higher tax equivalent yield. Interest bearing deposits increased $156,000, or 25.8%, and federal funds sold decreased 13.9%, or $2,617,000. The net increase in average volumes of $2,512,000 on the above three assets was a result of funds supplied by deposits.

Total interest earning assets averaged $967,654,000 at a yield of 7.78% and produced total interest income of $75,268,000 for 1998. The net increase in average earning assets of $8,376,000 in 1998 over 1997 was funded primarily by borrowings. The yield decreased 25 basis points from 8.03% due mainly to the lower yielding fixed rate and tax-free loans. The mix of earning assets remained stable in 1998, with 68.6% of all earning assets made up of loans, as compared to 68.3% in 1997 (see Average Asset Mix Change chart on page 11). Interest income increased $342,000 from volume and mix changes and decreased $2,072,000 from generally lower yields producing a net decrease of 2.2%, or $1,730,000. On a fully tax equivalent basis, interest income decreased by only $1,269,000.

Total interest bearing liabilities averaged $748,679,000 at a cost of $28,650,000 for a composite rate of 3.83%. This represented a decrease in interest bearing liabilities of 0.5%, or $3,900,000, over 1997. The composite rate decreased from 3.97% in 1997, or 14 basis points. Interest expense decreased $552,000 due to lower rates and $675,000 due to volume and mix changes. These changes resulted in a net decrease of $1,227,000, or 4.1%, in interest expense.

Non-interest bearing funding sources, including equity, averaged $278,000,000 in 1998, compared to $262,028,000 in 1997, for an increase of $15,972,000, or 6.1%.
This resulted in a decrease of 16 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 3.12% in 1997 to 2.96% in 1998.

Net interest income was $46,618,000 for 1998, a decrease of $503,000, or 1.1%, from 1997. This was the result of an increase of $1,017,000 in favorable volume and mix changes and a decrease of $1,520,000 as a result of interest rate effects. Net yield was 4.82% in 1998 and 4.91% in 1997. On a fully tax equivalent basis, the net yield decreased from 5.08% to 5.03% in 1998.

Following is a schedule comparing Omega's margin performance to the average of its national peers as of September 30, 1998:


               Percent of average earning assets            Omega     Peers
               ---------------------------------            -----     -----
               Interest income - tax equivalent ..........  7.94%     8.40%
               Interest expense ..........................  2.96      3.94
               Net interest income - tax equivalent ......  4.98      4.46


--------------------------------------------------------------------------------
22

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

1997
----

Total average loans were $693,131,000 in 1997 at a yield of 8.90% that produced $61,683,000 in interest income. This represented an $11,128,000, or 1.6% decrease in average volumes from 1996. The yield decreased 1 basis point from 8.91% in 1996 to 8.90% in 1997. As a result of the decreased average loan volumes, interest income was reduced by $1,034,000. The lower average yield further reduced interest income by $23,000. The volume decrease was caused by a number of factors, including a general tightening of credit standards and increased competition for indirect auto loans, as discussed earlier in the Financial Condition section. The 1997 average balance of investment securities was $246,649,000, an increase over 1996 of $19,567,000, or 8.6% compared to
1996. The yield increased to 5.77% in 1997 from 5.64% in 1996. Interest income from securities increased a total of $1,440,000, with $1,121,000 attributable to higher volumes, and $319,000 due to higher yields. Average interest bearing deposits decreased $52,000, or 7.9%, and federal funds sold decreased 12.2%, or $2,619,000. The net increase in average volumes of $16,896,000 on the above three types of assets was a result of reduced loan funding needs and improved employment of excess cash.

Total interest earning assets averaged $959,278,000 at a yield of 8.03% and produced total interest income of $76,998,000 for 1997. Compared to 1996, the average volumes increased $5,768,000, or 0.6%. The yield decreased 2 basis points from 8.05% in 1996 as compared to 8.03% in 1997 as the mix of earning assets shifted from 69.8% loans in 1996 to 68.3% loans in 1997 (See Average Asset Mix Change chart on page 11). Interest income decreased $60,000 from volume and mix changes and increased $338,000 from rate differences producing a net increase of 0.4%, or $278,000.

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

Following is a schedule comparing Omega's margin performance to the average of its national peers as of December 31, 1997:


            Percent of average earning assets             Omega      Peers
            ---------------------------------             -----      -----
            Interest income - tax equivalent ...........  8.19%      8.44%
            Interest expense ...........................  3.11       3.92
            Net interest income - tax equivalent .......  5.08       4.52



--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------


                                     TABLE 5
             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                                       (In thousands)                               Years Ended December 31,
====================================================================================================================================
                                                                             1998                                1997
                                                            -----------------------------------   ---------------------------------
                                                              Average                     Yield/    Average                   Yield/
                                                            Balance (1)     Interest       Rate   Balance (1)   Interest       Rate
                                                            ----------     ----------      ----   ----------    ---------      ----
ASSETS
Interest earning assets:
  Loans (5),(7) .........................................   $  676,664     $   58,711      8.68%  $  674,112    $  60,380      8.96%
  Tax-exempt loans ......................................       27,355          1,555      5.68       19,019        1,303      6.85
                                                            ----------     ----------      ----   ----------    ---------      ----
    Total loans .........................................      704,019         60,266      8.56      693,131       61,683      8.90

  Investment securities .................................      194,141         11,769      6.06      208,943       12,542      6.00
  Tax-exempt investment securities ......................       52,477          2,302      4.39       37,726        1,699      4.50
                                                            ----------     ----------      ----   ----------    ---------      ----
    Total investment securities .........................      246,618         14,071      5.71      246,669       14,241      5.77

  Interest bearing deposits .............................          761             39      5.12          605           34      5.62
  Federal funds sold ....................................       16,256            892      5.49       18,873        1,040      5.51
                                                            ----------     ----------      ----   ----------    ---------      ----
Total interest earning assets ...........................      967,654         75,268      7.78      959,278       76,998      8.03

Non-interest earning assets:
  Cash and due from banks ...............................       32,404                                29,972
  Allowance for loan losses .............................      (11,924)                              (11,755)
  Premises and equipment ................................       17,240                                17,917
  Other assets (8) ......................................       21,305                                19,195
                                                            ----------                            ----------
    Total ...............................................   $1,026,679                            $1,014,607

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) ..................   $  229,484          4,044      1.76   $  219,304        4,109      1.87
  Savings deposits ......................................      102,636          2,309      2.25      102,121        2,309      2.26
  Time deposits .........................................      396,457         21,394      5.40      417,396       22,804      5.46
  Other, including short-term borrowings, long-term debt
    and other interest bearing liabilities ..............       20,102            903      4.49       13,758          655      4.76
                                                            ----------     ----------      ----   ----------    ---------      ----
Total interest bearing liabilities ......................      748,679         28,650      3.83      752,579       29,877      3.97
                                                                           ----------                           ---------
Non-interest bearing liabilities:
  Demand deposits .......................................      114,382                               110,520
  Other .................................................       13,041                                13,148
Shareholders' equity ....................................      150,577                               138,360
                                                            ----------                            ----------
    Total ...............................................   $1,026,679                            $1,014,607
                                                            ==========                            ==========

Net interest income .....................................                  $   46,618                          $   47,121
                                                                           ==========                          ==========
Net yield on interest earning assets (3) ................                                  4.82%                               4.91%
                                                                                           ====                                ====
Net interest income and yield -- tax equivalent basis (4)                  $   48,695      5.03%               $   48,737      5.08%
                                                                           ==========      ====                ==========      ====
                                                            ========================================================================

1)   Average balances were calculated using a daily average.
2)   Includes NOW and money market accounts.
3) Net yield on interest earning assets is net interest income divided by average interest earning assets.
4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.
5) Non-accruing loans and investments are included in the above table until they are charged off.
6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
7) Interest on loans includes income/(loss) of $(2,000) in 1998, $(13,000) in 1997 and $72,000 in 1996 from interest rate contracts used to hedge prime interest rate loans.
8)   Includes  gross  unrealized   gains  on  securities   available  for  sale:
     $8,537,000 in 1998, $4,785,000 in 1997 and $2,993,000 in 1996.


--------------------------------------------------------------------------------
24

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 5
             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                 (In thousands)

                                                           ==================================
                                                                             1996
                                                           ---------------------------------
                                                             Average        Yield/
                                                           Balance (1)     Interest     Rate
                                                           ----------     ---------     ----
ASSETS
Interest earning assets:
  Loans (5),(7) .........................................  $  686,541     $  61,504     8.96%
  Tax-exempt loans ......................................      17,718         1,236     6.98
                                                           ----------     ---------     ----
    Total loans .........................................     704,259        62,740     8.91

  Investment securities .................................     192,489        11,208     5.82
  Tax-exempt investment securities ......................      34,613         1,593     4.60
                                                           ----------     ---------     ----
    Total investment securities .........................     227,102        12,801     5.64

  Interest bearing deposits .............................         657            35     5.33
  Federal funds sold ....................................      21,492         1,144     5.32
                                                           ----------     ---------     ----
Total interest earning assets ...........................     953,510        76,720     8.05

Non-interest earning assets:
  Cash and due from banks ...............................      32,581
  Allowance for loan losses .............................     (11,795)
  Premises and equipment ................................      17,584
  Other assets (8) ......................................      17,763
                                                           ----------
    Total ...............................................  $1,009,643
                                                           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) ..................  $  221,904         4,496     2.03
  Savings deposits ......................................     104,257         2,407     2.31
  Time deposits .........................................     418,006        22,960     5.49
  Other, including short-term borrowings, long-term debt
    and other interest bearing liabilities ..............       8,727           457     5.24
                                                           ----------     ---------     ----
Total interest bearing liabilities ......................     752,894        30,320     4.03
                                                                          ---------
Non-interest bearing liabilities:
  Demand deposits .......................................     113,046
  Other .................................................      14,011
Shareholders' equity ....................................     129,692
                                                           ----------
    Total ...............................................  $1,009,643
                                                           ==========

Net interest income .....................................                 $  46,400
                                                                          =========

Net yield on interest earning assets (3) ................                               4.87%
                                                                                        ====

Net interest income and yield -- tax equivalent basis (4)                 $  47,923     5.03%
                                                                          =========     ====
                                                           ==================================


                                                         ==========================================================================
                                                               1998 Compared to 1997                  1997 Compared to 1996
                                                           Increase (Decrease) Due To (6)         Increase (Decrease) Due To (6)
                                                         -----------------------------------    -----------------------------------
                                                           Volume        Rate        Total        Volume        Rate        Total
                                                         ---------    ---------    ---------    ---------    ---------    ---------
ASSETS
Interest earning assets:
  Loans (5),(7) .......................................  $     228    $  (1,897)   $  (1,669)   $  (1,124)   $       0    $  (1,124)
  Tax-exempt loans ....................................        502         (250)         252           90          (23)          67
                                                         ---------    ---------    ---------    ---------    ---------    ---------
    Total loans .......................................        730       (2,147)      (1,417)      (1,034)         (23)      (1,057)

  Investment securities ...............................       (897)         124         (773)         980          354        1,334
  Tax-exempt investment securities ....................        645          (42)         603          141          (35)         106
                                                         ---------    ---------    ---------    ---------    ---------    ---------
    Total investment securities .......................       (252)          82         (170)       1,121          319        1,440

  Interest bearing deposits ...........................          8           (3)           5           (3)           2           (1)
  Federal funds sold ..................................       (144)          (4)        (148)        (144)          40         (104)
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total interest earning assets .........................        342       (2,072)      (1,730)         (60)         338          278

Non-interest earning assets:
  Cash and due from banks .............................
  Allowance for loan losses ...........................
  Premises and equipment ..............................
  Other assets (8) ....................................

    Total .............................................


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits (2) ................        184         (249)         (65)         (50)        (337)        (387)
  Savings deposits ....................................         11          (11)           0          (48)         (50)         (98)
  Time deposits .......................................     (1,157)        (253)      (1,410)         (33)        (123)        (156)
  Other, including short-term borrowings, long-term ...
    debt and other interest bearing liabilities .......        287          (39)         248          243          (45)         198
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total interest bearing liabilities ....................       (675)        (552)      (1,227)         112         (555)        (443)
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Non-interest bearing liabilities:
  Demand deposits .....................................
  Other ...............................................
Shareholders' equity ..................................

    Total .............................................


Net interest income ...................................  $   1,017    $  (1,520)    $   (503)   $    (172)    $    893     $    721
                                                         =========    =========     ========    =========     ========     ========

Net yield on interest earning assets (3) ..............


Net interest income and yield -- tax equivalent basis (4)
                                                         ===========================================================================


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------


                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $1,060,000 in 1998 and $1,030,000 in 1997 for an increase of $30,000. This increase was precipitated by the increase in the amount of net charge-offs, which exceeded the loan loss provision by $21,000 in 1998 and by $27,000 in 1997. Net charge-offs in 1998 and 1997 were .15% of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 55.4% at year-end 1998 and 58.6% at the end of 1997. The allowance for loan losses as a ratio to net loans was 1.63% and 1.70% at December 31, 1998 and 1997, respectively. The ratio of net charge-offs to average loans compared to Omega's national peers is as follows:

                                                    Omega      Peers
                                                    -----      -----
                   September 30, 1998 ...........   .11%        .26%
                   December 31, 1997 ............   .15         .29

Management believes that the allowance for loan losses at December 31, 1998 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical and anticipated losses, the status of non-performing delinquent loans, prevailing and anticipated economic conditions and industry standards.


                               Net Interest Yield
                               ------------------

                             Yield on        Cost to Fund     Net Interest
                          Earning Assets    Earning Assets       Yield
                          --------------    --------------       -----
           1994                7.37%             2.68%           4.69%
           1995                8.08%             3.21%           4.87%
           1996                8.05%             3.18%           4.87%
           1997                8.03%             3.12%           4.91%
           1998                7.78%             2.96%           4.82%

--------------------------------------------------------------------------------
26

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                               NON-INTEREST INCOME

1998
----

Non-interest income grew to $13,345,000 during 1998 for a 31.4%, or $3,189,000 increase when compared to $10,156,000 for 1997. Most categories of non-interest income were improved in 1998 as compared to 1997. The Corporation continued to place emphasis on traditional banking services and improve its overall fee structure. As a result, fee income from loans, deposits and other services increased by $750,000, or 12.8%. In the fourth quarter of 1998, net securities gains of $2,630,000 were recorded, causing net gains from investment securities for the year to increase by $2,344,000, or 192.8%. Net gains from the sale of loans and other assets decreased by $61,000, or 19.1%.

As a percentage of average assets, non-interest income (excluding securities gains) was .95% for 1998, as compared to .88% in 1997. When compared to our national peers (most current data as of September 30, 1998), Omega's ratio was
 .95% and the peer average was 1.19%.

1997
----

Non-interest income grew to $10,156,000 during 1997 for a 12.6%, or $1,136,000, increase when compared to $9,020,000 for 1996. The focus in 1997 was on increasing revenues generated from traditional services, by delivering new products and expanded services to our customer base, such as debit cards and asset management services. As a result, trust fees increased by $236,000, or 9.4%, while fees relating to deposit accounts grew $384,000, or 13.3%, in 1997. Net gains from investment transactions of $1,218,000 in 1997 represented an increase of $429,000, or 54.4%, over 1996. Also, during 1997, the credit card portfolio was sold, resulting in a gain of $220,000. Total other income in 1997 was $139,000 less than in 1996, however, in 1996 a one-time $300,000 gain was recorded from the disposition of an asset carried as other real estate.

                      Non-Interest Income to Average Assets
                           (excluding security gains)
                           --------------------------

                     1994                          0.75%
                     1995                          0.77%
                     1996                          0.82%
                     1997                          0.88%
                     1998*                         0.95%

As a percentage of average assets, non-interest income (excluding securities gains) was .88% for 1997, as compared to .82% in 1996. The national peer average for 1997 was 1.29%.


                              NON-INTEREST EXPENSE
1998
----

Omega's operating expenses were $34,189,000 for 1998 as compared to $31,782,000 for 1997, representing an increase of $2,407,000, or 7.5%.

Salaries and employee benefits increased by 3.7%, or $648,000 in 1998 as compared to 1997, as a result of an increase of six full-time equivalent employees on average and normal salary merit increases. Net occupancy expense has been stable over the last three years, totaling $2,177,000 in 1998. Equipment expense increased by 9.3%, or $174,000 in 1998 as compared to 1997, as technology advances continue. Data processing service fees were $76,000, or 4.9% higher in 1998 than in 1997, as new services were added.

                     Non-Interest Expense to Average Assets
                     --------------------------------------

                      1994                          3.30%
                      1995                          3.28%
                      1996                          3.08%
                      1997                          3.13%
                      1998                          3.14%

*    1998 non-recurring item - 0.19%

During the fourth quarter of 1998, Omega recorded a non-recurring charge to non-interest expense in the amount of $1,944,000. This represents a complete write-off of all remaining goodwill and core deposit intangibles relating to a branch that was acquired in 1995. The original premium was $2,300,000, with amortization scheduled to run through 2010. Management's analysis of the projected operating results of this branch and its deteriorated deposit base led to the determination that the remaining premium could not be recovered from the projected future cash flows attributable to the branch. In addition, given the projected deterioration in the deposit levels at this branch, management determined that the fair value of the branch assets did not exceed their carrying value. Therefore, these intangibles were charged off in the current year. Other operating expense, exclusive of the non-recurring item in 1998 decreased by $427,000, or 4.9% when compared to 1997.


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

As a percentage of average assets, non-interest expense was 3.33% for 1998 as compared to 3.13% in 1997. Excluding the non-recurring charge in 1998 (representing .19% of average assets), this ratio is 3.14%. At September 30, 1998, Omega's ratio of non-interest expense to average assets was 3.13%, compared to a national peer average of 3.20%.

1997
----

Omega's operating expenses were $31,782,000 for 1997 as compared to $31,087,000 for 1996, representing an increase of $695,000, or 2.2%. In order to understand the change, it is important to review some unusual events which affected this area in previous years. For example, during 1996, Omega's defined benefit retirement plan was terminated, resulting in a one-time reduction of employee benefits expense of $391,000. Therefore, it was expected that salaries and employee benefits expense in 1997 would increase by 2.4%, just to replace the normal required benefits costs. The additional increase of 3.6%, or $590,000, was a result of normal staffing adjustments and merit increases. Another area that requires a look back to previous years is FDIC insurance premiums. This expense has been very erratic over the last several years. Prior to 1995, the base rate on insurance premiums for Omega's banks was 23 cents per hundred dollars of deposits. In April of 1995, the rate was reduced significantly to 4 cents, then further reduced in 1996 to the minimum of $2,000 per year per bank. Then, in 1997, the rate was increased again, causing an increase in expense for FDIC premiums of $96,000, or 1200%. These fluctuations have been the result of the FDIC attempting to maintain the Bank Insurance Fund at reasonable levels. While occupancy expense and data processing service costs remained relatively unchanged, equipment expense rose by $83,000, or 4.6%, resulting primarily from purchases for technology advancement. Other expense decreased in 1997 by $470,000, or 5.1%, bringing this category to approximately the same level as in 1995.

At December 31, 1997, Omega's ratio of non-interest expense to average assets was 3.13%, compared to a 3.08% in 1996. The national peer average for 1997 was 3.26%.


                                  INCOME TAXES

Income taxes for 1998 amounted to $7,622,000 compared to $7,497,000 in 1997. The effective tax rate was 30.8% in 1998. The non-recurring charge, specifically the accelerated amortization of non-deductible goodwill increased the effective tax rate by 0.7%. Excluding this preference item, the effective tax rate would have been 30.1%, compared to 30.6% in 1997. This improvement was due to the change in the mix of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 1998 by 40.7% or $23,087,000, decreasing the federal tax rate by 4.8%. In 1997, tax exempt earning assets had decreased from the prior year by 8.4% or $4,414,000, and reduced federal tax by only 3.8%. Average tax-exempt investments and loans as a percentage of average assets were 7.8%, 5.6% and 5.2% in 1998, 1997 and 1996, respectively. Tax-exempt income as a percentage of income before income tax was 15.6%, 12.3% and 12.1% in 1998, 1997 and 1996, respectively. See Note 11 of
Notes to Consolidated Financial Statements for further information on income taxes.


                                   NET INCOME

For comparative purposes, the following table sets forth earnings and certain earnings ratios for the past three years, excluding the non-recurring charge to earnings in 1998.

                                         1998           1997           1996
                                       -------        -------        -------
Net income ..........................  $18,531        $16,968        $16,227
Return on average assets ............     1.81%          1.67%          1.61%
Return on average equity ............    12.31          12.26          12.51



--------------------------------------------------------------------------------
28

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                              YEAR 2000 COMPLIANCE

The Year 2000 (Y2K) problem is a source of concern worldwide for businesses that rely upon computer and software systems. Many software programs record dates as six digit fields, eliminating the first two digits of the year. When the Year 2000 arrives, it is possible that these systems will recognize it as the year 1900, creating failures in systems. The effects could be far reaching. It is important for every Corporation to assess and address potential problems prior to the event. Management is currently in the process of evaluating Omega's readiness to address the Y2K problem. An in-depth analysis of the Information Technology (IT) infrastructure as well as its non-IT systems that include embedded technology is necessary to assess the extent of risk.

In 1997, a committee was formed to:
     1. Identify all of the date-dependent systems at the Corporation that could be impacted by the Year 2000 issue. In addition, the committee was charged with analyzing the impact of the Y2K issue on key customers and vendors
     2. Test all internal information systems and obtain certification of compliance from all external information service providers
     3. Formulate and execute a plan to minimize risk for customer and vendor Y2K failure
     4. Determine the cost of and plan for replacement of non-compliant systems
     5.   Formulate a contingency plan for unexpected failures.

The committee is comprised of executive officers and operations personnel from all major divisions of the Corporation. The Y2K evaluation process has not hindered progress on other planned IT projects.

The committee has developed a plan to analyze the readiness of all internal software. A testing site was developed where PC software could be loaded and tested via prescribed test scripts for performance as dates were modified. (Certain key dates have been recommended for testing by the Corporation's regulators). As of December 31, 1998, about 75% of the critical PC software applications had been tested with the remainder to be tested over the next three months.

Major internal system processing software such as Items Processing, which is critical to our business has been tested at the Corporation's "Hot Site", where backup hardware and software are maintained for continued operations in any crisis. This software (and most related hardware) has been found to be reliable when tested for all critical dates. As a result of testing thus far, one major hardware item will be replaced in 1999.

All external software service providers have been contacted and have been asked to provide certification and validation that their systems have been thoroughly tested and are Y2K compliant. If the provider is not currently Y2K compliant we have requested a timetable of planned system upgrades to achieve required compliance. All critical vendors have indicated that they are dealing with their Y2K issues, and in most cases, planned to have their testing completed by December 31, 1998. Omega's testing with all critical outside vendors will be substantially completed by March 31, 1999.

Most of the processing of Omega's core financial services are out-sourced. Omega's primary information service provider processes all application systems, as well as Omega's general ledger, and is the source of all data inquiry and the data warehouse function. This service is absolutely critical to Omega's operation. The provider has completed the identification phase of its Y2K process and has completed testing of all but three software applications. Proxy testing with this provider's bank clients will continue to be conducted through the first quarter of 1999. Since this provider is a large servicing operation, it has many other financial institutions as clients. These clients have come together as a group to finance a third party review of the provider's entire Y2K process, including testing and remediation. This independent third party will issue quarterly reports to the clients through the end of 1999.

Omega has also taken steps to ensure that internal hardware is Y2K compliant. As of December 31, 1998, all PCs had been tested, with 298 or 61% passing all Y2K tests, 175 or 36% requiring a manual date change on January 1, 2000, and 16, or 3% failing at least one test. All failed PCs will be systematically upgraded or replaced first in Omega's ongoing PC upgrade process in 1999. All other IT hardware (check sorters and printers) have been tested in conjunction with various software or items processing testing and have proven to function while using dates into the Year 2000.


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

Non IT systems that are micro-chip driven are also used throughout the Corporation. These include such items as proof machines, HVAC, vaults, security systems, elevators, telephones, fax machines, and ATM's. All of these vendors have been contacted. We have been assured that our vaults, elevators and ATM's are Y2K compliant. As of December 31, 1998, the control system for the HVAC system at the Omega Administration Building has been tested and found to be compliant. However, steps have been taken to install a system of manual controls as a contingency. Proof machines, equipment that micr-encodes all documents to prepare for processing, have already been upgraded for Y2K compliance. All remaining testing should be substantially completed by March 31, 1999.

Omega's financial results are dependent upon the solvency of its customer base; their ability to repay loans and maintain deposits. Therefore, a process has begun in which business customers with existing levels of aggregate loans in excess of a designated amount are contacted, reviewed, and rated as to credit risk. 74% of the credit relationships reviewed were deemed to be low risk, as these borrowers are aware of the potential problems with Y2K and are taking steps to analyze and correct any deficiencies. The remaining 26% of the credit relationships reviewed were deemed to be moderate risk. Management will continue to closely monitor their compliance activity on an ongoing basis. Since June 1998, all business loan applicants have been asked to demonstrate Y2K compliance as a requirement for loan approval.

Portions of Omega's investment portfolio could be at risk in the event that an issuer of a security is not Y2K compliant. An evaluation process is in place to assess the potential impact that this could have on Omega's financial results and operations. The analysis includes segmenting the portfolio by risk rating (based on the type of security and the potential exposure to any negative impact as a result of the Y2K issue). If by September 30, 1999, the analysis does not indicate that the issuer of a security has properly addressed the Y2K issue and the investment is determined to be at risk, then the security may be sold, leaving the investment portfolio with little or no investment risk.

Costs to address Omega's Y2K issues are being expensed as incurred and have been insignificant through December 31, 1998. The current projections of costs to complete the Y2K remediation are estimated to be approximately $700,000. Included in this estimate is the amount of $175,000, which will be capitalized for replacement of a major piece of hardware. The remaining costs (currently projected at $525,000) will be expensed as incurred over the next twelve months. The source of funds will come from Omega's IT budget. These expenditures are not expected to be material to the financial condition or results of operations of Omega.

Omega is currently in the process of developing business resumption contingency plans in preparation for dealing with any critical issues, which fail in spite of all testing. These plans should be substantially complete by the end of the first quarter of 1999.


--------------------------------------------------------------------------------
30

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                                             December 31,
                                                                                                   --------------------------------
ASSETS                                                                                                 1998                 1997
                                                                                                   -----------          -----------
Cash and due from banks (Notes 1 and 3) ..................................................         $    40,066          $    31,938
Interest bearing deposits with other financial institutions ..............................               1,455                  600
Federal funds sold .......................................................................              18,350               22,650
Investment securities held to maturity
  (market value-$117,954 and $117,344 respectively) (Notes 1 and 4) ......................             116,829              116,802
Investment securities available for sale (Notes 1 and 4) .................................             144,551              133,015

Total loans (Notes 1, 5, 6 and 17) .......................................................             723,485              692,861
Less:  Unearned discount .................................................................                (518)                (968)
       Allowance for loan losses .........................................................             (11,772)             (11,793)
                                                                                                   -----------          -----------
                                                                                                       711,195              680,100

Premises and equipment, net (Notes 1 and 7) ..............................................              16,816               17,589
Other assets (Note 1) ....................................................................              13,442               13,209
                                                                                                   -----------          -----------
TOTAL ASSETS .............................................................................         $ 1,062,704          $ 1,015,903
                                                                                                   ===========          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ...................................................................         $   132,291          $   114,777
  Interest bearing .......................................................................             738,369              725,998
                                                                                                   -----------          -----------
                                                                                                       870,660              840,775

Short-term borrowings (Note 8) ...........................................................              17,638               18,260
Other liabilities ........................................................................              11,004                9,816
ESOP debt (Note 12) ......................................................................               3,837                4,034
Long-term debt (Note 8) ..................................................................               5,000                   --
Other interest bearing liabilities .......................................................                 585                  586
                                                                                                   -----------          -----------
TOTAL LIABILITIES ........................................................................             908,724              873,471

Commitments and Contingent Liabilities (Notes 10, 13 and 14)

Shareholders'  Equity  (Note 15)
Preferred stock, par value $5.00 per share:
Authorized - 5,000,000 shares;
Issued and outstanding -
    219,781 shares Series A Convertible ..................................................               5,000                5,000
Unearned compensation related to ESOP debt ...............................................              (2,875)              (3,125)
Common stock, par value $5.00 per share:
  Authorized - 25,000,000 shares;
  Issued -
    9,137,270 shares at December 31, 1998; 9,050,730 shares at December 31, 1997
  Outstanding -
    8,960,197 shares at December 31, 1998;
    8,879,257 shares at December 31, 1997 ................................................              45,686               45,258
Capital surplus ..........................................................................               3,209                1,822
Retained earnings ........................................................................             104,285               94,426
Accumulated other comprehensive income ...................................................               4,713                4,998
Cost of common stock in treasury:
  177,073 shares at December 31, 1998;
  171,473 shares at December 31, 1997 ....................................................              (6,038)              (5,947)
                                                                                                   -----------          -----------
TOTAL SHAREHOLDERS' EQUITY ...............................................................             153,980              142,432
                                                                                                   -----------          -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................................         $ 1,062,704          $ 1,015,903
                                                                                                   ===========          ===========

The accompanying notes are an integral part of these statements.


--------------------------------------------------------------------------------

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)

                                                                                                  Years Ended December 31,
                                                                                       ---------------------------------------------
                                                                                         1998               1997               1996
                                                                                       -------            -------            -------
INTEREST INCOME:
Interest and fees on loans ................................................            $60,266            $61,683            $62,740
Interest and dividends on investment securities:
  Taxable interest income .................................................             11,148             12,004             10,711
  Tax-exempt interest income ..............................................              2,302              1,699              1,593
  Dividend income .........................................................                621                538                497
Other interest income .....................................................                931              1,074              1,179
                                                                                       -------            -------            -------
TOTAL INTEREST INCOME .....................................................             75,268             76,998             76,720

INTEREST EXPENSE:
Interest on deposits ......................................................             27,747             29,222             29,863
Interest on short-term borrowings .........................................                783                342                134
Interest on long-term debt and
  other interest bearing liabilities ......................................                120                313                323
                                                                                       -------            -------            -------
TOTAL INTEREST EXPENSE ....................................................             28,650             29,877             30,320
                                                                                       -------            -------            -------
NET INTEREST INCOME .......................................................             46,618             47,121             46,400
Provision for loan losses (Note 6) ........................................              1,060              1,030                979
                                                                                       -------            -------            -------
INCOME FROM CREDIT ACTIVITIES .............................................             45,558             46,091             45,421

OTHER INCOME:
Trust fees ................................................................              2,904              2,746              2,510
Service fees on deposit accounts ..........................................              3,427              3,281              2,897
Investment securities gains, net (Note 4)
  Investment securities held to maturity ..................................                 --                  2                  1
  Investment securities available for sale ................................              3,560              1,216                788
Gain on sale of loans and other assets ....................................                258                319                319
Other .....................................................................              3,196              2,592              2,505
                                                                                       -------            -------            -------
TOTAL OTHER INCOME ........................................................             13,345             10,156              9,020

OTHER EXPENSE:
Salaries and employee benefits (Note 12) ..................................             18,032             17,384             16,403
Net occupancy expense .....................................................              2,177              2,185              2,189
Equipment expense .........................................................              2,043              1,869              1,786
Data processing service ...................................................              1,618              1,542              1,533
FDIC insurance premiums ...................................................                101                104                  8
Other .....................................................................             10,218              8,698              9,168
                                                                                       -------            -------            -------
TOTAL OTHER EXPENSE .......................................................             34,189             31,782             31,087
                                                                                       -------            -------            -------
INCOME BEFORE INCOME TAXES ................................................             24,714             24,465             23,354
Income tax expense  (Notes 1 and 11) ......................................              7,622              7,497              7,127
                                                                                       -------            -------            -------
NET INCOME ................................................................            $17,092            $16,968            $16,227
                                                                                       =======            =======            =======
EARNINGS PER SHARE (Notes 1 and 9)
Basic .....................................................................            $  1.87            $  1.85            $  1.75
Diluted ...................................................................            $  1.79            $  1.77            $  1.69

Weighted average shares and equivalents:
Basic .....................................................................              8,949              8,950              9,057
Diluted ...................................................................              9,475              9,476              9,508

All share and per share information has been restated to give effect to the 3 for 2 stock split on April 30, 1997.

The accompanying notes are an integral part of these statements.


--------------------------------------------------------------------------------
32

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 -----------------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)

                                                          Years Ended December 31, 1996, 1997 and 1998
                                                    --------------------------------------------------------
                                                                Unearned
                                                     Preferred    Comp-      Common      Capital    Retained
                                                       Stock    ensation      Stock      Surplus    Earnings
                                                    --------    --------    --------    --------    --------
Balance at January 1, 1996 ........................ $  5,000    $ (4,373)   $ 30,245    $  5,134    $ 86,778
Comprehensive income:
  Net income ......................................                                                   16,227
  Change in unrealized securities gains, net ......
 Total comprehensive income .......................
Common dividends declared -  $.56 per share .......                                                   (5,073)
Cash dividends, preferred -  $1.80 per share ......                                                     (396)
Amortization of unearned compensation .............                  998
Tax benefit from employee stock options ...........                                                      113
 Tax benefit from preferred stock
  dividends paid to ESOP ..........................                                                      100
Purchase of treasury stock - 73,241 shares ........
Exercised employee stock options - 84,201 shares ..                              276         515
                                                    --------    --------    --------    --------    --------
Balance at December 31, 1996 ......................    5,000      (3,375)     30,521       5,649      97,749
Comprehensive income:
  Net income ......................................                                                   16,968
Change in unrealized securities gains, net ........
Total comprehensive income ........................
Common dividends declared - $.65 per share ........                                                   (5,838)
Cash dividends, preferred - $1.80 per share .......                                                     (396)
Amortization of unearned compensation .............                  250
 Tax benefit from employee stock options ..........                                                      321
 Tax benefit from preferred stock
   dividends paid to ESOP .........................                                                       93
Purchase of treasury stock - 279,603 shares .......
Exercised employee stock options - 108,610 shares .                              292         324
Issuance of treasury stock to ESOP - 17,192 shares
3 for 2 stock split, issued in the form -
  of a stock dividend - 2,999,164 shares ..........                           14,445      (4,151)    (14,471)
                                                    --------    --------    --------    --------    --------
Balance at December 31, 1997 ......................    5,000      (3,125)     45,258       1,822      94,426
Comprehensive income:
  Net income ......................................                                                   17,092
Change in unrealized securities gains, net ........
Total comprehensive income ........................
Common dividends declared - $.80 per share ........                                                   (7,169)
Cash dividends, preferred - $1.80 per share .......                                                     (396)
Amortization of unearned compensation .............                  250
Tax benefit from employee stock options ...........                                                      245
Tax benefit from preferred stock dividends
  paid to ESOP ....................................                                                       87
Purchase of treasury stock - 23,300 shares ........
Exercised employee stock options - 87,530 shares ..                              428       1,387
Issuance of treasury stock to ESOP - 17,700 shares
                                                    --------    --------    --------    --------    --------
Balance at December 31, 1998 ...................... $  5,000   $  (2,875)   $ 45,686    $  3,209    $104,285
                                                    ========   =========    ========    ========    ========

                                                             Years Ended December 31, 1996 , 1997 and 1998
                                                             ---------------------------------------------
                                                               Accumulated       Cost of
                                                                Other Comp-      Common
                                                                rehensive        Stock
                                                                 Income       In Treasury         Total
                                                                --------      -----------       --------
Balance at January 1, 1996 ...................................  $  2,209        $   (822)       $124,171
Comprehensive income:
  Net income .................................................
  Change in unrealized securities gains, net .................       398
 Total comprehensive income ..................................                                    16,625
Common dividends declared -  $.56 per share ..................                                    (5,073)
Cash dividends, preferred -  $1.80 per share .................                                      (396)
Amortization of unearned compensation ........................                                       998
Tax benefit from employee stock options ......................                                       113
 Tax benefit from preferred stock
  dividends paid to ESOP .....................................                                       100
Purchase of treasury stock - 73,241 shares ...................                    (2,383)         (2,383)
Exercised employee stock options - 84,201 shares .............                       939           1,730
                                                                --------        --------        --------
Balance at December 31, 1996 .................................     2,607          (2,266)        135,885
Comprehensive income:
  Net income .................................................
Change in unrealized securities gains, net ...................     2,391
Total comprehensive income ...................................                                    19,359
Common dividends declared - $.65 per share ...................                                    (5,838)
Cash dividends, preferred - $1.80 per share ..................                                      (396)
Amortization of unearned compensation ........................                                       250
 Tax benefit from employee stock options .....................                                       321
 Tax benefit from preferred stock dividends paid to ESOP .....                                        93
Purchase of treasury stock - 279,603 shares ..................                   (10,140)        (10,140)
Exercised employee stock options - 108,610 shares ............                     1,712           2,328
Issuance of treasury stock to ESOP - 17,192 shares ...........                       596             596
3 for 2 stock split, issued in the form -
  of a stock dividend - 2,999,164 shares .....................                     4,151             (26)
                                                                --------        --------        --------
Balance at December 31, 1997 .................................     4,998          (5,947)        142,432
Comprehensive income:
  Net income .................................................
Change in unrealized securities gains, net ...................      (285)
Total comprehensive income ...................................                                    16,807
Common dividends declared - $.80 per share ...................                                    (7,169)
Cash dividends, preferred - $1.80 per share ..................                                      (396)
Amortization of unearned compensation ........................                                       250
Tax benefit from employee stock options ......................                                       245
Tax benefit from preferred stock dividends paid to ESOP ......                                        87
Purchase of treasury stock - 23,300 shares ...................                      (705)           (705)
Exercised employee stock options - 87,530 shares .............                                     1,815
Issuance of treasury stock to ESOP - 17,700 shares ...........                       614             614
                                                                --------        --------        --------
Balance at December 31, 1998 .................................  $  4,713        $ (6,038)       $153,980
                                                                ========        ========        ========

Common dividends in 1996 have been adjusted to reflect the 3 for 2 stock split on April 30, 1997.

The accompanying notes are an integral part of these statements.


--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                  Years Ended December 31,
                                                                                         ------------------------------------------
                                                                                           1998             1997             1996
                                                                                         --------         --------         --------
Cash flows from operating activities:
  Net income ....................................................................        $ 17,092         $ 16,968         $ 16,227
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization .................................................           4,522            2,489            3,349
  Provision for loan losses .....................................................           1,060            1,030              979
  Gain on sale of investment securities .........................................          (2,913)          (1,218)            (789)
  Non-monetary exchange of cost-method investments ..............................            (421)              --               --
  Gain on sale of fixed assets and other property owned .........................            (214)             (77)            (304)
  Gain on sale of loans .........................................................             (45)            (241)             (15)
  (Increase) decrease in deferred tax asset .....................................            (427)              26             (188)
  (Increase) decrease in interest receivable and other assets ...................            (132)          (1,044)              45
  Decrease in interest payable ..................................................            (384)            (179)            (570)
  Increase (decrease) in taxes payable ..........................................              78             (689)             338
  Amortization of deferred net loan costs (fees) ................................             157             (104)            (233)
  Deferral of net loan fees .....................................................             476              299              237
  Increase in accounts payable and accrued expenses .............................           1,730              741              836
                                                                                         --------         --------         --------
    Total adjustments ...........................................................           3,487            1,033            3,685
                                                                                         --------         --------         --------
Net cash provided by operating activities .......................................          20,579           18,001           19,912

Cash flows from investing activities: Proceeds from the sale or maturity of:
    Interest bearing deposits with other financial institutions .................           1,622            1,269            3,471
    Investment securities available for sale - sales and maturities .............          64,824           44,350           43,446
    Investment securities held to maturity-- maturities .........................          42,824           39,286           29,974
  Purchase of:
    Interest bearing deposits with other financial institutions .................          (2,477)          (1,357)          (3,140)
    Investment securities available for sale ....................................         (76,237)         (45,290)         (47,592)
    Investment securities held to maturity ......................................         (42,814)         (41,793)         (47,098)
  (Increase) decrease in loans ..................................................         (34,479)             736           (5,207)
  Gross proceeds from sale of loans .............................................           1,736            2,957           10,919
  Capital expenditures ..........................................................          (1,177)          (1,783)          (2,448)
  Sale of fixed assets and other property owned .................................             908              502              524
  Decrease (increase) in federal funds sold .....................................           4,300           (4,575)          (5,615)
                                                                                         --------         --------         --------
Net cash used in investing activities ...........................................         (40,970)          (5,698)         (22,766)

Cash flows from financing activities:
  Increase (decrease) in deposits, net ..........................................          29,885           (5,255)          (4,152)
  Increase in borrowings, net ...................................................           4,378            7,968            3,047
  Net change in other interest bearing liabilities ..............................              (1)              (7)              63
  Dividends paid ................................................................          (7,185)          (6,053)          (4,080)
  Tax benefit from preferred stock dividend and
    stock option activity .......................................................             332              414              213
  Issuance of common stock ......................................................           1,815              616              791
  Acquisition of treasury stock .................................................            (705)         (10,140)          (2,383)
  Proceeds from sale of treasury stock ..........................................              --            1,712              939
                                                                                         --------         --------         --------
Net cash provided by (used in) financing activities .............................          28,519          (10,745)          (5,562)
                                                                                         --------         --------         --------
Net increase (decrease) in cash and due from banks ..............................        $  8,128         $  1,558         $ (8,416)
                                                                                         ========         ========         ========
Cash and due from banks at beginning of period ..................................        $ 31,938         $ 30,380         $ 38,796
Cash and due from banks at end of period ........................................          40,066           31,938           30,380
                                                                                         --------         --------         --------
Net increase (decrease) in cash and due from banks ..............................        $  8,128         $  1,558         $ (8,416)
                                                                                         ========         ========         ========
Interest paid ...................................................................        $ 29,079         $ 30,056         $ 30,890
Income taxes paid ...............................................................           7,517            7,112            6,944

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
34

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                   OMEGA FINANCIAL CORPORATION AND SUBSIDIARES
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of three banks and four non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 44 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford and Montour counties. Its banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiaries also provide a variety of trust services. Management believes that Omega Financial Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.


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

On December 31, 1996, two of Omega's banking subsidiaries were consolidated into one, when Montour Bank was merged into Omega Bank.

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

Securities classified as available for sale are stated at market value, with the unrealized gains and losses, net of tax, reported as a component of comprehensive income, until realized. Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the specific securities sold (See Note 4).

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


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

interest and principal, and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are offset and the net amount is deferred and amortized over the life of the loan as an adjustment to interest income.

Allowance for loan losses

For financial reporting purposes, the provision for loan losses charged to current operating income is based on management's estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known. The adequacy of the level of the reserve is determined by a continuing review of the composition and growth of the loan portfolio, overall portfolio quality, specific problem loans, prior loan loss experience and current economic conditions that may affect a borrower's ability to pay. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.

Other real estate owned and held for investment

Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 1998 and 1997, the carrying value of other real estate owned and held for investment was $259,000 and $618,000, respectively.

Bank premises and equipment and depreciation

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 7).

Intangible Assets

Core deposit intangibles and goodwill are included in other assets. Intangible assets are amortized using the straight-line method over their estimated useful lives of 15 years. Management periodically reviews and assesses the realizability of intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121. This Statement requires the recognition of an impairment loss when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of impairment loss is based on the fair value of the asset, which is determined using valuation techniques such as the present value of expected future cash flows. During the fourth quarter of 1998, management recorded an impairment loss of $1,944,000 related to core deposit intangibles and goodwill associated with an acquired branch since it was determined at that time these assets had been impaired.

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

Earnings per share

As of December 31, 1997, Omega adopted SFAS No. 128, "Earnings per Share", which established standards for computing and presenting earnings per share (EPS). This Statement replaced the presentation of primary EPS with a presentation of basic EPS, and replaced the presentation of fully diluted EPS with a presentation of diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. On a diluted basis, both earnings and shares outstanding are adjusted to assume the conversion of all potentially dilutive securities into common stock. All prior period EPS data presented in these financial statements has been restated to conform with this data (see Notes 9 and 19).

Comprehensive income

Effective January 1, 1998, Omega adopted SFAS No. 130, "Reporting Comprehensive Income", which established new rules for the reporting and display of comprehensive income and its components. The adoption had no impact on Omega's net income or shareholders' equity. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions


--------------------------------------------------------------------------------
36

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

with owners. SFAS No. 130 requires presentation of comprehensive income (net income plus all other changes in net assets from nonowner sources) and its components in the financial statements. Reclassification of financial statements for earlier periods is provided for comparative purposes. Omega has elected to reflect the statement of comprehensive income within the consolidated statements of shareholders' equity (see Note 16).

Segment and related information

Effective January 1, 1998, Omega adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which requires disclosures about segments of an enterprise and related information to provide information about the different types of business activities in which an enterprise engages and the different economic environments in which it operates to help users of financial statements better understand the enterprise's performance, better assess its prospects for future net cash flows and make more informed judgments about the enterprise as a whole. Omega is a bank holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market by means of a branching network. Each of Omega's entities are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. Therefore, consolidated financial statements, as presented, reflect the operating results of the financial services segment of our business.

Accounting pronouncements not yet adopted

During June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance. The Statement cannot be applied retroactively.

Management has evaluated the probable impact of adopting SFAS No. 133 on the financial statements and believes it to be immaterial to the results of operations.

2.  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of estimated fair values of Omega's financial instruments. The following describes the estimated fair value of the Corporation's financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.

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

Commercial, financial and agricultural loans - These loans are made on either a floating or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are equivalent to the national prime rate with a spread of approximately 25 to 100 basis points at December 31, 1998 and a spread of 50 to 125 basis points at December 31, 1997. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the above commercial loans.

Real estate mortgage loans - This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows at the current market rate for these loans. No prepayment or acceleration of the cash flows is assumed. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term with a spread of approximately 150 to 270 basis points at December 31, 1998 and a spread of 150 to 250 basis points at December 31, 1997. The current market rate for the fixed rate mortgages ranged from 6.90% to 7.35% at December 31, 1998 and from 7.25% to 7.75% at December 31, 1997.


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

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

Personal loans and lease financing - This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48 month automobile loan plus 50 basis points. This rate was 8.97% and 9.20% on December 31, 1998 and 1997, respectively. Personal lines of credit are on a floating basis and approximate current market rates.

Demand and savings accounts - The fair value of these deposits is the amount payable on demand.

Time deposits - The estimated fair value is determined by discounting the contractual cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term minus a spread of 0 to 40 basis points at December 31, 1998 and 35 to 60 basis points at December 31, 1997.

All other interest bearing liabilities' carrying values approximate fair value. Short-term and long-term borrowings are on a floating basis and approximate current market rates. Other interest bearing liabilities reprice semi-annually at current market rates.

At December 31, 1998, Omega had existing interest rate contracts with a total notional balance of $30,000,000. These agreements had a positive fair value of $48,000 based on dealer quotes on that date. At December 31, 1997, existing interest rate swap agreements had a total notional balance of $40,000,000 and a negative fair value of $54,000 (see Note 13).

Commitments to extend credit and standby letters of credit - The fair value of loan commitments and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present credit worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rate. As of December 31, 1998 and 1997, the commitment amount approximates fair value for these financial instruments.

                                                                                            (in thousands)
                                                                       December 31, 1998                    December 31, 1997
                                                                 ------------------------------       ------------------------------
                                                                    Book               Fair              Book               Fair
                                                                    Value              Value             Value              Value
                                                                 -----------        -----------       -----------        -----------
Cash and due from banks ..................................       $    40,066        $    40,066       $    31,938        $    31,938
Interest bearing deposits ................................             1,455              1,455               600                600
Federal funds sold .......................................            18,350             18,350            22,650             22,650
Investment securities held to maturity ...................           116,829            117,954           116,802            117,344
Investment securities available for sale .................           144,551            144,551           133,015            133,015
Loans (net of unearned interest):
  Commercial, financial and agricultural .................            97,901             96,037           126,740            125,970
  Real estate - commercial ...............................           198,987            198,496           141,485            140,725
  Real estate - construction .............................            15,890             15,993            21,167             21,182
  Real estate - mortgage .................................           227,846            229,437           212,780            214,226
  Home equity ............................................            83,800             84,172            63,905             64,154
  Personal ...............................................            94,987             96,102           121,447            121,991
  Lease financing ........................................             3,556              3,577             4,369              4,364
  Allowance for loan losses ..............................           (11,772)                --           (11,793)                --
                                                                 -----------        -----------       -----------        -----------
Total loans ..............................................           711,195            723,814           680,100            692,612
Interest receivable ......................................             7,512              7,512             7,855              7,855
                                                                 -----------        -----------       -----------        -----------
Total financial assets ...................................       $ 1,039,958        $ 1,053,702       $   992,960        $ 1,006,014
                                                                 ===========        ===========       ===========        ===========

Demand deposits ..........................................       $   320,462        $   320,462       $   277,042        $   277,042
Savings deposits .........................................           155,710            155,710           154,640            154,640
Time deposits ............................................           394,488            398,766           409,093            411,583
Short-term borrowings ....................................            17,638             17,638            13,260             13,260
Long-term debt ...........................................             5,000              4,998             5,000              4,997
Other interest bearing liabilities .......................             4,422              4,422             4,620              4,620
Interest payable .........................................             1,858              1,858             2,213              2,213
                                                                 -----------        -----------       -----------        -----------
Total financial liabilities ..............................       $   899,578        $   903,854       $   865,868        $   868,355
                                                                 ===========        ===========       ===========        ===========


3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

Omega's banking subsidiaries are required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $10,109,000 and $2,158,000 as of December 31, 1998 and 1997, respectively.


--------------------------------------------------------------------------------
38

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4.  INVESTMENT SECURITIES (IN THOUSANDS)

                                                                                           December 31, 1998
                                                                  -----------------------------------------------------------------
Securities classified as Held to Maturity                                                                     Gross         Gross
                                                                 Amortized        Market        Weighted   Unrealized     Unrealized
Type and maturity                                                   Cost          Value        Avg. Yield     Gains         Losses
-----------------------------------------------------------      ---------       --------      ----------  ----------     ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------------------
  Within one year .........................................       $  6,018       $  6,068          6.35%    $     50       $     --
  After one year but within five years ....................         20,473         20,697          6.08          234            (10)
  After five years but within ten years ...................             --             --           --            --             --
  After ten years .........................................             --             --           --            --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
  Within one year .........................................            927            937          6.24           10             --
  After one year but within five years ....................          2,174          2,228          6.25           54             --
  After five years but within ten years ...................          1,883          1,997          6.69          114             --
  After ten years .........................................             --             --           --            --             --

Corporate and other securities
-----------------------------------------------------------
  Within one year .........................................          7,667          7,692          5.99           26             (1)
  After one year but within five years ....................         41,484         41,959          6.13          483             (8)
  After five years but within ten years ...................          1,801          1,807          6.15           16            (10)
  After ten years .........................................          2,099          2,102          6.24            3             --

Mortgage-backed securities
-----------------------------------------------------------
  Within one year .........................................          2,537          2,543          6.16            8             (2)
  After one year but within five years ....................          8,599          8,652          6.29           53             --
  After five years but within ten years ...................          5,874          5,904          5.96           33             (3)
  After ten years .........................................         10,544         10,619          5.81           81             (6)

Investment in low income housing projects .................            541            541           N/M           --             --

Common stock ..............................................          4,208          4,208           N/M           --             --
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $116,829       $117,954          6.11%    $  1,165       $    (40)
                                                                  ========       ========          ====     ========       ========

                                                                                           December 31, 1998
                                                                  -----------------------------------------------------------------
Securities classified as Available for Sale                                                                   Gross         Gross
                                                                 Amortized         Market       Weighted   Unrealized     Unrealized
Type and maturity                                                   Cost           Value       Avg. Yield     Gains         Losses
-----------------------------------------------------------      ---------       --------      ----------  ----------     ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------------------
  Within one year .........................................       $ 29,039       $ 29,173          5.98%    $    134       $     --
  After one year but within five years ....................         29,168         29,312          5.37          160            (16)
  After five years but within ten years ...................             --             --            --           --             --
  After ten years .........................................             --             --            --           --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
  Within one year .........................................          3,870          3,894          6.55           26             (2)
  After one year but within five years ....................         61,427         62,500          6.26        1,116            (43)
  After five years but within ten years ...................          6,310          6,387          5.94           77             --
  After ten years .........................................          1,724          1,732          6.74           14             (6)

Common stock ..............................................          5,773         11,553           N/M        5,812            (32)
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $137,311       $144,551          6.00%    $  7,339       $    (99)
                                                                  ========       ========          ====     ========       ========


--------------------------------------------------------------------------------
                                                                              39

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                                                                           December 31, 1997
                                                                  -----------------------------------------------------------------
Securities classified as Held to Maturity                                                                     Gross         Gross
                                                                 Amortized        Market        Weighted   Unrealized     Unrealized
Type and maturity                                                   Cost          Value        Avg. Yield     Gains         Losses
-----------------------------------------------------------      ---------       --------      ----------  ----------     ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------------------
  Within one year .........................................       $  2,993       $  3,003          6.02%    $     13       $     (3)
  After one year but within five years ....................         18,014         18,186          6.29          172             --
  After five years but within ten years ...................          3,000          3,011          6.51           11             --
  After ten years .........................................             --             --            --           --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
  Within one year .........................................          1,281          1,284          6.07            3             --
  After one year but within five years ....................          2,626          2,646          6.26           20             --
  After five years but within ten years ...................          1,892          1,940          6.69           48             --
  After ten years .........................................             --             --            --           --             --

Corporate and other securities
-----------------------------------------------------------
  Within one year .........................................          5,883          5,873          6.04            5            (15)
  After one year but within five years ....................         21,590         21,736          6.32          151             (5)
  After five years but within ten years ...................          9,472          9,514          6.22           44             (2)
  After ten years .........................................            160            162          6.71            2             --

Mortgage-backed securities
-----------------------------------------------------------
  Within one year .........................................          2,600          2,590          5.52            1            (11)
  After one year but within five years ....................         13,645         13,641          6.34           31            (35)
  After five years but within ten years ...................         11,625         11,679          6.26           61             (7)
  After ten years .........................................         17,400         17,458          5.83          113            (55)

Investment in low income housing projects .................            489            489           N/M           --             --

Common stock ..............................................          4,132          4,132           N/M           --             --
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $116,802       $117,344          6.19%    $    675       $   (133)
                                                                  ========       ========          ====     ========       ========

                                                                                           December 31, 1997
                                                                  -----------------------------------------------------------------
Securities classified as Available for Sale                                                                   Gross         Gross
                                                                 Amortized        Market        Weighted   Unrealized     Unrealized
Type and maturity                                                   Cost          Value        Avg. Yield     Gains         Losses
-----------------------------------------------------------      ---------       --------      ----------  ----------     ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------------------
  Within one year .........................................       $ 54,597       $ 54,612          5.66%    $     63       $    (48)
  After one year but within five years ....................         24,546         24,629          6.08          113            (30)
  After five years but within ten years ...................             --             --            --           --             --
  After ten years .........................................             --             --            --           --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
  Within one year .........................................          6,360          6,369          6.05           13             (4)
  After one year but within five years ....................         26,473         26,857          6.72          388             (4)
  After five years but within ten years ...................          6,903          6,999          6.72           96             --
  After ten years .........................................          1,045          1,057          7.26           18             (6)

Common stock ..............................................          5,414         12,492           N/M        7,078             --
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $125,338       $133,015          6.08%    $  7,769       $    (92)
                                                                  ========       ========          ====     ========       ========


--------------------------------------------------------------------------------
40

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                                                                           December 31, 1996
                                                                  -----------------------------------------------------------------
Securities classified as Held to Maturity                                                                     Gross         Gross
                                                                 Amortized        Market        Weighted   Unrealized     Unrealized
Type and maturity                                                   Cost          Value        Avg. Yield     Gains         Losses
-----------------------------------------------------------      ---------       --------      ----------  ----------     ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------------------
  Within one year .........................................       $     75       $     75          6.50%    $     --       $     --
  After one year but within five years ....................          6,972          6,974          6.12           24            (22)
  After five years but within ten years ...................             --             --            --           --             --
  After ten years .........................................             --             --            --           --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
  Within one year .........................................          1,369          1,375          7.14            6             --
  After one year but within five years ....................          3,002          3,001          6.06            6             (7)
  After five years but within ten years ...................            524            517          6.10           --             (7)
  After ten years .........................................          1,920          1,914          6.80           --             (6)

Corporate and other securities
-----------------------------------------------------------
  Within one year .........................................          3,808          3,800          5.39            3            (11)
  After one year but within five years ....................         16,330         16,289          6.04           57            (98)
  After five years but within ten years ...................          7,582          7,616          6.13           35             (1)
  After ten years .........................................            160            160          7.84            1             (1)

Mortgage-backed securities
-----------------------------------------------------------
  Within one year .........................................            338            339          6.76            1             --
  After one year but within five years ....................         24,063         24,008          6.17           61           (116)
  After five years but within ten years ...................         17,381         17,491          6.26          124            (14)
  After ten years .........................................         26,139         26,083          5.73          111           (167)

Investment in low income housing projects .................            438            438           N/M           --             --

Common stock ..............................................          4,091          4,091           N/M           --             --
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $114,192       $114,171          6.05%    $    429       $   (450)
                                                                  ========       ========          ====     ========       ========

                                                                                           December 31, 1996
                                                                  -----------------------------------------------------------------
Securities classified as Available for Sale                                                                   Gross         Gross
                                                                 Amortized        Market        Weighted   Unrealized     Unrealized
Type and maturity                                                   Cost          Value        Avg. Yield     Gains         Losses
-----------------------------------------------------------      ---------       --------      ----------  ----------     ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
-----------------------------------------------------------
  Within one year .........................................       $ 26,774       $ 26,758          5.47%    $     20       $    (36)
  After one year but within five years ....................         59,589         59,434          5.75          122           (277)
  After five years but within ten years ...................             --             --            --           --             --
  After ten years .........................................             --             --            --           --             --

Obligations of state and political subdivisions
-----------------------------------------------------------
  Within one year .........................................         10,189         10,088          7.57           38           (139)
  After one year but within five years ....................         18,607         18,684          6.89          126            (49)
  After five years but within ten years ...................          1,708          1,716          7.48            8             --
  After ten years .........................................          1,739          1,741          6.79           20            (18)

Common stock ..............................................          5,049          9,233           N/M        4,231            (47)
                                                                  --------       --------          ----     --------       --------
Total .....................................................       $123,655       $127,654          6.06%    $  4,565       $   (566)
                                                                  ========       ========          ====     ========       ========

N/M = Not meaningful


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Investment yields were computed on a tax equivalent basis (using a 35% tax rate) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $89,598,000, $85,628,000 and $80,405,000 at December 31, 1998, 1997 and 1996, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                     Years Ended December 31,
                                                  ------------------------------
                                                     1998       1997       1996
                                                  --------   --------   --------
    Gross proceeds from securities transactions $107,648 $ 83,636 $ 73,420 Securities available for sale:
      Realized gains ..........................      2,913      1,422        842
      Realized losses .........................         --        206         54
    Securities held to maturity:
      Realized gains ..........................         --          2          1
      Realized losses .........................         --         --         --

5.   LOANS

Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                                          December 31,
                                                            ------------------------------------------------------------------------
                                                              1998            1997            1996            1995            1994
                                                            --------        --------        --------        --------        --------
Commercial, financial and agricultural .............        $ 97,901        $126,740        $131,147        $136,537        $138,267
Real estate - commercial ...........................         198,987         141,485         136,250         127,462         103,892
Real estate - construction .........................          15,890          21,167          19,680          18,346          12,252
Real estate - mortgage .............................         227,846         212,780         206,653         209,453         205,524
Home equity ........................................          83,800          63,905          45,182          39,827          35,974
Personal ...........................................          95,060         121,813         154,587         170,529         148,731
Lease financing ....................................           4,001           4,971           4,824           4,486           4,071
                                                            --------        --------        --------        --------        --------
     Total .........................................        $723,485        $692,861        $698,323        $706,640        $648,711
                                                            ========        ========        ========        ========        ========


Non-accrual loans at December 31, 1998 and 1997 were $5,627,000 and $4,762,000, respectively, representing .78% and .69% of loans. Interest income not recorded on non-accrual loans in 1998, 1997 and 1996 was $542,000, $401,000 and $201,000,
respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $652,000 in 1998, of which $110,000 was included in interest income for the year ended December 31, 1998.


--------------------------------------------------------------------------------
42

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6.   ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                                      Years Ended December 31,
                                                                -------------------------------------------------------------------
                                                                  1998           1997           1996           1995           1994
                                                                -------        -------        -------        -------        -------
Balance of allowance - beginning of period ..............       $11,793        $11,820        $11,668        $11,057        $11,168
Loans charged off:
  Commercial, financial and agricultural ................           463             70            428            149            480
  Real estate -
    Commercial ..........................................           283            348             77             --              5
    Mortgage ............................................            --             --             --            119            130
  Personal ..............................................           682            984            671            585            485
                                                                -------        -------        -------        -------        -------
      Total charge-offs .................................         1,428          1,402          1,176            853          1,100

Recoveries of loans previously charged off:
  Commercial, financial and agricultural ................           146            225            181            101            160
  Real estate -
    Commercial ..........................................            96              6             38             --             17
    Mortgage ............................................            --             --             --             87             45
  Personal ..............................................           105            114            130            147            144
                                                                -------        -------        -------        -------        -------
      Total recoveries ..................................           347            345            349            335            366
                                                                -------        -------        -------        -------        -------

Net charge-offs .........................................         1,081          1,057            827            518            734
Provision for loan losses ...............................         1,060          1,030            979            713            623
Allowance acquired through bank purchase ................            --             --             --            416             --
                                                                -------        -------        -------        -------        -------
Balance of allowance - end of period ....................       $11,772        $11,793        $11,820        $11,668        $11,057
                                                                =======        =======        =======        =======        =======
Ratio of net charge-offs during period to
average loans outstanding ...............................          0.15%          0.15%          0.12%          0.08%          0.12%
                                                                =======        =======        =======        =======        =======


As of December 31, 1998, 1997 and 1996, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $3,907,000, $3,471,000 and $931,000, respectively. The total allowance for loan losses related to those impaired loans is $890,000, $585,000 and $222,000, at December 31, 1998, 1997 and 1996, respectively. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.


7.   PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

                                                                                   December 31,
                                                            Estimated     ----------------------------
                                                           Useful Life       1998              1997
                                                           ----------     ----------        ----------
        Land .........................................         --         $    2,371        $    2,371
        Premises and leasehold improvements ..........     5-40 years         20,052            19,809
        Furniture, computer software
          and equipment ..............................     3-20 years         18,414            17,489
        Construction in progress .....................         --                194               221
                                                                          ----------        ----------
                                                                              41,031            39,890
        Less accumulated depreciation ................                       (24,215)          (22,301)
                                                                          ----------        ----------
                                                                          $   16,816        $   17,589
                                                                          ==========        ==========

Depreciation expense on premises and equipment charged to operations was $1,950,000 in 1998, $1,831,000 in 1997 and $1,762,000 in 1996.


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

8.  BORROWINGS

Borrowings consist of the following (in thousands):

                                                                  December 31,
                                                               -----------------
Short-Term Borrowings:                                           1998      1997
                                                               -------   -------
Retail repurchase agreements ...............................   $17,638   $13,260
Note payable to Federal Home Loan Bank, with variable rates
   payable at Libor plus 2 basis points ....................        --     5,000
                                                               -------   -------
                                                               $17,638   $18,260
                                                               =======   =======
Long-Term Debt:
Note payable to Federal Home Loan Bank, with variable rates
   payable at Libor plus 5 basis points ....................   $ 5,000   $    --

Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt and are collateralized by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

The short-term note payable, as of December 31, 1997, in the amount of $5,000,000 with the Federal Home Loan Bank matured in 1998, and was renewed as a three-year long-term note payable. The $5,000,000 Federal Home Loan Bank long-term note payable at December 31, 1998 will mature in 2001, with the full principal balance payable upon maturity. Omega must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total of $18,000,000 in 1998 and $20,000,000 in 1997, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 1998 or December 31, 1997 under these credit facilities.

Omega also has credit with the Federal Home Loan Bank of Pittsburgh with a total borrowing capacity of $62,572,000 (including overnight borrowing) as of December 31, 1998. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $282,733,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

9.  CALCULATION OF EARNINGS PER SHARE

The following table shows the calculation of earnings per share for the years ended December 31, 1998, 1997 and 1996. Prior year data has been restated to reflect the 3 for 2 stock split in the form of a dividend in 1997 as well as the adoption of SFAS No. 128, "Earnings per Share".

                                                                        Years Ended December 31,
                                                    1998                            1997                            1996
                                       ------------------------------ ------------------------------- ------------------------------
                                                   Shares   Per-Share              Shares   Per-Share              Shares  Per-Share
                                         Income    Denom-              Income      Denom-              Income      Denom-
                                       Numerator   inator    Amount   Numerator    inator    Amount   Numerator    inator    Amount
                                       ------------------------------ ------------------------------- ------------------------------
Net income ...........................  $17,092                        $16,968                         $16,227
Less: Preferred stock dividends ......     (396)                          (396)                           (396)
                                        -------                        -------                         -------
Basic EPS
Income available to common
    shareholders .....................   16,696     8,949    $ 1.87     16,572      8,950    $ 1.85     15,831      9,057    $ 1.75
                                                             ======                          ======                          ======
Effect of Dilutive Securities
Impact of:
     Assumed conversion of preferred
         to common stock .............                346                             346                             346
     Assumed excercises of outstanding
         options .....................                180                             180                             105
     Preferred stock dividends
        available to common
        shareholders .................      396                            396                            396
     Elimination of tax benefit of
        allocated preferred dividends       (51)                           (45)                           (38)
     Additional expense required to
        fund ESOP debt ...............      (77)                          (111)                          (131)
                                        -------     -----              -------      -----              -------      -----
Diluted EPS
Income available to common
     shareholders plus assumed
     conversions .....................  $16,964     9,475    $ 1.79    $16,812      9,476    $ 1.77    $16,058      9,508    $ 1.69
                                        =======     =====    ======    =======      =====    ======    =======      =====    ======


--------------------------------------------------------------------------------
44

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

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998 (in thousands):

            Years ending December 31,
                  1999..................................   $    221
                  2000..................................        166
                  2001..................................        153
                  2002..................................        138
                  2003..................................        134
                  Later years...........................        842
                                                           --------
                  Total minimum payments required.......   $  1,654
                                                           ========

Rental expense charged to operations, net of sublease income, was $106,000, $73,000 and $88,000 in 1998, 1997 and 1996, respectively, which includes short-term cancellable leases.


11.  INCOME TAXES

The components of income tax expense for the three years ended December 31, 1998 were (in thousands):

                                            1998           1997           1996
                                          -------        -------        -------
Current tax expense ...............       $ 7,948        $ 7,625        $ 7,451
Deferred tax benefit ..............          (326)          (128)          (324)
                                          -------        -------        -------
Total tax expense .................       $ 7,622        $ 7,497        $ 7,127
                                          =======        =======        =======

Income tax expense related to realized securities gains was $1,020,000 in 1998, $426,000 in 1997 and $276,000 in 1996.

The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                   Years Ended December 31,
                                               ------------------------------
                                               1998         1997         1996
                                               ----         ----         ----
Federal tax at statutory rate ...........      35.0%        35.0%        35.0%
Tax exempt income .......................      (4.8)        (3.8)        (3.7)
Low income housing credits ..............      (0.4)        (0.4)        (0.4)
Goodwill amortization ...................       0.7           --           --
Other, net ..............................       0.3         (0.2)        (0.4)
                                               ----         ----         ----
Effective rate ..........................      30.8%        30.6%        30.5%
                                               ====         ====         ====


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 1998 and 1997. The components giving rise to the net deferred tax asset are detailed below (in thousands):


                                                              December 31,
                                                           1998           1997
                                                         -------        -------
Deferred Tax Assets
  Loan loss reserve ..............................       $ 4,120        $ 4,121
  Deferred compensation ..........................           659            622
  Employee benefits ..............................           429            414
  Interest on non-accrual loans ..................           215            109
  Other ..........................................             3              3
                                                         -------        -------
    Total ........................................         5,426          5,269

Deferred Tax Liabilities
  Depreciation ...................................          (309)          (349)
  Unrealized net gains on securities .............        (2,746)        (2,679)
  Intangibles ....................................            --           (543)
  Auto leases (net) ..............................          (575)          (520)
  Other ..........................................          (490)          (299)
                                                         -------        -------
    Total ........................................        (4,120)        (4,390)

Net deferred tax asset                                   -------        -------
  included in other assets .......................       $ 1,306        $   879
                                                         =======        =======

Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.


12.  EMPLOYEE BENEFIT PLANS

Omega Stock Compensation Plans

Omega has four stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan") and the Non-Employee Director Stock Option Plan. The 1996 Plan replaced the 1986 Plan pursuant to which no options were issuable after 1996. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the fair value method under SFAS No. 123, Omega's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                           1998          1997         1996
                                                        --------      --------      --------
    Net income ....................  As reported .....  $ 17,092      $ 16,968      $ 16,227
                                     Pro forma            16,350        16,336        15,732

    Basic earnings per share ......  As reported .....  $   1.87      $   1.85      $   1.75
                                     Pro forma              1.79          1.78          1.70

    Diluted earnings per share ....  As reported .....  $   1.79      $   1.77      $   1.69
                                     Pro forma              1.71          1.70          1.64

The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


--------------------------------------------------------------------------------
46

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

The above computations were derived using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in 1998, 1997 and 1996:

Options Granted in 1998                Employee                    Employee                 Director
                                  Stock Purchase Plan      Stock Option Plan (1996)     Stock Option Plan
                                  -------------------      ------------------------     -----------------
Expected life of options                1 year                   6 years                    6 years
Risk-free interest rate                  4.52%                     4.62%                      4.62%
Expected volatility                     27.41                      17.54                     17.54
Expected dividend yield                  2.59                       2.59                      2.59

Options Granted in 1997                Employee                    Employee                 Director
                                  Stock Purchase Plan      Stock Option Plan (1986)     Stock Option Plan
                                  -------------------      ------------------------     -----------------
Expected life of options              .95 years                 5.77 years                 5.77 years
Risk-free interest rate                  5.53%                     5.75%                      5.75%
Expected volatility                     11.06                      19.46                     19.46
Expected dividend yield                  2.73                       2.73                      2.73

Options Granted in 1996                Employee                    Employee                 Director
                                  Stock Purchase Plan      Stock Option Plan (1986)     Stock Option Plan
                                  -------------------      ------------------------     -----------------
Expected life of options              1.75 years                5.77 years                 5.77 years
Risk-free interest rate                  5.87%                     6.25%                      6.25%
Expected volatility                     12.57                      20.98                     20.98
Expected dividend yield                  2.80                       2.80                      2.80

The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. All shares granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2003. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. ESPP options outstanding at December 31, 1998 have current exercise prices between $21.00 and $30.15, with a weighted average exercise price of $27.06 and a weighted average remaining contractual life of 4.28 years. All of these options are exercisable.

The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2008. The aggregate number of shares which may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 1998 have exercise prices between $10.00 and $33.50, with a weighted average exercise price of $20.63 and a weighted average remaining contractual life of 6.41 years. 305,404 of these options are exercisable; their weighted average exercise price is $17.52.

The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2008. The aggregate number of shares which may be issued upon the exercise of options under this plan is 30,000. DSOP options outstanding at December 31, 1998 have exercise prices between $16.33 and $38.13, with a weighted average exercise price of $25.87 and a weighted average remaining contractual life of 7.57 years. 8,400 of these options are exercisable; their weighted average exercise price is $20.77.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

     A summary of the status of Omega's three stock-based compensation plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                                               1998                        1997                       1996
                                                    -------------------------   -------------------------  -------------------------
Employee Stock Purchase Plan                                 Weighted-Average            Weighted-Average           Weighted-Average
                                                    Shares    Exercise Price    Shares    Exercise Price   Shares    Exercise Price
                                                    ------   ----------------   ------   ----------------  ------   ----------------
Outstanding at beginning of year ...............     169,175     $  25.28       187,123     $  19.17        180,359       $  16.83
Granted ........................................      86,929        27.23        86,603        30.15         84,531          21.00
Exercised ......................................     (68,637)       22.91      (103,414)       18.33        (69,996)         15.49
Forfeited ......................................      (3,287)       25.10        (1,137)       22.37         (7,771)         19.09
                                                    --------                   --------                    --------
Outstanding at end of year .....................     184,180        27.01       169,175        25.28        187,123          19.17
                                                    ========                   ========                    ========

Options exercisable at year-end ................     184,180                    169,175                     187,123
Weighted-average fair value of
     options granted during the year ...........    $   7.48                   $   4.18                    $   3.54

                                                               1998                        1997                       1996
                                                    -------------------------   -------------------------  -------------------------
Employee Stock Option Plan                                   Weighted-Average            Weighted-Average           Weighted-Average
                                                    Shares    Exercise Price    Shares    Exercise Price   Shares    Exercise Price
                                                    ------   ----------------   ------   ----------------  ------   ----------------
Outstanding at beginning of year ...............     321,897     $  17.33      283,090      $  15.45        268,302       $  13.15
Granted ........................................      73,952        33.50       67,902         23.33         70,800          21.00
Exercised ......................................     (16,493)       13.87      (29,095)        13.03        (56,012)         11.43
Forfeited ......................................          --           --           --            --             --             --
                                                    --------                   --------                    --------
Outstanding at end of year .....................     379,356        20.63      321,897         17.33        283,090          15.45
                                                    ========                   ========                    ========

Options exercisable at year-end ................     305,404                   253,995                      212,297
Weighted-average fair value of
     options granted during the year ...........    $   6.35                   $  5.13                     $   5.03

                                                               1998                        1997                       1996
                                                    -------------------------   -------------------------  -------------------------
Director Stock Option Plan                                   Weighted-Average            Weighted-Average           Weighted-Average
                                                    Shares    Exercise Price    Shares    Exercise Price   Shares    Exercise Price
                                                    ------   ----------------   ------   ----------------  ------   ----------------
Outstanding at beginning of year ...............      10,800     $  20.78        10,800     $  18.28          7,800       $  16.73
Granted ........................................       3,500        38.13         2,700        28.28          3,600          21.33
Exercised ......................................      (2,400)       20.77        (2,700)       18.28           (300)         16.33
Forfeited ......................................          --        --               --        --              (300)         17.17
                                                    --------                   --------                    --------
Outstanding at end of year .....................      11,900        25.87        10,800        20.78         10,800          18.28
                                                    ========                   ========                    ========

Options exercisable at year-end ................       8,400                      8,100                       7,200
Weighted-average fair value of
     options granted during the year ...........    $   7.15                    $  5.61                    $   5.15

Omega Employee Stock Ownership Plan

Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 1998, 1997 and 1996, expenses incurred under this plan were $1,521,000, $1,623,000 and $2,173,000, respectively. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 1998, 24,392 shares of Omega common stock were acquired at a cost of $770,000, and 17,700 shares were contributed directly to the ESOP from Omega treasury (cost basis of $614,000), and $117,000 was applied to debt service. In 1997, 32,049 shares of Omega common stock were acquired at a cost of $944,000,and 17,192 shares were contributed directly to the ESOP from Omega treasury (cost basis of $596,000), and $125,000 was applied to debt service. At December 31, 1998 the ESOP holds 467,783 shares of Omega common stock and 219,781 shares of preferred stock. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

On July 1, 1990, the ESOP entered into a $5,000,000 leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. On October 1, 1998, this loan was refinanced at a fixed rate of 7.00% through October 1, 2005. After October 1, 2005, to and including the date this loan is


--------------------------------------------------------------------------------
48

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

paid in full (maturity date is July 1, 2010), the principal balance shall bear interest annually at the five-year Treasury rate at October 1, 2005 plus 250 basis points. The loan is collateralized by a mortgage on the Corporation's administration center and guarantee.

In order to meet the future annual debt service of $489,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 1998, the debt service required $512,000, of which $315,000 represented interest expense incurred by the ESOP. In 1997, the debt service required $520,000, of which $342,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 1998 was $3,837,000. Scheduled principal repayments on the ESOP debt are as follows:

                           1999 .....................    $    226,000
                           2000 .....................         242,000
                           2001 .....................         259,000
                           2002 .....................         278,000
                           2003 .....................         298,000
                           Later years ..............       2,534,000

Defined Contribution Plan

Omega maintains a defined contribution plan for eligible employees as defined. Contributions to the plan totaled $136,000, $142,000 and $146,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Executive Supplemental Income Plan

The Executive Supplemental Income benefit plan ("ESI") provides executive life insurance and supplemental retirement benefits for certain officers of Omega Bank. The present value of the supplemental retirement benefits to be paid under the ESI program is being accrued over the estimated remaining service period of the officers designated to receive these benefits. At December 31, 1998, five current or former officers were designated to be paid these supplemental retirement benefits. The liability for these future ESI obligations was $1,299,000 and $1,190,000 at December 31, 1998 and 1997, respectively. For the years ended December 31, 1998, 1997 and 1996, $131,000, $133,000 and $133,000,
respectively, were charged to operations in connection with this program.

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

The Corporation had outstanding loan origination commitments aggregating $38,886,000 and $24,686,000 at December 31, 1998 and 1997, respectively. In addition, the Corporation had $89,765,000 and $93,895,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 1998 and 1997, respectively.

There were no financial guarantees or options outstanding at December 31, 1998. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Standby letters of credit are instruments issued by the Corporation which guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1998 and 1997, standby letters of credit issued and outstanding amounted to $18,289,000 and $14,827,000, respectively.

Omega has entered into interest rate contracts to help manage its interest rate risk associated with its commercial loans whose rates float with the prime rate. These contracts include interest rate swaps and floors.

Under interest rate swaps, Omega agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At December 31, 1998 and 1997, the Corporation had the following interest rate swap agreements in place:

                                                        Notional Amount
                                                         (in thousands)
                                                 ----------------------------
               Maturity        Fixed Rate           1998                1997
               --------        ----------        --------            --------
               2/26/99            8.14%          $ 10,000            $ 10,000
               3/1/99             8.47             10,000              10,000
               3/4/99             8.47             10,000              10,000

On these agreements the Corporation pays the prime rate and receives the fixed rate.

Under interest rate floors, Omega pays a premium to a third party for interest rate protection on an agreed notional principal amount, to offset the effect of interest rates falling below the floor level during a specified period of time. At December 31, 1998, Omega had no interest rate floor agreements. On December 31, 1997, the Corporation had the following interest rate floor agreement in place:

                                                       (in thousands)
                                              ------------------------------
     Maturity     Floor Rate     Based on     Notional Amount   Premium Paid
     --------     ----------     --------     ---------------   ------------
     6/11/98         8.25%        Prime          $ 10,000           $  27

Under this agreement, if the prime rate fell below the floor rate of 8.25%, Omega would still have earned 8.25% on the notional balance of $10,000,000.

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

As of December 31, 1998, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton, Montour and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central Pennsylvania.


14.  COMMITMENTS AND CONTINGENT LIABILITIES

In 1998, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if it is canceled prior to the end of the commitment period by the Corporation.

The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business, and in management's opinion, the financial position and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings.


--------------------------------------------------------------------------------
50

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


16.  COMPREHENSIVE INCOME

Components of other comprehensive income (loss) consist of the following:

                                                                                          Year ended December 31, 1998
                                                                                  -----------------------------------------------
                                                                                   Before          Tax (Expense)
                                                                                    Tax                 or               Net-of-Tax
                                                                                   Amount             Benefit              Amount
                                                                                  -------             -------             -------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period .....................          $ 3,122             $(1,093)            $ 2,029
Less reclassification adjustment for
    gains included in net income .......................................           (3,560)              1,246              (2,314)
                                                                                  -------             -------             -------
Other comprehensive income (loss) ......................................          $  (438)            $   153             $  (285)
                                                                                  =======             =======             =======

                                                                                          Year ended December 31, 1997
                                                                                  -----------------------------------------------
                                                                                   Before          Tax (Expense)
                                                                                    Tax                 or               Net-of-Tax
                                                                                   Amount             Benefit              Amount
                                                                                  -------             -------             -------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period .....................          $ 4,894             $(1,713)            $ 3,181
Less reclassification adjustment for
    gains included in net income .......................................           (1,216)                426                (790)
                                                                                  -------             -------             -------
Other comprehensive income (loss) ......................................          $ 3,678             $(1,287)            $ 2,391
                                                                                  =======             =======             =======

                                                                                          Year ended December 31, 1996
                                                                                  -----------------------------------------------
                                                                                   Before          Tax (Expense)
                                                                                    Tax                 or               Net-of-Tax
                                                                                   Amount             Benefit              Amount
                                                                                  -------             -------             -------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period .....................          $ 1,400             $  (490)            $   910
Less reclassification adjustment for
    gains included in net income .......................................             (788)                276                (512)
                                                                                  -------             -------             -------
Other comprehensive income (loss) ......................................          $   612             $  (214)            $   398
                                                                                  =======             =======             =======

17.  RELATED-PARTY TRANSACTIONS

Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $13,873,000, $13,020,000 and $13,949,000 at
December 31, 1998, 1997 and 1996, respectively. During 1998, $4,502,000 of new loans were made and repayments totaled $3,444,000. None of these loans were past due, in non-accrual status or restructured at December 31, 1998.


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

18.  OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Financial information (in thousands):

                            CONDENSED BALANCE SHEETS
                                  (Unaudited)

                                                               December 31,
                                                         -----------------------
                                                           1998           1997
                                                         --------       --------

ASSETS:
  Cash ...........................................       $  7,042       $  4,660
  Investment in bank subsidiaries ................        132,434        125,062
  Investment in non-bank subsidiaries ............         13,460         10,664
  Premises and equipment, net ....................          7,053          7,283
  Other assets ...................................          1,225          1,400
                                                         --------       --------
TOTAL ASSETS .....................................       $161,214       $149,069
                                                         ========       ========

LIABILITIES:
  Dividends payable ..............................       $  1,976       $  1,596
  Accounts payable and other liabilities .........          1,421          1,007
  ESOP debt ......................................          3,837          4,034
                                                         --------       --------
TOTAL LIABILITIES ................................          7,234          6,637
SHAREHOLDERS' EQUITY .............................        153,980        142,432
                                                         --------       --------
TOTAL LIABILITIES
AND SHAREHOLDERS' EQUITY .........................       $161,214       $149,069
                                                         ========       ========

                         CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)

                                                    Years ended December 31,
                                               --------------------------------
                                                 1998        1997        1996
                                               --------    --------    --------
INCOME:
  Dividends from:
    Bank subsidiaries .....................    $  7,739    $ 14,864    $  6,292
    Non-bank subsidiaries .................          --          --          --
  Management fees
from subsidiaries .........................      10,038       9,250       8,372
                                               --------    --------    --------
TOTAL INCOME ..............................      17,777      24,114      14,664
EXPENSE:
  Interest expense ........................           6           4           3
  Other ...................................      10,038       9,250       8,372
                                               --------    --------    --------
TOTAL EXPENSE .............................      10,044       9,254       8,375
                                               --------    --------    --------
INCOME BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED NET
INCOME OF SUBSIDIARIES ....................       7,733      14,860       6,289
Income tax expense
(benefit) .................................          93          33         (12)
                                               --------    --------    --------
                                                   ,640      14,827       6,301
Equity in undistributed
net income of subsidiaries ................       9,452       2,141       9,926
                                               --------    --------    --------
NET INCOME ................................    $ 17,092    $ 16,968    $ 16,227
                                               ========    ========    ========


--------------------------------------------------------------------------------
52

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                   CONDENSED
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                              Years ended December 31,
                                                          --------------------------------
                                                            1998        1997        1996
                                                          --------    --------    --------
Cash flows from operating activities:
  Net income ..........................................   $ 17,092    $ 16,968    $ 16,227
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization .......................      1,040         926         741
  (Increase) decrease in tax receivable ...............         (9)        (80)        280
  Decrease (increase) in interest and other receivable         184         360        (671)
  Increase (decrease) in taxes payable ................        351        (246)        144
  Increase in accounts payable and accrued expenses ...        673         642         135
  Undistributed earnings of subsidiaries ..............    (10,453)     (2,291)     (9,926)
                                                          --------    --------    --------
    Total adjustments .................................     (8,214)       (689)     (9,297)
                                                          --------    --------    --------
Net cash provided by operating activities .............      8,878      16,279       6,930

Cash flows from investing activities:
  Capital expenditures ................................       (758)     (1,157)     (1,240)
                                                          --------    --------    --------
Net cash used in investing activities .................       (758)     (1,157)     (1,240)

Cash flows from financing activities:
  Dividends paid ......................................     (7,185)     (6,027)     (4,080)
  Net change in interest bearing liabilities ..........          5          38          34
  Change in unearned compensation .....................         --          --         800
  Tax benefit from preferred stock dividend
    and stock option activity .........................        332         414         213
  Issuance of common stock, net of retirement
    of common stock ...................................      1,815         616         791
  Issuance, acquisition and sale of treasury stock, net       (705)     (8,428)     (1,444)
                                                          --------    --------    --------
Net cash used in financing activities .................     (5,738)    (13,387)     (3,686)

                                                          --------    --------    --------
Net increase in cash and due from banks ...............   $  2,382    $  1,735    $  2,004
                                                          ========    ========    ========

Cash and due from banks at beginning of period ........   $  4,660    $  2,925    $    921
Cash and due from banks at end of period ..............      7,042       4,660       2,925
                                                          --------    --------    --------
Net increase in cash and due from banks ...............   $  2,382    $  1,735    $  2,004
                                                          ========    ========    ========


Income taxes paid .....................................   $  7,364    $  7,015    $  6,922


REGULATORY MATTERS

Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 1998, the total dividends which could be paid to Omega without permission from the Comptroller of the Currency was $31,123,000.

Under Federal Reserve restrictions, the banking subsidiaries are limited to the amount they may loan to their affiliates, including Omega. At December 31, 1998, Omega's banks had an aggregate lending limit to affiliates of $21,422,000 and no amount was outstanding with Omega.



--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

19.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 1998 and 1997 follow (in thousands, except per share data). All per share data has been restated to give effect to the three for two stock split on April 30, 1997, and to reflect the adoption of SFAS No. 128, "Earnings per Share".

                                                                      1998 Quarter ended
                                         ---------------------------------------------------------------------------
                                         March 31              June 30             September 30          December 31
                                         --------              -------             ------------          -----------
Total interest income ..............     $18,695               $18,957               $18,857               $18,759
Net interest income ................      11,511                11,760                11,633                11,714
Provision for loan losses ..........         242                   243                   332                   243
Income before income taxes .........       5,894                 6,154                 6,266                 6,400
Applicable income taxes ............       1,784                 1,903                 1,893                 2,042
Net income .........................       4,110                 4,251                 4,373                 4,358
Basic earnings per share ...........     $   .45               $   .46               $   .48               $   .48
Diluted earnings per share .........         .43                   .44                   .46                   .46

                                                                       1997 Quarter ended
                                         ---------------------------------------------------------------------------
                                         March 31              June 30             September 30          December 31
                                         --------              -------             ------------          -----------
Total interest income ..............     $18,748               $19,208               $19,495               $19,547
Net interest income ................      11,454                11,794                11,844                12,029
Provision for loan losses ..........         258                   257                   258                   257
Income before income taxes .........       5,670                 6,313                 1,808                 1,968
Net income .........................       3,901                 4,361                 4,168                 4,538
Basic earnings per share ...........     $   .42               $   .47               $   .46               $   .50
Diluted earnings per share .........         .40                   .45                   .44                   .48


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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and bank subsidiaries to each maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that Omega and its bank subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiaries must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institutions' category.


--------------------------------------------------------------------------------
54

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

The table below provides a comparison of Omega and its significant bank subsidiaries' risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated:

                                                                                        Minimum Requirement       Minimum Regulatory
                                                                                            For Capital           Requirements to be
                                                                      Actual             Adequacy Purposes        "Well Capitalized"
                                                               -------------------      -------------------      -------------------
                                                               Amount        Ratio      Amount        Ratio      Amount        Ratio
                                                               ------        -----      ------        -----      ------        -----
Omega Financial Corporation

 As of December 31, 1998:
     Total Capital (to Risk Weighted Assets) .............    $158,160        22.1%    $ 57,334        8.0%    $ 71,668        10.0%
     Tier I Capital (to Risk Weighted Assets) ............     149,162        20.8       28,667        4.0       43,001         6.0
     Tier I Capital (to Average Assets) ..................     149,162        14.5       41,067        4.0       51,334         5.0

 As of December 31, 1997:
     Total Capital (to Risk Weighted Assets) .............    $143,673        21.1%    $ 54,418        8.0%    $ 68,023        10.0%
     Tier I Capital (to Risk Weighted Assets) ............     135,127        19.9       27,209        4.0       40,814         6.0
     Tier I Capital (to Average Assets) ..................     135,127        13.3       40,584        4.0       50,730         5.0

 Omega Bank
 As of December 31, 1998:
     Total Capital (to Risk Weighted Assets) .............    $ 80,438        19.9%    $ 32,333        8.0%    $ 40,416        10.0%
     Tier I Capital (to Risk Weighted Assets) ............      75,385        18.7       16,166        4.0       24,250         6.0
     Tier I Capital (to Average Assets) ..................      75,385        13.2       22,798        4.0       28,498         5.0

 As of December 31, 1997:
     Total Capital (to Risk Weighted Assets) .............    $ 74,430        19.5%    $ 30,557        8.0%    $ 38,196        10.0%
     Tier I Capital (to Risk Weighted Assets) ............      69,648        18.2       15,278        4.0       22,918         6.0
     Tier I Capital (to Average Assets) ..................      69,648        12.3       22,621        4.0       28,276         5.0


 Hollidaysburg Trust Company
 As of December 31, 1998:
     Total Capital (to Risk Weighted Assets) .............    $ 34,168        18.9%    $ 14,478        8.0%    $ 18,098        10.0%
     Tier I Capital (to Risk Weighted Assets) ............      31,893        17.6        7,239        4.0       10,859         6.0
     Tier I Capital (to Average Assets) ..................      31,893        12.5       10,206        4.0       12,757         5.0

 As of December 31, 1997:
     Total Capital (to Risk Weighted Assets) .............    $ 31,059        18.3%    $ 13,604        8.0%    $ 17,005        10.0%
     Tier I Capital (to Risk Weighted Assets) ............      28,920        17.0        6,802        4.0       10,203         6.0
     Tier I Capital (to Average Assets) ..................      28,920        11.7        9,849        4.0       12,311         5.0

 Penn Central National Bank
 As of December 31, 1998:
     Total Capital (to Risk Weighted Assets) .............    $ 25,169        22.8%    $  8,837        8.0%    $ 11,046        10.0%
     Tier I Capital (to Risk Weighted Assets) ............      23,764        21.5        4,418        4.0        6,628         6.0
     Tier I Capital (to Average Assets) ..................      23,764        13.0        7,297        4.0        9,121         5.0

 As of December 31, 1997:
     Total Capital (to Risk Weighted Assets) .............    $ 24,460        22.4%    $  8,754        8.0%    $ 10,943        10.0%
     Tier I Capital (to Risk Weighted Assets) ............      23,070        21.1        4,377        4.0        6,566         6.0
     Tier I Capital (to Average Assets) ..................      23,070        12.3        7,474        4.0        9,343         5.0


--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Shareholders of Omega Financial Corporation:

We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Lancaster, Pa.
January 22, 1999


--------------------------------------------------------------------------------
56