Form 10-K, Exhibit 13
period 1999-12-31
OMEGA FINANCIAL CORP /PA/
filed 2000-03-27
CIK 705671

OMEGA FINANCIAL CORPORATION
                                                 1999

                          www.omegafinancial.com [LOGO]

                               [GRAPHIC OMITTED]

                   TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS,
                   -------------------------------------------

      Your company's earnings for 1999 were up 1.6% over 1998, with the increased earnings coming in spite of narrowing interest rate spreads. The 1999 net income of $17.362 million was $270,000 more than 1998's figure of $17.092 million.

      Even with diminished spreads, we were able to achieve an increase in diluted earnings per share of 3.4%, $1.85 for the year. Omega's return on average assets (ROA) was 1.63%, and return on average equity (ROE) was 11.30%. We are also very pleased to report an 18.8% increase in your common share dividends to $0.95 per share.

      The narrowing spreads reflected the rate and competitive environments in which we found ourselves, environments that led to both income from credit activities and net interest income remaining essentially unchanged from 1998. At the same time, improvements in loan quality led to a drop of 45.6% in the percentage of non-performing loans to net loans. This reduction in a ratio that was already low by industry standards is a testament to our continuing emphasis on quality asset growth.

      Another cornerstone of our philosophy is a stringent control of expenses. Our determination was challenged in 1999 by necessary expenditures and re-direction of developmental efforts of personnel associated with the Y2K issue. Thanks to well-planned and precisely executed initiatives, Y2K did not prevent us from achieving earnings growth.

      Changes in banking laws enacted in 1999 mean a vigorous competitive environment and more opportunities than ever before for your company. As an industry, Y2K is behind us. We can now fully concentrate on providing both traditional and innovative financial solutions for customers. We feel confident in our future.

      It's an exciting time for banking and Omega Financial Corporation. With the playing field leveled among major financial service providers, we are now able to take a role in insurance, stocks and bonds, brokerage activities and similar services. We can provide property insurance for homeowners, life insurance products, annuities, and many other new offerings. Though there are lots of opportunities, we plan to pick wisely and offer the services that best fit our mission and our markets.

      Our new equipment leasing function represents this kind of commitment. We expect our affiliate Central Pennsylvania Leasing, Inc. will provide area firms with true leases at some of the best rates in the leasing industry. With rapid turnaround and the hometown touch, we will specialize in providing innovative and competitive programs that can be molded to match individual business needs. Through a comprehensive marketing program, we will demonstrate to small and large businesses in our area how Omega Financial Corporation can deliver the many benefits of equipment leases, not the least of which are preservation of cash and hedging against equipment obsolescence.

      Even more of a factor than changing laws, will be changing technology. More and more people are expressing their desire to do their banking electronically. It is a great opportunity for us to expand our geographic reach while targeting our investment in new office construction only to areas that promise maximum profitability.


2 [LOGO]---------------------www.omegafinancial.com-----------------------------

      To this end, we put plans into motion during 1999 that are being realized in 2000 and beyond. We have established an online banking presence that will allow customers to perform the majority of their banking via the Internet. To complement that development, we initiated a major redesign of our website, www.omegafinancial.com, using cutting-edge web design technology. The new site will provide a visually attractive enticement to customers and non-customers alike to try our products and services. Additionally, we are making plans for improvements of existing offices as well as new offices. You will hear more about these and other plans as the year goes on.

      Another commitment that is delivering results is our new Customer Information Center. Inaugurated at mid-year 1999, our Customer Information Center gives customers personal service via toll-free telephone numbers and the ability to perform banking tasks--such as opening new accounts, applying for loans, transferring money, checking balances--all without the need for customers to leave homes or offices. In managing the opportunities these calls represent, we remain focused on the over-arching goal of the Customer Information Center, of Omega Financial Corporation and of our affiliates, "to exceed our customers' expectations."

      Although we aggressively pursue "non-traditional" service initiatives, we continue to place the highest priority on assuring that these initiatives also deliver quality service. In an electronic age, this "old fashioned" commitment to service has proven to be a competitive edge for us, especially as other regional institutions reduce service levels.

      To affirm that we are exceeding expectations in every phase of our customer relationships, we commissioned a survey by Diagnostics Plus, a market and customer satisfaction research firm that has done studies for nationally known companies across all industries. We surveyed satisfaction levels in 14 specific aspects of customer relationships, compared ourselves with the competition, and asked about the likelihood of customers' continuing to do business with us and about whether they would recommend us to others.

      We are pleased to report that measures of overall satisfaction were high. Two out of three of our customers were "very satisfied" rating us 9 or 10 on a 10-point scale. Additionally, when compared to other financial institutions, we led them in convenience, location and customer service.

      The investment community recognizes this sort of commitment even in the global world of today's financial markets. We received word late last year from Berliner Freiverkehr (Aktien) Handel AG that the firm had recently started trading the shares of Omega Financial Corporation on the German stock market. One of the biggest German brokerage firms, Berliner Freiverkehr acts as a market maker for over-the-counter stocks in Berlin, Frankfurt and Stuttgart. In their letter, representatives of the firm told us that they were prompted to begin trading Omega Financial shares after finding us "very promising."

      Because of the combined efforts of directors, staff and management, we believe that the Berliner Freiverkehr expression of confidence in Omega Financial Corporation is well deserved. We also see the new century as "very promising" for your company. The initiatives we instituted in 1999, combined with a steadfast commitment to our traditional operating philosophy, have prepared us to take advantage of the broadening opportunities that stretch before us in the coming years.


   Sincerely,


   /s/ David B. Lee                        /s/ D. Stephen Martz
   David B. Lee                            D. Stephen Martz
   Chairman and Chief Executive Officer    President and Chief Operating Officer


-----------------------------www.omegafinancial.com---------------------[LOGO] 3

                        CORPORATE DIRECTORS AND OFFICERS
                        --------------------------------

The lists on this page and the following two pages present the directors and officers of Omega Financial Corporation as of December 31, 1999.

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

Stanton R. Sheetz
     President and C.E.O.
     Sheetz, Inc.
     Retail Convenience Stores

Robert A. Szeyller
     Managing partner, Pennsylvania Financial Group, Inc.
     Pension and Insurance Consulting Firm

DIRECTORS EMERITI

Ned C. Cummings
William E. Henry, O.D.
Albert N. Masood
Don C. Meyer
John R. Miller, Jr., Esq.
Samuel D. Zeiders, Jr., D.D.S.
David K. Goodman, Sr.

                                    OFFICERS

David B. Lee ...............................Chairman and Chief Executive Officer
D. Stephen Martz ..........................President and Chief Operating Officer
Daniel L. Warfel, CPA ......Executive Vice President and Chief Financial Officer
David N. Thiel ..............................Senior Vice President and Secretary
JoAnn N. McMinn ..................Senior Vice President and Corporate Controller
Donita R. Koval ....................Senior Vice President, Credit Administration
Teresa M. Ciambotti ............................Vice President, Funds Management
Ronald A. Donaldson .......................Vice President and Operations Officer
Robert A. Frederick ....................Vice President and Director of Marketing
William F. Frey ...........................Vice President and Compliance Officer
Susan K. Kratzer ............................Vice President, Call Center Manager
Lowell I. Rohrer ..................Vice President and Manager of Data Processing
R. Keith Sipe ..................................Vice President and Chief Auditor
Robin R. Weikel ..........................Vice President and Regional Controller

                                CORPORATE ADDRESS
                                366 Walker Drive
                                  P.O. Box 619
                     State College, Pennsylvania 16804-0619

              PRINCIPAL SUBSIDIARIES OF OMEGA FINANCIAL CORPORATION

Omega Bank, N.A.
P.O. Box 298
State College, PA  16804

Hollidaysburg Trust Company
224 Allegheny Street
Hollidaysburg, PA  16648

Penn Central National Bank
431 Penn Street
Huntingdon, PA  16652

Central Pennsylvania Investment Company
1409 Foulk Rd., Suite 102
Wilmington, DE  19803

Central Pennsylvania Life Insurance Company
1421 E. Thomas Road
Phoenix,  AZ  85014

Central Pennsylvania Leasing, Inc.
117 S. Allen Street
State College, PA  16801


4 [LOGO]---------------------www.omegafinancial.com-----------------------------

                           BANK DIRECTORS AND OFFICERS
                           ---------------------------

OMEGA BANK, N.A.

BOARD OF DIRECTORS
Raymond F.  Agostinelli       Stephen M. Krentzman
Richard L. Campbell, Esq.     David B. Lee
Mary Jane Crain               James W. Powers, Sr.
Philip E. Gingerich           Richard B. Roush
Frederick J. Kissinger        Robert A. Szeyller
                              Charles H. Zendt, Jr.

DIRECTORS EMERITI

David D. Borland              H. Richard Ishler, M.D.
J. Harold Boyer               Jonas B. Kauffman, Jr.
Ned C. Cummings               Nathan H. Krauss
Herbert C. Graves             Don C. Meyer
Darl H. Heller                John R. Miller, Jr., Esq.
William E. Henry, O.D.        George R. Smith
                              Samuel D. Zeiders, Jr., D.D.S.

OFFICERS

David B. Lee ........................Chairman, President and
                                     Chief Executive Officer
Charles H. Zendt, Jr. ..............Executive Vice President
C. Leonard Eby, Jr. ..........Senior Vice President, Lending
Dennis E. Hampton ..............Senior Vice President, Trust
William D. Karch .............Senior Vice President, Lending
David N. Thiel ..........Senior Vice President and Secretary
Kimberly A. Benner ....................Vice President, Trust
John E. Gravish ............Vice President, Regional Lending
Ann K. Guss ................Vice President, Mortgage Lending
Steven W. Grim ...........Vice President, Commercial Lending
Ronald S. Haring .........Vice President, Commercial Lending
Eric F. Kraytz ...........Vice President, Commercial Lending
Thomas C. Landis ....................Vice President, Lending
Mary Grace Kudey ............................Vice President,
                                          Commercial Lending
Robert C. Snyder ............................Vice President,
                                       Branch Administration
Jesse Weaver ..........................Vice President, Trust
Thomas D. Weldon ......................Vice President, Trust

REGIONAL BANK BOARDS

CENTRE/CLINTON REGION
Larry R. Breon                C. Guy Rudy
Charles L. Frazier            Daniel C. Schrack
Jay R. Montgomery             William E. Young, D.O.

MIFFLIN/JUNIATA REGION
Thomas G. Clark               Ronald C. Shearer
Ralph A. Germak               Kenneth O. Stuck, D. Ed.
Jerry Leach                   William S. Taylor, III
Roy A. Leister                Mervin R. Zendt
Steven L. Palm

DIRECTORS EMERITI

William Bamat                 Lee E. Sausman
Miles X. Clevenstine          E. J. Straley, V.M.D.
James G. Corman               Jay Struble
C. Richard Dimm               Peter Swistock, Sr.
Robert L. Homan               Elwood A. Way
Lawrence L. Hoverter          Warren K. Zook


-----------------------------www.omegafinancial.com---------------------[LOGO] 5

                           BANK DIRECTORS AND OFFICERS
                           ---------------------------

HOLLIDAYSBURG TRUST COMPANY

BOARD OF DIRECTORS

Ralph W.  Arthur, Jr.         John P. Kinney
Merle K. Evey, Esq.           D. Stephen Martz
Allan E. Gibboney, Esq.       Stanton R. Sheetz
David C. Hileman              Vincent C. Turiano

DIRECTORS EMERITI

Rex W. Hershberger            Dorothea D. Nelson
Charles I. Kreider            Lester E. Plank
Joseph R. Good                Roy F. Rumbaugh
James J. Madden               Joseph Tanner

OFFICERS

D. Stephen Martz .......................Chairman, President,
                                     Chief Executive Officer
Vincent C. Turiano ................Executive Vice President,
                                     Chief Operating Officer
Bruce R. Erb ...................Senior Vice President, Trust
Richard A. Scholton ..........Senior Vice President, Lending
Steven C. Lewis ...................Vice President, Community
                                          Banking, Treasurer
Dennis C. O'Connor ...............Vice President, Commercial
                                                    Services
Roger W. Oswald ........Vice President, Agricultural Manager

PENN CENTRAL NATIONAL BANK

BOARD OF DIRECTORS

Edward J. Anderson            Robert T. Gentry
Phyllis J. Bard               Samuel L. Hinish
Carl H. Baxter                Robert N. Oliver
Ralph B. Everhart

DIRECTORS EMERITI

Harry M. Enyeart              J. Melvin Isett
John R. Gates                 Albert N. Masood
David K. Goodman, Sr.         William E. Swigart, Jr.

OFFICERS

Samuel L. Hinish ...................................Chairman
Robert T. Gentry .........President, Chief Executive Officer
John R. Franks ....................Executive Vice President,
                                     Chief Operating Officer
William J. Bishop ............................Vice President
Ronald A. Casner .............................Vice President
Judith G. Fleming .....................Vice President, Trust
Daniel P. Nead ......................Vice President, Lending


6 [LOGO]---------------------www.omegafinancial.com-----------------------------

                    COMMON STOCK MARKET PRICES AND DIVIDENDS
                    ----------------------------------------

The common stock of Omega Financial Corporation is traded on The Nasdaq Stock Market under the symbol OMEF. As of December 31, 1999, the number of shareholders of record of the Corporation's common stock was 2,737.

The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) dividends declared:

                                                          1999                             1998
                                             ------------------------------     ------------------------------
                                                                  Dividends                          Dividends
Quarter Ended                                 High        Low     Declared       High       Low      Declared
                                             ------     ------    ---------     ------    ------     ---------
March 31 ................................... $33.88     $29.75     $0.22        $39.00    $34.25      $0.18
June 30 ....................................  36.88      33.25      0.24         39.50     33.75       0.20
September 30 ...............................  34.75      31.63      0.24         37.00     29.63       0.20
December 31 ................................  32.38      28.50      0.25         34.00     28.63       0.22

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

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

J.J.B. Hilliard                         Janney Montgomery Scott, Inc.
501 South Fourth Street                 1801 Market Street
Louisville, KY  40202                   Philadelphia, PA  19103
(800-627-3557)                          (800-526-6397)

F. J. Morrissey & Co.                   ABN AMRO Chicago Corporation
1700 Market St. Suite 1420              208 S. LaSalle Street
Philadelphia, PA  19103-3913            Chicago, IL  60604
(800-842-8928)                          (800-621-0686)

Ferris, Baker Watts, Inc.
6 Bird Cage Walk
Hollidaysburg, PA  16648
(800-343-5149)

                                    FORM 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1999 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

                            INVESTMENT CONSIDERATIONS

In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 1999, a copy of which can be obtained as described above.

                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 24, 2000 at The Penn Stater, 215 Innovation Blvd., Penn State Research Park, State College, Pennsylvania.

                          REGISTRAR AND TRANSFER AGENT

 Omega Bank, N.A., Trust Department, P.O. Box 298, State College, PA 16804-0298
                                 (814-237-7641)

                            INFORMATION AVAILABILITY

Omega Financial Corporation news releases are available by fax 24 hours a day from Company News On-Call at (800) 758-5804, extension 653250. Quarterly and annual reports, a corporate profile, stock quotes and other financial data can be retrieved through the Omega Financial Corporation web site at WWW.OMEGAFINANCIAL.COM.


-----------------------------www.omegafinancial.com---------------------[LOGO] 7

                             SELECTED FINANCIAL DATA
                             -----------------------

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 1999 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY

BALANCE SHEET INFORMATION                                        1999            1998           1997          1996          1995
                                                              ----------------------------------------------------------------------
at December 31                                                        (In thousands of dollars, except share and per share data)

  Assets ................................................     $1,053,403     $1,062,704     $1,015,903     $1,007,345     $  994,840
  Deposits ..............................................        851,595        870,660        840,775        846,030        850,182
  Loans, net ............................................        704,948        722,967        691,893        696,597        703,125
  Investment securities .................................        272,669        261,380        249,817        241,846        219,708
  Long term debt (including ESOP debt) ..................         10,611          8,837          9,034          9,213         10,073
  Shareholders' equity ..................................        151,151        153,980        142,432        135,885        124,171
  Number of shares outstanding -- common * ..............      8,774,507      8,960,197      8,879,257      9,050,889      9,034,449
  Number of shares outstanding -- preferred .............        219,781        219,781        219,781        219,781        219,781

INCOME STATEMENT INFORMATION
Years Ended December 31
  Total interest income .................................     $   74,493     $   75,268     $   76,998     $   76,720     $   72,973
  Net interest income ...................................         46,788         46,618         47,121         46,400         43,956
  Provision for loan losses .............................          1,060          1,060          1,030            979            713
  Income before income taxes ............................         24,257         24,714         24,465         23,354         19,802
  Income tax expense ....................................          6,895          7,622          7,497          7,127          5,733
  Net income ............................................         17,362         17,092         16,968         16,227         14,069

PER COMMON SHARE DATA*
  Net income -- basic ...................................     $     1.92     $     1.87     $     1.85     $     1.75     $     1.52
  Net income -- diluted .................................           1.85           1.79           1.77           1.69           1.47
  Cash dividends -- common ..............................           0.95           0.80           0.65           0.56           0.48
  Book value -- common ..................................          16.96          16.95          15.83          14.83          13.67

                                FINANCIAL RATIOS

                                                     1999           1998           1997          1996           1995
                                                    -----------------------------------------------------------------
Return on average equity .........................  11.30%         11.35%         12.26%         12.51%        11.90%
Return on average assets .........................   1.63           1.66           1.67           1.61          1.47
Dividend payout -- common ........................  48.29          41.94          34.41          31.26         30.65


8 [LOGO]---------------------www.omegafinancial.com-----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This discussion concerns Omega Financial Corporation and the consolidated results of its six active subsidiaries ("Omega" or the "Corporation"), Omega Bank, N.A. ("Omega Bank"), Hollidaysburg Trust Company ("Hollidaysburg"), Penn Central National Bank ("Penn Central"), Central Pennsylvania Investment Company ("CPI"), Central Pennsylvania Life Insurance Company ("CPLI") and Central Pennsylvania Leasing, Inc. The purpose is to focus on information concerning Omega's financial condition and results of operations which is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.

                           FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements as to trends or management's beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 1999, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

                              NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of three banks and three active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 42 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon and Bedford counties. Omega's banks provide a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. The banking affiliates also provide a variety of trust and asset management services. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.


-----------------------------www.omegafinancial.com---------------------[LOGO] 9

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

Overall, Omega's average assets in total have grown by 3.5%, from $1,026,679,000 in 1998 to $1,062,698,000 in 1999. In order to optimize its present and future performance, management must constantly assess its various risk factors and act accordingly. During 1999, in order to reduce credit risk and market risk, one banking office was sold. This sale included $12,935,000 in loans and $14,322,000 in deposit liabilities. Additionally, to reduce interest rate risk, a block of mortgage loans, totaling $21,207,000 was also sold. Both sales occurred late in the second quarter of 1999. As the total loans sold represented approximately 4.9% of loans outstanding at the time of the sale, and deposits sold were 1.7% of total deposits, it is important to consider the effect of the sale when discussing changes in balance sheet positions from 1998 to 1999.

                                     TABLE 1

                      Changes in Uses and Sources of Funds
                                ($ in thousands)

                                             1999         Increase(Decrease)       1998          Increase(Decrease)         1997
                                            Average       ------------------      Average        ------------------       Average
                                            Balance         Amount       %        Balance         Amount        %         Balance
                                          -----------    ---------    -----     -----------    -----------    -----     -----------
           Funding Uses:
Loans .................................   $   681,840    $   5,176      0.8%    $   676,664    $     2,552      0.4%    $   674,112
Tax-exempt loans ......................        26,052       (1,303)    (4.8)         27,355          8,336     43.8          19,019
Investment securities .................       190,446       (3,695)    (1.9)        194,141        (14,802)    (7.1)        208,943
Tax-exempt investment securities ......        76,592       24,115     46.0          52,477         14,751     39.1          37,726
Interest bearing deposits .............         3,659        2,898    380.8             761            156     25.8             605
Federal funds sold ....................       24, 448        8,192     50.4          16,256         (2,61)    (13.9)         18,873
Other interest earning assets .........         2,988        2,988       --              --             --       --              --
                                          -----------    ---------    -----     -----------    -----------    -----     -----------
     Total interest earning assets ....     1,006,025       38,371      4.0         967,654          8,376      0.9         959,278
Non-interest earning assets ...........        68,503       (2,446)    (3.4)         70,949          3,865      5.8          67,084
Less: Allowance for loan losses .......       (11,830)          94     (0.8)        (11,924)          (169)     1.4         (11,755)
                                          -----------    ---------    -----     -----------    -----------    -----     -----------
     Total uses .......................   $ 1,062,698    $  36,019      3.5%    $ 1,026,679    $    12,072      1.2%    $ 1,014,607
                                          ===========    =========    =====     ===========    ===========    =====     ===========

         Funding Sources:
Interest bearing demand deposits ......   $   240,806    $  11,322      4.9%    $   229,484    $    10,180      4.6%    $   219,304
Savings deposits ......................       105,574        2,938      2.9         102,636            515      0.5         102,121
Time deposits .........................       396,339         (118)      --         396,457        (20,939)    (5.0)        417,396
Repurchase agreements .................        17,520        3,285     23.1          14,235          6,088     74.7           8,147
Other borrowed funds ..................        14,413        8,546    145.7           5,867            256      4.6           5,611
                                          -----------    ---------    -----     -----------    -----------    -----     -----------
     Total interest bearing liabilities       774,652       25,973      3.5         748,679         (3,900)    (0.5)        752,579
Demand deposits .......................       121,053        6,671      5.8         114,382          3,862      3.5         110,520
Other liabilities .....................        13,374          333      2.6          13,041           (107)    (0.8)         13,148
Shareholders' equity ..................       153,619        3,042      2.0         150,577         12,217      8.8         138,360
                                          -----------    ---------    -----     -----------    -----------    -----     -----------
     Total sources ....................   $ 1,062,698    $  36,019      3.5%    $ 1,026,679    $    12,072      1.2%    $ 1,014,607
                                          ===========    =========    =====     ===========    ===========    =====     ===========

Omega's funding sources have increased over the last two years at rates of 3.5% and 1.2% in 1999 and 1998, respectively. If the branch office sale had not taken place and the $14,322,000 of deposits were still outstanding liabilities, growth in funding sources in 1999 would have been 3.8%. In 1999, the majority of the growth was in core transaction accounts (demand and savings). These funds were used primarily for short term investing purposes, as Year 2000 contingency planning dictated a larger degree of liquidity than would normally be necessary. Also in 1999, funds were borrowed to support the Omega Stock Repurchase program and for Year 2000 planning considerations. In 1998, the increased sources of funds came primarily from shareholders' equity, through the income stream, as total deposits and other interest bearing liabilities were essentially flat. The $12,072,000 of increased funds were used primarily for loan production, as 69% of these available funds were invested in tax-exempt loans.

More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.


10 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                      LOANS

In 1999, total average loans were $707,892,000 as compared to $704,019,000 in 1998, an increase of $3,873,000, or 0.6%. If the branch sale and the mortgage loan sale had not taken place, and the $34,142,000 of loans related to these mortgages and this branch had been outstanding the entire year, loan growth would have been at 3.3%. During the year, the customer's general preference was for fixed rate loans as opposed to variable rate. On average, fixed rate loans increased by $16,150,000, or 3.6%, while variable rate loans declined by $12,277,000, or 4.8%.

   [The following table was depicted as a bar chart in the printed material.]

                              AVERAGE ASSET MIX CHANGE

                              AVERAGE         AVERAGE
                              LOANS        INVESTMENTS

           1995               70.3%             24.1%
           1996               69.8%             24.7%
           1997               68.3%             26.7%
           1998               68.6%             26.5%
           1999               66.6%             28.6%

Driving the fixed rate loan increases was a $27,883,000 increase in taxable commercial loans. Absolute levels of fixed rate consumer mortgages actually declined on average by $2,972,000. However, average mortgage balances were decreased by approximately $13,160,000 as a result of the mortgage loan sale and the sale of the branch office. Thus, actual average new volume of fixed rate mortgage loans was $10,188,000. Similarly, absolute levels of personal fixed rate loans dropped on average by $5,762,000, while the branch sale reduced average loans in this category by $8,303,000, resulting in new loan average increases of $2,541,000. Fixed rate tax-exempt commercial loans declined on average by $2,999,000 during 1999 as compared to 1998.

Variable rate loan changes were made up of decreases of $5,435,000 in taxable commercial loans, $7,742,000 in personal residential loans, and $794,000 in personal loans. These decreases were slightly offset by an increase in variable rate tax free commercial loans of $1,694,000. Management believes that this shift from variable to fixed rate, continuing since 1998, was attributable to the flat yield curve present during the year, and the customers' perception of future rate environments.

In 1998, total average loans were $704,019,000 as compared to $693,131,000 in 1997, an increase of $10,888,000, or 1.6%. During 1998, the customers' preference was for fixed rate loans as opposed to variable rate. On average, fixed rate loans increased by $62,200,000, or 16.2%, while variable rate loans declined by $51,400,000, or 16.7%.

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

The loan portfolio as of December 31, 1999 was comprised of 56% consumer loans and 44% commercial loans (including construction), as compared to 57% and 43%, respectively, at December 31, 1998. See Note 5 of Notes to Consolidated Financial Statements.


----------------------------www.omegafinancial.com---------------------[LOGO] 11

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

Management has been monitoring the activity within the loan portfolio very carefully and successfully competed within its market for both commercial and residential real estate loans. Pricing standards were cautiously lowered in order to attract growth. Omega intends to aggressively pursue growth in each of the loan categories again during 2000, with an emphasis on mortgage loan origination. A competitive pricing environment is expected to continue and may force Omega to maintain its relaxed pricing structure in order to continue to maintain and build new loan volumes.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 1999 was 1.68% of total loans, net of unearned discount, as compared to 1.63% of total loans at the end of 1998. The allowance increased $93,000 from 1998 as the provision of $1,060,000 exceeded the net charge-offs of $967,000. Net charge-offs for 1999 and 1998 were 0.14% and 0.15%, respectively of average loans. Commercial loans represented 55% of the loans charged off in 1999, as compared to 52% of the loans charged off in 1998. Because of the level of non-performing loans, the absolute growth of the loan portfolio and the decrease in net charge-offs in 1999, management did not increase the provision for loan losses in 1999. Non-performing loans were 0.49% of loans as of December 31, 1999, and 0.90% of loans as of December 31, 1998 (see Table 2). All categories of non-performing loans decreased in 1999, most significantly the non-accrual loans. Early in 1999, one large loan with an outstanding balance exceeding $2,000,000 that had been classified as non-accrual since April 1997 was repaid with full recovery of principal and interest.

Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

At December 31, 1999, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 29.0% as compared to 55.4% at December 31, 1998. Of the $3,443,000 of non-performing loans at December 31, 1999, $2,122,000 were collateralized with real estate, $1,222,000 with other assets and $99,000 were unsecured.

   [The following table was depicted as a bar chart in the printed material.]

                          ALLOWANCE FOR LOSSES TO LOANS

                                   AT YEAR END

        1995                          1.66%
        1996                          1.70%
        1997                          1.70%
        1998                          1.63%
        1999                          1.68%


12 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 2

                              Non-Performing Loans

                                                                      December 31,
                                                       ------------------------------------------
                                                        1999      1998    1997    1996     1995
                                                       ------   ------   ------   ------   ------
                                                                     (In thousands)
Non-accrual loans .................................... $2,640   $5,627   $4,762   $2,079   $1,932
Accruing loans past due 90 days or more...............    619      682    2,103    1,241    2,697
Restructured loans ...................................    184      213       47       14       --
                                                       ------   ------   ------   ------   ------
Total non-performing loans ........................... $3,443   $6,522   $6,912   $3,334   $4,629
                                                       ======   ======   ======   ======   ======

Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 2000 follows (in thousands):

Commercial, financial and agricultural..............      $   53
Real estate -- commercial...........................          35
Real estate -- mortgage.............................          --
Personal............................................         482
                                                          ------
Total...............................................      $  570
                                                          ======

   [The following table was depicted as a bar chart in the printed material.]

                          NON-PERFORMING LOANS TO LOANS

                                   AT YEAR END

         1995                          0.66%
         1996                          0.48%
         1997                          1.00%
         1998                          0.90%
         1999                          0.49%

   [The following table was depicted as a bar chart in the printed material.]

                        NET CHARGE-OFFS TO AVERAGE LOANS

         1995                          0.08%
         1996                          0.12%
         1997                          0.15%
         1998                          0.15%
         1999                          0.14%

                                   INVESTMENTS

Average investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits and other interest-earning assets), increased by $34,498,000, or 13.1%, during 1999, after increasing by $1,300,000, or 0.5% during 1998. Of the increase, $24,115,000, or 70% was tax-exempt investment securities. Although tax-exempt securities carry a lower rate than taxable securities, the tax exemption of interest income increases the yield by lowering the tax expense (see Note 11 of Notes to Consolidated Financial Statements). During 1999 $3,695,000 of taxable investment securities that matured were re-employed along with remaining available funds into shorter-term, liquid investments to meet Year 2000 planning specifications.

Average investments increased by $1,300,000, or 0.5%, during 1998, after increasing by $18,700,000, or 7.4% during 1997. Interest bearing deposits with other financial institutions remained relatively flat, while average federal funds sold declined by $2,600,000. The federal funds sold were reduced to help fund loan growth. Investment securities in total remained flat in 1998 when compared to 1997; however, funds from maturing taxable securities were used to purchase tax-exempt securities.


----------------------------www.omegafinancial.com---------------------[LOGO] 13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Prior to April 1, 1999, the determination of which portfolio to hold a security was made at the time of purchase, based on management's intent. All marketable equity investments were classified as available for sale. Debt securities were classified as available for sale when the intent was for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities were classified as held to maturity when it was management's intent to hold these securities until maturity, for matching against longer term funding. On April 1, 1999, Omega adopted Statement of Accounting Standard (SFAS) No. 133, which allowed for a one-time reclassification of securities from the held to maturity portfolio into the available for sale portfolio without calling into question the intent of the company to hold the remaining securities in the held to maturity category to maturity. At the date of adoption, Omega transferred investment securities with a cost basis of $102,672,000 from the held to maturity to the available for sale portfolio. As a result of this transfer, Omega realized an increase in accumulated other comprehensive income of $425,000, which is reflected as a cumulative effect of a change in accounting principle. At December 31, 1999, the market value of the entire securities portfolio exceeded amortized cost by $1,295,000 as compared to December 31, 1998 when market value was greater than amortized cost by $8,365,000. The weighted average maturity of the investment portfolio is 1 year and 10 months as of December 31, 1999 as compared to 2 years and 1 month at the end of 1998. The weighted average maturity has remained short in order to achive a level of liquidity. Table 4 (located on page 21) shows the remaining maturity or earliest possible repricing for investment securities.

                           NON-INTEREST EARNING ASSETS

Non-interest earning assets (exclusive of unrealized gains on investment securities) increased $548,000, or 1.1% on average in 1999 as compared to a decrease of $56,000, or 0.1% in 1998. Changes occurring in both years were the result of normal operating activities.

Late in the fourth quarter of 1999, Omega used excess cash to purchase bank owned life insurance (BOLI) in the amount of $20,112,000. Average balances in 1999 on non-interest earning assets were not materially affected by the purchase due to the timing of the event.

                                    DEPOSITS

The banking industry in general continues to experience limited deposit growth because of fierce competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional bank products. In spite of the fact that Omega sold $14,322,000 of deposits as part of the branch office sale in the second quarter of 1999, average deposits in total grew for the first time in three years, by 2.5%. If the deposit liabilities from the sold branch had remained with Omega, deposit growth would have been approximately 3.8% in 1999. As reflected in Table 3, average total deposits declined in 1998 by $6,382,000, or 0.8%. While in 1999, time deposits remained flat, in 1998, time deposits declined with a total reduction on average of $20,939,000, or 5.0%. Transaction accounts, led by increases in interest-bearing demand deposits both years, increased by $20,931,000 or 4.7% in 1999 and $14,557,000, or 3.4% in 1998. Management believes that the rate environment did not entice customers to invest in time deposits and that consumer Year 2000 concerns for liquidity explains the volume increases in transaction accounts and the stagnation in time deposits.

Deposit levels have been influenced over the last three years by customers' use of cash management accounts that sweep overnight monies into repurchase agreements. This has caused the flow of core account funds into retail repurchase agreements (see Other Interest Bearing Liabilities). In 1999, average repurchase agreements were $17,520,000 as compared to $14,235,000 in 1998.

   [The following table was depicted as a bar chart in the printed material.]

                           AVERAGE DEPOSIT MIX CHANGE

                            Average         Average
                         Core Deposits   Time Deposits

        1994                56.9%            43.1%
        1995                53.3%            46.7%
        1996                51.2%            48.8%
        1997                50.9%            49.1%
        1998                53.0%            47.0%
        1999                54.1%            45.9%


14 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 3
                               Changes in Deposits
                                ($ in thousands)

                                                                1999     Increase(Decrease)    1998    Increase(Decrease)    1997
                                                               Average   ------------------  Average   ------------------   Average
                                                               Balance      Amount     %     Balance     Amount      %      Balance
                                                               --------   --------    ---    --------   --------    ----    --------
Interest bearing demand deposits ...........................   $240,806   $ 11,322    4.9%   $229,484   $ 10,180    4.6%    $219,304
Savings deposits ...........................................    105,574      2,938    2.9     102,636        515    0.5      102,121
Demand deposits ............................................    121,053      6,671    5.8     114,382      3,862    3.5      110,520
                                                               --------   --------    ---    --------   --------    ----    --------
    Total core(transaction) accounts .......................    467,433     20,931    4.7     446,502     14,557    3.4      431,945
Time deposits ..............................................    396,339       (118)    --     396,457    (20,939)  (5.0)     417,396
                                                               --------   --------    ---    --------   --------    ----    --------
    Total deposits .........................................   $863,772   $ 20,813    2.5%   $842,959   $ (6,382)  (0.8)%   $849,341
                                                               ========   ========    ===    ========   ========    ====    ========

                       OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities on average increased $11,831,000, or 58.9% in 1999, as compared to an increase of $6,344,000, or 46.1% in 1998. The increases in 1999 and 1998 are due to the addition of $3,285,000 and $6,088,000, respectively, in the average balances of retail repurchase agreements. Also, during 1999, Omega borrowed $10,000,000 from the Federal Home Loan Bank on a short-term basis for the purpose of match-funding a commercial loan and $2,000,000 was borrowed on a long-term basis by Omega from another financial institution to fund the stock repurchase program in effect (see Note 8 of Notes to Consolidated Financial Statements).

                              SHAREHOLDERS' EQUITY

Shareholders' equity continued to be an important funding source during 1999, providing an average balance of $153,619,000, an increase of $3,042,000 or 2.0% from the $150,577,000 provided in 1998. In spite of increased dividends, Omega continued a strong rate of internal capital generation. This rate was 5.6% in 1999 and 6.7% in 1998. This internal capital generation is dependent on high earnings performance which is reflected by a return on average assets of 1.63% in 1999 and 1.66% in 1998, in conjunction with a prudent dividend policy that is represented by payout ratios on the common stock of 48.3% for 1999 and 41.9% for 1998. Capital has also been increased as a result of employee stock option and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale decreased average equity by $1,886,000 in 1999 and increased average equity by $2,440,000 in 1998. At December 31, 1999, Omega held 485,275 shares of stock in treasury at a cost of $16,369,000 as compared to 177,073 in 1998 at a cost of $6,038,000. This increase is a result of the Omega stock repurchase program in effect during most of 1999 (see Note 15 of Notes to Consolidated Financial Statements).

   [The following table was depicted as a bar chart in the printed material.]

                              EQUITY TO ASSET RATIO
                                   AT YEAR END

         1995                         12.48%
         1996                         13.49%
         1997                         14.02%
         1998                         14.49%
         1999                         14.36%

   [The following table was depicted as a bar chart in the printed material.]

                           COMMON BOOK VALUE PER SHARE

          1995                        $13.67
          1996                        $14.83
          1997                        $15.83
          1998                        $16.95
          1999                        $16.96

Omega increased the return to shareholders in 1999 by increasing its dividend 18.8% to $.95 per common share. Per share common dividends in prior years were $.80 and $.65 in 1998 and 1997, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years ending 1999, 1998 and 1997. See Note 18 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in total capital (Tier I and Tier II capital). As of December 31, 1999 and 1998, Omega's Tier I capital ratio was 21.2% and 20.8%, respectively, and its total capital ratio was 22.5% and 22.1%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required


----------------------------www.omegafinancial.com---------------------[LOGO] 15

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 1999 and 1998, Omega's leverage ratio was 14.1% and 14.5%, respectively, against a required leverage ratio of 4% (see Note 20 of Notes to Consolidated Financial Statements).

                           ASSET/LIABILITY MANAGEMENT

The process by which financial institutions manage their assets and liabilities is called asset/liability management. This has become very important in an industry undergoing an ever-changing interest rate environment. The goals of Omega's asset/liability management are increasing net interest income without taking undue interest rate risk or material loss of net market value of its equity, while maintaining adequate liquidity. Net interest income is increased by widening the interest spread and increasing earning assets. Liquidity is measured by the ability to meet both depositors' and credit customers' requirements.

                   NET INTEREST INCOME AND INTEREST RATE RISK

Omega believes that it has managed interest rate risk in order to achieve optimal levels of net interest income. Interest rate risk is the risk to net interest income or capital arising from movement of interest rates. There are several components of interest rate risk: repricing risk, basis risk, customer option risk and yield curve risk. The two methodologies used by the Corporation to aid in the management of interest rate risk are gap analysis and economic simulation. Gap analysis is a tool used by the Corporation primarily to measure repricing risk while economic simulation is used to measure and manage repricing risk, basis risk and customer option risk.

Gap analysis and rate shock simulations are performed in a static environment. In reality, Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques using projected future volumes and various interest rate scenarios to analyze potential hedging decisions or decisions that involve the acquisition or investment of funds.

Economic simulation involves management simulating possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks.

As the table below indicates, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 1999 was $333,000, or .71%, of net interest income, compared to $515,000, or 1.11%, of net interest income at risk as of December 31, 1998. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates. During 1999, Omega's rate risk position was consistently within policy limits.

               Effect of Interest Rate Risk on Net Interest Income

--------------------------------------------------------------------------------
                                                      Change       Total Change
   Change in        Change Due         Change         Due to          Due to
Interest Rates     to Repricing        Due to        Customer      Interest Rate
(Basis Points)         Risk          Basis Risk       Options          Risk
--------------------------------------------------------------------------------
      300              $214             $445           $255            $914
      200               169              297            163             629
      100                62              168             79             309
        0                 0                0              0               0
     -100               (58)            (168)          (107)           (333)
     -200              (141)            (297)          (290)           (728)
     -300              (177)            (445)          (325)           (947)
--------------------------------------------------------------------------------

Omega's low level of interest rate risk is directly related to the preference of our customers for fixed rate loans and shorter term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.


16 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings which can cause more volatility in the short term. At December 31, 1999, Omega's net interest income and MVE were within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 1999 (in thousands):

             Effect of Interest Rate Risk on Market Value of Equity

--------------------------------------------------------------------------------
                                                       Change      Total Change
   Change in        Change Due         Change          Due to         Due to
Interest Rates     to Repricing        Due to         Customer     Interest Rate
(Basis Points)         Risk          Basis Risk        Options         Risk
--------------------------------------------------------------------------------
      300            $(18,713)         $ 6,026         $ 3,899        $(8,788)
      200             (13,202)           4,529           2,656         (6,017)
      100              (6,953)           2,499           1,373         (3,081)
        0                   0                0               0              0
     -100               7,225           (2,499)         (2,110)         2,616
     -200              14,297           (4,529)         (5,330)         4,438
     -300              21,204           (6,026)         (5,361)         9,817
--------------------------------------------------------------------------------

                                 REPRICING RISK

Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 21) shows the period and cumulative static gaps for various time intervals as of December 31, 1999. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits, certain savings accounts and checking accounts with interest, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a negative gap position of $114,849,000 at December 31, 1999, indicating more interest bearing liabilities than earning assets will reprice during that period. Over the past two years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers preference for fixed rates, and the shortening of our certificate of deposit base as customers continue to prefer shorter term certificates.

As of December 31, 1999, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, repricing risk would cause net interest income to increase over the next twelve months by $62,000. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by $58,000 over the next twelve months.

Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, in 1999, Omega sold $21,207,000 in long-term fixed rate residential mortgages to a third party in order to decrease repricing risk.


----------------------------www.omegafinancial.com---------------------[LOGO] 17

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                   BASIS RISK

Basis risk is another source of interest rate risk and arises from the difference in movements of interest rates earned on assets and the interest rates paid on liabilities with otherwise similar repricing characteristics. The Corporation analyzed the effects of basis risk on both net interest income and MVE. This was done through interest rate shocks, which isolated the movements of the prime rate and treasury rates. The following shows the results of these rate shocks (in thousands):

                   Effect of Basis Risk on Net Interest Income

--------------------------------------------------------------------------------
                       Change in             Change in            Change in
   Change in      Net interest Income   Net interest Income  Net interest Income
Interest Rates           Due to           Due to Treasury          Due to
(Basis Points)     Prime Basis Risk         Basis Risk        Total Basis Risk
--------------------------------------------------------------------------------
      300               $ 4,153               $(3,708)              $ 445
      200                 2,769                (2,472)                297
      100                 1,404                (1,236)                168
        0                     0                     0                   0
     -100                (1,404)                1,236                (168)
     -200                (2,769)                2,472                (297)
     -300                (4,153)                3,708                (445)
--------------------------------------------------------------------------------

The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, the Corporation's net interest income would increase by $1,404,000 and market value of equity would decrease by $5,544,000. The Corporation's prime basis risk has decreased over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, the Corporation's net interest income would decrease $1,236,000 and market value of equity would increase $8,043,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve, therefore an increase in treasury rates would increase interest expense more than interest income.

                 Effect of Basis Risk on Market Value of Equity

--------------------------------------------------------------------------------
                       Change in             Change in              Change in
   Change in         Market Value          Market Value           Market Value
Interest Rates           Due to           Due to Treasury            Due to
(Basis Points)     Prime Basis Risk         Basis Risk          Total Basis Risk
--------------------------------------------------------------------------------
      300              $(18,104)              $24,130                 $6,026
      200               (11,558)               16,087                  4,529
      100                (5,544)                8,043                  2,499
        0                     0                     0                      0
     -100                 5,544                (8,043)                (2,499)
     -200                11,558               (16,087)                (4,529)
     -300                18,104               (24,130)                (6,026)
--------------------------------------------------------------------------------


18 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                              CUSTOMER OPTION RISK

Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate enviroment, the interest rate on the loan as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $107,000 and market value of equity to decrease $2,110,000.

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

First, total liquid assets are determined. This includes cash on hand, federal funds sold, market value of U.S. Treasury and Agency securities not pledged, loans that could be sold within thirty days, cash from maturities within thirty days and any other readily marketable assets.

Second, total short-term liabilities are determined. This includes federal funds purchased, repurchase agreements, certificates of deposit over $100,000 scheduled to mature within thirty days, and an estimated amount of the retail deposits.

The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 1999, total liquid assets were $165,809,000 while the short-term liabilities were $57,513,000. This left a surplus of liquid assets of $108,296,000, or 10.3%, of total assets. Management believes that a surplus of not less than 5% to 7% is adequate.

   [The following table was depicted as a bar chart in the printed material.]

                          AVERAGE LOAN TO DEPOSIT RATIO

          1995                         82.2%
          1996                         82.2%
          1997                         81.6%
          1998                         83.5%
          1999                         82.0%


----------------------------www.omegafinancial.com---------------------[LOGO] 19

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

Another measure of liquidity is the average loan to deposit ratio. This ratio was 82.0% at December 31, 1999 and 83.5% at December 31, 1998. Management's target range for this ratio is 70% to 85%.

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

As to off-balance sheet liquidity, Omega has federal funds lines totaling $18,000,000 at December 31, 1999. At December 31, 1999, Omega had no amount outstanding against these federal funds lines. In addition, each of the Corporaton's banks are members of the Federal Home Loan Bank of Pittsburgh which provides overnight or term funding to the banks with a borrowing limit of $64,962,000. This borrowing limit could be increased to a maximum amount of $264,084,000 with the purchase of additional Federal Home Loan Bank stock. At December 31, 1999, Omega had $15,000,000 outstanding against the term line and no overnight advances (See Note 8 of Notes to Consolidated Financial Statements). Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to the amount of collateral pledged, which as of December 31, 1999 was $53,136,000.

                               MARKET ENVIRONMENT

Omega's market is generally in central Pennsylvania and primarily in the counties of Centre, Clinton, Mifflin, Blair, Huntingdon, Bedford, and Juniata.

   [The following table was depicted as a bar chart in the printed material.]

                            NET INCOME (IN THOUSANDS)

             1995                    $14,069
             1996                    $16,227
             1997                    $16,968
             1998                    $17,092
             1999                    $17,362


20 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 4
                              MATURITY DISTRIBUTION
                             AS OF DECEMBER 31, 1999
                                 (In thousands)
                Remaining Maturity / Earliest Possible Repricing
--------------------------------------------------------------------------------

                                                                     Over Three     Over Six      Over One
                                                          Three      Months But    Months But     Year But       Over
                                                          Months     Within Six    Within One    Within Five     Five
                                                         or Less       Months         Year          Years        Years       Total
                                                       ---------     ---------     ---------     ---------    ---------    ---------
Interest Earning Assets
   Interest bearing deposits ......................    $     872     $      --     $      --     $      --    $      --    $     872
   Federal funds sold .............................        1,975            --            --            --           --        1,975
   Investment securities:
     U.S. Treasury securities
        and obligations of other
        U.S. Government agencies
        and corporations ..........................       15,997        12,007        15,553        76,180           --      119,737
     Corporate and other securities ...............        3,128         6,394         6,372        30,454          787       47,135
     Obligations of state and political
        subdivisions ..............................        1,557           990         1,061        73,250        3,523       80,381
     Mortgage backed securities ...................        3,412         3,460         3,455         1,368          759       12,454
     Stocks .......................................           --            --            --            --       11,717       11,717
   Loans:
     Commercial, financial, and
        agricultural ..............................       63,944         3,358         7,568        20,063       12,160      107,093
     Real estate -- commercial ....................       61,509        10,014        14,627        71,211       47,448      204,809
     Real estate -- construction ..................        8,222            96           218         2,885        4,618       16,039
     Real estate -- mortgage ......................        9,970         9,335        21,016        80,478       79,762      200,561
     Home equity ..................................       16,000         3,558         6,971        41,750       23,432       91,711
     Personal (net of
        unearned interest) ........................       24,422         4,945         9,067        36,698        6,947       82,079
     Lease financing (net of
        unearned interest) ........................          234           316           503         1,603           --        2,656
                                                       ---------     ---------     ---------     ---------    ---------    ---------
Total Interest Earning Assets .....................      211,242        54,473        86,411       435,940      191,153      979,219
                                                       =========     =========     =========     =========    =========    =========
Interest Bearing Liabilities
   Demand deposits ................................       26,731            --            --       151,464           --      178,195
   Savings deposits ...............................       93,964            --        20,955        40,018           --      154,937
   Certificates of deposit over $100,000 ..........       21,523        10,000        10,623        15,182          283       57,611
   Time deposits ..................................      117,710        54,039        75,303        94,309          100      341,461
   Short-term borrowings ..........................       28,527            --            --            --           --       28,527
   ESOP debt ......................................           --            --            --            --        3,611        3,611
   Long-term debt .................................        7,000            --            --            --           --        7,000
   Other interest bearing liabilities .............           --           600            --            --           --          600
                                                       ---------     ---------     ---------     ---------    ---------    ---------
Total Interest Bearing Liabilities ................      295,455        64,639       106,881       300,973        3,994      771,942
                                                       ---------     ---------     ---------     ---------    ---------    ---------
Gap ...............................................    $ (84,213)    $ (10,166)    $ (20,470)    $ 134,967    $ 187,159    $ 207,277
                                                       =========     =========     =========     =========    =========    =========
Cumulative Gap ....................................    $ (84,213)    $ (94,379)    $(114,849)    $  20,118    $ 207,277
                                                       =========     =========     =========     =========    =========

Cumulative sensitivity ratio ......................         0.71          0.74          0.75         1.03         1.27

Commercial, financial and agricultural
   loans maturing after one year with:
   Fixed interest rates ...........................                                              $  26,490    $  44,843    $  71,333
   Variable interest rates ........................                                                 14,309       10,665       24,974
                                                                                                 ---------    ---------    ---------
   Total ..........................................                                              $  40,799    $  55,508    $  96,307
                                                                                                 =========    =========    =========


----------------------------www.omegafinancial.com---------------------[LOGO] 21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                              RESULTS OF OPERATIONS
                       1999 FINANCIAL PERFORMANCE OVERVIEW

Omega's earnings reached a record $17,362,000 in 1999, an increase of 1.6% over 1998. On a diluted basis, net income per common share improved, reaching $1.85 in 1999, an increase of 3.4%, or $.06, over 1998. Several occurrences took place in 1999 which management believes significantly influenced the year's financial performance. They are as follows and will be discussed in detail in the following sections:

o     declining, but solid net interest margin
o     Year 2000 liquidity planning
o     increased fee income on traditional banking services
o     decrease from gains on security sales
o     sales of other assets and liabilities
o     expense associated with technology advancement

Assets were $1,053,403,000 at December 31, 1999, representing a $9,301,000, or 0.9%, decrease from year-end 1998. The decrease was caused by the sale of a banking office containing $14,139,000 in assets, as well as a block of mortgage loans totalling $21,207,000. Without the sales, assets would have increased by approximately $26,000,000, or 2.4%. Loans (net of unearned discount) were $704,948,000 compared to $722,967,000 at December 31, 1998, a decrease of 2.5%, or $18,019,000. Deposits decreased by $19,065,000, or 2.2%, at December 31,1999 when compared to December 31, 1998. Without the sales of the branch and the mortgage loans, loans would have increased $16,132,000, or 2.2% and deposits would have decreased by $4,743,000, or 0.5%.

   [The following table was depicted as a bar chart in the printed material.]

                            RETURN ON AVERAGE ASSETS

                 1995                 1.47%
                 1996                 1.61%
                 1997                 1.67%
                 1998                 1.66%
                 1999                 1.63%

   [The following table was depicted as a bar chart in the printed material.]

                            RETURN ON AVERAGE EQUITY

                 1995                11.90%
                 1996                12.51%
                 1997                12.26%
                 1998                11.35%
                 1999                11.30%

Return on average equity decreased from 11.35% in 1998 to 11.30% in 1999, while return on average assets decreased to 1.63% from 1.66% in 1998. Omega's performance can be compared to its Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion (using the most current data for September 30, 1999).

                                                    Omega       Peers
                                                    -----       -----
Return on average assets .........................   1.69%       1.17%
Return on average equity .........................  11.61       12.72

                               NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 79% of total revenues for 1999. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax exempt, an adjustment is made for analytical purposes to place all assets on a fully tax equivalent basis.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on page 24) shows average asset and liability balances, average interest rates and interest income and expense for the period 1997 to 1999. In addition, it shows the changes attributable to the volume and rate components of net interest income.


22 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

Total average loans were $707,892,000 in 1999 at an average weighted yield of 8.28% that produced $58,634,000 in interest income. This represented a $3,873,000, or 0.6%, increase in average volumes from 1998. The yield decreased 28 basis points to 8.28% from 8.56% in 1998 causing a decrease of $2,009,000 in interest income, partially offsetting an increase of $377,000 of favorable mix and volume changes for a net decrease of $1,632,000, or 2.7%, when compared to 1998. In order to explain the 28 basis point decline in loan yields in 1999, we must consider both the effects of Omega's pricing index as well as competitive pressures that forced spreads down. Omega uses the US Treasury rates as indices for pricing most of its loans. In 1999, the spread between Treasury and the prime rate was wider than historical spreads, resulting in lower loan rates for new loans. In 1999, the weighted average rate of all new loans was 8.30%, 26 basis points lower than the composite rate of the loan portfolio in total during 1998. Additional constraints were placed on loan rates as a result of an ever-increasing competitive loan pricing environment.

Investment securities averaged $267,038,000 for an increase of $20,420,000, or 8.28% over the average investment securities in 1998. The average weighted yield decreased to 5.36% from 5.71% in 1998, as Year 2000 liquidity concerns influenced the types of new investments purchased during 1999. New securities purchased during 1999 were relatively shorter in term and lower in yield than would have been the case in a normal funds management situation. Additionally, tax-exempt investment securities were used to a higher degree in 1999 than in previous years. Approximately $24,000,000 of maturing taxable investment securities were replaced with tax-exempt investment securities that carry a lower rate, but higher tax equivalent yield. Interest income from securities increased a total of $234,000. Interest bearing deposits, federal funds sold and commercial paper, as a group on average, increased a total of 82.7%, or $14,078,000. These funds, supplied primarily by increases in average deposits, were employed in these short-term, liquid assets as a direct result of Year 2000 liquidity planning.

Total interest earning assets averaged $1,006,025,000 at a yield of 7.40% and produced total interest income of $74,493,000 for 1999. The net increase in average earning assets of $38,371,000 in 1999 over 1998 was funded by increased deposits and borrowings. The yield decreased 38 basis points from 7.78% due mainly to the lower yielding fixed rate and tax-free loans, as well as shorter-term, lower-yielding investments. The mix of earning assets changed slightly in 1999, when 66.6% of earning assets were made up of loans compared to 68.6% in 1998. (See Average Asset Mix Change chart on page 11). Interest income increased $1,885,000 from volume and mix changes and decreased $2,660,000 from generally lower yields producing a net decrease of 1.0%, or $775,000. On a fully tax equivalent basis, interest income decreased by $340,000.

Total interest bearing liabilities averaged $774,652,000 at a cost of $27,705,000 carrying a composite rate of 3.58%. This represented an increase in interest bearing liabilities of 3.5%, or $25,973,000, over 1998. The composite rate decreased from 3.83% in 1998, or 25 basis points. Interest expense decreased $1,729,000 due to lower rates and increased $784,000 due to volume and mix changes. These changes resulted in a net decrease of $945,000, or 3.3%, in interest expense.

Non-interest bearing funding sources, including equity, averaged $288,046,000 in 1999, compared to $278,000,000 in 1998, for an increase of $10,046,000, or 3.6%.
This resulted in a decrease of 21 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 2.96% in 1998 to 2.75% in 1999.

Net interest income was $46,788,000 for 1999, an increase of $170,000, or 0.4%, from 1998. This was the result of an increase of $1,101,000 in favorable volume and mix changes and a decrease of $931,000 as a result of interest rate effects. Net yield was 4.65% in 1999 and 4.82% in 1998. On a fully tax equivalent basis, the net yield decreased from 5.03% to 4.90% in 1999. As a comparison, Omega's regional peer group reported an average net interest margin of 4.18% through September 30, 1999 versus Omega's 4.94%.


----------------------------www.omegafinancial.com---------------------[LOGO] 23

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 5
             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                                                          (In thousands)                 Years Ended December 31,
====================================================================================================================================
                                                                              1999                               1998
                                                             ------------------------------------- ---------------------------------
                                                                Average                     Yield/   Average                 Yield/
ASSETS                                                        Balance (1)      Interest      Rate   Balance (1)    Interest   Rate
                                                             -----------     -----------    -----  -----------    ---------   ----
Interest earning assets:
   Loans (5),(7) .........................................   $   681,840     $    57,203     8.39% $   676,664    $  58,711   8.68%
   Tax-exempt loans ......................................        26,052           1,431     5.49       27,355        1,555   5.68
                                                             -----------     -----------     ----  -----------    ---------   ----
      Total loans ........................................       707,892          58,634     8.28      704,019       60,266   8.56

   Investment securities .................................       190,446          11,071     5.81      194,141       11,769   6.06
   Tax-exempt investment securities ......................        76,592           3,234     4.22       52,477        2,302   4.39
                                                             -----------     -----------     ----  -----------    ---------   ----
      Total investment securities ........................       267,038          14,305     5.36      246,618       14,071   5.71

   Interest bearing deposits .............................         3,659             181     4.95          761           39   5.12
   Federal funds sold ....................................        24,448           1,228     5.02       16,256          892   5.49
   Commercial paper ......................................         2,988             145     4.85           --           --     --
                                                             -----------     -----------     ----  -----------    ---------   ----
Total interest earning assets ............................     1,006,025          74,493     7.40      967,654       75,268   7.78

Non-interest earning assets:
   Cash and due from banks ...............................        34,952                               32,404
   Allowance for loan losses .............................       (11,830)                             (11,924)
   Premises and equipment ................................        15,771                               17,240
   Other assets (8) ......................................        17,780                               21,305
                                                             -----------                           -----------
      Total ..............................................   $ 1,062,698                           $1,026,679
                                                             ===========                           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Interest bearing demand deposits (2) ..................   $   240,806           3,865     1.61  $   229,484        4,044   1.76
   Savings deposits ......................................       105,574           2,375     2.25      102,636        2,309   2.25
   Time deposits .........................................       396,339          20,015     5.05      396,457       21,394   5.40
   Other, including short-term borrowings, long-term debt,
      and other interest bearing liabilities .............        31,933           1,450     4.54       20,102          903   4.49
                                                             -----------     -----------     ----  -----------    ---------   ----
Total interest bearing liabilities .......................       774,652          27,705     3.58      748,679       28,650   3.83
                                                                             -----------                          ---------
Non-interest bearing liabilities:
   Demand deposits .......................................       121,053                               114,382
   Other .................................................        13,374                                13,041
Shareholders' equity .....................................       153,619                               150,577
                                                             -----------                           -----------
      Total ..............................................   $ 1,062,698                           $ 1,026,679
                                                             ===========                           ===========

Net interest income ......................................                   $    46,788                          $  46,618
                                                                             ===========                          =========
Net yield on interest earning assets (3) .................                                   4.65%                            4.82%
                                                                                             ====                             ====
Net interest income and yield -- tax equivalent basis (4)                    $    49,300     4.90%                $  48,695   5.03%
                                                                             ===========     ====                 =========   ====
                                                             =======================================================================

1)    Average balances were calculated using a daily average.
2)    Includes NOW and money market accounts.
3) Net yield on interest earning assets is net interest income divided by average interest earning assets.
4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.
5) Non-accruing loans and investments are included in the above table until they are charged off.
6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
7) Interest on loans includes income/(loss) of $31 in 1999, $(2) in 1998 and $(13) in 1997 from interest rate contracts used to hedge prime interest rate loans.
8) Includes gross unrealized gains on securities available for sale: $5,637 in 1999, $8,537 in 1998 and $4,785 in 1997.


24 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                     TABLE 5
             AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
                                 (In thousands)

=======================================     =========================================    ===========================================
                    1997                              1999 Compared to 1998                       1998 Compared to 1997
    Average                      Yield/           Increase (Decrease) Due To (6)               Increase (Decrease) Due To (6)
  Balance (1)     Interest        Rate       Volume            Rate          Total         Volume           Rate           Total
 $  674,112      $   60,380       8.96%     $    450       $   (1,958)    $   (1,508)    $      228     $   (1,897)    $   (1,669)
     19,019           1,303       6.85           (73)             (51)          (124)           502           (250)           252
 ----------      ----------       ----      --------       ----------     ----------     ----------     ----------     ----------
    693,131          61,683       8.90           377           (2,009)        (1,632)           730         (2,147)        (1,417)

    208,943          12,542       6.00          (221)            (477)          (698)          (897)           124           (773)
     37,726           1,699       4.50         1,024              (92)           932            645            (42)           603
 ----------      ----------       ----      --------       ----------     ----------     ----------     ----------     ----------
    246,669          14,241       5.77           803             (569)           234           (252)            82           (170)

        605              34       5.62           143               (1)           142              8             (3)             5
     18,873           1,040       5.51           417              (81)           336           (144)            (4)          (148)
         --              --         --           145               --            145             --             --             --
 ----------      ----------       ----      --------       ----------     ----------     ----------     ----------     ----------
    959,278          76,998       8.03         1,885           (2,660)          (775)           342         (2,072)        (1,730)

     29,972
    (11,755)
     17,917
     19,195
 ----------
 $1,014,607
 ==========

 $  219,304           4,109       1.87           187             (366)          (179)           184           (249)           (65)
    102,121           2,309       2.26            66               --             66             11            (11)            --
    417,396          22,804       5.46            (6)          (1,373)        (1,379)        (1,157)          (253)        (1,410)

     13,758             655       4.76           537               10            547            287            (39)           248
 ----------      ----------       ----      --------       ----------     ----------     ----------     ----------     ----------
    752,579          29,877       3.97           784           (1,729)          (945)          (675)          (552)        (1,227)
                 ----------                 --------       ----------     ----------     ----------     ----------     ----------
    110,520
     13,148
    138,360
 ----------
 $1,014,607
 ==========

                 $   47,121                 $  1,101       $     (931)    $      170     $    1,017     $   (1,520)    $     (503)
                 ==========                 ========       ==========     ==========     ==========     ==========     ==========

                                  4.91%
                                  ====

                 $   48,737       5.08%
                 ==========       ====
=======================================     =========================================    ===========================================


----------------------------www.omegafinancial.com---------------------[LOGO] 25

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

   [The following table was depicted as a bar chart in the printed material.]

                               NET INTEREST YIELD
                        YIELD ON        COST TO FUND    NET INTEREST
                     EARNING ASSETS    EARNING ASSETS       YIELD

      1995                8.08%             3.21%           4.87%
      1996                8.05%             3.18%           4.87%
      1997                8.03%             3.12%           4.91%
      1998                7.78%             2.96%           4.82%
      1999                7.40%             2.75%           4.65%

                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $1,060,000 in 1999 and in 1998. In 1999, the provision for loan losses exceeded net charge-offs by $93,000, while in 1998 net charge-offs exceeded the provision by $21,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 1999 and 1998 were .14% and .15%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 29.0% at year-end 1999 and 55.4% at the end of 1998. The allowance for loan losses as a ratio to net loans was 1.68% and 1.63% at December 31, 1999 and 1998, respectively. When compared to our regional peers (most current data as of Setember 30, 1999), Omega's ratio of net charge-offs to average loans was .19% and the peer average was .18%.

Management believes that the allowance for loan losses at December 31, 1999 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical losses, the status of non-performing delinquent loans, prevailing economic conditions and industry standards.

                               NON-INTEREST INCOME

Omega is committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the increase in income from traditional bank services over the last two years. In 1997, service-based fee income was 15.0% of total revenues. In 1998, it increased to 15.9% and in 1999, 17.5% of total revenues were in the form of service-based income. We believe that our information-packed web site with on-line banking, our customer information call center, and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients have allowed us to be more responsive to their financial needs through personalized service and product design. Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $10,293,000 during 1999 for an 8.0%, or $766,000 increase when compared to $9,527,000 for 1998.


26 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was .98% for 1999, as compared to .95% in 1998. When compared to our regional peers (most current data as of September 30, 1999), Omega's ratio was .96% and the peer average was .70%.

   [The following table was depicted as a bar chart in the printed material.]

                      NON-INTEREST INCOME TO AVERAGE ASSETS
               (EXCLUDING SECURITY GAINS AND NON-RECURRING ITEMS)

       1995                          0.77%
       1996                          0.82%
       1997                          0.88%
       1998                          0.95%
       1999*                         0.98%

*     1999 non-recurring item -- 0.13%

In 1999, net gains from investment securities decreased by $3,215,000, or 90.3% to $345,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year.

Likewise, other non-recurring gains or losses can be realized in a given year based upon unique circumstances. For example, in 1999 management made a decision to sell one banking office, based on its performance level, with a resulting gain of $1,410,000. Additionally, in order to reduce interest rate risk within the balance sheet, a block of mortgage loans, with book value of $21,207,000 was sold, producing a gain of $106,000.

 In total, net gains realized on the sale of investment securities, loans and other assets was $1,833,000 in 1999 versus $3,818,000 in 1998, resulting in a decrease in non-interest income of $1,985,000, or 52.0%. These net gains represented .17% of average assets in 1999, as compared to .37% in 1998.

                              NON-INTEREST EXPENSE

It is Omega's desire to minimize operating expense to produce the highest levels of income possible. Total non-interest expenses were $33,597,000 for 1999 as compared to $34,189,000 for 1998, representing a decrease of $592,000, or 1.7%.

Salaries and employee benefits increased by 3.2%, or $577,000 in 1999 as compared to 1998, as a result of an increase of one full-time equivalent employee on average and normal salary merit increases. As a comparison, Omega employed one employee for every $2,040,000 in average assets in 1999, versus $1,955,000 of average assets in 1998.

   [The following table was depicted as a bar chart in the printed material.]

                     NON-INTEREST EXPENSE TO AVERAGE ASSETS
                         (EXCLUDING NON-RECURRING ITEMS)

       1995                          3.28%
       1996                          3.08%
       1997                          3.13%
       1998*                         3.14%
       1999                          3.16%

*     1998 non-recurring item -- 0.19%

In order to achieve Omega's goals for increasing the customer base through customer satisfaction, management is committed to continual upgrading of its delivery methods through advanced technology, both of hardware and software. This has resulted in increased costs in the form of supplies and equipment, depreciation and operational consolidation costs over the past few years. Accordingly, equipment expense increased by 7.6%, or $156,000 in 1999 as compared to 1998, as technology advances and operational consolidation costs continue.

Other non-interest expenses, totaling $8,997,000 decreased by $1,221,000 in 1999 as compared to 1998. In 1998, Omega recorded a non-recurring charge to non-interest expense in the amount of $1,944,000. This represented a write-off of remaining goodwill and core deposit intangibles relating to a bank that was acquired in 1995. (See later discussion on 1998 for details concerning this item). As a result of the write-off in 1998, Omega recorded $223,000 less in scheduled amortization of goodwill and core deposit intangibles in 1999 than in 1998. Exclusive of the non-recurring charge, other non-interest expense increased $723,000, or 8.7%. This is due primarily to increased expense for customer MAC transactions, higher Pennsylvania tax liabilities, and various operational consolidation costs.

As a percentage of average assets, non-interest expense was 3.16% for 1999 as compared to 3.33% in 1998. Excluding the non-recurring charge in 1998 (representing .19% of average assets), this ratio was 3.14%. At September 30, 1999, Omega's ratio of non-interest expense to average assets was 3.12%, compared to a regional peer average of 2.78%.


----------------------------www.omegafinancial.com---------------------[LOGO] 27

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

                                  INCOME TAXES

Income tax expense for 1999 amounted to $6,895,000 compared to $7,622,000 in 1998. The effective tax rate was 28.4% in 1999 versus 30.8% in 1998. The non-recurring charge in 1998, specifically the accelerated amortization of non-deductible goodwill increased the effective tax rate by 0.7%. Excluding this item, the effective tax rate in 1998 would have been 30.1%. The improvement in 1999 was due to the change in the mix of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 1999 by 28.6% or $22,812,000, decreasing the federal tax rate by 5.9%, as compared to 1998, when the tax rate was decreased by only 4.8% as a result of income from tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 9.7%, 7.8% and 5.6% in 1999, 1998 and 1997, respectively. Tax-exempt income as a percentage of income before income tax was 19.2%, 15.6% and 12.3% in 1999, 1998 and 1997, respectively. See
Note 11 of Notes to Consolidated Financial Statements for further information on income taxes.

                                   NET INCOME

For comparative purposes, the following table sets forth earnings and certain earnings ratios for the past three years.

                                             1999          1998          1997
                                         ---------------------------------------
Net income ...........................   $   17,362    $   17,092    $   16,968
Return on average assets .............         1.63%         1.66%         1.67%
Return on average equity .............        11.30         11.35         12.26

Summarized below are the components of net income and the contribution of each to return on assets for 1999 and 1998.

                                                                              1999                               1998
                                                              -----------------------------------  ---------------------------------
                                                                                     % of Average                      % of Average
                                                                                        Assets                            Assets
                                                                                     ------------                      ------------
Net interest income ....................................      $    46,788                4.40%     $     46,618            4.54%
Loan loss provision ....................................           (1,060)              (0.10)           (1,060)          (0.10)

Trust fees .............................................            2,976                0.28             2,904            0.28
Deposit service fees ...................................            3,585                0.34             3,427            0.33
Other fees .............................................            3,732                0.35             3,196            0.31
Security gains .........................................              345                0.03             3,560            0.35
Gains on sale of other assets ..........................            1,488                0.14               258            0.03
                                                              -----------------------------------  ---------------------------------
Total non-interest income ..............................           12,126                1.14            13,345            1.30

Employee expense .......................................          (18,609)              (1.75)          (18,032)          (1.76)
Occupancy and equipment ................................           (4,370)              (0.41)           (4,220)          (0.41)
Other non-interest expense .............................          (10,618)              (1.00)           (9,993)          (0.97)
Non-recurring expense ..................................               --                0.00            (1,944)          (0.19)
                                                              -----------------------------------  ---------------------------------
Total non-interest expense .............................          (33,597)              (3.16)          (34,189)          (3.33)

Income tax expense .....................................           (6,895)              (0.65)           (7,622)          (0.74)
                                                              -----------------------------------  ---------------------------------
Net income .............................................      $    17,362                1.63%     $     17,092            1.66%
                                                              ===================================  =================================
Average assets .........................................      $ 1,062,698                          $  1,026,679

                       1998 FINANCIAL PERFORMANCE OVERVIEW

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


28 [LOGO]---------------------www.omegafinancial.com----------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

Assets were $1,062,704,000 at December 31, 1998, representing a $46,801,000, or 4.6%, increase over year-end 1997. Loans (net of unearned discount) were $722,967,000 compared to $691,893,000 at December 31, 1997, an increase of 4.5%, or $31,074,000. Deposits increased by $29,885,000, or 3.6%, at December 31,1998 when compared to December 31, 1997.

Return on average equity decreased from 12.26% to 11.35% in 1998, while return on average assets decreased to 1.66% from 1.67% in 1997. Omega's performance can be compared to its Mid-Atlantic regional peers with consolidated assets of $1 billion to $5 billion.

                                                    Omega       Peers
                                                    -----       -----
Return on average assets .......................... 1.66%       1.21%
Return on average equity .......................... 11.35       12.98

                               NET INTEREST INCOME

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

Investment securities averaged $246,618,000 for a decrease of $51,000. The average weighted yield decreased to 5.71% from 5.77% in 1997. Interest income from securities decreased a total of $170,000, with $252,000 attributable to the replacement of approximately $15,000,000 of maturing taxable investment securities with tax-exempt investment securities that carry a lower rate, but higher tax equivalent yield. Interest bearing deposits increased $156,000, or 25.8%, and federal funds sold decreased 13.9%, or $2,617,000. The net decrease in average volumes of $2,512,000 on the above three assets was a result of reduced funding from deposits.

Total interest earning assets averaged $967,654,000 at an average yield of 7.78% and produced total interest income of $75,268,000 for 1998. The net increase in average earning assets of $8,376,000 in 1998 over 1997 was funded primarily by borrowings. The yield decreased 25 basis points from 8.03% due mainly to the lower yielding fixed rate and tax-free loans. The mix of earning assets remained stable in 1998, with 68.6% of all earning assets made up of loans, as compared to 68.3% in 1997. (See Average Asset Mix Change chart on page 11). Interest income increased $342,000 from volume and mix changes and decreased $2,072,000 from generally lower yields producing a net decrease of 2.2%, or $1,730,000. On a fully tax equivalent basis, interest income decreased by only $1,269,000.

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

Non-interest bearing funding sources, including equity, averaged $278,000,000 in 1998, compared to $262,028,000 in 1997, for an increase of $15,972,000, or 6.1%.
This resulted in a decrease of 16 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) from 3.11% in 1997 to 2.96% in 1998.

Net interest income was $46,618,000 for 1998, a decrease of $503,000, or 1.1%, from 1997. This was the result of an increase of $1,017,000 in favorable volume and mix changes and a decrease of $1,520,000 as a result of interest rate effects. Net yield was 4.82% in 1998 and 4.91% in 1997. On a fully tax equivalent basis, the net yield decreased from 5.08% to 5.03% in 1998. Omega's regional peer group reported average net interest margins of 4.37% as of December 31,1998.

                               NON-INTEREST INCOME

Non-interest income grew to $13,345,000 during 1998 for a 31.4%, or $3,189,000 increase when compared to $10,156,000 for 1997. Most categories of non-interest income were improved in 1998 as compared to 1997. The Corporation continued to place emphasis on traditional banking services and improve its overall fee structure. As a result, fee income from loans, deposits and other services increased by $750,000, or 12.8%. In 1998 net gains from investment securities increased by $2,344,000, or 192.8%, and net gains from the sale of loans and other assets decreased by $61,000, or 19.1%.


----------------------------www.omegafinancial.com---------------------[LOGO] 29

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                            -------------------------

As a percentage of average assets, non-interest income (excluding securities gains) was .95% for 1998, as compared to .88% in 1997. When compared to our regional peers, Omega's ratio was .95% and the peer average was .68%.

                              NON-INTEREST EXPENSE

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

During the fourth quarter of 1998, Omega recorded a non-recurring charge to non-interest expense in the amount of $1,944,000. This represents a complete write-off of all remaining goodwill and core deposit intangibles relating to a branch that was acquired in 1995. The original premium was $2,300,000, with amortization scheduled to run through 2010. Management's analysis of the projected operating results of this branch and its deteriorating deposit base led to the determination that the remaining premium could not be recovered from the projected future cash flows attributable to the branch. In addition, given the projected deterioration in the deposit levels at this branch, management determined that the fair value of the branch assets did not exceed their carrying value. Therefore, these intangibles were charged off in the current year. Other operating expense, exclusive of the non-recurring item in 1998 decreased by $427,000, or 4.9% when compared to 1997.

 As a percentage of average assets, non-interest expense was 3.33% for 1998 as compared to 3.13% in 1997. Excluding the non-recurring charge in 1998 (representing .19% of average assets), this ratio is 3.14%. At December 31, 1998, Omega's regional peer group average was 2.80%.

                                  INCOME TAXES

Income taxes for 1998 amounted to $7,622,000 compared to $7,497,000 in 1997. The effective tax rate was 30.8% in 1998. The non-recurring charge, specifically the accelerated amortization of non-deductible goodwill increased the effective tax rate by 0.7%. Excluding this item, the effective tax rate would have been 30.1%, compared to 30.6% in 1997. This improvement was due to the change in the mix of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 1998 by 40.7% or $23,087,000, decreasing the federal tax rate by 4.8%. In 1997, tax exempt earning assets had decreased from the prior year by 8.4% or $4,414,000, and reduced federal tax by only 3.8%. Average tax-exempt investments and loans as a percentage of average assets were 7.8%, 5.6% and 5.2% in 1998, 1997 and 1996, respectively. Tax-exempt income as a percentage of income before income tax was 15.6%, 12.3% and 12.1% in 1998, 1997 and 1996, respectively. See Note 11 of
Notes to Consolidated Financial Statements for further information on income taxes.

                                   NET INCOME

For comparative purposes, the following table sets forth earnings and certain earnings ratios for the past three years, excluding the non-recurring charge to earnings in 1998.

                                              1998         1997          1996
                                         ---------------------------------------
Net income ...........................   $   18,531    $   16,968    $   16,227
Return on average assets .............         1.81%         1.67%         1.61%
Return on average equity .............        12.31         12.26         12.51

                                    YEAR 2000

As predicted by management, Omega's transition to the Year 2000 was smooth and uneventful, due to extensive planning and testing. The program was successful, not only because of our internal preparations, but because of the commitment and cooperation of clients and vendors working together, sharing information, updating infrastructure and completing the testing of hardware, software and systems.

Total costs associated with the preparation for Year 2000 did not exceed the projected $750,000, which included $175,000 capitalized for replacement of major hardware. These expenditures were not material to the financial condition or results of operations in 1999, and will have no material effect on results of operations going forward.


30 [LOGO]---------------------www.omegafinancial.com----------------------------

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                                               DECEMBER 31,
                                                                                                   ---------------------------------
ASSETS                                                                                                 1999                  1998
                                                                                                   -----------          -----------
Cash and due from banks (Notes 1 and 3) ..................................................         $    36,580          $    40,066
Interest bearing deposits with other financial institutions ..............................                 872                1,455
Federal funds sold .......................................................................               1,975               18,350
Investment securities held to maturity
  (market value--$5,001 and $117,954 respectively) (Notes 1 and 4) .......................               4,951              116,829
Investment securities available for sale (Notes 1 and 4)                                               267,718              144,551

Total loans (Notes 1, 5, 6 and 17) .......................................................             705,241              723,485
Less: Unearned discount ..................................................................                (293)                (518)
  Allowance for loan losses ..............................................................             (11,865)             (11,772)
                                                                                                   -----------          -----------
                                                                                                       693,083              711,195

Premises and equipment,net (Notes 1 and 7) ...............................................              14,644               16,816
Other assets (Note 1) ....................................................................              33,580               13,442
                                                                                                   -----------          -----------
TOTAL ASSETS .............................................................................         $ 1,053,403          $ 1,062,704
                                                                                                   ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ...................................................................         $   119,391          $   132,291
  Interest bearing .......................................................................             732,204              738,369
                                                                                                   -----------          -----------
                                                                                                       851,595              870,660

Short-term borrowings (Note 8) ...........................................................              28,527               17,638
Other liabilities ........................................................................              10,919               11,004
ESOP debt (Note 12) ......................................................................               3,611                3,837
Long-term debt (Note 8) ..................................................................               7,000                5,000
Other interest bearing liabilities .......................................................                 600                  585
                                                                                                   -----------          -----------
TOTAL LIABILITIES ........................................................................             902,252              908,724

Commitments and Contingent Liabilities (Notes 10, 13 and 14)

Shareholders' Equity (Note 15)
Preferred stock, par value $5.00 per  share:
Authorized -- 5,000,000 shares;
Issued and outstanding --
219,781 shares Series A Convertible ......................................................               5,000                5,000
Unearned compensation related to ESOP debt ...............................................              (2,625)              (2,875)
Common stock, par value $5.00 per share:
 Authorized -- 25,000,000 shares;
 Issued --
    9,259,782 shares at December 31, 1999;
    9,137,270 shares at December 31, 1998
 Outstanding --
    8,774,507 shares at December 31, 1999;
    8,960,197 shares at December 31, 1998 ................................................              46,299               45,686
Capital surplus ..........................................................................               4,825                3,209
Retained earnings ........................................................................             113,204              104,285
Accumulated other comprehensive income (Note 16) .........................................                 817                4,713
Cost of common stock in treasury:
    485,275 shares at December 31, 1999;
    177,073 shares at December 31, 1998 ..................................................             (16,369)              (6,038)
                                                                                                   -----------          -----------
TOTAL SHAREHOLDERS' EQUITY ...............................................................             151,151              153,980
                                                                                                   -----------          -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................................         $ 1,053,403          $ 1,062,704
                                                                                                   ===========          ===========

The accompanying notes are an integral part of these statements.


----------------------------www.omegafinancial.com---------------------[LOGO] 31

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)

                                                                                                    YEARS ENDED DECEMBER 31,
                                                                                       ---------------------------------------------
                                                                                        1999               1998               1997
                                                                                       -------            -------            -------
INTEREST INCOME:
Interest and fees on loans ................................................            $58,634            $60,266            $61,683
Interest and dividends on investment securities:
  Taxable interest income .................................................             10,449             11,148             12,004
  Tax-exempt interest income ..............................................              3,234              2,302              1,699
  Dividend income .........................................................                622                621                538
Other interest income .....................................................              1,554                931              1,074
                                                                                       -------            -------            -------
TOTAL INTEREST INCOME .....................................................             74,493             75,268             76,998

INTEREST EXPENSE:
Interest on deposits ......................................................             26,255             27,747             29,222
Interest on short-term borrowings .........................................              1,089                783                342
Interest on long-term debt and
  other interest bearing liabilities ......................................                361                120                313
                                                                                       -------            -------            -------
TOTAL INTEREST EXPENSE ....................................................             27,705             28,650             29,877
                                                                                       -------            -------            -------

NET INTEREST INCOME .......................................................             46,788             46,618             47,121
Provision for loan losses (Note 6) ........................................              1,060              1,060              1,030
                                                                                       -------            -------            -------
INCOME FROM CREDIT ACTIVITIES .............................................             45,728             45,558              6,091

OTHER INCOME:
Trust fees ................................................................              2,976              2,904              2,746
Service fees on deposit accounts ..........................................              3,585              3,427              3,281
Investment securities gains, net (Note 4)
  Investment securities held to maturity ..................................                 --                 --                  2
  Investment securities available for sale ................................                345              3,560              1,216
Gain on sale of loans and other assets ....................................              1,488                258                319
Other .....................................................................              3,732              3,196              2,592
                                                                                       -------            -------            -------
TOTAL OTHER INCOME ........................................................             12,126             13,345             10,156

OTHER EXPENSE:
Salaries and employee benefits (Note 12) ..................................             18,609             18,032             17,384
Net occupancy expense .....................................................              2,171              2,177              2,185
Equipment expense .........................................................              2,199              2,043              1,869
Data processing service ...................................................              1,521              1,618              1,542
FDIC insurance premiums ...................................................                100                101                104
Other .....................................................................              8,997             10,218              8,698
                                                                                       -------            -------            -------
TOTAL OTHER EXPENSE .......................................................             33,597             34,189             31,782
                                                                                       -------            -------            -------

INCOME BEFORE INCOME TAXES ................................................             24,257             24,714             24,465
Income tax expense  (Notes 1 and 11) ......................................              6,895              7,622              7,497
                                                                                       -------            -------            -------
NET INCOME ................................................................            $17,362            $17,092            $16,968
                                                                                       =======            =======            =======

EARNINGS PER SHARE (Notes 1 and 9)
Basic .....................................................................            $  1.92            $  1.87            $  1.85
Diluted ...................................................................            $  1.85            $  1.79            $  1.77
WEIGHTED AVERAGE SHARES AND EQUIVALENTS:
Basic .....................................................................              8,838              8,949              8,950
Diluted ...................................................................              9,315              9,475              9,476

The accompanying notes are an integral part of these statements.


32 [LOGO]---------------------www.omegafinancial.com----------------------------

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 -----------------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)

                                                                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                            ---------------------------------------------------------------------------------------
                                                                                                  Accumulated  Cost of
                                                       Unearned                                   Other Comp-  Common
                                            Preferred   Comp-      Common    Capital   Retained    rehensive    Stock
                                              Stock    ensation    Stock     Surplus   Earnings      Income   In Treasury   Total
                                            --------- ---------  ---------  ---------  ---------   ---------   ---------  ---------
Balance at January 1, 1997 ...............  $   5,000 $  (3,375) $  30,521  $   5,649  $  97,749   $   2,607   $  (2,266) $ 135,885
Comprehensive income:
  Net income .............................                                                16,968
  Change in unrealized
securities gains, net ....................                                                             2,391
Total comprehensive income ...............                                                                                   19,359
Common dividends declared --
  $.65 per share .........................                                                (5,838)                            (5,838)
Cash dividends, preferred --
  $1.80 per share ........................                                                  (396)                              (396)
Amortization of unearned compensation ....                  250                                                                 250
Tax benefit from employee stock options ..                                                   321                                321
Tax benefit from preferred stock
  dividends paid to ESOP .................                                                    93                                 93
Purchase of treasury stock --
  279,603 shares .........................                                                                       (10,140)   (10,140)
Exercised employee stock options --
  108,610 shares .........................                             292        324                              1,712      2,328
Issuance of treasury stock to ESOP --
  17,192 shares ..........................                                                                           596        596
3 for 2 stock split, issued in the form
   of a stock dividend -- 2,999,164 shares                          14,445     (4,151)   (14,471)                  4,151        (26)
                                            --------- ---------  ---------  ---------  ---------   ---------   ---------  ---------
Balance at December 31, 1997 .............      5,000    (3,125)    45,258      1,822      94,426      4,998      (5,947)   142,432
Comprehensive income:
  Net income .............................                                                 17,092
Change in unrealized securities gains, net                                                              (285)
Total comprehensive income ...............                                                                                   16,807
Common dividends declared --
  $.80 per share .........................                                                 (7,169)                           (7,169)
Cash dividends, preferred --
  $1.80 per share ........................                                                   (396)                             (396)
Amortization of unearned compensation ....                  250                                                                 250
Tax benefit from employee stock options ..                                                    245                               245
Tax benefit from preferred stock
  dividends paid to ESOP .................                                                     87                                87
Purchase of treasury stock --
  23,300 shares ..........................                                                                          (705)      (705)
Exercised employee stock options --
  87,530 shares ..........................                             428      1,387
                                                                                                                              1,815
Issuance of treasury stock to ESOP --
  17,700 shares ..........................                                                                           614        614
                                            --------- ---------  ---------  ---------  ---------   ---------   ---------  ---------
Balance at December 31, 1998 .............      5,000    (2,875)    45,686      3,209     104,285      4,713      (6,038)   153,980
Comprehensive income:
  Net income .............................                                                 17,362
Change in unrealized securities gains, net                                                            (3,896)
Total comprehensive income ...............                                                                                   13,466
Common dividends declared --
  $.95 per share .........................                                                 (8,383)                           (8,383)
Cash dividends, preferred --
  $1.80 per share ........................                                                   (396)                             (396)
Amortization of unearned compensation ....                  250                                                                 250
Tax benefit from employee stock options ..                                                    256                               256
Tax benefit from preferred stock
  dividends paid to ESOP .................                                                     80                                80
Purchase of treasury stock --
  319,883 shares .........................                                                                       (10,331)   (10,331)
Exercised employee stock options --
  134,193 shares .........................                             613      1,616                                         2,229
                                            --------- ---------  ---------  ---------  ---------   ---------   ---------  ---------
Balance at December 31, 1999 .............  $   5,000 $  (2,625) $  46,299  $   4,825  $ 113,204   $     817   $ (16,369) $ 151,151
                                            ========= =========  =========  =========  =========   =========   =========  =========

The accompanying notes are an integral part of these statements.


----------------------------www.omegafinancial.com---------------------[LOGO] 33

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                          -----------------------------------------
                                                                                             1999            1998            1997
                                                                                          ---------       ---------       ---------
Cash flows from operating activities:
  Net income .......................................................................      $  17,362       $  17,092       $  16,968
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization ..................................................          2,221           4,522           2,489
    Provision for loan losses ......................................................          1,060           1,060           1,030
    Gain on sale of investment securities ..........................................           (189)         (2,913)         (1,218)
    Non-monetary exchange of cost-method investments ...............................           (156)           (421)             --
    Loss (gain) on sale of fixed assets and other property owned ...................              5            (214)            (77)
    Gain on sale of loans ..........................................................            (83)            (45)           (241)
    Gain on sale of branch .........................................................         (1,410)             --              --
    (Increase) decrease in deferred tax asset ......................................           (229)           (427)             26
    Decrease (increase) in interest receivable and other assets ....................          1,937            (132)         (1,044)
    Increase (decrease) in interest payable ........................................             73            (384)           (179)
    (Decrease) increase in taxes payable ...........................................           (631)             78            (689)
    Amortization of deferred net loan costs (fees) .................................           (217)            157            (104)
    Deferral of net loan fees (costs) ..............................................            257             476             299
    Increase in accounts payable and accrued expenses ..............................            338           1,730             741
                                                                                          ---------       ---------       ---------
      Total adjustments ............................................................          2,976           3,487           1,033
                                                                                          ---------       ---------       ---------
Net cash provided by operating activities ..........................................         20,338          20,579          18,001

Cash flows from investing activities: Proceeds from the sale or maturity of:
    Interest bearing deposits with other financial institutions ....................         39,002           1,622           1,269
    Commercial paper ...............................................................          5,000              --              --
    Investment securities available for sale -- sales and maturities ...............         80,132          64,824          44,350
    Investment securities held to maturity -- maturities ...........................         10,486          42,824          39,286
  Purchase of:
    Interest bearing deposits with other financial institutions ....................        (38,419)         (2,477)         (1,357)
    Commercial paper ...............................................................         (4,855)             --              --
    Investment securities available for sale .......................................       (106,739)        (76,237)        (45,290)
    Investment securities held to maturity .........................................         (1,212)        (42,814)        (41,793)
  Proceeds from sale of branch .....................................................          1,000              --              --
  (Increase) decrease in loans .....................................................        (18,642)        (34,479)            736
  Gross proceeds from sale of loans ................................................         22,802           1,736           2,957
  Capital expenditures .............................................................         (1,118)         (1,177)         (1,783)
  Sale of fixed assets and other property owned ....................................            644             908             502
  Decrease (increase) in federal funds sold ........................................         16,375           4,300          (4,575)
  Purchase of bank-owned life insurance ............................................        (20,112)             --              --
                                                                                          ---------       ---------       ---------
Net cash used in investing activities ..............................................        (15,656)        (40,970)         (5,698)

Cash flows from financing activities:
  (Decrease) increase in deposits, net .............................................         (4,743)         29,885          (5,255)
  Increase in borrowings, net ......................................................         12,889           4,378           7,968
  Net change in other interest bearing liabilities .................................             15              (1)             (7)
  Dividends paid ...................................................................         (8,563)         (7,185)         (6,053)
  Tax benefit from preferred stock dividend and
  stock option activity ............................................................            336             332             414
  Issuance of common stock .........................................................          2,229           1,815             616
  Acquisition of treasury stock ....................................................        (10,331)           (705)        (10,140)
  Proceeds from sale of treasury stock .............................................             --              --           1,712
                                                                                          ---------       ---------       ---------
Net cash (used in) provided by  financing activities ...............................         (8,168)         28,519         (10,745)
                                                                                          ---------       ---------       ---------
Net (decrease) increase  in cash and due from banks ................................      $  (3,486)      $   8,128       $   1,558
                                                                                          =========       =========       =========

Cash and due from banks at beginning of period .....................................      $  40,066       $  31,938       $  30,380
Cash and due from banks at end of period ...........................................         36,580          40,066          31,938
                                                                                          ---------       ---------       ---------
Net (decrease) increase  in cash and due from banks ................................      $  (3,486)      $   8,128       $   1,558
                                                                                          =========       =========       =========

Interest paid ......................................................................      $  27,632       $  29,079       $  30,056
Income taxes paid ..................................................................          7,124           7,517           7,112

The accompanying notes are an integral part of these statements.


34 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                   OMEGA FINANCIAL CORPORATION AND SUBSIDIARES
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of three banks and four non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 42 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, and Bedford counties. Its banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiaries also provide a variety of trust services. Management believes that Omega Financial Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

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

INVESTMENT SECURITIES

Investment securities within the Corporation's investment portfolio are classified as available for sale or held to maturity. Prior to April 1, 1999, the determination as to which portfolio to hold each security was made at the time of purchase, based on management's intent. All equity investments were classified as available for sale. Debt securities were classified as available for sale when the intent was for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk, or liquidity needs. Securities were classified as held to maturity when it is management's intent to hold such securities until maturity. On April 1, 1999, Omega adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". Upon adoption, SFAS No. 133 allowed an institution to perform a one-time reclassification of securities from the held to maturity portfolio into the available for sale or trading portfolios without calling into question the intent of the company to hold the remaining securities in the held to maturity category to maturity. At the date of adoption, Omega transferred investment securities with a cost basis of $102,672,000 from the held to maturity to the available for sale portfolio. As a result of this transfer, Omega realized an increase in accumulated other comprehensive income of $425,000, which is reflected as a cumulative effect of a change in accounting principle (See Note
16).

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

DERIVATIVE FINANCIAL INSTRUMENTS

Omega adopted SFAS No. 133, "Accounting for Derivitive Instruments and Hedging Activities" on April 1, 1999. The statement establishes accounting and reporting standards requiring that every derivative be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivitive's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. With the exception of the reclassification of certain held to maturity investments to available for sale, the adoption had no other impact on the financial statements of Omega, as Omega has not held any instruments that meet the defination of a derivative under SFAS No. 133 since the adoption of the statement.


----------------------------www.omegafinancial.com---------------------[LOGO] 35

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

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

OTHER REAL ESTATE OWNED AND HELD FOR INVESTMENT

Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 1999 and 1998, the carrying value of other real estate owned and held for investment was $273,000 and $259,000, respectively.

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

EARNINGS PER SHARE

As of December 31, 1997, Omega adopted SFAS No. 128, "Earnings per Share", which revised standards for computing and presenting earnings per share (EPS). This Statement replaced the presentation of primary EPS with a presentation of basic EPS, and replaced the presentation of fully diluted EPS with a presentation of diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. On a diluted basis, both earnings and shares outstanding are adjusted to assume the conversion of all potentially dilutive securities into common stock (See Notes 9 and 19).

COMPREHENSIVE INCOME

Effective January 1, 1998, Omega adopted SFAS No. 130, "Reporting Comprehensive Income", which established new rules for the reporting and display of comprehensive income and its components. The adoption had no impact on Omega's net income or shareholders' equity. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. SFAS No. 130 requires presentation of comprehensive income (net income plus all other changes in net assets from nonowner sources) and its components in the financial statements. Reclassification of financial statements


36 [LOGO]---------------------www.omegafinancial.com----------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------

for earlier periods is provided for comparative purposes. Omega has elected to reflect the statements of comprehensive income within the consolidated statements of shareholders' equity (See Note 16).

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

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" requires disclosure of estimated fair values of Omega's financial instruments. The following describes the estimated fair value of the Corporation's financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.

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

Cash and due from banks, Interest bearing deposits with other financial institutions and Federal funds sold -- The carrying amounts approximate fair value due to the short maturity of these instruments.

Investment securities -- The fair value of investment securities is determined by reference to quoted market prices or dealer quotes (See Note 4).

Commercial, financial and agricultural loans -- These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate in 1999 or solely the national prime rate in 1998. Loans discounted at the prime rate have a positive spread of approximately 0 to 75 basis points at December 31, 1999 and a positive spread of 25 to 100 basis points at December 31, 1998. Loans tied to the U.S. Treasury rate carry a spread of approximately 200 to 220 basis points at December 31, 1999. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the commercial loans listed above.

Real estate mortgage loans -- This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 165 to 265 basis points at December 31, 1999 and a spread of 150 to 270 basis points at December 31, 1998. The current market rate for the fixed rate mortgages ranged from 8.29% to 8.59% at December 31, 1999 and from 6.90% to 7.35% at December 31, 1998.

Home equity loans -- This category is comprised primarily of fixed rate loans, but does include home equity lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. Home equity lines of credit are on a floating basis and approximate current market rates.

Personal loans and lease financing -- This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48 month automobile loan plus 25 basis points. This rate was 8.93% and 8.97% on December 31, 1999 and 1998, respectively. Personal lines of credit are on a floating basis and approximate current market rates.


----------------------------www.omegafinancial.com---------------------[LOGO] 37

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Demand and savings accounts -- The fair value of these deposits is the amount payable on demand.

Time deposits -- The estimated fair value is determined by discounting the contractual cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term minus a spread of 25 to 45 basis points at December 31, 1999 and 0 to 40 basis points at December 31, 1998.

Short term borrowings and long term debt -- The carrying amounts approximate fair value as they are on a floating basis.

ESOP debt -- The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to Omega for debt with similar terms and remaining maturities.

Other interest bearing liabilities -- This category reprices semi-annually and fair value is arrived at by discounting the future contractual cash flows at a rate equivalent to the 3 month U.S. Treasury rate.

At December 31, 1999, Omega had no interest rate swap agreements. At December 31, 1998, Omega had existing interest rate contracts with a total notional balance of $30,000,000. These agreements had a positive fair value of $48,000 based on dealer quotes on that date (See Note 13).

                                                                                           (in thousands)
                                                                        December 31, 1999                   December 31, 1998
                                                                 ------------------------------       ------------------------------
                                                                     Book               Fair             Book               Fair
                                                                     Value              Value            Value              Value
                                                                 -----------        -----------       -----------        -----------
Cash and due from banks ..................................       $    36,580        $    36,580       $    40,066        $    40,066
Interest bearing deposits ................................               872                872             1,455              1,455
Federal funds sold .......................................             1,975              1,975            18,350             18,350
Investment securities held to maturity ...................             4,951              5,001           116,829            117,954
Investment securities available for sale .................           267,718            267,718           144,551            144,551
Loans (net of unearned interest):
   Commercial, financial and agricultural ................           107,093            105,450            97,901             96,037
   Real estate -- commercial .............................           204,809            200,757           198,987            198,496
   Real estate -- construction ...........................            16,039             15,802            15,890             15,993
   Real estate -- mortgage ...............................           200,561            195,305           227,846            229,437
   Home equity ...........................................            91,711             90,580            83,800             84,172
   Personal ..............................................            82,079             83,536            94,987             96,102
   Lease financing .......................................             2,656              2,672             3,556              3,577
   Allowance for loan losses .............................           (11,865)                --           (11,772)                --
                                                                 -----------        -----------       -----------        -----------
Total loans ..............................................           693,083            694,102           711,195            723,814
Interest receivable ......................................             7,870              7,870             7,512              7,512
                                                                 -----------        -----------       -----------        -----------
Total financial assets ...................................       $ 1,013,049        $ 1,014,118       $ 1,039,958        $ 1,053,702
                                                                 ===========        ===========       ===========        ===========

Demand deposits ..........................................       $   297,585        $   297,585       $   320,462        $   320,462
Savings deposits .........................................           154,937            154,938           155,710            155,710
Time deposits ............................................           399,072            397,889           394,488            398,766
Short-term borrowings ....................................            28,527             28,527            17,638             17,638
ESOP debt ................................................             3,611              3,608             3,837              3,837
Long-term debt ...........................................             7,000              6,999             5,000              4,998
Other interest bearing liabilities .......................               600                588               585
                                                                                                                                 573
Interest payable .........................................             2,048              2,048             1,858              1,858
                                                                 -----------        -----------       -----------        -----------
Total financial liabilities ..............................       $   893,380        $   892,182       $   899,578        $   903,842
                                                                 ===========        ===========       ===========        ===========


38 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

Omega's banking subsidiaries are required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $10,381,000 and $10,109,000 as of December 31, 1999 and 1998, respectively.

4. INVESTMENT SECURITIES (IN THOUSANDS)

                                                                                               December 31, 1999
                                                                          ----------------------------------------------------------
Securities classified as Held to Maturity                                                                       Gross       Gross
                                                                          Amortized     Market     Weighted   Unrealized  Unrealized
Type and maturity                                                            Cost       Value     Avg. Yield     Gains      Losses
---------------------------------------------------------------------     ----------   --------   ----------  ----------  ----------
Investment in low income housing projects ...........................     $    592     $    592      N/M      $     --     $     --

Non-marketable stock ................................................        4,359                  4, 359         N/M           --
                                                                          --------     --------     ----      --------     --------
Total ...............................................................     $  4,951     $  4,951      N/M      $     --     $     --
                                                                          ========     ========     ====      ========     ========

                                                                                               December 31, 1999
                                                                          ----------------------------------------------------------
Securities classified as Available for Sale                                                                     Gross       Gross
                                                                          Amortized     Market     Weighted   Unrealized  Unrealized
Type and maturity                                                            Cost       Value     Avg. Yield     Gains      Losses
---------------------------------------------------------------------     ----------   --------   ----------  ----------  ----------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
---------------------------------------------------------------------
  Within one year ...................................................     $ 43,557     $ 43,443     5.62%     $     12     $   (126)
  After one year but within five years ..............................       76,180       75,303     5.73            --         (877)
  After five years but within ten years .............................           --           --       --            --           --
  After ten years ...................................................           --           --       --            --           --

Obligations of state and political subdivisions
---------------------------------------------------------------------
  Within one year ...................................................        3,608        3,611     6.37             3           --
  After one year but within five years ..............................       73,250       72,215     6.21            64       (1,099)
  After five years but within ten years .............................        3,333        3,199     6.05             1         (135)
  After ten years ...................................................          190          190     6.33            --           --

Corporate and other securities
---------------------------------------------------------------------
  Within one year ...................................................       10,594       10,574     6.17            17          (37)
  After one year but within five years ..............................       31,473       31,262     6.11            51         (262)
  After five years but within ten years .............................        4,968        4,836     5.75            --         (132)
  After ten years ...................................................          100          101     6.68             1           --

Mortgage-backed securities
---------------------------------------------------------------------
  Within one year ...................................................        3,084        3,081     6.36            --           (3)
  After one year but within five years ..............................        2,356        2,346     6.24             1          (11)
  After five years but within ten years .............................        2,762        2,756     5.90             6          (12)
  After ten years ...................................................        4,252        4,239     5.70            11          (24)

Common stock ........................................................        6,766       10,562      N/M         3,998         (202)
                                                                          --------     --------     ----      --------     --------
Total ...............................................................     $266,473     $267,718     5.94%     $  4,165     $ (2,920)
                                                                          ========     ========     ====      ========     ========


----------------------------www.omegafinancial.com---------------------[LOGO] 39

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                                                                               December 31, 1998
                                                                         -----------------------------------------------------------
Securities classified as Held to Maturity                                                                        Gross      Gross
                                                                         Amortized       Market   Weighted    Unrealized  Unrealized
Type and maturity                                                           Cost         Value   Avg. Yield      Gains      Losses
---------------------------------------------------------------------    ---------     --------  ----------   ----------  ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
---------------------------------------------------------------------
  Within one year ...................................................     $  6,018     $  6,068     6.35%     $     50     $     --
  After one year but within five years ..............................       20,473       20,697     6.08           234          (10)
  After five years but within ten years .............................           --           --       --            --           --
  After ten years ...................................................           --           --       --            --           --

Obligations of state and political subdivisions
---------------------------------------------------------------------
  Within one year ...................................................          927          937     6.24            10           --
  After one year but within five years ..............................        2,174        2,228     6.25            54           --
  After five years but within ten years .............................        1,883        1,997     6.69           114           --
  After ten years ...................................................           --           --       --            --           --

Corporate and other securities
---------------------------------------------------------------------
  Within one year ...................................................        7,667        7,692     5.99            26           (1)
  After one year but within five years ..............................       41,484       41,959     6.13           483           (8)
  After five years but within ten years .............................        1,801        1,807     6.15            16          (10)
  After ten years ...................................................        2,099        2,102     6.24             3           --

Mortgage-backed securities
---------------------------------------------------------------------
  Within one year ...................................................        2,537        2,543     6.16             8           (2)
  After one year but within five years ..............................        8,599        8,652     6.29            53
  After five years but within ten years .............................        5,874        5,904     5.96            33           (3)
  After ten years ...................................................       10,544       10,619     5.81            81           (6)

Investment in low income housing projects ...........................          541          541      N/M            --           --

Non-marketable stock ................................................        4,208        4,208      N/M            --           --
                                                                          --------     --------     ----      --------     --------
Total ...............................................................     $116,829     $117,954     6.11%     $  1,165     $    (40)
                                                                          ========     ========     ====      ========     ========

                                                                                               December 31, 1998
                                                                         -----------------------------------------------------------
Securities classified as Available for Sale                                                                      Gross      Gross
                                                                         Amortized       Market   Weighted    Unrealized  Unrealized
Type and maturity                                                           Cost         Value   Avg. Yield      Gains      Losses
---------------------------------------------------------------------    ---------     --------  ----------   ----------  ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
---------------------------------------------------------------------
  Within one year ...................................................     $ 29,039     $ 29,173     5.98%     $    134     $     --
  After one year but within five years ..............................       29,168       29,312     5.37           160          (16)
  After five years but within ten years .............................           --           --       --            --           --
  After ten years ...................................................           --           --       --            --           --

Obligations of state and political subdivisions
---------------------------------------------------------------------
  Within one year ...................................................        3,870        3,894     6.55            26           (2)
  After one year but within five years ..............................       61,427       62,500     6.26         1,116          (43)
  After five years but within ten years .............................        6,310        6,387     5.94            77           --
  After ten years ...................................................        1,724        1,732     6.74            14           (6)

Common stock ........................................................        5,773       11,553      N/M         5,812          (32)
                                                                          --------     --------     ----      --------     --------
Total ...............................................................     $137,311     $144,551     6.00%     $  7,339     $    (99)
                                                                          ========     ========     ====      ========     ========


40 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                                                                                   December 31, 1997
                                                                          ----------------------------------------------------------
Securities classified as Held to Maturity                                                                      Gross        Gross
                                                                          Amortized      Market   Weighted   Unrealized   Unrealized
Type and maturity                                                            Cost        Value   Avg. Yield     Gains       Losses
--------------------------------------------------------------------      ---------    --------  ----------  ----------   ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
--------------------------------------------------------------------
    Within one year .................................................     $  2,993     $  3,003     6.02%     $     13     $     (3)
  After one year but within five years ..............................       18,014       18,186     6.29           172           --
  After five years but within ten years .............................        3,000        3,011     6.51            11           --
  After ten years ...................................................           --           --       --            --           --

Obligations of state and political subdivisions
--------------------------------------------------------------------
  Within one year ...................................................        1,281        1,284     6.07             3           --
  After one year but within five years ..............................        2,626        2,646     6.26            20           --
  After five years but within ten years .............................        1,892        1,940     6.69            48           --
  After ten years ...................................................           --           --       --            --           --

Corporate and other securities
--------------------------------------------------------------------
  Within one year ...................................................        5,883        5,873     6.04             5          (15)
  After one year but within five years ..............................       21,590       21,736     6.32           151           (5)
  After five years but within ten years .............................        9,472        9,514     6.22            44           (2)
  After ten years ...................................................          160          162     6.71             2           --

Mortgage-backed securities
--------------------------------------------------------------------
  Within one year ...................................................        2,600        2,590     5.52             1          (11)
  After one year but within five years ..............................       13,645       13,641     6.34            31          (35)
  After five years but within ten years .............................       11,625       11,679     6.26            61           (7)
  After ten years ...................................................       17,400       17,458     5.83           113          (55)

Investment in low income housing projects ...........................          489          489      N/M            --           --

Non-marketable stock ................................................        4,132        4,132      N/M            --           --
                                                                          --------     --------     ----      --------     --------
Total ...............................................................     $116,802     $117,344     6.19%     $    675     $   (133)
                                                                          ========     ========     ====      ========     ========

                                                                                                   December 31, 1997
                                                                          ----------------------------------------------------------
Securities classified as Available for Sale                                                                    Gross        Gross
                                                                          Amortized      Market   Weighted   Unrealized   Unrealized
Type and maturity                                                            Cost        Value   Avg. Yield     Gains       Losses
--------------------------------------------------------------------      ---------    --------  ----------  ----------   ----------
U.S. Treasury securities and obligations of
  other U.S. Government agencies
  and corporations
--------------------------------------------------------------------
  Within one year ...................................................     $ 54,597     $ 54,612     5.66%     $     63     $    (48)
  After one year but within five years ..............................       24,546       24,629     6.08           113          (30)
  After five years but within ten years .............................           --           --       --            --           --
  After ten years ...................................................           --           --       --            --           --

Obligations of state and political subdivisions
--------------------------------------------------------------------
  Within one year ...................................................        6,360        6,369     6.05            13           (4)
  After one year but within five years ..............................       26,473       26,857     6.72           388           (4)
  After five years but within ten years .............................        6,903        6,999     6.72            96           --
  After ten years ...................................................        1,045        1,057     7.26            18           (6)

Common stock ........................................................        5,414       12,492      N/M         7,078           --
                                                                          --------     --------     ----      --------     --------
Total ...............................................................     $125,338     $133,015     6.08%     $  7,769     $    (92)
                                                                          ========     ========     ====      ========     ========

N/M = Not meaningful


----------------------------www.omegafinancial.com---------------------[LOGO] 41

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Investment yields were computed on a tax equivalent basis (using a 35% tax rate) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $107,690,000, $89,598,000 and $85,628,000 at December 31, 1999, 1998 and 1997, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                      Years Ended December 31,
                                                  ------------------------------
                                                     1999      1998       1997
                                                  --------   --------   --------
Gross proceeds from securities transactions ... $ 90,618 $107,648 $ 83,636 Securities available for sale:
  Realized gains ..............................        286      2,913      1,422
  Realized losses .............................         97         --        206
Securities held to maturity:
  Realized gains ..............................         --         --          2
  Realized losses .............................         --         --         --

5. LOANS

Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                             December 31,
                                                  -------------------------------------------------------------------
                                                    1999           1998          1997           1996         1995
                                                  --------       --------      --------       --------       --------
Commercial, financial and agricultural .......... $107,093       $ 97,901      $126,740       $131,147       $136,537
Real estate -- commercial .......................  204,809        198,987       141,485        136,250        127,462
Real estate -- construction .....................   16,039         15,890        21,167         19,680         18,346
Real estate -- mortgage .........................  200,561        227,846       212,780        206,653        209,453
Home equity .....................................   91,711         83,800        63,905         45,182         39,827
Personal ........................................   82,079         95,060       121,813        154,587        170,529
Lease financing .................................    2,949          4,001         4,971          4,824          4,486
                                                  --------       --------      --------       --------       --------
     Total ...................................... $705,241       $723,485      $692,861       $698,323       $706,640
                                                  ========       ========      ========       ========       ========

Non-accrual loans at December 31, 1999 and 1998 were $2,640,000 and $5,627,000, respectively, representing .37% and .78% of loans. Interest income not recorded on non-accrual loans in 1999, 1998 and 1997 was $268,000, $542,000 and $401,000,
respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $362,000 in 1999, of which $94,000 was included in interest income for the year ended December 31, 1999.


42 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6. ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                                         Years Ended December 31,
                                                                -------------------------------------------------------------------
                                                                  1999           1998           1997           1996           1995
                                                                -------        -------        -------        -------        -------
Balance of allowance - beginning of period ..............       $11,772        $11,793        $11,820        $11,668        $11,057
Loans charged off:
  Commercial, financial and agricultural ................           465            463             70            428            149
  Real estate --
     Commercial .........................................           154            283            348             77             --
     Mortgage ...........................................            --             --             --             --            119
   Personal .............................................           509            682            984            671            585
                                                                -------        -------        -------        -------        -------
         Total charge-offs ..............................         1,128          1,428          1,402          1,176            853

Recoveries of loans previously charged off:
  Commercial, financial and agricultural ................            63            146            225            181            101
  Real estate --
     Commercial .........................................            15             96              6             38             --
     Mortgage ...........................................            --             --             --             --             87
Personal ................................................            83            105            114            130            147
                                                                -------        -------        -------        -------        -------
         Total recoveries ...............................           161            347            345            349            335
                                                                -------        -------        -------        -------        -------

Net charge-offs .........................................           967          1,081          1,057            827            518
Provision for loan losses ...............................         1,060          1,060          1,030            979            713
Allowance acquired through bank purchase ................            --             --             --             --            416
                                                                -------        -------        -------        -------        -------
Balance of allowance -- end of period ...................       $11,865        $11,772        $11,793        $11,820        $11,668
                                                                =======        =======        =======        =======        =======

Ratio of net charge-offs during period to
average loans outstanding ...............................          0.14%          0.15%          0.15%          0.12%          0.08%
                                                                =======        =======        =======        =======        =======

As of December 31, 1999, 1998 and 1997, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $1,237,000, $3,907,000 and $3,471,000, respectively. The total allowance for loan losses related to those impaired loans is $374,000, $890,000 and $585,000, at December 31, 1999, 1998 and 1997, respectively. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.

7. PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

                                                                           December 31,
                                                    Estimated        -------------------------
                                                   Useful Life         1999              1998
                                                   -----------       -------           -------
Land .............................................         --         $2,188            $2,371
Premises and leasehold improvements .............. 5-40 years         18,496            20,052
Furniture, computer software
  and equipment .................................. 3-20 years         19,136            18,414
Construction in progress .........................         --             --               194
                                                                     -------           -------
                                                                      39,820            41,031
Less accumulated depreciation ....................                   (25,176)          (24,215)
                                                                     -------           -------
                                                                     $14,644           $16,816
                                                                     =======           =======

Depreciation expense on premises and equipment charged to operations was $1,913,000 in 1999, $1,950,000 in 1998 and $1,831,000 in 1997.


----------------------------www.omegafinancial.com---------------------[LOGO] 43

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

8. BORROWINGS

Borrowings consist of the following (in thousands):

                                                                 December 31,
SHORT-TERM BORROWINGS:                                          1999      1998
                                                              -------   -------
Retail repurchase agreements ..............................   $18,527   $17,638
Note payable to Federal Home Loan Bank, with variable rates
   payable at Libor plus 2 basis points ...................    10,000        --
                                                              -------   -------
                                                              $28,527   $17,638
                                                              =======   =======
LONG-TERM DEBT:
Note payable to Federal Home Loan Bank, with variable rates
   payable at Libor plus 5 basis points ...................   $ 5,000   $ 5,000
Other note payable, with variable rate payable at Euro-rate
   plus 1.25 basis points .................................     2,000        --
                                                              -------   -------
                                                              $ 7,000   $ 5,000
                                                              =======   =======

Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt and are collateralized by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

The short-term note payable, as of December 31, 1999, in the amount of $10,000,000 with the Federal Home Loan Bank is scheduled to mature in March 2000 and was initiated to match fund a commercial loan. The $5,000,000 Federal Home Loan Bank long-term note payable will mature in 2001, with the full principal balance payable upon maturity. Omega must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. The other long-term note payable in the amount of $2,000,000 is to another financial institution. This note is payable over the next five years, maturing in 2004 and has certain financial covenants. As of December 31, 1999, Omega was in compliance with these covenants. The payments due from the above borrowings in aggregate are as follows: 2000 -- $28,670,000, 2001 -- $5,285,000, 2002 -- $286,000, 2003 --
$286,000 and 2004 -- $1,000,000.

Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $18,000,000 in 1999 and 1998, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 1999 or December 31, 1998 under these credit facilities.

Omega also has credit with the Federal Home Loan Bank of Pittsburgh with a total borrowing capacity of $64,962,000 (including overnight borrowing) as of December 31, 1999. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $264,084,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

9. CALCULATION OF EARNINGS PER SHARE

The following table shows the calculation of earnings per share for the years ended December 31, 1999, 1998 and 1997 (in thousands, except per share data).

                                                                             Years Ended December 31,
                                                    1999                               1998                          1997
                                        -------------------------------   ---------------------------- -----------------------------
                                                    Shares                           Shares                       Shares
                                         Income     Denom-    Per-Share    Income    Denom-  Per-Share   Income    Denom-  Per-Share
                                        Numerator   inator      Amount    Numerator  inator   Amount    Numerator  inator   Amount
                                        -------------------------------   ---------------------------- -----------------------------
Net income ..........................   $ 17,362                          $ 17,092                     $ 16,968
Less: Preferred stock dividends .....       (396)                             (396)                        (396)
Basic EPS
Income available to common
    shareholders ....................     16,966     8,838    $   1.92      16,696    8,949   $ 1.87     16,572     8,950   $ 1.85
                                                              ========                        ======                        ======
Effect of Dilutive Securities
Impact of :
   Assumed conversion of
      preferred to common stock .....                  346                              346                           346
   Assumed exercises of
       outstanding options ..........                  131                              180                           180
    Preferred stock dividends
        available to common
        shareholders ................        396                               396                          396
    Elimination of tax benefit of
        allocated preferred dividends        (59)                              (51)                         (45)
    Additional expense required to
        fund ESOP debt ..............        (44)                              (77)                        (111)
                                        ------------------                -----------------            ------------------
Diluted EPS
Income available to common
     shareholders plus assumed
     conversions ....................   $ 17,259     9,315    $   1.85    $ 16,964    9,475   $ 1.79   $ 16,812     9,476   $ 1.77
                                        ========     =====    ========    ========    =====   ======   ========     =====   ======


44 [LOGO]---------------------www.omegafinancial.com----------------------------

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

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999 (in thousands):

Years ending December 31,
            2000..................................   $    281
            2001..................................        254
            2002..................................        235
            2003..................................        206
            2004..................................        165
            Later years...........................        782
                                                     --------
            Total minimum payments required.......   $  1,923
                                                     ========

Rental expense charged to operations, net of sublease income, was $133,000, $106,000 and $73,000 in 1999, 1998 and 1997, respectively, which includes short-term cancellable leases.

11. INCOME TAXES

The components of income tax expense for the three years ended December 31, 1999 were (in thousands):

                                   1999             1998               1997
                                  ------           ------             ------
Current tax expense               $6,994           $7,948             $7,625
Deferred tax expense                ( 99)            (326)              (128)
                                  ------           ------             ------
Total tax expense                 $6,895           $7,622             $7,497
                                  ======           ======             ======

Income tax expense related to realized securities gains was $66,000 in 1999, $1,020,000 in 1998 and $426,000 in 1997.

The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                 Years Ended December 31,
                                           -------------------------------------
                                           1999              1998          1997
                                           ----              ----          ----
Federal tax at statutory rate              35.0%             35.0%         35.0%
Tax exempt income                          (5.9)             (4.8)         (3.8)
Low income housing credits                 (0.4)             (0.4)         (0.4)
Goodwill amortization                        --               0.7            --
Other, net                                 (0.3)              0.3          (0.2)
                                           ----              ----          ----
Effective rate                             28.4%             30.8%         30.6%
                                           ====              ====          ====


----------------------------www.omegafinancial.com---------------------[LOGO] 45

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 1999 and 1998. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                            December 31,
                                                      1999               1998
                                                   ----------         ---------
Deferred Tax Assets
  Loan loss reserve                                $    4,153        $    4,120
  Deferred compensation                                   702               659
  Employee benefits                                       435               429
  Interest on non-accrual loans                            77               215
  Other                                                     2                 3
                                                   ----------         ---------
    Total                                               5,369             5,426

Deferred Tax Liabilities
  Depreciation                                           (194)            (309)
  Unrealized net gains on securities                     (578)          (2,746)
  Auto leases (net)                                      (519)            (575)
  Other                                                  (450)            (490)
    Total                                              (1,741)          (4,120)

Net deferred tax asset
                                                   ----------        ---------
  included in other assets                         $    3,628        $   1,306
                                                   ==========        =========

Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.

12. EMPLOYEE BENEFIT PLANS

OMEGA STOCK COMPENSATION PLANS

Omega has four stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan") and the Non-Employee Director Stock Option Plan. The 1996 Plan replaced the 1986 Plan pursuant to which no options were issuable after 1996. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the fair value method under SFAS No. 123, Omega's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                                 1999           1998          1997
                                                              ---------      ---------      ---------
Net income ............................ As reported ......... $  17,362      $  17,092      $  16,968
                                        Pro forma ...........    16,705         16,350         16,336

Basic earnings per share .............. As reported ......... $    1.92      $    1.87      $    1.85
                                        Pro forma ...........      1.85           1.79           1.78

Diluted earnings per share ............ As reported ......... $    1.85      $    1.79      $    1.77
                                        Pro forma ...........      1.78           1.71           1.70

The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The above computations were derived using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in 1999, 1998 and 1997:


46 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Options Granted in 1999                                Employee                    Employee                 Director
                                                  Stock Purchase Plan      Stock Option Plan (1996)     Stock Option Plan
                                                  -------------------      ------------------------     -----------------
Expected life of options .......................        1 year                    6 years                   6 years
Risk-free interest rate ........................         5.96%                      6.44%                     6.44%
Expected volatility ............................        13.99%                     15.35%                    15.35%
Expected dividend yield ........................         2.76%                      2.76%                     2.76%

Options Granted in 1998                                Employee                    Employee                 Director
                                                  Stock Purchase Plan      Stock Option Plan (1996)     Stock Option Plan
                                                  -------------------      ------------------------     -----------------
Expected life of options .......................        1 year                    6 years                   6 years
Risk-free interest rate ........................         4.52%                      4.62%                     4.62%
Expected volatility ............................        27.41%                     17.54%                    17.54%
Expected dividend yield ........................         2.59%                      2.59%                     2.59%

Options Granted in 1997                                Employee                    Employee                 Director
                                                  Stock Purchase Plan      Stock Option Plan (1996)     Stock Option Plan
                                                  -------------------      ------------------------     -----------------
Expected life of options .......................     .95 years                 5.77 years                5.77 years
Risk-free interest rate ........................         5.53%                      5.75%                     5.75%
Expected volatility ............................        11.06%                     19.46%                    19.46%
Expected dividend yield ........................         2.73%                      2.73%                     2.73%

The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. All shares granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2004. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. All ESPP options outstanding at December 31, 1999 have current exercise prices of $25.65 and a weighted average remaining contractual life of 4.17 years. All of these options are exercisable.

The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2009. The aggregate number of shares which may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 1999 have exercise prices between $10.00 and $33.50, with a weighted average exercise price of $23.52 and a weighted average remaining contractual life of 6.42 years. 319,869 of these options are exercisable; their weighted average exercise price is $21.97.

The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2009. The aggregate number of shares which may be issued upon the exercise of options under this plan is 30,000. DSOP options outstanding at December 31, 1999 have exercise prices between $16.33 and $38.13, with a weighted average exercise price of $28.06 and a weighted average remaining contractual life of 7.20 years. 11,900 of these options are exercisable; their weighted average exercise price is $25.87.

A summary of the status of Omega's three stock-based compensation plans as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:


----------------------------www.omegafinancial.com---------------------[LOGO] 47

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                                                 1999                    1998                      1997
                                                      ------------------------  ------------------------  -------------------------
Employee Stock Purchase Plans                                 Weighted-Average          Weighted-Average           Weighted-Average
                                                      Shares   Exercise Price    Share   Exercise Price   Shares    Exercise Price
                                                      ------- ----------------  ------- ----------------  --------------------------
Outstanding at beginning of year .................    183,423    $     27.01    169,175    $     25.28    187,123    $     19.17
Granted ..........................................     82,670          25.65     86,929          27.23     86,603          30.15
Exercised ........................................    (73,997)         24.80    (69,346)         22.91   (103,414)         18.33
Forfeited ........................................     (2,016)         28.61     (3,335)         25.10     (1,137)         22.37
                                                     --------                  --------                  --------
Outstanding at end of year .......................    190,080          25.65    183,423          27.01    169,175          25.28
                                                     ========                  ========                  ========

Options exercisable at year-end ..................    190,080                   183,423                   169,175
Weighted-average fair value of
     options granted during the year .............   $   6.23                  $   7.48                  $   4.18

                                                                 1999                    1998                      1997
                                                      ------------------------  ------------------------  -------------------------
Employee Stock Purchase Plans                                 Weighted-Average          Weighted-Average           Weighted-Average
                                                      Shares   Exercise Price    Share   Exercise Price   Shares    Exercise Price
                                                      ------- ----------------  ------- ----------------  --------------------------
Outstanding at beginning of year .................    380,065    $     20.63    321,897    $     17.33    283,090    $     15.45
Granted ..........................................     75,877          30.25     73,952          33.50     67,902          23.33
Exercised ........................................    (60,196)         13.54    (15,784)         13.87    (29,095)         13.03
Forfeited ........................................     (2,250)         30.25         --             --         --             --
                                                     --------                  --------                  --------
Outstanding at end of year .......................    393,496          23.52    380,065          20.63    321,897          17.33
                                                     ========                  ========                  ========

Options exercisable at year-end ..................    319,869                   306,113                   253,995
Weighted-average fair value of
     options granted during the year .............   $   6.40                  $   6.35                  $   5.13

                                                                 1999                    1998                      1997
                                                      ------------------------  ------------------------  -------------------------
Director Stock Purchase Plans                                 Weighted-Average          Weighted-Average           Weighted-Average
                                                      Shares   Exercise Price    Share   Exercise Price   Shares    Exercise Price
                                                      ------- ----------------  ------- ----------------  --------------------------
Outstanding at beginning of year .................    11,900       $   25.87     10,800     $   20.78     10,800       $   18.28
Granted ..........................................     3,500           35.50      3,500         38.13      2,700           28.28
Exercised ........................................        --              --     (2,400)        20.77     (2,700)          18.28
Forfeited ........................................        --                                                  --              --
                                                     -------                    -------                  -------
Outstanding at end of year .......................    15,400           28.06     11,900         25.87     10,800           20.78
                                                     =======                    =======                  =======

Options exercisable at year-end ..................    11,900                                               8,400           8,100
Weighted-average fair value of
     options granted during the year .............   $  7.51                    $  7.15                  $  5.61

OMEGA EMPLOYEE STOCK OWNERSHIP PLAN

Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 1999, 1998 and 1997, expenses incurred under this plan were $1,515,000, $1,521,000 and $1,623,000, respectively. The level of annual contributions are based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 1999, 29,919 shares of Omega common stock were acquired at a cost of $947,000 and $93,000 was applied to debt service. In 1998, 24,392 shares of Omega common stock were acquired at a cost of $770,000, and 17,700 shares were contributed directly to the ESOP from Omega treasury (cost basis of $614,000), and $117,000 was applied to debt service. At December 31, 1999 the ESOP holds 479,285 shares of Omega common stock and 219,781 shares of preferred stock. Of the preferred stock, 93,917 of the shares have been allocated to participants of the plan as of December 31, 1999, based upon principal repayment of the debt outstanding. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

On July 1, 1990, the ESOP entered into a $5,000,000 leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. On October 1, 1998, this loan was refinanced at a fixed rate of 7.00% through October 1, 2005. After October 1, 2005, to and including the date this loan is paid in full (maturity date is July 1, 2010), the principal balance shall bear interest annually at the five-year Treasury rate at October 1, 2005 plus 250 basis points. The loan is collateralized by a mortgage on the Corporation's administration center and the Corporation's guarantee.


48 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

In order to meet the future annual debt service of $489,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 1999, the debt service required was $489,000, of which $263,000 represented interest expense incurred by the ESOP. In 1998, the debt service required was $512,000, of which $315,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 1999 was $3,611,000. Scheduled principal repayments on the ESOP debt are as follows:

                2000 .......................  $      242,000
                2001 .......................         259,000
                2002 .......................         278,000
                2003 .......................         298,000
                2004 .......................         319,000
                Later years ................       2,215,000

DEFINED CONTRIBUTION PLAN

Omega maintains a defined contribution plan for eligible employees as defined. Contributions to the plan totaled $152,000, $160,000 and $142,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

EXECUTIVE SUPPLEMENTAL INCOME PLAN

The Executive Supplemental Income benefit plan ("ESI") provides executive life insurance and supplemental retirement benefits for certain officers of Omega Bank. The present value of the supplemental retirement benefits to be paid under the ESI program is being accrued over the estimated remaining service period of the officers designated to receive these benefits. At December 31, 1999, three officers were designated to be paid these supplemental retirement benefits. The liability for these future ESI obligations was $1,405,000 and $1,299,000 at December 31, 1999 and 1998, respectively. For the years ended December 31, 1999, 1998 and 1997, $129,000, $131,000 and $133,000, respectively, were charged to operations in connection with this program.

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

The Corporation had outstanding loan origination commitments aggregating $42,937,000 and $38,886,000 at December 31, 1999 and 1998, respectively. In addition, the Corporation had $97,849,000 and $89,765,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 1999 and 1998, respectively.

There were no financial guarantees or options outstanding at December 31, 1999. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

Standby letters of credit are instruments issued by the Corporation which guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1999 and 1998, standby letters of credit issued and outstanding amounted to $17,022,000 and $18,289,000, respectively.


----------------------------www.omegafinancial.com---------------------[LOGO] 49

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Omega has used interest rate contracts to help manage its interest rate risk associated with its commercial loans whose rates float with the prime rate. These contracts have included interest rate swaps and floors.

Under interest rate swaps, Omega agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At December 31, 1998, the Corporation had the following interest rate swap agreements in place:

                                                Notional Amount
               Maturity        Fixed Rate       (in thousands)
               --------        ----------       --------------
                2/26/99           8.14%             10,000
                3/1/99            8.47              10,000
                3/4/99            8.47              10,000

On these agreements the Corporation paid the prime rate and received the fixed rate.

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

As of December 31, 1999, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central Pennsylvania.

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

During the first quarter of 1999, Omega announced a board-approved share repurchase program. Omega is authorized to buy back up to 5% of its common stock over a twelve-month period. The program may be discontinued at any time. On February 22, 1999, when the repurchase program was initiated, there were 8,959,319 common shares outstanding, with 447,966 shares eligible to be repurchased through this program. As of December 31, 1999, 296,586 shares have been repurchased under this program, representing 66% of the approved level.


50 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16. OTHER COMPREHENSIVE INCOME

Components of other comprehensive income (loss) consist of the following (in thousands):

                                                                                             Year ended December 31, 1999
                                                                                   -------------------------------------------------
                                                                                    Before           Tax (Expense)
                                                                                     Tax                  or              Net-of-Tax
                                                                                    Amount              Benefit             Amount
                                                                                    -------             -------             -------
Unrealized gains on available for sale securities:
Unrealized holding losses arising during the period ....................            $(6,301)            $ 2,205             $(4,096)
Cumulative effect of change in accounting principle ....................                653                (228)                425
Less reclassification adjustment for
    gains included in net income .......................................               (346)                121                (225)
                                                                                    -------             -------             -------
Other comprehensive income (loss) ......................................            $(5,994)            $ 2,098             $(3,896)
                                                                                    =======             =======             =======

                                                                                             Year ended December 31, 1998
                                                                                   -------------------------------------------------
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
                                                                                    =======             =======             =======

                                                                                             Year ended December 31, 1997
                                                                                   -------------------------------------------------
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
                                                                                    =======             =======             =======

17. RELATED-PARTY TRANSACTIONS

Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $13,461,000, $13,873,000 and $13,020,000 at
December 31, 1999, 1998 and 1997, respectively. During 1999, $3,067,000 of new loans were made and repayments totaled $3,479,000. None of these loans were past due, in non-accrual status or restructured at December 31, 1999.


----------------------------www.omegafinancial.com---------------------[LOGO] 51

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

18. OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Financial information (in thousands):

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                                                December 31,
                                                          ----------------------
                                                            1999          1998
                                                          --------      --------
ASSETS:
  Cash .............................................      $  3,217      $  7,042
  Investment in bank subsidiaries ..................       137,803       132,434
  Investment in non-bank subsidiaries ..............        10,946        13,460
  Premises and equipment, net ......................         6,848         7,053
  Other assets .....................................         1,508         1,225
                                                          --------      --------
TOTAL ASSETS .......................................      $160,322      $161,214
                                                          ========      ========

LIABILITIES:
  Dividends payable ................................      $  2,192      $  1,976
  Accounts payable and other liabilities ...........         1,368         1,421
  Long-term debt ...................................         2,000            --
  ESOP debt ........................................         3,611         3,837
                                                          --------      --------
TOTAL LIABILITIES ..................................         9,171         7,234
SHAREHOLDERS' EQUITY ...............................       151,151       153,980
                                                          --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........      $160,322      $161,214
                                                          ========      ========

                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                         Years ended December 31,
                                                     -------------------------------
                                                       1999        1998       1997
                                                     --------    --------   --------
INCOME:
  Dividends from:
    Bank subsidiaries ............................   $ 10,706    $  7,739   $  4,864
    Non-bank subsidiaries ........................         --          --         --
  Management fees from subsidiaries ..............     10,820      10,038      9,250
  Other income ...................................          1          --         --
                                                     --------    --------   --------
TOTAL INCOME .....................................     21,527      17,777     24,114
EXPENSE:
  Interest expense ...............................         73           6          4
  Other ..........................................     10,968      10,038      9,250
                                                     --------    --------   --------
TOTAL EXPENSE ....................................     11,041      10,044      9,254
                                                     --------    --------   --------
INCOME BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ....     10,486       7,733     14,860
Income tax expense (benefit) .....................       (126)         93         33
                                                     --------    --------   --------
                                                       10,612       7,640     14,827
Equity in undistributed net income of subsidiaries      6,750       9,452      2,141
                                                     --------    --------   --------
NET INCOME .......................................   $ 17,362    $ 17,092   $ 16,968
                                                     ========    ========   ========


52 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                    CONDENSED
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                 Years ended December 31,
                                                                                     ----------------------------------------------
                                                                                       1999               1998               1997
                                                                                     --------           --------           --------
Cash flows from operating activities:
  Net income ..............................................................          $ 17,362           $ 17,092           $ 16,968
  Adjustments to reconcile net income to net cash
          provided by operating activities:
    Depreciation and amortization .........................................             1,072              1,040                926
    Decrease (increase) in tax receivable .................................                81                 (9)               (80)
    Decrease (increase) in interest and other receivable ..................              (364)               184                360
    Increase (decrease) in taxes payable ..................................               (77)               351               (246)
    Increase in accounts payable and accrued expenses .....................                 8                673                642
    Undistributed earnings of subsidiaries ................................            (6,751)           (10,453)            (2,291)
                                                                                     --------           --------           --------
      Total adjustments ...................................................            (6,031)            (8,214)              (689)
                                                                                     --------           --------           --------
Net cash provided by operating activities .................................            11,331              8,878             16,279

Cash flows from investing activities:
  Capital expenditures ....................................................              (843)              (758)            (1,157)
                                                                                     --------           --------           --------
Net cash used in investing activities .....................................              (843)              (758)            (1,157)

Cash flows from financing activities:
  Dividends paid ..........................................................            (8,563)            (7,185)            (6,027)
  Net change in interest bearing liabilities ..............................                16                  5                 38
  Increase in borrowings ..................................................             2,000                 --                 --
  Tax benefit from preferred stock dividend
    and stock option activity .............................................               336                332                414
  Issuance of common stock ................................................             2,229              1,815                616
  Acquisition of treasury stock ...........................................           (10,331)              (705)            (8,428)
                                                                                     --------           --------           --------
Net cash used in financing activities .....................................           (14,313)            (5,738)           (13,387)
                                                                                     --------           --------           --------

Net (decrease) increase in cash and due from banks ........................          $ (3,825)          $  2,382           $  1,735
                                                                                     ========           ========           ========

Cash and due from banks at beginning of period ............................          $  7,042           $  4,660           $  2,925
Cash and due from banks at end of period ..................................             3,217              7,042              4,660
                                                                                     --------           --------           --------
Net (decrease) increase in cash and due from banks ........................          $ (3,825)          $  2,382           $  1,735
                                                                                     ========           ========           ========

Income taxes paid .........................................................          $  6,981           $  7,364           $  7,015

REGULATORY MATTERS

Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 1999, the total dividends which could be paid to Omega without permission from the Comptroller of the Currency was $28,889,000.

Under Federal Reserve restrictions, the banking subsidiaries are limited to the amount they may loan to their affiliates, including Omega. At December 31, 1999, Omega's banks had an aggregate lending limit to affiliates of $22,642,000 and no amount was outstanding with Omega.


----------------------------www.omegafinancial.com---------------------[LOGO] 53

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 1999 and 1998 follow (in thousands, except per share data).

                                                                                        1999 Quarter ended
                                                                 -------------------------------------------------------------------
                                                                 March 31            June 30        September 30         December 31
                                                                 --------            -------        ------------         -----------
Total interest income ..............................             $19,006             $18,506             $18,609             $18,372
Net interest income ................................              12,261              11,588              11,596              11,343
Provision for loan losses ..........................                 265                 340                 265                 190
Income before income taxes .........................               6,359               6,909               5,729               5,260
Applicable income taxes ............................               1,880               1,969               1,597               1,449
Net income .........................................               4,479               4,940               4,132               3,811
Basic earnings per share ...........................             $   .49             $   .55             $   .46             $   .42
Diluted earnings per share .........................                 .47                 .53                 .44                 .41

                                                                                        1998 Quarter ended
                                                                 -------------------------------------------------------------------
                                                                 March 31            June 30        September 30         December 31
                                                                 --------            -------        ------------         -----------
Total interest income ..............................             $18,695             $18,957             $18,857             $18,759
Net interest income ................................              11,511              11,760              11,633              11,714
Provision for loan losses ..........................                 242                 243                 332                 243
Income before income taxes .........................               5,894               6,154               6,266               6,400
Applicable income taxes ............................               1,784               1,903               1,893               2,042
Net income .........................................               4,110               4,251               4,373               4,358
Basic earnings per share ...........................             $   .45             $   .46             $   .48             $   .48
Diluted earnings per share .........................                 .43                 .44                 .46                 .46

20. REGULATORY CAPITAL REQUIREMENT

The Corporation and its bank subsidiaries are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its bank subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's and bank subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and bank subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and bank subsidiaries to each maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that Omega and its bank subsidiaries meet all capital adequacy requirements to which they were subject.

As of December 31, 1999, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiaries must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institutions' category.


54 [LOGO]---------------------www.omegafinancial.com----------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

The table below provides a comparison of Omega and its significant bank subsidiaries' risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

                                                                                        Minimum Requirement      Minimum Regulatory
                                                                                            For Capital          Requirements to be
                                                                      Actual             Adequacy Purposes       "Well Capitalized"
                                                               -------------------      -------------------      -------------------
                                                                Amount       Ratio       Amount       Ratio       Amount      Ratio
                                                               --------      -----      --------      -----      --------     ------
OMEGA FINANCIAL CORPORATION
As of December 31, 1999:
    Total Capital .......................................      $158,528      22.5%      $ 56,420       8.0%      $ 70,525      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................       149,671      21.2%        28,210       4.0%        42,315       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................       149,671      14.1%        42,508       4.0%        53,135       5.0%
        (to Average Assets)

As of December 31, 1998:
    Total Capital .......................................      $158,160      22.1%      $ 57,334       8.0%      $ 71,668      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................       149,162      20.8%        28,667       4.0%        43,001       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................       149,162      14.5%        41,067       4.0%        51,334       5.0%
        (to Average Assets)

 OMEGA BANK
As of December 31, 1999:
    Total Capital .......................................      $ 85,099      21.3%      $ 31,976       8.0%      $ 39,970      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        80,097      20.0%        15,988       4.0%        23,982       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        80,097      13.6%        23,536       4.0%        29,420       5.0%
        (to Average Assets)

As of December 31, 1998:
    Total Capital .......................................      $ 80,438      19.9%      $ 32,333       8.0%      $ 40,416      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        75,385      18.7%        16,166       4.0%        24,250       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        75,385      13.2%        22,798       4.0%        28,498       5.0%
        (to Average Assets)

HOLLIDAYSBURG TRUST COMPANY
As of December 31, 1999:
    Total Capital .......................................      $ 37,171      20.5%      $ 14,536       8.0%      $ 18,170      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        34,885      19.2%         7,268       4.0%        10,902       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        34,885      12.9%        10,780       4.0%        13,476       5.0%
        (to Average Assets)

As of December 31, 1998:
    Total Capital .......................................      $ 34,168      18.9%      $ 14,478       8.0%      $ 18,098      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        31,893      17.6%         7,239       4.0%        10,859       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        31,893      12.5%        10,206       4.0%        12,757       5.0%
        (to Average Assets)

PENN CENTRAL NATIONAL BANK
As of December 31, 1999:
    Total Capital .......................................      $ 25,452      24.0%      $  8,502       8.0%      $ 10,627      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        24,105      22.7%         4,251       4.0%         6,376       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        24,105      13.1%         7,349       4.0%         9,186       5.0%
        (to Average Assets)

As of December 31, 1998:
    Total Capital .......................................      $ 25,169      22.8%      $  8,837       8.0%      $ 11,046      10.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        23,764      21.5%         4,418       4.0%         6,628       6.0%
        (to Risk Weighted Assets)
    Tier I Capital ......................................        23,764      13.0%         7,297       4.0%         9,121       5.0%
        (to Average Assets)


----------------------------www.omegafinancial.com---------------------[LOGO] 55

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Shareholders of Omega Financial Corporation:

We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Arthur Anderson LLP

Lancaster, Pa.
January 21, 2000


56 [LOGO]---------------------www.omegafinancial.com----------------------------