Form 10-K, Exhibit 13
period 2000-12-30
OMEGA FINANCIAL CORP /PA/
filed 2001-03-29
CIK 705671

EXHIBIT 13.1

                          OMEGA FINANCIAL CORPORATION
                                      2000

                                     [LOGO]

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

Your company wrapped up a challenging Year 2000 with a strong showing. Our fourth quarter performance led to earnings for that period that were 14% higher than the same period in 1999, significantly narrowing the income shortfall from earlier in the year. Earnings for 2000 were only 1.3% short of those for 1999, a year of uncommon financial events for Omega Financial Corporation. The 1999 results included significant proceeds from a series of non-recurring events, including the sale of the Danville office of Omega Bank, the sale of a block of mortgages and a substantial recovery of previously unaccrued interest.

If the effects of these one-time events are extracted, earnings for 2000 would have increased by 7%. We therefore view the third and fourth quarter results from last year as more truly indicative of your company's overall performance. In addition to net income, all the key indicators -- including Return on Average Assets (ROA), Return on Average Equity (ROE), income from credit activities and common share dividends -- posted healthy increases in the fourth quarter.

Omega's 2000 net income was $17.129 million, compared to net income for 1999 of $17.362 million. On a per-share basis, diluted earnings rose by 1.1% to $1.87, while basic earnings for 2000 were unchanged at $1.92. Common share dividends increased by 8.4%, from $0.95 to $1.03.

In addition to the positive financial trends in the latter half of the year, we are also encouraged by a number of initiatives we have taken and the recognition some of those have garnered.

During the first quarter of 2000, we established a team of mortgage specialists that works across affiliate banks to provide custom mortgage solutions for a variety of home financing needs. This team is composed of professionals with extensive experience in the mortgage field. To enhance customer convenience, we designated one toll-free telephone number to reach our team, and we promoted our expertise through a multimedia marketing campaign in all affiliate markets.

Attempting to capitalize on the growing trend toward electronic banking, we undertook a major redesign of our company website, www.omegafinancial.com, in the first quarter. We added a CyberMall to the site to strengthen our ties to the local businesses served through our merchant card services. The CyberMall benefits our merchants, our web site visitors, and with listings of non-profit organizations, our local communities as well.

Further developing our electronic commerce strategy, we completed plans during the last quarter of 2000 for the introduction of electronic bill payment. With this service, we now offer customers 24-hour, seven-day-a-week account access and bill payment. We feel that this service will draw both existing and new customers to our other product offerings via the Internet while generating additional fee income.

When you combine these electronic commerce programs with the further development of our Customer Information Center, you have what we believe is a solid strategy for pursuing growth without sacrificing outstanding customer service. Our electronic commerce efforts have been recognized by the information technology industry. During the final quarter of 2000, the Customer Information Center received national recognition in the 2000 Microbanker competition for best in micro-banking. We were acknowledged as a leader in using software solutions for customer service.

As important as electronic banking is to our customers, financial service remains a person-to-person business at its heart. In recent months, regional consumers found their convenience and choices limited by our competitors' mergers and consolidations of offices. To reap new business from these opportunities, we have been capitalizing on our Hometown Bank image and our long-standing reputation for comprehensive product offerings, convenient locations and outstanding customer service.

As part of our commitment to increased customer convenience, we opened a Hollidaysburg Trust Company office in Tyrone in the fourth quarter. This marks Hollidaysburg Trust's initial entry into the Tyrone area. We are pleased with early results from the new facility.

We have long noted the dedication of our staff to providing the utmost in customer satisfaction. That attitude pervades the entire Omega family, from directors and management to front-line personnel.

With that in mind, we would like to acknowledge two of our retiring directors for that same dedication to excellence and service. Merle Evey is retiring from the Hollidaysburg Trust Company and Omega Financial Corporation boards, while Mary Jane Crain is retiring from the Omega Bank board. These two individuals have contributed greatly to the success of your company with their wisdom and insight.

The Year 2000 reflects hard work throughout the company. We feel that the performance in the latter half of this past year reaffirms our core strategies and sets the table for continued accomplishments in 2001.

Sincerely,



/s/ DAVID B. LEE                           /s/ D. STEPHEN MARTZ
David B. Lee                               D. Stephen Martz
Chairman and Chief Executive Officer       President and Chief Operating Officer


[GRAPHIC]

                        CORPORATE DIRECTORS AND OFFICERS

The lists on this page and the following two pages present the directors and officers of Omega Financial Corporation as of December 31, 2000.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS

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


--------------------------------------------------------------------------------
                                    OFFICERS

David B. Lee................................Chairman and Chief Executive Officer
D. Stephen Martz...........................President and Chief Operating Officer
Daniel L. Warfel, CPA.......Executive Vice President and Chief Financial Officer
Donita R. Koval.......................Executive Vice President, Commercial Sales
David N. Thiel...............................Senior Vice President and Secretary
JoAnn N. McMinn...................Senior Vice President and Corporate Controller
Teresa M. Ciambotti, CFA........................Vice President, Funds Management
Ronald A. Donaldson...........................Vice President, Technical Services
Robert A. Frederick....................Vice President and Director of E-Commerce
William F. Frey............................Vice President and Compliance Officer
Lowell I. Rohrer..................................................Vice President
R. Keith Sipe...................................Vice President and Chief Auditor
Robin R. Weikel...........................Vice President and Regional Controller



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

Central Pennsylvania Investment Company
1105 N. Market Street, Suite 1300
Wilmington, DE 19899

Central Pennsylvania Life Insurance Company
1421 E. Thomas Road
Phoenix, AZ 85014

Central Pennsylvania Leasing, Inc.
117 S. Allen Street
State College, PA 16801

                          BANK DIRECTORS AND OFFICERS

OMEGA BANK, N.A.

BOARD OF DIRECTORS

Raymond F. Agostinelli         Stephen M. Krentzman
Richard L. Campbell, Esq.      David B. Lee
Mary Jane Crain                James W. Powers, Sr.
Philip E. Gingerich            Robert A. Szeyller
Frederick J. Kissinger         Charles H. Zendt, Jr.

DIRECTORS EMERITI

David D. Borland               Jonas B. Kauffman, Jr.
J. Harold Boyer                Nathan H. Krauss
Ned C. Cummings                Don C. Meyer
Herbert C. Graves              John R. Miller, Jr., Esq.
Darl H. Heller                 Richard B. Roush
William E. Henry, O.D.         George R. Smith
H. Richard Ishler, M.D.        Samuel D. Zeiders, Jr., D.D.S.

OFFICERS

David B. Lee........................Chairman, President, Chief Executive Officer
Charles H. Zendt, Jr....................................Executive Vice President
C. Leonard Eby, Jr................................Senior Vice President, Lending
Dennis E. Hampton...................................Senior Vice President, Trust
Ronald S. Haring.......................Senior Vice President, Commercial Lending
William D. Karch..................................Senior Vice President, Lending
David N. Thiel...............................Senior Vice President and Secretary
Kimberly A. Benner.........................................Vice President, Trust
John E. Gravish.................................Vice President, Regional Lending
Ann K. Guss.....................................Vice President, Mortgage Lending
Steven W. Grim................................Vice President, Commercial Lending
Eric F. Kraytz................................Vice President, Commercial Lending
Thomas C. Landis.........................................Vice President, Lending
Susan K. Kratzer...........................Vice President, Branch Administration
Jesse Weaver...............................................Vice President, Trust

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

DIRECTORS EMERITI

William Bamat
Miles X. Clevenstine           E. J. Straley, V.M.D.
James G. Corman                Jay Struble
C. Richard Dimm                Peter Swistock, Sr.
Robert L. Homan                Elwood A. Way
Lee E. Sausman                 Warren K. Zook

HOLLIDAYSBURG TRUST COMPANY

BOARD OF DIRECTORS

Ralph W. Arthur, Jr.           John P. Kinney
Merle K. Evey, Esq.            D. Stephen Martz
Allan E. Gibboney, Esq.        Stanton R. Sheetz
David C. Hileman               Vincent C. Turiano

DIRECTORS EMERITI

Rex W. Hershberger             Dorothea D. Nelson
Charles I. Kreider             Roy F. Rumbaugh
James J. Madden                Joseph Tanner

OFFICERS

D. Stephen Martz....................Chairman, President, Chief Executive Officer
Vincent C. Turiano.............Executive Vice President, Chief Operating Officer
Bruce R. Erb........................................Senior Vice President, Trust
Richard A. Scholton...............................Senior Vice President, Lending
Dennis C. O'Connor...........................Vice President, Commercial Services
Roger W. Oswald.............................Vice President, Agricultural Manager

PENN CENTRAL NATIONAL BANK

BOARD OF DIRECTORS

Edward J. Anderson             Robert T. Gentry
Phyllis J. Bard                Samuel L. Hinish
Carl H. Baxter                 Robert N. Oliver
Ralph B. Everhart

DIRECTORS EMERITI

Harry M. Enyeart               J. Melvin Isett
John R. Gates                  Albert N. Masood
David K. Goodman, Sr.          William E. Swigart, Jr.

OFFICERS

Samuel L. Hinish........................................................Chairman
Robert T. Gentry............................. President, Chief Executive Officer
John R. Franks.................Executive Vice President, Chief Operating Officer
William J. Bishop.................................................Vice President
Ronald A. Casner..................................................Vice President
Judith G. Fleming..........................................Vice President, Trust
Daniel P. Nead...........................................Vice President, Lending

                    COMMON STOCK MARKET PRICES AND DIVIDENDS

The common stock of Omega Financial Corporation is traded on The Nasdaq Stock Market under the symbol OMEF. As of December 31, 2000, the number of shareholders of record of the Corporation's common stock was 2,641.

The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) dividends declared:


                                                   2000                                       1999
                                   -------------------------------------      ----------------------------------
                                                               Dividends                               Dividends
Quarter Ended                       High           Low         Declared        High          Low       Declared
                                    ----           ---         ---------       ----          ---       ---------
 March 31........................  $29.38        $23.00          $0.25        $33.88       $29.75        $0.22
 June 30.........................   26.50         20.56           0.26         36.88        33.25         0.24
 September 30....................   31.75         24.88           0.26         34.75        31.63         0.24
 December 31.....................   30.13         24.00           0.26         32.38        28.50         0.25



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

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

J.J.B. Hilliard                                   Janney Montgomery Scott, Inc.
501 South Fourth Street                           1818 Market Street
Louisville, KY 40202                              Philadelphia, PA  19103
(800-627-3557)                                    (800-526-6397)

F. J. Morrissey & Co.                             Ferris, Baker Watts, Inc.
1700 Market St. Suite 1420                        6 Bird Cage Walk
Philadelphia, PA  19103-3913                      Hollidaysburg, PA  16648
(800-842-8928)                                    (800-343-5149)



                                   FORM 10-K

A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2000 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.


                           INVESTMENT CONSIDERATIONS

In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which can be obtained as described above.


                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Tuesday, April 24, 2001 at The Penn Stater, 215 Innovation Blvd., Penn State Research Park, State College, Pennsylvania.


                          REGISTRAR AND TRANSFER AGENT

Omega Bank, N.A. Trust Department P.O. Box 298 State College, PA 16804-0298 (814-237-7641)


                            INFORMATION AVAILABILITY

Omega Financial Corporation news releases are available by fax 24 hours a day from Company News On-Call at (800) 758-5804, extension 653250. Quarterly and annual reports, a corporate profile, stock quotes and other financial data can be retrieved through the Omega Financial Corporation web site at WWW.OMEGAFINANCIAL.COM.

                            SELECTED FINANCIAL DATA

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 2000 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY



                                                  2000          1999         1998         1997         1996
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET INFORMATION                        (In thousands of dollars, except share and per share data)
at December 31
    Assets .................................   $1,113,836   $1,053,403   $1,062,704   $1,015,903   $1,007,345
    Deposits ...............................      889,501      851,595      870,660      840,775      846,030
    Loans, net .............................      751,985      704,948      722,967      691,893      696,597
    Investment securities ..................      242,379      272,669      261,380      249,817      241,846
    Long term debt (including ESOP debt) ...       10,264       10,611        8,837        9,034        9,213
    Shareholders' equity ...................      155,204      151,151      153,980      142,432      135,885
    Number of shares outstanding - common *     8,606,983    8,774,507    8,960,197    8,879,257    9,050,889
    Number of shares outstanding - preferred      219,781      219,781      219,781      219,781      219,781

INCOME STATEMENT INFORMATION
Years Ended December 31
   Total interest income ...................   $76,945   $74,493   $75,268   $76,998   $76,720
   Net interest income .....................       45,819       46,788       46,618       47,121       46,400
   Provision for loan losses ...............          428        1,060        1,060        1,030          979
   Income before income taxes ..............       23,112       24,257       24,714       24,465       23,354
   Income tax expense ......................        5,983        6,895        7,622        7,497        7,127
   Net income ..............................       17,129       17,362       17,092       16,968       16,227

PER COMMON SHARE DATA*
    Net income - basic .....................   $1.92   $1.92   $1.87   $1.85   $1.75
    Net income - diluted ...................         1.87         1.85         1.79         1.77         1.69
    Cash dividends - common ................         1.03         0.95         0.80         0.65         0.56
    Book value - common ....................        17.73        16.96        16.95        15.83        14.83



FINANCIAL RATIOS

                                                   2000          1999         1998         1997         1996
-------------------------------------------------------------------------------------------------------------
Return on average equity ...................       11.13%       11.30%       11.35%       12.26%       12.51%
Return on average assets ...................        1.59         1.63         1.66         1.67         1.61
Dividend payout - common ...................       52.42        48.29        41.94        34.41        31.26
Average equity to average assets ...........       14.28        14.46        14.67        13.64        12.85


----------
* Prior period per share information has been restated for the effect of the 3 for 2 stock split in the form of a dividend in 1997, as well as the adoption of SFAS No. 128, Earnings per Share in 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

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


                           FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).


                              NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of three banks and three active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 43 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon and Bedford counties. Omega's banks provide a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. The banking affiliates also provide a variety of trust and asset management services. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                    OVERVIEW

Omega functions as a financial intermediary and therefore its financial condition should be viewed in terms of changes in its uses and sources of funds. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

Overall, Omega's average assets in total have grown by 1.4%, from $1,062,698,000 in 1999 to $1,077,836,000 in 2000. In order to optimize its present and future performance, management must constantly assess its various risk factors and act accordingly. During 1999, in order to reduce credit risk and market risk, one banking office was sold. This sale included $12,935,000 in loans and $14,322,000 in deposit liabilities. Additionally, to reduce interest rate risk, a block of mortgage loans, totaling $21,207,000 was also sold. Both sales occurred late in the second quarter of 1999. Because the total loans sold represented approximately 4.9% of loans outstanding at the time of the sale, and deposits sold were 1.7% of total deposits, it is important to consider the effect of the sale when discussing changes in balance sheet positions from 1998 to 1999. In the fourth quarter of 1999, bank-owned life insurance (BOLI) was purchased in the amount of $20,112,000. The cash surrender value of this instrument is included in non-earning assets, and revenues generated are included in non-interest income.

                                     TABLE 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)


                                             2000                                  1999                                     1998
                                           Average         Increase(Decrease)     Average          Increase(Decrease)      Average
                                           Balance         Amount         %       Balance          Amount          %       Balance
                                        -----------       --------     ------   ----------        --------      ------   -----------
        FUNDING USES:
Loans ..............................    $  695,469        $13,629        2.0%   $  681,840        $ 5,176         0.8%   $  676,664
Tax-exempt loans ...................        33,399          7,347       28.2        26,052         (1,303)       (4.8)       27,355
Investment securities ..............       182,875         (7,571)      (4.0)      190,446         (3,695)       (1.9)      194,141
Tax-exempt investment securities ...        75,560         (1,032)      (1.3)       76,592         24,115        46.0        52,477
Interest bearing deposits ..........           891         (2,768)     (75.6)        3,659          2,898       380.8           761
Federal funds sold .................        19,522         (4,926)     (20.1)       24,448          8,192        50.4        16,256
Other interest earning assets ......            --         (2,988)    (100.0)        2,988             --          --            --
                                        ----------        -------        ---    ----------        -------         ---    ----------
  Total interest earning assets ....     1,007,716          1,691        0.2     1,006,025         38,371         4.0       967,654
Non-interest earning assets ........        82,071         13,568       19.8        68,503         (2,446)       (3.4)       70,949
Less: Allowance for loan losses ....       (11,951)          (121)       1.0       (11,830)            94        (0.8)      (11,924)
                                        ----------        -------        ---    ----------        -------         ---    ----------
  Total uses .......................    $1,077,836        $15,138        1.4%   $1,062,698        $36,019         3.5%   $1,026,679
                                        ==========        =======        ===    ==========        =======         ===    ==========

        FUNDING SOURCES:
Interest bearing demand deposits ...    $  237,029        $(3,777)      (1.6%)  $  240,806        $11,322         4.9%   $  229,484
Savings deposits ...................       101,524         (4,050)      (3.8)      105,574          2,938         2.9       102,636
Time deposits ......................       403,163          6,824        1.7       396,339           (118)         --       396,457
Repurchase agreements ..............        18,740          1,220        7.0        17,520          3,285        23.1        14,235
Other borrowed funds ...............        28,714         14,301       99.2        14,413          8,546       145.7         5,867
                                        ----------        -------        ---    ----------        -------         ---    ----------
  Total interest bearing liabilities       789,170         14,518        1.9       774,652         25,973         3.5       748,679
Demand deposits ....................       121,541            488        0.4       121,053          6,671         5.8       114,382
Other liabilities ..................        13,251           (123)      (0.9)       13,374            333         2.6        13,041
Shareholders' equity ...............       153,874            255        0.2       153,619          3,042         2.0       150,577
                                        ----------        -------        ---    ----------        -------         ---    ----------
  Total sources ....................    $1,077,836        $15,138        1.4%   $1,062,698        $36,019         3.5%   $1,026,679
                                        ==========        =======        ===    ==========        =======         ===    ==========


Omega's funding sources have increased over the last two years at rates of 1.4% and 3.5% in 2000 and 1999, respectively. In 2000, the majority of the growth was borrowed funds. These funds were used primarily for match-funding certain commercial loans and to support the Corporation's stock repurchase program. Also in 1999, funds were borrowed to support the Omega Stock Repurchase program and for Year 2000 planning considerations. In 1999, the majority of the growth was in core transaction accounts (demand and savings). These funds were used for

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

short-term investing purposes, as Year 2000 contingency planning dictated a larger degree of liquidity than would have normally been necessary.

More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.

                                      LOANS

In 2000, total average loans were $728,868,000 as compared to $707,892,000 in 1999, an increase of $20,976,000, or 3.0%. During the year, the customer's general preference was for variable rate loans as opposed to fixed rate. On average, fixed rate loans increased by $5,315,000, or 1.1%, while variable rate loans increased by $15,671,000, or 6.4%.

Commercial loan activity led the increase in variable rate loan growth, accounting for $11,289,000 of the increase. Of the rise in variable rate commercial loans, 59% were taxable loans, compared to 41% tax-exempt. Variable rate consumer loans increased on average by $4,371,000.

Although fixed rate loans increased by only $5,315,000, or 1.1%, it is important to note that fixed rate consumer mortgage loans decreased by $12,695,000 on average while fixed rate commercial loans increased by $12,805,000. In order to analyze real changes in mortgage loans due to new lending activity, the effect of the mortgage loan sales in 1999 must be taken into consideration. On average, there were $13,160,000 in mortgage loan outstanding balances included in the 1999 average balances that were sold in June of 1999. Excluding these balances for comparative purposes, normal mortgage lending activity for 2000 actually replaced the loans that were sold. Rather than a decrease in mortgage loan averages, there was an increase of approximately $465,000.

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

Driving the fixed rate loan increases in 1999 was a $27,883,000 increase in taxable commercial loans. Absolute levels of fixed rate consumer mortgages actually declined on average by $2,972,000. However, average mortgage balances decreased by approximately $13,160,000 in 1999 as a result of the mortgage loan sale and the sale of the branch office. Thus, actual average new volume of fixed rate mortgage loans was $10,188,000. Similarly, during 1999 absolute levels of personal fixed rate loans dropped on average by $5,762,000, while the branch sale reduced average loans in this category by $8,303,000, resulting in new loan average increases of $2,541,000. Fixed rate tax-exempt commercial loans declined on average by $2,999,000 during 1999 as compared to 1998.

Variable rate loan changes in 1999 were made up of decreases of $5,435,000 in taxable commercial loans, $7,742,000 in personal residential loans, and $794,000 in personal loans. These decreases were slightly offset by an increase in variable rate tax free commercial loans of $1,694,000. Management believes that this shift from variable to fixed rate, continuing since 1998, was attributable to the flat yield curve present during the year, and the customers' perception of future rate environments.

The loan portfolio as of December 31, 2000 was comprised of 51% consumer loans and 49% commercial loans (including construction), as compared to 53% and 47%, respectively, at December 31, 1999. See Note 5 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Omega's lending strategy stresses quality growth, diversified by product and industry. A standardized credit policy is in place throughout the Corporation, and a special credit committee reviews all large loan requests prior to approval. Omega's commercial and consumer lenders make credit judgments based on a customer's existing debt obligations, ability to pay and general economic trends.

Management has been monitoring the activity within the loan portfolio very carefully and successfully competed within its market for both commercial and residential real estate loans. Omega intends to aggressively pursue growth in each of the loan categories again during 2001. A competitive pricing environment is expected to continue and may force Omega to maintain its relaxed pricing structure in order to continue to maintain and build new loan volumes.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2000 was 1.55% of total loans, net of unearned discount, as compared to 1.68% of total loans at the end of 1999. The allowance decreased $243,000 from 1999 as the net charge-offs of $671,000 exceeded the provision of $428,000. Net charge-offs for 2000 and 1999 were 0.09% and 0.14%, respectively of average loans. Commercial loans represented 53% of the loans charged off in 2000, as compared to 55% of the loans charged off in 1999. Because of the decrease in non-performing loans and the decrease in net charge-offs in 2000, management decreased the provision for loan losses in 2000. Non-performing loans were 0.29% of loans as of December 31, 2000, and 0.49% of loans as of December 31, 1999 (see Table 2). All categories of non-performing loans decreased in 2000, most significantly the non-accrual loans.

                          [REPRESENTATION OF BAR GRAPH]

                        NET CHARGE-OFFS TO AVERAGE LOANS

                         1996                      0.12%
                         1997                      0.15%
                         1998                      0.15%
                         1999                      0.14%
                         2000                      0.09%


Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

                          [REPRESENTATION OF BAR GRAPH]

                          ALLOWANCE FOR LOSSES TO LOANS
                                   at Year End

                         1996                      1.70%
                         1997                      1.70%
                         1998                      1.63%
                         1999                      1.68%
                         2000                      1.55%


At December 31, 2000, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 18.6% as compared to 29.0% at December 31, 1999. Of the $2,165,000 of non-performing loans at December 31, 2000, $1,524,000 were collateralized with real estate, $513,000 with other assets and $128,000 were unsecured.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                     TABLE 2
                              NON-PERFORMING LOANS

                                                                    December 31,
                                                    ------------------------------------------
                                                     2000     1999     1998     1997     1996
                                                     ----     ----     ----     ----     ----
                                                                 (In thousands)
Non-accrual loans ...............................   $1,503   $2,640   $5,627   $4,762   $2,079
Accruing loans past due 90 days or more .........      564      619      682    2,103    1,241
Restructured loans ..............................       98      184      213       47       14
                                                    ------   ------   ------   ------   ------
Total non-performing loans ......................   $2,165   $3,443   $6,522   $6,912   $3,334
                                                    ======   ======   ======   ======   ======


Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 2001 follows (in thousands):

Commercial, financial and agricultural ......................     $ 50
Real estate - commercial ....................................       32
Real estate - mortgage ......................................       --
Personal ....................................................      446
                                                                  ----
Total .......................................................     $528
                                                                  ====



                          [REPRESENTATION OF BAR GRAPH]

                          NON-PERFORMING LOANS TO LOANS
                                   at Year End

                         1996                      0.48%
                         1997                      1.00%
                         1998                      0.90%
                         1999                      0.49%
                         2000                      0.29%


                          [REPRESENTATION OF BAR GRAPH]

                                AVERAGE ASSET MIX

                                Average              Average
                                 Loans             Investments
                                 -----             -----------
                 1996            69.8%               25.0%
                 1997            68.3%               26.7%
                 1998            68.6%               26.5%
                 1999            66.6%               28.6%
                 2000            67.6%               25.9%




                                   INVESTMENTS

Average investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits and other interest-earning assets decreased by $19,285,000, or 6.5%, during 2000, after increasing by $34,498,000, or 13.1%, during 1999. All categories of investments were reduced in 2000 as a result of the need for loan funding and the purchase of other assets. Of the increase in 1999, $24,115,000, or 70% was tax-exempt investment securities. Although tax-exempt securities carry a lower rate than taxable securities, the tax exemption of interest income increases the yield by lowering the tax expense (see Note 11 of Notes to Consolidated Financial Statements). During 1999, $3,695,000 of taxable investment securities that matured were re-employed along with remaining available funds into shorter-term, liquid investments to meet Year 2000 planning needs.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Prior to April 1, 1999, the determination of which portfolio to hold a security was made at the time of purchase, based on management's intent. All marketable equity investments were classified as available for sale. Debt securities were classified as available for sale when the intent was for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk or liquidity needs. Securities were classified as held to maturity when it was management's intent to hold these securities until maturity, for matching against longer term funding. On April 1, 1999, Omega adopted Statement of Financial Accounting Standard (SFAS) No. 133, which allowed for a one-time reclassification of securities from the held to maturity portfolio into the available for sale portfolio without calling into question the intent of the company to hold the remaining securities in the held to maturity category to maturity. At the date of adoption, Omega transferred investment securities with a cost basis of $102,672,000 from the held to maturity to the available for sale portfolio. As a result of this transfer, Omega realized an increase in accumulated other comprehensive income of $425,000, which was reflected as a cumulative effect of a change in accounting principle. At December 31, 2000 the market value of the entire securities portfolio exceeded amortized cost by $2,428,000 as compared to December 31, 1999 when market value was greater than amortized cost by $1,295,000. The weighted average maturity of the investment portfolio was 1 year and 7 months as of December 31, 2000 as compared to 1 year and 10 months at the end of 1999. The weighted average maturity has remained short in order to achieve a level of liquidity. Table 4 (located on page 19) shows the remaining maturity or earliest possible repricing for investment securities.


                           NON-INTEREST EARNING ASSETS

Non-interest earning assets (exclusive of unrealized gains on investment securities) increased $18,930,000, or 37.1% on average in 2000 as compared to an increase of $548,000, or 1.1% in 1999. Changes occurring in 1999 were the result of normal operating activities, however late in the fourth quarter of 1999, Omega used excess cash to purchase bank-owned life insurance (BOLI) in the amount of $20,112,000. Average balances included in non-earning assets that represent the cash surrender value of the BOLI were $20,580,000 in 2000 as compared to $110,000 in 1999, accounting for the overall increase in non-interest earning assets in 2000.


                                    DEPOSITS

Average deposits declined in 2000 by $515,000, or 0.1% to $863,257,000, after an increase in 1999 of 2.5%, or $20,813,000. It is very important to analyze the effect that the branch office sale had on the results from both years. Included in 1999's average deposit balances was $6,321,000 that represented the funds from that banking office. If these balances were excluded from the growth analysis, there would be an actual increase in average deposits of $5,806,000, or 0.7%. In 1999, had the deposit liabilities from the sold branch remained with Omega, deposit growth would have been approximately 3.8%. Although deposit growth has been positive in the last two years, the banking industry in general continues to experience limited deposit growth because of fierce competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional bank products. Omega continues to supply the needs of its customer base by offering insured deposits, but has supplemented its funding needs with borrowings.

As reflected in Table 3 and the graph at right, the mix of deposit types has gradually changed over the last five years. Management believes that in 1999, the rate environment did not entice customers to invest in time deposits and that consumer Year 2000 concerns for liquidity explained the volume increases in transaction accounts and the reduction in time deposits. With the Year 2000 concerns behind, Omega's customers have become comfortable with time deposits once again and have begun to extend maturities to achieve a higher return on their investments.



                          [REPRESENTATION OF BAR GRAPH]

                               AVERAGE DEPOSIT MIX

                                    Average            Average
                                     Core                Time
                                   Deposits            Deposits
                                   --------            --------

                    1996            51.20%               48.80%
                    1997            50.90%               49.10%
                    1998            53.00%               47.00%
                    1999            54.10%               45.90%
                    2000            53.30%               46.70%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------




                                     TABLE 3
                              Changes in Deposits
                                ($in thousands)


                                          2000                             1999                            1998
                                        Average     Increase(Decrease)    Average    Increase(Decrease)   Average
                                        Balance      Amount       %       Balance     Amount       %      Balance
                                        --------    -------     ----     --------    -------     ----    --------
Interest bearing demand deposits ....   $237,029    $(3,777)    (1.6)%   $240,806    $11,322      4.9%   $229,484
Savings deposits ....................    101,524     (4,050)    (3.8)     105,574      2,938      2.9     102,636
Demand deposits .....................    121,541        488      0.4      121,053      6,671      5.8     114,382
                                        --------    -------     ----     --------    -------      ---    --------
 Total core (transaction) accounts ..    460,094     (7,339)    (1.6)     467,433     20,931      4.7     446,502
Time deposits .......................    403,163      6,824      1.7      396,339       (118)      --     396,457
                                        --------    -------     ----     --------    -------      ---    --------
 Total deposits .....................   $863,257    $  (515)    (0.1)%   $863,772    $20,813      2.5%   $842,959
                                        ========    =======     ====     ========    =======      ===    ========


                       OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities on average increased $15,521,000, or 48.6% in 2000, as compared to an increase of $11,831,000, or 58.9% in 1999. The increases in 2000 and 1999 are primarily due to the addition of $14,301,000 and $8,546,000, respectively, in the average balances of borrowed funds. In both years, the sharp increase in borrowed funds was needed to match-fund certain commercial loans and to fund the stock repurchase program in effect (see Note 8 of Notes to Consolidated Financial Statements). Additionally, average balances of retail repurchase agreements increased by $1,220,000 and $3,285,000 in 2000 and 1999, respectively.

                              SHAREHOLDERS' EQUITY

Shareholders' equity continued to be an important funding source during 2000, providing an average balance of $153,874,000, as compared to the $153,619,000 provided in 1999. Dividend payout ratios on the common stock were 52.4% for 2000 and 48.3% for 1999. Capital has been increased as a result of employee stock option and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale decreased average equity by $3,557,000 in 2000 and by $1,886,000 in 1999. At December 31, 2000, Omega held
726,101 shares of stock in treasury at a cost of $22,723,000 as compared to 485,275 in 1999 at a cost of $16,369,000. These increases are a result of the Omega stock repurchase program in effect during most of 1999 and 2000 (see Note 15 of Notes to Consolidated Financial Statements).

Omega increased the return to shareholders in 2000 by increasing its dividend 8.4% to $1.03 per common share. Per share common dividends in prior years were $.95 and $.80 in 1999 and 1998, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years ending 2000, 1999 and 1998. See Note 18 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.


                          [REPRESENTATION OF BAR GRAPH]


                           COMMON BOOK VALUE PER SHARE

                         1996                    $14.83
                         1997                    $15.83
                         1998                    $16.95
                         1999                    $16.96
                         2000                    $17.73



                          [REPRESENTATION OF BAR GRAPH]

                              EQUITY TO ASSET RATIO
                                   at Year End

                        1996                     13.49%
                        1997                     14.02%
                        1998                     14.49%
                        1999                     14.35%
                        2000                     13.93%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2000 and 1999, Omega's Tier I capital ratio was 20.8% and 21.2%, respectively, and its Total capital ratio was 22.1% and 22.5%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2000 and 1999, Omega's leverage ratio was 14.2% and 14.1%, respectively, against a required leverage ratio of 4% (see Note 21 of Notes to the Consolidated Financial Statements).


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


                   NET INTEREST INCOME AND INTEREST RATE RISK

Omega believes that it has managed interest rate risk while achieving optimal levels of net interest income. Interest rate risk is the risk to net interest income or capital arising from movements of interest rates. There are several components of interest rate risk: repricing risk, basis risk and customer option risk. The two methodologies used by the Corporation to aid in the management of interest rate risk are gap analysis and economic simulation. Gap analysis is a tool used by the Corporation primarily to measure repricing risk while economic simulation is used to measure and manage repricing risk, basis risk and customer option risk.

Both tools, gap analysis and rate shock simulations are performed in a static environment. In reality, Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques using projected future volumes and various interest rate scenarios to analyze potential hedging decisions or decisions that involve the acquisition or investment of funds.

Economic simulation involves management simulating possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks.

As the table below indicates, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2000 was $855,000, or 1.87%, of net interest income, compared to $333,000, or 0.75%, of net interest income at risk as of December 31, 1999. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates. During 2000, Omega's rate risk position was consistently within policy limits.


               Effect of Interest Rate Risk on Net Interest Income
                                (in $ thousands)

                   Change                       Change        Total Change
  Change in        Due to         Change        Due to           Due to
Interest Rates   Repricing        Due to       Customer      Interest Rate
(Basis Points)      Risk        Basis Risk      Options           Risk
--------------------------------------------------------------------------------
    300           $1,561           $946           $44            $2,551
    200              999            681            30             1,710
    100              497            343            17               857
      0                0              0             0                 0
   -100             (490)          (343)          (22)             (855)
   -200             (975)          (682)          (49)           (1,706)
   -300           (1,456)        (1,014)          (80)           (2,550)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Omega's low level of interest rate risk is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.


In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short term. At December 31, 2000, Omega's net interest income and MVE were within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 2000.


             Effect of Interest Rate Risk on Market Value of Equity
                                 (in $ thousands)

                   Change                       Change        Total Change
  Change in        Due to         Change        Due to           Due to
Interest Rates   Repricing        Due to       Customer      Interest Rate
(Basis Points)      Risk        Basis Risk      Options           Risk
--------------------------------------------------------------------------------
     300         $(22,189)       $15,200        $3,048          $(3,941)
     200          (14,135)         9,360         2,222           (2,553)
     100           (7,259)         4,806         1,260           (1,193)
       0                0              0             0                0
    -100            7,671         (5,051)       (1,878)             742
    -200           15,780        (10,337)       (4,209)           1,234
    -300           24,373        (15,852)       (6,968)           1,553


                                 REPRICING RISK

Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 21) shows the period and cumulative static gaps for various time intervals as of December 31, 2000. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a negative gap position of $22,274,000 at December 31, 2000, indicating more interest bearing liabilities than earning assets will reprice during that period. Over the past several years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers preference for fixed rates, and the shortening of our certificate of deposit base as customers continue to prefer shorter term certificates.

As of December 31, 2000, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, repricing risk would cause net interest income to increase over the next twelve months by $497,000. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by $490,000 over the next twelve months.

Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                   BASIS RISK

Basis risk is another source of interest rate risk and arises from the difference in movements of interest rates earned on assets and the interest rates paid on liabilities with otherwise similar repricing characteristics. The Corporation analyzed the effects of basis risk on both net interest income and MVE. This was done through interest rate shocks, which isolated the movements of the prime rate and treasury rates. The following shows the results of these rate shocks.

                   Effect of Basis Risk on Net Interest Income
                                (in $ thousands)

                    Change in               Change in             Change in
  Change in     Net Interest Income     Net Interest Income  Net Interest Income
Interest Rates        Due to              Due to Treasury           Due to
(Basis Points)    Prime Basis Risk          Basis Risk         Total Basis Risk
--------------------------------------------------------------------------------
     300              $4,914                 ($3,968)                $946
     200               3,276                  (2,595)                 681
     100               1,638                  (1,295)                 343
       0                   0                       0                    0
    -100              (1,637)                  1,294                 (343)
    -200              (3,273)                  2,591                 (682)
    -300              (4,908)                  3,894               (1,014)

The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, the Corporation's net interest income would increase by $1,638,000 and market value of equity would decrease by $4,660,000. The Corporation's prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, the Corporation's net interest income would decrease $1,295,000 and market value of equity would increase $9,466,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.



                 Effect of Basis Risk on Market Value of Equity
                                 (in $ thousands)

                     Change in            Change in               Change in
  Change in         Market Value         Market Value           Market Value
Interest Rates        Due to           Due to Treasury             Due to
(Basis Points)    Prime Basis Risk        Basis Risk          Total Basis Risk
--------------------------------------------------------------------------------
     300            $(13,074)              $28,274                $15,200
     200              (9,008)               18,368                  9,360
     100              (4,660)                9,466                  4,806
       0                   0                     0                      0
    -100               5,011               (10,062)                (5,051)
    -200              10,414               (20,751)               (10,337)
    -300              16,260               (32,112)               (15,852)


                              CUSTOMER OPTION RISK

Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liablility. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate enviroment, the interest rate on the loan as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similiar maturity and rate characteristics. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $22,000 and market value of equity to decrease $1,878,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                    LIQUIDITY

There is no standardized formula for measuring liquidity. Past methods do not apply due to the complexity of today's balance sheet. Omega's management has adopted a liquidity measurement that answers the following three questions:

     1. How much cash is on hand and can be raised over the next thirty days without any principal loss on the assets?

     2. If adverse publicity was released about the industry or the Corporation, what is the ability of Omega to meet depositor needs? This would be the run on the bank or worst-case scenario.

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

The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 2000, total liquid assets were $159,136,000 while the short-term liabilities were $61,874,000. This left a surplus of liquid assets of $97,262,000, or 8.70%, of total assets. Management believes that a surplus of not less than 5% to 7% is adequate.

Another measure of liquidity is the average loan to deposit ratio. This ratio was 84.4% at December 31, 2000 and 82.0% at December 31, 1999. Management's target range for this ratio is 70% to 85%.

If required due to unforeseen circumstances, Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 2 of Notes to the Consolidated Financial Statements, most of Omega's financial assets at December 31, 2000 have a fair value in excess of their aggregate book value, therefore some of these instruments could be sold if needed for liquidity purposes, and their sale would not negatively affect current earnings and capital.

In addition, liquidity can also be provided by off-balance sheet sources. Omega has federal funds lines totaling $23,000,000 at December 31, 2000. At December 31, 2000, Omega had no amount outstanding against these federal funds lines. In addition, each of the Corporation's banks are members of the Federal Home Loan Bank of Pittsburgh which provides overnight or term funding to the banks with a borrowing limit of $77,274,000. This borrowing limit could be increased to a maximum amount of $290,829,000 with the purchase of additional FHLB stock. At December 31, 2000, Omega had $33,395,000 outstanding in term loans and no overnight advances (See Note 8 of Notes to the Consolidated Financial Statements). Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to the amount of collateral pledged, which as of December 31, 2000 was $45,404,000.



                          [REPRESENTATION OF BAR GRAPH]


                          AVERAGE LOAN TO DEPOSIT RATIO

                          1996                     82.20%
                          1997                     81.60%
                          1998                     83.50%
                          1999                     82.00%
                          2000                     84.40%


                                             MANAGEMENT'S DISCUSSION AND ANALYSIS
                                       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------------

                                                           TABLE 4
                                                    MATURITY DISTRIBUTION
                                                   AS OF DECEMBER 31, 2000
                                                        (IN THOUSANDS)

                                       REMAINING MATURITY / EARLIEST POSSIBLE REPRICING

----------------------------------------------------------------------------------------------------------------------------

                                                                   Over Three   Over Six    Over One
                                                         Three     Months But  Months But   Year But    Over
                                                         Months    Within Six  Within One  Within Five  Five
                                                        or Less      Months       Year       Years      Years       Total
                                                        --------    --------    --------    --------   --------   ----------
Interest Earning Assets
  Interest bearing deposits .........................   $  1,095    $   --      $   --      $   --     $   --     $    1,095
  Federal funds sold ................................     39,750        --          --          --         --         39,750
  Investment securities:
    U.S. Treasury securities and obligations of
       other U.S. Government agencies and
       corporations .................................      9,501       7,993      34,600      43,622       --         95,716
    Obligations of state and political subdivisions .      2,337       3,640       2,242      67,432      1,406       77,057
    Corporate and other securities ..................     11,730       3,101       5,145      17,679         10       37,665
    Mortgage backed securities ......................      2,753       2,800       5,072       6,976       --         17,601
    Stocks ..........................................       --          --          --          --       11,912       11,912
  Loans:
    Commercial, financial, and agricultural .........     71,478       6,090       8,208      23,299      9,611      118,686
    Real estate - commercial ........................     67,123      15,748      23,359      86,301     36,763      229,294
    Real estate - construction ......................      5,137         582       1,635       7,276      3,675       18,305
    Real estate - mortgage ..........................     11,230      11,925      19,751      95,367     68,591      206,864
    Home equity .....................................     16,661       3,456       6,652      42,803     29,153       98,725
    Personal (net of unearned interest) .............     25,172       5,143       9,429      36,543      2,510       78,797
    Lease financing (net of unearned interest) ......        163         154         254         743       --          1,314
                                                        --------    --------    --------    --------   --------   ----------
  Total Interest Earning Assets .....................    264,130      60,632     116,347     428,041    163,631    1,032,781
                                                        --------    --------    --------    --------   --------   ----------
  Interest Bearing Liabilities
  Demand deposits ...................................     28,619        --          --       162,173       --        190,792
    Savings deposits ................................     88,270        --        20,564      39,099       --        147,933
    Certificates of deposit over $100,000 ...........     23,539      10,471       9,163      24,416       --         67,589
    Time deposits ...................................    106,665      75,814      53,358     117,836         70      353,743
    Short-term borrowings ...........................     30,754      10,000       5,000        --         --         45,754
    ESOP debt .......................................       --          --          --          --        3,369        3,369
    Long-term debt ..................................        126         128         262       2,443      3,936        6,895
    Other interest bearing liabilities ..............        650        --          --          --         --            650
                                                        --------    --------    --------    --------   --------   ----------
  Total Interest Bearing Liabilities ................    278,623      96,413      88,347     345,967      7,375      816,725
                                                        --------    --------    --------    --------   --------   ----------
  Gap ...............................................   $(14,493)   $(35,781)   $ 28,000    $ 82,074   $156,256   $  216,056
                                                        ========    ========    ========    ========   ========   ==========
  Cumulative Gap ....................................   $(14,493)   $(50,274)   $(22,274)   $ 59,800   $216,056
                                                        ========    ========    ========    ========   ========

  Cumulative sensitivity ratio ......................       0.95        0.87        0.95        1.07       1.26

Commercial, financial and agricultural
  loans maturing after one year with:
    Fixed interest rates ............................                                       $  8,268   $  6,180   $   14,448
    Variable interest rates .........................                                         19,457     18,130       37,587
                                                                                            --------   --------   ----------
       Total ........................................                                       $ 27,725   $ 24,310   $   52,035
                                                                                            ========   ========   ==========


                                                                                                                     ==== 19

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS
                       2000 FINANCIAL PERFORMANCE OVERVIEW

At $17,129,000, Omega's net income for 2000 represented a return on average assets of 1.59%. As with most Corporations, occasional events occur which trigger a significant effect on earnings. Such was the case in 1999 when one banking office and a block of mortgage loans were sold for substantial gains. Additionally other gains or losses realized from the securities portfolio could skew earnings results. In order to exhibit a true comparison of core operating results, the chart presented below shows annual net income in two parts - net operating income and non-recurring income. In viewing results in this manner, the reader can easily see the improvement each year in core operating results, without the effects of these one-time events. In 2000, although net income declined by 1.4%, or $233,000, net operating income (defined as net income reduced by gains on securities and other non-recurring gains, net of tax) rose by $776,000, or 4.8%. Specifically, the third and fourth quarters of 2000 had the strongest improvement, with 11.5% and 14.6% increases respectively, when compared with the net operating income in the same quarter one year earlier. On a diluted basis, net income per common share improved, reaching $1.87 in 2000, an increase of 1.1%, or $.02 over 1999.

The key factors which defined the 2000 results are as follows:

o    Stable net interest margin

o    Strong service-based fee income

o    Other non-interest income growth

o    Expense control

o    Loan loss provision reduction as a result of credit quality

Assets were $1,113,836,000 at December 31, 2000, representing a $60,433,000, or 5.7%, increase from year-end 1999. Loans (net of unearned interest) were $751,985,000 compared to $704,948,000 at December 31, 1999, an increase of 6.7%, or $47,037,000.  Deposits increased by $37,906,000, or 4.5%, at December 31,2000 when compared to December 31, 1999.

Return on average equity decreased from 11.30% in 1999 to 11.13% in 2000, while return on average assets decreased to 1.59% from 1.63% in 1999. Omega's performance can be compared to its Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion (using the most current data for September 30, 2000).

                                                       Omega         Peers
                                                       -----         -----
       Return on average assets....................     1.55%        1.10%
       Return on average equity....................    10.87        12.97

                    ----------------------------------------

                               ANNUAL NET INCOME
                                 (IN THOUSANDS)

                          [REPRESENTATION OF BAR GRAPH]


                                                        Non-Recurring Income
                              Net Operating Income         (net of tax)
                              --------------------      --------------------
      1996 ..................       $15,704                   $  523
      1997 ..................       $15,969                   $  999
      1998 ..................       $15,725                   $1,367
      1999 ..................       $16,170                   $1,191
      2000 ..................       $16,946                   $  182

                    ----------------------------------------

                            RETURN ON AVERAGE EQUITY

                          [REPRESENTATION OF BAR GRAPH]

                1996 ....................................   12.51%
                1997 ....................................   12.26%
                1998 ....................................   11.35%
                1999 ....................................   11.30%
                2000 ....................................   11.13%


20 ===

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                               NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 79% of total revenues for 2000. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on pages 22-23) shows average asset and liability balances, average interest rates and interest income and expense for the period 1998 to 2000. In addition, it shows the changes attributable to the volume and rate components of net interest income.

Total average loans were $728,868,000 in 2000 at an average weighted yield of 8.44% that produced $61,503,000 in interest income. This represented a $20,976,000, or 3.0%, increase in average volumes from 1999. The yield increased 16 basis points to 8.44% from 8.28% in 1999 resulting in an increase of $1,306,000 in interest income, while mix and volume changes increased interest income $1,563,000 when compared to 1999. The combination of these rate, volume and mix effects resulted in an increase of $2,869,000, or 4.9% in total loan interest. In order to explain the 16 basis point increase in loan yields in 2000, we must consider the effects of Omega's pricing index. In 2000, the weighted average rate of all new loans was 8.97%, 69 basis points higher than the composite rate of the loan portfolio in total during 1999.

Investment securities averaged $258,435,000, a decrease of $8,603,000, or 3.22% from the average investment securities in 1999. The average weighted yield increased to 5.48% from 5.36% in 1999. New securities purchased during 2000 were relatively longer in term and yield than in 1999, as Year 2000 liquidity concerns were relieved. Approximately $8,600,000 in funds from maturing investment securities were re-employed in loans or for other cash needs. Accordingly, interest income from securities decreased a total of $154,000. Interest bearing deposits, federal funds sold and commercial paper, as a group on average, decreased a total of 34.4%, or $10,682,000. This decrease was caused by cash needs for funding loans and the purchase of other assets.

Total interest earning assets averaged $1,007,716,000 at a yield of 7.64% and produced total interest income of $76,945,000 for 2000. The net increase in average earning assets of $1,691,000 in 2000 over 1999 was funded by increased borrowings. The yield increased by 24 basis points to 7.64% in 2000. On a fully tax-equivalent basis, yield on earning assets increased by 26 basis points to 7.91%. The mix of earning assets changed in 2000, when 72.3% of earning assets were made up of loans compared to 66.6% in 1999. (See Average Asset Mix chart on page 11). Interest income increased $555,000 from volume and mix changes and by $1,898,000 from generally higher yields producing a net increase of 3.3%, or $2,452,000. On a fully tax-equivalent basis, interest income increased by $2,704,000, or 3.5%.

Total interest bearing liabilities averaged $789,170,000 at a cost of $31,126,000 carrying a composite rate of 3.94%. This represented an increase in interest bearing liabilities of 1.9%, or $14,518,000, over 1999. The composite rate increased by 36 basis points in 2000, from 3.58% in 1999. Interest expense increased $2,376,000 due to higher rates and increased $1,045,000 due to volume and mix changes. These changes resulted in a net increase of $3,421,000, or 12.3%, in interest expense. The most significant change in interest-bearing liabilities was the increase in borrowings. During the year, $14,300,000 was borrowed to match-fund specific commercial loans, while $6,894,000 was borrowed to fund the Corporation's stock repurchase program. On average, borrowings were increased by $15,521,000, or 48.6%.

Non-interest bearing funding sources, including equity, averaged $288,666,000 in 2000, compared to $288,046,000 in 1999, for an increase of $620,000, or 0.2%.
This resulted in an increase of 34 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) to 3.09% in 2000 from 2.75% in 1999.

Net interest income was $45,819,000 for 2000, a decrease of $969,000, or 2.1%, from 1999. This was the result of a decrease of $490,000 due to volume and mix changes and a decrease of $478,000 as a result of interest rate effects. Net yield was 4.55% in 2000 and 4.65% in 1999. On a fully tax-equivalent basis, the net yield decreased from 4.90% to 4.82% in 2000. As a comparison, Omega's regional peer group reported an average net interest margin of 4.13% through September 30, 2000 versus Omega's 4.82%.


                                                                          === 21


                                                MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                       OF FINANCIAL CONDITION
                                                      AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------

                                                               TABLE 5
                                       AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
                                                           (IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------------


                                                                                     Years Ended December 31,
                                                     -------------------------------------------------------------------------------
                                                                       2000                                     1999
                                                     ----------------------------------------    ----------------------------------
                                                      Average                          Yield/     Average                    Yield/
                                                     Balance(1)       Interest          Rate     Balance(1)    Interest       Rate
                                                     ----------      ----------        ------    ----------    --------      ------
ASSETS

Interest earning assets:
   Loans (5),(7) ................................    $  695,469      $   59,568         8.57%    $       68     $57,203       8.39%
   Tax-exempt loans .............................        33,399           1,935         5.79         26,052       1,431       5.49
                                                     ----------      ----------         ----     ----------     -------       ----
      Total loans ...............................       728,868          61,503         8.44        707,892      58,634       8.28

   Investment securities ........................       182,875          10,953         5.99        190,446      11,071       5.81
   Tax-exempt investment securities .............        75,560           3,198         4.23         76,592       3,234       4.22
                                                     ----------      ----------         ----     ----------     -------       ----
      Total investment securities ...............       258,435          14,151         5.48        267,038      14,305       5.36

   Interest bearing deposits ....................           891              56         6.29          3,659         181       4.95
   Federal funds sold ...........................        19,522           1,235         6.33         24,448       1,228       5.02
   Commercial paper .............................          --              --            --           2,988         145       4.85
                                                     ----------      ----------         ----     ----------     -------       ----
Total interest earning assets ...................     1,007,716          76,945         7.64      1,006,025      74,493       7.40

Non-interest earning assets:
   Cash and due from banks ......................        32,921                                      34,952
   Allowance for loan losses ....................       (11,951)                                    (11,830)
   Premises and equipment .......................        14,412                                      15,771
   Other assets (8) .............................        34,738                                      17,780
                                                     ----------                                  ----------
      Total .....................................    $1,077,836                                  $1,062,698
                                                     ==========                                  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing liabilities:
   Interest bearing demand deposits (2) .........    $  237,029           3,944         1.66     $  240,806       3,865       1.61
   Savings deposits .............................       101,524           2,284         2.25        105,574       2,375       2.25
   Time deposits ................................       403,163          22,062         5.47        396,339      20,015       5.05
   Other, including short-term borrowings,
      long-term debt, and other interest
      bearing liabilities .......................        47,454           2,836         5.98         31,933       1,450       4.54
                                                     ----------      ----------         ----     ----------     -------       ----
Total interest bearing liabilities ..............       789,170          31,126         3.94        774,652      27,705       3.58
                                                                     ----------         ----                    -------       ----
Non-interest bearing liabilities:
   Demand deposits ..............................       121,541         121,053
   Other ........................................        13,251          13,374
   Shareholders' equity .........................       153,874         153,619
                                                     ----------      ----------
      Total .....................................    $1,077,836      $1,062,698
                                                     ==========      ==========

Net interest income .............................                    $   45,819                                 $46,788
                                                                     ==========                                 =======
Net yield on interest earning assets (3) ........                                       4.55%                                 4.65%
                                                                                        ====                                  ====
Net interest income and yield
  -- tax-equivalent basis(4) ....................                    $   48,583         4.82%                   $49,300       4.90%
                                                                     ==========         ====                    =======       ====


(1)  Average balances were calculated using a daily average.

(2)  Includes NOW and money market accounts.

(3)  Net yield on interest earning assets is net interest income divided by average interest earning assets.

(4)  Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax-equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.

(5)  Non-accruing loans and investments are included in the above table until they are charged off.

(6)  The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)  Interest on loans includes income/(loss) of $31 in 1999 and $(2) in 1998 from interest rate swap agreements used to hedge prime interest rate loans.

(8)  Includes gross unrealized gains on securities available for sale: $154 in 2000, $5,637 in 1999 and $8,537 in 1998.


22 ===


                                             MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                    OF FINANCIAL CONDITION
                                                   AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------

                                                            TABLE 5
                                    AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
                                                        (IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------------------

                1998                              2000 Compared to 1999                     1999 Compared to 1998
-------------------------------------         Increase (Decrease) Due To(6)             Increase (Decrease) Due To(6)
 Average                       Yield/      ----------------------------------        ------------------------------------
Balance(1)       Interest       Rate        Volume         Rate         Total        Volume         Rate          Total
----------       -------       ------      -------       -------       -------       -------       -------       -------
$  676,664       $58,711        8.68%      $ 1,141       $ 1,224       $ 2,365       $   450       $(1,958)      $(1,508)
    27,355         1,555        5.68           422            82           504           (73)          (51)         (124)
----------       -------        ----       -------       -------       -------       -------       -------       -------
   704,019        60,266        8.56         1,563         1,306         2,869           377        (2,009)       (1,632)

   194,141        11,769        6.06          (452)          334          (118)         (221)         (477)         (698)
    52,477         2,302        4.39           (44)            8           (36)        1,024           (92)          932
----------       -------        ----       -------       -------       -------       -------       -------       -------
   246,618        14,071        5.71          (496)          342          (154)          803          (569)          234

       761            39        5.12          (164)           39          (125)          143            (1)          142
    16,256           892        5.49          (276)          283             7           417           (81)          336
      --            --           --            (72)          (72)         (145)          145          --             145
----------       -------        ----       -------       -------       -------       -------       -------       -------
   967,654        75,268        7.78           555         1,898         2,452         1,885        (2,660)         (775)


    32,404
   (11,924)
    17,240
    21,305
----------
$1,026,679
==========


$  229,484         4,044        1.76           (54)          133            79           187          (366)         (179)
   102,636         2,309        2.25           (91)         --             (91)           66          --              66
   396,457        21,394        5.40           351         1,696         2,047            (6)       (1,373)       (1,379)

    20,102           903        4.49           839           547         1,386           537            10           547
----------       -------        ----       -------       -------       -------       -------       -------       -------
   748,679        28,650        3.83         1,045         2,376         3,421           784        (1,729)         (945)
                 -------        ----       -------       -------       -------       -------       -------       -------


   114,382
    13,041
   150,577
----------
$1,026,679
==========


                 $46,618                   $  (490)      $  (478)      $  (969)      $ 1,101       $  (931)      $   170
                 =======                   =======       =======       =======       =======       =======       =======
                                4.82%
                                ====

                 $48,695        5.03%
                 =======        ====

                                                                                                                  === 23

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $428,000 in 2000 and $1,060,000 in 1999, a decrease of $632,000 or 59.6%. In 2000, net charge-offs exceeded the provision for loan losses by $243,000, while in 1999 the provision exceeded net charge-offs by $93,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2000 and 1999 were .09% and .14%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 18.6% at year-end 2000 and 29.0% at the end of 1999. The allowance for loan losses as a ratio to net loans was 1.54% and 1.68% at December 31, 2000 and 1999, respectively. The ratio of net charge-offs to average loans compared to Omega's regional peers is as follows:

                                                        Omega     Peers
                                                        -----     -----
          September 30, 2000..........................   .05%      .15%


                    ----------------------------------------


                          [REPRESENTATION OF BAR GRAPH]

                               NET INTEREST YIELD


                            Yield on         Cost to Fund      Net Interest
                         Earning Assets     Earning Assets        Yield
                         --------------     --------------     ------------
    1996 ..............       8.05%              3.18%            4.87%
    1997 ..............       8.03%              3.12%            4.91%
    1998 ..............       7.78%              2.96%            4.82%
    1999 ..............       7.40%              2.75%            4.65%
    2000 ..............       7.64%              3.09%            4.55%


                    ----------------------------------------


Management believes that the allowance for loan losses at December 31, 2000 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical and anticipated losses, the status of non-performing delinquent loans, prevailing and anticipated economic conditions and industry standards.

                               NON-INTEREST INCOME

Omega is committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the increase in income from traditional bank services over the last three years. In 1997, service-based fee income was 15.0% of total revenues. In 1998, 1999 and 2000, 15.9%, 17.5% and 18.6%, respectively of total revenues was in the form of service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us to be responsive to their financial needs through personalized service and product design. Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $10,797,000 during 2000 for a 4.9%, or $504,000 increase when compared to $10,293,000 for 1999.

Late in the fourth quarter of 1999, Omega purchased bank-owned life insurance
(BOLI) in the amount of $20,112,000. The cash surrender value on the BOLI increased by $1,028,000 in 2000, providing Omega with a new source of non-interest income.

As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was 1.10% for 2000, as compared to .98% in 1999. When compared to our regional peers (most current data as of September 30, 2000), Omega's ratio was 1.06% and the peer average was .68%.


24 ===

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                          [REPRESENTATION OF BAR GRAPH]

                               NON-INTEREST INCOME
                                TO AVERAGE ASSETS

               (excluding security gains and non-recurring items)


                        1996 .................    0.82%
                        1997 .................    0.88%
                        1998 .................    0.95%
                        1999 .................    0.98%
                        2000 .................    1.10%


                    ----------------------------------------


                          [REPRESENTATION OF BAR GRAPH]

                              NON-INTEREST EXPENSE
                               TO AVERAGE ASSETS

                        (excluding non-recurring items)


                        1996 .................    3.08%
                        1997 .................    3.13%
                        1998 .................    3.14%
                        1999 .................    3.16%
                        2000 .................    3.19%


                    ----------------------------------------


In 2000, net gains from investment securities decreased by $13,000, or 3.8% to $332,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year.

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

In total, net gains realized on the sale of investment securities, loans and other assets was $279,000 in 2000 versus $1,833,000 in 1999, resulting in a decrease in non-interest income of $1,554,000, or 84.8%. These net gains represented .03% of average assets in 2000, as compared to .17% in 1999.


                              NON-INTEREST EXPENSE

It is Omega's continuing desire to minimize operating expense to produce the highest levels of income possible. Total non-interest expenses were $34,383,000 for 2000 as compared to $33,597,000 for 1999, representing an increase of $786,000, or 2.3%.

Salaries and employee benefits increased by 3.5%, or $656,000 in 2000 as compared to 1999. Omega decreased the number of full time equivalent employees, however the cost of certain benefits programs increased. Omega employed one employee for every $2,121,000 in average assets in 2000, versus $2,040,000 of average assets in 1999.

All other non-interest expenses, totaling $15,118,000 increased in total by only $130,000 in 2000 as compared to 1999.

As a percentage of average assets, non-interest expense was 3.19% for 2000 as compared to 3.16% in 1999. At September 30, 2000, Omega's ratio of non-interest expense to average assets was 3.21%, compared to a regional peer average of 2.68%.

                                  INCOME TAXES

Income tax expense for 2000 amounted to $5,983,000 compared to $6,895,000 in 1999. The effective tax rate was 25.9% in 2000 versus 28.4% in 1999. The improvement in 2000 was due to the increase in the yield of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 2000 by 6.15% or $6,315,000, decreasing the federal tax rate by 6.7%, as compared to 1999, when the tax rate was decreased by 5.9% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 10.1%, 9.7% and 7.8% in 2000, 1999 and 1998, respectively. Tax-exempt income as a percentage of income before income tax was 22.1%, 19.2% and 15.6% in 2000, 1999 and 1998, respectively. See Note 11 of Notes to Consolidated Financial Statements for further information on income taxes.


                                                                          === 25

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                   NET INCOME

For comparative purposes, the following table sets forth earnings and certain earnings ratios for the past three years.

                                              2000        1999        1998
                                            --------    --------    --------
Net income .............................    $17,129     $17,362     $17,092
Return on average assets ...............       1.59%       1.63%       1.66%
Return on average equity ...............      11.13       11.30       11.35


Summarized below are the components of net income and the contribution of each to return on assets for 2000 and 1999.

                                          2000                   1999
                                ---------------------    -----------------------
                                                % of                     % of
                                               Average                  Average
                                               Assets                   Assets
                                               ------                   ------
Net interest income ..........  $   45,819      4.25%    $   46,788      4.40%
Loan loss provision ..........        (428)    (0.04)        (1,060)    (0.10)

Trust fees ...................       3,258      0.30          2,976      0.28
Deposit service fees .........       3,675      0.34          3,585      0.34
Other fees ...................       3,864      0.36          3,732      0.35
BOLI .........................       1,028      0.10          --         --
Security gains ...............         332      0.03            345      0.03
Gains on sale of other assets.         (53)     --            1,488      0.14
                                ----------      ----     ----------      ----
Total non-interest income ....      12,104      1.12         12,126      1.14

Employee expense .............     (19,265)    (1.79)       (18,609)    (1.75)
Occupancy and equipment ......      (4,340)    (0.40)        (4,370)    (0.41)
Other non-interest expense ...     (10,778)    (1.00)       (10,618)    (1.00)
                                ----------      ----     ----------      ----
Total non-interest expense ...     (34,383)    (3.19)       (33,597)    (3.16)
                                ----------      ----     ----------      ----
Income tax expense ...........      (5,983)    (0.56)        (6,895)    (0.65)
Net income ...................  $   17,129      1.59%    $   17,362      1.63%
                                ==========      ====     ==========      ====
Average Assets ...............  $1,077,836               $1,062,698
                                ==========               ==========

                    ----------------------------------------


                          [REPRESENTATION OF BAR GRAPH]

                            RETURN ON AVERAGE ASSETS


                      1996 .......................    1.61%
                      1997 .......................    1.67%
                      1998 .......................    1.66%
                      1999 .......................    1.63%
                      2000 .......................    1.59%


                    ----------------------------------------


                       1999 FINANCIAL PERFORMANCE OVERVIEW

Omega's earnings reached a record $17,362,000 in 1999, an increase of 1.6% over 1998. On a diluted basis, net income per common share improved, reaching $1.85 in 1999, an increase of 3.4%, or $.06, over 1998. Several occurrences took place in 1999 which management believes significantly influenced the year's financial performance. They are as follows and are discussed in detail in the following sections:

o   declining, but solid net interest margin

o   Year 2000 liquidity planning

o   increased fee income on traditional banking services

o   decrease from gains on security sales

o   sales of other assets and liabilities

o   expense associated with technology advancement

o   relief of expense associated with former acquisitions


26 ===

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Assets were $1,053,403,000 at December 31, 1999, representing a $9,301,000, or 0.9%, decrease from year-end 1998. The decrease was caused by the sale of a banking office containing $14,139,000 in assets, as well as a block of mortgage loans totalling $21,207,000. Without the sales, assets would have increased by approximately $26,000,000, or 2.4%. Loans (net of unearned interest) were $704,948,000 compared to $722,967,000 at December 31, 1998, a decrease of 2.5%, or $18,019,000. Deposits decreased by $19,065,000, or 2.2%, at December 31,1999 when compared to December 31, 1998. Without the sales of the branch and the mortgage loans, loans would have increased $16,132,000, or 2.2% and deposits would have decreased by $4,743,000, or 0.5%.

Return on average equity decreased from 11.35% in 1998 to 11.30% in 1999, while return on average assets decreased to 1.63% from 1.66% in 1998. Omega's performance can be compared to its Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion.

                                                        Omega       Peers
                                                        -----       -----
        Return on average assets....................     1.63%       1.16%
        Return on average equity....................    11.30       13.16


                               NET INTEREST INCOME

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

Investment securities averaged $267,038,000 for an increase of $20,420,000, or 8.28% over the average investment securities in 1998. The average weighted yield decreased to 5.36% from 5.71% in 1998, as Year 2000 liquidity concerns influenced the types of new investments purchased during 1999. New securities purchased during 1999 were relatively shorter in term and lower in yield than would have been the case in a normal funds management situation. Additionally, tax-exempt investment securities were used to a higher degree in 1999 than in previous years. Approximately $24,000,000 of maturing taxable investment securities were replaced with tax-exempt investment securities that carry a lower rate, but higher tax-equivalent yield. Interest income from securities increased a total of $234,000. Interest bearing deposits, federal funds sold and commercial paper, as a group on average, increased a total of 82.7%, or $14,078,000. These funds, supplied primarily by increases in average deposits, were employed in these short-term, liquid assets as a direct result of Year 2000 liquidity planning.

Total interest earning assets averaged $1,006,025,000 at a yield of 7.40% and produced total interest income of $74,493,000 for 1999. The net increase in average earning assets of $38,371,000 in 1999 over 1998 was funded by increased deposits and borrowings. The yield decreased 38 basis points from 7.78% due mainly to the lower yielding fixed rate and tax-free loans, as well as shorter-term, lower-yielding investments. The mix of earning assets changed slightly in 1999, when 66.6% of earning assets were made up of loans compared to 68.6% in 1998. (See Average Asset Mix chart on page 12). Interest income increased $1,885,000 from volume and mix changes and decreased $2,660,000 from generally lower yields producing a net decrease of 1.0%, or $775,000. On a fully tax-equivalent basis, interest income decreased by $340,000.

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


                                                                          === 27

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Net interest income was $46,788,000 for 1999, an increase of $170,000, or 0.4%, from 1998. This was the result of an increase of $1,101,000 in favorable volume and mix changes and a decrease of $931,000 as a result of interest rate effects. Net yield was 4.65% in 1999 and 4.82% in 1998. On a fully tax-equivalent basis, the net yield decreased from 5.03% to 4.90% in 1999. As a comparison, Omega's regional peer group reported an average net interest margin of 4.18% through September 30, 1999 versus Omega's 4.94%.

                            PROVISION FOR LOAN LOSSES

Omega's provision for loan losses was $1,060,000 in 1999 and in 1998. In 1999, the provision for loan losses exceeded net charge-offs by $93,000, while in 1998 net charge-offs exceeded the provision by $21,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 1999 and 1998 were .14% and .15%, respectively, of average loans outstanding. The ratio of net charge-offs to average loans reported by Omega's regional peers is .14%. Non-performing loans as a ratio to the allowance for loan losses were 29.0% at year-end 1999 and 55.4% at the end of 1998. The allowance for loan losses as a ratio to net loans was 1.68% and 1.63% at December 31, 1999 and 1998, respectively.

                               NON-INTEREST INCOME

Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $10,293,000 during 1999 for an 8.0%, or $766,000 increase when compared to $9,527,000 for 1998.

As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was .98% for 1999, as compared to .95% in 1998. The same ratio as reported by our regional peers as of December 31, 1999 was .69%.

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

Other non-interest expenses, totaling $8,997,000 decreased by $1,221,000 in 1999 as compared to 1998. In 1998, Omega recorded a non-recurring charge to non-interest expense in the amount of $1,944,000. This represented a complete write-off of all remaining goodwill and core deposit intangibles relating to a bank that was acquired in 1995.


28 ===

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

(See later discussion on 1998 for details concerning this item). As a result of the write-off in 1998, Omega recorded $223,000 less in scheduled amortization of goodwill and core deposit intangibles in 1999 than in 1998. Exclusive of the non-recurring charge, other non-interest expense increased $723,000, or 8.7%. This was due primarily to increased expense for customer MAC transactions, higher Pennsylvania tax liabilities, and various restructuring costs.

As a percentage of average assets, non-interest expense was 3.16% for 1999 as compared to 3.33% in 1998. Excluding the non-recurring charge in 1998 (representing .19% of average assets), this ratio was 3.14%. At December 31, 1999, Omega's regional peer group average ratio was 2.76%.

                                  INCOME TAXES

Income tax expense for 1999 amounted to $6,895,000 compared to $7,622,000 in 1998. The effective tax rate was 28.4% in 1999 versus 30.8% in 1998. The non-recurring charge in 1998, specifically the accelerated amortization of non-deductible goodwill increased the effective tax rate by 0.7%. Excluding this item, the effective tax rate in 1998 would have been 30.1%. The improvement in 1999 was due to the change in the mix of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 1999 by 28.6% or $22,812,000, decreasing the federal tax rate by 5.9%, as compared to 1998, when the tax rate was decreased by only 4.8% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 9.7%, 7.8% and 5.6% in 1999, 1998 and 1997, respectively. Tax-exempt income as a percentage of income before income tax was 19.2%, 15.6% and 12.3% in 1999, 1998 and 1997, respectively.

                                   NET INCOME

For comparative purposes, the following table sets forth earnings and certain earnings ratios for the past three years.

                                                1999        1998        1997
                                              --------    --------    --------
Net income ..............................     $17,362     $17,092     $16,968
Return on average assets ................        1.63%       1.66%       1.67%
Return on average equity ................       11.30       11.35       12.26

Summarized below are the components of net income and the contribution of each to return on assets for 1999 and 1998.

                                          1999                   1998
                                ---------------------    -----------------------
                                                % of                     % of
                                               Average                  Average
                                               Assets                   Assets
                                               ------                   ------

Net interest income ..........  $   46,788      4.40%    $   46,618      4.54%
Loan loss provision ..........      (1,060)    (0.10)       (1,060)     (0.10)

Trust fees ...................       2,976      0.28          2,904      0.28
Deposit service fees .........       3,585      0.34          3,427      0.33
Other fees ...................       3,732      0.35          3,196      0.31
Security gains ...............         345      0.03          3,560      0.35
Gains on sale of other assets.       1,488      0.14            258      0.03
                                ----------      ----     ----------      ----
Total non-interest income ....      12,126      1.14         13,345      1.30

Employee expense .............     (18,609)    (1.75)       (18,032)    (1.76)
Occupancy and equipment ......      (4,370)    (0.41)        (4,220)    (0.41)
Other non-interest expense ...     (10,618)    (1.00)        (9,993)    (0.97)
Non-recurring expense ........        --        --           (1,944)    (0.19)
                                ----------      ----     ----------      ----
Total non-interest expense ...     (33,597)    (3.16)       (34,189)    (3.33)

Income tax expense ...........      (6,895)    (0.65)        (7,622)    (0.74)
                                ----------      ----     ----------      ----
Net income ...................  $   17,362      1.63%    $   17,092      1.66%
                                ==========      ====     ==========      ====
Average assets ...............  $1,062,698               $1,026,679
                                ==========               ==========



                                                                          === 29


                                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------

                                         CONSOLIDATED BALANCE SHEETS
                                      (In thousands, except share data)
                                                                                        DECEMBER 31,
                                                                                  -------------------------
                                                                                     2000           1999
                                                                                  ----------     ----------
ASSETS
Cash and due from banks (Notes 2 and 3) ......................................    $   40,340     $   36,580
Interest bearing deposits with other financial institutions ..................         1,095            872
Federal funds sold ...........................................................        39,750          1,975
Investment securities held to maturity
    (market value -- $5,044 and $4,951 respectively) (Notes 1 and 4) .........         5,044          4,951
Investment securities available for sale (Notes 1 and 4) .....................       237,335        267,718

Total loans (Notes 1, 5, 6 and 18) ...........................................       752,108        705,241
Less: Unearned discount ......................................................          (123)          (293)
          Allowance for loan losses ..........................................       (11,622)       (11,865)
                                                                                  ----------     ----------
                                                                                     740,363        693,083

Premises and equipment,net (Notes 1 and 7) ...................................        14,284         14,644
Other assets (Note 1) ........................................................        35,625         33,580
                                                                                  ----------     ----------
TOTAL ASSETS .................................................................    $1,113,836     $1,053,403
                                                                                  ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Non-interest bearing .....................................................    $  129,444     $  119,391
    Interest bearing .........................................................       760,057        732,204
                                                                                  ----------     ----------
                                                                                     889,501        851,595

Short-term borrowings (Note 8) ...............................................        45,754         28,527
Other liabilities ............................................................        12,463         10,919
ESOP debt (Note 12) ..........................................................         3,369          3,611
Long-term debt (Note 8) ......................................................         6,895          7,000
Other interest bearing liabilities ...........................................           650            600
TOTAL LIABILITIES ............................................................       958,632        902,252

Commitments and Contingent Liabilities (Notes 10, 13 and 14)

Shareholders' Equity (Note 15) Preferred stock, par value $5.00 per share:
  Authorized -- 5,000,000 shares;
  Issued and outstanding --
    219,781 shares Series A Convertible ......................................         5,000          5,000
Unearned compensation related to ESOP debt ...................................        (2,375)        (2,625)
Common stock, par value $5.00 per share:
  Authorized -- 25,000,000 shares;
  Issued --
    9,333,084 shares at December 31, 2000;
    9,259,782 shares at December 31, 1999
  Outstanding --
    8,606,983 shares at December 31, 2000;
    8,774,507 shares at December 31, 1999 ....................................        46,665         46,299
Capital surplus ..............................................................         5,944          4,825
Retained earnings ............................................................       121,108        113,204
Accumulated other comprehensive income (Note 17) .............................         1,585            817
Cost of common stock in treasury:
   726,101 shares at December 31, 2000;
   485,275 shares at December 31, 1999; ......................................       (22,723)       (16,369)
                                                                                  ----------     ----------
TOTAL SHAREHOLDERS' EQUITY ...................................................       155,204        151,151
                                                                                  ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................    $1,113,836     $1,053,403
                                                                                  ==========     ==========


The accompanying notes are an integral part of these statements.


30 ===

                                    CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------

                                   CONSOLIDATED STATEMENTS OF INCOME
                                   (In thousands, except share data)

                                                                         YEARS ENDED DECEMBER 31,
                                                                  -------------------------------------
                                                                   2000           1999           1998
                                                                  -------        -------        -------
INTEREST INCOME:
Interest and fees on loans ..................................     $61,503        $58,634        $60,266
Interest and dividends on investment securities:
  Taxable interest income ...................................      10,321         10,449         11,148
  Tax-exempt interest income ................................       3,198          3,234          2,302
  Dividend income ...........................................         632            622            621
Other interest income .......................................       1,291          1,554            931
                                                                  -------        -------        -------
TOTAL INTEREST INCOME .......................................      76,945         74,493         75,268

INTEREST EXPENSE:
Interest on deposits ........................................      28,290         26,255         27,747
Interest on short-term borrowings ...........................       2,240          1,089            783
Interest on long-term debt and
  other interest bearing liabilities ........................         596            361            120
TOTAL INTEREST EXPENSE ......................................      31,126         27,705         28,650
                                                                  -------        -------        -------
NET INTEREST INCOME .........................................      45,819         46,788         46,618
Provision for loan losses (Note 6) ..........................         428          1,060          1,060
                                                                  -------        -------        -------
INCOME FROM CREDIT ACTIVITIES ...............................      45,391         45,728         45,558

OTHER INCOME:
Trust fees ..................................................       3,258          2,976          2,904
Service fees on deposit accounts ............................       3,675          3,585          3,427
Investment securities gains, net (Note 4)
  Investment securities available for sale ..................         332            345          3,560
Gain (loss) on sale of loans and other assets ...............         (53)         1,488            258
Other .......................................................       4,892          3,732          3,196
                                                                  -------        -------        -------
TOTAL OTHER INCOME ..........................................      12,104         12,126         13,345

OTHER EXPENSE:
Salaries and employee benefits (Note 12) ....................      19,265         18,609         18,032
Net occupancy expense .......................................       2,132          2,171          2,177
Equipment expense ...........................................       2,208          2,199          2,043
Data processing service .....................................       1,470          1,521          1,618
FDIC insurance premiums .....................................         174            100            101
Other .......................................................       9,134          8,997         10,218
                                                                  -------        -------        -------
TOTAL OTHER EXPENSE .........................................      34,383         33,597         34,189
                                                                  -------        -------        -------

INCOME BEFORE INCOME TAXES ..................................      23,112         24,257         24,714
Income tax expense  (Notes 1 and 11) ........................       5,983          6,895          7,622
                                                                  -------        -------        -------
NET INCOME ..................................................     $17,129        $17,362        $17,092
                                                                  =======        =======        =======

EARNINGS PER SHARE (NOTES 1 AND 9)
Basic .......................................................     $  1.92        $  1.92        $  1.87
Diluted .....................................................        1.87           1.85           1.79
WEIGHTED AVERAGE SHARES AND EQUIVALENTS:
Basic .......................................................       8,725          8,838          8,949
Diluted .....................................................       9,144          9,315          9,475


     The accompanying notes are an integral part of these statements.


                                                                                                 === 31

                                                  CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                  (In thousands, except share data)

                                                                 YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                                               ------------------------------------------------------------------------------------
                                                                                                    Accumulated
                                                                                                      Other    Cost of
                                                           Unearned                                   Compre-   Common
                                               Preferred   Compen-    Common     Capital   Retained   hensive  Stock in
                                                 Stock     sation      Stock     Surplus   Earnings   Income   Treasury      Total
                                                 ------    -------    -------    -------   --------   -------  --------    --------
Balance at December 31, 1997 .................   $5,000    $(3,125)   $45,258    $ 1,822   $ 94,426   $ 4,998   $ (5,947)  $142,432
Comprehensive income:
Net income ...................................                                    17,092
Change in unrealized securities gains, net ...                                                          (285)
Total comprehensive income ...................                                                                               16,807
Common dividends declared -- $.80 per share ..                                               (7,169)                         (7,169)
Cash dividends, preferred -- $1.80 per share .                                                 (396)                           (396)
Amortization of unearned compensation ........                 250                                                              250
Tax benefit from employee stock options ......                                                  245                             245
Tax benefit from preferred stock
  dividends paid to ESOP .....................                                                   87                              87
Purchase of treasury stock --
  23,300 shares ..............................                                                                     (705)       (705)
Exercised employee stock options --
  87,530 shares ..............................                            428      1,387                                      1,815
Issuance of treasury stock to ESOP --
  17,700 shares ..............................                                                                      614         614
                                                 ------    -------    -------    -------   --------   -------  --------    --------
Balance at December 31, 1998 .................    5,000     (2,875)    45,686      3,209    104,285    4,713     (6,038)    153,980


Comprehensive income:
Net income ...................................                                               17,362
Change in unrealized securities gains, net ...                                                        (3,896)
Total comprehensive income ...................                                                                               13,466
Common dividends declared -- $.95 per share ..                                               (8,383)                         (8,383)
Cash dividends, preferred -- $1.80 per share .                                                 (396)                           (396)
Amortization of unearned compensation ........                 250                                                              250
Tax benefit from employee stock options ......                                                  256                             256
Tax benefit from preferred stock
  dividends paid to ESOP .....................                                        80                             80
Purchase of treasury stock --
  319,883 shares .............................                                                       (10,331)   (10,331)
Exercised employee stock options --
  134,193 shares .............................                            613      1,616                                      2,229
                                                 ------    -------    -------    -------   --------   -------  --------    --------
Balance at December 31, 1999 .................    5,000     (2,625)    46,299      4,825    113,204      817    (16,369)    151,151


Comprehensive income:
Net income ...................................                                    17,129
Change in unrealized securities gains, net ...                                                           768
Total comprehensive income ...................                                                                               17,897
Common dividends declared -- $1.03 per share .                                               (8,978)                         (8,978)
Cash dividends, preferred -- $1.80 per share .                                                 (396)                           (396)
Amortization of unearned compensation ........                 250                                                              250
Tax benefit from employee stock options ......                                                   77                              77
Tax benefit from preferred stock
  dividends paid to ESOP .....................                                                   72                              72
Purchase of treasury stock --
  240,826 shares .............................                                                                   (6,354)     (6,354)
Exercised employee stock options --
  73,302 shares ..............................                            366      1,119                                      1,485
                                                 ------    -------    -------    -------   --------   -------  --------    --------
Balance at December 31, 2000 .................   $5,000    $(2,375)   $46,665    $ 5,944   $121,108   $ 1,585  $(22,723)   $155,204
                                                 ======    =======    =======    =======   ========   =======  ========    ========


The accompanying notes are an integral part of these statements.


32 ===

                                       CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------------------------------------

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (In thousands)

                                                                                 YEARS ENDED DECEMBER 31,
                                                                            ---------------------------------
                                                                              2000        1999         1998
                                                                            --------    ---------    --------
Cash flows from operating activities:
  Net income ............................................................   $ 17,129    $  17,362    $ 17,092
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization .....................................      2,048        2,221       4,522
      Provision for loan losses .........................................        428        1,060       1,060
      Gain on sale of investment securities .............................       (271)        (189)     (2,913)
      Non-monetary exchange of cost-method investments ..................        (61)        (156)       (421)
      (Gain) loss on sale of fixed assets and other property owned ......        (24)           5        (214)
      Loss (gain) on sale of loans ......................................         80          (83)        (45)
      Gain on sale of branch ............................................       --         (1,410)       --
      Increase in deferred tax asset ....................................       (391)        (229)       (427)
      Increase in cash surrender value of bank owned life insurance .....     (1,013)        --          --
      (Increase) decrease in interest receivable and other assets .......     (1,252)       1,937        (132)
      Increase (decrease) in interest payable ...........................        240           73        (384)
      Increase (decrease) in taxes payable ..............................        732         (631)         78
      Amortization of deferred net loan costs (fees) ....................        102         (217)        157
      Deferral of net loan fees (costs) .................................        112          257         476
      Increase in accounts payable and accrued expenses .................        588          338       1,730
                                                                            --------    ---------    --------
        Total adjustments ...............................................      1,318        2,976       3,487
                                                                            --------    ---------    --------
Net cash provided by operating activities ...............................     18,447       20,338      20,579

Cash flows from investing activities:
  Proceeds from the sale or maturity of:
    Interest bearing deposits with other financial institutions .........     32,284       39,002       1,622
    Commercial paper ....................................................       --          5,000        --
    Investment securities available for sale - sales and maturities .....     79,956       80,132      64,824
    Investment securities held to maturity - maturities .................       --         10,486      42,824
  Purchase of:
    Interest bearing deposits with other financial institutions .........    (32,507)     (38,419)     (2,477)
    Commercial paper ....................................................       --         (4,855)       --
    Investment securities available for sale ............................    (48,240)    (106,739)    (76,237)
    Investment securities held to maturity ..............................       (104)      (1,212)    (42,814)
  Proceeds from sale of branch ..........................................       --          1,000        --
  Incease in loans ......................................................    (48,062)     (18,642)    (34,479)
  Gross proceeds from sale of loans .....................................         60       22,802       1,736
  Capital expenditures ..................................................     (1,472)      (1,118)     (1,177)
  Sale of fixed assets and other property owned .........................        143          644         908
  (Increase) decrease in federal funds sold .............................    (37,775)      16,375       4,300
  Purchase of bank-owned life insurance .................................       --        (20,112)       --
                                                                            --------    ---------    --------
Net cash used in investing activities ...................................    (55,717)     (15,656)    (40,970)

Cash flows from financing activities:
  Increase (decrease) in deposits, net ..................................     37,906       (4,743)     29,885
  Increase in borrowings, net ...........................................     17,122       12,889       4,378
  Net change in other interest bearing liabilities ......................         50           15          (1)
  Dividends paid ........................................................     (9,328)      (8,563)     (7,185)
  Tax benefit from preferred stock dividend and stock option activity ...        149          336         332
  Issuance of common stock ..............................................      1,485        2,229       1,815
  Acquisition of treasury stock .........................................     (6,354)     (10,331)       (705)
                                                                            --------    ---------    --------
Net cash provided by (used in) financing activities .....................     41,030       (8,168)     28,519
                                                                            --------    ---------    --------
Net increase (decrease) in cash and due from banks ......................   $  3,760    $  (3,486)   $  8,128
                                                                            ========    =========    ========
Cash and due from banks at beginning of period ..........................   $ 36,580    $  40,066    $ 31,938
Cash and due from banks at end of period ................................     40,340       36,580      40,066
                                                                            --------    ---------    --------
Net increase (decrease) in cash and due from banks ......................   $  3,760    $  (3,486)   $  8,128
                                                                            ========    =========    ========

Interest paid ...........................................................   $ 30,886    $  27,632    $ 29,079
Income taxes paid .......................................................      5,496        7,124       7,517


                       The accompanying notes are an integral part of these statements.



                                                                                                       === 33

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NATURE OF OPERATIONS

Omega Financial Corporation is a bank holding company operating primarily in central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of three banks and four non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 43 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, and Bedford counties. Each of Omega's entities are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. Its banks provide a full range of banking services including an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiaries also provide a variety of trust services. Management believes that Omega Financial Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

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

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimate included in the preparation of the financial statements is related to the allowance for loan losses.

INVESTMENT SECURITIES
Investment securities within the Corporation's investment portfolio are classified as available for sale or held to maturity. Prior to April 1, 1999, the determination as to which portfolio to hold each security was made at the time of purchase, based on management's intent. All equity investments were classified as available for sale. Debt securities were classified as available for sale when the intent was for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk, or liquidity needs. Securities were classified as held to maturity when it was management's intent to hold such securities until maturity. On April 1, 1999, Omega adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". Upon adoption, SFAS No. 133 allowed an institution to perform a one-time reclassification of securities from the held to maturity portfolio into the available for sale or trading portfolios without calling into question the intent of the company to hold the remaining securities in the held to maturity category to maturity. At the date of adoption, Omega transferred investment securities with a cost basis of $102,672,000 from the held to maturity to the available for sale portfolio. As a result of this transfer, Omega realized an increase in accumulated other comprehensive income of $425,000, which is reflected as a cumulative effect of a change in accounting principle (See Note
17).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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


DERIVATIVE FINANCIAL INSTRUMENTS
Omega adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" on April 1, 1999. The statement establishes accounting and reporting standards requiring that every derivative be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. With the exception of the reclassification of certain held to maturity investments to available for sale, the adoption had no other impact on the financial statements of Omega, as Omega has not held any instruments that meet the definition of a derivative under SFAS No. 133 since the adoption of the statement.

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

OTHER REAL ESTATE OWNED AND HELD FOR INVESTMENT
Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 2000 and 1999, the carrying value of other real estate owned and held for investment was $200,000 and $273,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

PREMISES AND EQUIPMENT AND DEPRECIATION
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 7).

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

Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.


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

Investment securities - The fair value of investment securities is determined by reference to quoted market prices or dealer quotes.

Commercial, financial and agricultural loans - These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a negative spread of approximately 75 to 125 basis points at December 31, 2000 and a positive spread of 0 to 75 basis points at December 31, 1999. Loans tied to the U.S. Treasury rate carry a spread of approximately 390 to 415 basis points at December 31, 2000 and a spread of 200 to 220 basis points at December 31, 1999. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the commercial loans listed above.

Real estate mortgage loans - This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 225 to 290 basis points at December 31, 2000 and a spread of 165 to 265 basis points at December 31, 1999. The current market rate for the fixed rate mortgages ranged from 7.30% to 8.15% at December 31, 2000 and from 8.29% to 8.59% at December 31, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Home equity loans - This category is comprised primarily of fixed rate loans, but does include home equity lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of approximately 175 to 245 basis points as of December 31, 2000 and 0 to 230 basis points as of December 31, 1999. Home equity lines of credit are on a floating basis and approximate current market rates.

Personal loans and lease financing - This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48 month automobile loan plus 100 basis points. This rate was 9.62% and 8.93% on December 31, 2000 and 1999, respectively. Personal lines of credit are on a floating basis and approximate current market rates.

Demand and savings accounts - The fair value of these deposits is the amount payable on demand.

Time deposits - The estimated fair value is determined by discounting the contractual cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of negative 100 to positive 60 basis points at December 31, 2000 and a negative spread of 25 to 45 basis points at December 31, 1999.

Short-term borrowings and long-term debt - The fair value of long term debt is determined by discounting the contractual cash flows at rates which approximate the current FHLB borrowing rate. As of December 31, 2000, the appropriate FHLB borrowing rate was 6.03%. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.

ESOP debt - The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to Omega for debt with similar terms and remaining maturities.

Other interest bearing liabilities - This category reprices semi-annually and fair value is arrived at by discounting the future contractual cash flows at a rate equivalent to the 3 month U.S. Treasury rate.

Interest receivable and interest payable - The carrying amounts approximate fair value due to the short-term nature of these instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



                              FINANCIAL INSTRUMENTS
                                                                   (in thousands)
                                                   December 31, 2000           December 31, 1999
                                            --------------------------   --------------------------
                                                  Book          Fair          Book            Fair
                                                  Value         Value         Value           Value
                                            ------------   ------------  ------------   -----------
Cash and due from banks .................   $    40,340    $    40,340   $    36,580    $    36,580
Interest bearing deposits ...............         1,095          1,095           872            872
Federal funds sold ......................        39,750         39,750         1,975          1,975
Investment securities held to maturity ..         5,044          5,044         4,951          4,951
Investment securities available for sale        237,335        237,335       267,718        267,718
Loans (net of unearned interest):
   Commercial, financial and agricultural       118,686        117,758       107,093        105,450
   Real estate -- commercial ............       229,294        227,895       204,809        200,757
   Real estate -- construction ..........        18,305         18,070        16,039         15,802
   Real estate -- mortgage ..............       206,864        204,909       200,561        195,305
   Home equity ..........................        98,725         99,242        91,711         90,580
   Personal .............................        78,797         77,966        82,077         83,536
   Lease financing ......................         1,314          1,301         2,658          2,672
   Allowance for loan losses ............       (11,622)          --         (11,865)          --
                                            -----------    -----------   -----------    -----------
Total loans .............................       740,363        747,141       693,083        694,102
Interest receivable .....................         8,657          8,657         7,870          7,870
                                            -----------    -----------   -----------    -----------
Total financial assets ..................   $ 1,072,584    $ 1,079,362   $ 1,013,049    $ 1,014,068
                                            ===========    ===========   ===========    ===========


Demand deposits .........................   $   320,236    $   320,236   $   297,586    $   297,586
Savings deposits ........................       147,933        147,933       154,937        154,937
Time deposits ...........................       421,332        423,680       399,072        397,889
Short-term borrowings ...................        45,754         45,754        28,527         28,527
ESOP debt ...............................         3,369          3,306         3,611          3,608
Long-term debt ..........................         6,895          7,121         7,000          6,999
Other interest bearing liabilities ......           650            651           600            588
Interest payable ........................         2,482          2,482         2,048          2,048
                                            -----------    -----------   -----------    -----------
Total financial liabilities .............   $   948,651    $   951,163   $   893,381    $   892,182
                                            ===========    ===========   ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

Omega's banking subsidiaries are required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $11,350,000 and $10,381,000 as of December 31, 2000 and 1999, respectively.


4.  INVESTMENT SECURITIES (IN THOUSANDS)

                                                                        December 31, 2000
                                                    -----------------------------------------------------------
Securities classified as Held to Maturity                                                Gross       Gross
                                                    Amortized   Market     Weighted      Unrealized  Unrealized
Type and maturity                                   Cost        Value      Avg. Yield    Gains       Losses
--------------------------------------------        ---------  -------     ----------   -----------  ----------
Investment in low income housing projects ..         $    643     $643        N/M          $      -   $      -
Non-marketable stock .......................            4,401    4,401        N/M                 -          -
                                                    ---------  -------     ----------   -----------  ----------
Total ......................................         $  5,044   $5,044        N/M          $      -          -
                                                    =========  =======     ==========   ===========  ==========

                                                                        December 31, 2000
Securities classified as Available for Sale                                              Gross       Gross
                                                    Amortized   Market     Weighted      Unrealized  Unrealized
Type and maturity                                   Cost        Value      Avg. Yield    Gains       Losses
--------------------------------------------        ---------  -------     ----------   -----------  ----------
U.S. Treasury securities and obligations
  of other U.S. Government agencies
  and corporations
-----------------------------------------------
  Within one year .............................     $ 52,094     $ 52,082        55.65  %   $   40     $   (52)
  After one year but within five years ........       43,622       44,027         6.31         421         (16)
  After five years but within ten years .......         --           --        --             --          --
  After ten years .............................         --           --        --             --          --

Obligations of state and political subdivisions
-----------------------------------------------
  Within one year .............................        8,219        8,231         6.64          14          (2)
  After one year but within five years ........       67,432       67,440         6.16         200        (192)
  After five years but within ten years .......        1,406        1,389         6.05        --           (17)
  After ten years .............................         --           --        --             --          --

Corporate and other securities
-----------------------------------------------
  Within one year .............................       16,608       16,580         5.88           4         (32)
  After one year but within five years ........       18,660       18,784         6.65         175         (51)
  After five years but within ten years .......        2,397        2,403         6.22          13          (7)
  After ten years .............................         --           --        --             --          --

Mortgage-backed securities
-----------------------------------------------
  Within one year .............................          547          546         5.50        --            (1)
  After one year but within five years ........       11,702       11,746         7.08          47          (3)
  After five years but within ten years .......          260          259         4.63        --            (1)
  After ten years .............................        5,092        5,148         7.11          62          (6)


Common stock ..................................        6,868        8,700          N/M       2,554        (722)
                                                    --------     --------         ----      ------     -------
Total .........................................     $234,907     $237,335         6.17%     $    3     $(1,102)
                                                    ========     ========         ====      ======     =======


                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------------------


                                                                        December 31, 1999
                                                    -----------------------------------------------------------
Securities classified as Held to Maturity                                                 Gross        Gross
                                                    Amortized   Market     Weighted      Unrealized  Unrealized
Type and maturity                                   Cost        Value      Avg. Yield    Gains       Losses
--------------------------------------------        ---------  -------     ----------   -----------  ----------
Investment in low income housing projects             $  592       $  592          N/M      $    -     $    --
Non-marketable stock ....................              4,359        4,409          N/M          50          --
Total ...................................             $4,951       $5,001          N/M      $   50     $    --


                                                                        December 31, 1999
                                                    -----------------------------------------------------------
Securities classified as Available for Sale                                               Gross        Gross
                                                    Amortized   Market     Weighted      Unrealized  Unrealized
Type and maturity                                   Cost        Value      Avg. Yield    Gains       Losses
--------------------------------------------        ---------  -------     ----------   -----------  ----------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
  Within one year .............................     $ 43,557     $ 43,443         5.62%     $   12     $  (126)

  After one year but within five years ........       76,180       75,303         5.73        --          (877)
  After five years but within ten years .......         --           --                                    --
  After ten years .............................         --           --           --          --           --

Obligations of state and political subdivisions
-----------------------------------------------
  Within one year .............................        3,608        3,611         6.37           3         --
  After one year but within five years ........       73,250       72,215         6.21          64
                                                                                                        (1,099)
  After five years but within ten years .......        3,333        3,199         6.05           1        (135)
  After ten years .............................          190          190         6.33        --           --

Corporate and other securities
-----------------------------------------------
  Within one year .............................       10,594       10,574         6.17          17         (37)
  After one year but within five years ........       31,473       31,262         6.11          51        (262)
  After five years but within ten years .......        4,968        4,836         5.75        --          (132)
  After ten years .............................          100          101         6.68           1         --

Mortgage-backed securities
-----------------------------------------------
  Within one year .............................        3,084        3,081         6.36        --            (3)
  After one year but within five years ........        2,356        2,346         6.24           1         (11)
  After five years but within ten years .......        2,762        2,756         5.90           6         (12)
  After ten years .............................        4,252        4,239         5.70          11         (24)

Common stock ..................................        6,766       10,562         N/M        3,998        (202)
                                                    --------     --------         ----      ------     -------
Total .........................................     $266,473     $267,718         5.94%     $4,165     $(2,920)
                                                    ========     ========         ====      ======     =======


                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------------------



                                                                        December 31, 1998
                                                    -----------------------------------------------------------
Securities classified as Held to Maturity                                                 Gross        Gross
                                                    Amortized   Market     Weighted      Unrealized  Unrealized
Type and maturity                                   Cost        Value      Avg. Yield      Gains       Losses
--------------------------------------------        ---------  -------     ----------   -----------  ----------
U.S. Treasury securities and obligations of other
 U.S. Government agencies and corporations
-----------------------------------------------
  Within one year .............................     $  6,018     $  6,068         6.35%     $   50          $-
  After one year but within five years ........       20,473       20,697         6.08         234         (10)
  After five years but within ten years .......         --           --                                    --
  After ten years .............................         --           --                       --           --

Obligations of state and political subdivisions
-----------------------------------------------
  Within one year .............................          927          937         6.24          10         --
  After one year but within five years ........        2,174        2,228         6.25          54         --
  After five years but within ten years .......        1,883        1,997         6.69         114         --
  After ten years .............................         --           --            --         --           --

Corporate and other securities
-----------------------------------------------
  Within one year .............................        7,667        7,692         5.99          26          (1)
  After one year but within five years ........       41,484       41,959         6.13         483          (8)
  After five years but within ten years .......        1,801        1,807         6.15          16         (10)
  After ten years .............................        2,099        2,102         6.24           3         --

Mortgage-backed securities
-----------------------------------------------
  Within one year .............................        2,537        2,543         6.16           8          (2)
  After one year but within five years ........        8,599        8,652         6.29          53         --
  After five years but within ten years .......        5,874        5,904         5.96          33          (3)
  After ten years .............................       10,544       10,619         5.81          81          (6)

Investment in low income housing projects .....          541          541                      N/M         --

Non-marketable stock ..........................        4,208        4,208          N/M         --          --
                                                    --------     --------         ----      ------     -------
Total .........................................     $116,829     $117,954         6.11%     $1,165        $(40)
                                                    ========     ========         ====      ======     =======

                                                                        December 31, 1998
                                                    -----------------------------------------------------------
Securities classified as Available for Sale                                               Gross        Gross
                                                    Amortized   Market     Weighted      Unrealized  Unrealized
Type and maturity                                   Cost        Value      Avg. Yield      Gains       Losses
--------------------------------------------------  ---------  -------     ----------   -----------  ----------
 U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
--------------------------------------------------
  Within one year ................................  $ 29,039     $ 29,173         5.98%     $  134     $  --
  After one year but within five years ...........    29,168       29,312         5.37         160         (16)
  After five years but within ten years ..........      --           --           --          --          --
  After ten years ................................      --           --           --          --          --

Obligations of state and political subdivisions
--------------------------------------------------
  Within one year ................................     3,870        3,894         6.55          26          (2)
  After one year but within five years ...........    61,427       62,500         6.26       1,116         (43)
  After five years but within ten years ..........     6,310        6,387         5.94          77        --
  After ten years ................................     1,724        1,732         6.74          14          (6)

Common stock .....................................     5,773       11,553         N/M        5,812         (32)
                                                    --------     --------         ----      ------     -------
Total ............................................  $137,311     $144,551         6.00%     $7,339     $   (99)
                                                    ========     ========         ====      ======     =======

N/M = Not meaningful

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



Investment yields were computed on a tax equivalent basis (using a 35% tax rate) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $106,659,000, $107,690,000 and $89,598,000 at December 31, 2000, 1999 and 1998, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):
                                                      Years Ended December 31,
                                                --------------------------------
                                                  2000        1999        1998
Gross proceeds from securities transactions $79,956 $90,618 $107,648 Securities available for sale:
  Realized gains ..........................         575         286        2,913
  Realized losses .........................        --            97         --


5. LOANS

Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                   December 31,
                                           ------------------------------------------------------------
                                             2000         1999         1998         1997         1996
                                           --------     --------     --------     --------     --------
Commercial, financial and agricultural     $118,686     $107,093     $ 97,901     $126,740     $131,147
Real estate - commercial .............      229,294      204,809      198,987      141,485      136,250
Real estate - construction ...........       18,305       16,039       15,890       21,167       19,680
Real estate - mortgage ...............      206,864      200,561      227,846      212,780      206,653
Home equity ..........................       98,725       91,711       83,800       63,905       45,182
Personal .............................       78,797       82,079       95,060      121,813      154,587
Lease financing ......................        1,314        2,949        4,001        4,971        4,824
                                           --------     --------     --------     --------     --------
     Total ...........................     $751,985     $705,241     $723,485     $692,861     $698,323
                                           ========     ========     ========     ========     ========


Non-accrual loans at December 31, 2000 and 1999 were $1,503,000 and $2,640,000, respectively, representing .20% and .37% of loans. Interest income not recorded on non-accrual loans in 2000, 1999 and 1998 was $191,000, $268,000 and $542,000,
respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $222,000 in 2000, of which $31,000 was included in interest income for the year ended December 31, 2000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



6.  ALLOWANCE FOR LOAN LOSSES

A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                    Years Ended December 31,
                                                -----------------------------------------------------------
                                                  2000         1999         1998         1997         1996
                                                -------      -------      -------      -------      -------
Balance of allowance - beginning of period      $11,865      $11,772      $11,793      $11,820      $11,668
                                                -------      -------      -------      -------      -------
Loans charged off:
  Commercial, financial and agricultural ..         329          465          463           70          428
  Real estate -
     Commercial ...........................         114          154          283          348           77
     Mortgage .............................        --           --           --           --           --
   Personal ...............................         398          509          682          984          671
                                                -------      -------      -------      -------      -------
         Total charge-offs ................         841        1,128        1,428        1,402        1,176

Recoveries of loans previously charged off:
  Commercial, financial and agricultural ..          45           63          146          225          181
  Real estate -
     Commercial ...........................           6           15           96            6           38
     Mortgage .............................        --           --           --           --           --
  Personal ................................         119           83          105          114          130
                                                -------      -------      -------      -------      -------
         Total recoveries .................         170          161          347          345          349

Net charge-offs ...........................         671          967        1,081        1,057          827
Provision for loan losses .................         428        1,060        1,060        1,030          979
                                                -------      -------      -------      -------      -------
Balance of allowance - end of period ......     $11,622      $11,865      $11,772      $11,793      $11,820
                                                =======      =======      =======      =======      =======

Ratio of net charge-offs during period to
loans outstanding .........................        0.09%        0.14%        0.15%        0.15%        0.12%
                                                =======      =======      =======      =======      =======

As of December 31, 2000, 1999 and 1998, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $336,000, $1,237,000 and $3,907,000, respectively. The total allowance for loan losses related to those impaired loans is $132,000, $374,000 and $890,000, at December 31, 2000, 1999 and 1998, respectively. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.


7.  PREMISES AND EQUIPMENT


Premises and equipment consist of the following (in thousands):

                                        Estimated          December 31,
                                        Useful Life      2000         1999
                                        -----------------------------------
Land ..............................             --    $  2,188      $ 2,188
Premises and leasehold improvements     5-40 years      18,753       18,496
Furniture, computer software
  and equipment ...................     3-20 years      19,806       19,136
Construction in progress ..........             --         500         --
                                                      --------      -------
                                                        41,247       39,820
Less: accumulated depreciation ....                    (26,963)     (25,176)
                                                      --------      -------
                                                      $ 14,284      $14,644
                                                      ========      =======


Depreciation expense on premises and equipment charged to operations was $1,836,000 in 2000, $1,913,000 in 1999 and $1,950,000 in 1998.

8. BORROWINGS

Borrowings consist of the following (in thousands):
                                                                        December 31,
                                                                    -------------------
                                                                     2000        1999
     SHORT-TERM BORROWINGS:                                         -------     -------

     Retail repurchase agreements .............................     $19,254     $18,527
     Notes payable to Federal Home Loan Bank, with fixed rates       16,500        --
     Note payable to Federal Home Loan Bank, with variable rate
       payable at prime minus 275 basis points ................       5,000        --
     Note payable to Federal Home Loan Bank, with variable rate
       payable at  Libor plus 5 basis points ..................       5,000      10,000
                                                                    -------     -------
                                                                    $45,754     $28,527
                                                                    =======     =======
     LONG-TERM DEBT:
     Notes payable to Federal Home Loan Bank, with fixed rates      $ 6,895     $ 5,000
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

The fixed rate short-term notes payable, as of December 31, 2000, in the amount of $16,500,000 with the Federal Home Loan Bank are scheduled to mature between January and June of 2001 and were initiated to match fund commercial loans. The remaining two $5,000,000 Federal Home Loan Bank short-term notes payable will mature in March and August 2001, respectively, with the full principal balance payable upon maturity.

Omega also has credit with the Federal Home Loan Bank of Pittsburgh with a total borrowing capacity of $77,274,000 (including overnight borrowing) as of December 31, 2000. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $290,829,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $23,000,000 and $18,000,000 in 2000 and 1999, respectively, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 2000 or December 31, 1999 under these credit facilities.




9.  CALCULATION OF EARNINGS PER SHARE

The following table shows the calculation of earnings per share for the years ended December 31, 2000, 1999 and 1998 (in thousands, except per share data).



                                                                        Year Ended December 31,
                                                   2000                           1999                           1998
                                      ---------------------------------------------------------------------------------------------
                                                              Per-                            Per-                             Per-
                                       Income     Shares      Share     Income    Shares      Share   Income     Shares       Share
                                      Numerator  Denominator  Amount   Numerator Denominator  Amount  Numerator Denominator  Amount
                                      ---------  -----------  ------   --------- -----------  ------  --------- -----------  ------
Net income .......................... $ 17,129                           $17,362                        $17,092
Less: Preferred stock dividends .....     (396)                             (396)                          (396)
                                      --------                           -------                        -------
BASIC EPS
Income available to common
    Shareholders ....................   16,733       8,725    $1.92       16,966       8,838    $1.92    16,696    8,949     $ 1.87
                                      ========       =====    =====      =======       =====    =====   =======    =====     ======
EFFECT OF DILUTIVE SECURITIES
Impact of :
   Assumed conversion of
       preferred to common stock ....                  346                               346                         346
   Assumed exercises of
       outstanding options ..........                   73                               131                         180
     Preferred stock dividends
        available to common
        Shareholders ................      396                               396                            396
     Elimination of tax benefit of
        allocated preferred dividends      (66)                              (59)                           (51)
     Additional expense required to
        fund ESOP debt ..............      (26)                              (44)                           (77)
                                      --------                           -------                        -------
DILUTED EPS
Income available to common
     shareholders plus assumed
     conversions .................... $ 17,037       9,144    $1.87      $17,259       9,315    $1.85   $16,964    9,475     $ 1.79
                                      ========       =====    =====      =======       =====    =====   =======    =====     ======


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000 (in thousands):

          Years ending December 31,
                   2001                                   $ 330
                   2002                                     301
                   2003                                     269
                   2004                                     227
                   2005                                     203
                   Later years                            1,180
                                                         ------
                   Total minimum payments required       $2,510
                                                         ======


Rental expense charged to operations, net of sublease income, was $125,000, $133,000 and $106,000 in 2000, 1999 and 1998, respectively, which includes short-term cancellable leases.


11.  INCOME TAXES

The components of income tax expense for the three years ended December 31, 2000 were (in thousands):

                                 2000         1999         1998
                               -------      -------      -------
Current tax expense ........   $ 6,210      $ 6,994      $ 7,948
Deferred tax expense .......      (227)         (99)        (326)
                               -------      -------      -------
Total tax expense ..........   $ 5,983      $ 6,895      $ 7,622
                               =======      =======      =======

Income tax expense related to realized securities gains was $201,000 in 2000, $66,000 in 1999 and $1,020,000 in 1998.


The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                             Years Ended December 31,
                                                         --------------------------------
                                                           2000         1999         1998
                                                         ------       ------       ------
     Federal tax at statutory rate .....................   35.0%        35.0%        35.0%
     Tax exempt income .................................   (6.7)        (5.9)        (4.8)
     Bank-owned life insurance earnings ................   (1.5)         --           --
     Low income housing credits ........................   (0.4)        (0.4)        (0.4)
     Other, net ........................................   (0.4)        (0.3)         1.0
                                                          ------       ------       ------
     Effective rate ....................................   26.0%        28.4%        30.8%
                                                          ======       ======       ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------




Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2000 and 1999. The components giving rise to the net deferred tax asset are detailed below (in thousands):


                                                                    December 31,
                                                                  2000         1999
                                                                -------      -------
     Deferred Tax Assets
              Loan loss reserve ...........................     $ 4,068      $ 4,153
              Deferred compensation .......................         845          702
              Employee benefits ...........................         426          435
              Interest on non-accrual loans ...............          50           77
              Other .......................................           3            2
                                                                -------      -------
                Total .....................................       5,392        5,369

          Deferred Tax Liabilities
              Depreciation ................................        (116)        (194)
              Unrealized net gains on securities ..........        (907)        (578)
              Auto leases (net) ...........................        (357)        (519)
              Low income housing investments ..............        (172)        (139)
              Other .......................................        (376)        (311)
                                                                -------      -------
                Total .....................................      (1,928)      (1,741)


           Net deferred tax asset  included in other assets     $ 3,464      $ 3,628
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


                                                      2000        1999         1998
                                                    -------      -------     -------
Net income ........................ As reported ... $17,129      $17,362     $17,092
                                    Pro forma .....  16,437       16,705      16,350

Basic earnings per share .......... As reported ... $  1.92      $  1.92       $1.87
                                    Pro forma .....    1.84         1.85        1.79

Diluted earnings per share ........ As reported ... $  1.87      $  1.85       $1.79
                                    Pro forma .....    1.79         1.78        1.71


The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The above computations were derived using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in 2000, 1999 and 1998:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Options Granted in 2000       Employee               Employee                    Director
                           Stock Purchase    Plan Stock Option Plan (1996)   Stock Option Plan
                           --------------    -----------------------------   -----------------
Expected life of options       1 year                6 years                    6 years
Risk-free interest rate        5.50%                  5.09%                       5.09%
Expected volatility           50.83%                 25.62%                      25.62%
Expected dividend yield        3.38%                  3.38%                       3.38%

Options Granted in 1999      Employee                Employee                    Director
                           Stock Purchase    Plan Stock Option Plan (1996)   Stock Option Plan
                           --------------    -----------------------------   -----------------
Expected life of options       1 year                6 years                    6 years
Risk-free interest rate        5.96%                  6.44%                       6.44%
Expected volatility           13.99%                 15.35%                      15.35%
Expected dividend yield        2.76%                  2.76%                       2.76%

Options Granted in 1998      Employee               Employee                   Director
                           Stock Purchase    Plan Stock Option Plan (1996)   Stock Option Plan
                           --------------    -----------------------------   -----------------
Expected life of options       1 year                6 years                    6 years
Risk-free interest rate        4.52%                  4.62%                       4.62%
Expected volatility           27.41%                 17.54%                      17.54%
Expected dividend yield        2.59%                  2.59%                       2.59%

The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2005. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. All ESPP options outstanding at December 31, 2000 have current exercise prices of $24.30 and a weighted average remaining contractual life of 3.90 years. All of these options are exercisable.

The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2010. The aggregate number of shares which may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 2000 have exercise prices between $10.00 and $33.50, with a weighted average exercise price of $24.56 and a weighted average remaining contractual life of 6.08 years. 374,440 of these options are exercisable; their weighted average exercise price is $23.83.

The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2010. The aggregate number of shares which may be issued upon the exercise of options under this plan is 30,000. DSOP options outstanding at December 31, 2000 have exercise prices between $16.33 and $38.13, with a weighted average exercise price of $27.50 and a weighted average remaining contractual life of 6.78 years. 15,400 of these options are exercisable; their weighted average exercise price is $28.06.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


A summary of the status of Omega's four stock-based compensation plans as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented below:


                                                         2000                         1999                        1998
                                          -------------------------   --------------------------  ----------------------------
Employee Stock Purchase Plan                       Weighted-Average             Weighted-Average              Weighted-Average
                                          Shares    Exercise Price     Shares    Exercise Price    Shares      Exercise Price
                                          -------  ----------------   -------   ----------------  -------     ----------------
Outstanding at beginning of year ...      190,080      $25.65         183,423      $  27.01       169,175      $    25.28
Granted ............................       68,350       24.30          82,670         25.65        86,929           27.23
Exercised ..........................      (59,152)      22.16         (73,997)        24.80       (69,346)          22.91
Forfeited ..........................       (4,582)      27.22          (2,016)        28.61        (3,335)          25.10
                                          -------       -----         -------         -----       -------           -----
Outstanding at end of year .........      194,696       24.30         190,080         25.65       183,423           27.01
                                          =======       =====         =======         =====       =======           =====

Options exercisable at year-end ....      194,696                     190,080                     183,423
Weighted-average fair value of
     options granted during the year     $   8.56                    $   6.23      $                 7.48


                                                         2000                         1999                        1998
Employee Stock Option Plan                         Weighted-Average             Weighted-Average              Weighted-Average
                                          Shares    Exercise Price     Shares    Exercise Price    Shares      Exercise Price
                                          -------  ----------------   -------   ----------------  -------     ----------------
Outstanding at beginning of year ...      393,496      $23.52         380,065       $ 20.63       321,897      $    17.33
Granted ............................       71,487       28.50          75,877         30.25        73,952           33.50
Exercised ..........................      (16,806)      15.14         (60,196)        13.54       (15,784)          13.87
Forfeited ..........................       (4,500)      31.00          (2,250)        30.25           --              --
                                          -------       -----         -------         -----       -------           -----
Outstanding at end of year .........      443,677       24.56         393,496         23.52       380,065           20.63
                                          =======       =====         =======         =====       =======           =====

Options exercisable at year-end ....      374,440                     319,869                     306,113
Weighted-average fair value of
     options granted during the year      $  6.60                      $ 6.40                      $ 6.35



                                                         2000                         1999                        1998
Director Stock Option Plan                        Weighted-Average             Weighted-Average              Weighted-Average
                                          Shares    Exercise Price     Shares    Exercise Price    Shares      Exercise Price
                                          -------  ----------------   -------   ----------------  -------     ----------------

Outstanding at beginning of year ...       15,400   $   28.06          11,900      $  25.87        10,800      $    20.78
Granted ............................        3,500       25.00           3,500         35.50         3,500           38.13
Exercised ..........................         --           --             --             --         (2,400)          20.77
Forfeited ..........................         --                                        --           --
                                          -------       -----          ------         -----        ------           -----
Outstanding at end of year .........       18,900       27.49          15,400         28.06         11,90           25.87
                                           ======       =====          ======         =====        ======           =====
Options exercisable at year-end ....       15,400                      11,900                       8,400
Weighted-average fair value of
     options granted during the year      $  5.76                    $   7.51                    $   7.15


OMEGA EMPLOYEE STOCK OWNERSHIP PLAN

Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 2000, 1999 and 1998, expenses incurred under this plan were $1,537,000, $1,515,000 and $1,521,000, respectively. The level of annual contributions are based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 2000, 54,724 shares of Omega common stock were acquired at a cost of $1,436,000 and $93,000 was applied to debt service. In 1999, 29,919 shares of Omega common stock were acquired at a cost of $947,000 and $93,000 was applied to debt service. At December 31, 2000 the ESOP holds 519,561 shares of Omega common stock and 219,781 shares of preferred stock. Of the preferred stock, 115,807 of the shares have been allocated to participants of the plan as of December 31, 2000, based upon principal repayment of the debt outstanding. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

In order to meet the future annual debt service of $489,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 2000, the debt service required was $489,000, of which $247,000 represented interest expense incurred by the ESOP. In 1999, the debt service required was $489,000, of which $263,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 2000 was $3,369,000. Scheduled principal repayments on the ESOP debt are as follows:


                     2001...........................    $ 259,000
                     2002...........................      278,000
                     2003...........................      298,000
                     2004...........................      319,000
                     2005...........................      342,000
                     Later years....................    1,873,000

DEFINED CONTRIBUTION PLAN

Omega maintains a defined contribution plan for eligible employees as defined. Employer contributions to the plan totaled $162,000, $152,000 and $160,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT
Plan The Supplemental Executive Retirement Plan ("SERP") is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaces the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the ESI program is being accrued over the estimated remaining service period of the two officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP. At December 31, 2000 the liability for these future obligations was $1,765,000. The liability for the former plan was $1,405,000 at December 31, 1999. For the years ended December 31, 2000, 1999 and 1998, $383,000, $129,000 and $131,000, respectively, were charged to operations in connection with this program.




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

The Corporation had outstanding loan origination commitments aggregating $43,554,000 and $42,937,000 at December 31, 2000 and 1999, respectively. In addition, the Corporation had $93,832,000 and $97,849,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


There were no financial guarantees or options outstanding at December 31, 2000. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

Standby letters of credit are instruments issued by the Corporation which guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2000 and 1999, standby letters of credit issued and outstanding amounted to $18,026,000 and $17,022,000, respectively.

As of December 31, 2000, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central Pennsylvania.


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

During the second quarter of 2000, Omega announced a board-approved share repurchase program. Omega is authorized to buy back up to 5% of its common stock over a twelve-month period. The program may be discontinued at any time. On May 23, 2000, when the repurchase program was initiated, there were 8,817,427 common shares outstanding, with 440,871 shares eligible to be repurchased through this program. As of December 31, 2000, 228,526 shares had been repurchased under this program, representing 52% of the approved level.


16.  SUBSEQUENT EVENTS

In January of 2001, the stock repurchase program was competed after reaching 100% of the approved level. Subsequently, the Board approved a new share repurchase program to begin on February 26, 2001, authorizing management ot buy back an additional 10% of its common stock. At that time, there were 8,356,887 common shares outstanding, with 835,689 shares eligible to be repurchased. This program will remain in effect through December 31, 2001, or until the 10% limit is reached, however, it may be discontinued at any time.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

17. OTHER COMPREHENSIVE INCOME

Components of other comprehensive income (loss) consist of the following (in thousands):


                                                                   Year ended December 31, 2000
                                                               -------------------------------------
                                                               Before     Tax (Expense)
                                                                Tax             or        Net-of-Tax
                                                               Amount        Benefit         Amount
                                                               ------     ------------    ----------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period ........   $ 1,514        $  (530)       $   984
Less reclassification adjustment for
  gains included in net income ............................      (332)           116           (216)
Other comprehensive income ................................   $ 1,182        $  (414)       $   768


                                                                   Year ended December 31, 1999
                                                               -------------------------------------
                                                               Before     Tax (Expense)
                                                                Tax             or         Net-of-Tax
                                                               Amount        Benefit         Amount
                                                               ------     -------------    ----------
Unrealized gains on available for sale securities:
Unrealized holding losses arising during the period .......   $(6,301)       $ 2,205        $(4,096)
Cumulative effect of change in accounting principle .......       653           (228)           425
Less reclassification adjustment for
  gains included in net income ............................      (346)           121           (225)
Other comprehensive income (loss) .........................   $(5,994)       $ 2,098        $(3,896)


                                                                   Year ended December 31, 1998
                                                               -------------------------------------
                                                               Before     Tax (Expense)
                                                                Tax            or          Net-of-Tax
                                                               Amount        Benefit         Amount
                                                               ------     -------------    ----------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period ........   $ 3,122        $(1,093)       $ 2,029
Less reclassification adjustment for
  gains included in net income ............................    (3,560)         1,246         (2,314)
Other comprehensive income (loss) .........................   $  (438)       $   153        $  (285)




18.  RELATED-PARTY TRANSACTIONS

Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $12,801,000, $13,461,000 and $13,873,000 at
December 31, 2000, 1999 and 1998, respectively. During 2000, $3,935,000 of new loans were made and repayments totaled $4,595,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



19.  OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)
Financial information (in thousands):


                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)
                                                               December 31,
                                                          ----------------------
                                                            2000           1999
                                                          --------      --------
ASSETS:
     Cash                                                 $  3,692      $  3,217
     Investment in bank subsidiaries                       140,180       137,803
     Investment in non-bank subsidiaries                    10,474        10,946
     Premises and equipment, net                             6,278         6,848
     Other assets                                            1,697         1,508
                                                          --------      --------
TOTAL ASSETS                                              $162,321      $160,322

LIABILITIES:
     Dividends payable                                    $  2,238      $  2,192
     Accounts payable and other liabilities                  1,510         1,368
     Long-term debt                                           --           2,000
     ESOP debt                                               3,369         3,611
                                                          --------      --------
TOTAL LIABILITIES                                            7,117         9,171
SHAREHOLDERS' EQUITY                                       155,204       151,151
                                                          --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $162,321      $160,322
                                                          ========      ========


                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                               Years ended December 31,
                                                          ---------------------------------
                                                             2000        1999       1998
                                                          --------      --------    -------
INCOME:
     Dividends from:
          Bank subsidiaries ............................  $ 16,024      $ 10,706    $ 7,739
          Non-bank subsidiaries ........................      --            --         --
     Management fees from subsidiaries .................    11,500        10,820     10,038
     Other income ......................................      --               1       --
TOTAL INCOME ...........................................    27,524        21,527     17,777
                                                          --------      --------    -------
EXPENSE:
     Interest expense ..................................       126            73          6
     Other .............................................    11,500        10,968     10,038
                                                          --------      --------    -------
TOTAL EXPENSE ..........................................    11,626        11,041     10,044
                                                          --------      --------    -------
INCOME BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ..........    15,898        10,486      7,733
Income tax expense (benefit) ...........................       (94)         (126)        93
                                                          --------      --------    -------
                                                            15,992        10,612      7,640
Equity in undistributed net income of subsidiaries .....     1,137         6,750      9,452
                                                          --------      --------    -------
NET INCOME .............................................  $ 17,129      $ 17,362    $17,092
                                                          ========      ========    =======


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



CONDENSED
 STATEMENTS OF CASH FLOWS
(Unaudited)                                                                  YEARS ENDED DECEMBER 31,
                                                                        --------------------------------
                                                                           2000       1999       1998
                                                                        --------    --------    ---------
Cash flows from operating activities:
  Net income .......................................................    $ 17,129    $ 17,362    $ 17,092
  Adjustments to reconcile net income to net cash
          provided by operating activities:
    Depreciation and amortization ..................................       1,079       1,072       1,040
    (Increase) decrease in tax receivable ..........................        (197)         81          (9)
    Decrease (increase) in interest and other receivable ...........           8        (364)        184
    (Decrease) increase in taxes payable ...........................         (42)        (77)        351
    Increase in accounts payable and accrued expenses ..............         144           8         673
    Undistributed earnings of subsidiaries .........................      (1,137)     (6,751)    (10,453)
                                                                          ------      ------     -------
      Total adjustments ............................................        (145)     (6,031)     (8,214)
Net cash provided by operating activities ..........................      16,984      11,331       8,878

Cash flows from investing activities:
  Capital expenditures .............................................        (501)       (843)       (758)
Net cash used in investing activities ..............................        (501)       (843)       (758)

Cash flows from financing activities:
  Dividends paid ...................................................      (9,328)     (8,563)     (7,185)
  Net change in interest bearing liabilities .......................          40          16           5
  (Deccrease) increase in borrowings ...............................      (2,000)      2,000        --
  Tax benefit from preferred stock dividend
    and stock option activity ......................................         149         336         332
  Issuance of common stock .........................................       1,485       2,229       1,815
  Acquisition of treasury stock ....................................      (6,354)    (10,331)       (705)
Net cash used in financing activities ..............................     (16,008)    (14,313)     (5,738)

Net increase (decrease) in cash and due from banks .................    $    475    $ (3,825)   $  2,382

Cash and due from banks at beginning of period .....................    $  3,217    $  7,042    $  4,660
Cash and due from banks at end of period ...........................       3,692       3,217       7,042
Net increase (decrease) in cash and due from banks .................    $    475    $ (3,825)   $  2,382

Income taxes paid ..................................................       5,392       6,981       7,364
Interest paid ......................................................         126          73           6



REGULATORY MATTERS

Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 2000, the total dividends which could be paid to Omega without permission from the Comptroller of the Currency was $25,694,000.

Under Federal Reserve restrictions, the banking subsidiaries are limited in the amount they may loan to their affiliates, including Omega. At December 31, 2000, Omega's banks had an aggregate lending limit to affiliates of $22,692,000 and no amount was outstanding with Omega.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

20.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 2000 and 1999 follow (in thousands, except per share data).

                                                   2000 Quarter ended
                                        ---------------------------------------------
                                        March 31  June 30   September 30  December 31
                                        --------  --------    ----------  -----------
Total interest income ..............    $18,369    $18,980    $19,734      $19,862
Net interest income ................     11,185     11,384     11,777       11,473
Provision for loan losses ..........        143        142        143         --
Income before income taxes .........      5,353      5,738      6,124        5,897
Applicable income taxes ............      1,379      1,476      1,577        1,551
Net income .........................      3,974      4,262      4,547        4,346
Basic earnings per share ...........    $   .44    $   .47    $   .51      $   .50
Diluted earnings per share .........        .43        .46        .50          .48

                                                   1999 Quarter ended
                                        ---------------------------------------------
                                        March 31   June 30  September 30  December 31
                                        --------  --------    ----------  -----------
Total interest income ..............    $19,006    $18,506    $18,609      $18,372
Net interest income ................     12,261     11,588     11,596       11,343
Provision for loan losses ..........        265        340        265          190
Income before income taxes .........      6,359      6,909      5,729        5,260
Applicable income taxes ............      1,880      1,969      1,597        1,449
Net income .........................      4,479      4,940      4,132        3,811
Basic earnings per share ...........    $   .49    $   .55    $   .46      $   .42
Diluted earnings per share .........        .47        .53        .44          .41






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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and bank subsidiaries to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that Omega and its bank subsidiaries meet all capital adequacy requirements to which they were subject.

As of December 31, 2000, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiaries must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institutions' category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The table below provides a comparison of Omega and its significant bank subsidiaries' risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):


                                                                                   MINIMUM REQUIREMENT        MINIMUM REGULATORY
                                                                                        FOR CAPITAL           REQUIREMENTS TO BE
                                                              ACTUAL                 ADEQUACY PURPOSES         "WELL CAPITALIZED"
                                                       ----------------------      ---------------------      ---------------------
                                                        AMOUNT          RATIO      AMOUNT          RATIO      AMOUNT         RATIO
                                                       -------          -----      ------          -----      -------        ------
OMEGA FINANCIAL CORPORATION
As of December 31, 2000:
    Total Capital                                      162,824          22.1%      $59,007          8.0%      $73,759          10.0%
        (to Risk Weighted Assets)
    Tier I Capital                                     153,571          20.8        29,504          4.0        44,255           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                     153,571          14.2        43,113          4.0        53,892           5.0
        (to Average Assets)

As of December 31, 1999:
    Total Capital                                      158,528          22.5       $56,420          8.0       $70,525          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                     149,671          21.2        28,210          4.0        42,315           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                     149,671          14.1        42,508          4.0        53,135           5.0
        (to Average Assets)

OMEGA BANK
As of December 31, 2000:
    Total Capital                                       85,788          20.3       $33,865          8.0       $42,331          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                      80,495          19.0        16,932          4.0        25,398           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                      80,495          13.4        23,965          4.0        29,957           5.0
        (to Average Assets)
As of December 31, 1999:
    Total Capital                                       85,099          21.3       $31,976          8.0       $39,970          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                      80,097          20.0        15,988          4.0        23,982           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                      80,097          13.6        23,536          4.0        29,420           5.0
        (to Average Assets)

HOLLIDAYSBURG TRUST COMPANY
As of December 31, 2000:
    Total Capital                                       38,542          20.4       $15,089          8.0       $18,861          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                      36,172          19.2         7,544          4.0        11,317           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                      36,172          13.0        11,093          4.0        13,867           5.0
        (to Average Assets)

As of December 31, 1999:
    Total Capital                                       37,171          20.5       $14,536          8.0       $18,170          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                      34,885          19.2         7,268          4.0        10,902           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                      34,885          12.9        10,780          4.0        13,476           5.0
        (to Average Assets)

PENN CENTRAL NATIONAL BANK
As of December 31, 2000:
    Total Capital                                       24,359          22.5       $ 8,654          8.0       $10,817          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                      22,988          21.3         4,327          4.0         6,490           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                      22,988          12.6         7,304          4.0         9,130           5.0
        (to Average Assets)

As of December 31, 1999:
    Total Capital                                       25,452          24.0       $ 8,502          8.0       $10,627          10.0
        (to Risk Weighted Assets)
    Tier I Capital                                      24,105          22.7         4,251          4.0         6,376           6.0
        (to Risk Weighted Assets)
    Tier I Capital                                      24,105          13.1         7,349          4.0         9,186           5.0
        (to Average Assets)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders of Omega Financial Corporation:

We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ ARTHUR ANDERSEN
-----------------------
    Arthur Andersen LLP
    Lancaster, Pa.
    January 19, 2001



(except with respect to the matter discussed in Note 16, as to which the date is February 27, 2001)


56