Form 10-K, Exhibit 13
period 2001-12-31
OMEGA FINANCIAL CORP /PA/
filed 2002-03-28
CIK 705671

------------------------------------
                       Two Thousand and One Annual Report
                      ------------------------------------

                          OMEGA FINANCIAL CORPORATION

                                     [LOGO]

                      STRENGTH o RELIABILITY o CONSISTENCY

                      ------------------------------------

                                     OMEGA
                                   FINANCIAL
                                  CORPORATION

                               CORPORATE PROFILE

         Omega Financial Corporation serves Central Pennsylvania with a commitment to quality service, a wide range of financial products and services offering superior consumer value, local market lending authority and outstanding personal and corporate community involvement.

                                     [LOGO]

     With a reputation for excellence dating back 150 years, Omega anchors its growth through a well-trained, productive workforce, sound funds management, vigilant cost containment and the ability to quickly adapt to changing technologies
                             and market conditions.

--------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 2001 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                                                     FIVE-YEAR FINANCIAL SUMMARY
-----------------------------------------------------------------------------------------------------------------------------------
       (In thousands of dollars, except share and per share data)   2001          2000          1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
      Balance Sheet Information at December 31

        Assets ...............................................   $1,158,629    $1,113,836    $1,053,403    $1,062,704    $1,015,903
        Deposits .............................................      931,667       889,501       851,595       870,660       840,775
        Loans, net ...........................................      760,354       751,985       704,948       722,967       691,893
        Investment securities ................................      267,352       242,379       272,669       261,380       249,817
        Long-term debt (including ESOP debt) .................       20,344        10,264        10,611         8,837         9,034
        Shareholders' equity .................................      156,250       155,204       151,151       153,980       142,432
        Number of shares outstanding--common .................    8,222,010     8,606,983     8,774,507     8,960,197     8,879,257
        Number of shares outstanding--preferred ..............      219,781       219,781       219,781       219,781       219,781

      Income Statement Information Years Ended December 31

        Total interest income ................................   $   76,006    $   76,945    $   74,493    $   75,268    $   76,998
        Net interest income ..................................       45,143        45,819        46,788        46,618        47,121
        Provision for loan losses ............................          500           428         1,060         1,060         1,030
        Income before income taxes ...........................       23,532        23,112        24,257        24,714        24,465
        Income tax expense ...................................        5,877         5,983         6,895         7,622         7,497
        Net income ...........................................       17,655        17,129        17,362        17,092        16,968

      Per Common Share Data

        Net income--basic ....................................   $     2.08    $     1.92    $     1.92    $     1.87    $     1.85
        Net income--diluted ..................................         2.01          1.87          1.85          1.79          1.77
        Cash dividends--common ...............................         1.07          1.03          0.95          0.80          0.65
        Book value--common ...................................        18.65         17.73         16.96         16.95         15.83

      Financial Ratios

        Return on average equity .............................        11.50%        11.13%        11.30%        11.35%        12.26%
        Return on average assets .............................         1.56          1.59          1.63          1.66          1.67
        Dividend payout--common ..............................        50.01         52.42         48.29         41.94         34.41
        Average equity to average assets .....................        13.54         14.28         14.46         14.67         13.64

-----------------------------------------------------------------------------------------------------------------------------------

   [The following tables were depicted as bar charts in the printed material.]

                               Assets at Year End
                            (in billions of dollars)

                   $1.02    $1.06    $1.05    $1.11    $1.16
                 ----------------------------------------------
                    '97       '98      '99     '00      '01

                              Deposits at Year End
                            (in billions of dollars)

                   $0.84    $0.87    $0.85    $0.89     $0.93
                 ----------------------------------------------
                    '97       '98      '99     '00      '01

                                Diluted Earnings
                                    Per Share

                   $1.77    $1.79    $1.85    $1.87     $2.01
                 ----------------------------------------------
                    '97       '98      '99     '00      '01


                                                            --------------------
                                OMEGA FINANCIAL CORPORATION 2001 ANNUAL REPORT 1
                                                            --------------------

                   TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

Looking back on a challenging year in 2001, we are gratified by the results achieved. A solid balance sheet built on conservative standards continues to be our foundation. Discussion of our financial condition and results of operations are presented in the following pages of this report. We believe you will be pleased as you review these statements that reveal strength and consistency in performance.

Local Commitment

      Many of the objectives we set for the year were designed to strengthen our position as central Pennsylvania's Hometown Bank, an institution strongly committed to the region's diverse communities. During the final quarter of 2001, the Company's affiliated banks were consolidated into one charter, with the combined institution called Omega Bank. The Penn Central National Bank and Hollidaysburg Trust Company affiliates became divisions of Omega Bank, affording customers holding accounts in any one of the former affiliates the ability to bank at any one of the offices in the combined Omega Bank network.

      To strengthen that network, we opened two new offices. The first was a new Bellefonte office on Zion Road. This facility, our second in Bellefonte, further addresses an important market in this county seat. Located in a high-traffic area, it has attracted existing and potential customers in nearby residential developments. As the year concluded, we opened a new office in Centre Hall to replace our existing facility there. The new office includes Omega's first ATM at that location, in addition to a larger lobby, safe deposit area, and new drive-through lanes.

      Throughout the year, we formulated positive marketing messages that took advantage of changing competitive conditions and the well-deserved reputation our employees have for outstanding customer service. Among our marketing efforts we featured the individuals in our commercial banking, investment services and mortgage product areas to demonstrate the depth and breadth of our locally based experts and our comprehensive line of financial services. We plan to continue using this approach in 2002.

      Consistent with our tradition of being involved in local civic affairs, we have decided to underwrite two upcoming programs in a series produced by WPSX-TV, the regional PBS affiliate. These "Our Town" broadcasts profile regional communities using a "day in the life" approach. We will underwrite the programs on State College and Hollidaysburg. The Hollidaysburg broadcast is a special look at the town through the eyes of middle-school children.

Solid Performance

      During the year, our performance continued to attract coverage in the investment community. Among those investment research organizations that initiated coverage of the company were Janney Montgomery Scott, CIBC World Markets and Hoover's.

      In addition, we recorded strong showings in several benchmark reports. Omega Financial was profiled in The Advest Community Bank/Thrift Monitor for Pennsylvania, published by Advest, Inc., a member of the MONY Group. Omega Bank, Penn Central and Hollidaysburg Trust all earned the highest designation, an A+ rating, in the Weiss Ratings' list of the nation's strongest banks. Additionally, Omega Financial was profiled in Pennsylvania Business Central as one of Central Pennsylvania's Top 100 businesses.

      The year was a challenge to our business because of economic conditions that were compounded by the national tragedy of September 11th. In spite of recessionary pressures, we concluded the year with a strong fourth-quarter performance and year-to-date gains. With these results as our base, we look forward to capitalizing on the steps we took in 2001 to continue performing well as our economy strengthens once again.

                                    Strength
                                     -------
                                   Reliability
                                     -------
                                   Consistency
                                     -------

                                 [PHOTO OMITTED]

Sincerely,


/s/ David B. Lee

David B. Lee
Chairman and Chief Executive Officer


/s/ D. Stephen Martz

D. Stephen Martz
President and Chief Operating Officer


------------------------------
2  OMEGA FINANCIAL CORPORATION 2001 ANNUAL REPORT
------------------------------

                  Omega Financial Corporation and Subsidiaries
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

COMPANY OVERVIEW

      This discussion concerns Omega Financial Corporation and the consolidated results of its active subsidiaries ("Omega" or the "Corporation"), Omega Bank, N.A. ("Omega Bank"), Central Pennsylvania Investment Company ("CPI"), Central Pennsylvania Life Insurance Company ("CPLI") and Central Pennsylvania Leasing, Inc. In October of 2001, Omega merged its Hollidaysburg Trust Company and Penn Central National Bank subsidiaries into Omega Bank, but maintains the trade names of the former banks. The purpose of this discussion is to focus on information concerning Omega's financial condition and results of operations that is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.

FORWARD-LOOKING STATEMENTS

      The information contained in this Annual Report contains forward-looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 2001, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

NATURE OF OPERATIONS

      Omega Financial Corporation is a financial holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of one bank and three active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 44 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon and Bedford counties. Omega Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. Omega Bank also provides a variety of trust and asset management services. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

FINANCIAL CONDITION

Balance Sheet Summary

      On December 31, 2001, Omega's balance sheet included $1,158,629,000 in total assets, compared to $1,113,836,000 at year-end 2000. This 4.0% increase of $44,793,000 was fueled by a $42,166,000 increase in deposits over the same time period. Since Omega functions as a financial intermediary, its financial condition should be viewed in terms of changes in its uses and sources of funds, and is most meaningful when analyzed in terms of changes in daily average balances. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

      Overall, Omega's average assets in total have grown by 5.2%, from $1,077,836,000 in 2000 to $1,133,495,000 in 2001. In order to optimize its present and future performance, management must constantly assess its various risk factors and act accordingly. During 1999, in order to reduce credit risk and market risk, one banking office was sold. This sale included $12,935,000 in loans and $14,322,000 in deposit liabilities. Additionally, to reduce interest rate risk, a block of mortgage loans, totaling $21,207,000 was also sold. Both sales occurred late in the second quarter of 1999. Because the total loans sold represented approximately 4.9% of loans outstanding at the time of the sale, and deposits sold were 1.7% of total deposits, it is important to consider the effect of the sale when discussing changes in balance sheet positions from 1999 to 2000. In the fourth quarter of 1999, bank-owned life insurance (BOLI) was purchased in the amount of $20,112,000. In 2001, an additional $8,000,000 BOLI was purchased. The cash surrender value of this instrument is included in non-earning assets, and revenues generated are included in non-interest income. In 2001, a block of mortgage loans was sold, with outstanding balances of $35,895,000, having the effect of reducing average loan balances in 2001 by $3,723,000.


                                                            --------------------
                                OMEGA FINANCIAL CORPORATION 2001 Annual Report 3
                                                            --------------------

                                     Table 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)

                                                  2001       Increase (Decrease)      2000       Increase (Decrease)      1999
                                                 Average     -------------------     Average     -------------------     Average
                                                 Balance      Amount        %        Balance      Amount        %        Balance
                                               -----------------------------------------------------------------------------------
FUNDING USES:
Loans .....................................    $   733,318   $ 37,849       5.4%   $   695,469   $ 13,629       2.0%   $   681,840
Tax-exempt loans ..........................         35,879      2,480       7.4         33,399      7,347      28.2         26,052
Investment securities .....................        161,081    (21,794)    (11.9)       182,875     (7,571)     (4.0)       190,446
Tax-exempt investment securities ..........         94,593     19,033      25.2         75,560     (1,032)     (1.3)        76,592
Interest bearing deposits .................          6,181      5,290     593.7            891     (2,768)    (75.6)         3,659
Federal funds sold ........................         26,139      6,617      33.9         19,522     (4,926)    (20.1)        24,448
Other interest earning assets .............             --         --        --             --     (2,988)   (100.0)         2,988
                                               -----------------------------------------------------------------------------------
  Total interest earning assets ...........      1,057,191     49,475       4.9      1,007,716      1,691       0.2      1,006,025
Non-interest earning assets ...............         82,293        376       0.5         81,917     19,051      30.3         62,866
Unrealized gains on investments ...........          5,558      5,404   3,509.1            154     (5,483)    (97.3)         5,637
Less: Allowance for loan losses ...........        (11,547)       404      (3.4)       (11,951)      (121)      1.0        (11,830)
                                               -----------------------------------------------------------------------------------
  Total uses ..............................    $ 1,133,495   $ 55,659       5.2%   $ 1,077,836   $ 15,138       1.4%   $ 1,062,698
                                               ===================================================================================
FUNDING SOURCES:
Interest bearing demand deposits ..........    $   247,177   $ 10,148       4.3%   $   237,029   $ (3,777)     (1.6)%  $   240,806
Savings deposits ..........................        104,250      2,726       2.7        101,524     (4,050)     (3.8)       105,574
Time deposits .............................        433,262     30,099       7.5        403,163      6,824       1.7        396,339
Repurchase agreements .....................         16,827     (1,913)    (10.2)        18,740      1,220       7.0         17,520
Other borrowed funds ......................         39,631     10,917      38.0         28,714     14,301      99.2         14,413
                                               -----------------------------------------------------------------------------------
  Total interest bearing liabilities ......        841,147     51,977       6.6        789,170     14,518       1.9        774,652
Demand deposits ...........................        124,995      3,454       2.8        121,541        488       0.4        121,053
Other liabilities .........................         13,863        612       4.6         13,251       (123)     (0.9)        13,374
Shareholders' equity ......................        153,490       (384)     (0.2)       153,874        255       0.2        153,619
                                               -----------------------------------------------------------------------------------
  Total sources ...........................    $ 1,133,495   $ 55,659       5.2%   $ 1,077,836   $ 15,138       1.4%   $ 1,062,698
                                               ===================================================================================

      Omega's funding sources have increased over the last two years at rates of 5.2% and 1.4% in 2001 and 2000, respectively. In 2001, the majority of the growth was time deposits. These funds were used primarily to support loan activity. In 2000, the majority of the growth was borrowed funds. These funds were used primarily for match-funding certain commercial loans and to support the Corporation's stock repurchase program.

      More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.

Loans

      From year-end 2000 to year-end 2001, total loans outstanding, net of unearned interest, increased by $8,369,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                           2001           2000           1999
                                         --------------------------------------
New loans, net of repayments ......      $ 45,790       $ 48,062       $ 18,642
Loans sold ........................       (36,092)          (140)       (35,737)
Loans charged off .................        (1,226)          (841)        (1,128)
Other adjustments to
  carrying value ..................          (103)           (44)           204
                                         --------------------------------------
Increase (decrease) in loans ......      $  8,369       $ 47,037       $(18,019)
                                         ======================================

      In 2001, total average loans were $769,198,000 as compared to $728,868,000 in 2000, an increase of $40,330,000, or 5.5%. During the year, the customers' general preference was for fixed rate loans as opposed to variable rate. On average, fixed rate loans increased by $28,984,000, or 6.2%, while variable rate loans increased by $11,346,000, or 4.4%.

      Fixed rate commercial loan business prospered in 2001 as average balances increased by $26,019,000, or 11.9%. Fixed rate consumer mortgages on average exceeded the prior year by $7,957,000, or 7.7%, while other fixed rate consumer loans declined on average by $4,992,000.

      Commercial loan activity led the increase in variable rate loan growth, accounting for $10,439,000 of the increase. Of the rise in variable rate commercial loans, 65% were taxable loans, compared to 35% tax-exempt. Variable rate consumer loans increased on average by $288,000.

      In 2000, total average loans were $728,868,000 as compared to $707,892,000 in 1999, an increase of $20,976,000, or 3.0%. During the year, the customers' general preference was for variable rate loans as opposed to fixed rate. On average, fixed rate loans increased by $5,315,000, or 1.1%, while variable rate loans increased by $15,671,000, or 6.4%.


------------------------------
4  OMEGA FINANCIAL CORPORATION 2001 Annual Report
------------------------------

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

      The loan portfolio as of December 31, 2001 was comprised of 46% consumer loans and 54% commercial loans (including construction), as compared to 51% and 49%, respectively, at December 31, 2000. See Note 5 of Notes to Consolidated Financial Statements.

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

      Management has been monitoring the activity within the loan portfolio very carefully and successfully competed within its market for both commercial and residential real estate loans. Omega intends to actively pursue growth in each of the loan categories again during 2002. Competition will continue to play a key role in pricing decisions to maintain and build new loan volumes.

      The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

      Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2001 was 1.48% of total loans, net of unearned interest, as compared to 1.55% of total loans at the end of 2000. The allowance decreased $398,000 from 2000 as the net charge-offs of $898,000 exceeded the provision of $500,000. Net charge-offs for 2001 and 2000 were 0.12% and 0.09%, respectively of average loans. Commercial loans represented 48% of the loans charged off in 2001, as compared to 53% of the loans charged off in 2000. Because of the increase in non-performing loans and the increase in net charge-offs in 2001, management increased the provision for loan losses in 2001. Non-performing loans were 0.47% of loans as of December 31, 2001, and 0.29% of loans as of December 31, 2000 (see Table 2). The increase in non-performing loans in 2001 was primarily due to one large commercial loan relationship that deteriorated to non-accrual status during the year. Additionally, there was an increase in levels of consumer loan delinquency.

   [The following table was depicted as a bar chart in the printed material.]

Net Charge-Offs to Average Loans

---------------------------------------------
'01 ................................     0.1%
'00 ................................    0.09%
'99 ................................    0.14%
'98 ................................    0.15%
'97 ................................    0.15%
---------------------------------------------

      Management believes that the allowance for loan losses is adequate, based upon its analysis of the loans, current economic conditions and certain risk characteristics of the loan portfolio. This determination is made through a structured review of impaired loans, non-performing loans and certain performing loans designated as potential problems.

   [The following table was depicted as a bar chart in the printed material.]

Allowance for Losses to Loans (at Year End)

---------------------------------------------
'01 ................................    1.48%
'00 ................................    1.55%
'99 ................................    1.68%
'98 ................................    1.63%
'97 ................................    1.70%
---------------------------------------------

      At December 31, 2001, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 31.8% as compared to 18.6% at December 31, 2000. Of the $3,568,000 of non-performing loans at December 31, 2001, $2,541,000 were collateralized with real estate, $877,000 with other assets and $150,000 were unsecured.

                                    Table 2
                              Non-Performing Loans

                                                   December 31,
                                  ----------------------------------------------
                                   2001      2000      1999      1998      1997
                                  ----------------------------------------------
                                                 (In thousands)
Non-accrual loans ............    $2,327    $1,503    $2,640    $5,627    $4,762
Accruing loans past due
  90 days or more ............     1,209       564       619       682     2,103
Restructured loans ...........        32        98       184       213        47
                                  ----------------------------------------------
Total non-performing
  loans ......................    $3,568    $2,165    $3,443    $6,522    $6,912
                                  ==============================================


                                                            --------------------
                                OMEGA FINANCIAL CORPORATION 2001 Annual Report 5
                                                            --------------------

      Note 6 to the Consolidated Financial Statements summarizes the allowance for loan losses for each of the last five years. Management's estimate of net charge-offs for 2002 follows (in thousands):

Commercial, financial and agricultural .........................            $138
Real estate--commercial ........................................             296
Real estate--mortgage ..........................................              29
Personal .......................................................             437
                                                                            ----
Total ..........................................................            $900
                                                                            ====

   [The following table was depicted as a bar chart in the printed material.]

Non-Performing Loans to Loans (at Year End)

---------------------------------------------
'01 ................................    0.47%
'00 ................................    0.29%
'99 ................................    0.49%
'98 ................................    0.90%
'97 ................................    1.00%
---------------------------------------------

Investments

      Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits and other interest-earning assets) totaled $313,614,000 on December 31, 2001, representing an increase of $30,390,000 from year-end 2000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                            2001          2000           1999
                                         --------------------------------------
Purchases of investment
  securities .......................     $ 113,559      $ 48,344      $ 107,951
Sales and maturities of
  investment securities ............       (93,500)      (79,685)       (90,429)
Adjustment in market value
  of AFS securities ................         5,271         1,243         (5,838)
Amortization/Accretion .............          (357)         (192)          (395)
Federal funds sold,
  net change .......................       (25,300)       37,775        (16,375)
Interest bearing deposits with
  others, net change ...............        30,717           223           (583)
                                         --------------------------------------
Increase (decrease)
  in investments ...................     $  30,390      $  7,708      $  (5,669)
                                         ======================================

      Average investments increased by $9,146,000, or 3.3%, during 2001, after decreasing by $19,285,000, or 6.5%, during 2000. Proceeds from maturing investment securities were used to purchase tax-exempt investment securities with forward settlement dates, so reserved cash was employed in the liquid overnight investments of federal funds and interest bearing deposits. Additionally, increased funds from new deposits intended for loan funding were invested in liquid instruments until loans were closed.

   [The following table was depicted as a bar chart in the printed material.]

Average Asset Mix

--------------------------------------------------------------------------------
                                          Average Loans      Average Investments

'01 ................................          67.9%                 25.9%
'00 ................................          67.6%                 25.9%
'99 ................................          66.6%                 28.6%
'98 ................................          68.6%                 26.5%
'97 ................................          68.3%                 26.2%
--------------------------------------------------------------------------------

      The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Omega's policy dictates that 100 percent of all marketable investment securities be classified as available for sale. At December 31, 2001 the market value of the entire securities portfolio exceeded amortized cost by $7,594,000 as compared to December 31, 2000 when market value was greater than amortized cost by $2,428,000. The weighted average maturity of the investment portfolio was 1 year and 10 months as of December 31, 2001 as compared to 1 year and 7 months at the end of 2000. The weighted average maturity has remained short in order to achieve a level of liquidity. Table 4 (located on page 11) shows the remaining maturity or earliest possible repricing for investment securities.

Non-Interest Earning Assets

      Non-interest earning assets increased $376,000, or 0.5% on average in 2001 as compared to an increase of $19,051,000, or 30.3% in 2000. Changes occurring in 2001 were the result of normal operating activities. In December of 1999, Omega used excess cash to purchase bank-owned life insurance (BOLI) in the amount of $20,112,000. Average balances included in non-earning assets that represent the cash surrender value of the BOLI were $20,580,000 in 2000 as compared to $110,000 in 1999, accounting for the overall increase in non-interest earning assets in 2000. In December of 2001, an additional $8,000,000 was added to the BOLI investment, and we should expect to see the corresponding increase in the average non-earning assets in 2002.

Deposits

      From year-end 2000 to year-end 2001, total deposits increased by $42,166,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                             2001         2000           1999
                                           ------------------------------------
Demand deposits .....................      $ 8,989      $ 10,052       $(11,847)
Interest bearing
  demand deposits ...................       20,776         7,823         (7,180)
Savings deposits ....................        9,889        (2,229)        (1,282)
Time deposits .......................        2,512        22,260         15,567
Deposits sold .......................           --            --        (14,322)
                                           ------------------------------------
Increase (decrease) in deposits .....      $42,166      $ 37,906       $(19,064)
                                           ====================================


------------------------------
6  OMEGA FINANCIAL CORPORATION 2001 Annual Report
------------------------------

      Average deposits increased in 2001 by $46,427,000, or 5.4% to $909,684,000, after a decrease in 2000 of $515,000, or 0.1%. In 2000, new deposits replaced those that were sold with a branch in 1999, and although by year end 2000 $37,906,000 had been added since December 31, 1999, most of the increase occurred late in the year, having little impact on the average balance. The benefit of the increased deposits in 2000 is reflected by the overall 5.4% increase in average balances for 2001, particularly in the time deposit category. As reflected in Table 3 and the graph below, the mix of deposit types remains balanced, with core deposits a little more than half of total average deposits.

      In the past several years the banking industry in general has experienced limited deposit growth because of fierce competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In 2001, however, we believe that public perception has changed somewhat and the comfort of insured deposits and local familiarity that our bank can offer to depositors has once again become a primary consideration for investors. Omega continues to supply the needs of its customer base by offering insured deposits and financial services, but has supplemented its funding needs with borrowings.

   [The following table was depicted as a bar chart in the printed material.]

Average Deposit Mix

--------------------------------------------------------------------------------
                                Average Core Deposits      Average Time Deposits

'01 ..................                  52.4%                      47.6%
'00 ..................                  53.3%                      46.7%
'99 ..................                  54.1%                      45.9%
'98 ..................                  53.0%                      47.0%
'97 ..................                  50.9%                      49.1%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     Table 3
                               Changes in Deposits
                                ($ in thousands)

                                                        2001      Increase (Decrease)     2000       Increase (Decrease)     1999
                                                      Average     -------------------   Average     --------------------    Average
                                                      Balance     Amount         %      Balance      Amount          %      Balance
                                                      -----------------------------------------------------------------------------
Interest bearing demand deposits ................     $247,177    $10,148       4.3%    $237,029    $(3,777)      (1.6)%   $240,806
Savings deposits ................................      104,250      2,726       2.7      101,524     (4,050)      (3.8)     105,574
Demand deposits .................................      124,995      3,454       2.8      121,541        488        0.4      121,053
                                                      -----------------------------------------------------------------------------
  Total core (transaction) accounts .............      476,422     16,328       3.5      460,094     (7,339)      (1.6)     467,433
Time deposits ...................................      433,262     30,099       7.5      403,163      6,824        1.7      396,339
                                                      -----------------------------------------------------------------------------
  Total deposits ................................     $909,684    $46,427       5.4%    $863,257    $  (515)      (0.1)%   $863,772
                                                      =============================================================================

Other Interest Bearing Liabilities

      Other interest bearing liabilities on average increased $9,004,000, or 19.0% in 2001, as compared to an increase of $15,521,000, or 48.6% in 2000. The increases in 2001 and 2000 are primarily due to the addition of $10,917,000 and $14,301,000, respectively, in the average balances of borrowed funds. In both years, the increase in borrowed funds was needed to match-fund certain commercial loans and to fund the stock repurchase programs in effect (see Note 8 of Notes to Consolidated Financial Statements).

Shareholders' Equity

      From year-end 2000 to year-end 2001, total shareholders' equity increased by $1,046,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

                                           2001           2000           1999
                                         --------------------------------------
Net income ........................      $ 17,655       $ 17,129       $ 17,362
Dividends .........................        (9,225)        (9,374)        (8,779)
Stock options exercised ...........         2,485          1,485          2,229
Repurchase of treasury stock ......       (13,713)        (6,354)       (10,331)
Net change in unrealized
  security gains ..................         3,358            768         (3,896)
Other .............................           486            399            586
                                         --------------------------------------
Increase (decrease) in
  shareholders' equity ............      $  1,046       $  4,053       $ (2,829)
                                         ======================================

      Shareholders' equity continued to be an important funding source during 2001, providing an average balance of $153,490,000, as compared to the $153,874,000 provided in 2000. Dividend payout ratios on the common stock were 50.0% for 2001 and 52.4% for 2000. Capital has been increased as a result of employee stock option and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $3,503,000 in 2001 and decreased average equity by $3,557,000 in 2000. At December 31, 2001, Omega held 1,225,613 shares of stock in treasury at a cost of $36,436,000 as compared to 726,101 in 2000 at a cost of $22,723,000. These increases are a result of the Omega stock repurchase program in effect during most of 2000 and 2001 (see Note 15 of Notes to Consolidated Financial Statements).

      Omega increased the return to shareholders in 2001 by increasing its dividend 3.9% to $1.07 per common share. Per share common dividends in prior years were $1.03 and $.95 in 2000 and 1999, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years ending 2001, 2000 and 1999. See Note 20 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.


                                                            --------------------
                                OMEGA FINANCIAL CORPORATION 2001 Annual Report 7
                                                            --------------------

   [The following table was depicted as a bar chart in the printed material.]

Common Book Value per share

---------------------------------------------
'01 ................................   $18.65
'00 ................................   $17.73
'99 ................................   $16.96
'98 ................................   $16.95
'97 ................................   $15.83
---------------------------------------------

      Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2001 and 2000, Omega's Tier I capital ratio was 19.9% and 20.8%, respectively, and its Total capital ratio was 21.1% and 22.1%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2001 and 2000, Omega's leverage ratio was 13.3% and 14.2%, respectively, against a required leverage ratio of 4% (see Note 22 of Notes to the Consolidated Financial Statements).

   [The following table was depicted as a bar chart in the printed material.]

Equity to Asset Ratio (at Year End)

---------------------------------------------
'01 ................................   13.49%
'00 ................................   13.93%
'99 ................................   14.35%
'98 ................................   14.49%
'97 ................................   14.02%
---------------------------------------------

ASSET/LIABILITY MANAGEMENT

      The process by which financial institutions manage their assets and liabilities is called asset/liability management. This has become very important in an industry undergoing an ever-changing interest rate environment. The goals of Omega's asset/ liability management are increasing net interest income without taking undue interest rate risk or material loss of net market value of its equity, while maintaining adequate liquidity. Net interest income is increased by widening the interest spread and by increasing earning assets. Liquidity is measured by the ability to meet both depositors' and credit customers' requirements.

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

      As the table below indicates, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2001 was $420,000, or .89%, of net interest income, compared to $855,000, or 1.87%, of net interest income at risk as of December 31, 2000. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates. During 2001, Omega's rate risk position was consistently within policy limits.

               Effect of Interest Rate Risk on Net Interest Income
                                (in $ thousands)

                                                                      Total
                     Change                            Change        Change
   Change in         Due to            Change          Due to        Due to
Interest Rates      Repricing          Due to         Customer    Interest Rate
(Basis Points)        Risk           Basis Risk        Options        Risk
-------------------------------------------------------------------------------
      300             $ 822            $ 230            $ 43         $ 1,095
      200               544              185              28             757
      100               271               99              14             384
        0                 0                0               0               0
     -100              (290)             (90)            (40)           (420)
     -200              (360)            (594)            (57)         (1,011)
     -300              (448)          (2,584)            (49)         (3,081)

      Omega's low level of interest rate risk is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.


------------------------------
8  OMEGA FINANCIAL CORPORATION 2001 Annual Report
------------------------------

      In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short-term. At December 31, 2001, Omega's net interest income and MVE were within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 2001.

             Effect of Interest Rate Risk on Market Value of Equity
                                (in $ thousands)

                                                                       Total
                         Change                       Change          Change
   Change in             Due to         Change        Due to          Due to
Interest Rates         Repricing        Due to       Customer      Interest Rate
(Basis Points)            Risk        Basis Risk      Options          Risk
--------------------------------------------------------------------------------
      300               $(15,999)      $ (2,369)      $ 3,238        $(15,130)
      200                (11,009)        (1,399)        2,367         (10,041)
      100                 (5,685)          (606)        1,353          (4,938)
        0                      0              0             0               0
     -100                  6,073            414        (2,500)          3,987
     -200                 12,563          1,992        (4,514)         10,041
     -300                 19,509         14,668        (5,567)         28,610

Repricing Risk

      Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 11) shows the period and cumulative static gaps for various time intervals as of December 31, 2001. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a negative gap position of $107,253,000 at December 31, 2001, indicating more interest bearing liabilities than earning assets will reprice during that period. Over the past several years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers' preference for fixed rates, and the shortening of our certificate of deposit base as customers continue to prefer shorter term certificates.

      As of December 31, 2001, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, repricing risk would cause net interest income to increase over the next twelve months by $271,000. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by $290,000 over the next twelve months.

      Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, in 2001, Omega sold $35,895,000 in long-term fixed rate residential mortgages to a third party in order to decrease repricing risk.

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

                   Effect of Basis Risk on Net Interest Income
                                (in $ thousands)

                     Change in Net         Change in Net          Change in Net
   Change in        Interest Income       Interest Income        Interest Income
Interest Rates          Due to            Due to Treasury            Due to
(Basis Points)     Prime Basis Risk         Basis Risk          Total Basis Risk
--------------------------------------------------------------------------------
      300               $ 5,107              $(4,877)                  $ 230
      200                 3,405               (3,220)                    185
      100                 1,702               (1,603)                     99
        0                     0                    0                       0
     -100                (1,702)               1,612                     (90)
     -200                (3,405)               2,811                    (594)
     -300                (5,105)               2,521                  (2,584)

      The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, the Corporation's net interest income would increase by $1,702,000 and market value of equity would decrease by $4,563,000. The Corporation's prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, the Corporation's net interest income would decrease $1,603,000 and market value of equity would increase $3,957,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.


                                                            --------------------
                                OMEGA FINANCIAL CORPORATION 2001 Annual Report 9
                                                            --------------------

                 Effect of Basis Risk on Market Value of Equity
                                (in $ thousands)

                        Change in             Change in             Change in
   Change in          Market Value          Market Value          Market Value
Interest Rates           Due to            Due to Treasury           Due to
(Basis Points)      Prime Basis Risk         Basis Risk         Total Basis Risk
--------------------------------------------------------------------------------
      300              $(12,831)              $10,462              $ (2,369)
      200                (8,830)                7,431                (1,399)
      100                (4,563)                3,957                  (606)
        0                     0                     0                     0
     -100                 4,897                (4,483)                  414
     -200                10,171                (8,179)                1,992
     -300                15,867                (1,199)              $14,668

Customer Option Risk

      Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. In a rising rate environment, the Corporation's interest rate risk is increased as customers transfer deposits from products with lower interest rates to accounts or other products that offer higher interest rates. In a declining rate environment, the Corporation's interest rate risk is increased when a customer prepays or refinances their loan in order to take advantage of the lower rate environment. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate environment, the interest rate on the loan as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $40,000 and market value of equity to decrease $2,500,000.

Liquidity

      Liquidity represents the Corporation's ability to efficiently meet commitments to fund loans, purchase securities and repay deposits or other liabilities.

      There is no standardized formula for measuring liquidity. Therefore in order to assess the adequacy of the Corporation's liquidity position, Omega has adopted a liquidity measurement that answers the following three questions:

      1. How much cash is on hand and can be raised over the next thirty days without any principal loss on the assets?

      2. If adverse publicity was released about the industry or the Corporation, what is the ability of Omega to meet depositor needs? This would be the run on the bank or worst-case scenario.

      3.    What are the funding requirements through the next ninety days?

      When measuring liquidity, total liquid assets must be determined. This includes cash on hand, federal funds sold, market value of U.S. Treasury and Agency securities not pledged, loans that could be sold within thirty days, cash from investment or loan maturities within thirty days and any other readily marketable assets.

      Total short-term liabilities must also be determined to measure liquidity. This includes federal funds purchased, repurchase agreements, certificates of deposit over $100,000 scheduled to mature within thirty days, and an estimated amount of retail deposit withdrawals.

      The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 2001, total liquid assets were $180,181,000 while the short-term liabilities were $59,814,000. This left a surplus of liquid assets of $120,367,000, or 10.6%, of total assets.

      Management believes that a surplus of not less than 5% is adequate. The Corporation actively manages liquidity at this level and has developed reasonable liquidity contingency plans, including ensuring available alternative funding sources to maintain adequate liquidity under a variety of business conditions.

      The investment portfolio, due to its relatively short average life, has the ability to provide additional liquidity if necessary. When developing investment strategies, the Corporation considers runoff of assets and expected future funding needs.

      If required due to unforeseen circumstances, Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 2 of Notes to the Consolidated Financial Statements, most of Omega's financial assets at December 31, 2001 have a fair value in excess of their aggregate book value; therefore, some of these instruments could be sold if needed for liquidity purposes and their sale would not negatively affect current earnings or capital.

      In addition, liquidity can also be provided from off-balance sheet sources. At December 31, 2001, Omega had unsecured federal funds lines totaling $25,000,000. At December 31, 2001, Omega had no amount outstanding against these federal funds lines. Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to the amount of collateral pledged, which as of December 31, 2001 was $27,860,000. The Corporation does not consider either of these to be a source of long-term liquidity; rather they are used to cover short-term fluctuations in liquidity.

      The Corporation is also a member of the Federal Home Loan Bank of Pittsburgh, which provides overnight or term funding to the bank with a borrowing limit of $46,390,000. This borrowing limit could be increased to a maximum amount of $334,048,000 with the purchase of $14,383,000 worth of additional FHLB stock. These borrowings are secured by investment securities and first mortgage residential real estate loans. At December 31, 2001, Omega had $38,734,000 outstanding in term loans and no overnight advances (See Note 8 of Notes to the Consolidated Financial Statements).


-------------------------------
10  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Since deposits are a primary source of liquidity, another measure of liquidity is the average loan to deposit ratio. This ratio was 84.6% at December 31, 2001 and 84.4% at December 31, 2000. Management's target range for this ratio is 70% to 85%.

   [The following table was depicted as a bar chart in the printed material.]

Equity to Asset Ratio (at Year End)

---------------------------------------------
'01 ................................    84.6%
'00 ................................    84.4%
'99 ................................    82.0%
'98 ................................    83.5%
'97 ................................    81.6%
---------------------------------------------

      The Corporation has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers. These include commitments to extend credit, unused lines of credit as well as standby letters of credit. (See Note 13 of Notes to the Consolidated Financial Statements). Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation does not expect that these commitments will have an adverse effect on its liquidity position.

--------------------------------------------------------------------------------

                                     Table 4
                  Maturity Distribution as of December 31, 2001
                                 (In thousands)
                 Remaining Maturity/Earliest Possible Repricing

                                                                      Over Three    Over Six     Over One
                                                           Three      Months But   Months But    Year But      Over
                                                           Months     Within Six   Within One   Within Five    Five         Total
                                                          or Less       Months        Year         Years       Years       Interest
                                                         ---------------------------------------------------------------------------
Interest Earning Assets
  Interest bearing deposits .........................    $  31,812     $     --     $      --     $     --    $     --    $   31,812
  Federal funds sold ................................       14,450           --            --           --          --        14,450
  Investment securities:
    U.S. Treasury securities and obligations of other
       U.S. Government agencies and corporations ....       24,703       10,001         9,012       70,545          --       114,261
    Obligations of state and political subdivisions .        2,461        6,122        12,993       85,116         691       107,383
    Corporate and other securities ..................        4,196        2,496         4,676        8,061          10        19,439
    Mortgage-backed securities ......................        2,738        2,151         3,131           --          --         8,020
    Stocks ..........................................           --           --            --           --      10,655        10,655
  Loans:
    Commercial, financial, and agricultural .........       72,491        3,375         9,598       32,903       5,571       123,938
    Real estate--commercial .........................       73,574       17,796        22,803      122,275      26,165       262,613
    Real estate--construction .......................       14,520          108           271        2,664       3,173        20,736
    Real estate--mortgage ...........................        6,472        8,147        16,111       99,550      64,142       194,422
    Home equity .....................................       15,447        3,278         6,284       40,998      26,264        92,271
    Personal (net of unearned interest) .............       20,807        4,398         8,102       30,272       2,292        65,871
    Lease financing (net of unearned interest) ......           53           65           124          261          --           503
                                                         ---------------------------------------------------------------------------
Total Interest Earning Assets .......................      283,724       57,937        93,105      492,645     138,963     1,066,374
                                                         ---------------------------------------------------------------------------
Interest Bearing Liabilities
  Demand deposits ...................................       47,523           --            --      153,339          --       200,862
  Savings deposits ..................................      102,917           --        22,572       43,040          --       168,529
  Certificates of deposit over $100,000 .............       22,028       20,205        15,034       19,146          --        76,413
  Time deposits .....................................      124,157       73,317        69,939       80,009           8       347,430
  Short-term borrowings .............................       37,572           --            --           --          --        37,572
  ESOP debt .........................................           --           --            --           --       3,110         3,110
  Long-term debt ....................................        5,257          261           534        4,927       6,255        17,234
  Other interest bearing liabilities ................          703           --            --           --          --           703
                                                         ---------------------------------------------------------------------------
Total Interest Bearing Liabilities ..................      340,157       93,783       108,079      300,461       9,373       851,853
                                                         ---------------------------------------------------------------------------
Gap .................................................    $ (56,433)    $(35,846)    $ (14,974)    $192,184    $129,590    $  214,521
                                                         ===========================================================================
Cumulative Gap ......................................    $ (56,433)    $(92,279)    $(107,253)    $ 84,931    $214,521
                                                         =============================================================
Cumulative sensitivity ratio ........................         0.83         0.79          0.80         1.10        1.25
Commercial, financial and agricultural loans maturing
  after one year with:
    Fixed interest rates ............................                                             $  7,580    $   5,543   $   13,123
    Variable interest rates .........................                                               25,323           28       25,351
                                                                                                  ----------------------------------
    Total ...........................................                                             $ 32,903    $   5,571   $   38,474
                                                                                                  ==================================


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 11
                                                           ---------------------

RESULTS OF OPERATIONS

2001 Financial Performance Overview

      At $17,655,000, Omega's net income for 2001 represented a return on average assets (ROA) of 1.56%, the sixth consecutive year of ROA's in excess of 1.50%. The management of Omega Financial Corporation strives to attain high earnings levels consistently each year. The core earnings base is protected with conservative policies, minimizing risk to shareholders. We believe that this approach has helped achieve repeating solid performances year after year. As with most Corporations, however, occasional events occur which trigger a significant effect on earnings. Such was the case in 2001 when a block of mortgage loans was sold for substantial gains. Additionally other gains or losses realized from the securities portfolio could create peaks and valleys in earnings results from year to year. In order to exhibit a true comparison of core operating results, the chart presented below shows annual net income in two parts--net operating income and non-recurring income. In viewing results in this manner, the reader can easily see the change each year in core operating results, without the effects of these one-time events. In 2001, while net income increased by 3.1%, or $526,000, net operating income (defined as net income reduced by gains on securities and other non-recurring gains, net of tax) declined by $67,000, or 0.4%. On a diluted basis, net income per common share improved, reaching $2.01 in 2001, an increase of 7.5%, or $.14 over 2000.

   [The following table was depicted as a bar chart in the printed material.]

Annual Net Income (in thousands)

--------------------------------------------------------------------------------
                                     Net Operating       Non-Recurring Income
                                        Income              (net of tax)
'01 ..................                 $16,879                  $  776
'00 ..................                 $16,946                  $  182
'99 ..................                 $16,170                  $1,191
'98 ..................                 $15,725                  $1,367
'97 ..................                 $15,969                  $  999
--------------------------------------------------------------------------------

The key factors that defined the 2001 results are as follows:

      o     Strong, but declining net interest margin
      o     Increasing service-based fee income
      o     Other non-interest income growth
      o     Ongoing expense control
      o     Loan sales

      A strong balance sheet has again produced good earnings. Assets were $1,158,629,000 at December 31, 2001, representing a $44,793,000, or 4.0%, increase from year-end 2000. Loans (net of unearned interest) were $760,354,000 compared to $751,985,000 at December 31, 2000, an increase of 1.1%, or $8,369,000. Deposits increased by $42,166,000, or 4.7%, at December 31, 2001 when compared to December 31, 2000.

      Return on average equity increased from 11.13% in 2000 to 11.50% in 2001, while return on average assets decreased slightly to 1.56% from 1.59% in 2000. Omega's performance can be compared to its Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion (using the most current data for September 30, 2001 in each case).

                                                              Omega       Peers
                                                            --------------------
Return on average assets...........................           1.53%       1.11%
Return on average equity...........................          11.22       13.79

   [The following table was depicted as a bar chart in the printed material.]

Return on Average Equity

----------------------------------------------
'01 ................................    11.50%
'00 ................................    11.13%
'99 ................................    11.30%
'98 ................................    11.35%
'97 ................................    12.26%
----------------------------------------------

Net Interest Income

      Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 76% of total revenues for 2001. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis.

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on


-------------------------------
12  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------
pages 14-15) shows average asset and liability balances, average interest rates and interest income and expense for the period 1999 to 2001. In addition, it shows the changes attributable to the volume and rate components of net interest income.

      Total average loans were $769,197,000 in 2001 at an average weighted yield of 7.99% that produced $61,433,000 in interest income. This represented a $40,329,000, or 5.5%, increase in average loan volumes from 2000. The yield decreased 45 basis points to 7.99% from 8.44% in 2000 resulting in a decrease of $3,395,000 in interest income, while mix and volume changes increased interest income $3,325,000 when compared to 2000. The combination of these rate, volume and mix effects resulted in a decrease of $70,000, or 0.1% in total loan interest. In order to explain the 45 basis point decrease in loan yields in 2001, we must consider the effects of Omega's pricing index. In 2001, the weighted average rate of all new loans was 6.54%, 145 basis points lower than the composite rate of the loan portfolio in total during 2000. In November of 2001, blocks of mortgage loans with total outstanding balances of $35,895,000 were sold. Had these loans been included all year, the average loans for 2001 would have been approximately $772,920,000, an increase of 6.0% over the previous year. The composite rate on the loans that were sold was 7.07%, 104 basis points less than the composite rate on the remaining taxable loan portfolio.

      Investment securities averaged $255,674,000, a decrease of $2,761,000, or 1.07% from the average investment securities in 2000. The average weighted yield decreased to 5.19% from 5.48% in 2000. Maturing taxable investment securities were replaced for the most part by tax-exempt investment securities in 2001, because tax-equivalent yields on these vehicles were favorable, and because the availability of desirable taxable securities was low. Accordingly, interest income from securities decreased a total of $871,000. Most of the tax-exempt securities purchased were purchased in the first quarter of 2001 and were new-issued municipal bonds. Commitments were made to purchase the bonds, which had forward settlement dates of up to three months. Therefore the cash committed to these purchases was employed into overnight federal funds sold, or in interest bearing deposits until needed. Consequently, interest bearing deposits and federal funds sold, as a group on average, increased a total of 58.3%, or $11,907,000.

      Total interest earning assets averaged $1,057,191,000 at a yield of 7.19% and produced total interest income of $76,006,000 for 2001. The net increase in average earning assets of $49,475,000 in 2001 over 2000 was funded by deposit growth. The yield decreased by 45 basis points to 7.19% in 2001. On a fully tax-equivalent basis, yield on earning assets decreased by 42 basis points to 7.49%. Interest income increased $3,347,000 from volume and mix changes and decreased by $4,286,000 from generally lower yields producing a net decrease of 1.2%, or $939,000. On a fully tax-equivalent basis, interest income decreased by $571,000, or 0.7%.

      Total interest bearing liabilities averaged $841,147,000 at a cost of $30,863,000 carrying a composite rate of 3.67%. This represented an increase in interest bearing liabilities of 6.6%, or $51,977,000, over 2000. The composite rate decreased by 27 basis points in 2001, from 3.94% in 2000. Interest expense decreased $2,571,000 due to lower rates and increased $2,308,000 due to volume and mix changes. These changes resulted in a net decrease of $263,000, or 0.8%, in interest expense. The most significant change in interest-bearing liabilities was the increase in time deposits of $30,099,000, or 7.5%. Management believed that many consumers were interested in pulling funds out of the declining and uncertain stock market that has existed recently and securing their savings in a stable insured banking institution, and therefore enticed depositors with attractive rate specials. Also during the year, borrowings were increased on average by $9,004,000, or 19.0% to fund the Corporation's stock repurchase program.

      Non-interest bearing funding sources, including equity, averaged $292,348,000 in 2001, compared to $288,666,000 in 2000, for an increase of
$3,682,000, or 1.3%. Most of the increase is attributed to non-interest bearing demand deposit balances. This resulted in a decrease of 17 basis points in the rate to fund interest-earning assets (computed by dividing the total interest expense by the total average earning assets) to 2.92% in 2001 from 3.09% in 2000.

      Net interest income was $45,143,000 for 2001, a decrease of $676,000, or 1.5%, from 2000. This was the result of an increase of $1,039,000 due to volume and mix changes and a decrease of $1,715,000 as a result of interest rate effects. Net yield was 4.27% in 2001 and 4.55% in 2000. On a fully tax-equivalent basis, the net yield decreased from 4.82% to 4.57% in 2001. As a comparison, Omega's regional peer group reported an average net interest margin of 4.07% through September 30, 2001 versus Omega's 4.62% for the same reporting period.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 13
                                                           ---------------------

                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)

                                                                                                Year Ended December 31,
                                                                                         -------------------------------------
                                                                                                         2001
                                                                                         -------------------------------------
                                                                                            Average                     Yield/
                                                                                          Balance(1)        Interest     Rate
                                                                                         -------------------------------------
ASSETS
Interest earning assets:
  Loans(5),(7) ............................................................              $   733,318      $    59,498     8.11%
  Tax-exempt loans ........................................................                   35,879            1,935     5.39
                                                                                         -------------------------------------
      Total loans .........................................................                  769,197           61,433     7.99
  Investment securities ...................................................                  161,081            9,399     5.83
  Tax-exempt investment securities ........................................                   94,593            3,881     4.10
                                                                                         -------------------------------------
      Total investment securities .........................................                  255,674           13,280     5.19
  Interest bearing deposits ...............................................                    6,181              161     2.60
  Federal funds sold ......................................................                   26,139            1,132     4.33
  Commercial paper ........................................................
                                                                                         -------------------------------------
Total interest earning assets .............................................                1,057,191           76,006     7.19

Non-interest earning assets:
  Cash and due from banks .................................................                   33,066
  Allowance for loan losses ...............................................                  (11,547)
  Premises and equipment ..................................................                   14,964
  Other assets(8) .........................................................                   39,821
                                                                                         -----------
      Total ...............................................................              $ 1,133,495
                                                                                         ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2) .....................................              $   247,177            3,431     1.39
  Savings deposits ........................................................                  104,250            2,134     2.05
  Time deposits ...........................................................                  433,262           22,677     5.23
  Other, including short-term borrowings, long-term debt,
    and other interest bearing liabilities ................................                   56,458            2,621     4.64
                                                                                         -------------------------------------
Total interest bearing liabilities ........................................                  841,147           30,863     3.67
                                                                                                          -----------
Non-interest bearing liabilities:
  Demand deposits .........................................................                  124,995
  Other ...................................................................                   13,863
Shareholders' equity ......................................................                  153,490
                                                                                         -----------
      Total ...............................................................              $ 1,133,495
                                                                                         ===========
Net interest income .......................................................                               $    45,143
                                                                                                          ===========
Net yield on interest earning assets(3) ...................................                                               4.27%
                                                                                                                          ====
Net interest income and yield--tax equivalent basis(4) ....................                               $    48,275     4.57%
                                                                                                          ====================


-------------------------------
14  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                                    Table 5
            Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)

                                                                                          Years Ended December 31,
                                                                     --------------------------------------------------------------
                                                                                     2000                           1999
                                                                     --------------------------------------------------------------
                                                                       Average                Yield/     Average              Yield/
                                                                      Balance(1)   Interest    Rate    Balance(1)   Interest   Rate
                                                                     --------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans(5),(7) ..............................................        $   695,469   $ 59,568    8.57%   $  681,840   $57,203    8.39%
  Tax-exempt loans ..........................................             33,399      1,935    5.79        26,052     1,431    5.49
                                                                     --------------------------------------------------------------
      Total loans ...........................................            728,868     61,503    8.44       707,892    58,634    8.28
  Investment securities .....................................            182,875     10,953    5.99       190,446    11,071    5.81
  Tax-exempt investment securities ..........................             75,560      3,198    4.23        76,592     3,234    4.22
                                                                     --------------------------------------------------------------
      Total investment securities ...........................            258,435     14,151    5.48       267,038    14,305    5.36
  Interest bearing deposits .................................                891         56    6.29         3,659       181    4.95
  Federal funds sold ........................................             19,522      1,235    6.33        24,448     1,228    5.02
  Commercial paper ..........................................                                               2,988       145    4.85
                                                                     --------------------------------------------------------------
Total interest earning assets ...............................          1,007,716     76,945    7.64     1,006,025    74,493    7.40
Non-interest earning assets:
  Cash and due from banks ...................................             32,921                           34,952
  Allowance for loan losses .................................            (11,951)                         (11,830)
  Premises and equipment ....................................             14,412                           15,771
  Other assets(8) ...........................................             34,738                           17,780
                                                                     -----------                       ----------
      Total .................................................        $ 1,077,836                       $1,062,698
                                                                     ===========                       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2) .......................        $   237,029      3,944    1.66    $  240,806     3,865    1.61
  Savings deposits ..........................................            101,524      2,284    2.25       105,574     2,375    2.25
  Time deposits .............................................            403,163     22,062    5.47       396,339    20,015    5.05
  Other, including short-term borrowings, long-term debt,
    and other interest bearing liabilities ..................             47,454      2,836    5.98        31,933     1,450    4.54
                                                                     --------------------------------------------------------------
Total interest bearing liabilities ..........................            789,170     31,126    3.94       774,652    27,705    3.58
                                                                                   --------                         -------
Non-interest bearing liabilities:
  Demand deposits ...........................................            121,541                          121,053
  Other .....................................................             13,251                           13,374
Shareholders' equity ........................................            153,874                          153,619
                                                                     -----------                       ----------
      Total .................................................        $ 1,077,836                       $1,062,698
                                                                     ===========                       ==========

Net interest income .........................................                      $ 45,819                         $46,788
                                                                                   ========                         =======

Net yield on interest earning assets(3) .....................                                  4.55%                           4.65%
                                                                                               ====                            ====

Net interest income and yield--tax equivalent basis(4) ......                      $ 48,583    4.82%                $49,300    4.90%
                                                                                   ================                 ===============

                                                                                        Years Ended December 31,
                                                                  -----------------------------------------------------------------
                                                                       2001 Compared to 2000             2000 Compared to 1999
                                                                   Increase (Decrease) Due to(6)      Increase (Decrease) Due to(6)
                                                                  -----------------------------------------------------------------
                                                                   Volume       Rate      Total      Volume       Rate       Total
                                                                  -----------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans(5),(7) ..............................................     $ 3,186     $(3,256)   $   (70)    $1,141     $  1,224    $ 2,365
  Tax-exempt loans ..........................................         139        (139)         0        422           82        504
                                                                  -----------------------------------------------------------------
      Total loans ...........................................       3,325      (3,395)       (70)     1,563        1,306      2,869
  Investment securities .....................................      (1,269)       (285)    (1,554)      (452)         334       (118)
  Tax-exempt investment securities ..........................         784        (101)       683        (44)           8        (36)
                                                                  -----------------------------------------------------------------
      Total investment securities ...........................        (485)       (386)      (871)      (496)         342       (154)
  Interest bearing deposits .................................         156         (51)       105       (164)          39       (125)
  Federal funds sold ........................................         351        (454)      (103)      (276)         283          7
  Commercial paper ..........................................                                           (72)         (72)      (145)
                                                                  -----------------------------------------------------------------
Total interest earning assets ...............................       3,347      (4,286)      (939)       555        1,898      2,452
Non-interest earning assets:
  Cash and due from banks ...................................
  Allowance for loan losses .................................
  Premises and equipment ....................................
  Other assets(8) ...........................................

      Total .................................................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2) .......................         159        (672)      (513)       (54)         133         79
  Savings deposits ..........................................          59        (209)      (150)       (91)           0        (91)
  Time deposits .............................................       1,606        (991)       615        351        1,696      2,047
  Other, including short-term borrowings, long-term debt,
   and other interest bearing liabilities ...................         484        (699)      (215)       839          547      1,386
                                                                  -----------------------------------------------------------------
Total interest bearing liabilities ..........................       2,308      (2,571)      (263)     1,045        2,376      3,421
                                                                  -----------------------------------------------------------------
Non-interest bearing liabilities:
  Demand deposits ...........................................
  Other .....................................................
Shareholders' equity ........................................

      Total .................................................

Net interest income .........................................     $ 1,039     $(1,715)   $  (676)    $ (490)    $   (478)   $  (969)
                                                                  =================================================================
Net yield on interest earning assets(3) .....................

Net interest income and yield--tax equivalent basis(4) ......

1)    Average balances were calculated using a daily average.
2)    Includes NOW and money market accounts.
3) Net yield on interest earning assets is net interest income divided by average interest earning assets.
4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax-equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.
5) Non-accruing loans and investments are included in the above table until they are charged off.
6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
7) Interest on loans includes income/(loss) of $31 in 1999 from interest rate swap agreements used to hedge prime interest rate loans.
8) Includes gross unrealized gains on securities available for sale: $5,558 in 2001, $154 in 2000 and $5,637 in 1999.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 15
                                                           ---------------------

   [The following table was depicted as a bar chart in the printed material.]

Net Interest Yield

--------------------------------------------------------------------------------
                            Yield on           Cost to Fund       Net Interest
                        Earnings Assets       Earnings Assets         Yield
'01 .............            7.19%                 2.92%              4.27%
'00 .............            7.64%                 3.09%              4.55%
'99 .............            7.40%                 2.75%              4.65%
'98 .............            7.78%                 2.96%              4.82%
'97 .............            8.03%                 3.12%              4.91%
--------------------------------------------------------------------------------

Provision for Loan Losses

      Omega's provision for loan losses was $500,000 in 2001 and $428,000 in 2000, an increase of $72,000 or 16.8%. In 2001, net charge-offs exceeded the provision for loan losses by $398,000, while in 2000 the net charge-offs exceeded the provision by $243,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2001 and 2000 were .12% and .09%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 31.8% at year-end 2001 and 18.6% at the end of 2000. The allowance for loan losses as a ratio to net loans was 1.48% and 1.55% at December 31, 2001 and 2000, respectively. The ratio of net charge-offs to average loans for Omega's regional peers as of September 30, 2001 was .24%. For that same reporting period, Omega's ratio was .09%.

      Management believes that the allowance for loan losses at December 31, 2001 is adequate based on its analysis of the loan portfolio. Such analysis considers factors that include historical and anticipated losses, the status of non-performing delinquent loans, prevailing and anticipated economic conditions and industry standards.

Non-Interest Income

      Omega remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the increase in income from traditional bank services over the last three years. In 1998, service-based fee income was 15.9% of total revenues. In 1999, 2000 and 2001, 17.5%, 18.6% and 20.0%, respectively of total revenues was derived from service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us to be responsive to their financial needs through personalized service and product design. Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $11,868,000 during 2001 for a 9.9%, or $1,071,000 increase when compared to $10,797,000 for 2000. Plans are in place to unveil two new services in the second quarter of 2002 that we believe will further cater to our customers' needs, and management expects service fee income to increase as a result.

      Late in the fourth quarter of 2001, Omega purchased additional bank-owned life insurance (BOLI) in the amount of $8,000,000, bringing the balance to $30,216,000 at year-end 2001. The BOLI cash surrender value increased by $1,092,000 in 2001, as compared to $1,028,000 in 2000. These earnings are included with other non-interest income.

   [The following table was depicted as a bar chart in the printed material.]

Non-Interest Income to Average Assets
(excluding security gains and non-recurring items)

---------------------------------------------------
'01 ................................          1.14%
'00 ................................          1.10%
'99 ................................          0.98%
'98 ................................          0.95%
'97 ................................          0.88%
---------------------------------------------------

      As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was 1.14% for 2001, as compared to 1.10% in 2000. When compared to our regional peers (most current data as of September 30, 2001), Omega's ratio was 1.13% and the peer average was 1.01%.

      In 2001, net gains from investment securities increased by $140,000, or 42.2% to $472,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year.

      Likewise, other non-recurring gains or losses can be realized in a given year based upon unique circumstances. For example, in 2001 management made a decision to sell two blocks of mortgage loans in order to reduce interest rate risk within the balance sheet. Book value of the loans on the dates of the sales in November of 2001 was $35,895,000, producing a gain of $749,000.

      In total, net gains realized on the sale of investment securities, loans and other assets was $1,194,000 in 2001 versus $279,000 in 2000, resulting in an increase in non-interest income of $915,000, or 327.9%. These net gains represented .10% of average assets in 2001, as compared to .03% in 2000.

Non-Interest Expense

      In order to optimize earnings, Omega's management is challenged to minimize operating expense where feasible to produce the highest levels of income possible. Total non-interest expenses were $35,265,000 for 2001 as compared to $34,383,000 for 2000, representing an increase of $882,000, or 2.6%.


-------------------------------
16  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Salaries and employee benefits increased by 0.8%, or $160,000 in 2001 as compared to 2000. Omega decreased the number of full time equivalent employees, as well as the cost of certain benefits programs. Omega employed one employee for every $2,210,000 in average assets in 2001, versus $2,121,000 of average assets in 2000.

      Occupancy and equipment increased by only $128,000, or 2.9%, even though three new branch offices have been established since the third quarter of 2000. All other non-interest expenses of $11,372,000 increased in total by $594,000, or 5.5% in 2001 as compared to 2000. Data processing fees associated with providing new services as well as the cost of consolidating three bank charters accounted for 32% of the increased expenses. As a result of the charter consolidation, we expect to realize certain efficiencies, which should reduce future costs.

   [The following table was depicted as a bar chart in the printed material.]

Non-Interest Expense to Average Assets
(excluding non-recurring items)

---------------------------------------------
'01 ................................    3.11%
'00 ................................    3.19%
'99 ................................    3.16%
'98 ................................    3.14%
'97 ................................    3.13%
---------------------------------------------

      As a percentage of average assets, non-interest expense was 3.11% for 2001 as compared to 3.19% in 2000. At September 30, 2001, Omega's ratio of non-interest expense to average assets was 3.15%, compared to a regional peer average of 2.84%.

Income Taxes

      Income tax expense for 2001 amounted to $5,877,000 compared to $5,983,000 in 2000. The effective tax rate was 25.0% in 2001 versus 25.9% in 2000. The improvement in 2001 was due to the increase in the yield of tax-exempt investments and loans. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 2001 by 19.7% or $21,513,000, decreasing the federal tax rate by 7.5%, as compared to 2000, when the tax rate was decreased by 6.7% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 11.5%, 10.1% and 9.7% in 2001, 2000 and 1999, respectively. Tax-exempt income as a percentage of income before income tax was 24.7%, 22.1% and 19.2% in 2001, 2000 and 1999, respectively. See Note 11 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and certain earnings ratios for the past three years.

                                          2001           2000             1999
                                        ----------------------------------------
Net income .....................        $17,655         $17,129         $17,362
Return on average assets .......           1.56%           1.59%           1.63%
Return on average equity .......          11.50           11.13           11.30

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on assets for 2001 and 2000.

                                                                    2001                      2000
                                                         -------------------------------------------------
                                                                         % of                       % of
                                                                        Average                    Average
                                                                        Assets                      Assets
                                                         -------------------------------------------------
Net interest income ........................             $   45,143       3.98%       $   45,819      4.25%
Loan loss provision ........................                   (500)     (0.04)             (428)    (0.04)
Trust fees .................................                  3,358       0.30             3,258      0.30
Deposit service fees .......................                  4,138       0.37             3,675      0.34
Other fees .................................                  4,372       0.39             3,864      0.36
BOLI .......................................                  1,092       0.10             1,028      0.10
Security gains .............................                    472       0.04               332      0.03
Gains on sale of
  other assets .............................                    722       0.06               (53)       --
                                                         -------------------------------------------------
Total non-interest
  income ...................................                 14,154       1.25            12,104      1.12
Employee expense ...........................                (19,425)     (1.71)          (19,265)    (1.79)
Occupancy and
  equipment ................................                 (4,468)     (0.39)           (4,340)    (0.40)
Other non-interest
  expense ..................................                (11,372)     (1.00)          (10,778)    (1.00)
                                                         -------------------------------------------------
Total non-interest
  expense ..................................                (35,265)     (3.11)          (34,383)    (3.19)
Income tax expense .........................                 (5,877)     (0.52)           (5,983)    (0.56)
                                                         -------------------------------------------------
Net income .................................             $   17,655       1.56%       $   17,129      1.59%
                                                         =================================================
Average Assets .............................             $1,133,495                   $1,077,836

   [The following table was depicted as a bar chart in the printed material.]

Return on Average Assets

---------------------------------------------
'01 ................................    1.56%
'00 ................................    1.59%
'99 ................................    1.63%
'98 ................................    1.66%
'97 ................................    1.67%
---------------------------------------------

2000 Financial Performance Overview

      At $17,129,000, Omega's net income for 2000 represented a return on average assets of 1.59%. Although net income declined by 1.4%, or $233,000 in 2000 when compared to 1999, net operating income (defined as net income reduced by gains on securities and other non-recurring gains, net of tax) rose by $776,000, or 4.8%. The third and fourth quarters of 2000 had the strongest improvement, with 11.5% and 14.6% increases respectively, when compared with the net operating income in the same quarter one year earlier. On a diluted basis, net income per common share improved, reaching $1.87 in 2000, an increase of 1.1%, or $.02 over 1999.

      The key factors which defined the 2000 results are as follows:

      o     Stable net interest margin
      o     Strong service-based fee income
      o     Other non-interest income growth
      o     Expense control
      o     Loan loss provision reduction as a result of credit quality


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 17
                                                           ---------------------

      Assets were $1,113,836,000 at December 31, 2000, representing a $60,433,000, or 5.7%, increase from year-end 1999. Loans (net of unearned interest) were $751,985,000 compared to $704,948,000 at December 31, 1999, an increase of 6.7%, or $47,037,000. Deposits increased by $37,906,000, or 4.5%, at December 31, 2000 when compared to December 31, 1999.

      Return on average equity decreased from 11.30% in 1999 to 11.13% in 2000, while return on average assets decreased to 1.59% from 1.63% in 1999. Omega's Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion, as of December 31, 2000 reported return on assets and return on equity of 1.13% and 14.72%, respectively.

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

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on pages 14-15) shows average asset and liability balances, average interest rates and interest income and expense for the period 1999 to 2000. In addition, it shows the changes attributable to the volume and rate components of net interest income.

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

      Net interest income was $45,819,000 for 2000, a decrease of $969,000, or 2.1%, from 1999. This was the result of a decrease of $490,000 due to volume and mix changes and a decrease of $478,000 as a result of interest rate effects. Net yield was 4.55% in 2000 and 4.65% in 1999. On a fully tax-equivalent basis, the net yield decreased from 4.90% to 4.82% in 2000. As a comparison, Omega's regional peer group reported an average net interest margin of 4.14% through December 31, 2000.

Provision for Loan Losses

      Omega's provision for loan losses was $428,000 in 2000 and $1,060,000 in 1999, a decrease of $632,000 or 59.6%. In 2000, net charge-offs exceeded the provision for loan losses by $243,000, while in 1999 the provision exceeded net charge-offs by $93,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2000 and 1999 were .09% and .14%, respectively, of average loans outstanding. Omega's regional peer group reported charge-offs as .20% of average loans in 2000. Non-performing loans as a ratio to the allowance for loan losses were 18.6% at year-end 2000 and 29.0% at the end of 1999. The allowance for loan losses as a ratio to net loans was 1.54% and 1.68% at December 31, 2000 and 1999, respectively.


-------------------------------
18  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

Non-Interest Income

      Income from traditional bank services increased each of the last three years. In 1997, service-based fee income was 15.0% of total revenues. In 1998, 1999 and 2000, 15.9%, 17.5% and 18.6%, respectively of total revenues was in the form of service-based fee income. Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $10,797,000 during 2000 for a 4.9%, or $504,000 increase when compared to $10,293,000 for 1999.

      Late in the fourth quarter of 1999, Omega purchased bank-owned life insurance (BOLI) in the amount of $20,112,000. The cash surrender value on the BOLI increased by $1,028,000 in 2000, providing Omega with a new source of non-interest income.

      As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was 1.10% for 2000, as compared to .98% in 1999. The peer average was .99% in 2000.

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

      As a percentage of average assets, non-interest expense was 3.19% for 2000 as compared to 3.16% in 1999. At December 31, 2000, Omega's regional peers had an average of 2.76% of non-interest expense to assets.

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

Net Income

      For comparative purposes, the following table sets forth earnings and certain earnings ratios for the past three years.

                                         2000            1999            1998
                                        ---------------------------------------
Net income .....................        $17,129         $17,362         $17,092
Return on average assets .......           1.59%           1.63%           1.66%
Return on average equity .......          11.13           11.30           11.35

      Summarized below are the components of net income and the contribution of each to return on assets for 2000 and 1999.

                                                         2000                       1999
                                               ---------------------------------------------------
                                                                 % of                        % of
                                                                Average                    Average
                                                                Assets                      Assets
                                               ---------------------------------------------------
Net interest income ..................         $   45,819        4.25%       $   46,788       4.40%
Loan loss provision ..................               (428)      (0.04)           (1,060)     (0.10)
Trust fees ...........................              3,258        0.30             2,976       0.28
Deposit service fees .................              3,675        0.34             3,585       0.34
Other fees ...........................              3,864        0.36             3,732       0.35
BOLI .................................              1,028        0.10                --         --
Security gains .......................                332        0.03               345       0.03
Gains on sale of
  other assets .......................                (53)         --             1,488       0.14
                                               ---------------------------------------------------
Total non-interest
  income .............................             12,104        1.12            12,126       1.14
Employee expense .....................            (19,265)      (1.79)          (18,609)     (1.75)
Occupancy and
  equipment ..........................             (4,340)      (0.40)           (4,370)     (0.41)
Other non-interest
  expense ............................            (10,778)      (1.00)          (10,618)     (1.00)
                                               ---------------------------------------------------
Total non-interest
  expense ............................            (34,383)      (3.19)          (33,597)     (3.16)
Income tax expense ...................             (5,983)      (0.56)           (6,895)     (0.65)
                                               ---------------------------------------------------
Net income ...........................         $   17,129        1.59%       $   17,362       1.63%
                                               ===================================================
Average Assets .......................         $1,077,836                    $1,062,698


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 19
                                                           ---------------------

                  Omega Financial Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                                              December 31,
                                                                                                     ------------------------------
                                                                                                         2001              2000
                                                                                                     ------------------------------
ASSETS
Cash and due from banks ......................................................................       $    39,072        $    40,340
Interest bearing deposits with other financial institutions ..................................            31,812              1,095
Federal funds sold ...........................................................................            14,450             39,750
Investment securities held to maturity (market value--$3,851 and $5,044 respectively) ........             3,851              5,044
Investment securities available for sale .....................................................           263,501            237,335
Total loans ..................................................................................           760,395            752,108
Less: Unearned interest ......................................................................               (41)              (123)
  Allowance for loan losses ..................................................................           (11,224)           (11,622)
                                                                                                     ------------------------------
                                                                                                         749,130            740,363
Premises and equipment, net ..................................................................            15,563             14,284
Other assets .................................................................................            41,250             35,625
                                                                                                     ------------------------------
TOTAL ASSETS .................................................................................       $ 1,158,629        $ 1,113,836
                                                                                                     ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing .......................................................................       $   138,433        $   129,444
  Interest bearing ...........................................................................           793,234            760,057
                                                                                                     ------------------------------
                                                                                                         931,667            889,501
Short-term borrowings ........................................................................            37,572             45,754
Other liabilities ............................................................................            12,093             12,463
ESOP debt ....................................................................................             3,110              3,369
Long-term debt ...............................................................................            17,234              6,895
Other interest bearing liabilities ...........................................................               703                650
                                                                                                     ------------------------------
TOTAL LIABILITIES ............................................................................         1,002,379            958,632

Commitments and Contingent Liabilities

Shareholders' Equity
Preferred stock, par value $5.00 per share:
  Authorized--5,000,000 shares;
  Issued and outstanding--219,781 shares Series A Convertible ................................             5,000              5,000
Unearned compensation related to ESOP debt ...................................................            (2,125)            (2,375)
Common stock, par value $5.00 per share:
  Authorized--25,000,000 shares;
  Issued--
    9,447,623 shares at December 31, 2001;
    9,333,084 shares at December 31, 2000
  Outstanding--
    8,222,010 shares at December 31, 2001;
    8,606,983 shares at December 31, 2000 ....................................................            47,238             46,665
Capital surplus ..............................................................................             7,856              5,944
Retained earnings ............................................................................           129,774            121,108
Accumulated other comprehensive income .......................................................             4,943              1,585
Cost of common stock in treasury:
  1,225,613 shares at December 31, 2001;
  726,101 shares at December 31, 2000 ........................................................           (36,436)           (22,723)
                                                                                                     ------------------------------
TOTAL SHAREHOLDERS' EQUITY ...................................................................           156,250            155,204
                                                                                                     ------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................................       $ 1,158,629        $ 1,113,836
                                                                                                     ==============================

The accompanying notes are an integral part of these statements.


-------------------------------
20  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                  Omega Financial Corporation and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)

                                                                                                Years Ended December 31,
                                                                                         -----------------------------------
                                                                                           2001        2000           1999
                                                                                         -----------------------------------
INTEREST INCOME:
Interest and fees on loans ....................................................          $61,433     $ 61,503        $58,634
Interest and dividends on investment securities:
  Taxable interest income .....................................................            8,817       10,321         10,449
  Tax-exempt interest income ..................................................            3,881        3,198          3,234
  Dividend income .............................................................              582          632            622
Other interest income .........................................................            1,293        1,291          1,554
                                                                                         -----------------------------------
TOTAL INTEREST INCOME .........................................................           76,006       76,945         74,493

INTEREST EXPENSE:
Interest on deposits ..........................................................           28,242       28,290         26,255
Interest on short-term borrowings .............................................            1,605        2,240          1,089
Interest on long-term debt and other interest bearing liabilities .............            1,016          596            361
                                                                                         -----------------------------------
TOTAL INTEREST EXPENSE ........................................................           30,863       31,126         27,705
                                                                                         -----------------------------------
NET INTEREST INCOME ...........................................................           45,143       45,819         46,788
Provision for loan losses .....................................................              500          428          1,060
                                                                                         -----------------------------------
INCOME FROM CREDIT ACTIVITIES .................................................           44,643       45,391         45,728

OTHER INCOME:
Trust fees ....................................................................            3,358        3,258          2,976
Service fees on deposit accounts ..............................................            4,138        3,675          3,585
Net gains on investment securities available for sale .........................              472          332            345
Gain (loss) on sale of loans and other assets .................................              722          (53)         1,488
Other .........................................................................            5,464        4,892          3,732
                                                                                         -----------------------------------
TOTAL OTHER INCOME ............................................................           14,154       12,104         12,126

OTHER EXPENSE:
Salaries and employee benefits ................................................           19,425       19,265         18,609
Net occupancy expense .........................................................            2,302        2,132          2,171
Equipment expense .............................................................            2,166        2,208          2,199
Data processing service .......................................................            1,620        1,470          1,521
FDIC insurance premiums .......................................................              165          174            100
Other .........................................................................            9,587        9,134          8,997
                                                                                         -----------------------------------
TOTAL OTHER EXPENSE ...........................................................           35,265       34,383         33,597
                                                                                         -----------------------------------
INCOME BEFORE INCOME TAXES ....................................................           23,532       23,112         24,257
Income tax expense ............................................................            5,877        5,983          6,895
                                                                                         -----------------------------------
NET INCOME ....................................................................          $17,655     $ 17,129        $17,362
                                                                                         ===================================
EARNINGS PER SHARE
Basic .........................................................................          $  2.08     $   1.92        $  1.92
Diluted .......................................................................             2.01         1.87           1.85
Weighted average shares and equivalents:
Basic .........................................................................            8,287        8,725          8,838
Diluted .......................................................................            8,721        9,144          9,315

The accompanying notes are an integral part of these statements.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 21
                                                           ---------------------

                  Omega Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)

                                                              Years Ended December 31, 1999, 2000 and 2001
                                                             ----------------------------------------------

                                                                          Unearned
                                                             Preferred     Compen-      Common      Capital
                                                               Stock       sation        Stock      Surplus
                                                             ----------------------------------------------
Balance at December 31, 1998.......................          $5,000       $(2,875)      $45,686     $ 3,209
Comprehensive income:
  Net income.......................................
  Change in unrealized securities gains, net.......
Total comprehensive income.........................
Common dividends declared--
  $.95 per share...................................
Cash dividends, preferred--$1.80 per share.........
Amortization of unearned compensation..............                           250
Tax benefit from employee stock options............
Tax benefit from preferred stock
  dividends paid to ESOP...........................
Purchase of treasury stock--319,883 shares.........
Exercised employee stock options--
  134,193 shares...................................                                         613       1,616
                                                             ----------------------------------------------
Balance at December 31, 1999.......................           5,000        (2,625)       46,299       4,825
Comprehensive income:
  Net income.......................................
  Change in unrealized securities gains, net.......
Total comprehensive income.........................
Common dividends declared--
  $1.03 per share..................................
Cash dividends, preferred--$1.80 per share.........
Amortization of unearned compensation..............                           250
Tax benefit from employee stock options............
Tax benefit from preferred stock dividends
  paid to ESOP.....................................
Purchase of treasury stock--240,826 shares.........
Exercised employee stock options--
  73,302 shares....................................                                         366       1,119
                                                             ----------------------------------------------
Balance at December 31, 2000.......................           5,000        (2,375)       46,665       5,944
Comprehensive income:
  Net income.......................................
  Change in unrealized securities gains, net.......
Total comprehensive income.........................
Common dividends declared--
  $1.07 per share..................................
Cash dividends, preferred--$1.80 per share.........
Amortization of unearned compensation..............                           250
Tax benefit from employee stock options............
Tax benefit from preferred stock dividends
  paid to ESOP.....................................
Purchase of treasury stock--499,512 shares.........
Exercised employee stock options--
  114,539 shares...................................                                         573       1,912
                                                             ----------------------------------------------

Balance at December 31, 2001.......................          $5,000       $(2,125)      $47,238     $ 7,856
                                                             ==============================================

                                                              Years Ended December 31, 1999, 2000 and 2001
                                                           --------------------------------------------------
                                                                         Accumulated     Cost of
                                                                         Other Com-      Common
                                                           Retained      prehensive       Stock
                                                           Earnings        Income      In Treasury     Total
                                                           --------------------------------------------------
Balance at December 31, 1998.......................        $104,285      $  4,713      $ (6,038)     $153,980
Comprehensive income:
  Net income.......................................          17,362
  Change in unrealized securities gains, net.......                        (3,896)
Total comprehensive income.........................                                                    13,466
Common dividends declared--
  $.95 per share...................................          (8,383)                                   (8,383)
Cash dividends, preferred--$1.80 per share.........            (396)                                     (396)
Amortization of unearned compensation..............                                                       250
Tax benefit from employee stock options............             256                                       256
Tax benefit from preferred stock
  dividends paid to ESOP...........................              80                                        80
Purchase of treasury stock--319,883 shares.........                                     (10,331)      (10,331)
Exercised employee stock options--
  134,193 shares...................................                                                     2,229
                                                           --------------------------------------------------
Balance at December 31, 1999.......................         113,204           817       (16,369)      151,151
Comprehensive income:
  Net income.......................................          17,129
  Change in unrealized securities gains, net.......                           768
Total comprehensive income.........................                                                    17,897
Common dividends declared--
  $1.03 per share..................................          (8,978)                                   (8,978)
Cash dividends, preferred--$1.80 per share.........            (396)                                     (396)
Amortization of unearned compensation..............                                                       250
Tax benefit from employee stock options............              77                                        77
Tax benefit from preferred stock dividends
  paid to ESOP.....................................              72                                        72
Purchase of treasury stock--240,826 shares.........                                      (6,354)       (6,354)
Exercised employee stock options--
  73,302 shares....................................                                                     1,485
                                                           --------------------------------------------------
Balance at December 31, 2000.......................         121,108         1,585       (22,723)      155,204
Comprehensive income:
  Net income.......................................          17,655
  Change in unrealized securities gains, net.......                         3,358
Total comprehensive income.........................                                                    21,013
Common dividends declared--
  $1.07 per share..................................          (8,829)                                   (8,829)
Cash dividends, preferred--$1.80 per share.........            (396)                                     (396)
Amortization of unearned compensation..............                                                       250
Tax benefit from employee stock options............             171                                       171
Tax benefit from preferred stock dividends
  paid to ESOP.....................................              65                                        65
Purchase of treasury stock--499,512 shares.........                                     (13,713)      (13,713)
Exercised employee stock options--
  114,539 shares...................................                                                     2,485
                                                           --------------------------------------------------

Balance at December 31, 2001.......................        $129,774      $  4,943      $(36,436)     $156,250
                                                           ==================================================

The accompanying notes are an integral part of these statements.


-------------------------------
22  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                  Omega Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                     Years Ended December 31,
                                                                                             --------------------------------------
                                                                                                2001          2000          1999
                                                                                             --------------------------------------
Cash flows from operating activities:
  Net income ...........................................................................     $  17,655      $ 17,129      $  17,362
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ......................................................         2,097         2,048          2,221
    Provision for loan losses ..........................................................           500           428          1,060
    Gain on sale of investment securities ..............................................          (212)         (271)          (189)
    Non-monetary exchange of cost-method investments ...................................           (68)          (61)          (156)
    (Gain) loss on sale of fixed assets and other property owned .......................           (47)          (24)             5
    (Gain) loss on sale of loans .......................................................          (675)           80            (83)
    Gain on sale of branch .............................................................            --            --         (1,410)
    Increase in deferred tax asset .....................................................            (1)         (391)          (229)
    Increase in cash surrender value of bank-owned life insurance ......................        (1,092)       (1,013)            --
    Decrease (increase) in interest receivable and other assets ........................         1,451        (1,252)         1,937
    (Decrease) increase in interest payable ............................................          (635)          240             73
    (Decrease) increase in taxes payable ...............................................          (180)          732           (631)
    Amortization of deferred net loan costs (fees) .....................................          (340)          102           (217)
    Deferral of net loan fees ..........................................................           771           112            257
    Increase in accounts payable and accrued expenses ..................................           464           588            338
                                                                                             --------------------------------------
        Total adjustments ..............................................................         2,033         1,318          2,976
                                                                                             --------------------------------------
Net cash provided by operating activities ..............................................        19,688        18,447         20,338
Cash flows from investing activities:
  Proceeds from the sale or maturity of:
    Interest bearing deposits with other financial institutions ........................       230,046        32,284         39,002
    Commercial paper ...................................................................            --            --          5,000
    Investment securities available for sale--sales and maturities .....................        92,020        79,956         80,132
    Investment securities held to maturity--maturities .................................         1,692            --         10,486
  Purchase of:
    Interest bearing deposits with other financial institutions ........................      (260,763)      (32,507)       (38,419)
    Commercial paper ...................................................................            --            --         (4,855)
    Investment securities available for sale ...........................................      (113,104)      (48,240)      (106,739)
    Investment securities held to maturity .............................................          (455)         (104)        (1,212)
  Proceeds from sale of branch .........................................................            --            --          1,000
  Increase in loans ....................................................................       (45,790)      (48,062)       (18,642)
  Gross proceeds from sale of loans ....................................................        36,767            60         22,802
  Capital expenditures .................................................................        (3,078)       (1,472)        (1,118)
  Sale of fixed assets and other property owned ........................................           269           143            644
  Decrease (increase) in federal funds sold ............................................        25,300       (37,775)        16,375
  Purchase of bank-owned life insurance ................................................        (8,000)           --        (20,112)
                                                                                             --------------------------------------
Net cash used in investing activities ..................................................       (45,096)      (55,717)       (15,656)
Cash flows from financing activities:
  Increase (decrease) in deposits, net .................................................        42,166        37,906         (4,743)
  Increase in borrowings, net ..........................................................         2,157        17,122         12,889
  Net change in other interest bearing liabilities .....................................            53            50             15
  Dividends paid .......................................................................        (9,244)       (9,328)        (8,563)
  Tax benefit from preferred stock dividend and stock option activity ..................           236           149            336
  Issuance of common stock .............................................................         2,485         1,485          2,229
  Acquisition of treasury stock ........................................................       (13,713)       (6,354)       (10,331)
                                                                                             --------------------------------------
Net cash provided by (used in) financing activities ....................................        24,140        41,030         (8,168)
                                                                                             --------------------------------------
Net (decrease) increase in cash and due from banks .....................................     $  (1,268)     $  3,760      $  (3,486)
                                                                                             ======================================
Cash and due from banks at beginning of period .........................................     $  40,340      $ 36,580      $  40,066
Cash and due from banks at end of period ...............................................        39,072        40,340         36,580
                                                                                             --------------------------------------
Net (decrease) increase in cash and due from banks .....................................     $  (1,268)     $  3,760      $  (3,486)
                                                                                             ======================================
Interest paid ..........................................................................     $  31,498      $ 30,886      $  27,632
Income taxes paid ......................................................................         5,786         5,496          7,124

The accompanying notes are an integral part of these statements.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 23
                                                           ---------------------

                  Omega Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2001, 2000 and 1999

NATURE OF OPERATIONS

      Omega Financial Corporation is a financial holding company operating primarily in central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of one bank and four non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 43 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, and Bedford counties. Each of Omega's entities are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiary also provides a variety of trust services. Management believes that Omega Financial Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting policies of Omega Financial Corporation and its wholly owned subsidiaries conform to accounting principles generally accepted in the United States and to general industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

      The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as "Omega" or the "Corporation"): Omega Bank, N.A. ("Omega Bank"), Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc. and Central Pennsylvania Real Estate, Inc. All significant intercompany transactions and balances have been eliminated.

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

Investment securities

      Investment securities within the Corporation's investment portfolio are classified as available for sale or held to maturity. Prior to April 1, 1999, the determination as to which portfolio to hold each security was made at the time of purchase, based on management's intent. All equity investments were classified as available for sale. Debt securities were classified as available for sale when the intent was for the security to be available to be used for strategic asset/liability management purposes such as to manage interest rate risk, prepayment risk, or liquidity needs. Securities were classified as held to maturity when it was management's intent to hold such securities until maturity. On April 1, 1999, Omega adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." Upon adoption, SFAS No. 133 allowed an institution to perform a one-time reclassification of securities from the held to maturity portfolio into the available for sale or trading portfolios without calling into question the intent of the company to hold the remaining securities in the held to maturity category to maturity. At the date of adoption, Omega transferred investment securities with a cost basis of $102,672,000 from the held to maturity to the available for sale portfolio. As a result of this transfer, Omega realized an increase in accumulated other comprehensive income of $425,000, which is reflected as a cumulative effect of a change in accounting principle (See Note
18). Since April 1, 1999, one hundred percent of marketable investment securities are classified as available for sale. All other securities are classified as held to maturity.

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


-------------------------------
24  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

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

Allowance for loan losses

      For financial reporting purposes, the provision for loan losses charged to current operating income is based on management's estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known. The adequacy of the level of the reserve is determined by a continuing review of the composition and growth of the loan portfolio, overall portfolio quality, specific problem loans, prior loan loss experience and current economic conditions that may affect a borrower's ability to pay. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.

Other real estate owned and held for investment

      Assets acquired in settlement of mortgage loan indebtedness are recorded as a part of other real estate owned and held for investment and are included in other assets at the lower of the estimated value of the asset (fair value minus estimated costs to sell) or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as appropriate. No depreciation or amortization expense is recognized. At December 31, 2001 and 2000, the carrying value of other real estate owned and held for investment was $274,000 and $200,000, respectively.

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

Accounting pronouncements not yet adopted

      In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement will be adopted by the Corporation on January 1, 2002. The adoption of SFAS No.142 will result in the Corporation's discontinuation of amortization of its goodwill and intangible assets. The adoption of SFAS 142 will not have a material impact on the Corporation's financial position or its results of operations.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 25
                                                           ---------------------

      In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, this Statement retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for segments of a business to be disposed of, but retains the requirement of Opinion 30 to report discontinued operations separately from continuing operations. SFAS No. 144 extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in a distribution to owners) or is classified as held for sale. The provisions of this statement will be adopted by the Corporation on January 1, 2002. The adoption of SFAS No. 144 will not have a material impact on the Corporation's financial position or its results of operations.

(2)   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of estimated fair values of Omega's financial instruments. The following describes the estimated fair value of the Corporation's financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.

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

      Cash and due from banks, interest bearing deposits with other financial institutions and Federal funds sold--The carrying amounts approximate fair value due to the short-term nature of these instruments.

      Investment securities--The fair value of investment securities is determined by reference to quoted market prices or dealer quotes (see Note 4).

      Commercial, financial and agricultural loans--These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a positive spread of approximately 50 to 250 basis points at December 31, 2001 and a negative spread of 75 to 125 basis points at December 31, 2000. Loans tied to the U.S. Treasury rate carry a spread of approximately 325 basis points at December 31, 2001 and a spread of 390 to 415 basis points at December 31, 2000. Estimated fair value for commercial real estate and construction loans is determined on the same basis as the commercial loans listed above.

      Real estate mortgage loans--This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 275 basis points at December 31, 2001 and a spread of 225 to 290 basis points at December 31, 2000. The current market rate for fixed rate mortgages ranged from 7.00% to 7.75% at December 31, 2001 and from 7.30% to 8.15% at December 31, 2000.

      Home equity loans--This category is comprised primarily of fixed rate loans, but does include home equity lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of approximately 45 to 225 basis points as of December 31, 2001 and 175 to 245 basis points as of December 31, 2000. Home equity lines of credit are on a floating basis and approximate current market rates.

      Personal loans and lease financing--This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48 month automobile loan plus a spread of 10-375 basis points as of December 31, 2001 and a spread of approximately 100 basis points as of December 31, 2000. Personal lines of credit are on a floating basis and approximate current market rates.


-------------------------------
26  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Demand and savings accounts--The fair value of these deposits is the amount payable on demand. In accordance with SFAS No. 107, fair value does not include the value of Omega's long-term relationships with its depositors or the value associated with possessing this relatively inexpensive source of funds that may be available for a considerable length of time.

      Time deposits--The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of positive 10 to 40 basis points at December 31, 2001 and a spread of negative 100 to positive 60 basis points at December 31, 2000.

      Short-term borrowings and long-term debt--The fair value of long-term debt is determined by discounting the contractual cash flows at rates which approximate the current FHLB borrowing rate. As of December 31, 2001 the appropriate FHLB borrowing rate was 5.58%. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.

      ESOP debt--The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to Omega for debt with similar terms and remaining maturities.

      Other interest bearing liabilities--The total amount in this category reprices semi-annually as of January 1 and July 1; therefore, fair value approximates carrying value as of December 31, 2001.

      Interest receivable and interest payable--The carrying amounts approximate fair value due to the short-term nature of these instruments.

--------------------------------------------------------------------------------
                              Financial Instruments
                                 (in thousands)

                                                                        December 31, 2001                   December 31, 2000
                                                                --------------------------------------------------------------------
                                                                    Book            Estimated            Book            Estimated
                                                                    Value           Fair Value           Value           Fair Value
                                                                --------------------------------------------------------------------
Cash and due from banks ................................        $    39,072         $   39,072        $    40,340         $   40,340
Interest bearing deposits ..............................             31,812             31,812              1,095              1,095
Federal funds sold .....................................             14,450             14,450             39,750             39,750
Investment securities held to maturity .................              3,851              3,851              5,044              5,044
Investment securities available for sale ...............            263,501            263,501            237,335            237,335
Loans (net of unearned interest):
  Commercial, financial and agricultural ...............            123,938            124,435            118,686            117,758
  Real estate--commercial ..............................            262,613            268,183            229,294            227,895
  Real estate--construction ............................             20,736             20,990             18,305             18,070
  Real estate--mortgage ................................            194,422            195,773            206,864            204,909
  Home equity ..........................................             92,271             96,807             98,725             99,242
  Personal .............................................             65,871             66,195             78,797             77,966
  Lease financing ......................................                503                493              1,314              1,301
  Allowance for loan losses ............................            (11,224)                --            (11,622)                --
                                                                --------------------------------------------------------------------
Total loans ............................................            749,130            772,876            740,363            747,141
Interest receivable ....................................              7,544              7,544              8,657              8,657
                                                                --------------------------------------------------------------------
Total financial assets .................................        $ 1,109,360         $1,133,106        $ 1,072,584         $1,079,362
                                                                ====================================================================
Demand deposits ........................................        $   339,294         $  339,294        $   320,236         $  320,236
Savings deposits .......................................            168,529            168,529            147,933            147,933
Time deposits ..........................................            423,844            429,139            421,332            423,680
Short-term borrowings ..................................             37,572             37,572             45,754             45,754
ESOP debt ..............................................              3,110              3,321              3,369              3,306
Long-term debt .........................................             17,234             17,904              6,895              7,121
Other interest bearing liabilities .....................                703                703                650                651
Interest payable .......................................              1,444              1,444              2,482              2,482
                                                                --------------------------------------------------------------------
Total financial liabilities ............................        $   991,730         $  997,906        $   948,651         $  951,163
                                                                ====================================================================

(3)   RESTRICTIONS ON CASH AND DUE FROM BANKS

      Omega's banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $2,700,000 and $11,350,000 as of December 31, 2001 and 2000, respectively.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 27
                                                           ---------------------

(4) INVESTMENT SECURITIES (In Thousands)

                                                                                           December 31, 2001
                                                                                   ------------------------------------------------
Securities classified as Held to Maturity                                                                       Gross      Gross
                                                                   Amortized        Market      Weighted     Unrealized  Unrealized
Type and maturity                                                    Cost           Value      Avg. Yield       Gains      Losses
-----------------------------------------------------------------------------------------------------------------------------------
Investment in low income housing projects .................        $    694        $    694      N/M            $   --     $  --
Non-marketable stock ......................................           3,157           3,157      N/M                --        --
                                                                   ----------------------------------------------------------------
Total .....................................................        $  3,851        $  3,851      N/M            $   --     $  --
                                                                   ================================================================

                                                                                            December 31, 2001
                                                                   ----------------------------------------------------------------
Securities classified as Available for Sale                                                                     Gross       Gross
                                                                   Amortized        Market      Weighted     Unrealized  Unrealized
Type and maturity                                                    Cost           Value      Avg. Yield       Gains      Losses
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
  Within one year .........................................        $ 43,716        $ 44,267       6.25%         $  551     $  --
  After one year but within five years ....................          70,545          72,221       4.67           1,676        --
  After five years but within ten years ...................              --              --         --              --        --
  After ten years .........................................              --              --         --              --        --
Obligations of state and political subdivisions
  Within one year .........................................          21,576          21,873       6.39             297        --
  After one year but within five years ....................          85,116          86,547       5.85           1,431        --
  After five years but within ten years ...................             691             685       5.94              --        (6)
  After ten years .........................................              --              --         --              --        --
Corporate and other securities
  Within one year .........................................          10,957          11,138       6.33             182        (1)
  After one year but within five years ....................           8,472           8,638       6.08             214       (48)
  After five years but within ten years ...................              10              10       4.94              --        --
  After ten years .........................................              --              --         --              --        --
Mortgage-backed securities
  Within one year .........................................             192             193       6.32               1        --
  After one year but within five years ....................           6,142           6,305       6.91             163        --
  After five years but within ten years ...................              --              --         --              --        --
  After ten years .........................................           1,686           1,734       7.25              48        --
Common stock ..............................................           6,804           9,890        N/M           3,152       (66)
                                                                   ----------------------------------------------------------------
Total .....................................................        $255,907        $263,501       5.70%         $7,715     $(121)
                                                                   ================================================================


-------------------------------
28  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                                                                                              December 31, 2000
                                                                     ---------------------------------------------------------------
Securities classified as Held to Maturity                                                                      Gross        Gross
                                                                     Amortized       Market      Weighted    Unrealized   Unrealized
Type and maturity                                                       Cost         Value      Avg. Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------
Investment in low income housing projects ....................       $    643       $    643        N/M        $   --      $    --
Non-marketable stock .........................................          4,401          4,401        N/M            --           --
                                                                     ---------------------------------------------------------------
Total ........................................................       $  5,044       $  5,044        N/M        $   --      $    --
                                                                     ===============================================================

                                                                                              December 31, 2000
                                                                     ---------------------------------------------------------------
Securities classified as Available for Sale                                                                    Gross        Gross
                                                                     Amortized       Market      Weighted    Unrealized   Unrealized
Type and maturity                                                       Cost         Value      Avg. Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
  Within one year ............................................       $ 52,094       $ 52,082       5.65%       $   40      $   (52)
  After one year but within five years .......................         43,622         44,027       6.31           421          (16)
  After five years but within ten years ......................             --             --         --            --           --
  After ten years ............................................             --             --         --            --           --
Obligations of state and political subdivisions
  Within one year ............................................          8,219          8,231       6.64            14           (2)
  After one year but within five years .......................         67,432         67,440       6.16           200         (192)
  After five years but within ten years ......................          1,406          1,389       6.05            --          (17)
  After ten years ............................................             --             --         --            --           --
Corporate and other securities
  Within one year ............................................         16,608         16,580       5.88             4          (32)
  After one year but within five years .......................         18,660         18,784       6.65           175          (51)
  After five years but within ten years ......................          2,397          2,403       6.22            13           (7)
  After ten years ............................................             --             --         --            --           --
Mortgage-backed securities
  Within one year ............................................            547            546       5.50            --           (1)
  After one year but within five years .......................         11,702         11,746       7.08            47           (3)
  After five years but within ten years ......................            260            259       4.63            --           (1)
  After ten years ............................................          5,092          5,148       7.11            62           (6)

Common stock .................................................          6,868          8,700        N/M         2,554         (722)
                                                                     ---------------------------------------------------------------
Total ........................................................       $234,907       $237,335       6.17%       $3,530      $(1,102)
                                                                     ===============================================================

                                                                                              December 31, 1999
                                                                     ---------------------------------------------------------------
Securities classified as Held to Maturity                                                                      Gross        Gross
                                                                     Amortized       Market      Weighted    Unrealized   Unrealized
Type and maturity                                                       Cost         Value      Avg. Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------
Investment in low income housing projects ....................       $    592       $    592        N/M        $   --      $    --
Non-marketable stock .........................................          4,359          4,409        N/M            50           --
                                                                     ---------------------------------------------------------------
Total ........................................................       $  4,951       $  5,001        N/M        $   50      $    --
                                                                     ===============================================================


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 29
                                                           ---------------------

                                                                                             December 31, 1999
                                                                     ---------------------------------------------------------------
Securities classified as Available for Sale                                                                     Gross       Gross
                                                                     Amortized       Market      Weighted    Unrealized   Unrealized
Type and maturity                                                       Cost         Value      Avg. Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
  Within one year ............................................       $ 43,557       $ 43,443       5.62%       $   12      $  (126)
  After one year but within five years .......................         76,180         75,303       5.73            --         (877)
  After five years but within ten years ......................             --             --         --            --           --
  After ten years ............................................             --             --         --            --           --
Obligations of state and political subdivisions
  Within one year ............................................          3,608          3,611       6.37             3           --
  After one year but within five years .......................         73,250         72,215       6.21            64       (1,099)
  After five years but within ten years ......................          3,333          3,199       6.05             1         (135)
  After ten years ............................................            190            190       6.33            --           --
Corporate and other securities
  Within one year ............................................         10,594         10,574       6.17            17          (37)
  After one year but within five years .......................         31,473         31,262       6.11            51         (262)
  After five years but within ten years ......................          4,968          4,836       5.75            --         (132)
  After ten years ............................................            100            101       6.68             1           --
Mortgage-backed securities
  Within one year ............................................          3,084          3,081       6.36            --           (3)
  After one year but within five years .......................          2,356          2,346       6.24             1          (11)
  After five years but within ten years ......................          2,762          2,756       5.90             6          (12)
  After ten years ............................................          4,252          4,239       5.70            11          (24)

Common stock .................................................          6,766         10,562        N/M         3,998         (202)
                                                                     ---------------------------------------------------------------
Total ........................................................       $266,473       $267,718       5.94%       $4,165      $(2,920)
                                                                     ===============================================================

N/M = Not meaningful

      Investment yields were computed on a tax equivalent basis (using a 35% tax rate) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

      Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $105,567,000, $106,659,000 and $107,690,000 at December 31, 2001, 2000 and 1999,
respectively.

      In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                      Years Ended December 31,
                                                   -----------------------------
                                                    2001        2000       1999
                                                   -----------------------------
Gross proceeds from securities transactions ... $93,712 $79,956 $90,618 Securities available for sale:
  Realized gains ..............................        312        575        286
  Realized losses .............................        247         --         97

(5)   LOANS

      Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                                   December 31,
                                                            ------------------------------------------------------------
                                                             2001          2000         1999         1998         1997
                                                            ------------------------------------------------------------
Commercial, financial and agricultural .............        $123,938     $118,686     $107,093     $ 97,901     $126,740
Real estate--commercial ............................         262,613      229,294      204,809      198,987      141,485
Real estate--construction ..........................          20,736       18,305       16,039       15,890       21,167
Real estate--mortgage ..............................         194,422      206,864      200,561      227,846      212,780
Home equity ........................................          92,271       98,725       91,711       83,800       63,905
Personal ...........................................          65,871       78,797       82,079       95,060      121,813
Lease financing ....................................             544        1,437        2,949        4,001        4,971
                                                            ------------------------------------------------------------
Total ..............................................        $760,395     $752,108     $705,241     $723,485     $692,861
                                                            ============================================================


-------------------------------
30  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Non-accrual loans at December 31, 2001 and 2000 were $2,327,000 and $1,503,000, respectively, representing .31% and .20% of loans. Interest income not recorded on non-accrual loans in 2001, 2000 and 1999 was $156,000, $191,000 and $268,000, respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $239,000 in 2001, of which $83,000 was included in interest income for the year ended December 31, 2001.

(6)   ALLOWANCE FOR LOAN LOSSES

      A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                                            Years Ended December 31,
                                                                            -------------------------------------------------------
                                                                              2001       2000        1999        1998        1997
                                                                            -------------------------------------------------------
Balance of allowance--beginning of period ..............................    $11,622     $11,865     $11,772     $11,793     $11,820
Loans charged off:
  Commercial, financial and agricultural ...............................        188         329         465         463          70
  Real estate--
    Commercial .........................................................        403         114         154         283         348
    Mortgage ...........................................................         40          --          --          --          --
  Personal .............................................................        595         398         509         682         984
                                                                            -------------------------------------------------------
      Total charge-offs ................................................      1,226         841       1,128       1,428       1,402
Recoveries of loans previously charged off:
  Commercial, financial and agricultural ...............................         28          45          63         146         225
  Real estate--
    Commercial .........................................................        236           6          15          96           6
    Mortgage ...........................................................          3          --          --          --          --
  Personal .............................................................         61         119          83         105         114
                                                                            -------------------------------------------------------
      Total recoveries .................................................        328         170         161         347         345
                                                                            -------------------------------------------------------
Net charge-offs ........................................................        898         671         967       1,081       1,057
Provision for loan losses ..............................................        500         428       1,060       1,060       1,030
                                                                            -------------------------------------------------------
Balance of allowance--end of period ....................................    $11,224     $11,622     $11,865     $11,772     $11,793
                                                                            =======================================================
Ratio of net charge-offs during period to average loans outstanding ....       0.12%       0.09%       0.14%       0.15%       0.15%
                                                                            =======================================================

      As of December 31, 2001, 2000 and 1999, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $1,923,000, $336,000 and $1,237,000, respectively.
The total allowance for loan losses related to those impaired loans is $836,000, $132,000 and $374,000, at December 31, 2001, 2000 and 1999, respectively. As of
December 31, 2001, the recorded investment on impaired loans exceeded associated collateral fair value by $664,000. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.

(7)   PREMISES AND EQUIPMENT

      Premises and equipment consist of the following (in thousands):

                                                               December 31,
                                          Estimated      ----------------------
                                         Useful Life       2001          2000
                                         --------------------------------------
Land .............................               --      $  2,143       $ 2,188
Premises and leasehold
  improvements ...................       5-40 years        19,432        18,753
Furniture, computer
  software and equipment .........       3-20 years        21,257        19,806
Construction in progress .........               --         1,331           500
                                         --------------------------------------
                                                           44,163        41,247
Less: accumulated
  depreciation ...................                        (28,600)      (26,963)
                                         --------------------------------------
                                                         $ 15,563       $14,284
                                         ======================================

      Depreciation expense on premises and equipment charged to operations was $1,738,000 in 2001, $1,836,000 in 2000 and $1,913,000 in 1999.

(8)   BORROWINGS

      Borrowings consist of the following (in thousands):

                                                                December 31,
                                                           ---------------------
                                                            2001           2000
                                                           ---------------------
Short-Term Borrowings:
Retail repurchase agreements .......................       $16,072       $19,254
Notes payable to Federal Home Loan Bank,
  with fixed rates .................................        16,500        16,500
Note payable to Federal Home Loan Bank,
  with variable rate payable at prime minus
  283 basis points ...................................       5,000         5,000
Note payable to Federal Home Loan Bank,
  with variable rate payable at 3 Month
  Libor plus 5 basis points ..........................          --         5,000
                                                           ---------------------
                                                           $37,572       $45,754
                                                           ---------------------
Long-Term Debt:
Notes payable to Federal Home Loan Bank,
  with fixed rates .................................       $12,234       $ 6,895
Note payable to Federal Home Loan Bank,
  with variable rate payable at Libor plus
  8 basis points .....................................       5,000            --
                                                           ---------------------
                                                           $17,234       $ 6,895
                                                           ---------------------


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 31
                                                           ---------------------

      Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt and are collateralized by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

      The fixed rate short-term notes payable, as of December 31, 2001, in the amount of $16,500,000 with the Federal Home Loan Bank are scheduled to mature between January and February of 2002 and were initiated to match fund commercial loans. The remaining $5,000,000 Federal Home Loan Bank short-term note payable will mature in April 2002, with the full principal balance payable upon maturity and were initiated to provide additional liquidity.

      Omega's total borrowing capacity with the Federal Home Loan Bank of Pittsburgh was $46,390,000 as of December 31, 2001. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $334,048,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

      Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $25,000,000 and $23,000,000 in 2001 and 2000, respectively, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 2001 or December 31, 2000 under these credit facilities.

--------------------------------------------------------------------------------

(9)   CALCULATION OF EARNINGS PER SHARE

      The following table shows the calculation of earnings per share for the years ended December 31, 2001, 2000 and 1999 (in thousands, except per share data).

                                                                             Years Ended December 31,
                                                ------------------------------------------------------------------------------
                                                                2001                                       2000
                                                ------------------------------------------------------------------------------
                                                  Income       Shares        Per-Share     Income        Shares      Per-Share
                                                Numerator   Denominator        Amount     Numerator    Denominator     Amount
                                                ------------------------------------------------------------------------------
Net income..................................    $17,655                                    $17,129
Less: Preferred stock dividends.............       (396)                                      (396)
                                                -------                                    -------
Basic EPS
Income available to
  common shareholders.......................     17,259         8,287          $2.08        16,733        8,725        $1.92
                                                                               =====                                   =====
Effect of Dilutive Securities
Impact of:
  Assumed conversion of preferred to
     common stock...........................                      346                                       346
  Assumed exercises of
     outstanding options....................                       88                                        73
  Preferred stock dividends available
     to common shareholders.................        396                                        396
  Elimination of tax benefit of
     allocated preferred dividends..........        (73)                                       (66)
  Additional expense required to
     fund ESOP debt.........................        (16)                                       (26)
                                                --------------------                       --------------------
Diluted EPS
Income available to common share-
  holders plus assumed conversions..........    $17,566         8,721          $2.01       $17,037        9,144        $1.87
                                                ==============================================================================

                                                         Years Ended December 31,
                                                ---------------------------------------
                                                                  1999
                                                ---------------------------------------
                                                      Income       Shares     Per-Share
                                                    Numerator    Denominator   Amount
                                                ---------------------------------------
Net income..................................         $17,362
Less: Preferred stock dividends.............            (396)
                                                     -------
Basic EPS
Income available to
  common shareholders.......................          16,966         8,838       $1.92
                                                                                 =====
Effect of Dilutive Securities
Impact of:
  Assumed conversion of preferred to
    common stock............................                           346
  Assumed exercises of
    outstanding options.....................                           131
  Preferred stock dividends available
    to common shareholders..................             396
  Elimination of tax benefit of
    allocated preferred dividends...........             (59)
  Additional expense required to
    fund ESOP debt..........................             (44)
                                                     ---------------------
Diluted EPS
Income available to common share-
  holders plus assumed conversions..........         $17,259         9,315       $1.85
                                                =======================================

(10)  OPERATING LEASE OBLIGATIONS

      The Corporation has entered into a number of leasing arrangements that are classified as operating leases. The operating leases are for several branch locations, automatic teller machines (ATM) and computer equipment. The majority of the branch location and ATM leases are renewable at the Corporation's option. In addition, future rental payments on many of the branch and ATM leases are subject to change in relation to fluctuations in the Consumer Price Index. Future minimum lease commitments are based on current rental payments.

      The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2001 (in thousands):

Years ending December 31,
--------------------------------------------------------------------------------
2002...........................................................           $  325
2003...........................................................              282
2004...........................................................              234
2005...........................................................              224
2006...........................................................              204
Later years....................................................              960
                                                                          ------
Total minimum payments required................................           $2,229
                                                                          ======


-------------------------------
32  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Rental expense charged to operations, net of sublease income, was $201,000, $125,000 and $133,000 in 2001, 2000 and 1999, respectively, which includes short-term cancellable leases.

(11)  INCOME TAXES

      The components of income tax expense for the three years ended December 31, 2001 were (in thousands):

                                                   2001       2000        1999
                                                  -----------------------------
Current tax expense .....................         $5,857    $ 6,210     $ 6,994
Deferred tax expense ....................             20       (227)        (99)
                                                  -----------------------------
Total tax expense .......................         $5,877    $ 5,983     $ 6,895
                                                  =============================

      Income tax expense related to realized securities gains was $23,000 in 2001, $201,000 in 2000 and $66,000 in 1999.

      The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                   Years Ended December 31,
                                                -------------------------------
                                                2001         2000         1999
                                                -------------------------------
Federal tax at statutory rate ...........       35.0%        35.0%        35.0%
Tax exempt income .......................       (7.5)        (6.7)        (5.9)
Bank-owned life insurance earnings ......       (1.6)        (1.5)          --
Low income housing credits ..............       (0.4)        (0.4)        (0.4)
Other, net ..............................       (0.5)        (0.4)        (0.3)
                                                -------------------------------
Effective rate ..........................       25.0%        26.0%        28.4%
                                                ===============================

      Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2001 and 2000. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                               December 31,
                                                         ----------------------
                                                           2001           2000
                                                         ----------------------
Deferred Tax Assets
  Loan loss reserve ..............................       $ 3,928        $ 4,068
  Deferred compensation ..........................           990            845
  Employee benefits ..............................           419            426
  Interest on non-accrual loans ..................            40             50
  Other ..........................................             3              3
                                                         ----------------------
    Total ........................................         5,380          5,392
Deferred Tax Liabilities
  Depreciation ...................................           (98)          (116)
  Unrealized net gains on securities .............        (2,858)          (907)
  Auto leases (net) ..............................          (242)          (357)
  Low income housing investments .................          (189)          (172)
  Other ..........................................          (387)          (376)
                                                         ----------------------
    Total ........................................        (3,774)        (1,928)
                                                         ----------------------
Net deferred tax asset included
  in other assets ................................       $ 1,606        $ 3,464
                                                         ======================

      Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.

--------------------------------------------------------------------------------

(12)  EMPLOYEE BENEFIT PLANS

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

                                                                   2001         2000            1999
-----------------------------------------------------------------------------------------------------
Net income
  As reported ...........................................         $17,655      $17,129        $17,362
  Pro forma .............................................          16,904       16,437         16,705
Basic earnings per share
  As reported ...........................................         $  2.08      $  1.92        $  1.92
  Pro forma .............................................            1.99         1.84           1.85
Diluted earnings per share
  As reported ...........................................         $  2.01      $  1.87        $  1.85
  Pro forma .............................................            1.92         1.79           1.78

      The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 33
                                                           ---------------------

      These computations were derived using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2001, 2000 and 1999:

                                                           Employee                   Employee                  Director
                                                      Stock Purchase Plan     Stock Option Plan (1996)      Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
Options Granted in 2001
  Expected life of options.......................           1 year                    6 years                   6 years
  Risk-free interest rate........................            2.20%                      4.45%                     4.45%
  Expected volatility............................           54.92%                     33.66%                    33.66%
  Expected dividend yield........................            3.79%                      3.79%                     3.79%

                                                           Employee                   Employee                  Director
                                                      Stock Purchase Plan     Stock Option Plan (1996)      Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
Options Granted in 2000
  Expected life of options.......................           1 year                    6 years                   6 years
  Risk-free interest rate........................            5.50%                      5.09%                     5.09%
  Expected volatility............................           50.83%                     25.62%                    25.62%
  Expected dividend yield........................            3.38%                      3.38%                     3.38%

                                                           Employee                   Employee                  Director
                                                      Stock Purchase Plan     Stock Option Plan (1996)      Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
Options Granted in 1999
  Expected life of options.......................           1 year                    6 years                   6 years
  Risk-free interest rate........................            5.96%                      6.44%                     6.44%
  Expected volatility............................           13.99%                     15.35%                    15.35%
  Expected dividend yield........................            2.76%                      2.76%                     2.76%

      The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2006. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. All ESPP options outstanding at December 31, 2001 have current exercise prices between $24.30 and $28.85 and a weighted average remaining contractual life of 3.61 years. All of these options are exercisable.

      The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2011. The aggregate number of shares that may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 2001 have exercise prices between $10.00 and $33.50, with a weighted average exercise price of $25.58 and a weighted average remaining contractual life of
5.86 years. 392,593 of these options are exercisable; their weighted average exercise price is $25.36.

      The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2011. The aggregate number of shares that may be issued upon the exercise of options under this plan is 30,000. DSOP options outstanding at December 31, 2001 have exercise prices between $16.33 and $38.13, with a weighted average exercise price of $27.95 and a weighted average remaining contractual life of 6.41 years. 17,200 of these options are exercisable; their weighted average exercise price is $27.66.


-------------------------------
34  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      A summary of the status of Omega's four stock-based compensation plans as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

                                                           2001                      2000                        1999
                                                    -------------------------------------------------------------------------------
                                                                  Weighted                  Weighted                    Weighted
                                                                  Average                    Average                     Average
Employee Stock Purchase Plan                         Shares    Exercise Price   Shares    Exercise Price   Shares    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year .............       194,696       $24.30       190,080       $25.65       183,423       $27.01
Granted ......................................        68,021        28.85        68,350        24.30        82,670        25.65
Exercised ....................................       (67,159)       24.89       (59,152)       22.16       (73,997)       24.80
Forfeited ....................................        (5,911)       25.00        (4,582)       27.22        (2,016)       28.61
                                                    --------                   --------                   --------
Outstanding at end of year ...................       189,647        27.02       194,696        24.30       190,080        25.65
                                                    ========                   ========                   ========
Options exercisable at year-end ..............       189,647                    194,696                    190,080
Weighted average fair value of
  options granted during the year ............      $  10.10                   $   8.56                   $   6.23

                                                           2001                      2000                        1999
                                                    -------------------------------------------------------------------------------
                                                                  Weighted                  Weighted                    Weighted
                                                                  Average                    Average                     Average
Employee Stock Option Plans                          Shares    Exercise Price   Shares    Exercise Price   Shares    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year .............       443,677       $24.56       393,496       $23.52       380,065       $20.63
Granted ......................................        65,074        27.00        71,487        28.50        75,877        30.25
Exercised ....................................       (48,834)       17.76       (16,806)       15.14       (60,196)       13.54
Forfeited ....................................        (4,750)       30.08        (4,500)       31.00        (2,250)       30.25
                                                    --------                   --------                   --------
Outstanding at end of year ...................       455,167        25.58       443,677        24.56       393,496        23.52
                                                    ========                   ========                   ========
Options exercisable at year-end ..............       392,593                    374,440                    319,869
Weighted average fair value of options
  granted during the year ....................      $   7.14                   $   6.60                   $   6.40

                                                           2001                      2000                        1999
                                                    -------------------------------------------------------------------------------
                                                                  Weighted                  Weighted                    Weighted
                                                                  Average                    Average                     Average
Director Stock Option Plan                          Shares    Exercise Price   Shares    Exercise Price   Shares    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year .............        18,900       $27.49        15,400       $28.06        11,900       $25.87
Granted ......................................         3,000        29.65         3,500        25.00         3,500        35.50
Exercised ....................................          (900)       18.28            --           --            --           --
Forfeited ....................................          (800)       34.42            --           --            --           --
                                                    --------                   --------                   --------
Outstanding at end of year ...................        20,200        27.95        18,900        27.49        15,400        28.06
                                                    ========                   ========                   ========

Options exercisable at year-end ..............        17,200                     15,400                     11,900
Weighted average fair value of options
  granted during the year ....................      $   7.69                   $   5.76                   $   7.51

Omega Employee Stock Ownership Plan

      Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 2001, 2000 and 1999, expenses incurred under this plan were $1,380,000, $1,537,000 and $1,515,000, respectively. The level of annual contributions is based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 2001, $93,000 was applied to debt service, and no Omega common stock was acquired. In 2000, 54,724 shares of Omega common stock were acquired at a cost of $1,436,000 and $93,000 was applied to debt service. At December 31, 2001 the ESOP holds 507,459 shares of Omega common stock and 219,781 shares of preferred stock. Of the preferred stock, 126,752 of the shares have been allocated to participants of the plan as of December 31, 2001, based upon principal repayment of the debt outstanding. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 35
                                                           ---------------------

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

      In order to meet the future annual debt service of $489,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 2001, the debt service required was $489,000, of which $229,000 represented interest expense incurred by the ESOP. In 2000, the debt service required was $489,000, of which $247,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 2001 was $3,110,000. Scheduled principal repayments on the ESOP debt are as follows:

2002.......................................................           $  278,000
2003.......................................................              298,000
2004.......................................................              319,000
2005.......................................................              342,000
2006.......................................................              367,000
Later years................................................            1,506,000

Defined Contribution Plan

      Omega maintains a defined contribution plan for eligible employees as defined. Employer contributions to the plan totaled $160,000, $162,000 and $152,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan ("SERP") is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the two officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP. At December 31, 2001 the liability for these future obligations was $2,125,000 as compared to December 31, 2000 when the liability was $1,765,000. For the years ended December 31, 2001, 2000 and 1999, $383,000, $383,000 and $129,000, respectively, was charged to operations in connection with this program.

(13) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

      The Corporation had outstanding loan origination commitments aggregating $68,893,000 and $43,554,000 at December 31, 2001 and 2000, respectively. In addition, the Corporation had $86,474,000 and $93,832,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2001 and 2000, respectively.

      There were no financial guarantees or options outstanding at December 31, 2001. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counter party.


-------------------------------
36  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2001 and 2000, standby letters of credit issued and outstanding amounted to $16,413,000 and $18,026,000, respectively.

      As of December 31, 2001, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central Pennsylvania.

(14)  COMMITMENTS AND CONTINGENT LIABILITIES

      In 1998, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if it is cancelled prior to the end of the commitment period by the Corporation.

      The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business, and in management's opinion, the financial position and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings.

(15)  SHAREHOLDERS' EQUITY

      Five million shares of preferred stock with a par value of $5.00 per share are authorized for issuance. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series.

      There are 219,781 shares of Class A cumulative convertible preferred stock issued to Omega's Employee Stock Ownership Plan (ESOP) for a total of $5,000,000. The preferred stock is convertible into Omega's common stock at the current rate of 1.575 common shares for one preferred share in certain events. The preferred stock is restricted to the ESOP and can be redeemed by the Corporation at any time. Dividends on the preferred stock are fixed at $1.80 per share per year, and are required to be paid prior to any dividend payments on the common stock. The preferred stock has preference in liquidation over the common stock in the amount of $22.75 per share, plus all dividend arrearages, prior to payments to common shareholders. Full voting rights are held by the preferred stock owner.

      During the second quarter of 2000, Omega announced a Board-approved share repurchase program. Omega was authorized to buy back up to 5% of its common stock over a twelve-month period. The program could be discontinued at any time. On May 23, 2000, when the repurchase program was initiated, there were 8,817,427 common shares outstanding, with 440,871 shares eligible to be repurchased through this program. As of December 31, 2000, 228,526 shares had been repurchased under this program, representing 52% of the approved level.

      In January of 2001, the stock repurchase program was completed after reaching 100% of the approved level. Subsequently, the Board approved a new share repurchase program to begin on February 26, 2001, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,356,887 common shares outstanding, with 835,689 shares eligible to be repurchased. This program remained in effect through December 31, 2001, at which time 239,212 shares had been repurchased, or 29% of the limit.

(16)  BANK-OWNED LIFE INSURANCE

      In December of 1999, Omega purchased bank-owned life insurance (BOLI) in the amount of $20,112,000. In December of 2001, an additional $8,000,000 was added to the BOLI investment. Cash surrender value of the BOLI, included in other assets at December 31, 2001 and December 31, 2000 was $30,216,000 and $21,124,000, respectively. The cash surrender value on the BOLI increased by $1,092,000 in 2001, as compared to $1,028,000 in 2000. These earnings are included with other non-interest income.

(17)  SUBSEQUENT EVENTS

      In January of 2002, the Board approved a new share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,222,010 common shares outstanding with 822,201 shares eligible to be repurchased. This program will remain in effect through December 31, 2002, or until the 10% limit is reached, however, it may be discontinued at any time.


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 37
                                                           ---------------------

(18)  COMPREHENSIVE INCOME

      Components of other comprehensive income (loss) consist of the following (in thousands):

                                                                                                  Year Ended December 31, 2001
                                                                                          ------------------------------------------
                                                                                          Before Tax    Tax (Expense)     Net-of-Tax
                                                                                             Amount       or Benefit        Amount
                                                                                          ------------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period ............................         $ 5,639          $(1,974)        $ 3,665
  Less reclassification adjustment for gains included in net income .............            (472)             165            (307)
                                                                                          ------------------------------------------
Other comprehensive income ......................................................         $ 5,167          $(1,809)        $ 3,358
                                                                                          ==========================================

                                                                                                  Year Ended December 31, 2000
                                                                                          ------------------------------------------
                                                                                          Before Tax    Tax (Expense)     Net-of-Tax
                                                                                             Amount       or Benefit        Amount
                                                                                          ------------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period ............................         $ 1,514          $  (530)        $   984
  Less reclassification adjustment for gains included in net income .............            (332)             116            (216)
                                                                                          ------------------------------------------
Other comprehensive income ......................................................         $ 1,182          $  (414)        $   768
                                                                                          ==========================================

                                                                                                  Year Ended December 31, 1999
                                                                                          ------------------------------------------
                                                                                          Before Tax    Tax (Expense)     Net-of-Tax
                                                                                             Amount       or Benefit        Amount
                                                                                          ------------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding losses arising during the period ...........................         $(6,301)         $ 2,205         $(4,096)
  Cumulative effect of change in accounting principle ...........................             653             (228)            425
  Less reclassification adjustment for gains included in net income .............            (346)             121            (225)
                                                                                          ------------------------------------------
Other comprehensive income (loss) ...............................................         $(5,994)         $ 2,098         $(3,896)
                                                                                          ==========================================

(19)  RELATED-PARTY TRANSACTIONS

      Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $24,291,000, $12,801,000 and $13,461,000 at December 31, 2001, 2000 and 1999, respectively.
In 2001, internal restructuring took place as a result of the bank charter consolidation. Accordingly, the status of certain directors and officers formerly classified as related parties has now changed. Of the $12,801,000 outstanding balance at December 31, 2000, $873,000 is associated with individuals who are now excluded from the related party classification. During 2001, $15,196,000 of new loans were made or re-classified as new related party relationships and repayments totaled $2,831,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2001.

(20)  OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)

      Financial information (in thousands):

                            Condensed Balance Sheets
                                   (Unaudited)

                                                              December 31,
                                                         -----------------------
                                                           2001           2000
                                                         -----------------------
ASSETS:
  Cash ...........................................       $  4,597       $  3,692
  Investment in bank subsidiaries ................        137,842        140,180
  Investment in non-bank subsidiaries ............         11,944         10,474
  Premises and equipment, net ....................          6,877          6,278
  Other assets ...................................          2,138          1,697
                                                         -----------------------
TOTAL ASSETS .....................................       $163,398       $162,321
                                                         =======================
LIABILITIES:
  Dividends payable ..............................       $  2,219       $  2,238
  Accounts payable and other liabilities .........          1,819          1,510
  Long-term debt .................................             --             --
  ESOP debt ......................................          3,110          3,369
                                                         -----------------------
TOTAL LIABILITIES ................................          7,148          7,117
SHAREHOLDERS' EQUITY .............................        156,250        155,204
                                                         -----------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY ...........................       $163,398       $162,321
                                                         =======================


-------------------------------
38  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                         Condensed Statements of Income
                                   (Unaudited)

                                                                                                      Years Ended December 31,
                                                                                               ------------------------------------
                                                                                                 2001          2000          1999
                                                                                               ------------------------------------
INCOME:
  Dividends from:
    Bank subsidiaries ....................................................................     $ 21,821      $ 16,024      $ 10,706
    Non-bank subsidiaries ................................................................           --            --            --
  Management fees from subsidiaries ......................................................       12,460        11,500        10,820
  Other income ...........................................................................           --            --             1
                                                                                               ------------------------------------
TOTAL INCOME .............................................................................       34,281        27,524        21,527
EXPENSE:
  Interest expense .......................................................................            8           126            73
  Other ..................................................................................       12,460        11,500        10,968
                                                                                               ------------------------------------
TOTAL EXPENSE ............................................................................       12,468        11,626        11,041
                                                                                               ------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ...............................................       21,813        15,898        10,486
Income tax expense (benefit) .............................................................          (69)          (94)         (126)
                                                                                               ------------------------------------
                                                                                                 21,882        15,992        10,612
Equity in undistributed net income of subsidiaries .......................................       (4,227)        1,137         6,750
                                                                                               ------------------------------------
NET INCOME ...............................................................................     $ 17,655      $ 17,129      $ 17,362
                                                                                               ====================================

                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                                                                    Years Ended December 31,
                                                                                               ------------------------------------
                                                                                                 2001          2000          1999
                                                                                               ------------------------------------
Cash flows from operating activities:
  Net income .............................................................................     $ 17,655      $ 17,129      $ 17,362
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ........................................................          823         1,079         1,072
    (Increase) decrease in tax receivable ................................................         (231)         (197)           81
    Decrease (increase) in interest and other receivable .................................         (210)            8          (364)
    Decrease in taxes payable ............................................................          (21)          (42)          (77)
    Increase in accounts payable and accrued expenses ....................................          289           144             8
    Decrease (increase) in undistributed earnings of subsidiaries ........................        4,226        (1,137)       (6,751)
                                                                                               ------------------------------------
      Total adjustments ..................................................................        4,876          (145)       (6,031)
                                                                                               ------------------------------------
Net cash provided by operating activities ................................................       22,531        16,984        11,331
Cash flows from investing activities:
  Capital expenditures ...................................................................       (1,431)         (501)         (843)
                                                                                               ------------------------------------
Net cash used in investing activities ....................................................       (1,431)         (501)         (843)
Cash flows from financing activities:
  Dividends paid .........................................................................       (9,244)       (9,328)       (8,563)
  Net change in interest bearing liabilities .............................................           41            40            16
  (Decrease) increase in borrowings ......................................................           --        (2,000)        2,000
  Tax benefit from preferred stock dividend and stock option activity ....................          236           149           336
  Issuance of common stock ...............................................................        2,485         1,485         2,229
  Acquisition of treasury stock ..........................................................      (13,713)       (6,354)      (10,331)
                                                                                               ------------------------------------
Net cash used in financing activities ....................................................      (20,195)      (16,008)      (14,313)
                                                                                               ------------------------------------
Net increase (decrease) in cash and due from banks .......................................     $    905      $    475      $ (3,825)
                                                                                               ====================================
Cash and due from banks at beginning of period ...........................................     $  3,692      $  3,217      $  7,042
Cash and due from banks at end of period .................................................        4,597         3,692         3,217
                                                                                               ------------------------------------
Net increase (decrease) in cash and due from banks .......................................     $    905      $    475      $ (3,825)
                                                                                               ====================================

Income taxes paid ........................................................................        5,780         5,392         6,981
Interest paid ............................................................................            8           126            73


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 39
                                                           ---------------------

Regulatory matters

      Certain restrictions exist regarding the ability of Omega's banking subsidiaries to transfer funds to Omega in the form of cash dividends, loans and advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 2001, the total dividends that could be paid to Omega without permission from the Comptroller of the Currency was $24,220,000. Under Federal Reserve restrictions, the banking subsidiaries are limited in the amount they may loan to their affiliates, including Omega. At December 31, 2001, Omega Bank had an aggregate lending limit to affiliates of $21,915,000 and no amount was outstanding with Omega.

(21)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The unaudited quarterly results of operations for the years ended December 31, 2001 and 2000 follow (in thousands, except per share data).

                                                                                        2001 Quarter Ended
                                                                 ---------------------------------------------------------------
                                                                 March 31         June 30        September 30        December 31
                                                                 ---------------------------------------------------------------
Total interest income ..............................             $19,648          $19,381          $18,881             $18,096
Net interest income ................................              11,317           11,291           11,200              11,335
Provision for loan losses ..........................                  --               --              101                 399
Income before income taxes .........................               5,720            5,882            5,447               6,483
Income tax expense .................................               1,475            1,482            1,283               1,637
Net income .........................................               4,245            4,400            4,164               4,846
Basic earnings per share ...........................             $   .49          $   .52          $   .49             $   .58
Diluted earnings per share .........................                 .47              .50              .48                 .56

                                                                                        2000 Quarter Ended
                                                                 ---------------------------------------------------------------
                                                                 March 31         June 30        September 30        December 31
                                                                 ---------------------------------------------------------------
Total interest income ..............................             $18,369          $18,980          $19,734             $19,862
Net interest income ................................              11,185           11,384           11,777              11,473
Provision for loan losses ..........................                 143              142              143                  --
Income before income taxes .........................               5,353            5,738            6,124               5,897
Income tax expense .................................               1,379            1,476            1,577               1,551
Net income .........................................               3,974            4,262            4,547               4,346
Basic earnings per share ...........................             $   .44          $   .47          $   .51             $   .50
Diluted earnings per share .........................                 .43              .46              .50                 .48

(22)  REGULATORY CAPITAL REQUIREMENT

      The Corporation and its bank subsidiaries are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its bank subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation's and bank subsidiary's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and bank subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


-------------------------------
40  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.

      As of December 31, 2001, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institutions' category.

      The table below provides a comparison of Omega and its bank subsidiary's risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

                                                                                         Minimum               Minimum
                                                                                       Requirement           Regulatory
                                                                                       For Capital          Requirements
                                                                                        Adequacy                to be
                                                                   Actual               Purposes         "Well Capitalized"
                                                              -------------------------------------------------------------
                                                              Amount     Ratio        Amount   Ratio       Amount     Ratio
                                                              -------------------------------------------------------------
Omega Financial Corporation
As of December 31, 2001:
  Total Capital (to Risk Weighted Assets).................    160,520     21.1%      $60,792    8.0%      $75,991     10.0%
  Tier I Capital (to Risk Weighted Assets)................    151,290     19.9%       30,396    4.0%       45,594      6.0%
  Tier I Capital (to Average Assets)......................    151,290     13.3%       45,340    4.0%       56,675      5.0%

As of December 31, 2000:
  Total Capital (to Risk Weighted Assets).................    162,824     22.1%      $59,007    8.0%      $73,759     10.0%
  Tier I Capital (to Risk Weighted Assets)................    153,571     20.8%       29,504    4.0%       44,255      6.0%
  Tier I Capital (to Average Assets)......................    153,571     14.2%       43,113    4.0%       53,892      5.0%

Omega Bank
As of December 31, 2001:
  Total Capital (to Risk Weighted Assets).................    144,105     19.6%      $58,913    8.0%      $73,641     10.0%
  Tier I Capital (to Risk Weighted Assets)................    134,875     18.3%       29,456    4.0%       44,185      6.0%
  Tier I Capital (to Average Assets)......................    134,875     12.1%       44,587    4.0%       55,734      5.0%

As of December 31, 2000:
  Total Capital (to Risk Weighted Assets).................    148,689     20.6%      $57,607    8.0%      $72,009     10.0%
  Tier I Capital (to Risk Weighted Assets)................    139,655     19.4%       28,804    4.0%       43,205      6.0%
  Tier I Capital (to Average Assets)......................    139,655     13.2%       42,363    4.0%       52,953      5.0%


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 41
                                                           ---------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Omega Financial Corporation:

      We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP

Lancaster, Pa.
January 18, 2002
(except with respect to the matter discussed in Note 17, as to which the date is January 28, 2002)


-------------------------------
42  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                  Omega Financial Corporation and Subsidiaries
                    COMMON STOCK MARKET PRICES AND DIVIDENDS

      The common stock of Omega Financial Corporation is traded on The Nasdaq Stock Markett under the symbol OMEF. As of December 31, 2001, the number of shareholders of record of the Corporation's common stock was 2,631.

      The following table sets forth, for the periods indicated (1) the high and low sale prices and (2) dividends declared:

                                                            2001
                                             -----------------------------------
                                                                       Dividends
Quarter Ended                                  High          Low       Declared
--------------------------------------------------------------------------------
March 31............................          $29.50       $23.25       $0.26
June 30..............................          32.30        26.88        0.27
September 30.........................          32.60        27.70        0.27
December 31..........................          33.34        29.65        0.27

                                                              2000
                                             -----------------------------------
                                                                       Dividends
Quarter Ended                                  High          Low       Declared
--------------------------------------------------------------------------------
March 31.............................         $29.38       $23.00       $0.25
June 30.............................           26.50        20.56        0.26
September 30.........................          31.75        24.88        0.26
December 31..........................          30.13        24.00        0.26

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
1700 Market St., Suite 1420                        6 Bird Cage Walk
Philadelphia, PA 19103-3913                        Hollidaysburg, PA 16648
(800-842-8928)                                     (800-343-5149)


                                                           ---------------------
                               OMEGA FINANCIAL CORPORATION 2001 Annual Report 43
                                                           ---------------------

FORM 10-K

      A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

INVESTMENT CONSIDERATIONS

      In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 2001, a copy of which can be obtained as described above.

ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 22, 2002 at The Penn Stater, 215 Innovation Blvd., Penn State Research Park, State College, Pennsylvania.

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


-------------------------------
44  OMEGA FINANCIAL CORPORATION 2001 Annual Report
-------------------------------

                          OMEGA FINANCIAL CORPORATION

-------------------------------BOARD OF DIRECTORS-------------------------------

David B. Lee
Chairman and Chief Executive Officer

Raymond F. Agostinelli
President and Owner, McLanahan Drug Store Management Co., Inc.

Philip E. Gingerich
Self-employed Real Estate Appraiser and Consultant

D. Stephen Martz
President and Chief Operating Officer

Robert N. Oliver
Owner, Oliver Farms

James W. Powers, Sr.
Retired President, Polestar Plastics
Manufacturing Company

Stanton R. Sheetz
President and C.E.O., Sheetz, Inc.
Retail Convenience Stores

Robert A. Szeyller
Retired Managing Partner,
Pennsylvania Financial Group, Inc.
Pension and Insurance Consulting Firm

------------------------------------OFFICERS------------------------------------

David B. Lee
Chairman and Chief Executive Officer

D. Stephen Martz
President and Chief Operating Officer

Daniel L. Warfel, CPA
Executive Vice President and
Chief Financial Officer

Donita R. Koval
Executive Vice President and
Chief Credit Officer

David T. Thiel
Senior Vice President and Secretary

JoAnn N. McMinn
Senior Vice President and
Corporate Controller

                                   OMEGA BANK

-------------------------------BOARD OF DIRECTORS-------------------------------

David B. Lee
Chairman and
Chief Executive Officer

D. Stephen Martz
President and
Chief Operating Officer

Raymond F. Agostinelli

Edward J. Anderson

Ralph W. Arthur, Jr.

Carl H. Baxter

Richard L. Campbell, Esq.

Allen E. Gibboney, Esq.

Philip E. Gingerich

Frederick J. Kissinger

Stephen M. Krentzman

Robert N. Oliver

James W. Powers, Sr.

Stanton R. Sheetz

Robert A. Szeyller

------------------------------------OFFICERS------------------------------------

               David B. Lee, Chairman and Chief Executive Officer

            D. Stephen Martz, President and Chief Operating Officer

                          o Executive Vice Presidents o

Daniel L. Warfel, CPA
Chief Financial Officer

Donita R. Koval
Chief Credit Officer

Charles H. Zendt, Jr.
Omega Banking Region and
CRA Officer

Vincent C. Turiano
Hollidaysburg Trust
Banking Region

John R. Franks, Jr.
Penn Central Banking Region

                           o Senior Vice Presidents o

David T. Thiel
Secretary

JoAnn N. McMinn
Corporate Controller

Bruce R. Erb
Trust

Dennis E. Hampton
Trust

Ronald S. Haring
Commercial Lending

Richard A. Scholton
Commercial Lending

                               o Vice Presidents o

Kimberly A. Benner
Trust

William J. Bishop
Trust

Teresa M. Ciambotti, CFA
Funds Management

Ronald A. Donaldson
Operations

Judith G. Fleming
Trust

Robert A. Frederick
E-Commerce

William F. Frey
Compliance

John E. Gravish
Consumer Lending

Stephen W. Grim
Commercial Lending

Ann K. Guss
Mortgage Lending

Samuel L. Hinish
Retail Sales

Susan K. Kratzer
Retail Sales

Thomas C. Landis
Commercial Lending

Larry D. Muck
Mortgage Lending

Daniel P. Nead
Commercial Lending

Dennis C. O'Connor
Commercial Lending

Roger W. Oswald
Commercial Lending

Lowell I. Rohrer
Technical Services

R. Keith Sipe
Audit

Jesse Weaver
Trust

Robin R. Weikel
Bank Controller

Richard E. Winstead
Commercial Lending

                                     [LOGO]

                   366 Walker Drive o State College, PA 16801
                             www.omegafinancial.com