Form 10-K, Exhibit 13
period 2002-12-31
OMEGA FINANCIAL CORP /PA/
filed 2003-03-31
CIK 705671

EXHIBIT 13.1

                       [OMEGA FINANCIAL CORPORATION LOGO]

                   366 Walker Drive - State College, PA 16801
                             www.omegafinancial.com

                           OMEGA FINANCIAL CORPORATION
                               2002 ANNUAL REPORT

                       [OMEGA FINANCIAL CORPORATION LOGO]

integrity 1. uncompromising adherence to a code of behavior. 2. the state of being unimpaired; soundness. 3. completeness; unity.

                                    strength

1. the full force of numbers of an organization or body. 2. source of power or encouragement; sustenance.

                           OMEGA FINANCIAL CORPORATION

         Omega Financial Corporation serves Central Pennsylvania with a commitment to quality service, a wide range of financial products and services offering superior consumer value, local market lending authority and outstanding personal and corporate community involvement.

                                CORPORATE PROFILE

          With a reputation for excellence dating back 150 years, Omega anchors its growth through a well-trained, productive workforce, sound funds management, vigilant cost containment and the ability to quickly adapt to changing technologies and market conditions.

  [THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL.]

                                   '98       '99       '00       '01       '02
(in billions of dollars)
Assets at Year End                $1.06     $1.05     $1.11     $1.16     $1.15
Deposits at Year End              $0.87     $0.85     $0.89     $0.93     $0.92
Diluted Earnings Per Share        $1.79     $1.85     $1.87     $2.01     $2.10
                                   reliability

1. consistently dependable in character, judgement, performance or result. 2. capable of being relied on.

                             SELECTED FINANCIAL DATA

The following selected financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 2002 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY

----------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars, except share and per share data)      2002          2001          2000          1999          1998
----------------------------------------------------------------------------------------------------------------------------
Balance Sheet Information at December 31
----------------------------------------
  Assets ..............................................   $1,154,557    $1,158,629    $1,113,836    $1,053,403    $1,062,704
  Deposits ............................................      919,255       931,667       889,501       851,595       870,660
  Loans, net ..........................................      779,819       760,354       751,985       704,948       722,967
  Investment securities ...............................      251,058       266,658       241,736       272,077       260,839
  Long-term debt (including ESOP debt) ................       19,069        20,344        10,264        10,611         8,837
  Shareholders' equity ................................      162,110       156,250       155,204       151,151       153,980
  Number of shares outstanding--common ................    8,099,778     8,222,010     8,606,983     8,774,507     8,960,197
  Number of shares outstanding--preferred .............      219,781       219,781       219,781       219,781       219,781

Income Statement Information Years Ended December 31
----------------------------------------------------
  Total interest income ...............................   $   64,960    $   76,006    $   76,945    $   74,493    $   75,268
  Net interest income .................................       45,637        45,143        45,819        46,788        46,618
  Provision for loan losses ...........................          630           500           428         1,060         1,060
  Income before income taxes ..........................       23,829        23,532        23,112        24,257        24,714
  Income tax expense ..................................        5,650         5,877         5,983         6,895         7,622
  Net income ..........................................       18,179        17,655        17,129        17,362        17,092

Per Common Share Data
---------------------
  Net income--basic ...................................   $     2.17    $     2.08    $     1.92    $     1.92    $     1.87
  Net income--diluted .................................         2.10          2.01          1.87          1.85          1.79
  Cash dividends--common ..............................         1.13          1.07          1.03          0.95          0.80
  Book value--common ..................................        19.63         18.65         17.73         16.96         16.95

Financial Ratios
----------------
  Return on average equity ............................        11.32%        11.50%        11.13%        11.30%        11.35%
  Return on average assets ............................         1.58          1.56          1.59          1.63          1.66
  Dividend payout--common .............................        50.76         50.01         52.42         48.29         41.94
  Average equity to average assets ....................        13.96         13.54         14.28         14.46         14.67


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 1 o
                                   consistency

1. steadfast adherence to the same principles, course, form, etc. 2. agreement, compatibility.*

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS

During 2002, Omega Financial Corporation continued its positive trend of performance led by a 3% increase in net income. The year-end total of $18.179 million was $524,000 higher than the $17.655 million of net income recorded for 2001. Basic and diluted per-share earnings for the year were $2.17 and $2.10, respectively, increases of 4.3% and 4.5% over the previous year.

      We have been able to achieve this performance in spite of another year filled with economic pressures. We increased return on average assets (ROA), net loans and income from credit activities over 2001. Additionally, despite industry-wide rate pressures on both loans and deposits, we have been able to post gains in net interest margin and deliver a respectable 11.32% return on equity (ROE).

      With dividends taking center stage in the year-end taxation debate, we can take some pride in our own dividend policy. The 5.6% increase in our common share dividend this year allows us to add to Omega Financial's record of having raised dividends in 15 of its 16 years. In fact in this period of unusually low interest rates, this year's $1.13 dividend represents a healthy 3.15% yield on a year-end investment in Omega common stock with a closing value of $35.90. Of course, this good news is even better for those shareholders who made their investments in Omega Financial many years ago.

      Dividend flows from our strong capital position, and our strong capital results directly from increases in profitability. Our ability to maintain this growth reflects the efforts of our staff and management in developing new revenue streams. One of our key strategies focuses on increasing our market presence as a total financial service provider.

      During the year, this strategy to seek new revenue streams included the third quarter debut of the Omega Insurance Agency. The agency provides a full complement of auto, home and business insurance, as well as life and disability coverage.

      At the close of the year, we expanded our ability to offer annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products. Although the ramping-up of Omega Investment Services will result in rising expenses in the short term, this move will ultimately allow us to compete in other profitable segments of the financial services spectrum...services that go beyond traditional banking. Through Omega Investment Services and added professional staff, Omega Bank will further enhance its role as the total financial solution in our local markets.

      We remain committed to the highest levels of customer satisfaction. Indeed, we feel that the Omega "brand" is the knowledgeable, personal customer service that always has been our hallmark. We intend to assure that good service continues to distinguish us from the competition.

      With this goal in mind, we introduced several new customer conveniences during the year. Among them were Courtesy Coverage(SM), potentially saving customers embarrassment and merchant fees from returned checks, and CheckView, which provides images of paid checks to customers with their monthly statements.

      Also during 2002, Omega was nationally recognized for its strength. Every quarter, Weiss Ratings analyzes and independently evaluates more than 15,000 financial institutions, insurance companies, mutual funds and HMOs. With an A+ Weiss rating in October, Omega Bank earned a spot with the 10 Strongest Banks and Thrifts in the country.

      As the new year begins and the political guard changes in Harrisburg, Omega Bank finds that it will have a leading voice in the development of the new administration's economic agenda for Pennsylvania. Donita R. Koval, President and COO of Omega Bank, was selected to join Team Pennsylvania and Governor Edward G. Rendell to create a two-phased summit to address economic development in our region of the Commonwealth. The effort involves business, labor, elected officials, educators and community groups in generating input to the new administration's economic priorities.

      Although the economy was burdened by uncertainty, your company turned in solid performance in 2002. The uncertainty remains for 2003. At the same time, we feel that Omega Financial Corporation is positioned to enhance our already strong core of business. We look forward to the challenge.

We feel that the Omega "brand" is the knowledgeable, personal customer service that always has been our hallmark.

[PHOTO]

Sincerely,

/s/ David B. Lee
Chairman, President and
Chief Executive Officer


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 2 o

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

FORWARD-LOOKING STATEMENTS

      The information contained in this Annual Report contains forward-looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

NATURE OF OPERATIONS

      Omega Financial Corporation is a financial holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of one bank and three active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 44 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon and Bedford Counties. Omega Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. Omega Bank also provides a variety of trust and asset management services. In 2002, the Corporation began to provide a full complement of auto, home and business insurance as well as term life insurance. Additionally in 2002, Omega added professional staff and contracted with a broker-dealer to allow it to offer annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life insurance products. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

CRITICAL ACCOUNTING POLICIES AND JUDGEMENTS

      The Corporation's consolidated financial statements are prepared based upon the application of certain accounting policies, the most significant of which are described in Note 1--Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variations and may significantly affect the Corporation's reported results and financial position for the period or in future periods. The accounting policy for establishing the allowance for loan losses includes many assumptions and estimates. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Corporation's future financial condition and results of operations.

FINANCIAL CONDITION

Balance Sheet Summary

      On December 31, 2002, Omega's balance sheet had $1,154,557,000 in total assets, compared to $1,158,629,000 at year-end 2001. Since Omega functions as a financial intermediary, its financial condition should be viewed in terms of changes in its uses and sources of funds, and is most meaningful when analyzed in terms of changes in daily average balances. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

      Overall, Omega's average assets in total have grown by 1.4%, from $1,133,495,000 in 2001 to $1,149,810,000 in 2002. In order to optimize its present and future performance, management must constantly assess its various risk factors and act accordingly. When performing comparative analysis of average balances, certain non-recurring activities of the Corporation which impact asset or liability category balances must be taken into consideration. For example, in December of 2001, bank-owned life insurance (BOLI) was increased by $8,000,000. The cash surrender value of this instrument is included in non-earning assets, and revenues generated are included in non-interest income. In November of 2001, a block of mortgage loans was sold, with outstanding balances of $35,895,000. The average balances of these loans in 2001 was approximately $33,000,000. There were no similar transactions in 2002.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 3 o

                                     Table 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)

                                           2002       Increase (Decrease)       2001      Increase (Decrease)        2000
                                          Average     -------------------      Average    -------------------       Average
                                          Balance      Amount        %         Balance     Amount         %         Balance
                                       --------------------------------------------------------------------------------------
Funding Uses:
Loans ..............................   $   730,272    $ (3,046)     (0.4)%   $  733,318   $ 37,849        5.4%    $   695,469
Tax-exempt loans ...................        45,570       9,691      27.0         35,879      2,480        7.4          33,399
Investment securities ..............       168,671       7,590       4.7        161,081    (21,794)     (11.9)        182,875
Tax-exempt investment securities ...        95,875       1,282       1.4         94,593     19,033       25.2          75,560
Interest bearing deposits ..........        11,976       5,795      93.8          6,181      5,290      593.7             891
Federal funds sold .................        13,057     (13,082)    (50.0)        26,139      6,617       33.9          19,522
                                       --------------------------------------------------------------------------------------
  Total interest earning assets ....     1,065,421       8,230       0.8      1,057,191     49,475        4.9       1,007,716
Non-interest earning assets ........        87,118       4,825       5.9         82,293        376        0.5          81,917
Unrealized gains on investments ....         8,614       3,056      55.0          5,558      5,404    3,509.1             154
Less: Allowance for loan losses ....       (11,343)        204      (1.8)       (11,547)       404       (3.4)        (11,951)
                                       --------------------------------------------------------------------------------------
  Total uses .......................   $ 1,149,810    $ 16,315       1.4%    $1,133,495   $ 55,659        5.2%    $ 1,077,836
                                       ======================================================================================

Funding Sources:
Interest bearing demand deposits ...   $   269,610    $ 22,433       9.1%    $  247,177   $ 10,148        4.3%    $   237,029
Savings deposits ...................       118,329      14,079      13.5        104,250      2,726        2.7         101,524
Time deposits ......................       394,710     (38,552)     (8.9)       433,262     30,099        7.5         403,163
Repurchase agreements ..............        16,193        (634)     (3.8)        16,827     (1,913)     (10.2)         18,740
Other borrowed funds ...............        39,586         (45)     (0.1)        39,631     10,917       38.0          28,714
                                       --------------------------------------------------------------------------------------
  Total interest bearing liabilities       838,428      (2,719)     (0.3)       841,147     51,977        6.6         789,170
Demand deposits ....................       138,403      13,408      10.7        124,995      3,454        2.8         121,541
Other liabilities ..................        12,428      (1,435)    (10.4)        13,863        612        4.6          13,251
Shareholders' equity ...............       160,551       7,061       4.6        153,490       (384)      (0.2)        153,874
                                       --------------------------------------------------------------------------------------
  Total sources ....................   $ 1,149,810    $ 16,315       1.4%    $1,133,495   $ 55,659        5.2%    $ 1,077,836
                                       ======================================================================================

      Omega's funding sources have increased over the last two years at rates of 1.4% and 5.2% in 2002 and 2001, respectively. In 2002, the increases in funding sources was from core deposits (demand and savings) and used to support loan and investment activity. In 2001, the majority of the growth was time deposits. These funds were used primarily to support loan growth.

      More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Asset Liability Management.

Loans

      From year-end 2001 to year-end 2002, total loans outstanding, net of unearned interest, increased by $19,465,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                             2002           2001           2000
                                         --------------------------------------
New loans, net of repayments ......      $ 25,571       $ 45,790       $ 48,062
Loans sold ........................        (5,077)       (36,092)          (140)
Loans charged off .................          (934)        (1,226)          (841)
Other adjustments to
  carrying value ..................           (95)           103)           (44)
                                         --------------------------------------
                                         $ 19,465       $  8,369       $ 47,037
                                         ======================================

      The loan portfolio as of December 31, 2002 was comprised of 44% consumer loans and 56% commercial loans (including construction), as compared to 46% consumer loans and 54% commercial loans, at December 31, 2001. See Note 4 of Notes to Consolidated Financial Statements.

      In 2002, total average loans were $775,842,000 as compared to $769,197,000 in 2001, an increase of $6,645,000, or 0.9%.

      During the year, the commercial loan portfolio increased on average by $53,604,000, or 14.1%. Of the increase, approximately 50%, or $26,932,000 were fixed rate loans. Of the increase in fixed rate loans, approximately 26%, or $6,959,000 were tax- exempt loans.

      Consumer mortgage loans on average declined by $18,674,000 in 2002 when compared to 2001. It is important to note that in 2001, average balances of mortgage loans included approximately $33,000,000 of loans that were sold in November of that year. Actual new mortgage loan production from year-end 2002, net of repayments was $4,136,000, or 2.0% of the year-end 2001 outstanding balance of mortgage loans.

      Other consumer loans on average declined by $28,685,000 in 2002 compared to the previous year. All categories of consumer loans, including direct and indirect installment loans, vehicle leases, student loans and personal lines of credit had repayments exceeding new loan activity. Management believes that the uncertain economy and


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 4 o
intense competition has resulted in this decline. Omega also has maintained tight credit standards that may also be responsible for this decrease.

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

      Management has been monitoring the activity within the loan portfolio very carefully and strives to be competitive within its market for both commercial and residential real estate loans. Omega intends to actively pursue growth in each of the loan categories again during 2003. Competition will continue to play a key role in pricing decisions to maintain and build new loan volumes.

      The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

      Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2002 was 1.42% of total loans, net of unearned interest, as compared to 1.48% of total loans, net of unearned interest at the end of 2001. The allowance decreased $172,000 from 2001 as the net charge-offs of $802,000 exceeded the provision of $630,000. Net charge-offs for 2002 and 2001 were 0.10% and 0.12%, respectively of average loans. Commercial loans represented 23% of the loans charged off in 2002, as compared to 48% of the loans charged off in 2001.

  [The following data was represented by a bar chart in the printed material.]

Net Charge-Offs to Average Loans

2002    0.10%
2001    0.12%
2000    0.09%
1999    0.14%
1998    0.15%

      At December 31, 2002, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 33.9% as compared to 31.8% at December 31, 2001. Of the $3,751,000 of non-performing loans at December 31, 2002, $2,836,000 were collateralized with real estate, $855,000 with other assets and $60,000 were unsecured.

      Non-performing loans were 0.48% of loans as of December 31, 2002, and 0.47% of loans as of December 31, 2001. The increase in non-performing loans in 2002 was primarily due to one large commercial loan relationship that deteriorated from past due to non-accrual status during the year. Additionally, in 2002, there was an increase in levels of commercial loan delinquency.

                                     Table 2
                              Non-Performing Loans

                                               December 31,
                                ---------------------------------------------
                                2002      2001      2000     1999     1998
                                ---------------------------------------------
                                              (In thousands)
Non-accrual loans...........    $3,125   $2,327    $1,503    $2,640   $5,627
Accruing loans past due
  90 days or more...........       614    1,209       564       619      682
Restructured loans..........        12       32        98       184      213
                                ---------------------------------------------
Total non-performing
  loans.....................    $3,751   $3,568    $2,165    $3,443   $6,522
                                =============================================

  [The following data was represented by a bar chart in the printed material.]

Non-Performing Loans to Loans
(at year end)

2002    0.48%
2001    0.47%
2000    0.29%
1999    0.49%
1998    0.90%

Allowance for Loan Losses

      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Omega's periodic evaluation of the adequacy of the allowance for loan losses is determined by management through evaluation of the loss exposure on individual non-performing, delinquent and high-dollar loans; review of economic conditions and business trends; historical loss experience; and growth and composition of the loan portfolio, as well as other relevant factors.

      A quantitative analysis is utilized to support the adequacy of the allowance for loan losses. This analysis includes review of historical charge-off rates for loan categories, fluctuations and trends in the amount of classified loans and economic factors. Significant to this analysis is any change in observable trends that may be occurring relative to loans, to assess potential credit weaknesses. Current economic factors and trends in risk ratings are considered in the determination and allocation of the allowance for loan losses.

      The majority of the allowance for loan losses is allocated for risks associated with commercial real estate and commercial business loans. Therefore, significant changes in these types of loans drive changes in the levels of loan loss reserves. The ability for customers to repay commercial loans is more dependent upon the success of their business, continuing income and general economic conditions. Accordingly, the risk of loss is higher on such loans than residential real estate loans, which generally incur fewer losses as the collateral value exceeds the loan amounts in the event of foreclosure.

      Omega's lending is concentrated within central Pennsylvania and accordingly the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 5 o

  [The following data was represented by a bar chart in the printed material.]

Allowance for Losses to Loans
(at year end)
2002    1.42%
2001    1.48%
2000    1.55%
1999    1.68%
1998    1.63%

Investments

      Total investments, defined to include all interest earning assets except loans (i.e., investment securities available for sale (at market value), federal funds sold, interest bearing deposits and other interest earning assets) totaled $294,910,000 on December 31, 2002, representing a decrease of $18,704,000 from year-end 2001. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                   2002        2001         2000
                                 ---------------------------------
Purchases of investment
  securities .................   $ 82,010    $ 113,497    $ 48,282
Sales and maturities of
  investment securities ......    (99,289)     (93,500)    (79,685)
Adjustment in market value
  of AFS securities ..........      3,544        5,271       1,243
Amortization/Accretion .......     (1,415)        (346)       (181)
Federal funds sold, net change     19,450      (25,300)     37,775
Interest bearing deposits
  with others, net change ....    (23,055)      30,717         223
                                 ---------------------------------
                                 $(18,755)   $  30,339    $  7,657
                                 =================================

      On average, investments increased by $1,585,000, or 0.6%, during 2002, after increasing by $9,146,000, or 3.3%, during 2001.

  [The following data was represented by a bar chart in the printed material.]

Average Asset Mix

        Average Loans   Average Instruments
2002        67.5%              25.9%
2001        67.9%              25.9%
2000        67.6%              25.9%
1999        66.6%              28.6%
1998        68.6%              26.5%

      The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Omega classifies all marketable investment securities as available for sale. At December 31, 2002, the market value of the entire securities portfolio exceeded amortized cost by $11,137,000 as compared to December 31, 2001 when market value was greater than amortized cost by $7,594,000. The weighted average maturity of the investment portfolio was 1 year and 4 months as of December 31, 2002 as compared to 1 year and 10 months at the end of 2001. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 4 (located on page 11) shows the remaining maturity or earliest possible repricing for investment securities.

Non-Interest Earning Assets

      Non-interest earning assets increased $4,825,000, or 5.9% on average in 2002 as compared to an increase of $376,000, or 0.5% in 2001. In December of 2001, $8,000,000 was added to the bank-owned life insurance (BOLI) investment, and is responsible for the increase in average non-earning assets. Other changes occurring in both years were the result of normal operating activities.

Deposits

      From year-end 2001 to year-end 2002, total deposits decreased by $12,412,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.




                            2002         2001       2000
                          --------------------------------
Demand deposits .......   $ 10,065    $  8,989    $ 10,052
Interest bearing
  demand deposits .....     18,501      20,776       7,823
Savings deposits ......     13,102       9,889      (2,229)
Time deposits, $100,000
  and greater .........    (16,758)      8,826       9,978
Time deposits, other ..    (37,322)     (6,314)     12,282
                          --------------------------------
                          $(12,412)   $ 42,166    $ 37,906
                          ================================

      Average deposits in 2002 increased by $11,368,000, or 1.2% to $921,052,000, after an increase in 2001 of $46,427,000, or 5.4%. In the past several years the banking industry in general has experienced limited deposit growth because of fierce competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In 2001, however, we believe that public perception changed somewhat and the comfort of insured deposits and local familiarity that our bank continues to offer to depositors once again became a primary consideration for investors. Omega continues to supply the needs of its customer base by offering insured deposits and financial services, but has supplemented its funding needs with borrowings. As reflected in Table 3, in 2002, Omega again experienced low deposit growth in total and a shift from time deposits back into more liquid core transaction accounts. On average, core deposits increased by $49,920,000 while time deposits decreased by $38,552,000.

  [The following data was represented by a bar chart in the printed material.]

Average Deposit Mix
        Average Core Deposits   Average Time Deposits
2002            57.1%                   42.9%
2001            52.4%                   47.6%
2000            53.3%                   46.7%
1999            54.1%                   45.9%
1998            53.0%                   47.0%


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 6 o

                                     Table 3
                               Changes in Deposits
                                ($ in thousands)

                                        2002      Increase (Decrease)       2001     Increase (Decrease)      2000
                                      Average     -------------------     Average    -------------------    Average
                                      Balance     Amount         %        Balance     Amount        %       Balance
                                      ------------------------------------------------------------------------------
Interest bearing demand deposits ..   $269,610   $ 22,433         9.1%    $247,177   $ 10,148        4.3%   $237,029
Savings deposits ..................    118,329     14,079        13.5      104,250      2,726        2.7     101,524
Demand deposits ...................    138,403     13,408        10.7      124,995      3,454        2.8     121,541
                                      ------------------------------------------------------------------------------
  Total core (transaction) accounts    526,342     49,920        10.5      476,422     16,328        3.5     460,094
Time deposits, $100,000 and greater     69,359     (7,907)      (10.2)      77,266     20,205       35.4      57,061
Time deposits, other ..............    325,351    (30,645)       (8.6)     355,996      9,894        2.9     346,102
                                      ------------------------------------------------------------------------------
  Total time deposits .............    394,710    (38,552)       (8.9)     433,262     30,099        7.5     403,163
                                      ------------------------------------------------------------------------------
    Total deposits ................   $921,052   $ 11,368         1.2%    $909,684   $ 46,427        5.4%   $863,257
                                      ==============================================================================

Other Interest Bearing Liabilities

      During 2002, little change was seen in average balances of other interest bearing liabilities. Repurchase agreements combined with other borrowed funds decreased by $679,000, as these funding vehicles were not used as heavily in 2002 as in 2001. In 2001, combined repurchase agreements and borrowed funds increased by $9,004,000, or 19.0%, compared to 2000. This increase was needed to match-fund certain commercial loans and to fund the stock repurchase programs in effect (see Note 9 of Notes to Consolidated Financial Statements).

Shareholders' Equity

      From year-end 2001 to year-end 2002, total shareholders' equity increased by $5,860,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

                             2002        2001        2000
                           --------------------------------
Net income .............   $ 18,179    $ 17,655    $ 17,129
Dividends ..............     (9,623)     (9,225)     (9,374)
Stock options exercised       3,470       2,485       1,485
Repurchase of stock ....     (9,207)    (13,713)     (6,354)
Net change in unrealized
  security gains .......      2,300       3,358         768
Other ..................        741         486         399
                           --------------------------------
                           $  5,860    $  1,046    $  4,053
                           ================================

      Shareholders' equity continued to be an important funding source during 2002, providing an average balance of $160,551,000, as compared to the $153,490,000 provided in 2001. Dividend payout ratios on the common stock were 50.8% for 2002, 50.0% for 2001 and 52.4% for 2000. Capital has been increased as a result of employee stock option and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $1,992,000 in 2002 and increased average equity by $3,503,000 in 2001. At December 31, 2002, Omega held 1,507,298 shares of stock in treasury at a cost of $45,643,000 as compared to 1,225,613 in 2001 at a cost of $36,436,000. These increases are a result of the Omega stock repurchase program in effect during 2001 and 2002 (see Note 12 of Notes to Consolidated Financial Statements).

      Omega increased the return to shareholders in 2002 by increasing its dividend 5.6% to $1.13 per common share. Per share common dividends in prior years were $1.07 and $1.03 in 2001 and 2000, respectively. Omega paid a dividend of $1.80 per preferred share in each of the years ending 2002, 2001 and 2000. See Note 20 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

  [The following data was represented by a bar chart in the printed material.]

Common Book Value Per Share
2002    $19.63
2001    $18.65
2000    $17.73
1999    $16.96
1998    $16.95

      Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2002 and 2001, Omega's Tier I capital ratio was 20.3% and 19.9%, respectively, and its Total capital ratio was 21.5% and 21.1%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2002 and 2001, Omega's leverage ratio was 13.5% and 13.3%, respectively, against a required leverage ratio of 4% (see Note 20 of Notes to the Consolidated Financial Statements).

  [The following data was represented by a bar chart in the printed material.]

Equity to Asset Ratio
(at year end)
2002    14.04%
2001    13.49%
2000    13.93%
1999    14.35%
1998    14.49%


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 7 o

ASSET/LIABILITY MANAGEMENT

      The process by which financial institutions manage their assets and liabilities is called asset/liability management. This process has become very important in an industry undergoing an ever-changing interest rate environment. The goals of Omega's asset/liability management are increasing net interest income without taking undue interest rate risk or material loss of net market value of its equity, while maintaining adequate liquidity. Net interest income is increased by widening the interest spread and increasing earning assets. Liquidity is measured by the ability to meet both depositors' and credit customers' requirements.

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

      Both tools, gap analysis and economic simulations are performed in a static environment. In reality, Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques using projected future volumes and various interest rate scenarios to analyze potential hedging decisions or decisions that involve the acquisition or investment of funds.

      Economic simulation involves management simulating possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks.

      As the table below indicates, based on rate shock simulations, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2002 was $1,242,000, or 2.81%, of net interest income, compared to $420,000, or .89%, of net interest income at risk as of December 31, 2001. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.

               Effect of Interest Rate Risk on Net Interest Income
                                (In $ thousands)

                  Change                         Change     Total Change
   Change in      Due to          Change         Due to        Due to
Interest Rates   Repricing        Due to        Customer    Interest Rate
(Basis Points)     Risk         Basis Risk       Options        Risk
-------------------------------------------------------------------------
      300         $ 1,470        $ 2,118        $    60        $ 3,648
      200             974          1,430             46          2,450
      100             486            720             33          1,239
        0               0              0              0              0
     -100            (400)          (795)           (47)        (1,242)
     -200            (536)        (2,641)           (67)        (3,244)
     -300            (690)        (4,855)          (110)        (5,655)

      Omega's interest rate risk position is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.

      In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short-term. At December 31, 2002, Omega's MVE was within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 2002.

             Effect of Interest Rate Risk on Market Value of Equity
                                (In $ thousands)

                  Change                         Change     Total Change
   Change in      Due to          Change         Due to        Due to
Interest Rates   Repricing        Due to        Customer    Interest Rate
(Basis Points)     Risk         Basis Risk       Options        Risk
-------------------------------------------------------------------------
     300         $(20,584)       $ 23,168       $  4,902      $  7,486
     200          (14,119)         16,004          3,831         5,716
     100           (7,269)          8,292          2,583         3,606
       0                0               0              0             0
    -100            7,722          (8,900)        (3,129)       (4,307)
    -200           15,932         (18,019)        (6,046)       (8,133)
    -300           24,676         (27,113)       (10,241)      (12,678)

Repricing Risk

      Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 11) shows the period and cumulative static gaps for various time intervals as of December 31, 2002. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a positive gap position of $4,406,000 at December 31, 2002, indicating more earning assets than interest bearing liabilities will reprice during that period. Over the past several years, the level of our gap and interest rate risk positions has been affected by both


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 8 o
the extension of our loan portfolio, which reflects our customers preference for fixed rates, and the shortening of our certificate of deposit base as customers continue to prefer shorter term certificates.

      As of December 31, 2002, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, repricing risk would cause net interest income to increase over the next twelve months by $486,000. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by $400,000 over the next twelve months.

      Omega's management cannot predict the direction of interest rates nor will the mix remain unchanged, yet management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes.

Basis Risk

      Basis risk is another source of interest rate risk and arises from the difference in movements of interest rates earned on assets and the interest rates paid on liabilities with otherwise similar repricing characteristics. The Corporation analyzed the effects of basis risk on both net interest income and MVE. This analysis was done through interest rate shocks, which isolated the movements of the prime rate and treasury rates. The following shows the results of these rate shocks.

                   Effect of Basis Risk on Net Interest Income
                                (In $ thousands)

                   Change in Net      Change in Net      Change in Net
   Change in      Interest Income    Interest Income    Interest Income
Interest Rates        Due to         Due to Treasury        Due to
(Basis Points)   Prime Basis Risk      Basis Risk      Total Basis Risk
-----------------------------------------------------------------------
      300           $ 6,136             $(4,018)            $ 2,118
      200             4,091              (2,661)              1,430
      100             2,045              (1,325)                720
        0                 0                   0                   0
     -100            (2,045)              1,250                (795)
     -200            (4,091)              1,450              (2,641)
     -300            (6,136)              1,281              (4,855)

      The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, the Corporation's net interest income would increase by $2,045,000 and market value of equity would decrease by $4,123,000. The Corporation's prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, the Corporation's net interest income would decrease $1,325,000 and market value of equity would increase $12,415,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.

                 Effect of Basis Risk on Market Value of Equity
                                (In $ thousands)

                      Change in         Change in          Change in
   Change in        Market Value      Market Value       Market Value
Interest Rates         Due to        Due to Treasury        Due to
(Basis Points)    Prime Basis Risk     Basis Risk      Total Basis Risk
-----------------------------------------------------------------------
      300            $(11,633)          $ 34,801           $ 23,168
      200              (7,991)            23,995             16,004
      100              (4,123)            12,415              8,292
        0                   0                  0                  0
     -100               4,414            (13,314)            (8,900)
     -200               9,159            (27,178)           (18,019)
     -300              14,287            (41,400)           (27,113)

Customer Option Risk

      Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. In a rising rate environment, the Corporation's interest rate risk is increased as customers transfer deposits from products with lower interest rates to accounts or other products that offer higher interest rates. In a declining rate environment, the Corporation's interest rate risk is increased when a customer prepays or refinances their loan in order to take advantage of the lower rate environment. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate environment, the interest rate on the loan as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $47,000 and market value of equity to decrease $3,129,000.

Liquidity

      Liquidity represents the Corporation's ability to efficiently meet commitments to fund loans, purchase securities and repay deposits or other liabilities.

      There is no standardized formula for measuring liquidity. Therefore, in order to assess the adequacy of the Corporation's liquidity position, Omega has adopted a liquidity measurement that answers the following three questions:

      1. How much cash is on hand and can be raised over the next 30 days without any principal loss on the assets?

      2. If adverse publicity was released about the industry or the Corporation, what is the ability of Omega to meet depositor needs? This would be the run on the bank or worst-case scenario.

      3.    What are the funding requirements through the next 90 days?


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 9 o

      When measuring liquidity, total liquid assets must be determined. Total liquid assets includes cash on hand, federal funds sold, market value of U.S. Treasury and Agency securities not pledged, loans that could be sold within 30 days, cash from investment or loan maturities within 30 days and any other readily marketable assets.

      Total short-term liabilities must also be determined to measure liquidity. Total short-term liabilities include federal funds purchased, repurchase agreements, certificates of deposit over $100,000 scheduled to mature within thirty days, and an estimated amount of retail deposit withdrawals.

      The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 2002, total liquid assets were $178,346,000 while the short-term liabilities were $60,733,000. This left a surplus of liquid assets of $117,613,000, or 10.2%, of total assets.

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

      If required due to unforeseen circumstances, Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 16 of Notes to the Consolidated Financial Statements, most of Omega's financial assets at December 31, 2002 have a fair value in excess of their aggregate book value; therefore, some of these instruments could be sold if needed for liquidity purposes and their sale would not negatively affect current earnings or capital.

      In addition, liquidity can also be provided from off-balance sheet sources. At December 31, 2002, Omega had available unsecured federal funds lines totaling $25,000,000. At December 31, 2002, Omega had no amount outstanding against these federal funds lines. Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to 90% of the amount of collateral pledged, which as of December 31, 2002 was $16,045,000. The Corporation does not consider either of these to be a source of long-term liquidity; rather they are used to cover short-term fluctuations in liquidity.

      The Corporation is also a member of the Federal Home Loan Bank of Pittsburgh (FHLB), which provides overnight or term funding to the bank with a borrowing limit of $67,686,000. This borrowing limit could be increased to a maximum amount of $286,291,000 with the purchase of additional FHLB stock. These borrowings are secured by investment securities and first mortgage residential real estate loans. At December 31, 2002, Omega had $37,683,000 outstanding in term loans and no overnight advances (See Note 9 of Notes to the Consolidated Financial Statements).

      Since deposits are a primary source of liquidity, another measure of liquidity is the average loan to deposit ratio. This ratio was 84.20% at December 31, 2002 and 84.60% at December 31, 2001. Management's target range for this ratio is 70% to 85%. Management believes that Omega has a relatively stable deposit base with no major seasonal depositor or group of depositors. However, management recognizes that a significant risk to liquidity is the level and mix of deposits. Due to market and interest rate uncertainties throughout the past year, customers have shifted funds from the stock market, longer-term deposits and other alternative investments, into the safety of core accounts and short-term certificates. Management has estimated the unusual growth in core accounts to be $34,229,000 and recognizes that it provides additional liquidity risk, especially if interest rates would increase.

      The Corporation has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers. These include commitments to extend credit, unused lines of credit as well as standby letters of credit. (See Note 17 of Notes to the Consolidated Financial Statements). Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation does not expect that these commitments will have an adverse affect on its liquidity position.

  [The following data was represented by a bar chart in the printed material.]

Average Loan to Deposit Ratio
2002    84.2%
2001    84.6%
2000    84.4%
1999    82.0%
1998    83.5%


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 10 o

                                     Table 4
                  Maturity Distribution as of December 31, 2002
                                 (In thousands)
                 Remaining Maturity/Earliest Possible Repricing

                                                                    Over Three     Over Six    Over One
                                                          Three     Months But    Months But   Year But       Over
                                                         Months     Within Six    Within One  Within Five     Five
                                                         or Less      Months         Year       Years        Years       Total
                                                        ---------   ----------    ----------  -----------  ----------  ----------
Interest Earning Assets
  Interest bearing deposits .........................   $   8,757   $       --    $       --  $       --   $       --  $    8,757
  Federal funds sold ................................      33,900           --            --          --           --      33,900
  Investment securities:
    U.S. Treasury securities and obligations of other
      U.S. Government agencies and corporations .....      18,644       13,577        28,626      71,123           --     131,970
    Obligations of state and political subdivisions .       5,341        6,817        18,936      54,964           --      86,058
    Corporate and other securities ..................       3,758          509           472       2,484           10       7,233
    Mortgage-backed securities ......................         547          382           605       2,596           --       4,130
    Stocks ..........................................          --           --            --          --       10,980      10,980
  Loans:
    Commercial, financial, and agricultural .........      76,825        2,888         8,158      22,986        5,976     116,833
    Real estate--commercial .........................      85,489       15,308        34,966     142,207       15,040     293,010
    Real estate--construction .......................      32,642           67           155       1,113        2,713      36,690
    Real estate--mortgage ...........................       6,409       10,729        18,661      81,059       78,322     195,180
    Home equity .....................................      17,808        3,319         6,346      40,781       24,246      92,500
    Personal (net of unearned interest) .............      13,195        3,333         7,576      19,909        1,432      45,445
    Lease financing (net of unearned interest) ......          10           20            52          79           --         161
                                                        ---------   ----------    ----------  ----------   ----------  ----------
Total Interest Earning Assets .......................     303,325       56,949       124,553     439,301      138,719   1,062,847

Interest Bearing Liabilities
  Demand deposits ...................................      48,847        1,239         7,436     153,431           --     210,953
  Savings deposits ..................................     113,695          600        27,329      48,414           --     190,038
  Certificates of deposit over $100,000 .............      15,327        8,500         7,557      28,272           --      59,656
  Time deposits .....................................      94,894       61,580        41,151     112,435           50     310,110
  Short-term borrowings .............................      36,452        5,000            --          --           --      41,452
  ESOP debt .........................................          --           --            --          --        2,832       2,832
  Long-term debt ....................................       5,279          282           577       5,281        4,818      16,237
  Other interest bearing liabilities ................         762           --            --          --           --         762
                                                        ---------   ----------    ----------  ----------   ----------  ----------
Total Interest Bearing Liabilities ..................     315,256       77,201        84,050     347,833        7,700     832,040
Gap .................................................   $ (11,931)  $  (20,252)   $   40,503  $   91,468   $  131,019  $  230,807
                                                        =========   ==========    ==========  ==========   ==========  ==========
Cumulative Gap ......................................   $ (11,931)  $  (32,183)   $    8,320  $   99,788   $  230,807
                                                        =========   ==========    ==========  ==========   ==========  ==========
Cumulative sensitivity ratio ........................        0.96         0.92         1.02        1.12         1.28
Commercial, financial and agricultural loans maturing
  after one year with:
    Fixed interest rates ............................                                         $    2,081   $    5,754  $    7,835
    Variable interest rates .........................                                             20,905          222      21,127
                                                                                              ----------   ----------  ----------
    Total ...........................................                                         $   22,986   $    5,976  $   28,962
                                                                                              ==========   ==========  ==========


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 11 o

RESULTS OF OPERATIONS

2002 Financial Performance Overview

      At $18,179,000, Omega's net income for 2002 represented a return on average assets (ROA) of 1.58%, representing an increase of 1.3% over 2001 and the seventh consecutive year of ROA's in excess of 1.50%. The management of Omega strives to attain high earnings levels consistently each year. Management endeavors to protect the core earnings base with conservative policies, minimizing risk to shareholders. We believe that this approach has helped achieve solid performances year after year. As with most corporations, however, occasional events occur which trigger a significant effect on earnings, such as Omega's sale in 2001 of a block of mortgage loans for substantial gains. Additionally other gains or losses realized from the securities portfolio could create peaks and valleys in earnings results from year to year. In order to exhibit a true comparison of core operating results, the chart presented below shows annual net income in two parts--net operating income and non-recurring income. In viewing results in this manner, the reader can easily see the change each year in core operating results, without the effects of these one-time events. In 2002, the effect of non-recurring income was only 1.7% of total net income as compared to 4.4% in 2001. In 2002, net income increased by 3.0%, or $524,000, while net operating income (defined as net income reduced by gains on securities and other non-recurring gains, net of tax) increased by $985,000, or 5.8%. On a diluted basis, net income per common share improved, reaching $2.10 in 2002, an increase of 4.5%, or $.09 over 2001.

  [The following data was represented by a bar chart in the printed material.]

Annual Net Income
(in thousands)

        Net Operating Income    Non-Recurring Income (net of tax)    Total Annual Net Income
2002            $17,864                      $  315                          $18,179
2001            $16,879                      $  776                          $17,655
2000            $16,947                      $  182                          $17,129
1999            $16,170                      $1,191                          $17,362
1998            $15,725                      $1,367                          $17,092

      The key factors that defined the 2002 results are as follows:

      o     Strong, increasing net interest margin

      o     Increasing service-based fee income

      o     Other non-interest income growth

      o     Ongoing expense control

      A strong balance sheet has again produced good earnings. Assets were $1,154,557,000 at December 31, 2002, representing a $4,072,000, or 0.4%, decrease from year-end 2001. Loans (net of unearned interest) were $779,819,000 at December 31, 2002 compared to $760,354,000 at December 31, 2001, an increase of 2.6%, or $19,465,000. Deposits decreased by $12,412,000, or 1.3%, at December 31, 2002 when compared to December 31, 2001.

      Return on average equity decreased from 11.50% in 2001 to 11.32% in 2002, while return on average assets increased to 1.58% from 1.56% in 2001. Omega's performance can be compared to its Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion (using the most current data for September 30, 2002 in each case).

                                                            Omega      Peers
                                                            -----------------
Return on average assets..............................       1.60%      1.09%
Return on average equity..............................      11.61      12.90

  [The following data was represented by a bar chart in the printed material.]

Return on Average Equity
2002    11.32%
2001    11.50%
2000    11.13%
1999    11.30%
1998    11.35%

Net Interest Income

      Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 57% of total revenues for 2002. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 12 o

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on pages 14-15) shows average asset and liability balances, average interest rates and interest income and expense for the period 2000 to 2002. In addition, it shows the changes attributable to the volume and rate components of net interest income.

      Total average loans were $775,842,000 in 2002 at an average weighted yield of 6.82% that produced $52,895,000 in interest income. This represented a $6,645,000, or 0.9%, increase in average loan volumes from 2001. The yield decreased 117 basis points to 6.82% from 7.99% in 2001 resulting in a decrease of $8,752,000 in interest income, while mix and volume changes increased interest income $214,000 when compared to 2001. The combination of these rate, volume and mix effects resulted in a decrease of $8,538,000, or 13.9% in total loan interest. In order to explain the 117 basis point decrease in loan yields in 2002, we must consider the effects of Omega's pricing index. In 2002, the weighted average rate of all new loans was 5.87%, 212 basis points lower than the composite rate of the loan portfolio in total during 2001. In November of 2001, blocks of mortgage loans with total outstanding balances of $35,895,000 were sold. These loans were included in 2001 at a composite rate of 7.07%.

      Investment securities averaged $264,546,000, an increase of $8,872,000, or 3.5% from the average investment securities in 2001. The average weighted yield decreased to 4.42% from 5.19% in 2001. Interest bearing deposits and federal funds sold, as a group on average, decreased a total of 29.1%, or $7,287,000. These monies were used to support the loan demand and to purchase new investment securities.

      Total interest earning assets averaged $1,065,421,000 at a yield of 6.10% and produced total interest income of $64,960,000 for 2002. The net increase in average earning assets of $8,230,000 in 2002 over 2001 was funded by demand deposit growth, cash on hand and earnings. The yield decreased by 109 basis points to 6.10% in 2002. On a fully tax-equivalent basis, yield on earning assets decreased by 109 basis points to 6.40%. Interest income increased $390,000 from volume and mix changes and decreased by $11,436,000 from generally lower yields producing a net decrease of 14.5%, or $11,046,000. On a fully tax-equivalent basis, interest income decreased by $493,000, or 1.0%.

      Total interest bearing liabilities averaged $838,428,000 at a cost of $19,323,000 carrying a composite rate of 2.30%. This represented a decrease in interest bearing liabilities of 0.3%, or $2,719,000 from 2001. The composite rate decreased by 137 basis points in 2002, from 3.67% in 2001. Interest expense decreased $10,175,000 due to lower rates and decreased $1,365,000 due to volume and mix changes. These changes resulted in a net decrease of $11,540,000, or 37.4%, in interest expense. The most significant change in liabilities was the decrease in time deposits of $38,552,000, or 8.9% and the increase in core deposits of $49,920,000. Management believes that many consumers had once again decided to move their deposits to more liquid vehicles, as was the case in 2000. Also during 2002, borrowings decreased on average by $679,000, or 1.2%.

      Non-interest bearing funding sources, including equity, averaged $311,382,000 in 2002, compared to $292,348,000 in 2001, for an increase of
$19,034,000, or 6.5%. Most of the increase is attributed to non-interest bearing demand deposit balances. The increase in non-interest bearing funding sources resulted in a decrease of 110 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) to 1.82% in 2002 from 2.92% in 2001.

      Net interest income was $45,637,000 for 2002, an increase of $494,000, or 1.1%, from 2001. The increase in net interest income was the result of an increase of $1,755,000 due to volume and mix changes and a decrease of $1,261,000 as a result of interest rate effects. Net yield was 4.28% in 2002 and 4.27% in 2001. On a fully tax-equivalent basis, the net yield increased from 4.57% to 4.58% in 2002. As a comparison, Omega's regional peer group reported an average net interest margin of 4.08% through September 30, 2002 versus Omega's 4.56% for the same reporting period.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 13 o

                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)



Years Ended December 31,
-----------------------------------------------------------------------------------
                                                              2002
                                            ---------------------------------------

                                             Average                        Yield/
                                            Balance(1)      Interest         Rate
-----------------------------------------------------------------------------------

ASSETS

Interest earning assets:
  Taxable loans(5) ....................    $   730,272     $    50,948       6.98%
  Tax-exempt loans ....................         45,570           1,947       4.27
                                           ----------------------------------------
      Total loans .....................        775,842          52,895       6.82
  Taxable investment securities .......        168,671           7,816       4.63
  Tax-exempt investment securities ....         95,875           3,867       4.03
                                           ----------------------------------------
      Total investment securities .....        264,546          11,683       4.42
  Interest bearing deposits ...........         11,976             177       1.48
  Federal funds sold ..................         13,057             205       1.57
                                           ----------------------------------------
Total interest earning assets .........      1,065,421          64,960       6.10
Non-interest earning assets:
  Cash and due from banks .............         30,729
  Allowance for loan losses ...........        (11,343)
  Premises and equipment ..............         15,130
  Other assets(7) .....................         49,873
                                           ------------
      Total assets ....................    $ 1,149,810
                                           ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2)..    $   269,610           1,970       0.73
  Savings deposits ....................        118,329           1,441       1.22
  Time deposits .......................        394,710          14,366       3.64
  Other, including short-term
    borrowings, long-term debt,
    and other interest bearing
    liabilities .......................         55,779           1,546       2.77
                                           ----------------------------------------
Total interest bearing liabilities ....        838,428          19,323       2.30
                                                               -------
Non-interest bearing liabilities:
  Demand deposits .....................        138,403
  Other ...............................         12,428
Shareholders' equity ..................        160,551
                                           ------------
      Total liabilities and
        shareholders' equity ..........    $ 1,149,810
                                           ============

Net interest income ...................                    $    45,637
                                                           -----------
Net yield on interest earning assets(3)                                      4.28%
                                                                            ------
Net interest income and yield
  tax-equivalent basis(4) .............                    $    48,768       4.58%
                                                           -----------------------



Notes:

1)    Average balances were calculated using a daily average.
2)    Includes NOW, money management and money market accounts.
3) Net yield on interest earning assets is net interest income divided by average interest earning assets.
4) Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax-equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.
5) Non-accruing loans and investments are included in the above table until they are charged off.
6) The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

7) Includes gross unrealized gains on securities available for sale: $8,614 in 2002 $5,558 in 2001 and $154 in 2000.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                     o 14 o

                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)



Years Ended December 31,
----------------------------------------------------------------------------------
                                                               2001
                                           ---------------------------------------

                                             Average                        Yield/
                                            Balance(1)       Interest        Rate
-----------------------------------------------------------------------------------
ASSETS

Interest earning assets:
  Taxable loans(5) ....................    $   733,318     $    59,498       8.11%
  Tax-exempt loans ....................         35,879           1,935       5.39
                                           ----------------------------------------
      Total loans .....................        769,197          61,433       7.99
  Taxable investment securities .......        161,081           9,399       5.83
  Tax-exempt investment securities ....         94,593           3,881       4.10
                                           ----------------------------------------
      Total investment securities .....        255,674          13,280       5.19
  Interest bearing deposits ...........          6,181             161       2.60
  Federal funds sold ..................         26,139           1,132       4.33
                                           ----------------------------------------
Total interest earning assets .........      1,057,191          76,006       7.19
Non-interest earning assets:

  Cash and due from banks .............         33,066
  Allowance for loan losses ...........        (11,547)
  Premises and equipment ..............         14,964
  Other assets(7) .....................         39,821
                                           ------------
      Total assets ....................    $ 1,133,495
                                           ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2)..    $   247,177           3,431       1.39
  Savings deposits ....................        104,250           2,134       2.05
  Time deposits .......................        433,262          22,677       5.23
  Other, including short-term
    borrowings, long-term debt,
    and other interest bearing
    liabilities .......................         56,458           2,621       4.64
                                            ---------------------------------------
Total interest bearing liabilities ....        841,147          30,863       3.67
                                                               -------
Non-interest bearing liabilities:
  Demand deposits .....................        124,995
  Other ...............................         13,863
Shareholders' equity ..................        153,490
                                           ------------
      Total liabilities and
        shareholders' equity ..........    $ 1,133,495
                                           ============

Net interest income ...................                    $    45,143
                                                           -----------
Net yield on interest earning assets(3)                                      4.27%
                                                                             ------
Net interest income and yield
  tax-equivalent basis(4) .............                    $    48,275       4.57%
                                                           ------------------------



                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)

Years Ended December 31,
-----------------------------------------------------------------------------------
                                                             2000
                                             --------------------------------------
                                             Average                        Yield/
                                             Balance(1)        Interest      Rate
-----------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Taxable loans(5) ....................    $   695,469    $   59,568         8.57%
  Tax-exempt loans ....................         33,399         1,935         5.79
                                            ---------------------------------------
      Total loans .....................        728,868        61,503         8.44
  Taxable investment securities .......        182,875        10,953         5.99
  Tax-exempt investment securities ....         75,660         3,198         4.23
                                           ----------------------------------------
      Total investment securities .....        258,435        14,151         5.48
  Interest bearing deposits ...........            891            56         6.29
  Federal funds sold ..................         19,522         1,235         6.33
                                           ----------------------------------------
Total interest earning assets .........      1,007,716        76,945         7.64

Non-interest earning assets:
  Cash and due from banks .............         32,921
  Allowance for loan losses ...........        (11,951)
  Premises and equipment ..............         14,412
  Other assets(7) .....................         34,738
                                           ------------
      Total assets ....................    $ 1,007,836
                                           ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2)..    $   237,029         3,944         1.66
  Savings deposits ....................        101,524         2,284         2.25
  Time deposits .......................        403,163        22,062         5.47
  Other, including short-term
    borrowings, long-term debt,
    and other interest bearing
    liabilities .......................         47,454         2,836         5.98
                                           ----------------------------------------
Total interest bearing liabilities ....        789,170        31,126         3.94
                                                           =========
Non-interest bearing liabilities:
  Demand deposits .....................        121,541
  Other ...............................         13,251
Shareholders' equity ..................        153,874
                                           ------------
      Total liabilities and
        shareholders' equity ..........    $ 1,007,836
                                           ============

Net interest income ...................                   $    45,819
                                                          -----------
Net yield on interest earning assets(3)                                      4.55%
                                                                            -------
Net interest income and yield
  tax-equivalent basis(4) .............                   $    48,583        4.82%
                                                          -------------------------



                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)


Years Ended December 31,
--------------------------------------------------------------------------------
                                                     2002 Compared to 2001
                                                 Increase (Decrease)  Due To(6)
                                                --------------------------------

                                                 Volume      Rate       Total
--------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Taxable loans(5) ....................    $   (247)    $ (8,303)    $ (8,550)
  Tax-exempt loans ....................         461         (449)          12
                                           -------------------------------------
      Total loans .....................         214       (8,752)      (8,538)
  Taxable investment securities .......         425       (2,008)      (1,583)
  Tax-exempt investment securities ....          53          (67)         (14)
                                           -------------------------------------
      Total investment securities .....         478       (2,075)      (1,597)
  Interest bearing deposits ...........         106          (90)          16
  Federal funds sold ..................        (408)        (519)        (927)
                                           -------------------------------------
Total interest earning assets .........         390      (11,436)     (11,046)

Non-interest earning assets:
  Cash and due from banks .............
  Allowance for loan losses ...........
  Premises and equipment ..............
  Other assets(7) .....................

      Total assets ....................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2)..         289       (1,750)      (1,461)
  Savings deposits ....................         260         (953)        (693)
  Time deposits .......................      (1,882)      (6,429)      (8,311)
  Other, including short-term
    borrowings, long-term debt,
    and other interest bearing
    liabilities .......................         (32)      (1,043)      (1,075)
                                           -------------------------------------
Total interest bearing liabilities ....      (1,365)     (10,175)     (11,540)

Non-interest bearing liabilities:
  Demand deposits .....................
  Other ...............................
Shareholders' equity ..................

      Total liabilities and
        shareholders' equity ..........

Net interest income ...................       1,755     $ (1,261)    $    494
                                           -------------------------------------
Net yield on interest earning assets(3)

Net interest income and yield
  tax-equivalent basis(4) .............



                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)


Years Ended December 31,
--------------------------------------------------------------------------------
                                                     2001 Compared to 2000
                                                 Increase (Decrease) Due To(6)
                                                --------------------------------

                                                 Volume      Rate       Total
--------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Taxable loans(5) .........................    $ 3,186     $(3,256)    $   (70)
  Tax-exempt loans .........................        139        (139)          0
                                                --------------------------------
      Total loans ..........................      3,325      (3,395)        (70)
  Taxable investment securities ............     (1,269)       (285)     (1,554)
  Tax-exempt investment securities .........        784        (101)        683
                                                --------------------------------
      Total investment securities ..........       (485)       (386)       (871)
  Interest bearing deposits ................        156         (51)        105
  Federal funds sold .......................        351        (454)       (103)
                                                --------------------------------
Total interest earning assets ..............      3,347      (4,286)       (939)
Non-interest earning assets:
  Cash and due from banks ..................
  Allowance for loan losses ................
  Premises and equipment ...................
  Other assets(7) ..........................

      Total assets .........................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2) ......        159        (672)       (513)
  Savings deposits .........................         59        (209)       (150)
  Time deposits ............................      1,606        (991)        615
  Other, including short-term
    borrowings, long-term debt,
    and other interest bearing
    liabilities ............................        484        (699)       (215)
                                                --------------------------------
Total interest bearing liabilities .........      2,308      (2,571)       (263)
                                                --------------------------------
Non-interest bearing liabilities:
  Demand deposits ..........................
  Other ....................................
Shareholders' equity .......................

      Total liabilities and
        shareholders' equity ...............

Net interest income ........................    $ 1,039     $(1,715)    $  (676)
                                                --------------------------------
Net yield on interest earning assets(3) ....

Net interest income and yield
  tax-equivalent basis(4) ..................

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 15 o

[BAR GRAPH REPRESENTED BY DATA BELOW]

Net Interest Yield

2002    Yield on Earning Assets         6.10%
        Cost to Fund Earning Assets     1.81%
        Net Interest Yield              4.28%

2001    Yield on Earning Assets         7.19%
        Cost to Fund Earning Assets     2.92%
        Net Interest Yield              4.27%

2000    Yield on Earning Assets         7.64%
        Cost to Fund Earning Assets     3.09%
        Net Interest Yield              4.55%

1999    Yield on Earning Assets         7.40%
        Cost to Fund Earning Assets     2.75%
        Net Interest Yield              4.65%

1998    Yield on Earning Assets         7.75%
        Cost to Fund Earning Assets     2.96%
        Net Interest Yield              4.82%


Provision for Loan Losses

      Omega's provision for loan losses was $630,000 in 2002 and $500,000 in 2001, an increase of $130,000 or 26.0%. In 2002, net charge-offs exceeded the provision for loan losses by $172,000, while in 2001 the net charge-offs exceeded the provision by $398,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2002 and 2001 were .10% and .12%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 33.9% at year-end 2002 and 31.8% at the end of 2001. The allowance for loan losses as a ratio to net loans was 1.42% and 1.48% at December 31, 2002 and 2001, respectively. The ratio of net charge-offs to average loans for Omega's regional peers as of September 30, 2002 was .14%. For that same reporting period, Omega's ratio was .14%.

Non-Interest Income

      Omega remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the continued increase in income from traditional bank services. In 2000, 2001 and 2002, 12.1%, 13.2% and 16.3%, respectively of total revenues was derived from service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us to be responsive to their financial needs through personalized service and product design. Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $13,026,000 during 2002 for a 9.8% or $1,158,000 increase when compared to $11,868,000 for 2001. New services were unveiled in 2002, which further catered to our customers' needs. Early in 2003, Omega added yet another financial service, through an agreement with a broker-dealer which allows new financial products, such as annuities and other investments, to be sold at Omega's banking offices. Management anticipates that these products will be well received and will further increase fee income in future years.

      Bank-owned life insurance (BOLI) continues to generate non-interest income each year as the cash surrender value increases. The BOLI cash surrender value increased by $1,523,000 in 2002, as compared to $1,092,000 in 2001.

[BAR GRAPH REPRESENTED BY DATA BELOW]

Non-Interest Income to Average Assets
[text omitted]
2002            1.26%
2001            1.14%
2000            1.10%
1999            0.98%
1998            0.95%

      As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was 1.26% for 2002, as compared to 1.14% in 2001. When compared to our regional peers (most current data as of September 30, 2002), Omega's ratio was 1.30% and the peer average was 0.79%.

      In 2002, net gains from investment securities decreased by $60,000, or 12.7% to $412,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year.

      Likewise, other non-recurring gains or losses can be realized in a given year based upon unique circumstances. For example, in 2001 management made a decision to sell two blocks of mortgage loans in order to reduce interest rate risk within the balance sheet. Book value of the loans on the dates of the sales in November of 2001 was $35,895,000, producing a gain of $749,000. In 2002, gains on the sale of loans and other assets were only $73,000.

      In total, net gains realized on the sale of investment securities, loans and other assets were $485,000 in 2002 versus $1,194,000 in 2001, resulting in a decrease in non-interest income of $709,000, or 59.4%. These net gains represented .04% of average assets in 2002, as compared to .10% in 2001.

Non-Interest Expense

      In order to optimize earnings, Omega's management strives to minimize operating expense where feasible to produce the highest levels of income possible. Total non-interest expenses were $36,212,000 for 2002 as compared to $35,265,000 for 2001, representing an increase of $947,000, or 2.7%.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 16 o

      Salaries and employee benefits increased by 1.7%, or $328,000 in 2002 as compared to 2001. Omega was able to decrease the number of full time equivalent employees during the year. Omega employed one employee for every $2,311,000 in average assets in 2002, versus $2,210,000 of average assets in 2001.

      Occupancy and equipment increased by $396,000, or 8.9%, driven primarily by costs for technology advances. All other non-interest expenses of $11,595,000 increased in total by $223,000, or 2.0% in 2002 as compared to 2001. Data processing fees associated with providing new services and emergency planning accounted for 54% of the increased expenses.

[BAR GRAPH REPRESENTED BY DATA BELOW]

Non-Interest Expense to Average Assets
[text omitted]
2002            3.15%
2001            3.11%
2000            3.19%
1999            3.16%
1998            3.14%

      As a percentage of average assets, non-interest expense was 3.15% for 2002 as compared to 3.11% in 2001. At September 30, 2002, Omega's ratio of non-interest expense to average assets was 3.10%, compared to a regional peer average of 2.80%.

Income Taxes

      Income tax expense for 2002 amounted to $5,650,000 compared to $5,877,000 in 2001. The effective tax rate was 23.7% in 2002 versus 25.0% in 2001. The improvement in 2002 was due to the increase in the yield of tax-exempt assets. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 2002 by 8.4% or $10,973,000, decreasing the federal tax rate by 7.6%, as compared to 2001, when the tax rate was decreased by 7.5% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 12.3%, 11.5% and 10.1% in 2002, 2001 and 2000, respectively. Tax-exempt income as a percentage of income before income tax was 24.4%, 24.7% and 22.1% in 2002, 2001 and 2000, respectively. See Note 11 of
Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and certain earnings ratios for the past three years.

                                      2002              2001              2000
--------------------------------------------------------------------------------
Net income ...............       $   18,179        $   17,655        $   17,129
Return on average assets .             1.58%             1.56%             1.59%
Return on average equity .            11.32             11.50             11.13

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on assets for 2002 and 2001.

                                           2002                     2001
                                    ------------------------------------------
                                           % of                     % of
                                          Average                  Average
                                          Assets                   Assets
                                    ------------------------------------------
Net interest income ............    $ 45,637      3.97%    $ 45,143        3.98%
Loan loss provision ............        (630)    (0.05)        (500)      (0.04)
Trust fees .....................       3,585      0.31        3,358        0.30
Deposit service fees ...........       5,099      0.44        4,138        0.37
Other fees .....................       4,342      0.38        4,372        0.39
BOLI ...........................       1,523      0.13        1,092        0.10
Security gains .................         412      0.04          472        0.04
Gains on sale of
  other assets .................          73      0.01          722        0.06
                                    ------------------------------------------
Total non-interest
  income .......................      15,034      1.31       14,154        1.25
Employee expense ...............     (19,753)               (19,425)      (1.71)
Occupancy and
  equipment ....................       4,864)    (0.42)      (4,468)      (0.39)
Other non-interest
  expense ......................     (11,595)    (1.01)     (11,372)      (1.00)
                                    ------------------------------------------
Total non-interest
  expense ......................     (36,212)    (3.15)     (35,265)      (3.11)
Income tax expense .............      (5,650)    (0.49)      (5,877)      (0.52)
                                    ------------------------------------------
Net income .....................    $ 18,179      1.58%    $ 17,655        1.56%
                                    ------------------------------------------

Average assets .................    $1,149,810             $1,133,495


[BAR GRAPH REPRESENTED BY DATA BELOW]

Return on Average Assets
2002            1.58%
2001            1.56%
2000            1.59%
1999            1.63%
1998            1.66%


2001 Financial Performance Overview

      At $17,655,000, Omega's net income for 2001 represented a return on average assets (ROA) of 1.56%. A significant event occurring during the year was the sale of a block of mortgage loans, resulting in a notable increase in earnings. Although this type of transaction is a normal activity for financial institutions, it does not regularly occur in the course of annual operations at Omega. Therefore it is important to make adjustments for comparative purposes. While net income increased in 2001 by 3.1%, or $526,000, as compared to 2000, net operating income (defined as net income reduced by gains on securities and other non-recurring gains, net of tax) declined by $67,000, or 0.4%. On a diluted basis, net income per common share improved, reaching $2.01 in 2001, an increase of 7.5%, or $.14 over 2000.

      The key factors that defined the 2001 results are as follows:

      o     Strong, but declining net interest margin

      o     Increasing service-based fee income

      o     Other non-interest income growth

      o     Ongoing expense control

      o     Loan sales


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 17 o

      Assets were $1,158,629,000 at December 31, 2001, representing a $44,793,000, or 4.0%, increase from year-end 2000. Loans (net of unearned interest) were $760,354,000 compared to $751,985,000 at December 31, 2000, an increase of 1.1%, or $8,369,000. Deposits increased by $42,166,000, or 4.7%, at December 31, 2001 when compared to December 31, 2000.

      Return on average equity increased from 11.13% in 2000 to 11.50% in 2001, while return on average assets decreased slightly to 1.56% from 1.59% in 2000. Omega's Mid-Atlantic regional peer group with consolidated assets of $1 billion to $5 billion, as of December 31, 2001 reported return on average assets and return on average equity of 1.08% and 12.24%, respectively.

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

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on pages 14-15) shows average asset and liability balances, average interest rates and interest income and expense for the period 2000 to 2002. In addition, it shows the changes attributable to the volume and rate components of net interest income.

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

      Total interest bearing liabilities averaged $841,147,000 at a cost of $30,863,000 carrying a composite rate of 3.67%. This represented an increase in interest bearing liabilities of 6.6%, or $51,977,000, over 2000. The composite rate decreased by 27 basis points in 2001, from 3.94% in 2000. Interest expense decreased $2,571,000 due to lower rates and increased $2,308,000 due to volume and mix changes. These changes resulted in a net decrease of $263,000, or 0.8%, in interest expense. The most significant change in interest bearing liabilities was the increase in time deposits of $30,099,000, or 7.5%. Management believed that many consumers were interested in pulling funds out of the declining and uncertain stock market that existed in 2001 and securing their savings in a stable insured banking institution, and therefore enticed depositors with attractive rate specials. Also during 2001, borrowings were increased on average by $9,004,000, or 19.0% to fund the Corporation's stock repurchase program.

      Non-interest bearing funding sources, including equity, averaged $292,348,000 in 2001, compared to $288,666,000 in 2000, for an increase of
$3,682,000, or 1.3%. Most of the increase is attributed to non-interest bearing demand deposit balances. This increase in non-interest bearing funding sources resulted in a decrease of 17 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) to 2.92% in 2001 from 3.09% in 2000.

      Net interest income was $45,143,000 for 2001, a decrease of $676,000, or 1.5%, from 2000. The decrease in net interest income was the result of an increase of $1,039,000 due to volume and mix changes and a decrease of $1,715,000 as a result of interest rate effects. Net yield was 4.27% in 2001 and 4.55% in 2000. On a fully tax-equivalent basis, the net yield decreased from 4.82% to 4.57% in 2001. As a comparison, Omega's regional peer group reported an average net interest margin of 4.02% through December 31, 2001.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                   o Page 18 o

Provision for Loan Losses

      Omega's provision for loan losses was $500,000 in 2001 and $428,000 in 2000, an increase of $72,000 or 16.8%. In 2001, net charge-offs exceeded the provision for loan losses by $398,000, while in 2000 the net charge-offs exceeded the provision by $243,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2001 and 2000 were .12% and .09%, respectively, of average loans outstanding. The ratio of net charge-offs to average loans for Omega's regional peers as of December 31, 2001 was .14%. Non-performing loans as a ratio to the allowance for loan losses were 31.8% at year-end 2001 and 18.6% at the end of 2000. The allowance for loan losses as a ratio to net loans was 1.48% and 1.55% at December 31, 2001 and 2000, respectively.

Non-Interest Income

      Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $11,868,000 during 2001 for a 9.9%, or $1,071,000 increase when compared to $10,797,000 for 2000.

      Late in the fourth quarter of 2001, Omega purchased bank-owned life insurance (BOLI) in the amount of $8,000,000, bringing the balance to $30,216,000 at year-end 2001. The BOLI cash surrender value increased by $1,092,000 in 2001, as compared to $1,027,000 in 2000.

      As a percentage of average assets, non-interest income (excluding securities gains and other non-recurring gains) was 1.14% for 2001, as compared to 1.10% in 2000. The peer average was .75% in 2001.

    In 2001, net gains from investment securities increased by $140,000, or 42.2% to $472,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year.

    Likewise, other non-recurring gains or losses can be realized in a given year based upon unique circumstances. For example, in 2001 management made a decision to sell a block of mortgage loans in order to reduce interest rate risk within the balance sheet. Book value of the loans on the dates of the sales in November of 2001 was $35,895,000, producing a gain of $749,000.

    In total, net gains realized on the sale of investment securities, loans and other assets were $1,194,000 in 2001 versus $279,000 in 2000, resulting in an increase in non-interest income of $915,000, or 327.9%. These net gains represented .10% of average assets in 2001, as compared to .03% in 2000.

Non-Interest Expense

    In order to optimize earnings, Omega's management strives to minimize operating expense where feasible to produce the highest levels of income possible. Total non-interest expenses were $35,265,000 for 2001 as compared to $34,383,000 for 2000, representing an increase of $882,000, or 2.6%.

    Salaries and employee benefits increased by 0.8%, or $160,000 in 2001 as compared to 2000. Omega decreased the number of full time equivalent employees, as well as the cost of certain benefits programs. Omega employed one employee for every $2,210,000 in average assets in 2001, versus $2,121,000 of average assets in 2000.

    Occupancy and equipment increased by only $128,000, or 2.9%, even though three new branch offices had been established since the third quarter of 2000. All other non-interest expenses of $11,372,000 increased in total by $594,000, or 5.5% in 2001 as compared to 2000. Data processing fees associated with providing new services as well as the cost of consolidating three bank charters accounted for 32% of the increased expenses.

    As a percentage of average assets, non-interest expense was 3.11% for 2001 as compared to 3.19% in 2000. At December 31, 2001, Omega's regional peers had an average of 2.73% of non-interest expense to assets.

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

Net Income

    For comparative purposes, the following table sets forth earnings (in thousands of dollars) and certain earnings ratios for the past three years.


                                              2001         2000         1999
                                              ------------------------------

Net income..........................         $17,655      $17,129      $17,362
Return on average assets............            1.56%        1.59%        1.63%
Return on average equity............           11.50        11.13        11.30

    Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on assets for 2001 and 2000.

                                         2001                      2000
                                   ----------------------------------------
                                              % of                   % of
                                             Average                Average
                                             Assets                 Assets
                                   ----------------------------------------
Net interest income.....           $  45,143   3.98%     $   45,819   4.25%
Loan loss provision.....                (500) (0.04)           (428) (0.04)
Trust fees..............               3,358   0.30           3,258   0.30
Deposit service fees....               4,138   0.37           3,675   0.34
Other fees..............               4,372   0.39           3,864   0.36
BOLI....................               1,092   0.10           1,028   0.10
Security gains..........                 472   0.04             332   0.03
Gains on sale of
  other assets..........                 722   0.06             (53)    --
                                  -----------------------------------------
Total non-interest
  income................              14,154   1.25          12,104   1.12
Employee expense........             (19,425) (1.71)        (19,265) (1.79)
Occupancy and
  equipment.............              (4,468) (0.39)         (4,340) (0.40)
Other non-interest
  expense...............             (11,372) (1.00)        (10,778) (1.00)
                                  -----------------------------------------
Total non-interest
  expense...............             (35,265) (3.11)        (34,383) (3.19)
Income tax expense......              (5,877) (0.52)         (5,983) (0.56)
                                  -----------------------------------------
Net income..............          $   17,655   1.56%     $   17,129  (1.59%
                                  =========================================
Average Assets..........          $1,133,495             $1,077,836


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 19 o

                  Omega Financial Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                       December 31,
                                                               ------------------------------
                                                                2002                2001
                                                               ------------------------------

ASSETS
Cash and due from banks .....................................   $    36,049    $    39,072
Interest bearing deposits with other financial institutions .         8,757         31,812
Federal funds sold ..........................................        33,900         14,450
Investment securities available for sale ....................       251,508        266,658
Total loans, net of unearned interest .......................       779,819        760,354
Less: Allowance for loan losses .............................       (11,052)       (11,224)
                                                                --------------------------
                                                                    768,767        749,130
Premises and equipment,net ..................................        14,719         15,563
Bank-owned life insurance ...................................        31,739         30,216
Other assets ................................................         9,118         11,728
                                                                --------------------------
TOTAL ASSETS ................................................   $ 1,154,557    $ 1,158,629
                                                                ==========================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ......................................   $   148,498    $   138,433
  Interest bearing ..........................................       770,757        793,234
                                                                --------------------------
                                                                    919,255        931,667
Short-term borrowings .......................................        41,452         37,572
Other liabilities ...........................................        11,909         12,093
ESOP debt ...................................................         2,832          3,110
Long-term debt ..............................................        16,237         17,234
Other interest bearing liabilities ..........................           762            703
                                                                --------------------------
TOTAL LIABILITIES ...........................................       992,447      1,002,379
Commitments and Contingent Liabilities
Shareholders' Equity
Preferred stock, par value $5.00 per share:
  Authorized--5,000,000 shares;
  Issued and outstanding--219,781 shares Series A
  Convertible................................................         5,000          5,000
Unearned compensation related to ESOP debt ..................        (1,875)        (2,125)
Common stock, par value $5.00 per share:
  Authorized--25,000,000 shares;
  Issued--
    9,607,076 shares at December 31, 2002;
    9,447,623 shares at December 31, 2001
  Outstanding--
    8,099,778 shares at December 31, 2002;
    8,222,010 shares at December 31, 2001 ...................        48,035         47,238
Capital surplus .............................................        10,529          7,856
Retained earnings ...........................................       138,821        129,774
Accumulated other comprehensive income ......................         7,243          4,943
Cost of common stock in treasury:
  1,507,298 shares at December 31, 2002;
  1,225,613 shares at December 31, 2001 .....................       (45,643)       (36,436)
                                                                --------------------------
TOTAL SHAREHOLDERS' EQUITY ..................................       162,110        156,250
                                                                --------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..................   $ 1,154,557    $ 1,158,629
                                                                ==========================


The accompanying notes are an integral part of these statements.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 20 o

                  Omega Financial Corporation and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)*

                                                                        Years Ended December 31,
                                                                   ------------------------------
                                                                       2002       2001       2000
                                                                   ------------------------------
INTEREST INCOME:
Interest and fees on loans .....................................   $ 52,895   $ 61,433   $ 61,503
                                                                   ------------------------------
Interest and dividends on investment securities:
  Taxable interest income ......................................      7,131      8,817     10,321
  Tax-exempt interest income ...................................      3,867      3,881      3,198
  Dividend income ..............................................        685        582        632
Other interest income ..........................................        382      1,293      1,291
                                                                   ------------------------------
TOTAL INTEREST INCOME ..........................................     64,960     76,006     76,945
INTEREST EXPENSE:
Interest on deposits ...........................................     17,777     28,242     28,290
Interest on short-term borrowings ..............................        754      1,605      2,240
Interest on long-term debt and
other interest bearing liabilities .............................        792      1,016        596
                                                                   ------------------------------
TOTAL INTEREST EXPENSE .........................................     19,323     30,863     31,126
                                                                   ------------------------------
NET INTEREST INCOME ............................................     45,637     45,143     45,819

Provision for loan losses ......................................        630        500        428
                                                                   ------------------------------
INCOME FROM CREDIT ACTIVITIES ..................................     45,007     44,643     45,391
OTHER INCOME:
Trust fees .....................................................      3,585      3,358      3,258
Service fees on deposit accounts ...............................      5,099      4,138      3,675
Service fees on loans ..........................................      1,227      1,512        771
Earnings on bank-owned life insurance ..........................      1,523      1,092      1,027
Net gains on investment securities available for sale ..........        412        472        332
Gain (loss) on sale of loans and other assets ..................         73        722        (53)
Other ..........................................................      3,115      2,860      3,094
                                                                   ------------------------------
TOTAL OTHER INCOME .............................................     15,034     14,154     12,104
OTHER EXPENSE:
Salaries and employee benefits .................................     19,753     19,425     19,265
Net occupancy expense ..........................................      2,287      2,302      2,132
Equipment expense ..............................................      2,577      2,166      2,208
Data processing service ........................................      1,740      1,620      1,470
FDIC insurance premiums ........................................        160        165        174
Other ..........................................................      9,695      9,587      9,134
                                                                   ------------------------------
TOTAL OTHER EXPENSE ............................................     36,212     35,265     34,383
                                                                   ------------------------------
INCOME BEFORE INCOME TAXES .....................................     23,829     23,532     23,112
Income tax expense .............................................      5,650      5,877      5,983
                                                                   ------------------------------
NET INCOME .....................................................   $ 18,179   $ 17,655   $ 17,129
                                                                   ==============================
EARNINGS PER SHARE
Basic ..........................................................   $   2.17   $   2.08   $   1.92
Diluted ........................................................       2.10       2.01       1.87
Weighted average shares and equivalents:
Basic ..........................................................      8,189      8,287      8,725
Diluted ........................................................      8,621      8,721      9,144

The accompanying notes are an integral part of these statements

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT

                                  o Page 21 o

                  Omega Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands, except share data)

                                                                     Years Ended December 31, 2000, 2001 and 2002
                                                  ----------------------------------------------------------------------------------
                                                                                                    Accumulated  Cost of
                                                              Unearned                              Other Com-   Common
                                                  Preferred   Compen-   Common   Capital  Retained  prehensive   Stock In
                                                   Stock      sation    Stock    Surplus  Earnings    Income     Treasury    Total
                                                  ---------------------------------------------------------------------------------
Balance at December 31, 1999....................   $5,000     $(2,625)  $46,299  $ 4,825  $113,204  $  817       $(16,369) $151,151
Comprehensive income:
  Net income....................................                                            17,129
  Change in unrealized securities gains, net....                                                       768
Total comprehensive income......................                                                                             17,897
Common dividends declared--
  $1.03 per share...............................                                            (8,978)                          (8,978)
Cash dividends, preferred--$1.80 per share.......                                             (396)                            (396)
Amortization of unearned compensation...........                  250                                                           250
Tax benefit from employee stock options.........                                                77                               77
Tax benefit from preferred stock dividends
  paid to ESOP..................................                                                72                               72
Purchase of treasury stock--240,826 shares.......                                                                  (6,354)   (6,354)
Exercised employee stock options--
  73,302 shares.................................                            366    1,119                                       1,485
                                                  ---------------------------------------------------------------------------------
Balance at December 31, 2000....................    5,000      (2,375)   46,665    5,944   121,108   1,585        (22,723)  155,204
Comprehensive income:
  Net income....................................                                            17,655
  Change in unrealized securities gains, net....                                                     3,358
Total comprehensive income......................                                                                             21,013
Common dividends declared--
  $1.07 per share...............................                                            (8,829)                          (8,829)
Cash dividends, preferred--$1.80 per share.......                                             (396)                            (396)
Amortization of unearned compensation...........                  250                                                           250
Tax benefit from employee stock options.........                                               171                              171
Tax benefit from preferred stock dividends
  paid to ESOP..................................                                                65                               65
Purchase of treasury stock--499,512 shares......                                                                  (13,713)  (13,713)
Exercised employee stock options--
  114,539 shares................................                            573    1,912                                      2,485
                                                  ---------------------------------------------------------------------------------
Balance at December 31, 2001....................    5,000      (2,125)   47,238    7,856   129,774   4,943        (36,436)  156,250
Comprehensive income:
  Net income....................................                                            18,179
  Change in unrealized securities gains, net....                                                     2,300
Total comprehensive income......................                                                                             20,479
Common dividends declared--
  $1.13 per share...............................                                            (9,227)                          (9,227)
Cash dividends, preferred--$1.80 per share.......                                             (396)                            (396)
Amortization of unearned compensation...........                  250                                                           250
Tax benefit from employee stock options.........                                               432                              432
Tax benefit from preferred stock dividends
  paid to ESOP..................................                                                59                               59
Purchase of treasury stock--281,685 shares.......                                                                  (9,207)   (9,207)
Exercised employee stock options--
  159,453 shares................................                            797    2,673                                      3,470
                                                  ---------------------------------------------------------------------------------
Balance at December 31, 2002....................   $5,000     $(1,875)  $48,035  $10,529  $138,821  $7,243       $(45,643) $162,110
                                                  =================================================================================

The accompanying notes are an integral part of these statements.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT

                                  o Page 22 o

                  Omega Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                          Years Ended December 31,
                                                                                   ----------------------------------
                                                                                      2002         2001        2000
Cash flows from operating activities:
  Net income ...................................................................   $ 18,179    $  17,655    $ 17,129
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ..............................................      3,523        2,097       2,048
    Provision for loan losses ..................................................        630          500         428
    Gain on sale of investment securities ......................................       (412)        (212)       (271)
    Non-monetary exchange of cost-method investments ...........................       --            (68)        (61)
    Gain on sale of fixed assets and other property owned ......................        (11)         (47)        (24)
    (Gain) loss on sale of loans ...............................................        (62)        (675)         80
    Increase in deferred tax asset .............................................        (88)          (1)       (391)
    Increase in cash surrender value of bank-owned life insurance ..............     (1,523)      (1,092)     (1,013)
    Decrease (increase) in interest receivable and other assets ................      1,165        1,451      (1,252)
    (Decrease) increase in interest payable ....................................       (547)        (635)        240
    Increase (decrease) in taxes payable .......................................        488         (180)        732
    Amortization of deferred net loan (fees) costs .............................       (311)        (340)        102
    Deferral of net loan fees ..................................................        538          771         112
    (Increase) decrease in accounts payable and accrued expenses ...............       (257)         464         588
                                                                                   ----------------------------------
      Total adjustments ........................................................      3,133        2,033       1,318
                                                                                   ----------------------------------
Net cash provided by operating activities ......................................     21,312       19,688      18,447
Cash flows from investing activities:
  Proceeds from the sale or maturity of investment securities available
  for sale......................................................................     99,701       93,712      79,956
  Purchase of investment securities available for sale .........................    (82,072)    (113,559)    (48,344)
  Net change in interest bearing deposits with other banks .....................     23,055      (30,717)       (223)
  Increase in loans ............................................................    (25,571)     (45,790)    (48,062)
  Gross proceeds from sale of loans ............................................      5,139       36,767          60
  Capital expenditures .........................................................     (1,271)      (3,078)     (1,472)
  Sale of fixed assets and other property owned ................................        341          269         143
  Net change in federal funds sold .............................................    (19,450)      25,300     (37,775)
  Purchase of bank-owned life insurance ........................................       --         (8,000)       --
                                                                                   ----------------------------------
Net cash used in investing activities ..........................................       (128)     (45,096)    (55,717)
Cash flows from financing activities:
  Net change in deposits .......................................................    (12,412)      42,166      37,906
  Increase in short-term borrowings, net .......................................      3,880        2,157      17,122
  Issuance of long-term debt ...................................................         54         --          --
  Principal payment on long-term debt ..........................................     (1,051)        --          --
  Net change in other interest bearing liabilities .............................         59           53          50
  Dividends paid ...............................................................     (9,491)      (9,244)     (9,328)
  Tax benefit from preferred stock dividend and stock option activity ..........        491          236         149
  Issuance of common stock .....................................................      3,470        2,485       1,485
  Acquisition of treasury stock ................................................     (9,207)     (13,713)     (6,354)
                                                                                   ----------------------------------
Net cash (used in) provided by financing activities ............................    (24,207)      24,140      41,030
                                                                                   ----------------------------------
Net (decrease) increase in cash and due from banks .............................   $ (3,023)   $  (1,268)   $  3,760
                                                                                   ----------------------------------
Cash and due from banks at beginning of period .................................   $ 39,072    $  40,340    $ 36,580
Cash and due from banks at end of period .......................................     36,049       39,072      40,340
                                                                                   ----------------------------------
Net (decrease) increase in cash and due from banks .............................   $ (3,023)   $  (1,268)   $  3,760
                                                                                   ==================================
Interest paid ..................................................................   $ 19,918    $  31,498    $ 30,886
Income taxes paid ..............................................................      4,790        5,786       5,496

The accompanying notes are an integral part of these statements.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT

                                  o Page 23 o

                  Omega Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years Ended December 31, 2002, 2001, and 2000

NATURE OF OPERATIONS

    Omega Financial Corporation is a financial holding company operating primarily in central Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of one bank and three active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking and financial services through 44 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, and Bedford counties. Each of Omega's entities are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiary also provides a variety of trust services. Omega has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products to its local market. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

[1]   SUMMARY OF SIGNIFICANT
      ACCOUNTING POLICIES

      The accounting policies of Omega Financial Corporation and its wholly owned subsidiaries conform to accounting principles generally accepted in the United States and to general financial services industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

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

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities

      Securities classified as available for sale, which include marketable investment securities, are stated at market value, with the unrealized gains and losses, net of tax, reported as a component of comprehensive income, until realized. Investment securities for which management has the positive intent and ability to hold the security to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. (See Note 3).

Loans

      Loans are stated at the principal amounts outstanding, net of unearned income. Interest income on all loans, other than non-accrual loans, is accrued over the term of the loans based on the amount of principal outstanding, except on certain installment loans granted at Omega Bank, on which interest is recognized as income under a method that approximates the interest method.

      Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be well-secured and fully collectible as to both principal and interest.

      Loans are considered for charge-off when

(1) principal or interest has been in default for 120 days or more and for which no payment has been received during the previous four months,
(2) all collateral securing the loan has been liquidated and a deficiency balance remains,
(3)   a bankruptcy notice is received for an unsecured loan, or
(4)   the loan is deemed to be uncollectible for any other reason.

      Loans charged off are recorded against the allowance for loan losses.

      Management routinely evaluates all commercial loan accounts for impairment status. An impaired loan is defined as a commercial loan over $100,000 and classified as doubtful or substandard and in non-accrual status or troubled debt restructure. Impairment is recognized to the extent that the collateral fair value of the impaired loan is less than the loan balance. The difference between collateral fair value and the loan balance is factored into the loan loss reserve specific allocations when determining the adequacy of the allowance for loan losses.

Loan Origination Fees and Costs

      Loan origination fees and related direct origination costs for a given loan are offset and the net amount is deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT

                                  o Page 24 o

Allowance for Loan Losses

      For financial reporting purposes, the provision for loan losses charged to current operating income is based on management's estimates, and ultimate losses may vary from estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known. In determining the adequacy of the allowance for loan losses, management makes specific allocations to watch list loans and pools of non-watch list loans for various credit risk factors, including the composition and growth of the loan portfolio, overall portfolio quality, levels of delinquent loans, specific problem loans, prior loan loss experience and current economic conditions that may affect a borrower's ability to pay. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.

Other Real Estate Owned and Held for Investment

      Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned and held for investment and are included in other assets at the lower of fair value minus estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2002 and 2001, the carrying value of other real estate owned and held for investment was $229,000 and $274,000, respectively.

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 7).

Bank-Owned Life Insurance

      The cash surrender value of bank-owned life insurance is carried as an asset and changes in cash surrender value are recorded as non-interest income. (See Note 6).

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

Stock-Based Compensation

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent annual and interim disclosures about the method used to account for stock-based compensation.

      Omega accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure provisions of FASB No. 148, "Accounting for Stock-Based Compensation." The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options granted subsequent to December 31, 1994. The estimated fair value of the options is amortized to expense over the vesting period.

      The fair value was estimated at the date of grant using a Black-Scholes option-pricing model utilizing various assumptions as disclosed in Note 15. Compensation expense, net of related tax, amounted to $653,000, $751,000 and $692,000 in 2002, 2001 and 2000, respectively and is included in the pro forma net income reported below (in thousands, except per share data).

                                           2002        2001        2000
                                          -------------------------------
Net income
  As reported........................     $18,179    $17,655     $17,129
  Pro forma..........................      17,526     16,904      16,437
Basic earnings per share
  As reported........................     $  2.17    $  2.08     $  1.92
  Pro forma..........................        2.09       1.99        1.84
Diluted earnings per share
  As reported........................     $  2.10    $  2.01     $  1.87
  Pro forma..........................        2.02       1.92        1.79

      The Black-Scholes option-valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Omega's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Reclassifications

      Certain items previously reported were reclassified to conform to the current year presentation.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 25 o

Recent Accounting Pronouncements

      In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and Issue No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that such a liability be recognized when the liability is incurred as opposed to the date of an entity's commitment to an exit plan, as defined in Issue No. 94-3. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement is not expected to have a material impact on the Company's results of operations or financial condition.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections (Statement 145). Among other things, Statement 145 eliminates the requirement under FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Similarly, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements has been rescinded. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30. Statement 145 also amends Statement 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). The adoption of this Statement is not expected to have a material impact on the Company's results of operations or financial condition.

      In October 2002, the Financial Accounting Standards Board issued Statement No. 147, "Acquisitions of Certain Financial Institutions." The Statement provides guidance on the accounting for the acquisition of a financial institution, which had previously been addressed in FASB Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." Statement 72 required that the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets be recognized as an unidentifiable intangible asset. That asset was to be amortized over a period no greater than the life of the long-term interest bearing assets acquired. Statement 147 states that this excess, if acquired in a business combination, represents goodwill that should be accounted for in accordance with FASB Statement No. 142, "Goodwill and Other Intangible Assets." The balance of previously recognized unidentifiable intangible assets arising from a business combination should be reclassified to goodwill as of the date the company initially adopted Statement 142. Companies that reclassify goodwill in accordance with the Statement are then required to restate previously issued financial statements to present the balance sheet and income statement as if the unidentifiable intangible asset had been reclassified as of the date the company adopted Statement 142. The provisions of Statement 147 are effective October 1, 2002. The Company's adoption of this Statement is not expected to have a material impact on its results of operations or financial condition.

      Financial Accounting Standards Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for annual periods ending after December 15, 2002. This interpretation requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, and guarantees of a company's own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under Financial Accounting Standards Statement No. 133, a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance not price. Significant guarantees that have been entered into by the Corporation are disclosed in the notes to the consolidated financial statements. The Corporation does not expect the requirements of FIN 45 to have a material impact on results of operations, financial condition or liquidity.

      In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). The objective of FIN 46 is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation were effective upon issuance for all new variable interest entities and as of July 1, 2003, and for all variable interest entities that existed at the date of its issuance. The provisions of FIN 46 are not expected to have a material impact on the Corporation's financial condition or results of operations.

[2]   RESTRICTIONS ON CASH AND DUE FROM BANKS

    Omega's banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $6,564,000 and $2,700,000 as of December 31, 2002 and 2001, respectively.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 26 o

[3]   INVESTMENT SECURITIES (In Thousands)

                                                                                                 December 31, 2002
                                                                                ---------------------------------------------------
Securities classified as Available for Sale                                                         Weighted    Gross      Gross
                                                                                Amortized  Market   Average   Unrealized Unrealized
Type and maturity                                                                 Cost      Value    Yield      Gains      Losses
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
    Within one year............................................................. $ 60,847  $ 61,749    3.84%   $  902      $--
    After one year but within five years........................................   71,123    73,629    4.11     2,506       --
    After five years but within ten years.......................................       --        --      --        --       --
    After ten years.............................................................       --        --      --        --       --
Obligations of state and political subdivisions
    Within one year.............................................................   31,094    31,577    6.16       483       --
    After one year but within five years........................................   54,964    57,599    5.77     2,635       --
    After five years but within ten years.......................................       --        --      --        --       --
    After ten years.............................................................       --        --      --        --       --
Corporate and other securities
    Within one year.............................................................    4,500     4,532    6.03        32       --
    After one year but within five years........................................    2,723     2,775    4.74        52       --
    After five years but within ten years.......................................       10        10    4.99        --       --
    After ten years.............................................................       --        --      --        --       --
Mortgage-backed securities
    Within one year.............................................................      993     1,009    6.84        16       --
    After one year but within five years........................................    2,021     2,101    5.02        80       --
    After five years but within ten years.......................................       --        --      --        --       --
    After ten years.............................................................    1,116     1,136    6.74        24       (4)
Common stock....................................................................   10,980    15,391     N/M     4,453      (42)
                                                                                --------------------------------------------------
Total........................................................................... $240,371  $251,508    4.79%  $11,183     $(46)
                                                                                ==================================================
                                                                                                  December 31, 2001
                                                                                 -------------------------------------------------
Securities classified as Available for Sale                                                       Weighted     Gross      Gross
                                                                                Amortized  Market  Average  Unrealized  Unrealized
Type and maturity                                                                 Cost     Value    Yield      Gains      Losses
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
    Within one year............................................................  $ 43,716    $ 44,267    6.25%  $   551    $ --
    After one year but within five years........................................   70,545      72,221    4.67     1,676      --
    After five years but within ten years.......................................       --          --      --        --      --
    After ten years.............................................................       --          --     --        --       --
Obligations of state and political subdivisions
    Within one year.............................................................   21,576      21,873    6.39       297      --
    After one year but within five years........................................   85,116      86,547    5.85     1,431      --
    After five years but within ten years.......................................      691         685    5.94        --       (6)
    After ten years.............................................................       --          --      --        --      --
Corporate and other securities
    Within one year.............................................................   10,957      11,138    6.33       182      (1)
    After one year but within five years........................................    8,472       8,638    6.08       214     (48)
    After five years but within ten years.......................................       10          10    4.94        --      --
    After ten years.............................................................       --          --      --        --      --
Mortgage-backed securities
    Within one year.............................................................      192         193    6.32         1      --
    After one year but within five years........................................    6,142       6,305    6.91       163      --
    After five years but within ten years.......................................       --          --      --        --      --
    After ten years.............................................................    1,686       1,734    7.25        48      --
Common stock....................................................................    9,961      13,047     N/M     3,152     (66)
                                                                                --------------------------------------------------
Total........................................................................... $259,064    $266,658    5.70%  $ 7,715   $(121)
                                                                                ==================================================

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 27 o

                                                                                                 December 31, 2000
                                                                                 -------------------------------------------------
Securities classified as Available for Sale                                                        Weighted    Gross      Gross
                                                                                Amortized  Market  Average   Unrealized Unrealized
Type and maturity                                                                 Cost      Value   Yield      Gains      Losses
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
    Within one year............................................................. $ 52,094  $ 52,082   5.65%  $   40  $    (52)
    After one year but within five years........................................   43,622    44,027   6.31      421       (16)
    After five years but within ten years.......................................       --        --     --       --        --
    After ten years.............................................................       --        --     --       --        --
Obligations of state and political subdivisions
    Within one year.............................................................    8,219     8,231   6.64       14        (2)
    After one year but within five years........................................   67,432    67,440   6.16      200      (192)
    After five years but within ten years.......................................    1,406     1,389   6.05       --       (17)
    After ten years.............................................................       --        --     --       --        --
Corporate and other securities
    Within one year.............................................................   16,608    16,580   5.88        4       (32)
    After one year but within five years........................................   18,660    18,784   6.65      175       (51)
    After five years but within ten years.......................................    2,397     2,403   6.22       13        (7)
    After ten years.............................................................       --        --     --       --        --
Mortgage-backed securities
    Within one year.............................................................      547       546   5.50       --        (1)
    After one year but within five years........................................   11,702    11,746   7.08       47        (3)
    After five years but within ten years.......................................      260       259   4.63       --        (1)
    After ten years.............................................................    5,092     5,148   7.11       62        (6)
Common stock....................................................................   11,269    13,101    N/M    2,554      (722)
                                                                                --------------------------------------------------
Total........................................................................... $239,308  $241,736   6.17%  $3,530   $(1,102)
                                                                                ==================================================

N/M = Not meaningful

      Investment yields were computed on a tax-equivalent basis (using a 35% tax rate) for obligations of state and political subdivisions. Total weighted average yield does not include the common stock holdings.

      Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $122,830,000, $105,567,000 and $106,659,000 at December 31, 2002, 2001 and 2000,
respectively.

      In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                       Years Ended December 31,
                                                  ------------------------------
                                                        2002      2001     2000
--------------------------------------------------------------------------------
Gross proceeds from securities transactions......     $99,701   $93,712  $79,956
Securities available for sale:
    Realized gains...............................         412       312      575
    Realized losses..............................          --       247       --

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 28 o

[4]   LOANS

      Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                 December 31,
                                        --------------------------------------------------------------
                                           2002         2001         2000         1999         1998
                                        --------------------------------------------------------------
Commercial, financial and agricultural  $ 116,833    $ 123,938    $ 118,686    $ 107,093    $  97,901
Real estate--commercial ..............    293,010      262,613      229,294      204,809      198,987
Real estate--construction ............     36,690       20,736       18,305       16,039       15,890
Real estate--mortgage ................    195,180      194,422      206,864      200,561      227,846
Home equity ..........................     92,500       92,271       98,725       91,711       83,800
Personal .............................     45,445       65,871       78,797       82,079       95,060
Lease financing ......................        172          544        1,437        2,949        4,001
Unearned interest ....................        (11)         (41)        (123)        (293)        (518)
                                        --------------------------------------------------------------
  Total ..............................  $ 779,819    $ 760,354    $ 751,985    $ 704,948    $ 722,967
                                        ==============================================================
Non-accrual loans ....................  $   3,125    $   2,327    $   1,503    $   2,640    $   5,627

      Interest income not recorded on non-accrual loans in 2002, 2001 and 2000 was $262,000, $156,000 and $191,000, respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $327,000 in 2002, of which $65,000 was included in interest income for the year ended December 31, 2002.

      The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2002 and 2001 are $406,000 and $183,000, respectively.

[5]   ALLOWANCE FOR LOAN LOSSES

      A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                                        Years Ended December 31,
                                                                     ----------------------------------------------------
                                                                       2002        2001       2000      1999       1998
                                                                     ----------------------------------------------------
Balance of allowance--beginning of period .........................  $11,224    $11,622    $11,865    $11,772    $11,793
Loans charged off:
  Commercial, financial and agricultural ..........................       25        188        329        465        463
  Real estate--commercial .........................................      219        403        114        154        283
  Real estate--mortgage ...........................................       88         40       --         --         --
  Personal ........................................................      602        595        398        509        682
                                                                     ----------------------------------------------------
    Total charge-offs .............................................      934      1,226        841      1,128      1,428
Recoveries of loans previously charged off:
  Commercial, financial and agricultural ..........................       57         28         45         63        146
  Real estate--commercial .........................................        7        236          6         15         96
  Real estate--mortgage ...........................................        2          3       --         --         --
  Personal ........................................................       66         61        119         83        105
                                                                     ----------------------------------------------------
    Total recoveries ..............................................      132        328        170        161        347
Net charge-offs ...................................................      802        898        671        967      1,081
Provision for loan losses .........................................      630        500        428      1,060      1,060
                                                                     ----------------------------------------------------
Balance of allowance--end of period ...............................  $11,052    $11,224    $11,622    $11,865    $11,772
                                                                     ====================================================
Ratio of net charge-offs during period to average loans outstanding     0.10%      0.12%      0.09%      0.14%      0.15%
                                                                     ====================================================

      As of December 31, 2002, 2001 and 2000, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS No. 114 as amended by SFAS No. 118 is $1,388,000, $1,923,000 and $336,000, respectively.
The total allowance for loan losses related to those impaired loans is $590,000, $836,000 and $132,000, at December 31, 2002, 2001 and 2000, respectively. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 29 o

[6]   BANK-OWNED LIFE INSURANCE
      Omega has purchased bank-owned life insurance (BOLI) with a cash surrender value of $31,739,000 and $30,216,000 at December 31, 2002 and 2001,
respectively. The cash surrender value on the BOLI increased by $1,523,000, $1,092,000 and $1,028,000 in 2002, 2001 and 2000, respectively. These earnings are included with other non-interest income.

[7]   PREMISES AND EQUIPMENT
      Premises and equipment consist of the following (in thousands):

                                                               December 31,
                                         Estimated     ----------------------
                                        Useful Life       2002         2001
                                      ---------------------------------------
Land...............................            --       $  2,147    $  2,143
Premises and leasehold
  improvements.....................    5-40 years         19,117      19,432
Furniture, computer
  software and equipment...........    3-20 years         19,254      21,257
Construction in progress...........            --              7       1,331
                                                       ----------------------
                                                          40,525      44,163
Less: Accumulated depreciation.....                      (25,806)    (28,600)
                                                       ----------------------
                                                        $ 14,719    $ 15,563
                                                       ======================

      Depreciation expense on premises and equipment charged to operations was $2,116,000 in 2002, $1,738,000 in 2001 and $1,836,000 in 2000.

[8]   TIME DEPOSITS
    Time deposits consist of the following (in thousands):

                                                           December 31,
                                                       ---------------------
                                                        2002         2001
                                                       ---------------------
Time deposits $100,000 or greater................      $ 59,656     $ 76,414
Other time deposits..............................       310,110      347,430
                                                       ---------------------
                                                       $369,766     $423,844
                                                       =====================

    Aggregate amount of scheduled maturities of time deposits as of December 31, 2002 include the following (in thousands):

                                                           Time Deposits
                                                     -----------------------
                                                      $100,000
                                                     or greater      Other
                                                     -----------------------
Maturing in:
  2003...........................................     $31,383      $189,892
  2004...........................................      7,322         47,403
  2005...........................................     10,638         28,803
  2006...........................................      4,003         18,240
  2007...........................................      6,310         25,722
  Later..........................................         --             50
                                                     -----------------------
                                                     $59,656       $310,110
                                                     =======================

[9]   BORROWINGS
    Borrowings consist of the following (in thousands):
                                                           December 31,
                                                     ---------------------
                                                       2002        2001
                                                     ---------------------
Short-Term Borrowings:
Retail repurchase agreements.......................  $19,952     $16,072
Notes payable to Federal Home Loan Bank,
  with fixed rates between 1.45% and 2.66%.........   16,500      16,500
Note payable to Federal Home Loan Bank,
  with variable rate payable at prime minus
  271 basis points.................................    5,000       5,000
                                                     ---------------------
                                                     $41,452     $37,572
                                                     =====================
Long-Term Debt:
Notes payable to Federal Home Loan Bank,
  with fixed rates between 5.67% and 6.80%.........   $11,183     $12,234
Note payable to Federal Home Loan Bank,
  with variable rate payable at LIBOR plus
  8 basis points...................................     5,000       5,000
Note payable to GMAC, with fixed rate of 0%........        55          --
                                                     ----------------------
                                                      $16,237     $17,234
                                                     ======================

      Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt and are collateralized by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

      The fixed rate short-term notes payable, as of December 31, 2002, in the amount of $16,500,000 with the Federal Home Loan Bank are scheduled to mature between January and February of 2003 and were initiated to match fund commercial loans. The remaining $5,000,000 Federal Home Loan Bank short-term note payable will mature in April 2003, with the full principal balance payable upon maturity and were initiated to provide additional liquidity.

      Long-term notes payable to the Federal Home Loan Bank have maturities ranging from 2004 through 2011.

      Omega's total borrowing capacity with the Federal Home Loan Bank of Pittsburgh was $67,686,000 as of December 31, 2002. If the Corporation were to purchase additional Federal Home Loan Bank stock, the maximum borrowing capacity could be increased to $337,463,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

      Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $25,000,000 in 2002 and 2001, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 2002 or December 31, 2001 under these credit facilities.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 30 o

[10]  OPERATING LEASE OBLIGATIONS
      The Corporation has entered into a number of leasing arrangements that are classified as operating leases. The operating leases are for several branch locations, automatic teller machines (ATM) and computer equipment. The majority of the branch location and ATM leases are renewable at the Corporation's option. In addition, future rental payments on many of the branch and ATM leases are subject to change in relation to fluctuations in the Consumer Price Index. Future minimum lease commitments are based on current rental payments.

      The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002 (in thousands):

Years Ending December 31,
-----------------------------------------------------
2003...................................        $  323
2004...................................           277
2005...................................           243
2006...................................           203
2007...................................           158
Later years............................           802
                                               ------
Total minimum payments required........        $2,006
                                               ======

      Rental expense charged to operations, net of sub-lease income, was $206,000, $201,000 and $125,000 in 2002, 2001 and 2000, respectively, which includes short-term cancellable leases.

[11]  INCOME TAXES

      The components of income tax expense for the three years ended December 31, 2002 were (in thousands):

                                             2002       2001       2000
                                           ------------------------------
Current tax expense....................... $5,767      $5,857    $6,210
Deferred tax expense......................   (117)         20      (227)
                                           ------------------------------
Total tax expense......................... $5,650      $5,877    $5,983
                                           ==============================

      Income tax expense related to realized securities gains was $144,000 in 2002, $23,000 in 2001 and $201,000 in 2000.

      The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                 Years Ended December 31,
                                             -------------------------------
                                               2002        2001       2000
                                             -------------------------------
Federal tax at statutory rate.............     35.0%       35.0%      35.0%
Tax-exempt income.........................     (7.5)       (7.5)      (6.7)
Bank-owned life insurance earnings........     (2.2)       (1.6)      (1.5)
Low income housing credits................     (0.4)       (0.4)      (0.4)
Other, net................................     (1.2)       (0.5)      (0.4)
                                             -------------------------------
Effective rate............................     23.7%       25.0%      26.0%


      Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2002 and 2001. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                    December 31,
                                                 ----------------
                                                 2002        2001
                                                 ----        ----
Deferred Tax Assets
  Loan loss reserve ................          $ 3,868       $ 3,928
  Deferred compensation ............            1,124           990
  Employee benefits ................              414           419
  Interest on non-accrual loans ....               31            40
  Other ............................                3             3
                                               ------        ------
    Total ..........................            5,440         5,380
Deferred Tax Liabilities
  Depreciation .....................              (75)          (98)
  Unrealized net gains on securities           (4,098)       (2,858)
  Auto leases (net) ................              (65)         (242)
  Low income housing investments ...             (206)         (189)
  Other ............................             (546)         (387)
                                               ------        ------
    Total ..........................           (4,990)       (3,774)
                                               ------        ------
Net deferred tax asset included
  in other assets ..................          $   450       $ 1,606
                                               ======        ======

      Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.

[12] SHAREHOLDERS' EQUITY

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

      In January of 2002, the Board approved a new share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,222,010 common shares outstanding with 822,201 shares eligible to be repurchased. This program remained in effect through December 31, 2002, at which time 277,267 shares had been repurchased in conjunction with this program. See Note 21.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 31 o

[13]  CALCULATION OF EARNINGS PER SHARE

    The following table shows the calculation of earnings per share for the years ended December 31, 2002, 2001 and 2000 (in thousands, except per share data).

                                                                           Year Ended December 31,
                                               ---------------------------------------------------------------------
                                                             2002                               2001
                                               --------------------------------- -----------------------------------
                                                Income      Shares     Per-Share   Income      Shares     Per-Share
                                               Numerator  Denominator   Amount    Numerator  Denominator   Amount
                                               ---------------------------------------------------------------------
Net income...................................   $18,179                           $17,655
Less: Preferred stock dividends..............      (396)                             (396)
                                               ---------                          --------
Basic EPS
Income available to common shareholders......    17,783      8,189      $2.17      17,259      8,287       $2.08
                                                                        -----                              -----
Effect of Dilutive Securities
Impact of:
  Assumed conversion of preferred
    to common stock..........................                  346                               346
  Assumed exercises of outstanding options...                   86                                88
  Preferred stock dividends available
    to common shareholders...................       396                               396
  Elimination of tax benefit of
    allocated preferred dividends............       (80)                              (73)
  Additional expense required to
    fund ESOP debt...........................        (3)                              (16)
                                                ----------                      -----------
Diluted EPS
Income available to common
  shareholders plus assumed conversions......   $18,096      8,621      $2.10     $17,566      8,721       $2.01
                                                ================================================================

                                                               Year Ended December 31,
                                                        ----------------------------------
                                                                       2000
                                                         ---------------------------------
                                                          Income      Shares     Per-Share
                                                         Numerator  Denominator   Amount
                                                        ----------------------------------
Net income...................................             $17,129
Less: Preferred stock dividends..............                (396)

Basic EPS
Income available to common shareholders......              16,733     8,725       $1.92
                                                                                  -----
Effect of Dilutive Securities
Impact of:
  Assumed conversion of preferred
    to common stock..........................                           346
  Assumed exercises of outstanding options...                            73
  Preferred stock dividends available
    to common shareholders...................                 396
  Elimination of tax benefit of
    allocated preferred dividends............                 (66)
  Additional expense required to
    fund ESOP debt...........................                 (26)
                                                        ------------
Diluted EPS
Income available to common
  shareholders plus assumed conversions......              $17,037    9,144       $1.87
                                                        ==================================

[14]  COMPREHENSIVE INCOME
      Components of other comprehensive income (loss) consist of the following (in thousands):

                                                                                      Year Ended December 31, 2002
                                                                               -------------------------------------------
                                                                               Before Tax     Tax (Expense)    Net-of-Tax
                                                                                 Amount        or Benefit        Amount
                                                                               -------------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period........................     $3,955          $(1,387)        $2,568
  Less: Reclassification adjustment for gains included in net income........       (412)             144           (268)
                                                                               -------------------------------------------
Other comprehensive income..................................................     $3,543          $(1,243)        $2,300
                                                                               -------------------------------------------

                                                                                      Year Ended December 31, 2001
                                                                               -------------------------------------------
                                                                               Before Tax     Tax (Expense)    Net-of-Tax
                                                                                 Amount        or Benefit        Amount
                                                                               -------------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period........................     $5,639          $(1,974)        $3,665
  Less: Reclassification adjustment for gains included in net income........       (472)             165           (307)
                                                                               -------------------------------------------
Other comprehensive income..................................................     $5,167          $(1,809)        $3,358
                                                                               -------------------------------------------

                                                                                      Year Ended December 31, 2000
                                                                               -------------------------------------------
                                                                               Before Tax     Tax (Expense)    Net-of-Tax
                                                                                 Amount        or Benefit        Amount
                                                                               -------------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period........................     $1,514          $  (530)        $  984
  Less: Reclassification adjustment for gains included in net income........       (332)             116           (216)
                                                                               -------------------------------------------
Other comprehensive income..................................................     $1,182          $  (414)        $  768
                                                                               -------------------------------------------

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 32 o

[15]  EMPLOYEE BENEFIT PLANS

Omega Stock Compensation Plans

      Omega has four stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan") and the Non-Employee Director Stock Option Plan. The 1996 Plan replaced the 1986 Plan pursuant to which no options were issuable after 1996. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the fair value method under SFAS No. 123, Omega's net income and earnings per share would have been reduced to the amounts disclosed in Note 1.

      The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. Therefore, the resulting pro forma compensation cost disclosed in Note 1 may not be representative of that to be expected in future years.

      These computations were derived using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2002, 2001 and 2000:

                                       Employee       Employee      Director
                                         Stock          Stock         Stock
                                       Purchase        Option        Option
                                         Plan        Plan (1996)      Plan
                                    -------------------------------------------
Options Granted in 2002
  Expected life of options.........      1 year        6 years       6 years
  Risk-free interest rate..........       1.32%          3.07%         3.07%
  Expected volatility..............      18.21%         34.10%        34.10%
  Expected dividend yield..........       3.74%          3.74%         3.74%

                                       Employee       Employee      Director
                                         Stock          Stock         Stock
                                       Purchase        Option        Option
                                         Plan        Plan (1996)      Plan
                                    -------------------------------------------
Options Granted in 2001
  Expected life of options.........      1 year       6 years        6 years
  Risk-free interest rate..........       2.20%         4.45%          4.45%
  Expected volatility..............      54.92%        33.66%         33.66%
  Expected dividend yield..........       3.79%         3.79%          3.79%

                                       Employee       Employee      Director
                                         Stock          Stock         Stock
                                       Purchase        Option        Option
                                         Plan        Plan (1996)      Plan
                                    -------------------------------------------
Options Granted in 2000
  Expected life of options.........      1 year       6 years        6 years
  Risk-free interest rate..........       5.50%         5.09%          5.09%
  Expected volatility..............      50.83%        25.62%         25.62%
  Expected dividend yield..........       3.38%         3.38%          3.38%

      The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. The ESPP qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2007. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. All ESPP options outstanding at December 31, 2002 have current exercise prices between $24.30 and $32.31 and a weighted average remaining contractual life of 3.77 years. All of these options are exercisable.

      The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2012. The aggregate number of shares that may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 2002 have exercise prices between $16.33 and $33.50, with a weighted average exercise price of $27.73 and a weighted average remaining contractual life of
6.01 years. 363,481 of these options are exercisable; their weighted average exercise price is $26.87.

      The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2012. The aggregate number of shares that may be issued upon the exercise of options under this plan is 55,000. DSOP options outstanding at December 31, 2002 have exercise prices between $16.33 and $38.13, with a weighted average exercise price of $28.58 and a weighted average remaining contractual life of 5.91 years. 20,200 of these options are exercisable; their weighted average exercise price is $27.95.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 33 o

    A summary of the status of Omega's four stock-based compensation plans as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates is presented below:

                                                              2002                   2001                     2000
                                                     ---------------------    ---------------------    ---------------------
                                                               Weighted                 Weighted                  Weighted
                                                               Average                  Average                   Average
Employee Stock Purchase Plans                      Shares   Exercise Price   Shares  Exercise Price  Shares   Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.................  189,647     $27.02        194,696     $24.30      190,080     $25.65
Granted..........................................   67,905      32.31         68,021      28.85       68,350      24.30
Exercised........................................  (79,719)     26.83        (67,159)     24.89      (59,152)     22.16
Forfeited........................................  (19,717)     28.66         (5,911)     25.00       (4,582)     27.22
                                                   --------                  -------                 --------
Outstanding at end of year.......................  158,116      30.57        189,647      27.02      194,696      24.30
                                                   --------                  -------                 --------
Options exercisable at year-end..................  158,116                   189,647                 194,696
Weighted average fair value of                     --------                  -------                 --------
  options granted during the year................    $7.06                    $10.10                   $8.56

                                                             2002                     2001                     2000
                                                   ----------------------    ----------------------    ----------------------
                                                             Weighted                 Weighted                   Weighted
                                                              Average                  Average                   Average
Employee Stock Option Plans                        Shares  Exercise Price    Shares  Exercise Price    Shares  Exercise Price
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.................  455,167     $25.58        443,677    $24.56         393,496     $23.52
Granted..........................................   72,322      32.05         65,074     27.00          71,487      28.50
Exercised........................................  (79,734)     18.70        (48,834)    17.76         (16,806)     15.14
Forfeited........................................  (11,952)     32.44         (4,750)    30.08          (4,500)     31.00
                                                   --------                  -------                   -------
Outstanding at end of year.......................  435,803      27.73        455,167     25.58         443,677      24.56
                                                   --------                  -------                   -------
Options exercisable at year-end..................  363,481                   392,593                   374,440
Weighted average fair value of                     --------                  -------                   -------
  options granted during the year................    $7.94                     $7.14                      $6.60

                                                             2002                     2001                      2000
                                                  -----------------------  -----------------------  -----------------------
                                                             Weighted                 Weighted                   Weighted
                                                              Average                  Average                   Average
Director Stock Option Plan                        Shares  Exercise Price    Shares  Exercise Price    Shares   Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.................  20,200     $27.95         18,900      $27.49       15,400     $28.06
Granted..........................................   3,000      32.83          3,000       29.65        3,500      25.00
Exercised........................................      --         --           (900)      18.28           --         --
Forfeited........................................      --         --           (800)      34.42           --         --
                                                    ------                    ------                  ------
Outstanding at end of year.......................   23,200     28.58          20,200      27.95       18,900      27.49
                                                    ------                    ------                  ------
Options exercisable at year-end..................   20,200                    17,200                  15,400
Weighted average fair value of                      ------                    ------                  ------
  options granted during the year................    $8.13                      $7.69                  $5.76

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 34 o

Omega Employee Stock Ownership Plan

      Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. For the years ended December 31, 2002, 2001 and 2000, expenses incurred under this plan were $217,000, $1,380,000 and $1,537,000, respectively. The level of annual contributions is based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 2002, 15,400 shares of Omega common stock were acquired at a cost of $478,000 and $93,000 was applied to debt service. In 2001, no shares of Omega common stock were acquired and $93,000 was applied to debt service. At December 31, 2002 the ESOP holds 502,294 shares of Omega common stock and 219,781 shares of preferred stock. Of the preferred stock, 137,697 of the shares have been allocated to participants of the plan as of December 31, 2002, based upon principal repayment of the debt outstanding. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

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

      In order to meet the future annual debt service of $489,000, which includes principal and interest, the ESOP will receive $396,000 in dividends from the preferred stock and the remainder in contributions from the Corporation. In 2002, the debt service required was $489,000, of which $210,000 represented interest expense incurred by the ESOP. In 2001, the debt service required was $489,000, of which $229,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 2002 was $2,832,000. Scheduled principal repayments on the ESOP debt are as follows:

2003.........................................................      $ 298,000
2004.........................................................        319,000
2005.........................................................        342,000
2006.........................................................        367,000
2007.........................................................        393,000
Later years..................................................      1,113,000

Defined Contribution Plan

      Omega maintains a defined contribution plan for eligible employees as defined. Employer contributions to the plan totaled $1,165,000, $160,000 and $162,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan ("SERP") is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the two officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP. At December 31, 2002 the liability for these future obligations was $2,607,000 as compared to December 31, 2001 when the liability was $2,281,000. For the years ended December 31, 2002, 2001 and 2000, $363,000, $383,000 and $383,000, respectively, was charged to operations in connection with this program.

[16]  FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires the Corporation to disclose the estimated fair value of its financial instruments. The fair value disclosures are made based on relevant market information for financial instruments with similar repricing characteristics and credit risk and management assumptions. The estimated values do not reflect any premium or discount that may be realized from offering for sale at one time the Corporation's entire holdings of a particular financial instrument.

      The following describes the estimated fair value of the Corporation's financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.

      Carrying values approximate fair value for cash and due from banks, interest bearing deposits, federal funds sold, interest receivable, demand deposits, savings deposits, short-term borrowings, other interest bearing liabilities and interest payable given.

      Investment Securities--The fair value of investment securities is determined by reference to quoted market prices or dealer quotes (see Note 3).

      Commercial, Financial and Agricultural Loans, Real Estate--Commercial Loans and Real Estate--Construction Loans--These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a positive spread of approximately 15 to 185 basis points at December 31, 2002 and a positive spread of 50 to 250 basis points at December 31, 2001. Loans discounted using the U.S. Treasury rate carry a spread of 235 to 275 basis points at December 31, 2002 and a spread of approximately 325 basis points at December 31, 2001.

      Real Estate Mortgage Loans--This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 35 o
for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages, for December 31, 2002 and December 31, 2001, are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 275 basis points. The market rate for fixed rate mortgages ranged from 5.80% to 6.55% at December 31, 2002 and from 7.00% to 7.75% at December 31, 2001.

      Home Equity Loans--This category is comprised primarily of fixed rate loans, but does include home equity lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of approximately -30 to 175 basis points as of December 31, 2002 and 45 to 225 basis points as of December 31, 2001. Home equity lines of credit are on a floating basis and approximate current market rates.

      Personal Loans and Lease Financing--This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48-month automobile loan plus a spread of 125-400 basis points as of December 31, 2002 and a spread of 10-375 basis points as of December 31, 2001. Personal lines of credit are on a floating basis and approximate current market rates.

      Time Deposits--The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of 10 to 70 basis points at December 31, 2002 and a spread of 10 to 40 basis points at December 31, 2001.

      Long-Term Debt--The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current FHLB borrowing rate for borrowings with similar terms and maturity. As of December 31, 2002 the appropriate FHLB borrowing rate was 3.40%. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.

      ESOP Debt--The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to the Corporation for debt with similar terms and remaining maturities.

      Many of the fair value estimates presented are based upon the use of assumptions that are inherently subjective in nature. Changes in these assumptions can significantly affect the estimates. In addition, the fair value estimates do not consider the potential income taxes or other expenses that would be incurred in the actual sale of an asset or settlement of a liability. Management does not believe that the aggregate fair value information represents the true underlying value of the Corporation.

                              Financial Instruments
                                  (In thousands)

                                             December 31, 2002        December 31, 2001
                                           -------------------        ------------------
                                              Book        Fair        Book       Fair
                                              Value      Value        Value      Value
                                           ---------------------------------------------
Loans (net of unearned interest):
  Commercial, financial and agricultural   $ 116,833    $121,026   $ 123,938    $124,435
  Real estate--commercial ..............     293,010     299,887     262,613     268,183
  Real estate--construction ............      36,690      36,897      20,736      20,990
  Real estate--mortgage ................     195,180     199,827     194,422     195,773
  Home equity ..........................      92,500      98,160      92,271      96,807
  Personal .............................      45,445      46,765      65,871      66,195
  Lease financing ......................         161         164         503         493
  Allowance for loan losses ............     (11,052)         --     (11,224)         --
                                           ----------------------------------------------
Total loans ............................   $ 768,767    $802,726   $ 749,130    $772,876
                                           ==============================================
Time deposits ..........................   $ 369,766    $377,930   $ 423,844    $429,139
ESOP debt ..............................       2,832       3,026       3,110       3,321
Long-term debt .........................      16,237      17,492      17,234      17,904

[17] FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 36 o

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

      The Corporation had outstanding loan origination commitments aggregating $59,465,000 and $68,893,000 at December 31, 2002 and 2001, respectively. In addition, the Corporation had $98,846,000 and $86,474,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2002 and 2001, respectively.

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

      Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2002 and 2001, standby letters of credit issued and outstanding amounted to $13,520,000 and $16,413,000, respectively.

      As of December 31, 2002, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated in central Pennsylvania, within Centre, Blair, Huntingdon, Mifflin, Juniata, Clinton and Bedford counties. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central Pennsylvania.

[18]  RELATED-PARTY TRANSACTIONS

      Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $27,816,000, $24,291,000 and $12,801,000 at December 31, 2002, 2001 and 2000, respectively.
In 2001, internal restructuring took place as a result of the bank charter consolidation. Accordingly, the status of certain directors and officers formerly classified as related parties has changed. Of the $12,801,000 outstanding balance at December 31, 2000, $873,000 is associated with individuals who are now excluded from the related-party classification. During 2002, $7,056,000 of new loans were made and repayments totaled $3,531,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2002.

[19]  COMMITMENTS AND CONTINGENT LIABILITIES

      In 1998, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if it is cancelled prior to the end of the commitment period by the Corporation.

      The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business, and in management's opinion, the financial condition and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings.

[20]  REGULATORY MATTERS

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.

      As of December 31, 2002, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions' category.

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 37 o

      The table below provides a comparison of Omega and its bank subsidiary's risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

                                                                                   Minimum Requirement     Minimum Regulatory
                                                                                       For Capital         Requirements to be
                                                                Actual             Adequacy Purposes       "Well Capitalized"
                                                       ----------------------------------------------------------------------------
                                                          Amount       Ratio       Amount       Ratio      Amount        Ratio
                                                       ----------------------------------------------------------------------------
Omega Financial Corporation
  As of December 31, 2002:
    Total Capital (to Risk Weighted Assets).........    $164,183       21.5%     $61,175       8.0%       $76,468       10.0%
    Tier I Capital (to Risk Weighted Assets)........     154,851       20.3%      30,587       4.0%        45,881        6.0%
    Tier I Capital (to Average Assets)..............     154,851       13.5%      45,990       4.0%        57,488        5.0%
  As of December 31, 2001:
    Total Capital (to Risk Weighted Assets).........    $160,520       21.1%     $60,792       8.0%       $75,991       10.0%
    Tier I Capital (to Risk Weighted Assets)........     151,290       19.9%      30,396       4.0%        45,594        6.0%
    Tier I Capital (to Average Assets)..............     151,290       13.3%      45,340       4.0%        56,675        5.0%

Omega Bank
  As of December 31, 2002:
    Total Capital (to Risk Weighted Assets).........    $149,610       20.1%     $59,588       8.0%       $74,485       10.0%
    Tier I Capital (to Risk Weighted Assets)........     140,278       18.8%      29,794       4.0%        44,691        6.0%
    Tier I Capital (to Average Assets)..............     140,278       12.4%      45,201       4.0%        56,502        5.0%
  As of December 31, 2001:
  Total Capital (to Risk Weighted Assets)...........    $144,105       19.6%     $58,913       8.0%       $73,641       10.0%
    Tier I Capital (to Risk Weighted Assets)........     134,875       18.3%      29,456       4.0%        44,185        6.0%
    Tier I Capital (to Average Assets)..............     134,875       12.1%      44,587       4.0%        55,734        5.0%

      Certain restrictions exist regarding the ability of Omega Bank to transfer funds to Omega in the form of cash dividends, loans and advances. Omega Bank is required to obtain the approval of the Comptroller of the Currency to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 2002, the total dividends that could be paid to Omega without permission from the Comptroller of the Currency was $13,306,000. During 2002, Omega Bank requested and received permission from the Comptroller of the Currency to pay dividends in excess of this formula.

      Under Federal Reserve restrictions, Omega Bank is limited in the amount it may loan to its affiliates, including Omega. At December 31, 2002, Omega Bank had an aggregate lending limit to affiliates of $22,700,000 and no amount was outstanding with Omega.

[21]  SUBSEQUENT EVENTS

      In January of 2003, the Board approved a new share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,099,778 common shares outstanding with 809,978 shares eligible to be repurchased. This program will remain in effect through December 31, 2003, or until the 10% limit is reached; however, it may be discontinued at any time.

[22]  OMEGA FINANCIAL CORPORATION
      (PARENT COMPANY ONLY)

    Financial information (in thousands):

                           Condensed Balance Sheets
                                 (Unaudited)
                                                   December 31,
                                               --------------------
                                                 2002         2001
                                               --------------------
ASSETS:
  Cash.....................................   $  3,955     $  4,597
  Investment in bank subsidiaries..........    124,676      137,842
  Investment in non-bank subsidiaries......     33,429       11,944
  Premises and equipment, net..............      4,998        6,877
  Other assets.............................      1,060        2,138
                                               --------------------
TOTAL ASSETS...............................   $168,118     $163,398
                                              =====================
LIABILITIES:
  Dividends payable........................   $  2,351     $  2,219
  Accounts payable and other liabilities...        825        1,819
  ESOP debt................................      2,832        3,110
                                               --------------------
TOTAL LIABILITIES..........................      6,008        7,148
SHAREHOLDERS' EQUITY.......................    162,110      156,250
                                               --------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.....................   $168,118     $163,398
                                              =====================

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 38 o

                         Condensed Statements of Income
                                   (Unaudited)
                                                                                                Years Ended December 31,
                                                                                   ------------------------------------
                                                                                       2002         2001         2000
                                                                                   ------------------------------------
INCOME:
  Dividends from:
    Bank subsidiaries .............................................................  $ 32,148    $ 21,821      $ 16,024
    Non-bank subsidiaries .........................................................        --          --            --
  Management fees from subsidiaries ...............................................       668      12,460        11,500
  Other income ....................................................................        --          --            --
                                                                                   -------------------------------------
TOTAL INCOME ......................................................................    32,816      34,281        27,524
EXPENSE:
  Interest expense ................................................................         6           8           126
  Other ...........................................................................       753      12,460        11,500
                                                                                   -------------------------------------
TOTAL EXPENSE .....................................................................       759      12,468        11,626
                                                                                   -------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ........................................    32,057      21,813        15,898
Income tax expense (benefit) ......................................................      (112)        (69)          (94)
                                                                                   -------------------------------------
                                                                                       32,169      21,882         15,992
Equity in undistributed net income of subsidiaries ................................   (13,990)     (4,227)         1,137
                                                                                   -------------------------------------
NET INCOME ........................................................................  $ 18,179    $ 17,655       $ 17,129
                                                                                   =====================================

                       Condensed Statements of Cash Flows
                                   (Unaudited)
                                                                                           Years Ended December 31,
                                                                                    ------------------------------------
                                                                                        2002         2001        2000
                                                                                    ------------------------------------
Cash flows from operating activities:
  Net income ....................................................................... $ 18,179     $ 17,655      $ 17,129
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ..................................................      624          823         1,079
    (Increase) decrease in tax receivable ..........................................      (65)        (231)         (197)
    Decrease (increase) in interest and other receivable ...........................    1,134         (210)            8
    Decrease in taxes payable ......................................................       (4)         (21)          (42)
    Increase in accounts payable and accrued expenses ..............................   (1,024)         289           144
    Decrease (increase) in Undistributed earnings of subsidiaries ..................   13,990        4,226        (1,137)
                                                                                    -------------------------------------
      Total adjustments ............................................................   14,655        4,876          (145)
                                                                                       ----------------------------------
Net cash provided by operating activities ..........................................   32,834       22,531        16,984
Cash flows from investing activities:
  Capital expenditures .............................................................       (4)      (1,431)         (501)
  Sale of fixed assets .............................................................    1,231           --            --
                                                                                     ------------------------------------
Net cash provided by (used in) investing activities ................................    1,227       (1,431)         (501)
Cash flows from financing activities:
  Dividends paid ...................................................................   (9,491)      (9,244)       (9,328)
  Net change in interest bearing liabilities .......................................       34           41            40
  (Decrease) increase in borrowings ................................................       --           --        (2,000)
  Capital contribution to subsidiary ...............................................  (20,000)          --            --
  Tax benefit from preferred stock dividend and stock option activity ..............      491          236           149
  Issuance of common stock .........................................................    3,470        2,485         1,485
  Acquisition of treasury stock ....................................................   (9,207)     (13,713)       (6,354)
                                                                                      -----------------------------------
Net cash used in financing activities ..............................................  (34,703)     (20,195)      (16,008)
Net increase (decrease) in cash and due from banks .................................  $  (642)    $    905      $    475
                                                                                      -----------------------------------
Cash and due from banks at beginning of period .....................................  $  4,597    $  3,692      $  3,217
Cash and due from banks at end of period ...........................................     3,955       4,597         3,692
                                                                                      -----------------------------------
Net increase (decrease) in cash and due from banks .................................  $   (642)   $    905      $    475
                                                                                       ==================================

Income taxes paid ..................................................................  $  4,790    $  5,780      $  5,392
Interest paid ......................................................................         6           8           126


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 39 o

[23]  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The unaudited quarterly results of operations for the years ended December 31, 2002 and 2001 follow (in thousands, except per share data).

                                                                       2002 Quarter Ended
-----------------------------------------------------------------------------------------------------------------
                                               March 31       June 30         September 30        December 31
-----------------------------------------------------------------------------------------------------------------
Total interest income......................     $16,627       $16,424            $16,238            $15,671
Total interest expense.....................       5,495         5,040              4,637              4,151
Net interest income........................      11,132        11,384             11,601             11,520
Provision for loan losses..................         230           250                150                  0
Income before income taxes.................       5,573         5,674              6,552              6,030
Income tax expense.........................       1,324         1,215              1,652              1,459
Net income.................................       4,249         4,459              4,900              4,571
Basic earnings per share...................       $ .50         $ .53              $ .59              $ .55
Diluted earnings per share.................         .49           .51                .57                .53

                                                                  2001 Quarter Ended
-----------------------------------------------------------------------------------------------------------------
                                               March 31       June 30         September 30        December 31
-----------------------------------------------------------------------------------------------------------------
Total interest income......................     $19,648       $19,381            $18,881            $18,096
Total interest expense.....................       8,331         8,090              7,681              6,761
Net interest income........................      11,317        11,291             11,200             11,335
Provision for loan losses..................          --            --                101                399
Income before income taxes.................       5,720         5,882              5,447              6,483
Income tax expense.........................       1,475         1,482              1,283              1,637
Net income.................................       4,245         4,400              4,164              4,846
Basic earnings per share...................       $ .49         $ .52              $ .49              $ .58
Diluted earnings per share.................         .47           .50                .48                .56


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 40 o

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors

Omega Financial Corporation

      We have audited the consolidated balance sheet of Omega Financial Corporation and subsidiaries (Omega) as of December 31, 2002 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of Omega's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Omega Financial Corporation as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 18, 2002.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Financial Corporation and subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.


                                                           /S/ ERNST & YOUNG LLP


Pittsburgh, Pennsylvania

January 17, 2003*

                 Omega Financial Corporation 2002 Annual Report

                                  o Page 41 o

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                   COMMON STOCK MARKET PRICES AND DIVIDENDS

    The common stock of Omega Financial Corporation is traded on the Nasdaq National Market(R)under the symbol OMEF. As of December 31, 2002, the number of shareholders of record of the Corporation's common stock was 2,575.

    The following table sets forth, for the periods indicated the high and low sale prices and dividends declared:

                                                          2002
                                            -----------------------------------
                                                                   Dividends
Quarter Ended                                 High        Low      Declared
-------------------------------------------------------------------------------
March 31.................................     $32.95     $30.02      $0.28
June 30..................................      36.88      32.50       0.28
September 30.............................      35.79      32.85       0.28
December 31..............................      37.25      33.17       0.29

                                                          2001
                                            -----------------------------------
                                                                   Dividends
Quarter Ended                                 High        Low      Declared
-------------------------------------------------------------------------------
March 31.................................     $29.50     $23.25      $0.26
June 30..................................      32.30      26.88       0.27
September 30.............................      32.60      27.70       0.27
December 31..............................      33.34      29.65       0.27

      While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. Dividends on the common stock are also subject to the prior payment of dividends on the Corporation's Series A Preferred Stock. See Note 12 of the Notes to Consolidated Financial Statements.

      The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Ryan Beck & Co. Inc.                      Janney Montgomery Scott, Inc.
220 S. Orange Avenue                      1818 Market Street
Livingston, NJ 07039-5817                 Philadelphia, PA 19103
(800-342-2325)                            (800-526-6397)

F. J. Morrissey & Co.                     Ferris, Baker Watts, Inc.
4 Tower Ridge, Suite 300                  6 Bird Cage Walk
200 Barr Harbor Drive                     Hollidaysburg, PA 16648
West Conshohocken, PA 19428-2979          (800-343-5149)
(800-842-8928)

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT

                                  o Page 42 o

                  OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
                              CORPORATE INFORMATION


FORM 10-K

      A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, 366 Walker Drive, State College, PA 16801.

INVESTMENT CONSIDERATIONS

      In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which can be obtained as described above.

ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 28, 2003 at Celebration Hall, 2280 Commercial Boulevard, State College, Pennsylvania.

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

                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 43 o

                         OMEGA FINANCIAL CORPORATIONB

                               BOARD OF DIRECTORS

David B. Lee
Chairman and Chief Executive Officer

Raymond F. Agostinelli
President and Owner, McLanahan Drug
Store Management Co., Inc.

Philip E. Gingerich
Self-employed Real Estate Appraiser
and Consultant

D. Stephen Martz
Officer, Omega Financial Corporation

Robert N. Oliver
Owner, Oliver Farms

James W. Powers, Sr.
Retired President, Polestar Plastics
Manufacturing Company

Stanton R. Sheetz
President and C.E.O., Sheetz, Inc.
Retail Convenience Stores

Robert A. Szeyller
Retired Managing Partner,
Pennsylvania Financial Group, Inc.
Pension and Insurance Consulting Firm

                                    OFFICERS

David B. Lee
Chairman, President and Chief Executive Officer

Daniel L. Warfel, CPA
Executive Vice President and
Chief Financial Officer

Donita R. Koval
Executive Vice President and Chief Credit Officer

David T. Thiel
Senior Vice President and Secretary

JoAnn N. McMinn
Senior Vice President and Corporate Controller

Teresa M. Ciambotti, CFA
Senior Vice President, Funds Management


                                  OMEGA BANK

                               BOARD OF DIRECTORS

David B. Lee              Carl H. Baxter              Frederick J. Kissinger       Robert N. Oliver
Chairman
                          Richard L. Campbell, Esq.   Donita R. Koval              James W. Powers, Sr.
Raymond F. Agostinelli
                          Allen E. Gibboney, Esq.     Stephen M. Krentzman         Stanton R. Sheetz
Edward J. Anderson
                          Philip E. Gingerich         D. Stephen Martz             Robert A. Szeyller
Ralph W. Arthur, Jr.



                                    OFFICERS


               David B. Lee, Chairman and Chief Executive Officer
            Donita R. Koval, President and Chief Operating Officer


                           EXECUTIVE VICE PRESIDENTS


Daniel L. Warfel, CPA      Vincent C. Turiano   John R. Franks, Jr.
Chief Financial Officer                         Retail Sales


                            SENIOR VICE PRESIDENTS

David T. Thiel          Teresa M. Ciambotti, CFA   Trust:                    Commercial Lending:
Secretary               Funds Management           Bruce R. Erb, CFP, CTFA   Richard A. Scholton
                                                   Dennis E. Hampton         Ronald S. Haring
JoAnn N. McMinn                                                              Stephen W. Grim*
Corporate Controller



                               VICE PRESIDENTS

Kimberly A. Benner      William F. Frey         Donna K. Martin        Lowell I. Rohrer
Trust                   Compliance              Loan Services          Technical Services

William J. Bishop       John E. Gravish         Larry D. Muck          R. Keith Sipe
Trust                   Consumer Lending        Mortgage Lending       Audit

Ronald A. Donaldson     Ann K. Guss             Daniel P. Nead         Robin R. Weikel
Operations              Mortgage Lending        Commercial Lending     Bank Controller

Judith G. Fleming       Susan K. Kratzer        Dennis C. O'Connor     Richard E. Winstead
Trust                   Retail Services         Commercial Lending     Commercial Lending

Robert A. Frederick     Thomas C. Landis        Roger W. Oswald
E-Commerce              Commercial Lending      Agricultural Lending


                 OMEGA FINANCIAL CORPORATION 2002 ANNUAL REPORT
                                  o Page 44 o