Form 10-K, Exhibit 13
period 2003-12-31
OMEGA FINANCIAL CORP /PA/
filed 2004-03-15
CIK 705671

Exhibit 13.1
                          Annual Report to Shareholders

366 WALKER DRIVE
STATE COLLEGE, PA 16801

     [LOGO] www.omegafinancial.com

                        [LOGO] OMEGA FINACIAL CORPORATION
                        2003 ANNUAL REPORT

                  Omega Financial Corporation and Subsidiaries
                             SELECTED FINANCIAL DATA

      The following selected unaudited financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 2003 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY

                                                              2003          2002          2001          2000          1999
                                                           ------------------------------------------------------------------
                                                               (In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION at December 31
  Assets ...............................................   $1,140,166    $1,154,557    $1,158,629    $1,113,836    $1,053,403
  Deposits .............................................      907,580       919,255       931,667       889,501       851,595
  Loans, net ...........................................      788,144       779,819       760,354       751,985       704,948
  Investment securities ................................      240,539       251,508       266,658       241,736       272,077
  Long-term debt (including ESOP debt) .................       24,121        19,069        20,344        10,264        10,611
  Shareholders' equity .................................      167,439       162,110       156,250       155,204       151,151
  Number of shares outstanding--common .................    8,458,823     8,099,778     8,222,010     8,606,983     8,774,507
  Number of shares outstanding--preferred ..............           --       219,781       219,781       219,781       219,781

INCOME STATEMENT INFORMATION Years Ended December 31
  Total interest income ................................   $   56,783    $   64,960    $   76,006    $   76,945    $   74,493
  Net interest income ..................................       43,077        45,637        45,143        45,819        46,788
  Provision for loan losses ............................          350           630           500           428         1,060
  Income before income taxes ...........................       22,011        23,829        23,532        23,112        24,257
  Income tax expense ...................................        4,826         5,650         5,877         5,983         6,895
  Net income ...........................................       17,185        18,179        17,655        17,129        17,362

PER COMMON SHARE DATA
  Net income--basic ....................................   $     2.07    $     2.17    $     2.08    $     1.92    $     1.92
  Net income--diluted ..................................         2.01          2.10          2.01          1.87          1.85
  Cash dividends--common ...............................         1.17          1.13          1.07          1.03          0.95
  Book value--common ...................................        19.79         19.63         18.65         17.73         16.96

FINANCIAL RATIOS
  Return on average equity .............................        10.32%        11.32%        11.50%        11.13%        11.30%
  Return on average assets .............................         1.50          1.58          1.56          1.59          1.63
  Dividend payout--common ..............................        55.76         50.76         50.01         52.42         48.29
  Average equity to average assets .....................        14.53         13.96         13.54         14.28         14.46


                               Omega Financial Corporation 2003 Annual Report  1

                  Omega Financial Corporation and Subsidiaries
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

COMPANY OVERVIEW

      This discussion concerns Omega Financial Corporation and the consolidated results of its active subsidiaries ("Omega" or the "Corporation"), Omega Bank, N.A. ("Omega Bank"), Central Pennsylvania Investment Company ("CPI") and its subsidiary Omega Insurance Agency ("OIA"), Central Pennsylvania Life Insurance Company ("CPLI") and Central Pennsylvania Leasing, Inc. In October of 2001, Omega merged its Hollidaysburg Trust Company and Penn Central National Bank subsidiaries into Omega Bank. The purpose of this discussion is to focus on information concerning Omega's financial condition and results of operations that is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.

FORWARD-LOOKING STATEMENTS

      The information contained in this Annual Report contains forward-looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

EXECUTIVE SUMMARY

Nature of Operations

      Omega Financial Corporation is a financial holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of one bank and four active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 44 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon and Bedford Counties. Omega Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. Omega Bank also provides a variety of trust and asset management services. Through its subsidiary Omega Insurance Agency, a full complement of auto, home and business insurance as well as term life insurance is available. Omega offers annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products through an arrangement with a broker-dealer and insurance brokers. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

Economic and Industry-Wide Factors Relevant to Omega

      As a financial services organization, Omega's core business is most influenced by the movement of interest rates. Lending and investing is done daily, utilizing funding sources available from deposits and borrowings, resulting in net interest income, the most significant portion of operating results. A significant amount of effort is placed on projecting effects of changes in interest rates through asset/liability management, product pricing and review and analysis of competition.

      General economic conditions are relevant to Omega's business as well, as economic factors impact the customers' need for financing, affecting loan growth. Additionally, changes in the economy can directly impact the credit strength of existing and potential borrowers.

Focus of Management

      Management is committed to achieve long-term stability and measures its success by five key elements.

      Customer Relationships--Omega strives to serve the customer, maximizing customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers, through intense competition both locally and globally. We are committed to fostering a complete customer relationship and plan to continue to provide for the financial needs in future generations as in the past.

      Shareholder Satisfaction--Omega is devoted to the obligation to its shareholders. We believe our investors are entitled to a good return on their investment through both stock value appreciation and dividend returns. We intend to continue to protect their investment through long-term stability of our balance sheet and earnings.

      Balance Sheet Stability--By maintaining a disciplined approach, we have built a solid balance sheet. In spite of intense competition, we hold on to stringent credit standards and believe that our high credit standards have resulted in favorable comparisons to our peer group in terms of loan charge-offs and levels of non-performing loans. We consistently pay fair market rates on all deposits. This has minimized funding and balance sheet volatility. We have invested wisely, in compliance with self-imposed standards, minimizing risk of asset impairment.

      Operating Results--Omega's management keeps a sharp eye on earnings results. While earnings in 2003 were less than in prior year, they are quite good, with many of our profitability ratios consistently exceeding those of our peer group. (Peer comparisons can be found in the discussion of operating results.)

      Commitment to the Community--We are devoted to the communities we serve. Although the world of banking is ever-changing and in some cases does not even require a physical building, we believe that our community banking philosophy is still valid. We believe that our customers shop for services, keeping in mind the value of a personal banking relationship with someone involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Our employees live there; we encourage and support community involvement.

Omega's Opportunities

      We seek to continually enhance our customer delivery system, both through technology and physical structures. We are currently considering the addition of a new financial service center in the Centre county region. We have short-term and long-term plans to revitalize many existing branch locations through remodeling for efficiencies or relocation for improved access and customer convenience. We continue to review opportunities to upgrade technology to cater to our customers' needs, and become increasingly more efficient operationally.

Omega's Challenges

      Competition--We are experiencing more intense competition than we have ever seen in our long history. No longer is our competition limited to local community institutions. Our competition is also not limited strictly to financial institutions any more. We are fortunate to have our primary market area include several very prosperous communities, which has become a very attractive target for competitors to move in and attempt to acquire a portion of our market share. To meet that challenge, we stay in close contact with our customers, monitoring their satisfaction with our services through professionally conducted surveys, personal visits and networking in the communities we serve. We strive to meet our customers' expectations and deliver consistent quality service.

      Regulated Company--Omega is subject to both banking regulation as well as regulation by the Securities and Exchange Commission, and as such, must comply with several laws, most recently the US Patriot Act and the Sarbanes-Oxley Act of 2002. Management is committed to compliance with regulations and has instituted a series of actions to strengthen and improve Omega's already strong corporate governance practices. Included in those actions was the formation of a Disclosure Committee for Financial Reporting and adoption of a Code of Ethics for key financial personnel.

      Omega has incurred direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations. It is unlikely that regulatory demands will be reduced, and management expects that more resources will be dedicated to meet the future standards of compliance.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

      The Corporation's consolidated financial statements are prepared based upon the application of accounting principles generally accepted in the United States, the most significant of which are described in Note 1--Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and strategic or economic assumptions, based upon information available as of the date of the financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Corporation's reported results and financial position for the period or in future periods. The accounting policy for establishing the allowance for loan losses has a greater reliance on the use of estimates, and as such has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Corporation's future financial condition and results of operations.

      Pages 6-7 of this Annual Report to Shareholders provide management's analysis of the Company's allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

FINANCIAL CONDITION

Balance Sheet Summary

      On December 31, 2003, Omega had $1,140,166,000 in total assets, compared to $1,154,557,000 at year-end 2002. Because Omega functions as a financial intermediary, its financial condition should be viewed in terms of changes in its uses and sources of funds, and is most meaningful when analyzed in terms of changes in daily average balances. Table 1 depicts average daily balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.


                               Omega Financial Corporation 2003 Annual Report  3

      Overall, Omega's average assets in total have decreased by 0.4%, from $1,149,810,000 in 2002 to $1,145,407,000 in 2003. In order to optimize its present and future performance, management must constantly assess its various risk factors and act accordingly. When performing comparative analysis of average balances, certain activities of the Corporation which impact asset or liability category balances must be taken into consideration. In June of 2003, a block of mortgage loans was sold, with outstanding balances of $10,148,000. The average balances of these loans in 2003 and 2002 was approximately $5,000,000 and $10,000,000, respectively, and are included in the average balance totals below.

                                     Table 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)

                                              2003       Increase (Decrease)       2002       Increase (Decrease)        2001
                                             Average     -------------------      Average     -------------------       Average
                                             Balance      Amount        %         Balance      Amount        %          Balance
                                           -------------------------------------------------------------------------------------
Funding Uses:
Loans ..................................   $  745,132    $ 14,860       2.0%    $  730,272    $ (3,046)     (0.4)%    $  733,318
Tax-exempt loans .......................       44,804        (766)     (1.7)        45,570       9,691      27.0          35,879
Investment securities ..................      142,567     (26,104)    (15.5)       168,671       7,590       4.7         161,081
Tax-exempt investment securities .......       97,742       1,867       1.9         95,875       1,282       1.4          94,593
Interest bearing deposits ..............       10,252      (1,724)    (14.4)        11,976       5,795      93.8           6,181
Federal funds sold .....................       19,133       6,076      46.5         13,057     (13,082)    (50.0)         26,139
                                           -------------------------------------------------------------------------------------
  Total interest earning assets ........    1,059,630      (5,791)     (0.5)     1,065,421       8,230       0.8       1,057,191
                                           =====================================================================================
Non-interest earning assets ............       86,401        (717)     (0.8)        87,118       4,825       5.9          82,293
Unrealized gains on investments ........       10,287       1,673      19.4          8,614       3,056      55.0           5,558
Less: Allowance for loan losses ........      (10,911)        432      (3.8)       (11,343)        204      (1.8)        (11,547)
                                           -------------------------------------------------------------------------------------
  Total uses ...........................   $1,145,407    $ (4,403)     (0.4)%   $1,149,810    $ 16,315       1.4%     $1,133,495
                                           -------------------------------------------------------------------------------------

Funding Sources:
Interest bearing demand deposits .......   $  287,130    $ 17,520       6.5%    $  269,610    $ 22,433       9.1%     $  247,177
Savings deposits .......................      130,125      11,796      10.0        118,329      14,079      13.5         104,250
Time deposits ..........................      348,638     (46,072)    (11.7)       394,710     (38,552)     (8.9)        433,262
Repurchase agreements ..................       16,458         265       1.6         16,193        (634)     (3.8)         16,827
Other borrowed funds ...................       38,389      (1,197)     (3.0)        39,586         (45)     (0.1)         39,631
                                           -------------------------------------------------------------------------------------
  Total interest bearing liabilities ...      820,740     (17,688)     (2.1)       838,428      (2,719)     (0.3)        841,147
Demand deposits ........................      147,285       8,882       6.4        138,403      13,408      10.7         124,995
Other liabilities ......................       10,913      (1,515)    (12.2)        12,428      (1,435)    (10.4)         13,863
Shareholders' equity ...................      166,469       5,918       3.7        160,551       7,061       4.6         153,490
                                           -------------------------------------------------------------------------------------
  Total sources ........................   $1,145,407    $ (4,403)     (0.4)%   $1,149,810    $ 16,315       1.4%     $1,133,495
                                           =====================================================================================

      Omega's funding sources decreased on average in 2003 as compared to 2002 by 0.4%, after having increased in 2002 by 1.4%. In 2003, the decrease in funding sources was primarily from the reduction in time deposits and resulted in reduced levels of investment securities. In 2002, the increase in funding sources was from core deposits (demand and savings) and was used to support loan and investment activity.

      More detailed discussion of Omega's earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Market Risk.

Loans

      From year-end 2002 to year-end 2003, total loans outstanding, net of unearned interest, increased by $8,325,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                                  2003        2002        2001
                                               --------------------------------
New loans, net of repayments ...............   $ 21,790    $ 25,571    $ 45,790
Loans sold .................................    (12,649)     (5,077)    (36,092)
Loans charged off ..........................       (997)       (934)     (1,226)
Other adjustments to
  carrying value ...........................        181         (95)       (103)
                                               --------------------------------
                                               $  8,325    $ 19,465    $  8,369
                                               ================================

      The loan portfolio as of December 31, 2003 was comprised of 41% consumer loans and 59% commercial loans (including construction), as compared to 44% consumer loans and 56% commercial loans, at December 31, 2002. See Note 4 of Notes to Consolidated Financial Statements.

      In 2003, total average loans were $789,936,000 as compared to $775,842,000 in 2002, an increase of $14,094,000, or 1.8%.

      During the year, the commercial loan portfolio increased on average by $22,040,000, or 5.1%. The increase was a result of a $50,285,000 increase in variable rate commercial loans, offset by a $28,245,000 decrease in fixed rate commercial loans.

      Consumer mortgage loans on average increased by $12,469,000 in 2003 when compared to 2002. It is important to note that in 2002, average balances of mortgage loans included approximately $10,000,000 of loans that were sold in June of 2003. Actual new mortgage loan production from year-end 2002 to year-end 2003, net of repayments, was $24,329,000 as compared to $4,136,000 in 2002.

      Other consumer loans on average declined by $20,415,000 in 2003 compared to the previous year. As was the case in 2002, all categories of consumer loans, including direct and indirect installment loans, vehicle leases, student loans and personal lines of credit, had repayments exceeding new loan activity. Management believes that the uncertain economy and intense competition continued to result in this decline in new loan activity. Omega also has maintained tight credit standards that may also be responsible for this decrease.

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

      Management has been monitoring the activity within the loan portfolio very carefully and strives to be competitive within its market for both commercial and residential real estate loans. Omega intends to actively pursue growth in each of the loan categories again during 2004. Competition will continue to play a key role in pricing decisions to maintain and build new loan volumes.

      The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

      Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision is charged to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2003 was 1.34% of total loans, net of unearned interest, as compared to 1.42% of total loans, net of unearned interest at the end of 2002. The allowance decreased $483,000 from 2002 as the net charge-offs of $833,000 exceeded the provision of $350,000. Net charge-offs for 2003 and 2002 were 0.11% and 0.10%, respectively of average loans. Personal loans represented 56% of the net loans charged off in 2003, as compared to 67% of the loans charged off in 2002.

NET CHARGE-OFFS TO AVERAGE LOANS

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            0.11%
2002            0.10%
2001            0.12%
2000            0.09%
1999            0.14%

      At December 31, 2003, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 32.3% as compared to 33.9% at December 31, 2002. Of the $3,418,000 of non-performing loans at December 31, 2003, $2,691,000 were collateralized with real estate, $689,000 with other assets and $38,000 were unsecured.

      Non-performing loans were 0.43% of loans as of December 31, 2003, and 0.48% of loans as of December 31, 2002. The decrease in non-performing loans in 2003 was primarily due to a reduction in non-accrual levels, specifically, one large commercial loan relationship currently in bankruptcy proceedings. Fair value of the collateralized property was computed at $593,000, which is now carried as other real estate owned, and approximately $100,000 (excess of outstanding loans over fair value) was charged off to earnings.

                                     Table 2
                              Non-Performing Loans
                                 (In thousands)

                                               Years Ended December 31,
                                      ------------------------------------------
                                       2003     2002     2001     2000     1999
                                      ------------------------------------------

Non-accrual loans .................   $2,588   $3,125   $2,327   $1,503   $2,640
Accruing loans past due
  90 days or more .................      607      614    1,209      564      619
Restructured loans ................      223       12       32       98      184
                                      ------------------------------------------
Total non-performing
  loans ...........................   $3,418   $3,751   $3,568   $2,165   $3,443
                                      ==========================================

      Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be well secured and fully collectible as to both principal and interest.


                               Omega Financial Corporation 2003 Annual Report  5

NON-PERFORMANCE LOANS TO LOANS
(at year end)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            0.43%
2002            0.48%
2001            0.47%
2000            0.29%
1999            0.49%

Allowance for Loan Losses

      The amount of allowance for loan losses is determined through a critical quantitative analysis performed by management that includes significant assumptions and estimates. It must be maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. Critical to this analysis is any change in observable trends that may be occurring relative to loans, to assess potential credit weaknesses.

      Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. Omega's methodology for maintaining the allowance is highly structured and consists of several key elements:

o Historical Trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type, to determine the amount to be included in the allowance to cover charge-off probability.

o Individual Loan Performance: Management identifies and maintains a list of high-risk loans called a Watch List. These loans are individually assigned a risk rating grade because the loan has not performed according to payment terms and there is reason to believe that repayment of the loan principal in whole or part is unlikely. The specific portion of the allowance for these loans is the total amount of potential unconfirmed losses for these individual loans.

o General Economic Environment: Current economic factors and business trends relative to specific types of loans are assessed. Omega's lending is concentrated within central Pennsylvania and accordingly the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates.

o Other Relevant Factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if additional reserve is warranted, and if so, management assigns a percentage to the loan category. Such factors consist of:

      * Credit Concentration: Omega's loans are classified in accordance with the North American Industry Classification System (NAICS). Any group's total which exceeds 25% of Omega's total capital is considered to be a credit concentration and as such, is determined to have an additional level of associated risk.

      *     Changes in Loan Volumes

      *     Delinquency and Non-Accrual Trends

      *     Policy and Procedure Changes

      Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical charge-off percentages, adjusted for general economic conditions and other inherent risk factors. The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance. Loans not individually evaluated for impairment are grouped by pools with similar risk characteristics and the related historical charge-off percentages are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing adherence to lending policies and loss trends.

      Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior charge-off history of each portfolio, adjusted for general economic conditions and other inherent risk factors.

      Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.

      The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

                                   Allocation of the Allowance for Loan Losses
                                 -----------------------------------------------
                                   2003      2002      2001      2000      1999
                                 -----------------------------------------------
                                                  (In thousands)
Commercial,
  financial and
  agricultural ...............   $ 3,954   $ 3,761   $ 4,013   $ 5,192   $ 4,764
Real estate--
  commercial .................     3,486     3,644     3,686     2,557     2,877
Real estate--
  construction ...............       181       456       291       204       225
Real estate--
  mortgage ...................     1,264     1,421     1,092     1,406     1,485
Home equity ..................       998     1,014     1,128     1,247     1,302
Personal .....................       685       753     1,007       998     1,169
Lease financing ..............         1         3         7        18        43
                                 -----------------------------------------------
Total Allowance
  for Loan Losses ............   $10,569   $11,052   $11,224   $11,622   $11,865
                                 ===============================================

                                       Percent of Loan Type to Total Loans
                                  ---------------------------------------------
                                   2003      2002      2001      2000      1999
                                  ---------------------------------------------
Commercial,
  financial and
  agricultural ...............     14.1%     15.0%     16.3%     15.8%     15.2%
Real estate--
  commercial .................     43.0%     37.6%     34.5%     30.5%     29.0%
Real estate--
  construction ...............      2.2%      4.7%      2.7%      2.4%      2.3%
Real estate--
  mortgage ...................     25.1%     25.0%     25.6%     27.5%     28.4%
Home equity ..................     11.5%     11.9%     12.1%     13.1%     13.0%
Personal .....................      4.1%      5.8%      8.7%     10.5%     11.6%
Lease financing ..............      0.0%      0.0%      0.1%      0.2%      0.4%
                                  ---------------------------------------------
Total Allowance
  for Loan Losses ............    100.0%    100.0%    100.0%    100.0%    100.0%
                                  =============================================

ALLOWANCE FOR LOSSES TO LOANS
(at year end)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            1.34%
2002            1.42%
2001            1.48%
2000            1.55%
1999            1.68%

Investments

      Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits and other interest earning assets) totaled $269,071,000 on December 31, 2003, representing a decrease of $25,094,000 from year-end 2002. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                               2003         2002         2001
                                            -----------------------------------
Purchases of investment
  securities ............................   $ 100,432    $  82,010    $ 113,497
Sales and maturities of
  investment securities .................    (106,383)     (99,289)     (93,500)
Adjustment in market value
  of AFS securities .....................      (3,162)       3,544        5,271
Amortization/Accretion ..................      (1,856)      (1,415)        (346)
Federal funds sold, net change ..........     (16,050)      19,450      (25,300)
Interest bearing deposits
  with others, net change ...............       1,925      (23,055)      30,717
                                            -----------------------------------
                                            $ (25,094)   $ (18,755)   $  30,339
                                            ===================================

      On average, investments decreased by $19,885,000, or 6.9%, during 2003, after decreasing by $1,585,000, or 0.6%, during 2002. The investment portfolio is used to invest funds available that exceed loan demand, and the decrease in investments relates directly to the decline in deposit balances. The following table shows a comparison of average loans and average investments as a percentage of total of average assets for each of the last five years.

AVERAGE ASSET MIX

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

               Average         Average
                Loans        Investments

2003            69.0%           24.4%
2002            67.5%           25.9%
2001            67.9%           25.9%
2000            67.6%           25.9%
1999            66.6%           28.6%

      The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Omega classifies all marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2003, the market value of the entire securities portfolio exceeded amortized cost by $8,013,000 as compared to December 31, 2002 when market value was greater than amortized cost by $11,137,000. The weighted average maturity of the investment portfolio was 1 year and 8 months as of December 31, 2003 as compared to 1 year and 4 months at the end of 2002. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 4 (located on page 13) shows the remaining maturity or earliest possible repricing for investment securities.

Non-Interest Earning Assets

      Non-interest earning assets increased $717,000, or 0.8% on average in 2003 as compared to an increase of $4,825,000, or 5.9% in 2002. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

                                                  2003        2002        2001
                                                -------------------------------
Cash and due from banks ....................    $(3,629)    $(3,023)    $(1,268)
Premises and equipment, net ................       (371)       (844)      1,279
Other real estate owned ....................        512         (45)         74
Interest receivable ........................       (970)     (1,478)       (396)
Prepaid expenses ...........................         19         220         204
Bank-owned life insurance ..................      5,395       1,523       9,092
Deferred income tax ........................      1,432      (1,156)     (1,843)
Other receivables ..........................       (493)       (151)       (812)
                                                -------------------------------
                                                $ 1,895     $(4,954)    $ 6,330
                                                ===============================


                               Omega Financial Corporation 2003 Annual Report  7

Deposits

      From year-end 2002 to year-end 2003, total deposits decreased by $11,675,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                                2003         2002         2001
                                             ----------------------------------
Demand deposits .........................    $  7,204     $ 10,065     $  8,989
Interest bearing
  demand deposits .......................       8,897       18,501       20,776
Savings deposits ........................       9,647       13,102        9,889
Time deposits, $100,000
  and greater ...........................      (9,254)     (16,758)       8,826
Time deposits, other ....................     (28,169)     (37,322)      (6,314)
                                             ----------------------------------
                                             $(11,675)    $(12,412)    $ 42,166
                                             ==================================

      Average deposits in 2003 decreased by $7,874,000, or 0.9% to $913,178,000, after an increase in 2002 of $11,368,000, or 1.2%. In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services "within our own walls," we supplemented the services traditionally offered by our Trust department, by staffing our community offices with financial services consultants and representatives that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services, long-term care insurance and other life products. Although the sale of these products has reduced the Bank's deposit levels by $10,337,000 in 2003, we have been rewarded with satisfied customers and significant increases in non-interest fee income. Of course, our customers still require the comfort of insured deposits and local familiarity that our bank continues to offer, and this is the primary consideration for the majority of our investors. Throughout the recent low rate environment, many have chosen to shift their funds to more liquid transaction accounts from time deposits. We believe that when rates rise and are more attractive to these depositors, they will again lock in rates for specific terms in the various time deposit products. As reflected in Table 3, in 2003, on average, core deposits increased by $38,198,000 while time deposits decreased by $46,072,000. Omega continues to supplement its funding needs with borrowings.

      The following table shows the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last five years.

AVERAGE DEPOSIT MIX

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

               Average         Average
                Core            Time
               Deposit         Deposit

2003            61.8%           38.2%
2002            57.1%           42.9%
2001            52.4%           47.6%
2000            53.3%           46.7%
1999            54.1%           45.9%

                                     Table 3
                               Changes in Deposits
                                ($ in thousands)

                                             2003     Increase (Decrease)     2002     Increase (Decrease)     2001
                                            Average   -------------------    Average   -------------------    Average
                                            Balance     Amount       %       Balance     Amount       %       Balance
                                           --------------------------------------------------------------------------
Interest bearing demand deposits .......   $287,130   $ 17,520      6.5%    $269,610   $ 22,433      9.1%    $247,177
Savings deposits .......................    130,125     11,796     10.0      118,329     14,079     13.5      104,250
Demand deposits ........................    147,285      8,882      6.4      138,403     13,408     10.7      124,995
                                           --------------------------------------------------------------------------
  Total core (transaction) accounts ....    564,540     38,198      7.3      526,342     49,920     10.5      476,422
Time deposits, $100,000 and greater ....     53,787    (15,572)   (22.5)      69,359     (7,907)   (10.2)      77,266
Time deposits, other ...................    294,851    (30,500)    (9.4)     325,351    (30,645)    (8.6)     355,996
                                           --------------------------------------------------------------------------
  Total time deposits ..................    348,638    (46,072)   (11.7)     394,710    (38,552)    (8.9)     433,262
                                           --------------------------------------------------------------------------
    Total deposits .....................   $913,178   $ (7,874)    (0.9)%   $921,052   $ 11,368      1.2%    $909,684
                                           ==========================================================================

Other Interest Bearing Liabilities

      In 2003, average balances of repurchase agreements and other borrowed funds decreased by $932,000. During 2002, little change was seen in average balances of other interest bearing liabilities. Repurchase agreements and other borrowed funds in total decreased by $679,000, as these funding vehicles were not used as heavily in 2002 as in 2001. (See Note 9 of Notes to Consolidated Financial Statements).

Shareholders' Equity

      From year-end 2002 to year-end 2003, total shareholders' equity increased by $5,329,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

                                                2003         2002         2001
                                             ----------------------------------
Net income ..............................    $ 17,185     $ 18,179     $ 17,655
Dividends ...............................      (9,879)      (9,623)      (9,225)
Stock options exercised .................       2,389        3,470        2,485
Repurchase of stock .....................      (2,886)      (9,207)     (13,713)
Net change in unrealized
  security gains ........................      (2,034)       2,300        3,358
Other ...................................         554          741          486
                                             ----------------------------------
                                             $  5,329     $  5,860     $  1,046
                                             ==================================

      Shareholders' equity continued to be an important funding source during 2003, providing an average balance of $166,469,000, as compared to the $160,551,000 provided in 2002. Dividend payout ratios on the common stock were 55.8% for 2003, 50.8% for 2002 and 50.0% for 2001. Capital has been increased as a result of employee stock option and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $1,098,000 in 2003 and increased average equity by $1,992,000 in 2002. At December 31, 2003, Omega held 1,589,545 shares of stock in treasury at a cost of $48,439,000 as compared to 1,507,298 in 2002 at a cost of $45,643,000. These increases are a result of the Omega stock repurchase program in effect during 2002 and 2003. (See Note 12 of Notes to Consolidated Financial Statements).

      Omega increased the return to shareholders in 2003 by increasing its dividend 3.5% to $1.17 per common share. Per share common dividends in prior years were $1.13 and $1.07 in 2002 and 2001, respectively. Omega paid a dividend of $1.35 in 2003 and $1.80 per preferred share in each of the years ending 2002 and 2001. The reduction in preferred dividends in 2003 was the result of the conversion of preferred stock to common stock in the fourth quarter of 2003. See
Note 20 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.

      The following chart shows the book value of a share of common stock at year-end for each of the last five years.

COMMON BOOK VALUE PER SHARE

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            $19.79
2002            $19.63
2001            $18.65
2000            $17.73
1999            $16.96

      Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2003 and 2002, Omega's Tier I capital ratio was 21.0% and 20.3%, respectively, and its Total capital ratio was 22.3% and 21.5%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2003 and 2002, Omega's leverage ratio was 14.2% and 13.5%, respectively, against a required leverage ratio of 4%. (See Note 20 of Notes to the Consolidated Financial Statements).

EQUITY TO ASSET RATIO
(at year end)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            14.69%
2002            14.04%
2001            13.49%
2000            13.93%
1999            14.35

MARKET RISK

      Market risk is the risk of loss arising from changes in the fair value of financial instruments due to changes in interest rates, currency exchange rates, commodity prices or equity prices. The Corporation's market risk is composed primarily of interest rate risk. The process by which financial institutions manage their interest rate risk is called asset/liability management. This process has become very important in an industry undergoing an ever-changing interest rate environment. The goals of Omega's asset/liability management are increasing net interest income without taking undue interest rate risk or material loss of net market value of its equity, while maintaining adequate liquidity. Net interest income is increased by widening the interest spread and increasing earning assets. Liquidity is measured by the ability to meet both depositors' and credit customers' requirements.

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


                               Omega Financial Corporation 2003 Annual Report  9

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

      As the table below indicates, based on rate shock simulations, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2003 was $1,541,000, or 3.91%, of net interest income, compared to $1,242,000, or 2.81%, of net interest income at risk as of December 31, 2002. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.

               Effect of Interest Rate Risk on Net Interest Income
                                (In $ thousands)

                     Change                          Change        Total Change
  Change in          Due to          Change          Due to           Due to
Interest Rates      Repricing        Due to         Customer       Interest Rate
(Basis Points)        Risk         Basis Risk        Options           Risk
--------------------------------------------------------------------------------

      300            $1,009          $ 3,380          $  28           $ 4,417
      200               668            2,253             15             2,936
      100               336            1,126              3             1,465
        0                 0                0              0                 0
     -100              (243)          (1,244)           (54)           (1,541)
     -200              (344)          (3,607)           (94)           (4,045)
     -300              (480)          (5,960)          (134)           (6,574)

      Omega's interest rate risk position is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.

      In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short term. At December 31, 2003, Omega's MVE was within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 2003.

             Effect of Interest Rate Risk on Market Value of Equity
                                (In $ thousands)

                     Change                        Change        Total Change
  Change in          Due to         Change         Due to           Due to
Interest Rates      Repricing       Due to        Customer       Interest Rate
(Basis Points)        Risk        Basis Risk       Options           Risk
--------------------------------------------------------------------------------
     300            $(20,435)      $ 21,664       $  4,509        $  5,738
     200             (14,183)        15,061          3,499           4,377
     100              (7,529)         7,857          2,298           2,626
       0                   0              0              0               0
    -100               7,128         (8,542)        (3,072)         (4,486)
    -200              15,211        (17,264)        (6,949)         (9,002)
    -300              23,862        (26,384)       (11,446)        (13,968)

Repricing Risk

      Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 4 (located on page 13) shows the period and cumulative static gaps for various time intervals as of December 31, 2003. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts, are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a positive gap position of $25,216,000 at December 31, 2003, indicating more earning assets than interest bearing liabilities will reprice during that period. As a result of the low interest rate environment of the past several years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers preference for fixed rates, and the shortening of our deposit base as customers continue to prefer transaction accounts or shorter term certificates.

      As of December 31, 2003, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, the static gap analysis indicates that repricing risk would cause net interest income to increase over the next twelve months by $336,000. If interest rates would decline by 100 basis points immediately, the static gap analysis indicates that repricing risk would cause net interest income to decrease by $243,000 over the next twelve months.

      Omega's management cannot predict the direction of interest rates nor will the product mix remain unchanged, yet management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, in 2003, Omega sold $10,302,000 in long-term fixed rate residential mortgages to a third party in order to decrease repricing risk.

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

                   Effect of Basis Risk on Net Interest Income
                                (In $ thousands)

                     Change in Net         Change in Net         Change in Net
  Change in         Interest Income       Interest Income       Interest Income
Interest Rates          Due to                Due to                Due to
(Basis Points)      Prime Basis Risk     Treasury Basis Risk    Total Basis Risk
--------------------------------------------------------------------------------

     300                $ 6,282               $(2,902)             $ 3,380
     200                  4,188                (1,935)               2,253
     100                  2,094                  (968)               1,126
       0                      0                     0                    0
    -100                 (2,094)                  850               (1,244)
    -200                 (4,188)                  581               (3,607)
    -300                 (6,282)                  322               (5,960)

      The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, this analysis indicates that the Corporation's net interest income would increase by $2,094,000 and market value of equity would decrease by $3,212,000. The Corporation's prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, this analysis indicates that the Corporation's net interest income would decrease $968,000 and market value of equity would increase $11,069,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.

                 Effect of Basis Risk on Market Value of Equity
                                (In $ thousands)

                       Change in Net        Change in Net         Change in Net
  Change in            Market Value         Market Value          Market Value
Interest Rates            Due to               Due to                Due to
(Basis Points)       Prime Basis Risk    Treasury Basis Risk    Total Basis Risk
--------------------------------------------------------------------------------
     300                $ (9,367)             $ 31,031              $ 21,664
     200                  (6,333)               21,394                15,061
     100                  (3,212)               11,069                 7,857
       0                       0                     0                     0
    -100                   3,307               (11,849)               (8,542)
    -200                   6,713               (23,977)              (17,264)
    -300                  10,224               (36,608)              (26,384)

Customer Option Risk

      Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. In a rising rate environment, the Corporation's interest rate risk is increased as customers transfer deposits from products with lower interest rates to accounts or other products that offer higher interest rates. In a declining rate environment, the Corporation's interest rate risk is increased when a customer prepays or refinances their loan in order to take advantage of the lower rate environment. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate environment, the interest rate on the loan as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $54,000 and market value of equity to decrease $3,072,000.

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

      When measuring liquidity, total liquid assets must be determined. This includes cash on hand, federal funds sold, market value of U.S. Treasury and Agency securities not pledged, loans that could be sold within thirty days, cash from investment or loan maturities within 30 days and any other readily marketable assets.

      Total short-term liabilities must also be determined to measure liquidity. Total short-term liabilities include federal funds purchased, repurchase agreements, certificates of deposit over $100,000 scheduled to mature within 30 days, and an estimated amount of retail deposit withdrawals.

      The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 2003, total liquid assets were $179,598,000 while the short-term liabilities were $53,767,000. This left a surplus of liquid assets of $125,831,000, or 11.0%, of total assets.

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


                              Omega Financial Corporation 2003 Annual Report  11

      If required due to unforeseen circumstances, Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 16 of Notes to the Consolidated Financial Statements, most of Omega's financial assets at December 31, 2003 have a fair value in excess of their aggregate book value; therefore, some of these instruments could be sold if needed for liquidity purposes and their sale would not negatively affect current earnings or capital.

      In addition, liquidity can also be provided from off-balance sheet sources. At December 31, 2003, Omega had unsecured federal funds lines totaling $25,000,000. At December 31, 2003, Omega had no amount outstanding against these federal funds lines. Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to 90% of the amount of collateral pledged, which as of December 31, 2003 was $9,976,000. The Corporation does not consider either of these to be a source of long-term liquidity; rather they are used to cover short-term fluctuations in liquidity.

      The Corporation is also a member of the Federal Home Loan Bank of Pittsburgh (FHLB), which provides overnight or term funding to the bank with a borrowing limit of $74,088,000. This borrowing limit could be increased to a maximum amount of $321,681,000 with the purchase of additional FHLB stock. These borrowings are secured by investment securities and first mortgage residential real estate loans. At December 31, 2003, Omega had $36,563,000 outstanding in term loans and no overnight advances. (See Note 9 of Notes to the Consolidated Financial Statements).

      The Corporation's primary source of long-term liquidity is a large core deposit base and a strong capital position. Another measure of liquidity is the average loan to deposit ratio. This ratio was 85.7% at December 31, 2003 and 83.6% at December 31, 2002. Management's target range for this ratio is 70% to 85%. Management believes that Omega has a relatively stable deposit base with no major seasonal depositor or group of depositors. However, management recognizes that a significant risk to liquidity is the level and mix of deposits. Due to market and interest rate uncertainties throughout the past year, customers have shifted funds from the stock market, longer-term deposits and other alternative investments, into the safety of core accounts and short-term certificates. Management has estimated the unusual growth in core accounts to be $67,201,000 and recognizes that it provides additional liquidity risk. Increases in interest rates, improved economic activity and confidence in the stock market, may result in depositors shifting funds back to longer-term deposits, the stock market, or other alternative investments. This would require the Corporation to replace those funds with higher cost borrowings in the future.

Off-Balance Sheet Arrangements, Contractual Obligations and Commitments

      Off-Balance Sheet Arrangements--The Corporation has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers. These include commitments to extend credit, unused lines of credit as well as standby letters of credit. (See Note 17 of Notes to the Consolidated Financial Statements). Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation does not expect that these commitments will have an adverse affect on its liquidity position.

      Contractual Obligations--Presented below, are the significant contractual obligations of the Corporation as of December 31, 2003, in thousands of dollars. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                                                                                                     Payments Due In
                                                                                        -----------------------------------------
                                                                                                     One        Three      Over
                                                                    Note                One Year   to Three    to Five     Five
                                                                  Reference    Total    or Less     Years       Years      Years
                                                                             ----------------------------------------------------
Certificates of deposits(a) ....................................       8     $347,676   $198,404   $ 91,287   $ 57,916   $     69
Other deposits(b) ..............................................              575,238    575,238
Other interest bearing liabilities(a) ..........................                  813         21         42         42        708
Federal funds borrowed and security repurchase agreements(a)  ..       9       18,263     18,263         --         --         --
Borrowed funds(a) ..............................................       9       15,041     15,041         --         --         --
Long-term debt(a) ..............................................       9       24,273      1,901      5,218     13,615      3,539
Operating lease obligations ....................................      10        1,758        325        619        132        682
Purchase obligations
  3rd party data processor contract ............................      19        7,890      1,578      3,156      3,156         --
Supplemental executive retirement ..............................      15        3,060        229        459        459      1,913
                                                                             ----------------------------------------------------
                                                                             $994,012   $811,000   $100,781   $ 75,320   $  6,911
                                                                             ====================================================

(a) Includes interest on both fixed and variable rate obligations. The interest associated with variable rate obligations is based upon interest rates in effect at December 31, 2003. The contractual amounts to be paid on variable rate obligations are affected by changes in market interest rates. Future changes in market interest rates could materially affect the contractual amounts to be paid.

(b)   Excludes interest.

                                     Table 4
                  Maturity Distribution as of December 31, 2003
                                 (In thousands)
                 Remaining Maturity/Earliest Possible Repricing

                                                                        Over Three   Over Six    Over One
                                                             Three      Months But  Months But   Year But      Over
                                                             Months     Within Six  Within One  Within Five    Five
                                                            or Less       Months       Year        Years       Years        Total
------------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Interest bearing deposits .............................   $ 10,682     $     --    $     --    $     --    $     --    $   10,682
  Federal funds sold ....................................     17,850           --          --          --          --        17,850
  Investment securities:
    U.S. Treasury securities and obligations of other
      U.S. Government agencies and corporations .........     18,129       34,755      16,346      49,101          --       118,331
    Obligations of state and political subdivisions .....      7,782        6,347      18,488      68,211          --       100,828
    Corporate and other securities ......................        864          796         278         972          --         2,910
    Mortgage-backed securities ..........................        167          169         344         652          --         1,332
    Stocks ..............................................         --           --          --          --      17,138        17,138
  Loans:
    Commercial, financial, and agricultural .............     64,317        4,091       9,812      33,218          33       111,471
    Real estate--commercial .............................     87,975       36,408      39,763     170,365       4,192       338,703
    Real estate--construction ...........................     12,305          169         455       1,319       3,350        17,598
    Real estate--mortgage ...............................      6,693        8,886      15,056      80,373      86,648       197,656
    Home equity .........................................     26,426        4,757       5,652      35,328      18,449        90,612
    Personal ............................................     11,651        2,388       5,690      11,872         458        32,059
    Lease financing (net of unearned interest) ..........         23            2          20          --          --            45
                                                            -----------------------------------------------------------------------
Total Interest Earning Assets ...........................    264,864       98,768     111,904     451,411     130,268     1,057,215
                                                            -----------------------------------------------------------------------
Interest Bearing Liabilities
  Demand deposits .......................................     47,569           --      12,685     157,676          --       217,930
  Savings deposits ......................................    114,641           --      32,875      54,091          --       201,607
  Certificates of deposit over $100,000 .................     12,145        6,516       5,929      25,812          --        50,402
  Time deposits .........................................     75,617       54,987      41,804     109,524           7       281,939
  Short-term borrowings .................................     33,263           --          --          --          --        33,263
  Long-term debt ........................................        295          300         614      17,102       3,289        21,600
  Other interest bearing liabilities ....................        813           --          --          --          --           813
                                                            -----------------------------------------------------------------------
Total Interest Bearing Liabilities ......................    284,343       61,803      93,907     364,205       3,296       807,554
                                                            -----------------------------------------------------------------------
Gap .....................................................   $(19,479)    $ 36,965    $ 17,997    $ 87,206    $126,972    $  249,661
                                                            =======================================================================
Cumulative Gap ..........................................   $(19,479)    $ 17,486    $ 35,483    $122,689    $249,661
                                                            =========================================================
Cumulative sensitivity ratio ............................       0.93         1.05        1.08        1.15        1.31
Commercial, financial and agricultural loans
  maturing after one year with:
    Fixed interest rates ................................                                        $  7,420    $     33    $    7,453
    Variable interest rates .............................                                          25,798          --        25,798
                                                                                                 ----------------------------------
    Total ...............................................                                        $ 33,218    $     33    $   33,251
                                                                                                 ==================================


                              Omega Financial Corporation 2003 Annual Report  13

RESULTS OF OPERATIONS

2003 Financial Performance Overview

      At $17,185,000, Omega's net income for 2003 represented a return on average assets (ROA) of 1.50%. Although ROA decreased 5.0% from 2002, it is the Corporation's eighth consecutive year of achieving ROA levels of 1.50% or greater. The management of Omega strives to attain high earnings levels consistently each year. Management endeavors to protect the core earnings base with conservative policies, minimizing risk to shareholders, while catering to its broad customer base. We believe that this approach has helped achieve solid performances year after year. Omega considers ROA to be a key performance ratio, and constantly scrutinizes the broad categories of the income statement relative to this profitability indicator.

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on assets for 2003 and 2002.

                                      2003                        2002
                             -------------------------------------------------
                                             % of                       % of
                                            Average                    Average
                                            Assets                     Assets
                             -------------------------------------------------
Net interest income .....    $   43,077       3.76%     $   45,637       3.97%
Loan loss provision .....          (350)     (0.03)           (630)     (0.05)
Trust fees ..............         3,623       0.32           3,585       0.31
Deposit service fees ....         5,754       0.50           5,099       0.44
Other fees ..............         4,614       0.40           4,342       0.38
BOLI ....................         1,395       0.12           1,523       0.13
Security gains ..........         1,127       0.10             412       0.04
Gains on sale of
  other assets ..........           292       0.03              73       0.01
                             ------------------------------------------------
Total non-interest
  income ................        16,805       1.47          15,034       1.31
Employee expense ........       (20,091)     (1.75)        (19,753)     (1.72)
Occupancy and
  equipment .............        (5,149)     (0.45)         (4,864)     (0.42)
Other non-interest
  expense ...............       (12,281)     (1.07)        (11,595)     (1.01)
                             ------------------------------------------------
Total non-interest
  expense ...............       (37,521)     (3.28)        (36,212)     (3.15)
Income tax expense ......        (4,826)     (0.42)         (5,650)     (0.49)
                             ------------------------------------------------
Net income ..............    $   17,185       1.50%     $   18,179       1.58%
                             ================================================
Average assets ..........    $1,145,407                 $1,149,810

RETURN ON AVERAGE ASSETS

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            1.50%
2002            1.58%
2001            1.56%
2000            1.59%
1999            1.63%

      The key factors that defined the 2003 results are as follows:

o     Lower rate environment, reduced net interest margin

o     Increasing service-based fee income

o     Increased gains on sale of securities and loans

o     Other non-interest income growth

o     Ongoing expense control

      Assets were $1,140,166,000 at December 31, 2003, representing a $14,391,000, or 1.2%, decrease from year-end 2002. Loans (net of unearned interest) were $788,144,000 at December 31, 2003 compared to $779,819,000 at December 31, 2002, an increase of 1.1%, or $8,325,000. Deposits decreased by $11,675,000, or 1.3%, at December 31, 2003 when compared to December 31, 2002.

      Return on average equity decreased from 11.32% in 2002 to 10.32% in 2003, while return on average assets decreased to 1.50% from 1.58% in 2002. Omega's peer group consisting of all banks headquartered in Pennsylvania with consolidated assets of $1 billion to $5 billion reported return on average equity of 14.66% and return on average assets of 1.34%.

RETURN ON AVERAGE EQUITY

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            10.32%
2002            11.32%
2001            11.50%
2000            11.13%
1999            11.30%

Net Interest Income

      Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 59% of total revenues for 2003. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis.

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on pages 16-17) shows average asset and liability balances, average interest rates and interest income and expense for the period 2001 to 2003. In addition, it shows the changes attributable to the volume and rate components of net interest income.

      Total average loans were $789,936,000 in 2003 at an average weighted yield of 6.04% that produced $47,710,000 in interest income. This represented a $14,094,000, or 1.8%, increase in average loan volumes from 2002. The yield decreased 78 basis points to 6.04% from 6.82% in 2002 resulting in a decrease of $6,178,000 in interest income, while mix and volume changes increased interest income $993,000 when compared to 2002. The combination of these rate, volume and mix effects resulted in a decrease of $5,185,000, or 9.8% in total loan interest. In order to explain the 78 basis point decrease in loan yields in 2003, we must note that in the lower rate environment during 2003, variable rate commercial loans increased $50,285,000 on average, while fixed rate commercial loans decreased on average by $28,142,000, when compared to 2002. Management believes that commercial borrowers are reluctant to lock in a fixed rate if they believe that rates will fall further. It is anticipated that in a rising rate environment, many borrowers of this type will again commit to a fixed rate term.

      Investment securities averaged $240,309,000, a decrease of $24,237,000, or 9.2% from the average investment securities in 2002. The average weighted yield decreased to 3.65% from 4.42% in 2002. Interest bearing deposits and federal funds sold, as a group on average, increased a total of 17.4%, or $4,352,000. These monies were used to support the loan demand.

      Total interest earning assets averaged $1,059,630,000 at a yield of 5.36% and produced total interest income of $56,783,000 for 2003. The net decrease in average earning assets of $5,791,000 in 2003 over 2002 was a result of lower deposits. The yield decreased by 74 basis points to 5.36% in 2003. On a fully tax-equivalent basis, yield on earning assets decreased by 79 basis points to 5.61%. Lower yields caused the full reduction of $8,177,000, or 12.6%, in interest income. On a fully tax-equivalent basis, interest income decreased by $8,630,000, or 12.7%.

      Total interest bearing liabilities averaged $820,740,000 at a cost of $13,706,000 carrying a composite rate of 1.67%. This represented a decrease in interest bearing liabilities of 2.1%, or $17,688,000 from 2002. The composite rate decreased by 63 basis points in 2003, from 2.30% in 2002. Interest expense decreased $4,292,000 due to lower rates and decreased $1,325,000 due to volume and mix changes. These changes resulted in a total decrease of $5,617,000, or 29.1%, in interest expense. The most significant change in liabilities was the decrease in time deposits of $46,072,000, or 11.7% and the increase in core deposits of $38,198,000. Management believes that many consumers had once again decided to move their deposits to more liquid vehicles, as was the case in 2001.

      Non-interest bearing funding sources, including equity, averaged $324,667,000 in 2003, compared to $311,382,000 in 2002, for an increase of
$13,285,000, or 4.3%. Most of the increase was attributed to non-interest bearing demand deposit balances. The increase in non-interest bearing funding sources resulted in a decrease of 53 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) to 1.29% in 2003 from 2.82% in 2002.

      Net interest income was $43,077,000 for 2003, a decrease of $2,560,000, or 5.6%, from 2002. The decrease in net interest income was the result of a decrease of $3,885,000 due to interest rate effects and an increase of $325,000 due to volume and mix changes. Net yield was 4.07% in 2003 and 4.28% in 2002. On a fully tax-equivalent basis, the net yield decreased from 4.58% to 4.32% in 2003. As a comparison, Omega's peer group reported an average net interest margin of 3.80% for 2003.


                              Omega Financial Corporation 2003 Annual Report  15

                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)


                                                                 -------------------------------
                                                                               2003
                                                                 -------------------------------
                                                                  Average                 Yield/
                                                                 Balance(1)   Interest     Rate
                                                                 -------------------------------
ASSETS
Interest earning assets:
  Taxable loans(5) ...........................................   $  745,132    $45,852     6.15%
  Tax-exempt loans ...........................................       44,804      1,858     4.15
                                                                 -------------------------------
    Total loans ..............................................      789,936     47,710     6.04
  Taxable investment securities ..............................      142,567      5,650     3.96
  Tax-exempt investment securities ...........................       97,742      3,115     3.19
                                                                 -------------------------------
    Total investment securities ..............................      240,309      8,765     3.65
  Interest bearing deposits ..................................       10,252        103     1.00
  Federal funds sold .........................................       19,133        205     1.07
                                                                 -------------------------------
Total interest earning assets ................................    1,059,630     56,783     5.36
Non-interest earning assets:
  Cash and due from banks ....................................       30,350
  Allowance for loan losses ..................................      (10,911)
  Premises and equipment .....................................       14,556
  Other assets(7) ............................................       51,782
                                                                 ----------
      Total assets ...........................................   $1,145,407
                                                                 ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits(2) ........................   $  287,130      1,428     0.50
  Savings deposits ...........................................      130,125      1,127     0.87
  Time deposits ..............................................      348,638      9,784     2.81
  Other, including short-term borrowings, long-term debt,
    and other interest bearing liabilities ...................       54,847      1,367     2.49
                                                                 -------------------------------
Total interest bearing liabilities ...........................      820,740     13,706     1.67
                                                                 -------------------------------
Non-interest bearing liabilities:
  Demand deposits ............................................      147,285
  Other ......................................................       10,913
Shareholders' equity .........................................      166,469
                                                                 ----------
      Total liabilities and shareholders' equity .............   $1,145,407
                                                                 ==========
Net interest income ..........................................                 $43,077
                                                                               =======
Net yield on interest earning assets(3) ......................                             4.07%
                                                                                           ====
Net interest income and yield--tax-equivalent basis(4) .......                 $45,755     4.32%
                                                                               ================

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

7) Includes gross unrealized gains on securities available for sale: $10,287 in 2003, $8,614 in 2002 and $5,558 in 2001.

                                     Table 5
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)

   Years Ended December 31,
-----------------------------------------------------------------
              2002                              2001                   2003 Compared to 2002             2002 Compared to 2001
-------------------------------   -------------------------------   Increase (Decrease) Due To(6)    Increase (Decrease) Due To(6)
 Average                 Yield/    Average                 Yield/   -----------------------------    ------------------------------
Balance(1)   Interest     Rate    Balance(1)   Interest     Rate    Volume      Rate       Total     Volume       Rate       Total
-----------------------------------------------------------------------------------------------------------------------------------


$  730,272    $50,948     6.98%   $  733,318    $59,498     8.11%   $ 1,026    $(6,122)   $(5,096)  $  (247)   $ (8,303)   $ (8,550)
    45,570      1,947     4.27        35,879      1,935     5.39        (33)       (56)       (89)      461        (449)         12
-----------------------------------------------------------------------------------------------------------------------------------
   775,842     52,895     6.82       769,197     61,433     7.99        993     (6,178)    (5,185)      214      (8,752)     (8,538)
   168,671      7,816     4.63       161,081      9,399     5.83     (1,120)    (1,046)    (2,166)      425      (2,008)     (1,583)
    95,875      3,867     4.03        94,593      3,881     4.10         73       (825)      (752)       53         (67)        (14)
-----------------------------------------------------------------------------------------------------------------------------------
   264,546     11,683     4.42       255,674     13,280     5.19     (1,047)    (1,871)    (2,918)      478      (2,075)     (1,597)
    11,976        177     1.48         6,181        161     2.60        (23)       (51)       (74)      106         (90)         16
    13,057        205     1.57        26,139      1,132     4.33         77        (77)         0      (408)       (519)       (927)
-----------------------------------------------------------------------------------------------------------------------------------
 1,065,421     64,960     6.10     1,057,191     76,006     7.19          0     (8,177)    (8,177)      390     (11,436)    (11,046)

    30,729                            33,066
   (11,343)                          (11,547)
    15,130                            14,964
    49,873                            39,821
----------                        ----------
$1,149,810                        $1,133,495
==========                        ==========


$  269,610      1,970     0.73    $  247,177      3,431     1.39        119       (661)      (542)      289      (1,750)     (1,461)
   118,329      1,441     1.22       104,250      2,134     2.05        133       (447)      (314)      260        (953)       (693)
   394,710     14,366     3.64       433,262     22,677     5.23     (1,551)    (3,031)    (4,582)   (1,882)     (6,429)     (8,311)

    55,779      1,546     2.77        56,458      2,621     4.64        (26)      (153)      (179)      (32)     (1,043)     (1,075)
-----------------------------------------------------------------------------------------------------------------------------------
   838,428     19,323     2.30       841,147     30,863     3.67     (1,325)    (4,292)    (5,617)   (1,365)    (10,175)    (11,540)
-----------------------------------------------------------------------------------------------------------------------------------

   138,403                           124,995
    12,428                            13,863
   160,551                           153,490
----------                        ----------
$1,149,810                        $1,133,495
==========                        ==========
              $45,637                           $45,143             $ 1,325    $(3,885)   $(2,560)  $ 1,755    $ (1,261)   $    494
              =======                           =======             ===============================================================
                          4.28%                             4.27%
                          ====                              ====
              $48,768     4.58%                 $48,275     4.57%
              ================                  ================


                              Omega Financial Corporation 2003 Annual Report  17

NET INTEREST YIELD

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

              Yield on       Cost to Fund     Net Interest
           Earning Assets   Earning Assets        Yield

2003            5.36%            1.29%            4.07%
2002            6.10%            1.81%            4.28%
2001            7.19%            2.92%            4.27%
2000            7.64%            3.09%            4.55%
1999            7.40%            2.75%            4.65%

Provision for Loan Losses

      Omega's provision for loan losses is determined as a result of the adequacy level of the allowance for loan loss reserve. The charge to earnings for the provision was $350,000 in 2003 and $630,000 in 2002, a decrease of $280,000 or 44.4%. The reduction in the provision reflects the improvement in the Watch List loans and non-performing loans during the year, which are key factors in determining the adequacy level of the allowance. In 2003, net charge-offs exceeded the provision for loan losses by $483,000, while in 2002 the net charge-offs exceeded the provision by $172,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2003 and 2002 were .11% and .10%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 32.3% at year-end 2003 and 33.9% at the end of 2002. The allowance for loan losses as a ratio to net loans was 1.34% and 1.42% at December 31, 2003 and 2002, respectively. The ratio of net charge-offs to average loans for Omega's peers was .15% for 2003.

Non-Interest Income

      Omega remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the continued increase in income from traditional bank services. In 2001, 2002 and 2003, 13.2%, 16.3% and 19.0%, respectively of total revenues was derived from service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, our broad menu of investment products and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us to be responsive to their financial needs through personalized service and product design. Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) grew to $13,991,000 during 2003 for a 7.4% or $965,000 increase when compared to $13,026,000 for 2002.
Management anticipates that new products currently in design will be well received and further increase fee income in future years.

      Bank-owned life insurance (BOLI) continues to generate non-interest income each year as the cash surrender value increases. BOLI earnings were $1,395,000 in 2003, as compared to $1,523,000 in 2002.

NON-INTEREST INCOME TO AVERAGE ASSETS
(including net gains on the sale of assets)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            1.34%
2002            1.26%
2001            1.14%
2000            1.10%
1999            0.98%

      As a percentage of average assets, non-interest income (excluding securities gains and other gains from the sale of assets) was 1.34% for 2003, as compared to 1.26% in 2002. Omega's peer average was 1.06% for 2003.

      In 2003, net gains from investment securities increased by $715,000, or 173.5% to $1,127,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year. Omega generally sells only equity securities that have appreciated in value since their purchase. Primarily, equity securities are considered for sale when there is market appreciation available, when there is no longer a business reason to hold the stock and securities gains are desired to supplement earnings. Occasionally a loss may be recognized on debt and equity securities if permanent impairment is deemed to have occurred.

      Likewise, other gains or losses can be realized in a given year based upon unique circumstances. For example, in 2003 management made a decision to sell a block of mortgage loans in order to reduce interest rate risk within the balance sheet. Book value of the loans on the dates of the sale in June of 2003 was $10,148,000, producing a gain of $268,000. Small sales of other assets during 2003 brought the total gain on the sale of loans and other assets to $292,000. In 2002, gains on the sale of loans and other assets were only $73,000. In total, net gains realized on the sale of investment securities, loans and other assets were $1,419,000 in 2003 versus $485,000 in 2002, resulting in an increase in non-interest income of $934,000, or 193.0%. These net gains represented .13% of average assets in 2003, as compared to .05% in 2002.

Non-Interest Expense

      In order to optimize earnings, Omega's management strives to minimize operating expense where feasible to produce the highest levels of income possible. Total non-interest expenses were $37,521,000 for 2003 as compared to $36,212,000 for 2002, representing an increase of $1,309,000, or 3.6%.

      Salaries and employee benefits increased by 1.7%, or $338,000 in 2003 as compared to 2002. Omega was able to reduce the number of average full time equivalent employees during the year by 0.6%. Omega employed one employee for every $2,314,000 in average assets in 2003, versus $2,311,000 of average assets in 2002.

      Occupancy and equipment increased by $285,000, or 5.9%, driven primarily by depreciation for technology improvements, as well as increased costs for utilities, real estate taxes, building maintenance and equipment depreciation. All other non-interest expenses of $12,281,000 increased in total by $686,000, or 5.9% in 2003 as compared to 2002. The increase was related to accelerated amortization of $802,000 recorded on investments in limited partnership low-income housing projects, due to declines in estimated residual values. The remainder of the increase in other non-interest expense reflected costs associated with supporting new revenue-generating services. Excluding the accelerated amortization, other non-interest expense decreased by $116,000, or 1.0%.

NON-INTEREST EXPENSE TO AVERAGE ASSETS

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2003            3.28%
2002            3.15%
2001            3.11%
2000            3.19%
1999            3.16%

      As a percentage of average assets, non-interest expense was 3.28% for 2003 as compared to 3.15% in 2002. Omega's peer group ratio of non-interest expense to average assets was 2.81%.

Income Taxes

      Income tax expense for 2003 amounted to $4,826,000 compared to $5,650,000 in 2002. The effective tax rate was 21.9% in 2003 versus 23.7% in 2002. The improvement in 2003 was primarily due to the tax benefit received by the Corporation pursuant to IRS Code Section 404(k), as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001. This allows Omega to deduct cash dividends paid on employer stock held by the Employee Stock Ownership Plan
(ESOP). Additionally, in 2003, an adjustment to tax expense was recorded to reverse a deferred tax liability no longer necessary. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 2003 by 0.8% or $1,101,000, decreasing the federal tax rate by 7.2%, as compared to 2002, when the tax rate was decreased by 7.4% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 12.4%, 12.3% and 11.5% in 2003, 2002 and 2001, respectively. Tax-exempt income as a percentage of income before tax was 22.6%, 24.4% and 24.7% in 2003, 2002 and 2001, respectively. See Note 11 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and certain earnings ratios for the past three years.

                                              2003          2002          2001
                                           ------------------------------------
Net income ...........................     $ 17,185      $ 18,179      $ 17,655
Return on average assets .............         1.50%         1.58%         1.56%
Return on average equity .............        10.32         11.32         11.50

2002 Financial Performance Overview

      Omega's earnings in 2002 were $18,179,000, representing an ROA of 1.58%.

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on assets for 2002 and 2001.

                                         2002                       2001
                               -------------------------------------------------
                                                % of                      % of
                                               Average                   Average
                                               Assets                    Assets
                               -------------------------------------------------
Net interest income .......    $   45,637       3.97%     $   45,143       3.98%
Loan loss provision .......          (630)     (0.05)           (500)     (0.04)
Trust fees ................         3,585       0.31           3,358       0.30
Deposit service fees ......         5,099       0.44           4,138       0.37
Other fees ................         4,342       0.38           4,372       0.39
BOLI ......................         1,523       0.13           1,092       0.10
Security gains ............           412       0.04             472       0.04
Gains on sale of
  other assets ............            73       0.01             722       0.06
                               ------------------------------------------------
Total non-interest
  income ..................        15,034       1.31          14,154       1.25
Employee expense ..........       (19,753)     (1.72)        (19,425)     (1.71)
Occupancy and
  equipment ...............        (4,864)     (0.42)         (4,468)     (0.39)
Other non-interest
  expense .................       (11,595)     (1.01)        (11,372)     (1.00)
                               ------------------------------------------------
Total non-interest
  expense .................       (36,212)     (3.15)        (35,265)     (3.11)
Income tax expense ........        (5,650)     (0.49)         (5,877)     (0.52)
                               ------------------------------------------------
Net income ................    $   18,179       1.58%     $   17,655       1.56%
                               ================================================
Average assets ............    $1,149,810                 $1,133,495

      The key factors that defined the 2002 results are as follows:

o     Increasing net interest margin

o     Increasing service-based fee income

o     Other non-interest income growth

o     Ongoing expense control

      A strong balance sheet again produced increased earnings. Assets were $1,154,557,000 at December 31, 2002, representing a $4,072,000, or 0.4%, decrease from year-end 2001. Loans (net of unearned interest) were $779,819,000 at December 31, 2002 compared to $760,354,000 at December 31, 2001, an increase of 2.6%, or $19,465,000. Deposits decreased by $12,412,000, or 1.3%, at December 31, 2002 when compared to December 31, 2001.


                              Omega Financial Corporation 2003 Annual Report  19

      Return on average equity decreased from 11.50% in 2001 to 11.32% in 2002, while return on average assets increased to 1.58% from 1.56% in 2001. Omega's peer group with consolidated assets of $1 billion to $5, as of December 31, 2002 reported return on average equity and return on average assets of 15.02% and 1.32%, respectively.

Net Interest Income

      Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, having comprised approximately 57% of total revenues for 2002. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis.

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 (located on pages 16-17) shows average asset and liability balances, average interest rates and interest income and expense for the period 2001 to 2003. In addition, it shows the changes attributable to the volume and rate components of net interest income.

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

      Investment securities averaged $264,546,000, an increase of $8,872,000, or 3.5% from the average investment securities in 2001. The average weighted yield decreased to 4.42% from 5.19% in 2001. Interest bearing deposits and federal funds sold, as a group on average, decreased a total of 22.5%, or $7,287,000. These monies were used to support the loan demand and to purchase new investment securities.

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

      Non-interest bearing funding sources, including equity, averaged $311,382,000 in 2002, compared to $292,348,000 in 2001, for an increase of
$19,034,000, or 6.5%. Most of the increase was attributed to non-interest bearing demand deposit balances. The increase in non-interest bearing funding sources resulted in a decrease of 110 basis points in the rate to fund interest earning assets (computed by dividing the total interest expense by the total average earning assets) to 1.82% in 2002 from 2.92% in 2001.

      Net interest income was $45,637,000 for 2002, an increase of $494,000, or 1.1%, from 2001. The increase in net interest income was the result of an increase of $1,755,000 due to volume and mix changes and a decrease of $1,261,000 as a result of interest rate effects. Net yield was 4.28% in 2002 and 4.27% in 2001. On a fully tax-equivalent basis, the net yield increased from 4.57% to 4.58% in 2002. As a comparison, Omega's regional peer group reported an average net interest margin of 3.99% through as of December 31, 2002.

Provision for Loan Losses

      Omega's provision for loan losses was $630,000 in 2002 and $500,000 in 2001, an increase of $130,000 or 26.0%. In 2002, net charge-offs exceeded the provision for loan losses by $172,000, while in 2001 the net charge-offs exceeded the provision by $398,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in

2002 and 2001 were .10% and .12%, respectively, of average loans outstanding. The ratio of net charge-offs to average loans for Omega's regional peers as of December 31, 2002 was .14%. Non-performing loans as a ratio to the allowance for loan losses were 33.9% at year-end 2002 and 31.8% at the end of 2001. The allowance for loan losses as a ratio to net loans was 1.42% and 1.48% at December 31, 2002 and 2001, respectively.

Non-Interest Income

      Omega remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor was evidenced by the continued increase in income from traditional bank services. In 2000, 2001 and 2002, 12.1%, 13.2% and 16.3%, respectively of total revenues was derived from service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us to be responsive to their financial needs through personalized service and product design. Service-based fee income (fees on deposits, loans, trust services, and other services) grew to $13,026,000 during 2002 for a 9.8% or $1,158,000 increase when compared to $11,868,000 for 2001. New services were unveiled in 2002, which further catered to our customers' needs. Early in 2003, Omega added yet another financial service, through an agreement with a broker-dealer which allows new financial products, such as annuities and other investments, to be sold at Omega's banking offices. Management anticipates that these products will be well received and will further increase fee income in future years.

      Bank-owned life insurance (BOLI) continued to generate non-interest income each year as the cash surrender value increases. The BOLI cash surrender value increased by $1,523,000 in 2002, as compared to $1,092,000 in 2001.

      As a percentage of average assets, non-interest income (excluding gains from the sale of assets) was 1.26% for 2002, as compared to 1.14% in 2001. The peer average was 0.92%.

      In 2002, net gains from investment securities decreased by $60,000, or 12.7% to $412,000. There are many factors considered by management when opportunities arise to sell investment securities, and therefore, income from this activity can fluctuate dramatically from year to year.

      Likewise, other gains or losses can be realized in a given year based upon unique circumstances. For example, in 2001 management made a decision to sell two blocks of mortgage loans in order to reduce interest rate risk within the balance sheet. Book value of the loans on the dates of the sales in November of 2001 was $35,895,000, producing a gain of $749,000. In 2002, gains on the sale of loans and other assets were only $73,000.

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

      Salaries and employee benefits increased by 1.7%, or $328,000 in 2002 as compared to 2001. Omega was able to reduce the number of full time equivalent employees during the year. Omega employed one employee for every $2,311,000 in average assets in 2002, versus $2,210,000 of average assets in 2001.

      Occupancy and equipment increased by $396,000, or 8.9%, driven primarily by costs for technology advances. All other non-interest expenses of $11,595,000 increased in total by $223,000, or 2.0% in 2002 as compared to 2001. Data processing fees associated with providing new services and emergency planning accounted for 54% of the increased expenses.

      As a percentage of average assets, non-interest expense was 3.15% for 2002 as compared to 3.11% in 2001. At December 31, 2002, Omega's regional peers had an average of 2.61% on non-interest expense to average assets.

Income Taxes

      Income tax expense for 2002 amounted to $5,650,000 compared to $5,877,000 in 2001. The effective tax rate was 23.7% in 2002 versus 25.0% in 2001. The improvement in 2002 was due to the increase in the yield of tax-exempt assets. Omega's level of average tax-exempt investments and average tax-exempt loans increased in 2002 by 8.4% or $10,973,000, decreasing the federal tax rate by 7.5%, as compared to 2001, when the tax rate was also decreased by 7.5% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 12.3%, 11.5% and 10.1% in 2002, 2001 and 2000, respectively. Tax-exempt income as a percentage of income before income tax was 24.4%, 24.7% and 22.1% in 2002, 2001 and 2000, respectively. See Note 11 of
Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and certain earnings ratios for the past three years.

                                              2002         2001          2000
                                           ------------------------------------
Net income ...........................     $ 18,179      $ 17,655      $ 17,129
Return on average assets .............         1.58%         1.56%         1.59%
Return on average equity .............        11.32         11.50         11.13


                              Omega Financial Corporation 2003 Annual Report  21

                  Omega Financial Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                            December 31,
                                                                    ---------------------------
                                                                        2003            2002
                                                                    ---------------------------
ASSETS
Cash and due from banks ........................................    $    32,420     $    36,049
Interest bearing deposits with other financial institutions ....         10,682           8,757
Federal funds sold .............................................         17,850          33,900
Investment securities available for sale .......................        240,539         251,508
Total loans, net of unearned interest ..........................        788,144         779,819
Less: Allowance for loan losses ................................        (10,569)        (11,052)
                                                                    ---------------------------
                                                                        777,575         768,767
Premises and equipment, net ....................................         14,348          14,719
Bank-owned life insurance ......................................         37,134          31,739
Other assets ...................................................          9,618           9,118
                                                                    ---------------------------
TOTAL ASSETS ...................................................    $ 1,140,166     $ 1,154,557
                                                                    ===========================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing .........................................    $   155,702     $   148,498
  Interest bearing .............................................        751,878         770,757
                                                                    ---------------------------
                                                                        907,580         919,255
Short-term borrowings ..........................................         33,263          41,452
Other liabilities ..............................................          6,950          11,909
ESOP debt ......................................................          2,521           2,832
Long-term debt .................................................         21,600          16,237
Other interest bearing liabilities .............................            813             762
                                                                    ---------------------------
TOTAL LIABILITIES ..............................................        972,727         992,447
Commitments and Contingent Liabilities
Shareholders' Equity
Preferred stock, par value $5.00 per share:
  Authorized--5,000,000 shares;
  Issued and outstanding--
    0 shares Series A Convertible at December 31, 2003;
    219,781 shares Series A Convertible at December 31, 2002 ...             --           5,000
Unearned compensation related to ESOP debt .....................         (1,624)         (1,875)
Common stock, par value $5.00 per share:
  Authorized--25,000,000 shares;
  Issued--
    10,048,368 shares at December 31, 2003;
    9,607,076 shares at December 31, 2002
  Outstanding--
    8,458,823 shares at December 31, 2003;
    8,099,778 shares at December 31, 2002 ......................         50,242          48,035
Capital surplus ................................................         15,711          10,529
Retained earnings ..............................................        146,430         138,821
Accumulated other comprehensive income .........................          5,209           7,243
Cost of common stock in treasury:
  1,589,545 shares at December 31, 2003;
  1,507,298 shares at December 31, 2002 ........................        (48,529)        (45,643)
                                                                    ---------------------------
TOTAL SHAREHOLDERS' EQUITY .....................................        167,439         162,110
                                                                    ---------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................    $ 1,140,166     $ 1,154,557
                                                                    ===========================

The accompanying notes are an integral part of these statements.

                  Omega Financial Corporation and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)

                                                                             Years Ended December 31,
                                                                          -----------------------------
                                                                            2003       2002       2001
                                                                          -----------------------------
INTEREST INCOME:
Interest and fees on loans ...........................................    $47,710    $52,895    $61,433
Interest and dividends on investment securities:
  Taxable interest income ............................................      5,195      7,131      8,817
  Tax-exempt interest income .........................................      3,115      3,867      3,881
  Dividend income ....................................................        455        685        582
Other interest income ................................................        308        382      1,293
                                                                          -----------------------------
TOTAL INTEREST INCOME ................................................     56,783     64,960     76,006
INTEREST EXPENSE:
Interest on deposits .................................................     12,339     17,777     28,242
Interest on short-term borrowings ....................................        329        754      1,605
Interest on long-term debt and other interest bearing liabilities ....      1,038        792      1,016
                                                                          -----------------------------
TOTAL INTEREST EXPENSE ...............................................     13,706     19,323     30,863
                                                                          -----------------------------
NET INTEREST INCOME ..................................................     43,077     45,637     45,143
Provision for loan losses ............................................        350        630        500
                                                                          -----------------------------
INCOME FROM CREDIT ACTIVITIES ........................................     42,727     45,007     44,643
OTHER INCOME:
Trust fees ...........................................................      3,623      3,585      3,358
Service fees on deposit accounts .....................................      5,754      5,099      4,138
Service fees on loans ................................................      1,351      1,227      1,512
Earnings on bank-owned life insurance ................................      1,395      1,523      1,092
Net gains on investment securities available for sale ................      1,127        412        472
Gain (loss) on sale of loans and other assets ........................        292         73        722
Other ................................................................      3,263      3,115      2,860
                                                                          -----------------------------
TOTAL OTHER INCOME ...................................................     16,805     15,034     14,154
OTHER EXPENSE:
Salaries and employee benefits .......................................     20,091     19,753     19,425
Net occupancy expense ................................................      2,372      2,287      2,302
Equipment expense ....................................................      2,777      2,577      2,166
Data processing service ..............................................      1,673      1,740      1,620
FDIC insurance premiums ..............................................        146        160        165
Other ................................................................     10,462      9,695      9,587
                                                                          -----------------------------
TOTAL OTHER EXPENSE ..................................................     37,521     36,212     35,265
                                                                          -----------------------------
INCOME BEFORE INCOME TAXES ...........................................     22,011     23,829     23,532
Income tax expense ...................................................      4,826      5,650      5,877
                                                                          -----------------------------
NET INCOME ...........................................................    $17,185    $18,179    $17,655
                                                                          =============================
EARNINGS PER SHARE
Basic ................................................................    $  2.07    $  2.17    $  2.08
Diluted ..............................................................       2.01       2.10       2.01
Weighted average shares and equivalents:
Basic ................................................................      8,169      8,189      8,287
Diluted ..............................................................      8,524      8,621      8,721

The accompanying notes are an integral part of these statements.


                              Omega Financial Corporation 2003 Annual Report  23

                  Omega Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)

                                                                Periods Ended December 31, 2001, 2002 and 2003
                                                -----------------------------------------------------------------------------------
                                                                                                  Accumulated  Cost of
                                                          Unearned                                 Other Com-   Common
                                                Preferred  Compen-   Common   Capital   Retained   prehensive  Stock in
                                                  Stock    sation    Stock    Surplus   Earnings     Income    Treasury     Total
                                                -----------------------------------------------------------------------------------
Balance at December 31, 2000 ..................  $5,000   $(2,375)  $46,665   $ 5,944   $ 121,108    $ 1,585   $(22,723)  $ 155,204
Comprehensive income:
  Net income ..................................                                            17,655
  Change in unrealized securities gains, net ..                                                        3,358
Total comprehensive income ....................                                                                              21,013
Common dividends
  declared--$1.07 per share ...................                                            (8,829)                           (8,829)
Cash dividends, preferred--$1.80 per share ....                                              (396)                             (396)
Amortization of unearned compensation .........               250                                                               250
Tax benefit from employee stock options .......                                               171                               171
Tax benefit from dividends paid
  to ESOP on unallocated stock ................                                                65                                65
Purchase of treasury stock--499,512 shares ....                                                                 (13,713)    (13,713)
Exercised employee stock
  options--114,539 shares .....................                         573     1,912                                         2,485
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2001 ..................   5,000    (2,125)   47,238     7,856     129,774      4,943    (36,436)    156,250
Comprehensive income:
  Net income ..................................                                            18,179
  Change in unrealized securities gains, net ..                                                        2,300
Total comprehensive income ....................                                                                              20,479
Common dividends
  declared--$1.13 per share ...................                                            (9,227)                           (9,227)
Cash dividends, preferred--$1.80 per share ....                                              (396)                             (396)
Amortization of unearned compensation .........               250                                                               250
Tax benefit from employee stock options .......                                               432                               432
Tax benefit from dividends paid
  to ESOP on unallocated stock ................                                                59                                59
Purchase of treasury stock--281,685 shares ....                                                                  (9,207)     (9,207)
Exercised employee stock
  options--159,453 shares .....................                         797     2,673                                         3,470
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2002 ..................   5,000    (1,875)   48,035    10,529     138,821      7,243    (45,643)    162,110
Conversion of preferred to common stock .......  (5,000)              1,731     3,269                                            --
Comprehensive income:
  Net income ..................................                                            17,185
  Change in unrealized securities gains, net ..                                                       (2,034)
Total comprehensive income ....................                                                                              15,151
Common dividends
  declared--$1.17 per share ...................                                            (9,582)                           (9,582)
Cash dividends, preferred--$1.35 per share ....                                              (297)                             (297)
Amortization of unearned compensation .........               251                                                               251
Tax benefit from employee stock options .......                                               251                               251
Tax benefit from dividends paid
  to ESOP on unallocated stock ................                                                52                                52
Purchase of treasury stock--82,247 shares .....                                                                  (2,886)     (2,886)
Exercised employee stock
  options--95,137 shares ......................                         476     1,913                                         2,389
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2003 ..................  $   --   $(1,624)  $50,242   $15,711   $ 146,430    $ 5,209   $(48,529)  $ 167,439
                                                 ==================================================================================

The accompanying notes are an integral part of these statements.

                  Omega Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                Years Ended December 31,
                                                                                          -----------------------------------
                                                                                             2003         2002         2001
                                                                                          -----------------------------------
Cash flows from operating activities:
  Net income ..........................................................................   $  17,185    $  18,179    $  17,655
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization .....................................................       4,891        3,523        2,097
    Provision for loan losses .........................................................         350          630          500
    Gain on sale of investment securities .............................................      (1,127)        (412)        (212)
    Non-monetary exchange of cost-method investments ..................................          --           --          (68)
    Non-monetary gift .................................................................          48           --           --
    Gain on sale of fixed assets and other property owned .............................         (18)         (11)         (47)
    Gain on sale of loans .............................................................        (274)         (62)        (675)
    Increase in deferred tax asset ....................................................        (397)         (88)          (1)
    Increase in cash surrender value of bank-owned life insurance .....................      (1,395)      (1,523)      (1,092)
    Decrease in interest receivable and other assets ..................................         146        1,165        1,451
    Decrease in interest payable ......................................................        (192)        (547)        (635)
    (Decrease) increase in taxes payable ..............................................        (806)         488         (180)
    Amortization of deferred net loan fees ............................................        (682)        (311)        (340)
    Deferral of net loan fees .........................................................         665          538          771
    (Increase) decrease in accounts payable and accrued expenses ......................      (1,610)        (257)         464
                                                                                          -----------------------------------
      Total adjustments ...............................................................        (401)       3,133        2,033
                                                                                          -----------------------------------
Net cash provided by operating activities .............................................      16,784       21,312       19,688
Cash flows from investing activities:
  Proceeds from the sale or maturity of investment securities available for sale ......     107,510       99,701       93,712
  Purchase of investment securities available for sale ................................    (100,432)     (82,072)    (113,559)
  Net change in interest bearing deposits with other banks ............................      (1,925)      23,055      (30,717)
  Increase in loans ...................................................................     (21,790)     (25,571)     (45,790)
  Gross proceeds from sale of loans ...................................................      12,923        5,139       36,767
  Capital expenditures ................................................................      (1,907)      (1,271)      (3,078)
  Sale of fixed assets and other property owned .......................................          42          341          269
  Net change in federal funds sold ....................................................      16,050      (19,450)      25,300
  Purchase of bank-owned life insurance ...............................................      (4,000)          --       (8,000)
                                                                                          -----------------------------------
Net cash provided by (used in) investing activities ...................................       6,471         (128)     (45,096)
Cash flows from financing activities:
  Net change in deposits ..............................................................     (11,675)     (12,412)      42,166
  (Decrease) increase in short-term borrowings, net ...................................     (13,189)       3,880        2,157
  Issuance of long-term debt ..........................................................      11,500           54           --
  Principal payment on long-term debt .................................................      (1,137)      (1,051)          --
  Net change in other interest bearing liabilities ....................................          51           59           53
  Dividends paid ......................................................................     (12,230)      (9,491)      (9,244)
  Tax benefit from preferred stock dividend and stock option activity .................         293          491          236
  Issuance of common stock ............................................................       2,389        3,470        2,485
  Acquisition of treasury stock .......................................................      (2,886)      (9,207)     (13,713)
                                                                                          -----------------------------------
Net cash (used in) provided by financing activities ...................................     (26,884)     (24,207)      24,140
                                                                                          -----------------------------------
Net decrease in cash and due from banks ...............................................   $  (3,629)   $  (3,023)   $  (1,268)
                                                                                          ===================================
Cash and due from banks at beginning of period ........................................   $  36,049    $  39,072    $  40,340
Cash and due from banks at end of period ..............................................      32,420       36,049       39,072
                                                                                          -----------------------------------
Net decrease in cash and due from banks ...............................................   $  (3,629)   $  (3,023)   $  (1,268)
                                                                                          ===================================
Interest paid .........................................................................   $  13,898    $  19,918    $  31,498
Income taxes paid .....................................................................       5,735        4,790        5,786

The accompanying notes are an integral part of these statements.


                              Omega Financial Corporation 2003 Annual Report  25

                  Omega Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2003, 2002 and 2001

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

Principles of Consolidation

      Investments in companies in which the Corporation controls operating and financing decisions (principally defined as owning a voting or economic interest greater than 50%) are consolidated. Investments in companies in which the Corporation has significant influence over operating and financing decisions (principally defined as owning a voting or economic interest of 20% to 50%) are generally accounted for by the equity method of accounting. Entities whose equity holders do not have voting rights or whose equity is insufficient to support its activities are consolidated if the Corporation is deemed to absorb a majority of the risk of loss or returns. The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as "Omega" or the "Corporation"): Omega Bank, N.A. ("Omega Bank"), Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc. and Central Pennsylvania Real Estate, Inc. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

      The accounting and reporting policies of the Corporation conform with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

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

Loans

      Loans are stated at the principal amounts outstanding, net of unearned income. Interest income on all loans, other than non-accrual loans, is accrued over the term of the loans based on the amount of principal outstanding.

      Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be well secured and fully collectible as to both principal and interest.

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

Other Real Estate Owned and Held for Investment

      Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned and held for investment and are included in other assets at the lower of fair value minus estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2003 and 2002, the carrying value of other real estate owned and held for investment was $741,000 and $229,000, respectively.

Premises and Equipment and Depreciation

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets. (See Note 7).

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

      The fair value was estimated at the date of grant using a Black-Scholes option-pricing model utilizing various assumptions as disclosed in Note 15. Compensation expense, net of related tax, amounted to $746,000, $653,000 and $751,000 in 2003, 2002 and 2001, respectively and is included in the pro forma net income reported below (in thousands, except per share data):

                                              2003          2002          2001
                                            ------------------------------------

Net income
  As reported ........................      $ 17,185      $ 18,179      $ 17,655
  Pro forma ..........................        16,439        17,526        16,904
Basic earnings per share
  As reported ........................      $   2.07      $   2.17      $   2.08
  Pro forma ..........................          1.98          2.09          1.99
Diluted earnings per share
  As reported ........................      $   2.01      $   2.10      $   2.01
  Pro forma ..........................          1.92          2.02          1.92


                              Omega Financial Corporation 2003 Annual Report  27

      The Black-Scholes option-valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option- valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Omega's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Recent Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires the guarantor to recognize a liability for the obligation assumed under a guarantee. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, and guarantees of a company's own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under Financial Accounting Standards Statement No. 133, a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance not price. The disclosure requirements of FIN 45 were effective for the Corporation as of December 31, 2002. Significant guarantees that have been entered into by the Corporation are disclosed in the notes to the consolidated financial statements. The recognition requirements of FIN 45, which are applicable to guarantees issued or modified after December 31, 2002, did not have a material impact on financial condition or the results of operations.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). The objective of FIN 46 is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interest in certain VIEs commonly referred to as special-purpose entities as of December 31, 2003. Application for all other types of entities is required for the period ending after March 25, 2004, unless previously applied. The Corporation does not expect the application of FIN 46 to have a material impact on financial condition or results of operations.

      In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The provisions of Statement 150 became effective June 1, 2003, for all financial instruments created or modified after May 31, 2003, and otherwise became effective as of July 1, 2003. The adoption of this standard did not have a material impact on financial condition or results of operations.

      In December 2003, the FASB deferred for an indefinite period the application of the guidance in Statement 150 to certain non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent's financial statements under Statement 150. Management does not believe any such interests exist as of December 31, 2003.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

      Omega's banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $10,059,000 and $6,564,000 as of December 31, 2003 and 2002, respectively.

3. INVESTMENT SECURITIES (in thousands)

                                                                            December 31, 2003
                                                         ---------------------------------------------------------
Securities classified as Available for Sale                                       Weighted    Gross       Gross
                                                         Amortized     Market     Average   Unrealized  Unrealized
Type and maturity                                           Cost       Value       Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
    Within one year ..................................    $ 68,450    $ 69,230      4.10%    $    780    $     --
    After one year but within five years .............      49,478      49,100      2.65          205        (583)
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................          --          --        --           --          --
Obligations of state and political subdivisions
    Within one year ..................................      31,789      32,062      2.94          274          (1)
    After one year but within five years .............      67,213      68,766      2.76        1,691        (138)
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................          --          --        --           --          --
Corporate and other securities
    Within one year ..................................         541         549      3.24            9          (1)
    After one year but within five years .............       2,360       2,362      3.17           14         (12)
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................          --          --        --           --          --
Mortgage-backed securities
    Within one year ..................................          --          --        --           --          --
    After one year but within five years .............         713         732      4.80           19          --
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................         585         600      4.57           15          --
Common stock .........................................      11,397      17,138       N/M        5,741          --
                                                          -------------------------------------------------------
Total ................................................    $232,526    $240,539      3.19%    $  8,748    $   (735)
                                                          =======================================================

                                                                            December 31, 2002
                                                         ---------------------------------------------------------
Securities classified as Available for Sale                                       Weighted    Gross       Gross
                                                         Amortized     Market     Average   Unrealized  Unrealized
Type and maturity                                          Cost        Value       Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
    Within one year ..................................    $ 60,847    $ 61,749      3.84%    $    902    $     --
    After one year but within five years .............      71,123      73,629      4.11        2,506          --
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................          --          --        --           --          --
Obligations of state and political subdivisions
    Within one year ..................................      31,094      31,577      4.13          483          --
    After one year but within five years .............      54,964      57,599      3.93        2,635          --
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................          --          --        --           --          --
Corporate and other securities
    Within one year ..................................       4,500       4,532      6.03           32          --
    After one year but within five years .............       2,723       2,775      4.74           52          --
    After five years but within ten years ............          10          10      4.99           --          --
    After ten years ..................................          --          --        --           --          --
Mortgage-backed securities
    Within one year ..................................         993       1,009      6.84           16          --
    After one year but within five years .............       2,021       2,101      5.02           80          --
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................       1,116       1,136      6.74           24          (4)
Common stock .........................................      10,980      15,391       N/M        4,453         (42)
                                                          -------------------------------------------------------
Total ................................................    $240,371    $251,508      4.08%    $ 11,183    $    (46)
                                                          =======================================================


                              Omega Financial Corporation 2003 Annual Report  29

                                                                            December 31, 2001
                                                         ---------------------------------------------------------
Securities classified as Available for Sale                                       Weighted    Gross       Gross
                                                         Amortized     Market     Average   Unrealized  Unrealized
Type and maturity                                          Cost        Value       Yield      Gains       Losses
------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
    Within one year ..................................    $ 43,716    $ 44,267      6.25%    $    551    $     --
    After one year but within five years .............      70,545      72,221      4.67        1,676          --
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................          --          --        --           --          --
Obligations of state and political subdivisions
    Within one year ..................................      21,576      21,873      4.39          297          --
    After one year but within five years .............      85,116      86,547      4.03        1,431          --
    After five years but within ten years ............         691         685      4.05           --          (6)
    After ten years ..................................          --          --        --           --          --
Corporate and other securities
    Within one year ..................................      10,957      11,138      6.33          182          (1)
    After one year but within five years .............       8,472       8,638      6.08          214         (48)
    After five years but within ten years ............          10          10      4.94           --          --
    After ten years ..................................          --          --        --           --          --
Mortgage-backed securities
    Within one year ..................................         192         193      6.32            1          --
    After one year but within five years .............       6,142       6,305      6.91          163          --
    After five years but within ten years ............          --          --        --           --          --
    After ten years ..................................       1,686       1,734      7.25           48          --
Common stock .........................................       9,961      13,047       N/M        3,152         (66)
                                                          -------------------------------------------------------
Total ................................................    $259,064    $266,658      4.90%    $  7,715    $   (121)
                                                          =======================================================

N/M = Not meaningful

      Income on certain obligations of state and political subdivisions is exempt from federal income tax. Total investment portfolio yields computed on a tax equivalent basis (using a 35% tax rate) were 3.79%, 4.79% and 5.70% as of December 31, 2003, 2002 and 2001, respectively. Total weighted average yield does not include the common stock holdings.

      Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $102,458,000, $122,830,000 and $105,567,000 at December 31, 2003, 2002 and 2001,
respectively.

      In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                                    Years Ended December 31,
                                                --------------------------------
                                                  2003        2002        2001
                                                --------------------------------
Gross proceeds from
  securities transactions ..................    $107,510    $ 99,701    $ 93,712
Securities available for sale:
  Realized gains ...........................       1,127         412         312
  Realized losses ..........................          --          --         247

      In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003 (in thousands):

                                                            Less Than 12 Months
                                                           ---------------------
                                                            Fair      Unrealized
                                                            Value       Losses
                                                           ---------------------
U.S. Treasury securities and obligations
  of other U.S. Government agencies
  and corporations ...................................     $30,537      $   583
Obligations of state and
  political subdivisions .............................      21,334          139
Corporate and other securities .......................       1,187           13
Mortgage-backed securities ...........................          --           --
                                                           --------------------
Debt securities ......................................      53,058          735
Common stock .........................................          --           --
                                                           --------------------
Total temporarily impaired securities ................     $53,058      $   735
                                                           ====================

      There were no securities at December 31, 2003 with unrealized losses greater than twelve months old. The unrealized losses noted above are considered to be temporary impairments, as all of the investments are debt securities whose decline in value is due only to interest rate fluctuations. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. Management has the intent and ability to hold these investments until market recovery or maturity. Investments with unrealized losses in the above table, includes 25 investments in U.S. Government agency debt securities and 44 investments in obligations of state and municipal subdivisions. These securities have maturity or pre-refund dates ranging from May 2004 to May 2008. The unrealized loss position for each security ranges from .01% to 3.85% of the securities amortized cost as of December 31, 2003. The length of time these securities have been in an unrealized loss position ranges from a period of one month to ten months.

4. LOANS

      Loans outstanding at the end of each year consisted of the following (in thousands):

                                                                      December 31,
                                             -------------------------------------------------------------
                                                2003         2002         2001         2000         1999
                                             -------------------------------------------------------------
Commercial, financial and agricultural ...   $ 111,471    $ 116,833    $ 123,938    $ 118,686    $ 107,093
Real estate--commercial ..................     338,703      293,010      262,613      229,294      204,809
Real estate--construction ................      17,598       36,690       20,736       18,305       16,039
Real estate--mortgage ....................     197,656      195,180      194,422      206,864      200,561
Home equity ..............................      90,612       92,500       92,271       98,725       91,711
Personal .................................      32,059       45,445       65,871       78,797       82,079
Lease financing ..........................          46          172          544        1,437        2,949
Unearned interest ........................          (1)         (11)         (41)        (123)        (293)
                                             -------------------------------------------------------------
  Total ..................................   $ 788,144    $ 779,819    $ 760,354    $ 751,985    $ 704,948
                                             =============================================================
Non-accrual loans ........................   $   2,588    $   3,125    $   2,327    $   1,503    $   2,640

      Interest income not recorded on non-accrual loans in 2003, 2002 and 2001 was $225,000, $262,000 and $156,000, respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $342,000 in 2003, of which $117,000 was included in interest income for the year ended December 31, 2003.

      The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2003 and 2002 are $315,000 and $406,000, respectively.

Pledged Loans

      As of December 31, 2003 there were no borrowings outstanding at the Federal Reserve. However, 1-4 family mortgage loans are pledged as collateral for any Federal Reserve Discount Window borrowings. The balance of the loans pledged for this purpose at December 31, 2003 was $10,746,000, with a collateral value of $9,671,000.

      Omega must maintain sufficient Qualifying Collateral with the Federal Home Loan Bank (FHLB), in order to secure all loan and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets can include loans or investments. As of December 31, 2003, the amount of loans included in Qualifying Collateral was $215,626,000, for a collateral value of $172,500,000.

5. ALLOWANCE FOR LOAN LOSSES

      A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                                        Years Ended December 31,
                                                                          ---------------------------------------------------
                                                                            2003       2002       2001       2000       1999
                                                                          ---------------------------------------------------
Balance of allowance--beginning of period .............................   $11,052    $11,224    $11,622    $11,865    $11,772
Loans charged off:
  Commercial, financial and agricultural ..............................       134         25        188        329        465
  Real estate--commercial .............................................       176        219        403        114        154
  Real estate--mortgage ...............................................       126         88         40         --         --
  Personal ............................................................       561        602        595        398        509
                                                                          ---------------------------------------------------
    Total charge-offs .................................................       997        934      1,226        841      1,128
Recoveries of loans previously charged off:
  Commercial, financial and agricultural ..............................        11         57         28         45         63
  Real estate--commercial .............................................         3          7        236          6         15
  Real estate--mortgage ...............................................        60          2          3         --         --
  Personal ............................................................        90         66         61        119         83
                                                                          ---------------------------------------------------
    Total recoveries ..................................................       164        132        328        170        161
                                                                          ---------------------------------------------------
Net charge-offs .......................................................       833        802        898        671        967
Provision for loan losses .............................................       350        630        500        428      1,060
Allowance acquired through bank purchase ..............................        --         --         --         --         --
                                                                          ---------------------------------------------------
Balance of allowance--end of period ...................................   $10,569    $11,052    $11,224    $11,622    $11,865
                                                                          ===================================================
Ratio of net charge-offs during period to average loans outstanding ...      0.11%      0.10%      0.12%      0.09%      0.14%
                                                                          ===================================================

      As of December 31, 2003, 2002 and 2001, the recorded investment in the loans that were considered to be impaired in accordance with SFAS No. 114 as amended by SFAS No. 118 is $729,000, $1,388,000 and $1,923,000, respectively.
The total allowance for loan losses related to those loans is $226,000, $590,000 and $836,000, at December 31, 2003, 2002 and 2001, respectively. The average recorded investment in impaired loans during the years ended December 31, 2003 and 2002, was approximately $1,348,000 and $1,629,000, respectively. For the years ended December 31, 2003 and 2002, Omega recognized interest income on impaired loans of $12,000 and $4,000, respectively, using the cash basis method of income recognition. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery.


                              Omega Financial Corporation 2003 Annual Report  31

6. BANK-OWNED LIFE INSURANCE

      Omega has purchased bank-owned life insurance (BOLI), included in Other Assets, with a cash surrender value of $37,134,000 and $31,739,000 at December 31, 2003 and 2002, respectively. The cash surrender value on the BOLI increased by $1,395,000, $1,523,000 and $1,092,000 in 2003, 2002 and 2001, respectively.
These earnings are recorded as other non-interest income. The remaining increase in the recorded balance of bank-owned life insurance in 2003 is attributable to the purchase of a new policy for $4,000,000. These policies are owned by Omega in various insurance companies. The credit rate on the policies varies annually based on the insurance company's investment portfolio returns in their general fund and market conditions. The coverage can be moved from any carrier with no penalties or surrender charges.

7. PREMISES AND EQUIPMENT

      Premises and equipment consist of the following (in thousands):

                                                               December 31,
                                          Estimated      ----------------------
                                         Useful Life       2003          2002
                                         --------------------------------------
Land ................................             --     $  2,335      $  2,147
Premises and leasehold
  improvements ......................     5-40 years       19,352        19,117
Furniture, computer
  software and equipment ............     3-20 years       20,343        19,254
Construction in progress ............             --          402             7
                                         --------------------------------------
                                                           42,432        40,525
Less: Accumulated
  depreciation ......................                     (28,084)      (25,806)
                                                         ----------------------
                                                         $ 14,348      $ 14,719
                                                         ======================

      Depreciation expense on premises and equipment charged to operations was $2,278,000 in 2003, $2,116,000 in 2002 and $1,738,000 in 2001.

8. TIME DEPOSITS

      Time deposits consist of the following (in thousands):

                                                                December 31,
                                                           ---------------------
                                                             2003         2002
                                                           ---------------------
Time deposits $100,000 or greater ....................     $ 50,402     $ 59,656
Other time deposits ..................................      281,940      310,110
                                                           ---------------------
                                                           $332,342     $369,766
                                                           =====================

      Aggregate amount of scheduled maturities of time deposits as of December 31, 2003 include the following (in thousands):

                                                               Time Deposits
                                                           ---------------------
                                                           $100,000
                                                           or Greater    Other
                                                           ---------------------
Maturing in:
  2004 ...............................................     $ 24,590     $167,062
  2005 ...............................................       11,412       45,351
  2006 ...............................................        4,191       23,431
  2007 ...............................................        6,199       29,346
  2008 ...............................................        4,010       16,684
  Later ..............................................           --           66
                                                           ---------------------
                                                           $ 50,402     $281,940
                                                           =====================

9. BORROWINGS

      Borrowings consist of the following (in thousands):

                                                                December 31,
                                                           ---------------------
                                                             2003         2002
                                                           ---------------------
Short-Term Borrowings:
Retail repurchase agreements .........................     $ 18,263     $ 19,952
Note payable to Federal Home Loan Bank, with
  fixed rate of between 1.15% and 2.66% ..............       10,000       16,500
Note payable to Federal Home Loan Bank, with
  variable rate payable at LIBOR plus 8 basis
  points and prime less 271 basis points .............        5,000        5,000
                                                           ---------------------
                                                           $ 33,263     $ 41,452
                                                           ---------------------
Long-Term Debt:
Notes payable to Federal Home Loan Bank,
  with fixed rates between 2.65% and 6.80% ...........     $ 21,563     $ 11,183
Note payable to Federal Home Loan Bank,
  with variable rate payable at LIBOR
  plus 8 basis points ................................           --        5,000
Note payable to GMAC, with fixed rate of 0%  .........           37           54
                                                           ---------------------
                                                           $ 21,600     $ 16,237
                                                           =====================
ESOP Debt Guarantee ..................................     $  2,521     $  2,832

      Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt. It is Omega's policy to have repurchase agreements collateralized 100% by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

      The fixed rate short-term note payable, as of December 31, 2003, in the amount of $10,000,000 with the Federal Home Loan Bank is scheduled to mature in January of 2004 and was initiated to match fund commercial loans. The remaining $5,000,000 Federal Home Loan Bank short-term note payable will mature in August 2004, with the full principal balance payable upon maturity and was initiated for general funding needs.

      Long-term notes payable to the Federal Home Loan Bank have maturities ranging from 2006 through 2011.

      Omega's current total borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $74,088,000, with $36,563,000 drawn as of December 31, 2003. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

      Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $25,000,000 in 2003 and 2002, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 2003 or December 31, 2002 under these credit facilities.

      Omega guarantees debt incurred by the Employee Stock Option Plan (ESOP). This loan carries a fixed rate of 5.90% through its maturity date of July 1, 2010, and is collateralized by a mortgage on the Corporation's administration center. (See Note 15).

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

      The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2003 (in thousands):

Years Ending December 31,
--------------------------------------------------------------------------------
2004...............................................................       $  325
2005...............................................................          251
2006...............................................................          206
2007...............................................................          162
2008...............................................................          132
Later years........................................................          682
                                                                          ------
Total minimum payments required....................................       $1,758
                                                                          ======

      Rental expense charged to operations, net of sublease income, was $218,000, $206,000 and $201,000 in 2003, 2002 and 2001, respectively, which includes short-term cancellable leases.

11. INCOME TAXES

      The components of income tax expense for the three years ended December 31, 2003 were (in thousands):

                                                 2003         2002         2001
                                                --------------------------------
Current tax expense ......................      $5,308       $5,767       $5,857
Deferred tax expense .....................        (482)        (117)          20
                                                --------------------------------
Total tax expense ........................      $4,826       $5,650       $5,877
                                                ================================

      Income tax expense related to realized securities gains was $394,000 in 2003, $144,000 in 2002 and $23,000 in 2001.

      The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                                    Years Ended December 31,
                                                 ------------------------------
                                                 2003         2002         2001
                                                 ------------------------------
Federal tax at statutory rate ............       35.0%        35.0%        35.0%
Tax-exempt income ........................       (7.4)        (7.5)        (7.5)
Bank-owned life insurance earnings .......       (2.2)        (2.2)        (1.6)
ESOP stock dividends .....................       (1.3)        (0.3)        (0.3)
Low income housing credits ...............       (0.3)        (0.4)        (0.4)
Other, net ...............................       (1.9)        (0.9)        (0.2)
                                                 ------------------------------
Effective rate ...........................       21.9%        23.7%        25.0%
                                                 ==============================

      Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2003 and 2002. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                               December 31,
                                                           --------------------
                                                             2003         2002
                                                           --------------------
Deferred Tax Assets
  Loan loss reserve ..................................     $ 3,699      $ 3,868
  Deferred compensation ..............................       1,356        1,124
  Employee benefits ..................................         314          414
  Interest on non-accrual loans ......................          82           31
  Other ..............................................           3            3
                                                           --------------------
    Total ............................................       5,454        5,440
Deferred Tax Liabilities
  Depreciation .......................................        (252)         (75)
  Unrealized net gains on securities .................      (3,005)      (4,098)
  Auto leases (net) ..................................         (21)         (65)
  Low income housing investments .....................        (178)        (206)
  Other ..............................................        (116)        (546)
                                                           --------------------
    Total ............................................      (3,572)      (4,990)
                                                           --------------------
Net deferred tax asset included
  in other assets ....................................     $ 1,882      $   450
                                                           ====================

      Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.

12. SHAREHOLDERS' EQUITY

      The Corporation is authorized to issue 5,000,000 shares of preferred stock with a par value of $5.00 per share. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series.

      In 1990, there were 219,781 shares of Class A cumulative convertible preferred stock issued to Omega's Employee Stock Ownership Plan (ESOP) for a total of $5,000,000. The preferred stock was convertible into Omega's common stock at the rate of 1.575 common shares for one preferred share in certain events. The preferred stock was restricted to the ESOP and could be redeemed by the Corporation at any time. Dividends on the preferred stock were fixed at $1.80 per share per year, and were required to be paid prior to any dividend payments on the common stock. The preferred stock had preference in liquidation over the common stock in the amount of $22.75 per share, plus all dividend arrearages, prior to payments to common shareholders. The holder of the preferred stock was entitled to 1.575 votes for each share held.

      In October 2003, the ESOP Trustees elected to convert the preferred stock into 346,155 shares of Omega's common stock. The decision was based on the fact that the common stock dividend on converted shares then exceeded the preferred stock dividend.

      In January of 2003, the Board approved a share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,099,778 common shares outstanding with 809,978 shares eligible to be repurchased. This program remained in effect through December 31, 2003, as of which time 82,247 shares had been repurchased in conjunction with this program.


                              Omega Financial Corporation 2003 Annual Report  33

13. CALCULATION OF EARNINGS PER SHARE

      The following table shows the calculation of earnings per share for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per share data):

                                                                     Year Ended December 31,
                                               -------------------------------------------------------------------
                                                             2003                               2002
                                               -------------------------------------------------------------------
                                                Income      Shares    Per-Share    Income      Shares    Per-Share
                                               Numerator  Denominator  Amount     Numerator  Denominator  Amount
                                               -------------------------------------------------------------------
Net income ..................................   $17,185                            $18,179
Less: Preferred stock dividends .............      (297)                              (396)
                                                -------                            -------
Basic EPS
Income available to common shareholders .....    16,888      8,169      $2.07       17,783      8,189      $2.17
                                                                        =====                              =====
Effect of Dilutive Securities
Impact of:
  Assumed conversion of preferred
    to common stock .........................                  272                                346
  Assumed exercises of outstanding options ..                   83                                 86
  Preferred stock dividends available
    to common shareholders ..................       297                                396
  Elimination of tax benefit of allocated
    preferred dividends .....................       (65)                               (80)
  Additional expense required
    to fund ESOP debt .......................         3                                 (3)
                                                -------                            -------
Diluted EPS
Income available to common shareholders
  plus assumed conversions ..................   $17,123      8,524      $2.01      $18,096      8,621      $2.10
                                                ==================================================================

                                                   Year Ended December 31,
                                               --------------------------------
                                                             2001
                                               --------------------------------
                                                Income      Shares    Per-Share
                                               Numerator  Denominator  Amount
                                               --------------------------------
Net income ..................................   $17,655
Less: Preferred stock dividends .............      (396)
                                                -------
Basic EPS
Income available to common shareholders .....    17,259      8,287      $2.08
                                                                        =====
Effect of Dilutive Securities
Impact of:
  Assumed conversion of preferred
    to common stock .........................                  346
  Assumed exercises of outstanding options ..                   88
  Preferred stock dividends available
    to common shareholders ..................       396
  Elimination of tax benefit of allocated
    preferred dividends .....................       (73)
  Additional expense required
    to fund ESOP debt .......................       (16)
                                                -------
Diluted EPS
Income available to common shareholders
  plus assumed conversions ..................   $17,566      8,721      $2.01
                                               ==============================

      Certain outstanding stock options as of the end of each period presented were not included in the fully diluted earnings per share computation because they would have been antidilutive. The number of shares in this class were 75,266, 6,500, and 147,329 on December 31, 2003, 2002 and 2001.

14. COMPREHENSIVE INCOME

      Components of other comprehensive income (loss) consist of the following (in thousands):

                                                                                Year Ended December 31, 2003
                                                                           --------------------------------------
                                                                            Before Tax  Tax (Expense) Net-of-Tax
                                                                              Amount     or Benefit     Amount
                                                                           --------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period ...................    $(1,997)      $   696      $(1,301)
  Less: Reclassification adjustment for gains included in net income ...     (1,127)          394         (733)
                                                                            -----------------------------------
Other comprehensive income .............................................    $(3,124)      $ 1,090      $(2,034)
                                                                            ===================================

                                                                                Year Ended December 31, 2002
                                                                           --------------------------------------
                                                                           Before Tax   Tax (Expense)  Net-of-Tax
                                                                             Amount      or Benefit      Amount
                                                                           --------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period ...................    $ 3,955       $(1,387)      $ 2,568
  Less: Reclassification adjustment for gains included in net income ...       (412)          144          (268)
                                                                            -----------------------------------
Other comprehensive income .............................................    $ 3,543       $(1,243)      $ 2,300
                                                                            ===================================

                                                                                Year Ended December 31, 2001
                                                                           --------------------------------------
                                                                           Before Tax   Tax (Expense)  Net-of-Tax
                                                                             Amount      or Benefit      Amount
                                                                           --------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period ...................    $ 5,639       $(1,974)      $ 3,665
  Less: Reclassification adjustment for gains included in net income ...       (472)          165          (307)
                                                                            -----------------------------------
Other comprehensive income .............................................    $ 5,167       $(1,809)      $ 3,358
                                                                            ===================================

      The basis on which the amount reclassified out of accumulated other comprehensive income into earnings was determined using the average cost method.

15. EMPLOYEE BENEFIT PLANS

Omega Stock Compensation Plans

      Omega has four stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan") and the Non-Employee Director Stock Option Plan. The 1996 Plan replaced the 1986 Plan pursuant to which no options were issuable after 1996. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the fair value method under SFAS No. 148, Omega's net income and earnings per share would have been reduced to the amounts disclosed in Note 1.

      These computations were derived using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2003, 2002 and 2001:

                                              Employee     Employee     Director
                                                Stock       Stock        Stock
                                              Purchase      Option      Option
                                                Plan      Plan (1996)    Plan
                                              ----------------------------------
Options Granted in 2003
  Expected life of options ..............      1 year      6 years      6 years
  Risk-free interest rate ...............        1.26%        3.07%        2.74%
  Expected volatility ...................       20.31%       34.14%       34.24%
  Expected dividend yield ...............        3.39%        3.38%        3.38%

                                              Employee    Employee      Director
                                                Stock       Stock        Stock
                                              Purchase     Option       Option
                                                Plan     Plan (1996)     Plan
                                              ----------------------------------
Options Granted in 2002
  Expected life of options ..............      1 year      6 years      6 years
  Risk-free interest rate ...............        1.32%        3.07%        3.07%
  Expected volatility ...................       18.21%       34.10%       34.10%
  Expected dividend yield ...............        3.74%        3.74%        3.74%

                                              Employee    Employee      Director
                                                Stock       Stock         Stock
                                              Purchase     Option        Option
                                                Plan     Plan (1996)      Plan
                                              ----------------------------------
Options Granted in 2001
  Expected life of options ..............      1 year      6 years      6 years
  Risk-free interest rate ...............        2.20%        4.45%        4.45%
  Expected volatility ...................       54.92%       33.66%       33.66%
  Expected dividend yield ...............        3.79%        3.79%        3.79%

      The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. The ESPP qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2008. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. All ESPP options outstanding at December 31, 2003 have current exercise prices between $28.85 and $33.67 and a weighted average remaining contractual life of 3.90 years. All of these options are exercisable.

      The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2013. The aggregate number of shares that may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 2003 have exercise prices between $16.33 and $35.90, with a weighted average exercise price of $29.62 and a weighted average remaining contractual life of
5.89 years. 376,215 of these options are exercisable; their weighted average exercise price is $28.47.

      The Non-Employee Director Stock Option Plan ("DSOP") is administered by the Board. Options are granted automatically on May 1 each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2013. The aggregate number of shares that may be issued upon the exercise of options under this plan is 55,000. DSOP options outstanding at December 31, 2003 have exercise prices between $16.33 and $38.13, with a weighted average exercise price of $29.71 and a weighted average remaining contractual life of 5.59 years. 22,000 of these options are exercisable; their weighted average exercise price is $29.01.


                              Omega Financial Corporation 2003 Annual Report  35

      A summary of the status of Omega's four stock-based compensation plans as of December 31, 2003, 2002 and 2001, and changes during the years ending on those dates is presented below:

                                                   2003                      2002                     2001
                                         ------------------------ ------------------------ ------------------------
                                                      Weighted                 Weighted                 Weighted
                                                      Average                  Average                  Average
Employee Stock Purchase Plan              Shares   Exercise Price  Shares   Exercise Price  Shares   Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....     158,116      $30.57      189,647      $27.02      194,696      $24.30
Granted .............................      63,001       33.67       67,905       32.31       68,021       28.85
Exercised ...........................     (41,493)      29.34      (79,719)      26.83      (67,159)      24.89
Forfeited ...........................     (16,125)      33.48      (19,717)      28.66       (5,911)      25.00
                                         --------                 --------                 --------
Outstanding at end of year ..........     163,499       32.42      158,116       30.57      189,647       27.02
                                         ========                 ========                 ========
Options exercisable at year-end .....     163,499                  158,116                  189,647
Weighted average fair value of
  options granted during the year ...    $   7.67                 $   7.06                 $  10.10

                                                   2003                     2002                     2001
                                         ------------------------ ------------------------ ------------------------
                                                      Weighted                 Weighted                 Weighted
                                                      Average                  Average                  Average
Employee Stock Option Plans               Shares   Exercise Price  Shares   Exercise Price  Shares   Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....     435,803      $27.73      455,167      $25.58      443,677      $24.56
Granted .............................      68,766       35.90       72,322       32.05       65,074       27.00
Exercised ...........................     (55,088)      22.61      (79,734)      18.70      (48,834)      17.76
Forfeited ...........................      (4,500)      28.42      (11,952)      32.44       (4,750)      30.08
                                         --------                 --------                 --------
Outstanding at end of year ..........     444,981       29.62      435,803       27.73      455,167       25.58
                                         ========                 ========                 ========
Options exercisable at year-end .....     376,215                  363,481                  392,593
Weighted average fair value of
  options granted during the year ...    $   9.31                 $   7.94                 $   7.14

                                                   2003                     2002                     2001
                                         ------------------------ ------------------------ ------------------------
                                                      Weighted                 Weighted                 Weighted
                                                      Average                  Average                  Average
Director Stock Option Plan                Shares   Exercise Price  Shares   Exercise Price  Shares   Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....      23,200      $28.58       20,200     $27.95        18,900      $27.49
Granted .............................       3,000       34.85        3,000      32.83         3,000       29.65
Exercised ...........................      (1,200)      20.77           --                     (900)      18.28
Forfeited ...........................          --                       --                     (800)      34.42
                                         --------                 --------                 --------
Outstanding at end of year ..........      25,000       29.71       23,200      28.58        20,200       27.95
                                         ========                 ========                 ========
Options exercisable at year-end .....      22,000                   20,200                   17,200
Weighted average fair value of
  options granted during the year ...    $   8.86                 $   8.13                 $   7.69

Omega Employee Stock Ownership Plan

      Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. ESOP transactions are accounted for under SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." As such, all ESOP shares are considered outstanding when calculating earnings per share and dividends paid on ESOP shares are treated the same as those paid on Non-ESOP shares. For the years ended December 31, 2003, 2002 and 2001, expenses incurred under this plan were $1,065,000, $217,000 and $1,380,000, respectively. The level of annual contributions is based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 2003, 14,438 shares of Omega common stock were acquired at a cost of $513,000 and $69,000 was applied to debt service. In 2002, 15,400 shares of Omega common stock were acquired at a cost of $478,000 and $93,000 was applied to debt service. At December 31, 2003 the ESOP holds 850,904 shares of Omega common stock, which includes 346,155 shares from the conversion of 219,781 shares of preferred stock. Of the 346,155 shares of leveraged stock, 234,111 shares have been allocated to participants of the plan as of December 31, 2003, based upon principal repayment of the debt outstanding. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

      On July 1, 1990, the ESOP entered into a $5,000,000 leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. Effective January 1, 2003, this loan was refinanced at a fixed rate of 5.90% through its maturity date of July 1, 2010. The loan is collateralized by a mortgage on the Corporation's administration center and the Corporation's guarantee.

      In order to meet the future annual debt service of $470,000, which includes principal and interest, the ESOP will receive dividends from 346,155 shares of common stock (which was converted from preferred stock) and the remainder in contributions from the Corporation. In 2003, the debt service required was $470,000, of which $162,000 represented interest expense incurred by the ESOP. In 2002, the debt service required was $489,000, of which $210,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 2003 was $2,521,000. Scheduled principal repayments on the ESOP debt are as follows:

2004...........................................................         $328,000
2005...........................................................          348,000
2006...........................................................          369,000
2007...........................................................          391,000
2008...........................................................          415,000
Later years....................................................          670,000

Defined Contribution Plan

      Omega maintains a defined contribution plan for eligible employees as defined. Employer contributions to the plan totaled $172,000, $1,165,000 and $160,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan ("SERP") is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the three officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP. At December 31, 2003 the liability for these future obligations was $3,060,000 as compared to December 31, 2002 when the liability was $2,607,000. For the years ended December 31, 2003, 2002 and 2001, $512,000, $363,000 and $383,000, respectively, was charged to operations in connection with this program.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

      Commercial, Financial and Agricultural Loans, Real Estate--Commercial Loans and Real Estate--Construction Loans--These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a positive spread of approximately 15 to 185 basis points at December 31, 2003 and December 31, 2002. Loans discounted using the U.S. Treasury rate carry a spread of 235 to 275 basis points at December 31, 2003 and December 31, 2002.


                              Omega Financial Corporation 2003 Annual Report  37

      Real Estate Mortgage Loans--This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages, for December 31, 2003 and December 31, 2002, are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 290 basis points and 275 basis points, respectively. The market rate for fixed rate mortgages ranged from 5.85% to 6.70% at December 31, 2003 and from 5.80% to 6.55% at December 31, 2002.

      Home Equity Loans--This category is comprised primarily of fixed rate loans, but does include home equity lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of approximately -30 to 170 basis points as of December 31, 2003 and -30 to 175 basis points as of December 31, 2002. Home equity lines of credit are on a floating basis and approximate current market rates.

      Personal Loans and Lease Financing--This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48-month automobile loan plus a spread of 100-250 basis points as of December 31, 2003 and a spread of 125-400 basis points as of December 31, 2002. Personal lines of credit are on a floating basis and approximate current market rates.

      Fixed Rate Time Deposits--The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of 0 to 40 basis points at December 31, 2003 and a spread of 10 to 70 basis points at December 31, 2002.

      Long-Term Debt--The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current FHLB borrowing rate for borrowings with similar terms and maturity. The appropriate FHLB borrowing rate ranged from 2.96% to 3.70% at December 31, 2003 and approximately 3.40% as of December 31, 2002. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.

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

                              Financial Instruments
                                 (In thousands)

                                                   December 31, 2003            December 31, 2002
                                               -----------------------------------------------------
                                                 Book           Fair          Book           Fair
                                                 Value          Value         Value          Value
                                               -----------------------------------------------------
Loans (net of unearned interest):
  Commercial, financial and agricultural ...   $ 111,471      $ 113,299     $ 116,833      $ 121,026
  Real estate--commercial ..................     338,703        341,893       293,010        299,887
  Real estate--construction ................      17,598         17,698        36,690         36,897
  Real estate--mortgage ....................     197,656        197,791       195,180        199,827
  Home equity ..............................      90,612         94,261        92,500         98,160
  Personal .................................      32,059         32,170        45,445         46,765
  Lease financing ..........................          45             45           161            164
  Allowance for loan losses ................     (10,569)            --       (11,052)            --
                                               -----------------------------------------------------
Total loans ................................   $ 777,575      $ 797,157     $ 768,767      $ 802,726
                                               =====================================================
Fixed rate time deposits ...................   $ 316,997      $ 322,162     $ 350,799      $ 358,963
ESOP debt ..................................       2,521          2,504         2,832          3,026
Long-term debt .............................      21,600         23,960        16,237         17,492

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

      The Corporation had outstanding loan origination commitments aggregating $51,218,000 and $59,465,000 at December 31, 2003 and 2002, respectively. In addition, the Corporation had $120,034,000 and $98,846,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2003 and 2002, respectively.

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

      Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2003 and 2002, standby letters of credit issued and outstanding amounted to $13,118,000 and $13,520,000, respectively. The fair market value of the standby letters of credit at December 31, 2003 was $72,000 and is recorded as a liability in accordance with FIN 45.

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

18. RELATED-PARTY TRANSACTIONS

      Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $19,446,000, $27,816,000 and $24,291,000 at December 31, 2003, 2002 and 2001, respectively.
During 2003, $8,712,000 of new loans were made and repayments totaled $17,082,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2003.

19. COMMITMENTS AND CONTINGENT LIABILITIES

      In 2003, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if the Corporation cancels it prior to the end of the commitment period.

      The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business, and in management's opinion, the financial condition and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings.

20. REGULATORY MATTERS

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.

      As of December 31, 2003, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions' category.


                              Omega Financial Corporation 2003 Annual Report  39

      The table below provides a comparison of Omega and its bank subsidiary's risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

                                                                                 Minimum Requirement     Minimum Regulatory
                                                                                     for Capital         Requirements to be
                                                                Actual            Adequacy Purposes      "Well Capitalized"
                                                        --------------------     -------------------     -------------------
                                                         Amount        Ratio      Amount       Ratio     Amount        Ratio
                                                        --------------------------------------------------------------------
Omega Financial Corporation
  As of December 31, 2003:
    Total Capital (to Risk Weighted Assets)..........   $172,212       22.3%      $61,907       8.0%     $77,384       10.0%
    Tier I Capital (to Risk Weighted Assets).........    162,776       21.0%       30,954       4.0%      46,431        6.0%
    Tier I Capital (to Average Assets)...............    162,776       14.2%       45,816       4.0%      57,271        5.0%
  As of December 31, 2002:
    Total Capital (to Risk Weighted Assets)..........   $164,183       21.5%      $61,175       8.0%     $76,468       10.0%
    Tier I Capital (to Risk Weighted Assets).........    154,851       20.3%       30,587       4.0%      45,881        6.0%
    Tier I Capital (to Average Assets)...............    154,851       13.5%       45,990       4.0%      57,488        5.0%

Omega Bank
  As of December 31, 2003:
    Total Capital (to Risk Weighted Assets)..........   $153,735       20.4%      $60,299       8.0%     $75,374       10.0%
    Tier I Capital (to Risk Weighted Assets).........    144,299       19.1%       30,149       4.0%      45,224        6.0%
    Tier I Capital (to Average Assets)...............    144,299       12.8%       45,040       4.0%      56,300        5.0%
  As of December 31, 2002:
    Total Capital (to Risk Weighted Assets)..........   $149,610       20.1%      $59,588       8.0%     $74,485       10.0%
    Tier I Capital (to Risk Weighted Assets).........    140,278       18.8%       29,794       4.0%      44,691        6.0%
    Tier I Capital (to Average Assets)...............    140,278       12.4%       45,201       4.0%      56,502        5.0%

      Certain restrictions exist regarding the ability of Omega Bank to transfer funds to Omega in the form of cash dividends, loans and advances. Omega Bank is required to obtain the approval of the Comptroller of the Currency to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 2003, no dividends could be paid to Omega without permission from the Comptroller of the Currency. During 2004, Omega Bank requested and received permission from the Comptroller of the Currency to pay dividends in excess of this formula. Omega expects that it will not be necessary to seek permission from the comptroller of the currency to make dividend payments after 2004.

      Under Federal Reserve restrictions, Omega Bank is limited in the amount it may loan to its affiliates, including Omega. At December 31, 2003, Omega Bank had an aggregate lending limit to affiliates of $23,230,000 and no amount was outstanding with Omega.

21. SUBSEQUENT EVENTS

      None

22. OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)

      Financial information (in thousands):

                            Condensed Balance Sheets
                                   (Unaudited)

                                                                December 31,
                                                           ---------------------
                                                             2003         2002
                                                           ---------------------
ASSETS:
  Cash ...............................................     $  6,453     $  3,955
  Investment in bank subsidiaries ....................      125,819      124,676
  Investment in non-bank subsidiaries ................       33,894       33,429
  Premises and equipment, net ........................        4,678        4,998
  Other assets .......................................          578        1,060
                                                           ---------------------
TOTAL ASSETS .........................................     $171,422     $168,118
                                                           =====================
LIABILITIES:
  Dividends payable ..................................     $     --     $  2,351
  Accounts payable and other liabilities .............        1,462          825
  ESOP debt ..........................................        2,521        2,832
                                                           ---------------------
TOTAL LIABILITIES ....................................        3,983        6,008
SHAREHOLDERS' EQUITY .................................      167,439      162,110
                                                           ---------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY ...............................     $171,422     $168,118
                                                           =====================

                         Condensed Statements of Income
                                   (Unaudited)

                                                                                                 Years Ended December 31,
                                                                                           ----------------------------------
                                                                                              2003         2002         2001
                                                                                           ----------------------------------
INCOME:
  Dividends from:
    Bank subsidiaries .................................................................    $ 11,493     $ 32,148     $ 21,821
    Non-bank subsidiaries .............................................................       2,250           --           --
  Fees received from subsidiaries .....................................................         468          668       12,460
                                                                                           ----------------------------------
TOTAL INCOME ..........................................................................      14,211       32,816       34,281
EXPENSE:
  Interest expense ....................................................................           3            6            8
  Other ...............................................................................       1,190          753       12,460
                                                                                           ----------------------------------
TOTAL EXPENSE .........................................................................       1,193          759       12,468
                                                                                           ----------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ............................................      13,018       32,057       21,813
Income tax expense (benefit) ..........................................................        (536)        (112)         (69)
                                                                                           ----------------------------------
                                                                                             13,554       32,169       21,882
Equity in undistributed net income of subsidiaries ....................................       3,631      (13,990)      (4,227)
                                                                                           ----------------------------------
NET INCOME ............................................................................    $ 17,185     $ 18,179     $ 17,655
                                                                                           ==================================

                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                                                                 Years Ended December 31,
                                                                                           ----------------------------------
                                                                                              2003         2002         2001
                                                                                           ----------------------------------
Cash flows from operating activities:
  Net income ..........................................................................    $ 17,185     $ 18,179     $ 17,655
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization .....................................................         369          624          823
    Decrease (increase) in tax receivable .............................................         208          (65)        (231)
    Decrease (increase) in interest and other receivable ..............................         274        1,134         (210)
    Increase (decrease) in taxes payable ..............................................          39           (4)         (21)
    Increase (decrease) in accounts payable and accrued expenses ......................         567       (1,024)         289
    (Increase) decrease in undistributed earnings of subsidiaries .....................      (3,642)      13,990        4,226
                                                                                           ----------------------------------
      Total adjustments ...............................................................      (2,185)      14,655        4,876
                                                                                           ----------------------------------
Net cash provided by operating activities .............................................      15,000       32,834       22,531
Cash flows from investing activities:
  Capital expenditures ................................................................        (109)          (4)      (1,431)
  Sale of fixed assets ................................................................          --        1,231           --
                                                                                           ----------------------------------
Net cash provided by (used in) investing activities ...................................        (109)       1,227       (1,431)
Cash flows from financing activities:
  Dividends paid ......................................................................     (12,230)      (9,491)      (9,244)
  Net change in interest bearing liabilities ..........................................          31           34           41
  Capital contribution to subsidiary ..................................................          --      (20,000)          --
  Tax benefit from preferred stock dividend and stock option activity .................         303          491          236
  Issuance of common stock ............................................................       2,389        3,470        2,485
  Acquisition of treasury stock .......................................................      (2,886)      (9,207)     (13,713)
                                                                                           ----------------------------------
Net cash used in financing activities .................................................     (12,393)     (34,703)     (20,195)
                                                                                           ----------------------------------
Net increase (decrease) in cash and due from banks ....................................    $  2,498     $   (642)    $    905
                                                                                           ==================================
Cash and due from banks at beginning of period ........................................    $  3,955     $  4,597     $  3,692
Cash and due from banks at end of period ..............................................       6,453        3,955        4,597
                                                                                           ----------------------------------
Net increase (decrease) in cash and due from banks ....................................    $  2,498     $   (642)    $    905
                                                                                           ==================================
Income taxes paid .....................................................................    $  5,625     $  4,790     $  5,780
Interest paid .........................................................................           3            6            8


                              Omega Financial Corporation 2003 Annual Report  41

23. QUARTERLY RESULTS OF OPERATIONS (Unaudited)

      The unaudited quarterly results of operations for the years ended December 31, 2003 and 2002 follow (in thousands, except per share data):

                                             2003 Quarter Ended
--------------------------------------------------------------------------------
                               March 31     June 30   September 30   December 31
--------------------------------------------------------------------------------
Total interest income .......  $14,743      $14,457      $14,027       $13,556
Total interest expense ......    3,743        3,588        3,238         3,137
Net interest income .........   11,000       10,869       10,789        10,419
Provision for loan losses ...      100          150          100             0
Securities gains ............       31          699          257           140
Income before income taxes ..    5,420        5,672        5,749         5,170
Income tax expense ..........    1,198        1,440        1,409           779
Net income ..................    4,222        4,232        4,340         4,391
Basic earnings per share ....  $   .51      $   .51      $   .52       $   .52
Diluted earnings per share ..      .49          .49          .51           .51

                                             2002 Quarter Ended
--------------------------------------------------------------------------------
                               March 31     June 30   September 30   December 31
--------------------------------------------------------------------------------
Total interest income .......  $16,627      $16,424      $16,238       $15,671
Total interest expense ......    5,495        5,040        4,637         4,151
Net interest income .........   11,132       11,384       11,601        11,520
Provision for loan losses ...      230          250          150             0
Securities gains ............       92           58          259             3
Income before income taxes ..    5,573        5,674        6,552         6,030
Income tax expense ..........    1,324        1,215        1,652         1,459
Net income ..................    4,249        4,459        4,900         4,571
Basic earnings per share ....  $   .50      $   .53      $   .59       $   .55
Diluted earnings per share ..      .49          .51          .57           .53

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Omega Financial Corporation

      We have audited the accompanying consolidated statements of financial condition of Omega Financial Corporation and subsidiaries (Omega) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of Omega's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 18, 2002.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.


                                                        /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 5, 2004

                  Omega Financial Corporation and Subsidiaries
                    COMMON STOCK MARKET PRICES AND DIVIDENDS

      The common stock of Omega Financial Corporation is traded on the Nasdaqt National Market under the symbol OMEF. As of December 31, 2003, the number of shareholders of record of the Corporation's common stock was 2,512.

      The following table sets forth, for the periods indicated the high and low sale prices and dividends declared:

                                                            2003
                                               ---------------------------------
                                                                       Dividends
Quarter Ended                                   High         Low       Declared
--------------------------------------------------------------------------------
March 31....................................   $36.65      $31.25       $0.29
June 30.....................................    37.74       32.80        0.29
September 30................................    37.37       32.92        0.29
December 31.................................    38.99       33.24        0.30

                                                            2002
                                               ---------------------------------
                                                                       Dividends
Quarter Ended                                   High         Low       Declared
--------------------------------------------------------------------------------
March 31....................................   $32.95      $30.02       $0.28
June 30.....................................    36.88       32.50        0.28
September 30................................    35.79       32.85        0.28
December 31.................................    37.25       33.17        0.29

      While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. See Note 20 of the Notes to Consolidated Financial Statements.

      The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Ryan Beck & Co. Inc.                          Ferris, Baker Watts, Inc.
220 S. Orange Avenue                          6 Bird Cage Walk
Livingston, NJ 07039-5817                     Hollidaysburg, PA 16648
(800-342-2325)                                (800-343-5149)

Boenning & Scattergood, Inc.
4 Tower Ridge, Suite 300
200 Bar Harbor Drive
West Conshohocken, PA 19428-2979
(800-842-8928)

                              CORPORATE INFORMATION

FORM 10-K

      A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, Secretary, 366 Walker Drive, State College, PA 16801.

INVESTMENT CONSIDERATIONS

      In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which can be obtained as described above.

ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 26, 2004 at Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania.

REGISTRAR AND TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone:  (800-368-5948)
Website:    www.rtco.com
E-mail:     info@rtco.com

INFORMATION AVAILABILITY

      Information about the Company's financial performance may be found at www.omegafinancial.com. Earnings releases, dividend announcements and other news releases are typically available at this site within ten minutes of issuance; SEC filings are typically available within ten minutes of being filed. Shareholders wishing to receive e-mail notification each time a news release or corporate event has been posted may arrange to do so by visiting the web site and following the instructions listed under "E-mail Notification."


                              Omega Financial Corporation 2003 Annual Report  43

                          OMEGA FINANCIAL CORPORATION

                               Board of Directors

David B. Lee
Chairman, President and
Chief Executive Officer

Raymond F. Agostinelli
President and owner McLanahan Drug Store Management Co., Inc.

Philip E. Gingerich
Self employed Real Estate Appraiser
and Consultant, Retired

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

Donita R. Koval
Executive Vice President and
Chief Operating Officer

Daniel L. Warfel, CPA
Executive Vice President and
Chief Financial Officer

David N. Thiel
Senior Vice President and Secretary

JoAnn N. McMinn
Senior Vice President, Corporate Controller and Director of Investor Relations

Teresa M. Ciambotti, CFA
Senior Vice President,
Funds Management

                                   Omega Bank

                               Board of Directors

David B. Lee, Chairman

Raymond F. Agostinelli

Edward J. Anderson

Ralph W. Arthur, Jr.

Carl H. Baxter

Richard L. Campbell, Esq.

Allen E. Gibboney, Esq.

Philip E. Gingerich

Frederick J. Kissinger

Donita R. Koval

Stephen M. Krentzman

D. Stephen Martz

Robert N. Oliver

James W. Powers, Sr.

Stanton R. Sheetz

Robert A. Szeyller

                                    Officers

  David B. Lee, Chairman Donita R. Koval, President and Chief Executive Officer

                           Executive Vice Presidents:

Daniel L. Warfel, CPA
Chief Financial Officer

John R. Franks, Jr.
Retail Sales

Vincent C. Turiano
Information Technology

Senior Vice Presidents:

David N. Thiel
Secretary

JoAnn N. McMinn
Corporate Controller

Teresa M. Ciambotti, CFA
Funds Management

Trust:

Bruce R. Erb, CFP, CTFA

Dennis E. Hampton

Commercial Lending:

Richard A. Scholton

Ronald S. Haring

Stephen W. Grim

Consumer Lending:

John E. Gravish

Mortgage Lending:

Larry D. Muck

                                Vice Presidents:

Kimberly A. Benner
Trust

Ronald A. Donaldson
Operations

Judith G. Fleming
Trust

Robert A. Frederick
Business Development

William F. Frey
Compliance

Susan K. Kratzer
Retail Services

Thomas C. Landis
Commercial Lending

Donna K. Martin
Loan Services

Daniel P. Nead
Commercial Lending

Dennis C. O'Connor
Commercial Lending

Roger W. Oswald
Agricultural Lending

R. Keith Sipe
Audit

Robin R. Weikel
Bank Controller

Richard E. Winstead
Commercial Lending

James P. Ziance
Risk Assessment

                        Central PA Life Insurance Company

                               Board of Directors

David B. Lee
Chairman

Donita R. Koval

JoAnn N. McMinn

David N. Thiel

Daniel L. Warfel, CPA

                                    Officers

David B. Lee
President

David N. Thiel
Secretary

Daniel L. Warfel, CPA
Treasurer

JoAnn N. McMinn
Controller

                          Central PA Investment Company

                               Board of Directors

David B. Lee
Chairman

William Bechstein

Donita R. Koval

JoAnn N. McMinn

David N. Thiel

Daniel L. Warfel, CPA

                                    Officers

David B. Lee
President

David N. Thiel
Secretary

Daniel L. Warfel, CPA
Treasurer

JoAnn N. McMinn
Controller

         Omega Insurance Agency, Subsidiary of Central PA Investment Co.

                               Board of Directors

David B. Lee
Chairman

Donita R. Koval

JoAnn N. McMinn

David N. Thiel

Daniel L. Warfel, CPA

                                    Officers

Vincent C. Turiano
President

Thomas E. Mitchell, CFP
Senior Vice President,
Secretary and Treasurer

Robert A. Frederick
Vice President


44