Form 10-K, Exhibit 13
period 2004-12-31
OMEGA FINANCIAL CORP /PA/
filed 2005-03-16
CIK 705671

Exhibit 13.1
                          Annual Report to Shareholders

                                     [LOGO]
                              --------------------
                                366 WALKER DRIVE
                             STATE COLLEGE, PA 16801

                             www.omegafinancial.com

                      |
                [LOGO]| OMEGA FINANCIAL CORPORATION
                      | 2004 ANNUAL REPORT
                      |

                  Omega Financial Corporation and Subsidiaries

                             SELECTED FINANCIAL DATA

      The following selected unaudited financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 2004 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

                           FIVE-YEAR FINANCIAL SUMMARY

                                                          2004              2003           2002           2001             2000
                                                       ----------------------------------------------------------------------------
                                                                  (In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION at December 31
  Assets ............................................  $  2,082,571    $  1,140,166    $  1,154,557    $  1,158,629    $  1,113,836
  Deposits ..........................................     1,502,082         907,580         919,255         931,667         889,501
  Loans, net ........................................     1,312,606         788,144         779,819         760,354         751,985
  Investment securities .............................       327,979         240,539         251,508         266,658         241,736
  Short-term borrowings .............................        90,241          33,263          41,452          37,572          45,754
  Junior subordinated debentures ....................        57,190              --              --              --              --
  Long-term debt (including ESOP debt) ..............       101,789          24,121          19,069          20,344          10,264
  Shareholders' equity ..............................       315,739         167,439         162,110         156,250         155,204
  Number of shares outstanding--common ..............    12,593,524       8,458,823       8,099,778       8,222,010       8,606,983
  Number of shares outstanding--preferred ...........            --              --         219,781         219,781         219,781

INCOME STATEMENT INFORMATION Years Ended December 31
  Total interest income .............................  $     62,371    $     56,783    $     64,960    $     76,006    $     76,945
  Net interest income ...............................        45,705          43,077          45,637          45,143          45,819
  Provision (credit) for loan losses ................          (300)            350             630             500             428
  Income before income taxes ........................        22,343          22,011          23,829          23,532          23,112
  Income tax expense ................................         5,322           4,826           5,650           5,877           5,983
  Net income ........................................        17,021          17,185          18,179          17,655          17,129

PER COMMON SHARE DATA
  Net income--basic .................................  $       1.79    $       2.07    $       2.17    $       2.08    $       1.92
  Net income--diluted ...............................          1.78            2.01            2.10            2.01            1.87
  Cash dividends--common ............................          1.20            1.17            1.13            1.07            1.03
  Book value--common ................................         25.07           19.79           19.63           18.65           17.73
  Book value--tangible ..............................         11.28           19.79           19.63           18.65           17.73

FINANCIAL RATIOS
  Return on average tangible equity .................         11.84%          10.32%          11.32%          11.50%          11.13%
  Return on average common equity ...................          8.89%          10.32%          11.32%          11.50%          11.13%
  Return on average assets ..........................          1.24            1.50            1.58            1.56            1.59
  Dividend payout--common ...........................         66.91           55.76           50.76           50.01           52.42
  Average equity to average assets ..................         13.97           14.53           13.96           13.54           14.28


                               Omega Financial Corporation 2004 Annual Report  1

                  Omega Financial Corporation and Subsidiaries

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

COMPANY OVERVIEW

      This discussion concerns Omega Financial Corporation and the consolidated results of its active subsidiaries ("Omega" or the "Corporation"), Omega Bank, N.A. ("Omega Bank"), Central Pennsylvania Investment Company ("CPI") and its subsidiary Omega Insurance Agency ("OIA"), Central Pennsylvania Life Insurance
Company ("CPLI"), Beacon Life Insurance Company ("BL"), Mid Penn Insurance Associates, Inc. ("Mid Penn") and Central Pennsylvania Leasing, Inc. Omega Bank has two principal subsidiaries, Sentry Trust Company and Bank Capital Services Corporation. On October 1, 2004, Omega completed its merger with Sun Bancorp, Inc. ("Sun"). Immediately after the Sun merger, we merged Sun Bank, the only banking subsidiary held by Sun, into Omega Bank. The purpose of this discussion is to focus on information concerning Omega's financial condition and results of operations that is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.

FORWARD-LOOKING STATEMENTS

      The information contained in this Annual Report contains forward-looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward- looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 2004, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

EXECUTIVE SUMMARY

Nature of Operations

      Omega Financial Corporation is a financial holding company operating primarily in Central and Northeastern Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of one bank and five active non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking services through 68 offices in Centre, Clinton, Mifflin, Juniata, Blair, Huntingdon, Bedford, Lycoming, Snyder, Union, Northumberland, Luzerne, Dauphin and Cumberland counties.

      Omega Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, auto and equipment leases, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services, lockbox service and repurchase agreements. Omega Bank also provides a variety of trust and asset management services. Through its subsidiaries OIA and Mid Penn Insurance agencies, a full complement of auto, home and business insurance as well as term life insurance is available. Omega offers annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products through an arrangement with a broker-dealer and insurance brokers. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central and northeastern Pennsylvania. The acquisition of Sun strengthened Omega's position with this customer base and broadened its geographic reach.

Economic and Industry-Wide Factors Relevant to Omega

      As a  financial  services  organization,  Omega's  core  business  is most influenced by the movement of interest rates. Lending and investing is done daily, using funding from deposits and borrowings, resulting in net interest income, the most significant portion of operating results. The Corporation continually projects the effects of changes in interest rates through asset/liability management, product pricing and review and analysis of competition.

      General economic conditions are relevant to Omega's business. In addition, economic factors impact the customers' need for financing, thus affecting loan growth. Additionally, changes in the economy can directly impact the credit strength of existing and potential borrowers.

Focus of Management

      Management is committed to achieve long-term stability and measures its success by five key elements.

      Customer Relationships--Omega strives to maximize customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers from both local and global competition. We are committed to fostering a complete customer relationship and plan to continue to provide for the financial needs in future generations as in the past.

      Shareholder Satisfaction--Omega believes our investors are entitled to a good return on their investment through both stock value appreciation and dividend returns. We intend to continue to protect their investment through
long-term   stability  of  our  balance  sheet  and   earnings.

      Balance Sheet Stability--By maintaining a disciplined approach, we have built a solid balance sheet. In spite of intense competition, we maintain stringent credit standards; these high credit standards have resulted in favorable comparisons to our peer group in terms of loan charge-offs and levels of non-performing loans. We believe we consistently pay fair market rates on all deposits, minimizing funding and balance sheet volatility. We also believe we have invested wisely, in compliance with self-imposed standards, minimizing risk of asset impairment.

      Operating Results--We believe Omega's management keeps a sharp eye on earnings results. While earnings in 2004 were less than in prior year, we believe they are quite good, with many of our profitability ratios consistently exceeding those of our peer group. The acquisition of Sun during the fourth quarter of 2004 affected the year's results and will be discussed during the management discussion and analysis of financial condition.

      Commitment to the Community--We are active corporate citizens of the communities we serve. Although the world of banking is ever-changing and in some cases does not even require a physical building, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Our employees live there; we encourage and support community involvement.

Omega's Opportunities

      We seek to continually enhance our customer delivery system, both through technology and physical facilities. We are currently considering the addition of a new financial service center in the Centre county region. We have short-term and long-term plans to revitalize many existing branch locations through remodeling for efficiencies or relocation for improved access and customer convenience. We continually examine opportunities to upgrade technology both to cater to our customers' needs and to increase operational efficiency.

Omega's Challenges

      Competition--We are experiencing more intense competition than we have ever seen in our long history. No longer is our competition limited to local community institutions or strictly to financial institutions. Our primary market area includes several very prosperous communities, an attractive target for competitors. To meet this challenge, we stay in close contact with our customers, monitoring their satisfaction with our services through professionally conducted surveys, personal visits and networking in the communities we serve. We strive to meet our customers' expectations and deliver consistent high-quality service.

      Regulated Company--Omega is subject to banking regulation as well as regulation by the Securities and Exchange Commission (SEC), and as such, must comply with several laws, including the USA Patriot Act and the Sarbanes-Oxley Act of 2002. Management has instituted a series of actions to strengthen and improve Omega's already strong corporate governance practices, including formation of a Disclosure Committee for Financial Reporting and adoption of a Code of Ethics for all directors, officers and employees.

      Omega has incurred direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations. It is unlikely that regulatory demands will be reduced, and management expects that more resources will be dedicated to meet future compliance standards.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

      The Corporation's consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in Note 1--Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Corporation's reported results and financial position for the period or in future periods. The accounting policy for establishing the allowance for loan losses has a greater reliance on the use of estimates, and as such has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Corporation's future financial condition and results of operations.

      Pages 7-8 of this Annual Report to Shareholders provide management's analysis of the Company's allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

      Omega's accounting policy for the determination of goodwill and other intangibles also has a significant reliance on the use of estimates. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is Omega's policy that goodwill be tested at least annually for impairment. Management's current analysis indicates that a 37% decline in market capitalization could have a material impact on the carrying value of goodwill.

      Intangible assets with finite lives include core deposits, customer relationships and trade names. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit, customer relationship and certain trade name intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit. Management estimates that consecutive annual declines of more than 9% of the acquired customer base subsequent to December 31, 2004 could result in an impairment of the core deposit intangible and affect Omega's operating results in future years.


                               Omega Financial Corporation 2004 Annual Report  3

FINANCIAL CONDITION

Balance Sheet Summary

      On October 1, 2004, Omega acquired Sun Bancorp, Inc. ("Sun") with assets, liabilities and equity with market values of $1,153,269,000, $1,009,294,000 and $143,975,000, respectively. This represented an increase of 100.5% in Omega's assets resulting in combined assets of $2,301,254,000, as well as liabilities of $1,988,260,000 and equity of $312,994,000. On December 31, 2004, total assets were $2,082,571,000 representing a $942,404,000 or 82.7% increase when compared to December 31, 2003. In the Merger, Sun shareholders received either 0.664 shares of Omega common stock for each share of Sun common stock or $23.25 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the Merger Agreement. Under the terms of the Merger
Agreement, 20% of the outstanding Sun common stock was exchanged for cash and 80% of the outstanding Sun common stock was exchanged for Omega common stock. The following schedule summarizes the allocated cost of the acquisition.

                             Sun Bancorp Acquisition


Cash, with 20% of Sun shares paid at $23.25
  per share ........................................   $   35,921,000
Value of Sun shares converted at an exchange
  ratio of 0.664 for 1 .............................      142,122,000
Incremental direct costs associated
  with transaction .................................        7,833,000
Fair value of outstanding employee and
  non-employee stock options .......................        1,853,000
                                                       --------------
Total purchase price ...............................      187,729,000
Net assets acquired:
Sun's tangible book value ..........................       36,503,000
Estimated adjustments to reflect assets
  acquired at fair value ...........................      (22,810,000)
Identified intangible assets acquired ..............       17,077,000
                                                       --------------
Goodwill ...........................................   $  156,959,000
                                                       ==============

      During the fourth quarter management executed most of its planned post-merger restructuring efforts that included the sale of Sun's auto lease portfolio and investment securities and the early extinguishment of long term Federal Home Loan Bank Debt and a related interest rate swap and other subordinated debt. The result of this program resulted in a reduction of total assets by $194,265,000. Due to the favorable movement in interest rates from the date acquired to the date disposed, the Company recognized a $652,000 gain on the sale of the securities and a $570,000 gain on the disposal of debt and liquidation of the related interest rate swap. The sale of the auto lease portfolio was consummated at essentially the fair value of the acquired portfolio.

      Table 1 below reflects an analysis of the sources and uses of funds for 2004 based on average balances. Table 2 reflects the ending balances at various times in order to explain the impact that the Sun acquisition has had on Omega. These two tables will be referred to during this discussion.

      Omega's average assets for 2004 were $1,371,227,000 as compared to $1,145,407,000 for 2003. This represented a $225,820,000, or 19.7% year over year increase, due to the Sun acquisition. The assets acquired from Sun approximated $1,153,269,000 and averaged $239,751,000 in 2004. Omega's 2003 total average assets decreased by 0.4%, from $1,149,810,000 in 2002 to $1,145,407,000. In order to optimize its present and future performance, management must constantly assess various risk factors and act accordingly. When performing comparative analyses of average balances, certain activities of the Corporation which impact asset or liability category balances must be taken into consideration such as the Sun merger in 2004, and the sale of $10,158,000 of mortgage loans in June of 2003. These types of transactions are in addition to normal banking activity and can have a material impact on Omega's performance.

                                     Table 1
                      Changes in Uses and Sources of Funds
                                ($ in thousands)

                                       2004       Increase (Decrease)       2003       Increase (Decrease)       2002
                                      Average     -------------------      Average     -------------------      Average
                                      Balance      Amount       %          Balance      Amount       %          Balance
                                    -------------------------------------------------------------------------------------
FUNDING USES:
Loans ............................  $   876,317   $ 131,185      17.6%   $   745,132   $ 14,860        2.0%   $   730,272
Tax-exempt loans .................       49,785       4,981      11.1         44,804       (766)      (1.7)        45,570
Investment securities ............      176,061      33,494      23.5        142,567    (26,104)     (15.5)       168,671
Tax-exempt investment securities .       85,567     (12,175     (12.5)        97,742      1,867)       1.9         95,875
Interest bearing deposits ........       22,680      12,428     121.2         10,252     (1,724)     (14.4)        11,976
Federal funds sold ...............       20,503       1,370       7.2         19,133      6,076       46.5         13,057
                                    -------------------------------------------------------------------------------------
    Total interest earning assets     1,230,913     171,283      16.2      1,059,630     (5,791)      (0.5)     1,065,421
Non-interest earning assets ......      146,627      60,226      69.7         86,401       (717)      (0.8)        87,118
Unrealized gains on investments ..        6,194      (4,093)    (39.8)        10,287      1,673       19.4          8,614
Less: Allowance for loan losses ..      (12,507)     (1,596)     14.6        (10,911)       432       (3.8)       (11,343)
                                    -------------------------------------------------------------------------------------
    Total uses ...................  $ 1,371,227   $ 225,820      19.7%   $ 1,145,407   $ (4,403)      (0.4)%  $ 1,149,810
                                    =====================================================================================
FUNDING SOURCES:
Interest bearing demand deposits .  $   343,527   $  56,397      19.6%   $   287,130   $ 17,520        6.5%   $   269,610
Savings deposits .................      159,776      29,651      22.8        130,125     11,796       10.0        118,329
Time deposits ....................      389,206      40,568      11.6        348,638    (46,072)     (11.7)       394,710
Repurchase agreements ............       21,716       5,258      31.9         16,458        265        1.6         16,193
Other borrowed funds .............       83,283      44,894     116.9         38,389     (1,197)      (3.0)        39,586
                                    -------------------------------------------------------------------------------------
    Total interest bearing
     liabilities .................      997,508     176,768      21.5        820,740    (17,688)      (2.1)       838,428
Demand deposits ..................      172,721      25,436      17.3        147,285      8,882        6.4        138,403
Other liabilities ................        9,486      (1,427)    (13.1)        10,913     (1,515)     (12.2)        12,428
Shareholders' equity .............      191,512      25,043      15.0        166,469      5,918        3.7        160,551
                                    -------------------------------------------------------------------------------------
    Total sources ................  $ 1,371,227   $ 225,820      19.7%   $ 1,145,407   $ (4,403)      (0.4)%  $ 1,149,810
                                    =====================================================================================

      Average balances of funding sources for 2004 increased 19.7%, or $225,820,000 to $1,371,227,000 when compared to $1,145,407,000 for 2003. Sun contributed average funding sources of $240,935,000 in 2004. Omega's funding sources decreased on average in 2003 as compared to 2002 by 0.4%. In 2003, the decrease in funding sources was primarily from the reduction in time deposits and resulted in reduced levels of investment securities.

      More detailed discussion of Omega's interest earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Market Risk.

      The following table shows Omega's balance sheet at December 31, 2003, the addition of Sun's balance sheet at October 1, 2004 and the effect of other activities that occurred during 2004, which roll forward into the final Omega balance sheet as of December 31, 2004.

                                     Table 2
     Omega Financial Corporation and Subsidiaries Balance Sheet Rollforward
                                 (In thousands)

                                                                                                Other
                                                                  Omega at    Sun Purchase    Activity       Omega at
                                                                 12/31/2003     10/1/04      during 2004     12/31/04
                                                                 -----------------------------------------------------
ASSETS
Cash and due from banks .....................................    $   32,420    $   20,510     $   5,053     $   47,877
Interest bearing deposits with other banks ..................        10,683         2,322        18,117         31,122
Federal funds sold ..........................................        17,850            --        18,500         36,350
Investment securities available for sale ....................       240,539       213,391      (125,951)       327,979
Investment in unconsolidated subsidiary .....................            --           511         1,114          1,625
Loans, net of unearned interest and allowance for loan losses       777,575       654,352      (119,321)     1,312,606
Other assets ................................................        61,099       268,823        (4,911)       325,011
                                                                 -----------------------------------------------------
TOTAL ASSETS ................................................    $1,140,166    $1,159,909     $(217,505)    $2,082,570
                                                                 =====================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ......................................    $  155,702    $   69,540     $   3,165     $  228,407
  Interest bearing ..........................................       751,878       567,150       (45,354)     1,273,674
                                                                 -----------------------------------------------------
TOTAL DEPOSITS ..............................................       907,580       636,690       (42,189)     1,502,081
Short-term borrowings .......................................        33,263        35,826        21,152         90,241
ESOP debt ...................................................         2,521            --          (329)         2,192
Junior subordinated debentures ..............................            --        20,201        36,989         57,190
Long-term debt ..............................................        21,600       267,142      (189,145)        99,597
Other interest bearing liabilities ..........................           813            --            41            854
Other liabilities ...........................................         6,950        12,321        (4,595)        14,676
                                                                 -----------------------------------------------------
TOTAL LIABILITIES ...........................................       972,727       972,180      (178,076)     1,766,831
Shareholders' Equity ........................................       167,439       187,729*      (39,429)       315,739
                                                                 -----------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDER' EQUITY ...................    $1,140,166    $1,159,909     $(217,505)    $2,082,570
                                                                 =====================================================

* Fair value of assets acquired from Sun were common stock issued and value of stock options assumed of $143,975,000 plus cash paid of $43,754,000.

Loans

      During 2004, total loans outstanding, net of unearned interest, increased $540,106,000 compared to an $8,325,000 increase in 2003. The following table summarizes the changes in loan balances (in thousands) over the last three years.

                                           2004         2003        2002
                                        ---------------------------------
New loans, net of repayments ........   $ (51,793)   $ 21,790    $ 25,571
Loans and leases sold ...............     (67,682)    (12,649)     (5,077)
Loans charged off ...................      (3,722)       (997)       (934)
Loans transferred to other
  real estate owned .................        (411)         --          --
Loans and leases acquired
  through acquisition of Sun ........     663,851          --          --
Market value amortization ...........         135          --          --
Other adjustments to ................
  carrying value ....................        (272)        181         (95)
                                        ---------------------------------
                                        $ 540,106    $  8,325    $ 19,465
                                        =================================

      In 2004, total average loans were $926,102,000 as compared to $789,936,000 in 2003, an increase of $136,166,000, or 17.2%. The loans acquired from the Sun acquisition were primarily responsible for the increase.

      During the year, the commercial loan portfolio increased on average by $97,528,000, or 21.4%. The increase was a result of a $73,455,000 increase in variable rate commercial loans and a $24,073,000 increase in fixed rate loans.

      Mortgage loans on average increased by $29,873,000 in 2004 when compared to 2003. This increase was due to the acquired loans from Sun.

      Other consumer loans on average increased by $2,144,000 in 2004 compared to the previous year. Before the acquisition of Sun, Omega was experiencing a decline in consumer balances. Management believes that the uncertain economy and intense competition resulted in this decline in new loan activity. Omega also has maintained tight credit standards that may also be responsible for this decrease.

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


                               Omega Financial Corporation 2004 Annual Report  5

      Management has been monitoring the activity within the loan portfolio very carefully and strives to be competitive within its market for both commercial and residential real estate loans. Omega intends to actively pursue growth in each of the loan categories again during 2005. Competition will continue to play a key role in pricing decisions to maintain and build new loan volumes.

      The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

      Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision or credit is recorded to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2004 was 1.26% of total loans, net of unearned interest, as compared to 1.34% of total loans, net of unearned interest at the end of 2003. The allowance increased $5,075,000 when compared to December 31, 2003. Net charge-offs for 2004 and 2003 were 0.38% and 0.11%, respectively of average loans. The increase in the reserve was primarily the result of the Sun acquisition. This increase was partially offset by net charge-offs of $3,539,000 for the year. This represented an increase of $2,706,000 over the net charge-offs in 2003. Most of this increase was the result of a large commercial account of $1,006,000 (accounts for $681,000 of the commercial real estate charge-off and $325,000 of the commercial, financial and agriculture charge-off), and a portfolio of mobile home mortgages that were charged down by $1,475,000 when management made the decision to sell these loans. At December 31, 2004 these loans were classified as available for sale.

                       Change in Allowance for Loan Losses
                                 (In thousands)

                                       2004       2003
                                      ----------------
Provision ........................    $  (300)   $ 350
Acquired from Sun ................      9,505)      --
Net charge-offs ..................     (3,539)    (833)
Reclassification of off
  balance sheet liability ........       (591)      --
                                      ----------------
                                      $ 5,075    $(483)
                                      ================

      At December 31, 2004, non-performing loans (as defined in Table 3) as a percentage of the allowance for loan losses were 51.8% as compared to 32.3% at December 31, 2003. Of the $8,107,000 of non-performing loans at December 31, 2004, $7,213,000 were collateralized with real estate, $877,000 with other assets and $17,000 were unsecured.

      Non-performing loans were 0.61% of loans as of December 31, 2004, and 0.43% of loans as of December 31, 2003. The increase in non-performing loans in 2004 was primarily due to five large commercial loans aggregating $2,963,000, being placed in non-accrual status. The required allowance associated with these five large commercial credits was less than the weighted average required reserve for non-performing loans as these credits are secured by collateral and are in the early stages of the loss migration cycle. Additionally the acquisition of Sun's loan portfolio added $2,182,000 to the total amount of accruing loans past due 90 days or more.

                                     Table 3
                              Non-Performing Loans
                                 (In thousands)

                                        December 31,
                          ------------------------------------------
                           2004     2003    2002      2001     2000
                          ------------------------------------------
Non-accrual loans .....   $5,220   $2,588   $3,125   $2,327   $1,503
Accruing loans past due
  90 days or more .....    2,267      607      614    1,209      564
Restructured loans ....      220      223       12       32       98
                          ------------------------------------------
Total non-performing
  loans ...............   $8,107   $3,418   $3,751   $3,568   $2,165
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

      Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. Omega's methodology for maintaining the allowance is highly structured and consists of several key elements:

o Historical Trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability.

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

      Management applied the methodology described in this report to the acquired Sun loan portfolio, including a review of Sun's historical trends. Sun's loan charge-off trends were reviewed by loan type and allocated at their respective historical levels to determine the amount to be included in the allowance. Management also reviewed Sun's high risk (watch list) loans and assigned a specific portion of the allowance for estimated probable losses. Other risk factors unique to Sun's loan portfolio were identified and examined with additional reserve allocations assigned as warranted.

      The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

                           Allocation of the Allowance for Loan Losses
                         -----------------------------------------------
                           2004      2003      2002     2001       2000
                         -----------------------------------------------
                                         (In thousands)
Commercial,
  financial and
  agricultural ........  $ 6,048   $ 3,954   $ 3,761   $ 4,013   $ 5,192
Real estate--
  commercial ..........    4,073     3,486     3,644     3,686     2,557
Real estate--
  construction ........      206       181       456       291       204
Real estate--
  mortgage ............    1,725     1,264     1,421     1,092     1,406
Home equity ...........    1,309       998     1,014     1,128     1,247
Personal ..............    2,155       685       753     1,007       998
Lease financing .......      128         1         3         7        18
                         -----------------------------------------------
Total Allowance
  for Loan Losses .....  $15,644   $10,569   $11,052   $11,224   $11,622
                         ===============================================

                               Percent of Loan Type to Total Loans
                         ----------------------------------------------
                           2004      2003       2002     2001      2000
                         ----------------------------------------------
Commercial,
  financial and
  agricultural ........    20.5%     14.1%     15.0%     16.3%     15.8%
Real estate--
  commercial ..........    37.7%     43.0%     37.6%     34.5%     30.5%
Real estate--
  construction ........     1.9%      2.2%      4.7%      2.7%      2.4%
Real estate--
  mortgage ............    20.9%     25.1%     25.0%     25.6%     27.5%
Home equity ...........    10.0%     11.5%     11.9%     12.1%     13.1%
Personal ..............     8.1%      4.1%      5.8%      8.7%     10.5%
Lease financing .......     0.9%      0.0%      0.0%      0.1%      0.2%
                         -----------------------------------------------
Total Allowance
  for Loan Losses .....   100.0%    100.0%    100.0%    100.0%    100.0%
                         ==============================================


                               Omega Financial Corporation 2004 Annual Report  7

Investments

      Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits and other interest earning assets) totaled $395,451,000 on December 31, 2004, representing an increase of $126,380,000 from year-end 2003. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                 2004         2003         2002
                               ----------------------------------
Purchases of investment
  securities ...............   $ 112,733    $ 100,432    $ 82,010
Sales and maturities of
  investment securities ....    (234,148)    (106,383)    (99,289)
Investments acquired
  through acquisition of Sun     213,391
Adjustment in market value
  of AFS securities ........      (2,590)      (3,162)      3,544
Amortization/Accretion .....      (1,946)      (1,856)     (1,415)
Federal funds sold,
  net change ...............      18,500      (16,050)     19,450
Interest bearing
  deposits acquired ........       2,322           --          --
Interest bearing deposits
  with others, net change ..      18,118        1,925     (23,055)
                               ----------------------------------
                               $ 126,380    $ (25,094)   $(18,755)
                               ==================================

      On average, investments increased by $35,117,000, or 13.0%, during 2004, after decreasing by $19,885,000, or 9.2%, during 2003. The increase in 2004 was primarily the result of the Sun acquisition. The sale and maturities of investment securities includes $115,646,000 of agency securities acquired with the Sun portfolio. These securities were sold in the fourth quarter of 2004 with the proceeds used to repay FHLB borrowings. Therefore, the Sun transaction accounted for $100,066,000 of Omega's $126,380,000 increase, or 79.2%. The investment portfolio is used to invest funds available that exceed loan demand, and the decrease in investments relates directly to the decline in deposit balances.

      The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Omega classifies all marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2004, the market value of the entire securities portfolio exceeded amortized cost by $5,424,000 as compared to December 31, 2003 when market value was greater than amortized cost by $8,013,000. The weighted average maturity of the investment portfolio was 2 years and 6 months as of December 31, 2004 as compared to 1 year and 8 months at the end of 2003. The weighted average maturity, even though it was lengthened when the Sun securities portfolio was added, has remained short in order to achieve a desired level of liquidity. Table 4 (located on page 9) shows the remaining maturity or earliest possible repricing for investment securities.

Non-Interest Earning Assets

      Non-interest earning assets on average increased $60,226,000, or 69.7% in 2004, and decreased $717,000, or 0.8% in 2003. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years. The increase of $279,369,000 in 2004 was the result of the Sun transaction. The increase in premises and equipment of $20,980,000 is primarily the result of Sun's 23 branches. The $1,789,000 reduction from other activity in 2004 is due to depreciation and the reclassification to Other Real Estate Owned of Sun's administration center in the amount of $1,633,000 as a result of Omega making it available for sale. Other changes of particular importance are the intangible assets and goodwill. The $17,077,000 of intangibles acquired as a result of the Sun merger consist of the core deposit intangible, estimated to be $14,210,000, and customer relationships and Mid Penn Insurance Associates and Sentry Trust Company trade names, estimated to be $2,866,000. Please refer to the "Financial Condition" section of this discussion for a summary regarding the determination of the goodwill balance.

                                                      2004        2004
                                           2004     Acquired      Other
                                           Total    Balances    Activities     2003       2002
                                         ------------------------------------------------------
Cash and due from banks ..............   $ 15,457   $  20,510    $ (5,053)   $(3,629)   $(3,023)
Premises and equipment, net ..........     20,980      31,499     (10,519)      (371)      (844)
Other real estate owned ..............      2,341         396       1,945        512        (45)
Bank-owned life insurance ............     35,711      34,129       1,582      5,395      1,523
Investment in limited partnerships ...      8,605       8,580          25         --         --
Intangible assets ....................     16,676      17,077        (401)       (10)       (10)
Goodwill .............................    156,959     156,959          --         --         --
Other receivables and prepaid expenses     22,640      20,183       2,457         (2)    (2,555)
                                         ------------------------------------------------------
                                         $279,369   $ 289,333    $ (9,964)   $ 1,895    $(4,954)
                                         ======================================================

Deposits

      For the year 2004, total deposits increased $594,502,000. From year-end 2002 to year-end 2003, total deposits decreased by $11,675,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                                   2004         2004
                                       2004      Acquired       Other
                                       Total     Balances    Activities     2003        2002
                                      --------------------------------------------------------
Demand deposits ...................   $ 72,706   $  69,540    $  3,166    $  7,204    $ 10,065
Interest bearing demand deposits ..    191,456     207,794     (16,338)      8,897      18,501
Savings deposits ..................     85,780      84,524       1,256       9,647      13,102
Time deposits, $100,000 and greater     52,383      62,231      (9,848)     (9,254)    (16,758)
Time deposits, other ..............    192,177     212,601     (20,424)    (28,169)    (37,322)
                                      --------------------------------------------------------
                                      $594,502   $ 636,690    $(42,188)   $(11,675)   $(12,421)
                                      ========================================================

      Average deposits  increased  $152,052,000,  or 16.7% to  $1,065,230,000 in
2004 as compared to a decrease in 2003 of $7,874,000,  or 0.9% to  $913,178,000.
The acquisition of Sun accounted for new deposits of $636,690,000; however, by year-end these balances had declined by $38,730,000 to $597,945,000 due to anticipated run off. This initial loss of deposits was the result of Omega instituting more market oriented pricing. The losses from Sun's accounts were $4,899,000 in demand accounts, $9,148,000 in interest bearing demand accounts, $5,180,000 in savings deposits and $19,503,000 in all time deposit accounts. Even with this reduction in deposits, Sun contributed approximately $149,500,000 of the increase in average deposits for the year. In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services "within our own walls," we supplemented the services traditionally offered by our Trust Department, by staffing our community offices with financial services consultants and representatives that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services, long-term care insurance and other life products. Although the sale of these products can reduce the Bank's deposit levels, we have been rewarded with satisfied customers and significant increases in non-interest fee income.

      Of course, our customers still require the comfort of insured deposits and local familiarity that our bank continues to offer, and this is the primary consideration for the majority of our investors. Throughout the recent low rate environment, many have chosen to shift their funds to more liquid transaction accounts from time deposits. We believe that when rates rise and are more attractive to these depositors, they will again lock in rates for specific terms in the various time deposit products. As reflected in Table 4, the trend in 2004 was the same as 2003 in that the customer was holding more of their funds in core accounts and less in time deposits. Average core accounts increased $111,484,000; of this Sun added $86,010,000, and average time deposits increased $40,568,000, of which Sun added $63,490,000, leaving Omega with an increase of $25,474,000 in core accounts and a decrease of $22,922,000 in time deposits. In 2003, on average, core deposits increased by $38,198,000 while time deposits decreased by $46,072,000. As interest rates started to rise in 2004, this trend slowed and is anticipated that as rates move higher the customer will choose to invest in time deposits and reduce their holdings in core accounts.

      The following table shows the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

                                     Table 4
                               Changes in Deposits
                                ($ in thousands)

                                         2004      Increase (Decrease)      2003      Increase (Decrease)          2002
                                       Average     -------------------    Average    ---------------------       Average
                                       Balance       Amount        %      Balance     Amount          %           Balance
                                      -----------------------------------------------------------------------------------
Interest bearing demand deposits ..   $  343,527   $ 56,397       19.6%   $287,130   $ 17,520          6.5%      $269,610
Savings deposits ..................      159,776     29,651       22.8     130,125     11,796         10.0        118,329
Demand deposits ...................      172,721     25,436       17.3     147,285      8,882          6.4        138,403
                                      -----------------------------------------------------------------------------------
  Total core (transaction) accounts      676,024    111,484       19.7     564,540     38,198          7.3        526,342
Time deposits, $100,000 and greater       60,167      6,380       11.9      53,787    (15,572)       (22.5)        69,359
Time deposits, other ..............      329,039     34,188       11.6     294,851    (30,500)        (9.4)       325,351
                                      -----------------------------------------------------------------------------------
  Total time deposits .............      389,206     40,568       11.6     348,638    (46,072)       (11.7)       394,710
                                      -----------------------------------------------------------------------------------
   Total deposits .................   $1,065,230   $152,052       16.7%   $913,178   $ (7,874)        (0.9)%     $921,052
                                      ===================================================================================


                               Omega Financial Corporation 2004 Annual Report  9

Other Interest Bearing Liabilities

      Omega's average balances for repurchase agreements and other borrowed funds increased $50,152,000 of which approximately $42,000,000 was a result of the Sun merger. Sun brought with it interest bearing liabilities of $323,169,000. The make up of this debt was $267,142,000 in Federal Home Loan Bank long-term debt, $21,858,000 of subordinated debentures and $35,826,000 of short-term borrowings. During the fourth quarter, management started a systematic program of reducing the leverage of Sun's -balance sheet through the sale of certain of Sun's assets and the paydown of the longer-term debt. The Federal Home Loan Bank debt of $210,620,000 and other subordinated debentures in the amount of $1,656,000 for a total of $212,276,000 were paid off prior to maturity. To pay for this reduction in long-term debt, Omega sold $115,646,000 of Sun's longer term Agency securities and an auto lease portfolio for $87,269,000. In February 2005, the final early extinguishment of the Federal Home Bank Debt of $55,032,000 was accomplished through the sale of investment securities in the amount of $35,492,000. Gains were realized on the early extinguishment of the debt in 2004 of $570,000 and gains of $652,000 were realized on the security sales. These gains were realized due to rate movements and yield curve shifts since October 1, 2004 when the balances were acquired through the Sun merger. Gains recognized in the first quarter of 2005 were $1,043,000 and $257,000 on the early extinguishment of the debt and the sale of investment securities, respectively. Omega benefited from the rise of mid-term rates while the long bond rate declined. In addition, in the fourth quarter, Omega incurred additional borrowings to help pay for the restructuring and merger related costs. These borrowings amounted to $10,000,000 of a short-term demand note and a seven-year term loan of $12,000,000. In 2003, average balances of repurchase agreements and other borrowed funds decreased by $932,000. (See
Note 11 of Notes to Consolidated Financial Statements).

Shareholders' Equity

      During 2004, total shareholders' equity increased by $148,300,000. This increase was primarily the result of Omega's acquisition of Sun that resulted in 4,117,116 shares being issued at a value of $34.52 per share. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

                               2004         2003        2002
                             ---------------------------------
Net income ...............   $  17,021    $ 17,185    $ 18,179
Dividends ................     (11,388)     (9,879)     (9,623)
Stock options exercised ..       2,427       2,389)      3,470
Repurchase of stock ......      (2,488)     (2,886)     (9,207)
Net change in unrealized
  security gains .........      (1,683)     (2,034)      2,300
Acquisition of Sun Bancorp     143,975*         --          --
Other ....................         436         554         741
                             ---------------------------------
                             $ 148,300    $  5,329    $  5,860
                             =================================

* Equity recorded from the acquisition of Sun was the fair value of assets acquired of $137,729,000 less cash paid of $43,754,000.

      Shareholders' equity continued to be an important funding source during 2004, providing an average balance of $191,512,000, as compared to the $166,469,000 provided in 2003. Dividend payout ratios on the common stock were 66.91% for 2004, 55.8% for 2003 and 50.8% for 2002. Capital has been increased as a result of employee stock options and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $3,935,000 in 2004, $1,098,000 in 2003 and $1,992,000 in 2002. At December 31, 2003, Omega held 1,589,545 shares of stock in treasury at a cost of $48,439,000 as compared to 1,507,298 in 2002 at a cost of $45,643,000. These increases are a result of the Omega stock repurchase program in effect during 2002 and 2003 (see Note 12 of Notes to Consolidated Financial Statements). At the end of 2004 there were no shares in treasury as it was all utilized in the Sun acquisition.

      Omega increased the return to shareholders in 2004 by increasing its dividend 2.6% to $1.20 per common share. Per share common dividends in prior years were $1.17 and $1.13 in 2003 and 2002, respectively. Omega paid a dividend per preferred share of $1.35 in 2003 and $1.80 in 2002. The reduction in preferred dividends in 2003 was the result of the conversion of preferred stock to common stock in the fourth quarter of 2003. (See Note 20 of Notes to Consolidated Financial Statements regarding restrictions on dividends from subsidiary banks to the holding company.)

      Omega's book value per share at December 31, 2004 was $25.07 and on a tangible book basis it was $11.28. The tangible book value is the result of the $173,685,000 or $13.79 per share of goodwill and intangible assets that resulted from the Sun merger. The 2003 and 2002 book value was $19.79 and $19.63, respectively. Intangible assets for 2003 and 2002 were immaterial.

      Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2004 and 2003, Omega's Tier I capital ratio was 13.3% and 21.0%, respectively, and its Total capital ratio was 14.4% and 22.3%, respectively.
Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2004 and 2003, Omega's leverage ratio was 13.4% and 14.2%, respectively, against a required leverage ratio of 4% (see Note 20 of Notes to the Consolidated Financial Statements).

      Omega's equity to assets ratio for 2004, 2003 and 2002 was 15.16%, 14.69% and 14.04%, respectively.

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

      Both tools, gap analysis and economic simulations, are performed in a static environment. In reality, Omega's balance sheet is dynamic and in constant change as are interest rates. Management applies the same techniques using projected future volumes and various interest rate scenarios to analyze potential hedging decisions or decisions that involve the acquisition or investment of funds.

      Economic simulation involves management simulating possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. This simulation is known as rate shocks.

      As the table below indicates, based on rate shock simulations, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2004 was $2,658,000, or 4.09%, of net interest income, compared to $1,541,000, or 3.91%, of net interest income at risk as of December 31, 2003. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.

               Effect of Interest Rate Risk on Net Interest Income
                                ($ in thousands)

                                                      Change        Total Change
   Change in          Change           Change         Due to           Due to
Interest Rates        Due to           Due to        Customer         Interest
(Basis Points)    Repricing Risk     Basis Risk       Options        Rate Risk
--------------------------------------------------------------------------------
     300              $ 2,499         $ 5,513         $   55           $ 8,067
     200                1,673           3,712             37             5,422
     100                  863           1,860             20             2,743
       0                    0               0              0                 0
    -100                 (730)         (1,860)           (68)           (2,658)
    -200               (1,580)         (3,717)          (123)           (5,420)
    -300               (1,713)         (6,956)          (201)           (8,870)

      Omega's interest rate risk position is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.

      In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short term. At December 31, 2004, Omega's MVE was within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 2004.

             Effect of Interest Rate Risk on Market Value of Equity
                                ($ in thousands)

                                                     Change        Total Change
   Change in          Change         Change          Due to           Due to
Interest Rates        Due to         Due to         Customer         Interest
(Basis Points)    Repricing Risk   Basis Risk        Options         Rate Risk
--------------------------------------------------------------------------------
     300            $(35,576)       $ 31,400       $   5,487          $ 1,311
     200             (24,374)         21,739           3,967            1,332
     100             (12,292)         11,291           2,152            1,151
       0                   0               0               0                0
    -100              14,956         (12,192)         (5,800)          (3,036)
    -200              30,389         (25,343)        (11,230)          (6,184)
    -300              47,233         (38,813)        (17,978)          (9,558)


                              Omega Financial Corporation 2004 Annual Report  11

Repricing Risk

      Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 5 shows the period and cumulative static gaps for various time intervals as of December 31, 2004. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a negative gap position of $59,440,000 at December 31, 2004, indicating less earning assets than interest bearing liabilities will reprice during that period. As a result of the low interest rate environment of the past several years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers preference for fixed rates, and the shortening of our deposit base as customers continue to prefer transaction accounts or shorter term certificates. As we move into a period of rising interest rates, it is expected that our gap and interest rate risk position will be most affected by the likely lengthening of our customer deposit base as customers may be more willing to move funds from transaction accounts and short-term certificates into higher paying longer term certificates of deposits.

      As of December 31, 2004, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, our analysis suggests that repricing risk would cause net interest income to increase over the next twelve months by approximately $863,000. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by approximately $730,000 over the next twelve months.

      Omega's management cannot predict the direction of interest rates nor will the product mix remain unchanged, yet management uses this information to help formulate strategies to minimize any unfavorable effect on net interest income as a result of interest rate changes. As an example, at December 31, 2004, Omega was in the process of selling $22,500,000 in long-term fixed rate residential mortgages to a third party in order to decrease repricing risk. Also during 2004, Omega reduced repricing risk by liquidating $116,000,000 in long-term investment securities and paid off $196,500,000 in Federal Home Loan Bank debt, both of which were obtained in the acquisition of Sun Bancorp.

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

                   Effect of Basis Risk on Net Interest Income
                                ($ in thousands)

                     Change in              Change in               Change in
   Change in        Net Interest          Net Interest            Net Interest
Interest Rates     Income Due to          Income Due to           Income Due to
(Basis Points)    Prime Basis Risk     Treasury Basis Risk      Total Basis Risk
--------------------------------------------------------------------------------
     300              $ 13,082              $(7,569)                $ 5,513
     200                 8,721               (5,009)                  3,712
     100                 4,361               (2,501)                  1,860
       0                     0                    0                       0
    -100                (4,361)               2,501                  (1,860)
    -200                (8,721)               5,004                  (3,717)
    -300               (13,082)               6,126                  (6,956)

      The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, this analysis suggests that the Corporation's net interest income would increase by approximately $4,361,000 and market value of equity would decrease by approximately $6,739,000. The Corporation's prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, this analysis suggests that the Corporation's net interest income would decrease approximately $2,501,000 and market value of equity would increase approximately $18,030,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.

                 Effect of Basis Risk on Market Value of Equity
                                ($ in thousands)

                      Change in              Change in             Change in
   Change in         Market Value          Market Value          Market Value
Interest Rates          Due to                Due to                Due to
(Basis Points)     Prime Basis Risk     Treasury Basis Risk    Total Basis Risk
--------------------------------------------------------------------------------
     300               $(19,497)             $ 50,897              $ 31,400
     200                (13,233)               34,972                21,739
     100                 (6,739)               18,030                11,291
       0                      0                     0                     0
    -100                  7,000               (19,192)              (12,192)
    -200                 14,281               (39,624)              (25,343)
    -300                 21,860               (60,673)              (38,813)

Customer Option Risk

      Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. In a rising rate environment, the Corporation's interest rate risk is increased as customers transfer deposits from products with lower interest rates to accounts or other products that offer higher interest rates. In a declining rate environment, the Corporation's interest rate risk is increased when a customer prepays or refinances their loan in order to take advantage of the lower rate environment. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate environment, the interest rate on the loan as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics. This analysis suggests that customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $68,000 and market value of equity to decrease $5,800,000.

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

2. If adverse publicity was released about the industry or the Corporation, what is the ability of Omega to meet deposi-tor needs?

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

      The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and the percentage of liquid assets to total assets is determined. At December 31, 2004, total liquid assets were $282,972,000 while the short-term liabilities were $109,020,000. This left a surplus of liquid assets of $173,952,000, or 8.7%, of total assets.

      Management believes that a surplus of 5% or more is adequate. The Corporation actively manages liquidity at this level and has developed reasonable liquidity contingency plans, including ensuring available alternative funding sources to maintain adequate liquidity under a variety of business conditions.

      The investment portfolio, due to its relatively short average life, has the ability to provide additional liquidity if necessary. When developing investment strategies, the Corporation considers runoff of assets and expected future funding needs.

      If  required  due to  unforeseen  circumstances,  Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. Most of Omega's financial assets at December 31, 2004 have a fair value in excess of their aggregate book value; therefore, some of these instruments could be sold if needed for liquidity purposes and their sale would not negatively affect current earnings or capital.

      In addition, liquidity can also be provided from off-balance sheet sources. At December 31, 2004, Omega had unsecured federal funds lines totaling $25,000,000. At December 31, 2004, Omega had no amount outstanding against these federal funds lines. Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to 90% of the amount of collateral pledged, which as of December 31, 2004 provided $8,299,000 in borrowing capacity. The Corporation does not consider either of these to be a source of long-term liquidity; rather they are used to cover short-term fluctuations in liquidity.

      The Corporation is also a member of the Federal Home Loan Bank of Pittsburgh (FHLB), which provides overnight or term funding to the bank with a borrowing limit of $169,844,000. This borrowing limit could be increased to a maximum amount of $653,176,000 with the purchase of additional FHLB stock. These borrowings are secured by investment securities and first mortgage residential real estate loans. At December 31, 2004, Omega had $92,526,000 outstanding in term loans and no overnight advances.

      The Corporation's primary source of long-term liquidity is a large core deposit base and a strong capital position. Another measure of liquidity is the average loan to deposit ratio. This ratio was 87.4% at December 31, 2004 and 85.7% at December 31, 2003. Management's target range for this ratio is 70% to 85%. Management believes that Omega has a relatively stable deposit base with no major seasonal depositor or group of depositors. However, management recognizes that a significant risk to liquidity is the level and mix of deposits. We believe that due to market and interest rate uncertainties throughout the past year, customers have shifted funds from the stock market, longer-term deposits and other alternative investments, into the safety of core accounts and short-term certificates. Management has estimated the unusual growth in core accounts to be $67,201,000 and recognizes that it provides additional liquidity risk. Increases in interest rates, improved economic activity and confidence in the stock market may result in depositors shifting funds back to longer-term deposits, the stock market, or other alternative investments. This shift by depositors would require the Corporation to replace those funds with higher cost borrowings in the future.


                              Omega Financial Corporation 2004 Annual Report  13

Off-Balance Sheet Arrangements, Contractual Obligations and Commitments

      Off-Balance Sheet Arrangements--The Corporation has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, unused lines of credit as well as standby letters of credit. Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements. The Corporation does not expect that these commitments will have an adverse affect on its liquidity position.

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

      The Corporation had outstanding loan origination commitments aggregating $82,829,000 and $51,218,000 at December 31, 2004 and 2003, respectively. In addition, the Corporation had $205,524,000 and $120,034,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2004 and 2003, respectively.

      Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2004 and 2003, standby letters of credit issued and outstanding amounted to $24,064,000 and $13,118,000, respectively. The liability recorded in accordance with FASB Interpretation No. 45--"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"--representing fair market value of the standby letters of credit at December 31, 2004 and December 31, 2003 was $138,000 and $72,000, respectively.

      Contractual Obligations--Presented below, are the significant contractual obligations of the Corporation as of December 31, 2004, in thousands of dollars. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                                                                                Payments Due by Period
                                                                   -----------------------------------------------
                                                                                 One to
                                            Note                   Less than     Three      Three to     More than
                                         Reference      Total       One Year     Years     Five Years   Five Years
                                         -------------------------------------------------------------------------
Certificates of deposits(a) ..........       10       $  601,454   $  308,588   $233,629   $   53,956   $    5,281
Other deposits(b) ....................                   925,179      925,179         --           --           --
Other interest-bearing liabilities(a)                        854           31         62           62          699
Federal funds borrowed and security
  repurchase agreements(a) ...........       11           63,541       63,541         --           --           --
Borrowed funds(a) ....................       11           26,744       26,744         --           --           --
Junior subordinated debentures(a) ....       12          165,617        3,955      7,909        7,909      145,844
Long-term debt(a) ....................       11          190,365        8,544     36,876      135,257        9,688
Operating lease obligations ..........       13            2,354          527        751          405          671
Supplemental executive retirement plan       19            3,100          242        484          484        1,890
Purchase obligations
  3rd party data processor contract ..       23            9,792        2,448      4,896        2,448           --
                                                      ------------------------------------------------------------
  Total ..............................                $1,989,000   $1,339,799   $284,607   $  200,521   $  164,073
                                                      ============================================================

(a) Includes interest on both fixed and variable rate obligations. The interest associated with variable rate obligations is based upon interest rates in effect at December 31, 2004. The contractual amounts to be paid on variable rate obligations are affected by changes in market interest rates. Future changes in market interest rates could materially affect the contractual amounts to be paid.

(b)   Excludes interest.

                                     Table 5
                  Maturity Distribution as of December 31, 2004
                                 (In thousands)

                 Remaining Maturity/Earliest Possible Repricing

                                                                    Over Three    Over Six     Over One
                                                          Three     Months But   Months But    Year But     Over
                                                         Months     Within Six     Within       Within      Five
                                                         or Less      Months      One Year    Five Years   Years       Total
                                                        -----------------------------------------------------------------------
Interest Earning Assets
   Interest bearing deposits ........................   $  31,122    $      --    $      --    $     --   $     --   $   31,122
   Federal funds sold ...............................      36,350           --           --          --         --       36,350
   Investment securities:
    U.S. Treasury securities and obligations of other
     U.S. Government agencies and corporations ......       2,008        2,034        3,014     125,874         --      132,930
    Obligations of state and political subdivisions .       7,589       11,200       12,694      43,824      5,612       80,919
    Corporate and other securities ..................         647          199          398       2,090        700        4,034
    Mortgage-backed securities ......................       3,901        3,946        8,009      64,294      7,531       87,681
    Stocks ..........................................          --           --           --          --     22,415       22,415
    Investment in unconsolidated subsidiary .........          --           --           --       1,114        511        1,625
  Loans:
    Commercial, financial, and agricultural .........     170,112       12,058       23,894      62,553      3,033      271,650
    Real estate--commercial .........................     182,190       18,567       54,564     230,872     15,201      501,394
    Real estate--construction .......................      24,979          117          205          --         --       25,301
    Real estate--mortgage ...........................      17,671       11,272       23,930     114,198    110,137      277,208
    Home equity .....................................      69,269        3,201        5,893      34,982     19,732      133,077
    Personal (net of unearned discount) .............      30,793        7,094       14,320      54,230      1,346      107,783
    Lease financing (net of unearned interest) ......       1,337          930        1,848       7,722         --       11,837
                                                        -----------------------------------------------------------------------
Total Interest Earning Assets .......................     577,968       70,618      148,769     741,753    186,218    1,725,326
                                                        -----------------------------------------------------------------------
Interest Bearing Liabilities
    Demand deposits .................................     123,227        5,344       12,535     228,643         --      369,749
    Savings deposits ................................     190,833        7,487       52,051      76,652         --      327,023
    Certificates of deposit over $100,000 ...........      27,655       10,878       15,347      49,457        135      103,472
    Time deposits ...................................      99,850       67,243       84,176     221,234        927      473,430
    Short-term borrowings ...........................      88,246        2,004            9          --         --       90,259
    Junior subordinated debt ........................         125          125          249      39,108     17,583       57,190
    Long-term debt ..................................      67,599          314          644      29,497      1,525       99,579
    Other interest bearing liabilities ..............         854           --           --          --         --          854
                                                        -----------------------------------------------------------------------
Total Interest Bearing Liabilities ..................     598,389       93,395      165,011     644,591     20,170    1,521,556
                                                        -----------------------------------------------------------------------
Gap .................................................   $ (20,421)   $ (22,777)   $ (16,242)   $ 97,162   $166,048   $  203,770
                                                        =======================================================================
Cumulative Gap ......................................   $ (20,421)   $ (43,198)   $ (59,440)   $ 37,722   $203,770
                                                        ==========================================================
Cumulative sensitivity ratio ........................        0.97         0.94         0.93        1.03       1.13

Commercial, financial and agricultural
   loans maturing after one year with:
    Fixed interest rates ............................                                          $ 28,286   $  1,898   $   30,184
    Variable interest rates .........................                                            34,267      1,135       35,402
                                                                                               --------------------------------
    Total ...........................................                                          $ 62,553   $  3,033   $   65,586
                                                                                               ================================

RESULTS OF OPERATIONS

2004 Financial Performance Overview

      At $17,021,000, Omega's net income for 2004 represented a return on average assets (ROA) of 1.24%. The decrease in ROA of 26 basis points from 2003 is due to pre-merger earnings of Omega, which were negatively impacted by a decline in net interest margin associated with the low rate environment in 2004, coupled with the result of the merger with Sun on October 1, 2004. The Sun acquisition increased Omega's assets by 82.7% as of December 31, 2004, while only adding approximately $2,475,000 of net income for the balance of the year. This translates to an estimated annualized ROA from the former Sun operations of just 1.06%. The management of Omega strives to attain consistently high earnings levels each year by protecting the core earnings base with conservative growth strategies that minimize shareholder risk, while serving a broad customer base. This approach has helped achieve solid performances year after year. Omega considers ROA to be a key performance ratio, and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator.


                              Omega Financial Corporation 2004 Annual Report  15

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2004 and 2003.

                                         2004                       2003
                                ----------------------------------------------------
                                                % of                        % of
                                              Average                      Average
                                               Assets                      Assets
                                ----------------------------------------------------
Net interest income .........   $    45,705       3.33%    $   43,077         3.76%
Loan loss provision .........           300       0.02           (350)       (0.03)
Trust fees ..................         4,027       0.29          3,623         0.32
Deposit service fees ........         7,076       0.52          5,754         0.50
Other fees ..................         6,291       0.46          4,614         0.40
BOLI ........................         1,581       0.12          1,395         0.12
Security gains ..............           963       0.07          1,127         0.10
Gain on debt extinguishment .           570       0.04
Gains on sale of other assets          (102)     (0.01)           292         0.03
                                --------------------------------------------------
Total non-interest income ...        20,406       1.49         16,805         1.47
Employee expense ............       (22,888)     (1.67)       (20,091)       (1.75)
Occupancy and equipment .....        (6,036)     (0.44)        (5,149)       (0.45)
Other non-interest expense ..       (14,742)     (1.08)       (12,281)       (1.07)
Amortization of Intangibles .          (402)     (0.03)
                                --------------------------------------------------
Total non-interest expense ..       (44,068)     (3.21)       (37,521)       (3.28)
Income tax expense ..........        (5,322)     (0.39)        (4,826)       (0.42)
                                --------------------------------------------------
Net income ..................   $    17,021       1.24%    $   17,185         1.50%
                                ==================================================
Average assets ..............   $ 1,371,227                $1,145,407

      The merger with Sun has a material impact on Omega's 2004 results. In order to properly analyze 2004, management has identified the effects on earnings caused by the addition of Sun on October 1, 2004. Table 6 puts forth the approximate effect of Sun's former operations and the gains realized from the restructure of Sun's balance sheet. Sun's contribution to net income for 2004 was estimated to be $2,475,000.

                                     Table 6
              Omega Financial Corporation Income Statement Analysis
                                 (In thousands)

                                            Estimated          Estimated
                                         Contribution to    Contribution to   Omega 2004     Omega 2003
                                          2004 Results       2004 Results    Consolidated   Consolidated
                                         from Pre-Merger      from Former       Income         Income
                                        Omega Operations    Sun Operations     Statement     Statement       Variance
                                        -----------------------------------------------------------------------------
Total interest income ................      $ 52,415           $ 9,956         $ 62,371       $ 56,783        $ 5,588
Total interest expense ...............        12,238             4,429           16,667         13,706          2,961
                                        -----------------------------------------------------------------------------
Net interest income ..................        40,177             5,527           45,704         43,077          2,627
Provision (credit) for loan losses ...          (300)               --             (300)           350           (650)
Service fee and other operating income        15,840             3,134           18,974         15,386          3,588
Net gains on sales of assets and
  early extinguishment of debt .......           331             1,100            1,431          1,419             12
                                        -----------------------------------------------------------------------------
Total non-interest income ............        16,171             4,234           20,405         16,805          3,600
Salaries and employee benefits .......        19,654             3,234           22,888         20,091          2,797
Other operating expense ..............        17,899             3,279           21,178         17,430          3,748
                                        -----------------------------------------------------------------------------
Total non-interest expense ...........        37,553             6,513           44,066         37,521          6,545
                                        -----------------------------------------------------------------------------
Income before tax ....................        19,095             3,248           22,343         22,011            332
Provision for federal income tax .....         4,549               773            5,322          4,826            496
                                        -----------------------------------------------------------------------------
Net income ...........................      $ 14,546           $ 2,475         $ 17,021       $ 17,185        $  (164)
                                        =============================================================================

                           Key Ratio Schedule (in %)

                           2004      2003       2002       2001       2000
                          -------------------------------------------------
Return on
  average assets .......   1.24%      1.50%      1.58%      1.56%      1.59%
Return on average
  stated equity ........   8.89%     10.32%     11.32%     11.50%     11.13%
Return on average
  tangible equity ......  11.84%     10.32%     11.32%     11.50%     11.13%
Yield on
  earning assets .......   5.06%      5.36%      6.10%      7.19%      7.64%
Cost of funds ..........   1.35%      1.29%      1.81%      2.92%      3.09%
Net interest
  margin ...............   3.71%      4.07%      4.28%      4.27%      4.55%
Net interest
  income to
  average assets .......   1.38%      1.34%      1.26%      1.14%      1.10%
Expenses to
  average assets .......   3.22%      3.28%      3.15%      3.11%      3.19%

      The  key  factors  that  defined  the  2004  results  are  as  follows:

o     Acquisition of Sun

o     Lower rate environment, reduced net interest margin

o     Higher service-based fee income

o Reduced gains on sale of securities and loans, offset by gain on debt restructuring

o     Other non-interest income growth

o     Ongoing expense control

Net Interest Income

      Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 69% of total revenues for 2004. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis.

      Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 7 (located on pages 18-19) shows average asset and liability balances, average interest rates and interest income and expense for the period 2002 to 2004. In addition, it shows the changes attributable to the volume and rate components of net interest income.

      Total average loans were $926,102,000 in 2004 at an average weighted yield of 5.77% that produced $53,396,000 in interest income. This represented a $136,166,000, or 17.2%, increase in average loan volumes from 2003. The yield decreased 27 basis points to 5.77% from 6.04% in 2003 resulting in a decrease of $2,247,000 in interest income, while mix and volume changes increased interest income $7,933,000 when compared to 2003. The combination of these rate, volume and mix effects resulted in an increase of $5,686,000, or 11.9% in total loan interest. The 27 basis point decrease in loan yields in 2004 is largely attributable to customers still refinancing from higher rate loans. However, the decrease in the loan yields has slowed considerably from the decrease of 78 basis points in 2003. Rates rose in 2004 and the Federal Reserve's recent signals indicate that further rate increases are likely.

      Investment securities averaged $261,628,000, an increase of $21,319,000, or 8.9% from the average investment securities in 2003. The average weighted yield decreased to 3.22% from 3.65% in 2003. Interest bearing deposits and federal funds sold, as a group on average, increased 47.0%, or $13,798,000. These monies were accumulated during the fourth quarter to support the early extinguishment of Sun's long-term Federal Home Loan Bank debt.

      Total interest earning assets averaged $1,230,913,000 at a yield of 5.07% and produced total interest income of $62,371,000 for 2004. The net increase in average earning assets of $171,283,000 in 2004 over 2003 was primarily the result of the Sun acquisition. The yield decreased by 29 basis points to 5.07% in 2004. Lower yields caused a reduction of $3,362,000, or 5.92%, in interest income while volume and mix changes increased it $8,950,000 or 15.78%.

      Total interest bearing liabilities averaged $997,509,000 at a cost of $16,666,000 carrying a composite rate of 1.67%. This represented an increase in interest bearing liabilities of 21.5%, or $176,769,000 from 2003. The composite rate was the same as 2003. Interest expense decreased $252,000 due to lower rates and increased $3,212,000 due to volume and mix changes. These changes resulted in a total increase of $2,960,000, or 21.6%, in interest expense. Once again the Sun acquisition was the key factor, accounting for $927,401,000 in additional interest bearing liabilities when the merger was consummated and averaged approximately $183,000,000 for the year.

      Non-interest bearing funding sources, including equity, averaged $373,718,000 in 2004, compared to $324,667,000 in 2003, for an increase of
$49,051,000, or 15.1%. This increase was the result of demand deposits acquired and the increased equity from the stock issued to consummate the Sun merger. The rate to fund interest bearing assets increased by 6 basis points to 1.35% in 2004 from 1.29% in 2003. This was the result of a lower percentage of the earning assets being funded by non-interest bearing funding sources (computed by dividing the total interest expense by the total average earning assets). For 2004 this ratio was 30.4%; in 2003 it was 30.6%

      Net interest income was $45,705,000 for 2004, an increase of $2,628,000, or 6.1%, from 2003. The increase in net interest income was the result of a decrease of $3,110,000 due to interest rate effects and an increase of $5,738,000 due to volume and mix changes. Net yield was 3.71% in 2004 and 4.07% in 2003. On a fully tax-equivalent basis, the net yield decreased from 4.32% in 2003 to 3.92% in 2004.


                              Omega Financial Corporation 2004 Annual Report  17

                                     Table 7
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)

                                                               Years Ended December 31,
                                                           --------------------------------
                                                                        2004
                                                           --------------------------------
                                                            Average                  Yield/
                                                           Balance(1)     Interest    Rate
                                                           --------------------------------
ASSETS
Interest earning assets:
 Taxable loans(5) ......................................   $   876,317     $51,077     5.83%
 Tax-exempt loans ......................................        49,785       2,319     4.66
                                                           --------------------------------
  Total loans ..........................................       926,102      53,396     5.77
 Taxable investment securities .........................       176,061       6,033     3.43
 Tax-exempt investment securities ......................        85,567       2,385     2.79
                                                           --------------------------------
  Total investment securities ..........................       261,628       8,418     3.22
 Interest bearing deposits .............................        22,680         311     1.37
 Federal funds sold ....................................        20,503         246     1.20
                                                           --------------------------------
Total interest earning assets ..........................     1,230,913      62,371     5.07
Non-interest earning assets:
 Cash and due from banks ...............................        37,607
 Allowance for loan losses .............................       (12,507)
 Premises and equipment ................................        20,446
 Other assets(7) .......................................        94,768
                                                           -----------
  Total assets .........................................   $ 1,371,227
                                                           ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits(2) ...................   $   343,527       1,621     0.47
 Savings deposits ......................................       159,776         963     0.60
 Time deposits .........................................       389,206      10,380     2.67
 Other, including short-term borrowings, long-term debt,
  and other interest bearing liabilities ...............       105,000       3,702     3.53
                                                           --------------------------------
Total interest bearing liabilities .....................       997,509      16,666     1.67
Non-interest bearing liabilities:                                          -------
 Demand deposits .......................................       172,721
 Other .................................................         9,485
Shareholders' equity ...................................       191,512
                                                           -----------
  Total liabilities and shareholders' equity ...........   $ 1,371,227
                                                           ===========
Net interest income ....................................                   $45,705
                                                                           =======
Net yield on interest earning assets(3) ................                               3.71%
                                                                                     ======
Net interest income and yield--tax equivalent basis(4) .                   $48,238     3.92%
                                                                           =======   ======

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

7) Includes gross unrealized gains on securities available for sale: $6,194 in 2004, $10,287 in 2003 and $8,614 in 2002.

                                     Table 7
             Average Balance Sheets and Net Interest Income Analysis
                                 (In thousands)

                                                                 Years Ended December 31,
                                           ------------------------------------------------------------------------
                                                            2003                                  2002
                                           --------------------------------------    ------------------------------
                                            Average                        Yield/     Average                Yield/
                                           Balance(1)        Interest       Rate     Balance(1)   Interest   Rate
                                           ------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Taxable loans(5) ......................   $   745,132     $    45,852       6.15%   $  730,272    $50,948     6.98%
 Tax-exempt loans ......................        44,804           1,858       4.15        45,570      1,947     4.27
                                           ------------------------------------------------------------------------
  Total loans ..........................       789,936          47,710       6.04       775,842     52,895     6.82
 Taxable investment securities .........       142,567           5,650       3.96       168,671      7,816     4.63
 Tax-exempt investment securities ......        97,742           3,115       3.19        95,875      3,867     4.03
                                           ------------------------------------------------------------------------
  Total investment securities ..........       240,309           8,765       3.65       264,546     11,683     4.42
 Interest bearing deposits .............        10,252             103       1.00        11,976        177     1.48
 Federal funds sold ....................        19,133             205       1.07        13,057        205     1.57
                                           ------------------------------------------------------------------------
Total interest earning assets ..........     1,059,630          56,783       5.36     1,065,421     64,960     6.10
Non-interest earning assets:
 Cash and due from banks ...............        30,350                                   30,729
 Allowance for loan losses .............       (10,911)                                 (11,343)
 Premises and equipment ................        14,556                                   15,130
 Other assets(7) .......................        51,782                                   49,873
                                           -----------                               ----------
  Total assets .........................   $ 1,145,407                               $1,149,810
                                           ===========                               ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits(2) ...   $   287,130           1,428       0.50    $  269,610      1,970     0.73
 Savings deposits ......................       130,125           1,127       0.87       118,329      1,441     1.22
 Time deposits .........................       348,638           9,784       2.81       394,710     14,366     3.64
 Other, including short-term
  borrowings, long-term debt,
  and other interest bearing liabilities        54,847           1,367       2.49        55,779      1,546     2.77
                                           ------------------------------------------------------------------------
Total interest bearing liabilities .....       820,740          13,706       1.67       838,428     19,323     2.30
                                                           -----------                             -------
Non-interest bearing liabilities:
 Demand deposits .......................       147,285                                  138,403
 Other .................................        10,913                                   12,428
Shareholders' equity ...................       166,469                                  160,551
                                           -----------                               ----------
  Total liabilities and
    shareholders' equity ...............   $ 1,145,407                               $1,149,810
                                           ===========                               ==========
Net interest income ....................                   $    43,077                             $45,637
                                                           ===========                             =======
Net yield on interest earning assets(3)                                      4.07%                             4.28%
                                                                           ======                            ======
Net interest income and yield--tax
  equivalent basis(4) ..................                   $    45,755       4.32%                 $48,768     4.58%
                                                           ===========     ======                  =======   ======

                                                               2004 Compared to 2003            2003 Compared to 2002
                                                           Increase (Decrease) Due To(6)    Increase (Decrease) Due To(6)
                                                           -----------------------------    -----------------------------
                                                            Volume      Rate      Total     Volume      Rate       Total
                                                           --------------------------------------------------------------
ASSETS
Interest earning assets:
 Taxable loans(5) ......................................   $ 7,714    $(2,489)   $ 5,225    $ 1,026    $(6,122)   $(5,096)
 Tax-exempt loans ......................................       219        242        461        (33)       (56)       (89)
                                                           --------------------------------------------------------------
  Total loans ..........................................     7,933     (2,247)     5,686        993     (6,178)    (5,185)
 Taxable investment securities .........................     1,207       (824)       383     (1,120)    (1,046)    (2,166)
 Tax-exempt investment securities ......................      (364)      (366)      (730)        73       (825)      (752)
                                                           --------------------------------------------------------------
  Total investment securities ..........................       843     (1,190)      (347)    (1,047)    (1,871)    (2,918)
 Interest bearing deposits .............................       159         49        208        (23)       (51)       (74)
 Federal funds sold ....................................        15         26         41         77        (77)         0
                                                           --------------------------------------------------------------
Total interest earning assets ..........................     8,950     (3,362)     5,588          0     (8,177)    (8,177)
Non-interest earning assets:
 Cash and due from banks
 Allowance for loan losses
 Premises and equipment
 Other assets(7)
  Total assets
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits(2) ...................       280        (87)       193        119       (661)      (542)
 Savings deposits ......................................       228       (392)      (164)       133       (447)      (314)
 Time deposits .........................................     1,101       (505)       596     (1,551)    (3,031)    (4,582)
 Other, including short-term borrowings, long-term debt,
  and other interest bearing liabilities ...............     1,603        732      2,335        (26)      (153)      (179)
                                                           --------------------------------------------------------------
Total interest bearing liabilities .....................     3,212       (252)     2,960     (1,325)    (4,292)    (5,617)
                                                           --------------------------------------------------------------
Non-interest bearing liabilities:
 Demand deposits
 Other
Shareholders' equity
  Total liabilities and shareholders' equity
Net interest income ....................................   $ 5,738    $(3,110)   $ 2,628    $ 1,325    $(3,885)   $(2,560)
                                                           ==============================================================
Net yield on interest earning assets(3)
Net interest income and yield--tax equivalent basis(4)


                              Omega Financial Corporation 2004 Annual Report  19

Provision for Loan Losses

      Omega's provision for loan losses is determined as a result of changes in the adequacy level of the allowance for loan loss reserve. In 2004, Omega credited its provision for $300,000 as compared to charging the provision for $350,000 in 2003, a decrease of $650,000 or 185.7%. The reduction in the provision reflects the improvement in the Watch List loans and non-performing loans during the year, as the larger commercial credits were in the early stages of their loss migration cycle and required lower allocations. In 2004, net charge-offs exceeded the provision for loan losses by $3,839,000, while in 2003 the net charge-offs exceeded the provision by $483,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2004 and 2003 were .38% and .11% of average loans outstanding, respectively. Non-performing loans as a ratio to the allowance for loan losses were 44.6% at year-end 2004 and 32.3% at the end of 2003. The allowance for loan losses as a ratio to net loans was 1.18% and 1.34% at December 31, 2004 and 2003, respectively.

Non-Interest Income

      Omega remains committed to continually increasing customer satisfaction and expanding existing customer relationships by delivering popular services conveniently. This commitment is affirmed by the continued increase in income from traditional bank services. In 2002, 2003 and 2004, 16.3%, 19.0% and 21.0% of total revenues, respectively, was derived from service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, our broad menu of investment products and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients help us be responsive to their financial needs with personalized service and well-designed products. Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) grew to $17,394,000 during 2004, for a 24.3% or $3,403,000 increase when compared to $13,991,000 for 2003.
The majority of this increase was the result of the Sun acquisition.

      Bank-owned life insurance (BOLI) continues to generate non-interest income each year as the cash surrender value increases. BOLI earnings were $1,581,000 in 2004, as compared to $1,395,000 in 2003.

      As  a  percentage  of  average  assets,   non-interest  income  (excluding
securities gains, gain on debt extinguishment and other gains from the sale of assets) was 1.38% for 2004, as compared to 1.34% in 2003.

      In 2004, net gains from investment securities decreased by $164,000, or 14.6% to $963,000, which includes a gain of $652,000 related to the sale of $116 million of investments acquired from Sun, the proceeds of which were utilized to repay a portion of the Sun debt discussed below. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate dramatically from year to year. Omega generally sells only equity securities that have appreciated in value since their purchase. Primarily, equity securities are considered for sale when there is market appreciation available, when there is no longer a business reason to hold the stock or if securities gains are desired to supplement earnings. Occasionally, a loss may be recognized on debt and equity securities if permanent impairment is deemed to have occurred.

      Likewise, other gains or losses can be realized in a given year based upon unique circumstances. Management is committed to controlling rate risk and occasionally will sell longer term fixed-rate assets to reposition the balance when the rate risk analysis warrants it. During the fourth quarter, Omega paid down $171,000,000 of Federal Home Loan Bank Debt that was acquired in the Sun merger. This resulted in a gain of $570,000 due to favorable rate movements after the merger was closed. Net losses of $102,000 on other assets sold were realized in 2004 as compared to a gain of $292,000 in 2003.

Non-Interest Expense

      In order to optimize earnings, Omega's management strives to minimize operating expense. Total non-interest expenses were $44,068,000 for 2004 as compared to $37,521,000 for 2003, representing an increase of $6,547,000, or 17.4%. Management estimates that Sun contributed most of this increase--$6,123,000 or 93.5%. As a percentage of average assets, non-interest expense was 3.22% for 2004 as compared to 3.28% in 2003.

      Salaries and employee benefits increased by 13.9%, or $2,797,000 in 2004 as compared to 2003. Salary and related employee benefits related to Sun employees that were retained accounted for $3,234,000 of this increase, which was offset by a $437,000 reduction in salaries and benefits prior to the merger.

      Occupancy and equipment increased by $887,000, or 17.2%, driven primarily by the addition of Sun's 23 branches and its administration center. Data processing costs were $1,839,000 for the year representing a $166,000 or 9.92% increase. Shares tax also increased $166,000 to $1,705,000 representing a 10.8% increase. These increases can primarily be attributed to the former Sun's operations during the fourth quarter. Other expenses were $11,198,000 for an increase of $2,139,000 or 23.6%, primarily due to the additional operations acquired.

      Amortization of intangible assets was $402,000 in 2004 as compared to $10,000 in 2003. Omega booked a core deposit intangible in the amount of $14,210,000 (preliminary estimate at December 31, 2004) and other intangibles of $2,866,000 as a result of acquiring Sun. These are being amortized over various periods. The amortized cost for the year on these intangibles was $390,000.

Income Taxes

      Income tax expense for 2004 amounted to $5,322,000 compared to $4,826,000 in 2003. The effective tax rate was 23.8% in 2004 versus 21.9% in 2003, due to Omega's tax favored income being lower in 2004 as compared to 2003. This was the result of the $19,346,000 in penalties paid to the Federal Home Loan Bank for the early extinguishment of debt being treated as interest expense for tax purposes when determining the TEFRA disallowance that is used to reduce the tax free income. Additionally, in 2003, an adjustment to tax expense was recorded to reverse a deferred tax liability no longer necessary. Average tax-exempt investments and loans as a percentage of average assets were 9.9%, 12.4% and 12.3% in 2004, 2003 and 2002, respectively. Tax-exempt income as a percentage of income before tax was 21.1%, 22.6% and 24.4% in 2004, 2003 and 2002,
respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and selected earnings ratios for the past three years.


                                           2004         2003         2002
                                        -----------------------------------
Net income .........................    $  17,021    $  17,185    $  18,179
Return on average assets ...........         1.24%        1.50%        1.58%
Return on average equity ...........         8.89%       10.32%       11.32%
Return on average tangible equity ..        11.84%       10.32%       11.32%

2003 Financial Performance Overview

      At $17,185,000, Omega's net income for 2003 represented a return on average assets (ROA) of 1.50%. Although ROA decreased 5.0% from 2002, it was the Corporation's eighth consecutive year of achieving ROA levels of 1.50% or greater.

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on assets for 2003 and 2002.

                                          2003                             2002
                                ---------------------------------------------------------
                                                   % of                            % of
                                                  Average                         Average
                                                  Assets                          Assets
                                ---------------------------------------------------------
Net interest income .........   $    43,077         3.76%        $   45,637          3.97%
Loan loss provision .........          (350)       (0.03)              (630)        (0.05)
Trust fees ..................         3,623         0.32              3,585          0.31
Deposit service fees ........         5,754         0.50              5,099          0.44
Other fees ..................         4,614         0.40              4,342          0.38
BOLI ........................         1,395         0.12              1,523          0.13
Security gains ..............         1,127         0.10                412          0.04
Gains on sale of other assets           292         0.03                 73          0.01
                                ---------------------------------------------------------
Total non-interest income ...        16,805         1.47             15,034          1.31
Employee expense ............       (20,091)       (1.75)           (19,753)        (1.72)
Occupancy and equipment .....        (5,149)       (0.45)            (4,864)        (0.42)
Other non-interest expense ..       (12,281)       (1.07)           (11,595)        (1.01)
                                ---------------------------------------------------------
Total non-interest expense ..       (37,521)       (3.28)           (36,212)        (3.15)
Income tax expense ..........        (4,826)       (0.42)            (5,650)        (0.49)
                                ---------------------------------------------------------
Net income ..................   $    17,185         1.50%        $   18,179          1.58%
                                =========================================================
Average assets ..............   $ 1,145,407                      $1,149,810

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

      Return on average equity (ROE) decreased from 11.32% in 2002 to 10.32% in 2003, while return on average assets decreased to 1.50% from 1.58% in 2002. Omega's peer group, consisting of all banks headquartered in Pennsylvania with consolidated assets of $1 billion to $5 billion, reported return on average equity of 14.66% and return on average assets of 1.34%.

Net Interest Income

      Net interest income, the greatest component of revenue, comprised approximately 59% of total revenues for 2003. As with the discussion section on 2004 Net Interest Income, all assets are stated on a fully tax-equivalent basis. Table 7 (located on pages 18-19) shows average asset and liability balances, average interest rates and interest income and expense for the period 2002 to 2004. In addition, it shows the changes attributable to the volume and rate components of net interest income.

      Total average loans were $789,936,000 in 2003 at an average weighted yield of 6.04% that produced $47,710,000 in interest income. This represented a $14,094,000, or 1.8%, increase in average loan volumes from 2002. The yield decreased 78 basis points to 6.04% from 6.82% in 2002 resulting in a decrease of $6,178,000 in interest income, while mix and volume changes increased interest income $993,000 when compared to 2002. The combination of these rate, volume and mix effects resulted in a decrease of $5,185,000, or 9.8% in total loan interest. One of the principal reasons for the 78 basis point decrease in loan yields in 2003 is that in the lower rate environment during 2003, variable rate commercial loans increased $50,285,000 on average, while fixed rate commercial loans decreased on average by $28,142,000, when compared to 2002.


                              Omega Financial Corporation 2004 Annual Report  21

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

      Non-interest bearing funding sources, including equity, averaged $324,667,000 in 2003, compared to $311,382,000 in 2002, for an increase of
$13,285,000, or 4.3%. Most of the increase was attributed to non-interest bearing demand deposit balances. The increase in non-interest bearing funding sources resulted in a decrease of 53 basis points in the rate to fund interest-earning assets (computed by dividing the total interest expense by the total average earning assets) to 1.29% in 2003 from 2.82% in 2002.

      Net interest income was $43,077,000 for 2003, a decrease of $2,560,000, or 5.6%, from 2002. The decrease in net interest income was the result of a decrease of $3,885,000 due to interest rate effects and an increase of $325,000 due to volume and mix changes. Net yield was 4.07% in 2003 and 4.28% in 2002. On a fully tax-equivalent basis, the net yield decreased from 4.58% to 4.32% in 2003.

Provision for Loan Losses

      The charge to earnings for the provision for loan losses was $350,000 in 2003 and $630,000 in 2002, a decrease of $280,000 or 44.4%. This reduction reflects the improvement in the Watch List loans and non-performing loans during the year. In 2003, net charge-offs exceeded the provision for loan losses by $483,000, while in 2002 the net charge-offs exceeded the provision by $172,000.
The  low  ratios  of  net   charge-offs   to  average  loans   outstanding   and
non-performing loans to the loan loss allowance testify to the importance of credit quality to Omega's profitability. Net charge-offs in 2003 and 2002 were ..11% and .10%, respectively, of average loans outstanding. Non-performing loans as a ratio to the allowance for loan losses were 32.3% at year-end 2003 and 33.9% at the end of 2002. The allowance for loan losses as a ratio to net loans was 1.34% and 1.42% at December 31, 2003 and 2002, respectively.

Non-Interest Income

      Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) grew to $13,991,000 during 2003 for a 7.4% or $965,000 increase when compared to $13,026,000 for 2002. New products should be well received and further increase fee income in future years.

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

Income Taxes

      Income tax expense for 2003 amounted to $4,826,000 compared to $5,650,000 in 2002. The effective tax rate was 21.9% in 2003 versus 23.7% in 2002. The improvement in 2003 was primarily due to the tax benefit received by the Corporation pursuant to IRS Code Section 404(k) as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001. This allows Omega to deduct cash dividends paid on employer stock held by the Employee Stock Ownership Plan
(ESOP). Additionally, in 2003, an adjustment to tax expense was recorded to reverse a deferred tax liability no longer necessary.

      Omega's level of average tax-exempt investments and average tax-exempt loans increased in 2003 by 0.8% or $1,101,000, decreasing the federal tax rate by 7.2%, as compared to 2002, when the tax rate was decreased by 7.4% as a result of tax-exempt assets. Average tax-exempt investments and loans as a percentage of average assets were 12.4%, 12.3% and 11.5% in 2003, 2002 and 2001, respectively. Tax-exempt income as a percentage of income before tax was 22.6%, 24.4% and 24.7% in 2003, 2002 and 2001, respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and certain earnings ratios for the past three years.

                                 2003           2002            2001
                                -------------------------------------
Net income ..................   $17,185        $18,179        $17,655
Return on average assets ....      1.50%          1.58%          1.56%
Return on average equity ....     10.32%         11.32%         11.50%


                              Omega Financial Corporation 2004 Annual Report  23

             REPORT ON MANAGEMENT'S ASSESSMENT OF INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

      Omega Financial Corporation's (Omega) management is responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

      Management assessed the effectiveness of Omega's internal control over financial reporting as of December 31, 2004, in relation to criteria for effective internal control over financial reporting as described in "Internal Control--Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. This assessment did not include internal control over financial reporting related to Sun Bancorp, Inc., which Omega acquired on October 1, 2004. Total assets and net assets from the former Sun Bancorp, Inc. approximated $959,000,000 and $146,000,000, respectively, at December 31, 2004. Additionally, net interest income and net income of the acquired operations of Sun Bancorp, Inc. were approximately $5,527,000 and $2,475,000, respectively, from October 1, 2004 through December 31, 2004. Based on this assessment, management concluded that, as of December 31, 2004, its system of internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles.

      Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an audit report on management's assessment of Omega's internal control over financial reporting.


/s/ David B. Lee                           /s/ Daniel L. Warfel

David B. Lee                               Daniel L. Warfel
Chairman and                               Executive Vice President
  Chief Executive Officer                    and Chief Financial Officer


State College, PA
March 11, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
of Omega Financial Corporation

      We have audited management's assessment, included in the accompanying Report of Management's Assessment of Internal Control Over Financial Reporting that Omega Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Omega Financial Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management's assessment that Omega Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Omega Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004 based on the COSO criteria.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Omega Financial Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004 of Omega Financial Corporation and our report dated March 15, 2005 expressed an unqualified opinion thereon.

                                                        /s/ Ernest & Young LLP

Pittsburgh, Pennsylvania
March 15, 2005


                              Omega Financial Corporation 2004 Annual Report  25

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                      ON CONSOLIDATED FINANCIAL STATEMENTS

The Shareholders and Board of Directors
Omega Financial Corporation

      We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (Omega) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Omega's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Financial Corporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Omega Financial Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2005, expressed an unqualified opinion thereon.

                                                        /s/ Ernest & Young LLP

Pittsburgh, Pennsylvania
March 15, 2005

                  Omega Financial Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                     December 31,
                                              --------------------------
                                                  2004           2003
                                              --------------------------
ASSETS
Cash and due from banks ...................   $    47,877    $    32,420
Interest bearing deposits with other banks         31,122         10,682
Federal funds sold ........................        36,350         17,850
Investment securities available for sale ..       327,979        240,539
Investment in unconsolidated subsidiary ...         1,625             --
Loans available for sale ..................        22,515             --
Total portfolio loans .....................     1,305,735        788,144
Less: Allowance for loan losses ...........       (15,644)       (10,569)
                                              --------------------------
Net portfolio loans .......................     1,290,091        777,575
Premises and equipment, net ...............        35,509         14,348
Other real estate owned ...................         3,082            741
Bank-owned life insurance .................        72,845         37,134
Investment in limited partnerships ........         8,605             --
Core deposit intangibles ..................        13,927             50
Other intangibles .........................         2,799             --
Goodwill ..................................       156,959             --
Other assets ..............................        31,286          8,827
                                              --------------------------
TOTAL ASSETS ..............................   $ 2,082,571    $ 1,140,166
                                              ==========================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ....................   $   228,408    $   155,702
  Interest bearing ........................     1,273,674        751,878
                                              --------------------------
Total deposits ............................     1,502,082        907,580
Short-term borrowings .....................        90,259         33,263
ESOP debt .................................         2,192          2,521
Junior subordinated debentures ............        57,190             --
Long-term debt ............................        99,579         21,600
Other interest bearing liabilities ........           854            813
Other liabilities .........................        14,676          6,950
                                              --------------------------
TOTAL LIABILITIES .........................     1,766,832        972,727
Shareholders' Equity
Preferred stock, par value $5.00 per share:
Authorized--5,000,000 shares, none issued
Common stock, par value $5.00 per share:
  Authorized--25,000,000 shares;
  Issued--
    12,593,524 shares at December 31, 2004;
    10,048,368 shares at December 31, 2003
  Outstanding--
    12,593,524 shares at December 31, 2004;
    8,458,823 shares at December 31, 2003 .        62,968         50,242
Capital surplus ...........................        98,370         15,711
Retained earnings .........................       152,249        146,430
Accumulated other comprehensive income ....         3,526          5,209
Unearned compensation related to ESOP debt         (1,374)        (1,624)
Cost of common stock in treasury:
  1,589,545 shares at December 31, 2003 ...            --        (48,529)
                                              --------------------------
TOTAL SHAREHOLDERS' EQUITY ................       315,739        167,439
                                              --------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $ 2,082,571    $ 1,140,166
                                              ==========================

The accompanying notes are an integral part of these statements.


                              Omega Financial Corporation 2004 Annual Report  27

                  Omega Financial Corporation and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)

                                                        Years Ended December 31,
                                                      -----------------------------
                                                        2004       2003      2002
                                                      -----------------------------
INTEREST INCOME:
Interest and fees on loans ........................   $ 53,396    $47,710   $52,895
Interest and dividends on investment securities:
  Taxable interest income .........................      5,403      5,195     7,131
  Tax-exempt interest income ......................      2,385      3,115     3,867
  Dividend income .................................        630        455       685
Other interest income .............................        557        308       382
                                                      -----------------------------
TOTAL INTEREST INCOME .............................     62,371     56,783    64,960
INTEREST EXPENSE:
Interest on deposits ..............................     12,964     12,339    17,777
Interest on short-term borrowings .................      1,302        329       754
Interest on long-term debt and
  other interest bearing liabilities ..............      2,400      1,038       792
                                                      -----------------------------
TOTAL INTEREST EXPENSE ............................     16,666     13,706    19,323
                                                      -----------------------------
NET INTEREST INCOME ...............................     45,705     43,077    45,637
Provision for loan losses .........................       (300)       350       630
                                                      -----------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     46,005     42,727    45,007
NON-INTEREST INCOME:
Trust fees ........................................      4,027      3,623     3,585
Service fees on deposit accounts ..................      7,076      5,754     5,099
Service fees on loans .............................      1,547      1,351     1,227
Earnings on bank-owned life insurance .............      1,581      1,395     1,523
Net gains on investment securities
  available for sale ..............................        963      1,127       412
Gain on the early extinguishment of debt ..........        570         --        --
(Loss) gain on sale of loans and other assets .....       (102)       292        73
Other .............................................      4,744      3,263     3,115
                                                      -----------------------------
TOTAL NON-INTEREST INCOME .........................     20,406     16,805    15,034
NON-INTEREST EXPENSE:
Salaries and employee benefits ....................     22,888     20,091    19,753
Net occupancy expense .............................      2,790      2,372     2,287
Equipment expense .................................      3,246      2,777     2,577
Data processing service ...........................      1,839      1,673     1,740
Pennsylvania shares tax ...........................      1,705      1,539     1,499
Amortization of intangible assets .................        402         10        10
Other .............................................     11,198      9,059     8,346
                                                      -----------------------------
TOTAL NON-INTEREST EXPENSE ........................     44,068     37,521    36,212
                                                      -----------------------------
INCOME BEFORE INCOME TAXES ........................     22,343     22,011    23,829
Income tax expense ................................      5,322      4,826     5,650
                                                      -----------------------------
NET INCOME ........................................   $ 17,021    $17,185   $18,179
                                                      =============================
EARNINGS PER SHARE
Basic .............................................   $   1.79    $  2.07   $  2.17
Diluted ...........................................       1.78       2.01      2.10
Weighted average shares and equivalents:
Basic .............................................      9,484      8,169     8,189
Diluted ...........................................      9,570      8,524     8,621

The accompanying notes are an integral part of these statements.

                  Omega Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)

                                                                   Years Ended December 31, 2002, 2003 and 2004
                                               ------------------------------------------------------------------------------------
                                                                                                                Cost of
                                                                                                   Accumulated   Common
                                                          Unearned                                 Other Com-    Stock
                                               Preferred  Compen-    Common   Capital   Retained   prehensive      In
                                                 Stock     sation    Stock    Surplus   Earnings     Income     Treasury    Total
                                               ------------------------------------------------------------------------------------
Balance at December 31, 2001 ................  $   5,000  $ (2,125)  $47,238  $ 7,856   $ 129,774  $     4,943  $(36,436) $ 156,250
Comprehensive income:
  Net income ................................                                              18,179
  Change in unrealized securities gains, net                                                             2,300
Total comprehensive income ..................                                                                                20,479
Common dividends declared--$1.13 per share ..                                              (9,227)                           (9,227)
Cash dividends, preferred--$1.80 per share ..                                                (396)                             (396)
Amortization of unearned compensation .......                  250                                                              250
Tax benefit from employee stock options .....                                                 432                               432
Tax benefit from preferred stock
  dividends paid to ESOP ....................                                                  59                                59
Purchase of treasury stock--281,685 shares                                                                        (9,207)    (9,207)
Exercised employee stock options--
  159,453 shares ............................                            797    2,673                                         3,470
                                               ------------------------------------------------------------------------------------
Balance at December 31, 2002 ................      5,000    (1,875)   48,035   10,529     138,821        7,243   (45,643)   162,110
Conversion of preferred to common stock .....     (5,000)              1,731    3,269                                            --
Comprehensive income:
  Net income ................................                                              17,185
  Change in unrealized securities gains, net                                                            (2,034)
Total comprehensive income ..................                                                                                15,151
Common dividends declared--$1.17 per share ..                                              (9,582)                           (9,582)
Cash dividends, preferred--$1.35 per share ..                                                (297)                             (297)
Amortization of unearned compensation .......                  251                                                              251
Tax benefit from employee stock options .....                                                 251                               251
Tax benefit from preferred stock
  dividends paid to ESOP ....................                                                  52                                52
Purchase of treasury stock--82,247 shares                                                                         (2,886)    (2,886)
Exercised employee stock options--
  95,137 shares .............................                            476    1,913                                         2,389
                                               ------------------------------------------------------------------------------------
Balance at December 31, 2003 ................         --    (1,624)   50,242   15,711     146,430        5,209   (48,529)   167,439
Comprehensive income:
  Net income ................................                                              17,021
  Change in unrealized securities gains, net                                                            (1,683)
Total comprehensive income ..................                                                                                15,338
Common dividends declared--
  $1.20 per share ...........................                                             (11,388)                          (11,388)
Amortization of unearned compensation .......                  250                                                              250
Tax benefit from employee stock options .....                                                 139                               139
Tax benefit from dividends paid to
  ESOP on unallocated common stock ..........                                                  47                                47
Issuance of 2,457,571 shares for
  acquisition of Sun Bancorp, Inc. ..........                         12,288   78,817                             51,017    142,122
Value of options assumed in Sun Acquisition .                                   1,853                                         1,853
Purchase of treasury stock--
  73,212 shares .............................                                                                     (2,488)    (2,488)
Exercised employee stock options--
  87,585 shares .............................                            438    1,989                                         2,427
                                               ------------------------------------------------------------------------------------
Balance at December 31, 2004 ................  $      --  $ (1,374)  $62,968  $98,370   $ 152,249  $     3,526  $     --  $ 315,739
                                               ====================================================================================

The accompanying notes are an integral part of these statements.


                              Omega Financial Corporation 2004 Annual Report  29

                  Omega Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                           Years Ended December 31,
                                                                                      ----------------------------------
                                                                                        2004         2003         2002
                                                                                      ----------------------------------
Cash flows from operating activities:
  Net income ......................................................................   $  17,021    $  17,185    $ 18,179
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization .................................................       4,463        4,891       3,523
    Provision for loan losses .....................................................        (300)         350         630
    Gain on sale of investment securities .........................................        (963)      (1,127)       (412)
    Gain on early extinguishment of debt ..........................................        (570)          --          --
    Non-monetary gift .............................................................          43           48          --
    Gain on sale of fixed assets and other assets .................................         120          (18)        (11)
    Gain on sale of loans .........................................................         (18)        (274)        (62)
    Provision for deferred income tax .............................................       2,315         (397)        (88)
    Increase in cash surrender value of bank owned life insurance .................      (1,582)      (1,395)     (1,523)
    (Increase) decrease in interest receivable and other assets ...................        (217)         146       1,165
    Increase (decrease) in interest payable .......................................       2,050         (192)       (547)
    Increase (decrease) in taxes payable ..........................................       1,250         (513)        979
    Amortization of deferred net loan (fees) costs ................................        (380)        (682)       (311)
    Deferral of net loan fees .....................................................         652          665         538
    Decrease in accounts payable and accrued expenses .............................      (6,429)      (1,610)       (257)
                                                                                      ----------------------------------
      Total adjustments ...........................................................         434         (108)      3,624
                                                                                      ----------------------------------
Net cash provided by operating activities .........................................      17,455       17,077      21,803
Cash flows from investing activities:
Investment securities available for sale:
  Proceeds from sales .............................................................     129,742        3,404       3,323
  Proceeds from maturities ........................................................     105,326      104,106      96,378
  Cash used for purchases .........................................................    (112,733)    (100,432)    (82,072)
Investment in unconsolidated subsidiary ...........................................      (1,114)          --          --
Net cash paid for acquisition of Sun Bancorp, Inc. ................................     (23,244)          --          --
  Net change in interest bearing deposits with other banks ........................     (18,118)      (1,925)     23,055
  Decrease (Increase) in loans and leases .........................................      51,982      (21,790)    (25,571)
  Gross proceeds from sale of loans and leases ....................................      67,700       12,923       5,139
  Investment in limited partnerships ..............................................        (205)          --          --
  Capital expenditures ............................................................      (3,213)      (1,907)     (1,271)
  Sale of fixed assets and other property owned ...................................       8,945           42         341
  Net change in federal funds sold ................................................     (18,500)      16,050     (19,450)
  Purchase of bank-owned life insurance ...........................................          --       (4,000)         --
                                                                                      ----------------------------------
Net cash provided by (used in) investing activities ...............................     186,568        6,471        (128)

The accompanying notes are an integral part of these statements.

                                                        (continued on next page)

                  Omega Financial Corporation and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                              Years Ended December 31,
                                                                       --------------------------------------
                                                                          2004          2003          2002
                                                                       --------------------------------------
Cash flows from financing activities:
  Net change in deposits ...........................................      (41,943)      (11,675)      (12,412)
  Increase (decrease) in short-term borrowings, net ................       14,452       (13,189         3,880
  Issuance of junior subordinated debt .............................       37,114            --            --
  Issuance of long-term debt .......................................       17,000        11,500            54
  Principal payment on long-term debt ..............................     (198,728)       (1,137)       (1,051)
  Net change in other interest bearing liabilities .................           41            51            59
  Payment of fee to terminate swap arrangement .....................       (5,053)           --            --
  Dividends paid ...................................................      (11,388)      (12,230)       (9,491)
  Issuance of common stock .........................................        2,427         2,389         3,470
  Acquisition of treasury stock ....................................       (2,488)       (2,886)       (9,207)
                                                                       --------------------------------------
Net cash used in financing activities ..............................     (188,566)      (27,177)      (24,698)
                                                                       --------------------------------------
Net increase (decrease) in cash and cash equivalents ...............   $   15,457    $   (3,629)   $   (3,023)
                                                                       ======================================
Cash and cash equivalents at beginning of period ...................   $   32,420    $   36,049    $   39,072
Cash and cash equivalents at end of period .........................       47,877        32,420        36,049
                                                                       --------------------------------------
Net increase (decrease) in cash and cash equivalents ...............   $   15,457    $   (3,629)   $   (3,023)
                                                                       ======================================
Interest paid ......................................................   $   16,505    $   13,898    $   19,918
Income taxes paid ..................................................        3,662         5,735         4,790
Supplemental schedule of noncash investing and financing activities:
Business acquisition:
Fair value of tangible assets acquired (noncash) ...................      960,381            --            --
Goodwill and identifiable intangible assets acquired ...............      174,036            --            --
Liabilities assumed ................................................     (967,198)           --            --
Stock options ......................................................       (1,853)           --            --
Common stock issued ................................................     (142,122)           --            --
Other noncash activity:
Transfers of loans to other real estate owned ......................          411           885           130
Transfers of bank property to other real estate owned ..............        2,277            --            --


                              Omega Financial Corporation 2004 Annual Report  31

                  Omega Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Years Ended December 31, 2004, 2003 and 2002)

NATURE OF OPERATIONS

      Omega Financial Corporation is a financial holding company operating primarily in central and northeastern Pennsylvania, for the purpose of delivering financial services within its local market. Consisting of banking and non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking and other financial services through 68 offices in Bedford, Blair, Centre, Clinton, Cumberland, Dauphin, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder, and Union counties. Each of Omega's entities are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiary also provides a variety of trust services and lease servicing. Omega has contracted with a broker-dealer to allow the offering of annuities, mutual
funds,  stock  and  bond  brokerage  services,   long-term  care  insurance  and
sophisticated life products to its local market. Additionally, a full service insurance agency has been added to the financial group owned by Omega. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central and northeastern Pennsylvania.

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

Principles of Consolidation

      Accounting Research Bulletin 51 (ARB 51), "Consolidated Financial Statements," requires a company's consolidated financial statements include subsidiaries in which the company has a controlling financial interest. This requirement usually has been applied to subsidiaries in which a company has a majority voting interest.

      Investments in companies in which the Corporation controls operating and financing decisions (principally defined as owning a voting or economic interest greater than 50%) are consolidated. Investments in companies in which the Corporation has significant influence over operating and financing decisions (principally defined as owning a voting or economic interest of 20% to 50%) and limited partnership investments are generally accounted for by the equity method of accounting. Entities whose equity holders do not have voting rights or whose equity is insufficient to support its activities are consolidated if the Corporation is deemed to absorb a majority of the risk of loss or returns.

      The voting interest approach defined in ARB 51 is not applicable in identifying controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. In such instances, Financial Accounting Standards Board Interpretation 46 (FIN 46), "Consolidation of Variable Interest Entities (VIE)," provides guidance on when a company should include in its financial statements the assets, liabilities and activities of another entity. In general, a VIE is a corporation, partnership trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or entitles it to receive a majority of the entity's residual returns or both. A company that consolidated a VIE is called the primary beneficiary of that entity. Omega is not deemed to be the primary beneficiary of any VIEs as of December 31, 2004 or December 31, 2003.

      The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as "Omega" or the "Corporation"): Omega Bank, N.A. ("Omega Bank"), Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc., Mid Penn Insurance Associates ("Mid Penn"), Beacon Life Insurance Co. and Central Pennsylvania Real Estate, Inc. Omega Bank's wholly owned subsidiaries include Sentry Trust Company, Bank Capital Services Corporation, SUBI Services, Inc., Sun Investment Services, Inc. and Omega Financial Company LLC. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

      The accounting and reporting policies of the Corporation conform with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Business Combinations

      Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of the acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition. Refer to Note 3 for further discussion.

Cash and Cash Equivalents

      Cash equivalents consist of non-interest bearing deposits with other banks.

Investment Securities

      Securities classified as available for sale, which include marketable investment securities, are stated at market value, with the unrealized gains and losses, net of tax, reported as a component of comprehensive income, until realized. Investment securities for which management has the positive intent and ability to hold the security to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. (See Note 5).

      Omega's policy requires quarterly reviews of impaired securities. This review includes analyzing the length of time and the extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and ability of the Corporation to hold its investment for a period of time sufficient to allow for any anticipated recovery in market value.

Loans

      Loans are stated at the principal amounts outstanding, net of unearned income. Interest income on all loans, other than non-accrual loans, is accrued over the term of the loans based on the amount of principal outstanding.

      Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be well secured and fully collectible as to both principal and interest. It is Omega's policy to continue to accrue interest on loans over 90 days past due as long as they are (1) well secured and (2) there is an effective means of collection.

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

      Loans, other than commercial loans, are placed in homogenous groups and historical loss factors are applied to determine the amount of impairment. The homogenous groups are consumer installment loans and residential mortgages.

      The Corporation's intent is to hold loans in the portfolio until maturity. At the time the Corporation's intent is no longer to hold loans to maturity based on asset/liability management practices, the Corporation transfers loans from portfolio to held for sale at the lower of cost or market. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfer are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are recorded as Other Non-Interest Income/Expense.

Loan Origination Fees and Costs

      Loan origination fees and related direct origination costs for a given loan are offset and the net amount is deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income.

Allowance for Loan Losses

      For financial reporting purposes, the provision for loan losses charged to current operating income is based on management's estimates, and actual losses may vary from estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known. In determining the adequacy of the allowance for loan losses, management makes specific allocations to watch list loans and pools of non-watch list loans for various credit risk factors, including the composition and growth of the loan portfolio, overall portfolio quality, levels of delinquent loans, specific problem loans, prior loan loss experience and current economic conditions that may affect a borrower's ability to pay. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.

Other Real Estate Owned

      Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at the lower of fair value minus estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. OREO also includes bank premises held for sale, which are transferred at the lower of carrying value or estimated fair value less anticipated selling costs. Subsequent changes in value are reported as non-interest income on the income statement. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest expense on the date of sale. At December 31, 2004 and 2003, the carrying value of other real estate owned and held for investment was $3,082,000 and $741,000, respectively.


                              Omega Financial Corporation 2004 Annual Report  33

Investments in Limited Partnerships

      Omega is a limited partner in nine partnerships at December 31, 2004 that provide low income elderly housing in Omega's geographic market area. The carrying value of Omega's investments in limited partnerships was $6,282,000 at December 31, 2004 and zero at December 31, 2003. It is Omega's policy to amortize the investment in each partnership over the life of the ten-year tax credits generated by the investment using a method that approximates the effective yield method. Amortization of limited partnership investments totaled $166,000 in 2004, $807,000 in 2003 and $11,000 in 2002.

      Omega is also a partner in two  partnerships  at  December  31,  2004 that provide office space in areas designated as empowerment zones by the Commonwealth of Pennsylvania. These partnerships provide Pennsylvania Shares Tax credits to the investor. Carrying value of Omega's investment in these partnerships was $2,323,000 at December 31, 2004 and zero at December 31, 2003. It is Omega's policy to amortize the investment in these types of partnerships to 50% of the initial investment over a ten-year period, based upon the expected residual value of the investment. Amortization of these partnership investments totaled $16,000 in 2004 and none in prior years.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is Omega's policy that Goodwill be tested at least annually for impairment.

      Intangible assets with finite lives include core deposits, customer relationships and trade names. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit, customer relationship and certain trade name intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit.

Premises and Equipment and Depreciation

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 9).

Trust Revenues

      Trust revenues are recorded on the accrual basis.

Revenues from the Sales of Investment Products

      Revenues from sales of investment products are recorded on the accrual basis. Although customers have the right to cancel and receive a full refund during a time period after the investment is made, reversals of revenue related to these cancellations are recorded in the period when they occur. The amount of revenues related to cancellations is deemed to be immaterial.

Bank-Owned Life Insurance

      The cash surrender value of bank-owned life insurance is carried as an asset and changes in cash surrender value are recorded as non-interest income. (See Note 8).

Income Taxes

      Omega and its subsidiaries, except for Central Pennsylvania Life Insurance Company and Beacon Life Insurance Company, file a consolidated federal income tax return. The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.

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

      The fair value was estimated at the date of grant using a Black-Scholes option-pricing model utilizing various assumptions as disclosed in Note 19. Compensation expense, net of related tax, amounted to $897,000, $746,000 and $653,000 in 2004, 2003 and 2002, respectively and is included in the pro forma net income reported below (in thousands, except per share data):

                                  2004          2003          2002
                                -------------------------------------
Net income
  As reported ...............   $  17,021     $  17,185     $  18,179
  Pro forma .................      16,124        16,439        17,526
Basic earnings per share
  As reported ...............   $    1.79     $    2.07     $    2.17
  Pro forma .................        1.70          1.98          2.09
Diluted earnings per share
  As reported ...............   $    1.78     $    2.01     $    2.10
  Pro forma .................        1.68          1.92          2.02

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

2. RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2004, the FASB revised SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement will become effective July 1, 2005 for all equity awards granted after the effective date. SFAS 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to vest, exclusive of awards expected to be forfeited. The Corporation will adopt SFAS 123R on July 1, 2005. Management has not yet determined the method of adoption it will use or possible changes in the type of stock-based compensation it will use in the future and thus cannot project the impact on financial condition or the results of operations as a result of adoption. (See Note 19).

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). The objective of FIN 46 is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the entity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, or the right to receive the expected residual returns of the entity if they occur.

      In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interest in certain VIEs commonly referred to as special-purpose entities as of December 31, 2003. Application for all other types of entities is required for the period ending after March 25, 2004, unless previously applied. Management has evaluated the applicability of the revised FIN 46 to various instruments and interests, including low-income housing partnership interests, to determine whether these entities are VIEs and whether the Corporation is either a primary beneficiary or a significant interest holder in the VIE. Omega Financial invests in low-income housing and historic tax credit projects primarily through its subsidiary, Omega Bank, for the purpose of providing a source of private sector financing for projects to promote economic development, create employment opportunities and contribute to the enhancement of the community. Investments principally consist of real estate projects and venture/working capital. The size of the VIEs in the aggregate was $13,752,000. The Corporation has a carrying value of $8,605,000 of these investments at December 31, 2004. As a limited partner in these projects, Omega is allocated tax credits and deductions associated with the underlying projects. The adoption of FIN 46 as of March 31, 2004, did not result in the consolidation of any of the partnership investments currently held.

      In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, "Meaning of Other Than Temporary Impairment," which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurements and recognition guidance contained in Issue 03-01. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate the issuance of the final consensus will have a material impact on financial condition, the results of operations, or liquidity.

      In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, "Accounting for Certain Loans or Debt Securities Acquired In a Transfer." SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser's initial investment and prohibits carrying over valuation allowances from the seller for those individually-evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser's initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan's yield over its remaining life, while subsequent decreases are recognized as impairment. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004 and is not expected to have a material impact on financial condition, results of operations, or liquidity.

3. ACQUISITION

      On October 1, 2004, Omega completed its acquisition of Sun Bancorp, Inc. ("Sun"), a bank holding company operating 23 retail bank branch offices in the central Pennsylvania area. The acquisition allowed the Corporation to expand its product offerings over a larger geographic area. In the merger, Sun shareholders received either 0.664 shares of Omega common stock for each share of Sun common stock or $23.25 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the merger agreement. Under the terms of the merger agreement,


                              Omega Financial Corporation 2004 Annual Report  35

20% of the outstanding Sun common stock was exchanged for cash and 80% of the outstanding Sun common stock was exchanged for Omega common stock. In connection with the merger, Omega paid to the former shareholders of Sun, in the aggregate, approximately $35,921,000 in cash and to issue to the former shareholders of Sun, in the aggregate, approximately 4,117,000 shares of Omega's common stock (excluding approximately 258,000 shares of Omega common stock to be issued upon exercise of options that, pursuant to the merger agreement, were substituted for options that were exercisable for shares of Sun's common stock prior to the merger). The total cost of the transaction was $187,729,000. The common shares issued were valued at $34.52 per share, representing an average of closing market prices of Omega common stock for the period commencing two trading days before, and ending two trading days after, April 20, 2004, the date of the merger agreement.

      The assets and liabilities of the acquired entity were recorded on the balance sheet at their estimated fair values as of October 1, 2004, and their results of operations have been included in the consolidated statement of income since then.

      The following table shows the calculation and preliminary allocation of the purchase price:

Cash ...................................................   $  35,921,000
Omega common stock exchanged for
  Sun common stock .....................................     142,122,000
Fair value of outstanding Sun employees'
  and directors' stock options assumed .................       1,853,000
                                                           -------------
Total equity issued to Sun shareholders,
  employees and directors ..............................     143,975,000
Incremental direct costs associated with transaction ...       7,833,000
                                                           -------------
Total purchase price ...................................   $ 187,729,000
                                                           =============
Net assets acquired:
Sun stockholders' equity ...............................      78,045,000
Elimination of Sun's goodwill and other intangibles ....     (41,542,000)
                                                           -------------
  Sun's tangible book value ............................      36,503,000
Estimated adjustments to reflect assets acquired
  and liabilities assumed at fair value:
    Loans and leases ...................................      (7,942,000)
    Operating leases ...................................        (888,000)
    Other real estate owned ............................        (272,000)
    Identified intangibles
      Core deposit intangible ..........................      14,211,000
      Other identifiable intangibles ...................       2,866,000
    Deferred and current income taxes ..................      19,586,000
    Time deposits ......................................      (2,625,000)
    Long-term debt .....................................     (22,346,000)
    Subordinated debentures ............................      (3,269,000)
    Rate swaps .........................................      (5,054,000)
    Goodwill ...........................................     156,959,000
                                                           -------------
Net assets acquired ....................................   $ 187,729,000
                                                           =============

      The following table summarizes the estimated fair value (in thousands) of the net assets acquired from Sun:

Assets:
Cash and due from banks ................................   $      20,510
Interest-bearing deposits ..............................           2,322
Investment securities, available for sale ..............         213,391
Investment in unconsolidated subsidiaries ..............             511
Loans and leases, net of unearned
  income and allowance for loan losses .................         654,352
Operating leases .......................................           8,730
Premises and equipment .................................          22,769
Goodwill and other intangibles .........................         174,036
Other assets ...........................................          63,288
                                                           -------------
Total assets ...........................................       1,159,909

Liabilities:
Deposits ...............................................         636,690
Borrowings .............................................         323,170
Other liabilities ......................................          12,320
                                                           -------------
Total liabilities ......................................         972,180
                                                           -------------
Net assets acquired ....................................   $     187,729
                                                           =============
Acquisition funded by:
  Common stock issued and stock options assumed ........   $     143,975
  Cash paid ............................................          43,754
                                                           -------------
                                                           $     187,729
                                                           =============

      The estimated fair values of the acquired assets and liabilities, including identifiable intangible assets, are preliminary and subject to refinement. Any subsequent adjustments to the fair values of assets and liabilities acquired, identifiable intangible assets or other purchase accounting adjustments will result in adjustments to goodwill within the first 12 months following the date of acquisition.

      The following unaudited pro forma consolidated financial information presents the combined results of operations of Omega and Sun as if the acquisition had occurred as of January 1, 2004 and 2003, respectively.

                                                  For the Years Ended
                                                      December 31,
                                                ------------------------
                                                  2004           2003
                                                ------------------------
                                                 (In thousands, except
                                                    per share data)
Net interest income ........................    $  69,138     $   73,636
Provision (credit) for loan losses .........        2,299          1,970
                                                ------------------------
Net interest income after
  provision for loan losses ................       66,839         71,666
Non-interest income ........................       31,042         31,035
Non-interest expense .......................       67,852         63,236
                                                ------------------------
Income before income taxes .................       30,029         39,465
Income tax expense .........................        6,341          9,757
                                                ------------------------
Net income .................................    $  23,688     $   29,708
                                                ========================
Net income per common share:
  Basic ....................................    $    1.89     $     2.36
  Diluted ..................................         1.88           2.35
Weighted average shares and equivalents:
  Basic ....................................       12,576         12,576
  Diluted ..................................       12,662         12,645

      The pro forma results include amortization of fair value adjustments on loans, deposits and debt, and amortization of newly created intangibles but exclude post-merger acquisition related charges and the effects of restructuring the balance sheet. The pro forma number of weighted average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities does not assume any incremental share repurchases. The pro forma results presented do not reflect all cost savings or revenue enhancements anticipated from the acquisition and are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each period presented, nor are they necessarily indicative of future results.

4. RESTRICTIONS ON CASH AND DUE FROM BANKS

      Omega's banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $6,801,000 and $10,059,000 as of December 31, 2004 and 2003, respectively.

5. INVESTMENT SECURITIES (in thousands)

                                                                              December 31, 2004
                                                      -----------------------------------------------------------------
Securities classified as Available for Sale                                                       Gross        Gross
                                                      Amortized      Market       Weighted     Unrealized    Unrealized
Type and maturity                                       Cost          Value      Avg. Yield       Gains        Losses
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
    Within one year ...............................   $   7,072     $   7,056          2.51%   $        8    $      (24)
    After one year but within five years ..........     127,151       125,874          2.81            29        (1,306)
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................          --            --            --            --            --
Obligations of state and political subdivisions
    Within one year ...............................      31,449        31,483          2.43            96           (62)
    After one year but within five years ..........      43,614        43,824          3.00           516          (306)
    After five years but within ten years .........         200           201          3.37             1            --
    After ten years ...............................       5,365         5,411          3.84            51            (5)
Corporate and other securities
    Within one year ...............................       1,048         1,045          3.81            --            (3)
    After one year but within five years ..........       2,100         2,090          3.84             7           (17)
    After five years but within ten years .........         200           200          4.36            --            --
    After ten years ...............................         687           699          8.63            12            --
Mortgage-backed securities
    Within one year ...............................         131           131          4.10            --            --
    After one year but within five years ..........      19,591        19,631          4.08            86           (46)
    After five years but within ten years .........      17,905        18,051          3.80           162           (16)
    After ten years ...............................      49,363        49,868          3.96           517           (12)
Common stock ......................................      16,679        22,415           N/M         5,736            --
                                                      -----------------------------------------------------------------
Total .............................................   $ 322,555     $ 327,979          3.16%   $    7,221    $   (1,797)
                                                      =================================================================


                              Omega Financial Corporation 2004 Annual Report  37

                                                                              December 31, 2003
                                                      -----------------------------------------------------------------
Securities classified as Available for Sale                                                       Gross        Gross
                                                      Amortized      Market       Weighted      Unrealized   Unrealized
Type and maturity                                       Cost          Value      Avg. Yield       Gains        Losses
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
    Within one year ...............................   $  68,450     $  69,230          4.10%    $     780    $       --
    After one year but within five years ..........      49,478        49,100          2.65           205          (583)
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................          --            --            --            --            --
Obligations of state and political subdivisions
    Within one year ...............................      31,789        32,062          2.94           274            (1)
    After one year but within five years ..........      67,213        68,766          2.76         1,691          (138)
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................          --            --            --            --            --
Corporate and other securities
    Within one year ...............................         541           549          3.24             9            (1)
    After one year but within five years ..........       2,360         2,362          3.17            14           (12)
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................          --            --            --            --            --
Mortgage-backed securities
    Within one year ...............................          --            --            --            --            --
    After one year but within five years ..........         713           732          4.80            19            --
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................         585           600          4.57            15            --
Common stock ......................................      11,397        17,138           N/M         5,741            --
                                                      -----------------------------------------------------------------
Total .............................................   $ 232,526     $ 240,539          3.19%    $   8,748    $     (735)
                                                      =================================================================

                                                                              December 31, 2002
                                                      -----------------------------------------------------------------
Securities classified as Available for Sale                                                       Gross        Gross
                                                      Amortized      Market       Weighted      Unrealized   Unrealized
Type and maturity                                       Cost          Value      Avg. Yield       Gains        Losses
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations
    Within one year ...............................   $  60,847     $  61,749          3.84%    $     902    $       --
    After one year but within five years ..........      71,123        73,629          4.11         2,506            --
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................          --            --            --            --            --
Obligations of state and political subdivisions
    Within one year ...............................      31,094        31,577          4.13           483            --
    After one year but within five years ..........      54,964        57,599          3.93         2,635            --
    After five years but within ten years .........          --            --                          --            --
    After ten years ...............................          --            --            --            --            --
Corporate and other securities
    Within one year ...............................       4,500         4,532          6.03            32            --
    After one year but within five years ..........       2,723         2,775          4.74            52            --
    After five years but within ten years .........          10            10          4.99            --            --
    After ten years ...............................          --            --            --            --            --
Mortgage-backed securities
    Within one year ...............................         993         1,009          6.84            16            --
    After one year but within five years ..........       2,021         2,101          5.02            80            --
    After five years but within ten years .........          --            --            --            --            --
    After ten years ...............................       1,116         1,136          6.74            24            (4)
Common stock ......................................      10,980        15,391           N/M         4,453           (42)
                                                      -----------------------------------------------------------------
Total .............................................   $ 240,371     $ 251,508          4.08%    $  11,183    $      (46)
                                                      =================================================================

N/M = Not meaningful

      Income on certain obligations of state and political subdivisions is exempt from federal income tax. Total investment portfolio yields computed on a tax equivalent basis (using a 35% tax rate) were 3.52%, 3.79% and 4.79% as of December 31, 2004, 2003 and 2002, respectively. Total weighted average yield does not include the common stock holdings.

      Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $229,305,000, $102,458,000 and $122,830,000 at December 31, 2004, 2003 and 2002,
respectively.

      In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                        Years Ended December 31,
                                  -------------------------------------
                                     2004         2003          2002
                                  -------------------------------------
Gross proceeds from
  securities transactions ......  $ 234,152     $ 107,510     $  99,701
Securities available for sale:
  Realized gains ...............        963         1,127           412
  Realized losses ..............         --            --            --

      In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 (in thousands):

                                                         Less Than 12 Months      12 Months or More
                                                        ---------------------------------------------
                                                          Fair     Unrealized     Fair     Unrealized
                                                          Value      Losses       Value      Losses
                                                        ---------------------------------------------
U.S. Treasury securities and obligations of other
  U.S. Government agencies and corporations .........   $ 105,896   $     826   $  16,165   $     504
Obligations of state and political subdivisions .....      40,680         343       1,334          30
Corporate and other securities ......................       1,507           9         490          10
Mortgage-backed securities ..........................   $  14,918   $      74          --          --
                                                        ---------   ---------   ---------   ---------
Debt securities .....................................     163,001       1,252      17,989         544
Common stock ........................................          --          --          --          --
                                                        ---------------------------------------------
Total temporarily impaired securities ...............   $ 163,001   $   1,252   $  17,989   $     544
                                                        =============================================

      The unrealized losses noted above are considered to be temporary impairments, as all of the investments are debt securities whose decline in value is due only to interest rate fluctuations. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. Management has the intent and ability to hold these investments until market recovery or maturity. Investments with unrealized losses for less than 12 months, includes 61 investments in U.S. Government agency debt securities, 88 investments in obligations of state and municipal subdivisions, 10 investments in corporate securities and 12 investments in mortgage-backed securities. These securities have maturity or pre-refund dates ranging from February 2005 to June 2019. The unrealized loss position for each security ranges from .004% to 6.166% of the securities amortized cost as of December 31, 2004. Investments with unrealized losses for 12 months or longer includes 9 investments in U.S. Government agency debt securities, three investments in obligations of state and municipal subdivisions, and four investments in corporate securities. These securities have maturity or pre-refund dates ranging from January 2005 to October 2008. The unrealized loss position for each security ranges from 1.50% to 3.74% of the securities amortized cost as of December 31, 2004.

6. PORTFOLIO LOANS AND LOANS AVAILABLE FOR SALE

      Loans outstanding (including loans available for sale) at the end of each year consisted of the following (in thousands):

                                                                              December 31,
                                              ----------------------------------------------------------------------------
                                                  2004             2003            2002            2001            2000
                                              ----------------------------------------------------------------------------
Commercial, financial and agricultural ....   $    271,650      $  111,471      $  116,833      $  123,938      $  118,686
Real estate--commercial ...................        501,394         338,703         293,010         262,613         229,294
Real estate--construction .................         25,301          17,598          36,690          20,736          18,305
Real estate--mortgage .....................        277,208         197,656         195,180         194,422         206,864
Home equity ...............................        133,077          90,612          92,500          92,271          98,725
Personal ..................................        107,859          32,059          45,445          65,871          78,797
Lease financing ...........................         13,387              46             172             544           1,437
Unearned Interest .........................         (1,626)             (1)            (11)            (41)           (123)
                                              ----------------------------------------------------------------------------
  Total                                       $  1,328,250      $  788,144      $  779,819      $  760,354      $  751,985
                                              ============================================================================
Non-accrual loans .........................   $      5,220      $    2,588      $    3,125      $    2,327      $    1,503

      Interest income not recorded on non-accrual loans in 2004, 2003 and 2002 was $256,000, $225,000 and $262,000, respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $498,000 in 2004, of which $242,000 was included in interest income for the year ended December 31, 2004.

      The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2004 and 2003 are $782,000 and $315,000, respectively.


                              Omega Financial Corporation 2004 Annual Report  39

Pledged Loans

      As of December 31, 2004 there were no borrowings outstanding at the Federal Reserve. However, 1-4 family mortgage loans are pledged as collateral for any Federal Reserve Discount Window borrowings. The balance of the loans pledged for this purpose at December 31, 2004 was $8,499,000, with a collateral value of $7,649,000.

      Omega must maintain sufficient Qualifying Collateral with the Federal Home Loan Bank (FHLB), in order to secure all loan and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2004, the amount of loans included in Qualifying Collateral was $351,359,000, for a collateral value of $295,619,000.

7. ALLOWANCE FOR LOAN LOSSES

      To provide for the risk of loss inherent in the process of extending credit, Omega maintains an allowance for loan losses and for lending-related commitments. In the fourth quarter of 2004, the allowance for losses on lending-related commitments was reclassified from the allowance for loan losses to other liabilities.

      A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. The activity for 2004 reflects the allowance recorded by Sun and transferred to Omega for loans acquired in the acquisition. Subsequent to the acquisition, Omega sold $67,028,000 of lease financing loans acquired from Sun and reclassified a portfolio of mobile home loans also acquired from Sun totaling $22,515,000 to loans held for sale, and reflected a charge-off against the allowance for loan losses of $1,475,000, which is included in personal and lease financing loans below. In addition, during the fourth quarter Omega took a charge-off of $1,006,000 (accounting for $681,000 of the commercial real estate charge-off and $325,000 of commercial business charge-off) for a commercial loan which was subject to a bankruptcy liquidation:

                                                                             Years Ended December 31,
                                                        ------------------------------------------------------------------
                                                          2004           2003          2002          2001          2000
                                                        ------------------------------------------------------------------
Balance of allowance--beginning of period ...........   $  10,569      $  11,052     $  11,224     $  11,622     $  11,865
Loans charged off:
  Commercial, financial and agricultural ............         672            134            25           188           329
  Real estate--commercial ...........................         698            176           219           403           114
  Real estate--mortgage .............................         907            126            88            40            --
  Personal and lease financing loans ................       1,445            561           602           595           398
                                                        ------------------------------------------------------------------
    Total charge-offs ...............................       3,722            997           934         1,226           841
Recoveries of loans previously charged off:
  Commercial, financial and agricultural ............           8             11            57            28            45
  Real estate--commercial ...........................          17              3             7           236             6
  Real estate--mortgage .............................           6             60             2             3            --
  Personal and lease financing loans ................         152             90            66            61           119
                                                        ------------------------------------------------------------------
    Total recoveries ................................         183            164           132           328           170
                                                        ------------------------------------------------------------------
Net charge-offs .....................................       3,539            833           802           898           671
Provision (credit) for loan losses ..................        (300)           350           630           500           428
Allowance acquired through bank purchase ............       9,505             --            --            --            --
Reclassification of Off Balance Sheet Liability......        (591)            --            --            --            --
                                                        ------------------------------------------------------------------
Balance of allowance--end of period .................   $  15,644      $  10,569     $  11,052     $  11,224     $  11,622
                                                        ------------------------------------------------------------------
Ratio of net charge-offs during period to
average loans outstanding ...........................        0.38%          0.11%         0.10%         0.12%         0.09%
                                                        ==================================================================

      Omega has certain loans in its portfolio that are considered to be impaired in accordance with SFAS No. 114 as amended by SFAS No. 118. It is the policy of the Corporation to recognize income on impaired loans on a cash basis, only to the extent that it exceeds principal balance recovery. Following is a summary of impaired loan data as of the date of each balance sheet presented.

                                                                                    December 31,
                                                                      ---------------------------------------
                                                                          2004         2003           2002
                                                                      ---------------------------------------
Impaired loans:
  Recorded investment at period end ...............................   $ 2,475,000   $   729,000
  Impaired loan balance for which there is a related allowance ....       755,000       226,000
  Impaired loan balance for which there is no related allowance ...     1,720,000       503,000
  Average recorded investment .....................................     1,597,000     1,348,000
Interest income recognized (on a cash basis) ......................   $    55,000   $    12,000   $     4,000

8. BANK-OWNED LIFE INSURANCE

      Omega has purchased bank-owned life insurance (BOLI), with a cash surrender value of $72,845,000 and $37,134,000 at December 31, 2004 and 2003,
respectively. The cash surrender value on the BOLI increased by $1,581,000, $1,395,000 and $1,523,000 in 2004, 2003 and 2002, respectively, from earnings recorded as non-interest income. The remaining increase of $34,130,000 is attributable to the cash surrender value of bank-owned life insurance of Sun Bancorp, Inc, as of the date of their acquisition by Omega. The policies are owned by Omega in various insurance companies. The credit rate on the policies varies annually based on the insurance company's investment portfolio returns in their general fund and market conditions. The coverage can be moved from any carrier with no penalties or surrender charges.

9. PREMISES AND EQUIPMENT

      Premises and equipment consist of the following (in thousands):

                                                     December 31,
                                   Estimated    ----------------------
                                  Useful Life     2004        2003
                                  ------------------------------------
Land ..........................            --   $   5,905    $   2,335
Premises and leasehold
  improvements ................    5-40 years      32,810       19,352
Furniture, computer software
  and equipment ...............    3-20 years      25,513       20,343
Construction in progress ......            --       1,606          402
                                                ---------    ---------
                                                   65,834       42,432
Less: Accumulated
  depreciation ................                   (30,325)     (28,084)
                                                ----------------------
                                                $  35,509    $  14,348
                                                ======================

      Depreciation expense on premises and equipment charged to operations was $2,667,000 in 2004, $2,278,000 in 2003 and $2,116,000 in 2002.

10. TIME DEPOSITS

      Time deposits consist of the following (in thousands):

                                                   December 31,
                                             ------------------------
                                                2004          2003
                                             ------------------------
Time deposits $100,000 or greater .........  $  103,472    $   50,402
Other time deposits .......................     473,430       281,940
                                             ------------------------
                                             $  576,902    $  332,342
                                             ========================

      Aggregate amount of scheduled maturities of time deposits as of December 31, 2004 include the following (in thousands):

                                                 Time Deposits
                                            -----------------------
                                             $100,000
Maturing in:                                or Greater      Other
                                            -----------------------
  2005 .................................    $   53,880   $  243,353
  2006 .................................        22,603      102,757
  2007 .................................        18,620       81,481
  2008 .................................         4,752       24,447
  2009 .................................         3,482       19,474
  Later ................................           135        1,918
                                            -----------------------
                                            $  103,472   $  473,430
                                            =======================

11. BORROWINGS

      Borrowings consist of the following (in thousands):

                                                            December 31,
                                                      ------------------------
                                                         2004          2003
                                                      ------------------------
Short-Term Borrowings:
Retail repurchase agreements .....................    $   63,541    $   18,263
Note payable to Federal Home Loan Bank,
  with fixed rate of 2.08% .......................        10,000        10,000
Note payable to Federal Home Loan Bank,
  with variable rate payable at LIBOR
  plus 8 basis points and prime less
  271 basis points ...............................            --         5,000
Note payable to Federal Home Loan Bank,
  with variable rate payable at CMT plus
  72 basis points ................................         2,000            --
Note payable to another financial institution
  with a fixed interest rate of 1.90% ............         4,700            --
Demand note, payable to another financial
  institution with variable interest rate
  payable at one month LIBOR plus
  175 basis points ...............................        10,000            --
Note payable to GMAC, with fixed
  rate of 0% .....................................            18            --
                                                      ------------------------
                                                      $   90,259    $   33,263
                                                      ========================

Long-Term Debt:
Notes payable to Federal Home Loan Bank,
  with fixed rates between 2.65%
  and 6.80% ......................................    $   25,373    $   21,563
Notes payable to Federal Home Loan Bank,
  with variable rates between 4.63% and
  5.15%(a) .......................................        55,153            --
Note payable to another financial institution
  with variable interest rate at three month
LIBOR plus 125 basis points ......................        12,000            --
Notes payable to another financial institution
  with fixed interest rates of 2.47%
  and 2.90% ......................................         7,053            --
Note payable to GMAC, with fixed
  rate of 0% .....................................            --            37
                                                      ------------------------
                                                      $   99,579    $   21,600
                                                      ========================
ESOP Debt Guarantee ..............................    $    2,192    $    2,521

(a) Borrowings are currently at a fixed rate but may be converted, at the FHLB's option, to an adjustable-rate loan. When converted, interest rates would be three-month LIBOR plus between 11 and 14 basis points. In March 2005, Omega extinguished this indebtedness completing its systematic program of reducing the leverage of Sun's balance sheet acquired in the acquisition. The final extinguishment resulted in a $1,043,000 gain.


                              Omega Financial Corporation 2004 Annual Report  41

      Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. These funds are carried by the Corporation as short-term debt. It is Omega's policy to have repurchase agreements collateralized 100% by U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

      The fixed rate short-term note payable, as of December 31, 2004, in the amount of $10,000,000 with the Federal Home Loan Bank matured in January of 2005 and was initiated to match fund commercial loans.

      Long-term notes payable to the Federal Home Loan Bank have maturities ranging from 2006 through 2013.

      Omega's current total borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $169,844,000, with $89,756,000 drawn as of December 31, 2004. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

      Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $25,000,000 in 2004 and 2003, with interest payable at the daily federal funds rate. There were no borrowings on December 31, 2004 or December 31, 2003 under these credit facilities.

      Omega guarantees debt incurred by the Employee Stock Option Plan (ESOP). This loan carries a fixed rate of 5.90% through its maturity date of July 1, 2010, and is collateralized by a mortgage on the Corporation's administration center. (See Note 22).

12. JUNIOR SUBORDINATED DEBT AND
    TRUST PREFERRED SECURITIES

      On September 20, 2004, Omega formed Omega Financial Capital Trust I (Capital Trust I). Capital Trust I was formed for the purpose of issuing $36,000,000 in trust preferred securities through a pooled trust preferred program. The Trust Preferred Securities were issued and sold in private placement offerings. The proceeds from the sale thereof were invested in Junior Subordinated Deferrable Interest Debentures issued by Omega Financial Corporation. All proceeds from the sale of the Trust Preferred Securities and the common securities issued by Capital Trust I are invested in Junior Subordinated Debentures, which are the sole assets of the Capital Trust I. Capital Trust I pays dividends on the Trust Preferred Securities at the same rate as the distributions paid by Omega on the Junior Subordinated Debentures held by the Capital Trust I. Capital Trust I provides Omega with the option to defer payment of interest on the debentures for an aggregate of 20 consecutive quarterly periods. If this option is used, Omega may not declare or pay dividends on its common stock during any such period. The Trust Preferred Securities are guaranteed by Omega pursuant to a guarantee issued by Omega in favor of the Wilmington Trust as trustee for the trust.

      With the Sun acquisition on October 1, 2004, Omega now owns Sun Bancorp Statutory Trust I (Sun Trust I), a trust that was formed by Sun for the purpose of issuing $16,500,000 in trust preferred securities through a similar pooled trust preferred program. These Trust Preferred Securities were originally issued and sold in private placement offerings, with the proceeds from the sale invested in Junior Subordinated Deferrable Interest Debentures originally issued by Sun. All proceeds from the sale of the Trust Preferred Securities and the common securities issued by Sun Trust I are invested in Junior Subordinated Debentures, which are the sole assets of the Trust. Sun Trust I pays dividends on the Trust Preferred Securities at the same rate as the distributions paid by Omega on the Junior Subordinated Debentures held by the Trust. Sun Trust I provides Omega with the option to defer payment of interest on the debentures for an aggregate of up to 10 consecutive semi-annual periods. If this option is used, Omega may not declare or pay dividends on its common stock during any such period. The Trust Preferred Securities are guaranteed by Omega pursuant to a guarantee issued by Omega in favor of the U.S. Bank as trustee for the trust.

      Omega accounts for Capital Trust I and Sun Trust I (collectively the "Trusts") under the provisions of FIN 46. The Trusts are special purpose trusts, formed for the issuance of trust preferred securities to outside investors and Omega does not absorb a majority of the expected losses or residual returns of the Trusts. The Trusts are not consolidated and therefore the Trust Preferred Securities are not included in the Corporation's Consolidated Balance Sheet. The Junior Subordinated Debt obligations to the special purpose trusts are presented as a separate category of long-term debt on the Consolidated Balance Sheet. The equity investment in the common stock of the special purpose trusts is recognized as an investment in unconsolidated subsidiaries on the Consolidated Balance Sheet.

      The Trust Preferred securities and the Junior Subordinated Debt associated with Capital Trust I carry a fixed interest rate of 5.98% through October 18, 2009 and a variable rate equal to LIBOR plus 2.19% thereafter. The securities are redeemable at par at anytime after October 18, 2009. Proceeds from the issuance of the junior subordinated debt were used to fund the Sun Bancorp acquisition on October 1, 2004.

      The Trust Preferred securities and the Junior Subordinated Debt associated with Sun Trust I carry a fixed interest rate of 8.64%. The securities are redeemable at par at anytime after February 22, 2011, and at a declining premium annually of 105.10% to 100%.

      The Federal Reserve Board currently allows bank holding companies to include trust preferred securities, up to a certain limit, in Tier 1 Capital. The following table shows Omega's Trust subsidiaries with outstanding Trust Preferred Securities as of December 31, 2004:

                                      As of December 31, 2004
                                 ----------------------------------
                                 Capital Trust I       Sun Trust I
                                 ----------------------------------
                                           (In thousands)
Trust preferred securities ..        $    36,000        $    16,500
Common securities ...........              1,114                511
Junior subordinated debt ....             37,114             20,076
Stated maturity date ........         10/18/2034         02/22/2031
                                                          Annually
                                                          beginning
                                                          2/22/2011
Optional redemption date ....         10/18/2009         At various
                                                         redemption
                                                           prices
Rate ........................   5.98% until October            8.64%
                                2009, then variable
                                 at LIBOR plus 219
                                    basis points

13. OPERATING LEASE OBLIGATIONS

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

      The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2004 (in thousands):

Years Ending December 31,
2005 ..............................................     $    527
2006 ..............................................          413
2007 ..............................................          338
2008 ..............................................          217
2009 ..............................................          188
Later years .......................................          671
                                                        --------
Total minimum payments required ...................     $  2,354
                                                        ========

      Rental expense charged to operations, net of sublease income, was $277,000, $218,000 and $206,000 in 2004, 2003 and 2002, respectively, which includes short-term cancellable leases.

14. GOODWILL AND OTHER INTANGIBLE ASSETS

      During 2004, Omega acquired goodwill and additional intangible assets through its acquisition of Sun Bancorp, Inc. Omega has finite-lived intangible assets capitalized on its balance sheet pertaining to core deposit, customer relationships and trade names. The weighted average life of the finite-lived intangible assets is eleven years. The estimates included in the valuation of the core deposit intangible are generally consistent with the runoff experienced to date on the acquired deposits.

      Goodwill acquired on October 1, 2004 and carried on the balance sheet was $156,959,000. Impairment testing will take place at least annually, beginning in 2005.

      A summary of intangible assets at December 31 follows (in thousands):

                                                2004       2003
                                              -------------------
Core deposit intangible:
  Gross carrying amount ...................   $ 14,368   $    157
  Less: Accumulated amortization ..........        441        107
                                              -------------------
  Net carrying amount .....................     13,927         50
Customer relationship intangibles:
  Gross carrying amount ...................      2,700         --
  Less: Accumulated amortization ..........         61         --
                                              -------------------
  Net carrying amount .....................      2,639         --
Trade name intangible with finite life:
  Gross carrying amount ...................         36         --
  Less: Accumulated amortization ..........          6         --
                                              -------------------
  Net carrying amount .....................         30         --
Total finite-lived intangibles:
  Gross carrying amount ...................     17,104        157
  Less: Accumulated amortization ..........        508        107
                                              -------------------
  Net carrying amount .....................   $ 16,596   $     50
Trade name intangible with infinite life:
  Gross carrying amount ...................   $    130         --

      Amortization expense for core deposits and other intangibles recognized in non-interest expense included $402,000, $10,000 and $10,000 for years ended December 31, 2004, 2003 and 2002, respectively. Intangible amortization expense projected for the succeeding five years beginning in 2005 is estimated to be $1,600,000 per year.

15. INCOME TAXES

      The components of income tax expense for the three years ended December 31, 2004 were (in thousands):

                                     2004         2003         2002
                                   ---------------------------------
Current tax expense ...........    $ 3,007      $ 5,308      $ 5,767
Deferred tax expense ..........      2,315         (482)        (117)
                                   ---------------------------------
Total tax expense .............    $ 5,322      $ 4,826      $ 5,650
                                   =================================

      Income tax expense related to realized securities gains was $337,000 in 2004, $394,000 in 2003 and $144,000 in 2002.


                              Omega Financial Corporation 2004 Annual Report  43

      The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                          Years Ended December 31,
                                         -------------------------
                                         2004      2003       2002
                                         -------------------------
Federal tax at statutory rate ........   35.0%     35.0%      35.0%
Tax exempt income ....................   (5.6)     (7.4)      (7.5)
Bank-owned life insurance earnings ...   (2.5)     (2.2)      (2.2)
ESOP stock dividends .................   (1.4)     (1.3)      (0.3)
Low income housing credits ...........   (1.0)     (0.3)      (0.4)
Other, net ...........................   (1.1)     (1.9)      (0.9)
                                         -------------------------
Effective rate .......................   23.4%     21.9%      23.7%
                                         =========================

      Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2004 and 2003. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                             December 31,
                                       ------------------------
                                          2004          2003
                                       ------------------------
Deferred Tax Assets
  Loan loss reserve ................   $    5,682    $    3,699
  Deferred compensation ............        1,682         1,356
  Employee benefits ................          286           314
  Intangible amortization ..........        2,481            --
  Low income housing investments ...          409            --
  Net operating loss carryforward ..        4,862            --
  Tax credit carryforwards .........        2,971            --
  Other ............................          608            85
                                       ------------------------
  Total deferred tax assets ........       18,981         5,454
Deferred Tax Liabilities
  Depreciation .....................       (1,160)         (252)
  Unrealized net gains on securities       (1,899)       (3,005)
  Purchase accounting adjustments ..       (2,907)           --
  Leases (net) .....................       (1,877)          (21)
  Low income housing investments ...           --          (178)
  Other ............................         (360)         (116)
                                       ------------------------
  Total deferred tax liabilities ...       (8,203)       (3,572)
                                       ------------------------
Net deferred tax asset
  included in other assets .........   $   10,778    $    1,882
                                       ========================

      Omega has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, carryback availability, certain tax planning strategies and expected future taxable income.

16. SHAREHOLDERS' EQUITY

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

      In March of 2004, the Board approved a share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,483,950 common shares outstanding with 848,395 shares eligible to be repurchased. This program was no longer in effect at December 31, 2004. While the program was in effect, 73,212 shares had been repurchased in conjunction with this program.

      As a result of the acquisition of Sun Bancorp, Inc. on October 1, 2004, 4,117,116 shares of Omega common stock were issued, of which 1,659,545 were issued from treasury.

17. CALCULATION OF EARNINGS PER SHARE

     The following table shows the calculation of earnings per share for the years ended December 31, 2004, 2003 and 2002 (in thousands, except per share data):

                                                                      Years Ended December 31,
                                 ---------------------------------------------------------------------------------------------------
                                              2004                              2003                              2002
                                 ---------------------------------------------------------------------------------------------------
                                  Income     Shares    Per-Share   Income      Shares    Per-Share   Income      Shares    Per-Share
                                 Numerator Denominator   Amount   Numerator  Denominator  Amount    Numerator  Denominator  Amount
                                 ---------------------------------------------------------------------------------------------------
Net income                       $  17,021                        $  17,185                         $  18,179
Less: Preferred stock dividends         --                             (297)                             (396)
                                 ---------                        ---------                         ---------
Basic EPS
Income available to
  common shareholders .........     17,021       9,484  $   1.79     16,888        8,169  $   2.07     17,783        8,189  $   2.17
                                                        ========                          ========                          ========
Effect of Dilutive Securities
Impact of:
  Assumed conversion of
    preferred to common stock .                     --                               272                               346
  Assumed exercises of
    outstanding options .......                     95                                83                                86
  Preferred stock dividends
    available to common
    shareholders ..............         --                              297                               396
  Elimination of tax benefit
    of allocated preferred
    dividends .................         --                              (65)                              (80)
  Additional expense required
    to fund ESOP debt .........         --                                3                                (3)
                                 ---------------------            ----------------------            ----------------------
Diluted EPS
Income available to common
  shareholders plus
  assumed conversions .........  $  17,021       9,579  $   1.78  $  17,123        8,524  $   2.01  $  18,096        8,621  $   2.10
                                 ===================================================================================================

      Certain outstanding stock options as of the end of each period presented were not included in the fully diluted earnings per share computation because they would have been antidilutive. The number of shares in this class were 231,118, 75,266 and 6,500 on December 31, 2004, 2003 and 2002.

18. COMPREHENSIVE INCOME

      Components of other comprehensive income (loss) consist of the following (in thousands):

                                                                                          Year Ended December 31, 2004
                                                                                     --------------------------------------
                                                                                     Before Tax   Tax (Expense)  Net-of-Tax
                                                                                       Amount      or Benefit      Amount
                                                                                     --------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period .............................   $   (1,626)  $        569   $   (1,057)
  Less: Reclassification adjustment for gains included in net income .............         (963)           337         (626)
                                                                                     --------------------------------------
Other comprehensive income .......................................................   $   (2,589)  $        906   $   (1,683)
                                                                                     ======================================

                                                                                          Year Ended December 31, 2003
                                                                                     --------------------------------------
                                                                                     Before Tax   Tax (Expense)  Net-of-Tax
                                                                                       Amount      or Benefit      Amount
                                                                                     --------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period .............................   $   (1,997)  $        696   $   (1,301)
  Less: Reclassification adjustment for gains included in net income .............       (1,127)           394         (733)
                                                                                     --------------------------------------
Other comprehensive income .......................................................   $   (3,124)  $      1,090   $   (2,034)
                                                                                     ======================================

                                                                                          Year Ended December 31, 2002
                                                                                     --------------------------------------
                                                                                     Before Tax   Tax (Expense)  Net-of-Tax
                                                                                       Amount      or Benefit      Amount
                                                                                     --------------------------------------
Unrealized gains on available for sale securities:
  Unrealized holding gains arising during the period .............................   $    3,955   $     (1,387)  $    2,568
  Less: Reclassification adjustment for gains included in net income .............         (412)           144         (268)
                                                                                     --------------------------------------
Other comprehensive income .......................................................   $    3,543   $     (1,243)  $    2,300
                                                                                     ======================================


                              Omega Financial Corporation 2004 Annual Report  45

      The basis on which the amount reclassified out of accumulated other comprehensive income into earnings was determined using the average cost method.

19. EMPLOYEE BENEFIT PLANS

Omega Stock Compensation Plans

      Omega has five stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the "1986 Plan"), the 1996 Employee Stock Option Plan (the "1996 Plan"), the Non-Employee Director Stock Option Plan
(1994) (the "1994 Plan") and the 2004 Stock Option Plan for Non-Employee Directors (the "2004 Plan"). The 1996 Plan replaced the 1986 Plan pursuant to which no options were issuable after 1996. The 2004 Plan replaced the 1994 Plan pursuant to which no options were issuable after 2004. Omega accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the fair value method under SFAS No. 148, Omega's net income and earnings per share would have been reduced to the amounts disclosed in Note 1.

      These computations were derived using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2004, 2003 and 2002:

                                   Employee     Employee      Director
                                    Stock         Stock        Stock
                                   Purchase      Option        Option
                                     Plan      Plan (1996)      Plan
                                   -----------------------------------
Options Granted in 2004
  Expected life of options .....    1 year       6 years       9 years
  Risk-free interest rate ......      2.75%         3.63%         3.87%
  Expected volatility ..........     25.15%        34.56%        35.09%
  Expected dividend yield ......      3.23%         3.23%         3.23%

                                   Employee     Employee      Director
                                    Stock         Stock        Stock
                                   Purchase      Option        Option
                                     Plan      Plan (1996)      Plan
                                   -----------------------------------
Options Granted in 2003
  Expected life of options .....    1 year       6 years       6 years
  Risk-free interest rate ......      1.26%         3.07%         2.74%
  Expected volatility ..........     20.31%        34.14%        34.24%
  Expected dividend yield ......      3.39%         3.38%         3.38%

                                   Employee     Employee      Director
                                    Stock         Stock        Stock
                                   Purchase      Option        Option
                                     Plan      Plan (1996)      Plan
                                   -----------------------------------
Options Granted in 2002
  Expected life of options .....    1 year       6 years       6 years
  Risk-free interest rate ......      1.32%         3.07%         3.07%
  Expected volatility ..........     18.21%        34.10%        34.10%
  Expected dividend yield ......      3.74%         3.74%         3.74%

      The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. The ESPP qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date.
Outstanding options are scheduled to expire through December 31, 2009. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. All ESPP options outstanding at December 31, 2004 have current exercise prices of $31.40 and a weighted average remaining contractual life of 3.93 years. All of these options are exercisable.

      The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through January 1, 2014. The aggregate number of shares that may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 2004 have exercise prices between $16.33 and $51.64, with a weighted average exercise price of $31.49 and a weighted average remaining contractual life of
5.34 years. 584,459 of these options are exercisable; their weighted average exercise price is $31.46.

      The 1994 Plan and the 2004 Plan (collectively the "Director Plans") are administered by the Board. Options are granted automatically each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2014. The aggregate number of shares that may be issued upon the exercise of options under the 2004 Plan is 50,000. Director Plans options outstanding at December 31, 2004 have exercise prices between $16.90 and $50.75, with a weighted average exercise price of $31.27 and a weighted average remaining contractual life of 3.20 years. 62,171 of these options are exercisable; their weighted average exercise price is $31.16.

      Based on terms of the Merger Agreement with Sun Bancorp, all options outstanding from Sun's plans were substituted with Omega options. Conversion was made based upon the stock exchange ratio of 0.664 shares of Omega for 1 share of Sun. Option prices were converted using the same ratio. All options were converted as 100% vested on October 1, 2004, with all remaining terms the same. A total of 257,511 shares were added to Omega's outstanding options as a result of this transaction.

      A summary of the status of Omega's five stock-based compensation plans as of December 31, 2004, 2003 and 2002, and changes during the years ending on those dates is presented below:

                                                   2004                          2003                          2002
                                        ---------------------------   ---------------------------   ---------------------------
                                                        Weighted                      Weighted                      Weighted
                                                        Average                       Average                       Average
Employee Stock Purchase Plan             Shares      Exercise Price    Shares      Exercise Price    Shares      Exercise Price
-------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....     163,499    $        32.42     158,116    $        30.57     189,647    $        27.02
Granted .............................      92,840             31.40      63,001             33.67      67,905             32.31
Acquired options ....................      32,492             31.16          --                            --
Exercised ...........................     (48,778)            29.64     (41,493)            29.34     (79,719)            26.83
Forfeited ...........................     (24,011)            28.98     (16,125)            33.48     (19,717)            28.66
                                        ---------                     ---------                     ---------
Outstanding at end of year ..........     216,042             31.40     163,499             32.42     158,116             30.57
                                        =========                     =========                     =========
Options exercisable at year-end .....     216,042                       163,499                       158,116
Weighted average fair value of
  options granted during the year ...   $    7.95                     $    7.67                     $    7.06

                                                   2004                          2003                          2002
                                        ---------------------------   ---------------------------   ---------------------------
                                                        Weighted                      Weighted                      Weighted
                                                        Average                       Average                       Average
Employee Stock Option Plans              Shares      Exercise Price    Shares      Exercise Price    Shares      Exercise Price
-------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....     444,981    $        29.62     435,803    $        27.73     455,167    $        25.58
Granted .............................      59,260             37.41      68,766             35.90      72,322             32.05
Acquired options ....................     182,887             33.61          --                            --
Exercised ...........................     (33,846)            25.55     (55,088)            22.61     (79,734)            18.70
Forfeited ...........................      (9,563)            39.53      (4,500)            28.42     (11,952)            32.44
                                        ---------                     ---------                     ---------
Outstanding at end of year ..........     643,719             31.49     444,981             29.62     435,803             27.73
                                        =========                     =========                     =========
Options exercisable at year-end .....     584,459                       376,215                       363,481
Weighted average fair value of
  options granted during the year ...   $   10.33                     $    9.31                     $    7.94

                                                   2004                          2003                          2002
                                        ---------------------------   ---------------------------   ---------------------------
                                                        Weighted                      Weighted                      Weighted
                                                        Average                       Average                       Average
Director Stock Option Plans              Shares      Exercise Price    Shares      Exercise Price    Shares      Exercise Price
-------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....      25,000    $        29.71      23,200    $        28.58      20,200    $        27.95
Granted .............................       3,000             33.63       3,000             34.85       3,000             32.83
Acquired options ....................      42,132             31.11          --                            --
Exercised ...........................      (4,961)            23.44      (1,200)            20.77          --
Forfeited ...........................          --                            --                            --
                                        ---------                     ---------                     ---------
Outstanding at end of year ..........      65,171             31.27      25,000             29.71      23,200             28.58
                                        =========                     =========                     =========
Options exercisable at year-end .....      62,171                        22,000                        20,200
Weighted average fair value of
  options granted during the year ...   $   10.53                     $    8.86                     $    8.13


                             Omega Financial Corporation 2004 Annual Report   47

Omega Employee Stock Ownership Plan

      Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. ESOP transactions are accounted for under SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." As such, all ESOP shares are considered outstanding when calculating earnings per share and dividends paid on ESOP shares are treated the same as those paid on Non-ESOP shares. For the years ended December 31, 2004, 2003 and 2002, expenses incurred under this plan were $780,000, $1,065,000 and $217,000, respectively. The level of annual contributions is based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 2004, $55,000 was applied to debt service and no shares of Omega common stock were acquired. In 2003, 14,438 shares of Omega common stock were acquired at a cost of $513,000 and $69,000 was applied to debt service. At December 31, 2004 the ESOP holds 830,269 shares of Omega common stock, which includes 346,155 shares from the conversion of 219,781 shares of preferred stock. Of the 346,155 shares of leveraged stock, 251,349 shares have been allocated to participants of the plan as of December 31, 2004, based upon principal repayment of the debt outstanding. Fair value of the 94,806 unallocated shares was $3,308,000. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

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

      In order to meet the future annual debt service of $470,000, which includes principal and interest, the ESOP will receive dividends from 346,155 shares of common stock (which was converted from preferred stock) and the remainder in contributions from the Corporation. In 2004, the debt service required was $470,000, of which $141,000 represented interest expense incurred by the ESOP. In 2003, the debt service required was $470,000, of which $162,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 2004 was $2,192,000. Scheduled principal repayments on the ESOP debt are as follows:

2005 ...............................................................   $ 348,000
2006 ...............................................................     369,000
2007 ...............................................................     391,000
2008 ...............................................................     415,000
2009 ...............................................................     440,000
Later years ........................................................     229,000

Defined Contribution Plan

      Omega maintains a defined contribution plan for eligible employees, as defined. Employer contributions to the plan totaled $174,000, $172,000 and $1,165,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

      When Sun Bancorp Inc. was acquired on October 1, 2004, a defined contribution plan was in place for employees in that organization. This plan was maintained through December 31, 2004 and subsequently merged into Omega's existing plan as of January 1, 2005. Employer contributions to this plan totaled $110,000 in 2004.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan ("SERP") is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the three officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP, which is included in Other Liabilities. At December 31, 2004 the liability for these future obligations was $3,100,000 as compared to December 31, 2003 when the liability was $3,060,000. For the years ended December 31, 2004, 2003 and 2002, $339,000, $512,000 and
$363,000, respectively, was charged to operations in connection with this program.

Supplemental Director Retirement Plan

      With the Sun Bancorp acquisition, Omega assumed liabilities to provide supplemental payments to certain former directors of Guaranty Bank and Steelton Bank. Life insurance contracts are being used to fund this supplemental payment to the former directors. No expense related to this obligation was recorded in 2004. The carrying value of this future obligation included in Other Liabilities is $713,000 as of December 31, 2004.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

      Carrying values approximate fair value for cash and due from banks, interest-bearing deposits, federal funds sold, interest receivable, demand deposits, savings deposits, short-term borrowings, other interest bearing liabilities and interest payable given.

      Investment   Securities--The  fair  value  of  investment   securities  is
determined by reference to quoted market prices or dealer quotes (see Note 5).

      Commercial, Financial and Agricultural Loans, Real Estate-Commercial Loans and Real Estate--Construction Loans--These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a spread of approximately 145 basis points at December 31, 2004 and a spread of approximately 15 to 185 basis points at December 31, 2003. Loans discounted using the U.S. Treasury rate carry a spread of approximately 250 basis points as of December 31, 2004 and a spread of 235 to 275 basis points at December 31, 2003.

      Real Estate Mortgage Loans--This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages, for December 31, 2004 and December 31, 2003, are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 290 basis points. The market rate for fixed rate mortgages was approximately 6.00% at December 31, 2004 and ranged from 5.85% to 6.70% at December 31, 2003.

      Home Equity Loans--This category is comprised primarily of fixed rate loans, but does include home equity lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of approximately 30 basis points as of December 31, 2004 and -30 to 170 basis points as of December 31, 2003. Home equity lines of credit are on a floating basis and approximate current market rates.

      Personal Loans and Lease Financing--This category is comprised primarily of fixed rate loans, but does include personal lines of credit which have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48-month automobile loan plus a spread of 50 basis points as of December 31, 2004 and a spread of 100-250 basis points as of December 31, 2003. Personal lines of credit are on a floating basis and approximate current market rates.

      Fixed Rate Time Deposits--The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of negative 90 basis points to positive 35 basis points at December 31, 2004 and a spread of 0 to 40 basis points at December 31, 2003.

      Long-Term Debt--The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current FHLB borrowing rate for borrowings with similar terms and maturity. The appropriate FHLB borrowing rate ranged from 3.16% to 4.05% at December 31, 2004 and 2.96% to 3.70% at December 31, 2003. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments. FHLB debt with embedded optionality was priced at fair values provided by the Federal Home Loan Bank of Pittsburgh.

      ESOP Debt--The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to the Corporation for debt with similar terms and remaining maturities.

      Standby Letters of Credit--The fair value is equal to the premium received at inception of the guarantee.

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


                              Omega Financial Corporation 2004 Annual Report  49

                              Financial Instruments
                                 (In thousands)

                                               December 31, 2004            December 31, 2003
                                           -------------------------------------------------------
                                              Book         Estimated       Book         Estimated
                                              Value       Fair Value       Value       Fair Value
                                           -------------------------------------------------------
Loans (net of unearned interest):
  Commercial, financial and agricultural   $   271,650    $   269,693   $   111,471    $   113,299
  Real estate--commercial ..............       501,394        494,151       338,703        341,893
  Real estate--construction ............        25,301         25,319        17,598         17,698
  Real estate--mortgage ................       277,208        283,094       197,656        197,791
  Home equity ..........................       133,077        138,262        90,612         94,261
  Personal .............................       107,859        107,765        32,059         32,170
  Lease financing ......................        11,761         12,434            45             45
  Allowance for loan losses ............       (15,644)            --       (10,569)            --
                                           -------------------------------------------------------
Total loans ............................   $ 1,312,606    $ 1,330,718   $   777,575    $   797,157
                                           =======================================================
Fixed rate time deposits ...............   $   562,687    $   561,426   $   316,997    $   322,162
ESOP debt ..............................         2,192          2,327         2,521          2,504
Junior subordinated debentures .........        57,190         57,555            --             --
Long-term debt .........................        99,597         94,907        21,600         23,960
Standby letters of credit ..............            --            138            --             72
Outstanding loan commitments ...........            --             --            --             --
Unused lines of credit .................            --             --            --             --

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE
    SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

      The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit, financial guarantees, financial options and interest exchange agreements. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements.

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

      The Corporation had outstanding loan origination commitments aggregating $82,829,000 and $51,218,000 at December 31, 2004 and 2003, respectively. In addition, the Corporation had $205,524,000 and $120,034,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2004 and 2003, respectively.

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

      Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2004 and 2003, standby letters of credit issued and outstanding amounted to $24,064,000 and $13,118,000, respectively. The liability recorded in accordance with FIN45 representing fair market value of the standby letters of credit at December 31, 2004 and December 31, 2003 was $138,000 and $72,000, respectively.

      For a brief time in October of 2004, there were interest rate agreements in place. These agreements were acquired with the purchase of Sun Bancorp, and had a fair market value of $5,053,000 at the time of purchase. Omega opted to terminate the arrangement immediately after the Sun acquisition. Otherwise, during 2003 and 2004, there were no financial options or interest rate agreements in place.

      As of December 31, 2004, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated throughout central Pennsylvania. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central Pennsylvania.

22. RELATED-PARTY TRANSACTIONS

      Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $19,220,000, $19,446,000 and $27,816,000 at December 31, 2004, 2003 and 2002, respectively.
During 2004, $2,167,000 of new loans were made and repayments totaled $5,430,000. Existing borrowings for new directors added as a result of the Sun Bancorp acquisition was $3,037,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2004.

23. COMMITMENTS AND CONTINGENT LIABILITIES

      In 2003, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if the Corporation cancels it prior to the end of the commitment period. If the contract would have been canceled on December 31, 2004, termination penalties of approximately $9,792,000 would have been assessed.

      The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business, and in management's opinion, the financial condition and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings.

24. REGULATORY MATTERS

      The Corporation and its bank subsidiaries are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its bank subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation's and bank subsidiary's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and bank subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.

      As of December 31, 2004, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions' category.

      The table below provides a comparison of Omega and its bank subsidiary's risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

                                                                  Minimum Requirement    Minimum Regulatory
                                                                      For Capital        Requirements to be
                                                  Actual           Adequacy Purposes     "Well Capitalized"
                                             -----------------    -------------------    ------------------
                                              Amount     Ratio     Amount      Ratio       Amount     Ratio
                                             --------------------------------------------------------------
OMEGA FINANCIAL CORPORATION
As of December 31, 2004:
  Total Capital (to Risk Weighted Assets)    $ 198,830    14.4%   $ 110,562       8.0%   $ 138,202     10.0%
  Tier I Capital (to Risk Weighted Assets)     183,186    13.3%      55,281       4.0%      82,921      6.0%
  Tier I Capital (to Average Assets) .....     183,186    15.3%      47,816       4.0%      59,770      5.0%
As of December 31, 2003:
  Total Capital (to Risk Weighted Assets)    $ 172,212    22.3%   $  61,907       8.0%   $  77,384     10.0%
  Tier I Capital (to Risk Weighted Assets)     162,776    21.0%      30,954       4.0%      46,431      6.0%
  Tier I Capital (to Average Assets) .....     162,776    14.2%      45,816       4.0%      57,271      5.0%

OMEGA BANK
As of December 31, 2004:
  Total Capital (to Risk Weighted Assets)    $ 212,956    15.6%   $ 109,132       8.0%   $ 136,415     10.0%
  Tier I Capital (to Risk Weighted Assets)     197,312    14.5%      54,566       4.0%      81,849      6.0%
  Tier I Capital (to Average Assets) .....     197,312    16.9%      46,756       4.0%      58,445      5.0%
As of December 31, 2003:
  Total Capital (to Risk Weighted Assets)    $ 153,735    20.4%   $  60,299       8.0%   $  75,374     10.0%
  Tier I Capital (to Risk Weighted Assets)     144,299    19.1%      30,149       4.0%      45,224      6.0%
  Tier I Capital (to Average Assets) .....     144,299    12.8%      45,040       4.0%      56,300      5.0%


                              Omega Financial Corporation 2004 Annual Report  51

      Certain restrictions exist regarding the ability of Omega Bank to transfer funds to Omega in the form of cash dividends, loans and advances. Omega Bank is required to obtain the approval of the Comptroller of the Currency to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years.

      Under Federal Reserve restrictions, Omega Bank is limited in the amount it may loan to its affiliates, including Omega. At December 31, 2004, Omega Bank had an aggregate lending limit to affiliates of $31,927,000 and no amount was outstanding with Omega.

25. SUBSEQUENT EVENTS

      In February 2005, management completed its planned restructuring. Long-term Federal Home Loan Bank debt of $55,032,000 was paid off, with a realized gain on the early extinguishment of debt of $1,043,000. Additionally, investment securities in the amount of $35,492,000 were sold, and a gain of $257,000 was realized.

26. OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)
    Financial information (in thousands):

                            Condensed Balance Sheets
                                   (Unaudited)

                                                         December 31,
                                                   ------------------------
                                                      2004          2003
                                                   ------------------------
ASSETS:
  Cash ........................................    $    6,247    $    6,453
  Investment in bank subsidiaries .............       353,108       125,819
  Investment in non-bank subsidiaries .........        37,280        33,894
  Investment in unconsolidated subsidiaries ...         1,625            --
  Investment securities available for sale ....           500            --
  Premises and equipment, net .................         4,483         4,678
  Other assets ................................             7           578
                                                   ------------------------
TOTAL ASSETS ..................................    $  403,250    $  171,422
                                                   ========================
LIABILITIES:
  Demand loan .................................    $   10,000    $       --
  Long-term debt ..............................        12,000            --
  Junior subordinated debentures ..............        57,190            --
  ESOP debt ...................................         2,192         2,521
  Accounts payable and other liabilities ......         6,129         1,462
                                                   ------------------------
TOTAL LIABILITIES .............................        87,511         3,983
SHAREHOLDERS' EQUITY ..........................       315,739       167,439
                                                   ------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....    $  403,250    $  171,422
                                                   ========================

                         Condensed Statements of Income
                                   (Unaudited)

                                                                Years Ended December 31,
                                                         --------------------------------------
                                                            2004          2003          2002
                                                         --------------------------------------
INCOME:
  Dividends from:
    Bank subsidiaries ................................   $   12,420    $   11,493    $   32,148
    Non-bank subsidiaries ............................          313         2,250            --
    Unconsolidated subsidiaries ......................           48            --            --
  Securities available for sale ......................            7            --            --
  Fees received from subsidiaries ....................          577           468           668
  Other fee income ...................................            8            --            --
                                                         --------------------------------------
TOTAL INCOME .........................................       13,373        14,211        32,816
EXPENSE:
  Interest expense ...................................        1,119             3             6
  Amortization .......................................         (203)           --            --
  Salaries and employee benefits .....................          596           619            --
  Other ..............................................          706           571           753
                                                         --------------------------------------
TOTAL EXPENSE ........................................        2,218         1,193           759
                                                         --------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ........       11,155        13,018        32,057
Income tax benefit ...................................         (865)         (536)         (112)
                                                         --------------------------------------
                                                             12,020        13,554        32,169
Equity in undistributed net income of subsidiaries ...        5,001         3,631       (13,990)
                                                         --------------------------------------
NET INCOME ...........................................   $   17,021    $   17,185    $   18,179
                                                         ======================================

                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                                                             Years Ended December 31,
                                                                                      --------------------------------------
                                                                                         2004          2003          2002
                                                                                      --------------------------------------
Cash flows from operating activities:
  Net income ......................................................................   $   17,021    $   17,185    $   18,179
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization .................................................          119           369           624
    Decrease (increase) in tax receivable .........................................         (288)          208           (65)
    Decrease (increase) in interest and other receivable ..........................          310           274         1,134
    Increase (decrease) in taxes payable ..........................................           --            39            (4)
    Increase (decrease) in accounts payable and accrued expenses ..................      (11,881)          567        (1,024)
    (Increase) decrease in undistributed earnings of subsidiaries .................       (5,001)       (3,642)       13,990
                                                                                      --------------------------------------
      Total adjustments ...........................................................      (16,741)       (2,185)       14,655
                                                                                      --------------------------------------
Net cash provided by operating activities .........................................          280        15,000        32,834
Cash flows from investing activities:
  Capital expenditures ............................................................         (128)         (109)           (4)
  Sale of fixed assets ............................................................           --            --         1,231
Net cash paid for acquisition of Sun Bancorp, Inc. ................................      (43,023)
Investment in unconsolidated subsidiary ...........................................       (1,114)           --            --
                                                                                      --------------------------------------
Net cash provided by (used in) investing activities ...............................      (44,265)         (109)        1,227
Cash flows from financing activities:
  Issuance of demand note payable .................................................       10,000            --            --
  Issuance of junior subordinated debt ............................................       37,114            --            --
  Issuance of long-term debt ......................................................       12,000            --            --
  Principal payments made on debt .................................................       (1,657)           --            --
  Dividends paid ..................................................................      (11,388)      (12,230)       (9,491)
  Net change in interest bearing liabilities ......................................           38            31            34
  Capital contribution to subsidiary ..............................................       (2,453)           --       (20,000)
  Tax benefit from preferred stock dividend and stock option activity .............          186           303           491
  Issuance of common stock ........................................................        2,427         2,389         3,470
  Acquisition of treasury stock ...................................................       (2,488)       (2,886)       (9,207)
                                                                                      --------------------------------------
Net cash used in financing activities .............................................       43,779       (12,393)      (34,703)
                                                                                      --------------------------------------
Net increase (decrease) in cash and due from banks ................................   $     (206)   $    2,498    $     (642)
                                                                                      ======================================
Cash and due from banks at beginning of period ....................................   $    6,453    $    3,955    $    4,597
Cash and due from banks at end of period ..........................................        6,247         6,453         3,955
                                                                                      --------------------------------------
Net increase (decrease) in cash and due from banks ................................   $     (206)   $    2,498    $     (642)
                                                                                      ======================================
Income taxes paid .................................................................   $    3,620    $    5,625    $    4,790
Interest paid .....................................................................          248             3             6


                              Omega Financial Corporation 2004 Annual Report  53

27. QUARTERLY RESULTS OF OPERATIONS (Unaudited)

      The unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 follow (in thousands, except per share data):

                                                       2004 Quarter Ended
                                      -----------------------------------------------------
                                       March 31      June 30     September 30   December 31
                                      -----------------------------------------------------
Total interest income .............   $  13,106     $  12,845      $  12,919      $  23,501
Total interest expense ............       3,016         2,959          3,146          7,545
Net interest income ...............      10,090         9,886          9,773         15,956
Provision for loan losses .........          --            --             --           (300)
Securities gains ..................           8           203             60            692
Income before income taxes ........       4,595         5,126          4,646          7,976
Income tax expense ................         991         1,195          1,094          2,042
Net income ........................       3,604         3,931          3,552          5,934
Basic earnings per share ..........   $     .43     $     .46      $     .42      $     .47
Diluted earnings per share ........         .42           .46            .42            .47

                                                       2003 Quarter Ended
                                      -----------------------------------------------------
                                       March 31      June 30     September 30   December 31
                                      -----------------------------------------------------
Total interest income .............   $  14,743     $  14,457      $  14,027      $  13,556
Total interest expense ............       3,743         3,588          3,238          3,137
Net interest income ...............      11,000        10,869         10,789         10,419
Provision for loan losses .........         100           150            100              0
Securities gains ..................          31           699            257            140
Income before income taxes ........       5,420         5,672          5,749          5,170
Income tax expense ................       1,198         1,440          1,409            779
Net income ........................       4,222         4,232          4,340          4,391
Basic earnings per share ..........   $     .51     $     .51      $     .52      $     .52
Diluted earnings per share ........         .49           .49            .51            .51

      On October 1, 2004, Omega consummated its merger with Sun Bancorp, Inc. This transaction accounts for the increase in net income for the quarter ended December 31, 2004 when compared to the previous quarters' net income.

      During the fourth quarter, management executed most of its planned post-merger restructuring efforts that included the sale of Sun's auto lease portfolio and investment securities and the early extinguishment of long-term Federal Home Loan Bank Debt and a related interest rate swap and other subordinated debt. This restructuring resulted in a reduction of total assets by $194,265,000. Due to the favorable movement in interest rates from the date acquired to the date disposed, Omega recognized a $652,000 gain on the sale of the securities and a $570,000 gain on the disposal of debt and liquidation of the  related  interest  rate  swap.  The sale of the auto  lease  portfolio  was consummated at essentially the fair value of the acquired portfolio. Amortization of purchase accounting adjustments in the fourth quarter of 2004 increased pre-tax income by $246,000.

                  Omega Financial Corporation and Subsidiaries
                    COMMON STOCK MARKET PRICES AND DIVIDENDS

      The common stock of Omega Financial Corporation is traded on the Nasdaq(R) National Market under the symbol OMEF. As of December 31, 2004, the number of shareholders of record of the Corporation's common stock was 4,055.

      The following table sets forth, for the periods indicated the high and low sale prices and dividends declared:

                                              2004
                                    ---------------------------
                                                      Dividends
Quarter Ended                        High      Low    Declared
---------------------------------------------------------------
March 31 ......................     $38.75   $33.71      $ 0.30
June 30 .......................      37.97    29.10        0.30
September 30 ..................      35.31    29.13        0.30
December 31 ...................      36.75    32.74        0.30

                                              2003
                                    ---------------------------
                                                      Dividends
Quarter Ended                        High      Low    Declared
---------------------------------------------------------------
March 31 ......................     $36.65   $31.25      $ 0.29
June 30 .......................      37.74    32.80        0.29
September 30 ..................      37.37    32.92        0.29
December 31 ...................      38.99    33.24        0.30

      While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. See Note 24 of the Notes to Consolidated Financial Statements.

Corporate Headquarters
    Omega Financial Corporation
    366 Walker Drive
    State College, PA 16801
    800-494-1810
    814-231-7680
    OmegaFinancial.com

Investor Information
    JoAnn McMinn, Senior Vice President
    Director of Investor Relations
    366 Walker Drive
    State College, PA 16801
    800-494-1810
    814-231-7680
    JMcMinn@omef.com

                             CORPORATE INFORMATION

INVESTMENT CONSIDERATIONS

      In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 2004, a copy of which can be obtained as described above.

REGISTRAR AND TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone: (800-368-5948)
Website: www.rtco.com
E-mail: info@rtco.com

      Stockholders of record may access their accounts via the Internet to review account holdings and transaction history through Registrar and Transfer Company's website: www.RTCO.com

INFORMATION AVAILABILITY

      Information about the Company's financial performance may be found at www.omegafinancial.com. Earnings releases, dividend announcements and other news releases are typically available at this site within ten minutes of issuance. Shareholders wishing to receive e-mail notification each time a news release or corporate event has been posted may arrange to do so by visiting the web site and following the instructions listed under "E-mail Notification."

      All reports filed electronically by Omega Financial Corporation with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as well as any amendments to those reports, are also accessible at no cost on the SEC's Web site at www.sec.gov.

      Additionally, a copy of the Corporation's Annual Report to the SEC on Form 10-K for the year ended December 31, 2004 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, Secretary, 366 Walker Drive, State College, PA 16801.

ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 25, 2005 at Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania.


                              Omega Financial Corporation 2004 Annual Report  55

                          OMEGA FINANCIAL CORPORATION
                               Board of Directors

David B. Lee, Chairman
Chairman and Chief Executive Officer

Raymond F. Agostinelli
President and owner McLanahan Drug
Store Management Co., Inc.

Maureen M. Bufalino
Senior Vice President and Regional
President, Omega Bank

Philip E. Gingerich
Self employed Real Estate Appraiser
and Consultant, Retired

Robert A. Hormell
Assistant Director of Susquehanna
Economic Development Association--
Council of Governments (SEDA-COG)

D. Stephen Martz
Retired Officer,
Omega Financial Corporation

Robert N. Oliver
Owner, Oliver Farms

James W. Powers, Sr.
Retired President, Polestar Plastics
Manufacturing Company

Stanton R. Sheetz
President and C.E.O., Sheetz, Inc.
Retail Convenience Stores

Robert A. Szeyller
Retired Managing Partner,
Pennsylvania Financial Group, Inc.
Pension and Insurance Consulting Firm

Dennis Van Benthuysen
President and Owner of The Colonial
Furniture Company

                                    Officers

David B. Lee
Chairman and Chief Executive Officer

Donita R. Koval
President and Chief Operating Officer

Daniel L. Warfel, CPA
Executive Vice President and
Chief Financial Officer

Charles E. Nelson
Executive Vice President

Vincent C. Turiano
Executive Vice President
Insurance and Investments

Maureen M. Bufalino
Senior Vice President

Teresa M. Ciambotti, CFA
Senior Vice President,
Funds Management

JoAnn N. McMinn
Senior Vice President, Corporate
Controller and Director of
Investor Relations

Byron Mertz, III
Senior Vice President

David N. Thiel
Senior Vice President,
Operations and Secretary

                                   OMEGA BANK
                               Board of Directors

David B. Lee, Chairman
Raymond F. Agostinelli
Edward J. Anderson
Ralph W. Arthur, Jr.
Carl H. Baxter

Maureen M. Bufalino
Richard L. Campbell, Esq.
Allen E. Gibboney, Esq.
Philip E. Gingerich
Robert A. Hormell

Frederick J. Kissinger
Donita R. Koval
Stephen M. Krentzman
D. Stephen Martz
Robert N. Oliver

James W. Powers, Sr.
Stanton R. Sheetz
Robert A. Szeyller
Dennis Van Benthuysen

                                    Officers

David B. Lee, Chairman

Donita R. Koval, President and Chief Executive Officer

                              Regional Presidents

Maureen M. Bufalino
Wilkes-Barre Region

Byron Mertz, III
Susquehanna Valley Region

                           Executive Vice Presidents

Daniel L. Warfel, CPA
Chief Financial Officer

John R. Franks, Jr.
Retail Sales

Vincent C. Turiano
Information Technology

                             Senior Vice Presidents

Thomas Bixler
Head of Commercial Lending

Teresa M. Ciambotti, CFA
Funds Management

Gary P. Cook
Bank Capital Services

Bruce R. Erb, CFP, CTFA
Asset Management and Trust

John E. Gravish
Consumer Lending Manager

Stephen W. Grim
Commercial Loan Division Manager

Dennis E. Hampton
Asset Management and Trust

Ronald S. Haring
Senior Commercial Lender

JoAnn N. McMinn
Corporate Controller

Larry D. Muck
Mortgage Lending Manager

David N. Thiel
Cashier and Secretary

                      MID-PENN INSURANCE ASSOCIATES, INC.
                           Daniel R. Geise, President
             Cheryl A. Zellers, Vice President, Secretary, Treasurer
                      Christopher J. Fellon, Vice President

                 SENTRY TRUST COMPANY, SUBSIDIARY OF OMEGA BANK
            Charles E. Nelson, President and Chief Executive Officer
  Carole L. Crist, Executive Vice President and Chief Operating Officer/Chief
                               Investment Officer
   Randy L. Martin, Senior Vice President and Employee Benefits Trust Officer

                BANK CAPITAL SERVICES, SUBSIDIARY OF OMEGA BANK
                            Gary P. Cook, President


56