Form 10-K, Exhibit 13
period 2005-12-31
OMEGA FINANCIAL CORP /PA/
filed 2006-03-16
CIK 705671

[LOGO]
OMEGA FINANCIAL CORPORATION
    2005 Annual Report

Omega Financial Corporation and Subsidiaries
Selected Financial Data

      The following selected unaudited financial data of Omega Financial Corporation and subsidiaries for the five years ended December 31, 2005 should be read in conjunction with the consolidated financial statements of Omega Financial Corporation and the notes thereto, which are set forth elsewhere in the Annual Report.

Five-Year Financial Summary

                                                        2005           2004            2003           2002           2001
                                                     ------------------------------------------------------------------------
                                                            (In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION at December 31
  Assets .........................................   $ 1,939,979    $ 2,082,571     $ 1,140,166    $ 1,154,557    $ 1,158,629
  Deposits .......................................     1,422,530      1,502,082         907,580        919,255        931,667
  Loans, net .....................................     1,199,373      1,312,606         788,144        779,819        760,354
  Investment securities ..........................       353,355        327,979         240,539        251,508        266,658
  Short-term borrowings ..........................        90,153         90,259          33,263         41,452         37,572
  Junior subordinated debentures .................        56,692         57,190              --             --             --
  Long-term debt (including ESOP debt) ...........        38,167        101,771          24,121         19,069         20,344
  Shareholders' equity ...........................       318,490        315,739         167,439        162,110        156,250
  Number of shares outstanding--common ...........    12,599,508     12,593,524       8,458,823      8,099,778      8,222,010
  Number of shares outstanding--preferred ........            --             --              --        219,781        219,781

INCOME STATEMENT INFORMATION
Years Ended December 31
  Total interest income ..........................   $    91,175    $    62,371     $    56,783    $    64,960    $    76,006
  Net interest income ............................        61,670         45,705          43,077         45,637         45,143
  Provision (credit) for loan losses .............         1,202           (300)            350            630            500
  Income before income taxes .....................        29,057         22,343          22,011         23,829         23,532
  Income tax expense .............................         6,182          5,322           4,826          5,650          5,877
  Net income .....................................        22,875         17,021          17,185         18,179         17,655

PER COMMON SHARE DATA
  Net income--basic ..............................   $      1.82    $      1.79     $      2.07    $      2.17    $      2.08
  Net income--diluted ............................          1.81           1.78            2.01           2.10           2.01
  Cash dividends--common .........................          1.24           1.20            1.17           1.13           1.07
  Book value--common .............................         25.28          25.07           19.79          19.63          18.65
  Book value--tangible ...........................         11.76          11.28           19.79          19.63          18.65

FINANCIAL RATIOS
  Return on average tangible equity ..............         15.33%         11.84%          10.32%         11.32%         11.50%
  Return on average common equity ................          7.13           8.89           10.32          11.32          11.50
  Return on average tangible assets ..............          1.25           1.26            1.50           1.58           1.56
  Return on average assets .......................          1.15           1.24            1.50           1.58           1.56
  Dividend payout--common ........................         68.30          66.91           55.76          50.76          50.01
  Average equity to average assets ...............         16.06          13.97           14.53          13.96          13.54


                                                                               1
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations

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

FORWARD-LOOKING STATEMENTS

      The information contained in this Annual Report contains forward- looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega's financial condition or results of operations, the classification of Omega's investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega's Annual Report on Form 10-K for the year ended December 31, 2005, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto).

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

      Omega Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, health savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, Home Equity VISA card, IRA accounts and student loans. Commercial banking services include commercial lending, small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. Omega Bank also provides a variety of trust and asset management services. Through its subsidiaries OIA and Mid Penn Insurance agencies, a full complement of auto, home and business insurance as well as term life insurance is available. Omega offers annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products through an arrangement with a broker-dealer and insurance brokers. Management believes the Corporation has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central and northeastern Pennsylvania.

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

Focus of Management

      Management is committed to achieving long-term stability and measures its success by five key elements.

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

      Operating Results--Omega's management keeps a sharp eye on earnings results. Earnings in 2005 were up more than 34% over the prior year, with many of our profitability ratios consistently exceeding those of our peer group. The acquisition of Sun during the fourth quarter of 2004, and the balance sheet restructuring and integration efforts positively affected the year's results and is discussed during the management discussion and analysis of financial condition.

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

Omega's Opportunities

      We seek to continually enhance our customer delivery system, both through technology and physical facilities. In 2005, Omega opened a new financial service center in the Centre county region as well as a new branch location in the Wilkes Barre region. We have short-term and long-term plans to revitalize many existing branch locations through remodeling for efficiencies or relocation for improved access and customer convenience. We continually examine opportunities to upgrade technology both to cater to our customers' needs and to increase operational efficiency. In 2005, Omega implemented virtual proof, and was the first bank in the Philadelphia Federal Reserve District to implement imaged delivery of check items to the Federal Reserve.

Omega's Challenges

      Competition--We are experiencing more intense competition than we have ever seen in our long history. No longer is our competition limited to local community institutions or strictly to financial institutions. Our primary market area includes several very prosperous communities, an attractive target for competitors. To meet this challenge, we stay in close contact with our customers, monitoring their satisfaction with our services through professionally conducted surveys, personal visits and networking in the communities we serve. We strive to meet our customers' expectations and deliver consistent high-quality service. Increased competition and the resulting pricing pressures have challenged Omega's growth opportunities in our primary market areas.

      Regulated Company--Omega is subject to banking regulation as well as regulation by the Securities and Exchange Commission (SEC), and as such, must comply with several laws, including the USA Patriot Act, Sarbanes-Oxley Act of 2002 and the Bank Secrecy Act. Management has instituted a series of actions to strengthen and improve Omega's already strong corporate governance practices, including formation of a Disclosure Committee for Financial Reporting and adoption of a Code of Ethics for all directors, officers and employees.

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

APPLICATION OF CRITICAL ACCOUNTING POLICIES

      The Corporation's consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in Note 1--Summary of Significant Accounting Policies. Certain policies require numerous estimates and economic assumptions, based upon information available as of the date of the financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Corporation's reported results and financial position for the period or in future periods. The accounting policy for establishing the allowance for loan losses has a greater reliance on the use of estimates, and as such has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Corporation's future financial condition and results of operations.

      Pages 9-10 of this Annual Report to Shareholders provide management's analysis of the Company's allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

      Omega's accounting policy for the determination of goodwill and other intangibles also has a significant reliance on the use of estimates. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is Omega's policy that goodwill be tested for impairment on at least an annual basis. Management's current analysis indicates that a 22.9% decline in market capitalization would warrant further analysis of the carrying value of goodwill, which could result in an adjustment to its value.

      Intangible assets with finite lives include core deposits, customer relationships and trade names. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit, customer relationship and certain trade name intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit. Management estimates that consecutive annual declines of more than 9% of the acquired customer base subsequent to December 31, 2005 could result in an impairment of the core deposit intangible and affect Omega's operating results in future years.


                                                                               3
                                  Omega Financial Corporation 2005 Annual Report

Table 1--Linked Quarter Analysis
Omega Financial Corporation and Subsidiaries Consolidated Balance Sheets (In thousands, except share data) Unaudited

                                               October 1,   December 31,   March 31,     June 30,    September 30,  December 31,
                                                  2004          2004          2005         2005          2005           2005
                                               ---------------------------------------------------------------------------------
ASSETS
Cash and due from banks ....................   $   52,332   $     47,877   $   49,424   $   54,152   $     57,945   $     56,194
Interest bearing deposits with other banks .       25,660         31,122       29,899       25,153          6,981          8,908
Federal funds sold .........................       10,100         36,350       17,000       30,325             --             --
Trading securities .........................           --             --           --          469            464            468
Investment securities available for sale ...      470,210        327,979      315,108      322,018        367,330        353,355
Investment in unconsolidated subsidiary ....          511          1,625        1,625        1,625          1,625          1,625
Loans held for sale ........................           --         22,515           69          306            217            264
Net portfolio loans ........................    1,417,048      1,290,091    1,265,296    1,238,242      1,215,471      1,199,109
Goodwill and intangibles ...................      174,036        173,685      171,298      170,941        170,674        170,262
Total other assets .........................      195,110        151,327      154,440      150,514        151,123        149,794
                                               ---------------------------------------------------------------------------------
TOTAL ASSETS ...............................   $2,345,007   $  2,082,571   $2,004,159   $1,993,745   $  1,971,830   $  1,939,979
                                               =================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing .....................   $  232,563   $    228,408   $  220,520   $  235,599   $    237,853   $    236,683
  Interest bearing .........................    1,319,188      1,273,674    1,268,265    1,275,735      1,209,997      1,185,847
                                               ---------------------------------------------------------------------------------
Total deposits .............................    1,551,751      1,502,082    1,488,785    1,511,334      1,447,850      1,422,530
Short-term borrowings ......................       64,622         90,259       78,251       55,664        107,798         90,153
Junior subordinated debentures .............       57,315         57,190       57,066       56,941         56,816         56,692
Long-term debt .............................      292,842         99,579       43,853       32,000         26,614         36,322
Other liabilities ..........................       21,729         17,722       19,771       19,477         14,212         15,792
                                               ---------------------------------------------------------------------------------
TOTAL LIABILITIES ..........................    1,988,259      1,766,832    1,687,726    1,675,416      1,653,290      1,621,489
                                               ---------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY .................      356,748        315,739      316,433      318,329        318,540        318,490
                                               ---------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .   $2,345,007   $  2,082,571   $2,004,159   $1,993,745   $  1,971,830   $  1,939,979
                                               =================================================================================

Omega Financial Corporation and Subsidiaries Consolidated Statements of Income (In thousands, except share data) Unaudited

                                                                         Qtr 4       Qtr 1       Qtr 2       Qtr 3       Qtr 4
                                                                          2004        2005        2005        2005        2005
                                                                        --------------------------------------------------------
TOTAL INTEREST INCOME ...............................................   $ 23,501    $ 22,072    $ 22,639    $ 23,150    $ 23,314
TOTAL INTEREST EXPENSE ..............................................      7,545       6,830       7,289       7,541       7,845
                                                                        --------------------------------------------------------
NET INTEREST INCOME .................................................     15,956      15,242      15,350      15,609      15,469
Provision (credit) for loan losses ..................................       (300)        142         180         290         590
                                                                        --------------------------------------------------------
INCOME FROM CREDIT ACTIVITIES .......................................     16,256      15,100      15,170      15,319      14,879
Non-Interest Income:
Loan and deposit fees ...............................................      5,021       4,056       4,376       4,575       4,697
Trust and investment sales ..........................................      2,298       2,738       2,255       2,190       1,987
Gain on the early extinguishment of debt ............................        570       1,043          --          --          --
Gain on sale of loans and other assets ..............................       (115)       (339)        (39)         (1)          3
Net gains on the sale of investment securities ......................        692         988         549         134         656
                                                                        --------------------------------------------------------
TOTAL OTHER INCOME ..................................................      8,466       8,486       7,141       6,898       7,343
Non-Interest Expense:
Salaries and employee benefits ......................................      8,193       7,551       7,721       7,720       7,563
Occupancy, equipment and data processing ............................      2,713       2,826       2,716       2,620       2,833
Amortization of intangible assets ...................................        394         163         274         274         274
Other ...............................................................      5,446       4,429       4,952       4,578       4,785
                                                                        --------------------------------------------------------
TOTAL OTHER EXPENSE .................................................     16,746      14,969      15,663      15,192      15,455
                                                                        --------------------------------------------------------
Income before taxes .................................................      7,976       8,617       6,648       7,025       6,767
Income tax expense ..................................................      2,042       2,040       1,267       1,460       1,415
                                                                        --------------------------------------------------------
NET INCOME ..........................................................   $  5,934    $  6,577    $  5,381    $  5,565    $  5,352
                                                                        ========================================================
Net income per common share:
  Basic .............................................................   $   0.47    $   0.52    $   0.43    $   0.44    $   0.43
  Diluted ...........................................................   $   0.47    $   0.52    $   0.43    $   0.44    $   0.42
Weighted average shares and equivalents:
  Basic .............................................................     12,531      12,596      12,607      12,616      12,586
  Diluted ...........................................................     12,627      12,659      12,660      12,666      12,624
Dividends declared per share:
  Common ............................................................   $    .30    $    .31    $    .31    $    .31    $    .31

                                                                     (continued)

                                                                         Qtr 4       Qtr 1       Qtr 2       Qtr 3       Qtr 4
                                                                          2004        2005        2005        2005        2005
                                                                        --------------------------------------------------------
Key Ratios
Yield on Earning Assets .............................................    5.30%        5.28%      5.53%       5.68%       5.84%
Rate on Funding Sources .............................................    1.70%        1.64%      1.78%       1.84%       1.96%
Net Interest Spread .................................................    3.60%        3.64%      3.75%       3.84%       3.88%
Net Interest Spread--Tax Equivalent .................................    3.79%        3.81%      3.90%       3.99%       4.03%
Return on Average Equity ............................................    9.29%        8.26%      6.73%       6.90%       6.65%
Return on Average Tangible Equity ...................................    9.29%       18.14%     14.47%      14.68%      14.14%

Linked Quarter Analysis

      Given the impact of the Sun acquisition on October 1, 2004 to the comparability of the balance sheet and income statement, management analyzes financial condition and the results of operations on a linked quarter basis. Table 1 depicts a summary balance sheet, income statement and key ratios for Omega as of October 1, 2004 and through the end of each quarter thereafter ending on December 31, 2005. The October 1, 2004 opening position is Omega's balance sheet on September 30, 2004 and includes the assets and liabilities acquired through the Sun merger on October 1, 2004.

The Big Picture since Acquiring Sun

      One of Omega's primary objectives in 2005 was to successfully integrate the Sun operations and restructure the balance sheet to reduce exposure to risk and maximize returns. Management made significant progress during the year to meet these objectives through identifying credit facilities that didn't meet Omega's underwriting standards, examining business lines that did not achieve the Company's hurdle rate for risk-adjusted returns, consolidating operations, and re-pricing products to enhance returns while remaining competitive. In addition, Omega experienced lower than expected demand for residential mortgage and commercial loans as a result of a slowing local economy and increased competition in our markets.

      At October 1, 2004, Omega's assets totaled $2,345,007,000. During 2005, assets declined by $361,274,000 net of the $43,754,000 cash consideration paid to Sun shareholders. This decline is primarily due to the planned sale of investment securities and loans acquired from Sun that did not meet Omega's risk profile and due to decreasing loan volumes as a result of tighter credit standards and the increased competitive market. At the end of 2005, total assets were $1,939,979,000. Most of the proceeds from the asset sales were used to pay off the Federal Home Loan Bank debt acquired from Sun. Management's efforts in 2005 to rebalance the risk profile of the Company drove the net interest margin from 3.79% in the fourth quarter of 2004 to 4.03% in the fourth quarter of 2005.

Fourth Quarter 2004

      During the fourth quarter of 2004, Omega began its restructuring efforts by selling $115,646,000 of long term securities and utilizing this liquidity to pay off $171,000,000 of long term fixed rate FHLB borrowings. These investments and debt were part of Sun's leverage strategy that didn't meet Omega's interest rate risk profile. The sales of investment securities resulted in a gain of $652,000 and the payoff of debt resulted in a gain on extinguishment of $570,000. Upon analyzing the acquired Sun loan portfolio, management decided to mark $22,515,000 of manufactured housing mortgages for sale at a loss of $157,000 and also sold the acquired Sun leasing portfolio of $83,600,000 at its net book value. In order to manage Omega's net interest margin, management began re-pricing certain acquired deposit accounts in the fourth quarter of 2004. This re-pricing, along with expected initial runoff after the merger, resulted in a $49,669,000 decrease in total deposits during the fourth quarter. During the quarter, Omega paid $43,754,000 to Sun's shareholders as the cash consideration in the acquisition which decreased shareholder's equity to $315,739,000. These restructuring activities shrank the balance sheet by $262,000,000, reduced credit risk and positioned Omega for improving margins. Management's efforts to consolidate and integrate Sun's operations produced cost savings of approximately $1,800,000 in the fourth quarter of 2004, which were partially offset by merger related expenses.

First Quarter 2005

      The restructuring of the balance sheet continued in the first quarter with the sale of $47,286,000 of securities, generating gains of $400,000, and the payoff of $55,032,000 of FHLB debt, which drove a $1,043,000 gain on extinguishment. Management closed the sale of the $22,515,000 of manufactured housing mortgages at a loss of $381,000. Management finalized its valuation of the core deposit intangible acquired from Sun and the adjustment resulted in lower amortization of $230,000 in the first quarter of 2005, when compared to the fourth quarter of 2004. Management continued to manage the credit risk of the acquired assets and adjusted the pricing on indirect auto loans which accelerated the run off of this product from $75,700,000 at the time of acquisition to $59,587,000 at the end of the first quarter. Omega also continued to experience run off in residential mortgage loans as the market slowed.

      Management's fourth quarter efforts and the rising rate environment favorably impacted the net interest margin with an increase of two basis points in the first quarter to 3.81%. Loan and deposit fees decreased when compared to the fourth quarter by approximately $965,000 due primarily to reduced mortgage refinancing activity and deposit runoff as a result of rate standardization on the acquired Sun deposits. Non-interest expenses for the quarter were $14,969,000, down $1,777,000, or 10.6% when compared to the previous quarter, driven by lower salaries and benefits and cost efficiencies realized from management integration efforts. Net income increased 10.8% to $6,577,000.


                                                                               5
                                  Omega Financial Corporation 2005 Annual Report

Second Quarter 2005

      Loans continued to contract in the second quarter as commercial loans, residential mortgages and indirect auto loans declined causing loans in total to drop by $27,054,000. Deposits showed nice growth as they ended the quarter at $1,511,334,000 for an increase of $22,549,000. Total assets declined by $10,414,000 for the quarter to end at $1,993,745,000. Omega did complete the sale of Sun's administration center in June. The building and equipment had a net book value of $1,633,000 and after a favorable tax treatment, Omega experienced a slight gain from the transaction.

      The margin continued to improve as it reached 3.90% for the quarter for a nine basis point improvement over the previous quarter. Loan and deposit fees increased primarily as a result of customer overdraft fees, while trust and investment fees declined as the result of the loss of two key producers. The reduction of the one-time items such as security gains, loss on sale of loans and other assets and the gain from the early extinguishment of debt accounted for $1,182,000 of the decrease in non-interest income. The increase in non-interest expense was due to increased marketing costs, audit costs and outside service costs. These changes resulted in a decrease, when compared to the second quarter, of $1,196,000, resulting in $5,381,000 of net income for the quarter.

Third Quarter 2005

      On a linked quarter basis, deposits declined $63,484,000, or 4.2% as balances held by governmental entities left Omega as a result of interest rate changes. These funds required collateralization with securities and were priced at yields higher than could be earned on the securities that had to be pledged, causing a drag on Omega's net interest income. Management made the decision to eliminate this drag. Commercial and residential mortgages declined by approximately $23,000,000 during the quarter.

      Net interest income increased for the quarter and the margin increased nine basis points to 3.99%. This margin improvement was a result of Omega's rate risk position and the restructuring of the balance sheet. The flat yield curve during the year held down the margin from widening further. During this quarter, management identified a credit facility that was experiencing cash flow difficulties resulting in an increase in the provision for loan losses to
$290,000 representing a $110,000 increase over the previous quarter. Non-interest income decreased $243,000 as a result of deposit fees increasing while trust and investment sales fees declined and gains from security sales were reduced by $415,000. Non-interest expenses decreased by $471,000 primarily as a result of decreases in equipment and other tax costs. The quarter ended with $5,565,000 of net income representing an increase of 3.4% as compared to the previous quarter.

Fourth Quarter 2005

      The fourth quarter experienced a $25,320,000 decline in deposits and a $16,362,000 decline in loans. The decline in deposits was due to competitive pressures as management chose not to compete aggressively for deposits because loans weren't growing. Residential mortgages, commercial loans and indirect auto loans continued to contract while slightly offset by an increase in home equity loans.

      Operating performance also declined as net income decreased $213,000, or 3.8%. Net interest income dropped $140,000. This decrease was due to the lost volumes as the margin grew from 3.99% to 4.03% on a fully tax equivalent basis. The provision for loan losses was increased by $300,000 due to the weakening credit facility that was previously mentioned. Non-interest income increased $445,000 due to loan and deposit fees increases and increased gains from security sales. These increases were partially offset by a decline in trust and investment sales fees. Non-interest expenses went up $263,000 primarily due to equipment costs and other tax increases.

Future

      Omega's strategic plan calls for the consolidation and possible elimination of branches that are unprofitable. Management is in the process of studying the branches and expects that a few will be consolidated into larger locations. Also being studied are the fringe markets that Sun was in and whether it is in Omega's best interest to stay in these markets. These actions, if initiated, would probably have the effect of shrinking Omega's balance sheet further. Outside of these actions, Management believes that Omega is now positioned to grow its core banking business within its market footprint.

FINANCIAL CONDITION

Balance Sheet Summary

      On December 31, 2005, total assets were $1,939,979,000, representing a $142,592,000 or 6.9% decrease when compared to total assets of $2,082,571,000 at December 31, 2004. This decrease was driven primarily by the planned post-merger balance sheet restructuring after the acquisition of Sun Bancorp, Inc. On October 1, 2004, Omega acquired Sun with assets, liabilities and equity with market values of $1,153,269,000, $1,009,294,000 and $143,975,000, respectively.
At the time of the merger, this represented an increase of 100.5% in Omega's assets and resulted in combined assets of $2,345,007,000, as well as liabilities of $1,988,259,000 and equity of $356,748,000.

      In the fourth quarter of 2004, management executed most of its planned post-merger restructuring efforts that included the sale of Sun's auto lease portfolio and investment securities and the early extinguishment of long term Federal Home Loan Bank (FHLB) debt and a related interest rate swap and other subordinated debt. The result of this program resulted in a reduction of total assets by $194,265,000. Due to the favorable movement in interest rates from the date acquired to the date disposed, the Company recognized a $652,000 gain on the sale of the securities and a $570,000 gain on the disposal of debt and liquidation of the related interest rate swap. The sale of the auto lease portfolio was consummated at essentially the fair value of the acquired portfolio.

      During the first quarter of 2005, management completed its restructuring efforts with the sale of $22,515,000 in manufactured housing mortgages, the sale of $46,849,000 in investment securities and the early extinguishment of $55,032,000 in long term FHLB debt. Omega recognized a loss of $381,000 on the sale of the loans, a gain of $374,000 on the sale of investments and a gain of $1,043,000 on the early extinguishment of the FHLB debt.

      Table 2 below reflects an analysis of the sources and uses of funds for 2005 based on average balances. Table 3 reflects the ending balances at various times in order to explain the impact that the Sun acquisition has had on Omega. These two tables will be referred to during this discussion.

      Omega's average assets for 2005 were $1,997,460,000 as compared to $1,371,227,000 for 2004. This represented a $626,233,000, or 45.7% year over year increase due primarily to the acquisition of Sun. In order to optimize its present and future performance, management must constantly assess various risk factors and act accordingly. When performing comparative analyses of average balances, certain activities of the Corporation which impact asset or liability category balances must be taken into consideration, such as the Sun merger in 2004 and the post-merger balance sheet restructuring that occurred in 2004 and 2005. These types of transactions are in addition to normal banking activity and can have a material impact on Omega's performance.

Table 2
Changes in Uses and Sources of Funds
($ In thousands)

                                            2005       Increase (Decrease)        2004      Increase (Decrease)        2003
                                          Average      ------------------       Average     -------------------      Average
                                          Balance       Amount        %         Balance       Amount       %         Balance
                                         -------------------------------------------------------------------------------------
FUNDING USES:
Loans ................................   $1,202,607    $ 326,290     37.2%    $  876,317    $  131,185     17.6%    $  745,132
Tax-exempt loans .....................       60,048       10,263     20.6         49,785         4,981     11.1         44,804
Investment securities ................      266,555       90,494     51.4        176,061        33,494     23.5        142,567
Tax-exempt investment securities .....       66,449      (19,118)   (22.3)        85,567       (12,175)   (12.5)        97,742
Trading securities ...................          236          236       --             --            --       --             --
Interest bearing deposits ............       21,637       (1,043)    (4.6)        22,680        12,428    121.2         10,252
Federal funds sold ...................       17,539       (2,964)   (14.5)        20,503         1,370      7.2         19,133
                                         -------------------------------------------------------------------------------------
  Total interest earning assets.......    1,635,071      404,158     32.8      1,230,913       171,283     16.2      1,059,630
Non-interest earning assets ..........      375,402      228,775    156.0        146,627        60,226     69.7         86,401
Unrealized gains
  on investments .....................        2,282       (3,912)   (63.2)         6,194        (4,093)   (39.8)        10,287
Less: Allowance for loan losses ......      (15,295)      (2,788)    22.3        (12,507)       (1,596)    14.6        (10,911)
                                         -------------------------------------------------------------------------------------
  Total uses .........................   $1,997,460    $ 626,233     45.7%    $1,371,227    $  225,820     19.7%    $1,145,407
                                         =====================================================================================
FUNDING SOURCES:
Interest bearing demand deposits .....   $  470,291    $ 126,764     36.9%    $  343,527    $   56,397     19.6%    $  287,130
Savings deposits .....................      216,924       57,148     35.8        159,776        29,651     22.8        130,125
Time deposits ........................      566,689      177,483     45.6        389,206        40,568     11.6        348,638
Repurchase agreements ................       49,457       27,741    127.7         21,716         5,258     31.9         16,458
Other borrowed funds .................      129,669       46,386     55.7         83,283        44,894    116.9         38,389
                                         -------------------------------------------------------------------------------------
Total interest bearing liabilities ...    1,433,030      435,522     43.7        997,508       176,768     21.5        820,740
Demand deposits ......................      231,144       58,423     33.8        172,721        25,436     17.3        147,285
Other liabilities ....................       12,751        3,265     34.4          9,486        (1,427)   (13.1)        10,913
Shareholders' equity .................      320,535      129,023     67.4        191,512        25,043     15.0        166,469
                                         -------------------------------------------------------------------------------------
  Total sources ......................   $1,997,460    $ 626,233     45.7%    $1,371,227    $  225,820     19.7%    $1,145,407
                                         =====================================================================================

      Average balances of funding sources for 2005 increased 45.7%, or $626,233,000 to $1,997,460,000 when compared to $1,371,227,000 for 2004. Omega's funding sources increased on average in 2004 as compared to 2003 by 19.7%. Both of these increases can also be attributed to the acquisition of Sun in the fourth quarter of 2004.

      More detailed discussion of Omega's interest earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Market Risk.


                                                                               7
                                  Omega Financial Corporation 2005 Annual Report

      The following table shows Omega's balance sheet at December 31, 2003, the addition of Sun's balance sheet at October 1, 2004 and the effect of other activities that occurred during 2004, which roll forward into the final Omega balance sheet as of December 31, 2004 and the final balance sheet as of December 31, 2005.

Table 3
Omega Financial Corporation and Subsidiaries Balance Sheet Rollforward (In thousands)

                                                         Omega at    Sun Purchase   Other Activity    Omega at      Omega at
                                                        12/31/2003     10/1/04       During 2004      12/31/04      12/31/05
                                                        ---------------------------------------------------------------------
ASSETS
Cash and due from banks.............................    $   32,420   $     20,510    $    (5,053)    $   47,877    $   56,194
Interest bearing deposits with other banks..........        10,683          2,322         18,117         31,122         8,908
Federal funds sold..................................        17,850             --         18,500         36,350            --
Trading securities..................................            --             --             --             --           468
Investment securities available for sale............       240,539        213,391       (125,951)       327,979       353,355
Investment in unconsolidated subsidiary.............            --            511          1,114          1,625         1,625
Loans and leases, net of unearned interest and
  allowance for loan losses.........................       777,575        654,352       (119,321)     1,312,606     1,199,373
Other assets........................................        61,099        268,823         (4,911)       325,011       320,056
                                                        ---------------------------------------------------------------------
TOTAL ASSETS........................................    $1,140,166   $  1,159,909    $  (217,505)    $2,082,570    $1,939,979
                                                        =====================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing..............................    $  155,702   $     69,540    $     3,165     $  228,407    $  236,683
  Interest bearing..................................       751,878        567,150        (45,354)     1,273,674     1,185,847
                                                        ---------------------------------------------------------------------
Total deposits......................................       907,580        636,690        (42,189)     1,502,081     1,422,530
Short-term borrowings...............................        33,263         35,826         21,152         90,241        90,153
ESOP debt...........................................         2,521             --           (329)         2,192         1,845
Junior subordinated debentures......................            --         20,201         36,989         57,190        56,692
Long-term debt......................................        21,600        267,142       (189,145)        99,597        36,322
Other interest bearing liabilities..................           813             --             41            854           882
Other liabilities...................................         6,950         12,321         (4,595)        14,676        13,065
                                                        ---------------------------------------------------------------------
TOTAL LIABILITIES...................................       972,727        972,180       (178,076)     1,766,831     1,621,489
Shareholders' equity................................       167,439        187,729*       (39,429)       315,739       318,490
                                                        ---------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........    $1,140,166   $  1,159,909    $  (217,505)    $2,082,570    $1,939,979
                                                        =====================================================================

* Fair value of assets acquired from Sun were common stock issued and value of stock options assumed of $143,975,000 plus cash paid of $43,754,000.

LOANS

      During 2005, total loans outstanding, net of unearned interest, decreased $113,395,000 compared to a $540,106,000 increase in 2004. While the 2004 change in ending loans was positively affected by the accounts acquired from Sun, the 2005 decrease in loan volume was largely due to sales and other decreases attributed to the evaluation and integration of the Sun loan portfolio.

      One of management's objectives in 2005 was to complete the evaluation and integration of loans assumed from the Sun acquisition. This involved an extensive review of underwriting standards, creditworthiness, pricing and business lines assumed. Changes implemented, such as tighter credit and underwriting standards, risk-adjusted pricing as well as exiting some business lines such as indirect personal lending, contributed to the decrease in loan volumes in 2005. Other factors affecting loan volumes in 2005 include the sale of $22,515,000 in manufactured housing mortgages, lower demand for residential mortgages and commercial loans as well as increased competitive pressures in Omega's market areas.

      The following table summarizes the changes in loan balances (in thousands) over the last three years.

                                         2005         2004         2003
                                       -----------------------------------
New loans, net of repayments .......   $ (81,413)   $ (51,793)   $  21,790
Loans and leases sold ..............     (30,888)     (67,682)     (12,649)
Loans charged off ..................      (1,736)      (3,722)        (997)
Loans transferred to other
  real estate owned ................        (176)        (411)          --
Loans and leases acquired
  through acquisition of Sun .......          --      663,851           --
Market value amortization ..........         490          135           --
Other adjustments to
  carrying value ...................         328         (272)         181
                                       -----------------------------------
                                       $(113,395)   $ 540,106    $   8,325
                                       ===================================

      In  2005,  total  average  loans  were   $1,262,655,000   as  compared  to
$926,102,000  in 2004,  an increase  of  $336,553,000  or 36.3%.  The Sun region provided an increase in average loans of $340,734,000 in 2005.

      During the year, the commercial loan portfolio increased on average by $226,597,000, of which $222,566,000 was attributed to the Sun region.

      Mortgage loans on average increased by $71,082,000 in 2005 when compared to 2004. In 2005, average growth of $79,481,000 was attributed to the addition of the Sun region. Other consumer loans on average increased by $38,874,000 in 2005 compared to the previous year, with $38,687,000 attributed to the Sun merger.

      Excluding the effect of the merger with Sun, 2005 was a challenging year for loan growth. Management believes the reasons for this include the uncertain economy, a slowdown in demand for mortgage and commercial loans and intense competition in our market. Omega also has maintained tight credit standards and diligent pricing standards which at times adversely affects loan growth.

      Omega's lending strategy  stresses  quality growth  diversified by product and industry. A standardized credit policy is in place throughout the Corporation, and a special credit committee reviews all large loan requests prior to approval. Omega's commercial and consumer lenders make credit judgments based on a customer's existing debt obligations, ability to pay and general economic trends.

      Management has been monitoring the activity within the loan portfolio very carefully and strives to be competitive within its market for both commercial and residential real estate loans. Omega intends to actively pursue growth in each of the loan categories again during 2006. Competition will continue to play a key role in pricing decisions to maintain and build new loan volumes.

      The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.

      Loan loss reserves have been established in order to absorb probable losses on existing loans. An annual provision or credit is recorded to current earnings to maintain the reserve at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2005 was 1.27% of total loans, net of unearned interest as compared to 1.18% of total loans, net of unearned interest at the end of 2004. The allowance decreased $162,000 when compared to December 31, 2004. Net charge-offs for 2005 and 2004 were 0.11% and 0.38%, respectively, of average loans. Net charge-offs were $1,364,000 in 2005, a decrease of $2,175,000 over the net charge-offs in 2004.

Change in Allowance for Loan Losses
(In thousands)

                                               2005        2004
                                              ------------------
Provision..................................   $ 1,202    $  (300)
Acquired from Sun..........................        --      9,505
Net charge-offs............................    (1,364)    (3,539)
Reclassification of off balance
  sheet liability..........................        --       (591)
                                              ------------------
                                              $  (162)   $ 5,075
                                              ==================

      At December 31, 2005, non-performing loans (as defined in Table 4) as a percentage of the allowance for loan losses were 59.3% as compared to 51.8% at December 31, 2004. Of the $9,178,000 of non-performing loans at December 31, 2005, $8,494,000 were collateralized with real estate, $639,000 with other assets and $45,000 were unsecured.

      Non-performing loans were 0.76% of loans as of December 31, 2005, and 0.61% of loans as of December 31, 2004. The increase in non-performing loans in 2005 is due primarily to one commercial borrower with loans totaling $2,300,000 being placed on non-accrual status. Although this relationship is current on loan payments, management has concerns regarding collectability of future principal and interest payments. Loans in this relationship have been allocated a specific loan loss reserve as of December 31, 2005. The increase in non-performing loans in 2004 was primarily due to five large commercial loans aggregating $2,963,000 being placed in non-accrual status. The required allowance associated with these five large commercial credits was less than the weighted average required reserve for non-performing loans as these credits are secured by collateral and are in the early stages of the loss migration cycle. Additionally, the acquisition of Sun's loan portfolio added $2,182,000 to the total amount of accruing loans past due 90 days or more.

Table 4
Non-Performing Loans
(In thousands)

                                                  December 31,
                                   ------------------------------------------
                                    2005     2004     2003     2002     2001
                                   ------------------------------------------
Non-accrual loans ..............   $6,562   $5,220   $2,588   $3,125   $2,327
Accruing loans past due
  90 days or more ..............    2,616    2,667      607      614    1,209
Restructured loans..............       --      220      223       12       32
                                   ------------------------------------------
Total non-performing
  loans.........................   $9,178   $8,107   $3,418   $3,751   $3,568
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

Allowance for Loan Losses

      The amount of allowance for loan losses is determined through a critical quantitative analysis performed by management that includes significant assumptions and estimates. It must be maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio and supported by detailed documentation. Critical to this analysis is any change in observable trends that may be occurring relative to loans to assess potential credit weaknesses.

      Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. Omega's methodology for maintaining the allowance is highly structured and consists of several key elements:

o Historical Trends: Historical net charge-offs are computed as a percentage of average loans by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability.

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


                                                                               9
                                  Omega Financial Corporation 2005 Annual Report

o Other Relevant Factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if additional reserve is warranted, and if so, management assigns a percentage to the loan category. Such factors consist of:

      * Credit Concentration: Omega's loans are classified in accordance with the North American Industry Classification System (NAICS). Any group's total which exceeds 25% of Omega's total capital is considered to be a credit concentration, and as such, is determined to have an additional level of associated risk.

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

      Management applied the methodology described in this report to the acquired Sun loan portfolio, including a review of Sun's historical trends. Sun's loan charge-off trends were reviewed by loan type and allocated at their respective historical levels to determine the amount to be included in the allowance. Management also reviewed Sun's high-risk (Watch List) loans and assigned a specific portion of the allowance for estimated probable losses. Other risk factors unique to Sun's loan portfolio were identified and examined with additional reserve allocations assigned as warranted.

      The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans, as of December 31.

                              Allocation of the Allowance for Loan Losses
                            -----------------------------------------------
                             2005      2004      2003      2002      2001
                            -----------------------------------------------
                                            (In thousands)
Commercial,
  financial and
  agricultural ..........   $ 5,983   $ 6,048   $ 3,954   $ 3,761   $ 4,013
Real estate--
  commercial ............     4,624     4,073     3,486     3,644     3,686
Real estate--
  construction ..........       219       206       181       456       291
Real estate--
  mortgage ..............     1,420     1,725     1,264     1,421     1,092
Home equity .............     1,504     1,309       998     1,014     1,128
Personal ................     1,586     2,155       685       753     1,007
Lease financing .........       146       128         1         3         7
                            -----------------------------------------------
Total Allowance for
  Loan Losses ...........   $15,482   $15,644   $10,569   $11,052   $11,224
                            ===============================================

                                  Percent of Loan Type to Total Loans
                            ----------------------------------------------
                             2005      2004      2003      2002      2001
                            ----------------------------------------------
Commercial,
  financial and
  agricultural ..........     22.3%     20.5%     14.1%     15.0%     16.3%
Real estate--
  commercial ............     38.4%     37.7%     43.0%     37.6%     34.5%
Real estate--
  construction ..........      1.8%      1.9%      2.2%      4.7%      2.7%
Real estate--
  mortgage ..............     20.0%     20.9%     25.1%     25.0%     25.6%
Home equity .............     11.3%     10.0%     11.5%     11.9%     12.1%
Personal ................      5.2%      8.1%      4.1%      5.8%      8.7%
Lease financing .........      1.0%      0.9%      0.0%      0.0%      0.1%
                            ----------------------------------------------
Total Allowance for
  Loan Losses ...........    100.0%    100.0%    100.0%    100.0%    100.0%
                            ==============================================

      At December 31, 2005, $1,500,000 of the loan loss reserve was specifically allocated to one large commercial borrower who is currently in performing status but has been experiencing cash flow problems and has filed for protection under the bankruptcy laws. Omega has estimated and provided for known exposures for this $20,000,000 credit, however, evaluations of the credit continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this initial estimate.

      Omega   currently  has  fourteen   credit   relationships   with  exposure
individually greater then $10,000,000. The total of loans to these fourteen commercial customers at December 31, 2005 was $205,000,000. These loans are all secured with real estate except for the $20,000,000 loan mentioned above that is secured with accounts receivable and inventory. Only two of the facilities required an allocation of the allowance for loan losses at year end. In addition to the $20,000,000 credit, another facility for $16,000,000 required an allocation of $300,000.

Investments

      Total investments, defined as all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, trading securities, federal funds sold, interest bearing deposits and other interest earning assets) were $364,356,000 on December 31, 2005, representing a decrease of $32,720,000 from year-end 2004. The decrease in the portfolio can be attributed to funding needs associated with the balance sheet restructuring from the Sun merger. In 2005, investments totaling $46,849,000 were sold to help fund the early extinguishment of FHLB debt. In addition, interest bearing deposits and federal funds sold were at higher than usual levels at the end of 2004 in anticipation of the loss of deposits acquired from Sun. The expected loss in deposits was primarily due to pricing changes on public funds. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                         2005         2004         2003
                                       -----------------------------------
Purchases of investment
  securities .......................   $ 147,487    $ 112,733    $ 100,432
Sales and maturities of
  investment securities ............    (113,278)    (234,148)    (106,383)
Investments acquired through
  acquisition of Sun ...............          --      213,391           --
Adjustment in market value
  of AFS securities ................      (7,310)      (2,590)      (3,162)
Amortization/Accretion .............      (1,523)      (1,946)      (1,856)
Trading account, net change ........         468           --           --
Federal funds sold,
  net change .......................     (36,350)      18,500      (16,050)
Interest bearing
  deposits acquired ................          --        2,322           --
Interest bearing deposits
  with others, net change ..........     (22,214)      18,118        1,925
                                       -----------------------------------
                                       $ (32,720)   $ 126,380    $ (25,094)
                                       ===================================

      On average, investments increased by $69,887,000, or 22.9% during 2005, after increasing by $35,117,000, or 13.0% during 2004. The increase in 2005 was primarily the result of a shift in the mix of earning assets from loans to investments.

      The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Omega classifies all marketable investment securities as available for sale and currently holds no securities in the held to maturity classification. At December 31, 2005, the amortized cost of the entire securities portfolio exceeded market value by $1,886,000 as compared to December 31, 2004 when market value was greater than amortized cost by $5,424,000. The weighted average maturity of the investment portfolio was 1 year and 7 months as of December 31, 2005 as compared to 2 years and 6 months at the end of 2004. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 6 (located on page 17) shows the remaining maturity or earliest possible repricing for investment securities.

Non-Interest Earning Assets

      Non-interest earning assets on average increased $231,261,000, or 61.6% in 2005, and increased $60,226,000, or 69.7% in 2004. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years. In 2005, a revaluation of the core deposit intangible resulted in a decrease of $6,483,000 in intangible assets and a corresponding increase in goodwill and deferred tax asset. The opening of two new branch locations contributed to the increase in premises and equipment. The increase of $279,369,000 in 2004 was the result of the Sun transaction. The increase in premises and equipment of $20,980,000 in 2004 is primarily the result of Sun's 23 branches and operating leases. The $10,519,000 reduction from other activity in 2004 is due to depreciation, the reclassification to Other Real Estate Owned of Sun's administration center in the amount of $1,633,000 as a result of Omega making it available for sale and the sale of operating leases of $8,730,000. Other changes of particular importance are the intangible assets and goodwill. The $17,077,000 of intangibles acquired in 2004 as a result of the Sun merger consist of the core deposit intangible, estimated at the time to be $14,210,000, and customer relationships and Mid Penn Insurance Associates and Sentry Trust Company trade names, estimated to be $2,866,000. Please refer to the "Financial Condition" section of this discussion for a summary regarding the determination of the goodwill balance.

                                                                      2004        2004
                                                           2004     Acquired     Other
($ In thousands)                                 2005      Total    Balances   Activities     2003
                                                ----------------------------------------------------
Cash and due from banks .....................   $ 8,317  $ 15,457   $ 20,510   $   (5,053)   $(3,629)
Premises and equipment, net..................     2,882    20,980     31,499      (10,519)      (371)
Other real estate owned......................    (2,126)    2,341        396        1,945        512
Bank-owned life insurance....................     2,299    35,711     34,129        1,582      5,395
Investment in limited partnerships...........    (1,993)    8,605      8,580           25         --
Intangible assets............................    (7,468)   16,676     17,077         (401)       (10)
Goodwill.....................................     4,045   156,959    156,959           --         --
Other receivables and prepaid expenses.......    (2,595)   22,640     20,183        2,457         (2)
                                                ----------------------------------------------------
                                                $ 3,361  $279,369   $289,333   $   (9,964)   $ 1,895
                                                ====================================================


                                                                              11
                                  Omega Financial Corporation 2005 Annual Report

Deposits

      For the year 2005, total deposits decreased $79,552,000. The primary reason for this decrease was the loss in deposit base from the Sun region. This loss was anticipated and is due to changes in interest rates paid after the 2004 acquisition of Sun. In 2005, total deposits from the Sun region decreased $80,273,000, with demand deposits decreasing $594,000, interest bearing demand decreasing $57,138,000, savings decreasing $6,223,000 and time deposits decreasing $16,318,000. A significant portion of the decrease in interest bearing demand deposits can be attributed to a change in pricing on premium priced public funds acquired from Sun. Management does expect this runoff to cease in 2006. In addition, as loan volume slowed in 2005, Omega's balance sheet management strategy provided for a less aggressive approach to pricing deposits and therefore experienced limited growth otherwise in 2005. From year-end 2003 to year-end 2004, total deposits increased by $594,502,000.

      In  2004,   the   acquisition   of  Sun  accounted  for  new  deposits  of
$636,690,000; however, by year-end 2004 these balances had declined by $38,730,000 to $597,945,000 as a result of anticipated runoff. This initial loss of deposits was the result of Omega instituting more market oriented pricing. The 2004 losses in Sun's deposit accounts were $4,899,000 in demand accounts, $9,148,000 in interest bearing demand accounts, $5,180,000 in savings deposits and $19,503,000 in all time deposit accounts. Even with this reduction in deposits, Sun contributed approximately $149,500,000 of the increase in average deposits in 2004.

      The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                                                              2004        2004
                                                                   2004     Acquired     Other
                                                       2005       Total     Balances   Activities      2003
                                                     --------------------------------------------------------
Demand deposits ..................................   $  8,275    $ 72,706   $ 69,540   $    3,166    $  7,204
Interest bearing demand deposits .................    (59,701)    191,456    207,794      (16,338)      8,897
Savings deposits .................................    (13,296)     85,780     84,524        1,256       9,647
Time deposits, $100,000 and greater ..............     (8,133)     52,383     62,231       (9,848)     (9,254)
Time deposits, other .............................     (6,697)    192,177    212,601      (20,424)    (28,169)
                                                     --------------------------------------------------------
                                                     $(79,552)   $594,502   $636,690   $  (42,188)   $(11,675)
                                                     ========================================================

      Average deposits  increased  $419,818,000,  or 39.4% to  $1,485,048,000 in
2005 as compared to an increase in 2004 of $152,052,000, or 16.7% to $1,065,230,000. In 2005, on an average basis, the acquisition of Sun accounted for $419,653,000 of new deposits. The 2005 average growth from Sun's deposits included $47,618,000 in demand deposits, $132,259,000 in interest bearing demand deposits, $58,657,000 in savings and $181,119,000 in time deposits.

      In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services "within our own walls," we supplemented the services traditionally offered by our Trust Department by staffing our community offices with financial services consultants and representatives that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services, long term care insurance and other life products. Although the sale of these products can reduce the Bank's deposit levels, we have been rewarded with satisfied customers and significant increases in non-interest fee income.

      Of course, our customers still require the comfort of insured deposits and local familiarity that our bank continues to offer, and this is the primary consideration for the majority of our investors. During the low interest rate environment of the past few years, many customers chose to shift their funds to more liquid transaction accounts from time deposits. However, in 2005, as interest rates on deposits began to increase, customers have become more rate focused and are more willing to shift some funds back to time deposits. As a result, competitive pricing pressures on deposit pricing have increased in 2005, and are expected to continue in 2006.

      The following table shows the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

Table 5
Changes in Deposits
($ in thousands)

                                                  2005       Increase (Decrease)      2004      Increase (Decrease)     2003
                                                 Average     ------------------     Average     ------------------    Average
                                                 Balance       Amount       %       Balance       Amount      %       Balance
                                                -------------------------------------------------------------------------------
Interest bearing demand deposits ............   $  470,292   $  126,765    36.9%   $  343,527   $   56,397   19.6%   $  287,130
Savings deposits ............................      216,923       57,147    35.8       159,776       29,651   22.8       130,125
Demand deposits .............................      231,144       58,423    33.8       172,721       25,436   17.3       147,285
                                                -------------------------------------------------------------------------------
  Total core (transaction) accounts .........      918,359      242,335    35.8       676,024      111,484   19.7       564,540
Time deposits, $100,000 or greater ..........       96,802       36,635    60.9        60,167        6,380   11.9        53,787
Time deposits, other ........................      469,887      140,848    42.8       329,039       34,188   11.6       294,851
                                                -------------------------------------------------------------------------------
Total time deposits .........................      566,689      177,483    45.6       389,206       40,568   11.6       348,638
                                                -------------------------------------------------------------------------------
  Total deposits .............................  $1,485,048   $  419,818    39.4%   $1,065,230   $  152,052   16.7%   $  913,178
                                                ===============================================================================

Other Interest Bearing Liabilities

      Omega's average balances for repurchase agreements and other borrowed funds increased $74,212,000 in 2005 compared to 2004. This can be attributed to the borrowings acquired in the Sun merger as well as new borrowings used to fund the purchase of Sun. During the fourth quarter of 2004, management started a systematic program of reducing the leverage of Sun's balance sheet through the sale of certain of Sun's assets and the paydown of the longer-term debt. The Federal Home Loan Bank debt of $210,620,000 and other subordinated debentures in the amount of $1,656,000 for a total of $212,276,000 were paid off prior to maturity. To pay for this reduction in long term debt, Omega sold $115,646,000 of Sun's longer term Agency securities and an auto lease portfolio for $87,269,000. In February 2005, the final early extinguishment of the Federal Home Bank Debt of $55,032,000 was accomplished through the sale of investment securities in the amount of $35,492,000. Gains were realized on the early extinguishment of the debt in 2004 of $570,000 and gains of $652,000 were realized on the security sales. These gains were realized due to rate movements and yield curve shifts since October 1, 2004 when the balances were acquired through the Sun merger. Gains recognized in the first quarter of 2005 were $1,043,000 and $257,000 on the early extinguishment of the debt and the sale of investment securities, respectively. Omega benefited from the rise of mid-term rates while the long bond rate declined. In addition, in the fourth quarter 2004, Omega incurred additional borrowings to help pay for the restructuring and merger related costs. These borrowings amounted to $10,000,000 of a short-term demand note and a seven-year term loan of $12,000,000. Omega paid off both of these borrowings in the first quarter of 2005. (See Note 11 of Notes to Consolidated Financial Statements).

Shareholders' Equity

      During 2005, total shareholders' equity increased by $2,751,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

                                                 2005        2004         2003
                                               --------------------------------
Net income .................................   $ 22,875    $ 17,021    $ 17,185
Dividends ..................................    (15,651)    (11,388)     (9,879)
Stock options exercised ....................      1,904       2,427       2,389
Repurchase of stock ........................     (1,984)     (2,488)     (2,886)
Net change in unrealized
  security gains............................     (4,752)     (1,683)     (2,034)
Acquisition of Sun Bancorp..................         --     143,975*         --
Other.......................................        359         436         554
                                               --------------------------------
                                               $  2,751    $148,300    $  5,329
                                               ================================

* Equity recorded from the acquisition of Sun was the fair value of assets acquired of $187,729,000 less cash paid of $43,754,000.

      Shareholders' equity continued to be an important funding source during 2005, providing an average balance of $315,739,000, as compared to the $318,490,000 provided in 2004. Dividend payout ratios on the common stock were 68.30% for 2005, 66.91% for 2004 and 55.8% for 2003. Capital has been increased as a result of employee stock options and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $1,483,000 in 2005, $3,935,000 in 2004 and $1,098,000 in 2003. At December 31, 2005, Omega held 70,815 shares of stock in treasury at a cost of $1,984,000. There were no shares in treasury at the end of 2004 as it was all utilized in the Sun acquisition. At December 31, 2003, Omega held 1,589,545 shares of stock in treasury at a cost of $48,529,000. The increase in treasury stock is the result of the Omega stock repurchase program in effect during 2005 (see Note 16 of Notes to Consolidated Financial Statements).

      Omega increased the return to shareholders in 2005 by increasing its dividend 3.3% to $1.24 per common share. Per share common dividends in prior years were $1.20 and $1.17 in 2004 and 2003, respectively. Omega paid a dividend per preferred share of $1.35 in 2003. All preferred stock was converted to common stock in the fourth quarter of 2003.

      Omega's book value per share at December 31, 2005 was $25.28 and on a tangible book basis it was $11.76. The tangible book value includes the goodwill and intangible assets that resulted from the Sun merger in 2004. At December 31, 2004, book value was $25.07 and tangible book basis was $11.28. Book value in 2003 was $19.79. Intangible assets for 2003 were immaterial.

      Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2005 and 2004, Omega's Tier I capital ratio was 15.7% and 13.5%, respectively, and its Total capital ratio was 17.0% and 14.6%, respectively.
Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2005 and 2004, Omega's leverage ratio was 11.1% and 15.6%, respectively, against a required leverage ratio of 4% (see Note 24 of Notes to the Consolidated Financial Statements).

      Omega's equity to assets ratio for 2005, 2004 and 2003 was 16.42%, 15.16% and 14.69%, respectively.


                                                                              13
                                  Omega Financial Corporation 2005 Annual Report

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

      Economic simulation involves management simulating possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega's net interest income is simulated by moving interest rates up and down at 100 basis point increments. These simulations are known as rate shocks.

      As the table below indicates, based on rate shock simulations, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2005 was $1,777,000, or 2.73% of net interest income, compared to $2,658,000, or 4.09% of net interest income at risk as of December 31, 2004. Omega's rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income
($ in thousands)

Change in                                     Total
Interest    Change     Change      Change    Change
  Rates     Due to     Due to      Due to    Due to
 (Basis    Repricing   Basis      Customer  Interest
 Points)     Risk       Risk      Options   Rate Risk
-----------------------------------------------------
   300      $  316     $ 4,758    $  66      $ 5,140
   200         235       3,216       49        3,500
   100         123       1,629       33        1,785
     0           0           0        0            0
  -100        (120)     (1,630)     (27)      (1,777)
  -200        (215)     (3,260)     (65)      (3,540)
  -300        (377)     (4,889)    (109)      (5,375)

      Omega's interest rate risk position is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.

      In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega's market value of equity (MVE). The MVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega's MVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short term. At December 31, 2005, Omega's MVE was within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on market value of equity as of December 31, 2005.

Effect of Interest Rate Risk on Market Value of Equity
($ in thousands)


  Change in       Change        Change     Change     Total Change
   Interest       Due to        Due to     Due to        Due to
    Rates        Repricing      Basis     Customer      Interest
(Basis Points)     Risk          Risk     Options      Rate Risk
------------------------------------------------------------------
      300        $(25,757)    $ 32,200     $ 4,770      $ 11,213
      200         (17,698)      22,285       3,530         8,117
      100          (9,091)      11,573       1,960         4,442
        0               0            0           0             0
     -100           9,991      (12,496)     (3,995)       (6,500)
     -200          20,597      (25,985)     (8,084)      (13,472)
     -300          32,017      (40,544)    (12,926)      (21,453)

Repricing Risk

      Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 6 (located on page 17) shows the period and cumulative static gaps for various time intervals as of December 31, 2005. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a positive gap position of $10,895,000 at December 31, 2005, indicating more earning assets than interest bearing liabilities will reprice during that period. As a result of the low interest rate environment of the past several years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers' preference for fixed rates, and the shortening of our deposit base as customers continue to prefer transaction accounts or shorter-term certificates. As we move into a period of rising interest rates, it is expected that our gap and interest rate risk position will be most affected by the likely lengthening of our customer deposit base as customers may be more willing to move funds from transaction accounts and short-term certificates into higher-paying, longer-term certificates of deposit.

      As of December 31, 2005, should interest rates rise by 100 basis points immediately and Omega's balances do not grow and the mix does not change, repricing risk would cause net interest income to increase over the next twelve months by $123,000. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by $120,000 over the next twelve months.

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

Effect of Basis Risk on Net Interest Income
($ in thousands)

  Change in          Change Due to   Change Due to     Change Due to
Interest Rates        Prime Basis    Treasury Basis     Total Basis
(Basis Points)           Risk             Risk             Risk
--------------------------------------------------------------------
      300              $ 10,738         $(5,980)         $  4,758
      200                 7,159          (3,943)            3,216
      100                 3,579          (1,950)            1,629
        0                     0               0                 0
     -100                (3,579)          1,949            (1,630)
     -200                (7,159)          3,899            (3,260)
     -300               (10,738)          5,849            (4,889)

      The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points and all other rates remained unchanged, this analysis indicates that the Corporation's net interest income would increase by $3,579,000 and market value of equity would decrease by $5,150,000. The Corporation's prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, this analysis indicates that the Corporation's net interest income would decrease $1,950,000 and market value of equity would increase $16,723,000. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.

Effect of Basis Risk on Market Value of Equity
($ in thousands)

  Change in      Change Due to   Change Due to   Change Due to
Interest Rates    Prime Basis    Treasury Basis   Total Basis
(Basis Points)       Risk             Risk           Risk
--------------------------------------------------------------
      300          $(14,955)        $ 47,155       $ 32,200
      200           (10,132)          32,417         22,285
      100            (5,150)          16,723         11,573
        0                 0                0              0
     -100             5,329          (17,825)       (12,496)
     -200            10,849          (36,834)       (25,985)
     -300            16,570          (57,114)       (40,544)

Customer Option Risk

      Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. In a rising rate environment, the Corporation's interest rate risk is increased as customers transfer deposits from products with lower interest rates to accounts or other products that offer higher interest rates. In a declining rate environment, the Corporation's interest rate risk is increased when a customer prepays or refinances their loan in order to take advantage of the lower rate environment. The Corporation analyzed the effects of customer options on net interest income and MVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Prepayment levels are dependent on several factors including the current interest rate environment, the interest rate on the loan, as well as other contractual provisions of the loan. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $27,000 and market value of equity to decrease $3,995,000.

Liquidity and Capital Resources

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

      There is no standardized formula for measuring liquidity. Therefore, in order to assess the adequacy of the Corporation's liquidity position, Omega has adopted a liquidity measurement that answers the following three questions:

1. How much cash is on hand or could be raised over the next 30 days without any principal loss on the assets?

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


                                                                              15
                                  Omega Financial Corporation 2005 Annual Report

      The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets is determined. At December 31, 2005, total liquid assets were $234,504,000 while the short-term liabilities were $131,932,000. This left a surplus of liquid assets of $102,572,000, or 5.3% of total assets.

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

      If  required  due to  unforeseen  circumstances,  Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 20 of Notes to the Consolidated Financial Statements, most of Omega's financial assets at December 31, 2005 have a fair value in excess of their aggregate book value; therefore, some of these instruments could be sold if needed for liquidity purposes and their sale would not negatively affect current earnings or capital.

      In addition, liquidity can also be provided from off-balance sheet sources. At December 31, 2005, Omega had unsecured federal funds lines totaling $62,500,000. At December 31, 2005, Omega had $5,000,000 outstanding against these federal funds lines. Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to 90% of the amount of collateral pledged, which as of December 31, 2005 provided $25,260,000 in borrowing capacity. The Corporation does not consider either of these to be a source of long-term liquidity; rather they are used to cover short-term fluctuations in liquidity.

      The Corporation is also a member of the Federal Home Loan Bank of Pittsburgh (FHLB), which provides overnight or term funding to the bank with a borrowing limit of $103,762,000. This borrowing limit could be increased to a maximum amount of $474,045,000 with the purchase of additional FHLB stock. These borrowings are secured by investment securities and first mortgage residential real estate loans. At December 31, 2005, Omega had $34,232,000 outstanding in term loans and $14,500,000 in overnight advances. (See Note 11 of Notes to the Consolidated Financial Statements.)

      The Corporation's primary source of long-term liquidity is a large core deposit base and a strong capital position. Another measure of liquidity is the average loan to deposit ratio. This ratio was 84.31% at December 31, 2005 and 87.39% at December 31, 2004. Management's target range for this ratio is 70% to 85%. Management believes that Omega has a relatively stable deposit base with no major seasonal depositor or group of depositors. However, management recognizes that a significant risk to liquidity is the level and mix of deposits. Due to market and interest rate uncertainties throughout the past year, customers have shifted funds from the stock market, longer-term deposits and other alternative investments, into the safety of core accounts and short-term certificates. Management has estimated the unusual growth in core accounts to be $98,404,000 and recognizes that it provides additional liquidity risk. Increases in interest rates, improved economic activity and confidence in the stock market, may result in depositors shifting funds back to longer-term deposits, the stock market, or other alternative investments. This would require the Corporation to replace those funds with higher cost borrowings in the future.

Off-Balance Sheet Arrangements, Contractual Obligations and Commitments

      Off-Balance Sheet Arrangements--The Corporation has numerous off- balance sheet loan obligations that exist in order to meet the financing needs of its customers. These include commitments to extend credit, unused lines of credit, as well as standby letters of credit. (See Note 21 of Notes to the Consolidated Financial Statements.) Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation does not expect that these commitments will have an adverse effect on its liquidity position.

      Contractual Obligations--Presented below, are the significant contractual obligations of the Corporation as of December 31, 2005, in thousands of dollars. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                                                                                                   Payments Due In
                                                                    `           ----------------------------------------------------
                                                           Note                   Less Than       One to       Three to   More Than
                                                         Reference     Total      One Year      Three Years   Five Years  Five Years
                                                                    ----------------------------------------------------------------
Certificates of deposits(a)...........................      10       $  594,012   $  307,274    $   214,941   $   65,199  $    6,598
Other deposits(b).....................................                  860,458      860,458             --           --          --
Other interest-bearing liabilities....................                      882          107            151           90         534
Federal funds borrowed and security
  repurchase agreements(a)............................      11           70,563       70,563             --           --          --
Borrowed funds(a).....................................      11           19,626       19,626             --           --          --
Junior subordinated debentures(a).....................      12          161,662        3,955          7,909        7,909     141,889
Long-term debt(a).....................................      11           41,235        2,886         18,758       19,352         239
Operating lease obligations...........................      13            2,089          548            722          400         419
Supplemental executive retirement plan................      19            3,063          282            564          564       1,653
Purchase obligations
  3rd party data processor contract...................      23            8,435        2,532          5,064          839          --
                                                                    ----------------------------------------------------------------
Total.................................................               $1,762,025   $1,268,231    $   248,109   $   94,353  $  151,332
                                                                    ================================================================

(a) Includes interest on both fixed and variable rate obligations. The interest associated with variable rate obligations is based upon interest rates in effect at December 31, 2005. The contractual amounts to be paid on variable rate obligations are affected by changes in market interest rates. Future changes in market interest rates could materially affect the contractual amounts to be paid.

(b)   Excludes interest.

Table 6
Maturity Distribution as of December 31, 2005
(In thousands)
Remaining Maturity/Earliest Possible Repricing

                                                                   Over Three    Over Six     Over One
                                                        Three      Months But     Months      Year But       Over
                                                        Months     Within Six   But Within     Within        Five
                                                       or Less       Months      One Year    Five Years     Years        Total
                                                      ---------------------------------------------------------------------------
Interest Earning Assets
  Interest-bearing deposits .......................   $    8,808   $      100   $       --   $       --   $       --   $    8,908
  Federal funds sold ..............................           --           --           --           --           --           --
  Investment securities:
   U.S. Treasury securities and obligations of other
    U.S. Government agencies and corporations .....           --       11,395       62,591      136,137           --      210,123
  Obligations of state and political subdivisions .        7,203       11,656       14,002       22,828           50       55,739
  Corporate and other securities ..................          200          597          199        2,095          297        3,388
  Mortgage-backed securities ......................        3,139        3,175        6,452       52,819        3,057       68,642
  Stocks ..........................................           --           --           --           --       15,463       15,463
  Investment in unconsolidated subsidiary .........           --           --           --           --        1,625        1,625
  Trading account assets ..........................          468           --           --           --           --          468
Loans:
  Commercial, financial and agricultural ..........      183,876        4,822       14,659       66,409        1,396      271,162
  Real estate-commercial ..........................      154,031       29,420       55,062      212,377       14,834      465,724
  Real estate-construction ........................       14,781          608          352        6,134          125       22,000
  Real estate-mortgage ............................        5,254       11,623       22,991      110,741       91,997      242,606
  Home equity .....................................       58,124        3,269        6,175       39,809       30,119      137,496
  Personal (net of unearned discount) .............       16,583        5,193       10,360       30,904          642       63,682
  Lease financing (net of unearned interest) ......        1,319        1,183        2,274        7,409           --       12,185
                                                      ---------------------------------------------------------------------------
Total Interest Earning Assets .....................      453,786       83,041      195,117      687,662      159,605    1,579,211
                                                      ---------------------------------------------------------------------------
Interest Bearing Liabilities
  Demand deposits .................................      184,409        2,240        4,480      228,762           --      419,891
  Savings deposits ................................       71,502       10,035       54,192       68,156           --      203,885
  Certificates of deposit over $100,000 ...........       20,342        7,927       21,114       45,560           --       94,943
  Time deposits ...................................       82,942       62,031      106,956      215,548          877      468,354
  Short-term borrowings ...........................       90,153           --           --           --           --       90,153
  Junior subordinated debt ........................          125          125          249       39,107       17,086       56,692
  Long-term debt ..................................          321          336          688       34,747          230       36,322
  Other interest bearing liabilities ..............          882           --           --           --           --          882
                                                      ---------------------------------------------------------------------------
Total Interest Bearing Liabilities ................      450,676       82,694      187,679      631,880       18,193    1,371,122
                                                     ---------------------------------------------------------------------------
Gap ...............................................   $    3,110   $      347   $    7,438   $   55,782   $  141,412      208,089
                                                     ===========================================================================
Cumulative Gap.....................................   $    3,110   $    3,457   $   10,895   $   66,677   $  208,089
                                                     ==============================================================
Cumulative sensitivity ratio.......................         1.01         1.01         1.02         1.05         1.15
Commercial, financial and agricultural
 loans maturing after one year with:
  Fixed interest rates.............................                                          $   24,112   $    1,396   $   25,508
  Variable interest rates..........................                                              42,297           --       42,297
                                                                                             ------------------------------------
  Total............................................                                          $   66,409   $    1,396   $   67,805
                                                                                             ====================================

RESULTS OF OPERATIONS

2005 Financial Performance Overview

      Omega reported net income for the year ended December 31, 2005 of $22,875,000, representing $1.81 per diluted share compared to $17,021,000, or $1.78 per diluted share for 2004. The increase in net income reflects the successful integration of Sun Bancorp, which merged into Omega in the fourth quarter of 2004, as well as the ability of Omega to maintain a net interest margin of 3.92%, on a tax-equivalent basis, in both 2005 and 2004 despite a challenging interest rate environment.

      For the year ended December 31, 2005, Omega's net income for 2005 represented a return on average assets (ROA) of 1.15% compared to 1.24% in 2004. Omega's return on average tangible assets, which excludes from average assets the goodwill and intangibles resulting from the Sun acquisition, was 1.25% in 2005 compared to 1.26% in 2004. Omega management strives to attain consistently high earnings levels each year by protecting the core earnings base with conservative growth strategies that minimize shareholder risk while serving a broad customer base. This approach has helped achieve solid performances year after year. Omega considers ROA to be a key performance ratio and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator.


                                                                              17
                                  Omega Financial Corporation 2005 Annual Report

Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2005 and 2004.

                                                   2005                        2004
                                           --------------------------------------------------
                                                           % of                        % of
                                                          Average                     Average
                                                          Assets                       Assets
                                           --------------------------------------------------
Net interest income ....................   $   61,670        3.09%    $   45,705         3.33%
Loan loss (provision) credit ...........       (1,202)      (0.06)           300         0.02
Trust fees .............................        6,007        0.30          4,027         0.29
Deposit service fees ...................        9,344        0.47          7,076         0.52
Other fees .............................        9,224        0.46          6,291         0.46
BOLI ...................................        2,299        0.12          1,581         0.12
Security gains .........................        2,327        0.12            963         0.07
Gain on debt extinguishment ............           --        0.00            570         0.04
Gains (loss) on sale of other assets ...          667        0.03           (102)       (0.01)
                                           --------------------------------------------------
Total non-interest income ..............       29,868        1.50         20,406         1.49
Employee expense .......................      (30,555)      (1.53)       (22,888)       (1.67)
Occupancy and equipment ................       (8,474)      (0.42)        (6,036)       (0.44)
Other non-interest expense .............      (21,471)      (1.07)       (14,742)       (1.08)
Amortization of intangibles ............         (779)      (0.05)          (402)       (0.03)
                                           --------------------------------------------------
Total non-interest expense .............      (61,279)      (3.07)       (44,068)       (3.21)
Income tax expense .....................       (6,182)      (0.31)        (5,322)       (0.39)
                                           --------------------------------------------------
Net income .............................   $   22,875        1.15%    $   17,021         1.24%
                                           ==================================================
 Average assets.........................   $1,997,706                 $1,371,227

      The Sun merger had a material impact on Omega's 2004 results. In order to properly analyze 2005 earnings compared to 2004, management has identified the effects on 2004 earnings caused by the addition of Sun on October 1, 2004. Table 7 puts forth the approximate effect of Sun's former operations and the gains realized from the restructuring of Sun's balance sheet.

Table 7
Omega Financial Corporation Income Statement Analysis
(In thousands)

                                                                            Estimated          Estimated
                                                           Omega 2005    Contribution to    Contribution to   Omega 2004
                                                          Consolidated     2004 Results      2004 Results    Consolidated    2005
                                                             Income      from Pre-Merger      from Former       Income     Compared
                                                           Statement     Omega Operations   Sun Operations    Statement     to 2004
                                                          -------------------------------------------------------------------------
Total interest income..................................    $91,175         $52,415             $9,956           $62,371     $28,804
Total interest expense.................................     29,505          12,238              4,429            16,666      12,838
                                                          -------------------------------------------------------------------------
Net interest income....................................     61,670          40,177              5,527            45,705      15,966
Provision (credit) for loan losses.....................      1,202            (300)                --              (300)      1,502
Service fee and other operating income.................     26,874          15,840              3,134            18,975       7,900
Net gains on sales of assets and
  early extinguishment of debt.........................      2,994             331              1,100             1,431       1,563
                                                          -------------------------------------------------------------------------
Total non-interest income..............................     29,868          16,171              4,234            20,406       9,463
Salaries and employee benefits.........................     30,555          19,654              3,234            22,888       7,667
Other operating expense................................     30,724          17,899              3,279            21,180       9,546
                                                          -------------------------------------------------------------------------
Total non-interest expense.............................     61,279          37,553              6,513            44,068      17,213
                                                          -------------------------------------------------------------------------
Income before tax......................................     29,057          19,095              3,248            22,343       6,714
Provision for federal income tax.......................      6,182           4,549                773             5,322         860
                                                          -------------------------------------------------------------------------
Net income.............................................    $22,875         $14,546             $2,475           $17,021     $ 5,854
                                                          =========================================================================

Key Ratio Schedule (in %)

                                   2005      2004      2003      2002      2001
                                  ----------------------------------------------
Return on
 average assets ..............     1.15%     1.24%     1.50%     1.58%     1.56%
Return on average
 tangible assets .............     1.25%     1.26%     1.50%     1.58%     1.56%
Return on average
 stated equity ...............     7.13%     8.89%    10.32%    11.32%    11.50%
Return on average
 tangible equity .............    15.33%    11.84%    10.32%    11.32%    11.50%
Yield on
 earning assets ..............     5.57%     5.06%     5.36%     6.10%     7.19%
Cost of funds ................     1.80%     1.35%     1.29%     1.81%     2.92%
Net interest
 margin ......................     3.77%     3.71%     4.07%     4.28%     4.27%
Net interest margin,
 tax-equivalent ..............     3.92%     3.92%     4.32%     4.58%     4.57%
Non-interest
 income to
 average assets ..............     1.35%     1.38%     1.34%     1.26%     1.14%
Non-interest
 expenses to
 average assets ..............     3.07%     3.22%     3.28%     3.15%     3.11%

          The key factors that defined the 2005 results are as follows:

o Successful integration of Sun, resulting in cost savings that exceeded expectations

o Maintaining net interest margin despite a challenging interest rate environment

o     One-time gains due to balance sheet restructuring

o     Ongoing expense control

o     Declining earning assets in 2005

Net Interest Income

      Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 67% of total revenues for 2005. Net interest margin is the percentage of net return on average earning assets and provides a measure of comparability of a financial institution's performance. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis.

      Both net interest income and net interest margin are impacted by changes in interest rates, relationships between various rates and the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 8 (located on pages 20-21) shows average asset and liability balances, average interest rates and interest income and expense for the period 2003 to 2005. In addition, it shows the changes attributable to the volume and rate components of net interest income.

      Total average loans were $1,262,655,000 in 2005 at an average weighted yield of 6.25% that produced $78,907,000 in interest income. This represented a $336,553,000, or 36.3% increase in average loan volumes from 2004. This volume increase can be primarily attributed to the Sun acquisition as 2005 was a challenging year for loan growth due to the continued evaluation of the Sun loan portfolio as well as continued competitive pressures in pricing and credit standards. The yield increased 48 basis points to 6.25% from 5.77% in 2004, which resulted in an increase of $4,761,000 in interest income, while mix, volume and calendar changes increased interest income $20,804,000 when compared to 2004. The combination of the rate, volume and mix effects resulted in an increase of $25,565,000, or 47.8% in total loan interest. The 48 basis point increase in loan yields in 2005 is largely attributable to the higher interest rate environment in 2005 compared to 2004.

      Investment securities averaged $333,486,000, an increase of $71,858,000, or 27.5% from the average investment securities in 2004. This increase is due to assets acquired in the Sun acquisition as well as a shift in the mix of earning assets from loans to investments in 2005. The average weighted yield increased to 3.37% from 3.22% in 2004. Interest bearing deposits and federal funds sold, as a group on average, decreased 9.3%, or $4,007,000.

      Total interest earning assets averaged $1,635,317,000 at a yield of 5.58% and produced total interest income of $91,175,000 for 2005. The increase in average earning assets of $404,404,000 in 2005 over 2004 was primarily the result of the Sun acquisition. The yield on earning assets increased by 51 basis points to 5.58% in 2005. Changes in interest rates resulted in an increase of $5,521,000, or 8.9%, in interest income while volume, mix and calendar changes increased it $23,362,000, or 37.5%.

      Total interest bearing liabilities averaged $1,430,970,000 at a cost of $29,505,000 carrying a composite rate of 2.06%. This represented an increase in interest bearing liabilities of 43.5%, or $433,461,000 from 2004. The composite rate was 1.67% in 2004. Interest expense increased $4,031,000 due to higher rates and increased $8,847,000 due to volume, calendar and mix changes. These changes resulted in a total increase of $12,878,000, or 77.3% in interest expense. Once again, the Sun acquisition was the key factor in the growth of interest bearing liabilities, with increases in deposits as well as other borrowings. In addition, in order to help fund the Sun acquisition, Omega issued $36,000,000, in trust preferred securities in September 2004.

      Non-interest bearing funding sources, including equity, averaged $566,736,000 in 2005, compared to $373,718,000 in 2004, for an increase of
$193,018,000, or 51.6%. This increase was the result of demand deposits acquired and the increased equity from the stock issued to consummate the Sun merger. The rate to fund interest bearing assets increased by 45 basis points to 1.80% in 2005 from 1.35% in 2004. The increase in funding cost was the result of increased interest rates as well as growth in long-term debt. Partially offsetting this increased cost is the fact that a higher percentage of the earning assets are being funded by non-interest bearing funding sources in 2005 than in 2004. For 2005, this ratio was 34.7%; in 2004 it was 30.4%.

      Net interest income was $61,670,000 for 2005, an increase of $15,965,000, or 34.9%, from 2004. The increase in net interest income was the result of an increase of $1,490,000 due to interest rate effects and an increase of $14,515,000 due to volume, mix and calendar changes. The net interest margin was 3.77% in 2005 and 3.71% in 2004. On a fully tax-equivalent basis, the net interest margin remained at 3.92% in 2004 and 2005.


                                                                              19
                                  Omega Financial Corporation 2005 Annual Report

Table 8
Average Balance Sheets and Net Interest Income Analysis
(In thousands)


                                                           -----------------------------------------
                                                                              2005
                                                           -----------------------------------------
                                                            Average                         Yield/
                                                           Balance(1)        Interest        Rate
                                                           -----------------------------------------
ASSETS
Interest earning assets:
 Taxable loans(5) ......................................   $ 1,202,607     $    76,204          6.34%
 Tax-exempt loans ......................................        60,048           2,703          4.50
                                                           -----------------------------------------
   Total loans .........................................     1,262,655          78,907          6.25
 Taxable investment securities .........................       267,037           9,314          3.49
 Tax-exempt investment securities ......................        66,449           1,917          2.88
                                                           -----------------------------------------
   Total investment securities .........................       333,486          11,231          3.37
 Interest bearing deposits .............................        21,637             551          2.55
 Federal funds sold ....................................        17,539             486          2.77
                                                           -----------------------------------------
Total interest earning assets ..........................     1,635,317          91,175          5.58
Non-interest earning assets:
  Cash and due from banks ..............................        53,629
  Allowance for loan losses ............................       (15,295)
  Premises and equipment ...............................        37,447
  Other assets(7) ......................................       286,608
                                                           -----------
   Total assets ........................................   $ 1,997,706
                                                           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits(2) ..................    $   470,292           3,963          0.84
 Savings deposits .......................................      216,923           1,187          0.55
 Time deposits .........................................       566,689          16,541          2.92
 Other, including short-term borrowings, long-term debt
    and other interest bearing liabilities .............       177,066           7,814          4.41
                                                           -----------------------------------------
Total interest bearing liabilities .....................     1,430,970          29,505          2.06
                                                                           -----------
Non-interest bearing liabilities:
  Demand deposits ......................................       231,144
  Other ................................................        14,810
Shareholders' equity ...................................       320,782
                                                           -----------
   Total liabilities and shareholders' equity ..........   $ 1,997,706
                                                           ===========
Net interest income ....................................                   $    61,670
                                                                           ===========
Net yield on interest earning assets(3) ................                                        3.77%
                                                                                         ===========
Net interest income and yield-tax equivalent basis(4) ..                   $    64,158          3.92%
                                                                           ===========   ===========

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

7) Includes gross unrealized gains on securities available for sale: $2,282 in 2005, $6,194 in 2004, and $10,287 in 2003.

Table 8
Average Balance Sheets and Net Interest Income Analysis
(In thousands)

                                                                                      Years Ended December 31,
                                                                 -----------------------------------------------------------------
                                                                                 2004                              2003
                                                                 ------------------------------     ------------------------------
                                                                   Average               Yield/      Average                Yield/
                                                                 Balance(1)    Interest   Rate      Balance(1)   Interest    Rate
                                                                 -----------------------------------------------------------------
ASSETS
Interest earning assets:
 Taxable loans(5) ......................................         $  876,317    $51,077     5.83%    $  745,132   $ 45,852     6.15%
 Tax-exempt loans ......................................             49,785      2,319     4.66         44,804      1,858     4.15
                                                                 -----------------------------------------------------------------
   Total loans .........................................            926,102     53,396     5.77        789,936     47,710     6.04
 Taxable investment securities .........................            176,061      6,033     3.43        142,567      5,650     3.96
 Tax-exempt investment securities ......................             85,567      2,385     2.79         97,742      3,115     3.19
                                                                 -----------------------------------------------------------------
   Total investment securities .........................            261,628      8,418     3.22        240,309      8,765     3.65
 Interest bearing deposits .............................             22,680        311     1.37         10,252        103     1.00
 Federal funds sold ....................................             20,503        246     1.20         19,133        205     1.07
                                                                 -----------------------------------------------------------------
Total interest earning assets ..........................          1,230,913     62,371     5.07      1,059,630     56,783     5.36
Non-interest earning assets:
 Cash and due from banks ...............................             37,607                             30,350
 Allowance for loan losses .............................            (12,507)                           (10,911)
 Premises and equipment ................................             20,446                             14,556
 Other assets(7) .......................................             94,768                             51,782
                                                                 ----------                         ----------
   Total assets ........................................         $1,371,227                         $1,145,407
                                                                 ==========                         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits(2) ...................         $  343,527      1,621     0.47     $  287,130      1,428     0.50
 Savings deposits ......................................            159,776        963     0.60        130,125      1,127     0.87
 Time deposits .........................................            389,206     10,380     2.67        348,638      9,784     2.81
 Other, including short-term borrowings, long-term debt
    and other interest bearing liabilities .............            105,000      3,702     3.53         54,847      1,367     2.49
                                                                 -----------------------------------------------------------------
Total interest bearing liabilities .....................            997,509     16,666     1.67        820,740     13,706     1.67
                                                                               -------                           --------
Non-interest bearing liabilities:
  Demand deposits ......................................            172,721                            147,285
  Other ................................................              9,485                             10,913
Shareholders' equity ...................................            191,512                            166,469
                                                                 ----------                         ----------
   Total liabilities and shareholders' equity ..........         $1,371,227                         $1,145,407
                                                                 ==========                         ==========
Net interest income ....................................                       $45,705                           $ 43,077
                                                                               =======                           ========
Net yield on interest earning assets(3) ................                                   3.71%                              4.07%
                                                                                        =======                             ======
Net interest income and yield-tax equivalent basis(4) ..                       $48,238     3.92%                 $ 45,755     4.32%
                                                                               =======  =======                  ========   ======

                                                                     2005 Compared to 2004               2004 Compared to 2003
                                                                  Increase (Decrease) Due to(6)      Increase (Decrease) Due to(6)
                                                                 ------------------------------     ------------------------------
                                                                   Volume        Rate     Total       Volume       Rate      Total
                                                                 -----------------------------------------------------------------
ASSETS
Interest earning assets:
 Taxable loans(5) ......................................         $   20,354    $ 4,824  $25,178         $7,714   $ (2,489)  $5,225
 Tax-exempt loans ......................................                450        (63)     387            219        242      461
                                                                 -----------------------------------------------------------------
   Total loans .........................................             20,804      4,761   25,565          7,933     (2,247)   5,686
 Taxable investment securities .........................              3,151        147    3,298          1,207       (824)     383
 Tax-exempt investment securities ......................               (538)        76     (462)          (364)      (366)    (730)
                                                                 -----------------------------------------------------------------
   Total investment securities .........................              2,613        223    2,836            843     (1,190)    (347)
 Interest bearing deposits .............................                (15)       256      241            159         49      208
 Federal funds sold ....................................                (40)       281      241             15         26       41
                                                                 -----------------------------------------------------------------
Total interest earning assets ..........................             23,362      5,521   28,883          8,950     (3,362)   5,588
Non-interest earning assets:
 Cash and due from banks ..............................
 Allowance for loan losses ............................
 Premises and equipment ...............................
 Other assets(7) ......................................

   Total assets ........................................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits(2) ...................                664      1,682    2,346            280        (87)     193
 Savings deposits ......................................                313        (87)     226            228       (392)    (164)
 Time deposits .........................................              5,178      1,012    6,190          1,101       (505)     596
 Other, including short-term borrowings, long-term debt
    and other interest bearing liabilities .............              2,692      1,424    4,116          1,603        732    2,335
                                                                 -----------------------------------------------------------------
Total interest bearing liabilities .....................              8,847      4,031   12,878         3 ,212       (252)   2,960
                                                                 -----------------------------------------------------------------
Non-interest bearing liabilities:
  Demand deposits ......................................
  Other ................................................
Shareholders' equity ...................................

   Total liabilities and shareholders' equity ..........

Net interest income ....................................         $   14,515    $ 1,490  $16,005     $    5,738   $ (3,110)  $2,628
                                                                 =================================================================
Net yield on interest earning assets(3) ................

Net interest income and yield-tax equivalent basis(4) ..


                                                                              21
                                  Omega Financial Corporation 2005 Annual Report

Provision for Loan Losses

      Omega's provision for loan losses is determined as a result of changes in the required level of the allowance for loan loss reserve. In 2005, Omega provided a provision for loan losses of $1,202,000 as compared to crediting the provision for $300,000 in 2004. The majority of the 2005 provision reflects management's assessment of one large commercial borrower who has been experiencing cash flow problems. Omega has estimated and provided for known exposures for this $20,000,000 credit, however, evaluations of the credit continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this initial estimate. In 2005, net charge-offs exceeded the provision for loan losses by $162,000, while in 2004 the net charge-offs exceeded the provision by $3,839,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2005 and 2004 were .11% and .38% of average loans outstanding, respectively. Non-performing loans as a ratio to the allowance for loan losses were 59.3% at year-end 2005 and 51.8% at the end of 2004. The allowance for loan losses as a ratio to net loans was 1.27% and 1.18% at December 31, 2005 and 2004, respectively.

Non-Interest Income

      Omega remains committed to continually increasing customer satisfaction and expanding existing customer relationships by delivering popular services conveniently. This commitment is affirmed by the continued increase in income from traditional bank services. In 2005, 2004 and 2003, 21.0%, 19.0% and 16.3% of total revenues, respectively, was derived from service-based fee income. We believe that our advanced front line delivery systems, our interactive web site with on-line banking, our customer information center, our broad menu of investment products and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients help us be responsive to their financial needs with personalized service and well-designed products. Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) grew to $24,575,000, for a 41.3%, or $7,181,000 increase when compared to $17,394,000 for 2004. The majority of this increase relates to accounts acquired in the Sun acquisition as well as growth in trust fees.

      Bank-owned life insurance (BOLI) continues to generate non-interest income each year as the cash surrender value increases. BOLI earnings were $2,299,000 in 2005, as compared to $1,581,000 in 2004.

      As  a  percentage  of  average  assets,   non-interest  income  (excluding
securities gains, gain on debt extinguishment and other gains from the sale of assets) was 1.35% for 2005 as compared to 1.38% in 2004.

      In 2005, net gains from investment securities increased by $1,364,000, or 141.6% to $2,327,000, which includes gains of $374,000 related to the sale of $47,286,000 of investments acquired from Sun. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate dramatically from year to year. Omega generally sells only equity securities that have appreciated in value since their purchase. Primarily, equity securities are considered for sale when there is market appreciation available, when there is no longer a business reason to hold the stock or if securities gains are desired to supplement earnings. Occasionally a loss may be recognized on debt and equity securities if permanent impairment is deemed to have occurred.

      Likewise, other gains or losses can be realized in a given year based upon unique circumstances. Management is committed to controlling rate risk and occasionally will sell longer-term fixed-rate assets to reposition the balance sheet when the rate risk analysis warrants it. During the first quarter 2005, Omega paid down $55,032,000 of Federal Home Loan Bank debt that was acquired in the Sun merger. This resulted in a gain of $1,043,000 due to favorable rate movements after the merger was closed. Net losses of $376,000 on other assets sold were realized in 2005.

Non-Interest Expense

      In order to optimize earnings, Omega's management strives to minimize operating expense. Total non-interest expenses were $61,279,000 for 2005 as compared to $44,068,000 for 2004, representing an increase of $17,211,000, or 39.1%. Management estimates that the Sun acquisition contributed most of this increase. While it is difficult to compare full year results because of the merger, Omega's cost savings plan resulted in a $7,843,000, or 11.39% reduction in non-interest expenses in 2005 compared to pro forma combined non-interest expenses for 2004. As a percentage of average assets, non-interest expense was 3.07% for 2005 as compared to 3.22% in 2004.

      Salaries and employee benefits increased by 33.5%, or $7,667,000 in 2005 as compared to 2004, primarily due to the Sun merger. Occupancy and equipment increased by $2,438,000, or 40.4% driven primarily by the addition of Sun's 23 branches. Data processing costs were $2,521,000 for the year representing a $683,000 or 37.1% increase. Shares tax also increased $159,000 to $1,864,000 representing a 9.3% increase. These increases can primarily be attributed to the former Sun's operations, which were included in expenses during the fourth quarter only in 2004, and the full year in 2005. Other expenses were $17,086,000 for an increase of $5,888,000, or 52.3% once again primarily due to the additional operations acquired.

      Amortization of intangible assets totaled $985,000 in 2005 as compared to $402,000 in 2004. Omega booked a core deposit intangible in the amount of $7,728,000 and other intangibles of $2,866,000 as a result of the Sun acquisition. The core deposit intangible is being amortized over a period of 10 years, while the other intangibles are being amortized over various periods ranging from 1.5 years to 11 years.

Income Taxes

      Income tax expense for 2005 amounted to $6,182,000 compared to $5,322,000 in 2004. The effective tax rate was 21.3% in 2005 versus 23.8% in 2004 due to Omega's net operating loss carryforwards as well as additional tax credits available in 2005 versus 2004. Average tax-exempt investments and loans as a percentage of average assets were 6.3%, 9.9% and 12.4% in 2005, 2004 and 2003, respectively. Tax-exempt income as a percentage of income before tax was 15.9%, 21.1% and 22.6% in 2005, 2004 and 2003, respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and selected earnings ratios for the past three years.

                                         2005           2004         2003
                                        ----------------------------------
Net income..........................     $22,875     $17,021      $17,185
Return on average assets............        1.15%       1.24%        1.50%
Return on average
  tangible assets...................        1.25%       1.26%        1.50%
Return on average equity............        7.13%       8.89%       10.32%
Return on average
  tangible equity...................       15.33%      11.84%       10.32%

2004 Financial Performance Overview

      At $17,021,000, Omega's net income for 2004 represented a return on average assets (ROA) of 1.24%. The decrease in ROA of 26 basis points from 2003 was due to pre-merger earnings of Omega, which were negatively impacted by a decline in net interest margin associated with the low rate environment in 2004, coupled with the result of the merger with Sun on October 1, 2004. The Sun acquisition increased Omega's assets by 82.7% as of December 31, 2004, while only adding approximately $2,475,000 of net income for the balance of the year. This translates to an estimated annualized ROA from the former Sun operations of just 1.06%. The management of Omega strives to attain consistently high earnings levels each year by protecting the core earnings base with conservative growth strategies that minimize shareholder risk while serving a broad customer base. This approach has helped achieve solid performances year after year. Omega considers ROA to be a key performance ratio and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator.

      Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2004 and 2003.

                                                         2004                        2003
                                                ----------------------------------------------------
                                                          %of                         %of
                                                    Average Assets              Average Assets
                                                ----------------------------------------------------
Net interest income .........................   $    45,705       3.33%    $   43,077          3.76%
Loan loss provision .........................           300       0.02           (350)        (0.03)
Trust fees ..................................         4,027       0.29          3,623          0.32
Deposit service fees ........................         7,076       0.52          5,754          0.50
Other fees ..................................         6,291       0.46          4,614          0.40
BOLI ........................................         1,581       0.12          1,395          0.12
Security gains ..............................           963       0.07          1,127          0.10
Gain on debt extinguishment .................           570       0.04             --            --
Gains on sale of other assets................          (102)     (0.01)           292          0.03
                                                ----------------------------------------------------
Total non-interest income ...................        20,406       1.49         16,805          1.47
Employee expense ............................       (22,888)     (1.67)       (20,091)        (1.75)
Occupancy and equipment .....................        (6,036)     (0.44)        (5,149)        (0.45)
Other non-interest expense ..................       (14,742)     (1.08)       (12,281)        (1.07)
Amortization of Intangibles .................          (402)     (0.03)
                                                ----------------------------------------------------
Total non-interest expense ..................       (44,068)     (3.21)       (37,521)        (3.28)
Income tax expense ..........................        (5,322)     (0.39)        (4,826)        (0.42)
                                                ----------------------------------------------------
Net income ..................................   $    17,021       1.24%    $   17,185          1.50%
                                                ====================================================
Average assets ..............................   $ 1,371,227                $1,145,407

         The key factors that defined the 2004 results are as follows:

o     Acquisition of Sun

o     Lower rate environment, reduced net interest margin

o     Higher service-based fee income

o Reduced gains on sale of securities and loans, offset by gain on debt restructuring

o     Other non-interest income growth

o     Ongoing expense control


                                                                              23
                                  Omega Financial Corporation 2005 Annual Report

      The merger with Sun had a material impact on Omega's 2004 results. In order to properly analyze 2004, management has identified the effects on earnings caused by the addition of Sun on October 1, 2004. The table below puts forth the approximate effect of Sun's former operations and the gains realized from the restructure of Sun's balance sheet. Sun's contribution to net income for 2004 was estimated to be $2,475,000.

Omega Financial Corporation Income Statement Analysis
(In thousands)

                                              Estimated         Estimated
                                           Contribution to   Contribution to    Omega 2004     Omega 2003
                                             2004 Results     2004 Results     Consolidated   Consolidated
                                           from Pre-Merger     from Former        Income         Income
                                           Omega Operations  Sun Operations     Statement      Statement      Variance
                                         ------------------------------------------------------------------------------
Total interest income ................       $   52,415        $    9,956       $   62,371     $   56,783    $    5,588
Total interest expense ...............           12,238             4,429           16,667         13,706         2,961
                                         ------------------------------------------------------------------------------
Net interest income ..................           40,177             5,527           45,704         43,077         2,627
Provision for loan losses ............             (300)               --             (300)           350          (650)
Service fee and other operating income           15,840             3,134           18,974         15,386         3,588
Net gains on sales of assets and
  early extinguishment of debt .......              331             1,100            1,431          1,419            12
                                         ------------------------------------------------------------------------------
Total non-interest income ............           16,171             4,234           20,405         16,805         3,600
Salaries and employee benefits .......           19,654             3,234           22,888         20,091         2,797
Other operating expense ..............           17,899             3,279           21,178         17,430         3,748
                                         ------------------------------------------------------------------------------
Total non-interest expense ...........           37,553             6,513           44,066         37,521         6,545
                                         ------------------------------------------------------------------------------
Income before tax ....................           19,095             3,248           22,343         22,011           332
Provision for federal income tax .....            4,549               773            5,322          4,826           496
                                         ------------------------------------------------------------------------------
Net income ...........................       $   14,546        $    2,475       $   17,021     $   17,185    $     (164)
                                         ==============================================================================

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

      Investment securities averaged $261,628,000, an increase of $21,319,000, or 8.9% from the average investment securities in 2003. The average weighted yield decreased to 3.22% from 3.65% in 2003. Interest bearing deposits and federal funds sold, as a group on average, increased 47.0%, or $13,798,000. These monies were accumulated during the fourth quarter of 2004 to support the early extinguishment of Sun's long term Federal Home Loan Bank debt.

      Total interest earning assets averaged $1,230,913,000 at a yield of 5.07% and produced total interest income of $62,371,000 for 2004. The net increase in average earning assets of $171,283,000 in 2004 over 2003 was primarily the result of the Sun acquisition. The yield decreased by 29 basis points to 5.07% in 2004. Lower yields caused a reduction of $3,362,000, or 5.92% in interest income while volume and mix changes increased it $8,950,000, or 15.78%.

      Total interest bearing liabilities averaged $997,509,000 at a cost of $16,666,000 carrying a composite rate of 1.67%. This represented an increase in interest bearing liabilities of 21.5%, or $176,769,000 from 2003. The composite rate was the same as 2003. Interest expense decreased $252,000 due to lower rates and increased $3,212,000 due to volume and mix changes. These changes resulted in a total increase of $2,960,000, or 21.6% in interest expense. Once again the Sun acquisition was the key factor, accounting for $927,401,000 in additional interest bearing liabilities when the merger was consummated and averaged approximately $183,000,000 for the year.

      Non-interest bearing funding sources, including equity, averaged $373,718,000 in 2003, compared to $324,667,000 in 2003, for an increase of
$49,051,000, or 15.1%. This increase was the result of demand deposits acquired and the increased equity from the stock issued to consummate the Sun merger. The rate to fund interest bearing assets increased by 6 basis points to 1.35% in 2004 from 1.29% in 2003. This was the result of a lower percentage of the earning assets being funded by non-interest bearing funding sources (computed by dividing the total interest expense by the total average earning assets). For 2004 this ratio was 30.4%; in 2003 it was 30.6%.

      Net interest income was $45,705,000 for 2004, an increase of $2,628,000, or 6.1% from 2003. The decrease in net interest income was the result of a decrease of $3,110,000 due to interest rate effects and an increase of $5,738,000 due to volume and mix changes. Net yield was 3.71% in 2004 and 4.07% in 2003. On a fully tax-equivalent basis, the net yield decreased from 4.32% in 2003 to 3.92% in 2004.

Provision for Loan Losses

      Omega's provision for loan losses is determined as a result of the adequacy level of the allowance for loan loss reserve. In 2004, Omega credited its provision for $300,000 as compared to a provision for $350,000 in 2003, a decrease of $650,000, or 185.7%. The reduction in the provision reflects the improvement in the Watch List loans and non-performing loans during the year, which are key factors in determining an adequate allowance. In 2004, net charge-offs exceeded the provision for loan losses by $2,364,000, while in 2003 the net charge-offs exceeded the provision by $483,000. Credit quality is a high priority for Omega as evidenced by its low ratios of net charge-offs to average loans outstanding and non-performing loans to the loan loss allowance. Net charge-offs in 2004 and 2003 were .22% and .11% of average loans outstanding, respectively. Non-performing loans as a ratio to the allowance for loan losses were 44.6% at year-end 2004 and 32.3% at the end of 2003. The allowance for loan losses as a ratio to net loans was 1.18% and 1.34% at December 31, 2004 and 2003, respectively.

Non-Interest Income

      Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) grew to $17,394,000 during 2004, for a 24.3%, or $3,403,000 increase when compared to $13,991,000 for 2003.
The majority of this increase was the result of the Sun acquisition.

      Bank-owned life insurance (BOLI) continues to generate non-interest income each year as the cash surrender value increases. BOLI earnings were $1,581,000 in 2004, as compared to $1,395,000 in 2003.

      As  a  percentage  of  average  assets,   non-interest  income  (excluding
securities gains and other gains from the sale of assets) was 1.38% for 2004, as compared to 1.34% in 2003.

      In 2004, net gains from investment securities decreased by $164,000, or 14.6% to $963,000. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate dramatically from year to year.

      Likewise, other gains or losses can be realized in a given year based upon unique circumstances.

      Management is committed to controlling rate risk and occasionally will sell longer term fixed assets to reposition the balance when the rate risk analysis warrants it. During the fourth quarter, Omega paid down $171,000,000 of Federal Home Loan Bank Debt that was acquired in the Sun merger. This resulted in a gain of $570,000 due to favorable rate movements after the merger was closed. Net losses of $102,000 on other assets sold were realized in 2004 as compared to a gain of $292,000 in 2003.

Non-Interest Expense

      In order to optimize earnings, Omega's management strives to minimize operating expense. Total non-interest expenses were $44,068,000 for 2004 as compared to $37,521,000 for 2003, representing an increase of $6,547,000, or 17.4%. Management estimates that Sun contributed most of this increase--$6,123,000, or 93.5%. As a percentage of average assets, non-interest expense was 3.22% for 2004 as compared to 3.28% in 2003.

      Salaries and employee benefits increased by 13.9%, or $2,797,000 in 2004 as compared to 2003. The Sun employees that were retained accounted for all of this increase.

      Occupancy and equipment increased by $887,000, or 17.2% driven primarily by the addition of Sun's 23 branches and its administration center. Data processing costs were $1,839,000 for the year, representing a $166,000, or 9.92% increase. Shares tax also increased $166,000 to $1,705,000, representing a 10.8% increase. These increases can primarily be attributed to the former Sun's operations during the fourth quarter. Other expenses were $11,198,000 for an increase of $2,139,000, or 23.6% primarily due to the additional operations acquired.

      Amortization of intangible assets was $402,000 in 2004 as compared to $10,000 in 2003. Omega booked a core deposit intangible in the amount of $14,210,000 (preliminary estimate at December 31, 2004) and other intangibles of $2,866,000 as a result of acquiring Sun. These are being amortized over various periods. The amortized cost for the year on these intangibles was $390,000.

Income Taxes

      Income tax expense for 2004 amounted to $5,322,000 compared to $4,826,000 in 2003. The effective tax rate was 23.8% in 2004 versus 21.9% in 2003, due to Omega's tax favored income being lower in 2004 as compared to 2003. This was the result of the $19,346,000 in penalties paid to the Federal Home Loan Bank for the early extinguishment of debt being treated as interest expense for tax purposes when determining the TEFRA disallowance that is used to reduce the tax-free income. Average tax-exempt investments and loans as a percentage of average assets were 9.9% and 12.4% in 2004 and 2003 respectively. Tax-exempt income as a percentage of income before tax was 21.1% and 22.6% in 2004 and 2003. respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

      For comparative purposes, the following table sets forth earnings (in thousands of dollars) and selected earnings ratios for the past three years.

                                    2004         2003       2002
                                 ----------------------------------
Net income...................     $17,021      $17,185     $18,179
Return on average assets.....        1.24%        1.50%       1.58%
Return on average
 tangible assets.............        1.26%        1.50%       1.58%
Return on average equity.....        8.89%       10.32%      11.32%
Return on average
 tangible equity.............       11.84%       10.32%      11.32%


                                                                              25
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

The Shareholders and Board of Directors
Omega Financial Corporation

      We have audited the accompanying consolidated balance sheets of Omega Financial Corporation (Omega) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of Omega's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Financial Corporation and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Omega Financial Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2006, expressed an unqualified opinion thereon.


                                                           /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 15, 2006

Omega Financial Corporation and Subsidiaries
Reports of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting

The Board of Directors and Shareholders
of Omega Financial Corporation

      We have audited management's assessment, included in the accompanying Report of Management's Assessment of Internal Control Over Financial Reporting that Omega Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Omega Financial Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

      A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management's assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of Omega Financial Corporations' internal control over financial reporting included controls over the preparation of Consolidated Financial Statements for Bank Holding Companies (Form FRY-9C). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management's assessment that Omega Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Omega Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005 based on the COSO criteria.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Omega Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 of Omega Financial Corporation and our report dated March 15, 2006 expressed an unqualified opinion thereon.


                                                           /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 15, 2006


                                                                              27
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Report on Management's Assessment of Internal Control
Over Financial Reporting

      Omega Financial Corporation's (Omega) management is responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with U.S. generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

      Management assessed the effectiveness of Omega's internal control over financial reporting as of December 31, 2005, in relation to criteria for effective internal control over financial reporting as described in "Internal Control-Integrated Framework," issued by the Committee of Sponsoring
Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2005, its system of internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles.

      Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an audit report on management's assessment of Omega's internal control over financial reporting.

/s/ Donita R. Koval                                /s/ Daniel L. Warfel
Donita R. Koval                                    Daniel L. Warfel
President and                                      Executive Vice President
 Chief Executive Officer                            and Chief Financial Officer

State College, Pennsylvania
March 15, 2006

Omega Financial Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

                                                           December 31,
                                                     --------------------------
ASSETS                                                  2005           2004
                                                     --------------------------
Cash and due from banks ..........................   $    56,194    $    47,877
Interest bearing deposits with other banks .......         8,908         31,122
Federal funds sold ...............................            --         36,350
Trading securities ...............................           468             --
Investment securities available for sale .........       353,355        327,979
Investment in unconsolidated subsidiary ..........         1,625          1,625
Loans held for sale ..............................           264         22,515
Total portfolio loans ............................     1,214,591      1,305,735
Less: Allowance for loan losses ..................       (15,482)       (15,644)
                                                     --------------------------
Net portfolio loans ..............................     1,199,109      1,290,091
Premises and equipment, net ......................        38,391         35,509
Other real estate owned ..........................           956          3,082
Bank-owned life insurance ........................        75,144         72,845
Investment in limited partnerships ...............         6,612          8,605
Core deposit intangibles .........................         6,729         13,927
Other intangibles ................................         2,529          2,799
Goodwill .........................................       161,004        156,959
Other assets .....................................        28,691         31,286
                                                     --------------------------
TOTAL ASSETS .....................................   $ 1,939,979    $ 2,082,571
                                                     ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing ...........................   $   236,683    $   228,408
  Interest bearing ...............................     1,185,847      1,273,674
                                                     --------------------------
Total deposits ...................................     1,422,530      1,502,082
Short-term borrowings ............................        90,153         90,259
ESOP debt ........................................         1,845          2,192
Junior subordinated debentures ...................        56,692         57,190
Long-term debt ...................................        36,322         99,579
Other interest bearing liabilities ...............           882            854
Other liabilities ................................        13,065         14,676
                                                     --------------------------
TOTAL LIABILITIES ................................     1,621,489      1,766,832

Shareholders' Equity
Preferred stock, par value $5.00 per share:
  Authorized -- 5,000,000 shares, none issued
Common stock, par value $5.00 per share:
  Authorized -- 25,000,000 shares;
  Issued --
    12,670,323 shares at December 31, 2005;
    12,593,524 shares at December 31, 2004 .......        63,368         62,968
  Outstanding --
    12,599,508 shares at December 31, 2005;
    12,593,524 shares at December 31, 2004
Capital surplus ..................................        99,874         98,370
Retained earnings ................................       159,583        152,249
Accumulated other comprehensive income ...........        (1,226)         3,526
Unearned compensation related to ESOP debt .......        (1,125)        (1,374)
Cost of common stock in treasury:
  70,815 shares at December 31, 2005 .............        (1,984)            --
                                                     --------------------------
TOTAL SHAREHOLDERS' EQUITY .......................       318,490        315,739
                                                     --------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......   $ 1,939,979    $ 2,082,571
                                                     ==========================

The accompanying notes are an integral part of these statements.


                                                                              29
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Income
(In thousands, except share data)

                                                                         Years Ended December 31,
                                                                  --------------------------------------
                                                                     2005          2004         2003
                                                                  --------------------------------------
INTEREST INCOME:
Interest and fees on loans ....................................   $   78,907    $   53,396    $   47,710
Interest and dividends on investment securities:
  Taxable interest income .....................................        8,645         5,403         5,195
  Tax-exempt interest income ..................................        1,917         2,385         3,115
  Dividend income .............................................          669           630           455
Other interest income .........................................        1,037           557           308
                                                                  --------------------------------------
TOTAL INTEREST INCOME .........................................       91,175        62,371        56,783

INTEREST EXPENSE:
Interest on deposits ..........................................       21,691        12,964        12,339
Interest on short-term borrowings .............................        2,336         1,302           329
Interest on long-term debt and other interest
  bearing liabilities .........................................        5,478         2,400         1,038
                                                                  --------------------------------------
TOTAL INTEREST EXPENSE ........................................       29,505        16,666        13,706
                                                                  --------------------------------------
NET INTEREST INCOME ...........................................       61,670        45,705        43,077
Provision (credit) for loan losses ............................        1,202          (300)          350
                                                                  --------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ...........       60,468        46,005        42,727

NON-INTEREST INCOME:
Trust fees ....................................................        6,007         4,027         3,623
Investment and insurance product sales ........................        3,163         1,786         1,141
Service fees on deposit accounts ..............................        9,344         7,076         5,754
Service fees on loans .........................................        1,380         1,547         1,351
Earnings on bank-owned life insurance .........................        2,299         1,581         1,395
Net gains on investment securities available for sale .........        2,327           963         1,127
Gain on the early extinguishment of debt ......................        1,043           570            --
(Loss) gain on sale of loans and other assets .................         (376)         (102)          292
Other .........................................................        4,681         2,958         2,122
                                                                  --------------------------------------
TOTAL NON-INTEREST INCOME .....................................       29,868        20,406        16,805

NON-INTEREST EXPENSE:
Salaries and employee benefits ................................       30,555        22,888        20,091
Net occupancy expense .........................................        4,230         2,790         2,372
Equipment expense .............................................        4,244         3,246         2,777
Data processing service .......................................        2,521         1,839         1,673
Pennsylvania shares tax .......................................        1,864         1,705         1,539
Amortization of intangible assets .............................          985           402            10
Other .........................................................       16,880        11,198         9,059
                                                                  --------------------------------------
TOTAL NON-INTEREST EXPENSE ....................................       61,279        44,068        37,521
                                                                  --------------------------------------
INCOME BEFORE INCOME TAXES ....................................       29,057        22,343        22,011
Income tax expense ............................................        6,182         5,322         4,826
                                                                  --------------------------------------
NET INCOME ....................................................       22,875        17,021        17,185
                                                                  ======================================
EARNINGS PER SHARE
Basic .........................................................   $     1.82    $     1.79    $     2.07
Diluted .......................................................         1.81          1.78          2.01
Weighted average shares and equivalents:
Basic .........................................................       12,601         9,484         8,169
Diluted .......................................................       12,645         9,570         8,524

The accompanying notes are an integral part of these statements.

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Shareholders' Equity
(In thousands, except share data)

                                                                Periods Ended December 31, 2003, 2004, 2005
                                               ------------------------------------------------------------------------------
                                                                                                                 Accumulated
                                                              Unearned                                           Other Com-
                                               Preferred       Compen-     Common       Capital     Retained     prehensive
                                                 Stock         sation       Stock       Surplus     Earnings       Income
                                               ------------------------------------------------------------------------------
Balance at December 31, 2002................   $   5,000      $ (1,875)    $48,035      $10,529     $138,821     $     7,243
Conversion of preferred to common stock.....      (5,000)                    1,731        3,269
Comprehensive income:
Net income..................................                                                          17,185
Change in unrealized securities gains, net..                                                                          (2,034)
Total comprehensive income..................
Common dividends declared--$1.17 per share..                                                          (9,582)
Cash dividends, preferred--$1.35 per share..                                                            (297)
Amortization of unearned compensation.......                       251
Tax benefit from employee stock options.....                                                             251
Tax benefit from preferred stock dividends
 paid to ESOP...............................                                                              52
Purchase of treasury stock--
 82,247 shares..............................
Exercised employee stock options--
 95,137 shares..............................                                   476        1,913
                                               ------------------------------------------------------------------------------
Balance at December 31, 2003................          --        (1,624)     50,242       15,711      146,430           5,209
Comprehensive income:
 Net income.................................                                                          17,021
 Change in unrealized securities gains,
 net........................................                                                                          (1,683)
Total comprehensive income..................
Common dividends declared--                                                                          (11,388)
 $1.20 per share............................
Amortization of unearned compensation.......                       250
Tax benefit from employee stock options.....                                                             139
Tax benefit from dividends paid to ESOP
 on unallocated common stock................                                                              47
Issuance of 2,457,571 shares for acquisition
 of Sun Bancorp, Inc........................                                12,288       78,817
Value of options assumed in Sun Acquisition.                                              1,853
Purchase of treasury stock--73,212 shares...
Exercised employee stock options--
 87,585 shares..............................                                   438        1,989
                                               ------------------------------------------------------------------------------
Balance at December 31, 2004................          --        (1,374)     62,968       98,370      152,249           3,526
Comprehensive income:
 Net income.................................                                                          22,875
 Change in unrealized securities gains, net.                                                                          (4,752)
Total comprehensive income..................
Common dividends declared--
 $0.62 per share............................                                                         (15,651)
Amortization of unearned compensation.......                       249
Tax benefit from employee stock options.....                                                              70
Tax benefit from dividends paid to ESOP on
 unallocated common stock...................                                                              40
Purchase of treasury stock--67,069 shares...
Employer stock held in Rabbi Trusts--
 3,746 shares...............................
Exercised employee stock options--
 80,011 shares..............................                                   400        1,504
                                               ------------------------------------------------------------------------------
Balance at December 31, 2005................   $      --      $ (1,125)    $63,368      $99,874     $159,583     $    (1,226)
                                               ==============================================================================
                                               --------------------
                                               Cost of
                                                Common
                                               Stock In
                                               Treasury     Total
                                               --------------------
Balance at December 31, 2002................   $(45,643)   $162,110
Conversion of preferred to common stock.....                     --
Comprehensive income:
Net income..................................
Change in unrealized securities gains, net..
Total comprehensive income..................                 15,151
Common dividends declared--$1.17 per share..                 (9,582)
Cash dividends, preferred--$1.35 per share..                   (297)
Amortization of unearned compensation.......                    251
Tax benefit from employee stock options.....                    251
Tax benefit from preferred stock dividends
 paid to ESOP...............................                     52
Purchase of treasury stock--
 82,247 shares..............................     (2,886)     (2,886)
Exercised employee stock options--
 95,137 shares..............................                  2,389
                                               --------------------
Balance at December 31, 2003................    (48,529)    167,439
Comprehensive income:
 Net income.................................
 Change in unrealized securities gains,
 net........................................
Total comprehensive income..................                 15,338
Common dividends declared--                                 (11,388)
 $1.20 per share............................
Amortization of unearned compensation.......                    250
Tax benefit from employee stock options.....                    139
Tax benefit from dividends paid to ESOP
 on unallocated common stock................                     47
Issuance of 2,457,571 shares for acquisition
 of Sun Bancorp, Inc........................     51,017     142,122
Value of options assumed in Sun Acquisition.                  1,853
Purchase of treasury stock--73,212 shares...     (2,488)     (2,488)
Exercised employee stock options--
 87,585 shares..............................                  2,427
                                               --------------------
Balance at December 31, 2004................         --     315,739
Comprehensive income:
 Net income.................................
 Change in unrealized securities gains, net.
Total comprehensive income..................                 18,123
Common dividends declared--
 $0.62 per share............................                (15,651)
Amortization of unearned compensation.......                    249
Tax benefit from employee stock options.....                     70
Tax benefit from dividends paid to ESOP on
 unallocated common stock...................                     40
Purchase of treasury stock--67,069 shares...     (1,864)     (1,864)
Employer stock held in Rabbi Trusts--
 3,746 shares...............................       (120)       (120)
Exercised employee stock options--
 80,011 shares..............................                  1,904
                                               --------------------
Balance at December 31, 2005................   $ (1,984)   $318,490
                                               ====================

The accompanying notes are an integral part of these statements.


                                                                              31
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

                                                                            Years Ended December 31,
                                                                       -----------------------------------
                                                                         2005          2004         2003
                                                                       -----------------------------------
Cash flows from operating activities:
 Net income.........................................................   $  22,875    $  17,021    $  17,185
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.....................................       4,360        4,463        4,891
  Provision (credit) for loan losses and off-balance sheet reserve..       1,171         (300)         350
  Gain on sale of investment securities.............................      (2,327)        (963)      (1,127)
  Gain on early extinguishment of debt..............................      (1,043)        (570)          --
  Non-monetary gift.................................................          45           43           48
  (Gain) loss on sale of fixed assets and other property owned......         (13)         120          (18)
  (Gain) loss on sale of loans and leases...........................         415          (18)        (274)
  Provision for deferred income tax.................................       2,022        2,315         (397)
  Increase in cash surrender value of bank owned life insurance.....      (2,299)      (1,582)      (1,395)
  (Increase) decrease in interest receivable and other assets.......       5,321         (217)         146
  Increase (decrease) in interest payable...........................          54        2,050         (192)
  Increase (decrease) in taxes payable..............................         411        1,250         (513)
  Amortization of deferred net loan (fees) costs....................        (307)        (380)        (682)
  Deferral of net loan fees.........................................         268          652          665
  Decrease in accounts payable and accrued expenses.................      (2,223)      (6,429)      (1,610)
                                                                       -----------------------------------
   Total adjustments................................................       5,855          434         (108)
                                                                       -----------------------------------
Net cash provided by operating activities...........................      28,730       17,455       17,077
Cash flows from investing activities:
 Investment securities available for sale:
  Proceeds from sales...............................................      60,854      129,742        3,404
  Proceeds from maturities..........................................      54,507      105,326      104,106
  Cash used for purchases...........................................    (147,487)    (112,733)    (100,432)
 Investment in unconsolidated subsidiary............................          --       (1,114)          --
 Net cash paid for acquisition of Sun Bancorp, Inc..................          --      (23,244)          --
 Net change in interest bearing deposits with other banks...........      22,214      (18,118)      (1,925)
 Decrease (increase) in loans and leases............................      82,387       51,982      (21,790)
 Gross proceeds from sale of loans and leases.......................      29,905       67,700       12,923
 (Investment) sale of investments in limited partnership............       1,004         (205)          --
 Capital expenditures...............................................      (6,288)      (3,213)      (1,907)
 Sale of fixed assets and other property owned......................       2,329        8,945           42
 Net change in federal funds sold...................................      36,350      (18,500)      16,050
 Purchase of bank-owned life insurance..............................          --           --       (4,000)
                                                                       -----------------------------------
Net cash provided by (used in) investing activities.................     135,775      186,568        6,471

The accompanying notes are an integral part of these statements.      (continued
                                                                   on next page)

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

                                                                            Years Ended December 31,
                                                                       -----------------------------------
                                                                         2005          2004         2003
                                                                       -----------------------------------
Cash flows from financing activities:
 Net change in demand deposits, checking with interest and savings .     (64,722)     (31,450)      62,953
 Net change in time deposits .......................................     (13,420)     (10,493)     (74,628)
 Increase (decrease) in short-term borrowings, net .................      (5,206)      14,452      (13,189)
 Issuance of junior subordinated debt ..............................          --       37,114           --
 Issuance of long-term debt ........................................      10,000       17,000       11,500
 Principal payment on long-term debt ...............................     (67,257)    (198,728)      (1,137)
 Net change in other interest bearing liabilities ..................          28           41           51
 Payment of fee to terminate swap arrangement ......................          --       (5,053)          --
 Dividends paid ....................................................     (15,651)     (11,388)     (12,230)
 Issuance of common stock ..........................................       1,904        2,427        2,389
 Acquisition of treasury stock .....................................      (1,864)      (2,488)      (2,886)
                                                                       -----------------------------------
Net cash used in financing activities ..............................    (156,188)    (188,566)     (27,177)
                                                                       -----------------------------------
Net increase (decrease) in cash and cash equivalents ...............   $   8,317    $  15,457    $  (3,629)
                                                                       ===================================
Cash and cash equivalents at beginning of period ...................   $  47,877    $  32,420    $  36,049
Cash and cash equivalents at end of period .........................      56,194       47,877       32,420
                                                                       -----------------------------------
Net increase (decrease) in cash and cash equivalents ...............   $   8,317    $  15,457    $  (3,629)
                                                                       ===================================
Interest paid ......................................................   $  29,451    $  16,505    $  13,898
Income taxes paid ..................................................         448        3,662        5,735
Supplemental schedule of noncash investing and financing activities:
Business acquisition:
 Fair value of tangible assets acquired (noncash) ..................          --      960,381           --
 Goodwill and identifiable intangible assets acquired ..............          --      174,036           --
 Liabilities assumed ...............................................          --     (967,198)          --
 Stock options .....................................................          --       (1,853)          --
 Common stock issued ...............................................          --     (142,122)          --
Other noncash activity:
 Transfers of loans to other real estate owned .....................         176          411          885
 Transfers of bank property ........................................          45        2,277           --

The accompanying notes are an integral part of these statements.


                                                                              33
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Years Ended December 31, 2005, 2004 and 2003)

NATURE OF OPERATIONS

      Omega Financial Corporation is a financial holding company operating primarily in central and northeastern Pennsylvania for the purpose of delivering financial services within its local market. Consisting of banking and non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking and other financial services through 68 offices in Bedford, Blair, Centre, Clinton, Cumberland, Dauphin, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder, and Union counties. Each of Omega's entities are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, health savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiary also provides a variety of trust services and lease servicing. Omega has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products to its local market. Additionally, in 2004, a full service insurance agency was added to the financial group owned by Omega. Most of Omega Financial Corporation's commercial customers are small and mid-sized businesses in central and northeastern Pennsylvania.

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

Principles of Consolidation

      Accounting Research Bulletin 51 (ARB 51), "Consolidated Financial Statements," requires a company's consolidated financial statements to include subsidiaries in which the company has a controlling financial interest. This requirement usually has been applied to subsidiaries in which a company has a majority voting interest. Investments in companies in which the Corporation controls operating and financing decisions (principally defined as owning a voting or economic interest greater than 50%) are consolidated. Investments in companies in which the Corporation has significant influence over operating and financing decisions (principally defined as owning a voting or economic interest of 20% to 50%) and limited partnership investments are generally accounted for by the equity method of accounting. Entities whose equity holders do not have voting rights or whose equity is insufficient to support its activities are consolidated if the Corporation is deemed to absorb a majority of the risk of loss or returns.

      The voting interest approach defined in ARB 51 is not applicable in identifying controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. In such instances, Financial Accounting Standards Board Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities (VIE), provides guidance on when a company should include in its financial statements the assets, liabilities and activities of another entity. In general, a VIE is a corporation, partnership, trust or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or entitles it to receive a majority of the entity's residual returns or both. A company that consolidates a VIE is called the primary beneficiary of that entity. Omega is not deemed to be the primary beneficiary of any VIEs as of December 31, 2005 or December 31, 2004.

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

Investment Securities

      Securities classified as available for sale, which include marketable investment securities, are stated at market value with the unrealized gains and losses, net of tax, reported as a component of comprehensive income until realized. Investment securities for which management has the positive intent and ability to hold the security to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. (See Note 5.)

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

      Securities classified as trading, consists of assets held in Rabbi Trusts, including U.S. treasury notes, mutual funds and cash equivalents are stated at market value. Realized gains and losses and unrealized changes in fair value are reported in earnings.

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

      Loans are considered for charge-off when:

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

      Management routinely evaluates all commercial loan accounts for impairment status. An impaired loan is defined by management as a commercial loan over $100,000 and classified as doubtful or substandard and in non-accrual status or a troubled debt restructuring. Impairment is recognized to the extent that the fair value of the collateral of the impaired loan is less than the loan balance. The difference between the collateral's fair value and the loan balance is factored into the loan loss reserve specific allocations when determining the adequacy of the allowance for loan losses.

      Loans, other than commercial loans, are placed in homogenous groups and historical loss factors are applied to determine the amount of impairment. The homogenous groups are consumer installment loans and residential mortgages.

      The Corporation's intent is to hold loans in the portfolio until maturity. At the time the Corporation's intent is no longer to hold loans to maturity based on asset/liability management practices, the Corporation transfers loans from portfolio to held for sale at the lower of cost or market value on an aggregate basis. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfer are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are recorded as Other Non-Interest Income/Expense.

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

Other Real Estate Owned

      Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at the lower of fair value minus estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. OREO also includes bank premises held for sale, which are transferred at the lower of carrying value or estimated fair value less anticipated selling costs. Subsequent changes in value are reported as non-interest expense on the income statement. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest income on the date of sale. At December 31, 2005 and 2004, the carrying value of other real estate owned and held for investment was $956,000 and $3,082,000, respectively.

Investments in Limited Partnerships

      Omega is a limited partner in eight partnerships at December 31, 2005 that provide low income elderly housing in Omega's geographic market area. The carrying value of Omega's investments in limited partnerships was $5,440,000 at December 31, 2005 and $6,282,000 at December 31, 2004. It is Omega's policy to amortize the investment in each partnership over the life of the ten-year tax credits generated by the investment, using a method that approximates the effective yield method. Amortization of limited partnership investments totaled $929,000 in 2005, and $166,000 in 2004.

      Omega is also a partner in a partnership at December 31, 2005 and two partnerships at December 31, 2004 that provide office space in areas designated as empowerment zones by the Commonwealth of Pennsylvania. The partnerships provided Pennsylvania Shares Tax credits to the investor. Carrying value of Omega's investment in the partnerships was $1,172,000 at December 31, 2005 and $2,323,000 at December 31, 2004. It is Omega's policy to amortize the investment in these types of partnerships to 50% of the initial investment over a ten-year period, based upon the expected residual value of the investment. Amortization of the partnership investment totaled $62,000 in 2005 and $16,000 in 2004.


                                                                              35
                                  Omega Financial Corporation 2005 Annual Report

Goodwill and Other Intangible Assets

      Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is Omega's policy that goodwill be tested at least annually for impairment at the reporting segment level. Goodwill impairment is measured by comparing the implied fair value of goodwill to its carrying value.

      Intangible assets with finite lives include core deposits, customer relationships and trade names. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit, customer relationship and certain trade name intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit. Impairment of intangible assets is measured as the difference between present value of future cash flows and its carrying value.

Premises and Equipment and Depreciation

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets. (See Note 9.)

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

Bank-Owned Life Insurance

      The cash surrender value of bank-owned life insurance is carried as an asset and changes in cash surrender value are recorded as non-interest income. (See Note 8.)

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

      The fair value was estimated at the date of grant using a Black-Scholes option-pricing model utilizing various assumptions as disclosed in Note 19. Compensation expense, net of related tax, amounted to $189,000, $897,000 and $746,000 in 2005, 2004 and 2003, respectively and is included in the pro forma net income reported below (in thousands, except per share data):

                                           2005        2004       2003
                                         -------------------------------
Net income
 As reported..........................   $ 22,875    $ 17,021   $ 17,185
 Pro forma............................     22,687      16,124     16,439
Basic earnings per share
 As reported..........................   $   1.82    $   1.79   $   2.07
 Pro forma............................       1.80        1.70       1.98
Diluted earnings per share
 As reported..........................   $   1.81    $   1.78   $   2.01
 Pro forma............................       1.79        1.68       1.92

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Omega's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      On January 1, 2006, Omega adopted SFAS 123R which establishes accounting requirements for share-based compensation. (See Note 2.)

Advertising Costs

      Advertising costs are generally expensed as incurred.

2. RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2004, the FASB issued SFAS 123 (revised 2004), "Share- Based Payments" (SFAS 123R), an amendment to SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement became effective January 1, 2006 for all equity awards granted after the effective date. SFAS 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to vest, exclusive of awards expected to be forfeited. The Corporation adopted SFAS 123R on January 1, 2006, on a modified prospective basis. At December 31, 2005, all equity awards previously granted by Omega were fully vested, therefore, the actual financial impact of the adoption of SFAS 123R will depend on the type, amount, timing and vesting provisions of the share-based compensation granted in the future. Management expects the impact will approximate 2003 and 2004 amounts disclosed in pro forma earnings and earnings per share presented in Note 1.

      In May 2005, the FASB issued FAS 154, "Accounting Changes and Error Corrections," which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the event that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impractical to determine either the period-specific or cumulative effects of the change. FAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the financial condition or results of operations of Omega.

      In November 2005, the FASB issued FASB Staff Position (FSP) 115-1, "The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments." This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered Other-than-Temporary, even if the decision to sell has not been made. This FSP also requires certain disclosures about unrealized losses that have not been recognized as Other-than-Temporary impairments. Omega adopted this guidance during 2005 in performing its evaluation of unrealized losses on investment securities at December 31, 2005.

3. ACQUISITION

      On October 1, 2004, Omega completed its acquisition of Sun Bancorp, Inc. ("Sun"), a bank holding company operating 23 retail bank branch offices in the central and northeastern Pennsylvania area. The acquisition allowed the Corporation to expand its product offerings over a larger geographic area. In the merger, Sun shareholders received either 0.664 shares of Omega common stock for each share of Sun common stock or $23.25 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the merger agreement. Under the terms of the merger agreement, 20% of the outstanding Sun common stock was exchanged for cash and 80% of the outstanding Sun common stock was exchanged for Omega common stock. In connection with the merger, Omega paid to the former shareholders of Sun, in the aggregate, approximately $35,921,000 and issued to the former shareholders of Sun, in the aggregate, approximately 4,117,000 shares of Omega's common stock (excluding approximately 258,000 shares of Omega common stock to be issued upon exercise of options that, pursuant to the merger agreement, were substituted for options that were exercisable for shares of Sun's common stock prior to the merger). The total cost of the transaction was $187,729,000. The common shares issued were valued at $34.52 per share, representing an average of closing market prices of Omega common stock for the period commencing two trading days before, and ending two trading days after April 20, 2004, the date of the merger agreement.

      The assets and liabilities of the acquired entity were recorded on the balance sheet at their estimated fair values as of October 1, 2004, and their results of operations have been included in the consolidated statement of income since that date. The purchase price allocation resulted in recording $161,000,000 in goodwill.

      The following unaudited pro forma consolidated financial information presents the combined results of operations of Omega and Sun as if the acquisition had occurred as of January 1, 2004 and 2003, respectively.

                                                       For the Years Ended
                                                          December 31,
                                                      ---------------------
                                                        2004         2003
                                                      ---------------------
                                                      (In thousands, except
                                                         per share data)
Net interest income...............................    $ 69,138     $ 73,636
Provision for loan losses.........................       2,299        1,970
                                                      ---------------------
Net interest income after
 provision for loan losses........................      66,839       71,666
Non-interest income...............................      31,042       31,035
Non-interest expense..............................      67,852       63,236
                                                      ---------------------
Income before income taxes........................      30,029       39,465
Income tax expense................................       6,341        9,757
                                                      ---------------------
Net income........................................    $ 23,688     $ 29,708
                                                      =====================
Net income per common share:
 Basic............................................    $   1.89     $   2.36
 Diluted..........................................        1.88         2.35
Weighted average shares and equivalents:
 Basic............................................      12,576       12,576
 Diluted..........................................      12,662       12,645

      The pro forma results include amortization of fair value adjustments on loans, deposits and debt, amortization of newly created intangibles and post-merger acquisition related charges. The pro forma number of weighted average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities does not assume any incremental share repurchases. The pro forma results presented do not reflect all cost savings or revenue enhancements anticipated from the acquisition and are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each period presented, nor are they necessarily indicative of future results.

4. RESTRICTIONS ON CASH AND DUE FROM BANKS

      Omega's banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $11,156,000 and $6,801,000 as of December 31, 2005 and 2004, respectively.


                                                                              37
                                  Omega Financial Corporation 2005 Annual Report

5. INVESTMENT SECURITIES (In thousands)

Securities classified as Available for Sale                                   December 31, 2005
                                                       ---------------------------------------------------------------
                                                                                                 Gross        Gross
                                                       Amortized      Market      Weighted     Unrealized   Unrealized
Type and maturity                                         Cost        Value      Avg. Yield      Gains        Losses
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury  securities and obligations of other
 U.S.  Government agencies and corporations
  Within one year ..................................   $   74,885   $   73,986      2.90%      $       --   $     (899)
  After one year but within five years .............      138,681      136,137      3.52               --       (2,544)
  After five years but within ten years ............           --           --        --               --           --
  After ten years ..................................           --           --        --               --           --
Obligations of state and political subdivisions
  Within one year ..................................       32,889       32,861      3.43               56          (84)
  After one year but within five years .............       23,351       22,828      2.35                1         (524)
  After five years but within ten years ............           50           50      5.30               --           --
  After ten years
Corporate and other securities
  Within one year ..................................        1,002          996      3.49                1           (7)
  After one year but within five years .............        2,126        2,095      4.54               --          (31)
  After five years but within ten years ............          100           98      4.68               --           (2)
  After ten years ..................................          192          199      5.87                7           --
Mortgage-backed securities
  Within one year ..................................            7            7      4.43               --           --
  After one year but within five years .............       53,175       51,983      4.31                2       (1,194)
  After five years but within ten years ............        2,794        2,758      4.67                4          (40)
  After ten years ..................................       14,016       13,894      4.46               64         (186)
Common stock .......................................       11,972       15,463       N/M            3,507          (16)
                                                       ---------------------------------------------------------------
Total ..............................................   $  355,240   $  353,355      3.47%      $    3,642   $   (5,527)
                                                       ===============================================================

Securities classified as Available for Sale                                   December 31, 2004
                                                       ---------------------------------------------------------------
                                                                                                 Gross        Gross
                                                       Amortized      Market      Weighted     Unrealized   Unrealized
Type and maturity                                         Cost        Value      Avg. Yield      Gains        Losses
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury  securities and obligations of other
 U.S.  Government agencies and corporations
  Within one year ..................................   $    7,072   $    7,056      2.51%      $        8   $      (24)
  After one year but within five years .............      127,151      125,874      2.81               29       (1,306)
  After five years but within ten years ............           --           --        --               --           --
  After ten years ..................................           --           --                         --           --
Obligations of state and political subdivisions
  Within one year ..................................       31,449       31,483      2.43               96          (62)
  After one year but within five years .............       43,614       43,824      3.00              516         (306)
  After five years but within ten years ............          200          201      3.37                1           --
  After ten years ..................................        5,365        5,411      3.84               51           (5)
Corporate and other securities
  Within one year ..................................        1,048        1,045      3.81               --           (3)
  After one year but within five years .............        2,100        2,090      3.84                7          (17)
  After five years but within ten years ............          200          200      4.36               --           --
  After ten years ..................................          687          699      8.63               12           --
Mortgage-backed securities
  Within one year ..................................          131          131      4.10               --           --
  After one year but within five years .............       19,591       19,631      4.08               86          (46)
  After five years but within ten years ............       17,905       18,051      3.80              162          (16)
  After ten years ..................................       49,363       49,868      3.96              517          (12)
Common stock .......................................       16,679       22,415       N/M            5,736           --
                                                       ---------------------------------------------------------------
Total ..............................................   $  322,555   $  327,979      3.16%      $    7,221   $   (1,797)
                                                       ===============================================================

Securities classified as Available for Sale                                   December 31, 2003
                                                       ---------------------------------------------------------------
                                                                                                 Gross        Gross
                                                       Amortized      Market      Weighted     Unrealized   Unrealized
Type and maturity                                         Cost        Value      Avg. Yield      Gains        Losses
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury  securities and obligations of other
 U.S.  Government agencies and corporations
  Within one year ..................................   $   68,450   $   69,230      4.10%      $      780   $       --
  After one year but within five years .............       49,478       49,100      2.65              205         (583)
  After five years but within ten years ............           --           --        --               --           --
  After ten years ..................................           --           --        --               --           --
Obligations of state and political subdivisions
  Within one year ..................................       31,789       32,062      2.94              274           (1)
  After one year but within five years .............       67,213       68,766      2.76            1,691         (138)
  After five years but within ten years ............           --           --        --               --           --
  After ten years ..................................           --           --        --               --           --
Corporate and other securities
  Within one year ..................................          541          549      3.24                9           (1)
  After one year but within five years .............        2,360        2,362      3.17               14          (12)
  After five years but within ten years ............           --           --        --               --           --
  After ten years ..................................           --           --        --               --           --
Mortgage-backed securities
  Within one year ..................................           --           --        --               --           --
  After one year but within five years .............          713          732      4.80               19           --
  After five years but within ten years ............           --           --        --               --           --
  After ten years ..................................          585          600      4.57               15           --
Common stock .......................................       11,397       17,138       N/M            5,741           --
                                                       ---------------------------------------------------------------
Total ..............................................   $  232,526   $  240,539      3.19%      $    8,748   $     (735)
                                                       ===============================================================

N/M = Not meaningful

      Income on certain obligations of state and political subdivisions is exempt from federal income tax. Total investment portfolio yields computed on a tax equivalent basis (using a 35% tax rate) were 3.71%, 3.52% and 3.79% as of December 31, 2005, 2004 and 2003, respectively. Total weighted average yield does not include the common stock holdings.

      Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $235,162,000, $229,305,000 and $102,458,000 at December 31, 2005, 2004 and 2003,
respectively.

      Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

                                       Years Ended December 31,
                                    ------------------------------
                                      2005       2004       2003
                                    ------------------------------
Gross proceeds from
 securities transactions.........   $115,361   $234,152   $107,510
Securities available for sale:
 Realized gains..................      2,371        963      1,127
 Realized losses.................         44         --         --

      Unrealized losses recognized in 2005 were the result of management's continued restructuring of the fixed income investment portfolio acquired from Sun. As part of this restructuring, investment securities with a total amortized cost of $48,584,000 were liquidated in 2005, providing gains of $439,000 and losses of $44,000. The average remaining maturity of the securities sold was
12.5 years, which exceeds the two to five-year maturity period that Omega considers acceptable for its current interest rate risk position.


                                                                              39
                                  Omega Financial Corporation 2005 Annual Report

      In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004 (in thousands):

                                                    Less Than 12 Months    12 Months or More
                                                    -----------------------------------------
                                                      Fair    Unrealized    Fair   Unrealized
December 31, 2005                                    Value      Losses     Value     Losses
                                                    -----------------------------------------
U.S. Treasury securities and obligations of other
 U.S. Government agencies and corporations ......   $ 88,226   $    894   $121,897   $  2,549
Obligations of state and political subdivisions .     13,923        148     19,300        460
Corporate and other securities ..................        969         10      1,320         30
Mortgage-backed securities ......................     47,865      1,012     18,482        408
                                                    -----------------------------------------
Debt securities .................................    150,983      2,064    160,999      3,447
Common stock ....................................        147         16         --         --
                                                    -----------------------------------------
Total temporarily impaired securities ...........   $151,130   $  2,080   $160,999   $  3,447
                                                    =========================================

                                                    Less Than 12 Months    12 Months or More
                                                    -----------------------------------------
                                                      Fair    Unrealized    Fair   Unrealized
December 31, 2004                                    Value      Losses     Value     Losses
                                                    -----------------------------------------
U.S. Treasury securities and obligations of other
 U.S. Government agencies and corporations ......   $105,896   $    826   $ 16,165   $    504
Obligations of state and political subdivisions .     40,680        343      1,334         30
Corporate and other securities ..................      1,507          9        490         10
Mortgage-backed securities ......................     14,918         74         --         --
                                                    -----------------------------------------
Debt securities .................................    163,001      1,252     17,989        544
Common stock ....................................         --         --         --         --
                                                    -----------------------------------------
Total temporarily impaired securities ...........   $163,001   $  1,252   $ 17,989   $    544
                                                    =========================================

      The unrealized losses at December 31, 2005 are considered to be temporary impairments, as all of the investments are debt securities whose decline in value is due only to interest rate fluctuations. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. Management has the intent and ability to hold these investments until market recovery or maturity. Investments with unrealized losses for less than 12 months includes 28 investments in U.S. Government agency debt securities, 31 investments in obligations of state and municipal subdivisions, 10 investments in corporate securities and 24 investments in mortgage-backed securities. These securities have maturity or pre-refund dates ranging from June 2006 to February 2028 and a weighted average life to maturity of 1.8 years. The unrealized loss position for each security ranges from .01% to 5.72% of the securities amortized cost as of December 31, 2005. Investments with unrealized losses for 12 months or longer includes 70 investments in U.S. Government agency debt securities, 46 investments in obligations of state and municipal subdivisions, 8 investments in corporate securities, and 11 investments in mortgage-backed securities. These securities have maturity or pre-refund dates ranging from May 2006 to September 2022 and a weighted average life to maturity of 1.4 years. The unrealized loss position for each security ranges from .15% to 5.67% of the securities amortized cost as of December 31, 2005.

6. PORTFOLIO LOANS AND LOANS AVAILABLE FOR SALE

      Loans outstanding (including loans available for sale) at the end of each year consisted of the following (in thousands):

                                                                      December 31,
                                         -----------------------------------------------------------------------
                                            2005           2004           2003            2002           2001
                                         -----------------------------------------------------------------------
Commercial, financial and agricultural   $   271,162    $   271,650    $   111,471    $   116,833    $   123,938
Real estate--commercial ..............       465,724        501,394        338,703        293,010        262,613
Real estate--construction ............        22,000         25,301         17,598         36,690         20,736
Real estate--mortgage ................       242,606        277,208        197,656        195,180        194,422
Home equity ..........................       137,496        133,077         90,612         92,500         92,271
Personal .............................        63,687        107,859         32,059         45,445         65,871
Lease financing ......................        14,045         13,387             46            172            544
Unearned Interest ....................        (1,865)        (1,626)            (1)           (11)           (41)
                                         -----------------------------------------------------------------------
 Total ...............................   $ 1,214,855    $ 1,328,250    $   788,144    $   779,819    $   760,354
                                         -----------------------------------------------------------------------
Non-accrual loans ....................   $     6,562    $     5,220    $     2,588    $     3,125    $     2,327

      Interest income not recorded on non-accrual loans in 2005, 2004 and 2003 was $433,000, $256,000 and $225,000, respectively. Gross interest income that would have been recorded on non-accrual loans had these loans been in a performing status was $601,000 in 2005, of which $168,000 was included in interest income for the year ended December 31, 2005.

      The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2005 and 2004 are $1,782,000 and $782,000, respectively. Included in the amounts above are $2,325,000 and $2,365,000 in net deferred loan fees as of December 31, 2005 and 2004, respectively.

      Omega has a diversified loan portfolio, with no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Omega's business activities are geographically concentrated throughout central Pennsylvania.

Pledged Loans

      As of December 31, 2005, there were no borrowings outstanding at the Federal Reserve. However, 1-4 family mortgage loans are pledged as collateral for any Federal Reserve Discount Window borrowings. The balance of the loans pledged for this purpose at December 31, 2005 was $6,422,000 with a collateral value of $5,458,000.

      Omega must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loan and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2005, the amount of loans included in Qualifying Collateral was $314,151,000 for a collateral value of $258,120,000.

7. ALLOWANCE FOR LOAN LOSSES

      Omega maintains an allowance for loan losses and for lending-related commitments to provide for the risk of loss inherent in the process of extending credit. In the fourth quarter of 2004, the allowance for losses on lending-related commitments was reclassified from the allowance for loan losses to other liabilities.

      A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. At December 31, 2005, $1,500,000 of the loan loss reserve was specifically allocated to one large commercial borrower who is currently in performing status but has been experiencing cash flow problems. Omega has estimated and provided for known exposures for this $20,000,000 credit, however, evaluations of the credit continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this initial estimate.

      Omega   currently  has  fourteen   credit   relationships   with  exposure
individually greater then $10,000,000. The total of loans to these fourteen commercial customers at December 31, 2005 was $205,000,000. These loans are all secured with real estate except for the $20,000,000 loan mentioned above that is secured with accounts receivable and inventory. Only two of the facilities required an allocation of the allowance for loan losses at year end. In addition to the $20,000,000 credit, another facility for $16,000,000 required an allocation of $300,000.

      The activity for 2004 reflects the allowance recorded by Sun and transferred to Omega for loans acquired in the acquisition. Subsequent to the acquisition, Omega sold $67,028,000 of lease financing loans acquired from Sun and reclassified a portfolio of mobile home loans also acquired from Sun totaling $22,515,000 to loans held for sale, and reflected a charge-off against the allowance for loan losses of $1,475,000, which is included in personal and lease financing loans below. In addition, during the fourth quarter 2004 Omega took a charge-off of $1,006,000 (consisting of $681,000 of a commercial real estate charge-off and $325,000 of commercial business charge-off for a commercial loan which was subject to a bankruptcy liquidation):

      A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

                                                                                      Years Ended December 31,
                                                                      ---------------------------------------------------------
                                                                        2005        2004         2003        2002        2001
                                                                      ---------------------------------------------------------
Balance of allowance--beginning of period .........................   $ 15,644    $ 10,569     $ 11,052    $ 11,224    $ 11,622
Loans charged off:
 Commercial, financial and agricultural ...........................        368         672          134          25         188
 Real estate--commercial ..........................................        165         698          176         219         403
 Real estate--mortgage ............................................        314         907          126          88          40
 Personal and lease financing loans ...............................        889       1,445          561         602         595
                                                                      ---------------------------------------------------------
  Total charge-offs ...............................................      1,736       3,722          997         934       1,226
Recoveries of loans previously charged off:
 Commercial, financial and agricultural ...........................         78           8           11          57          28
 Real estate--commercial ..........................................         10          17            3           7         236
 Real estate--mortgage ............................................         48           6           60           2           3
 Personal and lease financing loans ...............................        236         152           90          66          61
                                                                      ---------------------------------------------------------
  Total recoveries ................................................        372         183          164         132         328
                                                                      ---------------------------------------------------------
Net charge-offs ...................................................      1,364       3,539          833         802         898
Provision (credit) for loan losses ................................      1,202        (300)         350         630         500
Allowance acquired through bank purchase ..........................         --       9,505           --          --          --
Reclassification of off balance sheet liability ...................         --        (591)          --          --          --
                                                                      ---------------------------------------------------------
Balance of allowance--end of period ...............................   $ 15,482    $ 15,644     $ 10,569    $ 11,052    $ 11,224
                                                                      =========================================================
Ratio of net charge-offs during period to average loans outstanding       0.11%       0.38%        0.11%       0.10%       0.12%
                                                                      =========================================================

      Omega has certain loans in its portfolio that are considered to be impaired in accordance with SFAS No. 114 as amended by SFAS No. 118. It is the policy of the Corporation to recognize income on impaired loans on a cash basis only to the extent that it exceeds principal balance recovery. Following is a summary of impaired loan data as of the date of each balance sheet presented.

                                                                               December 31,
                                                                   ------------------------------------
                                                                      2005         2004         2003
                                                                   ------------------------------------
Impaired loans:
   Recorded investment at period end ...........................   $5,676,000   $2,475,000   $  729,000
   Impaired loan balance for which there is a related allowance     5,676,000    2,475,000      729,000
   Amount of allowance for impaired loans ......................    1,217,000      755,000      226,000
   Impaired loan balance for which there is no related allowance           --           --           --
   Average recorded investment .................................    4,933,000    1,597,000    1,348,000
Interest income recognized (on a cash basis) ...................   $  138,000   $   55,000   $   12,000


                                                                              41
                                  Omega Financial Corporation 2005 Annual Report

      The $20,000,000 commercial loan discussed above is currently classified as substandard, however, the borrower is current. Therefore, this loan does not meet the Company's definition of an impaired loan as of December 31, 2005 and is not included in the impaired loan summary above.

8. BANK-OWNED LIFE INSURANCE

      Omega holds bank-owned life insurance (BOLI), with a cash surrender value of $75,144,000 and $72,845,000 at December 31, 2005 and 2004, respectively. The cash surrender value on the BOLI increased by $2,299,000, $1,581,000 and $1,395,000 in 2005, 2004 and 2003, respectively, from earnings recorded as non-interest income. In 2004, an increase in cash surrender value of $34,130,000 was attributable to the bank-owned life insurance acquired with Sun. The policies owned by Omega are with various insurance companies. The credit rating on the policies varies annually based on the insurance company's investment portfolio returns in their general fund and market conditions. The coverage can be moved from any carrier with no penalties or surrender charges.

9. PREMISES AND EQUIPMENT

      Premises and equipment consist of the following (in thousands):

                                                           December 31,
                                      Estimated      ------------------------
                                     Useful Life        2005         2004
                                     ----------------------------------------
Land .............................            --     $   5,921    $     5,905
Premises and leasehold
   improvements ..................    5-40 years        36,191         32,810
Furniture, computer software
   and equipment .................    3-20 years        28,999         25,513
Construction in progress .........            --           508          1,606
                                                     ------------------------
                                                        71,619         65,834
Less: Accumulated
   depreciation ..................                     (33,228)       (30,325)
                                                     ------------------------
                                                     $  38,391    $    35,509
                                                     ========================

      Depreciation expense on premises and equipment charged to operations was $3,340,000 in 2005, $2,667,000 in 2004 and $2,278,000 in 2003.

10. TIME DEPOSITS

      Time deposits consist of the following (in thousands):

                                                         December 31,
                                                     -------------------
                                                       2005      2004
                                                     -------------------
Time deposits $100,000 or greater...............     $ 94,948   $103,472
Other time deposits.............................      467,124    473,430
                                                     -------------------
                                                     $562,072   $576,902
                                                     ===================

      Aggregate amount of scheduled maturities of time deposits as of December 31, 2005 include the following (in thousands):

                                                        Time Deposits
                                                     -------------------
                                                     $100,000
                                                        or
Maturing in:                                         Greater     Other
                                                     -------------------
2006 ..............................................  $ 48,795   $244,161
2007 ..............................................    26,496    138,784
2008 ..............................................     6,426     33,506
2009 ..............................................     2,643     20,327
2010 ..............................................    10,448     28,732
Later .............................................       140      1,614
                                                     -------------------
                                                     $ 94,948   $467,124
                                                     ===================

11. BORROWINGS

      Borrowings consist of the following (in thousands):

                                                         December 31,
                                                     -------------------
                                                       2005      2004
                                                     -------------------
Short-Term Borrowings:
Retail repurchase agreements ......................  $ 65,553   $ 63,541
Overnight borrowing with Federal Home Loan
 Bank, at fixed rate of 4.20% .....................    14,500         --
Note payable to Federal Home Loan Bank,
 with fixed rate of 2.08% .........................        --     10,000
Demand note, payable to another financial
 institution with variable interest rate payable at
 one month LIBOR plus 175 basis points ............        --     10,000
Overnight borrowing with another financial
 institution with a fixed interest rate of 4.38% ..     5,000         --
Note payable to another financial institution
 with a fixed interest rate of 1.90% ..............        --      4,700
Note payable to another financial institution
 with a fixed interest rate of 2.42% ..............     3,600         --
Note payable to Federal Home Loan Bank,
 with variable rate payable at one year
 CMT plus 72 basis points .........................        --      2,000
Note payable to Federal Home Loan Bank,
 with fixed rate of 2.65% .........................     1,500         --
Note payable to GMAC, with fixed interest
 rate of 0% .......................................        --         18
                                                     -------------------
  Total Short-Term Borrowings .....................  $ 90,153   $ 90,259
                                                     ===================
Long-Term Debt:
Notes payable to Federal Home Loan Bank, with
 fixed rates between 2.65% and 6.80% ..............  $ 32,732   $ 25,373
Notes payable to Federal Home Loan Bank, with
 variable rates between 4.63% and 5.15%(a) ........        --     55,153
Note payable to another financial institution with
 variable interest rate at three month
 LIBOR plus 125 basis points ......................        --     12,000
Notes payable to another financial institution with
 fixed interest rates of 2.47% and 2.90% ..........     3,590      7,053
                                                     -------------------
  Total Long-Term Borrowings ......................  $ 36,322   $ 99,579
                                                     ===================
ESOP Debt Guarantee ...............................  $  1,845   $  2,192

(a) Borrowings were held at a fixed rate but could have been converted, at the FHLB's option, to adjustable-rate loans. If converted, the interest rates would have been at three month LIBOR plus between 11 and 14 basis points. In March 2005 however, Omega extinguished this indebtedness thus completing its systematic program of reducing the leverage of Sun's balance sheet acquired through the acquisition. The final extinguishment resulted in a $1,043,000 gain.

      Omega has repurchase agreements with several of its depositors, under which customers' funds are invested daily into an interest bearing account. The Corporation carries these funds as short-term debt. It is Omega's policy to have repurchase agreements collateralized 100% with U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.

      The fixed rate short-term note payable to the Federal Home Loan Bank as of December 31, 2005 in the amount of $1,500,000 matured in January 2005 and was renewed with a term of five years.

      Long-term notes payable to the Federal Home Loan Bank have maturities ranging from 2007 through 2019.

      Omega's current total borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $103,762,000, with $48,732,000 drawn as of December 31, 2005. With additional FHLB capital stock purchases, Omega's borrowing capacity could reach approximately $474,045,000. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.

      Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $52,500,000 as of December 31, 2005 and $25,000,000 as of December 31, 2004,
with interest payable at approximately the daily federal funds rate. There was $5,000,000 drawn against these credit facilities as of December 31, 2005 and none as of December 31, 2004.

      In addition to the overnight lines discussed above, Omega established a $10,000,000 line of credit with another financial institution during 2005 for liquidity purposes. To secure this line, Omega paid an upfront commitment fee of $10,000 and has agreed to pay an additional quarterly fee of 15 basis points on the unused portion of the line. Interest is payable at the 30-day LIBOR rate plus a spread of 100 basis points. As of December 31, 2005 Omega had nothing outstanding under this credit facility.

      Omega also has securities and 1-4 family mortgages pledged at the Federal Reserve Bank Discount Window in the amount of $25,260,000. These overnight lines are typically only utilized as a last resort as it is normally priced at approximately 100 basis points over the Federal Funds rate.

      Omega guarantees debt incurred by the Employee Stock Option Plan (ESOP). This loan carries a fixed rate of 5.90% through its maturity date of July 1, 2010, and is collateralized by a mortgage on the Corporation's administration center. (See Note 19.)

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

      Omega accounts for Capital Trust I and Sun Trust I (collectively the "Trusts") under the provisions of FIN 46. The Trusts are special purpose trusts, formed for the issuance of Trust Preferred Securities to outside investors, and Omega does not absorb a majority of the expected losses or residual returns of the Trusts. The Trusts are not consolidated and therefore the Trust Preferred Securities are not included in the Corporation's Consolidated Balance Sheet. The Junior Subordinated Debt obligations to the special purpose trusts are presented as a separate category of long-term debt on the Consolidated Balance Sheet. The equity investment in the common stock of the special purpose trusts is recognized as an investment in unconsolidated subsidiaries on the Consolidated Balance Sheet.

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


                                                                              43
                                  Omega Financial Corporation 2005 Annual Report

      The Federal Reserve Board currently allows bank holding companies to include Trust Preferred Securities, up to a certain limit, in Tier 1 Capital. The following table shows Omega's Trust subsidiaries with outstanding Trust Preferred Securities as of December 31, 2005:

                                              As of December 31, 2005
                                          -------------------------------
                                          Capital Trust I     Sun Trust I
                                          -------------------------------
Trust preferred securities ..........     $       36,000     $   16,500
Common securities ...................              1,114            511
Junior subordinated debt ............             37,114         19,578
Stated maturity date ................         10/18/2034       2/22/2031
Optional redemption date ............         10/18/2009       Annually
                                                              beginning
                                                              2/22/2011
                                                              At various
                                                              redemption
                                                                prices
Rate ................................      5.98% until            8.64%
                                          October 2009,
                                            then LIBOR
                                             plus 219
                                           basis points

13. OPERATING LEASE OBLIGATIONS

      The Corporation has entered into a number of leasing arrangements that are classified as operating leases. The operating leases are for several branch locations, signs, automatic teller machines (ATM), ATM sites and printing equipment. The majority of the branch location and ATM site leases are renewable at the Corporation's option. In addition, future rental payments on many of the branch and ATM site leases are subject to change in relation to fluctuations in the Consumer Price Index. Future minimum lease commitments are based on current rental payments.

      The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2005 (in thousands):

Years Ending December 31,
2006.................................     $      572
2007.................................            448
2008.................................            324
2009.................................            291
2010.................................            152
Later years..........................            419
                                          ----------
Total minimum payments required......     $    2,206
                                          ==========

      Rental expense charged to operations, net of sublease income, was $292,000, $277,000 and $218,000 in 2005, 2004 and 2003, respectively, which includes short-term cancellable leases.

14. GOODWILL AND OTHER INTANGIBLE ASSETS

      During 2004,  Omega  acquired  goodwill and additional  intangible  assets through its acquisition of Sun. Omega has finite-lived intangible assets capitalized on its balance sheet pertaining to core deposit, customer relationships and trade names. In 2004, Omega recorded preliminary estimates of fair values of assets acquired, including core deposit intangibles and goodwill of $14,368,000 and $156,959,000, respectively. Omega revised its determination of the value of the core deposit intangible in 2005. This revised valuation was lower than originally estimated by $6,483,000; accordingly, the value of goodwill was increased by $4,214,000. Additionally, other purchase accounting adjustments recorded during 2005 resulted in a decrease to goodwill of $169,000. Goodwill carried on the balance sheet as of December 31, 2005 was $161,004,000. Impairment testing for goodwill is completed on at least an annual basis.

      The original average weighted life of the finite-lived intangibles assets was ten years, and the remaining average weighted life as of December 31, 2005 was nine years. The estimates included in the valuation of the core deposit intangible are generally consistent with the runoff experienced to date on the acquired deposits.

      A summary of intangible assets at December 31 follows (in thousands):

                                                         2005      2004
                                                       ------------------
Core deposit intangible:
 Gross carrying amount.............................    $  7,885   $14,368
 Less: Accumulated amortization....................       1,156       441
                                                       ------------------
 Net carrying amount...............................       6,729    13,927
Customer relationship intangibles:
 Gross carrying amount.............................       2,700     2,700
 Less: Accumulated amortization....................         307        61
                                                       ------------------
 Net carrying amount...............................       2,393     2,639
Trade name intangible with finite life:
 Gross carrying amount.............................          36        36
 Less: Accumulated amortization....................          30         6
                                                       ------------------
 Net carrying amount...............................           6        30
Total finite-lived intangibles:
 Gross carrying amount.............................      10,621    17,104
 Less: Accumulated amortization....................       1,493       508
                                                       ------------------
 Net carrying amount...............................       9,128    16,596
Trade name intangible with infinite life:
 Gross carrying amount.............................    $    130   $   130

      Amortization expense for core deposits and other intangibles recognized in non-interest expense included $985,000, $402,000 and $10,000 for years ended December 31, 2005, 2004 and 2003, respectively. Intangible amortization expense projected for the succeeding five years beginning in 2006 is estimated to be $1,017,000 per year.

15. INCOME TAXES

      The components of income tax expense for the three years ended December 31, 2005 were (in thousands):

                                            2005     2004    2003
                                           -----------------------
Current tax expense......................  $4,299   $3,007  $5,308
Deferred tax expense.....................   1,883    2,315    (482)
                                           -----------------------
Total tax expense........................  $6,182   $5,322  $4,826
                                           =======================

      Income tax expense related to realized securities gains was $814,000 in 2005, $337,000 in 2004 and $394,000 in 2003.

      The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

                                           Years Ended December 31,
                                           ------------------------
                                            2005     2004      2003
                                           ------------------------
Federal tax at statutory rate ...........   35.0%    35.0%     35.0%
Tax exempt income .......................   (5.0)    (5.6)     (7.4)
Bank-owned life insurance earnings.......   (2.8)    (2.5)     (2.2)
ESOP stock dividends ....................   (1.1)    (1.4)     (1.3)
Low income housing credits ..............   (4.0)    (1.0)     (0.3)
Other, net ..............................   (0.8)    (0.7)     (1.9)
                                           ------------------------
Effective rate ..........................   21.3%    23.8%     21.9%
                                           ========================

      Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2005 and 2004. The components giving rise to the net deferred tax asset are detailed below (in thousands):

                                                           December 31,
                                                        -------------------
                                                          2005       2004
                                                        -------------------
Deferred Tax Assets
 Loan loss reserve ...............................      $  5,636   $  5,682
 Deferred compensation ...........................         1,885      1,682
 Employee benefits ...............................           252        286
 Intangible amortization .........................         2,262      2,481
 Unrealized net gains on securities ..............           660         --
 Low income housing investments ..................           450        409
 Federal net operating loss carryforward .........            --      4,862
 State net operating loss carryforward ...........         1,081        747
 Tax credit carryforwards ........................         6,463      2,971
 Other ...........................................           643        608
                                                        -------------------
 Total deferred tax assets .......................        19,332     19,728
Allowance for deferred tax assets ................        (1,081)      (747)
                                                        -------------------
Net deferred tax assets ..........................        18,251     18,981
Deferred Tax Liabilities
 Depreciation ....................................        (2,044)    (1,160)
 Unrealized net gains on securities ..............            --     (1,899)
 Purchase accounting adjustments .................        (2,230)    (2,907)
 Leases (net) ....................................           (11)    (1,877)
 Low income housing investments ..................            --         --
 Other ...........................................          (215)      (360)
                                                        -------------------
 Total deferred tax liabilities ..................        (4,500)    (8,203)
                                                        -------------------
Net deferred tax asset included
 in other assets .................................      $ 13,751   $ 10,778
                                                        ===================

      The tax credit carryforwards are comprised of general business credits and alternative minimum tax credits. General business credits of $3,532,000 can carry forward twenty years and will expire between 2021 and 2025. Alternative minimum tax credits of $2,931,000 have an indefinite life.

      Omega establishes a valuation allowance when it is more likely than not that the Corporation will not be able to realize the benefit of the deferred tax assets, i.e., when future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management's assessments of realizable deferred tax assets. Gross deferred tax assets as of December 31, 2005 and 2004 were reduced by a valuation allowance of $1,081,000 and $747,000, respectively, related to state income tax net operating losses generated, as utilization of these losses is not likely. The state net operating loss carryforwards will expire in the years 2018 through 2025.

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

      In April of 2005, the Board approved a share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its
outstanding  common  stock,  or  1,261,095  shares.   During  2005,   management
repurchased 67,069 shares under this program. This program was no longer in effect at December 31, 2005. On January 23, 2006, the Board of Directors of Omega Financial Corporation approved a new share repurchase program. (See Note 25.)


                                                                              45
                                  Omega Financial Corporation 2005 Annual Report

17. CALCULATION OF EARNINGS PER SHARE

      The following table shows the calculation of earnings per share for the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share data):

                                                            Years Ended December 31,
                                      --------------------------------------------------------------------
                                                    2005                               2004
                                      --------------------------------------------------------------------
                                       Income      Shares     Per-Share   Income      Shares     Per-Share
                                      Numerator  Denominator   Amount    Numerator  Denominator   Amount
                                      --------------------------------------------------------------------
Net income ........................   $  22,875                          $  17,021
Less: Preferred stock dividends ...          --                                 --
                                      ---------                          ---------
Basic EPS
Income available to
 common shareholders ..............      22,875    12,601     $    1.82     17,021     9,484     $    1.79
                                                              =========                          =========
Effect of Dilutive Securities
Impact of:
Assumed conversion of preferred
 to common stock ..................                    --                                 --
Assumed exercises of
 outstanding options ..............                    40                                 95
Potential shares required for
 contract settlement ..............                     4
Preferred stock dividends available
 to common shareholders ...........          --                                 --
Elimination of tax benefit of
 allocated preferred dividends ....          --                                 --
Additional expense required to
 fund ESOP debt ...................          --                                 --
                                      -------------------                           --------
Diluted EPS
Income available to common
 shareholders plus assumed
 conversions ......................   $  22,875    12,645     $    1.81  $  17,021     9,579     $    1.78
                                      ====================================================================

                                      ---------------------------------
                                                    2003
                                      ---------------------------------
                                       Income      Shares     Per-Share
                                      Numerator  Denominator   Amount
                                      ---------------------------------
Net income ........................   $  17,185
Less: Preferred stock dividends ...        (297)
                                      ---------
Basic EPS
Income available to
 common shareholders ..............      16,888     8,169     $    2.07
                                                              =========
Effect of Dilutive Securities
Impact of:
Assumed conversion of preferred
 to common stock ..................                   272
Assumed exercises of
 outstanding options ..............                    83
Potential shares required for
 contract settlement ..............
Preferred stock dividends available
 to common shareholders ...........         297
Elimination of tax benefit of
 allocated preferred dividends ....         (65)
Additional expense required to
 fund ESOP debt ...................           3
                                                 --------
Diluted EPS
Income available to common
 shareholders plus assumed
 conversions ......................   $  17,123     8,524     $    2.01
                                      =================================

      Certain outstanding stock options as of the end of each period presented were not included in the fully diluted earnings per share computation because they would have been antidilutive. The number of shares in this class were 404,275, 231,118 and 75,266 on December 31, 2005, 2004 and 2003.

18. COMPREHENSIVE INCOME

      Components of other comprehensive income (loss) consist of the following (in thousands):

                                                                                Year Ended December 31, 2005
                                                                              ---------------------------------
                                                                              Before       Tax
                                                                                Tax     (Expense)    Net-of-Tax
                                                                              Amount    or Benefit     Amount
                                                                              ---------------------------------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period ........................   $(4,983)  $    1,744   $   (3,239)
Less: reclassification adjustment for gains included in net income ........    (2,327)         814       (1,513)
                                                                              ---------------------------------
Other comprehensive income ................................................   $(7,310)  $    2,558   $   (4,752)
                                                                              =================================

                                                                                Year Ended December 31, 2004
                                                                              ---------------------------------
                                                                              Before       Tax
                                                                                Tax     (Expense)    Net-of-Tax
                                                                              Amount    or Benefit     Amount
                                                                              ---------------------------------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period ........................   $(1,626)  $      569   $   (1,057)
Less: reclassification adjustment for gains included in net income ........      (963)         337         (626)
                                                                              ---------------------------------
Other comprehensive income ................................................   $(2,589)  $      906   $   (1,683)
                                                                              =================================

                                                                                Year Ended December 31, 2003
                                                                              ---------------------------------
                                                                              Before       Tax
                                                                                Tax     (Expense)    Net-of-Tax
                                                                              Amount    or Benefit     Amount
                                                                              ---------------------------------
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period ........................   $(1,997)  $      696   $   (1,301)
Less: reclassification adjustment for gains included in net income ........    (1,127)         394         (733)
                                                                              ---------------------------------
Other comprehensive income ................................................   $(3,124)  $    1,090   $   (2,034)
                                                                              =================================

      The basis on which the amount reclassified out of accumulated other comprehensive income into earnings was determined using the average cost method.


                                                                              47
                                  Omega Financial Corporation 2005 Annual Report

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

      These computations were derived using the Black-Scholes option- pricing model with the following weighted average assumptions used for options granted in 2005, 2004 and 2003.

                                 Employee    Employee     Director
                                  Stock        Stock       Stock
                                 Purchase     Option       Option
                                   Plan     Plan (1996)     Plan
                                 ---------------------------------
Options Granted in 2005
Expected life of options ......        --       6 years    6 years
Risk-free interest rate .......        --          4.35%      4.35%
Expected volatility ...........        --         35.51%     35.51%
Expected dividend yield .......        --          3.39%      3.39%

                                 Employee    Employee     Director
                                  Stock        Stock       Stock
                                 Purchase     Option       Option
                                   Plan     Plan (1996)     Plan
                                 ---------------------------------
Options Granted in 2004
Expected life of options ......    1 year       6 years    9 years
Risk-free interest rate .......      2.75%         3.63%      3.87%
Expected volatility ...........     25.15%        34.56%     35.09%
Expected dividend yield .......      3.23%         3.23%      3.23%

                                 Employee    Employee     Director
                                  Stock        Stock       Stock
                                 Purchase     Option       Option
                                   Plan     Plan (1996)     Plan
                                 ---------------------------------
Options Granted in 2003
Expected life of options ......    1 year       6 years    6 years
Risk-free interest rate .......      1.26%         3.07%      2.74%
Expected volatility ...........     20.31%        34.14%     34.24%
Expected dividend yield .......      3.39%         3.38%      3.38%

      The Employee Stock Purchase Plan ("ESPP") is administered by the Compensation Committee ("Committee") of the Omega Board of Directors ("Board"), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. The ESPP qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date.
Outstanding options are scheduled to expire through December 31, 2009. The aggregate number of shares which may be issued upon the exercise of options under this plan is 1,125,000 shares. ESPP options outstanding at December 31, 2005 have a current weighted average exercise price of $31.82 and a weighted average remaining contractual life of 3.05 years. All of these options are exercisable.

      The 1986 Plan and the 1996 Plan (collectively, the "SOPs") are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through December 2015. The aggregate number of shares that may be issued upon the exercise of options under the 1996 Plan is 1,500,000 shares. The SOPs options outstanding at December 31, 2005 have exercise prices between $21.00 and $51.64, with a weighted average exercise price of $31.63 and a weighted average remaining contractual life of
4.96 years. 601,460 of these options are exercisable; their weighted average exercise price is $31.63.

      The 1994 Plan and the 2004 Plan (collectively the "Director Plans") are administered by the Board. Options are granted automatically each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through May 1, 2015. The aggregate number of shares that may be issued upon the exercise of options under the 2004 Plan is 50,000. Director Plans options outstanding at December 31, 2005 have exercise prices between $21.33 and $50.75, with a weighted average exercise price of $32.20 and a weighted average remaining contractual life of 4.79 years. 36,210 of these options are exercisable; their weighted average exercise price is $32.20.

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

      A summary of the status of Omega's five stock-based compensation plans as of December 31, 2005, 2004 and 2003, and changes during the years ending on those dates is presented below:

                                                       2005                        2004                       2003
                                             -------------------------   ------------------------   -------------------------
                                                           Weighted                   Weighted                    Weighted
                                                           Average                    Average                     Average
Employee Stock Purchase Plan                  Shares    Exercise Price    Shares   Exercise Price    Shares    Exercise Price
                                             --------------------------------------------------------------------------------
Outstanding at beginning of year ..........   216,042      $   31.40     163,499      $   32.42      158,116     $   30.57
Granted ...................................        --             --      92,840          31.40       63,001         33.67
Acquired options ..........................        --             --      32,492          31.16           --            --
Exercised .................................   (35,479)         26.38     (48,778)         29.64      (41,493)        29.34
Forfeited .................................   (24,304)         29.91     (24,011)         28.98      (16,125)        33.48
                                             --------                    -------                    --------
Outstanding at end of year ................   156,259          31.82     216,042          31.40      163,499         32.42
                                             ========                    =======                    ========
Options exercisable at year-end ...........   156,259                    216,042                     163,499
Weighted average fair value of
 options granted during the year ..........        --                    $  7.95                    $   7.67

                                                       2005                        2004                        2003
                                             -------------------------   ------------------------   -------------------------
                                                           Weighted                   Weighted                    Weighted
                                                           Average                    Average                     Average
Employee Stock Option Plans                   Shares    Exercise Price    Shares   Exercise Price    Shares    Exercise Price
                                             --------------------------------------------------------------------------------
Outstanding at beginning of year ..........   643,719      $   31.49     444,981      $   29.62      435,803     $    27.73
Granted ...................................    24,500          29.79      59,260          37.41       68,766          35.90
Acquired options ..........................        --             --     182,887          33.61           --             --
Exercised .................................   (35,941)         21.08     (33,846)         25.55      (55,088)         22.61
Forfeited .................................   (30,818)         39.42      (9,563)         39.53       (4,500)         28.42
                                             --------                    -------                    --------
Outstanding at end of year ................   601,460          31.63     643,719          31.49      444,981          29.62
                                             ========                    =======                    ========
Options exercisable at year-end ...........   601,460                    584,459                     376,215
Weighted average fair value of
 options granted during the year ..........  $  10.01                    $ 10.33                    $   9.31

                                                       2005                        2004                        2003
                                             -------------------------   ------------------------   -------------------------
                                                           Weighted                   Weighted                    Weighted
                                                           Average                    Average                     Average
Director Stock Option Plans                   Shares    Exercise Price    Shares   Exercise Price    Shares    Exercise Price
                                             --------------------------------------------------------------------------------
Outstanding at beginning of year ..........    65,171      $   31.27      25,000      $   29.71       23,200     $    28.58
Granted ...................................     3,250          29.79       3,000          33.63        3,000          34.85
Acquired options ..........................        --             --      42,132          31.11           --             --
Exercised .................................    (8,591)         23.44      (4,961)         23.44       (1,200)         20.77
Forfeited .................................   (23,620)         32.93          --             --           --             --
                                             --------                    -------                    --------
Outstanding at end of year ................    36,210          32.20      65,171          31.27       25,000          29.71
                                             ========                    =======                    ========
Options exercisable at year-end ...........    36,210                     62,171                      22,000
Weighted average fair value of
 options granted during the year ..........  $  10.01                    $ 10.53                    $   8.86


                                                                              49
                                  Omega Financial Corporation 2005 Annual Report

Omega Employee Stock Ownership Plan

      Omega has an Employee Stock Ownership Plan ("ESOP") for the benefit of employees that meet certain age and service requirements. ESOP transactions are accounted for under SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." As such, all ESOP shares are considered outstanding when calculating earnings per share and dividends paid on ESOP shares are treated the same as those paid on non-ESOP shares. For the years ended December 31, 2005, 2004 and 2003, expenses incurred under this plan were $1,381,000, $780,000 and $1,065,000, respectively. The increase in expense in 2005 related to the inclusion of the former Sun employees in the ESOP plan during 2005. The level of annual contributions is based upon a percentage of employee salary expense. The majority of the funds obtained through these contributions were used to purchase Omega stock or meet debt service on the ESOP debt (see comment below); in 2004, $55,000 was applied to debt service and no shares of Omega common stock were acquired. In 2003, 14,438 shares of Omega common stock were acquired at a cost of $513,000 and $69,000 was applied to debt service. At December 31, 2005 the ESOP holds 822,968 shares of Omega common stock, which includes 346,155 shares from the conversion of 219,781 shares of preferred stock. Of the 346,155 shares of leveraged stock, 268,586 shares have been allocated to participants of the plan as of December 31, 2005, based upon principal repayment of the debt outstanding. Fair value of the 77,569 unallocated shares was $2,181,000. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.

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

      In order to meet the future annual debt service of $470,000, which includes principal and interest, the ESOP will receive dividends from 346,155 shares of common stock (which was converted from preferred stock in 2003) and the remainder in contributions from the Corporation. In 2005, the debt service required was $470,000, of which $122,000 represented interest expense incurred by the ESOP. In 2004, the debt service required was $470,000, of which $141,000 represented interest expense incurred by the ESOP. In 2003, the debt service required was $470,000, of which $162,000 represented interest expense incurred by the ESOP. Outstanding ESOP debt as of December 31, 2005 was $1,845,000. Scheduled principal repayments on the ESOP debt are as follows:

2006.................................................    $369,000
2007.................................................     391,000
2008.................................................     415,000
2009.................................................     440,000
2010.................................................     230,000

Defined Contribution Plan

      Omega maintains a defined contribution plan for eligible employees, as defined. Employer contributions to the plan totaled $244,000, $174,000 and $172,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

      When Sun Bancorp Inc. was acquired on October 1, 2004, a defined contribution plan was in place for employees in that organization. This plan was maintained through December 31, 2004 and subsequently merged into Omega's existing plan as of January 1, 2005. Employer contributions to this plan totaled $110,000 in 2004.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan ("SERP") is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the three officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP, which is included in Other Liabilities. At December 31, 2005 the liability for these future obligations was $3,063,000 as compared to December 31, 2004 when the liability was $3,100,000. For the years ended December 31, 2005, 2004 and 2003, $245,000, $339,000 and
$512,000, respectively, was charged to operations in connection with this program.

Supplemental Director Retirement Plan

      With the Sun Bancorp acquisition, Omega assumed liabilities to provide supplemental payments to certain former directors of Guaranty Bank and Steelton Bank. Life insurance contracts are being used to fund this supplemental payment to the former directors. Expense related to this obligation was $46,000 in 2005 and none in 2004. The carrying value of this future obligation included in Other Liabilities is $716,000 and $713,000 as of December 31, 2005 and 2004, respectively.

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

      Investment   Securities--The  fair  value  of  investment   securities  is
determined by reference to quoted market prices or dealer quotes. (See Note 5.)

      Commercial, Financial and Agricultural Loans, Real Estate-Commercial Loans and Real Estate-Construction Loans--These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a spread of approximately 45 to 60 basis points at December 31, 2005 and a spread of approximately 145 basis points at December 31, 2004. Loans discounted using the U.S. Treasury rate carry a spread of approximately 265 basis points as of December 31, 2005 and a spread of approximately 250 basis points at December 31, 2004.

      Real Estate Mortgage Loans--This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages are equivalent to the U.S. Treasury rate for the same term plus a spread of approximately 275 basis points as of December 31, 2005 and 290 basis points as of December 31, 2004. The market rate for fixed rate mortgages was approximately 6.24% at December 31, 2005 and 6.00% at December 31, 2004.

      Home Equity Loans--This category is comprised primarily of fixed rate loans, but does include home equity lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of 0 to 50 basis points as of December 31, 2005 and 30 basis points as of December 31, 2004. Home equity lines of credit are on a floating basis and approximate current market rates.

      Personal Loans and Lease Financing--This category is comprised primarily of fixed rate loans, but does include personal lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48-month automobile loan plus a spread of 15 to 230 basis points as of December 31, 2005 and a spread of 50 basis points as of December 31, 2004. Personal lines of credit are on a floating basis and approximate current market rates.

      Fixed Rate Time Deposits--The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of -90 to -10 basis points at December 31, 2005 and a spread of -90 to 35 basis points at December 31, 2004.

      Long-Term Debt--The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current FHLB borrowing rate for borrowings with similar terms and maturities. The appropriate FHLB borrowing rates ranged from 4.85% to 5.01% at December 31, 2005 and 3.16% to 4.05% at December 31, 2004. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.

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


                                                                              51
                                  Omega Financial Corporation 2005 Annual Report

Financial Instruments
(In thousands)

                                                   December 31, 2005         December 31, 2004
                                                -------------------------------------------------
                                                   Book       Estimated      Book       Estimated
                                                  Value      Fair Value     Value      Fair Value
                                                -------------------------------------------------
Loans (net of unearned interest):
   Commercial, financial and agricultural ...   $  271,162   $  266,264   $  271,650   $  269,693
   Real estate--commercial ..................      465,724      457,226      501,394      494,151
   Real estate--construction ................       22,000       21,857       25,301       25,319
   Real estate--mortgage ....................      242,606      239,784      277,208      283,094
   Home equity ..............................      137,496      139,985      133,077      138,262
   Personal .................................       63,707       62,595      107,859      107,765
   Lease financing ..........................       12,160       12,257       11,761       12,434
   Allowance for loan losses ................     (1 5,482)          --     (1 5,644)          --
                                                -------------------------------------------------
Total loans .................................   $1,199,373   $1,199,968   $1,312,606   $1,330,718
                                                =================================================
Fixed rate time deposits ....................   $  549,174   $  545,021   $  562,687   $  561,426
ESOP debt ...................................        1,845        1,587        2,192        2,327
Junior subordinated debentures ..............       56,692       59,285       57,190       57,555
Long-term debt ..............................       36,322       36,008       99,597       94,907
Standby letters of credit ...................           --          139           --          138
Outstanding loan commitments ................           --           --           --           --
Unused lines of credit ......................           --           --           --           --

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

      The Corporation had outstanding loan origination commitments aggregating $45,902,000 and $82,829,000 at December 31, 2005 and 2004, respectively. In addition, the Corporation had $215,665,000 and $205,524,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2005 and 2004, respectively.

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

      Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation's customer in the non-performance of an obligation or service. Most standby letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2005 and 2004, standby letters of credit issued and outstanding amounted to $26,462,000 and $24,064,000, respectively. The liability recorded in accordance with FIN 45 representing fair market value of the standby letters of credit at December 31, 2005 and 2004 was $139,000 and $138,000, respectively.

      For a brief time in October of 2004, there were interest rate agreements in place. These agreements were acquired with the purchase of Sun Bancorp, and had a fair market value of $5,053,000 at the time of purchase. Omega opted to terminate the arrangement immediately after the Sun acquisition. Otherwise, in 2005 and 2004, there were no financial options or interest rate agreements in place.

      As of December 31, 2005, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. Total commercial loans of $733,000,000, include an 18.37% concentration in the real estate rental industry, 9.71% concentration in manufacturing, 8.89% concentration in retail and 7.60% concentration in wholesale. Omega's business activities are geographically concentrated throughout central and northeastern Pennsylvania. Omega has a diversified loan portfolio; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy in central and northeastern Pennsylvania.

22. RELATED-PARTY TRANSACTIONS

      Omega's banks have granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $19,928,000, $19,220,000 and $19,446,000 at December 31, 2005, 2004 and 2003, respectively. During 2005,
$10,267,000 of new loans were made, repayments totaled $3,119,000 and loans removed for retired directors totaled $6,440,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2005.

23. COMMITMENTS AND CONTINGENT LIABILITIES

      In 2003, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if the Corporation cancels it prior to the end of the commitment period. If the contract would have been canceled as of December 31, 2005, termination penalties of approximately $8,435,000 would have been assessed.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.

      As of December 31, 2005, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions' category.


                                                                              53
                                  Omega Financial Corporation 2005 Annual Report

      The table below provides a comparison of Omega and its bank subsidiary's risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

                                                                 Minimum Requirement    Minimum Regulatory
                                                                     for Capital        Requirements to Be
                                                   Actual         Adequacy Purposes     "Well Capitalized"
                                              ----------------   -------------------    ------------------
                                               Amount    Ratio    Amount       Ratio     Amount      Ratio
                                              -------------------------------------------------------------
OMEGA FINANCIAL CORPORATION
As of December 31, 2005:
  Total Capital (to Risk Weighted Assets) .   $219,125    17.0%  $103,441        8.0%   $129,302      10.0%
  Tier I Capital (to Risk Weighted Assets).    203,147    15.7%    51,721        4.0%     77,581       6.0%
  Tier I Capital (to Average Assets) ......    203,147    11.1%    73,146        4.0%     91,432       5.0%
As of December 31, 2004:
  Total Capital (to Risk Weighted Assets) .   $202,248    14.6%  $110,850        8.0%   $138,562      10.0%
  Tier I Capital (to Risk Weighted Assets).    186,604    13.5%    55,425        4.0%     83,137       6.0%
  Tier I Capital (to Average Assets) ......    186,604    15.6%    47,954        4.0%     59,942       5.0%
OMEGA BANK
As of December 31, 2005:
  Total Capital (to Risk Weighted Assets) .   $201,871    15.8%  $102,032        8.0%   $127,540      10.0%
  Tier I Capital (to Risk Weighted Assets).    185,893    14.6%    51,016        4.0%     76,524       6.0%
  Tier I Capital (to Average Assets) ......    185,893    10.3%    72,259        4.0%     90,324       5.0%
As of December 31, 2004:
  Total Capital (to Risk Weighted Assets) .   $216,374    15.8%  $109,426        8.0%   $136,782      10.0%
  Tier I Capital (to Risk Weighted Assets).    200,730    14.7%    54,713        4.0%     82,069       6.0%
  Tier I Capital (to Average Assets) ......    200,730    17.1%    46,894        4.0%     58,617       5.0%

      Certain restrictions exist regarding the ability of Omega Bank to transfer funds to Omega in the form of cash dividends, loans and advances. Omega Bank is required to obtain the approval of the Comptroller of the Currency to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years.

      Under Federal Reserve restrictions, Omega Bank is limited in the amount it may loan to its affiliates, including Omega. At December 31, 2005, Omega Bank had an aggregate lending limit to affiliates of $30,305,000, and no amount was outstanding with Omega.

25. SUBSEQUENT EVENTS

      On January 23, 2006, the Board of Directors of Omega Financial Corporation approved a share repurchase program authorizing the buy back of up to 10% of Omega's outstanding common stock. At that time, there were 12,604,477 common shares outstanding with 1,260,447 shares eligible to be repurchased. The program will remain in effect until the 10% limit is reached; however, it may be discontinued at any time by the Board of Directors.

26. OMEGA FINANCIAL CORPORATION (PARENT COMPANY ONLY)
    Financial information (in thousands):

CONDENSED BALANCE SHEETS
(Unaudited)

                                                                                             December 31,
                                                                                        -----------------------
                                                                                           2005         2004
                                                                                        -----------------------
ASSETS:
 Cash .....................................................................             $    5,069   $    6,247
 Investment in bank subsidiaries ..........................................                331,539      353,108
 Investment in non-bank subsidiaries ......................................                 37,297       37,280
 Investment in unconsolidated subsidiaries ................................                  1,625        1,625
 Investment securities available for sale .................................                    968          500
 Premises and equipment, net ..............................................                  4,506        4,483
 Other assets .............................................................                     80            7
                                                                                        -----------------------
TOTAL ASSETS ..............................................................             $  381,084   $  403,250
                                                                                        =======================
LIABILITIES:
 Demand loan ..............................................................             $       --   $   10,000
 Long-term debt ...........................................................                     --       12,000
 Junior subordinated debentures ...........................................                 56,692       57,190
 ESOP debt ................................................................                  1,845        2,192
 Accounts payable and other liabilities ...................................                  4,057        6,129
                                                                                        -----------------------
TOTAL LIABILITIES .........................................................                 62,594       87,511
SHAREHOLDERS' EQUITY ......................................................                318,490      315,739
                                                                                        -----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................................             $  381,084   $  403,250
                                                                                        =======================

CONDENSED STATEMENTS OF INCOME
(Unaudited)

                                                                                  Years Ended December 31,
                                                                             ----------------------------------
                                                                               2005        2004        2003
                                                                             ----------------------------------
INCOME:
 Dividends from:
  Bank subsidiaries .......................................................  $ 40,461   $   12,420   $   11,493
  Non-bank subsidiaries ...................................................     1,663          313        2,250
  Unconsolidated subsidiaries .............................................       120           48           --
 Securities available for sale ............................................        32            7           --
 Fees received from subsidiaries ..........................................       606          577          468
 Other income .............................................................        10            8           --
                                                                             ----------------------------------
TOTAL INCOME ..............................................................    42,892       13,373       14,211
EXPENSE:
 Interest expense .........................................................     4,354        1,119            3
 Amortization .............................................................      (498)        (203)          --
 Salaries and employee benefits ...........................................       575          596          619
 Other ....................................................................       569          706          571
                                                                             ----------------------------------
TOTAL EXPENSE .............................................................     5,000        2,218        1,193
                                                                             ----------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
 UNDISTRIBUTED NET INCOME OF SUBSIDIARIES .................................    37,892       11,155       13,018
Income tax benefit ........................................................    (1,793)        (865)        (536)
                                                                             ----------------------------------
                                                                               39,685       12,020       13,554
Equity in undistributed net income of subsidiaries ........................   (16,810)       5,001        3,631
                                                                             ----------------------------------
NET INCOME ................................................................  $ 22,875   $   17,021   $   17,185
                                                                             ==================================


                                                                              55
                                  Omega Financial Corporation 2005 Annual Report

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

                                                                                  Years Ended December 31,
                                                                             ----------------------------------
                                                                               2005        2004        2003
                                                                             ----------------------------------
Cash flows from operating activities:
Net income ................................................................  $ 22,875   $   17,021   $   17,185
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ..........................................      (326)         119          369
   Gain on sale of assets .................................................       (10)          --           --
   (Increase) decrease in tax receivable ..................................        --         (288)         208
   (Increase) decrease in interest and other receivable ...................       (73)         310          274
   Increase (decrease) in taxes payable ...................................    (2,205)          --           39
   (Decrease) increase in accounts payable and accrued expenses ...........      (490)     (11,881)         567
   (Increase) decrease in undistributed earnings of subsidiaries ..........    16,810       (5,001)      (3,642)
                                                                             ----------------------------------
       Total adjustments ..................................................    13,706      (16,741)      (2,185)
                                                                             ----------------------------------
Net cash provided by operating activities .................................    36,581          280       15,000
Cash flows from investing activities:
   Capital expenditures ...................................................      (293)        (128)        (109)
   Sale of fixed assets ...................................................        10           --           --
   Net cash paid for acquisition of Sun Bancorp, Inc ......................        --      (43,023)          --
   Investment in unconsolidated subsidiary ................................        --       (1,114)          --
                                                                             ----------------------------------
Net cash provided by (used in) investing activities .......................      (283)     (44,265)        (109)
Cash flows from financing activities:
   Issuance (payment) of demand note payable ..............................   (10,000)      10,000           --
   Issuance of junior subordinated debt ...................................        --       37,114           --
   Issuance (payment) of long-term debt ...................................   (12,000)      12,000           --
   Principal (payments) made on debt ......................................        --       (1,657)          --
   Dividends paid .........................................................   (15,651)     (11,388)     (12,230)
   Net change in interest bearing liabilities .............................        25           38           31
   Capital contribution to subsidiary .....................................        --       (2,453)          --
   Tax benefit from preferred stock dividend and stock option activity ....       110          186          303
   Issuance of common stock ...............................................     1,904        2,427        2,389
   Acquisition of treasury stock ..........................................    (1,864)      (2,488)      (2,886)
                                                                             ----------------------------------
Net cash used in financing activities .....................................   (34,476)      43,779      (12,393)
                                                                             ----------------------------------
Net (decrease) increase in cash and due from banks ........................  $ (1,178)  $     (206)  $    2,498
                                                                             ==================================
Cash and due from banks at beginning of period ............................  $  6,247   $    6,453   $    3,955
Cash and due from banks at end of period ..................................     5,069        6,247        6,453
                                                                             ----------------------------------
Net (decrease) increase in cash and due from banks ........................  $ (1,178)  $     (206)  $    2,498
                                                                             ==================================
Income taxes paid .........................................................  $    375   $    3,620   $    5,625
Interest paid .............................................................     4,333          248            3

27. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 follow (in thousands, except per share data):

                                                2005 Quarter Ended
                                   ---------------------------------------------
                                   March 31  June 30   September 30  December 31
                                   ---------------------------------------------
Total interest income ..........   $22,072   $22,639     $23,150       $23,314
Total interest expense .........     6,830     7,289       7,541         7,845
                                   ---------------------------------------------
Net interest income ............    15,242    15,350      15,609        15,469
Provision for loan losses ......       142       180         290           590
                                   ---------------------------------------------
Income from credit activities ..    15,100    15,170      15,319        14,879
Other income
  Service fees .................     2,452     2,653       2,741         2,878
  Securities gains .............       988       549         134           656
  Other income .................     5,046     3,939       4,023         3,809
Other expenses
  Salaries and benefits ........     7,551     7,721       7,720         7,563
  Net occupancy expense ........     1,111     1,064         948         1,107
  Equipment expense ............     1,089     1,031       1,040         1,084
  Data processing service ......       626       621         632           642
  Other expenses ...............     4,592     5,226       4,852         5,059
                                   ---------------------------------------------
Income before income taxes .....     8,617     6,648       7,025         6,767
Income tax expense .............     2,040     1,267       1,460         1,415
                                   ---------------------------------------------
Net income .....................     6,577     5,381       5,565         5,352
Basic earnings per share .......   $  0.52   $  0.43     $  0.44       $  0.43
Diluted earnings per share .....      0.52      0.43        0.44          0.42

                                                2004 Quarter Ended
                                   ---------------------------------------------
                                   March 31  June 30   September 30  December 31
                                   ---------------------------------------------
Total interest income              $13,106   $12,845     $12,919       $23,501
Total interest expense               3,016     2,959       3,146         7,545
                                   ---------------------------------------------
Net interest income                 10,090     9,886       9,773        15,956
Provision for loan losses               --        --          --          (300)
                                   ---------------------------------------------
Income from credit activities       10,090     9,886       9,773        16,256
Other income
  Service fees                       1,620     1,943       1,884         3,176
  Securities gains                       8       203          60           692
  Other income                       2,110     2,138       1,974         4,598
Other expenses
  Salaries and benefits              4,955     4,802       4,938         8,193
  Net occupancy expense                627       559         547         1,057
  Equipment expense                    702       729         706         1,109
  Data processing service              423       430         439           547
  Other expenses                     2,526     2,524       2,415         5,840
                                   ---------------------------------------------
Income before income taxes           4,595     5,126       4,646         7,976
Income tax expense                     991     1,195       1,094         2,042
                                   ---------------------------------------------
Net income                           3,604     3,931       3,552         5,934
Basic earnings per share           $  0.43   $  0.46     $  0.42       $  0.47
Diluted earnings per share            0.42      0.46        0.42          0.47


                                                                              57
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation and Subsidiaries
Common Stock Market Prices and Dividends

      The common stock of Omega Financial Corporation is traded on the Nasdaq National Market under the symbol OMEF. As of December 31, 2005, the number of shareholders of record of the Corporation's common stock was 4,451.

      The following table sets forth, for the periods indicated the high and low sale prices and dividends declared:

                                  2005
                       --------------------------
                                        Dividends
Quarter Ended           High     Low    Declared
-------------------------------------------------
March 31 ...........   $34.50   $29.40   $ 0.31
June 30 ............    31.54    27.05     0.31
September 30 .......    33.50    26.55     0.31
December 31 ........    30.94    25.42     0.31

                                  2004
                       --------------------------
                                        Dividends
Quarter Ended           High     Low    Declared
-------------------------------------------------
March 31 ...........   $38.75   $33.71   $ 0.30
June 30 ............    37.97    29.10     0.30
September 30 .......    35.31    29.13     0.30
December 31 ........    36.75    32.74     0.30

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

Corporate Headquarters
 Omega Financial Corporation
 366 Walker Drive
 State College, PA 16801
 800-494-1810
 814-231-7680
 OmegaFinancial.com

Investor Information
 Teresa Ciambotti, Senior Vice President
 Director of Investor Relations
 366 Walker Drive
 State College, PA 16801
 800-494-1810
 814-231-6401
 tciambotti@omef.com

Omega Financial Corporation and Subsidiaries
Corporate Information

INVESTMENT CONSIDERATIONS

      In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in Omega's Annual Report on Form 10-K for the year ended December 31, 2005, a copy of which can be obtained as described below.

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

      Additionally, a copy of the Corporation's Annual Report to the SEC on Form 10-K for the year ended December 31, 2005 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. David N. Thiel, Secretary, 366 Walker Drive, State College, PA 16801.

ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of Omega Financial Corporation will be held at 10:00 a.m., Monday, April 24, 2006 at Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania.


                                                                              59
                                  Omega Financial Corporation 2005 Annual Report

Omega Financial Corporation
BOARD OF DIRECTORS

David B. Lee                        Philip E. Gingerich                Stephen M. Krentzman           Stanton R. Sheetz
Chairman                            Self employed Real Estate          President and owner,           President and C.E.O., Sheetz,
                                    Appraiser                          Joe Krentzman & Son, Inc.      Inc.
Raymond F. Agostinelli              and Consultant, Retired                                           Retail Convenience Stores
President and owner, McLanahan                                         D. Stephen Martz
Drug Store Management Co., Inc.     Jodi L. Green                      Retired Officer, Omega         Robert A. Szeyller
                                    Shareholder and Director           Financial Corporation          Retired Managing Partner,
Carl H. Baxter                      Seligman, Friedman & Company,                                     Pennsylvania Financial Group,
President and owner,                Certified Public Accountants       Robert N. Oliver               Inc.
Baxter Machine Products, Inc.       and Consultants                    Owner, Oliver Farms            Pension and Insurance
                                                                                                      Consulting Firm
Maureen M. Bufalino                 Robert A. Hormell                  James W. Powers, Sr.
Senior Vice President and           Assistant Director, Susquehanna    Retired President, Polestar    Dennis Van Benthuysen
Regional President, Omega Bank      Economic Development               Plastics                       President and owner,
                                    Association--Council of            Manufacturing Company          The Colonial Furniture Company
                                    Governments (SEDA-COG)

                                    Donita R. Koval
                                    President and Chief Executive
                                    Officer

OFFICERS

David B. Lee                        Daniel L. Warfel, CPA              Walter Kay                     Byron Mertz, III
Chairman                            Executive Vice President and       Chief Information Officer      Senior Vice President
                                    Chief Financial Officer
Donita R. Koval                                                        Teresa M. Ciambotti, CFA       David N. Thiel
President and Chief Executive       David S. Runk                      Senior Vice President,         Senior Vice President,
Officer                             Executive Vice President           Corporate Controller and       Operations and Secretary
                                                                       Director of Investor Relations

Omega Bank
BOARD OF DIRECTORS

David B. Lee, Chairman              Maureen M. Bufalino                Frederick J. Kissinger         James W. Powers, Sr.

Raymond F. Agostinelli              Allen E. Gibboney, Esq.            Donita R. Koval                Stanton R. Sheetz

Edward J. Anderson                  Philip E. Gingerich                Stephen M. Krentzman           Robert A. Szeyller

Ralph W. Arthur, Jr.                Jodi L. Green                      D. Stephen Martz               Dennis Van Benthuysen

Carl H. Baxter                      Robert A. Hormell                  Robert N. Oliver

OFFICERS

David B. Lee                        David S. Runk                      Byron Mertz, III               Teresa M. Ciambotti, CFA
Chairman                            Executive Vice President           Regional President             Senior Vice President
                                    Chief Operating Officer            Susquehanna Valley Region      Corporate Controller
Donita R. Koval
President and Chief Executive       Maureen M. Bufalino                John R. Franks, Jr.            David N. Thiel
Officer                             Regional President                 Executive Vice President       Senior Vice President
                                    Wilkes-Barre Region                Branch Administration          Cashier and Secretary
Daniel L. Warfel, CPA
Executive Vice President            Bruce R. Erb, CFP, CTFA            Thomas Bixler
Chief Financial Officer             Wealth Management President        Senior Vice President
                                                                       Commercial Lending

MID-PENN INSURANCE ASSOCIATES, INC.

Daniel R. Geise, President

Christopher J. Fellon, Vice President

SENTRY TRUST COMPANY, SUBSIDIARY OF OMEGA BANK

Carole L. Crist, Executive Vice President and Chief Operating
Officer/Chief Investment Officer

Randy L. Martin, Senior Vice President and Employee Benefits Trust Officer

BANK CAPITAL SERVICES, SUBSIDIARY OF OMEGA BANK

Gary P. Cook, President

[LOGO]
366 WALKER DRIVE
STATE COLLEGE, PA 16801

www.omegafinancial.com