Form 10-K, Exhibit 13
period 2007-12-31
OMEGA FINANCIAL CORP /PA/
filed 2008-03-17
CIK 705671

Exhibit 13.1
2007 Annual Report

SELECTED FINANCIAL DATA
The selected financial data for the last five years were derived from our audited consolidated financial statements of Omega Financial Corporation (“Omega”, the “Company” or the “Corporation”), and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto.

	2007	2006	2005	2004	2003
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$1,789,100	$1,815,818	$1,939,979	$2,082,571	$1,140,166
Deposits	1,280,869	1,325,763	1,422,530	1,502,082	907,580
Loans, net	1,090,284	1,135,048	1,199,373	1,312,606	788,144
Investment securities	288,641	303,894	353,355	327,979	240,539
Short-term borrowings	78,449	65,712	90,153	90,259	33,263
Junior subordinated debentures	55,695	56,193	56,692	57,190	—
Long-term debt (including ESOP debt)	26,434	29,358	38,167	101,771	24,121
Shareholders’ equity	334,749	325,211	318,490	315,739	167,439
Number of shares outstanding—common	12,665,613	12,622,802	12,599,508	12,593,524	8,458,823

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$93,978	$94,787	$91,175	$62,371	$56,783
Net interest income	59,825	61,066	61,670	45,705	43,077
Provision (credit) for loan losses	2,155	3,896	1,202	(300)	350
Income before income taxes and discontinued operations	27,657	26,447	28,976	22,443	22,011
Income tax expense	6,560	5,702	6,213	5,357	4,826
Discontinued operations, net of tax	—	(314)	112	(65)	—
Net income	21,097	20,431	22,875	17,021	17,185

PER COMMON SHARE DATA
Basic earnings per share
Continuing operations	$1.67	$1.65	$1.81	$1.80	$2.07
Discontinued operations	—	(0.02)	0.01	(0.01)	—
Net income (1)	1.67	1.62	1.82	1.79	2.07
Diluted earnings per share
Continuing operations	1.67	1.65	1.80	1.79	2.01
Discontinued operations	—	(0.02)	0.01	(0.01)	—
Net income (1)	1.67	1.62	1.81	1.78	2.01
Cash dividends—common	1.24	1.24	1.24	1.20	1.17
Book value—common	26.43	25.76	25.28	25.07	19.79
Book value—tangible	13.37	12.61	11.76	11.28	19.79

FINANCIAL RATIOS
based on net income
Return on average tangible equity	12.72%	13.22%	15.33%	11.84%	10.32%
Return on average common equity	6.36	6.32	7.13	8.89	10.32
Return on average tangible assets	1.29	1.18	1.25	1.26	1.50
Return on average assets	1.17	1.08	1.15	1.24	1.50
Dividend payout—common	74.44	76.59	68.30	66.91	55.76
Average equity to average assets	18.46	17.07	16.06	13.97	14.53

(1)	Totals may not sum due to rounding

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FORWARD LOOKING STATEMENTS
          The information contained in this Annual Report contains forward looking statements (as this term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including, without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on Omega’s financial condition or results of operations, the classification of Omega’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in Omega’s Annual Report on Form 10-K for the year ended December 31, 2007, a copy of which may be obtained from Omega upon request and without charge (except for the exhibits thereto). You should not place undue reliance on the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and the Company undertakes no obligation to update or revise any forward-looking statement.
COMPANY OVERVIEW
          This discussion concerns Omega and the consolidated results of its subsidiaries, Omega Bank, Central Pennsylvania Investment Company (“CPI”) and its subsidiary Omega Insurance Agency (“OIA”), Central Pennsylvania Life Insurance Company (“CPLI”), Mid Penn Insurance Associates, Inc. (“Mid Penn”) and Central Pennsylvania Leasing, Inc. As of December 31, 2007, Omega Bank had one principal subsidiary, Bank Capital Services Corporation. The purpose of this discussion is to focus on information concerning Omega’s financial condition and results of operations that is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should refer to the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.
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
Focus of Management
          Management is committed to achieving long-term stability and measures its success by the following five key elements.
          Customer Relationships
          Omega strives to maximize customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers from both local and global competition. We are committed to fostering a complete customer relationship and plan to continue to provide for the financial needs in future generations as in the past.
          Shareholder Satisfaction
          Omega believes our investors are entitled to a fair return on their investment through both stock value appreciation and dividend returns. We intend to continue to protect their investment through long-term stability of our balance sheet and earnings.
          Balance Sheet Stability
          By maintaining a disciplined approach, we have built a solid balance sheet. In spite of intense competition, we maintain stringent credit standards. We believe we consistently pay fair market rates on all deposits, minimizing funding and balance sheet volatility. We also believe we have invested wisely, in compliance with self-imposed standards, minimizing the risk of asset impairment.
          Operating Results
          Management of Omega is profitability focused. Through close monitoring of expenses, identification of opportunities to increase fee income and sound balance sheet management, we strive to deliver to shareholders a fair return on their investment.
          Commitment to the Community
          We are active corporate citizens of the communities we serve. Although the world of banking is ever-changing and in some cases does not even require a physical building, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Our employees live there; we encourage and support community involvement.
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
Omega’s Challenges
          Competition — We continue to experience more and very intense competition in the marketplace. Increased competition and the resulting pricing pressures have challenged Omega’s growth opportunities in our primary market areas. Our competition is not limited to local community institutions or strictly to financial institutions. Our primary market area includes several very prosperous communities, an attractive target for competitors. To meet this challenge, we stay in close contact with our customers, monitoring their satisfaction with our services through professionally conducted surveys, personal visits and networking in the communities that we serve. We strive to meet our customers’ expectations and deliver consistent high-quality service.

Regulated Company
          Omega is subject to banking regulation as well as regulation by the Securities and Exchange Commission (SEC), and as such, must comply with several laws, including, but not limited to, the USA Patriot Act, Sarbanes-Oxley Act of 2002 and the Bank Secrecy Act. Management has instituted a series of actions to strengthen and improve Omega’s already strong corporate governance practices, including a Disclosure Committee for Financial Reporting and a Code of Ethics for all directors, officers and employees.
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
APPLICATION OF CRITICAL ACCOUNTING POLICIES
          The Corporation’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in Note 1 — Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and assumptions, and are based upon information available as of the date of the financial statements. As such, over time these estimates and assumptions may prove inaccurate or vary from actual results and may significantly affect the Corporation’s reported results and financial position for the period or in future periods. The accounting policy for establishing the allowance for loan losses has a greater reliance on the use of estimates, and as such has a higher likelihood of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Corporation’s future financial condition and results of operations.
          Management’s analysis of the Company’s allowance for loan losses and related provision for loan losses expense is presented on page 20 of this Annual Report to Shareholders. The allowance for loan losses is maintained at a level that is considered adequate by management to absorb probable inherent losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
Omega’s accounting policy for the determination of goodwill and other intangibles also places significant reliance on the use of estimates. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but that can be separately distinguished from goodwill because of contractual or other legal rights, or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is Omega’s policy that goodwill be tested for impairment on at least an annual basis. Management’s current analysis indicates that a 11.1% decline in market capitalization would warrant further analysis of the carrying value of goodwill, which could result in an adjustment to its value. Intangible assets with finite lives include core deposits and customer relationships. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit and customer relationship intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit. Management estimates that consecutive annual declines of more than 9% of the acquired customer base subsequent to December 31, 2007 could result in an impairment of the core deposit intangible and affect Omega’s operating results in future years.
          Certain amounts in the 2005 financial statements have been reclassified to segregate balances and results associated with discontinued operations and to conform to the 2007 and 2006 presentation. The reclassification had no impact on net income.

SUMMARY—THE YEAR IN REVIEW
          Omega experienced another successful year in 2007, earning $21.1 million, a 3.3% increase from 2006 net income of $20.4 million. The following significant factors impacted Omega’s financial performance and results of operations during 2007:
          Net Interest Margin—Net interest income declined by $1.2 million in 2007 compared to 2006, due primarily to the sale of three branches in the fourth quarter of 2006 which accounted for $1.0 million of the decline. However, on a fully taxable equivalent basis, the net interest margin increased by 12 basis points, from 4.07% to 4.19% in 2007. This improvement in the margin occurred primarily due to increases in the yields on our commercial and installment loans, as well as improved yields in the investment portfolio. These improved asset yields more than offset the increases in interest rates on our various deposits.
          Provision for loan losses—the 2007 provision for loan losses was $1.8 million, or 44.7% less than the 2006 provision. This is due to the fact that during 2006, two large commercial relationships required significant reserve allocations to be provided totaling $4.8 million in the Allowance for Loan Losses. Additional provisions on these two relationships of $1.0 million were added during 2007.
          Other income—other income decreased in 2007 versus 2006, primarily due to the sale of three branch locations in 2006. Gains from the sale of loans and other assets in 2007 decreased by $2.3 million of which $2.1 million was related to the branch sales. The introduction of two new checking account products in 2006, coupled with increased service charge levels and other fees, contributed to the increase in service charge income on deposit accounts. Gains on the sale of investments increased in 2007 versus 2006 primarily due to losses recognized in the fourth quarter of 2006 as a result of investment portfolio restructuring. As part of the restructuring, $21 million in tax-free municipal securities were sold at a loss of $0.4 million.
          Other expense—continued close monitoring of expenses resulted in a 2.5% decrease in other expenses in 2007. Other expenses in 2007 include $0.8 million of merger related expenses (see below), offset by decreases in areas such as data processing and professional fees. Additionally, the sale of three branch locations in the fourth quarter of 2006 contributed approximately $0.7 million in non-interest expense savings, primarily due to lower employee costs.
          Dividends—The Corporation continued its tradition of paying dividends to shareholders during 2007, maintaining the dividend at $1.24 per common share. Omega has consistently paid quarterly cash dividends since its inception in 1986. Effective February 1, 2007, Omega was added to the NASDAQ Dividend Achievers Index. This index, which consists of 99 companies, provides investors seeking a long-term portfolio with an opportunity to invest in companies with higher returns, adjusted for market risk.
          Managing the Balance Sheet—in this challenging interest rate environment, management chose to carefully monitor the yields on its deposit products and to permit its asset base to decrease by not aggressively pursuing long-term fixed rate assets funded by volatile deposits. While this resulted in a $26.7 million dollar reduction in total assets from 2006 to 2007, there was also an accompanying significant improvement in the overall net interest margin.
          Merger Agreement—In November 2007, the Board of Directors of Omega approved the acquisition of Omega by FNB Corporation, based in Hermitage, Pennsylvania. The combination of the two organizations will create the fifth largest bank holding company based in Pennsylvania with approximately $8 billion in total assets and over 210 full service branches located in 35 counties in Pennsylvania and Northeast Ohio. Terms of the agreement call for the exchange of 2.022 shares of FNB Corporation stock for each share of Omega stock. The acquisition will be voted upon by Omega stockholders at a Special Meeting of the shareholders scheduled for March 19, 2008, and is expected to be finalized on April 1, 2008 subject to regulatory and shareholder approval.
          Risk Factors—The Corporation faces a variety of risks and challenges in the future, including: changes in local economic conditions, an uncertain interest rate environment, increased competition, a complex regulatory environment as well as the risk that the previously mentioned merger with FNB Corporation does not receive shareholder or regulatory approval. For a more complete discussion of relevant risk factors, see Item 1A of Part I of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

RESULTS OF OPERATIONS
Financial Performance — 2007 vs. 2006
          Omega’s net income for the year ended December 31, 2007, increased by 3.3% to $21.1 million compared to $20.4 million in 2006. This change is due primarily to a $1.6 million decline in the amount of loan loss provision recognized in 2007 as compared to 2006, as well as a decrease in non-interest expenses of $1.5 million.
     The following table summarizes the components of net income (in thousands of dollars) and the contribution of each to return on average assets (ROA) for 2007 and 2006.

	2007		2006
		% of Average		% of Average
		Assets		Assets

Net interest income	$59,825	3.33%	$61,066	3.22%
Loan loss provision	(2,155)	(0.12)	(3,896)	(0.21)
Trust fees	4,312	0.24	4,063	0.21
Deposit service fees	10,410	0.58	10,130	0.53
Other fees	10,133	0.56	9,511	0.50
Bank-owned life insurance	2,556	0.14	2,413	0.13
Security gains	632	0.04	389	0.02
Gains on sale of other assets	39	0.00	2,380	0.13

Total non-interest income	28,082	1.56	28,886	1.53
Employee expense	(28,667)	(1.60)	(29,398)	(1.55)
Occupancy and equipment	(8,820)	(0.49)	(8,889)	(0.47)
Other non-interest expense	(19,763)	(1.10)	(20,440)	(1.08)
Amortization of Intangibles	(845)	(0.05)	(882)	(0.05)

Total non-interest expense	(58,095)	(3.23)	(59,609)	(3.15)
Income tax expense	(6,560)	(0.37)	(5,702)	(0.30)

Net income from continuing operations	$21,097	1.17%	$20,745	1.10%

Income from discontinued operations, net of tax	$—	0.00	$446	0.02
Loss on disposal of discontinued operations, net of tax	—	0.00	(760)	(0.04)

Income (Loss) from discontinued operations	$—	0.00%	$(314)	(0.02)%

Net Income	$21,097	1.17%	$20,431	1.08%

Average Assets	$1,796,135		$1,893,973
     For the year ended December 31, 2007, Omega’s net income resulted in a ROA of 1.17% compared to 1.08% in 2006. Omega’s return on average tangible assets, which excludes goodwill and intangibles, was 1.29% in 2007 compared to 1.18% in 2006. Omega’s management strives to attain consistently high earnings levels each year by protecting the core earnings base with conservative growth strategies that minimize shareholder risk, while serving a broad customer base. Omega considers ROA to be a key performance ratio, and continually evaluates the broad categories of the income statement that impact this profitability indicator.

     The following table shows certain key ratios for the last five years.

	2007	2006	2005	2004	2003
Net interest margin	4.10%	3.95%	3.77%	3.71%	4.07%
Net interest margin, tax-equivalent	4.19%	4.07%	3.92%	3.92%	4.32%
Yield on earning assets	6.44%	6.14%	5.58%	5.06%	5.36%
Cost of funds	2.34%	2.18%	1.80%	1.35%	1.29%
Non interest income to average assets	1.53%	1.47%	1.35%	1.38%	1.34%
Non interest expenses to average assets	3.23%	3.20%	3.07%	3.22%	3.28%
Return on average assets	1.17%	1.08%	1.15%	1.24%	1.50%
Return on average tangible assets	1.29%	1.18%	1.25%	1.26%	1.50%
Return on average stated equity	6.36%	6.32%	7.13%	8.89%	10.32%
Return on average tangible equity	12.72%	13.22%	15.33%	11.84%	10.32%
          The key factors that defined the 2007 results are as follows:
•	$2.2 million total provision for loan losses, of which $1.0 million related to two large commercial borrowers;

•	Decrease in earning assets, offset by an increase in the tax-equivalent net interest margin of 12 basis points despite a challenging interest rate environment; and

•	Reduction in non-interest expense, due primarily to cost savings resulting from renewal of various service contracts, and the sale of three branches and Sentry Trust Company in the fourth quarter of 2006.
Provision for Loan Losses
          Omega’s provision for loan losses is determined as a result of changes in the required level of the allowance for loan loss reserve. In 2007, Omega recorded a provision for loan losses of $2.2 million as compared to $3.9 million in 2006. The reduced provision in 2007 was in response to changes in the status of the two large commercial loan relationships that during 2006 entered into corporate bankruptcy proceedings. One of these lending relationships, a $1.5 million facility to a water bottling company, resulted in Omega Bank ultimately selling its entire interest in this facility in the fourth quarter of 2006. The second borrower, a food distribution company with a $15.1 million credit facility, emerged from bankruptcy reorganization in the second quarter of 2007. The majority of the 2006 provision for loan losses related to these two large commercial borrowers. During 2007, management has continued to update its evaluation of the $15.1 million credit and the related estimates of losses. Evaluations of this lending relationship continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from current estimates.
          In 2007, net charge-offs exceeded the provision for loan losses by $4.3 million, while in 2006 the provision exceeded net charge-offs by $2.0 million. The increase in charge-offs in 2007 is due to the second quarter charge-off of $4.4 million related to one of the large commercial borrowers discussed above.
          Credit quality is a high priority for Omega. Net charge-offs in 2007 and 2006 were .57% and         .16% of average loans outstanding, respectively. The allowance for loan losses as a percentage of non-performing loans was 45.4% at year-end 2007 and 74.3% at the end of 2006. The allowance for loan losses as a percentage of net loans was 1.18% and 1.53% at December 31, 2007 and 2006, respectively.
Net Interest Income and Margin
          Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of income from continuing operations, comprising approximately 68% of total income from continuing operations for 2007. Net interest margin is the percentage of net return on average earning assets and liabilities and provides a measure of comparability of a financial institution’s performance. Because some interest earning assets are tax-exempt and generate tax-exempt income, an adjustment is made for analytical purposes to place all interest income on a fully tax-equivalent basis.

          Both net interest income and net interest margin are impacted by changes in interest rates, relationships between various rates and the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 (located on pages 10 and 11) shows average asset and liability balances, average interest rates and interest income and expense for the period 2005 to 2007. In addition, it shows the changes attributable to the volume and rate components of net interest income.
          Net interest income for 2007 was $59.8 million, a decrease of $1.2 million, or 2.0%, compared to net interest income of $61.1 million for 2006. The 2007 decrease in net interest income was the result of an increase of $0.7 million due to interest rate effects and a decrease of $1.9 million due to volume (related to the 2006 branch sales) and changes in the composition of our interest-earning assets. The net interest margin was 4.10% in 2007 and 3.95% in 2006. On a fully tax-equivalent basis, the net interest margin increased 12 basis points to 4.19% from 4.07% in 2006. The increase in our net interest margin was due principally to improvements in the yields on our interest-earning assets.
          Total average loans were $1.1 billion in 2007 with an average weighted yield of 6.95% that produced $78.9 million in interest income. This represented a $52.1 million, or 4.4%, decrease in average loan balances from 2006. Half of this volume decrease was due to the branch sales that occurred in 2006 and the rest was due to continued competitive pressures in pricing and credit standards. The average yield on loans increased 12 basis points to 6.95% from 6.83% in 2006, which resulted in an increase of $1.3 million in interest income, while volume changes decreased interest income $3.5 million when compared to 2006. The combination of changes in rate, volume and loan portfolio mix resulted in a decrease of $2.2 million, or 2.7%, in total loan interest income.
          Investment securities averaged $293.6 million, a decrease of $38.5 million, or 11.6%, from the average investment securities in 2006. The weighted average yield on investments increased to 4.67% from 3.77% in 2006. This increase offset the decrease due to volume and resulted in an additional $1.2 million in investment income in 2007 as compared to 2006. Interest bearing deposits and federal funds sold, as a group on average, increased 21.7%, or $5.6 million due to reduced liquidity needs in 2007. The higher level of interest bearing deposits and federal funds sold resulted in an increase in interest income of $0.2 million.
          Total interest earning assets averaged $1.5 billion at a yield of 6.44% and produced total interest income of $94.0 million for 2007. The yield on earning assets increased by 30 basis points to 6.44% in 2007 from 6.14% in 2006. Changes in interest rates resulted in an increase of $3.5 million, or 3.7%, in interest income while volume and mix changes decreased interest income by $4.3 million or 4.6%.
          Total interest bearing liabilities averaged $1.2 billion at a cost of $34.2 million carrying a composite rate of 2.79%. This represented a decrease in interest bearing liabilities of 7.4%, or $98.0 million, compared to 2006. The composite rate was 2.55% in 2006. Interest expense increased $2.8 million due to the higher interest rate environment that was prevalent for most of 2007, until the fourth quarter. This increase was offset by a decrease of $2.4 million due to volume and mix of interest bearing liabilities. These changes resulted in a total increase of $0.4 million, or 1.3%, in interest expense.
          Non-interest bearing funding sources, including equity, averaged $572.7 million in 2007, compared to $572.6 million in 2006, for an increase of $0.1 million, or 0.02%. The rate to fund interest bearing assets increased by 24 basis points to 2.79% in 2007 from 2.55% in 2006. The increase in funding cost was the result of increased interest rates as well as competitive pressures for deposits. Partially offsetting this increased cost was the fact that a higher percentage of the earning assets are being funded by non-interest bearing funding sources in 2007 than in 2006. For 2007, this ratio was 39.2%, compared to 37.1% in 2006.

Table 1
Average Balance Sheets and Net Interest Income Analysis
(In thousands)

	Years Ended December 31,
	2007			2006
	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (2)	$1,079,480	$76,406	7.08%	$1,128,048	$78,472	6.96%
Tax-exempt loans	55,682	2,508	4.50	59,190	2,631	4.45

Total loans	1,135,162	78,914	6.95	1,187,238	81,103	6.83
Taxable investment securities	292,549	13,654	4.67	298,486	11,635	3.90
Tax-exempt investment securities	1,044	32	3.07	33,589	883	2.63

Total investment securities	293,593	13,686	4.67	332,075	12,518	3.77
Interest bearing deposits	16,263	662	4.07	12,956	510	3.94
Federal funds sold	14,952	716	4.79	12,685	656	5.17

Total interest earning assets	1,459,970	93,978	6.44	1,544,954	94,787	6.14

Non-interest earning assets:
Cash and due from banks	46,998			50,230
Allowance for loan losses	(14,434)			(15,205)
Premises and equipment	29,988			36,542
Other assets (3)	273,613			277,452

Total assets	$1,796,135			$1,893,973

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (4)	$365,774	3,292	0.90	$395,769	3,546	0.90
Savings deposits	176,068	967	0.55	195,280	1,072	0.55
Time deposits	528,957	22,334	4.22	571,094	21,349	3.74
Other, including short-term borrowings, long-term debt, and other interest bearing liabilities	152,655	7,560	4.95	159,268	7,754	4.87

Total interest bearing liabilities	1,223,454	34,153	2.79	1,321,411	33,721	2.55

Non-interest bearing liabilities:
Demand deposits	228,869			235,505
Other	12,176			13,687
Shareholders’ equity	331,636			323,370

Total liabilities and shareholders’ equity	$1,796,135			$1,893,973

Net interest income		$59,825			$61,066

Net yield on interest earning assets (5)			4.10%			3.95%

Net interest income and yield — tax equivalent basis (6)		$61,193	4.19%		$62,958	4.07%

Notes:

1)	Average balances were calculated using a daily average.

2)	Non-accruing loans and investments are included until they are charged off.

3)	Includes gross unrealized gain on securities available for sale of $782 in 2007, a total gross unrealized loss on securities available for sale of $2,066 in 2006 and a gross unrealized gain on securities available for sale of $2,282 in 2005.

4)	Includes NOW, money management and money market accounts.

5)	Net yield on interest earning assets is net interest income divided by average interest earning assets.

6)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 35%.

7)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Year Ended December 31,
2005			2007 Compared to 2006			2006 Compared to 2005
Average		Yield/	Increase (Decrease) Due To (7)			Increase (Decrease) Due To (7)
Balance (1)	Interest	Rate	Volume	Rate	Total	Volume	Rate	Total

$1,202,607	$76,204	6.34%	$(3,327)	$1,261	$(2,066)	$(4,776)	$7,044	$2,268
60,048	2,703	4.50	(161)	38	(123)	(46)	(26)	(72)

1,262,655	78,907	6.25	(3,488)	1,299	(2,189)	(4,822)	7,018	2,196
266,791	9,314	3.49	(125)	2,144	2,019	1,198	1,123	2,321
66,449	1,917	2.88	(978)	127	(851)	(880)	(154)	(1,034)

333,240	11,231	3.37	(1,103)	2,271	1,168	318	969	1,287
21,637	551	2.55	135	17	152	(272)	231	(41)
17,539	486	2.77	111	(51)	60	(163)	333	170

1,635,071	91,175	5.58	(4,346)	3,537	(809)	(4,939)	8,551	3,612

53,629
(15,295)
37,447
286,608

$1,997,460

$470,292	3,963	0.84	(326)	72	(254)	(697)	280	(417)
216,923	1,187	0.55	(105)	—	(105)	(115)	—	(115)
566,689	16,541	2.92	(1,662)	2,647	985	129	4,679	4,808

177,066	7,814	4.41	(285)	91	(194)	(963)	903	(60)

1,430,970	29,505	2.06	(2,379)	2,811	432	(1,646)	5,862	4,216

231,144
14,810
320,536

$1,997,460

	$61,670		$(1,967)	$726	$(1,241)	$(3,293)	$2,689	$(604)

		3.77%

	$64,158	3.92%

Other (Non-Interest) Income
          Omega remains committed to continually increasing customer satisfaction and expanding existing customer relationships by conveniently delivering popular services. This commitment is affirmed by the continued increase in income from traditional bank services. In 2007, 2006 and 2005, 28.3%, 26.4% and 25.2% of total income from continuing operations, respectively, was derived from service-based fee income. We believe that our advanced front line delivery systems, interactive web site with on-line banking, extensive customer information center, a broad menu of investment products and our extensive employee training programs have all contributed to the satisfaction of our customer base. Technological advances that allow us to be better and more quickly informed about our clients enable us be responsive to their financial needs with personalized service and well-designed products.
          The following table discloses the sources of our other (non-interest) income (in thousands) for 2007 and 2006, and shows each source as a percentage of total non-interest income.

	2007		2006
		% of total		% of total

OTHER INCOME:
Service fees on deposit accounts	$10,410	37.07%	$10,130	35.07%
Service fees on loans	1,499	5.34	1,635	5.66
Earnings on bank-owned life insurance	2,556	9.10	2,413	8.35
Trust fees	4,312	15.36	4,063	14.07
Investment and insurance product sales	2,868	10.21	2,942	10.18
Gain on sale of loans and other assets	39	0.14	2,380	8.24
Net gains on investment securities	632	2.25	389	1.35
Other	5,766	20.53	4,934	17.08

TOTAL OTHER INCOME	$28,082	100.00%	$28,886	100.00%

          Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) continues to be our primary source of non-interest income and increased to $24.9 million, an increase of $1.2 million, or 5.1%, when compared to $23.7 million for 2006. This increase was due primarily to the introduction of new fee-based products as well as increases in service levels, particularly ATM and debit card usage. Trust fees continue as a major source of non-interest income, as a result of continued development efforts by the Bank’s Wealth Management team. Trust fee income was directly affected by various factors, such as performance of the bond and equity markets, and by the amount of assets under management. The average market value of assets, including managed and non-managed accounts, in the trust department during 2007, 2006 and 2005 was $673.3 million, $656.0 million and $644.0 million, respectively. Sentry Trust is excluded from this discussion, as it was a discontinued operation in 2006.
          In 2007, net gains from the sale of investment securities increased by $0.2 million to $0.6 million. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate significantly from year to year. Omega generally sells only equity securities that have appreciated in value since their purchase. Equity securities are considered for sale when market appreciation has occurred, when there is no longer a business reason to hold the stock or if securities gains are desired to supplement earnings. In 2006, approximately $0.4 million in losses were incurred as a result of the liquidation of $22.0 million in tax-free municipal bonds. These sales were part of management’s ongoing strategy to improve the Corporation’s tax position.
          Similarly, other gains or losses can be realized in a given year based upon unique circumstances. In 2006, gains of $2.3 million, before tax, were recognized from the sale of three branch locations. These branches were acquired in the 2004 merger with Sun Bancorp and did not complement Omega’s long term strategy.
Other (Non-Interest) Expense
          In order to optimize earnings, Omega’s management strives to effectively monitor and control its operating expenses. Total other (non-interest) expenses from continuing operations were $58.1 million for 2007 as compared to $59.6 million for 2006, a decrease of $1.5 million, or 2.5%. As a percentage of average assets, other (non-interest) expense from continuing operations was 3.23% for 2007 as compared to 3.15% in 2006.

          The following table illustrates the composition of our other (non-interest) expenses (in thousands) for the past two years, and displays each category as a percentage of total non-interest expense:

	2007		2006
		% of total		% of total

OTHER EXPENSE:
Salaries and employee benefits	$28,667	49.35%	$29,398	49.32%
Net occupancy expense	4,266	7.34	4,318	7.24
Equipment expense	4,554	7.84	4,571	7.67
Data processing service	2,389	4.11	2,642	4.43
Pennsylvania shares tax	3,009	5.18	2,765	4.64
Amortization of intangible assets	845	1.45	882	1.48
Merger expense	765	1.32	—	—
Other	13,600	23.41	15,033	25.22

TOTAL OTHER EXPENSE	$58,095	100.00%	$59,609	100.00%

          Salaries and employee benefits are the most significant component of Omega’s non-interest expense. Salaries and benefits expense decreased in 2007 compared to 2006 due to the effects of the branch sales as well as some minor workforce reductions and consolidation of some open positions during 2006. Occupancy and equipment decreased by 0.8%, predominately due to the branch sales. Data processing costs were $2.4 million for the year representing a $0.3 million or 9.6% decrease. Pennsylvania shares tax increased to $3.0 million, an 8.8% increase, due to the inclusion of an additional year of goodwill in the assessment base of the shares tax calculation. Merger expenses are costs incurred related to the acquisition of Omega by FNB Corporation. Amortization of intangible assets relates to the Sun acquisition in 2004. Other expenses amounted to $13.6 million for a decrease of $1.4 million, or 9.5%, from the prior year, due to decreases in correspondent bank fees, professional fees and other savings on various contracted services, including information systems, courier services, and other transaction related services.
Income Taxes
          Our effective tax rate for 2007 was 23.7% on continuing operations, whereas in 2006, the effective tax rate was 23.9%, resulting from a 21.1% rate on income from continuing operations and a 35.2% tax rate on income from discontinued operations. There are several factors that have caused our effective tax rate to be less than the statutory rate. We have a significant amount of tax-exempt income. Average tax-exempt investments and loans as a percentage of average assets were 3.2%, 4.9% and 6.3% in 2007, 2006 and 2005, respectively. Tax-exempt income as a percentage of income before tax and discontinued operations was 9.2%, 13.3% and 15.9% in 2007, 2006 and 2005, respectively. Investments in low-income housing partnerships generate income tax credits, which are used to offset our income tax liability. Lastly, the investments in bank-owned life insurance (see discussion in non-interest income section) also generate tax-exempt income. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Financial Performance — 2006 vs. 2005
          Omega reported net income for the year ended December 31, 2006 of $20.4 million, representing $1.62 per diluted share, compared to $22.9 million or $1.81 per diluted share for 2005. The decline in 2006 earnings can be attributed primarily to a $3.9 million provision for loan losses, or $0.25, per diluted share after tax. The significant provision for loan losses in 2006 resulted from estimated losses related to two commercial loans.

          Summarized below are the components of net income (in thousands of dollars) and the contribution of each to return on average assets (ROA) for 2006 and 2005.

	2006		2005
		% of Average		% of Average
		Assets		Assets

Net interest income	$61,066	3.22%	$61,670	3.09%
Loan loss provision	(3,896)	(0.21)	(1,202)	(0.06)
Trust fees	4,063	0.21	4,140	0.21
Deposit service fees	10,130	0.53	9,344	0.47
Other fees	9,511	0.50	9,112	0.46
Bank-owned life insurance	2,413	0.13	2,299	0.12
Security gains	389	0.02	2,327	0.12
Gain on debt extinguishment	—	—	1,043	0.05
Gains on sale of other assets	2,380	0.13	(376)	(0.02)

Total non-interest income	28,886	1.53	27,889	1.40
Employee expense	(29,398)	(1.55)	(29,382)	(1.47)
Occupancy and equipment	(8,889)	(0.47)	(8,403)	(0.42)
Other non-interest expense	(20,440)	(1.08)	(20,771)	(1.04)
Amortization of Intangibles	(882)	(0.05)	(825)	(0.05)

Total non-interest expense	(59,609)	(3.15)	(59,381)	(2.97)
Income tax expense	(5,702)	(0.30)	(6,213)	(0.31)

Net income from continuing operations	$20,745	1.10%	$22,763	1.14%

Income from discontinued operations, net of tax	$446	0.02	$112	0.01
Loss on disposal of discontinued operations, net of tax	(760)	(0.04)	—	—

(Loss) Income from discontinued operations	$(314)	(0.02)%	$112	0.01%

Net Income	$20,431	1.08%	$22,875	1.15%

Average Assets	$1,893,973		$1,997,460
          For the year ended December 31, 2006, Omega’s net income represented a ROA of 1.08% compared to 1.15% in 2005. Omega’s return on average tangible assets, which excludes goodwill and intangibles, was 1.18% in 2006 compared to 1.25% in 2005. Omega’s management strives to attain consistently high earnings levels each year by protecting the core earnings base with conservative growth strategies that minimize shareholder risk, while serving a broad customer base. Omega considers ROA to be a key performance ratio, and continually evaluates the broad categories of the income statement that impact this profitability indicator.

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
Provision for Loan Losses
          Omega’s provision for loan losses is determined as a result of changes in the required level of the allowance for loan loss reserve. In 2006, Omega provided a provision for loan losses of $3.9 million as compared to $1.2 million in 2005. During 2006, two large commercial borrowers entered into corporate bankruptcy proceedings. One of these lending relationships, a $1.5 million facility to a water bottling company, resulted in Omega Bank ultimately selling its entire interest in this facility in the fourth quarter of 2006 after the company entered the bankruptcy process. The second borrower, a food distribution company with outstanding balances of $16.8 million as of December 31, 2006, emerged from bankruptcy reorganization in the second quarter of 2007. The majority of the 2006 provisions reflect management’s assessment of these two large commercial borrowers. During 2006, management has continued to update its evaluation of the credit and the related estimates of losses. Close monitoring and on-going evaluations of this credit continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this current estimate.
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
          Both net interest income and net interest margin are impacted by changes in interest rates, relationships between various rates and the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 (located on pages 10-11) shows average asset and liability balances, average interest rates, and interest income and expense for the period 2005 to 2007. In addition, it shows the changes attributable to the volume and rate components of net interest income.
          Net interest income for 2006 was $61.1 million, a decrease of $0.6 million, or .97%, compared to net interest income of $61.7 million for 2005. Net interest income in 2006 includes the effects of $1.0 million in lost interest of a large commercial customer. The 2006 decrease in net interest income was the result of an increase of $2.7 million due to interest rate effects and a decrease of $3.3 million due to volume and changes in the composition of our interest-earning assets. The net interest margin was 3.95% in 2006 and 3.77% in 2005. On a fully tax-equivalent basis, the net interest margin increased 15 basis points to 4.07% from 3.92% in 2005. The increase in our net interest margin was due principally to improvements in yields on our interest-earning assets, as discussed below.
          Total average loans were $1.2 billion in 2006 with an average weighted yield of 6.83% that produced $81.1 million in interest income. This represented a $75.4 million, or 6.0%, decrease in average loan balances from 2005. Much of this volume decrease can be attributed to continued competitive pressures in pricing and credit standards. However, continued runoff from a portfolio of auto loans acquired in connection with the acquisition of Sun Bancorp, Inc. in 2004 contributed $22.5 of this average decrease, while the sale of a pool of manufactured housing loans in 2005 and three branch locations in 2006 accounted for $3.8 million of the average decrease. In addition, as a tool for controlling interest rate risk, the Corporation increased its efforts in 2006 to sell new mortgage loans in the secondary market instead of adding them to the loan portfolio. The average yield on loans increased 58 basis points to 6.83% from 6.25% in 2005, which resulted in an increase of $7.0 million in interest income, while volume changes decreased interest income $4.8 million when compared to 2005. The combination of the rate, volume and mix effects resulted in an increase of $2.2 million, or 2.8%, in total loan interest. The 58 basis point increase in loan yields in 2006 is largely attributable to the higher interest rate environment in 2006 compared to 2005.
          Investment securities averaged $332.1 million, a decrease of $1.2 million, or 35%, from the average investment securities in 2005. The average weighted yield on investments increased to 3.77% from 3.37% in 2005. This increase, along with a change in investment mix, resulted in an additional $1.3 million in investment income in 2006 as compared to 2005. Interest bearing deposits and federal funds sold, as a group on average, decreased 34.5%, or $13.5 million due to reduced liquidity needs in 2006. The lower level of interest bearing deposits and federal funds sold resulted in a decrease in interest income of $0.4 million, however this decrease was offset by an increase of $.06 million due to the yield on these assets improving to 4.55% in 2006 from 2.65% in 2005.
          Total interest earning assets averaged $1.5 billion at a yield of 6.14% and produced total interest income of $94.8 million for 2006. The yield on earning assets increased by 56 basis points to 6.14% in 2006 from 5.58% in 2005. Changes in interest rates resulted in an increase of $8.6 million, or 9.4%, in interest income while volume, and mix changes decreased it $4.9 million or 5.4%.
          Total interest bearing liabilities averaged $1.3 billion at a cost of $33.7 million carrying a composite rate of 2.18%. This represented a decrease in interest bearing liabilities of 7.7%, or $109.6 million compared to 2005. The composite rate was 1.8% in 2005. Interest expense increased $5.9 million due to the higher interest rate environment in 2006. This increase was offset by a decrease of $1.7 million due to volume and mix of interest bearing liabilities. These changes resulted in a total increase of $4.2 million, or 14.3%, in interest expense.
          Non-interest bearing funding sources, including equity, averaged $572.6 million in 2006, compared to $566.5 million in 2005, for an increase of $6.1 million, or 1.1%. The rate to fund interest bearing assets increased by 49 basis points to 2.55% in 2006 from 2.06% in 2005. The increase in funding cost was the result of increased interest rates as well as competitive pressures for deposits. Partially offsetting this increased cost was the fact that a higher percentage of the earning assets were being funded by non-interest bearing funding sources in 2006 than in 2005. For 2006, this ratio was 37.1%; in 2005 it was 34.7%.
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
          Service-based fee income (fees on deposits, loans, trust services, investment and insurance products and other services) continues to be our primary source of non-interest income and increased to $23.7 million, or a 4.9% increase of $1.1 million when compared to $22.6 million for 2005. This increase was due primarily to the introduction of new fee-based products as well as increases in service charge levels. Additionally, fees from debit card and point of sale transactions generated by our business customers also increased during 2006. Trust fees continue as a major source of non-interest income, as a result of continued development efforts by the Bank’s Wealth Management team. Trust fee income was directly affected by various factors, such as performance of the bond and equity markets, and by the amount of assets under management. The average market value of assets, including managed and non-managed accounts, in the trust department during 2006, 2005 and 2004 was $656.0 million, $644.0 million and $578.0 million, respectively. Sentry Trust is excluded from this discussion, as it was a discontinued operation in 2006, 2005 and 2004.
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
          Similarly, other gains or losses can be realized in a given year based upon unique circumstances. In 2006, gains of $2.3 million, before tax, were recognized from the sale of three branch locations. These branches were acquired in the 2004 merger with Sun and did not complement Omega’s long- term strategy. Management is committed to controlling interest rate risk and occasionally will sell longer-term fixed-rate assets to reposition the balance sheet when the rate risk analysis warrants it. During the first quarter of 2005, Omega paid down $55.0 million of Federal Home Loan Bank debt that was acquired in the Sun merger. This resulted in a gain of $1.0 million due to favorable rate movements after the merger was closed. Net losses of $0.4 million on other assets sold were also realized in 2005.
Other (Non-Interest) Expense
          In order to optimize earnings, Omega’s management strives to effectively monitor and control its operating expenses. Total other (non-interest) expenses from continuing operations were $59.4 million for 2006 as compared to $59.3 million for 2005, representing a minor increase of $0.2 million, or 0.4%. As a percentage of average assets, other (non-interest) expense from continuing operations was 3.15% for 2006 as compared to 2.97% in 2005.
          Salaries and employee benefits are the most significant component of non-interest expense, and were unchanged at $29.4 million for 2006 and 2005. Salaries and benefits remained constant for the two-year period due to some minor workforce reductions, consolidation of some open positions, and reduced management bonuses. Occupancy and equipment increased by $0.5 million, or 5.8%, reflecting increased depreciation related to investments in technological upgrades. Data processing costs were $2.6 million for the year representing a $0.1 million or 4.8% increase. Pennsylvania shares tax also increased $1.0 million to $2.8 million representing a 55.3% increase, due to the inclusion of an additional year of goodwill in the assessment base to the shares tax calculation. The goodwill relates to the Sun acquisition in 2004. Other expenses amounted to $15.0 million for a decrease of $1.4 million, or 8.7%, from the prior year. Management’s emphasis on cost controls during 2006 included an internal initiative to thoroughly challenge all of its expenses, taking advantage of any opportunity to reduce costs without impairing the Corporation’s ability to effectively provide service to its customers. This cost control initiative included taking advantage of contract renewals to re-negotiate pricing, and to identify any remaining areas for cost reduction related to the Sun merger.
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
FINANCIAL CONDITION
Balance Sheet Summary
          Omega’s average assets for 2007 were $1.8 billion, as compared to $1.9 billion for 2006. This represented a $100.0 million, or 5.2%, year over year decrease due primarily to the sale of Sentry Trust, which closed in September 2006, the sale of three branch locations, which was completed late in the fourth quarter of 2006, and the sale of approximately $21.0 million of our tax-exempt investments in December 2006. Our total loans also declined by approximately $50.0 million from year-end 2006 to 2007 due to scheduled repayments and maturities in the loan portfolio coupled with limited opportunities for new loan originations that met our credit granting standards.
          During 2007, total deposits declined by approximately $45.0 million from their December 31, 2006 balance. This decrease was due to the very competitive rate environment for time deposits during 2007, with rate sensitive consumers taking advantage of aggressive pricing by local competitors.
          Our shareholders’ equity increased by approximately $9.5 million during 2007 in comparison to 2006, due to continued profitability, issuance of shares for exercise of stock options and change, net of tax, in unrealized security gains, offset by the continued dividend payout to our shareholders (74.44% dividend payout ratio in 2007) and approximately $1.0 million buyback of stock under our stock repurchase program.
          Table 2 below reflects an analysis of the sources and uses of funds for 2007 and 2006 based on average balances (in thousands):
Table 2

	2007	Increase		2006	Increase		2005
	Average	(Decrease)		Average	(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance

FUNDING USES:
Loans	$1,079,480	$(48,568)	(4.3)%	$1,128,048	$(74,559)	(6.2)%	$1,202,607
Tax-exempt loans	55,682	(3,508)	(5.9)	59,190	(858)	(1.4)	60,048
Investment securities	292,495	(5,881)	(2.0)	298,376	31,821	11.9	266,555
Tax-exempt investment securities	1,044	(32,545)	(96.9)	33,589	(32,860)	(49.5)	66,449
Trading securities	54	(56)	(50.9)	110	(126)	(53.4)	236
Interest bearing deposits	16,263	3,307	25.5	12,956	(8,681)	(40.1)	21,637
Federal funds sold	14,952	2,267	17.9	12,685	(4,854)	(27.7)	17,539

Total interest earning assets	1,459,970	(84,984)	(5.5)	1,544,954	(90,117)	(5.5)	1,635,071

Non-interest earning assets	349,857	(16,433)	(4.5)	366,290	(9,112)	(2.4)	375,402
Unrealized gains on investments	742	2,808	(135.9)	(2,066)	(4,348)	(190.5)	2,282
Less: Allowance for loan losses	(14,434)	771	(5.1)	(15,205)	90	(0.6)	(15,295)

Total uses	$1,796,135	$(97,838)	(5.2)%	$1,893,973	$(103,487)	(5.2)%	$1,997,460

	2007	Increase		2006	Increase		2005
	Average	(Decrease)		Average	(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance

FUNDING SOURCES:
Interest bearing demand deposits	$365,774	$(29,995)	(7.6)%	$395,769	$(74,523)	(15.8)%	$470,292
Savings deposits	176,068	(19,212)	(9.8)	195,280	(21,643)	(10.0)	216,923
Time deposits	528,957	(42,137)	(7.4)	571,094	4,405	0.8	566,689
Repurchase agreements	60,692	(809)	(1.3)	61,501	12,044	24.4	49,457
Other borrowed funds	91,963	(5,804)	(5.9)	97,767	(29,842)	(23.4)	127,609

Total interest bearing liabilities	1,223,454	(97,957)	(7.4)	1,321,411	(109,559)	(7.7)	1,430,970

Demand deposits	228,869	(6,636)	(2.8)	235,505	4,361	1.9	231,144
Other Liabilities	12,176	(1,511)	(11.0)	13,687	(1,123)	(7.6)	14,810
Shareholders’ equity	331,636	8,266	2.6	323,370	2,834	0.9	320,536

Total sources	$1,796,135	$(97,838)	(5.2)%	$1,893,973	$(103,487)	(5.2)%	$1,997,460

          The following sections present more detailed information on the changes in our interest earning assets and interest bearing liabilities during the past year.
Loans
          A slowdown in demand for mortgage and commercial loans and intense competition in our market made 2007 a challenging year for lending. Omega has continuously maintained tight credit standards and diligent pricing standards, which at times may adversely affect loan growth. During 2007, we experienced net decreases in our commercial, real estate, consumer and residential loan portfolios, offset in part by a net increase in our home equity loans.
          The following table summarizes the changes in loan balances (in thousands) over the last three years.

	2007	2006	2005

New loans, net of repayments	$(40,224)	$(29,700)	$(81,413)
Loans and leases sold	(1,116)	(29,588)	(30,888)
Loans charged off	(6,429)	(2,548)	(1,736)
Loans transferred to other real estate owned	(1,317)	(818)	(176)
Market value amortization	(382)	(55)	490
Other adjustments to carrying value	246	246	328

	$(49,222)	$(62,463)	$(113,395)

          Total loans outstanding at year-end 2007, net of unearned interest, decreased $49.2 million compared to year-end 2006. Average loans outstanding decreased during 2007, by approximately $52.1 million, or 4.4%. Several factors contributed to the decrease in net loans from 2006 to 2007, including:
•	Scheduled loan maturities and repayments;

•	Pay off of some non-performing loans;

•	Charge of approximately $6.0 million in commercial loans, including $4.4 million of loans to one commercial borrower;

•	Reduced new loan originations of commercial and residential loans;

•	The above decreases were offset by modest increases in commercial real estate and home equity loans; and

•	New loan production in all categories was limited in 2007 due to the aggressive level of competition in both pricing and credit standards in Omega’s market areas.
          In December 2006, management announced the formation of “Omega Financial Mortgage Solutions, LLC”, a joint venture with American Home Bank, which became fully operational in the first quarter of 2007. The purpose of the joint venture is to increase our competitiveness in the residential lending business and to increase the origination of residential mortgage loans in Omega’s market areas. Most of the new loans generated are not held in Omega’s loan portfolio. However, these originations are an additional source of fee-based income.

          Omega’s lending strategy stresses quality growth, diversified by product and industry. A standardized credit policy is in place throughout the Corporation, and a credit committee reviews all large loan requests prior to approval. Omega’s commercial and consumer lenders make credit judgments based on a customer’s existing debt obligations, ability to pay and general economic trends.
          Management monitors the activity within the loan portfolio very carefully and strives to be competitive within its market for both commercial and residential real estate loans. Omega intends to actively pursue growth in each of the loan categories again during 2008. Competition will continue to play a key role in pricing decisions to maintain and build new loan volumes.
          Lending activities have inherent risks associated with them, such as the potential risk of loans becoming past due, non-performing or, ultimately, uncollectible or charged-off loans. Omega attempts to manage this risk through credit approval standards, as discussed above, and aggressive monitoring and collection policies.
Allowance for Loan Losses
          An allowance for loan losses (the allowance) is maintained in order to absorb probable losses on existing loans. An annual provision is recorded to current earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the reserve. The allowance for loan losses at December 31, 2007 was 1.17% of total loans, net of unearned interest, as compared to 1.51% of total loans, net of unearned interest at the end of 2006. The allowance decreased $4.5 million when compared to December 31, 2006. Net charge-offs for 2007 and 2006 were 0.57% and 0.16%, respectively of average loans. Net charge-offs were $6.4 million in 2007, an increase of $4.5 million over the net charge-offs in 2006. The increase in net charge offs in 2007 relates primarily to $4.4 million in loans charged off as part of the bankruptcy reorganization of one commercial borrower.
Change in Allowance for Loan Losses
(In thousands)

	2007	2006
Allowance for loan loss, beginning of period	$17,344	$15,482
Provision	2,155	3,896
Allocated to assets held for sale	—	(136)
Reclassification of off balance sheet liability	(184)
Net charge-offs	(6,429)	(1,898)

Allowance for loan loss, end of period	12,886	17,344

Change in allowance for loan losses	$(4,458)	$1,862

          At December 31, 2007, the allowance for loan losses as a percentage of non-performing loans (consisting of non-accrual loans, accruing loans past due 90 days or more and restructured loans) was 45.4% as compared to 74.3% at December 31, 2006. Of the $28.4 million of non-performing loans at December 31, 2007, $6.1 million are collateralized with real estate, and $22.3 million are collateralized with other assets (e.g., receivables, inventory, etc.).
          Non-performing loans were 2.6% of loans as of December 31, 2007, and 2.0% of loans as of December 31, 2006. The increase in non-performing loans in 2007 was due primarily to one commercial borrower, who is operating under bankruptcy protection, with loans totaling $15.1 million placed on non-accrual status. Loans in this relationship have been allocated a $1.8 million specific loan loss reserve on December 31, 2007 and $5.3 million on December 31, 2006.

Table 3
Non-Performing Loans

	December 31,
	2007	2006	2005	2004	2003

Non-accrual loans	$21,510	$21,001	$6,562	$5,220	$2,588
Accruing loans past due 90 days or more	6,891	2,327	2,616	2,667	607
Restructured Loans	—	—	—	220	223

Total non-performing loans	$28,401	$23,328	$9,178	$8,107	$3,418

          Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full and timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be well secured and fully collectible as to both principal and interest.
          The amount of allowance for loan losses is determined through a critical quantitative and qualitative analysis performed by management. This process includes the use of significant assumptions and estimates. The allowance must be maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. Critical to this analysis is any change in observable trends that may be occurring relative to loans, to assess potential credit weaknesses.
          Management systematically monitors the composition and quality of the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis in order to provide for probable losses inherent in the portfolio. Omega’s methodology for maintaining the allowance is highly structured and incorporates several key elements:
•	Historical trends: Average historical net charge-offs, over a five-year period, are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance as part of management’s estimate of inherent probable loss.

•	Individual loan performance: Management identifies and maintains a list of its high-risk loans called a “watch list.” These loans are individually assigned a risk-rating grade because the loan has not performed according to payment terms or the credit has deteriorated and there is reason to believe that repayment of the loan principal in whole or part is unlikely. The specific portion of the allowance for these loans is the total amount of potential unconfirmed losses for these individual loans.

•	General economic environment: Current economic factors and business trends relative to specific types of loans are assessed. Omega’s lending is concentrated within central Pennsylvania and accordingly the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates.

•	Other relevant factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if additional reserve is warranted, and if so, management assigns a percentage to the loan category. Such factors consist of:
o	Credit concentration: Omega’s loans are classified in accordance with the North American Industry Classification System (NAICS). Any group’s total that exceeds 25% of Omega’s risk based capital is considered to be a credit concentration, and as such, is determined to have an additional level of associated risk;

o	Changes in loan volumes;

o	Delinquency and non-accrual trends; and

o	Policy and procedure changes.

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
          The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans as of December 31 for the last five years:

	Allocation of the Allowance for Loan Losses
	2007	2006	2005	2004	2003

Commercial, financial and agricultural	$5,194	$7,109	$5,983	$6,048	$3,954
Real estate—commercial	5,270	7,326	4,624	4,073	3,486
Real estate—construction	286	322	219	206	181
Real estate—mortgage	486	980	1,420	1,725	1,264
Home equity	679	723	1,504	1,309	998
Personal	867	800	1,586	2,155	685
Lease financing	104	84	146	128	1

Total Allowance for Loan Losses	$12,886	$17,344	$15,482	$15,644	$10,569

	Percent of Loan Type to Total Loans
	2007	2006	2005	2004	2003

Commercial, financial and agricultural	18.7%	21.8%	22.3%	20.5%	14.1%
Real estate—commercial	39.8%	37.5%	38.4%	37.7%	43.0%
Real estate—construction	2.3%	1.9%	1.8%	1.9%	2.2%
Real estate—mortgage	17.7%	18.9%	20.0%	20.9%	25.1%
Home equity	15.4%	14.3%	11.3%	10.0%	11.5%
Personal	3.7%	4.0%	5.2%	8.1%	4.1%
Lease financing	2.4%	1.6%	1.0%	0.9%	0.0%

Total Allowance for Loan Losses	100.0%	100.0%	100.0%	100.0%	100.0%

          At December 31, 2007, $1.8 million of the loan loss reserve was specifically allocated to one large commercial borrower. This is down from the $5.3 million of the loan loss reserve that was specifically allocated to this borrower at December 31, 2006, primarily due to the $4.4 million charge-off of loans related to this borrower during 2007. Omega has estimated and provided for probable losses on this remaining $15.1 million credit. However, close monitoring and on-going evaluation of this credit continues. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this current estimate.

          Omega has 16 credit relationships with exposure individually greater than $10.0 million. The total outstanding loan exposure to these 16 commercial customers at December 31, 2007 was $224.7 million. These loans are all secured with real estate, accounts receivable, inventory or marketable collateral. Two of the credit facilities required specific allocations of the allowance for loan losses at year-end, including the previously mentioned $15.1 million credit as well as a $0.3 million allocation for a $15.8 million credit.
Investments
          Total investments are defined as all interest earning assets except loans, and include investment securities available for sale (at market value), investment securities held to maturity, trading securities, federal funds sold, interest bearing deposits and other interest-earning assets. Investments totaled $343.6 million on December 31, 2007, representing an increase of $25.9 million from year-end 2006.
          The following table summarizes how the ending balances (in thousands) changed as of December 31 for each of the last three years:

	2007	2006	2005	2004

Purchases of investment securities	$124,129	$95,053	$147,487	$112,733
Sales and maturities of investment securities	(143,142)	(146,134)	(113,278)	(234,148)
Adjustment in market value of AFS securities	3,291	2,367	(7,310)	(2,590)
Amortization/Accretion	469	(747)	(1,523)	(1,946)
Trading account, net change	13	(420)	468	—
Federal funds sold, net change	41,750	—	(36,350)	18,500
Interest bearing deposits with others, net change	(600)	3,165	(22,214)	18,118

	$25,910	$(46,716)	$(32,720)	$(89,333)

          On average, investments decreased by $30.1 million, or 8.5%, during 2007, after decreasing by $14.7 million, or 3.9%, during 2006. The 2007 and 2006 decreases were primarily due to the sale of a significant portion of the municipal securities in the fourth quarter of 2006.
          The investment area is managed according to internally established guidelines and quality standards. Omega segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Omega classifies all marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2007, the market value of the entire securities portfolio exceeded its amortized cost by $3.8 million as compared to December 31, 2006 when the market value was greater than its amortized cost by $0.5 million. The weighted average maturity of the investment portfolio was 1 year and 8 months as of December 31, 2007 as compared to 1 year and 5 months at the end of 2006. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5 (located on page 32) shows the remaining maturity or earliest possible re-pricing of investment securities.
Non-interest earning assets
          Non-interest earning assets on average decreased $12.9 million or 3.7%, in 2007 and decreased $13.4 million, or 3.7%, in 2006. The sale of Sentry and three branch offices significantly impacted the decrease in non-interest earning assets during 2006.

          The following table summarizes how ending balances, including balances of discontinued operations has changed annually in each of the last three years (in thousands):

	2007	2006	2005

Cash and due from banks	$2,721	$31	$8,317
Premises and equipment, net	(1,754)	(7,530)	2,882
Other real estate owned	912	(444)	(2,126)
Bank-owned life insurance	(558)	1,197	2,299
Investment in limited partnerships	(763)	(849)	(1,993)
Intangible assets	(846)	(2,532)	(7,468)
Goodwill	180	(1,617)	4,045
Other receivables and prepaid expenses	(3,297)	(18,721)	(2,595)

Net change in non-earning assets	$(3,405)	$(30,465)	$3,361

Deposits
          For the year 2007, total deposits decreased $44.9 million. The primary reason for the decrease in deposits is due to management’s decision to not pursue an aggressive pricing strategy for deposits due to limited loan demand. Competition for deposits in our market area was especially strong during 2007, and management chose not to aggressively price our deposit products in order to attract or retain deposits. While this resulted in some reduction in the amount of time and money market deposits, we also realized an increase in our non-interest earning account balances. This provides an opportunity to introduce new customers to other services that we offer, and has contributed to the increase in fee income from deposit accounts.
          The following table summarizes how the ending balances changed annually in each of the last three years (in thousands):

	2007	2006	2005

Demand deposits	$3,613	$(4,348)	$8,275
Interest bearing demand deposits	(21,528)	(46,888)	(59,701)
Savings deposits	(9,310)	(27,407)	(13,296)
Time deposits, $100,000 and greater	(665)	(1,857)	(7,837)
Time deposits, other	(17,004)	(16,267)	(6,993)

Net change in deposits	$(44,894)	$(96,767)	$(79,552)

          The following table summarizes deposits sold as part of branch sales in 2006;

Demand deposits	$3,334
Interest bearing demand deposits	3,919
Savings deposits	3,274
Time deposits, $100,000 and greater	3,076
Time deposits, other	19,482

$33,085

          Average deposits decreased $98.0 million, or 7.0%, to $1.3 billion in 2007 as compared to a decrease in 2006 of $87.4 million, or 5.9%, to $1.4 billion. The decrease was due primarily to the sale of three branches that occurred in 2006 and some deposit run-off.

          Management analyzes the core deposit intangible asset recorded related to the Sun acquisition on a quarterly basis. No impairment of the core deposit intangible asset exists as estimated runoff in the acquired deposit accounts exceeded the actual experience noted above.
          In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services “within our own walls,” we have supplemented the services traditionally offered by our Trust Department by staffing our community offices with financial services consultants and representatives. These individuals are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services, long term care insurance and other financial products. Although the sale of these products can reduce the Bank’s deposit levels, we have been rewarded with satisfied customers and significant increases in non-interest fee income.
          Many of our customers still require the comfort of insured deposits and local familiarity that our bank continues to offer and this is the primary consideration for the majority of our depositors. During the low interest rate environment of the past few years, many customers chose to shift their funds to more liquid transaction accounts from time deposits. However, in 2007, as interest rates on deposits began to increase, customers have become more rate focused and are now more willing to shift some funds back to time deposits. As a result, competitive pricing pressures on deposit pricing have increased in 2007, and are expected to continue in 2008.
          The following table shows the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years:
Table 4
Changes in Deposits
($ in thousands)

	2007			2006			2005
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance

Interest bearing demand deposits	$365,774	$(29,995)	(7.6)%	$395,769	$(74,523)	(15.8)%	$470,292
Savings deposits	176,068	(19,212)	(9.8)	195,280	(21,643)	(10.0)	216,923
Demand deposits	228,869	(6,636)	(2.8)	235,505	4,361	1.9	231,144

Total core (transaction) accounts	770,711	(55,843)	(6.8)	826,554	(91,805)	(10.0)	918,359
Time deposits, $100,000 and greater	88,960	(8,398)	(8.6)	97,358	556	0.6	96,802
Time deposits, other	439,997	(33,739)	(7.1)	473,736	3,849	0.8	469,887

Total time deposits	528,957	(42,137)	(7.4)	571,094	4,405	0.8	566,689

Total deposits	$1,299,668	$(97,980)	(7.0)%	$1,397,648	$(87,400)	(5.9)%	$1,485,048

Other Interest Bearing Liabilities
          Omega’s average balances for other interest bearing liabilities, including repurchase agreements and other borrowed funds, increased in 2007 compared to 2006. Average repurchase agreements decreased $0.8 million in 2007 as compared to 2006, as commercial customers continue to search for better alternatives for investing excess funds.

Shareholders’ Equity
          During 2007, total shareholders’ equity increased by $9.5 million. The following table summarizes how the components of equity changed annually in each of the last three years (in thousands):

	2007	2006	2005

Net income	$21,097	$20,431	$22,875
Dividends	(15,674)	(15,639)	(15,651)
Stock options exercised	1,985	4,040	1,904
Repurchase of stock	(960)	(4,194)	(1,984)
Net change in unrealized security gains, net of tax.	2,140	1,539	(4,752)
Amortization of unearned compensation	859	266	249
Other	91	278	110

Net change in Shareholders’ Equity	$9,538	$6,721	$2,751

          Shareholders’ equity continued to be an important funding source during 2007, providing an average balance of $331.6 million, as compared to the $323.3 million provided in 2006. Dividend payout ratios on the common stock were 74.44% for 2007, 76.59% for 2006 and 68.30% for 2005. Shareholder’s equity has been increased as a result of the exercise of employee stock options and employee stock purchase plan options and continued profitability. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale increased average equity by $1.8 million in 2007 decreased it by $1.3 million in 2006 and increased it by $1.5 million in 2005. At December 31, 2007, Omega held 234,616 shares of stock in treasury at a cost of $7.1 million versus 200,669 shares of stock in treasury at a cost of $6.2 million at December 31, 2006. The increase in treasury stock is the result of the Omega stock repurchase program which continued in effect during 2007 (see Note 15 of Notes to Consolidated Financial Statements for further information).
          Omega maintained its return to shareholders by paying dividends of $1.24 per common share for 2007, 2006 and 2005.
          Omega’s book value per share at December 31, 2007 was $26.43 and on a tangible book basis it was $13.37. The tangible book value excludes goodwill and intangible assets that resulted from the Sun merger in 2004. At December 31, 2006, book value per share was $25.76 and tangible book basis was $12.61.
          Federal banking regulators have established capital adequacy requirements for banks based on risk factors. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2007 and 2006, Omega’s Tier I capital ratio was 18.9% and 17.6%, respectively, and its Total capital ratio was 20.1% and 18.9%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2007 and 2006, Omega’s leverage ratio was 13.5% and 12.3%, respectively, against a required leverage ratio of 4% (see Note 23 of Notes to the Consolidated Financial Statements).
          Omega’s equity to assets ratio for 2007, 2006 and 2005 was 18.71%, 17.91% and 16.42%, respectively.
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
          Economic simulation involves management simulating possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on Omega’s net interest income is simulated by moving interest rates up and down at 100 basis point increments. These simulations are known as rate shocks.
          As the table below indicates, based on rate shock simulations, the Corporation is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2007 was $0.4 million or 0.66%, of net interest income, compared to $1.0 million, or 1.60%, of net interest income at risk as of December 31, 2006. Omega’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.
Effect of Interest Rate Risk on Net Interest Income
($ in thousands)

Change in	Change		Change	Total Change
Interest	Due to Re-	Change	Due to	Due to
Rates (Basis	Pricing	Due to	Customer	Interest Rate
Points)	Risk	Basis Risk	Options	Risk
300	$1,093	$(18)	$42	$1,117
200	767	(38)	29	758
100	361	3	16	380
0	0	0	0	0
-100	(366)	(3)	(35)	(404)
-200	(761)	(5)	(86)	(852)
-300	(1,151)	(7)	(123)	(1,281)
          Omega’s interest rate risk position is directly related to the preference of our customers for fixed rate loans and shorter-term deposits. If customer preferences change, the same effects could be obtained by changing investment, lending, funding or pricing strategies; however, these strategies could reduce liquidity or require maintaining additional capital.
          In addition to determining the impact on net interest income from various interest rate changes, the same analysis is applied to determine the change that interest rate movements would have on Omega’s economic value of equity (EVE). The EVE provides an indicator of economic value and is computed by discounting all contractual future cash flows at current market rates. The effect that changing interest rates has on Omega’s EVE is simulated by moving interest rates up and down at 100 basis point increments. This provides management with information necessary to analyze long-term interest rate risk. Management can limit long-term interest rate risk, but it is generally at the expense of short-term earnings, which can cause more volatility in the short term. At December 31, 2007, Omega’s EVE was within the guidelines established by management and the Board of Directors. The table below summarizes the results of rate shocks showing the effect that interest rate risk has on economic value of equity as of December 31, 2007.

Effect of Interest Rate Risk on Economic Value of Equity
($ in thousands)

Change in	Change		Change	Total Change
Interest	Due to	Change	Due to	Due to
Rates (Basis	Repricing	Due to	Customer	Interest Rate
Points)	Risk	Basis Risk	Options	Risk
300	$(30,213)	$31,873	$3,047	$4,707
200	(20,597)	22,088	2,179	3,670
100	(10,308)	11,480	1,047	2,219
0	0	0	0	0
-100	12,547	(12,402)	(3,697)	(3,552)
-200	25,262	(25,775)	(7,404)	(7,917)
-300	38,952	(40,167)	(10,901)	(12,116)
Repricing Risk
          Repricing risk arises from differences between the timing of rate changes and the timing of cash flows that occur in the pricing and maturity of assets and liabilities. The static gap analysis is one of the tools used to measure and manage repricing risk. By managing gap, fluctuations in net interest income can be minimized, thereby achieving consistent growth in net interest income during periods of changing interest rates. Table 5 (located on page 32) shows the period and cumulative static gaps for various time intervals as of December 31, 2007. The data in this table is based upon the earliest possible repricing dates or maturity, whichever comes first. Core deposit accounts, defined as interest bearing demand deposits and certain savings accounts are considered to have repricing implications of various intervals between one month and five years. The gap analysis is used as an indicator of what may happen to net interest income if interest rates rise or fall. On a cumulative basis, over the next twelve months, Omega is in a negative gap position of $145.3 million at December 31, 2007, indicating more interest-bearing liabilities than earning assets will reprice during that period. As a result of the low interest rate environment of the past several years, the level of our gap and interest rate risk positions has been affected by both the extension of our loan portfolio, which reflects our customers’ preference for fixed rates, and the shortening of our deposit base as customers continue to prefer transaction accounts or shorter-term certificates.
          As of December 31, 2007, should interest rates rise by 100 basis points immediately and Omega’s balances do not grow and the mix does not change, repricing risk would cause net interest income to increase over the next twelve months by $0.3 million. If interest rates would decline by 100 basis points immediately, repricing risk would cause net interest income to decrease by $0.4 million over the next twelve months.
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

Effect of Basis Risk on Net Interest Income
($ in thousands)

Change in
Interest Rates	Change Due to	Change Due to	Change Due to
(Basis Points)	Prime Basis Risk	Treasury Basis Risk	Total Basis Risk
300	$7,022	($7,040)	$(18)
200	4,681	(4,719)	(38)
100	2,340	(2,337)	3
0	0	0	0
-100	(2,340)	2,337	(3)
-200	(4,681)	4,676	(5)
-300	(7,021)	7,014	(7)
          The table above indicates the results of changes in the prime rate or treasury rates, keeping all other interest rates unchanged. If the prime rate would increase by 100 basis points, and all other rates remained unchanged, this analysis indicates that the Corporation’s net interest income would increase by $2.3 million and economic value of equity would decrease by $5.9 million. The Corporation’s prime basis risk has stabilized over the last several years as a result of customer preference for fixed rate loans and the fact that the Corporation has increasingly indexed variable rate loans to rates other than the prime rate. If all points on the treasury curve would increase 100 basis points and all other rates remained unchanged, this analysis indicates that the Corporation’s net interest income would decrease $2.4 million and economic value of equity would increase $17.4 million. This change can be attributed to the fact that most deposit rates are indexed to the treasury curve; therefore, an increase in treasury rates would increase interest expense more than interest income.
Effect of Basis Risk on Economic Value of Equity
($ in thousands)

Change in
Interest Rates	Change Due to	Change Due to	Change Due to
(Basis Points)	Prime Basis Risk	Treasury Basis Risk	Total Basis Risk
300	$(16,902)	$48,775	$31,873
200	(11,510)	33,598	22,088
100	(5,882)	17,362	11,480
0	0	0	0
-100	6,153	(18,555)	(12,402)
-200	12,597	(38,372)	(25,775)
-300	19,352	(59,519)	(40,167)
Customer Option Risk
          Customer option risk arises when a customer has the right to alter the level and timing of cash flows of an asset or liability. Prepayment options on loans and early withdrawal of deposits are two of the most common types of customer options. In a rising rate environment, the Corporation’s interest rate risk is increased as customers transfer deposits from products with lower interest rates to accounts or other products that offer higher interest rates. In a declining rate environment, the Corporation’s interest rate risk is increased when a customer prepays or refinances their loan in order to take advantage of the lower rate environment. Prepayment levels are dependent on several factors including the current interest rate environment, the interest rate on the loan as well as other contractual provisions of the loan. The Corporation analyzed the effects of customer options on net interest income and EVE by using interest rate shocks that include the effect of estimated prepayments on our mortgage portfolio. Mortgage prepayment levels were determined by using estimated prepayments of mortgage-backed securities with similar maturity and rate characteristics as the Corporation’s mortgage portfolio. Customer options resulting from a 100 basis point decrease in interest rates would cause net interest income to decrease $.04 million and economic value of equity to decrease $3.7 million.

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
2. If adverse publicity were released about the industry or the Corporation, what is the ability of Omega to meet depositor needs? This would be the run on the bank or worst-case scenario.
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
          The short-term liabilities are deducted from the liquid assets to determine a surplus or deficit and a percentage of total assets are determined. At December 31, 2007, total liquid assets were $286.8 million while short-term liabilities were $126.3 million This left a surplus of liquid assets of $160.5 million, or 9.0%, of total assets.
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
          If required due to unforeseen circumstances, Omega has the ability to increase its liquidity through the sale of assets, primarily financial instruments. As disclosed in Note 19 of Notes to the Consolidated Financial Statements, Omega’s total financial assets at December 31, 2007 have a fair value in proximity to their aggregate book value; therefore, some of these instruments could be sold if needed for liquidity purposes and their sale would not significantly affect current earnings or capital.
          In addition, liquidity can also be provided from off-balance sheet sources. At December 31, 2007, Omega had unsecured federal funds lines totaling $73.5 million. At December 31, 2007, Omega had no borrowings outstanding against these federal funds lines. Another source of liquidity is the Federal Reserve Discount Window. Omega is able to borrow up to 85% of the amount of mortgage collateral pledged and 100% of the market value of investment securities pledged. As of December 31, 2007 the Discount Window provided $16.1 million in additional borrowing capacity. The Corporation does not consider either of these to be a source of long-term liquidity; rather, they are used to cover short-term fluctuations in liquidity.
          The Corporation is also a member of the Federal Home Loan Bank of Pittsburgh (FHLB), which provides overnight or term funding to the bank with a borrowing limit of $67.4 million. This borrowing limit could be increased to a maximum amount of $567.3 million with the purchase of additional FHLB stock. These borrowings are secured by investment securities and first mortgage residential real estate loans. At December 31, 2007, Omega had $31.4 million outstanding in term loans (See Note 10 of Notes to the Consolidated Financial Statements).
          The Corporation’s primary source of long-term liquidity is a large core deposit base and a strong capital position. Another measure of liquidity is the average loan to deposit ratio. This ratio was 85.12% at December 31, 2007 and 85.61% at December 31, 2006. Management’s target range for this ratio is 70% to 85%. Management believes that Omega has a relatively stable deposit base with no major seasonal depositor or group of depositors.

However, management recognizes that a significant risk to liquidity is the level and mix of deposits. Due to the uncertain rate environment over the past year, customers have shifted funds from longer-term deposits and other alternative investments, into liquid core accounts and short-term certificates. Continued increases in interest rates, improved economic activity and confidence in the stock market may result in depositors shifting funds back to longer-term deposits or other alternative investments. This could require the Corporation to replace those funds with higher cost borrowings in the future.
Off-Balance Sheet Arrangements, Contractual Obligations and Commitments
          Off-Balance Sheet Arrangements — The Corporation has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers. These include commitments to extend credit, unused lines of credit as well as standby letters of credit. (See Note 20 of Notes to the Consolidated Financial Statements) Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation does not expect that these commitments will have an adverse effect on its liquidity position.
          Contractual Obligations — Presented below are the significant contractual obligations of the Corporation as of December 31, 2007, in thousands of dollars. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

			Payments Due in
	Note		Less Than	One to	Three to	More Than
	Reference	Total	One Year	Three Years	Five Years	Five Years

Certificates of deposits (a)	9	$548,853	$409,045	$94,512	$45,166	$130
Other deposits (b)		692,648	692,648	—	—	—
Other interest-bearing liabilities		843	843
Federal funds borrowed and security repurchase agreements (a)	10	73,455	73,455	—	—	—
Borrowed funds (a)	10	5,042	5,042	—	—	—
Junior subordinated debentures (a)	11	153,753	3,955	7,909	7,909	133,980
Long-term debt (a)	10	29,336	2,798	24,780	1,668	90
Operating lease obligations	12	1,654	504	515	171	464
Supplemental executive retirement plan	18	4,352	282	670	666	2,734
Purchase obligations third party data processor contract	22	10,712	2,472	4,944	3,296	—

Total		$1,520,648	$1,191,044	$133,330	$58,876	$137,398

(a)	Includes interest on both fixed and variable rate obligations. The interest associated with variable rate obligations is based upon interest rates in effect at December 31, 2006. The contractual amounts to be paid on variable rate obligations are affected by changes in market interest rates. Future changes in market interest rates could materially affect the contractual amounts to be paid.

(b)	Excludes interest

Table 5
Maturity Distribution as of December 31, 2007
(In thousands)
Remaining Maturity/Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest-bearing deposits	$11,373	$100	$—	$—	$—	$11,473
Federal funds sold	41,750	—	—	—	—	41,750
Investment securities:
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations	12,972	22,317	16,384	128,458	—	180,131
Obligations of state and political subdivisions	—	398	461	2,405	—	3,264
Corporate and other securities	686	611	753	360	192	2,602
Mortgage-backed securities	5,559	5,629	11,455	60,352	—	82,995
Stocks	—	—	—	—	19,649	19,649
Investment in unconsolidated subsidiary	—	—	—	—	1,625	1,625
Trading account assets	61	—	—	—	—	61
Loans:
Commercial, financial, and agricultural	101,349	18,405	20,055	60,169	6,452	206,430
Interest rate swap agreements (notional value)						—
Real estate — commercial	128,349	24,094	43,803	210,546	32,245	439,037
Real estate — construction	18,455	976	1,541	1,555	3,074	25,601
Real estate — mortgage	7,127	8,030	17,790	100,694	61,999	195,640
Home equity	33,308	4,043	8,040	59,229	65,294	169,914
Personal (net of unearned discount)	13,568	3,257	5,680	16,894	742	40,141
Lease financing (net of unearned interest)	45	113	612	25,352	285	26,407

Total Interest Earning Assets	374,602	87,973	126,574	666,014	191,557	1,446,720

Interest Bearing Liabilities
Demand deposits	148,695	—	—	202,780	—	351,475
Savings deposits	66,215	—	34,738	66,215	—	167,168
Certificates of deposit over $100,000	26,211	17,891	29,678	18,646	—	92,426
Time deposits	109,103	92,014	128,528	104,083	124	433,852
Short-term borrowings	73,449	5,000	—	—	—	78,449
Junior subordinated debt	124	125	249	38,186	17,011	55,695
Long-term debt	375	381	780	24,819	79	26,434
Other interest bearing liabilities	843	—	—	—	—	843

Total Interest Bearing Liabilities	425,015	115,411	193,973	454,729	17,214	1,206,342

Gap	$(50,413)	$(27,438)	$(67,399)	$211,285	$174,343	$240,378

Cumulative Gap	$(50,413)	$(77,851)	$(145,250)	$66,035	$240,378

Cumulative sensitivity ratio	0.88	0.86	0.80	1.06	1.20
Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$28,149	$6,452	$34,601
Variable interest rates				32,020	—	32,020

Total				$60,169	$6,452	$66,621

Report of Independent Registered Public Accounting Firm
Report on Consolidated Financial Statements
The Shareholders and Board of Directors
Omega Financial Corporation
We have audited the accompanying consolidated balance sheets of Omega Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Financial Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, in 2006 Omega Financial Corporation changed its method of accounting for compensation expense related to stock-based awards in accordance with Financial Accounting Standards Board Statement No. 123(R), Share Based Payment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Omega Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2008 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 12, 2008

Report of Independent Registered Public Accounting Firm
Report on Effectiveness of Internal Control Over Financial Reporting
The Board of Directors and Shareholders of Omega Financial Corporation
We have audited Omega Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Omega Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of Omega Financial Corporation’s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions for the preparation of Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Omega Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Omega Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 and our report dated March 12, 2008 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 12, 2008

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
Management assessed the effectiveness of Omega’s internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2007, Omega’s system of internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Ernst & Young LLP, an independent registered public accounting firm, audited the consolidated financial statements included in this annual report and issued an attestation report on Omega’s internal control over financial reporting.

/s/ Donita R. Koval	/s/ Daniel L. Warfel

Donita R. Koval	Daniel L. Warfel
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

State College, Pennsylvania
March 12, 2008

Omega Financial Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2007	2006

ASSETS
Cash and due from banks	$58,946	$56,225
Interest bearing deposits with other banks	11,473	12,073
Federal funds sold	41,750	—
Trading securities	61	48
Investment securities available for sale	276,525	291,807
Other investments	12,116	12,087
Investment in unconsolidated subsidiary	1,625	1,625
Loans held for sale	414	204
Total portfolio loans	1,102,756	1,152,188
Less: Allowance for loan losses	(12,886)	(17,344)

Net portfolio loans	1,089,870	1,134,844
Premises and equipment, net	29,107	30,861
Other real estate owned	1,424	512
Bank-owned life insurance	75,783	76,341
Investment in limited partnerships	5,000	5,763
Core deposit intangibles	4,905	5,641
Other intangibles	975	1,085
Goodwill	159,567	159,387
Other assets	19,559	27,315

TOTAL ASSETS	$1,789,100	$1,815,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$235,948	$232,335
Interest bearing	1,044,921	1,093,428

Total deposits	1,280,869	1,325,763
Short-term borrowings	78,449	65,712
ESOP debt	—	1,481
Junior subordinated debentures	55,695	56,193
Long-term debt	26,434	27,877
Other interest bearing liabilities	843	858
Other liabilities	12,061	12,723

TOTAL LIABILITIES	1,454,351	1,490,607

Shareholders’ Equity
Preferred stock, par value $5.00 per share:
Authorized - 5,000,000 shares, none issued
Common stock, par value $5.00 per share:
Authorized - 25,000,000 shares; Issued -
12,900,229 shares at December 31, 2007;
12,823,471 shares at December 31, 2006;	64,517	64,133
Outstanding -
12,665,613 shares at December 31, 2007;
12,622,802 shares at December 31, 2006;
Capital surplus	104,750	103,149
Retained earnings	170,167	164,653
Accumulated other comprehensive income	2,453	313
Unearned compensation related to ESOP debt	—	(859)
Cost of common stock in treasury:
234,616 shares at December 31, 2007;	(7,138)
200,669 shares at December 31, 2006;		(6,178)

TOTAL SHAREHOLDERS’ EQUITY	334,749	325,211

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,789,100	$1,815,818

The accompanying notes are an integral part of these statements

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	December 31,
	2007	2006	2005
INTEREST INCOME:
Interest and fees on loans	$78,914	$81,103	$78,907
Interest and dividends on investment securities	13,686	12,518	11,231
Other interest income	1,378	1,166	1,037

TOTAL INTEREST INCOME	93,978	94,787	91,175
INTEREST EXPENSE:
Interest on deposits	26,593	25,966	21,691
Interest on short-term borrowings	2,536	2,731	2,336
Interest on long-term debt and other interest bearing liabilities	5,024	5,024	5,478

TOTAL INTEREST EXPENSE	34,153	33,721	29,505

NET INTEREST INCOME	59,825	61,066	61,670
Provision for loan losses	2,155	3,896	1,202

INCOME FROM CREDIT ACTIVITIES	57,670	57,170	60,468
OTHER INCOME:
Service fees on deposit accounts	10,410	10,130	9,344
Service fees on loans	1,499	1,635	1,380
Earnings on bank-owned life insurance	2,556	2,413	2,299
Trust fees	4,312	4,063	4,140
Investment and insurance product sales	2,868	2,942	3,051
Gain on the early extinguishment of debt	—	—	1,043
Gain (loss) on sale of loans and other assets	39	2,380	(376)
Net gains on the sale of investment securities	632	389	2,327
Other	5,766	4,934	4,681

TOTAL OTHER INCOME	28,082	28,886	27,889
OTHER EXPENSE:
Salaries and employee benefits	28,667	29,398	29,382
Net occupancy expense	4,266	4,318	4,208
Equipment expense	4,554	4,571	4,195
Data processing service	2,389	2,642	2,521
Pennsylvania shares tax	3,009	2,765	1,780
Amortization of intangible assets	845	882	825
Merger expense	765	—	—
Other	13,600	15,033	16,470

TOTAL OTHER EXPENSE	58,095	59,609	59,381

Income before income taxes and discontinued operations	27,657	26,447	28,976
Income tax expense	6,560	5,702	6,213

Income from continuing operations	21,097	20,745	22,763
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of tax	—	446	112
Loss on disposal of discontinued operations, net of tax	—	(760)	—

Loss from discontinued operations	—	(314)	112

NET INCOME	$21,097	$20,431	$22,875

Net income per common share
Basic	$1.67	$1.62	$1.82
Diluted	$1.67	$1.62	$1.81
Net income per common share from continuing operations
Basic	$1.67	$1.65	$1.81
Diluted	$1.67	$1.65	$1.80

	December 31,
	2007	2006	2005
Net income (loss) per common share from discontinued operations
Basic	$0.00	($0.02)	$0.01
Diluted	$0.00	($0.02)	$0.01
Weighted average shares and equivalents
Basic	12,631	12,577	12,601
Diluted	12,643	12,610	12,645
Dividends declared per share Common	$1.24	$1.24	$1.24
The accompanying notes are an integral part of these statements.

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands, except per share data)

	Years Ended December 31, 2005 and 2006, 2007
				Accumulated		Cost of
				Other	Unearned	Common
	Common	Capital	Retained	Comprehensive	Compen-	Stock In
	Stock	Surplus	Earnings	Income	sation	Treasury	Total

Balance at December 31, 2004	$62,968	$98,370	$152,249	$3,526	$(1,374)	$—	$315,739
Comprehensive income:
Net income			22,875
Change in unrealized securities gains, net				(4,752)
Total comprehensive income							18,123
Common dividends declared — $1.24 per share			(15,651)				(15,651)
Amortization of unearned compensation					249		249
Tax benefit from employee stock options			70				70
Tax benefit from dividends paid to ESOP on unallocated common stock			40				40
Purchase of treasury stock						(1,864)	(1,864)
Employer stock held in Rabbi Trusts						(120)	(120)
Exercised employee stock options	400	1,504					1,904

Balance at December 31, 2005	63,368	99,874	159,583	(1,226)	(1,125)	(1,984)	318,490
Comprehensive income:
Net income			20,431
Change in unrealized securities gains, net				1,539
Total comprehensive income							21,970
Common dividends declared — $1.24 per share			(15,639)				(15,639)
Amortization of unearned compensation					266		266
Tax benefit from employee stock options			245				245
Tax benefit from dividends paid to ESOP on unallocated common stock			33				33
Purchase of treasury stock						(4,194)	(4,194)
Exercised employee stock options	765	3,275					4,040

Balance at December 31, 2006	64,133	103,149	164,653	313	(859)	(6,178)	325,211
Comprehensive income:
Net income			21,097
Change in unrealized securities gains, net				2,140
Total comprehensive income							23,237
Common dividends declared — $1.24 per share			(15,674)				(15,674)
Amortization of unearned compensation					859		859
Tax benefit from employee stock options			101				101
Tax benefit from dividends paid to ESOP on unallocated common stock			19				19
Cumulative effect of change in accounting from adoption of FIN 48			(29)				(29)
Purchase of treasury stock						(953)	(953)
Employer stock held in Rabbi Trusts						(7)	(7)
Exercised employee stock options	384	1,601					1,985

Balance at December 31, 2007	$64,517	$104,750	$170,167	$2,453	$—	$(7,138)	$334,749

The accompanying notes are an integral part of these statements

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$21,097	$20,431	$22,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,457	5,919	4,360
Provision for loan losses and off-balance sheet reserve	2,207	3,854	1,171
Gain on sale of investment securities	(288)	(394)	(2,327)
Gain on early extinguishment of debt	—	—	(1,043)
Non-monetary gift	—	16	45
Gain on sale of fixed assets and other property owned	(123)	(3,745)	(13)
(Gain) loss on sale of loans and leases	84	(16)	415
Provision for deferred income tax	2,143	495	2,022
Increase in cash surrender value of bank owned life insurance	(2,542)	(2,414)	(2,299)
Decrease in interest receivable and other assets	2,187	196	5,321
Increase (decrease) in interest payable	(139)	185	54
Increase in taxes payable	2,232	332	411
Amortization of deferred net loan fees	274	396	(307)
Deferral of net loan fees	(520)	(642)	268
Decrease in accounts payable and accrued expenses	(848)	(694)	(2,223)

Total adjustments	9,124	3,488	5,855

Net cash provided by operating activities	30,221	23,919	28,730

Cash flows from investing activities:
Investment securities available for sale:
Proceeds from sales	492	33,514	60,854
Proceeds from maturities	142,939	113,005	54,507
Cash used for purchases	(124,129)	(95,053)	(147,487)
Proceeds from sale of trading securities	—	435	—

(Increase) decrease in interest bearing deposits with other banks	600	(3,165)	22,214
Decrease in loans and leases	40,224	30,359	82,387
Gross proceeds from sale of loans and leases	1,032	29,595	29,905
(Investment) return of capital in limited partnership	(23)	(79)	1,004
Capital expenditures	(2,038)	(2,318)	(6,288)
Sale of fixed assets and other property owned	566	7,605	2,329
Sale of liabilities	—	(205)	—
Sale of discontinued operations	—	4,875	—
Payout from bank owned life insurance	3,100	1,217	—
(Increase) decrease in federal funds sold	(41,750)	—	36,350

Net cash provided by investing activities	21,013	119,785	135,775

	Years Ended December 31,
	2007	2006	2005
Cash flows from financing activities:

Net change in demand deposits, checking with interest and savings	(27,225)	(68,108)	(64,722)
Net Change in time deposits	(17,918)	4,434	(13,420)
Deposits and other liabilities sold	—	(31,407)
Increase (decrease) in short-term borrowings, net	12,737	(33,041)	(5,206)
Issuance of long term debt	5,000	1,500	10,000
Principal payment on long term debt	(6,443)	(1,355)	(67,257)
Net change in other interest bearing liabilities	(15)	97	28
Dividends paid	(15,674)	(15,639)	(15,651)
Issuance of common stock	1,985	4,040	1,904
Acquisition of treasury stock	(960)	(4,194)	(1,864)

Net cash used in financing activities	(48,513)	(143,673)	(156,188)

Net increase (decrease) in cash and cash equivalents	$2,721	$31	$8,317

Cash and cash equivalents at beginning of period	$56,225	$56,194	$47,877
Cash and cash equivalents at end of period	58,946	56,225	56,194

Net increase (decrease) in cash and cash equivalents	$2,721	$31	$8,317

Interest paid	$34,292	$33,546	$29,451
Income taxes paid	4,768	5,720	448

Supplemental schedule of noncash investing and financing activities:
Transfers of loans to other real estate owned	$1,317	$818	$176
Transfers of bank property to other real estate owned	—	—	45
The accompanying notes are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Nature of Operations
          Omega Financial Corporation is a financial holding company that provides financial services primarily in central and northeastern Pennsylvania. Consisting of banking and non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking and other financial services through 64 offices in Bedford, Blair, Cameron, Centre, Clinton, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder, and Union counties. Each of Omega’s entities is a part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The bank provides a full range of banking services, including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, health savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiary also provides a variety of trust services and lease servicing. Omega has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products to its local market. Additionally, in 2004, a full service insurance agency was added to the financial group owned by Omega. Most of Omega Financial Corporation’s commercial customers are small and mid-sized businesses located in central and northeastern Pennsylvania.
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
Principles of consolidation
          The company’s consolidated financial statements include subsidiaries in which the company has a controlling financial interest, usually defined as a majority voting interest. Investments in companies in which the Corporation controls operating and financing decisions (principally defined as owning a voting or economic interest greater than 50%) are consolidated. Investments in companies in which the Corporation has significant influence over operating and financing decisions (principally defined as owning a voting or economic interest of 20% to 50%) and limited partnership investments are generally accounted for by the equity method of accounting. Entities whose equity holders do not have voting rights or whose equity is insufficient to support its activities are consolidated if the Corporation is deemed to absorb a majority of the risk of loss or is the primary beneficiary of returns.
          Controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks are Variable Interest Entities (VIE). In general, a VIE is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. Omega was not deemed to be the primary beneficiary of any VIEs as of December 31, 2007 or December 31, 2006.
          The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as “Omega” or the “Corporation”): Omega Bank, Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc., Mid Penn Insurance Associates (“Mid Penn”), Beacon Life Insurance Co. and Central Pennsylvania Real Estate, Inc. Omega Bank’s wholly owned subsidiaries include Bank Capital Services Corporation, SUBI Services, LLC, Sun Investment Services, Inc. and Omega Financial Company LLC. All significant intercompany transactions and balances have been eliminated.
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
Investment securities
          Securities classified as available for sale, which include marketable investment securities, are stated at market value with the unrealized gains and losses, net of tax, reported as a component of comprehensive income until realized. Investment securities for which management has the positive intent and ability to hold the security to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis (See Note 4).
          Omega’s policy requires quarterly reviews of securities for other than temporary impairment. This review includes analyzing the length of time and the extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and ability of the Corporation to hold its investment for a period of time sufficient to allow for any anticipated recovery in market value.
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
          Management routinely evaluates all of its commercial loan accounts for impairment status. Management defines an impaired loan as a commercial loan over $0.1 million and classified as doubtful or substandard, in non-accrual status or a loan classified as a troubled debt restructuring. Impairment is recognized to the extent that the fair value of the collateral of the impaired loan is less than the loan balance. The difference between the collateral’s fair value and the loan balance is factored into the loan loss reserve specific allocations when determining the adequacy of the allowance for loan losses.
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
Other real estate owned
          Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at the lower of fair value minus estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. OREO also includes bank premises held for sale, which are transferred at the lower of carrying value or estimated fair value less anticipated selling costs. Subsequent changes in value are reported as non-interest expense on the income statement. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest income on the date of sale. At December 31, 2007 and 2006, the carrying value of OREO was $1.4 million and $0.5 million, respectively.
Investments in limited partnerships
          Omega was a limited partner in eight partnerships at December 31, 2007 that provide low income elderly housing in Omega’s geographic market area. The carrying value of Omega’s investments in limited partnerships was $4.0 million at December 31, 2007 and $4.7 million at December 31, 2006. It is Omega’s policy to amortize the investment in each partnership over the life of the ten-year tax credits generated by the investment, using a method that approximates the effective yield method. Amortization of limited partnership investments totaled $0.8 million in each of 2007 and 2006.
          Omega is also a partner in a partnership at December 31, 2007 and 2006 that provides office space in areas designated as empowerment zones by the Commonwealth of Pennsylvania. The partnership provided Pennsylvania Shares Tax credits to the investor. The carrying value of Omega’s investment in the partnership was $1.0 million at December 31, 2007 and $1.1 million at December 31, 2006. Omega amortizes the investment in these types of partnerships to approximately 50% of the initial investment over a ten-year period, based upon the expected residual value of the investment. Amortization of the partnership investment totaled $.06 million in each of 2007 and 2006.
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
Premises and equipment and depreciation
          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 8).
Trust revenues
          Trust revenues are recorded on the accrual basis.
Revenues from the sales of investment products
          Revenues from sales of investment products are recorded on the accrual basis. When customers have the right to cancel and receive a full refund during a time period after the investment is made, reversals of revenue related to these cancellations are recorded in the period when they occur. The amount of revenues related to cancellations is deemed to be immaterial.
Bank-owned life insurance
          The cash surrender value of bank-owned life insurance is carried as an asset and changes in cash surrender value are recorded as non-interest income (See Note 7).
Income taxes
          Omega and its subsidiaries, except for Central Pennsylvania Life Insurance Company, file a consolidated federal income tax return. The provision for income taxes is based upon the consolidated results of operations, adjusted principally for tax-exempt income. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.
          Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.
Stock-Based Compensation
          Share-based compensation to employees for all equity awards granted after January 1, 2006 and for vesting or modifications of previously issued awards is recognized based on an estimate of the number of awards expected to vest, exclusive of awards expected to be forfeited. Omega granted restricted stock unit awards in the first quarter of 2007; however, no compensation expense related to these awards was recognized because the awards expired without vesting because performance conditions were not met in 2007. As a result of the previously discussed merger with FNB Corporation, it is not expected that any additional equity grants will be awarded; therefore no future expense related to stock-based compensation is expected to be recognized.
          Previous to January 1, 2006, Omega accounted for stock-based compensation using the intrinsic value method. The following pro forma information for the year ended December 31, 2005, regarding net income and earnings per share assumes stock options granted subsequent to December 31, 1994 were accounted for at estimated fair value. The estimated fair value of the options were amortized to expense over the vesting period.
          The fair value was estimated at the date of grant using a Black-Scholes option-pricing model utilizing various assumptions as disclosed in Note 18. Compensation expense, net of related tax, amounted to $0.2 million in 2005, and is included in the proforma net income reported below (in thousands, except per share data):

		2005
Net income	As reported	$22,875
	Pro forma	22,687

Basic earnings per share	As reported	$1.82
	Pro forma	1.80

Diluted earnings per share	As reported	$1.81
	Pro forma	1.79
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
          Omega has six stock-based compensation plans, which provide for the granting of stock options and other stock-based awards to both employees and/or directors. The plans include the Employee Stock Purchase Plan (“ESPP”), the Stock Option Plan (1986) (the “1986 Plan”), the 1996 Employee Stock Option Plan (the “1996 Plan”), the 2006 Equity Incentive Plan (the “2006 Plan”), the Non-Employee Director Stock Option Plan (1994) (the “1994 Plan”) and the 2004 Stock Option Plan for Non-Employee Directors (the “2004 Plan”).
          No options were issued under any of these plans in 2006 and all options issued prior to 2006 were vested prior to January 1, 2006. Therefore, no compensation expense was recognized in 2006. Omega granted restricted stock unit awards in the first quarter of 2007; however, all compensation expense related to these awards was reversed later in 2007 because the performance conditions for these awards were not met.
          The ESPP provides for the grant of options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. ESPP options outstanding at December 31, 2007 have a current weighted-average exercise price of $31.38 and a weighted average remaining contractual life of 1.59 years. There were 54,270 options outstanding under the ESPP as of December 31, 2007 and all of these options are exercisable.
          The 1986 Plan, the 1996 Plan and the 2006 Plan (collectively, the “SOPs” or the “Plans”) provide for the grant of options to purchase common stock of Omega to officers and key employees of Omega. Awards under the 2006 Plan can also be granted to Omega’s directors. The 2006 Plan also authorizes awards of stock, restricted stock, restricted stock units and other equity awards. The SOPs’ options outstanding at December 31, 2007 had a weighted average exercise price of $33.55 and a weighted average remaining contractual life of 3.77 years. As of December 31, 2007, there were 365,345 options outstanding under the SOPs and all are exercisable. In 2007, 2,533 restricted stock units were issued under the 2006 Plan; however these units expired without vesting because performance conditions were not met.
          The 1994 Plan and the 2004 Plan (collectively, the “Director Plans”) provide options to purchase common stock of Omega to the Corporation’s directors. Options outstanding under the Director Plans at December 31, 2007 had a weighted average exercise price of $32.60 and an average remaining contractual life of 4.25 years. As of December 31, 2007, 21,572 of these options were outstanding and exercisable.
Advertising Costs
          Advertising costs are recognized on the accrual basis.
Reclassification
          Certain amounts in the 2005 financial statements have been reclassified to segregate balances and results associated with discontinued operations and to conform to the 2007 and 2006 presentation. The reclassification had no impact on net income.

2. Recent Accounting Pronouncements
          In June 2006, the Emerging Issues Task Force (“EITF”) released Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). This EITF consensus opinion was ratified by the FASB on September 20, 2006. EITF 06-4 requires employers who have entered into a split-dollar life insurance arrangement with an employee that extends to post-retirement periods, to recognize a liability and related compensation costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 106, “Accounting for Post Retirement Benefit Obligations” or Accounting Principles Board Opinion No. 12, “Omnibus Opinion.” EITF No. 06-4 is effective for fiscal years beginning after December 15, 2007, and the opinion may be adopted through either a cumulative effect adjustment to retained earnings at the beginning of the year of adoption, or through retrospective application to prior periods. The Corporation does not expect the adoption of this statement to have a material impact on its consolidated financial condition, results of operations or cash flows.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157” or the “Statement”). The Statement was issued to define fair value, establish a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and to expand fair value disclosure requirements. Prior to issuance of this Statement, different definitions of fair value existed within GAAP and there was limited guidance available on applying existing fair value definitions. The statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation does not expect the adoption of this statement to have a material impact on its consolidated financial condition, results of operations or cash flows.
          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Corporation does not plan to elect the fair value option for any assets or liabilities upon adoption on January 1, 2008.
3. Restrictions on Cash and Due From Banks
          Omega’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $11.7 million and $12.3 million as of December 31, 2007 and 2006, respectively.

4. Investment Securities (In thousands)
Securities Classified as Available for Sale

	December 31, 2007
				Gross	Gross
	Amortized	Market	Weighted	Unrealized	Unrealized
Type and maturity	Cost	Value	Avg. Yield	Gains	Losses
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
In one year or less	$51,735	$51,674	3.96%	$65	$(126)
After one year through five years	125,534	128,457	4.94	2,927	(4)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Obligations of state and political subdivisions
In one year or less	860	860	4.33	2	(2)
After one year through five years	2,373	2,404	4.96	38	(7)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Corporate and other securities
In one year or less	1,346	1,345	4.47	1	(2)
After one year through five years	1,060	1,065	4.83	5	—
After five years through ten years	—	—	—	—	—
After ten years	192	192	5.66	—	—

Mortgage-backed securities
In one year or less	1,156	1,148	4.04	—	(8)
After one year through five years	72,627	72,353	4.64	143	(417)
After five years through ten years	1,504	1,502	4.82	3	(5)
After ten years	8,048	7,992	4.74	19	(75)

Common stock	6,317	7,533	N/M	1,569	(353)

Total	$272,752	$276,525	4.65%	$4,772	$(999)

Securities Classified as Available for Sale

	December 31, 2006
				Gross	Gross
	Amortized	Market	Weighted	Unrealized	Unrealized
Type and maturity	Cost	Value	Avg. Yield	Gains	Losses
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
In one year or less	$107,442	$106,892	3.59%	$—	$(550)
After one year through five years	80,763	80,088	4.36	102	(777)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Obligations of state and political subdivisions
In one year or less	2,800	2,791	4.64	2	(11)
After one year through five years	1,740	1,705	4.83	—	(35)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Corporate and other securities
In one year or less	1,592	1,583	4.71	—	(9)
After one year through five years	1,473	1,457	4.67	—	(16)
After five years through ten years	—	—	—	—	—
After ten years	192	199	5.86	7	—

Mortgage-backed securities
In one year or less	172	171	4.64	—	(1)
After one year through five years	73,649	72,845	4.66	72	(876)
After five years through ten years	6,745	6,699	5.04	2	(48)
After ten years	9,811	9,644	4.72	37	(204)

Common stock	4,947	7,733	N/M	2,805	(19)

Total	$291,326	$291,807	4.19%	$3,027	$(2,546)

Securities Classified as Available for Sale

	December 31, 2005
				Gross	Gross
	Amortized	Market	Weighted	Unrealized	Unrealized
Type and maturity	Cost	Value	Avg. Yield	Gains	Losses
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
In one year or less	$74,885	$73,986	2.90%	$—	$(899)
After one year through five years	138,681	136,137	3.52	—	(2,544)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Obligations of state and political subdivisions
In one year or less	32,889	32,861	3.43	56	(84)
After one year through five years	23,351	22,828	2.35	1	(524)
After five years through ten years	50	50	5.30	—	—
After ten years	—	—	—	—	—

Corporate and other securities
In one year or less	1,002	996	3.49	1	(7)
After one year through five years	2,126	2,095	4.54	—	(31)
After five years through ten years	100	98	4.68	—	(2)
After ten years	192	199	5.87	7	—

Mortgage-backed securities
In one year or less	7	7	4.43	—	—
After one year through five years	53,175	51,983	4.31	2	(1,194)
After five years through ten years	2,794	2,758	4.67	4	(40)
After ten years	14,016	13,894	4.46	64	(186)

Common stock	5,917	9,408	N/M	3,507	(16)

Total	$349,185	$347,300	3.47%	$3,642	$(5,527)

N/M = Not meaningful
          Income on certain obligations of state and political subdivisions is exempt from federal income tax. Total investment portfolio yields computed on a tax equivalent basis (using a 35% tax rate) were 4.66%, 4.20%, and 3.71% as of December 31, 2007, 2006, and 2005, respectively. Total weighted average yield does not include the common stock holdings.
          Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $198.6 million, $181.0 million, and $235.2 million at December 31, 2007, 2006, and 2005, respectively.
          In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	2007	2006	2005

Gross proceeds from securities transactions	$143,431	$146,519	$115,361
Realized gains	288	816	2,371
Realized losses	—	427	44

          Losses recognized in 2006 were the result of management’s restructuring of tax-free investments. In order to improve the Corporation’s tax position, $21.0 million in tax-free municipal bonds were sold, resulting in a loss of $0.4 million.
          Losses recognized in 2005 were the result of management’s restructuring of the fixed income investment portfolio acquired from Sun. As part of this restructuring, investment securities with a total amortized cost of $48.6 million were liquidated in 2005, providing gains of $0.4 million and losses of $0.4 million. The average remaining maturity of the securities sold was 12.5 years, which exceeds the two to five-year maturity period that Omega considers acceptable for its current interest rate risk position.
          In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006 (in thousands):

	December 31, 2007
	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of other U.S. Government agencies and corporations	$7,006	$(11)	$32,263	$(119)
Obligations of state and political subdivisions	—	—	686	(9)
Corporate and other securities	303	(1)	349	(1)
Mortgage-backed securities	5,677	(10)	50,630	(495)

Debt securities	12,986	(22)	83,928	(624)

Common stock	1,860	(343)	14	(10)

Total temporarily impaired securities	$14,846	$(365)	$83,942	$(634)

	December 31, 2006
	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of other U.S. Government agencies and corporations	$25,512	$(96)	$136,818	$(1,231)
Obligations of state and political subdivisions	1,178	(17)	1,316	(29)
Corporate and other securities	102	(2)	1,586	(23)
Mortgage-backed securities	17,283	(42)	56,078	(1,087)

Debt securities	44,075	(157)	195,798	(2,370)

Common stock	144	(19)	—	0

Total temporarily impaired securities	$44,219	$(176)	$195,798	$(2,370)

          The unrealized losses noted above are considered to be temporary impairments as all of the investments are debt securities whose decline in value is due only to interest rate fluctuations. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. Management has the intent and ability to hold these investments until market recovery or maturity. Investments with unrealized losses for less than 12 months, includes 2 investments in U.S. Government agency debt securities, 3 investments in corporate securities, 4 investments in mortgage-backed securities and 7 equity issues. These securities have maturity or prerefund dates ranging from February 2008 to May 2029. The unrealized loss position for each security ranges from         .01% to .51% of the securities’ amortized costs as of December 31, 2007. Investments with unrealized losses for 12 months or longer include 13 investments in U.S. Government agency debt securities, 3 investments in obligations of state and municipal subdivisions, 2 investments in corporate securities and 35 investments in mortgage-backed securities. These securities have maturity or prerefund dates ranging from January 2008 to September 2022. The unrealized loss position for each security ranges from 0.04% to 5.82% of the securities’ amortized costs as of December 31, 2007.
5. Portfolio Loans and Loans Available for Sale
          Loans outstanding (including loans available for sale) at the end of each year consisted of the following (in thousands):

	December 31,
	2007	2006	2005	2004	2003

Commercial, financial and agricultural	$206,430	$250,906	$271,162	$271,650	$111,471
Real estate—commercial	439,037	432,062	465,724	501,394	338,703
Real estate—construction	25,601	21,562	22,000	25,301	17,598
Real estate—mortgage	195,640	218,104	242,606	277,208	197,656
Home equity	169,914	164,800	137,496	133,077	90,612
Personal	40,141	45,602	63,687	107,859	32,059
Lease financing	31,442	23,143	14,045	13,387	46
Unearned interest	(5,035)	(3,787)	(1,865)	(1,626)	(1)

Total	$1,103,170	$1,152,392	$1,214,855	$1,328,250	$788,144

Non-accrual loans	$21,510	$21,001	$6,562	$5,220	$2,588

          Included in the amounts above are $1.8 million and $2.1 million in net deferred loan fees as of December 31, 2007 and 2006, respectively.
          Interest income not recorded on non-accrual loans in 2007, 2006, and 2005 was $1.7 million, $1.5 million, and $0.4 million, respectively.
          The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2007 and 2006 are $2.3 million and $5.0 million, respectively.
          Omega has a diversified loan portfolio; however, at December 31, 2007, there was one industry where concentration of credit equaled 10% or more of total outstanding loans. Outstanding loans in the real estate rental industry totaled $156.3 million, or 14.2% of total outstanding loans. Omega’s business activities are geographically concentrated throughout central and northeastern Pennsylvania. A substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central and northeastern Pennsylvania.
Pledged Loans
          As of December 31, 2007, there were no borrowings outstanding at the Federal Reserve. However, 1-4 family mortgage loans are pledged as collateral for any Federal Reserve Discount Window borrowings. The balance of the loans pledged for this purpose at December 31, 2007 was $3.5 million with a collateral value of $2.9 million.
          Omega must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loan and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2007, the amount of loans included in qualifying collateral was $301.0 million, for a collateral value of $248.2 million.
6. Allowance For Loan Losses
          Omega maintains an allowance for loan losses and for lending-related commitments to provide for the risk of loss inherent in the process of extending credit.
          At December 31, 2007, $1.8 million of the loan loss reserve was specifically allocated to one large commercial borrower who emerged from bankruptcy reorganization in 2007. Omega has estimated and provided for probable losses related to this $15.1 million credit; however, evaluations of the credit continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this initial estimate.
          Omega has 16 credit relationships with exposure individually greater than $10.0 million. The total outstanding loan exposure, including unused commitments, to these 16 commercial customers at December 31, 2007 was $224.7 million. These loans are all secured with real estate, accounts receivable, inventory or marketable collateral. Two of the credit facilities required specific allocations of the allowance for loan losses at year-end, including the previously mentioned $15.1 million credit as well as a $0.3 million allocation for a $15.8 million credit.
          The activity for 2004 reflects the allowance transferred to Omega for loans acquired in an acquisition. Subsequent to the acquisition, Omega sold $67.0 million of lease financing loans acquired and reclassified a portfolio of mobile home loans also acquired, totaling $22.5 million to loans held for sale, and reflected a charge-off against the allowance for loan losses of $1.5 million, which is included in personal and lease financing loans below. In addition, during the fourth quarter 2004, Omega recorded a charge-off of $1.0 million (consisting of $0.7 million of a commercial real estate charge-off and $0.3 million of commercial business charge-off for a commercial loan which was subject to bankruptcy liquidation):
          A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

	Years Ended December 31,
	2007	2006	2005	2004	2003
Balance of allowance — beginning of period	$17,344	$15,482	$15,644	$10,569	$11,052
Loans charged off:
Commercial, financial and agricultural	4,954	160	368	672	134
Real estate — commercial	1,252	547	165	698	176
Real estate — mortgage	312	1,443	314	907	126
Personal and lease financing loans	285	398	889	1,445	561

Total charge-offs	6,803	2,548	1,736	3,722	997

Recoveries of loans previously charged off:
Commercial, financial and agricultural	7	77	78	8	11
Real estate — commercial	1	20	10	17	3
Real estate — mortgage	70	303	48	6	60
Personal and lease financing loans	296	250	236	152	90

Total recoveries	374	650	372	183	164

Net charge-offs	6,429	1,898	1,364	3,539	833
Provision (credit) for loan losses	2,155	3,896	1,202	(300)	350
Allowance acquired through bank purchase	—	—	—	9,505	—
Reclassification of off balance sheet liability	(184)	—	—	(591)	—
Allocation to assets sold	—	136	—	—	—

Balance of allowance — end of period	$12,886	$17,344	$15,482	$15,644	$10,569

Ratio of net charge-offs during period to average loans outstanding	0.57%	0.16%	0.11%	0.38%	0.11%

Average Loans Outstanding	$1,135,162	$1,187,238	$1,262,655	$926,102	$789,936

          Omega has certain loans in its portfolio that are considered to be impaired. It is the policy of the Corporation to recognize income on impaired loans on a cash basis if the recovery of principal is reasonably assured. Following is a summary of impaired loan data as of the date of each balance sheet presented (in thousands):

	2007	2006	2005

Impaired loans:
Recorded investment at period end	$21,014	$20,272	$5,676

Impaired loan balance for which there is a related allowance	21,014	20,272	5,676
Amount of allowance for impaired loans	2,805	6,678	1,217

Impaired loan balance for which there is no related allowance	—	—	—
Average recorded investment	20,785	21,867	4,933

Interest income recognized (on a cash basis)	763	1,189	138
7. Bank-Owned Life Insurance
          Omega holds bank-owned life insurance (BOLI), with a cash surrender value of $75.8 million, $76.3 million and $75.1 million at December 31, 2007, 2006 and 2005, respectively. The cash surrender value on the BOLI decreased by $.5 million in 2007 and increased by $1.2 million, and $2.3 million in 2006 and 2005, respectively. The decrease in surrender value in 2007 was the result of $2.5 million in earnings, recorded as non-interest income, offset by a death benefit of $3.0 million. The increase in cash surrender value in 2006 was the result of $2.4 million in earnings, offset by a death benefit payout of $1.2 million. The cash surrender value increase recorded in 2005 was a result of earnings recorded as non-interest income. The policies owned by Omega are with various insurance companies. The credit rating on the policies varies annually based on the insurance company’s investment portfolio returns in their general fund and market conditions. In most instances, the coverage can be moved from any carrier with no penalties or surrender charges.
8. Premises And Equipment
          Premises and equipment consist of the following (in thousands):

	Estimated	December 31,
	Useful Life	2007	2006
Land	—	$4,743	$4,760
Premises and leasehold improvements	5-40 years	33,832	33,046
Furniture, computer software and equipment	3-20 years	30,447	29,292
Construction in progress	—	226	363

		69,248	67,461
Less: accumulated depreciation		(40,141)	(36,600)

Premises and equipment, net		$29,107	$30,861

          Depreciation expense for continuing operations was $3.8 million for 2007 and 2006 and $3.2 million for 2005. Depreciation expense for discontinued operations was $0, $51,000 and $107,000 for 2007, 2006 and 2005, respectively.

9. Time Deposits
          Time deposits consist of the following (in thousands):

	December 31,
	2007	2006
Time deposits $100,000 or greater	$92,426	$93,091
Other time deposits	433,852	450,856

Total time deposits	$526,278	$543,947

          Aggregate amount of scheduled maturities of time deposits as of December 31, 2007 include the following (in thousands):

	Time Deposits
	$100,000
Maturing in:	or Greater	Other

2008	$72,270	$322,517
2009	3,918	43,059
2010	8,673	31,554
2011	4,791	18,636
2012	2,617	17,346
Later	157	740

Total time deposits	$92,426	$433,852

10. Borrowings
          Borrowings consist of the following (in thousands):

	December 31,
	2007	2006

Short-Term Borrowings:
Retail repurchase agreements	$73,449	$53,712
Note payable to Federal Home Loan Bank,
with fixed rate of 3.29%	5,000	—

with fixed rate of 3.07%	—	5,000
Overnight borrowing with another financial institution with a fixed interest rate of 5.25%	—	3,400
Note payable to another financial institution with a fixed interest rate of 2.84%	—	3,600

Total Short-Term Borrowings	$78,449	$65,712

Long-Term Debt:
Notes payable to Federal Home Loan Bank,
with fixed rates between 3.29% and 6.80%	$26,434	$27,877

Total Long Term Borrowings	$26,434	$27,877

ESOP Debt Guarantee(see Note 18)	$—	$1,481

          Omega has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. The Corporation carries these funds as short-term debt. It is Omega’s policy to have repurchase agreements collateralized 100% with U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.
          Long-term notes payable to the Federal Home Loan Bank have maturities ranging from 2009 through 2019. Omega’s current total borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $67.4 million at December 31, 2007, with $31.4 million drawn as of December 31, 2007. With additional FHLB capital stock purchases, Omega’s borrowing capacity could reach approximately $567.3 million. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
          Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $63.5 million as of December 31, 2007 and $63.5 million as of December 31, 2006, with interest payable at approximately the daily federal funds rate. There were no amounts drawn against these credit facilities as of December 31, 2007 while $3.4 million was outstanding as of December 31, 2006.
          In addition to the overnight lines discussed above, Omega established a $10.0 million line of credit with another financial institution during 2007 for liquidity purposes. To secure this line, Omega paid an upfront commitment fee of $10,000. Interest is payable at the 30-day LIBOR rate plus a spread of 100 basis points. As of December 31, 2007 Omega had nothing outstanding under this credit facility.
          Omega also has securities and 1-4 family mortgages pledged at the Federal Reserve Bank Discount Window in the amount of $16.1 million. These overnight lines are typically only utilized by Omega as a last resort as it is normally priced at approximately 100 basis points over the Federal Funds rate.
11. Junior Subordinated Debt and Trust Preferred Securities
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
          With the Sun Bancorp acquisition in 2004, Omega also owns Sun Bancorp Statutory Trust I (Sun Trust I), a trust that was formed by Sun for the purpose of issuing $16.5 million in Trust Preferred Securities through a similar pooled trust preferred program. These Trust Preferred Securities were originally issued and sold in private placement offerings, with the proceeds from the sale invested in Junior Subordinated Deferrable Interest Debentures originally issued by Sun. All proceeds from the sale of the Trust Preferred Securities and the common securities issued by Sun Trust I are invested in Junior Subordinated Debentures, which are the sole assets of the Trust. Sun Trust I pays dividends on the Trust Preferred Securities at the same rate as the distributions paid by Omega on the Junior Subordinated Debentures held by the Trust. Sun Trust I provide Omega with the option to defer payment of interest on the debentures for an aggregate of up to 10 consecutive semi-annual periods. If this option is used, Omega may not declare or pay dividends on its common stock during any such period. The Trust Preferred Securities are guaranteed by Omega pursuant to a guarantee issued by Omega in favor of the U.S. Bank as trustee for the trust.
          Capital Trust I and Sun Trust I (collectively the “Trusts”) are special purpose trusts, formed for the issuance of Trust Preferred Securities to outside investors, and Omega does not absorb a majority of the expected losses or residual returns of the Trusts. Accordingly, the Trusts are not consolidated, and therefore, the Trust Preferred Securities are not included in the Corporation’s Consolidated Balance Sheet. The Junior Subordinated Debt obligations to the special purpose trusts are presented as a separate category of long-term debt on the Consolidated Balance Sheet. The equity investment in the common stock of the special purpose trusts is recognized as an investment in unconsolidated subsidiaries on the Consolidated Balance Sheet.

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
          The Federal Reserve Board currently allows bank holding companies to include Trust Preferred Securities, up to a certain limit, in Tier 1 Capital. The following table shows Omega’s Trust subsidiaries with outstanding Trust Preferred Securities as of December 31, 2007 (in thousands):

	As of December 31, 2007
	Capital Trust I	Sun Trust I

Trust preferred securities	$36,000	$16,500
Common securities	1,114	511
Junior subordinated debt	37,114	18,581
Stated maturity date	10/18/34	02/22/31

Optional redemption date	10/18/09	Annually beginning
		2/22/2011 at various
		redemption prices

Rate	5.98% until	8.64%
	October 2009,
	then LIBOR plus
	219 basis points
12. Operating Lease Obligations
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
          The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007 (in thousands):

Years ending December 31,
2008	$504
2009	328
2010	186
2011	101
2012	70
Later years	465

Total minimum payments required	$1,654

          Rental expense charged to operations, net of sublease income, was $0.4 million in 2007 and $0.3 million in 2006 and 2005, which includes short-term cancelable leases. Included in the 2006 and 2005 amounts is net rental income from discontinued operations of $0.1 million.

13. Goodwill and Other Intangible Assets
          During 2004, Omega recorded goodwill and additional intangible assets of $161.2 million and $7.9 million, respectively, through its acquisition of Sun Bancorp. Omega has finite-lived intangible assets capitalized on its balance sheet pertaining to core deposit and customer relationships. As part of the sale of Sentry Trust in 2006, goodwill was reduced by $1.6 million (see Note 24.) Goodwill carried on the balance sheet as of December 31, 2007 was $159.6 million. Impairment testing for goodwill is completed on at least an annual basis.
          The original average weighted life of the finite-lived intangibles assets was ten years, and the remaining average weighted life as of December 31, 2007 was seven years. The estimates included in the valuation of the core deposit intangible are generally consistent with the runoff experienced to date on the acquired deposits. None of the intangible assets below were deemed to be impaired as of December 31, 2007.
          A summary of intangible assets at December 31 follows (in thousands):

	2007	2006

Core deposit intangible:
Gross carrying amount	$7,480	$7,480
Less: Accumulated amortization	2,575	1,839

Net carrying amount	4,905	5,641

Customer relationship intangibles:
Gross carrying amount	1,200	1,200
Less: Accumulated amortization	355	245

Net carrying amount	845	955

Total finite-lived intangibles:
Gross carrying amount	8,680	8,680
Less: Accumulated amortization	2,930	2,084

Net carrying amount	5,750	6,596

Trade name intangible with infinite life:
Gross carrying amount	$130	$130
          Amortization expense for core deposits and other intangibles recognized in non-interest expense included $0.8 million for the year ended December 31, 2007, and $1.0 million for the years ended December 31, 2006 and 2005. Intangible amortization expense projected for the succeeding five years is $0.8 million for each year 2008 through 2012.
14. Income Taxes
          The components of income tax expense from continuing operations for the three years ended December 31, 2007 were (in thousands):

	2007	2006	2005
Current tax expense	$4,472	$4,737	$3,755
Deferred tax expense	2,088	965	2,458

Total tax expense	$6,560	$5,702	$6,213

          Income tax expense related to realized securities gains, which are included in continuing operations, was $0.2 million in 2007, $0.1 million in 2006, and $0.8 million in 2005.

          The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

	Years Ended December 31,
	2007	2006	2005
Federal tax at statutory rate	35.0%	35.0%	35.0%
Tax exempt income	(2.9)	(4.2)	(5.0)
Bank-owned life insurance earnings	(3.2)	(3.2)	(2.8)
ESOP Stock Dividends	(1.3)	(1.2)	(1.1)
Low income housing credits	(3.6)	(4.2)	(4.0)
Other, net	(0.3)	(0.6)	(0.8)

Effective rate	23.7%	21.6%	21.3%

          Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2007 and 2006. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2007	2006

Deferred Tax Assets
Loan loss reserve	$4,796	$6,273
Deferred compensation	1,864	1,780
Employee benefits	—	249
Intangible amortization	1,824	2,043
Low income housing investments	628	615
State Net operating loss carryforward	3,107	2,464
Tax credit carryforwards	4,207	4,727
Other	648	924

Total deferred tax assets	17,074	19,075
Allowance for deferred tax assets	(3,258)	(2,692)

Net deferred tax assets	13,816	16,383

Deferred Tax Liabilities
Depreciation	(1,468)	(1,770)
Unrealized net gains on securities	(1,318)	(168)
Purchase accounting adjustments	(1,617)	(1,849)
Leases (net)	(3)	(17)
Other	(167)	(78)

Total deferred tax liabilities	(4,573)	(3,882)
Allowance for deferred tax liabilities	34	32

Net deferred tax liabilities	(4,539)	(3,850)

Net deferred tax asset included in other assets	$9,277	$12,533

          The tax credit carryforwards are comprised of general business credits and alternative minimum tax credits. General business credits of $1.5 million can carry forward 20 years and will expire between 2024 and 2027. Alternative minimum tax credits of $2.7 million have an indefinite life.
Omega establishes a valuation allowance when it is more likely than not that the Corporation will not be able to realize the benefit of the deferred tax assets, i.e., when future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizability of the deferred tax assets. Gross deferred tax assets as of December 31, 2007 and 2006 were reduced by a valuation allowance of $3.2 million and $2.7 million, respectively, related to state income tax net operating losses generated, as utilization of these losses is not likely. The state net operating loss carryforwards will expire in the years 2018 through 2027.

          On January 1, 2007, Omega adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties accounting in interim periods, disclosure, and transition. The adoption of FIN 48 at January 1, 2007 did not have a material impact on Omega’s financial statements.
          At January 1, 2007 (date of adoption) and December 31, 2007, Omega had approximately $0.3 million and $0.3 million, respectively, of unrecognized tax benefits and interest. As of December 31, 2007, accrued interest related to uncertain tax positions was $0.02 million, net of the related federal tax benefit. Omega accounts for interest and penalties related to uncertain tax positions as part of other expenses.
Unrecognized tax benefits
          A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance, January 1, 2007	$330
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Reductions due to the statute of limitations	—
Settlements	—

Balance at December 31, 2007	$330

          Of this total, none of the unrecognized tax benefits would favorably affect the effective income tax rate in future periods. Omega expects the full amount of unrecognized tax benefits to decrease within the next twelve months due to the expiration of the stature of limitations.
          The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the year ended December 31, 2007 was $0.02 million and the amount accrued for interest and penalties, net of related tax benefit, at December 31, 2007 was $0.04 million.
          Omega and its subsidiaries are subject to U.S. federal income tax as well as income tax in the state of Pennsylvania. Omega is no longer subject to examination by taxing authorities for the years before 2004.
15. Shareholder’s Equity
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
          On January 23, 2006, the Board of Directors of Omega Financial Corporation approved a new share repurchase program authorizing the buy back of up to 10% of Omega’s outstanding common stock. At that time, there were 12,604,477 common shares outstanding with 1,260,447 shares eligible to be repurchased. As of December 31, 2007, 167,547 shares were repurchased in conjunction with this program, at an average cost of $30.72 per share. As a result of the previously discussed merger with FNB Corporation, it is not expected that any additional shares will be repurchased under this program.
16. Earnings Per Share
          The following table shows the calculation of earnings per share for the years ended December 31, 2007, 2006 and 2005 (in thousands, except per share data):

	2007	2006	2005

Numerator
Income from continuing operations	$21,097	$20,745	$22,763
Income (loss) from discontinued operations	—	(314)	112

Net Income	$21,097	$20,431	$22,875

Denominator
Basic weighted-average shares outstanding	12,631	12,577	12,601
Dilutive potential shares from stock-based compensation	8	29	40
Potential Shares required for contract settlement	4	4	4

Dilutive weighted-average shares outstanding	12,643	12,610	12,645

Earnings per share — Basic
Income from continuing operations	$1.67	$1.64	$1.81
Income (loss) from discontinued operations	0.00	(0.02)	0.01

Net Income	$1.67	$1.62	$1.82

Earnings per share — Diluted
Income from continuing operations	$1.67	$1.64	$1.81
Income (loss) from discontinued operations	0.00	(0.02)	0.01

Net Income	$1.67	$1.62	$1.81

          Certain outstanding stock options as of the end of each period presented were not included in the fully diluted earnings per share computation because they would have been anti-dilutive. The number of stock options that were anti-dilutive was 348,573, 307,061 and 404,275 on December 31, 2007, 2006 and 2005, respectively.

17. Comprehensive Income
          Components of other comprehensive income (loss) consist of the following (in thousands):

	Year ended December 31, 2007
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	$3,922	$(1,373)	$2,550
Less: reclassification adjustment for gains included in net income	(632)	221	(410)

Other comprehensive income	$3,290	$(1,150)	$2,140

	Year ended December 31, 2006
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	$2,756	$(964)	$1,792
Less: reclassification adjustment for gains included in net income	(389)	136	(253)

Other comprehensive income	$2,367	$(828)	$1,539

	Year ended December 31, 2005
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	$(4,983)	$1,744	$(3,239)
Less: reclassification adjustment for gains included in net income	(2,327)	814	(1,513)

Other comprehensive income	$(7,310)	$2,558	$(4,752)

          The basis on which the amount reclassified out of accumulated other comprehensive income into earnings was determined using the average cost method.
18. Employee Benefit Plans
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
          These computations were derived using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2005. No options were granted by Omega in 2006 or 2007. Omega granted restricted stock unit awards in the first quarter of 2007; however, all compensation expense related to these awards was reversed later in 2007 because the performance conditions for these awards were not met.

	Employee	Employee	Director
Options Granted in 2005	Stock Purchase Plan	Stock Option Plan (1996)	Stock Option Plan
Expected life of options	—	6 years	6 years
Risk-free interest rate	—	4.35%	4.35%
Expected volatility	—	35.51%	35.51%
Expected dividend yield	—	3.39%	3.39%
          The Employee Stock Purchase Plan (“ESPP”) is administered by the Compensation Committee (“Committee”) of the Omega Board of Directors (“Board”), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. The ESPP qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2009. ESPP options outstanding at December 31, 2007 have a current weighted-average exercise price of $31.38 and a weighted average remaining contractual life of 1.59 years, 54,270 of these options are outstanding and exercisable.
          The 1986 Plan and the 1996 Plan (collectively, the “SOPs”) are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through December 2015. The SOPs options outstanding at December 31, 2007 have exercise prices between $24.10 and $51.64, with a weighted average exercise price of $33.55 and a weighted average remaining contractual life of 3.77 years. 365,345 of these options are outstanding and exercisable.
          The 1994 Plan and the 2004 Plan (collectively the “Director Plans”) are administered by the Board. Options are granted automatically each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through December 19, 2015. Director Plans options outstanding at December 31, 2007 have exercise prices between $24.10 and $50.75, with a weighted average exercise price of $32.60 and a weighted average remaining contractual life of 4.25 years. 21,572 of these options are outstanding and exercisable.
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
A summary of the status of Omega’s six stock-based compensation plans as of December 31, 2007, 2006 and 2005, and changes during the years ending on those dates is presented below:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
ESPP	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	107,284	$31.85	156,259	$31.82	216,042	$31.40
Granted	—	—	—	—	—	—
Exercised	(33,418)	25.67	(31,179)	28.18	(35,479)	26.38
Forfeited	(19,596)	31.96	(17,796)	30.81	(24,304)	29.91

Outstanding at end of year	54,270	31.38	107,284	31.85	156,259	31.82

Options exercisable at year-end	54,270		107,284		156,259

Weighted-average fair value of options granted during the year	$—		$—		$—

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
SOP’s	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	455,887	$32.94	601,460	$31.63	643,719	$31.49
Granted	—	—	—	—	24,500	29.79
Exercised	(43,340)	26.01	(120,823)	25.93	(35,941)	21.08
Forfeited	(47,202)	34.54	(24,750)	35.31	(30,818)	39.42

Outstanding at end of year	365,345	33.55	455,887	32.94	601,460	31.63

Options exercisable at year-end	365,345		455,887		601,460

Weighted-average fair value of options granted during the year	$—		$—		$—

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Director Plans	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	23,264	$32.31	36,210	$32.20	65,171	$31.27
Granted	—	—	—	—	3,250	29.79
Exercised	—	—	(1,146)	24.63	(8,591)	23.44
Forfeited	(1,692)	28.67	(11,800)	25.38	(23,620)	32.93

Outstanding at end of year	21,572	32.60	23,264	32.31	36,210	32.20

Options exercisable at year-end	21,572		23,264		36,210

Weighted-average fair value of options granted during the year	$—		$—		$—
Omega Employee Stock Ownership Plan
          Omega has an Employee Stock Ownership Plan (“ESOP”) for the benefit of employees that meet certain age and service requirements. ESOP transactions are accounted for under SOP 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans”. As such, all ESOP shares are considered outstanding when calculating earnings per share and dividends paid on ESOP shares are treated the same as those paid on Non-ESOP shares. For the years ended December 31, 2007, 2006 and 2005, expenses incurred under this plan were $1.5 million, $1.2 million and $1.4 million, respectively. The level of annual contributions is based upon a percentage of employee salary expense. Funds obtained through these contributions are primarily used to purchase Omega stock, meet debt service or fund the cash portion of the plan. In 2007, 15,000 shares of Omega stock were acquired at a cost of $0.4 million and $1.5 million was applied to debt service as the Trustees of the ESOP approved an early payoff of the loan because current interest rates were lower than the 5.90% fixed rate of the loan. In 2006, 3,821 shares of Omega stock were acquired at a cost of $0.1 million and $.04 million was applied to debt service. In 2005, 25,441 shares were acquired at a cost of $0.8 million and $.04 million was applied to debt service. At December 31, 2007 the ESOP held 796,608 shares of Omega common stock, which included 346,155 shares from the conversion of 219,781 shares of preferred stock. As a result of the early payoff of the ESOP loan, all of the 346,155 shares of leveraged stock have been allocated to participants of the plan as of December 31, 2007. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.
          On July 1, 1990, the ESOP entered into a $5.0 million leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The loan was collateralized by a mortgage on the Corporation’s administration center and the Corporation’s guarantee. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. Effective January 1, 2003, this loan was refinanced at a fixed rate of 5.90% through its maturity date of July 1, 2010. On November 1, 2007, the remaining outstanding principal balance of $1.2 million was paid off as the Trustee’s of the ESOP approved an early payoff due to the lower interest rate environment compared to the 5.90% fixed rate on the loan.
Defined Contribution Plan
          Omega maintains a defined contribution plan for eligible employees, as defined. Employer contributions to the plan totaled $0.2 million in each of the years ended December 31, 2007, 2006 and 2005.
Supplemental Executive Retirement Plan
          The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the three officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP, which is included in Other Liabilities. At December 31, 2007 and 2006, the liability for these future obligations was $3.3 million. For the years ended December 31, 2007, 2006 and 2005, $0.5 million, $0.3 million, and $0.2 million, respectively, were charged to operations in connection with this program.
Supplemental Director Retirement Plan
          With the Sun Bancorp acquisition, Omega assumed liabilities to provide supplemental payments to certain former directors of Guaranty Bank and Steelton Bank. Life insurance contracts are being used to fund this supplemental payment to the former directors. Expense related to this obligation was $0.09 million in 2007 and $0.06 million in 2006. The carrying value of this future obligation included in Other Liabilities is $0.7 million as of December 31, 2007 and 2006.

19.	Fair Value of Financial Instruments
          SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”, requires the Corporation to disclose the estimated fair value of its financial instruments. The fair value disclosures are made based on relevant market information for financial instruments with similar re-pricing characteristics and credit risk and management assumptions. The estimated values do not reflect any premium or discount that may be realized from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument.
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
     Commercial, Financial and Agricultural Loans, Real Estate-Commercial Loans and Real Estate-Construction Loans - These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a spread of approximately -50 to 60 basis points at December 31, 2007 and a spread of approximately -50 to 15 basis points at December 31, 2006. Loans discounted using the U.S. Treasury rate carry a spread of 280 to 295 basis points as of December 31, 2007 and a spread of approximately 275 to 325 basis points at December 31, 2006.
     Real Estate Mortgage Loans - This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages are equivalent to the

U.S. Treasury rate for the same term plus a spread of approximately 280 basis points as of December 31, 2007 and 275 basis points as of December 31, 2006. The market rate for fixed rate mortgages was approximately 6.00% at December 31, 2007 and 6.18% at December 31, 2006.
     Home Equity Loans - This category is comprised primarily of fixed rate loans, but does include home equity lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of 115 to 170 basis points as of December 31, 2007 and 110 to 155 basis points as of December 31, 2006. Home equity lines of credit are on a floating basis and approximate current market rates.
     Personal Loans and Lease Financing - This category is comprised primarily of fixed rate loans, but does include personal lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48-month automobile loan plus a spread of -75 to 200 basis points as of December 31, 2007 and a spread of -180 to 100 basis points as of December 31, 2006. Personal lines of credit are on a floating basis and approximate current market rates.
     Fixed Rate Time Deposits - The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of -20 to 50 basis points at December 31, 2007 and a spread of -145 to 5 basis points at December 31, 2006.
     ESOP Debt - The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to the Corporation for debt with similar terms and remaining maturities.
     Junior Subordinated Debentures - The estimated fair value is determined by discounting the contractual cash flows, using rates currently offered to the Corporation for debentures with similar terms and remaining maturities.
     Long-Term Debt - The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current FHLB borrowing rate for borrowings with similar terms and maturity. The appropriate FHLB borrowing rates ranged from 3.82% to 4.16% at December 31, 2007 and 5.43% to 5.53% at December 31, 2006. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.
     Standby Letters of Credit – The fair value is equal to the premium received at inception of the guarantee.
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
Financial Instruments
(In thousands)

	December 31, 2007		December 31, 2006
	Book	Estimated	Book	Estimated
	Value	Fair Value	Value	Fair Value

Loans (net of unearned interest):
Commercial, financial and agricultural	$206,430	$203,115	$250,906	$241,356
Real estate — commercial	439,037	432,074	432,062	422,247
Real estate — construction	25,601	24,418	21,562	21,508
Real estate — mortgage	195,640	199,958	218,104	214,722
Home equity	169,914	181,251	164,800	169,089
Personal	40,141	40,638	45,600	45,160
Lease financing	26,407	27,037	19,358	19,228
Allowance for loan losses	(12,886)	—	(17,344)	—

Total loans	$1,090,284	$1,108,491	$1,135,048	$1,133,310

	December 31, 2007		December 31, 2006
	Book	Estimated	Book	Estimated
	Value	Fair Value	Value	Fair Value

Fixed rate time deposits	$510,875	$516,400	$530,558	$529,027
ESOP debt	—	—	1,481	1,355
Junior subordinated debentures	55,695	57,717	56,193	58,679
Long-term debt	26,434	27,231	27,877	27,635
Standby letters of credit	—	150	—	161
Outstanding loan commitments	—	—	—	—
Unused lines of credit	—	—	—	—

20.	Financial Instruments With Off-Balance Sheet Risk And Concentrations Of Credit Risk
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
          The Corporation had outstanding loan origination commitments aggregating $74.4 million and $44.6 million at December 31, 2007 and 2006, respectively. In addition, the Corporation had $221.8 million and $198.2 million outstanding in unused lines of credit commitments extended to its customers at December 31, 2007 and 2006, respectively.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management’s credit evaluation of the counter party.
          Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation’s customer in the non-performance of an obligation or service. Most standby letters of credit are extended for a one-year period. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2007 and 2006, standby letters of credit issued and outstanding amounted to $30.9 million and $29.9 million, respectively. The liability recorded in accordance with FIN45 representing fair market value of the standby letters of credit at December 31, 2007 and 2006 were $0.2 million and $0.2 million, respectively.
          Omega has a diversified loan portfolio; however, at December 31, 2007, there was one industry where concentration of credit equaled 10% or more of total outstanding loans. Outstanding loans in the real estate rental industry totaled $156.3 million, or 14.2% of total outstanding loans. Omega’s business activities are geographically concentrated throughout central and northeastern Pennsylvania. A substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central and northeastern Pennsylvania.

21.	Related-Party Transactions
          Omega’s bank has granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $12.7 million, $9.1 million, and $19.9 million at December 31, 2007, 2006 and 2005, respectively. During 2007, there were $7.5 million of new loans and repayments totaled $3.9 million. None of these loans were past due, in non-accrual status or restructured at December 31, 2007.

22.	Commitments And Contingent Liabilities
          In 2006, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if the Corporation cancels it prior to the end of the commitment period. If the contract had been canceled as of December 31, 2007, termination penalties of approximately $9.5 million would have been assessed.
          The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and in management’s opinion, the financial condition and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings. Currently the Corporation does not have any material litigation.

23.	Regulatory Matters
          The Corporation and its subsidiaries are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its bank subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation’s and bank subsidiary’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s and bank subsidiary’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.
          As of December 31, 2007, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions’ category.
          The table below provides a comparison of Omega and its bank subsidiary’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

			Minimum		Minimum
			Requirement		Regulatory
			For Capital		Requirements to be
	Actual		Adequacy Purposes		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
OMEGA FINANCIAL CORPORATION
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$234,062	20.1%	$93,194	8.0%	$116,493	10.0%
Tier 1 Capital (to Risk Weighted Assets)	220,326	18.9%	46,597	4.0%	69,896	6.0%
Tier 1 Capital (to Average Assets)	220,326	13.5%	65,267	4.0%	81,583	5.0%
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$227,266	18.9%	$96,351	8.0%	$120,438	10.0%
Tier 1 Capital (to Risk Weighted Assets)	212,370	17.6%	48,175	4.0%	72,263	6.0%
Tier 1 Capital (to Average Assets)	212,370	12.3%	69,158	4.0%	86,447	5.0%

OMEGA BANK
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$207,816	18.1%	$91,717	8.0%	$114,647	10.0%
Tier 1 Capital (to Risk Weighted Assets)	194,080	16.9%	45,859	4.0%	68,788	6.0%
Tier 1 Capital (to Average Assets)	194,080	12.1%	64,247	4.0%	80,309	5.0%
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$206,237	17.4%	$94,869	8.0%	$118,586	10.0%
Tier 1 Capital (to Risk Weighted Assets)	191,341	16.1%	47,434	4.0%	71,152	6.0%
Tier 1 Capital (to Average Assets)	191,341	11.2%	68,184	4.0%	85,231	5.0%
          Certain restrictions exist regarding the ability of Omega Bank to transfer funds to Omega in the form of cash dividends, loans and advances. Omega Bank is required to obtain the approval of the Comptroller of the Currency to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years.
          Under Federal Reserve restrictions, Omega Bank is limited in the amount it may loan to its affiliates, including Omega. At December 31, 2007, Omega Bank had an aggregate lending limit to affiliates of $31.1 million and no amount was outstanding with Omega.

24.	Discontinued Operations
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

September 15,
2006
Assets:
Premise and equipment	$2,343
Goodwill	1,610
Other intangible	1,233
Other assets	—

Total assets	$5,186
Liabilities:
Other liabilities	$348

Total liabilities	$348

The following is a summary of the income from discontinued operations for years ended December 31, 2006, and 2005 (in thousands).

	2006	2005
Other Income:
Trust fees	$1,606	$1,867
Investment and insurance product sales	41	112
Other	50	—

Total other Income	1,697	1,979
Other expense:
Salaries and employee benefits	585	1,173
Net occupancy expense	4	22
Equipment expense	21	49
Pennsylvania shares tax	81	84
Amortization of intangible assets	102	160
Other	216	410

Total other expense	1,009	1,898

Income from discontinued operations before taxes	688	81
Income tax expense	242	(31)

Income (loss) from discontinued operations	$446	$112

          The following is a summary of the cash flows from discontinued operations for 2006, and 2005 (in thousands).

	2006	2005
Net cash provided by (used in) operating activities	$206	$(23)
Net cash provided by investing activities	712	(65)
Net cash provided by (used in) financing activities	(1,430)	600

Net increase(decrease) in cash and cash equivalents of discontinued operations	$(512)	$512

25.	Omega Financial Corporation (Parent Company Only) Financial information (in thousands):
CONDENSED BALANCE SHEETS
(Unaudited)

	December 31,
	2007	2006

ASSETS:
Cash	$7,352	$4,883
Investment in bank subsidiaries	340,259	334,935
Investment in non-bank subsidiaries	37,782	37,927
Investment in unconsolidated subsidiaries	1,625	1,625
Investment securities available for sale	60	548
Premises and equipment, net	4,389	4,309
Other assets	1,106	548

TOTAL ASSETS	$392,573	$384,775

LIABILITIES:
Junior subordinated debentures	$55,695	$56,193
ESOP debt	—	1,481
Accounts payable and other liabilities	2,129	1,890

TOTAL LIABILITIES	57,824	59,564
SHAREHOLDERS’ EQUITY	334,749	325,211

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$392,573	$384,775

CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Years ended December 31,
	2007	2006	2005

INCOME:
Dividends from:
Bank subsidiaries	$18,188	$18,116	$40,461
Non-bank subsidiaries	1,988	2,013	1,663
Unconsolidated subsidiaries	120	120	120
Securities available for sale	16	37	32
Fees received from subsidiaries	876	596	606
Other income	—	(1)	10

TOTAL INCOME	21,188	20,881	42,892
EXPENSE:
Interest expense	4,024	4,122	4,354
Amortization	(1,120)	(597)	(597)
Salaries and employee benefits	665	580	674
Merger costs	765	—	—
Other	487	506	569

TOTAL EXPENSE	4,821	4,611	5,000

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	16,367	16,270	37,892
Income tax benefit	(1,663)	(1,673)	(1,793)

	18,030	17,943	39,685
Equity in undistributed net income of subsidiaries	3,067	2,488	(16,810)

NET INCOME	$21,097	$20,431	$22,875

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$21,097	$20,431	$22,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	(913)	(370)	(326)
Gain on sale of assets	—	1	(10)
Decrease in interest and other receivable	(93)	(34)	(73)
Decrease in taxes payable	(320)	(1,877)	(2,095)
Increase (decrease) in accounts payable and accrued expenses	181	(464)	(490)
(Increase) decrease in Undistributed earnings of subsidiaries	(3,039)	(2,488)	16,810

Total adjustments	(4,184)	(5,232)	13,816

Net cash provided by operating activities	16,913	15,199	36,691

Cash flows from investing activities:
Capital expenditures	(287)	(30)	(293)
Sale of fixed assets and other assets	500	442	10

Net cash provided by (used in) investing activities	213	412	(283)

Cash flows from financing activities:
Issuance of demand note payable	—	—	(10,000)
Issuance of long-term debt	—	—	(12,000)
Dividends paid	(15,674)	(15,639)	(15,651)
Net change in interest bearing liabilities	(8)	(4)	25
Issuance of common stock	1,985	4,040	1,904
Acquisition of treasury stock	(960)	(4,194)	(1,864)

Net cash used in financing activities	(14,657)	(15,797)	(37,586)

Net increase (decrease) in cash and due from banks	$2,469	$(186)	$(1,178)

Cash and due from banks at beginning of period	$4,883	$5,069	$6,247
Cash and due from banks at end of period	7,352	4,883	5,069

Net increase (decrease) in cash and due from banks	$2,469	$(186)	$(1,178)

Income taxes paid	$4,626	$5,650	$375
Interest paid	4,000	4,098	4,333

26. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 follow (in thousands, except per share data):

	2007 Quarter Ended
	March 31 (1)	June 30	September 30	December 31

Total interest income	$23,340	$23,523	$23,769	$23,346
Total interest expense	8,416	8,579	8,768	8,390
Net interest income	14,924	14,944	15,001	14,956
Provision for loan losses	610	745	205	595
Income from credit activities	14,314	14,199	14,796	14,361
Other income
Service fees	2,724	3,084	2,990	3,111
Securities gains	375	(37)	153	141
Other income	4,030	3,691	4,087	3,733
Other expenses
Salaries and benefits	7,217	6,882	7,233	7,335
Net occupancy expense	1,055	1,096	995	1,120
Equipment expense	1,135	1,195	1,155	1,069
Data processing service	610	599	607	573
Other expenses	4,031	4,632	4,386	5,170
Income before income taxes	7,395	6,533	7,650	6,079
Income tax expense	1,812	1,570	1,804	1,374

Net Income	$5,583	$4,963	$5,846	$4,705

Basic earnings per share (2)	$0.44	$0.39	$0.46	$0.37
Diluted earnings per share	0.44	0.39	$0.46	0.37

	2006 Quarter Ended
	March 31	June 30	September 30	December 31

Total interest income	$23,042	$23,690	$24,180	$23,875
Total interest expense	7,930	8,320	8,791	8,680
Net interest income	15,112	15,370	15,389	15,195
Provision for loan losses	120	100	900	2,776
Income from credit activities	14,992	15,270	14,489	12,419
Other income
Service fees	2,736	3,041	3,039	2,949
Securities gains	62	176	577	(426)
Other income	3,873	3,474	3,545	5,840
Other expenses
Salaries and benefits	7,484	7,308	7,397	7,209
Net occupancy expense	1,105	1,083	1,019	1,111
Equipment expense	1,128	1,143	1,111	1,189
Data processing service	645	673	683	641
Other expenses	4,529	4,820	4,336	4,995
Income before income taxes	6,772	6,934	7,104	5,637
Income tax expense	1,466	1,568	1,638	1,030

Net income from continuing operations	5,306	5,366	5,466	4,607
Discontinued operations:
Income (loss) from discontinued operations, net of tax	37	125	284	—
Loss on disposal of discontinued operations, net of tax	—	(146)	(393)	(221)

Income (loss) from discontinued operations	37	(21)	(109)	(221)

Net Income	$5,343	$5,345	$5,357	$4,386

	2006 Quarter Ended
	March 31	June 30	September 30	December 31

Basic earnings per share	$0.42	$0.43	$0.43	$0.35
Diluted earnings per share	0.42	0.42	0.43	0.35

(1)	Amounts have been reclassified from amounts previously presented in order to reflect discontinued operations.

(2)	Totals may not sum due to rounding
COMMON STOCK MARKET PRICES AND DIVIDENDS
          The common stock of Omega Financial Corporation is traded on the Nasdaq Global Select Market under the symbol OMEF. As of December 31, 2007, the number of shareholders of record of the Corporation’s common stock was 3,692.
          The following table sets forth, for the periods indicated the high and low sale prices and dividends declared:

	2007			2006
			Dividends			Dividends
Quarter Ended	High	Low	Declared	High	Low	Declared
March 31	$34.49	$27.14	$0.31	$34.21	$27.88	$0.31
June 30	29.66	26.67	0.31	34.10	28.19	0.31
September 30	29.74	20.97	0.31	32.38	28.12	0.31
December 31	32.40	24.45	0.31	33.50	29.48	0.31
          While the Corporation expects to continue its policy of regular quarterly dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings and capital, regulatory requirements and compliance with Trust Preferred Securities agreements. See Notes 11 and 23 of the Notes to Consolidated Financial Statements.
Stock Performance Graph
          The following graph illustrates the five-year cumulative total return for Omega’s Common Stock as compared to The NASDAQ Stock Market Composite Market Index and the Omega Peer Group (described below), assuming an investment of $100 in each on December 31, 2002 and the reinvestment of all dividends.

*	Source: SNL Financial LC, Charlottesville, VA. Used with permission. All rights reserved.

          *Omega Financial Peer Group consists of commercial banks headquartered in Pennsylvania with total assets between $1-$5 billion. The Peer Group was compiled by SNL Financial and consists of 9 banking institutions: ACNB Corporation, Citizens & Northern Corporation, First National Community Bancorp, Inc., Harleysville National Corporation, Leesport Financial Corporation, Pennsylvania Commerce Bancorp, Inc., Republic First Bancorp, Inc., S&T Bancorp, Inc. and Univest Corporation of Pennsylvania. Management believes that the Peer Group selected provides a meaningful comparison because it represents a group of banking institutions that have similar characteristics as Omega and operate within the same geographic area as Omega.
Corporate Headquarters
Omega Financial Corporation
366 Walker Drive
State College, PA 16801
800-494-1810
814-231-7680
OmegaFinancial.com
Investor Information
Teresa Ciambotti, Senior Vice President
Director of Investor Relations
366 Walker Drive
State College, PA 16801
800-494-1810
814-231-6401
tciambotti@omef.com
INVESTMENT CONSIDERATIONS
          In analyzing whether to make, or to continue, an investment in Omega Financial Corporation, investors should consider, among other factors, the information contained in this Annual Report and risk factors and other information more fully described in Omega’s Annual Report on Form 10-K for the year ended December 31, 2007, a copy of which can be obtained as described below.
REGISTRAR AND TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone: (800-368-5948)
web site:  www.rtco.com
E-mail:   info@rtco.com
          Stockholders of record may access their accounts via the Internet to review account holdings and transaction history through Registrar and Transfer Company’s web site: www.rtco.com
INFORMATION AVAILABILITY AND ANNUAL REPORT ON FORM 10-K
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
          Additionally, a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Mr. Daniel Warfel, Executive Vice President and Chief Financial Officer, 366 Walker Drive, State College, PA 16801.

Omega Financial Corporation

Board of Directors	Officers
David B. Lee
David B. Lee	Chairman
Chairman

Donita R. Koval
Carl H. Baxter	President and Chief Executive Officer
President and owner, Baxter Machine Products, Inc.

Daniel L. Warfel, CPA
Maureen M. Bufalino	Executive Vice President and
Senior Vice President and Regional President, Consultant, Omega Bank	Chief Financial Officer

Philip E. Gingerich	David S. Runk
Self employed Real Estate Appraiser and Consultant, Retired	Executive Vice President

Jodi L. Green	Walter Kay
Shareholder and Director,	Chief Information Officer
Seligman, Friedman & Company, P.C.
Certified Public Accountants and Consultants	Teresa M. Ciambotti, CFA
Senior Vice President, Corporate Controller
Robert A. Hormell	and Director of Investor Relations
Assistant Director of Susquehanna Economic Development
Association — Council of Governments (SEDA-COG), Retired	Byron Mertz, III
Senior Vice President

Donita R. Koval
President and Chief Executive Officer

Stephen M. Krentzman
President and owner, Joe Krentzman & Son, Inc.
Scrap Processor and Broker

D. Stephen Martz
Retired Officer, Omega Financial Corporation

Stanton R. Sheetz
President and C.E.O.
Sheetz, Inc.
Retail Convenience Stores

Robert A. Szeyller
Retired Managing Partner, Pennsylvania Financial Group, Inc.
Pension and Insurance Consulting Firm

Dennis Van Benthuysen
President and owner, The Colonial Furniture Company

Omega Bank

Board of Directors	Officers
David B. Lee, Chairman	David B. Lee
Carl H. Baxter	Chairman
Maureen M. Bufalino	Donita R. Koval
Rodney L. Fletcher	President and Chief Executive Officer
Allen E. Gibboney, Esq	Daniel L. Warfel, CPA
Philip E. Gingerich	Executive Vice President, Chief Financial Officer
Jodi L. Green	David S. Runk
Robert A. Hormell	Executive Vice President, Chief Operating Officer
Frederick J. Kissinger	Maureen M. Bufalino
Donita R. Koval	Regional President, Wilkes-Barre Region
Stephen M. Krentzman	Bruce R. Erb, CFP, CTFA
D. Stephen Martz	Wealth Management President
Stanton R. Sheetz	Byron Mertz, III
Robert A. Szeyller	Regional President, Susquehanna Valley Region
Dennis Van Benthuysen	John R. Franks, Jr.
Executive Vice President, Branch Administration
Thomas Bixler
Senior Vice President, Commercial Lending
Teresa M. Ciambotti, CFA
Senior Vice President, Corporate Controller
David N. Wells
Senior Vice President, Customer Relationship Management
Gary P. Cook
Bank Capital Services President
Mid-Penn Insurance Associates, Inc.
Daniel R. Geise, President
Christopher J. Fellon, Vice President
Bank Capital Services, Subsidiary of Omega Bank
Gary P. Cook, President
Omega Financial Mortgage Solutions, LLC*
Steve DiPangrazio, Vice President

*	joint venture, not a subsidiary